Exhibit 99.1

Kenneth J. Rollins

T: +1 858 550 6136

krollins@cooley.com

June 22, 2012

CONFIDENTIAL SUBMISSION

VIA E-MAIL

Confidential Submission
Draft Registration Statement	Pursuant to Title I, Section 106 under the
U.S. Securities and Exchange Commission	Jumpstart Our Business Startups Act
100 F. Street, NE	and Section 24(b)(2) of the
Washington, DC 20549	Securities Exchange Act of 1934

RE: Confidential Submission of Regulus Therapeutics Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

On behalf of our client Regulus Therapeutics Inc., a Delaware corporation (the “Company”), we hereby confidentially submit a Registration Statement on Form S-1 (the “Registration Statement”) of the Company pursuant to Title I, Section 106 under the Jumpstart Our Business Startups Act (the “Jobs Act”) and Section 24(b)(2) of the Securities Exchange Act of 1934 for non-public review by the Staff of the Securities and Exchange Commission (the “Commission”) prior to the public filing of the Registration Statement.

Pursuant to Title 1, Section 101 of the Jobs Act, the Company is an “emerging growth company” that had total annual gross revenues of less than $1,000,000,000 during its most recently completed fiscal year ended December 31, 2011. Therefore, the Company is permitted to make this confidential submission of the Registration Statement for review by the Staff, provided that the Registration Statement and all amendments thereto shall be publicly filed with the Commission not later than 21 days before the date on which the Company conducts a road show, as such term is defined in Title 17, Section 230.433(h)(4) of the Code of Federal Regulations. In addition, for so long as the Company is an “emerging growth company,” the Company is exempt from disclosing certain executive compensation information and selected financial data in the Registration Statement pursuant to Title 1, Section 102 of the Jobs Act.

Please direct all notices and communications with respect to this confidential submission to each of the following:

  Kleanthis G. Xanthopoulos, Ph.D.

  President and Chief Executive Officer

  Regulus Therapeutics Inc.

  3545 John Hopkins Court

  Suite 210

  San Diego, CA 92121

  Telephone: (858) 202-6300

  Facsimile: (858) 202-6363

With a copy to:    Thomas A. Coll, Esq.

  Kenneth J. Rollins, Esq.

  Cooley LLP

  4401 Eastgate Mall

  San Diego, CA 92121

  Telephone: (858) 550-6000

  Facsimile: (858) 550-6420

4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM

U.S. Securities and Exchange Commission

June 22, 2012

Page Two

Kindly acknowledge the Commission’s receipt of this confidential submission by date-stamping a copy of this letter and sending it to my attention, Cooley LLP, 4401 Eastgate Mall, San Diego, CA 92121.

If you have any questions with respect to this confidential submission, please call me at (858) 550-6136.

Very Truly Yours,

Cooley LLP

/s/ Kenneth J. Rollins

Kenneth J. Rollins

Enclosure

cc:	Kleanthis G. Xanthopoulos, Ph.D., President and Chief Executive Officer, Regulus Therapeutics Inc.
Garry E. Menzel, Ph.D., Chief Operating Officer, Regulus Therapeutics Inc.
Thomas A. Coll, Esq., Cooley LLP
Mitchell Bloom, Esq., Goodwin Procter LLP
Maggie L. Wong, Esq., Goodwin Procter LLP

4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM

As filed with the Securities and Exchange Commission on                 , 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Regulus Therapeutics Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2834	26-4738379
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3545 John Hopkins Court

Suite 210

San Diego, CA 92121

(858) 202-6300

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Kleanthis G. Xanthopoulos, Ph.D.

President and Chief Executive Officer

Regulus Therapeutics Inc.

3545 John Hopkins Court

Suite 210

San Diego, CA 92121

(858) 202-6300

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Thomas A. Coll, Esq. Kenneth J. Rollins, Esq. Cooley LLP 4401 Eastgate Mall San Diego, CA 92121 (858) 550-6000	Mitchell S. Bloom, Esq. Maggie L. Wong, Esq. Goodwin Procter LLP 53 State Street Boston, MA 02109 (617) 570-1000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, $0.001 par value per share	$57,500,000	$

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act. Includes the offering price of shares that the underwriters have the option to purchase to cover over-allotments, if any.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS                        SUBJECT TO COMPLETION, DATED JUNE 22, 2012

Shares

Common Stock

Regulus Therapeutics Inc. is offering                 shares of its common stock. This is our initial public offering and no public market currently exists for our shares. We anticipate that the initial public offering price of our common stock will be between $         and $         per share.

We have applied to list our common stock on The NASDAQ Global Market under the “RGLS symbol.”

We are an emerging growth company as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our common stock involves substantial risks. See “Risk factors ” beginning on page 11.

	Per share	Total
Initial public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

We have granted the underwriters the right for 30 days from the date of this prospectus to purchase up to an additional                 shares of common stock from us at the initial public offering price, less underwriting discounts and commissions, to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on                     , 2012.

Lazard Capital Markets	Cowen and Company	BMO Capital Markets

Needham & Company	Wedbush PacGrow Life Sciences

The date of this prospectus is                 , 2012

You should rely only on the information contained in this prospectus and in any free writing prospectus that we may provide to you in connection with this offering. Neither we nor any of the underwriters has authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or any such free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any of the underwriters is making an offer to sell or seeking offers to buy shares of our common stock in any jurisdiction where or to any person to whom the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover of this prospectus and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of that free writing prospectus. Our business, financial condition, results of operations and future growth prospects may have changed since those dates.

Through and including                     , 2012 (25 days after the commencement of this offering), all dealers that effect transactions in shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

For investors outside the United States: neither we nor any of the underwriters has done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus outside of the United States.

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Prospectus summary

This summary highlights information contained in other parts of this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our common stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. You should read the entire prospectus carefully, especially “Risk factors” and our financial statements and the related notes, before deciding to buy shares of our common stock. Unless the context requires otherwise, references in this prospectus to “Regulus,” “we,” “us” and “our” refer to Regulus Therapeutics Inc.

OVERVIEW

We are a biopharmaceutical company focused on discovering and developing first-in-class drugs that target microRNAs to treat a broad range of diseases. microRNAs are recently discovered, naturally occurring ribonucleic acid, or RNA, molecules that play a critical role in regulating key biological pathways. Scientific research has shown the improper balance, or dysregulation, of microRNAs is directly linked to many diseases. We believe we have assembled the leading position in the microRNA field, including expertise in microRNA biology and oligonucleotide chemistry, a broad intellectual property estate, key opinion leaders and disciplined drug discovery and development processes. We refer to these assets as our microRNA product platform. We are using our microRNA product platform to develop chemically modified, single-stranded oligonucleotides that we call anti-miRs. We use these anti-miRs to modulate microRNAs and by doing so return diseased cells to their healthy state. We believe microRNAs may be transformative in the field of drug discovery and that anti-miRs may become a new and major class of drugs with broad therapeutic application much like small molecules, biologics and monoclonal antibodies.

We are currently optimizing anti-miRs in five distinct programs, both independently and with our strategic alliance partners, GlaxoSmithKline plc, or GSK, and Sanofi. Under these strategic alliances, we are eligible to receive up to $1.2 billion in milestone payments upon successful commercialization of microRNA therapeutics for the eight programs contemplated by our agreements. These payments include up to $96.0 million upon achievement of preclinical and IND milestones, up to $221.0 million upon achievement of clinical development milestones and up to $420.0 million upon achievement of regulatory milestones. We anticipate that we will nominate at least two clinical development candidates within the next 12 months and file our first investigational new drug applications, or INDs, with the U.S. Food and Drug Administration, or FDA, in 2014.

POTENTIAL OF microRNA BIOLOGY

RNA plays an essential role in the process used by cells to encode and translate genetic information from DNA to proteins. RNA is comprised of subunits called nucleotides and is synthesized from a DNA template by a process known as transcription. Transcription generates different types of RNA, including messenger RNAs that carry the information for proteins in the sequence of their nucleotides. In contrast, microRNAs are small RNAs that do not code for proteins but rather are responsible for regulating gene expression by affecting the translation of target messenger RNAs. By interacting with many messenger RNAs, a single microRNA can regulate several genes that are instrumental for the normal function of a biological pathway. More than 500 microRNAs have been identified to date in humans, each of which is believed to interact with a specific set of genes that control key aspects of cell biology. Since most diseases are multi-factorial and involve multiple targets in a pathway, the ability to modulate gene networks by targeting a single microRNA provides a new therapeutic approach for treating complex diseases.

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We believe that microRNA therapeutics have the potential to become a new and major class of drugs with broad therapeutic application for the following reasons:

➢	microRNAs are a recent discovery in biology and, up until now, have not been a focus of pharmaceutical research;

➢	microRNAs play a critical role in regulating biological pathways by controlling the translation of many target genes;

➢	microRNA therapeutics target entire disease pathways which may result in more effective treatment of complex multi-factorial diseases;

➢	microRNA therapeutics can be produced with a more efficient rational drug design process; and

➢	microRNA therapeutics may be synergistic with other therapies because of their different mechanism of action.

OUR microRNA PRODUCT PLATFORM

We are the leading company in the field of microRNA therapeutics. Backed by our founding companies, Alnylam Pharmaceuticals, Inc., or Alnylam, and Isis Pharmaceuticals, Inc., or Isis, we are uniquely positioned to leverage oligonucleotide technologies that have been proven in clinical trials. Central to achieving our goals is the know-how that we have accumulated in oligonucleotide design and how the specific chemistries behave in the clinical setting. We refer to this collective know-how, proprietary technology base, and its systematic application as our microRNA product platform.

We view the following as providing a competitive advantage for our microRNA product platform:

➢	a mature platform selectively producing multiple development candidates advancing to the clinic;

➢	scientific advisors who are pioneers in the microRNA field;

➢	access to proven RNA therapeutic technologies through our founding companies;

➢	a leading microRNA intellectual property estate with access to over 1,000 patents and patent applications;

➢	development expertise and financial resources provided by our two major strategic alliances with GSK and Sanofi; and

➢	over 30 academic collaborations that help us identify new microRNA targets.

The disciplined approach we take for the discovery and development of microRNA therapeutics is as important as the assets assembled to execute our plans and is based on the following four steps:

Step 1 - Evaluation of microRNA therapeutic opportunities

The initiation of our microRNA discovery and development efforts is based on rigorous scientific and business criteria, including:

➢	existence of significant scientific evidence to support the role of a specific microRNA in a disease;

➢	availability of predictive preclinical disease models to test our microRNA development candidates;

➢	ability to effectively deliver anti-miRs to the diseased cells or tissues; and

➢	existence of a reasonable unmet medical need and commercial opportunity.

Step 2 - Identification of microRNA targets

We identify microRNA targets through bioinformatic analysis of public and proprietary microRNA expression profiling data sets from samples of diseased human tissues. The analysis of such data sets can

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immediately highlight a potential role for specific microRNAs in the disease being studied. Further investigation of animal models that are predictive of human diseases in which those same microRNAs are also dysregulated provides additional data to support a new program. We have applied this strategy successfully in our existing programs and we believe that this approach will continue to help us identify clinically relevant microRNA targets.

Step 3 - Validation of microRNA targets

Our validation strategy is based on two distinct steps. First, using genetic tools, we determine whether up-regulation, or overproduction, of the microRNA in healthy animals can create the specific disease state and inhibition of the microRNA can lead to a therapeutic benefit. Second, using animal models predictive of human diseases, we determine whether pharmacological modulation of the up-regulated microRNA target with our anti-miRs can also lead to a therapeutic benefit. This validation process enables us to prioritize the best microRNA targets that appear to be key drivers of disease and not simply correlating markers.

Step 4 - Optimization of microRNA development candidates

We have developed a proprietary process that allows us to rapidly generate an optimized development candidate. Unlike traditional drug classes, such as small molecules, in which thousands of compounds must be screened to identify prospective leads, the fact that anti-miRs are mirror images of their target microRNAs allows for a more efficient rational design process. The optimization process incorporates our extensive knowledge base around oligonucleotide chemistry and anti-miR design to efficiently synthesize a starting pool of rationally designed anti-miRs to be evaluated in a series of proven assays and models. We also enhance our anti-miRs for distribution to the tissues where the specific microRNA target is causing disease.

OUR INITIAL DEVELOPMENT CANDIDATES

We are developing single-stranded oligonucleotides, which are chemically synthesized chains of nucleotides that are mirror images of specific target microRNAs. We incorporate proprietary chemical modifications to enhance drug properties such as potency, stability and tissue distribution. We refer to these chemically modified oligonucleotides as anti-miRs. Each anti-miR is designed to bind with and inhibit a specific microRNA target that is up-regulated in a cell and that is involved in the disease state. In binding to the microRNA, anti-miRs correct the dysregulation and return diseased cells to their healthy state. We have demonstrated therapeutic benefits of our anti-miRs in at least 20 different preclinical models of human diseases.

We have identified and validated several microRNA targets across a number of disease categories and are working independently and with our strategic alliance partners to optimize anti-miR development candidates. We expect that anti-miR development candidates will be easily formulated in saline solution and administered systemically or locally depending on the therapeutic indication. Our five distinct therapeutic development programs are shown in the table below:

microRNA target	anti-miR program	Commercial rights
miR-21	Hepatocellular carcinoma	Sanofi
miR-21	Kidney fibrosis	Sanofi
miR-122	Hepatitis C virus infection	GlaxoSmithKline
miR-33	Atherosclerosis	Regulus
miR-10b	Glioblastoma	Regulus

One aspect of our strategy is to pursue a balanced approach between product candidates that we develop ourselves and those that we develop with partners. We intend to focus our own resources on proprietary

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product opportunities in therapeutic areas where development and commercialization activities are appropriate for our size and financial resources, which we anticipate will include niche indications and orphan diseases, of which our miR-10b program for glioblastoma is one example. In therapeutic areas where costs are more significant, development timelines are longer or markets are too large for our capabilities, we will seek to secure partners with requisite expertise and resources, of which our miR-33 program for atherosclerosis is one example.

Our approach has been validated to date by the following strategic alliances with large pharmaceutical companies:

➢

In April 2008, we formed a strategic alliance with GSK to discover and develop microRNA therapeutics for immuno-inflammatory diseases. In February 2010, we and GSK expanded the alliance to include potential microRNA therapeutics for the treatment of hepatitis C virus infection, or HCV.

➢	In June 2010, we formed a strategic alliance with Sanofi to discover and develop microRNA therapeutics for fibrotic diseases.

OUR STRATEGY

We are building the leading biopharmaceutical company focused on the discovery and development of first-in-class, targeted drugs based on our proprietary microRNA product platform. The key elements of our strategy are to:

➢

Rapidly advance our initial programs into clinical development.    We are currently optimizing anti-miRs targeting miR-21, miR-122, miR-33 and miR-10b for development candidate selection. We anticipate that we will nominate at least two development candidates within the next 12 months and file our first INDs in 2014.

➢

Focus our resources on developing drugs for niche indications or orphan diseases.    We believe that microRNA therapeutics have utility in almost every disease state as they regulate pathways, not single targets. We intend to focus on proprietary product opportunities in niche therapeutic areas where the development and commercialization activities are appropriate for our size and financial resources.

➢

Selectively form strategic alliances to augment our expertise and accelerate development and commercialization.    We have established strategic alliances with GSK and Sanofi and we will continue to seek partners who can bring therapeutic expertise, development and commercialization capabilities and funding to allow us to maximize the potential of our microRNA product platform.

➢

Selectively use our microRNA product platform to develop additional targets.    We have identified several other microRNA targets with potential for therapeutic modulation and will apply our rigorous scientific and business criteria to develop them.

➢

Develop microRNA biomarkers to support therapeutic product candidates.    We believe that microRNA biomarkers may be used to select optimal patient segments in clinical trials, to develop companion diagnostics, and to monitor disease progression or relapse. We believe these microRNA biomarkers can be applied toward drugs that we develop and drugs developed by other companies, including small molecules and monoclonal antibodies.

➢

Maintain scientific and intellectual leadership in the microRNA field.    We will continue to conduct research in the microRNA field to better understand this new biology and characterize the specific mechanism of action for our future drugs. This includes building on our strong network of key opinion leaders and securing additional intellectual property rights to broaden our existing proprietary asset estate.

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OUR LEADERSHIP

Our executive team has more than 50 years of collective experience leading the discovery and development of innovative therapeutics, including significant operational and financial experience with emerging biotechnology companies, which we believe is the ideal combination of talent to execute our strategy. In addition, our experienced board of directors, which includes representatives of our founding companies, Alnylam and Isis, provides significant support and guidance in all aspects of our business.

Our executive officers are:

➢

Kleanthis G. Xanthopoulos, Ph.D., our President and Chief Executive Officer, is an entrepreneur who has been involved in founding several companies, including Anadys Pharmaceuticals, Inc. (acquired by F. Hoffmann-La Roche Inc. in 2011), which he started as President and Chief Executive Officer.

➢

Garry E. Menzel, Ph.D., our Chief Operating Officer, is an accomplished finance and operations executive who previously served in global leadership roles as a Managing Director in the healthcare investment banking groups at The Goldman Sachs Group, Inc. and Credit Suisse AG and as a strategy consultant for Bain & Company, Inc.

➢

Neil W. Gibson, Ph.D., our Chief Scientific Officer, is a leading scientist focused on cancer research and drug development who previously served as Chief Scientific Officer of the Oncology Research Unit at Pfizer Inc. and as Chief Scientific Officer of OSI Pharmaceuticals, Inc. He was involved in the development of several commercial cancer drugs including Xalkori® (crizotinib), Nexavar® (sorafenib) and Tarceva® (erlotinib).

Our executive team and board of directors are supported by our scientific advisory board members, who are renowned pioneers in the microRNA field:

➢

David Baltimore, Ph.D., Chairman of our scientific advisory board and Professor of Biology at the California Institute of Technology, received the Nobel Prize in 1975 and is highly regarded as a pioneer in virology and immunology, with his current research investigating the role of microRNAs in immunity. Dr. Baltimore is also a member of our board of directors.

➢

David Bartel, Ph.D., Professor of Biology at the Massachusetts Institute of Technology and the Whitehead Institute for Biomedical Research and an investigator at the Howard Hughes Medical Institute, studies microRNA genomics, target recognition and regulatory functions.

➢

Gregory Hannon, Ph.D., Professor at the Cold Spring Harbor Laboratory and an investigator at the Howard Hughes Medical Institute, has identified and characterized many of the major biogenesis and effector complexes for microRNA biology.

➢	Markus Stoffel, M.D., Ph.D., Professor of Metabolic Diseases at the Swiss Federal Institute of Technology, is focused on microRNA research and the regulation of glucose and lipid metabolism.

➢

Thomas Tuschl, Ph.D., Professor and Head of the Laboratory for RNA Molecular Biology at the Rockefeller University and an investigator at the Howard Hughes Medical Institute, discovered many of the mammalian microRNA genes and has developed methods for characterization of small RNAs.

➢

Phillip Zamore, Ph.D., Gretchen Stone Cook Chair of Biomedical Sciences, Co-Director at the RNA Therapeutics Institute, Professor of Biochemistry at the University of Massachusetts Medical School and an investigator at the Howard Hughes Medical Institute, studies RNA interference and microRNA pathways.

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RISKS ASSOCIATED WITH OUR BUSINESS

Our business is subject to numerous risks, as more fully described in the section entitled “Risk factors” immediately following this prospectus summary. You should read these risks before you invest in our common stock. We may be unable, for many reasons, including those that are beyond our control, to implement our business strategy. In particular, risks associated with our business include:

➢

We have never generated any revenue from product sales and may never become profitable. Even if this offering is successful, we may need to raise additional funds to support our operations and such funding may not be available to us on acceptable terms, or at all.

➢	The approach we are taking to discover and develop drugs is novel and may never lead to marketable products.

➢

All of our programs are still in preclinical development. Preclinical testing and clinical trials of our future product candidates may not be successful. If we are unable to successfully complete preclinical testing and clinical trials of our product candidates or experience significant delays in doing so, our business will be materially harmed.

➢

We will depend on our strategic alliances for the development and eventual commercialization of certain future microRNA product candidates. If these strategic alliances are unsuccessful or are terminated, we may be unable to commercialize certain product candidates or generate future revenue from our development programs.

➢	If we are unable to obtain or protect intellectual property rights related to our future products and product candidates, we may not be able to compete effectively in our markets.

➢	We will need to expand our organization and we may experience difficulties in managing this growth, which could disrupt our operations.

➢

Our future success depends on our ability to retain key executives and to attract, retain and motivate qualified personnel and our failure to do so might impede the progress of our research, development and commercialization objectives.

CORPORATE INFORMATION

We were originally formed as a limited liability company under the name Regulus Therapeutics LLC in the State of Delaware in September 2007. In January 2009, we converted Regulus Therapeutics LLC to a Delaware corporation and changed our name to Regulus Therapeutics Inc. Our principal executive offices are located at 3545 John Hopkins Court, Suite 210, San Diego, California 92121, and our telephone number is (858) 202-6300. Our corporate website address is www.regulusrx.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

We use “Regulus Therapeutics” as a trademark in the United States and other countries. We have filed for registration of this trademark in the United States and have registered it in the European Union and Switzerland. This prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We refer to the Jumpstart Our Business Startups Act of 2012 herein as the “JOBS Act,” and references herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

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The offering

Common stock offered by us	shares

Common stock to be outstanding after this offering	shares

Over-allotment option	The underwriters have an option for a period of 30 days to purchase up to additional shares of our common stock to cover over-allotments.

Use of proceeds	We intend to use the net proceeds of this offering for the preclinical and clinical development of our initial microRNA development candidates, for the identification and validation of additional microRNA targets and for other general corporate purposes. See “Use of proceeds.”

Risk factors	You should read the “Risk factors” section of this prospectus for a discussion of certain factors to consider carefully before deciding to purchase any shares of our common stock.

Proposed NASDAQ Global Market symbol	“RGLS”

The number of shares of our common stock to be outstanding after this offering is based on 27,880,804 shares of common stock outstanding as of April 30, 2012, after giving effect to the conversion of our outstanding convertible preferred stock into 27,399,999 shares of common stock, and excludes:

➢	6,660,511 shares of common stock issuable upon the exercise of outstanding stock options as of April 30, 2012, at a weighted average exercise price of $0.45 per share;

➢

            shares of common stock reserved for future issuance under our 2012 equity incentive plan, or the 2012 Plan (including 1,969,705 shares of common stock reserved for issuance under our 2009 equity incentive plan, or the 2009 Plan, which shares will be added to the shares reserved under the 2012 Plan upon its effectiveness), which will become effective upon the closing of this offering; and

➢	shares of common stock reserved for future issuance under our 2012 employee stock purchase plan, or the ESPP, which will become effective upon the closing of this offering.

Unless otherwise indicated, all information contained in this prospectus assumes:

➢	the conversion of all our outstanding convertible preferred stock into an aggregate of 27,399,999 shares of common stock in connection with the closing of this offering;

➢	no exercise by the underwriters of their over-allotment option to purchase up to an additional shares of our common stock;

➢	the filing of our amended and restated certificate of incorporation and the adoption of our amended and restated bylaws immediately prior to the closing of this offering; and

➢	a one-for- reverse stock split of our common stock effected immediately prior to the closing of this offering.

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Summary financial data

The following table summarizes our financial data. We derived the summary statement of operations data for the years ended December 31, 2010 and 2011 from our audited financial statements and related notes appearing elsewhere in this prospectus. We derived the summary statement of operations data for the three months ended March 31, 2011 and 2012 and balance sheet data as of March 31, 2012 from our unaudited financial statements and related notes appearing elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future and results of interim periods are not necessarily indicative of the results for the entire year. The summary financial data should be read together with our financial statements and related notes, “Selected financial data” and “Management’s discussion and analysis of financial condition and results of operations” appearing elsewhere in this prospectus.

	Year ended December 31,		Three months ended March 31,
Statement of operations data	2010	2011	2011	2012
	(in thousands, except share and per share data)
			(unaudited)
Revenues:
Revenue under strategic alliances	$8,112	$13,767	$3,309	$3,344
Grant revenue	489	22	–	–

Total revenues	8,601	13,789	3,309	3,344
Operating expenses:
Research and development	20,178	17,289	4,425	4,603
General and administrative	3,921	3,637	1,034	921

Total operating expenses	24,099	20,926	5,459	5,524

Loss from operations	(15,498)	(7,137)	(2,150)	(2,180)
Other income (expense), net	(91)	(259)	(61)	(66)

Loss before income taxes	(15,589)	(7,396)	(2,211)	(2,246)
Income tax (benefit) expense	(30)	206	78	1

Net loss	$(15,559)	$(7,602)	$(2,289)	$(2,247)

Net loss per share, basic and diluted(1)		$(42.91)	$(22.82)	$(6.53)

Shares used to compute basic and diluted net loss per share(1)		177,167	100,304	344,002

Pro forma net loss per share, basic and diluted (unaudited)(2)		$(0.28)		$(0.08)

Shares used to compute pro forma net loss per share, basic and diluted (unaudited)(2)		27,577,166		27,744,001

(1)	See Note 1 of our Notes to Financial Statements appearing elsewhere in this prospectus for an explanation of the method used to calculate the basic and diluted net loss per common share and the number of shares used in the computation of the share and per share data. No share or per share data have been presented for 2010 since we had no common shares outstanding during that year.

(2)	The calculations for the unaudited pro forma net loss per common share, basic and diluted, assume the conversion of all our outstanding shares of convertible preferred stock into shares of our common stock, as if the conversions had occurred at the beginning of the period presented, or the issuance date, if later.

9

	As of March 31, 2012
Balance sheet data	Actual	Pro forma(1)	Pro forma as adjusted(2)(3)
	(unaudited, in thousands)
Cash, cash equivalents and short-term investments	$32,508	$32,508
Working capital	10,761	10,761
Total assets	37,295	37,295
Long-term debt, including current portion	10,708	10,708
Convertible preferred stock	42,691	—
Accumulated deficit	(45,258)	(45,258)
Total stockholders’ deficit	(43,529)	(838)

(1)	Pro forma amounts reflect the conversion of all our outstanding shares of convertible preferred stock into an aggregate of 27,399,999 shares of our common stock.

(2)	Pro forma as adjusted reflects the pro forma conversion adjustments as well as the sale of shares of our common stock in this offering at an assumed initial public offering price of $ per share (the midpoint of the range set forth on the cover page of this prospectus), and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(3)	A $1.00 increase (decrease) in the assumed initial public offering price would increase (decrease) each of the cash, cash equivalents and marketable securities, working capital, total assets and total stockholders’ equity by $ , $ , $ and $ , respectively, assuming the number of shares offered by us as stated on the cover of this prospectus remains unchanged and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, a one million share increase (decrease) in the number of shares offered by us, as set forth on the cover of this prospectus, would increase (decrease) each of cash, cash equivalents and marketable securities, working capital, total assets and total stockholders’ equity by $ , $ , $ and $ , respectively, assuming the assumed initial public offering price of $ per share (the midpoint of the price range set forth on the cover of this prospectus) remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

10

Risk factors

An investment in shares of our common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information appearing elsewhere in this prospectus, before deciding to invest in our common stock. The occurrence of any of the following risks could have a material adverse effect on our business, financial condition, results of operations and future growth prospects. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR FINANCIAL CONDITION AND NEED FOR ADDITIONAL CAPITAL

We have a limited operating history, have incurred significant losses since our inception and anticipate that we will continue to incur significant losses for the foreseeable future.

We are a preclinical-stage, biopharmaceutical discovery and development company, formed in 2007, with a limited operating history. Since inception, our operations have been primarily limited to organizing and staffing our company, acquiring and in-licensing intellectual property rights, developing our microRNA product platform, undertaking basic research around microRNA targets and conducting preclinical studies for our initial programs. We have not yet identified product candidates for clinical development, initiated a clinical trial or obtained regulatory approval for any product candidates. Consequently, any predictions about our future success or viability, or any evaluation of our business and prospects, may not be accurate.

We have incurred net losses in each year since our inception, including net losses of approximately $15.6 million and $7.6 million for the years ended 2010 and 2011 respectively, and approximately $2.2 million for the three months ended March 31, 2012. As of March 31, 2012, we had an accumulated deficit of approximately $45.3 million.

We have devoted most of our financial resources to research and development, including our preclinical development activities. To date, we have financed our operations primarily through the sale of equity securities and convertible debt and from revenue received from our strategic alliance partners. We have entered into strategic alliances with Sanofi to develop our miR-21 programs for hepatocellular carcinoma, or HCC, and kidney fibrosis and with GlaxoSmithKline plc, or GSK, to develop our miR-122 program for hepatitis C virus infection, or HCV. Under our agreement with GSK, GSK has an option to obtain exclusive licenses for the development, manufacture and commercialization of potential product candidates selected from our microRNA product platform. If GSK exercises its option to obtain a license to develop, manufacture and commercialize such product candidates, GSK will assume responsibility for funding and conducting further clinical development and commercialization activities for such product candidates. However, if GSK does not exercise its option within the timeframes that we expect, or at all, or if Sanofi terminates its agreement with us, we will be responsible for funding further development of these product candidates and may not have the resources to do so unless we are able to enter into another strategic alliance for these product candidates. The size of our future net losses will depend, in part, on the rate of future expenditures and our ability to obtain funding through equity or debt financings, strategic alliances or grants. We have not initiated clinical development of any product candidate to date and it will be several years, if ever, before we have a product candidate ready for commercialization. Even if we or our strategic alliance partners successfully obtain regulatory approval to market a product candidate, our revenues will also depend upon the size of any markets in which our product candidates have received market approval, and our ability to achieve sufficient market acceptance and adequate market share for our products.

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Risk factors

We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future. The net losses we incur may fluctuate significantly from quarter to quarter. We anticipate that our expenses will increase substantially if and as we: continue our research and preclinical development of our future product candidates, both independently and under our strategic alliance agreements; seek to identify additional microRNA targets and product candidates; acquire or in-license other products and technologies; initiate clinical trials for our product candidates; seek marketing approvals for our product candidates that successfully complete clinical trials; ultimately establish a sales, marketing and distribution infrastructure to commercialize any products for which we may obtain marketing approval; maintain, expand and protect our intellectual property portfolio; hire additional clinical, quality control and scientific personnel; and create additional infrastructure to support our operations as a public company and our product development and planned future commercialization efforts.

We have never generated any revenue from product sales and may never be profitable.

Our ability to generate revenue and achieve profitability depends on our ability, alone or with strategic alliance partners, to successfully complete the development of, obtain the necessary regulatory approvals for and commercialize product candidates. We do not anticipate generating revenues from sales of products for the foreseeable future, if ever. Our ability to generate future revenues from product sales depends heavily on our success in:

➢	identifying and validating new microRNAs as therapeutic targets;

➢	completing our research and preclinical development of future product candidates, including our miR-21, miR-122, miR-33 and miR-10b programs;

➢	initiating and completing clinical trials for future product candidates;

➢	seeking and obtaining marketing approvals for future product candidates that successfully complete clinical trials;

➢	establishing and maintaining supply and manufacturing relationships with third parties;

➢

launching and commercializing future product candidates for which we obtain marketing approval, with an alliance partner or, if launched independently, successfully establishing a sales force, marketing and distribution infrastructure;

➢	maintaining, protecting and expanding our intellectual property portfolio; and

➢	attracting, hiring and retaining qualified personnel.

Because of the numerous risks and uncertainties associated with pharmaceutical product development, we are unable to predict the timing or amount of increased expenses and when we will be able to achieve or maintain profitability, if ever. In addition, our expenses could increase beyond expectations if we are required by the U.S. Food and Drug Administration, or FDA, or foreign regulatory agencies to perform studies and trials in addition to those that we currently anticipate.

Even if one or more of the future product candidates that we independently develop is approved for commercial sale, we anticipate incurring significant costs associated with commercializing any approved product candidate. Even if we are able to generate revenues from the sale of any approved products, we may not become profitable and may need to obtain additional funding to continue operations.

Even if this offering is successful, we may need to raise additional funding, which may not be available on acceptable terms, or at all.

Developing pharmaceutical products, including conducting preclinical studies and clinical trials, is expensive. We expect our research and development expenses to substantially increase in connection with our ongoing activities, particularly as we advance our product candidates toward clinical programs. If we

12

Risk factors

are unable to successfully complete this offering, we will need to seek alternative financing or change our operational plans to continue as a going concern. Even if this offering is successful, we may need to raise additional funds to support our operations and such funding may not be available to us on acceptable terms, or at all.

We estimate that the net proceeds from this offering will be approximately $        million, assuming an initial public offering price of $        per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and offering expenses payable by us. We expect that the net proceeds from this offering and our existing cash and cash equivalents, together with interest, will be sufficient to fund our current operations through at least the end of 2015. However, changing circumstances may cause us to consume capital more rapidly than we currently anticipate. For example, as we move our lead compounds through toxicology and other preclinical studies, also referred to as nonclinical studies, required to file an investigational new drug application, or IND, which may occur as early as 2014, we may have adverse results requiring that we find new product candidates, or our strategic alliance partners may not elect to pursue the development and commercialization of any of our microRNA product candidates that are subject to their respective strategic alliance agreements with us. Any of these events may increase our development costs more than we expect. We may need to raise additional funds or otherwise obtain funding through strategic alliances if we choose to initiate clinical trials for new product candidates other than programs currently partnered. In any event, we will require additional capital to obtain regulatory approval for, and to commercialize, future product candidates. Raising funds in the current economic environment, when the capital markets have been affected by the global recession, may present additional challenges.

If we are required to secure additional financing, such additional fundraising efforts may divert our management from our day-to-day activities, which may adversely affect our ability to develop and commercialize future product candidates. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. If we are unable to raise additional capital when required or on acceptable terms, we may be required to:

➢	significantly delay, scale back or discontinue the development or commercialization of any future product candidates;

➢	seek strategic alliances for research and development programs at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available; or

➢	relinquish or license on unfavorable terms, our rights to technologies or any future product candidates that we otherwise would seek to develop or commercialize ourselves.

If we are required to conduct additional fundraising activities and we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we will be prevented from pursuing development and commercialization efforts, which will have a material adverse effect on our business, operating results and prospects.

We may sell additional equity or debt securities to fund our operations, which may result in dilution to our stockholders and impose restrictions on our business.

In order to raise additional funds to support our operations, we may sell additional equity or debt securities, which would result in dilution to all of our stockholders or impose restrictive covenants that adversely impact our business. The sale of additional equity or convertible securities would result in the issuance of additional shares of our capital stock and dilution to all of our stockholders. The incurrence of indebtedness would result in increased fixed payment obligations and could also result in certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our

13

Risk factors

ability to conduct our business. If we are unable to expand our operations or otherwise capitalize on our business opportunities, our business, financial condition and results of operations could be materially adversely affected and we may not be able to meet our debt service obligations.

RISKS RELATED TO THE DISCOVERY AND DEVELOPMENT OF PRODUCT CANDIDATES

The approach we are taking to discover and develop drugs is novel and may never lead to marketable products.

We have concentrated our therapeutic product research and development efforts on microRNA technology, and our future success depends on the successful development of this technology and products based on our microRNA product platform. Neither we nor any other company has received regulatory approval to market therapeutics targeting microRNAs. The scientific discoveries that form the basis for our efforts to discover and develop product candidates are relatively new. The scientific evidence to support the feasibility of developing product candidates based on these discoveries is both preliminary and limited. If we do not successfully develop and commercialize product candidates based upon our technological approach, we may not become profitable and the value of our common stock may decline.

Further, our focus solely on microRNA technology for developing drugs as opposed to multiple, more proven technologies for drug development increases the risks associated with the ownership of our common stock. If we are not successful in developing any product candidates using microRNA technology, we may be required to change the scope and direction of our product development activities. In that case, we may not be able to identify and implement successfully an alternative product development strategy.

We may not be successful in our efforts to identify or discover potential product candidates.

The success of our business depends primarily upon our ability to identify, develop and commercialize microRNA therapeutics. Our research programs may initially show promise in identifying potential product candidates, yet fail to yield product candidates for clinical development for a number of reasons, including:

➢	our research methodology or that of our strategic alliance partners may be unsuccessful in identifying potential product candidates;

➢	potential product candidates may be shown to have harmful side effects or may have other characteristics that may make the products unmarketable or unlikely to receive marketing approval; or

➢	our strategic alliance partners may change their development profiles for potential product candidates or abandon a therapeutic area.

If any of these events occur, we may be forced to abandon our development efforts for a program or programs, which would have a material adverse effect on our business and could potentially cause us to cease operations. Research programs to identify new product candidates require substantial technical, financial and human resources. We may focus our efforts and resources on potential programs or product candidates that ultimately prove to be unsuccessful.

14

Risk factors

All of our programs are still in preclinical development. Preclinical testing and clinical trials of our future product candidates may not be successful. If we are unable to successfully complete preclinical testing and clinical trials of our product candidates or experience significant delays in doing so, our business will be materially harmed.

We have invested a significant portion of our efforts and financial resources in the identification and preclinical development of product candidates that target microRNAs. Our ability to generate product revenues, which we do not expect will occur for many years, if ever, will depend heavily on the successful development and eventual commercialization of our future product candidates. The success of our future product candidates will depend on several factors, including the following:

➢	successful completion of preclinical studies and clinical trials;

➢	receipt of marketing approvals from applicable regulatory authorities;

➢	obtaining and maintaining patent and trade secret protection for future product candidates;

➢	establishing and maintaining manufacturing relationships with third parties or establishing our own manufacturing capability; and

➢	successfully commercializing our products, if and when approved, whether alone or in collaboration with others.

If we do not achieve one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully complete the development of, or commercialize, our product candidates, which would materially harm our business.

If clinical trials of our future product candidates fail to demonstrate safety and efficacy to the satisfaction of regulatory authorities or do not otherwise produce positive results, we may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our future product candidates.

Before obtaining marketing approval from regulatory authorities for the sale of future product candidates, we or our strategic alliance partners must then conduct extensive clinical trials to demonstrate the safety and efficacy of the product candidates in humans. Clinical testing is expensive, difficult to design and implement, can take many years to complete and is uncertain as to outcome. A failure of one or more clinical trials can occur at any stage of testing. The outcome of preclinical studies and early clinical trials may not be predictive of the success of later clinical trials, and interim results of a clinical trial do not necessarily predict final results. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval for their products.

Events which may result in a delay or unsuccessful completion of clinical development include:

➢	delays in reaching an agreement with the FDA on final trial design;

➢	imposition of a clinical hold following an inspection of our clinical trial operations or trial sites by the FDA or other regulatory authorities;

➢	delays in reaching agreement on acceptable terms with prospective contract research organizations, or CROs, and clinical trial sites;

➢	our inability to adhere to clinical trial requirements directly or with third parties such as CROs;

➢	delays in obtaining required institutional review board approval at each clinical trial site;

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Risk factors

➢	delays in recruiting suitable patients to participate in a trial;

➢	delays in the testing, validation, manufacturing and delivery of the product candidates to the clinical sites;

➢	delays in having patients complete participation in a trial or return for post-treatment follow-up;

➢	delays caused by patients dropping out of a trial due to product side effects or disease progression;

➢	clinical sites dropping out of a trial to the detriment of enrollment;

➢	time required to add new clinical sites; or

➢	delays by our contract manufacturers to produce and deliver sufficient supply of clinical trial materials.

If we or our strategic alliance partners are required to conduct additional clinical trials or other testing of any future product candidates beyond those that are currently contemplated, are unable to successfully complete clinical trials of any such product candidates or other testing, or if the results of these trials or tests are not positive or are only modestly positive or if there are safety concerns, we or our strategic alliance partners may:

➢	be delayed in obtaining marketing approval for our future product candidates;

➢	not obtain marketing approval at all;

➢	obtain approval for indications or patient populations that are not as broad as intended or desired;

➢	obtain approval with labeling that includes significant use or distribution restrictions or safety warnings;

➢	be subject to additional post-marketing testing requirements; or

➢	have the product removed from the market after obtaining marketing approval.

Our product development costs will also increase if we experience delays in testing or marketing approvals. We do not know whether any clinical trials will begin as planned, will need to be restructured or will be completed on schedule, or at all. Significant clinical trial delays also could shorten any periods during which we may have the exclusive right to commercialize our product candidates or allow our competitors to bring products to market before we do, which would impair our ability to successfully commercialize our product candidates and may harm our business and results of operations. Any inability to successfully complete preclinical and clinical development, whether independently or with our strategic alliance partners, could result in additional costs to us or impair our ability to generate revenues from product sales, regulatory and commercialization milestones and royalties.

Any of our future product candidates may cause adverse effects or have other properties that could delay or prevent their regulatory approval or limit the scope of any approved label or market acceptance.

Adverse events, or AEs, caused by our future product candidates could cause us, other reviewing entities, clinical trial sites or regulatory authorities to interrupt, delay or halt clinical trials and could result in the denial of regulatory approval. If AEs are observed in any clinical trials of our future product candidates, including those that our strategic partners may develop under our alliance agreements, our or our partners’ ability to obtain regulatory approval for product candidates may be negatively impacted.

Further, if any of our future products, if and when approved for commercial sale, cause serious or unexpected side effects, a number of potentially significant negative consequences could result, including:

➢	regulatory authorities may withdraw their approval of the product or impose restrictions on its distribution in the form of a modified risk evaluation and mitigation strategy;

16

Risk factors

➢	regulatory authorities may require the addition of labeling statements, such as warnings or contraindications;

➢	we may be required to change the way the product is administered or conduct additional clinical trials;

➢	we could be sued and held liable for harm caused to patients; or

➢	our reputation may suffer.

Any of these events could prevent us or our partners from achieving or maintaining market acceptance of the affected product and could substantially increase the costs of commercializing our future products and impair our ability to generate revenues from the commercialization of these products either by us or by our strategic alliance partners.

Even if we complete the necessary preclinical studies and clinical trials, we cannot predict whether or when we will obtain regulatory approval to commercialize a product candidate and we cannot, therefore, predict the timing of any revenue from a future product.

Neither we nor our strategic alliance partners can commercialize a product until the appropriate regulatory authorities, such as the FDA, have reviewed and approved the product candidate. The regulatory agencies may not complete their review processes in a timely manner, or we may not be able to obtain regulatory approval. Additional delays may result if an FDA Advisory Committee recommends restrictions on approval or recommends non-approval. In addition, we or our strategic alliance partners may experience delays or rejections based upon additional government regulation from future legislation or administrative action, or changes in regulatory agency policy during the period of product development, clinical trials and the review process.

Even if we obtain regulatory approval for a product candidate, we will still face extensive regulatory requirements and our products may face future development and regulatory difficulties.

Even if we obtain regulatory approval in the United States, the FDA may still impose significant restrictions on the indicated uses or marketing of our future product candidates, or impose ongoing requirements for potentially costly post-approval studies or post-market surveillance. The holder of an approved new drug application, or NDA, is obligated to monitor and report AEs and any failure of a product to meet the specifications in the NDA. The holder of an approved NDA must also submit new or supplemental applications and obtain FDA approval for certain changes to the approved product, product labeling or manufacturing process. Advertising and promotional materials must comply with FDA rules and are subject to FDA review, in addition to other potentially applicable federal and state laws.

In addition, drug product manufacturers and their facilities are subject to payment of user fees and continual review and periodic inspections by the FDA and other regulatory authorities for compliance with current good manufacturing practices, or cGMP, and adherence to commitments made in the NDA. If we or a regulatory agency discovers previously unknown problems with a product such as AEs of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions relative to that product or the manufacturing facility, including requiring recall or withdrawal of the product from the market or suspension of manufacturing.

If we or our partners fail to comply with applicable regulatory requirements following approval of any of our future product candidates, a regulatory agency may:

➢	issue a warning letter asserting that we are in violation of the law;

➢	seek an injunction or impose civil or criminal penalties or monetary fines;

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Risk factors

➢	suspend or withdraw regulatory approval;

➢	suspend any ongoing clinical trials;

➢	refuse to approve a pending NDA or supplements to an NDA submitted by us;

➢	seize product; or

➢	refuse to allow us to enter into supply contracts, including government contracts.

Any government investigation of alleged violations of law could require us to expend significant time and resources in response and could generate negative publicity. The occurrence of any event or penalty described above may inhibit our ability to commercialize our future products and generate revenues.

We may not be successful in obtaining or maintaining necessary rights to microRNA targets, drug compounds and processes for our development pipeline through acquisitions and in-licenses.

Presently we have rights to the intellectual property, through licenses from third parties and under patents that we own, to modulate only a subset of the known microRNA targets. Because our programs may involve a range of microRNA targets, including targets that require the use of proprietary rights held by third parties, the growth of our business will likely depend in part on our ability to acquire, in-license or use these proprietary rights. In addition, our future product candidates may require specific formulations to work effectively and efficiently and these rights may be held by others. We may be unable to acquire or in-license any compositions, methods of use, processes or other third-party intellectual property rights from third parties that we identify. The licensing and acquisition of third-party intellectual property rights is a competitive area, and a number of more established companies are also pursuing strategies to license or acquire third-party intellectual property rights that we may consider attractive. These established companies may have a competitive advantage over us due to their size, cash resources and greater clinical development and commercialization capabilities.

For example, we sometimes collaborate with U.S. and foreign academic institutions to accelerate our preclinical research or development under written agreements with these institutions. Typically, these institutions provide us with an option to negotiate a license to any of the institution’s rights in technology resulting from the collaboration. Regardless of such right of first negotiation for intellectual property, we may be unable to negotiate a license within the specified time frame or under terms that are acceptable to us. If we are unable to do so, the institution may offer the intellectual property rights to other parties, potentially blocking our ability to pursue our program.

In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We also may be unable to license or acquire third-party intellectual property rights on terms that would allow us to make an appropriate return on our investment. If we are unable to successfully obtain rights to required third-party intellectual property rights, our business, financial condition and prospects for growth could suffer.

We may use our financial and human resources to pursue a particular research program or product candidate and fail to capitalize on programs or product candidates that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and human resources, we intend to leverage our existing strategic alliance agreements and enter into new strategic alliance agreements for the development and commercialization of our programs and potential product candidates in indications with potentially large commercial markets such as HCC, fibrosis and HCV, while focusing our internal development resources and any internal sales and marketing organization that we may establish on research programs and

18

Risk factors

future product candidates for selected markets, such as orphan diseases. As a result, we may forego or delay pursuit of opportunities with other programs or product candidates or for other indications that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs and future product candidates for specific indications may not yield any commercially viable products. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through strategic alliance, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate, or we may allocate internal resources to a product candidate in a therapeutic area in which it would have been more advantageous to enter into a partnering arrangement.

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

We are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our operations involve the use of hazardous and flammable materials, including chemicals and biological materials. Our operations also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties.

Although we maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials or other work-related injuries, this insurance may not provide adequate coverage against potential liabilities. In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

RISKS RELATED TO OUR RELIANCE ON THIRD PARTIES

We will depend upon our strategic alliances for the development and eventual commercialization of certain future microRNA product candidates. If these strategic alliances are unsuccessful or are terminated, we may be unable to commercialize certain product candidates and we may be unable to generate revenues from our development programs.

We are likely to depend upon third party alliance partners for financial and scientific resources for the clinical development and commercialization of certain of our microRNA product candidates. These strategic alliances will likely provide us with limited control over the course of development of a future microRNA product candidate, especially once a candidate has reached the stage of clinical development. For example, in our alliance with GSK, GSK has the option to obtain an exclusive license to develop, manufacture and commercialize product candidates upon the achievement of relevant efficacy and safety endpoints in the first clinical trial designed to show efficacy, safety and tolerability with respect to each of four potential programs or earlier, at GSK’s option. However, GSK is not under any obligation to exercise its option to progress any of our microRNA development candidates. While both GSK and Sanofi have development obligations with respect to programs that they elect to pursue under their

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Risk factors

respective agreements, our ability to ultimately recognize revenue from these relationships will depend upon the ability and willingness of our alliance partners to successfully meet their respective responsibilities under our agreements with them. Our ability to recognize revenues from successful strategic alliances may be impaired by several factors including:

➢	an alliance partner may shift its priorities and resources away from our programs due to a change in business strategies, or a merger, acquisition, sale or downsizing of its company or business unit;

➢	an alliance partner may cease development in therapeutic areas which are the subject of our strategic alliances;

➢	an alliance partner may change the success criteria for a particular program or potential product candidate thereby delaying or ceasing development of such program or candidate;

➢

a significant delay in initiation of certain development activities by an alliance partner will also delay payment of milestones tied to such activities, thereby impacting our ability to fund our own activities;

➢	an alliance partner could develop a product that competes, either directly or indirectly, with an alliance product;

➢	an alliance partner with commercialization obligations may not commit sufficient financial or human resources to the marketing, distribution or sale of a product;

➢	an alliance partner with manufacturing responsibilities may encounter regulatory, resource or quality issues and be unable to meet demand requirements;

➢	an alliance partner may exercise its rights under the agreement to terminate a strategic alliance;

➢

a dispute may arise between us and an alliance partner concerning the research, development or commercialization of a program or product candidate resulting in a delay in milestones, royalty payments or termination of a program and possibly resulting in costly litigation or arbitration which may divert management attention and resources; and

➢

an alliance partner may use our proprietary information or intellectual property in such a way as to invite litigation from a third party or fail to maintain or prosecute intellectual property rights such that our rights in such property are jeopardized.

Specifically, with respect to termination rights, Sanofi may terminate the entire alliance or any alliance target program for any or no reason upon a specified number of days’ written notice to us. The agreement with Sanofi may also be terminated by either party for material breach by the other party, including a failure to comply with such party’s diligence obligations that remains uncured after a specified notice period. Similarly, GSK may terminate the entire alliance or any alliance target program for any or no reason upon a specified number of days’ written notice to us and the agreement may also be terminated by either party for material breach by the other party, including a failure to comply with such party’s diligence obligations that remains uncured after a specified notice period. Depending on the timing of any such termination, we may not be entitled to receive the option exercise fees or milestone payments, as these payments terminate with termination of the respective program or agreement.

If any of our alliance partners do not exercise their options with respect to our microRNA development candidates or terminate the strategic alliance, then, depending on the event:

➢

in the case of Sanofi, under certain circumstances, we may owe Sanofi royalties with respect to product candidates covered by our agreement with Sanofi that we elect to continue to commercialize, depending upon the stage of development at which such product commercialization rights reverted back to us, or additional payments if we license such product candidates to third parties;

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Risk factors

➢	the development of our product candidates subject to the Sanofi agreement or GSK agreement, as applicable, may be terminated or significantly delayed;

➢

our cash expenditures could increase significantly if it is necessary for us to hire additional employees and allocate scarce resources to the development and commercialization of product candidates that were previously funded, or expected to be funded, by GSK or Sanofi, as applicable;

➢

we would bear all of the risks and costs related to the further development and commercialization of product candidates that were previously the subject of the GSK agreement or Sanofi agreement, as applicable, including the reimbursement of third parties; and

➢

in order to fund further development and commercialization, we may need to seek out and establish alternative strategic alliances with third-party partners; this may not be possible, or we may not be able to do so on terms which are acceptable to us, in which case it may be necessary for us to limit the size or scope of one or more of our programs or increase our expenditures and seek additional funding by other means.

Any of these events would have a material adverse effect on our results of operations and financial condition.

We expect to rely on third parties to conduct some aspects of our compound formulation, research and preclinical testing, and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such formulation, research or testing.

We do not expect to independently conduct all aspects of our drug discovery activities, compound formulation research or preclinical testing of product candidates. We currently rely and expect to continue to rely on third parties to conduct some aspects of our preclinical testing.

Any of these third parties may terminate their engagements with us at any time. If we need to enter into alternative arrangements, it would delay our product development activities. Our reliance on these third parties for research and development activities will reduce our control over these activities but will not relieve us of our responsibilities. For example, for product candidates that we develop and commercialize on our own, we will remain responsible for ensuring that each of our IND-enabling studies and clinical trials are conducted in accordance with the study plan and protocols for the trial.

If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct our studies in accordance with regulatory requirements or our stated study plans and protocols, we will not be able to complete, or may be delayed in completing, the necessary preclinical studies to enable us or our strategic alliance partners to select viable product candidates for IND submissions and will not be able to, or may be delayed in our efforts to, successfully develop and commercialize such product candidates.

We intend to rely on third-party manufacturers to produce our preclinical supplies, and we intend to rely on third parties to produce clinical supplies of any product candidates that we advance into clinical trials and commercial supplies of any approved product candidates.

Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured the product candidates ourselves, including:

➢	the inability to meet any product specifications and quality requirements consistently;

➢	a delay or inability to procure or expand sufficient manufacturing capacity;

➢	manufacturing and product quality issues related to scale-up of manufacturing;

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Risk factors

➢	costs and validation of new equipment and facilities required for scale-up;

➢	a failure to comply with cGMP and similar foreign standards;

➢	the inability to negotiate manufacturing agreements with third parties under commercially reasonable terms;

➢	termination or nonrenewal of manufacturing agreements with third parties in a manner or at a time that is costly or damaging to us;

➢

the reliance on a limited number of sources, and in some cases, single sources for raw materials, such that if we are unable to secure a sufficient supply of these product components, we will be unable to manufacture and sell future product candidates in a timely fashion, in sufficient quantities or under acceptable terms;

➢	the lack of qualified backup suppliers for any raw materials that are currently purchased from a single source supplier;

➢	operations of our third-party manufacturers or suppliers could be disrupted by conditions unrelated to our business or operations, including the bankruptcy of the manufacturer or supplier;

➢	carrier disruptions or increased costs that are beyond our control; and

➢	the failure to deliver products under specified storage conditions and in a timely manner.

Any of these events could lead to clinical study delays or failure to obtain regulatory approval, or impact our ability to successfully commercialize future products. Some of these events could be the basis for FDA action, including injunction, recall, seizure or total or partial suspension of production.

We expect to rely on limited sources of supply for the drug substance of future product candidates and any disruption in the chain of supply may cause a delay in developing and commercializing these product candidates.

We intend to establish manufacturing relationships with a limited number of suppliers to manufacture raw materials and the drug substance of any product candidate for which we are responsible for preclinical or clinical development. Each supplier may require licenses to manufacture such components if such processes are not owned by the supplier or in the public domain. As part of any marketing approval, a manufacturer and its processes are required to be qualified by the FDA prior to commercialization. If supply from the approved vendor is interrupted, there could be a significant disruption in commercial supply. An alternative vendor would need to be qualified through an NDA supplement which could result in further delay. The FDA or other regulatory agencies outside of the United States may also require additional studies if a new supplier is relied upon for commercial production. Switching vendors may involve substantial costs and is likely to result in a delay in our desired clinical and commercial timelines.

In addition, if our alliance partners elect to pursue the development and commercialization of certain programs, we will lose control over the manufacturing of the product candidate subject to the agreement. For example, if Sanofi elects to develop and commercialize a product candidate targeting miR-21 for HCC or kidney fibrosis under its strategic alliance with us, Sanofi will be responsible for the manufacture of the product candidates for clinical trials. Sanofi will be free to use a manufacturer of its own choosing or manufacture the product candidates in its own manufacturing facilities. In such a case, we will have no control over Sanofi’s processes or supply chains to ensure the timely manufacture and supply of the product candidates. In addition, we will not be able to ensure that the product candidates will be manufactured under the correct conditions to permit the product candidates to be used in such clinical trials. GSK will have similar obligations to manufacture product candidates which it takes into clinical trials under its strategic alliance with us and we will face similar risks as to those product candidates.

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Risk factors

These factors could cause the delay of clinical trials, regulatory submissions, required approvals or commercialization of our future product candidates, cause us to incur higher costs and prevent us from commercializing our products successfully. Furthermore, if our suppliers fail to deliver the required commercial quantities of active pharmaceutical ingredients on a timely basis and at commercially reasonable prices, and we are unable to secure one or more replacement suppliers capable of production at a substantially equivalent cost, our clinical trials may be delayed or we could lose potential revenue.

Manufacturing issues may arise that could increase product and regulatory approval costs or delay commercialization.

As we scale-up manufacturing of future product candidates and conduct required stability testing, product, packaging, equipment and process-related issues may require refinement or resolution in order to proceed with any clinical trials and obtain regulatory approval for commercial marketing. We may identify significant impurities, which could result in increased scrutiny by the regulatory agencies, delays in clinical programs and regulatory approval, increases in our operating expenses, or failure to obtain or maintain approval for future product candidates or any approved products.

We expect to rely on third parties to conduct, supervise and monitor our clinical trials, and if those third parties perform in an unsatisfactory manner, it may harm our business.

If we or our strategic alliance partners commence clinical trials, we expect to rely on CROs and clinical trial sites to ensure the proper and timely conduct of our clinical trials. While we will have agreements governing their activities, we and our strategic alliance partners will have limited influence over their actual performance. We will control only certain aspects of our CROs’ activities. Nevertheless, we or our strategic alliance partners will be responsible for ensuring that each of our clinical trials is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards and our reliance on the CROs does not relieve us of our regulatory responsibilities.

We, our alliance partners and our CROs are required to comply with the FDA’s cGCPs for conducting, recording and reporting the results of IND-enabling studies and clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of clinical trial participants are protected. The FDA enforces these cGCPs through periodic inspections of trial sponsors, principal investigators and clinical trial sites. If we or our CROs fail to comply with applicable cGCPs, the clinical data generated in our future clinical trials may be deemed unreliable and the FDA may require us to perform additional clinical trials before approving any marketing applications. Upon inspection, the FDA may determine that our clinical trials did not comply with cGCPs. In addition, our future clinical trials will require a sufficiently large number of test subjects to evaluate the safety and effectiveness of a potential drug product. Accordingly, if our CROs fail to comply with these regulations or fail to recruit a sufficient number of patients, we may be required to repeat such clinical trials, which would delay the regulatory approval process.

Our CROs will not be our employees, and we will not be able to control whether or not they devote sufficient time and resources to our clinical and nonclinical programs. These CROs may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials, or other drug development activities which could harm our competitive position. If our CROs do not successfully carry out their contractual duties or obligations, fail to meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements, or for any other reasons, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain regulatory approval for, or successfully commercialize our future product candidates. As a result, our financial results and the commercial prospects for such products and any future product candidates that we develop would be harmed, our costs could increase, and our ability to generate revenues could be delayed.

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Risk factors

We also expect to rely on other third parties to store and distribute drug products for any clinical trials that we may conduct. Any performance failure on the part of our distributors could delay clinical development or marketing approval of our future product candidates or commercialization of our products, if approved, producing additional losses and depriving us of potential product revenue.

RISKS RELATED TO OUR INTELLECTUAL PROPERTY

If we are unable to obtain or protect intellectual property rights related to our future products and product candidates, we may not be able to compete effectively in our markets.

We rely upon a combination of patents, trade secret protection and confidentiality agreements to protect the intellectual property related to our future products and product candidates. The strength of patents in the biotechnology and pharmaceutical field involves complex legal and scientific questions and can be uncertain. The patent applications that we own or in-license may fail to result in issued patents with claims that cover the products in the United States or in other foreign countries. There is no assurance that all of the potentially relevant prior art relating to our patents and patent applications has been found, which can invalidate a patent or prevent a patent from issuing based on a pending patent application. Even if patents do successfully issue, third parties may challenge their validity, enforceability or scope, which may result in such patents being narrowed or invalidated. Furthermore, even if they are unchallenged, our patents and patent applications may not adequately protect our intellectual property or prevent others from designing around our claims.

If the patent applications we hold or have in-licensed with respect to our programs or product candidates fail to issue or if their breadth or strength of protection is threatened, it could dissuade companies from collaborating with us to develop product candidates, and threaten our ability to commercialize, future products. We cannot offer any assurances about which, if any, patents will issue or whether any issued patents will be found invalid and unenforceable or will be threatened by third parties. In particular, we are aware that Santaris Pharma A/S, or Santaris, has filed oppositions to patents owned by Stanford University and licensed to us and to a patent owned by us, in each case relating to miR-122, and to a patent owned by Isis relating to chemical modification of oligonucleotides. Any successful opposition to these patents or any other patents owned by or licensed to us could deprive us of rights necessary for the successful commercialization of any product candidates that we or our strategic alliance partners may develop. Further, if we encounter delays in regulatory approvals, the period of time during which we could market a product candidate under patent protection could be reduced. Since patent applications in the United States and most other countries are confidential for a period of time after filing, and some remain so until issued, we cannot be certain that we were the first to file any patent application related to a product candidate. Furthermore, if third parties have filed such patent applications, an interference proceeding in the United States can be initiated by a third party to determine who was the first to invent any of the subject matter covered by the patent claims of our applications. In addition, patents have a limited lifespan. In the United States, the natural expiration of a patent is generally 20 years after it is filed. Various extensions may be available however the life of a patent, and the protection it affords, is limited. Once the patent life has expired for a product, we may be open to competition from generic medications.

In addition to the protection afforded by patents, we rely on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable, processes for which patents are difficult to enforce and any other elements of our drug discovery and development processes that involve proprietary know-how, information or technology that is not covered by patents. Although we expect all of our employees to assign their inventions to us, and all of our employees, consultants, advisors and any third parties who have access to our proprietary know-how, information or technology to enter into

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Risk factors

confidentiality agreements, we cannot provide any assurances that all such agreements have been duly executed or that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. In addition, others may independently discover our trade secrets and proprietary information. For example, the FDA, as part of its Transparency Initiative, is currently considering whether to make additional information publicly available on a routine basis, including information that we may consider to be trade secrets or other proprietary information, and it is not clear at the present time how the FDA’s disclosure policies may change in the future, if at all.

Further, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the United States. As a result, we may encounter significant problems in protecting and defending our intellectual property both in the United States and abroad. If we are unable to prevent material disclosure of the non-patented intellectual property related to our technologies to third parties, and there is no guarantee that we will have any such enforceable trade secret protection, we may not be able to establish or maintain a competitive advantage in our market, which could materially adversely affect our business, results of operations and financial condition.

Third-party claims of intellectual property infringement may prevent or delay our development and commercialization efforts.

Our commercial success depends in part on our avoiding infringement of the patents and proprietary rights of third parties. There is a substantial amount of litigation, both within and outside the United States, involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries, including patent infringement lawsuits, interferences, oppositions and inter partes reexamination proceedings before the U.S. Patent and Trademark Office, or U.S. PTO, and corresponding foreign patent offices. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we and our strategic alliance partners are pursuing development candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that our future product candidates may be subject to claims of infringement of the patent rights of third parties.

Third parties may assert that we are employing their proprietary technology without authorization. There may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of our future product candidates. Because patent applications can take many years to issue, there may be currently pending patent applications which may later result in issued patents that our future product candidates may infringe. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of any of our future product candidates, any molecules formed during the manufacturing process or any final product itself, the holders of any such patents may be able to block our ability to commercialize such product candidate unless we obtained a license under the applicable patents, or until such patents expire. Similarly, if any third-party patents were held by a court of competent jurisdiction to cover aspects of our formulations, processes for manufacture or methods of use, including combination therapy, the holders of any such patents may be able to block our ability to develop and commercialize the applicable product candidate unless we obtained a license or until such patent expires. In either case, such a license may not be available on commercially reasonable terms or at all.

Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our future product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would

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Risk factors

be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, pay royalties, redesign our infringing products or obtain one or more licenses from third parties, which may be impossible or require substantial time and monetary expenditure.

If we fail to comply with our obligations in the agreements under which we license intellectual property rights from third parties or otherwise experience disruptions to our business relationships with our licensors, we could lose license rights that are important to our business.

We are a party to a number of intellectual property license agreements that are important to our business and expect to enter into additional license agreements in the future. Our existing license agreements impose, and we expect that future license agreements will impose, various diligence, milestone payment, royalty and other obligations on us. For example, under our exclusive license agreement for Max-Planck-Innovation GmbH’s proprietary technology and know-how covering microRNA sequences, we are required to use commercially reasonable diligence to develop and commercialize a product and to satisfy specified payment obligations. These agreements and licenses are set forth in greater detail in the “Business—Our Intellectual Property and Technology Licenses” section. If we fail to comply with our obligations under our agreement with Max-Planck-Innovation GmbH or our other license agreements, or we are subject to a bankruptcy, the licensor may have the right to terminate the license, in which event we, or our strategic alliance partners, would not be able to market products covered by the license.

In addition, our exclusive license agreements with our founding companies, Alnylam and Isis, provide us with rights to nucleotide technologies in the field of microRNA therapeutics based on oligonucleotides that modulate up-regulated microRNAs. Some of these technologies, such as intellectual property relating to the chemical modification of oligonucleotides, are relevant to our product candidate development programs. If our license agreements with Alnylam or Isis are terminated, or our business relationships with either of these companies or our other licensors are disrupted by events that may include the acquisition of either company, our access to critical intellectual property rights will be materially and adversely affected.

We may need to obtain licenses from third parties to advance our research or allow commercialization of our future product candidates, and we have done so from time to time. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further develop and commercialize one or more of our future product candidates, which could harm our business significantly. We cannot provide any assurances that third-party patents do not exist which might be enforced against our future products, resulting in either an injunction prohibiting our sales, or, with respect to our sales, an obligation on our part to pay royalties and/or other forms of compensation to third parties.

We may be involved in lawsuits to protect or enforce our patents or the patents of our licensors, which could be expensive, time consuming and unsuccessful.

Competitors may infringe our patents or the patents of our licensors. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours or our licensors is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing.

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Risk factors

Interference proceedings provoked by third parties or brought by us may be necessary to determine the priority of inventions with respect to our patents or patent applications or those of our alliance partners or licensors. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Our defense of litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. We may not be able to prevent, alone or with our licensors, misappropriation of our intellectual property rights, particularly in countries where the laws may not protect those rights as fully as in the United States.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our common stock.

We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties.

We employ individuals who were previously employed at other biotechnology or pharmaceutical companies. We may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed confidential information of our employees’ former employers or other third parties. We may also be subject to claims that former employers or other third parties have an ownership interest in our patents. Litigation may be necessary to defend against these claims. There is no guarantee of success in defending these claims, and if we are successful, litigation could result in substantial cost and be a distraction to our management and other employees.

RISKS RELATED TO COMMERCIALIZATION OF PRODUCT CANDIDATES

The commercial success of our miR-21 and miR-122 programs, which are part of our strategic alliance agreements with Sanofi and GSK, respectively, will depend in large part on the development and marketing efforts of our alliance partners. If our alliance partners are unable to perform in accordance with the terms of our agreements, our potential to generate future revenue from these programs would be significantly reduced and our business would be materially and adversely harmed.

If either Sanofi or GSK elects to pursue the development and commercialization of any of the microRNA product candidates that are subject to their respective strategic alliance agreements with us, we will have limited influence and/or control over their approaches to development and commercialization. If Sanofi, GSK or any potential future strategic alliance partners do not perform in the manner that we expect or fail to fulfill their responsibilities in a timely manner, or at all, the clinical development, regulatory approval and commercialization efforts related to product candidates we have licensed to such strategic alliance partners could be delayed or terminated.

If we terminate either of our strategic alliances or any program thereunder due to a material breach by Sanofi or GSK, we have the right to assume the responsibility at our own expense for the development of the applicable microRNA product candidates. Assuming sole responsibility for further development will increase our expenditures, and may mean we will need to limit the size and scope of one or more of our programs, seek additional funding and/or choose to stop work altogether on one or more of the

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Risk factors

affected product candidates. This could result in a limited potential to generate future revenue from such microRNA product candidates and our business could be materially and adversely affected. Further, under certain circumstances, we may owe Sanofi or GSK, as applicable, royalties on any product candidate that we may successfully commercialize.

We face significant competition from other biotechnology and pharmaceutical companies and our operating results will suffer if we fail to compete effectively.

The biotechnology and pharmaceutical industries are intensely competitive. We have competitors both in the United States and internationally, including major multinational pharmaceutical companies, biotechnology companies and universities and other research institutions. We are aware of several companies that are working specifically to develop microRNA therapeutics including Groove Biopharma, Inc., miRagen Therapeutics, Inc., Mirna Therapeutics, Inc., and Santaris. Many of our competitors have substantially greater financial, technical and other resources, such as larger research and development staff and experienced marketing and manufacturing organizations. Additional mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated in our competitors. Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in these industries. Our competitors may succeed in developing, acquiring or licensing on an exclusive basis, drug products that are more effective or less costly than any product candidate that we may develop.

All of our programs are in a preclinical development stage and are targeted toward indications for which there are approved products on the market or product candidates in clinical development. We will face competition from other drugs currently approved or that will be approved in the future for the same therapeutic indications. Our ability to compete successfully will depend largely on our ability to leverage our experience in drug discovery and development to:

➢	discover and develop therapeutics that are superior to other products in the market;

➢	attract qualified scientific, product development and commercial personnel;

➢	obtain patent and/or other proprietary protection for our microRNA product platform and future product candidates;

➢	obtain required regulatory approvals; and

➢	successfully collaborate with pharmaceutical companies in the discovery, development and commercialization of new therapeutics.

The availability of our competitors’ products could limit the demand, and the price we are able to charge, for any products that we may develop and commercialize. We will not achieve our business plan if the acceptance of any of these products is inhibited by price competition or the reluctance of physicians to switch from existing drug products to our products, or if physicians switch to other new drug products or choose to reserve our future products for use in limited circumstances. The inability to compete with existing or subsequently introduced drug products would have a material adverse impact on our business, financial condition and prospects.

Established pharmaceutical companies may invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make our future product candidates less competitive. In addition, any new product that competes with an approved product must demonstrate compelling advantages in efficacy, convenience, tolerability and safety in order to overcome price competition and to be commercially successful. Accordingly, our competitors may succeed in obtaining patent protection, receiving FDA approval or discovering, developing and commercializing product candidates before we do, which would have a material adverse impact on our business.

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Risk factors

The commercial success of our product candidates will depend upon the acceptance of these product candidates by the medical community, including physicians, patients and healthcare payors.

The degree of market acceptance of any product candidates will depend on a number of factors, including:

➢	demonstration of clinical safety and efficacy compared to other products;

➢	the relative convenience, ease of administration and acceptance by physicians, patients and healthcare payors;

➢	the prevalence and severity of any AEs;

➢	limitations or warnings contained in the FDA-approved label for such products;

➢	availability of alternative treatments;

➢	pricing and cost-effectiveness;

➢	the effectiveness of our or any collaborators’ sales and marketing strategies;

➢	our ability to obtain hospital formulary approval;

➢	our ability to obtain and maintain sufficient third party coverage or reimbursement; and

➢	the willingness of patients to pay out-of-pocket in the absence of third party coverage.

Unless other formulations are developed in the future, we expect our compounds to be formulated in an injectable form. Injectable medications may be disfavored by patients or their physicians in the event drugs which are easy to administer, such as oral medications, are available. If a product is approved, but does not achieve an adequate level of acceptance by physicians, patients and healthcare payors, we may not generate sufficient revenues from such product and we may not become or remain profitable.

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell our future product candidates, we may be unable to generate any revenues.

We currently do not have an organization for the sales, marketing and distribution of pharmaceutical products and the cost of establishing and maintaining such an organization may exceed the cost-effectiveness of doing so. In order to market any products that may be approved, we must build our sales, marketing, managerial and other non-technical capabilities or make arrangements with third parties to perform these services. With respect to our current programs which are the subject of existing strategic alliances, such as miR-21 with Sanofi and miR-122 with GSK, we intend to rely completely on our alliance partner for sales and marketing. In addition, we intend to enter into strategic alliances with third parties to commercialize other future product candidates, including in markets outside of the United States or for other large markets that are beyond our resources. Although we intend to establish a sales organization if we are able to obtain approval to market any product candidates for niche markets in the United States, we will also consider the option to enter into strategic alliances for future product candidates in the United States if commercialization requirements exceed our available resources. This will reduce the revenue generated from the sales of these products.

Our current and future strategic alliance partners, if any, may not dedicate sufficient resources to the commercialization of our future product candidates or may otherwise fail in their commercialization due to factors beyond our control. If we are unable to establish effective alliances to enable the sale of our future product candidates to healthcare professionals and in geographical regions, including the United

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Risk factors

States, that will not be covered by our own marketing and sales force, or if our potential future strategic alliance partners do not successfully commercialize the product candidates, our ability to generate revenues from product sales will be adversely affected.

If we are unable to establish adequate sales, marketing and distribution capabilities, whether independently or with third parties, we may not be able to generate sufficient product revenue and may not become profitable. We will be competing with many companies that currently have extensive and well-funded marketing and sales operations. Without an internal team or the support of a third party to perform marketing and sales functions, we may be unable to compete successfully against these more established companies.

If we obtain approval to commercialize any approved products outside of the United States, a variety of risks associated with international operations could materially adversely affect our business.

Our strategic alliance agreements with Sanofi and GSK provide that our partners will be responsible for the commercialization of future product candidates, if any, from our miR-21 and miR-122 programs. If any other future product candidates that we may develop are approved for commercialization, we may also enter into agreements with third parties to market them on a worldwide basis or in more limited geographical regions. We expect that we will be subject to additional risks related to entering into international business relationships, including:

➢	different regulatory requirements for drug approvals in foreign countries;

➢	reduced protection for intellectual property rights;

➢	unexpected changes in tariffs, trade barriers and regulatory requirements;

➢	economic weakness, including inflation, or political instability in particular foreign economies and markets;

➢	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

➢	foreign taxes, including withholding of payroll taxes;

➢	foreign currency fluctuations, which could result in increased operating expenses and reduced revenues, and other obligations incident to doing business in another country;

➢	workforce uncertainty in countries where labor unrest is more common than in the United States;

➢	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

➢	business interruptions resulting from geopolitical actions, including war and terrorism, or natural disasters including earthquakes, typhoons, floods and fires.

Hospital formulary approval and reimbursement may not be available for our future product candidates, which could make it difficult for us to sell products profitably.

Obtaining formulary approval can be an expensive and time consuming process. We cannot be certain if and when we will obtain formulary approval to allow us to sell any products that we may develop and commercialize into our target markets. Failure to obtain timely formulary approval will limit our commercial success.

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Risk factors

Furthermore, market acceptance and sales of any future product candidates that we develop will depend on reimbursement policies and may be affected by future healthcare reform measures. Government authorities and third party payors, such as private health insurers, hospitals and health maintenance organizations, decide which drugs they will pay for and establish reimbursement levels. We cannot be sure that reimbursement will be available for any future product candidates. Also, reimbursement amounts may reduce the demand for, or the price of, our future products. If reimbursement is not available, or is available only to limited levels, we may not be able to successfully commercialize future product candidates that we develop.

There have been a number of legislative and regulatory proposals to change the healthcare system in the United States and in some foreign jurisdictions that could affect our ability to sell products profitably. These legislative and/or regulatory changes may negatively impact the reimbursement for drug products, following approval. The availability of numerous generic treatments may also substantially reduce the likelihood of reimbursement for our future products. The potential application of user fees to generic drug products may expedite the approval of additional generic drug treatments. We expect to experience pricing pressures in connection with the sale of any products that we develop, due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative changes. If we fail to successfully secure and maintain reimbursement coverage for our future products or are significantly delayed in doing so, we will have difficulty achieving market acceptance of our future products and our business will be harmed.

RISKS RELATED TO OUR BUSINESS OPERATIONS AND INDUSTRY

Our future success depends on our ability to retain key executives and to attract, retain and motivate qualified personnel.

We are highly dependent on principal members of our executive team listed under “Management” located elsewhere in this prospectus, the loss of whose services may adversely impact the achievement of our objectives. While we have entered into employment agreements with each of our executive officers, any of them could leave our employment at any time, as all of our employees are “at will” employees. Recruiting and retaining other qualified employees for our business, including scientific and technical personnel, will also be critical to our success. There is currently a shortage of skilled executives in our industry, which is likely to continue. As a result, competition for skilled personnel is intense and the turnover rate can be high. We may not be able to attract and retain personnel on acceptable terms given the competition among numerous pharmaceutical companies for individuals with similar skill sets. In addition, failure to succeed in preclinical studies and clinical trials may make it more challenging to recruit and retain qualified personnel. The inability to recruit or loss of the services of any executive or key employee might impede the progress of our research, development and commercialization objectives.

We will need to expand our organization and we may experience difficulties in managing this growth, which could disrupt our operations.

As of March 31, 2012, we had 53 full-time employees. As our company matures, we expect to expand our employee base to increase our managerial, scientific and operational, commercial, financial and other resources and to hire more consultants and contractors. Future growth would impose significant additional responsibilities on our management, including the need to identify, recruit, maintain, motivate and integrate additional employees, consultants and contractors. Also, our management may need to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. We may not be able to effectively manage the expansion of our operations, which may result in weaknesses in our infrastructure, give rise to operational mistakes, loss of business opportunities, loss of employees and reduced productivity

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Risk factors

among remaining employees. Our expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of additional product candidates. If our management is unable to effectively manage our growth, our expenses may increase more than expected, our ability to generate and/or grow revenues could be reduced, and we may not be able to implement our business strategy. Our future financial performance and our ability to commercialize future product candidates and compete effectively will depend, in part, on our ability to effectively manage any future growth.

Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements and insider trading.

We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with the regulations of the FDA and non-U.S. regulators, provide accurate information to the FDA and non-U.S. regulators, comply with healthcare fraud and abuse laws and regulations in the United States and abroad, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and cause serious harm to our reputation. We have adopted a code of conduct, but it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

We face potential product liability, and, if successful claims are brought against us, we may incur substantial liability and costs.

The use of our future product candidates in clinical trials and the sale of any products for which we obtain marketing approval exposes us to the risk of product liability claims. Product liability claims might be brought against us by consumers, healthcare providers, pharmaceutical companies or others selling or otherwise coming into contact with our products. If we cannot successfully defend against product liability claims, we could incur substantial liability and costs. In addition, regardless of merit or eventual outcome, product liability claims may result in:

➢	impairment of our business reputation;

➢	withdrawal of clinical trial participants;

➢	costs due to related litigation;

➢	distraction of management’s attention from our primary business;

➢	substantial monetary awards to patients or other claimants;

➢	the inability to commercialize our future product candidates; and

➢	decreased demand for our future product candidates, if approved for commercial sale.

32

Risk factors

We do not currently have any product liability insurance coverage. We anticipate obtaining such insurance prior to the commencement of any clinical trials but any such insurance coverage that we obtain may not be sufficient to reimburse us for any expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive and in the future we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. If and when we obtain marketing approval for future product candidates, we intend to expand our insurance coverage to include the sale of commercial products; however, we may be unable to obtain product liability insurance on commercially reasonable terms or in adequate amounts. On occasion, large judgments have been awarded in class action lawsuits based on drugs that had unanticipated adverse effects. A successful product liability claim or series of claims brought against us could cause our stock price to decline and, if judgments exceed our insurance coverage, could adversely affect our results of operations and business.

Business interruptions could delay us in the process of developing our future products.

Our headquarters are located in San Diego County. We are vulnerable to natural disasters such as earthquakes and wild fires, as well as other events that could disrupt our operations. We do not carry insurance for earthquakes or other natural disasters and we may not carry sufficient business interruption insurance to compensate us for losses that may occur. Any losses or damages we incur could have a material adverse effect on our business operations.

RISKS RELATED TO THIS OFFERING AND OWNERSHIP OF OUR COMMON STOCK

The market price of our common stock may be highly volatile, and you may not be able to resell your shares at or above the initial public offering price.

Prior to this offering, there has not been a public market for our common stock. An active trading market for our common stock may not develop following this offering. You may not be able to sell your shares quickly or at the market price if trading in our common stock is not active. The initial public offering price for the shares will be determined by negotiations between us and the representative of the underwriters and may not be indicative of prices that will prevail in the trading market.

The trading price of our common stock is likely to be volatile. Our stock price could be subject to wide fluctuations in response to a variety of factors, including the following:

➢	adverse results or delays in preclinical testing or clinical trials;

➢	inability to obtain additional funding;

➢	any delay in filing an IND or NDA for any of our future product candidates and any adverse development or perceived adverse development with respect to the FDA’s review of that IND or NDA;

➢	failure to maintain our existing strategic alliances or enter into new alliances;

➢	failure of our strategic alliance partners to elect to develop and commercialize product candidates under our alliance agreements or the termination of any programs under our alliance agreements;

➢	failure by us or our licensors and strategic alliance partners to prosecute, maintain or enforce our intellectual property rights;

➢	failure to successfully develop and commercialize our future product candidates;

➢	changes in laws or regulations applicable to future products;

33

Risk factors

➢	inability to obtain adequate product supply for our future product candidates or the inability to do so at acceptable prices;

➢	adverse regulatory decisions;

➢	introduction of new products, services or technologies by our competitors;

➢	failure to meet or exceed financial projections we may provide to the public;

➢	failure to meet or exceed the estimates and projections of the investment community;

➢	the perception of the pharmaceutical industry by the public, legislatures, regulators and the investment community;

➢	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us, our strategic alliance partners or our competitors;

➢	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

➢	additions or departures of key scientific or management personnel;

➢	significant lawsuits, including patent or stockholder litigation;

➢	changes in the market valuations of similar companies;

➢	sales of our common stock by us or our stockholders in the future; and

➢	trading volume of our common stock.

In addition, companies trading in the stock market in general, and The NASDAQ Global Market in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance.

Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

Our executive officers, directors, 5% stockholders and their affiliates beneficially own nearly 100% of our voting stock and, upon closing of this offering, that same group will beneficially own approximately        % of our outstanding voting stock. Therefore, even after this offering these stockholders will have the ability to influence us through this ownership position. These stockholders may be able to determine all matters requiring stockholder approval. For example, these stockholders, acting together, may be able to control elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may believe are in your best interest as one of our stockholders.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are

34

Risk factors

not “emerging growth companies,” including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700.0 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act, as well as rules subsequently implemented by the Securities and Exchange Commission, or SEC, and The NASDAQ Global Market have imposed various requirements on public companies. In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, was enacted. There are significant corporate governance and executive compensation related provisions in the Dodd-Frank Act that require the SEC to adopt additional rules and regulations in these areas such as “say on pay” and proxy access. Recent legislation permits smaller “emerging growth companies” to implement many of these requirements over a longer period and up to five years from the pricing of this offering. We intend to take advantage of this new legislation but cannot guarantee that we will not be required to implement these requirements sooner than budgeted or planned and thereby incur unexpected expenses. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which we operate our business in ways we cannot currently anticipate. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain our current levels of such coverage.

If you purchase our common stock in this offering, you will incur immediate and substantial dilution in the book value of your shares.

Investors purchasing common stock in this offering will pay a price per share that substantially exceeds the pro forma book value (deficit) per share of our tangible assets after subtracting our liabilities. As a result, investors purchasing common stock in this offering will incur immediate dilution of $         per share, based on an assumed initial public offering price of $         per share, the midpoint of the price

35

Risk factors

range set forth on the cover page of this prospectus, and our pro forma net tangible book value (deficit) as of March 31, 2012. Further, based on these assumptions, investors purchasing common stock in this offering will contribute approximately         % of the total amount invested by stockholders since our inception, but will own only approximately         % of the shares of common stock outstanding. For information on how the foregoing amounts were calculated, see “Dilution.”

This dilution is due to the substantially lower price paid by our investors who purchased shares prior to this offering as compared to the price offered to the public in this offering, and the exercise of stock options granted to our employees. In addition, as of March 31, 2012, options to purchase 6,579,511 shares of our common stock at a weighted average exercise price at March 31, 2012 of $0.44 per share were outstanding. The exercise of any of these options would result in additional dilution. As a result of the dilution to investors purchasing shares in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of our liquidation.

Sales of a substantial number of shares of our common stock in the public market by our existing stockholders could cause our stock price to fall.

Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our common stock.

We, along with our directors, executive management team, holders of our convertible preferred stock and holders of our convertible promissory notes have agreed that for a period of 365 days after the date of this prospectus, subject to specified exceptions, we or they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock. Substantially all of our other stockholders and optionholders have agreed to similar obligations for a period of 180 days after the date of this prospectus. Subject to certain limitations, approximately         shares will become eligible for sale upon expiration of the lock-up period, as calculated and described in more detail in the section entitled “Shares eligible for future sale.” In addition, shares issued or issuable upon exercise of options vested as of the expiration of the lock-up period will be eligible for sale at that time. Sales of stock by these stockholders could have a material adverse effect on the trading price of our common stock.

Certain holders of our securities are entitled to rights with respect to the registration of their shares under the Securities Act of 1933, as amended, or the Securities Act, subject to the applicable lock-up arrangement described above. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares held by our affiliates as defined in Rule 144 under the Securities Act. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock.

Future sales and issuances of our common stock or rights to purchase common stock, including pursuant to our equity incentive plans, could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

We expect that significant additional capital will be needed in the future to continue our planned operations. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales. These sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to our existing stockholders.

36

Risk factors

Pursuant to our 2009 Equity Incentive Plan, or the 2009 plan, our management is authorized to grant stock options and other equity-based awards to our employees, directors and consultants. The number of shares available for future grant under the 2009 plan will automatically increase each year by up to 5% of all shares of our capital stock outstanding as of December 31 of the prior calendar year, subject to the ability of our board of directors to take action to reduce the size of the increase in any given year. Currently, we plan to register the increased number of shares available for issuance under the 2009 plan each year. If our board of directors elects to increase the number of shares available for future grant by the maximum amount each year, our stockholders may experience additional dilution, which could cause our stock price to fall.

We could be subject to securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because pharmaceutical companies have experienced significant stock price volatility in recent years. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section entitled “Use of proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

Under Section 382 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change,” generally defined as a greater than 50% change (by value) in its equity ownership over a three year period, the corporation’s ability to use its pre-change net operating loss carryforwards, or NOLs, and other pre-change tax attributes (such as research tax credits) to offset its post-change income may be limited. We believe that, with our initial public offering and other transactions that have occurred over the past three years, we may have triggered an “ownership change” limitation. We may also experience ownership changes in the future as a result of subsequent shifts in our stock ownership. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carryforwards to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us. In addition, at the state level, there may be periods during which the use of NOLs is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed.

We do not intend to pay dividends on our common stock so any returns will be limited to the value of our stock.

We have never declared or paid any cash dividends on our common stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to the appreciation of their stock.

37

Risk factors

Provisions in our amended and restated certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholders or remove our current management.

Some provisions of our charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders and may prevent attempts by our stockholders to replace or remove our current management. These provisions include:

➢	authorizing the issuance of “blank check” preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

➢	limiting the removal of directors by the stockholders;

➢	prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders;

➢	eliminating the ability of stockholders to call a special meeting of stockholders; and

➢	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings.

In addition, we are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless such transactions are approved by our board of directors. This provision could have the effect of delaying or preventing a change in control, whether or not it is desired by or beneficial to our stockholders. Further, other provisions of Delaware law may also discourage, delay or prevent someone from acquiring us or merging with us.

38

Special note regarding forward-looking statements

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Prospectus summary,” “Risk factors,” “Management’s discussion and analysis of financial condition and results of operations” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

➢	the initiation, cost, timing, progress and results of our research and development activities, preclinical studies and future clinical trials;

➢	our ability to obtain and maintain regulatory approval of our future product candidates, and any related restrictions, limitations, and/or warnings in the label of an approved product candidate;

➢	our ability to obtain funding for our operations;

➢	our plans to research, develop and commercialize our future product candidates;

➢	our strategic alliance partners’ election to pursue development and commercialization;

➢	our ability to attract collaborators with development, regulatory and commercialization expertise;

➢	our ability to obtain and maintain intellectual property protection for our future product candidates;

➢	the size and growth potential of the markets for our future product candidates, and our ability to serve those markets;

➢	our ability to successfully commercialize our future product candidates;

➢	the rate and degree of market acceptance of our future product candidates;

➢	our ability to develop sales and marketing capabilities, whether alone or with potential future collaborators;

➢	regulatory developments in the United States and foreign countries;

➢	the performance of our third-party suppliers and manufacturers;

➢	the success of competing therapies that are or become available;

➢	the loss of key scientific or management personnel;

➢	our expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

➢	our use of the proceeds from this offering; and

➢	the accuracy of our estimates regarding expenses, future revenues, capital requirements and need for additional financing.

In some cases, you can identify these statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions. These forward-looking statements reflect our management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this prospectus and are subject to risks and uncertainties. We discuss many of these risks in greater detail under the heading “Risk factors.” Moreover, we operate in a very

39

Special note regarding forward-looking statements

competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements. The Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended, do not protect any forward-looking statements that we make in connection with this offering.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

40

Use of proceeds

We estimate that we will receive net proceeds of approximately $         million (or approximately $         million if the underwriters’ over-allotment option is exercised in full) from the sale of the shares of common stock offered by us in this offering, based on an assumed initial public offering price of $         per share (the midpoint of the price range set forth on the cover page of this prospectus), and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. A $1.00 increase (decrease) in the assumed initial public offering price of $         per share would increase (decrease) the net proceeds to us from this offering by approximately $         million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, a one million share increase (decrease) in the number of shares offered by us, as set forth on the cover of this prospectus, would increase (decrease) the net proceeds to us by $        , assuming the assumed initial public offering price of $         per share (the midpoint of the price range set forth on the cover of this prospectus), remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering for preclinical and clinical development of our initial microRNA development candidates, for the identification and validation of additional microRNA targets, and for capital expenditures, working capital and other general corporate purposes, including costs and expenses associated with being a public company. We may also use a portion of the net proceeds to in-license, acquire or invest in complementary microRNA businesses, technologies, products or assets. However, we have no current commitments or obligations to do so. We cannot currently allocate specific percentages of the net proceeds that we may use for the purposes specified above. Accordingly, we will have broad discretion in the use of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our stock. Pending their use, we plan to invest the net proceeds from this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

41

Dividend policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. We do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions, business prospects and other factors our board of directors may deem relevant.

42

Capitalization

The following table sets forth our cash, cash equivalents and short-term investments, and our capitalization as of March 31, 2012:

➢	on an actual basis;

➢	on a pro forma basis to reflect:

➢	the conversion of all the outstanding shares of our convertible preferred stock into 27,399,999 shares of our common stock upon completion of this offering; and

➢	the filing of our amended and restated certificate of incorporation, which will occur upon the completion of this offering.

➢

on a pro forma as adjusted basis to reflect the sale by us of                  shares of our common stock at an assumed initial public offering price of $         per share (the midpoint of the range set forth on the cover of this prospectus), and after deducting the estimated underwriting discounts and commissions and estimated offering costs payable by us.

The pro forma information below is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table together with “Management’s discussion and analysis of financial condition and results of operations” and our financial statements and the related notes appearing elsewhere in this prospectus.

	As of March 31, 2012
	Actual	Pro forma	Pro forma as adjusted(1)
	(unaudited, in thousands, except share and per share data)
Cash, cash equivalents and short-term investments	$32,508	$32,508	$

Long-term debt, including current portion	$10,708	$10,708	$
Convertible preferred stock; $0.001 par value: 27,500,000 shares authorized, 27,399,999 shares issued and outstanding, actual; shares authorized, no shares issued or outstanding, pro forma and pro forma as adjusted	42,691	—
Stockholders’ deficit:
Common stock; $0.001 par value: 38,600,000 shares authorized, 480,805 shares issued and outstanding, actual; shares authorized and 27,880,804 shares issued and outstanding, pro forma; shares authorized and shares issued and outstanding, pro forma as adjusted	—	28
Additional paid-in capital	1,730	44,393
Accumulated other comprehensive income (loss)	(1)	(1)
Accumulated deficit	(45,258)	(45,258)

Total stockholders’ deficit	(43,529)	(838)

Total capitalization	$9,870	$9,870	$

(1)	Each $1.00 increase (decrease) in the assumed initial public offering price of $ per share (the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease), respectively, the amount of cash, cash equivalents and short-term investments, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization by approximately $ million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering costs payable by us.

43

Capitalization

The number of shares of common stock shown as issued and outstanding on a pro forma as adjusted basis in the table is based on the number of shares of our common stock outstanding as of March 31, 2012, and excludes:

➢	6,579,511 shares of common stock issuable upon the exercise of options outstanding as of March 31, 2012 at a weighted average exercise price of $0.44 per share;

➢

         shares of common stock reserved for future issuance under the 2012 Plan (including 2,050,705 shares of common stock reserved for issuance under the 2009 Plan, which shares will be added to the shares reserved under the 2012 Plan upon its effectiveness), which will become effective upon the closing of this offering; and

➢	shares of common stock reserved for issuance under the ESPP, which will become effective upon the closing of this offering.

44

Dilution

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share and the pro forma as adjusted net tangible book value per share of our common stock after this offering.

Our historical net tangible book value (deficit) as of March 31, 2012 was approximately $(44.5) million, or $(92.58) per share of common stock. Our historical net tangible book value (deficit) is the amount of our total tangible assets less our total liabilities. Net historical tangible book value (deficit) per share is our historical net tangible book value (deficit) divided by the number of shares of common stock outstanding as of March 31, 2012. Our pro forma net tangible book value (deficit) as of March 31, 2012 was $(1.8) million, or $(0.07) per share of common stock. Pro forma net tangible book value (deficit) gives effect to the conversion of all of our outstanding convertible preferred stock into an aggregate of 27,399,999 shares of our common stock which will occur automatically upon the completion of this offering.

Pro forma as adjusted net book value is our pro forma net tangible book value (deficit), plus the effect of the sale of shares of our common stock in this offering at an assumed initial public offering price of $         per share (the midpoint of the range set forth on the cover of this prospectus), and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. This amount represents an immediate increase in pro forma as adjusted net tangible book value of $         per share to our existing stockholders, and an immediate dilution of $         per share to new investors participating in this offering.

The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share			$
Historical net tangible book value (deficit) per share as of March 31, 2012		$(92.58)
Pro forma increase in net tangible book value per share as of March 31, 2012 attributable to the conversion of convertible preferred stock		92.51

Pro forma net tangible book value (deficit) per share as of March 31, 2012, before giving effect to this offering		(0.07)
Increase in pro forma net tangible book value per share attributable to new investors participating in this offering	$

Pro forma as adjusted net tangible book value (deficit) per share after this offering

Dilution per share to new investors participating in this offering			$

A $1.00 increase (decrease) in the assumed initial public offering price of $                 per share (the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) the pro forma as adjusted net tangible book value (deficit) per share after this offering by approximately $                 per share and the dilution per share to investors participating in this offering by approximately $                 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering costs payable by us. Similarly, a one million share increase (decrease) in the number of shares offered by us, as set forth on the cover of this prospectus, would increase (decrease) the pro forma as adjusted net tangible book value (deficit) per share after this offering by approximately $         and the dilution per share to investors participating in this offering by approximately $            , assuming the assumed initial public offering price of $                 per share (the midpoint of the price range set forth on the cover of this prospectus) remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering costs payable by us.

45

Dilution

If the underwriters exercise their over-allotment option in full to purchase             additional shares of our common stock in this offering, the pro forma as adjusted net tangible book value per share after this offering would be $             per share and the dilution to new investors purchasing common stock in this offering would be $             per share.

The following table summarizes, on a pro forma as adjusted basis as of March 31, 2012, the number of shares purchased or to be purchased from us, the total consideration paid or to be paid to us, and the average price per share paid or to be paid to us by existing stockholders and new investors participating in this offering at an assumed initial public offering price of $         per share (the midpoint of the range set forth on the cover of this prospectus), before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. As the table below shows, new investors participating in this offering will pay an average price per share substantially higher than our existing stockholders paid.

	Shares purchased			Total consideration			Average price per share
	Number	Percent		Amount	Percent
(in thousands, except percents)
Existing stockholders before this offering			%	$		%	$
Investors participating in this offering

Total		100%		$	100%

A $1.00 increase (decrease) in the assumed initial public offering price of $         per share (the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) the total consideration paid by new investors by $        , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and before deducting the estimated underwriting discounts and commissions and estimated offering costs payable by us.

Except as otherwise indicated, the discussion and tables above assume no exercise of the underwriters’ option to purchase additional shares of our common stock in this offering and no exercise of any outstanding options. If the underwriters’ option to purchase additional shares is exercised in full, the percentage of outstanding common stock held by existing stockholders will be reduced to                      % of the total number of shares of common stock to be outstanding upon completion of this offering, and the number of shares of common stock held by investors participating in this offering will be increased to         shares, or     % of the total number of shares of common stock to be outstanding upon completion of this offering.

The foregoing discussion and tables are based on 27,880,804 shares of common stock outstanding as of March 31, 2012, after giving effect to the conversion of our outstanding convertible preferred shares into an aggregate of 27,399,999 shares of common stock, and excludes:

➢	6,579,511 shares of common stock issuable upon the exercise of outstanding stock options under the 2009 plan at a weighted average exercise price of $0.44 per share;

➢

        shares of common stock reserved for future issuance under the 2012 Plan (including 2,050,705 shares of common stock reserved for issuance under the 2009 Plan, which shares will be added to the shares reserved under the 2012 Plan upon its effectiveness), which will become effective upon the closing of this offering; and

➢	shares of common stock reserved for future issuance under the ESPP, which will become effective upon the closing of this offering.

46

Dilution

Effective immediately upon closing of this offering, an aggregate of         shares of our common stock will be reserved for issuance under the 2012 Plan (including 2,050,705 shares of common stock reserved for issuance under the 2009 Plan, which shares will be added to the shares reserved under the 2012 Plan upon its effectiveness) and the ESPP, and these share reserves will also be subject to automatic annual increases in accordance with the terms of the plans. Furthermore, we may choose to raise additional capital through the sale of equity or convertible debt securities due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that any of these options are exercised, new options are issued under our equity incentive plans or we issue additional shares of common stock or other equity or convertible debt securities in the future, there will be further dilution to investors participating in this offering.

47

Selected financial data

The following selected financial data should be read together with our financial statements and accompanying notes and “Management’s discussion and analysis of financial condition and results of operations” appearing elsewhere in this prospectus. The selected financial data in this section are not intended to replace our financial statements and the related notes. Our historical results are not necessarily indicative of our future results.

The selected statement of operations data for the years ended December 31, 2010 and 2011 and the selected balance sheet data as of December 31, 2010 and 2011 are derived from our audited financial statements appearing elsewhere in this prospectus. The selected statement of operations data for the three months ended March 31, 2011 and 2012 and the selected balance sheet data as of March 31, 2012 are derived from our unaudited financial statements appearing elsewhere in this prospectus. The unaudited financial statements have been prepared on a basis consistent with our audited financial statements included in this prospectus and include, in our opinion, all adjustments, consisting of normal recurring adjustments necessary for the fair presentation of the financial information in those statements.

	Year ended December 31,		Three months ended March 31,
Statement of operations data	2010	2011	2011	2012
	(in thousands, except share and per share data)
			(unaudited)
Revenues:
Revenue under strategic alliances	$8,112	$13,767	$3,309	$3,344
Grant revenue	489	22	—	—

Total revenues	8,601	13,789	3,309	3,344
Operating expenses:
Research and development	20,178	17,289	4,425	4,603
General and administrative	3,921	3,637	1,034	921

Total operating expenses	24,099	20,926	5,459	5,524

Loss from operations	(15,498)	(7,137)	(2,150)	(2,180)
Other income (expense), net	(91)	(259)	(61)	(66)

Loss before income taxes	(15,589)	(7,396)	(2,211)	(2,246)
Income tax (benefit) expense	(30)	206	78	1

Net loss	$(15,559)	$(7,602)	$(2,289)	$(2,247)

Net loss per share, basic and diluted(1)		$(42.91)	$(22.82)	$(6.53)

Shares used to compute basic and diluted net loss per share(1)		177,167	100,304	344,002

Pro forma net loss per share, basic and diluted (unaudited)(2)		$(0.28)		$(0.08)

Shares used to compute pro forma net loss per share, basic and diluted (unaudited)(2)		27,577,166		27,744,001

(1)	See Note 1 of our Notes to Financial Statements appearing elsewhere in this prospectus for an explanation of the method used to calculate the basic and diluted net loss per common share and the number of shares used in the computation of the share and per share data. No share or per share data have been presented for 2010 since we had no common shares outstanding during that year.

(2)	The calculations for the unaudited pro forma net loss per common share, basic and diluted, assume the conversion of all our outstanding shares of convertible preferred stock into shares of our common stock, as if the conversions had occurred at the beginning of the period presented, or the issuance date, if later.

48

Selected financial data

	As of December 31,		As of March 31,
Balance sheet data	2010	2011	2012
			(unaudited)
	(in thousands)
Cash, cash equivalents and short-term investments	$54,789	$38,144	$32,508
Working capital	40,446	25,816	10,761
Total assets	59,703	42,881	37,295
Long-term debt, including current portion	11,227	10,815	10,708
Convertible preferred stock	42,691	42,691	42,691
Accumulated deficit	(35,409)	(43,011)	(45,258)
Total stockholders’ deficit	(34,695)	(41,494)	(43,529)

49

Management’s discussion and analysis of financial condition and results of operations

You should read the following discussion and analysis of financial condition and results of operations together with the section entitled “Selected financial data” and our financial statements and related notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should read the “Risk factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

OVERVIEW

We are a biopharmaceutical company focused on discovering and developing first-in-class drugs that target microRNAs to treat a broad range of diseases. microRNAs are recently discovered, naturally occurring ribonucleic acid, or RNA, molecules that play a critical role in regulating key biological pathways. Scientific research has shown the improper balance, or dysregulation, of microRNAs is directly linked to many diseases. We believe we have assembled the leading position in the microRNA field, including expertise in microRNA biology and oligonucleotide chemistry, a broad intellectual property estate, key opinion leaders and disciplined drug discovery and development processes. We refer to these assets as our microRNA product platform. We are using our microRNA product platform to develop chemically modified, single-stranded oligonucleotides that we call anti-miRs. We use these anti-miRs to modulate microRNAs and by doing so return diseased cells to their healthy state. We believe microRNAs may be transformative in the field of drug discovery and that anti-miRs may become a new and major class of drugs with broad therapeutic application much like small molecules, biologics and monoclonal antibodies. We are currently optimizing anti-miRs in five distinct programs both independently and with our strategic alliance partners, GlaxoSmithKline plc, or GSK, and Sanofi. We anticipate that we will nominate at least two clinical development candidates within the next 12 months and file our first investigational new drug applications, or INDs, with the U.S. Food and Drug Administration, or FDA, in 2014.

In April 2008, we entered into a product development and commercialization agreement with GSK. Under the terms of the agreement, we agreed to develop four programs of interest to GSK in the areas of inflammation and immunology and granted GSK an option to obtain an exclusive license to develop, manufacture and commercialize products in each program. We are responsible for the discovery, optimization and development of anti-miR product candidates in each program through proof-of-concept, defined as the achievement of relevant efficacy and safety endpoints in the first clinical trial designed to show efficacy, safety and tolerability, unless GSK chooses to exercise its option at an earlier stage. Upon entering into the agreement, we received an upfront payment of $15.0 million as an option fee, and GSK loaned $5.0 million to us under a convertible promissory note. In connection with the expansion of the alliance to include miR-122 for the treatment of hepatitis C virus infection, or HCV, in February 2010, GSK made an upfront payment to us of $3.0 million and loaned an additional $5.0 million to us pursuant to a second convertible promissory note. We are eligible to receive up to $144.5 million in preclinical, clinical, regulatory and commercialization milestone payments for each of the four microRNA programs under our alliance with GSK. We are also eligible to receive tiered royalties as a percentage of annual sales which can increase up to the low double digits. These royalties are subject to reduction upon the expiration of certain patents or introduction of generic competition into the market, or if GSK is required to obtain licenses from third parties to develop or commercialize products under the alliance. Under our strategic alliance with GSK, we earned a $500,000 milestone payment in each of May 2009 and June 2011.

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Management’s discussion and analysis of financial condition and results of operations

In June 2010, we entered into a collaboration and license agreement with Sanofi. Under the terms of the agreement, we agreed to collaborate with Sanofi on a research plan to develop and commercialize licensed compounds targeting four alliance targets primarily focused in the field of fibrosis and granted Sanofi an exclusive license to develop and commercialize products under the alliance. The agreement specified that miR-21 would be the first alliance target in the field of fibrosis. Under the terms of the agreement, we received an upfront payment of $25.0 million, which was allocated to the research programs. In addition, Sanofi purchased $10.0 million of our series B convertible preferred stock. We also received $5.0 million for one year of research and development funding. Subsequently, we received a $5.0 million payment for research and development funding on the first anniversary of the effective date of the agreement and will receive an additional $5.0 million payment on the second anniversary for research and development funding. We may be entitled to receive additional annual payments under the agreement to support our work on the research plan. We are also entitled to receive preclinical, clinical, regulatory and commercialization milestone payments of up to $640.0 million in the aggregate for all alliance product candidates. We are also entitled to receive royalties based on a percentage of net sales which will range from the mid-single digits to the low double digits, depending upon the target and the volume of sales.

We have devoted substantial resources to developing our microRNA product platform, protecting and enhancing our intellectual property estate and providing general and administrative support for these activities. We have not generated any revenue from product sales and, to date, have funded our operations primarily through upfront payments from our strategic alliances, the private placement of convertible preferred stock and convertible debt, and government grants. From inception in September 2007 through March 31, 2012, we raised a total of $106.6 million, including:

➢	$56.6 million from upfront payments from our strategic alliances, preclinical milestones, research funding and government grants;

➢	$30.0 million from the sale of equity securities to our founding companies; and

➢	$20.0 million from the sale of equity and convertible debt securities to our strategic alliance partners.

We have incurred losses in each year since our inception in September 2007. Our net losses were approximately $15.6 million and $7.6 million for the year ended December 31, 2010 and 2011, respectively, and $2.2 million for the three months ended March 31, 2012. As of March 31, 2012, we had an accumulated deficit of approximately $45.3 million. Substantially all of our operating losses resulted from expenses incurred in connection with our research programs and from general and administrative costs associated with our operations.

We expect to continue to incur significant expenses and increasing operating losses for at least the next several years. We anticipate that our expenses will increase substantially as we:

➢	select our clinical development candidates and initiate clinical trials;

➢	seek regulatory approvals for our product candidates that successfully complete clinical trials;

➢	maintain, expand and protect our intellectual property portfolio;

➢	continue our other research and development efforts;

➢	hire additional clinical, quality control, scientific, operational, financial and management personnel; and

➢	add operational, financial and management information systems.

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Management’s discussion and analysis of financial condition and results of operations

FINANCIAL OPERATIONS OVERVIEW

Revenues

Our revenues generally consist of upfront payments for licenses or options to obtain licenses in the future, research and development funding and milestone payments under strategic alliance agreements, as well as funding received under government grants.

In the future, we may generate revenue from a combination of license fees and other upfront payments, research and development payments, milestone payments, product sales and royalties in connection with strategic alliances. We expect that any revenue we generate will fluctuate from quarter-to-quarter as a result of the timing of our achievement of preclinical, clinical, regulatory and commercialization milestones, if at all, the timing and amount of payments relating to such milestones and the extent to which any of our products are approved and successfully commercialized by us or our strategic alliance partners. If our strategic alliance partners do not elect or otherwise agree to fund our development costs pursuant to our strategic alliance agreements, or we or our strategic alliance partners fail to develop product candidates in a timely manner or obtain regulatory approval for them, our ability to generate future revenues, and our results of operations and financial position would be adversely affected.

Research and development expenses

Research and development expenses consist of costs associated with our research activities, including our drug discovery efforts, the preclinical development of our therapeutic programs, and our microRNA biomarker program. Our research and development expenses include:

➢	employee-related expenses, including salaries, benefits, travel and stock-based compensation expense;

➢	external research and development expenses incurred under arrangements with third parties, such as contract research organizations, or CROs, consultants and our scientific advisory board;

➢	license and sublicense fees; and

➢

facilities, depreciation and other allocated expenses, which include direct and allocated expenses for rent and maintenance of facilities, depreciation of leasehold improvements and equipment, and laboratory and other supplies.

We expense research and development costs as incurred. We account for nonrefundable advance payments for goods and services that will be used in future research and development activities as expenses when the service has been performed or when the goods have been received.

At any given time, we have several active early stage research and drug discovery programs. Our internal resources, employees and infrastructure are not directly tied to any individual research or drug discovery program and are typically deployed across multiple programs. As such, we do not maintain information regarding costs incurred for our early stage research and drug discovery programs on a program-specific basis.

We expect our research and development expenses to increase for the foreseeable future as we advance our research programs toward the clinic and initiate clinical trials. The process of conducting preclinical studies and clinical trials necessary to obtain regulatory approval is costly and time consuming. We or our strategic alliance partners may never succeed in achieving marketing approval for any of our product candidates. The probability of success for each product candidate may be affected by numerous factors, including preclinical data, clinical data, competition, manufacturing capability and commercial viability. Under our strategic alliance with GSK, we may be responsible for the development of product candidates through clinical proof-of-concept, depending on the time at which GSK may choose to exercise its option to obtain an exclusive license to develop, manufacture and commercialize product candidates on a

52

Management’s discussion and analysis of financial condition and results of operations program-by-program basis. Under our strategic alliance with Sanofi, we are responsible for the development of product candidates up to initiation of Phase 1 clinical trials, after which time Sanofi would be responsible for the costs of clinical development and commercialization and all related costs. We also have several independent programs for which we are responsible for all of the research and development costs, unless and until we partner any of these programs in the future.

Most of our product development programs are at an early stage, and successful development of future product candidates from these programs is highly uncertain and may not result in approved products. Completion dates and completion costs can vary significantly for each future product candidate and are difficult to predict. We anticipate we will make determinations as to which programs to pursue and how much funding to direct to each program on an ongoing basis in response to our ability to maintain or enter into new strategic alliances with respect to each program or potential product candidate, the scientific and clinical success of each future product candidate, as well as ongoing assessments as to each future product candidate’s commercial potential. We will need to raise additional capital and may seek additional strategic alliances in the future in order to advance our various programs.

General and administrative expenses

General and administrative expenses consist primarily of salaries and related benefits, including stock-based compensation, related to our executive, finance, legal, business development and support functions. Other general and administrative expenses include allocated facility-related costs not otherwise included in research and development expenses, travel expenses and professional fees for auditing, tax and legal services. We expect that general and administrative expenses will increase in the future as we expand our operating activities and incur additional costs associated with being a publicly-traded company. These increases will likely include legal fees, accounting fees, directors’ and officers’ liability insurance premiums and fees associated with investor relations.

Other income (expense), net

Other income (expense) consists primarily of interest income and expense, and on occasion income or expense of a non-recurring nature. We earn interest income from interest-bearing accounts and money market funds for cash and cash equivalents and marketable securities, such as interest-bearing bonds, for our short-term investments. Interest expense represents the amounts payable to GSK under the convertible promissory notes and amounts paid under equipment and tenant improvement financing arrangements.

CRITICAL ACCOUNTING POLICIES AND SIGNIFICANT JUDGMENTS AND ESTIMATES

The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the revenues and expenses incurred during the reported periods. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in the notes to our financial statements appearing at the end of this prospectus, we believe that the following critical accounting policies relating to revenue recognition and stock-based compensation are most important to understanding and evaluating our reported financial results.

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Management’s discussion and analysis of financial condition and results of operations

Revenue recognition

Our revenues generally consist of upfront payments for licenses or options to obtain licenses in the future, research and development funding and milestone payments under strategic alliance agreements, as well as funding received under government grants. We recognize revenues when all four of the following criteria are met: (1) persuasive evidence that an arrangement exists; (2) delivery of the products and/or services has occurred; (3) the selling price is fixed or determinable; and (4) collectibility is reasonably assured.

As a result, we recognize revenue under government and private agency grants when the expenses are incurred and to the extent funding is approved. Any amounts received in advance of performance are recorded as deferred revenue until earned.

We entered into strategic alliance agreements under which we have granted to each of our strategic alliance partners an exclusive license or an option to obtain an exclusive license to intellectual property rights for the development and commercialization of microRNA therapeutics of interest to them. The strategic alliance agreements contain multiple elements including non-refundable payments at the inception of the arrangement, license fees, payments based on achievement of specified milestones designated in the strategic alliance agreements, research funding for research and development services, and/or royalties on sales of products resulting from strategic alliance agreements.

Prior to the adoption of the new authoritative guidance on revenue recognition for multiple element arrangements on January 1, 2011, in order for a delivered item to be accounted for separately from other deliverables in a multiple-element arrangement, the following three criteria had to be met: (i) the delivered item had standalone value to the customer, (ii) there was objective and reliable evidence of fair value of the undelivered items and (iii) if the arrangement included a general right of return relative to the delivered item, delivery or performance of the undelivered items was considered probable and substantially in the control of the vendor. For the strategic alliance agreements entered into prior to January 1, 2011, the delivered item did not have stand-alone value. Therefore, we recognized revenue on nonrefundable upfront payments and license fees from these strategic alliance agreements over the period of significant involvement under the related agreements. We periodically review the basis for our estimates of the period of significant involvement, and we may change the estimates if circumstances change. These changes can significantly increase or decrease the amount of revenue recognized.

In January 2011, we adopted new authoritative guidance on revenue recognition for milestone payments related to arrangements under which we have continuing performance obligations. We recognize revenue from milestone payments when earned provided that: (i) the milestone event is substantive in that it can only be achieved based in whole or in part on either our performance or on the occurrence of a specific outcome resulting from our performance and its achievability was not reasonably assured at the inception of the agreement; (ii) we do not have ongoing performance obligations related to the achievement of the milestone; and (iii) it would result in the receipt of additional payments. A milestone payment is considered substantive if all of the following conditions are met: (i) the milestone payment is non-refundable; (ii) achievement of the milestone was not reasonably assured at the inception of the arrangement; (iii) substantive effort is involved to achieve the milestone; (iv) and the amount of the milestone payment appears reasonable in relation to the effort expended, the other milestones in the arrangement and the related risk associated with the achievement of the milestone. Any amounts received under the agreements in advance of performance, if deemed substantive, are recorded as deferred revenue and recognized as revenue as we complete our performance obligations. The adoption of this guidance did not materially change our previous method for recognizing milestone payments.

In January 2011, we adopted new authoritative guidance on revenue recognition for multiple element arrangements. The guidance, which applies to multiple element arrangements entered into or materially

54

Management’s discussion and analysis of financial condition and results of operations modified on or after January 1, 2011, amends the criteria for separating and allocating consideration in a multiple element arrangement by modifying the fair value requirements for revenue recognition and eliminating the use of the residual method. Deliverables under the arrangement will be accounted for as separate units of accounting provided: (i) a delivered item has value to the customer on a stand-alone basis; and (ii) if the arrangement includes a general right of return relative to the delivered item, delivery or performance of the undelivered item is considered probable and substantially in the control of the vendor. The allocation of consideration amongst the deliverables under the arrangement is derived using a “best estimate of selling price” if vendor specific objective evidence and third-party evidence is not available. We did not enter into any significant multiple element arrangements or materially modify any existing multiple element arrangements during 2011 or the three months ended March 31, 2012. The adoption of this standard may result in revenue recognition for future agreements or future amendments to existing agreements that is different from our current multiple element arrangements.

Stock-based compensation

We account for stock-based compensation by measuring and recognizing compensation expense for all stock-based payments made to employees and directors based on grant date estimated fair values. We use the accelerated multiple-option approach to allocate compensation cost to reporting periods over each option holder’s requisite service period, which is generally the vesting period. Under the accelerated multiple-option approach, also known as the graded-vesting method, we recognize compensation expense over the requisite service period for each separate vesting tranche of the award as though the award was in substance multiple awards, resulting in more expense being recognized in the earlier vesting period of the options. We estimate the fair value of our stock-based awards to employees and directors using the Black-Scholes model. The Black-Scholes model requires the input of subjective assumptions, including the risk-free interest rate, expected dividend yield, expected volatility, expected term and the fair value of the underlying common stock on the date of grant.

The following table summarizes our weighted average assumptions used in the Black-Scholes model:

	Year ended December 31,		Three months ended March 31,
	2010	2011	2011	2012
Risk-free interest rate	3.0%	2.3%	2.4%	1.2%
Expected dividend yield	0.0%	0.0%	0.0%	0.0%
Expected volatility	80.6%	72.9%	72.8%	71.3%
Expected term (in years)	6.1	6.1	6.1	6.1

Risk-free interest rate.    We base the risk-free interest rate assumption on observed interest rates appropriate for the expected term of the stock option grants.

Expected dividend yield.    We base the expected dividend yield assumption on the fact that we have never paid cash dividends and have no present intention to pay cash dividends.

Expected volatility.    The expected volatility assumption is based on volatilities of a peer group of similar companies whose share prices are publicly available. The peer group was developed based on companies in the biotechnology industry.

Expected term.    The expected term represents the period of time that options are expected to be outstanding. Because we do not have historic exercise behavior, we determine the expected life assumption using the simplified method, which is an average of the contractual term of the option and its ordinary vesting period.

If in the future, we determine that other methods are more reasonable, or other methods for calculating these assumptions are prescribed by regulators, the fair value calculated for our stock options could

55

Management’s discussion and analysis of financial condition and results of operations change significantly. Higher volatility and longer expected lives result in an increase to stock-based compensation expense determined at the date of grant. Stock-based compensation expense affects our research and development expenses and our general and administrative expenses.

Common stock valuation

We are required to estimate the fair value of the common stock underlying our stock-based awards when performing the fair value calculations using the Black-Scholes option-pricing model. The fair value of the common stock underlying our stock-based awards was determined on each grant date by our board of directors, with input from management. All options to purchase shares of our common stock are intended to be granted with an exercise price per share no less than the fair value per share of our common stock underlying those options on the date of grant, based on the information known to us on the date of grant. In the absence of a public trading market for our common stock, on each grant date, we develop an estimate of the fair value of our common stock in order to determine an exercise price for the option grants based in part on input from an independent third-party valuation specialist. Our determinations of the fair value of our common stock were made using methodologies, approaches and assumptions consistent with the American Institute of Certified Public Accountants, or AICPA, Audit and Accounting Practice Aid Series: Valuation of Privately Held Company Equity Securities Issued as Compensation, or the AICPA Practice Aid. In addition, our board of directors considered various objective and subjective factors, along with input from management and the independent third-party valuation specialist, to determine the fair value of our common stock, including: external market conditions affecting the biotechnology industry, trends within the broader biotechnology industry and also within the RNA field, the prices at which we sold shares of convertible preferred stock, the superior rights and preferences of the convertible preferred stock relative to our common stock at the time of each grant, our results of operations, our financial position, the status of our research and development efforts, our stage of development, our business strategy and advancement of our microRNA product platform, the lack of an active public market for our common and our convertible preferred stock, and the likelihood of achieving a liquidity event such as an initial public offering, or IPO, or sale of our company in light of prevailing market conditions.

The per share estimated fair value of our common stock in the table below represents the determination by our board of directors of the fair value of our common stock as of the date of grant, taking into consideration the various objective and subjective factors described above, including the conclusions, if applicable, of valuations of our common stock as discussed below.

Subsequent to our initial third-party valuation completed upon our incorporation in 2009, we have utilized third-party valuation specialists to prepare valuations as of June 2010 and December 2011. When considering the various subjective and objective factors noted above, we determined that no major events or other circumstances had occurred between those dates that would cause a significant change in our common stock valuation. The increase in valuation from our incorporation to June 2010 was primarily attributable to our strategic alliance with Sanofi entered into in June 2010, as more fully described in the section entitled “Business—Our Strategic Alliances.” Although no major value-changing operational events occurred between June 2010 and December 2011, we determined it was probable that our common stock valuation had increased based on certain subjective factors that would necessitate a change in our valuation models as we obtained more clarity about our potential liquidity events. Specifically, we considered the increased likelihood of an IPO and other possible liquidity scenarios. We did not identify any major events or circumstances between December 31, 2011 and March 31, 2012 that would indicate a significant change in our common stock valuation.

Once we determined the estimated value of the underlying common stock, we computed the per share estimated fair value for stock option grants based on the Black-Scholes option pricing model.

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Management’s discussion and analysis of financial condition and results of operations

The following table summarizes the stock options granted since January 1, 2010:

Grant dates	Number of common shares underlying options granted	Exercise price per common share	Fair value per common share	Intrinsic value per common share
January 1, 2010	629,869	$0.19	$0.19	$—
February 8, 2010	70,500	0.19	0.19	—
February 9, 2010	46,000	0.19	0.19	—
April 15, 2010	22,500	0.19	0.19	—
June 11, 2010	85,200	0.19	0.19	—
January 3, 2011	888,779	0.87	0.87	—
January 18, 2011	178,000	0.87	0.87	—
March 10, 2011	485,000	0.87	0.87	—
April 18, 2011	475,000	0.87	0.87	—
September 1, 2011	8,000	0.87	0.87	—
September 30, 2011	20,000	0.87	0.87	—
October 13, 2011	30,500	0.87	0.87	—
February 9, 2012	335,000	1.33	1.33	—
February 24, 2012	27,500	1.33	1.33	—

As noted above, our board of directors utilized an independent third-party valuation specialist to prepare valuation reports in accordance with the guidelines in the AICPA Practice Aid. These guidelines prescribe certain valuation approaches for setting the value of an enterprise, such as the cost, market and income approaches, and various methodologies for allocating the value of an enterprise to common stock, such as the option pricing method, current value method, and probability-weighted expected return method. The enterprise valuation approaches and methodologies used by our third-party valuation specialists are further described below.

Valuation approaches:

The cost approach establishes the value of an enterprise based on the cost of reproducing or replacing the property less depreciation and functional or economic obsolescence, if present.

The market approach is based on the assumption that the value of an asset is equal to the value of a substitute asset with the same characteristics. The following market approaches were utilized in our various valuations:

➢

Guideline public company method – The guideline public company market approach estimates the value of a business by comparing a company to similar publicly-traded companies. When selecting the comparable companies to be used for the market approaches under this method, our third-party valuation specialist focused on companies within the biotechnology industry. The mix of comparable companies was reviewed at each valuation date to assess whether to add or delete companies.

➢

Guideline transaction method – The guideline transaction market approach estimates the value of a business based on valuations from selected mergers and acquisitions transactions for companies with similar characteristics.

The income approach was not utilized since we are projecting losses for the foreseeable future.

Allocation of enterprise value:

➢

Current value method – Under the current value method, once the fair value of the enterprise is established, the value is allocated to the various series of preferred and common stock based on their respective seniority, liquidation preferences or conversion values, whichever would be greater.

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Management’s discussion and analysis of financial condition and results of operations

➢

Option pricing method – Under the option pricing method, shares are valued by creating a series of call options with exercise prices based on the liquidation preferences and conversion terms of each class of equity. The values of the preferred and common stock are inferred by analyzing these options.

➢

Probability-weighted expected return method, or PWERM – The PWERM is a scenario-based analysis that estimates the value per share based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes available to us, as well as the economic and control rights of each share class.

June 2010 valuation

The common stock valuation was estimated to be $0.87 per share in June 2010. This valuation utilized a combination of the cost approach and market approach to determine our enterprise value and both the option pricing method and current value method to allocate the enterprise value to our common stock. Due to our early stage of development, focus on research and development, our assets consisting primarily of cash and cash equivalents and short-term investments, and our technological developments to date, the cost approach was utilized in addition to the market approach when valuing the company. In the preparation of the June 2010 valuation, we determined to allocate enterprise value based on a 75% weighting of the option pricing method and a 25% weighting of the current value method. This conclusion was based on our belief that the option pricing method was a better reflection of our possible future liquidation scenarios than the current value method, which focuses on historical start-up and development costs allocated based on current liquidation preferences. In addition, we applied a 45% discount to reflect the lack of marketability of our common stock. This discount was based on various restricted stock studies and considers the degree of risk for companies in the biotechnology industry.

December 2011 valuation

The common stock valuation was estimated to be $1.33 per share in December 2011, an increase of $0.46 per share from the third-party valuation in June 2010. As we did not identify any major operational events between June 2010 and December 2011 that would cause a change in our overall enterprise value, we ascribed approximately a 10% increase in the weighted average enterprise value. The key driver in the change in the common stock valuation was our change from a combined current value and option pricing method to the PWERM approach and the assignment of higher probabilities to future liquidity scenarios that would result in the conversion of our convertible preferred stock to common stock.

The December 2011 valuation utilized the guideline public company market approach and guideline transaction market approach to estimate the enterprise value of our company and PWERM to determine the per share common stock value. The change in valuation methodologies was made for purposes of the December 2011 valuation because we believed that there was a higher probability of a liquidity event such as an IPO in the following 12 to 18 months. Our PWERM estimates the common stock value to our stockholders under each of four possible future scenarios: 50% probability of an IPO in late 2012, 35% probability of an IPO in mid-2013, 10% probability of a sale of the company in mid-2013 and 5% probability of liquidation. We applied discounts to reflect the lack of marketability of our common stock that ranged from 25% to 32% based on option pricing models utilizing the expected time to liquidity in each scenario. The value per share under each scenario was then summed to determine the fair value per share of our common stock. In the liquidation and sale scenarios, the value per share was allocated taking into account the liquidation preferences and participation rights of our convertible preferred stock. The IPO scenarios assume that all outstanding shares of our convertible preferred stock would convert into common stock.

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Management’s discussion and analysis of financial condition and results of operations

There is inherent uncertainty in these forecasts and projections and if we had made different assumptions and estimates than those described above, the amount of our stock-based compensation expense, net loss and net loss per share amounts could have been materially different.

Total stock-based compensation expense included in the statement of operations was allocated as follows (in thousands):

	Year ended December 31,		Three months ended March 31,
	2010	2011	2011	2012
			(unaudited)
Research and development	$403	$557	$116	$62
General and administrative	200	268	66	51

Total	$603	$825	$182	$113

At December 31, 2011 and March 31, 2012, we had $566,000 and $674,000, respectively, of total unrecognized stock-based compensation expense, related to employee stock options that will be recognized over a weighted average period of 1.30 years and 1.28 years, respectively.

Based on the assumed initial public offering price of $         per share (the midpoint of the range set forth on the cover page of this preliminary prospectus), the intrinsic value of stock options outstanding as of March 31, 2012 would be $            , of which $         and $         would have been related to stock options that were vested and unvested, respectively, at that date.

We expect to continue to grant stock options in the future, and to the extent that we do, our actual stock-based compensation expense recognized in future periods will likely increase.

NET OPERATING LOSS CARRYFORWARDS

As of December 31, 2011, we had federal and California tax net operating loss carryforwards of $1.7 million and $11.9 million, respectively, which begin to expire in 2031. As of December 31, 2011, we also had federal and California research and development tax credit carryforwards of $1.3 million and $500,000, respectively. The federal research and development tax credit carryforwards will begin to expire in 2029. The California research and development tax credit carryforwards are available indefinitely.

Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to ownership change limitations provided by the Internal Revenue Code of 1986, as amended. The annual limitation may result in the expiration of our net operating losses and credits before we can use them. We have recorded a valuation allowance for the full amount of the portion of the deferred tax asset related to our net operating loss and research and development tax credit carryforwards.

JOBS ACT

In April 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other companies.

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Management’s discussion and analysis of financial condition and results of operations

RESULTS OF OPERATIONS

Comparison of the three months ended March 31, 2011 and 2012

The following table summarizes the results of our operations for the three months ended March 31, 2011 and 2012, together with the changes in those items in dollars (in thousands):

	Three months ended March 31,		Change 2012 vs. 2011
	2011	2012	Increase/(Decrease)
	(unaudited)
Revenue under strategic alliances	$3,309	$3,344	$35
Research and development expenses	4,425	4,603	178
General and administrative expenses	1,034	921	(113)
Other income (expense), net	(61)	(66)	5
Income tax expense	78	1	(77)

Revenue.    We recognized revenue of $3.3 million in the three months ended March 31, 2011 and $3.3 million in the same period in 2012. Our revenue consisted of amortization of upfront payments received from GSK and Sanofi. The total amortization for each period in 2011 and 2012 was $809,000 for GSK and $2.5 million for Sanofi.

Research and development expenses.    Research and development expenses were $4.4 million in the three months ended March 31, 2011 and $4.6 million for the same period in 2012. The increase of $178,000 is primarily related to a $101,000 increase in payroll and related benefits and a $198,000 increase in laboratory supplies to advance our preclinical programs, offset by a $143,000 decrease in external services.

General and administrative expenses.    General and administrative expenses were $1.0 million in the three months ended March 31, 2011 and $921,000 for the same period in 2012. The decrease of $113,000 is primarily related to a reduction in support services received from Isis.

Comparison of the year ended December 31, 2010 and 2011

The following table summarizes the results of our operations for the years ended December 31, 2010 and 2011, together with the changes in those items in dollars (in thousands):

	Year ended December 31,		Change 2011 vs. 2010
	2010	2011	Increase/(Decrease)
Revenue under strategic alliances and grants	$8,601	$13,789	$5,188
Research and development expenses	20,178	17,289	(2,889)
General and administrative expenses	3,921	3,637	(284)
Other income (expense), net	(91)	(259)	168
Income tax (benefit) expense	(30)	206	236

Revenue.    We recognized revenue of $8.6 million for the year ended December 31, 2010 and $13.8 million for the year ended December 31, 2011. We amortize our upfront payments monthly on a straight-line basis over the period of performance. As a result, in 2010, we amortized six months and ten months of upfront payments from GSK and Sanofi, respectively. Total revenue recognized from Sanofi was $5.0 million and $10.0 million for the years ended December 31, 2010 and 2011, respectively. Total revenue recognized from GSK was $3.1 million and $3.2 million for the years ended December 31, 2010 and 2011, respectively. In November 2010, we were awarded $489,000 from the United States Department of Treasury for two projects qualifying under the Qualifying Therapeutic Discovery Project Program to support research with the potential to produce new therapies. These awards represent a

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Management’s discussion and analysis of financial condition and results of operations one-time payment to us, and we do not anticipate any additional funding in the future under the Qualifying Therapeutic Discovery Project Program. In June 2011, we received a $500,000 milestone payment under our strategic alliance agreement with GSK.

Research and development expenses.    Research and development expenses were $20.2 million for the year ended December 31, 2010 and $17.3 million for the year ended December 31, 2011. The decrease of $2.9 million is primarily related to a $3.8 million reduction in sublicense fees paid to Alnylam and Isis in 2010 for our Sanofi strategic alliance and a $296,000 reduction in external services, offset by an increase of $1.1 million in payroll and related benefits.

General and administrative expenses.    General and administrative expenses were $3.9 million for the year ended December 31, 2010 and $3.6 million for the year ended December 31, 2011. The decrease of $284,000 is primarily related to a $312,000 reduction in annual performance bonuses, a $279,000 reduction in support services received from Isis and a $264,000 reduction in expenses incurred to secure our strategic alliance with Sanofi, offset by an increase in payroll and related benefits of $541,000.

LIQUIDITY AND CAPITAL RESOURCES

Since our inception, we have raised $106.6 million to fund our operations primarily through upfront payments, research funding and preclinical milestones from our strategic alliances, from government grants and from the sale of equity and convertible debt securities. Through March 31, 2012, we have received $56.6 million in upfront payments, research funding and preclinical milestones from our strategic alliances with GSK and Sanofi and government grants, and $50.0 million from the sale of equity and convertible debt securities.

As of March 31, 2012, we had approximately $32.5 million in cash and cash equivalents and short-term investments. The following table shows a summary of our cash flows for the years ended December 31, 2010 and 2011 and the three months ended March 31, 2011 and 2012:

	Year ended December 31,		Three months ended March 31,
	2010	2011	2011	2012
			(unaudited)
	(in thousands)
Net cash provided by (used in):
Operating activities	$12,307	$(15,063)	$(6,460)	$(5,128)
Investing activities	(21,960)	3,324	3,776	6,123
Financing activities	14,693	(354)	(76)	(74)

Total	$5,040	$(12,093)	$(2,760)	$921

Operating activities.    Net cash used in operating activities was $6.5 million for the three months ended March 31, 2011, compared to net cash used in operating activities of $5.1 million for the same period in 2012. The primary driver of the use of proceeds was amortization of deferred revenue relating to payments received under our strategic alliances of $3.3 million and $3.1 million for the three months ended March 31, 2011 and 2012, respectively. In addition, during the first quarter of 2011 we paid down our year-end accruals related to CROs, and year-end management bonuses earned in 2010. The decrease in cash used from operating activities of $1.3 million between 2011 and 2012 was the result of lower payments made on our accounts payables and accrued payroll, which includes prior year bonuses, during the first quarter of 2012.

Net cash provided by operating activities was $12.3 million for the year ended December 31, 2010, compared to net cash used in operating activities of $15.1 million for the year ended December 31, 2011. The change between years was primarily driven by the receipt of $33.0 million in upfront payments from

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Management’s discussion and analysis of financial condition and results of operations our strategic alliances with GSK and Sanofi in 2010. In addition, our net loss for 2010 was significantly higher than 2011, the result of recognizing less revenue and incurring higher research and development expenses in 2010.

Investing activities.    Net cash used in or provided by investing activities for periods presented primarily relate to the purchase, sale and maturity of investments used to fund the day-to-day needs of our business. In 2010, we had significantly more purchases of short-term investments than in subsequent periods, as a result of the funds provided by the Sanofi strategic alliance which we invested in short-term investments.

Financing activities.    Net cash used in financing activities was $76,000 for the three months ended March 31, 2011, compared to $74,000 for the same period in 2012, both of which represented principal payments on our equipment financing obligations offset by payments received from the exercise of common stock options.

Net cash provided by financing activities was $14.7 million for the year ended December 31, 2010 compared to cash used in financing activities of $354,000 for the year ended December 31, 2011. In 2010, we raised a total of $15.0 million through the issuance of a $5.0 million convertible promissory note to GSK and the issuance of $10.0 million of series B convertible preferred stock to Sanofi.

We believe that our existing cash and cash equivalents and short-term investments as of March 31, 2012, along with the estimated net proceeds from this offering, will be sufficient to meet our anticipated cash requirements through at least the end of 2015. However, our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary materially.

Our future capital requirements are difficult to forecast and will depend on many factors, including:

➢	the achievement of milestones under our strategic alliance agreements with GSK and Sanofi;

➢	the terms and timing of any other strategic alliance, licensing and other arrangements that we may establish;

➢	the initiation, progress, timing and completion of preclinical studies and clinical trials for our potential product candidates;

➢	the number and characteristics of product candidates that we pursue;

➢	the progress, costs and results of our clinical trials;

➢	the outcome, timing and cost of regulatory approvals;

➢	delays that may be caused by changing regulatory requirements;

➢	the cost and timing of hiring new employees to support our continued growth;

➢	the costs involved in filing and prosecuting patent applications and enforcing and defending patent claims;

➢	the costs and timing of procuring clinical and commercial supplies of our product candidates;

➢	the costs and timing of establishing sales, marketing and distribution capabilities; and

➢	the extent to which we acquire or invest in businesses, products or technologies.

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Management’s discussion and analysis of financial condition and results of operations

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

The following is a summary of our long-term contractual obligations as of December 31, 2011 (in thousands):

	Payments due by period
	Total	Less than 1 year	1 – 3 Years	3 – 5 Years	More than 5 years
Operating lease obligation relating to facility(1)	$3,445	$483	$1,159	$1,417	$386
Principal under convertible notes payable, excluding accrued interest(2)	10,000	—	10,000	—	—
Equipment financing obligation, including interest(3)	304	304	—	—	—
Tenant improvement obligation, including interest(4)	619	113	225	225	56

Total	$14,368	$900	$11,384	$1,642	$442

(1)	We lease 21,834 square feet for office and laboratory space in La Jolla, California under an operating lease that expires in June 2017.

(2)	In April 2008, we issued a three-year convertible note to GSK in exchange for $5.0 million. In February 2010, we issued an additional three-year convertible note for $5.0 million. In January 2011, we and GSK amended the due date of the first convertible note payable to February 2013, which aligned the terms with that of the second note. Both convertible notes accrue interest at the prime rate as published by The Wall Street Journal at the beginning of each calendar quarter, which at March 31, 2012, was 3.25%. We have not, and are under no obligation to, make periodic interest payments on either note, as a result interest is not included in the table above. Aggregate accrued interest as of March 31, 2012 was $1.0 million. The notes are guaranteed by Alnylam and Isis, and the principal and accrued interest can be settled in our convertible preferred stock upon a qualified financing with institutional investors, cash or Alnylam and/or Isis common stock.

(3)	In September 2009, we entered into a $1.0 million credit facility to finance the purchase of lab equipment. The loan under this credit facility is secured by the assets financed under this obligation and is being repaid over 36 equal monthly installments. The interest rate is fixed at 5.9%.

(4)	In conjunction with our lease, we were provided a tenant improvement allowance of $631,000, which was used to fund additional leasehold improvements. We are obligated to repay our landlord the tenant improvement allowance, plus interest at a fixed rate of 6.5%, on a monthly basis over the seven-year term of the lease.

LICENSE AGREEMENTS

Prior to 2011, our access to the Tuschl 3 patents was derived from agreements between Max-Planck-Innovation GmbH, or Max-Planck, and our founding companies, Alnylam and Isis, for exclusive use in microRNA therapeutics. In April 2011, we entered into a direct, co-exclusive license with Max-Planck. The license provides to us, Alnylam and Isis, co-exclusively, access to the Tuschl 3 patents for therapeutic use. We will be required to make payments based upon the initiation of clinical trials and/or product approval milestones totaling up to $1.6 million for each licensed product reaching such clinical stage. In addition to milestone payments, we will be required to pay royalties of a percentage of cumulative annual net sales of a licensed product commercialized by us or one of our strategic alliance partners. The percentage is in the low single digits, with the exact percentage depending upon whether the licensed product incorporates intellectual property covered by a Tuschl 3 patent that is still subject to a pending application or, alternatively an issued patent, and also upon the volume of annual sales. Reduction in the royalties paid to Max-Planck is made for any third party payments also required to be made with a minimum floor in the low single digits.

In June 2009, we entered into a co-exclusive license for use of the Tuschl 3 patents for diagnostic purposes with Max-Planck. Under the terms of the license, we made an aggregate initial payment to Max-Planck of €175,000 in three installments together with interest, with €75,000 paid in June 2009

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Management’s discussion and analysis of financial condition and results of operations and €50,000 plus interest paid in each of June 2010 and December 2010. In addition, we made annual maintenance payments of €10,000 in 2011 and €20,000 in 2012 and will make an increased annual maintenance payment commencing in 2013 and thereafter during the term of the agreement. In addition to maintenance payments, we will be required to pay royalties of a percentage of net sales of licensed products. The percentage is in the mid-single digits in the event we market the product and low double digits in the event we sell the product through a distributor. The royalties payable to Max-Planck are reduced by the royalties payable to third parties but only if aggregate royalties payable to Max-Planck and third parties exceed a percentage in the middle double digits.

In May 2010, we exclusively licensed patent rights from Julius-Maximilians-Universität Würzburg and Bayerische Patent Allianz GmBH, which we collectively refer to herein as the University of Würzburg, which rights encompass the use of anti-miR therapeutics targeting miR-21 for the treatment of fibrosis, including kidney, liver, lung and cardiac fibrosis. As a license issuance fee, we paid the University of Würzburg €300,000. In addition, upon commercialization of a product, we will pay to the University of Würzburg a percentage of net sales as a royalty. This royalty is in the low single digits and is reduced upon expiration of all patent claims covering the product. We also paid the University of Würzburg a partnership bonus of €200,000 upon entering into our strategic alliance agreement with Sanofi. Under the agreement, beginning January 1, 2020 and ending on the date we receive NDA approval for a licensed product, we will accrue a minimum royalty obligation of €150,000 per year, which will become payable upon approval of an NDA for a licensed product. After approval of an NDA for a licensed product, we will pay the University of Würzburg an annual minimum royalty, which increases in the five years following approval up to a maximum of €3.0 million per year. The minimum royalties are creditable against actual royalties due and payable for the same calendar year.

In August 2005, Alnylam and Isis entered into a co-exclusive license agreement with Stanford University, or Stanford, relating to its patent applications claiming the use of miR-122 to reduce the replication of HCV. Upon our formation, we received access to the Stanford technology as an affiliate of Alnylam and Isis. In July 2009, Isis assigned its rights and obligations under the license agreement to us. We are permitted to sublicense our rights under the agreement in connection with a bona fide partnership seeking to research and/or develop products under a jointly prepared research plan and which also includes a license to our intellectual property or in association with providing services to a sublicensee. In the event we receive an upfront payment in connection with a sublicense, we are obligated to pay to Stanford a one-time payment, the amount of which will vary depending upon the size of upfront payment we receive. We must also make an annual license maintenance payment during the term of the agreement. The maintenance payments are creditable against royalty payments made in the same year. We will be required to pay milestones for an exclusively licensed product which will be payable upon achievement of specified regulatory and clinical milestones in an aggregate amount of up to $400,000. Milestones for a non-exclusively licensed product will be payable upon achievement of the same milestones in an aggregate amount of up to $200,000. Upon commercialization of a product, we will be required to pay to Stanford a percentage of net sales as a royalty. This percentage is in the low single digits. The payment will be reduced by other payments we are required to make to third parties until a minimum royalty has been reached.

In March 2011, we entered into an exclusive license with NYU related to our miR-33 program. Under the terms of the agreement, we paid to NYU an upfront payment of $25,000. An equal additional payment will be required upon issuance of a patent containing a claim of treating or preventing disease. We will be required to make payments to NYU upon achievement of specified clinical and regulatory milestones of up to an aggregate of $925,000. These milestone payments will only be made after issuance of a therapeutic claim under the NYU patent applications. We are also required to pay royalties of a percentage of net sales for any product sold by us or a strategic alliance partner. The royalty rate is in the low single digits and is reduced down to a minimum floor in the event we are required to pay royalties to a third party. In the event we sublicense the NYU patents, NYU is also entitled to receive a percentage of

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Management’s discussion and analysis of financial condition and results of operations the sublicense income received by us. The percentage payable depends upon the development stage of the program when the sublicense is completed with the highest percentage paid with submission of the first IND. The percentage thereafter declines until completion of the first Phase 2 clinical trial.

We enter into contracts in the normal course of business with contract research organizations for preclinical research studies, research supplies and other services and products for operating purposes. These contracts generally provide for termination on notice, and therefore are cancelable contracts and not included in the table of contractual obligations and commitments.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements (as defined by applicable SEC regulations) that are reasonably likely to have a current or future material effect on our financial condition, results of operations, liquidity, capital expenditures or capital resources.

RELATED PARTY TRANSACTIONS

For a description of our related party transactions, see “Certain relationships and related party transactions” beginning on page 128.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

The primary objectives of our investment activities are to ensure liquidity and to preserve principal while at the same time maximizing the income we receive from our marketable securities without significantly increasing risk. Some of the securities that we invest in may have market risk. This means that a change in prevailing interest rates may cause the principal amount of the marketable securities to fluctuate. To minimize the risk in the future, we intend to maintain our portfolio of cash equivalents and short-term investments in a variety of securities, including commercial paper, money market funds, government and non-government debt securities and corporate obligations. Because of the short-term maturities of our cash equivalents and marketable securities, we do not believe that an increase in market rates would have any significant impact on the realized value of our marketable securities.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 2011, a new accounting standard was issued that changed the disclosure requirements for the presentation of other comprehensive income, or OCI, in the financial statements, including the elimination of the option to present OCI in the statement of stockholders’ equity. OCI and its components will be required to be presented for both interim and annual periods either in a single financial statement, the statement of comprehensive income, or in two separate but consecutive financial statements, consisting of a statement of income followed by a separate statement presenting OCI. This standard is required to be applied retrospectively for interim and annual periods beginning after December 15, 2011. We adopted this standard as of January 1, 2012 and the retrospective application did not have a material impact on our financial statements.

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Business

OVERVIEW

Our business

We are a biopharmaceutical company focused on discovering and developing first-in-class drugs that target microRNAs to treat a broad range of diseases. microRNAs are recently discovered, naturally occurring ribonucleic acid, or RNA, molecules that play a critical role in regulating key biological pathways. Scientific research has shown that the improper balance, or dysregulation, of microRNAs is directly linked to many diseases. We believe we have assembled the leading position in the microRNA field, including expertise in microRNA biology and oligonucleotide chemistry, a broad intellectual property estate, key opinion leaders and disciplined drug discovery and development processes. We refer to these assets as our microRNA product platform. We are using our microRNA product platform to develop chemically modified, single-stranded oligonucleotides that we call anti-miRs. We use these anti-miRs to modulate microRNAs and by doing so return diseased cells to their healthy state. We believe microRNAs may be transformative in the field of drug discovery and that anti-miRs may become a new and major class of drugs with broad therapeutic application much like small molecules, biologics and monoclonal antibodies. We are currently optimizing anti-miRs in five distinct programs, both independently and with our strategic alliance partners, GlaxoSmithKline plc, or GSK, and Sanofi. We anticipate that we will nominate at least two clinical development candidates within the next 12 months and file our first investigational new drug applications, or INDs, with the U.S. Food and Drug Administration, or FDA, in 2014.

RNA plays an essential role in the process used by cells to encode and translate genetic information from DNA to proteins. RNA is comprised of subunits called nucleotides and is synthesized from a DNA template by a process known as transcription. Transcription generates different types of RNA, including messenger RNAs that carry the information for proteins in the sequence of their nucleotides. In contrast, microRNAs are small RNAs that do not code for proteins, but rather are responsible for regulating gene expression by affecting the translation of target messenger RNAs. By interacting with many messenger RNAs, a single microRNA can regulate several genes that are instrumental for the normal function of a biological pathway. More than 500 microRNAs have been identified to date in humans, each of which is believed to interact with a specific set of genes that control key aspects of cell biology. Since most diseases are multi-factorial and involve multiple targets in a pathway, the ability to modulate gene networks by targeting a single microRNA provides a new therapeutic approach for treating complex diseases.

We were formed in 2007 when Alnylam Pharmaceuticals, Inc., or Alnylam, and Isis Pharmaceuticals, Inc., or Isis, contributed significant intellectual property, know-how and financial and human capital to pursue the development of drugs targeting microRNAs. This provided the foundation for our leadership position in the microRNA field and, since then, we have leveraged their RNA-based discovery and development expertise, established over more than 20 years, to build our own proprietary microRNA product platform that combines a deep understanding of biology with innovative chemistries and disciplined processes.

We are developing single-stranded oligonucleotides, which are chemically synthesized chains of nucleotides, that are mirror images of specific target microRNAs. We incorporate proprietary chemical modifications to enhance drug properties such as potency, stability and tissue distribution. We refer to these chemically modified oligonucleotides as anti-miRs. Each anti-miR is designed to bind with and inhibit a specific microRNA target that is up-regulated, or overproduced, in a cell and that is involved in the disease state. In binding to the microRNA, anti-miRs correct the dysregulation and return diseased cells to their healthy state. We have demonstrated therapeutic benefits of our anti-miRs in at least 20 different preclinical models of human diseases.

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Business

We have identified and validated several microRNA targets across a number of disease categories and are working independently and with our strategic alliance partners to optimize anti-miR development candidates. We expect that anti-miR development candidates will be easily formulated in saline solution and administered systemically or locally depending on the therapeutic indication. Our five distinct therapeutic development programs are shown in the table below:

microRNA target	anti-miR program	Commercial rights
miR-21	Hepatocellular carcinoma	Sanofi
miR-21	Kidney fibrosis	Sanofi
miR-122	Hepatitis C virus infection	GlaxoSmithKline
miR-33	Atherosclerosis	Regulus
miR-10b	Glioblastoma	Regulus

We anticipate that we will nominate at least two clinical development candidates within the next 12 months and file our first INDs in 2014.

One aspect of our strategy is to pursue a balanced approach between product candidates that we develop ourselves and those that we develop with partners. We intend to focus our own resources on proprietary product opportunities in therapeutic areas where development and commercialization are appropriate for our size and financial resources, which we anticipate will include niche indications and orphan diseases, of which our miR-10b program for glioblastoma is one example. In therapeutic areas where costs are more significant, development timelines are longer or markets are too large for our capabilities, we will seek to secure partners with requisite expertise and resources, of which our miR-33 program for atherosclerosis is one example.

Our approach has been validated to date by the following strategic alliances with large pharmaceutical companies:

➢

In April 2008, we formed a strategic alliance with GSK to discover and develop microRNA therapeutics for immuno-inflammatory diseases. In February 2010, we and GSK expanded the alliance to include potential microRNA therapeutics for the treatment of hepatitis C virus infection, or HCV.

➢	In June 2010, we formed a strategic alliance with Sanofi to discover and develop microRNA therapeutics for fibrotic diseases.

Under our existing strategic alliances with GSK and Sanofi, we are eligible to receive up to $1.2 billion in milestone payments upon successful commercialization of microRNA therapeutics for the eight programs contemplated by our agreements. These payments include up to $96.0 million upon achievement of preclinical and IND milestones, up to $221.0 million upon achievement of clinical development milestones and up to $420.0 million upon achievement of regulatory milestones.

Our leadership

Our executive team has more than 50 years of collective experience leading the discovery and development of innovative therapeutics, including significant operational and financial experience with emerging biotechnology companies, which we believe is the ideal combination of talent to execute our strategy. In addition, our experienced board of directors, which includes representatives of our founding companies, Alnylam and Isis, provides significant support and guidance in all aspects of our business.

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Business

Our executive officers are:

➢

Kleanthis G. Xanthopoulos, Ph.D., our President and Chief Executive Officer, is an entrepreneur who has been involved in founding several companies, including Anadys Pharmaceuticals, Inc. (acquired by F. Hoffman-La Roche Inc. in 2011), which he started as President and Chief Executive Officer.

➢

Garry E. Menzel, Ph.D., our Chief Operating Officer, is an accomplished finance and operations executive who previously served in global leadership roles as a Managing Director in the healthcare investment banking groups at The Goldman Sachs Group, Inc. and Credit Suisse AG and as a strategy consultant for Bain & Company, Inc.

➢

Neil W. Gibson, Ph.D., our Chief Scientific Officer, is a leading scientist focused on cancer research and drug development who previously served as Chief Scientific Officer of the Oncology Research Unit at Pfizer Inc. and as Chief Scientific Officer of OSI Pharmaceuticals, Inc. He was involved in the development of several commercial cancer drugs including Xalkori® (crizotinib), Nexavar® (sorafenib) and Tarceva® (erlotinib).

Our executive team and board of directors are supported by our scientific advisory board members, who are renowned pioneers in the microRNA field:

➢

David Baltimore, Ph.D., Chairman of our scientific advisory board and Professor of Biology at the California Institute of Technology, received the Nobel Prize in 1975 and is highly regarded as a pioneer in virology and immunology, with his current research investigating the role of microRNAs in immunity. Dr. Baltimore is also a member of our board of directors.

➢

David Bartel, Ph.D., Professor of Biology at the Massachusetts Institute of Technology and the Whitehead Institute for Biomedical Research and an investigator at the Howard Hughes Medical Institute, studies microRNA genomics, target recognition and regulatory functions.

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Gregory Hannon, Ph.D., Professor at the Cold Spring Harbor Laboratory and an investigator at the Howard Hughes Medical Institute, has identified and characterized many of the major biogenesis and effector complexes for microRNA biology.

➢	Markus Stoffel, M.D., Ph.D., Professor of Metabolic Diseases at the Swiss Federal Institute of Technology, is focused on microRNA research and the regulation of glucose and lipid metabolism.

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Thomas Tuschl, Ph.D., Professor and Head of the Laboratory for RNA Molecular Biology at the Rockefeller University and an investigator at the Howard Hughes Medical Institute, discovered many of the mammalian microRNA genes and has developed methods for characterization of small RNAs.

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Phillip Zamore, Ph.D., Gretchen Stone Cook Chair of Biomedical Sciences, Co-Director at the RNA Therapeutics Institute, Professor of Biochemistry at the University of Massachusetts Medical School and an investigator at the Howard Hughes Medical Institute, studies RNA interference and microRNA pathways.

THE POTENTIAL OF microRNA BIOLOGY

RNA plays an essential role in the process used by cells to encode and translate genetic information from DNA to proteins. RNA is comprised of subunits called nucleotides and is synthesized from a DNA template by a process known as transcription. Transcription generates different types of RNA, including messenger RNAs that carry the information for proteins in the sequence of their nucleotides. In contrast, microRNAs are small RNAs that do not code for proteins, but rather are responsible for regulating gene expression by affecting the translation of target messenger RNAs. This is achieved when the microRNA binds with its messenger RNA targets and blocks cell machinery, called ribosomes, from translating them into proteins, as shown below.

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Step 1. microRNAs are transcribed from DNA in the nucleus and exported to the cytoplasm.

Step 2. In the cytoplasm, microRNAs associate with the RNA-induced silencing complex, or RISC.

Step 3. The microRNA in RISC targets specific messenger RNAs.

Step 4. The microRNA interaction with its target messenger RNAs blocks translation into proteins.

RNA therapeutics are drugs designed to specifically target RNA. The field of RNA therapeutics consists of various technologies including antisense therapeutics, RNAi therapeutics and microRNA therapeutics:

Antisense therapeutics — Antisense therapeutics are small oligonucleotides that target RNA through hybridization, a specific type of binding, and modulate the function of the targeted RNA. There are at least 12 known antisense mechanisms that can be exploited once an antisense drug binds to its target RNA. One of our founding companies, Isis, is leading the discovery and development of antisense therapeutics with 25 drugs currently in development, the first of which, KYNAMRO™, is the subject of an NDA, which Isis and Genzyme Corporation, a subsidiary of Sanofi, filed with the FDA in May 2012. The majority of Isis’ antisense drugs in development bind to the specific RNAs of a particular gene, and ultimately inhibit or alter the expression of the protein encoded in the target gene.

RNAi therapeutics — RNAi therapeutics are RNA-like oligonucleotides that harness RNAi, a powerful and natural biologic mechanism that was awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi therapeutics are rationally designed to silence disease causing genes. The molecule that mediates RNAi, small interfering RNA, or siRNA, binds with a cellular complex known as the RNA-induced silencing complex, or RISC. The siRNA within RISC is processed into single-stranded RNA that targets a specific messenger RNA and promotes its degradation through cleavage. In this way, RNAi therapeutics can be used to target specific disease causing genes. One of our founding companies, Alnylam, has shown human proof-of-concept in clinical trials with multiple RNAi drug candidates.

microRNA therapeutics — microRNA therapeutics are single- or double-stranded RNA-like oligonucleotides that are chemically modified and target specific microRNAs. Single-stranded microRNA therapeutics, or anti-miRs, are designed to bind and inhibit specific microRNAs that have been up-regulated in diseases as shown in the figure below. Double-stranded microRNA therapeutics, or miR-mimics, are designed to replace the activity of specific microRNAs that have been down-regulated in disease. In this way, microRNA therapeutics can be used to modulate specific microRNA targets and regulate entire biological pathways.

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Step 1. microRNA expression is up-regulated in disease such that a specific microRNA is produced in excess amounts.

Step 2. The up-regulated microRNA targets messenger RNAs, resulting in lower levels of key proteins.

Step 3. The anti-miR therapeutic is delivered to the diseased cell and binds to the up-regulated microRNA, resulting in the elimination of excess microRNA.

Step 4. Use of the anti-miR therapeutic therefore restores the normal function of microRNA biology in the cell and corrects the disease.

microRNA THERAPEUTICS AS A NEW CLASS OF DRUGS

We believe that microRNA therapeutics have the potential to become a new and major class of drugs with broad therapeutic application. There are several reasons why microRNA therapeutics have transformative potential, some of which are listed below.

microRNAs represent a new drug target space — microRNAs are a recent discovery in biology and, up until now, have not been a focus of pharmaceutical research. Traditional drug classes cannot be used to target microRNAs because they are typically designed to bind and inhibit proteins, not RNA molecules. microRNA therapeutics provide the capability to very specifically modulate microRNAs and allow access to this new target space.

microRNAs are dysregulated in a broad range of diseases — microRNAs play a critical role in regulating biological pathways by controlling the translation of many target genes. More than 500 microRNAs have been identified to date in humans, each of which are believed to interact with a specific set of genes that control key aspects of cell biology. Thus the improper balance, or dysregulation, of microRNAs has been directly linked to numerous diseases, including cancer, diabetes, congestive heart failure, viral infections and macular degeneration.

microRNA therapeutics target entire disease pathways — microRNAs are naturally occurring molecules that have evolved to regulate gene networks responsible for entire biological pathways. Because of this unique attribute, the use of microRNA therapeutics may allow for more effective treatment of complex multi-factorial diseases in which the entire disease pathway can be addressed.

microRNA therapeutics can be produced with efficient rational design — Traditional drug classes, like small molecules, usually require screening of thousands of potential compounds to identify prospective leads. Given that microRNAs are a short sequence of nucleotides and that the corresponding sequence of the mirror image anti-miR is also known, microRNA therapeutics allow for a more efficient rational drug design process.

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microRNA therapeutics may be synergistic with other therapies — Because of their completely different mechanisms of action, microRNA therapeutics and traditional drugs can be synergistic. In certain fields, such as cancer and infectious diseases, physicians typically treat patients with combinations of drugs that have different mechanisms in the hope that there will be complementary activity.

OUR microRNA PRODUCT PLATFORM

We are the leading company in the field of microRNA therapeutics dedicated to pioneering a new paradigm in treating serious diseases. We believe we have assembled the leading position in the microRNA field, including expertise in microRNA biology and oligonucleotide chemistry, broad intellectual property estate, key opinion leaders and disciplined drug discovery and development processes. We refer to these assets as our microRNA product platform. Backed by our founding companies, Alnylam and Isis, we are uniquely positioned to leverage oligonucleotide technologies that have been proven in clinical trials. Central to achieving our goals is the know-how that we have accumulated in oligonucleotide design and how the specific chemistries behave in the clinical setting.

We view the following as providing a competitive advantage for our microRNA product platform:

➢	a mature platform selectively producing multiple development candidates advancing to the clinic;

➢	scientific advisors who are pioneers in the microRNA field, including the first researcher to discover microRNAs in humans;

➢	access to proven RNA therapeutic technologies through our founding companies, as well as over 900 patents and patent applications relating to oligonucleotide technologies;

➢	a leading microRNA intellectual property estate with access to over 150 microRNA patents and patent applications covering compositions and therapeutic uses;

➢	development expertise and financial resources provided by our two major strategic alliances with GSK and Sanofi; and

➢	over 30 academic collaborations that help us identify new microRNA targets and support our early stage discovery efforts.

The disciplined approach we take to the discovery and development of microRNA therapeutics is as important as the assets assembled to execute on our plans. Beginning with how we evaluate a therapeutic opportunity and followed by the identification of a specific microRNA target, its validation and optimization of the development candidates that will go into clinical trials, each is the subject of proprietary standards and rules that increase our probability of technical success. Our disciplined approach is based on the following four steps:

Step 1 - Evaluation of microRNA therapeutic opportunities

The initiation of our microRNA discovery and development efforts is based on rigorous scientific and business criteria, including:

➢	existence of significant scientific evidence to support the role of a specific microRNA in a disease;

➢	availability of predictive preclinical disease models to test our microRNA development candidates;

➢	ability to effectively deliver anti-miRs to the diseased cells or tissues; and

➢	existence of a reasonable unmet medical need and commercial opportunity.

The advantage of our evaluation criteria is that they can be applied to a broad range of microRNA targets, allowing us to generate a focused portfolio of discovery programs that we believe have a high probability of clinical and commercial success.

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Once we have decided to initiate a new program, we use a disciplined approach to identify novel microRNA targets, validate such novel microRNA targets and use our proprietary methodologies to optimize lead microRNA development candidates for IND-enabling studies and subsequent clinical development.

Step 2 - Identification of microRNA targets

We have developed a significant understanding and know-how of human microRNA biology and the biological pathways that are regulated by microRNAs. We identify microRNA targets through bioinformatic analysis of public and proprietary microRNA expression profiling data sets from samples of diseased human tissues. The analysis of such data sets can immediately highlight a potential role for specific microRNAs in the diseases being studied. Further investigation of animal models that are predictive of human diseases in which those same microRNAs are also dysregulated provides additional data to support a new program. We have applied this strategy successfully in our existing programs and we believe that this approach will continue to help us identify clinically relevant microRNA targets.

Step 3 - Validation of microRNA targets

Our validation strategy is based on two distinct steps. First, using genetic tools, we determine whether up-regulation of the microRNA in healthy animals can create the specific disease state and inhibition of the microRNA can lead to a therapeutic benefit. Second, using animal models predictive of human diseases, we determine whether pharmacological modulation of the up-regulated microRNA target with our anti-miRs can also lead to a therapeutic benefit. This validation process enables us to prioritize the best microRNA targets that appear to be key drivers of diseases and not simply correlating markers.

Step 4 - Optimization of microRNA development candidates

We have developed a proprietary process that allows us to rapidly generate an optimized development candidate following the identification and validation of a microRNA target. Unlike traditional drug classes, such as small molecules, in which thousands of compounds must be screened to identify prospective leads, the fact that anti-miRs are mirror images of their target microRNAs allows for a more efficient rational design process. The optimization process incorporates our extensive knowledge base around oligonucleotide chemistry and anti-miR design to efficiently synthesize a starting pool of rationally designed anti-miRs to be evaluated in a series of proven assays and models that quickly allow us to:

➢	identify our most effective anti-miRs in mechanistic cell-based assays;

➢	evaluate the activity of our anti-miRs in preclinical animal models that are predictive of human diseases; and

➢	eliminate anti-miRs that may trigger undesirable effects.

We also enhance our anti-miRs for distribution to the tissues where the specific microRNA target is causing disease.

We believe that our optimization process provides us with a competitive advantage in the discovery and development of microRNA therapeutics. The lessons we learn from one program can be applied to other programs at an earlier stage in our portfolio, leading to potential acceleration of the advancement of those programs towards IND-enabling activities and future clinical development.

microRNA BIOMARKERS

Through our microRNA target identification and validation efforts we have developed proprietary technologies for microRNA profiling and analysis of human clinical samples such as tissue biopsies.

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More recently, microRNAs have been detected in bodily fluids such as blood, and emerging data generated by us and others have demonstrated that microRNA signatures in blood can mimic the expression profile observed in disease tissues.

The identification of dysregulated microRNAs from various human tissues and blood helps us identify and validate potential microRNA targets for therapeutic development. Equally important, such microRNAs may become biomarkers that can be used to select optimal patient segments for our clinical trials. We expect this personalized approach to clinical development to result in a significantly improved risk-benefit ratio in the appropriate patient populations and plan to implement the strategy in our programs including our miR-10b program in glioblastoma multiforme, or GBM.

We believe that microRNA biomarkers in the blood are of significant value and provide opportunities to develop companion diagnostics for any drugs that we may successfully develop and drugs developed by other companies.

OUR INITIAL DEVELOPMENT CANDIDATES

We have demonstrated in at least 20 preclinical animal models that are predictive of human diseases that the inhibition of up-regulated microRNA targets using anti-miRs can modulate entire biological pathways, returning diseased cells to their healthy state. Based on the extensive preclinical data we have generated to date, we believe that our microRNA product platform has the potential to provide significant therapeutic benefit in a broad range of human diseases. We have chosen to focus our initial efforts on select therapeutic areas with unmet medical needs including oncology, metabolic diseases, HCV, immune and inflammatory diseases, and fibrosis. We have identified and validated several microRNA targets that play a role in these areas.

Our initial microRNA development candidates target miR-21 in hepatocellular carcinoma, miR-21 in kidney fibrosis, miR-122 in HCV, miR-33 in atherosclerosis and miR-10b in GBM.

miR-21 for hepatocellular carcinoma

Market opportunity:

Hepatocellular carcinoma, or HCC, is the most prevalent form of liver cancer and is the most common cancer in some parts of the world, with more than 1 million new cases diagnosed each year worldwide according to the National Cancer Institute. According to the World Health Organization, liver cancer is the third leading cause of cancer deaths worldwide. According to recent reports from the Centers for Disease Control, or the CDC, HCC rates in the United States are increasing with common risk factors including alcohol consumption, metabolic syndrome and type 2 diabetes.

Current treatments:

Patients diagnosed with HCC have poor prognosis with a relatively low five-year survival rate of approximately 10%. Treatment options include surgical resection, transplantation and chemoembolization (delivery of drug directly to the tumor through a catheter). The only systemic drug therapy approved for the treatment of unresectable HCC is the multi-kinase inhibitor sorafenib (co-marketed by Bayer AG and Onyx Pharmaceuticals, Inc. as Nexavar®), which has been shown to be poorly tolerated and provides a 2.8-month overall survival benefit.

Our program:

miR-21 is one of the most validated microRNA targets in oncology, with numerous scientific publications suggesting that miR-21 plays an important role in the initiation and progression of cancers including liver, kidney, breast, prostate, lung and brain. We are developing oncology anti-miRs targeting

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miR-21, which we refer to as anti-miR-21, for HCC because our analysis of liver biopsies from HCC patients has shown that miR-21 is up-regulated approximately three-fold in tumors relative to surrounding normal liver tissues. We have also shown that miR-21 levels are increased approximately three-fold in a genetically engineered mouse that develops HCC, thereby enabling us to test anti-miR-21 in a preclinical model that mimics the human disease. Testing anti-miR-21 in this mouse model of HCC showed delayed tumor progression resulting in a survival rate of 80% at the study endpoint (compared to a 0% survival rate for the control group).

As part of our strategic alliance with Sanofi, we plan to nominate an anti-miR-21 development candidate for the treatment of HCC and file an IND. Upon the IND becoming effective, we expect that Sanofi will initiate and fund Phase 1 clinical trials, according to a clinical development plan designed in consultation with us.

miR-21 in kidney fibrosis

Market opportunity:

Fibrosis is the harmful build-up of excessive fibrous tissue leading to scarring and ultimately the loss of organ function. Fibrosis can affect any tissue and organ system, and is most common in the heart, liver, lung, peritoneum, and kidney. The fibrotic scar tissue is made up of extracellular matrix proteins. Fibrosis is widespread in industrialized nations and regularly leads to organ failure, contributing significantly to morbidity and mortality. Kidney fibrosis is the principal process underlying the progression of chronic kidney disease, or CKD, and ultimately leads to end-stage renal disease, a devastating disorder that requires dialysis or kidney transplantation. According to the CDC, more than 20 million people in the United States have CKD with over 100,000 patients starting treatment for end-stage renal disease annually. The National Kidney Foundation estimates that the annual cost of treating kidney failure in the U.S. is approximately $23.0 billion.

Current treatments:

Currently there are no approved drugs for fibrosis in the United States. In Europe, Asia and Japan there is only one approved therapy, pirfenidone (marketed as Esbriet® in Europe by InterMune, Inc. and as Pirespa™ in Japan by Shionogi & Co.), for lung fibrosis termed idiopathic pulmonary fibrosis, or IPF (scarring of the lung). The clinical results for pirfenidone concluded that it was able to improve progression-free survival and, to a lesser extent, improve pulmonary function allowing the approval for the treatment of mild-to-moderate IPF.

Our program:

Our lead program for fibrosis targets miR-21, which has been found in human tissue and animal models to be up-regulated in multiple fibrotic conditions. We and our academic collaborators have shown that either the absence of miR-21 or the inhibition of miR-21 reduces fibrosis in multiple preclinical models of organ fibrosis, including kidney and heart. We have also shown that anti-miR-21 treatment administered to preclinical animal models that are predictive of human kidney fibrosis can reduce fibrosis by up to 50%. In addition, the effects of our anti-miR-21 have been associated with improved kidney function and decreased mortality associated with injury to the kidney. Based on these data, we believe that anti-miR-21 could have therapeutic benefit in patients with CKD and kidney fibrosis.

As part of our strategic alliance with Sanofi, we plan to nominate an anti-miR-21 development candidate initially for the treatment of kidney fibrosis and file an IND. Upon the IND becoming effective, we expect that Sanofi will initiate and fund Phase 1 clinical trials, according to a clinical development plan designed in consultation with us.

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miR-122 in hepatitis C virus infection

Market opportunity:

HCV is a virus that causes hepatitis C in humans. Chronic HCV infection may lead to significant liver disease, including chronic active hepatitis, cirrhosis, and hepatocellular carcinoma. According to the World Health Organization, up to 170 million people are chronically infected with HCV worldwide, and more than 350,000 people die from HCV annually. The CDC estimates that there are currently approximately 3.2 million persons infected with HCV in the United States.

Current treatments:

The current standard of care for HCV is a combination of injectable pegylated interferon-alfa, oral ribavirin and an oral protease inhibitor. Two protease inhibitors were approved for such combination treatment in 2011: telaprevir (marketed as Incivek® in North America by Vertex Pharmaceuticals Incorporated, as Incivo® in Europe by Johnson & Johnson and as TELAVIC® in Japan by Mitsubishi Tanabe Pharma Corporation) and boceprevir (marketed as Victrelis® by Merck & Co, Inc.). All-oral combination therapies that include new direct-acting anti-virals are being developed and appear to achieve significant improvements in efficacy, tolerability and treatment duration. However, an unmet need remains for certain segments of the HCV patient population, including those who have not responded at all to previous therapies and those who have relapsed following previous therapies.

Our program:

Clinical trials have shown that inhibiting the miR-122 target with an oligonucleotide administered weekly can result in a maximum viral load reduction of approximately three-fold logarithmic reduction observed after four weeks of dosing in HCV patients. miR-122 is the most abundant microRNA in liver hepatocytes and HCV has evolved to utilize it as a viral replication factor. Because anti-miR-122 targets miR-122, an obligatory host factor for HCV, instead of the virus itself, we believe there is a low likelihood for the virus to develop resistance to anti-miR-122. We have shown activity across a broad spectrum of HCV genotypes with anti-miR-122 and against the most commonly identified HCV mutations detected in patients on direct-acting antiviral therapy. In addition, the pharmacological activities with anti-miR-122 can be sustained for more than 28 days after a single administration in animal models. These data suggest the feasibility of a convenient dosing regimen, such as once-monthly frequency, as a key differentiating attribute of an anti-miR-122 approach for HCV as compared to other HCV treatments. The pan-genotypic coverage and the minimal risk of drug-drug interactions with small molecules provides additional versatility for our anti-miR-122 development candidates.

As part of our strategic alliance with GSK, we plan to nominate an anti-miR-122 development candidate for the treatment of HCV and file an IND. We currently plan to develop anti-miR-122 as a key component of an HCV therapeutic regimen for patients who have failed, or are intolerant of, combination therapies and plan to study an anti-miR-122 as monotherapy in both healthy subjects and treatment-naïve HCV patients in Phase 1 clinical trials. If these Phase 1 clinical trials are successful, we expect to further study the product candidate in Phase 2 clinical trials, in which we will focus primarily on demonstrating the efficacy of anti-miR-122, in combination with other HCV therapeutics, in patients who have failed other HCV treatments. Under our strategic alliance agreement, GSK has the option to assume full responsibility for clinical development, including associated costs, at any point through the completion of Phase 2b clinical trials.

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miR-33 in atherosclerosis

Market opportunity:

Atherosclerosis is the build up of plaque that occurs when cholesterol and inflammatory cells accumulate in blood vessels. These plaques can rupture, leading to slowing or blockage of blood flow and ultimately resulting in a heart attack or stroke. Scientific research has shown a strong correlation between high cholesterol levels and cardiovascular disease which, according to the CDC, is the leading cause of death in the United States.

Current treatments:

Most patients with atherosclerosis have high levels of a particular type of cholesterol particle known as LDL-C. The current standard of care is treatment with a class of drugs called statins that inhibit the production of cholesterol in the liver and therefore reduce the amount of LDL-C in circulation that might end up in plaques. However, such an approach has been shown to reduce the risk of a future heart attack or stroke by only approximately 30-40%. Recently, the scientific community has focused on another cholesterol particle known as HDL-C because it has been shown to remove cholesterol from plaques and transport it to the liver for excretion from the body.

Our program:

Our lead program for atherosclerosis targets miR-33, which has a unique mechanism of action for the management of cholesterol levels. The inhibition of miR-33 with our anti-miRs promotes reverse cholesterol transport, or RCT, which is the efflux of cholesterol from specific cholesterol-laden inflammatory cells called macrophages in atherosclerotic plaques. A natural consequence of enhancing RCT is an increase in the number of HDL-C particles that can remove cholesterol to the liver for excretion from the body. We are developing anti-miRs targeting miR-33, which we refer to as anti-miR-33. Treatment with anti-miR-33 in an atherosclerotic mouse model led to reduction in arterial plaque size by 35% and treatment in non-human primates increased circulating levels of HDL-C by 50%. By enhancing RCT, anti-miR-33 differs from other emerging therapeutic strategies that focus only on raising HDL-C in circulation.

In addition to direct benefits on atherosclerosis, treatment with anti-miR-33 in a preclinical study increased the breakdown of lipids, such as fatty acids, and enhanced signaling through the insulin receptor. These findings suggest that the inhibition of miR-33 could have additional benefits in other aspects of the metabolic syndrome, such as non-alcoholic steatohepatitis (fatty liver disease) and type-2 diabetes. We expect to develop anti-miR-33 as a treatment for atherosclerosis, initially for patients at high-risk of recurrent cardiovascular events, such as heart attack, and expect to nominate an anti-miR-33 development candidate and file an IND.

In a Phase 1 clinical trial, we plan to study anti-miR-33 in both healthy subjects and type 2 diabetic patients with mixed dyslipidemia. The type 2 diabetes population will allow us to investigate the effect of anti-miR-33 on RCT and blood glucose reduction. Our ability to measure enhanced RCT has been enabled by the recent development of a clinically validated assay in humans. We expect that if our Phase 1 clinical trial is successful we will further study the product candidate in Phase 2 clinical trials to examine the long-term effect of anti-miR-33 on atherosclerotic plaque size and stability using imaging techniques. In addition, we will investigate the efficacy of anti-miR-33 in combination with statins to determine if there are synergies from enhancing reverse cholesterol transport because it has been shown that statins increase the levels of miR-33 in preclinical models. Due to the complex nature of the disease and the projected length and related costs of late stage clinical development, we intend to seek a partner for this program.

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miR-10b in glioblastoma

Market opportunity:

GBM, also known as glioblastoma or grade IV astrocytoma, is an aggressive tumor that forms from abnormal growth of glial (supportive) tissue of the brain. According to the New England Journal of Medicine, GBM is the most prevalent form of primary brain tumor and accounts for approximately 50% of the 22,500 new cases of brain cancer diagnosed in the United States each year. Treatment options are limited and expected survival is little over one year. GBM is considered a rare, or orphan, disease by the FDA and EMA.

Current treatments:

The standard of care for GBM involves surgical removal of the tumor followed by radiotherapy and chemotherapy with temozolomide (marketed as Temodar® and Temodal® by Merck & Co., Inc.), a non-specific cytotoxic agent approved for newly diagnosed GBM. Temozolomide has been shown to be poorly tolerated and provides a 2.5-month overall survival benefit. In addition, bevacizumab (marketed as Avastin® by Genentech Inc. and F. Hoffman-La Roche Ltd.) was granted provisional approval in 2009 for the treatment of GBM with progressive disease in adult patients following prior therapy.

Our program:

Through proprietary bioinformatic analysis of academic laboratory profiling studies of GBM tumors, we have identified specific dysregulated microRNAs in distinct subtypes of the disease. Our analysis found that miR-10b is highly overexpressed, up to eight-fold, in a particular GBM patient population called the proneural subtype. Our findings show that treatment of GBM cell lines with anti-miRs targeting miR-10b, which we refer to as anti-miR-10b, reduces proliferation by blocking cell cycle progression and triggering cell death. In addition, we have shown in preclinical animal models of GBM, that direct injection into the tumor and spinal fluid achieves appropriate tissue delivery of anti-miRs for potential therapeutic effects.

We have a research collaboration with the Samsung Biomedical Research Institute to assist us in testing our anti-miR-10b development candidates in specialized preclinical models that mimic human brain cancer. In addition, we have funding support from Accelerate Brain Cancer Cure, or ABC2, a non-profit organization dedicated to accelerating therapies for brain cancer patients.

We intend to independently file an IND, develop and commercialize our anti-miR-10b development candidate for the treatment of GBM. Following effectiveness of the IND, we anticipate filing for orphan drug status for our development candidate and initiating a Phase 1 clinical trial in patients with recurrent GBM to assess the safety and tolerability of our anti-miR-10b development candidate. Upon identification of the maximum tolerated dose, we plan to enroll an expanded cohort using our microRNA biomarker strategy to identify patients with up-regulated miR-10b to further assess safety and evaluate efficacy on a preliminary basis in accordance with Response Criteria in Solid Tumors, or RECIST, measurement guidelines.

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OUR STRATEGY

We are building the leading biopharmaceutical company focused on the discovery and development of first-in-class, targeted drugs based on our proprietary microRNA product platform. The key elements of our strategy are:

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Rapidly advance our initial programs into clinical development.    We are currently optimizing anti-miRs targeting miR-21, miR-122, miR-33 and miR-10b for development candidate selection. We anticipate that we will nominate at least two development candidates within the next 12 months and file our first INDs in 2014.

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Focus our resources on developing drugs for niche indications or orphan diseases.    We believe that microRNA therapeutics have utility in almost every disease state as they regulate pathways, not single targets. We intend to focus on proprietary product opportunities in niche therapeutic areas where the development and commercialization activities are appropriate for our size and financial resources.

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Selectively form strategic alliances to augment our expertise and accelerate development and commercialization.    We have established strategic alliances with GSK and Sanofi and we will continue to seek partners who can bring therapeutic expertise, development and commercialization capabilities and funding to allow us to maximize the potential of our microRNA product platform.

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Selectively use our microRNA product platform to develop additional targets.    We have identified several other microRNA targets with potential for therapeutic modulation and will apply our rigorous scientific and business criteria to develop them.

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Develop microRNA biomarkers to support therapeutic product candidates.    We believe that microRNA biomarkers may be used to select optimal patient segments in clinical trials, to develop companion diagnostics, and to monitor disease progression or relapse. We believe these microRNA biomarkers can be applied toward drugs that we develop and drugs developed by other companies, including small molecules and monoclonal antibodies.

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Maintain scientific and intellectual leadership in the microRNA field.    We will continue to conduct research in the microRNA field to better understand this new biology and characterize the specific mechanism of action for our future drugs. This includes building on our strong network of key opinion leaders and securing additional intellectual property rights to broaden our existing proprietary asset estate.

OUR STRATEGIC ALLIANCES

Our goal is to discover and develop microRNA therapeutics. To access the substantial funding and expertise required to develop and commercialize microRNA therapeutics, we have formed and intend to seek other opportunities to form strategic alliances with pharmaceutical companies who can augment our industry leading microRNA expertise. To date, we have focused on forging a limited number of significant strategic alliances with leading pharmaceutical partners and academic laboratories where both parties contribute expertise to enable the discovery and development of potential microRNA therapeutics.

Under our existing strategic alliances with GSK and Sanofi, we are eligible to receive up to $1.2 billion in milestone payments upon successful commercialization of microRNA therapeutics for the eight programs contemplated by our agreements. These payments include up to $96.0 million upon achievement of preclinical and IND milestones, up to $221.0 million upon achievement of clinical development milestones and up to $420.0 million upon achievement of regulatory milestones.

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Our strategic alliance with GlaxoSmithKline

In April 2008, we entered into a product development and commercialization agreement with Glaxo Group Limited, an affiliate of GlaxoSmithKline plc, or GSK. Under the terms of the agreement, we agreed to develop four programs of interest to GSK in the areas of inflammation and immunology and granted to GSK an option to obtain an exclusive license to develop, manufacture and commercialize products in each program. We are responsible for the discovery, optimization and development of anti-miR product candidates in each program through proof-of-concept, defined as the achievement of relevant efficacy and safety endpoints in the first clinical trial designed to show efficacy, safety and tolerability, unless GSK chooses to exercise its option at an earlier stage. Upon GSK exercising its option with respect to a particular program and paying an option exercise fee, we will grant GSK an exclusive license to develop drugs under the selected program, and GSK will thereafter be responsible for all development, manufacturing and commercialization activities and costs. As of the date of the agreement, GSK had pre-selected two alliance targets. In February 2010, we and GSK expanded the alliance to include miR-122 for the treatment of HCV.

Upon entering into the agreement, we received an upfront payment of $15.0 million as an option fee, and GSK loaned $5.0 million to us under a convertible promissory note. In connection with the expansion of the alliance to include miR-122 for the treatment of HCV, in February 2010, GSK made an upfront payment to us of $3.0 million and loaned an additional $5.0 million to us pursuant to a second convertible promissory note. Both notes accrue interest at the prime rate as published by The Wall Street Journal at the beginning of each calendar quarter, which at March 31, 2012, was 3.25% and mature in February 2013 if not earlier converted or repaid. The notes have been guaranteed by Alnylam and Isis. The principal amount of the notes plus accrued interest will automatically convert into shares of our preferred stock upon our completion of a convertible preferred stock financing in which we receive a minimum level of proceeds from institutional investors, subject to our option to limit the number of shares issuable to GSK upon such conversion to an amount that would equal but not exceed an agreed upon percentage of our outstanding capital stock, calculated on a fully-diluted basis. With our consent, at any time prior to the maturity date, GSK may elect to convert some or all of the principal and interest accrued under the note issued in April 2008 into shares of our common stock at a conversion price equal to the fair market value of our common stock at the time of conversion, as agreed by us, GSK, Alnylam and Isis. In the event the notes do not convert or are not repaid by February 2013, we, Alnylam and Isis may elect to repay the notes plus interest with registered or unregistered shares of common stock of Alnylam and/or Isis or in cash. Under our strategic alliance with GSK, we earned a $500,000 milestone payment in each of May 2009 and June 2011. We are eligible to receive up to $144.5 million in preclinical, clinical, regulatory and commercialization milestone payments for each of the four microRNA programs under our alliance with GSK. We are also eligible to receive tiered royalties as a percentage of annual sales which can increase up to the low double digits. These royalties are subject to reduction upon the expiration of certain patents or introduction of generic competition into the market, or if GSK is required to obtain licenses from third parties to develop, manufacture or commercialize products under the alliance.

For each alliance target selected by GSK under the agreement, we are obligated to commence a research program directed against such target under a research plan adopted by a joint committee and to discover and optimize compounds that meet candidate selection criteria. On a program-by-program basis, GSK may exercise its option at any time on or before completion of the proof-of-concept trial. To exercise its option in either case, GSK must pay us an option exercise fee, which fee varies depending on the stage of the program at which the option is exercised. Milestone payments payable by GSK are also higher if GSK exercises its option upon completion of the proof-of-concept trial. Once an alliance target has been selected by GSK, neither party may work independently or with a third party on a microRNA compound designed to modulate an alliance target. In addition, during the research term, neither we nor our affiliates may work independently or with a third party on any compound that is designed to modulate an alliance target.

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If GSK does not exercise its option, or ceases development after exercising its option with respect to a particular program, we will have all rights to develop or commercialize product candidates under the program (including the right to sublicense these rights to a third party) at our sole expense. In the event the product is eventually commercialized, GSK will be entitled to “reverse royalties” as a percentage of net sales, subject to certain caps.

Either party may terminate the agreement upon written notice in the event of the other party’s material breach, including the failure to comply with such party’s diligence obligations, that remains uncured for 90 days. GSK has the unilateral right to terminate the agreement in its entirety or on an alliance target basis upon a specified number of days’ prior written notice to us.

Our strategic alliance with Sanofi

Sanofi collaboration and license agreement

In June 2010, we entered into a collaboration and license agreement with Sanofi. Under the terms of the agreement, we agreed to collaborate with Sanofi on a research plan to develop and commercialize licensed compounds targeting four alliance targets primarily focused in the field of fibrosis. The agreement specified that miR-21 would be the first alliance target in the field of fibrosis and granted Sanofi an exclusive license to develop and commercialize products under the alliance.

Under the terms of the agreement, we have agreed to use commercially reasonable efforts to provide Sanofi with validated microRNA targets and are responsible for conducting all research and compound manufacturing activities until acceptance of an IND. After acceptance of the IND, Sanofi will assume all costs, responsibilities and obligations for further development and commercialization.

The research term ends on the third anniversary of the agreement unless extended at Sanofi’s election. Under the terms of the agreement, we received an upfront payment of $25.0 million which was allocated to the research programs. In addition, Sanofi made a $10.0 million equity investment in the company. We also received $5.0 million for one year of research and development funding. Subsequently, we received $5.0 million for research and development funding on the first anniversary of the effective date of the agreement, and will receive an additional $5.0 million payment on the second anniversary for research and development funding. We may be entitled to receive additional annual payments under the agreement to support our work on the research plan. We are also entitled to receive preclinical, clinical, regulatory and commercialization milestone payments of up to $640.0 million in the aggregate for all alliance product candidates. In addition, we are entitled to receive royalties based on a percentage of net sales which will range from the mid-single digits to the low double digits, depending upon the target and the volume of sales.

During the research term, Sanofi may terminate the agreement at any time on a product-by-product basis in the event of any safety, efficacy or regulatory viability issues, including the occurrence of adverse events or significant toxicological effects. In addition, Sanofi may terminate the agreement in full or on a product-by-product basis by giving 30 days’ prior written notice to us. Either party may also terminate the agreement for a material breach by the other party which remains uncured after 120 days’ notice of such breach, except that we may not exercise this termination right until after the expiration of the research term if Sanofi is in breach of its obligations to use commercially reasonable efforts. In the event a program or the agreement is terminated by Sanofi, the rights to develop and commercialize product candidates in the terminated programs (including the right to sublicense these rights to a third party) returns to us. If we sublicense the rights to a third party, we will be required to pay a percentage of sublicense revenues to Sanofi in the low double digits, and if we commercialize a product on our own, we will be required to pay royalties in the low single digits to Sanofi as a percentage of net sales.

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Sanofi non-exclusive technology alliance and option agreement

Concurrently with the collaboration and license agreement, we also entered into a non-exclusive technology alliance and option agreement with Sanofi. Under this agreement, Sanofi received an option for a broader microRNA technology license. Sanofi may exercise the option at any time until the date 30 days after the third anniversary of the agreement, subject to a one-time extension and payment of an extension fee.

If Sanofi exercises its option under this agreement, we will receive a payment of up to $50.0 million, payable in installments. In return, Sanofi will receive a license to our microRNA product platform technology for research of microRNA compounds. The option also provides us with certain rights to participate in the development and commercialization of products. We are also entitled to receive a product-by-product milestone payment and royalties as a percentage of net sales in the low single digits for products commercialized by Sanofi.

Our strategic alliance with Alnylam and Isis

In September 2007, we entered into a license and collaboration agreement with Alnylam and Isis, which was amended and restated in January 2009, and further amended in June 2010 and October 2011. Under the license and collaboration agreement, we acquired an exclusive, royalty-bearing, worldwide license, with rights to sublicense, to patent rights owned or licensed by Alnylam and Isis to develop, manufacture and commercialize products covered by the licensed patent rights for use in microRNA compounds which are microRNA antagonists and microRNA therapeutics containing these compounds. In addition, we have certain rights to miR-mimics. Under the agreement, we granted to both Alnylam and Isis a license to practice our intellectual property developed by us to the extent that it is useful specifically to Alnylam’s RNAi programs or Isis’ single-stranded oligonucleotide programs, but not including microRNA compounds or therapeutics that are the subject of our exclusive licenses from Alnylam and Isis.

We are required to use commercially reasonable efforts to develop and commercialize licensed products under the agreement. We are required to notify Alnylam and Isis when a program reaches development stage (defined as initiation of good laboratory practices, or GLP, toxicology studies) and whether or not we intend to pursue the program. Under the agreement, both Alnylam and Isis have an option to assume the development and commercialization of product candidates in a program that we do not pursue. If neither Alnylam nor Isis exercises this option, we are required to use our best efforts to finalize a term sheet with a third party with respect to such program. In the event we are unable to complete a transaction with a third party, both Alnylam and Isis have a second opt-in option.

If an election is made by either Alnylam or Isis (but not both) to opt-in, such party will pay us a one-time fixed payment, the amount of which will depend on whether the first or the second opt-in option was exercised, with a higher amount due if the first opt-in option was exercised. Clinical and regulatory milestones are also payable to us in the event the opt-in election is exercised. Such milestones total $64.0 million in the aggregate if the election is made during the first opt-in period or $15.7 million in the aggregate if the election is made at the second opt-in period. Tiered royalties are payable to us as a percentage of net sales on all products commercialized by the opt-in party. These royalties range from the low to middle single digits depending upon the volume of sales. The opt-in party is also entitled to sublicense the development program to a third party. In such a case, we are also entitled to receive a percentage of the sublicense income received by the opt-in party. The percentage payable depends upon the point at which the opt-in party sublicenses the program and ranges from the middle double digits to the low double digits. The opt-in party is only required to pay the higher of the clinical and regulatory milestones or the sublicense income received in any calendar quarter. The opt-in party is also responsible for all third party payments due under other agreements as a result of the development. In the event both

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Alnylam and Isis elect to opt-in during either opt-in period, the parties have agreed to work together to amend the development plan to continue development of the project, including funding of such project and assignment of roles and responsibilities.

In the event we or one of our strategic alliance partners continues with the development of a program, each of Alnylam and Isis are entitled to royalties as a percentage of net sales. For products that we independently commercialize, these royalties will be in the low single digits. For products commercialized by a third-party collaborator, the royalties will be either the same percentage of net sales as described above or, if the sublicense does not provide a specified level of royalties to us or upon our election, a percentage of the sublicense income received by us from the strategic alliance partner and a modified royalty. The modified royalty would be based upon the lower of the single digit percentage discussed above or one third of the royalty received by us after payments made by us to third parties for development, manufacture and commercialization activities under other agreements. In addition, if we sublicense rights to a collaborator, we will be required to pay to each of Alnylam and Isis a percentage of our sublicense income in the mid-single digits. We are also responsible for payments due to third parties under other agreements as a result of our development activities, including payments owed by Alnylam and/or Isis under their agreements.

Under the October 2011 amendment, Alnylam and Isis granted us the right to research microRNA mimics under the licensed intellectual property of Alnylam and Isis. In the event we develop a miR-mimic, we must first obtain approval from Alnylam and/or Isis, as applicable, and such approval is subject to the consent of applicable third parties, if any. No additional consideration will be owed by us to Alnylam or Isis for granting approval. We have the right to sublicense our research rights. We granted to both Alnylam and Isis a fully paid up, worldwide and exclusive license to any intellectual property developed by us and useful to their research programs and which are not microRNA antagonists or approved miR-mimics.

The agreement expires on the earlier of the cessation of development of the potential royalty-bearing products prior to the commercial sale of any such products anywhere in the world or following the first commercial sale of such products, the expiration of royalty obligations determined on a country-by-country and product-by-product basis.

OUR INTELLECTUAL PROPERTY AND TECHNOLOGY LICENSES

Intellectual property

We strive to protect and enhance the proprietary technologies that we believe are important to our business, including seeking and maintaining patents intended to cover our products and compositions, their methods of use and any other inventions that are important to the development of our business. We also rely on trade secrets to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection.

Our success will depend significantly on our ability to obtain and maintain patent and other proprietary protection for commercially important technology, inventions and know-how related to our business, defend and enforce our patents, preserve the confidentiality of our trade secrets and operate without infringing the valid and enforceable patents and proprietary rights of third parties. We also rely on know-how, continuing technological innovation and in-licensing opportunities to develop, strengthen and maintain our proprietary position in the field of microRNA therapeutics.

We believe that we have a strong intellectual property position and substantial know-how relating to the development and commercialization of microRNA therapeutics, consisting of:

➢

over 150 patents or patent applications that we own or have in-licensed from academic institutions and third parties including our founding companies, Alnylam and Isis, related to microRNA and microRNA drug products; and

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➢

approximately 900 patents or patent applications exclusively licensed from our founding companies, Alnylam and Isis, related to RNA technologies, including patent and patent applications relating to chemical modification of oligonucleotides that are useful for microRNA therapeutics.

Our objective is to continue to expand our intellectual property estate through our multiple layer approach in order to protect our microRNA therapeutics and to maintain our leading position in the microRNA therapeutics field. Examples of the technologies covered by our patent portfolio are described below.

We have exclusively licensed patent rights from Julius-Maximilians-Universität Würzburg and Bayerische Patent Allianz GmBH, which we collectively refer to herein as the University of Würzburg, which rights encompass the use of anti-miR therapeutics targeting miR-21 for the treatment of fibrosis, including kidney, liver, lung and cardiac fibrosis. In collaboration with us, investigators at the University of Würzburg demonstrated that targeting miR-21 in a disease model resulted in beneficial phenotypic effects, including the inhibition of the development of fibrosis. The Würzburg-licensed patent portfolio includes more than 20 U.S. and foreign patents and patent applications. Any patents within this portfolio that have issued or may yet issue would have a statutory expiration date in 2029.

We and Alnylam have a co-exclusive license from Stanford University, or Stanford, to patent rights concerning the use of anti-miR therapeutics targeting miR-122 for the treatment of HCV. This patent portfolio is based upon research conducted by Peter Sarnow, Ph.D. and colleagues at Stanford, demonstrating that miR-122 is required for HCV replication in mammalian cells. The Stanford-licensed portfolio includes more than 12 U.S and foreign patents and patent applications. Any patents within this portfolio that have issued or may yet issue would have a statutory expiration date in 2025.

In support of our program targeting miR-33, we have exclusively licensed from New York University, or NYU, patent rights encompassing the use of an anti-miR therapeutic targeting miR-33 for the treatment of atherosclerosis, metabolic syndrome and elevated triglycerides. In collaboration with us, Kathryn Moore, Ph.D. and colleagues at NYU demonstrated that inhibiting miR-33 has several therapeutic benefits, including reduction of atherosclerotic plaque size in an experimental model of atherosclerosis, in addition to reduction of serum triglycerides in non-human primates. The NYU-licensed patent rights include one U.S. application and one Patent Cooperation Treaty, or PCT, application. Any patents that may issue from these applications would have a statutory expiration date in 2031.

Our portfolio of exclusively and jointly owned patent and patent applications is currently composed of at least nine U.S. and foreign patents and more than 35 U.S. PCT and foreign applications. We are the sole owner of nine of the patents and over 30 of the pending applications. We jointly own at least five of the pending applications including applications claiming methods for treating liver cancer, including HCC, using anti-miRs targeting miR-21. The patents have statutory expiration dates in 2024, 2025, 2026, or 2029. Any patents that may issue from the pending applications would have statutory expiration dates between 2024 and 2032.

Our founding companies, Alnylam and Isis, each own or otherwise have rights to numerous patents and patent applications concerning oligonucleotide technologies and a substantial number of these patents and applications have been exclusively licensed to us for use in the microRNA field. The technologies covered in these patents and applications include various chemical modifications that are applicable to microRNA therapeutics. Among the licensed patents or patent applications, those covering key chemical modifications for use in microRNA drug products have statutory expiration dates in 2016, 2023 and 2027.

We have a co-exclusive license to the patent portfolio owned by Max-Planck-Gesellschaft, or MPG, which has been granted to us by Max-Planck-Innovation GmbH, or MI, a wholly-owned subsidiary of MPG acting as MPG’s technology transfer agency. MPG and MI are collectively referred to herein as Max-Planck. This patent portfolio is based on the pioneering microRNA research conducted by Thomas Tuschl, Ph.D. and colleagues at the Max-Planck Institute of Biophysical Chemistry, which led to

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the discovery of over 100 human microRNA sequences, including microRNAs that are the focus of several of our programs. The patent rights encompass the microRNA gene sequences as well as the antisense sequences that are complementary to the microRNAs and thus cover both microRNA mimic and anti-miR products. Our license is co-exclusive with our founding companies, Alnylam and Isis, for the exploitation of the Max-Planck patent rights for therapeutic uses. In addition, we also have a co-exclusive license to develop and commercialize diagnostics based upon the Max-Planck patent rights contained in these applications. The Max-Planck licensed patent portfolio, referred to herein as the Tuschl 3 patents, includes at least 25 U.S. and foreign patents and patent applications. Any patents within this portfolio that have issued or may yet issue would have a statutory expiration date in 2022.

The term of individual patents depends upon the legal term of the patents in the countries in which they are obtained. In most countries in which we file, the patent term is 20 years from the date of filing the non-provisional application. In the United States, a patent’s term may be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the U.S. Patent and Trademark Office in granting a patent, or may be shortened if a patent is terminally disclaimed over an earlier-filed patent.

The term of a patent that covers an FDA-approved drug may also be eligible for patent term extension, which permits patent term restoration of a U.S. patent as compensation for the patent term lost during the FDA regulatory review process. The Hatch-Waxman Act permits a patent term extension of up to five years beyond the expiration of the patent. The length of the patent term extension is related to the length of time the drug is under regulatory review. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval and only one patent applicable to an approved drug may be extended. Similar provisions are available in Europe and other foreign jurisdictions to extend the term of a patent that covers an approved drug. When possible, depending upon the length of clinical trials and other factors involved in the filing of a new drug application, or NDA, we expect to apply for patent term extensions for patents covering our microRNA product candidates and their methods of use.

We may rely, in some circumstances, on trade secrets to protect our technology. However, trade secrets can be difficult to protect. We seek to protect our proprietary technology and processes, in part, by entering into confidentiality agreements with our employees, consultants, scientific advisors and contractors. We also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems. While we have confidence in these individuals, organizations and systems, agreements or security measures may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our consultants, contractors or collaborators use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

OUR TECHNOLOGY LICENSES

Max-Planck

Therapeutic license

Prior to 2011, our access to the Tuschl 3 patents was derived from agreements between Max-Planck and our founding companies, Alnylam and Isis, for exclusive use in microRNA therapeutics. In April 2011, we entered into a direct, co-exclusive license with Max-Planck. The license provides to us, Alnylam and Isis, co-exclusively, access to the Tuschl 3 patents for therapeutic use. Max-Planck retains the right to practice the intellectual property licensed under the agreement for non-commercial purposes.

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Under the terms of the license, we are permitted to sublicense our rights outright or as part of an alliance. The license requires that we use commercially reasonable diligence in developing and commercializing a product. In order to secure the license, we made an upfront payment of $400,000 to Max-Planck. We will be required to make payments based upon the initiation of clinical trials and/or product approval milestones totaling up to $1.6 million for each licensed product reaching such clinical stage. In addition to milestone payments, we will be required to pay royalties of a percentage of cumulative annual net sales of a licensed product commercialized by us or one of our strategic alliance partners. The percentage is in the low single digits, with the exact percentage depending upon whether the licensed product incorporates intellectual property covered by a Tuschl 3 patent that is still a pending application or, alternatively, an issued patent, and also upon the volume of annual sales. The royalties payable to Max-Planck are subject to reduction for any third party payments required to be made, with a minimum floor in the low single digits.

We may unilaterally terminate the license agreement upon three months’ notice and payment of all accrued amounts owing to Max-Planck. Max-Planck may terminate the agreement upon 30 days’ prior written notice if we challenge the validity of its patents, or in the event of our material breach which remains uncured after 60 days of receiving written notice of such breach (30 days in the case of nonpayment). Absent early termination, the agreement will automatically terminate upon the expiration or abandonment of all issued patents and filed patent applications with the patent rights covered by the agreement. The longest lived patent rights licensed to us under the agreement are currently expected to expire in September 2022.

Diagnostic license

In addition, in June 2009, we entered into a co-exclusive license with Max-Planck for use of the Tuschl 3 patents for diagnostic purposes. Under the terms of the license, we made an aggregate initial payment to Max-Planck of €175,000 in three installments, with €75,000 paid in June 2009 and €50,000 paid in each of June 2010 and June 2011. In addition, we made annual maintenance payments of €10,000 in 2011 and €20,000 in 2012 and will make an increased annual maintenance payment commencing in 2013 and thereafter during the term of the agreement. In addition to maintenance payments, we will be required to pay royalties of a percentage of net sales of licensed products. The percentage is in the mid-single digits in the event we market the product and low double digits in the event we sell the product through a distributor. The royalties payable to Max-Planck are reduced by the royalties payable to third parties but only if aggregate royalties payable to Max-Planck and third parties exceed a percentage in the middle double digits.

We are required to use commercially reasonable efforts to develop and commercialize products under the agreement. Under the terms of the agreement, Max-Planck is permitted to provide up to three additional co-exclusive licenses to its diagnostic patent rights. We may unilaterally terminate the license agreement upon three months’ notice and payment of all accrued amounts owing to Max-Planck. Max-Planck may terminate the agreement upon 30 days’ prior written notice if we challenge the validity of its patent rights, or in the event of our material breach which remains uncured after 60 days of receiving written notice of such breach (30 days in the case of nonpayment). Absent early termination, the agreement will automatically terminate upon the expiration or abandonment of all issued patents and filed patent applications with the patent rights covered by the agreement. The longest lived patent rights licensed to us under the agreement are currently expected to expire in September 2022.

Max-Planck retains the right to practice the intellectual property licensed under the agreement for non-commercial purposes.

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University of Würzburg

In May 2010, we exclusively licensed patent rights from the University of Würzburg which encompass the use of anti-miR therapeutics targeting miR-21 for the treatment of fibrosis, including kidney, liver, lung and cardiac fibrosis.

The University of Würzburg has reserved the right to use the licensed intellectual property for academic and non-commercial purposes. We have the right to grant sublicenses to third parties under the agreement provided such sublicense is for the purpose of developing or commercializing a product. We must obtain the University of Würzburg’s written consent to any such sublicense, which may not be unreasonably withheld. We must use commercially reasonable diligence in our efforts to develop, manufacture and commercialize a licensed product. We have assumed certain development milestone obligations and must report on our progress in achieving these milestones on an annual basis.

As a license issuance fee, we paid the University of Würzburg €300,000. In addition, upon commercialization of a product, we will pay to the University of Würzburg a percentage of net sales as a royalty. This royalty is in the low single digits and is reduced upon expiration of all patent claims covering the product. We also paid the University of Würzburg a partnership bonus of €200,000 upon entering into our strategic alliance agreement with Sanofi. Under the agreement, beginning January 1, 2020 and ending on the date we receive NDA approval for a licensed product, we will accrue a minimum royalty obligation of €150,000 per year, which will become payable upon approval of an NDA for a licensed product. After approval of an NDA for a licensed product, we will be required to pay the University of Würzburg an annual minimum royalty, which increases in the five years following approval up to a maximum of €3.0 million per year. The minimum royalties are creditable against actual royalties due and payable for the same calendar year.

In addition, we will be required to pay the University of Würzburg milestone payments of up to an aggregate of €1.75 million, based upon achievement of specified clinical and regulatory events. In the event we initiate a Phase 2 clinical trial for another indication with the same licensed product, we will be required to pay 50% of the milestone payments applicable to such milestone events. These milestone events are also tied to the due dates set forth in the commercialization plan but may be extended by delays caused by scientific challenges, regulatory requirements or other circumstances outside of our control. We must request an extension in writing explaining the cause for the delay and proposing new due dates. The University of Würzburg may accept the revised dates or reject them, in which case an arbitrator will set the revised dates.

We may terminate the agreement upon 30 days’ notice to the University of Würzburg. The University of Würzburg may terminate the agreement if we challenge the validity of its patent rights, or in the event of our nonpayment which remains uncured after 60 days of receiving written notice of such nonpayment. Absent early termination, the agreement will terminate upon the later of the expiration of the last to expire patent licensed to us under the agreement (which is currently expected to be in February 2029) or 10 years following the date of the most recent first commercial sale in a new country of a licensed product.

Stanford University

In August 2005, Alnylam and Isis entered into a co-exclusive license agreement with Stanford, relating to its patent applications claiming the use of miR-122 to reduce the replication of HCV. Upon our formation, we received access to the Stanford technology as an affiliate of Alnylam and Isis. In July 2009, Isis assigned its rights and obligations under the license agreement to us.

Under the license agreement, we are permitted to research, develop, manufacture and commercialize therapeutics for the treatment and prevention of HCV and related conditions. Diagnostics and reagents

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are specifically excluded from the license. In addition, the license provides a non-exclusive right to research, develop, manufacture and commercialize therapeutics for all conditions or diseases other than HCV. Stanford retained the right, on behalf of itself and all other non-profit academic institutions, to practice the licensed patents for non-profit purposes.

We are permitted to sublicense our rights under the agreement in connection with a bona fide partnership seeking to research and/or develop products under a jointly prepared research plan and which also includes a license to our intellectual property or in association with providing services to a sublicensee. In the event we receive an upfront payment in connection with a sublicense, we are obligated to pay to Stanford a one-time fixed payment amount, which amount will vary depending upon the size of upfront payment we receive. We must also make an annual license maintenance payment during the term of the agreement. The maintenance payments are creditable against royalty payments made in the same year. We will be required to pay milestones for an exclusively licensed product which will be payable upon achievement of specified regulatory and clinical milestones in an aggregate amount of up to $400,000. Milestones for a non-exclusively licensed product will be payable upon achievement of the same milestones in an aggregate amount of up to $300,000 for the first such product and up to $200,000 for the second such product. Upon commercialization of a product, we will be required to pay to Stanford a percentage of net sales as a royalty. This percentage is in the low single digits. The payment will be reduced by other payments we are required to make to third parties until a minimum royalty has been reached.

The agreement requires that we use commercially reasonable efforts to develop, manufacture and commercialize a licensed product and we have agreed to meet certain development and commercialization milestones.

We may terminate the agreement upon 30 days’ notice. Stanford may terminate the agreement in the event of our nonpayment or material breach which remains uncured after 60 days of receiving written notice of such nonpayment or breach. Absent early termination, the agreement will automatically terminate upon the expiration of the last to expire patent licensed to us under the agreement, which is currently expected to be in May 2025.

New York University

In March 2011, we entered into an exclusive license with NYU related to our miR-33 program. The license provides us the right to develop, manufacture and commercialize therapeutics for the treatment or prevention of atherosclerotic plaque and/or other metabolic disorders under NYU’s patents. We are entitled to grant sublicenses under the agreement. NYU retains the right to practice the intellectual property licensed under the agreement for non-commercial purposes.

Under the terms of the agreement, we paid to NYU an upfront payment of $25,000. An equal additional payment will be required upon issuance of a patent containing a claim of treating or preventing disease. We will be required to make payments to NYU upon achievement of specified clinical and regulatory milestones of up to an aggregate of $925,000. These milestone payments will only be made after issuance of a therapeutic claim under the NYU patent applications. We are also required to pay royalties of a percentage of net sales for any product sold by us or a strategic alliance partner. The royalty rate is in the low single digits and is subject to reduction to a minimum amount in the event we are required to pay royalties to a third party. In the event we sublicense the NYU patents, NYU is also entitled to receive a percentage of the sublicense income received by us. The percentage payable depends upon the development stage of the program when the sublicense is completed with the highest percentage paid with submission of the first IND. The percentage thereafter declines until completion of the first Phase 2 clinical trial.

We are required, under the terms of the agreement, to use reasonable diligence to develop and commercialize a product and are required to provide NYU with annual reports detailing our progress in

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this regard. In particular, we are required to fulfill specific development and regulatory milestones by particular dates. The agreement may be terminated by either party upon written notice to the other party of its material breach of the agreement which has remained uncured for 60 days following written notice thereof (30 days in the case of nonpayment). We may also terminate the license upon 60 days’ notice in the event development of a product is not scientifically or commercially feasible. Absent early termination, the agreement will automatically terminate upon the expiration of the longest-lived patent rights covered by the agreement, which is currently expected to be in August 2031.

COMPETITION

The biotechnology and pharmaceutical industries are characterized by intense and rapidly changing competition to develop new technologies and proprietary products. While we believe that our proprietary asset estate and scientific expertise in the microRNA field provide us with competitive advantages, we face potential competition from many different sources, including larger and better-funded pharmaceutical companies. Not only must we compete with other companies that are focused on microRNA therapeutics but any products that we may commercialize will have to compete with existing therapies and new therapies that may become available in the future.

We are aware of several companies that are working specifically to develop microRNA therapeutics. These include the biotechnology companies Groove Biopharma, Inc., miRagen Therapeutics, Inc., Mirna Therapeutics, Inc., and Santaris Pharma A/S. These competitors also compete with us in recruiting human capital and securing licenses to complementary technologies or specific microRNAs that may be critical to the success of our business. They also compete with us for potential funding from the pharmaceutical industry.

In addition, we expect that for each disease category for which we determine to develop and apply our microRNA therapeutics there are other biotechnology companies that will compete against us by applying marketed products and development programs using technology other than microRNA therapeutics. The key competitive factors that will affect the success of any of our development candidates, if commercialized, are likely to be their efficacy relative to such competing technologies, safety, convenience, price and the availability of reimbursement from government and other third-party payors. Our commercial opportunity could be reduced or eliminated if our competitors have products which are better in one or more of these categories.

MANUFACTURING

We contract with third parties to manufacture our compounds and intend to do so in the future. We do not own or operate and we do not expect to own or operate, facilities for product manufacturing, storage and distribution, or testing. We have personnel with extensive technical, manufacturing, analytical and quality experience and strong project management discipline to oversee contract manufacturing and testing activities, and to compile manufacturing and quality information for our regulatory submissions.

Manufacturing is subject to extensive regulations that impose various procedural and documentation requirements, which govern record keeping, manufacturing processes and controls, personnel, quality control and quality assurance, among others. Our systems and contractors are required to be in compliance with these regulations, and this is assessed regularly through monitoring of performance and a formal audit program.

Drug substance

Our current drug substance supply chain involves various contractors that supply the raw materials and others that manufacture the anti-miR drug substance. We believe our current drug substance contractors

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have the scale, the systems and the experience to supply all planned IND-enabling studies, early clinical supplies and may be considered for later clinical trials and commercial manufacturing. To ensure continuity in our supply chain, we plan to establish supply arrangements with alternative suppliers for certain portions of our supply chain, as appropriate.

Our process uses common synthetic chemistry and readily available materials. We have established an ongoing program to identify possible process changes to improve purity, yield, manufacturability, and process changes will be implemented as warranted and appropriate. Based upon our knowledge of anti-sense compounds, we do not anticipate any stability issues with our anti-miR product candidates.

Drug product

Our drug product is expected to consist of the anti-miR drug substance in a powdered form formulated in a saline solution for injection. Drug product manufacturing uses common processes and readily available materials. When a potential product is ready to commence IND-enabling studies, we will be required to commence drug product stability studies.

GOVERNMENT REGULATION AND PRODUCT APPROVAL

Government authorities in the United States, at the federal, state and local level, and other countries extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of products such as those we are developing. Any product candidate that we develop must be approved by the FDA before it may be legally marketed in the United States and by the appropriate foreign regulatory agency before it may be legally marketed in foreign countries.

U.S. drug development process

In the United States, the FDA regulates drugs under the Federal Food, Drug and Cosmetic Act, or FDCA, and implementing regulations. Drugs are also subject to other federal, state and local statutes and regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial civil or criminal sanctions. FDA sanctions could include refusal to approve pending applications, withdrawal of an approval, clinical hold, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, debarment, restitution, disgorgement or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us. The process required by the FDA before a drug may be marketed in the United States generally involves the following:

➢	completion of nonclinical laboratory tests, animal studies and formulation studies according to good laboratory practices, or GLP, or other applicable regulations;

➢	submission to the FDA of an application for an IND, which must become effective before human clinical trials may begin;

➢

performance of adequate and well-controlled human clinical trials according to the FDA’s regulations commonly referred to as current good clinical practices, or GCPs, to establish the safety and efficacy of the proposed drug for its intended use;

➢	submission to the FDA of an NDA for a new drug;

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satisfactory completion of an FDA inspection of the manufacturing facility or facilities where the drug is produced to assess compliance with the FDA’s current good manufacturing practice standards, or cGMP, to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity;

➢	potential FDA audit of the nonclinical and clinical trial sites that generated the data in support of the NDA; and

➢	FDA review and approval of the NDA.

The lengthy process of seeking required approvals and the continuing need for compliance with applicable statutes and regulations require the expenditure of substantial resources and approvals are inherently uncertain.

Before testing any compounds with potential therapeutic value in humans, the drug candidate enters the preclinical testing stage. Preclinical tests, also referred to as nonclinical studies, include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies to assess the potential safety and activity of the drug candidate. The conduct of the preclinical tests must comply with federal regulations and requirements including GLP. The sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and a proposed clinical protocol, to the FDA as part of the IND. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA places the clinical trial on a clinical hold within that 30-day time period. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. The FDA may also impose clinical holds on a drug candidate at any time before or during clinical trials due to safety concerns or non-compliance. Accordingly, we cannot be sure that submission of an IND will result in the FDA allowing clinical trials to begin, or that, once begun, issues will not arise that suspend or terminate such trial.

Clinical trials involve the administration of the drug candidate to healthy volunteers or patients under the supervision of qualified investigators, generally physicians not employed by or under the trial sponsor’s control. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria, and the parameters to be used to monitor subject safety. Each protocol must be submitted to the FDA as part of the IND. Clinical trials must be conducted in accordance with the FDA’s regulations comprising the good clinical practices requirements. Further, each clinical trial must be reviewed and approved by an independent institutional review board, or IRB, at or servicing each institution at which the clinical trial will be conducted. An IRB is charged with protecting the welfare and rights of trial participants and considers such items as whether the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the form and content of the informed consent that must be signed by each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

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Phase 1.    The drug is initially introduced into healthy human subjects and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion. In the case of some products for severe or life-threatening diseases, especially when the product may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients.

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Phase 2.    The drug is evaluated in a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance, optimal dosage and dosing schedule.

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Phase 3.    Clinical trials are undertaken to further evaluate dosage, clinical efficacy and safety in an expanded patient population at geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the product and provide an adequate basis for product labeling. Generally, two adequate and well-controlled Phase 3 clinical trials are required by the FDA for approval of an NDA.

Post-approval clinical trials, sometimes referred to as Phase 4 clinical trials, may be conducted after initial marketing approval. These clinical trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication.

Annual progress reports detailing the results of the clinical trials must be submitted to the FDA and written IND safety reports must be promptly submitted to the FDA and the investigators for serious and unexpected adverse events or any finding from tests in laboratory animals that suggests a significant risk for human subjects. Phase 1, Phase 2 and Phase 3 clinical trials may not be completed successfully within any specified period, if at all. The FDA or the sponsor or its data safety monitoring board may suspend a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients.

Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the drug as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the drug candidate and, among other things, must develop methods for testing the identity, strength, quality and purity of the final drug. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the drug candidate does not undergo unacceptable deterioration over its shelf life.

U.S. review and approval processes

The results of product development, nonclinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the drug, proposed labeling and other relevant information are submitted to the FDA as part of an NDA requesting approval to market the product. The submission of an NDA is subject to the payment of substantial user fees; a waiver of such fees may be obtained under certain limited circumstances.

In addition, under the Pediatric Research Equity Act, or PREA, an NDA or supplement to an NDA must contain data to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may grant deferrals for submission of data or full or partial waivers. Unless otherwise required by regulation, PREA does not apply to any drug for an indication for which orphan designation has been granted.

The FDA reviews all NDAs submitted to determine if they are substantially complete before it accepts them for filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the NDA. Under the goals and policies agreed to by the FDA under the Prescription Drug User Fee Act, or PDUFA, the FDA has 10 months in which to complete its initial review of a standard NDA and respond to the applicant, and six months for a priority NDA. The FDA does not always meet its PDUFA goal dates for standard and priority NDAs. The review process and the PDUFA goal date may be extended by three months if the FDA requests or the NDA sponsor otherwise provides additional information or clarification regarding information already provided in the submission within the last three months before the PDUFA goal date.

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After the NDA submission is accepted for filing, the FDA reviews the NDA to determine, among other things, whether the proposed product is safe and effective for its intended use, and whether the product is being manufactured in accordance with cGMP to assure and preserve the product’s identity, strength, quality and purity. The FDA may refer applications for novel drug or biological products or drug or biological products which present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions. During the drug approval process, the FDA also will determine whether a risk evaluation and mitigation strategy, or REMS, is necessary to assure the safe use of the drug. If the FDA concludes a REMS is needed, the sponsor of the NDA must submit a proposed REMS; the FDA will not approve the NDA without a REMS, if required.

Before approving an NDA, the FDA will inspect the facilities at which the product is manufactured. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA, the FDA will typically inspect one or more clinical sites to assure that the clinical trials were conducted in compliance with IND study requirements. If the FDA determines that the application, manufacturing process or manufacturing facilities are not acceptable it will outline the deficiencies in the submission and often will request additional testing or information.

The NDA review and approval process is lengthy and difficult and the FDA may refuse to approve an NDA if the applicable regulatory criteria are not satisfied or may require additional clinical data or other data and information. Even if such data and information is submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. Data obtained from clinical trials are not always conclusive and the FDA may interpret data differently than we interpret the same data. The FDA will issue a complete response letter if the agency decides not to approve the NDA. The complete response letter usually describes all of the specific deficiencies in the NDA identified by the FDA. The deficiencies identified may be minor, for example, requiring labeling changes, or major, for example, requiring additional clinical trials. Additionally, the complete response letter may include recommended actions that the applicant might take to place the application in a condition for approval. If a complete response letter is issued, the applicant may either resubmit the NDA, addressing all of the deficiencies identified in the letter, or withdraw the application.

If a product receives regulatory approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling. In addition, the FDA may require post marketing clinical trials, sometimes referred to as Phase 4 clinical trials testing, which involves clinical trials designed to further assess a drug safety and effectiveness and may require testing and surveillance programs to monitor the safety of approved products that have been commercialized.

Orphan drug designation

Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biological product intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making a drug or biological product available in the United States for this type of disease or condition will be recovered from sales of the product. Orphan product designation must be requested before submitting an NDA. After the FDA

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grants orphan product designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan product designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.

If a product that has orphan designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications to market the same drug or biological product for the same indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan exclusivity. Competitors, however, may receive approval of different products for the indication for which the orphan product has exclusivity or obtain approval for the same product but for a different indication for which the orphan product has exclusivity. Orphan product exclusivity also could block the approval of one of our products for seven years if a competitor obtains approval of the same drug or biological product as defined by the FDA or if our drug candidate is determined to be contained within the competitor’s product for the same indication or disease. If a drug or biological product designated as an orphan product receives marketing approval for an indication broader than what is designated, it may not be entitled to orphan product exclusivity. Orphan drug status in the European Union has similar but not identical benefits in the European Union.

Expedited development and review programs

The FDA has a Fast Track program that is intended to expedite or facilitate the process for reviewing new drugs and biological products that meet certain criteria. Specifically, new drugs and biological products are eligible for Fast Track designation if they are intended to treat a serious or life-threatening condition and demonstrate the potential to address unmet medical needs for the condition. Fast Track designation applies to the combination of the product and the specific indication for which it is being studied. Unique to a Fast Track product, the FDA may consider for review sections of the NDA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the NDA, the FDA agrees to accept sections of the NDA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the NDA.

Any product submitted to the FDA for marketing, including a Fast Track program, may also be eligible for other types of FDA programs intended to expedite development and review, such as priority review and accelerated approval. Any product is eligible for priority review if it has the potential to provide safe and effective therapy where no satisfactory alternative therapy exists or a significant improvement in the treatment, diagnosis or prevention of a disease compared to marketed products. The FDA will attempt to direct additional resources to the evaluation of an application for a new drug or biological product designated for priority review in an effort to facilitate the review. Additionally, a product may be eligible for accelerated approval. Drug or biological products studied for their safety and effectiveness in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit over existing treatments may receive accelerated approval, which means that they may be approved on the basis of adequate and well-controlled clinical trials establishing that the product has an effect on a surrogate endpoint that is reasonably likely to predict a clinical benefit, or on the basis of an effect on a clinical endpoint other than survival or irreversible morbidity. As a condition of approval, the FDA may require that a sponsor of a drug or biological product receiving accelerated approval perform adequate and well-controlled post-marketing clinical trials. In addition, the FDA currently requires as a condition for accelerated approval pre-approval of promotional materials, which could adversely impact the timing of the commercial launch of the product. Fast Track designation, priority review and accelerated approval do not change the standards for approval but may expedite the development or approval process.

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Post-approval requirements

Any drug products for which we or our strategic alliance partners receive FDA approvals are subject to continuing regulation by the FDA, including, among other things, record-keeping requirements, reporting of adverse experiences with the product, providing the FDA with updated safety and efficacy information, product sampling and distribution requirements, complying with certain electronic records and signature requirements and complying with FDA promotion and advertising requirements, which include, among others, standards for direct-to-consumer advertising, promoting drugs for uses or in patient populations that are not described in the drug’s approved labeling (known as “off-label use”), industry-sponsored scientific and educational activities, and promotional activities involving the internet. Failure to comply with FDA requirements can have negative consequences, including adverse publicity, enforcement letters from the FDA, mandated corrective advertising or communications with doctors, and civil or criminal penalties. Although physicians may prescribe legally available drugs for off-label uses, manufacturers may not market or promote such off-label uses.

We will rely, and expect to continue to rely, on third parties for the production of clinical and commercial quantities of any products that we may commercialize. Our strategic alliance partners may also utilize third parties for some or all of a product we are developing with such strategic alliance partner. Manufacturers of our products are required to comply with applicable FDA manufacturing requirements contained in the FDA’s cGMP regulations. cGMP regulations require among other things, quality control and quality assurance as well as the corresponding maintenance of records and documentation. Drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP and other laws. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance. Discovery of problems with a product after approval may result in restrictions on a product, manufacturer, or holder of an approved NDA, including withdrawal of the product from the market. In addition, changes to the manufacturing process generally require prior FDA approval before being implemented and other types of changes to the approved product, such as adding new indications and additional labeling claims, are also subject to further FDA review and approval.

The FDA also may require post-marketing testing, known as Phase 4 testing, risk minimization action plans and surveillance to monitor the effects of an approved product or place conditions on an approval that could restrict the distribution or use of the product.

U.S. patent term restoration and marketing exclusivity

Depending upon the timing, duration and specifics of the FDA approval of the use of our drug candidates, some of our United States patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent term restoration period is generally one-half the time between the effective date of an IND and the submission date of an NDA plus the time between the submission date of an NDA and the approval of that application. Only one patent applicable to an approved drug is eligible for the extension and the application for the extension must be submitted prior to the expiration of the patent. The United States Patent and Trademark Office, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, we may intend to apply for restoration of patent term for one of our currently owned or licensed patents to add patent life beyond its current expiration date, depending on the expected length of the clinical trials and other factors involved in the filing of the relevant NDA.

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Market exclusivity provisions under the FDCA can also delay the submission or the approval of certain applications of other companies seeking to reference another company’s NDA. The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to obtain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an abbreviated new drug application, or ANDA, or a 505(b)(2) NDA submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement to one of the patents listed with the FDA by the innovator NDA holder. The FDCA also provides three years of marketing exclusivity for an NDA, or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the conditions associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the original active agent. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness. Pediatric exclusivity is another type of regulatory market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric trial in accordance with an FDA-issued “Written Request” for such a trial.

U.S. Foreign Corrupt Practices Act

The U.S. Foreign Corrupt Practices Act, to which we are subject, prohibits corporations and individuals from engaging in certain activities to obtain or retain business or to influence a person working in an official capacity. It is illegal to pay, offer to pay or authorize the payment of anything of value to any foreign government official, government staff member, political party or political candidate in an attempt to obtain or retain business or to otherwise influence a person working in an official capacity.

Federal and state fraud and abuse laws

In addition to FDA restrictions on marketing of pharmaceutical products, several other types of state and federal laws have been applied to restrict certain marketing practices in the biopharmaceutical industry in recent years. These laws include anti-kickback statutes and false claims statutes.

The federal healthcare program anti-kickback statute prohibits, among other things, knowingly and willfully offering, paying, soliciting, or receiving remuneration to induce or in return for purchasing, leasing, ordering, or arranging for the purchase, lease, or order of any healthcare item or service reimbursable under Medicare, Medicaid, or other federally financed healthcare programs. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers, and formulary managers on the other. Although there are a number of statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchases, or recommendations may be subject to scrutiny if they do not qualify for an exemption or safe harbor. Our practices may not in all cases meet all of the criteria for safe harbor protection from anti-kickback liability.

Federal false claims laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government, or knowingly making, or causing to be made, a false

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statement to get a false claim paid. Recently, several pharmaceutical and other healthcare companies have been prosecuted under these laws for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Other companies have been prosecuted for causing false claims to be submitted because of the company’s marketing of the product for unapproved, and thus non-reimbursable, uses. The majority of states also have statutes or regulations similar to the federal anti-kickback law and false claims laws, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payer. Sanctions under these federal and state laws may include civil monetary penalties, exclusion of a manufacturer’s products from reimbursement under government programs, criminal fines, and imprisonment.

Because of the breadth of these laws and the narrowness of the safe harbors, it is possible that some of our business activities could be subject to challenge under one or more of such laws. Such a challenge could have a material adverse effect on our business, financial condition and results of operations. If we obtain FDA approval for any of our product candidates and begin commercializing those products in the United States, our operations may be directly, or indirectly through our customers, subject to various federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute. These laws may impact, among other things, our proposed sales, marketing and education programs. In addition, we may be subject to patient privacy regulation by both the federal government and the states in which we conduct our business. The laws that may affect our ability to operate include:

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the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created new federal criminal statutes that prohibit executing a scheme to defraud any healthcare benefit program and making false statements relating to healthcare matters;

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HIPAA, as amended by the Health Information Technology and Clinical Health Act, or HITECH, and its implementing regulations, which imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information; and

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state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payer, including commercial insurers, and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

In the United States and foreign jurisdictions, there have been a number of legislative and regulatory changes to the healthcare system that could affect our future results of operations. In particular, there have been and continue to be a number of initiatives at the United States federal and state levels that seek to reduce healthcare costs. The Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or the MMA, imposed new requirements for the distribution and pricing of prescription drugs for Medicare beneficiaries. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities which will provide coverage of outpatient prescription drugs. Part D plans include both stand-alone prescription drug benefit plans and prescription drug coverage as a supplement to Medicare Advantage plans. Unlike Medicare Part A and B, Part D coverage is not standardized. Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. However, Part D prescription drug formularies must include drugs within each therapeutic category and

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class of covered Part D drugs, though not necessarily all the drugs in each category or class. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee. Government payment for some of the costs of prescription drugs may increase demand for our products for which we receive marketing approval. However, any negotiated prices for our products covered by a Part D prescription drug plan will likely be lower than the prices we might otherwise obtain. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental payors.

The American Recovery and Reinvestment Act of 2009 provides funding for the federal government to compare the effectiveness of different treatments for the same illness. A plan for the research will be developed by the Department of Health and Human Services, the Agency for Healthcare Research and Quality and the National Institutes for Health, and periodic reports on the status of the research and related expenditures will be made to Congress. Although the results of the comparative effectiveness studies are not intended to mandate coverage policies for public or private payors, it is not clear what effect, if any, the research will have on the sales of any product, if any such product or the condition that it is intended to treat is the subject of a study. It is also possible that comparative effectiveness research demonstrating benefits in a competitor’s product could adversely affect the sales of our product candidates. If third-party payors do not consider our products to be cost-effective compared to other available therapies, they may not cover our products as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow us to sell our products on a profitable basis.

Most recently, in March 2010 the Patient Protection and Affordable Health Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, or collectively the PPACA, was enacted, which includes measures to significantly change the way healthcare is financed by both governmental and private insurers. Among the provisions of the PPACA of greatest importance to the pharmaceutical and biotechnology industry are the following:

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an annual, nondeductible fee on any entity that manufactures or imports certain branded prescription drugs and biologic agents, apportioned among these entities according to their market share in certain government healthcare programs, that began in 2011;

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new requirements to report certain financial arrangements with physicians and others, including reporting any “transfer of value” made or distributed to prescribers and other healthcare providers and reporting any investment interests held by physicians and their immediate family members;

➢	a licensure framework for follow-on biologic products;

➢	a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research;

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creation of the Independent Payment Advisory Board which, beginning in 2014, will have authority to recommend certain changes to the Medicare program that could result in reduced payments for prescription drugs and those recommendations could have the effect of law even if Congress does not act on the recommendations; and

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establishment of a Center for Medicare Innovation at the Centers for Medicare & Medicaid Services to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending that began on January 1, 2011.

Many of the details regarding the implementation of the PPACA are yet to be determined, and at this time, it remains unclear the full effect that the PPACA would have on our business. The United States Supreme Court heard a constitutional challenge to PPACA in 2012. If the Supreme Court rules that

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PPACA is unconstitutional, we could require new expenditures to adjust to the new competitive environment, and new legislation could later become law that could adversely affect the pharmaceutical industry.

Europe / rest of world government regulation

In addition to regulations in the United States, we and our strategic alliance partners will be subject to a variety of regulations in other jurisdictions governing, among other things, clinical trials and any commercial sales and distribution of our products.

Whether or not we or our collaborators obtain FDA approval for a product, we must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical trials or marketing of the product in those countries. Certain countries outside of the United States have a similar process that requires the submission of a clinical trial application much like the IND prior to the commencement of human clinical trials. In the European Union, for example, a clinical trial application, or CTA, must be submitted to each country’s national health authority and an independent ethics committee, much like the FDA and IRB, respectively. Once the CTA is approved in accordance with a country’s requirements, clinical trial development may proceed.

The requirements and process governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. In all cases, the clinical trials are conducted in accordance with GCP and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.

To obtain regulatory approval of an investigational drug or biological product under European Union regulatory systems, we or our strategic alliance partners must submit a marketing authorization application. The application used to file the NDA or BLA in the United States is similar to that required in the European Union, with the exception of, among other things, country-specific document requirements.

For other countries outside of the European Union, such as countries in Eastern Europe, Latin America or Asia, the requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. In all cases, again, the clinical trials are conducted in accordance with GCP and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.

If we or our strategic alliance partners fail to comply with applicable foreign regulatory requirements, we may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

EMPLOYEES

As of March 31, 2012, we had 53 full-time employees, 22 of whom have Ph.D. degrees. Of these full-time employees, 43 employees are engaged in research and development activities and 10 employees are engaged in finance, legal, human resources, facilities and general management. We have no collective bargaining agreements with our employees and we have not experienced any work stoppages. We consider our relations with our employees to be good.

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FACILITIES

Our corporate headquarters are located in La Jolla, California. The facility we lease encompasses approximately 21,834 square feet of office and laboratory space. The lease for this facility expires in June 2017, subject to our option to renew for up to two additional three-year terms. We believe that our facility is sufficient to meet our needs and that suitable additional space will be available as and when needed.

LEGAL PROCEEDINGS

From time to time, we are subject to various legal proceedings and claims that arise in the ordinary course of our business activities. Although the results of litigation and claims cannot be predicted with certainty, as of the date of this prospectus, we do not believe we are party to any claim or litigation the outcome of which, if determined adversely to us, would individually or in the aggregate be reasonably expected to have a material adverse effect on our business. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

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EXECUTIVE OFFICERS AND NON-EMPLOYEE DIRECTORS

The following table sets forth certain information regarding our executive officers and non-employee directors:

Name	Age	Position(s)
Executive Officers
Kleanthis G. Xanthopoulos, Ph.D.	54	President, Chief Executive Officer and Director
Garry E. Menzel, Ph.D.	47	Chief Operating Officer and Executive Vice President, Finance
Neil W. Gibson, Ph.D.	56	Chief Scientific Officer

Non-Employee Directors
John M. Maraganore, Ph.D.(1)	49	Chairman of the Board, Director
David Baltimore, Ph.D.(2)	74	Director
Bruce L.A. Carter, Ph.D.(1)(3)	69	Director
Stanley T. Crooke, M.D., Ph.D.(1)	67	Director
Barry E. Greene(2)	49	Director
Stelios Papadopoulos, Ph.D.(2)(3)	64	Director
B. Lynne Parshall(3)	58	Director

(1)	Member of the compensation committee.

(2)	Member of the nominating and corporate governance committee.

(3)	Member of the audit committee.

EXECUTIVE OFFICERS

Kleanthis G. Xanthopoulos, Ph.D. has served as our President and Chief Executive Officer and has served on our board of directors since our conversion to a corporation in January 2009 and prior to that was a director of Regulus Therapeutics LLC since 2007. From December 2007 to January 2009, Dr. Xanthopoulos served as the President and Chief Executive Officer of Regulus Therapeutics LLC. From March 2007 to December 2007, Dr. Xanthopoulos served as a managing director of Enterprise Partners Venture Capital, a venture capital firm. From 2000 to 2006, Dr. Xanthopoulos served as the President and Chief Executive Officer and, from 2000 to 2011, as a director of Anadys Pharmaceuticals, Inc., or Anadys, a publicly-held drug discovery and development company that Dr. Xanthopoulos co-founded (acquired by F. Hoffmann-La Roche Inc., or Roche, in November 2011). From 1997 to 2000, Dr. Xanthopoulos served as Vice President of Aurora Biosciences Corporation, a publicly-held biotechnology company (acquired by Vertex Pharmaceuticals Incorporated). Dr. Xanthopoulos has served as a member of the board of directors of the Biotechnology Industry Organization, or BIO, since September 2011, Apricus Biosciences, a publicly-held biotechnology company, since December 2011, Sante, Inc., a privately-held aesthetics company, since August 2007 and a member of the board of BIOCOM, a life science industry association based in Southern California. Dr. Xanthopoulos holds an M.S. in Microbiology and a Ph.D. in Molecular Biology from the University of Stockholm, Sweden and a B.S. in Biology with Honors from Aristotle University of Thessaloniki, Greece. Our board of directors believes that Dr. Xanthopoulos’ expertise and extensive experience in biotechnology and service as our President and Chief Executive Officer qualify him to serve on our board of directors.

Garry E. Menzel, Ph.D. has served as our Chief Operating Officer and Executive Vice President, Finance since our conversion to a corporation in January 2009 and, from August 2008 to January 2009, Dr. Menzel served as the Executive Vice President, Corporate Development and Finance of Regulus Therapeutics LLC. From November 2004 to April 2008, Dr. Menzel served as Managing Director and Global Head of Life Sciences with Credit Suisse Group AG, an investment banking firm. From 1994 to 2004, Dr. Menzel served as Managing Director and Global Head of Biotechnology with The Goldman, Sachs Group, Inc., an investment banking firm. Dr. Menzel holds a Ph.D. in Molecular Biology from the

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University of Cambridge, England, an M.B.A. from the Stanford Graduate School of Business and a B.S. with Honors in Biochemistry from the Imperial College of Science & Technology in London, England.

Neil W. Gibson, Ph.D. has served as our Chief Scientific Officer since March 2011. From December 2007 to March 2011, Dr. Gibson served in several positions, most recently as Chief Scientific Officer of the Oncology Research Unit at Pfizer Inc., a publicly-held pharmaceutical company. From February 2001 to December 2007, Dr. Gibson served in several positions, most recently as Chief Scientific Officer, with OSI Pharmaceuticals, Inc., a publicly-held biotechnology company. From May 1997 to February 2001, Dr. Gibson served as director for cancer research in the Department of Cancer and Osteoporosis for Bayer AG, a publicly-held pharmaceutical company. Dr. Gibson holds a Ph.D. in Molecular Pharmacology from the University of Aston in Birmingham, England and a B.S. in Pharmacy from the University of Strathclyde.

NON-EMPLOYEE DIRECTORS

John M. Maraganore, Ph.D. has served as Chairman of our board of directors since our conversion to a corporation in January 2009, and prior to that was a director of Regulus Therapeutics LLC since November 2007. Dr. Maraganore joined our board of directors as a representative of Alnylam in connection with its investment in us pursuant to our founding investor rights agreement. Since December 2002, Dr. Maraganore has served as the Chief Executive Officer and as a director of Alnylam. From December 2002 to December 2007, Dr. Maraganore served as President of Alnylam. From April 2000 to December 2002, Dr. Maraganore served as Senior Vice President, Strategic Product Development with Millennium Pharmaceuticals, Inc., or Millennium, a publicly-held biotechnology company. Dr. Maraganore holds an M.S. and Ph.D. in Biochemistry and Molecular Biology from the University of Chicago and a B.A. in Biological Sciences from the University of Chicago. Our board of directors believes that Dr. Maraganore is qualified to serve on our board of directors due to his experience as the Chief Executive Officer of Alnylam and broad experience in leading-edge scientific research.

David Baltimore, Ph.D. has served on our board of directors and on our scientific advisory board since our conversion to a corporation in January 2009, and prior to that was a director of Regulus Therapeutics LLC since November 2007. Since 2006, Dr. Baltimore has served as President Emeritus and Robert Andrews Millikan Professor of Biology at the California Institute of Technology, and before that from 1997 to 2006, Dr. Baltimore served as President of the California Institute of Technology. From 1968 to 1972, Dr. Baltimore served as an associate professor at the Massachusetts Institute of Technology, and since 1972 has been a professor at the Massachusetts Institute of Technology. From 1990 to 1994, Dr. Baltimore served as professor at The Rockefeller University where he also served as the President from July 1990 to December 1991. Since 1997, Dr. Baltimore has served as a director of Amgen Inc., a publicly-held biotechnology company, and also serves as a director of several private companies. In 1975, Dr. Baltimore received the Nobel Prize in Medicine as a co-recipient. Dr. Baltimore holds a Ph.D. in Biology from The Rockefeller University and a B.A. with High Honors in Chemistry from Swarthmore College. Our board of directors believes that Dr. Baltimore is qualified to serve on our board of directors due to the many years Dr. Baltimore has spent in scientific academia, which has provided him with a deep understanding of our industry and our activities.

Bruce L.A. Carter, Ph.D. has served on our board of directors since June 2012. Since November 2009, Dr. Carter has served as a director of Immune Design Corp., a privately-held biotechnology company. Since June 2008, Dr. Carter has served as a director of Dr. Reddy’s Laboratories Limited, a publicly-held pharmaceutical company. From April 1998 to January 2009, Dr. Carter served as Chief Executive Officer with ZymoGenetics, Inc., a publicly-held biotechnology company (acquired by Bristol-Myers Squibb in October 2010). Dr. Carter holds a Ph.D. in Microbiology from Queen Elizabeth College, University of London and a B.Sc. with Honors in Botany from the University of Nottingham, England.

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Our board of directors believes that Dr. Carter is qualified to serve on our board of directors due to his years of service in the biotechnology industry and his service on the boards of directors of other life sciences companies.

Stanley T. Crooke, M.D., Ph.D. has served on our board of directors since our conversion to a corporation in January 2009, and prior to that was a director of Regulus Therapeutics LLC since November 2007. Dr. Crooke joined our board of directors as a representative of Isis in connection with its investment in us pursuant to the founding investor rights agreement entered into between us, Alnylam, and Isis on January 1, 2009, or our founding investor rights agreement. Dr. Crooke is a founder of Isis and has served as its Chief Executive Officer and as a director since 1989 and as Chairman of the Board since 1991. Dr. Crooke holds an M.D. and a Ph.D. in Pharmacology from Baylor College of Medicine, and a B.S. in Pharmacy from Butler University. Our board of directors believes that Dr. Crooke is qualified to serve on our board of directors due to his experience as the Chief Executive Officer of Isis, his expertise in the field of RNA-targeted therapeutics and his over 30 years of drug discovery and development experience.

Barry E. Greene has served on our board of directors since our conversion to a corporation in January 2009, and prior to that was a director of Regulus Therapeutics LLC since November 2007. Mr. Greene joined our board of directors as a representative of Alnylam in connection with its investment in us pursuant to our founding investor rights agreement. Since December 2007, Mr. Greene has served as the President of Alnylam, and has also served as Alnylam’s Chief Operating Officer since October 2003. In addition, from February 2004 to December 2005, Mr. Greene served as Alnylam’s Treasurer. Since 2003, Mr. Greene has served as a senior scholar at Duke University. Since January 2007, Mr. Greene has served as a member of the board of directors of Acorda Therapeutics, Inc., a publicly-held biotechnology company. From February 2001 to September 2003, Mr. Greene served as General Manager of Oncology at Millennium. Mr. Greene holds a B.S. in Industrial Engineering from the University of Pittsburgh. Our board of directors believes that Mr. Greene is qualified to serve on our board of directors due to his experience as the President of Alnylam, his financial expertise, and his years of experience with drug discovery and development.

Stelios Papadopoulos, Ph.D. has served on our board of directors since our conversion to a corporation in January 2009, and prior to that was a director of Regulus Therapeutics LLC since July 2008. Since 1994, Dr. Papadopoulos has served as a director and, since 1998, as Chairman of the Board for Exelixis, Inc., a publicly-held biotechnology company, which he co-founded. From 2000 to 2006, Dr. Papadopoulos served as Vice Chairman with Cowen and Co., LLC, an investment banking firm. From 1987 to 2000, Dr. Papadopoulos served in several positions with PaineWebber, Incorporated, most recently as Chairman of PaineWebber Development Corp., a PaineWebber subsidiary focusing on biotechnology. From 2000 to 2011, Dr. Papadopoulos served as a member of the board of directors of Anadys prior to its acquisition by Roche. Since 2003, Dr. Papadopoulos has served as a member of the board of directors of BG Medicine, Inc., a publicly-held life sciences company. Since July 2008, Dr. Papadopoulos has served as a member of the board of directors of Biogen Idec Inc., a publicly-held biopharmaceutical company. Dr. Papadopoulos holds an M.S. in Physics, a Ph.D. in Biophysics and an M.B.A. in Finance from New York University. Our board of directors believes that Dr. Papadopoulos is qualified to serve on our board of directors due to his knowledge and expertise regarding the biotechnology and healthcare industries, his broad leadership experience on various boards and his experience with financial matters.

B. Lynne Parshall has served on our board of directors since our conversion to a corporation in January 2009, and prior to that was a director of Regulus Therapeutics LLC since November 2007. Ms. Parshall joined our board of directors as a representative of Isis in connection with its investment in us pursuant to our founding investor rights agreement. Ms. Parshall has served as the Chief Operating Officer of Isis since December 2007, as its Chief Financial Officer since June 1994, as its Secretary since November

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1991 and as a director of Isis since September 2000. From 1986 to 1991, Ms. Parshall was a partner with Cooley LLP. From July 2005 to August 2009, Ms. Parshall served as a director of Cardiodynamics International Corporation, a publicly-held biopharmaceutical company (acquired by SonoSite, Inc. in August 2009). Ms. Parshall holds a J.D. from Stanford Law School and a B.A. in Government and Economics from Harvard University. Our board of directors believes that Ms. Parshall is qualified to serve on our board of directors due to her extensive financial and legal expertise, and her extensive experience in the biotechnology industry and with us.

BOARD COMPOSITION

Our business and affairs are organized under the direction of our board of directors, which currently consists of eight members. The primary responsibilities of our board of directors are to provide oversight, strategic guidance, counseling and direction to our management. Our board of directors meets on a regular basis and additionally as required. In accordance with the terms of our certificate of incorporation and bylaws that will become effective upon the closing of this offering, our board of directors will be elected annually to a one year term.

Our board of directors has determined that three of our eight directors, David Baltimore, Ph.D., Stelios Papadopoulos, Ph.D. and Bruce L.A. Carter, Ph.D., are independent as defined by Rule 5605(a)(2) of the NASDAQ Marketplace Rules. Pursuant to NASDAQ Marketplace Rule 5615(b)(1), within a year of the effectiveness of this registration statement, our board must be comprised of a majority of independent directors. We intend to be in compliance with these rules within a year of the effectiveness of this registration statement by increasing the number of independent directors and/or decreasing the number of non-independent directors.

There are no family relationships among any of our directors or executive officers.

BOARD LEADERSHIP STRUCTURE

Our board of directors is currently chaired by John M. Maraganore, Ph.D. As a general policy, our board of directors believes that separation of the positions of Chairman and Chief Executive Officer reinforces the independence of the board of directors from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of the board of directors as a whole. As such, Dr. Xanthopoulos serves as our President and Chief Executive Officer while Dr. Maraganore serves as our Chairman of the board of directors but is not an officer. We expect and intend the positions of Chairman of the board of directors and Chief Executive Officer to continue to be held by two individuals in the future.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the key functions of our board of directors is informed oversight of our risk management process. The board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure, and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

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BOARD COMMITTEES

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which will operate, upon the closing of this offering, under a charter that has been approved by our board. The composition of each committee and its respective charter will be effective upon the closing of this offering and copies of each charter will be posted on the Corporate Governance section of our website, www.regulusrx.com.

Audit Committee

Our audit committee consists of Bruce L.A. Carter, Ph.D., Stelios Papadopoulos, Ph.D, and B. Lynne Parshall. Ms. Parshall serves as the chairperson of our audit committee. Under Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, we are permitted to phase in our compliance with the independent audit committee requirements set forth in NASDAQ Marketplace Rule 5605(c) and Rule 10A-3 under the Exchange Act as follows: (1) one independent member at the time of listing, (2) a majority of independent members within 90 days of listing and (3) all independent members within one year of listing. Our board of directors has determined that each of Dr. Carter and Dr. Papadopoulos is an independent director under NASDAQ Marketplace Rules and under Rule 10A-3 under the Exchange Act, as amended. Within one year of our listing on The NASDAQ Global Market, we expect that Ms. Parshall will have resigned from our audit committee and that any new directors added to the audit committee will be independent under NASDAQ Marketplace Rules and Rule 10A-3.

Upon the closing of this offering, our audit committee’s responsibilities will include:

➢	appointing, approving the compensation of and assessing the independence of our registered public accounting firm;

➢	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

➢	reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

➢	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

➢	overseeing our internal audit function;

➢	overseeing our risk assessment and risk management policies;

➢	meeting independently with our internal auditing staff, registered public accounting firm and management;

➢	reviewing and approving or ratifying any related person transactions; and

➢	preparing the audit committee report required by Securities and Exchange Commission, or SEC, rules.

All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

Our board of directors has determined that Ms. Parshall is an “audit committee financial expert” as defined in applicable SEC rules and that each member of the audit committee meets the financial literacy requirements under the NASDAQ Listing Rules.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are David Baltimore, Ph.D., Stelios Papadopoulos, Ph.D., and Barry E. Greene. Dr. Papadopoulos chairs the nominating and corporate governance committee.

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Under NASDAQ Marketplace Rule 5615(b)(1), we are permitted to phase in our compliance with the independent nominating and corporate governance committee requirements set forth in NASDAQ Marketplace Rule 5605(e) as follows: (1) one independent member at the time of listing, (2) a majority of independent members within 90 days of listing and (3) all independent members within one year of listing. Our board of directors has determined that each of Dr. Baltimore and Dr. Papadopoulos is an independent director under NASDAQ Marketplace Rules. Within one year of our listing on The NASDAQ Global Market, we expect that Mr. Greene will have resigned from our nominating and corporate governance committee and that any new directors added to the nominating and corporate governance committee will be independent under NASDAQ Marketplace Rules.

Upon the closing of this offering, our nominating and corporate governance committee’s responsibilities will include:

➢	identifying individuals qualified to become members of our board;

➢	recommending to our board the persons to be nominated for election as directors and to each of our board’s committees;

➢	reviewing and making recommendations to our board with respect to our board leadership structure;

➢	reviewing and making recommendations to our board with respect to management succession planning;

➢	developing and recommending to our board corporate governance principles; and

➢	overseeing an annual self-evaluation by our board.

Compensation Committee

The members of our compensation committee are Bruce L.A. Carter, Ph.D., Stanley T. Crooke, M.D., Ph.D., and John M. Maraganore, Ph.D. Dr. Maraganore chairs the compensation committee.

Under NASDAQ Marketplace Rule 5615(b)(1), we are permitted to phase in our compliance with the independent compensation committee requirements set forth in NASDAQ Marketplace Rule 5605(d) as follows: (1) one independent member at the time of listing, (2) a majority of independent members within 90 days of listing and (3) all independent members within one year of listing. Our board of directors has determined that Dr. Carter is an independent director under NASDAQ Marketplace Rules. Within 90 days of our listing, we expect that either Dr. Crooke or Dr. Maraganore will resign from our compensation committee. Within one year of our listing on The NASDAQ Global Market, we expect that each of Dr. Crooke or Dr. Maraganore will have resigned from our compensation committee and that any new directors added to the compensation committee will be independent under NASDAQ Marketplace Rules.

Upon the closing of this offering, our compensation committee’s responsibilities will include:

➢	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

➢	reviewing and approving, or making recommendations to our board with respect to, the compensation of our Chief Executive Officer and our other executive officers;

➢	overseeing an evaluation of our senior executives; overseeing and administering our cash and equity incentive plans;

➢	reviewing and making recommendations to our board with respect to director compensation;

➢	reviewing and discussing annually with management our executive and director compensation disclosure required by SEC rules; and

➢	preparing the compensation committee report required by SEC rules.

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COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our current or former executive officers serves as a member of the compensation committee. None of our officers serves, or has served during the last completed fiscal year on the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or our compensation committee. Prior to establishing the compensation committee, our full board of directors made decisions relating to compensation of our officers. For a description of transactions between us and members of our compensation committee and affiliates of such members, please see “Certain relationships and related party transactions.”

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or person performing similar functions. Following this offering, a current copy of the code will be available on the Corporate Governance section of our website, www.regulusrx.com.

LIMITATION OF LIABILITY AND INDEMNIFICATION

Our amended and restated certificate of incorporation, which will become effective upon the closing of this offering, limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

➢	breach of their duty of loyalty to the corporation or its stockholders;

➢	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

➢	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

➢	transaction from which the directors derived an improper personal benefit.

Our amended and restated certificate of incorporation, which will become effective upon the closing of this offering, does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, which remain available under Delaware law. These limitations also do not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Our amended and restated bylaws, which will become effective upon the closing of this offering, provide that we will indemnify our directors and executive officers and may indemnify other officers, employees and other agents, to the fullest extent permitted by law. Our amended and restated bylaws, which will become effective upon the closing of this offering, also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding and also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our amended and restated bylaws permit such indemnification. We have obtained a policy of directors’ and officers’ liability insurance.

We intend to enter into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, will require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive

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officers or any other company or enterprise to which the person provides services at our request. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Except as otherwise disclosed under the heading “Business—Legal Proceedings” in this prospectus, at present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

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Executive and director compensation

Our named executive officers for the year ended December 31, 2011, which consist of our principal executive officer and the two other most highly compensated executive officers, are:

➢	Kleanthis G. Xanthopoulos, Ph.D., our President and Chief Executive Officer;

➢	Garry E. Menzel, Ph.D., our Chief Operating Officer and Executive Vice President, Finance; and

➢	Neil W. Gibson, Ph.D., our Chief Scientific Officer.

SUMMARY COMPENSATION TABLE

The following table provides information regarding the compensation provided to our named executive officers during the year ended December 31, 2011:

Name and Principal Position	Year	Salary		Option awards(1)	Non-Equity incentive plan compensation(2)	All other compensation(3)	Total
Kleanthis G. Xanthopoulos, Ph.D.	2011	$500,000		$85,622	$112,500	$5,192	$703,314
President and Chief Executive Officer

Garry E. Menzel, Ph.D.	2011	317,807		57,081	64,356	3,661	442,905
Chief Operating Officer and Executive Vice President, Finance

Neil W. Gibson, Ph.D.	2011	230,208	(4)	269,997	41,102	3,986	545,293
Chief Scientific Officer

(1)	In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during 2011 computed in accordance with Financial Accounting Standard Board ASC Topic 718 for stock-based compensation transactions, or ASC 718. Assumptions used in the calculation of these amounts are included in Note 6 to our Financial Statements. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

(2)	Amounts shown represent performance bonuses earned for 2011, which were each paid in a cash lump sum in the first quarter of 2012 and are described in detail in the section below entitled “—Annual Performance-Based Bonus Opportunity.” Our board of directors has not yet met to evaluate management’s performance relative to corporate performance objectives and no bonuses have been paid to our named executive officers for 2012.

(3)	Amounts shown represent term life insurance, long-term disability insurance paid by us on behalf of the named executive officers and matching contributions we paid under the terms of our 401(k) plan. All of these benefits are provided to the named executive officers on the same terms as provided to all of our regular full-time employees in the United States. For more information regarding these benefits, see below under “—Perquisites, Health, Welfare and Retirement Benefits.”

(4)	Dr. Gibson joined us in April 2011. Amount shown represents the compensation earned by Dr. Gibson during 2011 from and after his April 18, 2011 start date.

Annual Base Salary

The compensation of our named executive officers is generally determined and approved by our compensation committee of the board of directors, or the Committee, who recommends their decisions to our board of directors. Our board of directors, without members of management present, ultimately ratifies and approves all compensation decisions. The Committee approved the following 2011 base salaries for our named executive officers, which with respect to Dr. Xanthopoulos and Dr. Menzel, became effective on January 1, 2011. Our board of directors approved the following 2011 base salary for Dr. Gibson in connection with his commencement of employment, which became effective on April 18, 2011.

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Name	2011 base salary
Kleanthis G. Xanthopoulos, Ph.D.	$500,000
Garry E. Menzel, Ph.D.	317,807
Neil W. Gibson, Ph.D.	325,000

Annual Performance-Based Bonus Opportunity

In addition to base salaries, our named executive officers are eligible to receive annual performance-based cash bonuses, which are designed to provide appropriate incentives to our executives to achieve defined annual corporate goals and to reward our executives for individual achievement towards these goals.

The annual performance-based bonus each named executive officer is eligible to receive is based on (1) the individual’s target bonus, as a percentage of base salary, (2) a company-based performance factor, or CPF, and (3) an individual performance factor, or IPF. The actual performance-based bonus paid, if any, is calculated by multiplying the executive’s annual base salary, target bonus percentage, percentage attainment of the CPF and percentage attainment of the IPF. There is no maximum bonus percentage or amount established for the named executive officers and, as a result, the bonus amounts vary from year to year based on corporate and individual performance. At the end of the year, the Committee approves the extent to which we achieved the CPF. The extent to which each individual executive achieves his or her IPF is determined based on our Chief Executive Officer’s, or CEO’s, and management’s review and recommendation to the Committee, except the CEO and our executives do not make recommendations with respect to their own achievement, and the Committee makes the final decisions with respect to each IPF. Additionally, the Committee has the discretion to determine the weighting of each of the goals that comprise the CPF and IPF. The Committee may award a bonus in an amount above or below the amount resulting from the calculation described above, based on other factors that the Committee determines, in its sole discretion, are material to our corporate performance and provide appropriate incentives to our executives, for example based on events or circumstances that arise after the original CPF and IPF goals are set. The Committee did not exercise this discretion in awarding the bonuses in 2011.

Pursuant to their employment agreements or offer letters, each named executive officer has a target bonus represented as a percentage of base salary, or a target bonus percentage, each of which is set forth below:

Name	Target bonus
Kleanthis G. Xanthopoulos, Ph.D.	40%
Garry E. Menzel, Ph.D.	30
Neil W. Gibson, Ph.D.	25

The CPF and IPF goals are determined by the Committee and communicated to the named executive officers each year, prior to or shortly following the beginning of the year to which they relate. The CPF is composed of several goals that relate to our annual corporate goals and various business accomplishments which vary from time to time depending on our overall strategic objectives, but relate generally to achievement of discovery, clinical, regulatory and manufacturing milestones for clinical development candidates, financial factors such as raising or preserving capital and performance against our operating budget and business development goals related to microRNA therapeutics. The IPF is composed of factors that relate to each named executive officer’s ability to drive his or her own performance and the performance of his or her direct employee reports towards reaching our corporate goals. The proportional emphasis placed on each goal within the CPF and IPF may vary from time to time depending on our overall strategic objectives and the Committee’s subjective determination of which goals have more impact on our performance.

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For 2011, the CPF goals were the recruitment of three new members into our senior leadership team, the reorganization of the R&D organization to focus on drug discovery and development, continued strengthening of our partnerships, and the selection of a clinical candidate. The IPF goals varied by individual and included maintaining a leading position in microRNA research, accelerating efforts in microRNA therapeutic development, supporting our growth with additional capital, licenses and brand recognition, fostering a culture of value creating and building good processes and policies. Our CEO’s IPF goals are tied more closely with our CPF goals, as our CEO has a direct impact on our corporate performance.

During 2011, we achieved our CPF goals of recruiting three new members to our senior leadership team, we effectively reorganized research and development towards a greater focus on drug discovery and development, and we strengthened our partnerships with the additional target selection by GSK in June 2011. However, we did not meet our goal of selecting a clinical candidate. As a result, in December 2011, the Committee approved a CPF achievement of 75%. Based on our CEO’s review and recommendation with respect to Dr. Menzel and Dr. Gibson, management’s recommendations, and the Committee’s deliberations with respect to each named executive officer’s individual performance against the IPF, the Committee approved performance-based bonus amounts of $112,500 for Dr. Xanthopoulos, in recognition of his ability to lead and develop the organization towards our new organizational structure, strengthen our partnerships and continue to build our brand recognition and corporate culture and $64,356 for Dr. Menzel, due to his management of our strategic committee, management of key relationships with our strategic alliance partners including the additional target selection by GSK, positioning us for additional business development activities and maintaining corporate expenses within budget. The Committee approved a performance-based bonus for Dr. Gibson in the amount of $41,102, which reflected his ability to rapidly assess and identify our key discovery organization needs and reorganize our resources, driving us toward our key strategic goals. Dr. Gibson’s performance-based bonus was pro-rated for the period of time he provided services to us in 2011.

Long-Term Incentive Compensation

Our long-term, equity-based incentive awards are designed to align the interests of our named executive officers and our other employees, non-employee directors and consultants with the interests of our stockholders. Because vesting is based on continued service, our equity-based incentives also encourage the retention of our named executive officers through the vesting period of the awards.

We use stock options as the primary incentive for long-term compensation to our named executive officers because they are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price. We generally provide initial grants in connection with the commencement of employment of our named executive officers and annual retention grants at or shortly following the end of each year.

Prior to this offering, we have granted all stock options pursuant to our 2009 Equity Incentive Plan, or the 2009 Plan, the terms of which are described below under “—Equity Compensation Plans and Other Benefit Plans—2009 Equity Incentive Plan.” All options are granted at no less than the fair market value of our common stock on the date of grant of each award.

All of our stock option grants typically vest over a four-year period and may be granted with an early exercise feature allowing the holder to exercise and receive unvested shares of our stock, so that the employee may exercise and have a greater opportunity for gains on the shares to be taxed at long-term capital gains rates rather than ordinary income rates. In addition, the Committee has approved certain grants of options to our named executive officers containing accelerated vesting provisions upon an involuntary termination (both termination without cause and resignation for good reason) as well as upon certain material change in control transactions. The Committee believes these accelerated vesting

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provisions reflect current market practices, based on the collective knowledge and experiences of the Committee members (and without reference to specific peer group data), and allow us to attract and retain highly qualified executive officers. In addition, we believe these accelerated vesting provisions will allow our named executive officers to focus on closing a transaction that may be in the best interest of our stockholders even though the transaction may otherwise result in a termination of their employment and, absent such accelerated vesting, a forfeiture of their unvested equity awards. Additional information regarding accelerated vesting provisions for our named executive officers is discussed below under “—Employment Agreements with Executive Officers.”

Effective January 3, 2011, the Committee made annual retention grants to Dr. Xanthopoulos in the form of an option to purchase 150,000 shares of common stock and to Dr. Menzel in the form of an option to purchase 100,000 shares of common stock, each of which has an exercise price of $0.87 per share. On March 10, 2011, the Committee approved an option to purchase 475,000 shares of common stock as the initial stock option to be granted to Dr. Gibson in connection with his commencement of employment with us on April 18, 2011, with an exercise price of $0.87 per share.

The vesting terms of the 2011 option grants are described in the footnotes to the “—Outstanding Equity Awards at December 31, 2011” table below.

PERQUISITES, HEALTH, WELFARE AND RETIREMENT BENEFITS

Health and Welfare Benefits

Our named executive officers are eligible to participate in all of our employee benefit plans, including our medical, dental, vision, group life and disability insurance plans, in each case on the same basis as other employees. We provide 401(k) matching contributions as discussed in the section below entitled “—Equity Compensation Plans and Other Benefit Plans—401(k) Plan.”

We do not provide perquisites or personal benefits to our named executive officers. We do, however, pay the premiums for term life insurance and long-term disability for all of our employees, including our named executive officers. None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2011

The following table sets forth specified information concerning unexercised stock options for each of the named executive officers outstanding as of December 31, 2011:

	Option awards(1)
			Number of securities underlying unexercised options
Name	Grant date		Exercisable	Unexercisable	Option exercise price(7)	Option expiration date
Kleanthis G. Xanthopoulos, Ph.D.	02/09/09	(2)(3)	1,500,000	—	$0.19	02/09/19
	01/01/10	(4)	131,770	143,230	0.19	01/01/20
	01/03/11	(2)(5)	—	150,000	0.87	01/03/21
Garry E. Menzel, Ph.D.	02/09/09	(2)(3)	750,000	—	0.19	02/09/19
	01/01/10	(4)	47,916	52,084	0.19	01/01/20
	01/03/11	(2)(5)	—	100,000	0.87	01/03/21
Neil W. Gibson, Ph.D.	04/18/11	(2)(6)	—	475,000	0.87	04/18/21

(1)	All of the options were granted under the 2009 Plan, the terms of which are described below under “—Equity Compensation Plans and Other Benefit Plans—2009 Equity Incentive Plan.”

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(2)	The vesting of the options accelerates upon a change in control or upon the termination of employment of the named executive officer by us without cause or by the officer for good reason, as described below under “—Employment Agreements with our Executive Officers—2011.”

(3)

The options are exercisable in full as of the grant date and vest at the rate of 25% of the total number of shares subject to the option on January 1, 2010 and 1/48th of the total number of shares subject to the option on the first of each month thereafter, provided that the option holder continues to provide services to us through such dates.

(4)

The options vest at the rate of 25% of the total number of shares subject to the option on January 1, 2011 and 1/48th of the total number of shares subject to the option on the first of each month thereafter, provided that the option holder continues to provide services to us through such dates.

(5)

The options vest at the rate of 25% of the total number of shares subject to the option on January 1, 2012 and 1/48th of the total number of shares subject to the option on the first of each month thereafter, provided that the option holder continues to provide services to us through such dates.

(6)

The options vest at the rate of 25% of the total number of shares subject to the option on April 18, 2012 and 1/48th of the total number of shares subject to the option on the 18th day of each month thereafter, provided that the option holder continues to provide services to us through such dates.

(7)	All of the stock options were granted with a per share exercise price equal to the fair market value of one share of our common stock on the date of grant, as determined in good faith by our board of directors with the assistance of a third-party valuation expert.

No stock options were exercised by the named executive officers during the year ended December 31, 2011, however in March 2012, Dr. Xanthopoulos exercised non-qualified stock options with respect to 164,432 shares of common stock at an exercise price of $0.19 per share. We did not engage in any repricings or other material modifications to any of our named executive officers’ outstanding equity awards during the year ended December 31, 2011.

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

2011

We previously entered into employment agreements or offer letter agreements with each of the named executive officers that were effective during 2011. Below are descriptions of these agreements, which have been superseded by new employment agreements effective in 2012.

Employment agreement with Dr. Xanthopoulos.    We entered into an employment agreement with Dr. Xanthopoulos in December 2008 setting forth the terms of Dr. Xanthopoulos’ employment. Pursuant to the agreement, Dr. Xanthopoulos was initially paid an annual salary of $420,000 and was eligible to receive a performance bonus based on a target amount of 40% of his base salary and certain stock options under our 2009 Equity Incentive Plan, which we refer to as his initial options.

Employment agreement with Dr. Menzel.    We entered into an employment agreement with Dr. Menzel in December 2008 setting forth the terms of Dr. Menzel’s employment. Pursuant to the agreement, Dr. Menzel was initially paid an annual salary of $280,500 and was eligible to receive a performance bonus based on a target amount of 30% of his base salary and certain stock options under our 2009 Equity Incentive Plan, which we refer to as his initial options.

Offer letter with Dr. Gibson.    We entered into an offer letter agreement with Dr. Gibson in March 2011 summarizing the terms of Dr. Gibson’s employment. Pursuant to the offer letter, Dr. Gibson was initially paid an annual salary of $325,000 and was eligible to receive a performance bonus of up to 25% of his base salary and certain stock options under our 2009 Equity Incentive Plan, which we refer to as his initial options.

Severance and change in control payments.    Each of Dr. Xanthopoulos and Dr. Menzel is entitled to the following severance and change in control benefits pursuant to his employment agreement. Upon any type of termination, each of Dr. Xanthopoulos and Dr. Menzel is entitled to receive amounts earned but not yet

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paid, during his employment, including salary and unused vacation pay. The employment agreements also provide for certain severance payments to each of Dr. Xanthopoulos and Dr. Menzel. If we terminate each of Dr. Xanthopoulos and Dr. Menzel’s employment without cause (other than due to his death or complete disability) or if Dr. Xanthopoulos or Dr. Menzel resigns for good reason at any time before a change in control, other than during the one month prior to a change in control, we are obligated to pay each of Dr. Xanthopoulos and Dr. Menzel, subject to receiving an effective release and waiver of claims from such officer, (1) continued salary payments based on the officer’s base salary in effect at the time of termination (ignoring any decrease that forms the basis for a resignation for good reason) for 18 months for Dr. Xanthopoulos and 12 months for Dr. Menzel following such termination, (2) continued health benefits at our cost for 18 months for Dr. Xanthopoulos and 12 months for Dr. Menzel and (3) vesting acceleration of the initial options, as of such termination. Additionally, the employment agreements provide that the initial options would vest in full in the event of a change in control.

The employment agreements provide that if we terminate Dr. Xanthopoulos or Dr. Menzel’s employment without cause (other than due to his death or complete disability) or if Dr. Xanthopoulos or Dr. Menzel resigns for good reason, in each case within one month prior to or within 12 months following a change in control, we are obligated to pay Dr. Xanthopoulos or Dr. Menzel, subject to receiving an effective release and waiver of claims from such officer, (1) a lump sum severance payment equal to the amount of base salary in effect at the time of termination (ignoring any decrease that forms the basis for a resignation for good reason) for 24 months for Dr. Xanthopoulos and 18 months for Dr. Menzel following such termination, (2) a lump sum payment equal to two times the maximum amount of the officer’s discretionary bonus payable for the year of termination, calculated as if all milestones and performance targets are achieved, (3) continued health benefits at our cost for 18 months for Dr. Xanthopoulos and 12 months for Dr. Menzel and (4) vesting acceleration of the initial options, as of such termination, unless already accelerated.

None of the named executive officers’ employment agreements or offer letters provide for the gross up of any excise taxes imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or the Code. If any of the payments under the employment agreements would constitute a “parachute payment” within the meaning of Section 280G of the Code, subject to the excise tax imposed by Section 4999 of the Code, the employment agreements provide for a best-after tax analysis with respect to such payments, under which the executive will receive whichever of the following two alternative forms of payment would result in the executive’s receipt, on an after-tax basis, of the greater amount of the transaction payment notwithstanding that all or some portion of the transaction payment may be subject to the excise tax: (i) payment in full of the entire amount of the transaction payment, or (ii) payment of only a part of the transaction payment so that the executive receives the largest payment possible without the imposition of the excise tax.

For purposes of the employment agreements, “cause” generally means an executive officer’s (i) commission of any felony or crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) attempted commission of, or participation in, a fraud or act of dishonesty against us; (iii) intentional, material violation of any contract or agreement between the executive officer and us or of any statutory duty owed to us; (iv) unauthorized use or disclosure of our confidential information or trade secrets; or (v) gross misconduct.

For purposes of the employment agreements, “good reason” means voluntary resignation of employment with us within 90 days of the occurrence of one or more of the following undertaken by us without such executive officer’s consent, after we fail to remedy the condition within a 30 day cure period (i) our material breach of the employment agreement; (ii) a material reduction of the executive’s base salary; (ii) a material reduction of the executive’s authority, duties or responsibilities; or (iii) a relocation of the facility that is the executive’s principal place of business to a location that requires an increase in the executive’s one-way driving distance by more than 30 miles.

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For purposes of the employment agreements, “change in control” generally means one or more of the following events (i) the acquisition of more than 50% of our combined voting power other than by Alnylam Pharmaceuticals, Inc., or Alnylam, or Isis Pharmaceuticals, Inc., or Isis; (ii) a consummation of a merger, consolidation or similar transaction in which our stockholders cease to own outstanding voting securities representing more than 50% of the voting power of the parent or the surviving entity immediately following the merger; or (iii) a consummated sale, lease, exclusive license or other disposition of all or substantially all of our consolidated assets (other than to an entity of which more than 50% of the voting power is owned immediately following such disposition by our stockholders).

2012

In June 2012, our board of directors unanimously approved new employment agreements for the named executive officers, which replace and supersede the predecessor employment agreements or offer letters, as applicable, described above, effective in June 2012.

The new employment agreements provide that each of the named executive officer’s employment is at will and may be terminated at any time by the executive or by us with or without cause and without notice. The employment agreements provide for certain base salary, target bonus and severance payments to our named executive officers as follows:

Amended and Restated Employment Agreement with Dr. Xanthopoulos

Pursuant to his Amended and Restated Employment Agreement, Dr. Xanthopoulos is paid an annual base salary of $515,500 and is eligible to receive an annual performance bonus based on a target amount of 40% of his annual base salary.

If we terminate Dr. Xanthopoulos’ employment without cause (other than due to his death or complete disability) or if Dr. Xanthopoulos resigns for good reason at any time other than during the one month prior to a change in control and the 12 months following a change in control, we are obligated to pay Dr. Xanthopoulos, subject to receiving an effective release and waiver of claims from him, (1) a severance payment equal to 18 months of base salary in effect at the time of termination (ignoring any decrease that forms the basis for a resignation for good reason), (2) continued health benefits at our cost for 18 months and (3) vesting acceleration of all outstanding options or other equity incentive awards, as of such termination. Half of the total amount of the severance payment described in (1) above will be paid in a lump sum payment upon termination and half of the total amount of the severance payment will be paid in equal installments over a 12-month period following Dr. Xanthopoulos’ termination of employment.

If we terminate Dr. Xanthopoulos’ employment without cause (other than due to his death or complete disability) or if Dr. Xanthopoulos resigns for good reason, in each case within one month prior to or within 12 months following a change in control, in lieu of the severance payments described above, we are obligated to pay Dr. Xanthopoulos, subject to receiving an effective release and waiver of claims from him, (1) a lump sum severance payment equal to 24 months of base salary in effect at the time of termination (ignoring any decrease that forms the basis for a resignation for good reason), (2) a lump sum payment equal to two times the target amount of Dr. Xanthopoulos’ annual performance bonus payable for the year of termination, (3) continued health benefits at our cost for 18 months and (4) vesting acceleration of all outstanding options or other equity incentive awards, as of such termination.

Amended and Restated Employment Agreement with Dr. Menzel

Pursuant to his Amended and Restated Employment Agreement, Dr. Menzel is paid an annual base salary of $327,659 and is eligible to receive an annual performance bonus based on a target amount of 30% of his annual base salary.

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If we terminate Dr. Menzel’s employment without cause (other than due to his death or complete disability) or if Dr. Menzel resigns for good reason at any time other than during the one month prior to a change in control and the 12 months following a change in control, we are obligated to pay Dr. Menzel, subject to receiving an effective release and waiver of claims from him, (1) a lump sum severance payment equal to 12 months of base salary in effect at the time of termination (ignoring any decrease that forms the basis for a resignation for good reason), (2) continued health benefits at our cost for 12 months and (3) vesting acceleration of all outstanding options or other equity incentive awards, as of such termination.

If we terminate Dr. Menzel’s employment without cause (other than due to his death or complete disability) or if Dr. Menzel resigns for good reason, in each case within one month prior to or within 12 months following a change in control, in lieu of the severance payment described above, we are obligated to pay Dr. Menzel, subject to receiving an effective release and waiver of claims from him (1) a lump sum severance payment equal to 18 months of base salary in effect at the time of termination (ignoring any decrease that forms the basis for a resignation for good reason), (2) a lump sum payment equal to two times the target amount of Dr. Menzel’s annual performance bonus payable for the year of termination, (3) continued health benefits at our cost for 12 months and (4) vesting acceleration of all outstanding options or other equity incentive awards, as of such termination.

Employment Agreement with Dr. Gibson

Pursuant to his Employment Agreement, Dr. Gibson is paid an annual base salary of $332,153 and is eligible to receive an annual performance bonus based on a target amount of 25% of his annual base salary.

If we terminate Dr. Gibson’s employment without cause (other than due to his death or complete disability) or if Dr. Gibson resigns for good reason at any time other than during the one month prior to a change in control and the 12 months following a change in control, we are obligated to pay Dr. Gibson, subject to receiving an effective release and waiver of claims from him, (1) a lump sum severance payment equal to 12 months of base salary in effect at the time of termination (ignoring any decrease that forms the basis for a resignation for good reason), (2) continued health benefits at our cost for 12 months and (3) vesting acceleration of all outstanding options or other equity incentive awards, as of such termination.

If we terminate Dr. Gibson’s employment without cause (other than due to his death or complete disability) or if Dr. Gibson resigns for good reason, in each case within one month prior to or within 12 months following a change in control, in lieu of the severance payment described above, we are obligated to pay Dr. Gibson, subject to receiving an effective release and waiver of claims from him (1) a lump sum severance payment equal to 12 months of base salary in effect at the time of termination (ignoring any decrease that forms the basis for a resignation for good reason), (2) a lump sum payment equal to the target amount of Dr. Gibson’s annual performance bonus payable for the year of termination, (3) continued health benefits at our cost for 12 months and (4) vesting acceleration of all outstanding options or other equity incentive awards, as of such termination.

None of the named executive officers’ new employment agreements provide for the gross up of any excise taxes imposed by Section 4999 of the Code. If any of the payments under the employment agreements would constitute a “parachute payment” within the meaning of Section 280G of the Code, subject to the excise tax imposed by Section 4999 of the Code, the employment agreements provide for a best-after tax analysis with respect to such payments, under which the executive will receive whichever of the following two alternative forms of payment would result in the executive’s receipt, on an after-tax basis, of the greater amount of the transaction payment notwithstanding that all or some portion of the transaction payment may be subject to the excise tax: (i) payment in full of the entire amount of the transaction payment, or (ii) payment of only a part of the transaction payment so that the executive receives the largest payment possible without the imposition of the excise tax.

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For purposes of the employment agreements, “cause” generally means an executive officer’s (i) commission of any felony or crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) attempted commission of, or participation in, a fraud or act of dishonesty against us; (iii) intentional, material violation of any contract or agreement between the executive officer and us or of any statutory duty owed to us; (iv) unauthorized use or disclosure of our confidential information or trade secrets; or (v) gross misconduct.

For purposes of the employment agreements, “good reason” means voluntary resignation of employment with us within 90 days of the occurrence of one or more of the following undertaken by us without such executive officer’s consent, after we fail to remedy the condition within a 30-day cure period (i) our material breach of the employment agreement; (ii) a material reduction of the executive’s base salary; (ii) a material reduction of the executive’s authority, duties or responsibilities; or (iii) a relocation of the facility that is the executive’s principal place of business to a location that requires an increase in the executive’s one-way driving distance by more than 35 miles.

For purposes of the employment agreements, “change in control” generally means one or more of the following events (i) the acquisition of more than 50% of our combined voting power other than by Alnylam or Isis; (ii) a consummation of a merger, consolidation or similar transaction in which our stockholders cease to own outstanding voting securities representing more than 50% of the voting power of the parent or the surviving entity immediately following the merger; or (iii) a consummated sale, lease, exclusive license or other disposition of all or substantially all of our consolidated assets (other than to an entity of which more than 50% of the voting power is owned immediately following such disposition by our stockholders).

Compensation Recovery Policies

The board of directors and the compensation committee have not determined whether they would attempt to recover bonuses from our executive officers if the performance objectives that led to the bonus determination were to be restated, or found not to have been met to the extent originally believed by the board of directors or the compensation committee. However, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our CEO and chief financial officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will adopt a compensation recovery policy once final regulations on the subject have been adopted.

EQUITY COMPENSATION PLANS AND OTHER BENEFIT PLANS

2012 Equity Incentive Plan

Our board of directors adopted the 2012 Equity Incentive Plan, or the 2012 Plan, in                 2012, and we expect our stockholders will approve the plan prior to this offering. We expect the 2012 Plan will become effective upon the execution and delivery of the underwriting agreement for this offering. Once the 2012 Plan is effective, no further grants will be made under the 2009 Plan.

Stock awards.    The 2012 Plan provides for the grant of incentive stock options, or ISOs, within the meaning of Section 422 of the Code, nonstatutory stock options, or NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock awards, and other forms of equity compensation, or collectively, stock awards, all of which may be granted to employees, including

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officers, and to non-employee directors and consultants. Additionally, the 2012 Plan provides for the grant of performance cash awards. ISOs may be granted only to employees. All other awards may be granted to employees, including officers, and to non-employee directors and consultants.

Share reserve.    Initially, the aggregate number of shares of our common stock that may be issued pursuant to stock awards under the 2012 Plan after the 2012 Plan becomes effective is                 shares, which number is the sum of (i)                  shares, plus (ii) the number of shares reserved for issuance under our 2009 Plan at the time our 2012 Plan becomes effective, not to exceed                 shares, plus (iii) any shares subject to stock options or other stock awards granted under our 2009 Plan that would have otherwise returned to our 2009 Plan (such as upon the expiration or termination of a stock award prior to vesting), not to exceed                 shares. Additionally, the number of shares of our common stock reserved for issuance under our 2012 Plan will automatically increase on January 1 of each year, beginning on January 1, 2013 and continuing through and including January 1, 2022, by                 % of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our board of directors. The maximum number of shares that may be issued upon the exercise of ISOs under our 2012 Plan is                 shares.

No person may be granted stock awards covering more than                 shares of our common stock under our 2012 Plan during any calendar year pursuant to stock options, stock appreciation rights and other stock awards whose value is determined by reference to an increase over an exercise or strike price of at least 100% of the fair market value on the date the stock award is granted. Additionally, no person may be granted in a calendar year a performance stock award covering more than                 shares or a performance cash award having a maximum value in excess of $            . Such limitations are designed to help assure that any deductions to which we would otherwise be entitled with respect to such awards will not be subject to the $1.0 million limitation on the income tax deductibility of compensation paid to any covered executive officer imposed by Section 162(m) of the Code.

If a stock award granted under the 2012 Plan expires or otherwise terminates without being exercised in full, or is settled in cash, the shares of our common stock not acquired pursuant to the stock award again will become available for subsequent issuance under the 2012 Plan. In addition, the following types of shares under the 2012 Plan may become available for the grant of new stock awards under the 2012 Plan: (1) shares that are forfeited to or repurchased by us prior to becoming fully vested; (2) shares withheld to satisfy income or employment withholding taxes; or (3) shares used to pay the exercise price of an option. Shares issued under the 2012 Plan may be previously unissued shares or reacquired shares bought by us on the open market. As of the date hereof, no awards have been granted and no shares of our common stock have been issued under the 2012 Plan.

Administration.    Our board of directors, or a duly authorized committee thereof, has the authority to administer the 2012 Plan. Our board of directors has delegated its authority to administer the 2012 Plan to our compensation committee under the terms of the compensation committee’s charter. Our board of directors may also delegate to one or more of our officers the authority to (1) designate employees (other than other officers) to be recipients of certain stock awards, and (2) determine the number of shares of common stock to be subject to such stock awards. Subject to the terms of the 2012 Plan, our board of directors or the authorized committee, referred to herein as the plan administrator, determines recipients, dates of grant, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting schedule applicable to a stock award. Subject to the limitations set forth below, the plan administrator will also determine the exercise price, strike price or purchase price of awards granted and the types of consideration to be paid for the award.

The plan administrator has the power to modify outstanding awards under our 2012 Plan. Subject to the terms of our 2012 Plan, the plan administrator has the authority to reduce the exercise, purchase or

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strike price of any outstanding stock award, cancel any outstanding stock award in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any adversely affected participant.

Stock options.    Incentive and nonstatutory stock options are granted pursuant to stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, within the terms and conditions of the 2012 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2012 Plan vest at the rate specified by the plan administrator.

The plan administrator determines the term of stock options granted under the 2012 Plan, up to a maximum of 10 years. Unless the terms of an optionee’s stock option agreement provides otherwise, if an optionee’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the optionee may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an optionee’s service relationship with us, or any of our affiliates, ceases due to disability or death, or an optionee dies within a certain period following cessation of service, the optionee or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of our common stock previously owned by the optionee, (4) a net exercise of the option if it is a nonstatutory option, and (5) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An optionee may designate a beneficiary, however, who may exercise the option following the optionee’s death.

Tax limitations on incentive stock options.    The aggregate fair market value, determined at the time of grant, of our common stock with respect to ISOs that are exercisable for the first time by an optionee during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted stock awards.    Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the plan administrator. Restricted stock awards may be granted in consideration for (1) cash, check, bank draft or money order, (2) services rendered to us or our affiliates, or (3) any other form of legal consideration. Common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in our favor in accordance with a vesting schedule to be determined by the plan administrator. Rights to acquire shares under a restricted stock award may be transferred only upon such terms and conditions as set by the plan administrator.

Restricted stock unit awards.    Restricted stock unit awards are granted pursuant to restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or

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in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.

Stock appreciation rights.    Stock appreciation rights are granted pursuant to stock appreciation grant agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation unit, which generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Upon the exercise of a stock appreciation unit, we will pay the participant an amount equal to the product of (1) the excess of the per share fair market value of our common stock on the date of exercise over the strike price, multiplied by (2) the number of shares of common stock with respect to which the stock appreciation unit is exercised. A stock appreciation unit granted under the 2012 Plan vests at the rate specified in the stock appreciation grant agreement as determined by the plan administrator.

The plan administrator determines the term of stock appreciation rights granted under the 2012 Plan, up to a maximum of ten years. Unless the terms of a participant’s stock appreciation grant agreement provides otherwise, if a participant’s service relationship with us, or any of our affiliates, ceases for any reason other than cause, disability or death, the participant may generally exercise any vested stock appreciation unit for a period of three months following the cessation of service. The stock appreciation unit term may be further extended in the event that exercise of the stock appreciation unit following such a termination of service is prohibited by applicable securities laws. If a participant’s service relationship with us, or any of our affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation unit for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation unit be exercised beyond the expiration of its term.

Performance awards.    The 2012 Plan permits the grant of performance-based stock and cash awards that may qualify as performance-based compensation that is not subject to the $1,000,000 limitation on the income tax deductibility of compensation paid to a covered executive officer imposed by Section 162(m) of the Code. To help assure that the compensation attributable to performance-based awards will so qualify, our compensation committee can structure such awards so that stock or cash will be issued or paid pursuant to such award only after the achievement of certain pre-established performance goals during a designated performance period.

The performance goals that may be selected include one or more of the following: (1) earnings (including earnings per share and net earnings); (2) earnings before interest, taxes and depreciation; (3) earnings before interest, taxes, depreciation and amortization; (4) total stockholder return; (5) return on equity or average stockholder’s equity; (6) return on assets, investment, or capital employed; (7) stock price; (8) margin (including gross margin); (9) income (before or after taxes); (10) operating income; (11) operating income after taxes; (12) pre-tax profit; (13) operating cash flow; (14) sales or revenue targets; (15) increases in revenue or product revenue; (16) expenses and cost reduction goals; (17) improvement in or attainment of working capital levels; (18) economic value added (or an equivalent metric); (19) market share; (20) cash flow; (21) cash flow per share; (22) share price performance; (23) debt reduction; (24) implementation or completion of projects or processes; (25) customer satisfaction; (26) stockholders’ equity; (27) capital expenditures; (28) debt levels; (29) operating profit or net operating profit; (30) workforce diversity; (31) growth of net income or operating income; (32) billings; and (33) to the extent that an award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by our board of directors.

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The performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise (i) in the award agreement at the time the award is granted or (ii) in such other document setting forth the performance goals at the time the goals are established, we will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated goals; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles. In addition, we retain the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of the goals. The performance goals may differ from participant to participant and from award to award.

Other stock awards.    The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the stock award and all other terms and conditions of such awards.

Changes to capital structure.    In the event that there is a specified type of change in our capital structure, such as a stock split or recapitalization, appropriate adjustments will be made to (a) the class and maximum number of shares reserved for issuance under the 2012 Plan, (b) the class and maximum number of shares by which the share reserve may increase automatically each year, (c) the class and maximum number of shares that may be issued upon the exercise of ISOs, (d) the class and maximum number of shares subject to stock awards that can be granted in a calendar year (as established under the 2012 Plan pursuant to Section 162(m) of the Code) and (e) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate transactions.    In the event of certain specified significant corporate transactions, the plan administrator has the discretion to take any of the following actions with respect to stock awards:

➢	arrange for the assumption, continuation or substitution of a stock award by a surviving or acquiring entity or parent company;

➢	arrange for the assignment of any reacquisition or repurchase rights held by us to the surviving or acquiring entity or parent company;

➢	accelerate the vesting of the stock award and provide for its termination prior to the effective time of the corporate transaction;

➢	arrange for the lapse of any reacquisition or repurchase right held by us;

➢	cancel or arrange for the cancellation of the stock award in exchange for such cash consideration, if any, as our board of directors may deem appropriate; or

➢

make a payment equal to the excess of (a) the value of the property the participant would have received upon exercise of the stock award over (b) the exercise price otherwise payable in connection with the stock award.

Our plan administrator is not obligated to treat all stock awards, even those that are of the same type, in the same manner.

Under the 2012 Plan, a corporate transaction is generally the consummation of (i) a sale or other disposition of all or substantially all of our consolidated assets, (ii) a sale or other disposition of at least 90% of our outstanding securities, (iii) a merger, consolidation or similar transaction following which we

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are not the surviving corporation, or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Change in control.    The plan administrator may provide, in an individual award agreement or in any other written agreement between a participant and us, that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change in control. For example, a stock award may provide for accelerated vesting upon the participant’s termination without cause or resignation for good reason in connection with a change in control. In the absence of such a provision, no such acceleration of the stock award will occur. Under the 2012 Plan, a change in control is generally (i) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction; (ii) a consummated merger, consolidation or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity; or (iii) a consummated sale, lease or exclusive license or other disposition of all or substantially of our consolidated assets.

Amendment and termination.    Our board of directors has the authority to amend, suspend, or terminate our 2012 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. No ISOs may be granted after the tenth anniversary of the date our board of directors adopted our 2012 Plan.

2009 Equity Incentive Plan

Our 2009 Equity Incentive Plan, as amended, or the 2009 Plan, was initially adopted by our board of directors and approved by our stockholders in January 2009. The 2009 Plan reserves 9,111,021 shares of common stock for issuance and provides that the shares reserved under the 2009 Plan may be increased as of each January 1, with the approval of the majority of our non-employee members of the board of directors, by the lesser of (i) 5% of the total shares of our common stock outstanding as of such January 1 or (ii) such lesser number of shares as determined by the majority of our non-employee members of the board of directors. Additionally, the 2009 Plan provides that no more than 25,000,000 shares may be issued under the plan pursuant to the exercise of ISOs.

If a stock award granted under the 2009 Plan expires or otherwise terminates without being exercised in full, or is settled in cash, the shares of our common stock not acquired pursuant to the stock award again become available for subsequent issuance under the 2009 Plan. In addition, the following types of shares under the 2009 Plan may become available for the grant of new stock awards under the 2009 Plan: (a) shares that are forfeited to us because of a failure to meet a contingency or condition required to vest such shares; (b) shares withheld to satisfy income or employment withholding taxes; and (c) shares used to as consideration for the exercise of an option.

As of March 31, 2012, options to purchase 480,805 shares of common stock had been exercised (net of repurchases), options to purchase 6,579,511 shares of common stock were outstanding and 2,050,705 shares of common stock remained available for grant. As of March 31, 2012, the outstanding options were exercisable at a weighted average exercise price of approximately $0.44 per share.

The material terms of the 2009 Plan are summarized below. The 2009 Plan is filed as an exhibit to the registration statement of which this prospectus is a part.

No further grants.    After the effective date of the 2012 Plan, no additional awards will be granted under the 2009 Plan, and all awards granted under the 2009 Plan that are repurchased, forfeited, expire or are cancelled will become available for grant under the 2012 Plan in accordance with its terms.

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Administration.    Our board of directors, or a duly authorized committee thereof, has the authority to administer the 2009 Plan. Our board of directors has delegated its authority to administer the 2009 Plan to our compensation committee under the terms of the compensation committee’s charter. Our board of directors may also delegate to one or more of our officers the authority to (1) designate employees to be recipients of certain stock awards, and (2) determine the number of shares of common stock to be subject to such stock awards. Subject to the terms of the 2009 Plan, our board of directors or the authorized committee, referred to herein as the plan administrator, determines recipients, dates of grant, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting schedule applicable to a stock award. Subject to the limitations set forth below, the plan administrator will also determine the exercise price, strike price or purchase price of awards granted and the types of consideration to be paid for the award.

The plan administrator has the power to modify outstanding awards under our 2009 Plan. Subject to the terms of our 2009 Plan, the plan administrator has the authority to reduce the exercise price of any outstanding option, cancel any outstanding option in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any adversely affected participant.

Types of awards.    The 2009 Plan provides for the grant of ISOs, within the meaning of Section 422 of the Code, NSOs, stock appreciation rights, restricted stock awards, and restricted stock unit awards, or collectively, stock awards. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

Eligibility.    ISOs may be granted only to employees, including employees of a parent company or subsidiary. All other stock awards may be granted to employees, including officers, and to non-employee directors and consultants.

Stock options.    Stock options are granted pursuant to stock option agreements. Generally, the exercise price for an option cannot be less than 100% of the fair market value of the common stock subject to the option on the date of grant. Options granted under the 2009 Plan will vest at the rate specified in the option agreement. A stock option agreement may provide for early exercise, prior to vesting, rights of repurchase, and rights of first refusal. Unvested shares of our common stock issued in connection with an early exercise may be repurchased by us.

In general, the term of stock options granted under the 2009 Plan may not exceed 10 years. Unless the terms of an option holder’s stock option agreement provide for earlier or later termination, if an option holder’s service relationship with us, or any affiliate of ours, ceases due to disability or death, the option holder, or his or her beneficiary, may exercise any vested options for up to 12 months, or 18 months in the event of death, after the date the service relationship ends, unless the terms of the stock option agreement provide for earlier termination. If an option holder’s service relationship with us, or any affiliate of ours, ceases without cause for any reason other than disability or death, the option holder may exercise any vested options for up to three months after the date the service relationship ends, unless the terms of the stock option agreement provide for a longer or shorter period to exercise the option. If an option holder’s service relationship with us, or any affiliate of ours, ceases with cause, the option will terminate at the time the option holder’s relationship with us ceases. In no event may an option be exercised after its expiration date.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of our common stock previously owned by the optionee, (4) a net exercise arrangement, (5) deferred payment arrangement and (6) other legal consideration approved by the plan administrator.

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Generally, an option holder may not transfer a stock option other than by will or the laws of descent and distribution or a domestic relations order. An option holder may, however, designate a beneficiary who may exercise the option following the option holder’s death.

The plan administrator determines the term of stock options granted under the 2009 Plan, up to a maximum of 10 years. Unless the terms of an optionee’s stock option agreement provides otherwise, if an optionee’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the optionee may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that exercise of the option following such a termination of service is prohibited by applicable securities laws. If an optionee’s service relationship with us, or any of our affiliates, ceases due to disability or death, or an optionee dies within a certain period following cessation of service, the optionee or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.

Tax limitations on incentive stock options.    The aggregate fair market value, determined at the time of grant, of our common stock with respect to ISOs that are exercisable for the first time by an optionee during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted stock awards.    Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the plan administrator. Restricted stock awards may be granted in consideration for (1) services rendered to us or our affiliates or (2) any other form of legal consideration. Common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in our favor in accordance with a vesting schedule to be determined by the plan administrator. Rights to acquire shares under a restricted stock award may be transferred only upon such terms and conditions as set by the plan administrator.

Restricted stock unit awards.    Restricted stock unit awards are granted pursuant to restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.

Stock appreciation rights.    Stock appreciation rights are granted pursuant to stock appreciation grant agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation unit, which generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Upon the exercise of a stock appreciation unit, we will pay the participant an amount equal to the product of (1) the excess of the per share fair market value of our common stock on the date of exercise over the strike price, multiplied by (2) the number of shares of common stock with respect to which the stock appreciation unit is exercised. A stock appreciation unit granted under the 2009 Plan vests at the rate specified in the stock appreciation grant agreement as determined by the plan administrator.

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The plan administrator determines the term of stock appreciation rights granted under the 2009 Plan, up to a maximum of 10 years. Unless the terms of a participant’s stock appreciation grant agreement provides otherwise, stock appreciation rights granted under the 2009 Plan are generally subject to the same term and termination provisions as stock options granted under the 2009 Plan.

Corporate transactions.    In the event of a corporate transaction where the acquiring or surviving corporation does not assume, continue or substitute stock awards granted under the 2009 Plan, outstanding stock awards under the 2009 Plan and held by participants whose continuous service with us has not terminated prior to such transaction will be subject to accelerated vesting such that 100% of such award will become vested and exercisable or payable, as applicable, prior to the effective time of the corporate transaction and such outstanding stock awards under the 2009 Plan will be terminated if not exercised (if applicable) prior to the effective time of the corporate transaction. However, the plan administrator may provide that if a stock award will terminate if not exercised prior to a corporate transaction, the participant will receive a payment in lieu of exercise equal to the value of the excess, if any, of (i) the value of the property the participant would have received upon exercise of the stock award over (ii) any exercise price payable in connection with such exercise. Under the 2009 Plan, a corporate transaction has generally the same definition as under the 2012 Plan.

Under the 2009 Equity Plan, a stock award may be subject to additional acceleration of vesting and exercisability upon or after a change in control transaction as may be provided in the stock award agreement or other written agreement with the participant, but in the absence of such provision, no such acceleration will occur.

Amendment and termination of the 2009 Plan.    Our board of directors has the authority to amend or terminate the 2009 Plan at any time. However, except as otherwise provided in the 2009 Plan, no amendment or termination of the 2009 Plan may materially impair any rights under awards already granted to a participant unless agreed to by the affected participant. We will obtain stockholder approval of any amendment to the 2009 Plan as required by applicable law and listing requirements. If not terminated earlier by the board of directors, the 2009 Plan will terminate on the tenth anniversary of the date of its initial adoption by our board of directors and approval by our stockholders.

2012 Employee Stock Purchase Plan

Our board of directors adopted our 2012 Employee Stock Purchase Plan, or the ESPP, in                 2012, and we expect our stockholders will approve the ESPP prior to the closing of this offering. The ESPP will become effective immediately upon the signing of the underwriting agreement related to this offering. The purpose of the ESPP is to retain the services of new employees and secure the services of new and existing employees while providing incentives for such individuals to exert maximum efforts toward our success and that of our affiliates.

Share reserve.    Following this offering, the ESPP authorizes the issuance of             shares of our common stock pursuant to purchase rights granted to our employees or to employees of any of our designated affiliates. The number of shares of our common stock reserved for issuance will automatically increase on January 1 of each calendar year, from January 1, 2013 through January 1, 2022, by the least of (a)             % of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, (b)             shares, or (c) a number determined by our board of directors that is less than (a) and (b). The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. As of the date hereof, no shares of our common stock have been purchased under the ESPP.

Administration.    Our board of directors has delegated its authority to administer the ESPP to our compensation committee. The ESPP is implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, we may specify offerings with a duration of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or

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more purchase dates on which shares of our common stock will be purchased for employees participating in the offering. An offering may be terminated under certain circumstances.

Payroll deductions.    Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, may participate in the ESPP and may contribute, normally through payroll deductions, up to 15% of their earnings for the purchase of our common stock under the ESPP. Unless otherwise determined by our board of directors, common stock will be purchased for accounts of employees participating in the ESPP at a price per share equal to the lower of (a) 85% of the fair market value of a share of our common stock on the first date of an offering or (b) 85% of the fair market value of a share of our common stock on the date of purchase.

Limitations.    Employees may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by our board of directors: (a) customarily employed for more than 20 hours per week, (b) customarily employed for more than five months per calendar year or (c) continuous employment with us or one of our affiliates for a period of time (not to exceed two years). No employee may purchase shares under the ESPP at a rate in excess of $25,000 worth of our common stock based on the fair market value per share of our common stock at the beginning of an offering for each year such a purchase right is outstanding. Finally, no employee will be eligible for the grant of any purchase rights under the ESPP if immediately after such rights are granted, such employee has voting power over 5% or more of our outstanding capital stock measured by vote or value pursuant to Section 424(d) of the Code.

Changes to capital structure.    In the event that there occurs a change in our capital structure through such actions as a stock split, merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or similar transaction, the board of directors will make appropriate adjustments to (a) the number of shares reserved under the ESPP, (b) the maximum number of shares by which the share reserve may increase automatically each year and (c) the number of shares and purchase price of all outstanding purchase rights.

Corporate transactions.    In the event of certain significant corporate transactions, including a sale of all our assets, the sale or disposition of 90% of our outstanding securities, or the consummation of a merger or consolidation where we do not survive the transaction, any then-outstanding rights to purchase our stock under the ESPP may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of our common stock within 10 business days prior to such corporate transaction, and such purchase rights will terminate immediately. A corporate transaction generally has the same meaning as such term in the 2012 Plan.

Plan amendments, termination.    Our board of directors has the authority to amend or terminate our ESPP. If our board of directors determines that the amendment or terminating of an offering is in our best interests and the best interests of our stockholders, then our board of directors may terminate any offering on any purchase date, establish a new purchase date with respect to any offering then in progress, amend our ESPP and the ongoing offering to refuse or eliminate detrimental account treatment or terminate any offering and refuse any money contributed back to the participants. We will obtain stockholder approval of any amendment to our ESPP as required by applicable law or listing requirements.

401(k) Plan

All of our full-time employees in the United States, including our named executive officers, are eligible to participate in our 401(k) plan, which is a retirement savings defined contribution plan established in accordance with Section 401(a) of the Code. Pursuant to our 401(k) plan, employees may elect to defer

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their eligible compensation into the plan on a pre-tax basis, up to the statutorily prescribed annual limit of $17,000 in 2012 (additional salary deferrals not to exceed $5,500 are available to those employees 50 years of age or older) and to have the amount of this reduction contributed to our 401(k) plan. We provide a $0.25 match for every dollar our employees elect to defer up to 6% of their eligible compensation. In general, eligible compensation for purposes of the 401(k) plan includes an employee’s wages, salaries, fees for professional services and other amounts received for personal services actually rendered in the course of employment with us to the extent the amounts are includible in gross income, and subject to certain adjustments and exclusions required under the Code. The 401(k) plan currently does not offer the ability to invest in our securities.

NON-EMPLOYEE DIRECTOR COMPENSATION

We compensate certain non-employee members of our board of directors for their services. In 2011, we provided annual compensation to each of Stelios Papadopoulos, Ph.D. and David Baltimore, Ph.D. in the form of a $32,000 annual cash retainer and an annual stock option grant under our 2009 Plan for 35,000 shares. Directors who are also employees do not receive cash or equity compensation for service on our board of directors in addition to the compensation payable for their service as our employees. In addition, our non-employee directors who are affiliated with our founding stockholders, Alnylam and Isis, do not receive cash or equity compensation for service on our board of directors.

The following table sets forth in summary form information concerning the compensation that we paid or awarded during the year ended December 31, 2011 to each of our non-employee directors:

Name	Fees earned or paid in cash	Option awards(1)		All other compensation(4)		Total
David Baltimore, Ph.D.	$32,000	$19,978	(2)	$16,200	(4)	$68,178
Bruce L.A. Carter, Ph.D.	—	—		—		—
Stanley T. Crooke, M.D., Ph.D.	—	—		—		—
Barry E. Greene	—	—		—		—
John M. Maraganore, Ph.D.	—	—		—		—
Stelios Papadopoulos, Ph.D.	32,000	19,978	(3)	—		51,978
B. Lynne Parshall	—	—		—		—

(1)	Amounts listed represent the aggregate grant date fair value amount computed as of the grant date of each option and award during 2011 in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note 6, of the Notes to our Financial Statements. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our directors will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options.

(2)

Represents options to purchase 35,000 shares of our common stock granted to Dr. Baltimore for service as a member of our board of directors. The shares subject to this award vest at the rate of 25% of the original number of shares on the first anniversary of the January 1, 2011 vesting commencement date and 1/48th of the original number of shares on each monthly anniversary thereafter, provided that Dr. Baltimore continues to provide services to us through such dates. As of December 31, 2011, an aggregate of 400,000 shares were outstanding under all options to purchase our common stock held by Dr. Baltimore.

(3)

Represents options to purchase 35,000 shares of our common stock granted to Dr. Papadopoulos for service as a member of our board of directors. The shares subject to this award vest at the rate of 25% of the original number of shares on the first anniversary of the January 1, 2011 vesting commencement date and 1/48th of the original number of shares on each monthly anniversary thereafter, provided that Dr. Papadopoulos continues to provide services to us through such dates. As of December 31, 2011, an aggregate of 370,000 shares were outstanding under all options to purchase our common stock held by Dr. Papadopoulos.

(4)

Represents options to purchase 15,000 shares of our common stock granted to Dr. Baltimore for service as a member of our scientific advisory board, as computed in accordance with ASC 718. As required by SEC rules, the amount shown excludes the impact of estimated forfeitures related to service-based vesting conditions. Options granted to non-employee directors for their work on our scientific advisory board, are subject to periodic revaluation over their vesting terms. The amount presented above represents the fair value of the option as of December 31, 2011. Dr. Baltimore will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options. The shares subject to this award vest at the rate of 25% of the original number of shares on the first anniversary of the January 1, 2011 vesting commencement date and 1/48th of the original number of shares on each monthly anniversary thereafter, provided that Dr. Baltimore continues to provide services to us through such dates.

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Following the completion of this offering, we intend to provide cash and equity compensation to certain non-employee members of our board of directors, including Dr. Baltimore and Dr. Papadopoulos, who are not affiliated with Alnylam and Isis. We refer to the individual non-employee members of our board of directors who our compensation committee determines will receive such compensation as our Eligible Directors. Following the completion of this offering, we intend to provide cash compensation in the form of an annual retainer of $         to each of our Eligible Directors. We will also pay an additional annual retainer of $         to the Chairman of our audit committee, $         to other independent Eligible Directors who serve on our audit committee, $         to the chair of our compensation committee, $         to other independent Eligible Directors who serve on our compensation committee, $         to the chair of our nominating and corporate governance committee and $         to other independent Eligible Directors who serve on our nominating and corporate governance committee. We have reimbursed and will continue to reimburse our non employee directors for travel, lodging and other reasonable expenses incurred in attending meetings of our board of directors and committees of the board of directors.

Following the completion of this offering, each Eligible Director who is first elected to our board of directors will be granted an option to purchase              shares of our common stock on the date of his or her initial election to the board of directors. In addition, on the date of each annual meeting of our stockholders following this offering, each Eligible Director will be eligible to receive an option to purchase              shares of common stock. Such initial and annual options will have an exercise price per share equal to the fair market value of our common stock on the date of grant.

Each initial option and annual option granted to such Eligible Directors described above will vest and become exercisable with respect to one-third of the shares subject to the option on the one year anniversary of the date of grant and the balance of the shares will vest and become exercisable in a series of 24 equal monthly installments thereafter, such that the option is fully vested on the third anniversary of the date of grant, subject to the Eligible Director continuing to provide services to us through such dates. The term of each option granted to an Eligible Director shall be 10 years. The options will be granted under our 2012 Plan, the terms of which are described in more detail under “—Equity Compensation Plans and Other Benefit Plans—2012 Equity Incentive Plan.”

RISK ASSESSMENT OF COMPENSATION PROGRAM

In November 2010, the compensation committee assessed our compensation program for the purpose of reviewing and considering any risks presented by our compensation policies and practices that are reasonably likely to have a material adverse effect on us. As part of that assessment, the compensation committee reviewed the primary elements of our compensation program, including base salary, short-term incentive compensation and long-term incentive compensation. The compensation committee’s risk assessment included a review of the overall design of each primary element of our compensation program, and an analysis of the various design features, controls and approval rights in place with respect to compensation paid to management and other employees that mitigate potential risks to us that could arise from our compensation program. Following the assessment, the compensation committee determined that our compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on us.

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Certain relationships and related party transactions

The following includes a summary of transactions since January 1, 2009 to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive and director compensation.”

PREFERRED STOCK FINANCINGS

Series A Convertible Preferred Stock Financing.    In March 2009, we issued and sold to investors an aggregate of 10,000,000 shares of series A convertible preferred stock, at a purchase price of $2.00 per share, for aggregate consideration of $20.0 million.

The participants in the March 2009 convertible preferred stock financing included the following holders of more than 5% of our capital stock or entities affiliated with them. The following table presents the number of shares issued to these related parties in such financing:

Participants(1)	Series A Convertible Preferred Stock
5% or greater stockholders
Alnylam Pharmaceuticals, Inc.	5,000,000
Isis Pharmaceuticals, Inc.	5,000,000

(1)	Additional details regarding these stockholders and their equity holdings is provided in “Principal stockholders.”

In connection with the March 2009 convertible preferred stock financing, we entered into a founders investor rights agreement with the investors in such financing, containing information rights, rights of first refusal and registration rights, among other things. This founders investor rights agreement will terminate three years following the closing of this offering, except for certain of the registration rights granted thereunder, as more fully described below in “Description of capital stock—Registration Rights.”

Series B Convertible Preferred Stock Financing.    In October 2010, we issued and sold to Aventis Holdings, Inc. an aggregate of 2,499,999 shares of series B convertible preferred stock, at a purchase price of $4.00 per share, for aggregate consideration of $10.0 million. In connection with the October 2010 financing, we entered into an investor rights agreement with Aventis Holdings, Inc., containing information rights, rights of first refusal and registration rights, among other things. This investor rights agreement will terminate three years following the closing of this offering, except for certain of the registration rights granted thereunder, as more fully described below in “Description of capital stock—Registration Rights.”

Some of our directors are affiliated with our principal stockholders as indicated in the table below:

Director	Principal Stockholder
Stanley T. Crooke, M.D., Ph.D.	Isis Pharmaceuticals, Inc.
Barry E. Greene	Alnylam Pharmaceuticals, Inc.
John M. Maraganore, Ph.D.	Alnylam Pharmaceuticals, Inc.
B. Lynne Parshall	Isis Pharmaceuticals, Inc.

STRATEGIC ALLIANCES

In January 2009, we entered into an amended and restated license and collaboration agreement with Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., which the parties amended in June 2010 and October 2011. This agreement is described under “Business—Our Strategic Alliances.”

128

Certain relationships and related party transactions

In June 2010, we entered into a collaboration and license agreement and a non-exclusive technology alliance and option agreement with Sanofi, an affiliate of Aventis Holdings, Inc. These agreements are described under “Business—Our Strategic Alliances.”

EMPLOYMENT ARRANGEMENTS

We currently maintain written employment agreements with our executive officers, including our President and Chief Executive Officer, Kleanthis G. Xanthopoulos, Ph.D., our Chief Operating Officer and Executive Vice President, Finance, Garry E. Menzel, Ph.D., and our Chief Scientific Officer, Neil W. Gibson, Ph.D. These agreements are described under “Executive and director compensation.”

STOCK OPTIONS GRANTED TO EXECUTIVE OFFICERS AND DIRECTORS

We have granted stock options to our executive officers and directors, as more fully described in “Executive and director compensation.”

INDEMNIFICATION AGREEMENTS

We intend to enter into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of his or her services as one of our directors or executive officers or any other company or enterprise to which the person provides services at our request. We believe that these indemnification agreements, together with the provisions in our bylaws, are necessary to attract and retain qualified persons as directors and officers. For more information, refer to “Management—Limitation of Liability and Indemnification.”

POLICIES AND PROCEDURES FOR TRANSACTIONS WITH RELATED PERSONS

We intend to adopt a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration, approval and oversight of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a past, present or future transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000.

Transactions involving compensation for services provided to us by an employee, consultant or director will not be considered related-person transactions under this policy. A “related person,” as determined since the beginning of our last fiscal year, is any executive officer, director or a holder of more than five percent of our common stock, including any of their immediate family members and any entity owned or controlled by such persons.

The policy will impose an affirmative duty upon each director and executive officer to identify, and we will request that significant stockholders identify, any transaction involving them, their affiliates or immediate family members that may be considered a related party transaction before such person engages in the transaction. Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our audit committee (or, where review by our audit committee would be inappropriate, to another independent body of our board of directors) for review. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits

129

Certain relationships and related party transactions

of the transaction to us and whether any alternative transactions are available. In considering related-person transactions, our audit committee or other independent body of our board of directors takes into account the relevant available facts and circumstances including, but not limited to:

➢	the risks, costs and benefits to us of the transaction;

➢	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

➢	the terms of the transaction;

➢	the availability of other sources for comparable services or products; and

➢	the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. Our policy will require that, in reviewing a related party transaction, our audit committee must consider, in light of known circumstances, and determine in the good faith exercise of its discretion whether the transaction is in, or is not inconsistent with, the best interests of us and our stockholders. Prior to this offering, we did not have a formal policy concerning transactions with related persons.

130

Principal stockholders

The following table sets forth information regarding beneficial ownership of our capital stock as of April 30, 2012 by:

➢	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

➢	each of our directors;

➢	each of our named executive officers; and

➢	all of our directors and current executive officers as a group.

The percentage ownership information under the column entitled “Before offering” is based on 27,880,804 shares of common stock outstanding as of April 30, 2012, assuming conversion of all outstanding shares of our convertible preferred stock into 27,399,999 shares of common stock. The percentage ownership information under the column entitled “After offering” is based on the sale of             shares of common stock in this offering.

Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable on or before June 29, 2012 which is 60 days after April 30, 2012. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Regulus Therapeutics Inc., 3545 John Hopkins Court, Suite 210, San Diego, California 92121.

Name and address of beneficial owner	Number of shares beneficially owned	Percentage of shares beneficially owned
		Before offering	After offering
5% or greater stockholders
Isis Pharmaceuticals, Inc.(1).	12,599,000	45.2%
2855 Gazelle Court
Carlsbad, CA 92010
Alnylam Pharmaceuticals, Inc.(2)	12,301,000	44.1
300 Third Street, 3rd Floor
Cambridge, MA 02142
Aventis Holdings, Inc.	2,499,999	9.0
c/o Sanofi
54, rue La Boétie
75414 Paris – France

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Principal stockholders

	Number of shares beneficially owned	Percentage of shares beneficially owned
Name and address of beneficial owner		Before offering	After offering
Directors and named executive officers
Kleanthis G. Xanthopoulos, Ph.D.(3)	1,719,271	5.8%
Garry E. Menzel, Ph.D.(4)	845,832	2.9
Neil W. Gibson, Ph.D.(5)	111,717	*
David Baltimore, Ph.D.(6)	305,206	1.1
Bruce L.A. Carter, Ph.D.	—	*
Stanley T. Crooke, M.D., Ph.D.(7)	12,599,000	45.2
Barry E. Greene(8)	12,301,000	44.1
John M. Maraganore, Ph.D.(9)	12,301,000	44.1
Stelios Papadopoulos, Ph.D.(10)	290,520	1.0
B. Lynne Parshall(11)	12,599,000	45.2
All current executive officers and directors as a group (10 persons)(12)	28,172,546	90.9

*	Represents beneficial ownership of less than one percent.

(1)	Stanley T. Crooke, M.D., Ph.D. and B. Lynne Parshall, each directors of our company, are each officers and directors of Isis Pharmaceuticals, Inc. and therefore may be deemed to have control and indirect beneficial ownership of such shares. Dr. Crooke and Ms. Parshall disclaim beneficial ownership over the shares held by Isis Pharmaceuticals, Inc., except to the extent of their respective proportionate pecuniary interests therein.

(2)	Barry E. Greene and John M. Maraganore, Ph.D., each directors of our company, are each officers and, in Dr. Maraganore’s case, a director, of Alnylam Pharmaceuticals, Inc. and therefore may be deemed to have control and indirect beneficial ownership of such shares. Mr. Greene and Dr. Maraganore disclaim beneficial ownership over the shares held by Alnylam Pharmaceuticals, Inc., except to the extent of their respective proportionate pecuniary interests therein.

(3)	Includes 164,432 shares held by The Xanthopoulos Family Trust dated September 30, 2011 and 1,554,839 shares that Dr. Xanthopoulos has the right to acquire from us within 60 days of April 30, 2012 pursuant to the exercise of stock options, 218,750 of which will be unvested but exercisable as of June 29, 2012.

(4)	Represents 845,832 shares that Dr. Menzel has the right to acquire from us within 60 days of April 30, 2012 pursuant to the exercise of stock options, 109,375 of which will be unvested but exercisable as of June 29, 2012.

(5)	Represents 111,717 shares that Dr. Gibson has the right to acquire from us within 60 days of April 30, 2012 pursuant to the exercise of stock options.

(6)	Represents 305,206 shares that Dr. Baltimore has the right to acquire from us within 60 days of April 30, 2012 pursuant to the exercise of stock options.

(7)	Represents 12,599,000 shares held by Isis Pharmaceuticals, Inc. Dr. Crooke does not hold any stock options.

(8)	Represents 12,301,000 shares held by Alnylam Pharmaceuticals, Inc. Mr. Greene does not hold any stock options.

(9)	Represents 12,301,000 shares held by Alnylam Pharmaceuticals, Inc. Dr. Maraganore does not hold any stock options.

(10)	Represents 290,520 shares that Dr. Papadopoulos has the right to acquire from us within 60 days of April 30, 2012 pursuant to the exercise of stock options.

(11)	Represents 12,599,000 shares held by Isis Pharmaceuticals, Inc. Ms. Parshall does not hold any stock options.

(12)	Includes 25,064,432 shares held by all current executive officers and directors as a group and 3,108,114 shares that all current executive officers and directors as a group have the right to acquire from us within 60 days of April 30, 2012 pursuant to the exercise of stock options, 328,125 of which will be unvested but exercisable as of June 29, 2012.

132

Description of capital stock

Upon closing of this offering and the filing of our amended and restated certificate of incorporation, our authorized capital stock will consist of             shares of common stock, par value $0.001 per share and             shares of convertible preferred stock, par value $0.001 per share. The following is a summary of the rights of our common and convertible preferred stock and some of the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, which will become effective upon closing of this offering, and of the Delaware General Corporation Law. This summary is not complete. For more detailed information, please see our amended and restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part, as well as the relevant provisions of the Delaware General Corporation Law.

COMMON STOCK

Outstanding Shares

On April 30, 2012, there were 480,805 shares of common stock outstanding, held of record by 11 stockholders. This amount excludes our outstanding shares of convertible preferred stock which will convert into 27,399,999 shares of common stock upon completion of this offering. Based on 480,805 shares of common stock outstanding as of April 30, 2012, and assuming the conversion of all outstanding shares of our convertible preferred stock, there will be 27,880,804 shares of common stock outstanding upon closing of this offering.

As of April 30, 2012, there were 6,660,511 shares of common stock subject to outstanding options under our equity incentive plans.

Voting

Our common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and does not have cumulative voting rights. Accordingly, the holders of a majority of the shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election.

Dividends

Subject to preferences that may be applicable to any then outstanding convertible preferred stock, the holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of convertible preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our convertible preferred stock that we may designate and issue in the future.

133

Description of capital stock

Fully Paid and Nonassessable

All of our outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, fully paid and nonassessable.

CONVERTIBLE PREFERRED STOCK

On April 30, 2012, there were 27,399,999 shares of convertible preferred stock outstanding, held of record by three stockholders. Upon closing of this offering, all outstanding shares of convertible preferred stock will have been converted into 27,399,999 shares of our common stock. Immediately prior to closing of this offering, our certificate of incorporation will be amended and restated to delete all references to such shares of convertible preferred stock. Under the amended and restated certificate of incorporation, our board of directors will have the authority, without further action by the stockholders, to issue up to             shares of convertible preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

Our board of directors may authorize the issuance of convertible preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of convertible preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control that may otherwise benefit holders of our common stock and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. We have no current plans to issue any shares of convertible preferred stock.

REGISTRATION RIGHTS

Under our investor rights agreements entered into in connection with the issuances of our convertible preferred stock, the holders of 27,399,999 shares of common stock issuable upon conversion of our shares of convertible preferred stock, or their transferees, have the right to require us to register their shares with the SEC so that those shares may be publicly resold, or to include their shares in any registration statement we file. We intend to obtain waivers of such registration rights with respect to this offering from such stockholders.

Form S-3 Registration Rights

If we are eligible to file a registration statement on Form S-3, one or more holders of registration rights have the right to demand that we file a registration statement on Form S-3 so long as the aggregate value of the securities to be sold under the registration statement on Form S-3 is at least $15.0 million subject to specified exceptions.

“Piggyback” Registration Rights

If we register any securities for public sale, holders of registration rights will have the right to include their shares in the registration statement. The underwriters of any underwritten offering will have the right to limit the number of shares having registration rights to be included in the registration statement, subject to specified limitations. We intend to obtain waivers of any and all rights to have shares included in this offering from all holders of such registration rights.

134

Description of capital stock

Expenses of Registration

Generally, we are required to bear all registration and selling expenses incurred in connection with the piggyback and Form S-3 registrations described above, other than underwriting discounts and commissions.

Expiration of Registration Rights

The piggyback and Form S-3 registration rights discussed above will terminate three years following the closing of this offering or, as to a given holder of registrable securities, when such holder is able to sell, following the initial offering, all of their registrable securities in a single 90-day period under Rule 144 of the Securities Act.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, OUR BYLAWS AND DELAWARE LAW

Delaware Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law, or Section 203. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

➢

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

➢

the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

➢

on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

➢	any merger or consolidation involving the corporation and the interested stockholder;

➢	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

➢

subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder;

➢	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and

➢	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

135

Description of capital stock

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Provisions of our amended and restated certificate of incorporation and amended and restated bylaws, which will become effective upon the closing of this offering, may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

➢

permit our board of directors to issue up to              shares of preferred stock, with any rights, preferences and privileges as they may designate (including the right to approve an acquisition or other change in our control);

➢	provide that the authorized number of directors may be changed only by resolution of the board of directors;

➢

provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

➢	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

➢

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner and also specify requirements as to the form and content of a stockholder’s notice;

➢

do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose); and

➢

provide that special meetings of our stockholders may be called only by the Chairman of the Board, our Chief Executive Officer or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

The amendment of any of these provisions, with the exception of the ability of our board of directors to issue shares of preferred stock and designate any rights, preferences and privileges thereto, would require approval by the holders of at least 66 2/3% of our then outstanding common stock.

NASDAQ GLOBAL MARKET LISTING

We have applied for listing of our common stock on The NASDAQ Global Market under the “RGLS” symbol.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is             . The transfer agent and registrar’s address is             .

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Shares eligible for future sale

Immediately prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price for our common stock as well as our ability to raise equity capital in the future.

Based on the number of shares of common stock outstanding as of April 30, 2012, upon closing of this offering,                  shares of common stock will be outstanding, assuming no exercise of the underwriters’ over-allotment option and no exercise of options. All of the shares sold in this offering will be freely tradable unless held by an affiliate of ours. Except as set forth below, the remaining                  shares of common stock outstanding after this offering will be restricted as a result of securities laws or lock-up agreements. These remaining shares will generally become available for sale in the public market as follows:

➢	no restricted shares will be eligible for immediate sale upon the closing of this offering;

➢	up to restricted shares will be eligible for sale under Rule 144 or Rule 701 upon expiration of lock-up agreements 180 days after the date of this offering; and

➢	restricted shares will be eligible for sale from time to time under Rule 144 or Rule 701 upon expiration of their lock-up agreements 365 days after the date of this offering.

RULE 144

In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, any person who is not an affiliate of ours and has held their shares for at least six months, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, provided current public information about us is available. In addition, under Rule 144, any person who is not an affiliate of ours and has held their shares for at least one year, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares immediately upon the closing of this offering without regard to whether current public information about us is available. Beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours and who has beneficially owned restricted shares for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of restricted shares within any three-month period that does not exceed the greater of:

➢	1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering; or

➢	the average weekly trading volume of our common stock on The NASDAQ Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales of restricted shares under Rule 144 held by our affiliates are also subject to requirements regarding the manner of sale, notice and the availability of current public information about us. Rule 144 also provides that affiliates relying on Rule 144 to sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement.

Notwithstanding the availability of Rule 144, the holders of substantially all of our restricted shares have entered into lock-up agreements as described below and their restricted shares will become eligible for sale at the expiration of the restrictions set forth in those agreements.

137

Shares eligible for future sale

RULE 701

Under Rule 701, shares of our common stock acquired upon the exercise of currently outstanding options or pursuant to other rights granted under our equity incentive plans may be resold by:

➢

persons other than affiliates, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject only to the manner-of-sale provisions of Rule 144; and

➢

our affiliates, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject to the manner-of-sale and volume limitations, current public information and filing requirements of Rule 144, in each case, without compliance with the six-month holding period requirement of Rule 144.

As of April 30, 2012, options to purchase a total of 6,660,511 shares of common stock were outstanding, of which 4,300,531 were vested. Of the total number of shares of our common stock issuable under these options, substantially all are subject to contractual lock-up agreements with us or the underwriters described below under “Underwriting” and will become eligible for sale at the expiration of those agreements unless held by an affiliate of ours.

LOCK-UP AGREEMENTS

We, along with our directors, executive management team, holders of our convertible preferred stock and the holder of our convertible promissory notes have agreed that for a period of 365 days after the date of this prospectus, subject to specified exceptions, we or they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock. Substantially all of our other stockholders and optionholders have agreed to similar obligations for a period of 180 days after the date of this prospectus. Upon expiration of the respective “lock-up” periods, certain of our stockholders will have the right to require us to register their shares under the Securities Act. See “Registration Rights” below.

REGISTRATION RIGHTS

Upon closing of this offering, the holders of                 shares of our common stock will be entitled to rights with respect to the registration of their shares under the Securities Act, subject to the lock-up arrangement described above. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of the registration statement of which this prospectus is a part. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock. See “Description of capital stock—Registration Rights.”

EQUITY INCENTIVE PLANS

We intend to file with the SEC a registration statement on Form S-8 under the Securities Act covering the shares of common stock reserved for issuance under the 2012 Plan and the ESPP. The registration statement is expected to be filed and become effective as soon as practicable after the closing of this offering. Accordingly, shares registered under the registration statement will be available for sale in the open market following its effective date, subject to Rule 144 volume limitations and the lock-up agreements described above, if applicable.

138

Material U.S. federal income tax consequences to non-U.S. holders of our common stock

The following summary describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock acquired in this offering by Non-U.S. Holders (as defined below). This discussion does not address all aspects of U.S. federal income taxes and does not deal with state, local or non-U.S. tax consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances, nor does it address U.S. federal tax consequences other than income taxes. Special rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Code such as financial institutions, insurance companies, tax-exempt organizations, broker-dealers and traders in securities, U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, persons that hold our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or integrated investment or other risk reduction strategy, partnerships and other pass-through entities, and investors in such pass-through entities or an entity that is treated as a disregarded entity for U.S. federal income tax purposes (regardless of its place of organization or formation). Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion assumes that the Non-U.S. Holder holds our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment).

The following discussion is for general information only and is not tax advice. Persons considering the purchase of our common stock pursuant to this offering should consult their own tax advisors concerning the U.S. federal income tax consequences of acquiring, owning and disposing of our common stock in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local or non-U.S. tax consequences or any U.S. federal non-income tax consequences.

For the purposes of this discussion, a “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of common stock that is not a U.S. Holder. A “U.S. Holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes (a) an individual who is a citizen or resident of the United States, (b) a corporation or other entity treated as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (d) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. Also, partnerships, or other entities that are treated as partnerships for U.S. federal income tax purposes (regardless of their place of organization or formation) and entities that are treated as disregarded entities for U.S. federal income tax purposes (regardless of their place of organization or formation) are not addressed by this discussion and are, therefore, not considered to be Non-U.S. Holders for the purposes of this discussion.

139

Material U.S. federal income tax consequences to non-U.S. holders of our common stock

DISTRIBUTIONS

Subject to the discussion below, distributions, if any, made on our common stock to a Non-U.S. Holder of our common stock to the extent made out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) generally will constitute dividends for U.S. tax purposes and will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us with a properly executed IRS Form W-8BEN, or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. In the case of a Non-U.S. Holder that is an entity, Treasury Regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you should consult with your own tax advisor to determine if you are able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that such holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to such agent). In general, such effectively connected dividends will be subject to U.S. federal income tax, on a net income basis at the regular graduated rates, unless a specific treaty exemption applies. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.

To the extent distributions on our common stock, if any, exceed our current and accumulated earnings and profits, they will first reduce your adjusted basis in our common stock as a non-taxable return of capital, but not below zero, and then will be treated as gain and taxed in the same manner as gain realized from a sale or other disposition of common stock as described in the next section.

GAIN ON DISPOSITION OF OUR COMMON STOCK

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of our common stock unless (a) the gain is effectively connected with a trade or business of such holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that such holder maintains in the United States), (b) the Non-U.S. Holder is a nonresident alien individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (c) we are or have been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period.

If you are a Non-U.S. Holder described in (a) above, you will be required to pay tax on the net gain derived from the sale at regular graduated U.S. federal income tax rates, unless a specific treaty exemption applies, and corporate Non-U.S. Holders described in (a) above may be subject to the additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable

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Material U.S. federal income tax consequences to non-U.S. holders of our common stock income tax treaty. If you are an individual Non-U.S. Holder described in (b) above, you will be required to pay a flat 30% tax on the gain derived from the sale, which gain may be offset by U.S. source capital losses (even though you are not considered a resident of the United States). With respect to (c) above, in general, we would be a United States real property holding corporation if interests in U.S. real estate comprised (by fair market value) at least half of our assets. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation, however, there can be no assurance that we will not become a U.S. real property holding corporation in the future. Even if we are treated as a U.S. real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as (1) the Non-U.S. Holder owned, directly, indirectly and constructively, no more than five percent of our common stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the holder’s holding period and (2) our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will qualify as regularly traded on an established securities market.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

Generally, we or certain financial middlemen must report information to the IRS with respect to any dividends we pay on our common stock including the amount of any such dividends, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder to whom any such dividends are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Dividends paid by us (or our paying agents) to a Non-U.S. Holder may also be subject to U.S. backup withholding. U.S. backup withholding generally will not apply to a Non-U.S. Holder who provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption. The current backup withholding rate is 28%.

Under current U.S. federal income tax law, U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of any broker, U.S. or non-U.S., except that information reporting and such requirements may be avoided if the holder provides a properly executed IRS Form W-8BEN or otherwise meets documentary evidence requirements for establishing Non-U.S. Holder status or otherwise establishes an exemption. Except as described in the discussion of recently enacted legislation below, U.S. information reporting and backup withholding requirements will generally not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a U.S. person. For information reporting purposes, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.

If backup withholding is applied to you, you should consult with your own tax advisor to determine if you are able to obtain a tax benefit or credit with respect to such backup withholding.

RECENTLY ENACTED LEGISLATION AFFECTING TAXATION OF OUR COMMON STOCK HELD BY OR THROUGH NON-U.S. ENTITIES

Recently enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to holders of our common stock that own such common stock through non-U.S. accounts or intermediaries and to certain

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Material U.S. federal income tax consequences to non-U.S. holders of our common stock

Non-U.S. Holders. The legislation imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. In addition, if the payee is a foreign financial institution, it generally must enter into an agreement with the U.S. Treasury Department that requires, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to certain other account holders. Under certain transition rules, any obligation to withhold under the new legislation with respect to dividends on our common stock will not begin until January 1, 2014 and with respect to gross proceeds on disposition of our common stock, will not begin until January 1, 2015. Holders of our common stock should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock.

THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S. OR U.S. FEDERAL NON-INCOME TAX LAWS.

142

Underwriting

Subject to the terms and conditions set forth in an underwriting agreement dated the date of this prospectus among us and the underwriters named below, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase from us, the number of shares of common stock listed next to its name in the following table. Lazard Capital Markets LLC is acting as book-running manager for the offering and as representative of the underwriters.

Underwriters	Number of shares
Lazard Capital Markets LLC
Cowen and Company, LLC
BMO Capital Markets Corp.
Needham & Company, LLC
Wedbush Securities Inc.
Total

The underwriters are committed to purchase all the shares of common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of nondefaulting underwriters may be increased or the offering may be terminated. The underwriters are not obligated to purchase the shares of common stock covered by the underwriters’ over-allotment option described below. The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

DISCOUNTS AND COMMISSIONS

The underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $         per share. After the initial offering of the shares, the public offering price and other selling terms may be changed by the representative.

The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per share	Without option	With option
Public offering price
Underwriting discounts and commissions
Proceeds, before expenses, to us

The total estimated expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, are approximately $         and are payable by us.

Lazard Frères & Co. LLC referred this transaction to Lazard Capital Markets LLC and will receive a referral fee from Lazard Capital Markets LLC in connection therewith.

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Underwriting

OVER-ALLOTMENT OPTION

We have granted the underwriters an option to purchase up to         additional shares of common stock at the public offering price, less underwriting discounts and commissions. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover sales of shares of common stock by the underwriters in excess of the total number of shares set forth in the table above. If any shares are purchased pursuant to this over-allotment option, the underwriters will purchase the additional shares in approximately the same proportions as shown in the table above. If any of these additional shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered. We will pay the expenses associated with the exercise of the over-allotment option.

INITIAL PUBLIC OFFERING PRICING

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be negotiated between us and the representative of the underwriters. Among the factors considered in these negotiations are:

➢	the prospects for our company and the industry in which we operate;

➢	our past and present financial and operating performance;

➢	financial and operating information and market valuations of publicly-traded companies engaged in activities similar to ours;

➢	the prevailing conditions of U.S. securities markets at the time of this offering; and

➢	other factors deemed relevant.

The estimated initial public offering price range set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions and other factors.

LOCK-UP AGREEMENTS

We, our executive management team and directors and holders of substantially all of our outstanding stock, options and convertible notes have entered into lock-up agreements with the underwriters. Under these agreements, we, our executive management team and directors, holders of our convertible preferred stock and the holder of our convertible promissory notes have agreed, subject to specified exceptions, not to sell or transfer any common stock or securities convertible into, or exchangeable or exercisable for, common stock, during a period ending 365 days after the date of this prospectus and in the case of our other stockholders and optionholders, 180 days after the date of this prospectus, without first obtaining the written consent of Lazard Capital Markets LLC. Specifically, we and these other individuals and entities have agreed not to:

➢

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or publicly disclose the intention to do any of the foregoing;

➢

enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock or publicly disclose the intention to do any of the foregoing; or

➢	make any demand for or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

144

Underwriting

The restrictions described above do not apply to:

➢	the sale of shares of common stock to the underwriters pursuant to the underwriting agreement;

➢

the issuance by us of shares of common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing or that is described in this prospectus;

➢	transactions by security holders relating to any shares of common stock or other securities acquired in open market transactions after the closing of this offering;

➢

the establishment of a 10b5-1 trading plan under the Exchange Act by a security holder for the sale of shares of common stock, provided that such plan does not provide for the transfer of common stock during the restricted period;

➢	exercises of options or warrants to purchase shares of common stock or other securities;

➢

transfers of shares of common stock or other securities to us in connection with the exercise of any stock options held by the security holder to the extent, but only to the extent, as may be necessary to satisfy tax withholding obligations pursuant to our equity incentive or other plans;

➢

transfers to us in connection with the repurchase of shares of common stock or other securities issued pursuant to equity incentive plans or pursuant to agreements disclosed herein, in each case only in connection with a termination of the security holder’s employment with us;

➢

transfers by security holders of shares of common stock or other securities as a bona fide gift by will or intestate succession, or to a trust for a direct or indirect benefit of the security holder or a member of the immediate family of the security holder; or

➢

transfers by distribution by security holders of shares of common stock or other securities to general or limited partners, members, or stockholders of the security holder or to any investment fund or other entity controlled or managed by the security holder.

provided that in the case of each of the preceding two types of transactions, the transfer does not involve a disposition for value and each transferee or distributee signs and delivers a lock-up agreement agreeing to be subject to the restrictions on transfer described above.

The 180-day restricted period, or 365-day restricted period, as applicable, is subject to extension if (1) during the last 17 days of the restricted period we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period, in which case the restrictions imposed in the lock-up agreements will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

INDEMNIFICATION

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

NASDAQ GLOBAL MARKET LISTING

We have applied to have our common stock listed on The NASDAQ Global Market under the “RGLS” symbol.

145

Underwriting

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

In order to facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of common stock in the offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares of common stock in the open market. In determining the source of shares of common stock to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. “Naked” short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our common stock, including the imposition of penalty bids. This means that if the representative of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

The underwriters make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

ELECTRONIC OFFER, SALE AND DISTRIBUTION OF SHARES

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares of common stock to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make Internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part.

146

Underwriting

NOTICE TO NON-U.S. INVESTORS

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive, each of which we refer to as a relevant member state, with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state, or the relevant implementation date, an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

➢	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

➢

to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43.0 million and (3) an annual net turnover of more than €50.0 million, as shown in its last annual or consolidated accounts;

➢	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of representative for any such offer; or

➢	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive;

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares of common stock in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

OTHER RELATIONSHIPS

From time to time, certain of the underwriters and their affiliates have provided, and may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions.

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Legal matters

The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Cooley LLP, San Diego, California. The underwriters are being represented by Goodwin Procter LLP, Boston, Massachusetts.

Experts

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements at December 31, 2011 and 2010, and for each of the two years in the period ended December 31, 2011, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Where you can find additional information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares of common stock being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street NE, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also request a copy of these filings, at no cost, by writing us at 3545 John Hopkins Court, Suite 210, San Diego, California 92121 or telephoning us at (858) 202-6300.

Upon the closing of this offering, we will be subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and web site of the SEC referred to above. We also maintain a website at www.regulusrx.com, at which, following the closing of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website incorporated by reference in, and is not part of, this prospectus.

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Regulus Therapeutics Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Regulus Therapeutics Inc.

We have audited the accompanying balance sheets of Regulus Therapeutics Inc. as of December 31, 2010 and 2011, and the related statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Regulus Therapeutics Inc. at December 31, 2010 and 2011, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

San Diego, California

February 9, 2012,

except for the retrospective adoption of amendments to the accounting standard relating to the reporting and display of comprehensive loss as described in Note 1, as to which the date is June 21, 2012

Regulus Therapeutics Inc.

BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	December 31,		March 31, 2012	Pro forma March 31, 2012
	2010	2011
			(Unaudited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$21,268	$9,175	$10,096
Short-term investments	33,521	28,969	22,412
Prepaids and other current assets	386	522	421

Total current assets	55,175	38,666	32,929
Property and equipment, net	3,458	3,110	3,255
Intangibles, net	945	980	986
Other assets	125	125	125

Total assets	$59,703	$42,881	$37,295

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$1,294	$501	$513
Accrued payroll	1,199	671	506
Accrued expenses	533	359	328
Accrued interest	3	1	1,045
Payables to related parties	552	—	—
Income taxes payable	1	206	—
Current portion of other long-term obligations	412	377	291
Current portion of convertible notes payable	—	—	10,000
Current portion of deferred revenue	10,735	10,735	9,485

Total current liabilities	14,729	12,850	22,168
Convertible notes payable	10,000	10,000	—
Accrued interest on convertible notes payable	638	963	—
Other long-term obligations, less current portion	815	438	417
Deferred revenue, less current portion	25,206	16,987	15,078
Deferred rent	319	446	470

Total liabilities	51,707	41,684	38,133
Series A convertible preferred stock, $0.001 par value; 25,000,000 shares authorized, 24,900,000 shares issued and outstanding at December 31, 2010 and 2011 and March 31, 2012 (unaudited); liquidation preference of $49,800 at December 31, 2010 and 2011 and March 31, 2012 (unaudited); no shares issued and outstanding, pro forma (unaudited)	32,691	32,691	32,691	$—
Series B convertible preferred stock, $0.001 par value; 2,500,000 shares authorized 2,499,999 shares issued and outstanding at December 31, 2010 and 2011 and March 31, 2012 (unaudited); liquidation preference of $10,000 at December 31, 2010 and 2011 and March 31, 2012 (unaudited); no shares issued and outstanding, pro forma (unaudited)	10,000	10,000	10,000	—
Stockholders’ deficit:
Common stock, $0.001 par value; 38,600,000 shares authorized, no shares, 306,373 and 480,805 shares issued and outstanding at December 31, 2010 and 2011 and March 31, 2012 (unaudited), respectively; 27,880,804 shares issued and outstanding, pro forma (unaudited)	—	—	—	28
Additional paid-in capital	701	1,584	1,730	44,393
Accumulated other comprehensive income (loss)	13	(67)	(1)	(1)
Accumulated deficit	(35,409)	(43,011)	(45,258)	(45,258)

Total stockholders’ deficit	(34,695)	(41,494)	(43,529)	$(838)

Total liabilities and stockholders’ deficit	$59,703	$42,881	$37,295

See accompanying notes.

Regulus Therapeutics Inc.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Year ended December 31,		Three months ended March 31,
	2010	2011	2011	2012
			(Unaudited)
Revenues:
Revenue under strategic alliances	$8,112	$13,767	$3,309	$3,344
Grant revenue	489	22	—	—

Total revenues	8,601	13,789	3,309	3,344
Operating expenses:
Research and development	20,178	17,289	4,425	4,603
General and administrative	3,921	3,637	1,034	921

Total operating expenses	24,099	20,926	5,459	5,524

Loss from operations	(15,498)	(7,137)	(2,150)	(2,180)
Other income (expense):
Interest income	157	128	37	27
Interest expense	(362)	(388)	(98)	(93)
Other income	114	1	—	—

Loss before income taxes	(15,589)	(7,396)	(2,211)	(2,246)
Income tax (benefit) expense	(30)	206	78	1

Net loss	$(15,559)	$(7,602)	$(2,289)	$(2,247)

Other comprehensive loss:
Unrealized gain (loss) on short-term investments	13	(80)	(2)	66

Comprehensive loss	$(15,546)	$(7,682)	$(2,291)	$(2,181)

Net loss per share, basic and diluted		$(42.91)	$(22.82)	$(6.53)

Shares used to compute basic and diluted net loss per share		177,167	100,304	344,002

Pro forma net loss per share, basic and diluted (unaudited)		$(0.28)		$(0.08)

Shares used to compute pro forma net loss per share, basic and diluted (unaudited)		27,577,166		27,744,001

See accompanying notes.

Regulus Therapeutics Inc.

STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(IN THOUSANDS, EXCEPT NUMBER OF SHARES)

	Series A convertible preferred stock		Series B convertible preferred stock		Common stock		Additional paid-in capital	Accumulated other comprehensive income (loss)	Accumulated deficit	Total stockholders’ deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2009	24,900,000	$32,691	—	$—	—	$—	$98	$—	$(19,850)	$(19,752)
Issuance of series B convertible preferred stock	—	—	2,499,999	10,000	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	603	—	—	603
Unrealized gain (loss) on short-term investments	—	—	—	—	—	—	—	13	—	13
Net loss	—	—	—	—	—	—	—	—	(15,559)	(15,559)

Balance at December 31, 2010	24,900,000	32,691	2,499,999	10,000	—	—	701	13	(35,409)	(34,695)
Issuance of common stock upon exercise of options	—	—	—	—	306,373	—	58	—	—	58
Stock-based compensation expense	—	—	—	—	—	—	825	—	—	825
Unrealized gain (loss) on short-term investments	—	—	—	—	—	—	—	(80)	—	(80)
Net loss	—	—	—	—	—	—	—	—	(7,602)	(7,602)

Balance at December 31, 2011	24,900,000	32,691	2,499,999	10,000	306,373	—	1,584	(67)	(43,011)	(41,494)
Issuance of common stock upon exercise of options (unaudited)	—	—	—	—	174,432	—	33	—	—	33
Stock-based compensation expense (unaudited)	—	—	—	—	—	—	113	—	—	113
Unrealized gain (loss) on short-term investments (unaudited)	—	—	—	—	—	—	—	66	—	66
Net loss (unaudited)	—	—	—	—	—	—	—	—	(2,247)	(2,247)

Balance at March 31, 2012 (unaudited)	24,900,000	$32,691	2,499,999	$10,000	480,805	$—	$1,730	$(1)	$(45,258)	$(43,529)

See accompanying notes.

Regulus Therapeutics Inc.

STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	Year ended December 31,		Three months ended March 31,
	2010	2011	2011	2012
			(Unaudited)
Operating activities
Net loss	$(15,559)	$(7,602)	$(2,289)	$(2,247)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense	494	911	207	225
Amortization of premium on investments, net	522	551	134	124
Gain on investments	(4)	(1)	—	—
Stock-based compensation	603	825	182	113
Deferred income taxes	394	—	—	—
Change in operating assets and liabilities:
Prepaids and other assets	(351)	(136)	153	101
Accounts payable	874	(793)	(921)	12
Accrued payroll	500	(528)	(671)	(165)
Accrued expenses	223	(176)	(127)	(31)
Accrued interest	296	325	80	81
Payables to related parties	(300)	(552)	(17)	—
Income taxes payable	(534)	205	77	(206)
Deferred revenue	24,888	(8,219)	(3,308)	(3,159)
Deferred rent	261	127	40	24

Net cash provided by (used in) operating activities	12,307	(15,063)	(6,460)	(5,128)

Investing activities
Purchases of short-term investments	(43,477)	(50,663)	(13,563)	(4,612)
Maturities and sales of short-term investments	23,932	54,585	17,451	11,111
Purchases of property and equipment	(1,884)	(467)	(99)	(354)
Acquisition of patents	(151)	(106)	(13)	(22)
Acquisition of licenses	(380)	(25)	—	—

Net cash (used in) provided by investing activities	(21,960)	3,324	3,776	6,123

Financing activities
Proceeds from issuance of convertible notes payable and other long-term obligations	5,046	—	—	—
Principal payments on other long-term obligations	(353)	(412)	(100)	(107)
Proceeds from issuance of series B convertible preferred stock	10,000	—	—	—
Proceeds from exercise of common stock options	—	58	24	33

Net cash provided by (used in) financing activities	14,693	(354)	(76)	(74)

Net increase (decrease) in cash and cash equivalents	5,040	(12,093)	(2,760)	921
Cash and cash equivalents at beginning of period	16,228	21,268	21,268	9,175

Cash and cash equivalents at end of period	$21,268	$9,175	$18,508	$10,096

Supplemental disclosure of cash flow information
Interest paid	$68	$65	$18	$12

Income taxes paid	$110	$—	$—	$206

Supplemental disclosures of non-cash investing and financing activities
Amounts accrued for property and equipment	$178	$—	$13	$—

Amounts accrued for patent expenditures	$7	$21	$—	$—

Tenant improvement incentives	$644	$—	$—	$—

See accompanying notes.

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS

(Information as of March 31, 2012 and thereafter and for the three months ended March 31, 2011 and 2012 is unaudited)

1. The Business and Summary of Significant Accounting Policies

Description of Business

Regulus Therapeutics Inc. was originally formed as a Delaware limited liability company under the name Regulus Therapeutics LLC on September 6, 2007, and was converted to a Delaware corporation on January 2, 2009. As used in this report, unless the context suggests otherwise, “the Company,” “our,” “us” and “we” means Regulus Therapeutics Inc.

We are a biopharmaceutical company focused on discovering and developing first-in-class drugs that target microRNAs to treat a broad range of diseases. We are using our microRNA product platform to develop chemically modified, single-stranded oligonucleotides that we call anti-miRs. We use these anti-miRs to modulate microRNAs and by doing so return diseased cells to their healthy state.

Use of Estimates

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP). The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements and accompanying notes. Although these estimates are based on our knowledge of current events and actions we may undertake in the future, actual results may ultimately differ from these estimates and assumptions.

Unaudited Interim Financial Information

The accompanying balance sheet as of March 31, 2012, statements of operations and comprehensive loss and cash flows for the three months ended March 31, 2011 and 2012 and the statements of convertible preferred stock and stockholders’ deficit for the three months ended March 31, 2012 are unaudited. The unaudited financial statements have been prepared on a basis consistent with the audited financial statements and, in the opinion of management, reflect all adjustments (consisting of normal recurring adjustments) considered necessary to state fairly our financial position as of March 31, 2012 and our results of operations and cash flows for the three months ended March 31, 2011 and 2012. The results for the three months ended March 31, 2012 are not necessarily indicative of the results to be expected for the year ending December 31, 2012 or for any other interim period.

Unaudited Pro Forma Balance Sheet Information

The unaudited pro forma stockholders’ deficit information in the accompanying balance sheet assumes the conversion of all outstanding shares of convertible preferred stock into 27,399,999 shares of common stock as though the completion of the initial public offering contemplated by the prospectus had occurred on March 31, 2012. Shares of common stock issued in such initial public offering and any related net proceeds are excluded from such pro forma information.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance. To date, we have viewed our operations and managed our business as one segment operating primarily in the United States.

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of March 31, 2012 and thereafter and for the three months ended March 31, 2011 and 2012 is unaudited)

Concentrations of Credit Risk

Financial instruments that potentially subject us to significant concentrations of credit risk consist primarily of cash, cash equivalents and short-term investments. We maintain deposits in federally insured financial institutions in excess of federally insured limits. We have not experienced any losses in such accounts and believe we are not exposed to significant risk on our cash. We maintain our cash equivalents and short-term investments with two financial institutions. We invest our excess cash primarily in commercial paper and debt instruments of financial institutions, corporations, U.S. government-sponsored agencies and the U.S. Treasury. Additionally, we established guidelines regarding approved investments and maturities of investments, which are designed to maintain safety and liquidity.

Cash and Cash Equivalents

We classify time deposits and other investments that are highly liquid and have maturities of 90 days or less at the date of purchase as cash equivalents. The carrying amounts approximate fair value due to the short maturities of these instruments.

Short-Term Investments

We carry short-term investments classified as available-for-sale at fair value as determined by prices for identical or similar securities at the balance sheet date. We record unrealized gains and losses as a component of other comprehensive income (loss) within the statements of operations and comprehensive loss and as a separate component of stockholders’ deficit. We determine the realized gains or losses of available-for-sale securities using the specific identification method and include net realized gains and losses in interest income.

At each balance sheet date, we assess available-for-sale securities in an unrealized loss position to determine whether the unrealized loss is other-than-temporary. We consider factors including: the significance of the decline in value compared to the cost basis, underlying factors contributing to a decline in the prices of securities in a single asset class, the length of time the market value of the security has been less than its cost basis, the security’s relative performance versus its peers, sector or asset class, expected market volatility and the market and economy in general. When we determine that a decline in the fair value below its cost basis is other-than-temporary, we recognize an impairment loss in the year in which the other-than-temporary decline occurred. We determined that there were no other-than-temporary declines in value of short-term investments as of December 31, 2010 and 2011 and March 31, 2012.

Property, Equipment, Depreciation and Amortization

We carry our property and equipment at cost. We compute depreciation using the straight-line method over the estimated useful lives of the assets. We amortize leasehold improvements over the lease term or the useful life of the improvement, whichever is shorter (including any renewal periods that are deemed to be reasonably assured). We do not depreciate construction in progress until placed in service. We expense repair and maintenance costs that do not improve service potential or extend economic life as incurred.

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of March 31, 2012 and thereafter and for the three months ended March 31, 2011 and 2012 is unaudited)

The following table summarizes our major classes of property and equipment (in thousands):

	Useful life	December 31,		March 31, 2012
		2010	2011
Laboratory equipment	5 years	$2,893	$3,416	$4,005
Computer equipment and software	3 years	114	114	114
Furniture and fixtures	5 years	78	93	93
Leasehold improvements	7 years	731	731	731
Construction in progress	—	323	253	18

		4,139	4,607	4,961
Less accumulated depreciation and amortization		(681)	(1,497)	(1,706)

Property and equipment, net		$3,458	$3,110	$3,255

Depreciation and amortization expense was $455,000, $816,000, $192,000 and $209,000 for the years ended December 31, 2010 and 2011 and for the three months ended March 31, 2011 and 2012, respectively.

Intangibles

We capitalize patent costs which consist principally of outside legal costs and filing fees related to obtaining patents. We review our capitalized patent costs periodically to determine that they include costs for patent applications that have future value. We evaluate costs related to patents that we are not actively pursuing and write off any of these costs. We amortize patent costs over their estimated useful lives of 10 years, beginning with the date the patents are issued. The weighted average remaining life of the issued patents was 8.7 years at December 31, 2011.

We obtain licenses from third parties and capitalize the costs related to exclusive licenses that have alternative future use within multiple potential programs. We amortize capitalized licenses over their estimated useful life or term of the agreement, which for current licenses is between nine and 10 years.

The following table summarizes our major classes of intangibles (in thousands):

	December 31,		March 31, 2012
	2010	2011
Patents	$563	$669	$691
Licenses	430	404	404

	993	1,073	1,095
Less accumulated amortization on patents	(14)	(31)	(37)
Less accumulated amortization on licenses	(34)	(62)	(72)

Intangibles, net	$945	$980	$986

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of March 31, 2012 and thereafter and for the three months ended March 31, 2011 and 2012 is unaudited)

The following table summarizes our future estimated amortization of our intangible assets as of December 31, 2011 (in thousands):

	Patents	Licenses
2012	$21	$40
2013	21	41
2014	21	40
2015	21	41
2016	21	40
Thereafter	533	140

Total	$638	$342

Amortization expense for our patents was $12,000, $17,000, $5,000 and $6,000 for the years ended December 31, 2010 and 2011 and for the three months ended March 31, 2011 and 2012, respectively.

Amortization expense for our licenses was $27,000, $78,000, $10,000 and $10,000 for the years ended December 31, 2010 and 2011 and for the three months ended March 31, 2011 and 2012, respectively.

Long-Lived Assets

We assess the value of our long-lived assets, which include property, equipment, patents and licenses acquired from third parties, for impairment on an annual basis and whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. We had no significant impairments during the years ended December 31, 2010 and 2011 and the three months ended March 31, 2011 and 2012.

Income Taxes

We follow the accounting guidance on accounting for uncertainty in income taxes. The guidance prescribes a recognition threshold and measurement attribute criteria for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities.

We use the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and the tax reporting basis of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. We provide a valuation allowance against net deferred tax assets unless, based upon the available evidence, it is more likely than not that the deferred tax assets will be realized.

Revenue Recognition

Our revenues generally consist of upfront payments for licenses or options to obtain licenses in the future, research and development funding and milestone payments under strategic alliance agreements, as well as funding received under government grants. We recognize revenues when all four of the following criteria are met: (1) persuasive evidence that an arrangement exists; (2) delivery of the products and/or services has occurred; (3) the selling price is fixed or determinable; and (4) collectibility is reasonably assured.

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of March 31, 2012 and thereafter and for the three months ended March 31, 2011 and 2012 is unaudited)

Strategic Alliance Agreements entered into prior to 2011

Multiple element arrangements, such as our strategic alliance agreements with GlaxoSmithKline plc, or GSK, and Sanofi, are analyzed to determine whether the elements within the agreement can be separated or whether they must be accounted for as a single unit of accounting. If the delivered element, which for us is commonly a license or an option to obtain a license in the future, has stand-alone value and the fair value of the undelivered elements, which for us are commonly research and development funding and participation in joint steering committees, can be determined, we recognize revenue separately under the residual method as elements under the arrangement are delivered. If the delivered element does not have stand-alone value or if the fair value of any of the undelivered elements cannot be determined, the arrangement is then accounted for as a single unit of accounting, and we recognize the consideration received under the arrangement as revenue on a straight-line basis over our estimated period of performance, which for us is often the expected term of the research and development plan.

Milestones

In January 2011, we adopted new authoritative guidance on revenue recognition for milestone payments related to agreements under which we have continuing performance obligations. We recognize revenue from milestone payments when earned, provided that (i) the milestone event is substantive in that it can only be achieved based in whole or in part on either our performance or on the occurrence of a specific outcome resulting from our performance and its achievability was not reasonably assured at the inception of the agreement, (ii) we do not have ongoing performance obligations related to the achievement of the milestone and (iii) it would result in the receipt of additional payments. A milestone payment is considered substantive if all of the following conditions are met: (i) the milestone payment is non-refundable; (ii) achievement of the milestone was not reasonably assured at the inception of the arrangement; (iii) substantive effort is involved to achieve the milestone; and (iv) the amount of the milestone payments appears reasonable in relation to the effort expended, the other milestones in the arrangement and the related risk associated with the achievement of the milestone. Any amounts received under the agreements in advance of performance, if deemed substantive, are recorded as deferred revenue and recognized as revenue as we complete our performance obligations. The adoption of this guidance did not materially change our previous method for recognizing milestone payments.

Generally, the milestone events contained in our strategic alliance agreements coincide with the progression of our product candidates from target selection, to clinical candidate selection, to clinical trial, to regulatory approval and then to commercialization. The process of successfully discovering a new development candidate, having it approved and ultimately sold for a profit is highly uncertain. As such, the milestone payments we may earn from our partners involve a significant degree of risk to achieve. Therefore, as a product candidate progresses through the stages of its life-cycle, the value of the product candidate generally increases.

Strategic Alliance Agreements entered into or materially modified after December 31, 2010

In January 2011, we adopted new authoritative guidance on revenue recognition for multiple element arrangements. The guidance, which applies to multiple element agreements entered into or materially modified after December 31, 2010 amends the criteria for separating and allocating consideration in a multiple element agreement by modifying the fair value requirements for revenue recognition and eliminating the use of the residual method. Deliverables under the agreement will be accounted for as separate units of accounting provided that (i) a delivered item has value to the customer on a stand-alone

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of March 31, 2012 and thereafter and for the three months ended March 31, 2011 and 2012 is unaudited)

basis; and (ii) if the agreement includes a general right of return relative to the delivered item, delivery or performance of the undelivered item is considered probable and substantially in the control of the vendor. The allocation of consideration amongst the deliverables under the agreement is derived using a “best estimate of selling price” if vendor specific objective evidence and third-party evidence of fair value is not available. We did not enter into any significant multiple element agreements or materially modify any existing multiple element agreements during 2011 or the three months ended March 31, 2012. The adoption of this standard may result in revenue recognition for future agreements or future amendments to existing agreements that is different from our current multiple element agreements.

Grant Revenue

We recognize revenue from government and private agency grants as the related research expenses are incurred and to the extent that funding is approved. Any amounts received in advance of performance are recorded as deferred revenue until earned.

Deferred Revenue

Amounts received prior to satisfying the above revenue recognition criteria are recorded as deferred revenue in the accompanying balance sheets. Amounts not expected to be recognized within the next 12 months are classified as non-current deferred revenue.

Research and Development

We expense research and development costs as incurred. In certain circumstances, we make non-refundable advance payments to purchase goods and services for future use in research and development activities pursuant to executory contractual arrangements. In those instances, we defer and recognize an expense in the period that we receive the goods or services.

Stock-Based Compensation

We account for stock-based compensation expense related to stock options granted to employees and members of our board of directors by estimating the fair value of each stock option on the date of grant using the Black-Scholes model. We recognize stock-based compensation expense using the accelerated multiple-option approach. Under the accelerated multiple-option approach (also known as the graded-vesting method), we recognize compensation expense over the requisite service period for each separately vesting tranche of the award as though the award was in substance multiple awards, resulting in accelerated expense recognition over the vesting period.

We account for stock options granted to non-employees, which primarily consist of members of our scientific advisory board, using the fair value approach. Stock options granted to non-employees are subject to periodic revaluation over their vesting terms.

Comprehensive Loss

Comprehensive loss is defined as the change in equity during a period from transactions and other events and/or circumstances from non-owner sources. Our only component of other comprehensive income (loss) is unrealized gains (losses) on available-for-sale securities. Comprehensive gains (losses) have been reflected in the statements of operations and comprehensive loss and as a separate component of the statements of stockholders’ deficit for all periods presented.

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of March 31, 2012 and thereafter and for the three months ended March 31, 2011 and 2012 is unaudited)

Net Loss Per Share

Basic net loss per share is calculated by dividing the net loss by the weighted average number of common shares outstanding for the period, without consideration for common stock equivalents. Diluted net loss per share is calculated by dividing the net loss by the weighted-average number of common share equivalents outstanding for the period determined using the treasury-stock method. Dilutive common stock equivalents are comprised of convertible preferred stock and options outstanding under our stock option plan. For all periods presented, there is no difference in the number of shares used to calculate basic and diluted shares outstanding due to our net loss position.

Potentially dilutive securities not included in the calculation of diluted net loss per share because to do so would be anti-dilutive are as follows (in common equivalent shares):

	Year ended December 31,	Three months ended March 31,
	2011	2011	2012
Convertible preferred stock outstanding	27,399,999	27,399,999	27,399,999
Common stock options	4,676,500	4,497,041	4,437,551

Total	32,076,499	31,897,040	31,837,550

In addition to the potentially dilutive securities noted above, we have $10.0 million in principal of outstanding convertible notes payable that are convertible into convertible preferred stock upon the occurrence of various future preferred stock financing events at prices that are not determinable until the occurrence of the future events (Note 4). As such, we have excluded these convertible notes payable from the table above.

Unaudited Pro Forma Net Loss Per Share

The following table summarizes our unaudited pro forma net loss per share (in thousands, except share and per share data):

	Year ended December 31, 2011	Three months ended March 31, 2012
Numerator
Net loss	$(7,602)	$(2,247)

Denominator
Shares used to compute net loss per share, basic and diluted	177,167	344,002
Add: Pro forma adjustments to reflect assumed weighted average effect of conversion of convertible preferred stock	27,399,999	27,399,999

Shares used to compute pro forma net loss per share, basic and diluted	27,577,166	27,744,001

Pro forma net loss per share, basic and diluted	$(0.28)	$(0.08)

Recent Accounting Pronouncements

In June 2011, a new accounting standard was issued that changed the disclosure requirements for the presentation of other comprehensive income, or OCI, in the financial statements, including the elimination of the option to present OCI in our statements of stockholders’ deficit. We have elected to

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of March 31, 2012 and thereafter and for the three months ended March 31, 2011 and 2012 is unaudited)

present OCI and its components for both interim and annual periods in a single statement which is our statement of operations and comprehensive loss. This standard was adopted as of January 1, 2012 and the retrospective application of this standard did not have a material impact on our financial statements.

2. Investments

We invest our excess cash in commercial paper and debt instruments of financial institutions, corporations, U.S. government-sponsored agencies, and the U.S. Treasury. As of March 31, 2012, our short-term investments had a weighted average maturity of less than one year.

The following tables summarize our short-term investments (in thousands):

	Maturity (in years)	Amortized cost	Unrealized		Estimated fair value
As of December 31, 2010			Gains	Losses
Commercial paper	1 or less	$3,998	$—	$—	$3,998
Corporate debt securities	2 or less	10,987	11	(2)	10,996
Debt securities of U.S. government-sponsored agencies	2 or less	16,015	5	(2)	16,018
Debt securities of U.S. government agencies	1 or less	2,508	1	—	2,509

Total		$33,508	$17	$(4)	$33,521

	Maturity (in years)	Amortized cost	Unrealized		Estimated fair value
As of December 31, 2011			Gains	Losses
Certificates of deposit	2 or less	$3,519	$—	$—	$3,519
Commercial paper	1 or less	4,599	—	(1)	4,598
Corporate debt securities	2 or less	13,139	5	(74)	13,070
Debt securities of U.S. government-sponsored agencies	1 or less	7,779	3	—	7,782

Total		$29,036	$8	$(75)	$28,969

	Maturity (in years)	Amortized cost	Unrealized		Estimated fair value
As of March 31, 2012			Gains	Losses
Certificates of deposit	1 or less	$3,278	$3	$—	$3,281
Commercial paper	1 or less	2,195	—	—	2,195
Corporate debt securities	1 or less	12,421	8	(14)	12,415
Debt securities of U.S. government-sponsored agencies	1 or less	4,519	2	—	4,521

Total		$22,413	$13	$(14)	$22,412

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of March 31, 2012 and thereafter and for the three months ended March 31, 2011 and 2012 is unaudited)

3. Fair Value Measurements

Applicable accounting guidance defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Additionally, the guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from independent sources. Unobservable inputs are inputs that reflect our assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

➢	Level 1 includes financial instruments for which quoted market prices for identical instruments are available in active markets.

➢

Level 2 includes financial instruments for which there are inputs other than quoted prices included within Level 1 that are observable for the instrument such as quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets with insufficient volume or infrequent transactions (less active markets) or model-driven valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

➢	Level 3 includes financial instruments for which fair value is derived from valuation techniques in which one or more significant inputs are unobservable, including management’s own assumptions.

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of March 31, 2012 and thereafter and for the three months ended March 31, 2011 and 2012 is unaudited)

The following table presents our fair value hierarchy for assets measured at fair value on a recurring basis at December 31, 2010 and 2011 and March 31, 2012 (in thousands):

	Fair value as of December 31, 2010
	Total	Level 1	Level 2	Level 3
Cash equivalents	$13,414	$12,414	$1,000	$—
Commercial paper	3,998	—	3,998	—
Corporate debt securities	10,996	—	10,996	—
Debt securities of U.S. government-sponsored agencies	16,018	—	16,018	—
Debt securities of U.S. government agencies	2,509	2,509	—	—

Total	$46,935	$14,923	$32,012	$—

	Fair value as of December 31, 2011
	Total	Level 1	Level 2	Level 3
Cash equivalents	$8,078	$7,478	$600	$—
Certificates of deposit	3,519	—	3,519	—
Commercial paper	4,598	—	4,598	—
Corporate debt securities	13,070	—	13,070	—
Debt securities of U.S. government-sponsored agencies	7,782	—	7,782	—

Total	$37,047	$7,478	$29,569	$—

	Fair value as of March 31, 2012
	Total	Level 1	Level 2	Level 3
Cash equivalents	$9,781	$9,781	$—	$—
Certificates of deposit	3,281	—	3,281	—
Commercial paper	2,195	—	2,195	—
Corporate debt securities	12,415	—	12,415	—
Debt securities of U.S. government-sponsored agencies	4,521	—	4,521	—

Total	$32,193	$9,781	$22,412	$—

We obtain pricing information from quoted market prices or quotes from brokers/dealers. We generally determine the fair value of our investment securities using standard observable inputs, including reported trades, broker/dealer quotes, bids and/or offers.

4. Convertible Notes Payable and Other Long-Term Obligations

Convertible Notes Payable

As part of our strategic alliance with GSK established in April 2008, we issued a three-year convertible note to GSK in exchange for $5.0 million. In connection with the expansion of the strategic alliance with GSK in February 2010, we issued an additional three-year $5.0 million convertible note to GSK. In February 2011, we and GSK amended the due date of the first convertible note payable to February 2013, which aligned the term with that of the second note.

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of March 31, 2012 and thereafter and for the three months ended March 31, 2011 and 2012 is unaudited)

Both convertible notes accrue interest at the prime rate as published by The Wall Street Journal at the beginning of each calendar quarter, which at December 31, 2011 and March 31, 2012, was 3.25%. At December 31, 2010 and 2011 and March 31, 2012, the aggregate unpaid principal on the two notes was $10.0 million. At December 31, 2010 and 2011 and March 31, 2012, the aggregate accrued interest on the two notes was $638,000, $963,000 and $1,044,000, respectively. The principal amounts of the notes plus interest will convert into our convertible preferred stock in the future if we achieve a minimum level of financing with institutional investors through the sale of convertible preferred stock. These notes do not automatically convert upon an initial public offering. The principal and accrued interest can be settled in our convertible preferred stock upon a qualified financing with institutional investors, cash or Alnylam and/or Isis common stock. The number of shares to be issued upon conversion is determined by dividing the principal and accrued interest due to GSK at the date of the financing event by the price per share paid by institutional investors. In addition, Alnylam and Isis are guarantors of both notes, and if the notes do not convert or we do not repay the notes with cash, we, Alnylam and Isis may elect to repay the notes plus interest with cash or Alnylam and/or Isis common stock.

Other Long-Term Obligations

The following table summarizes our other long-term obligations (in thousands):

	December 31,		March 31, 2012
	2010	2011
Equipment financing arrangement	$632	$296	$209
Tenant improvement financing arrangement	595	519	499

	1,227	815	708
Less current portion of equipment financing arrangement	(336)	(296)	(209)
Less current portion of tenant improvement financing arrangement	(76)	(81)	(82)

Other long-term obligations, net of current portion	$815	$438	$417

Equipment Financing Arrangement

In September 2009, we entered into a loan agreement with RBS Asset Finance for a three-year note payable, up to $1.0 million, collateralized by certain laboratory equipment we owned at the time. Concurrently with the execution of the loan agreement, we made an initial borrowing thereunder in the amount of $1.0 million, which was used primarily to purchase additional laboratory equipment. The note bears interest at a fixed rate of 5.9%, with principal and interest payable monthly.

Tenant Improvement Financing Arrangement

In March 2010, we were provided a tenant improvement allowance of $631,000, which was used to fund additional leasehold improvements. We are obligated to repay our landlord the tenant improvement allowance, plus interest at a fixed rate of 6.5%, on a monthly basis over the seven-year term of the lease.

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of March 31, 2012 and thereafter and for the three months ended March 31, 2011 and 2012 is unaudited)

Future Payments on Other Long-Term Obligations

The following table summarizes our future principal and interest payments on other long-term obligations at December 31, 2011 (in thousands):

	Equipment financing arrangement	Tenant improvement financing arrangement
2012	$304	$113
2013	—	112
2014	—	113
2015	—	112
2016	—	113
Thereafter	—	56

Total	304	619
Less amounts representing interest	(8)	(100)

	$296	$519

5. Commitments and Contingencies

Operating Lease

In March 2010, we entered into an operating lease to rent laboratory and office space in La Jolla, California. The lease commenced in July 2010 and expires in June 2017. We have an option to terminate and cancel the lease in June 2015 upon six months’ written notice to our landlord. We also have two options to extend the lease for successive three-year periods.

Although rent payments did not commence until July 2010, we took possession of the facility in April 2010 in order to begin construction of the leasehold improvements. In connection with the lease, we were provided a tenant incentive of $100,000 which was used to construct a leasehold improvement.

We recognize minimum rent payments, tenant incentive and escalation clauses on a straight-line basis over the lease term of April 2010 through June 2017. Rent expense for the years ended December 31, 2010 and 2011 and the three months ended March 31, 2011 and 2012, was $413,000, $545,000, $136,000 and $136,000, respectively. We account for the difference between the minimum lease payments and the straight-line amount as deferred rent. Deferred rent at December 31, 2010 and 2011 and March 31, 2012, was $319,000, $446,000 and $470,000, respectively. We also pay taxes, maintenance and insurance, in addition to rent.

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of March 31, 2012 and thereafter and for the three months ended March 31, 2011 and 2012 is unaudited)

The following table summarizes our future minimum commitments under our facility lease at December 31, 2011 (in thousands):

Rent payments
2012	$483
2013	547
2014	612
2015	676
2016	741
Thereafter	386

$3,445

License Agreements

We have license agreements with third parties that require us to make annual license maintenance payments and future payments upon the success of licensed products that include milestones and/or royalties. Minimum future payments over the next five years are not material.

6. Stock Options

2009 Equity Incentive Plan

In January 2009, we adopted the 2009 Equity Incentive Plan (the 2009 Plan), which provides for the issuance of non-qualified and incentive common stock options to our employees, members of our board of directors and consultants. In general, the options expire ten years from the date of grant and vest over a four-year period, with 25% exercisable at the end of one year from the date of the grant and the balance vesting ratably thereafter. The total number of shares reserved for issuance under the 2009 Plan is 9,111,021 shares as of March 31, 2012.

At December 31, 2011 and March 31, 2012, we had 457,277 and 2,050,705 shares available, respectively, for future grant under the 2009 Plan.

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of March 31, 2012 and thereafter and for the three months ended March 31, 2011 and 2012 is unaudited)

The following table summarizes our stock option activity (in thousands, except per share and contractual term data):

	Number of options	Weighted average exercise price	Weighted average remaining contractual term (in years)	Aggregate intrinsic value
Outstanding at December 31, 2010	5,606	$0.19
Granted	2,085	$0.87
Exercised	(306)	$0.19
Canceled/forfeited/expired	(776)	$0.23

Outstanding at December 31, 2011	6,609	$0.40	7.53	$6,151
Granted	363	$1.33
Exercised	(174)	$0.19
Canceled/forfeited/expired	(218)	$0.85

Outstanding at March 31, 2012	6,580	$0.44	7.65	$5,847

Vested or expected to vest at March 31, 2012	6,507	$0.44	7.64	$5,810

Exercisable at March 31, 2012	3,602	$0.26	7.11	$3,839

The weighted average estimated grant date fair value per share of employee stock options granted during the years ended December 31, 2010 and 2011 and the three months ended March 31, 2011 and 2012 was $0.13, $0.57, $0.57 and $0.84, respectively.

Cash received from the 306,373 shares of common stock issued upon option exercises during the year ended December 31, 2011 was $58,000. Cash received from the 150,367 and 174,432 shares of common stock issued upon option exercises during the three months ended March 31, 2011 and 2012 was $29,000 and $33,000, respectively. No options were exercised during the year ended December 31, 2010. We did not recognize any income tax benefits from stock option exercises as we continue to record a valuation allowance on our deferred tax assets.

As of December 31, 2011, total unrecognized compensation cost related to unvested employee stock options was $566,000, which is expected to be recognized over a weighted average period of 1.30 years. As of March 31, 2012, total unrecognized compensation cost related to unvested employee stock options was $674,000, which is expected to be recognized over a weighted average period of 1.28 years.

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of March 31, 2012 and thereafter and for the three months ended March 31, 2011 and 2012 is unaudited)

The following table summarizes the weighted average assumptions we used in our Black-Scholes calculations:

	Year ended December 31,		Three months ended March 31,
	2010	2011	2011	2012
Employee Stock Options:
Risk-free interest rate	3.0%	2.3%	2.4%	1.2%
Expected dividend yield	0.0%	0.0%	0.0%	0.0%
Expected volatility	80.6%	72.9%	72.8%	71.3%
Expected term (years)	6.1	6.1	6.1	6.1

Risk-free interest rate.    We base the risk-free interest rate assumption on observed interest rates appropriate for the expected term of the stock option grants.

Expected dividend yield.    We base the expected dividend yield assumption on the fact that we have never paid cash dividends and have no present intention to pay cash dividends.

Expected volatility.    The expected volatility assumption is based on volatilities of a peer group of similar companies whose share prices are publicly available. The peer group was developed based on companies in the biotechnology industry.

Expected term.    The expected term represents the period of time that options are expected to be outstanding. Because we do not have historic exercise behavior, we determine the expected life assumption using the simplified method, which is an average of the contractual term of the option and its ordinary vesting period.

Forfeitures.    We reduce stock-based compensation expense for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

During the years ended December 31, 2010 and 2011 and the three months ended March 31, 2011 and 2012, we granted 95,000, zero, 75,000 and 15,000 options, respectively, to members of the scientific advisory board to purchase shares of our common stock. In connection with options granted to our scientific advisory board members and other consultants, we recognized expense of $89,000, $98,000, $25,000 and $27,000 during the years ended December 31, 2010 and 2011 and the three months ended March 31, 2011 and 2012, respectively.

The following table summarizes the allocation of our stock compensation expense (in thousands):

	Year ended December 31,		Three months ended March 31,
	2010	2011	2011	2012
Research and development	$403	$557	$116	$62
General and administrative	200	268	66	51

Total	$603	$825	$182	$113

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of March 31, 2012 and thereafter and for the three months ended March 31, 2011 and 2012 is unaudited)

7. Convertible Preferred Stock and Stockholders’ Deficit

Convertible Preferred Stock

Our convertible preferred stock has been classified as temporary equity on the accompanying balance sheets instead of in stockholders’ deficit in accordance with authoritative guidance for the classification and measurement of redeemable securities. Upon certain change in control events that are outside of our control, including liquidation, sale or transfer of control of the Company, holders of the convertible preferred stock can cause its redemption.

We are authorized to issue 27,500,000 shares of convertible preferred stock, of which, 25,000,000 and 2,500,000 of the authorized shares are designated for the series A preferred and the series B preferred, respectively. As of December 31, 2011 and March 31, 2012, the number of outstanding shares of the series A preferred and the series B preferred was 24,900,000 and 2,499,999, respectively.

The preferred stockholders have voting rights equal to the number of common shares they would own upon conversion, which is currently on a one-for-one basis into common stock. In addition, preferred stockholders participate on an as converted basis in any dividends declared or paid to common stockholders.

In the event of any liquidation, dissolution or winding up of the Company, the holders of the convertible preferred stock have a per share liquidation preference equal to their original purchase price plus any declared but unpaid dividends.

The holders of the convertible preferred stock have the right to convert their convertible preferred stock, at any time, into shares of our common stock. The initial conversion rate is one-to-one into common stock. Any accrued but unpaid dividends convert into shares of common stock at the then applicable conversion price. The convertible preferred stock, including any accrued but unpaid dividends, will automatically convert into common stock, at the then applicable conversion price, upon the earlier of (1) holders of at least 67% of the outstanding convertible preferred stock consent to such a conversion or (2) upon the closing of an underwritten public offering of common stock if the per share public offering price is at least the greater of (a) two times the original purchase price of the series A preferred and (b) the original purchase price of the series B preferred (as adjusted for stock splits, dividends, recapitalizations and the like) and a total offering of at least $50.0 million (before deduction of underwriters commissions and expenses).

Series A Convertible Preferred Stock

In January 2009, we issued 14,900,000 shares of series A convertible preferred stock to Alnylam and Isis as part of our legal conversion from a limited liability company, or LLC, to a corporation. At the time of conversion, the number of shares issued to, and subsequent ownership by, Alnylam and Isis reflected their respective ownership percentages in the LLC.

In March 2009, we issued 10,000,000 shares of series A convertible preferred stock for proceeds of $20.0 million. Alnylam and Isis were the sole and equal investors in this financing.

Series B Convertible Preferred Stock

In October 2010, as part of the strategic alliance with Sanofi, we issued 2,499,999 shares of series B convertible preferred stock to Aventis Holdings, Inc., or Aventis, for proceeds of $10.0 million.

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of March 31, 2012 and thereafter and for the three months ended March 31, 2011 and 2012 is unaudited)

Shares Reserved for Future Issuance

	December 31, 2011	March 31, 2012
Conversion of preferred stock	27,399,999	27,399,999
Common stock options outstanding	6,608,751	6,579,511
Common stock options available for future grant	457,277	2,050,705

Total common shares reserved for future issuance	34,466,027	36,030,215

8. Related-Party Transactions

We have entered into several agreements with related parties in the ordinary course of business to license intellectual property and to procure administrative and research and development support services.

License and Collaboration Agreement

In September 2007, we entered into a license and collaboration agreement with Alnylam and Isis. Under the license and collaboration agreement, both Alnylam and Isis granted us the exclusive right to use technology, know-how, patents and other intellectual property rights related to the design, development and manufacture of microRNA therapeutic applications. The licenses granted to us are royalty-bearing and sub-licensable. Alnylam and Isis retain rights to develop and commercialize on pre-negotiated terms microRNA therapeutic products that we decide not to develop either for ourself or with a strategic alliance partner. In January 2009, the parties amended the license and collaboration agreement to reflect our conversion to a corporation. In June 2010, the parties amended the amended license and collaboration agreement to amend the terms related to upfront and milestone payments that we may receive under our strategic alliance agreement with Sanofi. Pursuant to the amendment, in exchange for a reduction in the royalties payable by us to Alnylam and Isis, each of Alnylam and Isis will receive 7.5% of any future milestone payments we receive from Sanofi.

Founding Investor Rights Agreement; Certificate of Incorporation

As part of the conversion to a corporation, in January 2009, we, Alnylam and Isis replaced the LLC operating agreement with a founding investor rights agreement. The terms of the founding investor rights agreement, along with subsequent amendments, and our certificate of incorporation provide Alnylam and Isis specific rights and privileges, including the right to: separately approve transactions that materially affect us; each appoint up to two members of our board of directors and preferential distribution in the event of a sale or liquidation of the Company.

Services Agreement

In September 2007, we entered into a services agreement with Alnylam and Isis. Under the services agreement, Alnylam and Isis provide us certain research and development services and/or other services, including, without limitation, general and administrative support services, business development services, and intellectual property prosecution and enforcement services, as specifically contemplated by the operating plan. As compensation for the services provided during 2007 and 2008, we paid Alnylam and Isis an annual rate for each full-time equivalent (the FTE rate) plus out-of-pocket expenses.

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of March 31, 2012 and thereafter and for the three months ended March 31, 2011 and 2012 is unaudited)

As part of our conversion to a corporation, in January 2009, we, Alnylam and Isis amended and restated the services agreement. If requested by us, Alnylam will provide services to us at the annual FTE rate. In addition, Isis will continue to provide us specific research and development services and/or other services, including, without limitation, general and administrative support services, occupancy costs, and intellectual property prosecution and enforcement services, in accordance with an operating plan agreed upon by us, Alnylam and Isis. Isis will charge us its prorated share of Isis’ costs to provide such services.

The following table summarizes the amounts included in our balance sheets, which resulted from the services agreement among us, Alnylam and Isis (in thousands):

	December 31,		March 31,
	2010	2011	2012
Payable to Alnylam	8	—	—
Payable to Isis	$544	$—	$—

Total	$552	$—	$—

The following table summarizes the amounts included in our operating expenses, which resulted from our activities with Alnylam (in thousands):

	Year ended December 31,		Three months ended March 31,
	2010	2011	2011	2012
Services performed by Alnylam	$28	$—	$—	$—
Out-of-pocket expenses paid by Alnylam	20	8	—	2
Sub-license fees paid to Alnylam	1,875	—	—	—

Total	$1,923	$8	$—	$2

The following table summarizes the amounts included in our operating expenses, which resulted from our activities with Isis (in thousands):

	Year ended December 31,		Three months ended March 31,
	2010	2011	2011	2012
Services performed by Isis	$2,511	$557	$170	$—
Out-of-pocket expenses paid by Isis	997	695	365	—
Sub-license fees paid to Isis	1,925	—	—	—

Total	$5,433	$1,252	$535	$—

9. Strategic Alliances

GSK

Immuno-Inflammatory Alliance

In April 2008, we entered into a strategic alliance, or the immuno-inflammatory alliance, with GSK to discover, develop and commercialize novel microRNA-targeted therapeutics to treat inflammatory diseases. The immuno-inflammatory alliance utilizes our microRNA product platform and provides GSK with an option to license product candidates directed at four different microRNA targets with relevance

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of March 31, 2012 and thereafter and for the three months ended March 31, 2011 and 2012 is unaudited)

in inflammatory disease. We are responsible for the discovery and development of the microRNA product candidates through completion of clinical proof-of-concept, unless GSK chooses to exercise its option earlier. After exercise of the option, GSK will have an exclusive license to develop the relevant microRNA target on a worldwide basis and shall be solely responsible for all associated costs with development, manufacturing and commercialization. We will have the right to further develop and commercialize any microRNA therapeutics which GSK chooses not to develop or commercialize.

In connection with the immuno-inflammatory alliance, we received an option fee of $15.0 million and a $5.0 million loan pursuant to a convertible note. We considered the elements within the immuno-inflammatory alliance as a single unit of accounting because the delivered element, the option to obtain a license in the future, does not have stand-alone value. As a result, we are recognizing the upfront payment for the option fee of $15.0 million to revenue on a straight-line basis over our estimated period of performance, which we determined was six years based on the expected term of the research and development plan.

The immuno-inflammatory alliance also includes contractual milestones. If all the product candidates are successfully developed and commercialized through pre-agreed sales targets we could receive milestone payments up to $432.5 million, including up to $15.5 million for preclinical milestones, up to $87.0 million for clinical milestones, up to $150.0 million for regulatory milestones and up to $180.0 million for commercialization milestones. In addition, we will receive up to double-digit royalties on sales from any product that GSK successfully commercializes under this alliance. In May 2009 and June 2011, we earned milestone payments under the immuno-inflammatory alliance, and recognized revenue of $500,000 for each milestone. Our next available milestone is either $500,000 upon the selection of a microRNA target or $5.0 million upon the selection of a product candidate.

We have evaluated the remaining contingent event-based payments under our strategic alliance agreement with GSK based on the new authoritative guidance for milestones and determined that the preclinical and clinical payments meet the definition of a substantive milestone because they are related to events (i) that can be achieved based in whole or in part on our performance or on the occurrence of a specific outcome resulting from our performance, (ii) for which there was substantive uncertainty at the date the agreement was entered into that the event would be achieved and (iii) that would result in additional payments being due to us. Accordingly, revenue for these achievements will be recognized in its entirety in the period when the milestone is achieved and collectibility is reasonably assured. Other contingent event-based payments under the strategic alliance agreement for which payment is contingent upon the results of GSK’s performance will not be accounted for using the milestone method. Such payments will be recognized as revenue over the remaining estimated period of performance, if any, and when collectibility is reasonably assured.

HCV Alliance

In February 2010, we and GSK expanded the strategic alliance to include HCV, or the HCV alliance, to discover, develop and commercialize microRNA therapeutics targeting miR-122 for the treatment of HCV. The HCV alliance expanded our ongoing immuno-inflammatory alliance formed in 2008 and miR-122 became one of the four alliance targets. As with our immuno-inflammatory alliance, we are responsible for the discovery and development of product candidates targeting microRNA-122 through completion of clinical proof-of-concept, unless GSK chooses to exercise its option earlier. GSK is responsible for all development and commercialization costs beyond clinical proof-of-concept.

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of March 31, 2012 and thereafter and for the three months ended March 31, 2011 and 2012 is unaudited)

In connection with the HCV alliance, we received an option fee of $3.0 million and a $5.0 million loan in the form of a second convertible note. We considered the elements within the HCV alliance as a single unit of accounting because the delivered element, the ability to designate miR-122 as one of the collaboration targets and the option to obtain a license in the future, does not have stand-alone value. Since at the time of the HCV alliance we continued to have performance obligations under the immuno-inflammatory alliance, we are recognizing the upfront payment for the option fee of $3.0 million to revenue on a straight-line basis over our estimated period of performance, which we determined was four years based on the remaining expected term of the research and development plan at the time we entered into the HCV alliance.

The HCV alliance with GSK also includes contractual milestones. If the HCV program is successful, we could receive milestone payments up to $144.0 million, including up to $5.0 million for preclinical milestones, up to $29.0 million for clinical milestones, up to $50.0 million for regulatory milestones and up to $60.0 million for commercialization milestones. In addition, we will receive up to double-digit royalties on sales from any product that GSK successfully commercializes under this alliance. Our next available milestone is $5.0 million upon the selection of a product candidate.

We have evaluated the remaining contingent event-based payments under our strategic alliance agreement with GSK based on the new authoritative guidance for milestones and determined that the preclinical and clinical payments meet the definition of a substantive milestone because they are related to events (1) that can be achieved based in whole or in part on our performance or on the occurrence of a specific outcome resulting from our performance, (2) for which there was substantive uncertainty at the date the agreement was entered into that the event would be achieved and (3) that would result in additional payments being due to us. Accordingly, revenue for these achievements will be recognized in its entirety in the period when the milestone is achieved and collectibility is reasonably assured. Other contingent event-based payments under the strategic alliance agreement for which payment is contingent upon the results of GSK’s performance will not be accounted for using the milestone method. Such payments will be recognized as revenue over the remaining estimated period of performance, if any, and when collectibility is reasonably assured.

In connection with the GSK strategic alliances, we recognized revenues of $3.1 million and $3.2 million for the years ended December 31, 2010 and 2011 and $809,000 and $809,000 for the three months ended March 31, 2011 and 2012, respectively.

Sanofi

In June 2010, we entered into a strategic alliance with Sanofi on microRNA therapeutics. We have granted Sanofi a worldwide, exclusive license to discover, develop and commercialize microRNA therapeutics for up to four microRNA targets, including miR-21. Sanofi is providing us with annual research funding of $5.0 million each year for three years and has the option to extend for two additional one-year periods. We are eligible to receive preclinical, clinical, regulatory and commercialization milestones and royalties on microRNA products commercialized by Sanofi. In addition, we have granted Sanofi an option to enter into a technology alliance that, if exercised, would provide Sanofi with access to our microRNA product platform and a limited number of product licenses. If Sanofi exercises the technology alliance option, we have certain opt-in rights to participate in their development and commercialization of future clinical microRNA programs. We would also be eligible to receive milestone payments and royalties on microRNA products developed and commercialized under the technology alliance option.

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of March 31, 2012 and thereafter and for the three months ended March 31, 2011 and 2012 is unaudited)

In connection with the strategic alliance, we received an upfront payment of $25.0 million and $5.0 million for one year of research and development funding. Subsequently, we received $5.0 million for research and development funding on the first anniversary and will receive $5.0 million for research and development funding on the second anniversary. Sanofi has the option to extend such research and development funding for two additional one-year periods. We considered the elements within the strategic alliance as a single unit of accounting because the delivered element, the license, does not have stand-alone value. As a result, we are recognizing the upfront payment for the technology access fee of $25.0 million to revenue on a straight-line basis over our estimated period of performance, which we determined was five years based on the expected term of the research and development plan. We are recognizing each $5.0 million research and development funding payment over 12 months once received.

Under the strategic alliance, we can receive milestones for each of the four microRNA targets. Furthermore, once a target selected by Sanofi has initiated Phase 1 trials, they are responsible for 100% of the costs related to clinical development and commercialization. If all four targets are successfully developed and commercialized through pre-agreed sales targets we could receive milestone payments up to $640.0 million, including up to $75.0 million for preclinical milestones, up to $105.0 million for clinical milestones, up to $220.0 million for regulatory milestones and up to $240.0 million for commercialization milestones. In addition, we will receive up to double-digit royalties on net sales from any product that Sanofi successfully commercializes under this alliance. Our next available milestone is either $5.0 million upon the selection of each microRNA target or $15.0 million upon the filing of an IND for each target.

We have evaluated the remaining contingent event-based payments under our strategic alliance agreement with Sanofi based on the new authoritative guidance for milestones and determined that the preclinical and clinical payments meet the definition of a substantive milestone because they are related to events (i) that can be achieved based in whole or in part on our performance or on the occurrence of a specific outcome resulting from our performance, (ii) for which there was substantive uncertainty at the date the agreement was entered into that the event would be achieved and (iii) that would result in additional payments being due to us. Accordingly, revenue for these achievements will be recognized in its entirety in the period when the milestone is achieved and collectibility is reasonably assured. Other contingent event-based payments under the strategic alliance agreement for which payment is contingent upon the results of GSK’s performance will not be accounted for using the milestone method. Such payments will be recognized as revenue over the remaining estimated period of performance, if any, and when collectibility is reasonably assured.

In connection with the strategic alliance, we recognized revenues of $5.0 million and $10.0 million for the years ended December 31, 2010 and 2011 and $2.5 million and $2.5 million for the three months ended March 31, 2011 and 2012, respectively.

In connection with the strategic alliance, Alnylam and Isis are each eligible to receive 7.5% of sublicense fees that we receive and various percentages of certain future milestone payments and royalties on product sales we may receive from Sanofi. As a result of a sublicense under the strategic alliance, in 2010 we paid $1.9 million each to Alnylam and Isis which is recorded within research and development expense in the accompanying statements of operations and comprehensive loss.

As part of the strategic alliance, in October 2010, we issued 2,499,999 shares of series B convertible preferred stock to Aventis in exchange for proceeds of $10.0 million.

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of March 31, 2012 and thereafter and for the three months ended March 31, 2011 and 2012 is unaudited)

10. Defined Contribution Plan

In 2009, we established an employee 401(k) salary deferral plan covering all employees. We made $59,000, $76,000, $25,000 and $26,000 in matching contributions for the years ended December 31, 2010 and 2011 and the three months ended March 31, 2011 and 2012, respectively.

11. Income Taxes

The following table summarizes the components of our income tax (benefit) expense (in thousands):

	Year ended December 31,
	2010	2011
Current:
Federal	$—	$205
State	14	1

	14	206

Deferred:
Federal	(44)	—
State	—	—

	(44)	—

Income tax (benefit) expense	$(30)	$206

The following is a reconciliation of the expected statutory federal income tax provision to our actual income tax provision (in thousands):

	Year ended December 31,
	2010	2011
Expected income tax benefit at federal statutory tax rate	$(5,267)	$(2,522)
State income taxes, net of federal benefit	(903)	(432)
Tax credits	(961)	(683)
Government grant	(166)	(7)
Change in valuation allowance	6,733	3,058
Prior year true-up	—	333
Other	534	459

Income tax (benefit) expense	$(30)	$206

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of March 31, 2012 and thereafter and for the three months ended March 31, 2011 and 2012 is unaudited)

The following table summarizes the significant components of our deferred tax assets and liabilities (in thousands):

	December 31,
	2010	2011
Deferred tax assets:
Net operating loss carryovers	$4,234	$1,266
Research and development tax credits	1,364	1,303
Deferred revenue	3,407	10,047
Intangibles and property and equipment basis difference	1,504	939
Other	375	459

Total deferred tax assets	10,884	14,014
Total deferred tax liabilities	(48)	(120)

Net deferred tax asset	10,836	13,894
Valuation allowance	(10,836)	(13,894)

Net deferred tax asset	$—	$—

As of December 31, 2011, we have determined that it is more likely than not that our deferred tax asset will not be realized. Accordingly, we have recorded a valuation allowance to fully offset the net deferred tax asset of $13.9 million.

As of December 31, 2011, we had federal and California tax net operating loss carryforwards of $1.7 million and $11.9 million, respectively, which begin to expire in 2031. As of December 31, 2011, we also had federal and California research and development tax credit carryforwards of $1.3 million and $0.5 million, respectively. The federal research and development tax credit carryforwards will begin to expire in 2029. The California research and development tax credit carryforwards are available indefinitely.

The future utilization of our research and development credit carryforwards and net operating loss carryforwards to offset future taxable income may be subject to an annual limitation as a result of ownership changes that may have occurred previously or may occur in the future. The Tax Reform Act of 1986 (the Act) limits a company’s ability to utilize certain tax credit carryforwards and net operating loss carryforwards in the event of a cumulative change in ownerships in excess of 50% as defined in the Act.

The following table summarizes the changes in the amount of our unrecognized tax benefits (in thousands):

Unrecognized tax benefits at December 31, 2010	$288
Decreases for prior year tax positions	(29)
Increases for current year tax positions	147

Unrecognized tax benefits at December 31, 2011	$406

Included in the balance of unrecognized tax benefits at December 31, 2011, is $406,000 that, if recognized, would not impact our income tax benefit or effective tax rate as long as our deferred tax asset remains subject to a full valuation allowance. We do not expect any significant increases or decreases to our unrecognized tax benefits within the next 12 months.

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of March 31, 2012 and thereafter and for the three months ended March 31, 2011 and 2012 is unaudited)

We are subject to taxation in the United States and California. We are subject to income tax examination by tax authorities in those jurisdictions for 2007 and forward.

It is our practice to recognize interest and/or penalties related to income tax matters in income tax expense. For the years ended December 31, 2010 and 2011, we have not recognized any interest or penalties related to income taxes.

12. Subsequent Events

We have completed an evaluation of all subsequent events through June 21, 2012 and have concluded that there have been no subsequent events that require disclosure.

Shares

Common Stock

Lazard Capital Markets

Cowen and Company

BMO Capital Markets

Needham & Company

Wedbush PacGrow Life Sciences

                , 2012

Through and including                     , 2012 (25 days after the commencement of this offering), all dealers that effect transactions in shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

Part II

Information not required in prospectus

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by Regulus Therapeutics Inc., or the Registrant, in connection with the sale of the common stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission, or the SEC, registration fee, the FINRA filing fee and The NASDAQ Global Market filing fee.

Amount to be paid
SEC registration fee	$	*
FINRA filing fee		6,250
The NASDAQ Global Market filing fee		125,000
Blue sky qualification fees and expenses		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous expenses		*

Total	$	*

*	To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were, are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) actually and reasonably incurred.

Part II

Information not required in prospectus

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws, each of which will become effective upon the closing of this offering, provide for the indemnification of its directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

➢	transaction from which the director derives an improper personal benefit;

➢	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

➢	unlawful payment of dividends or redemption of shares; or

➢	breach of a director’s duty of loyalty to the corporation or its stockholders.

The Registrant’s amended and restated certificate of incorporation includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Registrant upon delivery to it of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, the Registrant intends to enter into separate indemnification agreements with each of its directors and executive officers, that require the Registrant to indemnify such persons for certain expenses (including attorneys’, witness or other professional fees) actually and reasonably incurred by such persons in connection with any action, suit or proceeding (including derivative actions), whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer or is or was acting or serving as an officer, director, employee or agent of the Registrant or any of its affiliated enterprises. Under these agreements, the Registrant is not required to provided indemnification for certain matters, including:

➢	indemnification beyond that permitted by the Delaware General Corporation Law;

➢	indemnification for any proceeding with respect to the unlawful payment of remuneration to the director or officer;

➢	indemnification for certain proceedings involving a final judgment that the director or officer is required to disgorge profits from the purchase or sale of the Registrant’s stock

➢

indemnification for proceedings involving a final judgment that the director’s or officer’s conduct was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct or a breach of his or her duty of loyalty, but only to the extent of such specific determination;

➢

indemnification for proceedings or claims brought by an officer or director against us or any of the Registrant’s directors, officers, employees or agents, except for claims to establish a right of indemnification or proceedings or claims approved by the Registrant’s board of directors or required by law;

Part II

Information not required in prospectus

➢	indemnification for settlements the director or officer enters into without the Registrant’s consent; or

➢	indemnification in violation of any undertaking required by the Securities Act or in any registration statement filed by the Registrant.

The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Except as otherwise disclosed under the heading “Business—Legal Proceedings” in this registration statement, there is at present no pending litigation or proceeding involving any of the Registrant’s directors or executive officers as to which indemnification is required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

The Registrant has an insurance policy in place that covers its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, or otherwise.

The Registrant plans to enter into an underwriting agreement which provides that the underwriters are obligated, under some circumstances, to indemnify the Registrant’s directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

The following sets forth information regarding all unregistered securities sold by the Registrant since January 1, 2009:

(1)	In January 2009, in connection with the conversion of Regulus Therapeutics LLC, a Delaware limited liability company, into Regulus Therapeutics Inc., we issued an aggregate of 14,900,000 shares of series A convertible preferred stock to two accredited investors, in exchange for the membership interests such investors held in Regulus Therapeutics LLC immediately prior to such conversion. Upon completion of this offering, these shares will convert into 14,900,000 shares of common stock.

(2)	In March 2009, in connection with our series A convertible preferred stock financing, we issued and sold an aggregate of 10,000,000 shares of series A convertible preferred stock to two accredited investors at a purchase price of $2.00 per share, for aggregate gross proceeds of $20.0 million. Upon completion of this offering, these shares will convert into 10,000,000 shares of common stock.

(3)	In February 2010, we issued a convertible promissory note in an aggregate amount of $5.0 million with a maturity date of February 24, 2013. Upon the issuance by us of convertible preferred stock to one or more bona fide institutional investors with immediately available gross proceeds of at least $10,000,000, the promissory note is automatically convertible into shares of the same class and on the same terms as otherwise issued by us to such bona fide institutional investors.

(4)	In October 2010, in connection with our series B convertible preferred stock financing, we issued and sold an aggregate of 2,499,999 shares of series B convertible preferred stock to one accredited investor at a purchase price of $4.00 per share, for aggregate gross proceeds of $10.0 million. Upon completion of this offering, these shares will convert into 2,499,999 shares of common stock.

Part II

Information not required in prospectus

(5)	From January 1, 2009 to April 30, 2012, we granted stock options under our 2009 equity incentive plan to purchase 6,660,511 shares of common stock (net of expirations, exercises and cancellations) to our employees, directors and consultants, having exercise prices ranging from $0.19 to $1.33 per share. In addition, options to purchase 480,805 shares of common stock have been exercised through April 30, 2012 for aggregate consideration of $91,353, at an exercise price of $0.19 per share.

No underwriters were involved in the foregoing sales of securities. The offers, sales and issuances of the securities described in paragraphs (1), (2), (3) and (4) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Rule 506 promulgated under Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act and had adequate access, through employment, business or other relationships, to information about the Registrant.

The offers, sales and issuances of the securities described in paragraph (5) were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities were the Registrant’s employees, directors or bona fide consultants and received the securities under the 2009 equity incentive plan. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.

Exhibit number	Description of document

1.1†	Form of Underwriting Agreement.

3.1	Amended and Restated Certificate of Incorporation, as amended and as currently in effect.

3.2†	Form of Amended and Restated Certificate of Incorporation to become effective upon closing of this offering.

3.3	Bylaws, as currently in effect.

3.4†	Form of Amended and Restated Bylaws to become effective upon closing of this offering.

4.1†	Form of Common Stock Certificate of the Registrant.

5.1†	Opinion of Cooley LLP.

10.1†	Form of Indemnity Agreement between the Registrant and its directors and officers.

10.2+	Regulus Therapeutics Inc. 2009 Equity Incentive Plan, as amended, and Form of Stock Option Agreement, Notice of Exercise and Form of Stock Option Grant Notice thereunder.

Part II

Information not required in prospectus

Exhibit number		Description of document
10.3+†		2012 Equity Incentive Plan and Form of Stock Option Agreement and Form of Stock Option Grant Notice thereunder.

10.4+†		Non-Employee Director Compensation Policy.

10.5+†		2012 Employee Stock Purchase Plan and Form of Offering Document thereunder.

10.6+		Amended and Restated Employment Agreement between the Registrant and Kleanthis G. Xanthopoulos, Ph.D., dated June 15, 2012.

10.7+		Amended and Restated Employment Agreement between the Registrant and Garry E. Menzel, Ph.D., dated June 15, 2012.

10.8+		Employment Agreement between the Registrant and Neil W. Gibson, Ph.D., dated June 15, 2012.

10.9		Lease between the Registrant and BMR-John Hopkins Court LLC, a Delaware limited liability company, dated March 19, 2010.

10.10		First Amendment to Lease between the Registrant and BMR-John Hopkins Court LLC, a Delaware limited liability company, dated April 26, 2010.
10.11		Second Amendment to Lease between the Registrant and BMR-John Hopkins Court LLC, a Delaware limited liability company, dated January 26, 2011.
10.12		Third Amendment to Lease between the Registrant and BMR-3545-3575 John Hopkins LP, a Delaware limited partnership (formerly known as BMR-John Hopkins Court LLC), dated February 27, 2012.
10.13	*	Founding Investor Rights Agreement among the Registrant, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., dated January 1, 2009.
10.14		Amendment Number One to the Founding Investor Rights Agreement among the Registrant, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., dated June 7, 2010.

10.15		Amendment Number Two to the Founding Investor Rights Agreement among the Registrant, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., dated October 27, 2010.

10.16†		Investor Rights Agreement between the Registrant and Aventis Holdings, Inc., dated October 27, 2010.

10.17	*	Amended and Restated License and Collaboration Agreement among the Registrant, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., dated January 1, 2009.

10.18	*	Amendment Number One to the Amended and Restated License and Collaboration Agreement among the Registrant, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., dated June 10, 2010.

10.19	*	Amendment Number Two to the Amended and Restated License and Collaboration Agreement among the Registrant, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., dated October 25, 2011.

10.20	*	Product Development and Commercialization Agreement between the Registrant and Glaxo Group Limited, dated April 17, 2008.

10.21	*	Amendment #1 to the Product Development and Commercialization Agreement between the Registrant and Glaxo Group Limited, dated February 24, 2010.

Part II

Information not required in prospectus

Exhibit number		Description of document

10.22	*	Amendment #2 to the Product Development and Commercialization Agreement between the Registrant and Glaxo Group Limited, dated June 16, 2010.

10.23	*	Amendment #3 to the Product Development and Commercialization Agreement between the Registrant and Glaxo Group Limited, dated June 30, 2011.

10.24	*	Exclusive License and Nonexclusive Option Agreement between the Registrant and Glaxo Group Limited, dated February 24, 2010.

10.25	*	Co-Exclusive License Agreement among the Board of Trustees of the Leland Stanford Junior University, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., dated August 31, 2005.

10.26		Assignment Agreement between the Registrant and Isis Pharmaceuticals, Inc., dated July 13, 2009.

10.27	*	License Agreement between the Registrant and Max-Planck-Innovation GmbH, dated June 5, 2009.

10.28	*	Amended and Restated License Agreement among Max-Planck-Innovation GmbH, the Registrant, Isis Pharmaceuticals, Inc. and Alnylam Pharmaceuticals, Inc., dated April 18, 2011.

10.29	*	NYU-Regulus License Agreement by and between the Registrant and New York University, dated March 28, 2011.

10.30	*	Exclusive Patent License Agreement between the Registrant and Bayerische Patent Allianz GmbH, dated May 18, 2010.

10.31	*	Collaboration and License Agreement between the Registrant and Sanofi, dated June 21, 2010.

10.32†	*	Non-Exclusive Technology Alliance and Option Agreement between the Registrant and Sanofi, dated June 21, 2010.

10.33†		Convertible Promissory Note made by the Registrant in favor of Glaxo Group Limited, dated April 24, 2008.

10.34†		Amendment #1 dated January 26, 2011 to Convertible Promissory Note made by the Registrant in favor of Glaxo Group Limited, dated April 24, 2008.

10.35†		Convertible Promissory Note made by the Registrant in favor of Glaxo Group Limited, dated February 24, 2010.

23.1		Consent of Independent Registered Public Accounting Firm.

23.2†		Consent of Cooley LLP. Reference is made to Exhibit 5.1.

24.1		Power of Attorney. Reference is made to the signature page hereto.

†	To be filed by amendment.

+	Indicates management contract or compensatory plan.

*	The Registrant intends to seek confidential treatment with respect to certain portions of this exhibit.

(b) Financial statement schedules.

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Part II

Information not required in prospectus

ITEM 17. UNDERTAKINGS.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes that:

(a)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the                     day of                     , 2012.

REGULUS THERAPEUTICS INC.

By:
Kleanthis G. Xanthopoulos, Ph.D. President and Chief Executive Officer

Power of attorney

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kleanthis G. Xanthopoulos, Ph.D. and Garry E. Menzel, Ph.D., and each of them, as his true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him and in his name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their, his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Kleanthis G. Xanthopoulos, Ph.D.	President, Chief Executive Officer and Member of the Board of Directors (Principal Executive Officer)	, 2012

Garry E. Menzel, Ph.D.	Chief Operating Officer and Executive Vice President, Finance (Principal Financial and Accounting Officer)	, 2012

John M. Maraganore, Ph.D.	Chairman of the Board and Member of the Board of Directors	, 2012

David Baltimore, Ph.D.	Member of the Board of Directors	, 2012

Signatures

Signature	Title	Date

Bruce L.A. Carter, Ph.D.	Member of the Board of Directors	, 2012

Stanley T. Crooke, M.D., Ph.D.	Member of the Board of Directors	, 2012

Barry E. Greene	Member of the Board of Directors	, 2012

Stelios Papadopoulos, Ph.D.	Member of the Board of Directors	, 2012

B. Lynne Parshall	Member of the Board of Directors	, 2012

Exhibit index

Exhibit number		Description of document

1.1†		Form of Underwriting Agreement.

3.1		Amended and Restated Certificate of Incorporation, as amended and as currently in effect.

3.2†		Form of Amended and Restated Certificate of Incorporation to become effective upon closing of this offering.

3.3		Bylaws, as currently in effect.

3.4†		Form of Amended and Restated Bylaws to become effective upon closing of this offering.

4.1†		Form of Common Stock Certificate of the Registrant.

5.1†		Opinion of Cooley LLP.

10.1†		Form of Indemnity Agreement between the Registrant and its directors and officers.

10.2+		Regulus Therapeutics Inc. 2009 Equity Incentive Plan, as amended, and Form of Stock Option Agreement, Notice of Exercise and Form of Stock Option Grant Notice thereunder.

10.3+†		2012 Equity Incentive Plan and Form of Stock Option Agreement and Form of Stock Option Grant Notice thereunder.

10.4+†		Non-Employee Director Compensation Policy.

10.5+†		2012 Employee Stock Purchase Plan and Form of Offering Document thereunder.

10.6+		Amended and Restated Employment Agreement between the Registrant and Kleanthis G. Xanthopoulos, Ph.D., dated June 15, 2012.

10.7+		Amended and Restated Employment Agreement between the Registrant and Garry E. Menzel, Ph.D., dated June 15, 2012.

10.8+		Employment Agreement between the Registrant and Neil W. Gibson, Ph.D., dated June 15, 2012.

10.9		Lease between the Registrant and BMR-John Hopkins Court LLC, a Delaware limited liability company, dated March 19, 2010.

10.10		First Amendment to Lease between the Registrant and BMR-John Hopkins Court LLC, a Delaware limited liability company, dated April 26, 2010.

10.11		Second Amendment to Lease between the Registrant and BMR-John Hopkins Court LLC, a Delaware limited liability company, dated January 26, 2011.

10.12		Third Amendment to Lease between the Registrant and BMR-3545-3575 John Hopkins LP, a Delaware limited partnership (formerly known as BMR-John Hopkins Court LLC), dated February 27, 2012.

10.13	*	Founding Investor Rights Agreement among the Registrant, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., dated January 1, 2009.

10.14		Amendment Number One to the Founding Investor Rights Agreement among the Registrant, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., dated June 7, 2010.

Exhibit index

Exhibit number		Description of document

10.15		Amendment Number Two to the Founding Investor Rights Agreement among the Registrant, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., dated October 27, 2010.

10.16†		Investor Rights Agreement between the Registrant and Aventis Holdings, Inc., dated October 27, 2010.

10.17	*	Amended and Restated License and Collaboration Agreement among the Registrant, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., dated January 1, 2009.

10.18	*	Amendment Number One to the Amended and Restated License and Collaboration Agreement among the Registrant, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., dated June 10, 2010.

10.19	*	Amendment Number Two to the Amended and Restated License and Collaboration Agreement among the Registrant, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., dated October 25, 2011.

10.20	*	Product Development and Commercialization Agreement between the Registrant and Glaxo Group Limited, dated April 17, 2008.

10.21	*	Amendment #1 to the Product Development and Commercialization Agreement between the Registrant and Glaxo Group Limited, dated February 24, 2010.

10.22	*	Amendment #2 to the Product Development and Commercialization Agreement between the Registrant and Glaxo Group Limited, dated June 16, 2010.

10.23	*	Amendment #3 to the Product Development and Commercialization Agreement between the Registrant and Glaxo Group Limited, dated June 30, 2011.

10.24	*	Exclusive License and Nonexclusive Option Agreement between the Registrant and Glaxo Group Limited, dated February 24, 2010.

10.25	*	Co-Exclusive License Agreement among the Board of Trustees of the Leland Stanford Junior University, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., dated August 31, 2005.

10.26		Assignment Agreement between the Registrant and Isis Pharmaceuticals, Inc., dated July 13, 2009.

10.27	*	License Agreement between the Registrant and Max-Planck-Innovation GmbH, dated June 5, 2009.

10.28	*	Amended and Restated License Agreement among Max-Planck-Innovation GmbH, the Registrant, Isis Pharmaceuticals, Inc. and Alnylam Pharmaceuticals, Inc., dated April 18, 2011.

10.29	*	NYU-Regulus License Agreement by and between the Registrant and New York University, dated March 28, 2011.

10.30	*	Exclusive Patent License Agreement between the Registrant and Bayerische Patent Allianz GmbH, dated May 18, 2010.

10.31†	*	Collaboration and License Agreement between the Registrant and Sanofi, dated June 21, 2010.

10.32†	*	Non-Exclusive Technology Alliance and Option Agreement between the Registrant and Sanofi, dated June 21, 2010.

Exhibit index

Exhibit number	Description of document

10.33†	Convertible Promissory Note made by the Registrant in favor of Glaxo Group Limited, dated April 24, 2008.

10.34†	Amendment #1 dated January 26, 2011 to Convertible Promissory Note made by the Registrant in favor of Glaxo Group Limited, dated April 24, 2008.

10.35†	Convertible Promissory Note made by the Registrant in favor of Glaxo Group Limited, dated February 24, 2010.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2†	Consent of Cooley LLP. Reference is made to Exhibit 5.1.

24.1	Power of Attorney. Reference is made to the signature page hereto.

†	To be filed by amendment.

+	Indicates management contract or compensatory plan.

*	The Registrant intends to seek confidential treatment with respect to certain portions of this exhibit.

Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

REGULUS THERAPEUTICS INC.

Kleanthis G. Xanthopoulos hereby certifies that:

ONE: The date of filing of the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was January 2, 2009.

TWO: He is the duly elected and acting President and Chief Executive Officer of Regulus Therapeutics Inc., a Delaware corporation.

THREE: The Certificate of Incorporation of this corporation is hereby amended and restated to read in its entirety as follows:

I.

The name of this corporation is Regulus Therapeutics Inc. (the “Company”).

II.

The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Zip Code 19801, and the name of the registered agent of the Company in the State of Delaware at such address is The Corporation Trust Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is sixty-two million (62,000,000) shares, thirty-four million five hundred thousand (34,500,000) shares of which shall be Common Stock (the “Common Stock”) and twenty-seven million five hundred thousand (27,500,000) shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of one-tenth of one cent ($0.001) per share and the Common Stock shall have a par value of one-tenth of one cent ($0.001) per share.

B. Subject to the restrictions set forth herein, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding plus the number of shares of Common Stock then issuable upon conversion of the Series Preferred then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote (voting together as a single class on an as-if-converted basis).

C. Twenty-five million (25,000,000) of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock” (the “Series A Preferred”). Two million five hundred thousand (2,500,000) of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock” (the “Series B Preferred” and, together with the Series A Preferred, the “Series Preferred”).

D. The rights, preferences, privileges, restrictions and other matters relating to the Common Stock and the Series Preferred are as follows:

1. DIVIDEND RIGHTS.

(a) Holders of Series Preferred, in preference to the holders of Common Stock, shall be entitled to receive, when, as and if declared by the Board of Directors of the Company (the “Board”), but only out of funds that are legally available therefor, cash dividends at the rate of five percent (5%) of the applicable Original Issue Price (as defined below) per annum on each outstanding share of Series Preferred. Such dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative.

(b) The “Original Issue Price” of the Series A Preferred shall be two dollars ($2.00) (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date of this Certificate of Incorporation (the “Filing Date”)) and of the Series B Preferred shall be four dollars ($4.00) (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Filing Date).

(c) So long as any shares of Series Preferred are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock until all dividends as set forth in Section 1(a) above on the Series Preferred shall have been paid or declared and set apart, except for:

(i) acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services to the Company;

(ii) acquisitions of Common Stock in exercise of the Company’s right of first refusal to repurchase such shares; or

(iii) distributions to holders of Common Stock in accordance with Sections 3 and 4.

(d) The provisions of Section 1(c) shall not apply to a dividend payable solely in Common Stock to which the provisions of Section 5(f) hereof are applicable, or any repurchase of any outstanding securities of the Company that is approved by (i) the Board

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and (ii) the requisite holders of Series Preferred as may be required by this Certificate of Incorporation.

(e) California General Corporation Law (“CGCL”) Sections 502 and 503 shall not apply with respect to distributions on shares junior to the Series Preferred as they relate to repurchases of shares of Common Stock upon termination of employment or service as a consultant or director.

2. VOTING RIGHTS.

(a) General Rights. Each holder of shares of Series Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series Preferred could be converted (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for each stockholders meeting or the effective date of each written consent of stockholders and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company. Except as otherwise provided herein or as required by law, the Series Preferred shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

(b) Separate Vote of Series B Preferred. For so long as any shares of Series B Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the then outstanding shares of Series B Preferred shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation) where the effect of such amendment, alteration or repeal on the holders of the Series B Preferred is adverse to the rights, preferences, restrictions or privileges of the Series B Preferred in a manner that is different from and disproportionate to the effect of such amendment, alteration or repeal on the holders of the Series A Preferred; provided, however, that an Acquisition or Asset Transfer (each as defined below) shall not be deemed to be adverse to the rights, preferences, restrictions or privileges of the Series B Preferred;

(ii) Any alteration or adverse change to the rights, preferences, restrictions or privileges of the Series B Preferred;

(iii) Any increase or decrease in the authorized number of shares of Series B Preferred; or

(iv) cause or permit any subsidiary of the Company directly or indirectly to take any actions described in clauses (i) through (iii) above, other than issuing securities to the Company.

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(c) Separate Vote of Series A Preferred. For so long as at least 12,000,000 shares of Series A Preferred (subject to adjustment for any stock dividends, combinations, splits, recapitalizations and the like or other similar event affecting the Series A Preferred after the Filing Date) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least sixty-seven percent (67%) of the then outstanding shares of Series A Preferred shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation), including any amendment, alteration or repeal of any provision of the Certificate of Incorporation that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series A Preferred;

(ii) Any increase or decrease in the authorized number of shares of Common Stock or Series Preferred;

(iii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series A Preferred in right of redemption, liquidation preference, voting or dividend rights or any increase in the authorized or designated number of any such new class or series;

(iv) Any redemption, repurchase, payment or declaration of dividends or other distributions with respect to Common Stock or Series Preferred other than dividends required pursuant to Section 1 hereof (except for acquisitions of Common Stock by the Company permitted by Section 1(c)(i), (ii) and (iii) hereof;

(v) Any agreement by the Company or its stockholders regarding an Asset Transfer or Acquisition (each as defined in Section 4 hereof);

(vi) Any voluntary dissolution, liquidation or filing for bankruptcy of the Company;

(vii) Any increase or decrease in the authorized number of members of the Company’s Board;

(viii) Any material amendment of that certain Operating Plan of the Company approved by the Board, dated April 30, 2008, or any creation, execution or approval of any successor to such plan;

(ix) Any agreement by which the Company creates, incurs, guarantees or assumes any indebtedness, except for trade payables, on behalf of the Company (including obligations in respect of capital leases), in excess of $1,000,000;

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(x) Any agreement by which the Company makes or obligates the Company to make any single or aggregate capital expenditure outside of that certain Operating Budget approved by the Board, dated October 28, 2008, in excess of $1,000,000;

(xi) Any material agreement by which the Company licenses, sublicenses or otherwise transfers, grants a security interest in or otherwise encumbers, any of the material intellectual property owned by or licensed to the Company;

(xii) Any material agreement by which the Company licenses, sublicenses or otherwise obtains rights to material intellectual property owned by any other party, except as contemplated by Sections 2.2 and 2.4 of that certain Amended and Restated License and Collaboration Agreement, dated January 1, 2009 by and between the Company, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc.; or

(xiii) Any agreement by which the Company enters into any material strategic transactions involving the Company and other entities, including (A) strategic alliances, collaborations, joint ventures, manufacturing, licensing marketing or distribution arrangements or (B) technology transfer or development arrangements.

(d) Election of Board of Directors.

(i) For so long as at least 12,000,000 shares of Series A Preferred (subject to adjustment for any stock dividends, combinations, splits, recapitalizations and the like or similar event affecting the Series A Preferred after the Filing Date) remain outstanding the holders of Series A Preferred, voting as a separate class, shall be entitled to elect four (4) members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(ii) The holders of Common Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(iii) The holders of Common Stock and Series Preferred, voting together as a single class on an as-if-converted to Common Stock basis, shall be entitled to elect all remaining members of the Board, if any, at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(iv) No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the Company is subject to Section 2115 of the CGCL. During such time or times that the Company is subject to Section 2115(b) of the CGCL, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such

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stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

(v) During such time or times that the Company is subject to Section 2115(b) of the CGCL, one or more directors may be removed from office at any time without cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote for that director as provided above; provided, however, that unless the entire Board is removed, no individual director may be removed when the votes cast against such director’s removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election in which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director’s most recent election were then being elected.

3. LIQUIDATION RIGHTS.

(a) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution for each share of Series Preferred held by them, an amount per share of Series Preferred equal to the applicable Original Issue Price plus all declared and unpaid dividends on the Series Preferred. If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Series Preferred of the liquidation preference set forth in this Section 3(a), then such assets (or consideration) shall be distributed among the holders of Series Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(b) After the payment of the full liquidation preference of the Series Preferred as set forth in Section 3(a) above, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

(c) As part of any Liquidation Event, if the amount of cash, securities and other property to which a holder of Series Preferred would be entitled to receive in a Liquidation Event with respect to the shares of Series Preferred held by such holder if such shares had been converted to Common Stock immediately prior to such Liquidation Event is greater than the amount such holder would receive pursuant to its liquidation preference set forth in Section 3(a) above, then such holder of Series Preferred shall be deemed to have automatically elected to waive such right to receive the liquidation preference set forth in Section 3(a) and such

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holder’s shares of Series Preferred shall be automatically converted to shares of Common Stock immediately prior to, and conditioned on the consummation of, such Liquidation Event.

(d) Shares of Series Preferred shall not be entitled to be converted into shares of Common Stock in order to participate in any distribution, or series of distributions, as shares of Common Stock, without first foregoing participation in the distribution, or series of distributions, as shares of Series Preferred.

4. ASSET TRANSFER OR ACQUISITION RIGHTS.

(a) In the event that the Company is a party to an Acquisition or Asset Transfer (as hereinafter defined), then each holder of Series Preferred shall be entitled to receive, for each share of Series Preferred then held, out of the proceeds of such Acquisition or Asset Transfer, the greater of the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event pursuant to (i) Section 3(a) above or (ii) the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event with respect to such shares if such shares had been converted to Common Stock immediately prior to such Acquisition or Asset Transfer.

(b) For the purposes of this Certificate of Incorporation: (i) “Acquisition” shall mean (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; and (ii) “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company and any of its subsidiaries, on a consolidated basis.

(c) In any Acquisition or Asset Transfer, if the consideration to be received by the Company or its successor is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board on the date such determination is made.

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5. CONVERSION RIGHTS.

The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the “Conversion Rights”):

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the applicable “Series Preferred Conversion Rate” then in effect (determined as provided in Section 5(b)) by the number of shares of Series Preferred, as applicable, being converted.

(b) Series Preferred Conversion Rate. The conversion rate in effect at any time for conversion of the Series Preferred (the “Series Preferred Conversion Rate”) shall be the quotient obtained by dividing the applicable Original Issue Price of the Series Preferred by the applicable “Series Preferred Conversion Price,” calculated as provided in Section 5(c).

(c) Series Preferred Conversion Price. The conversion price for the Series A Preferred and the Series B Preferred shall initially be the applicable Original Issue Price of the Series A Preferred and the Series B Preferred (collectively, the “Series Preferred Conversion Price”). Such initial Series Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to the Series Preferred Conversion Price herein shall mean the Series Preferred Conversion Price as so adjusted.

(d) Mechanics of Conversion. Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value as determined by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred being converted and (ii) in cash (at the Common Stock’s fair market value as determined by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

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(e) Adjustment for Stock Splits and Combinations. If at any time or from time to time on or after the Filing Date the Company effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series Preferred, the applicable Series Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. Conversely, if at any time or from time to time after the Filing Date the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series Preferred, the applicable Series Preferred Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section 5(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time on or after the Filing Date the Company pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock without a corresponding dividend or other distribution to holders of Series Preferred, the applicable Series Preferred Conversion Price then in effect shall be decreased as of the time of such issuance, as provided below:

(i) The applicable Series Preferred Conversion Price shall be adjusted by multiplying the applicable Series Preferred Conversion Price then in effect by a fraction equal to:

(A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii) If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the applicable Series Preferred Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii) Notwithstanding the foregoing, (a) if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Series Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Series Preferred Conversion Price shall be adjusted pursuant to this Section 5(f) as of the time of actual payment

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of such dividends or distribution to reflect the actual payment of such dividend or distribution; and (b) no such adjustment shall be made if the holders of Series Preferred simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series Preferred had been converted into Common Stock on the date of such event.

(g) Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time on or after the Filing Date the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition or Asset Transfer as defined in Section 4 or a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 5), in any such event each holder of Series Preferred shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the applicable Series Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

(h) Sale of Shares Below Series Preferred Conversion Price for Series A Preferred and Series B Preferred.

(i) If at any time or from time to time on or after the Filing Date the Company issues or sells, or is deemed by the express provisions of this Section 5(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 5(e), 5(f) or 5(g) above, for an Effective Price (as defined below) less than the then effective Series Preferred Conversion Price for the Series A Preferred or the Series B Preferred (a “Qualifying Dilutive Issuance”), then and in each such case, the then existing Series Preferred Conversion Price for the Series A Preferred or the Series B Preferred, as applicable, shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series Preferred Conversion Price for the Series A Preferred or the Series B Preferred, as applicable, in effect immediately prior to such issuance or sale by a fraction:

(A) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration (as defined below) received or deemed received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing

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Series Preferred Conversion Price for the Series A Preferred or the Series B Preferred, as applicable, and

(B) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.

For the purposes of the preceding sentence, the “number of shares of Common Stock deemed outstanding” as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which are issuable upon the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date whether or not vested or exercisable as of such date.

(ii) For the purpose of making any adjustment required under this Section 5(h), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed separately as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iii) For the purpose of the adjustment required under this Section 5(h), if the Company issues or sells (x) Series Preferred or other stock, options, warrants, purchase rights or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Series Preferred Conversion Price for the Series A Preferred or the Series B Preferred, as applicable, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

(A) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

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(B) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(C) If the minimum amount of consideration per share payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration per share is reduced; provided further, that if the minimum amount of consideration per share payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

(D) No further adjustment of the Series Preferred Conversion Price for the Series A Preferred or the Series B Preferred, as applicable, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series Preferred Conversion Price for the Series A Preferred or the Series B Preferred, as applicable, as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series Preferred Conversion Price for the Series A Preferred or the Series B Preferred, as applicable, which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series Preferred.

(iv) For the purpose of making any adjustment to the Series Preferred Conversion Price for the Series A Preferred or the Series B Preferred required under this Section 5(h), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(h) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

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(A) shares of Common Stock issued upon conversion of the Series Preferred;

(B) shares of Common Stock, Convertible Securities or other Common Stock purchase rights and the Common Stock issued pursuant to such Convertible Securities or Common Stock purchase rights issued after the Filing Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board;

(C) shares of Common Stock issued pursuant to the exercise of Convertible Securities outstanding as of the Filing Date;

(D) shares of Common Stock or Convertible Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board;

(E) shares of Common Stock or Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by the Board;

(F) shares of Common Stock or Convertible Securities issued to third-party service providers in exchange for or as partial consideration for services rendered to the Company;

(G) any Common Stock or Convertible Securities issued in connection with strategic transactions involving the Company and other entities, including (i) strategic alliances, collaborations, joint ventures, manufacturing, licensing marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided that the issuance of shares therein has been approved by the Board;

(H) shares of Common Stock issued in connection with a firm commitment underwritten public offering of the Common Stock pursuant to a registration statement filed with the Securities and Exchange Commission and declared effective under the Securities Act of 1933, as amended; and

(I) shares of Common Stock or Convertible Securities, which the holders of at least sixty-seven percent (67%) of the then outstanding shares of Series Preferred shall specifically designate as not being deemed Additional Shares of Common Stock pursuant to a written consent of such holders.

References to Common Stock in the subsections of this clause (iv) shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(h). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 5(h), into the

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Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 5(h), for such Additional Shares of Common Stock. In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

(v) In the event that the Company issues or sells, or is deemed to have issued or sold, Additional shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the Series Preferred Conversion Price for the Series A Preferred or the Series B Preferred, as applicable, shall be reduced to the Series Preferred Conversion Price for the Series A Preferred or the Series B Preferred, as applicable, that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(i) Certificate of Adjustment. In each case of an adjustment or readjustment of the applicable Series Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series Preferred, if the Series Preferred is then convertible pursuant to this Section 5, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall, upon request, prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series Preferred so requesting at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the applicable Series Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series Preferred. Failure to request or provide such notice shall have no effect on any such adjustment.

(j) Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred at least ten (10) days prior to (x) the record date, if any, specified therein; or (y) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by the holders of at least sixty-seven percent (67%) of the then outstanding shares of Series Preferred) a notice specifying (A) the date on which any such record is to be taken for the purpose of such

14.

dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(k) Automatic Conversion.

(i) Each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the then-effective applicable Series Preferred Conversion Price, (A) at any time upon the affirmative election of the holders of at least sixty-seven percent (67%) of the then outstanding shares of the Series Preferred on an as converted to Common Stock basis, or (B) immediately prior to the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price is at least the greater of (1) two times (2X) the Original Issue Price of the Series A Preferred and (2) the Original Issue Price of the Series B Preferred, (in each case as adjusted for stock splits, dividends, recapitalizations and the like after the Filing Date), and (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $50,000,000. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d).

(ii) Upon the occurrence of either of the events specified in Section 5(k)(i) above, the outstanding shares of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d).

(l) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the

15.

issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (as determined by the Board) on the date of conversion.

(m) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(n) Notices. Any notice required by the provisions of this Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address or electronic mail address of such holder appearing on the books of the Company.

(o) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

6. NO REISSUANCE OF SERIES PREFERRED.

No share or shares of Series Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

7. SUPERIOR RIGHTS.

(a) If the Company proposes to issue Additional Shares of Common Stock to a party other than the then existing holders of the Series Preferred and such Additional Shares of Common Stock provide rights, preferences or privileges (the “Superior Rights”) that are superior to the rights, preferences and privileges provided to the Series Preferred under this Certificate of Incorporation, then, (a) at least 30 days prior to the closing of such issuance, the Company will provide the then existing holders of Series Preferred a written notice describing the proposed issuance, including the Superior Rights; and (b) as part of such issuance of Additional Shares of Common Stock, the then existing holders of the Series Preferred can elect

16.

(as evidenced by the vote or written consent of the holders of at least sixty-seven percent (67%) of the then outstanding shares of Series Preferred) to have each outstanding share of Series Preferred automatically adjusted as a whole such that it has the same rights, preferences and privileges as the Superior Rights when taken as a whole, except that the Series Preferred will retain its applicable Original Issue Price and any dividends will accrue on such Series Preferred as of the date on which the first share of Series A Preferred or Series B Preferred, as applicable, was issued as specified in this Certificate of Incorporation immediately prior to such financing).

(b) Without limiting the rights of each holder of Series Preferred under Section 7(a) above, if the Company issues Additional Shares of Common Stock that have Superior Rights and the holders of the Series Preferred have elected to have their shares of Series Preferred adjusted in accordance with Section 7(a) above (a “Rights Adjustment”), and this Certificate of Incorporation is not amended to so codify such Rights Adjustment, then the Company, at its expense, shall compute such Rights Adjustment in accordance with the provisions hereof, shall prepare a certificate specifying the details of such Rights Adjustment, and shall mail such certificate, by overnight mail, postage prepaid, to each registered holder of Series Preferred at the holder’s address as shown in the Company’s books. Failure by the Company to provide such a certificate shall have no effect on any such Rights Adjustment.

V.

A. The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.

B. The Company is authorized to provide indemnification of agents (as defined in Section 317 of the CGCL) for breach of duty to the Company and its stockholders through bylaw provisions or through agreements with the agents, or through stockholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject, at any time or times that the Company is subject to Section 2115(b) of the CGCL, to the limits on such excess indemnification set forth in Section 204 of the CGCL.

C. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

VI.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors which shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Restated Certificate.

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B. Subject to Section D.2.(b) and Section D.2.(c)(i) of Article IV, the Board is expressly empowered to adopt, amend or repeal the Bylaws of the Company. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company; provided however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Company.

C. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

* * * *

FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company.

FIVE: This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, Regulus Therapeutics Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this 27th day of October, 2010.

REGULUS THERAPEUTICS INC.

By:	/s/ Kleanthis Xanthopoulos
Kleanthis G. Xanthopoulos
President and Chief Executive Officer

19.

FIRST CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

REGULUS THERAPEUTICS INC.

REGULUS THERAPEUTICS INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that:

FIRST: The name of the Corporation is REGULUS THERAPEUTICS INC.

SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is January 2, 2009.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Amended and Restated Certificate of Incorporation, as amended (its “Certificate”), as follows:

1. Article IV, Section A, of the Certificate shall be amended and restated to read in its entirety as follows:

“The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is sixty-six million one hundred thousand (66,100,000) shares, thirty-eight million six hundred thousand (38,600,000) shares of which shall be Common Stock (the “Common Stock”) and twenty-seven million five hundred thousand (27,500,000) shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of one-tenth of one cent ($0.001) per share and the Common Stock shall have a par value of one-tenth of one cent ($0.001) per share.”

FOURTH: Thereafter pursuant to a resolution of the Board of Directors, this First Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature page follows]

1.

IN WITNESS WHEREOF, this First Certificate of Amendment of Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 14th day of March, 2012.

REGULUS THERAPEUTICS INC.

By:	/s/ Kleanthis G. Xanthopoulos
Kleanthis G. Xanthopoulos
President and Chief Executive Officer

[SIGNATURE PAGE TO FIRST CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION]

Exhibit 3.3

BYLAWS

OF

REGULUS THERAPEUTICS INC.

(A DELAWARE CORPORATION)

Adopted on January 2, 2009

i.

(CONTINUED)

ii.

(CONTINUED)

PAGE

ARTICLE XVI	MISCELLANEOUS	26
Section 48.	Annual Report	26

iii.

BYLAWS

OF

REGULUS THERAPEUTICS INC.

(A DELAWARE CORPORATION)

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of the corporation in the State of Delaware shall be in the City of Wilmington, County of New Castle.

Section 2. Other Offices. The corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors, and may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II

CORPORATE SEAL

Section 3. Corporate Seal. The Board of Directors may adopt a corporate seal. The corporate seal, to the extent adopted, shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE III

STOCKHOLDERS’ MEETINGS

Section 4. Place of Meetings. Meetings of the stockholders of the corporation may be held at such place, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (“DGCL”).

Section 5. Annual Meeting.

(a) The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may lawfully come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors. Nominations of persons for election to the Board of Directors of the corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the corporation’s notice of meeting of stockholders; (ii) by or at the

1.

direction of the Board of Directors; or (iii) by any stockholder of the corporation who was a stockholder of record at the time of giving of notice provided for in the following paragraph, who is entitled to vote at the meeting and who complied with the notice procedures set forth in Section 5.

(b) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a) of these Bylaws, (i) the stockholder must have given timely notice thereof in writing to the Secretary of the corporation, (ii) such other business must be a proper matter for stockholder action under the DGCL, (iii) if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the corporation with a Solicitation Notice (as defined in this Section 5(b)), such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the corporation’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the corporation’s voting shares reasonably believed by such stockholder or beneficial owner to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the Solicitation Notice, and (iv) if no Solicitation Notice relating thereto has been timely provided pursuant to this section, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section 5. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth: (A) as to each person whom the stockholder proposed to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and Rule 14a-4(d) thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the corporation’s books, and of such

2.

beneficial owner, (ii) the class and number of shares of the corporation which are owned beneficially and of record by such stockholder and such beneficial owner, and (iii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of the proposal, at least the percentage of the corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees (an affirmative statement of such intent, a “Solicitation Notice”).

(c) Notwithstanding anything in the second sentence of Section 5(b) of these Bylaws to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the corporation at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 5 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the corporation.

(d) Only such persons who are nominated in accordance with the procedures set forth in this Section 5 shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 5. Except as otherwise provided by law, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded.

(e) Notwithstanding the foregoing provisions of this Section 5, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, stockholders must provide notice as required by the regulations promulgated under the 1934 Act. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation proxy statement pursuant to Rule 14a-8 under the 1934 Act.

(f) For purposes of this Section 5, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act.

Section 6. Special Meetings.

(a) Special meetings of the stockholders of the corporation may be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption)

3.

or (iv) by the holders of shares entitled to cast not less than ten percent (10%) of the votes at the meeting and shall be held at such place, on such date, and at such time as the Board of Directors shall fix.

At any time or times that the corporation is subject to Section 2115(b) of the California General Corporation Law (“CGCL”), stockholders holding five percent (5%) or more of the outstanding shares shall have the right to call a special meeting of stockholders as set forth in Section 18(b) herein.

(b) If a special meeting is properly called by any person or persons other than the Board of Directors, the request shall be in writing, specifying the general nature of the business proposed to be transacted, and shall be delivered personally or sent by certified or registered mail, return receipt requested, or by telegraphic or other facsimile transmission to the Chairman of the Board of Directors, the Chief Executive Officer, or the Secretary of the corporation. No business may be transacted at such special meeting otherwise than specified in such notice. The Board of Directors shall determine the time and place of such special meeting, which shall be held not less than thirty-five (35) nor more than one hundred twenty (120) days after the date of the receipt of the request. Upon determination of the time and place of the meeting, the officer receiving the request shall cause notice to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7 of these Bylaws. Nothing contained in this paragraph (b) shall be construed as limiting, fixing, or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.

Section 7. Notice of Meetings. Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at any such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. Notice of the time, place, if any, and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Section 8. Quorum. At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such

4.

meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of a majority of shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by the statute or by the Certificate of Incorporation or these Bylaws, a majority of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws, the affirmative vote of the majority (plurality, in the case of the election of directors) of shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series.

Section 9. Adjournment and Notice of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairman of the meeting or by the vote of a majority of the shares present in person, by remote communication, if applicable, or represented by proxy. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 10. Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date, as provided in Section 12 of these Bylaws, shall be entitled to vote at any meeting of stockholders. Every person entitled to vote or execute consents shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three (3) years from its date of creation unless the proxy provides for a longer period.

Section 11. Joint Owners of Stock. If shares or other securities having voting power stand of record in the names of two (2) or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two (2) or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one (1) votes, his act binds all; (b) if

5.

more than one (1) votes, the act of the majority so voting binds all; (c) if more than one (1) votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in the DGCL, Section 217(b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.

Section 12. List of Stockholders. The Secretary shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. The list shall be open to examination of any stockholder during the time of the meeting as provided by law.

Section 13. Action Without Meeting.

(a) Unless otherwise provided in the Certificate of Incorporation, any action required by statute to be taken at any annual or special meeting of the stockholders, or any action which may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, or by electronic transmission setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

(b) Every written consent or electronic transmission shall bear the date of signature of each stockholder who signs the consent, and no written consent or electronic transmission shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered to the corporation in the manner herein required, written consents or electronic transmissions signed by a sufficient number of stockholders to take action are delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

(c) Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing or by electronic transmission and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take action were delivered to the corporation as provided in Section 228(c) of the DGCL. If the action which is consented to is such as would have required the filing of a certificate under any section of the DGCL if such action had been voted on by stockholders at a meeting thereof, then the certificate

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filed under such section shall state, in lieu of any statement required by such section concerning any vote of stockholders, that written consent has been given in accordance with Section 228 of the DGCL.

(d) A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this section, provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the corporation can determine (i) that the telegram, cablegram or other electronic transmission was transmitted by the stockholder or proxyholder or by a person or persons authorized to act for the stockholder and (ii) the date on which such stockholder or proxyholder or authorized person or persons transmitted such telegram, cablegram or electronic transmission. The date on which such telegram, cablegram or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by telegram, cablegram or other electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the corporation by delivery to its registered office in the state of Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested. Notwithstanding the foregoing limitations on delivery, consents given by telegram, cablegram or other electronic transmission may be otherwise delivered to the principal place of business of the corporation or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded if, to the extent and in the manner provided by resolution of the board of directors of the corporation. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

Section 14. Organization.

(a) At every meeting of stockholders, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the President, or, if the President is absent, a chairman of the meeting chosen by a majority in interest of the stockholders entitled to vote, present in person or by proxy, shall act as chairman. The Secretary, or, in his absence, an Assistant Secretary directed to do so by the President, shall act as secretary of the meeting.

(b) The Board of Directors of the corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairman shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to

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questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

ARTICLE IV

DIRECTORS

Section 15. Number and Term of Office. The authorized number of directors of the corporation shall be fixed by the Board of Directors from time to time. Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient.

Section 16. Powers. The powers of the corporation shall be exercised, its business conducted and its property controlled by the Board of Directors, except as may be otherwise provided by statute or by the Certificate of Incorporation.

Section 17. Term of Directors.

(a) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, directors shall be elected at each annual meeting of stockholders for a term of one year. Each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(b) No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the corporation is subject to Section 2115(b) of the CGCL. During such time or times that the corporation is subject to Section 2115(b) of the CGCL, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder thinks fit. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

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Section 18. Vacancies.

(a) Unless otherwise provided in the Certificate of Incorporation, and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, provided, however, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified. A vacancy in the Board of Directors shall be deemed to exist under this Bylaw in the case of the death, removal or resignation of any director.

(b) At any time or times that the corporation is subject to §2115(b) of the CGCL, if, after the filling of any vacancy, the directors then in office who have been elected by stockholders shall constitute less than a majority of the directors then in office, then

(i) any holder or holders of an aggregate of five percent (5%) or more of the total number of shares at the time outstanding having the right to vote for those directors may call a special meeting of stockholders; or

(ii) the Superior Court of the proper county shall, upon application of such stockholder or stockholders, summarily order a special meeting of the stockholders, to be held to elect the entire board, all in accordance with Section 305(c) of the CGCL, the term of office of any director shall terminate upon that election of a successor. (CGCL §305(c).

Section 19. Resignation. Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Secretary, such resignation to specify whether it will be effective at a particular time, upon receipt by the Secretary or at the pleasure of the Board of Directors. If no such specification is made, it shall be deemed effective at the pleasure of the Board of Directors. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office for the unexpired portion of the term of the Director whose place shall be vacated and until his successor shall have been duly elected and qualified.

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Section 20. Removal.

(a) Subject to any limitations imposed by applicable law (and assuming the corporation is not subject to Section 2115 of the CGCL), the Board of Directors or any director may be removed from office at any time (i) with cause by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors or (ii) without cause by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the corporation, entitled to vote generally at an election of directors.

(b) During such time or times that the corporation is subject to Section 2115(b) of the CGCL, the Board of Directors or any individual director may be removed from office at any time without cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on such removal; provided, however, that unless the entire Board is removed, no individual director may be removed when the votes cast against such director’s removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director’s most recent election were then being elected.

Section 21. Meetings.

(a) Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware which has been designated by the Board of Directors and publicized among all directors, either orally or in writing, including a voice-messaging system or other system designated to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means. No further notice shall be required for a regular meeting of the Board of Directors.

(b) Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairman of the Board, the President or any director.

(c) Meetings by Electronic Communications Equipment. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d) Notice of Special Meetings. Notice of the time and place of all special meetings of the Board of Directors shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least twenty-four (24) hours before the date and time of the meeting. If notice is sent by US mail, it shall be sent by first class mail, postage prepaid at least three (3) days

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before the date of the meeting. Notice of any meeting may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(e) Waiver of Notice. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though had at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 22. Quorum and Voting.

(a) Unless the Certificate of Incorporation requires a greater number, a quorum of the Board of Directors shall consist of a majority of the exact number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation; provided, however, at any meeting, whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.

(b) At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws.

Section 23. Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or writings or transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 24. Fees and Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, including, if so approved, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

Section 25. Committees.

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(a) Executive Committee. The Board of Directors may appoint an Executive Committee to consist of one (1) or more members of the Board of Directors. The Executive Committee, to the extent permitted by law and provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any bylaw of the corporation.

(b) Other Committees. The Board of Directors may, from time to time, appoint such other committees as may be permitted by law. Such other committees appointed by the Board of Directors shall consist of one (1) or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.

(c) Term. The Board of Directors, subject to any requirements of any outstanding series of Preferred Stock and the provisions of subsections (a) or (b) of this Bylaw may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

(d) Meetings. Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 25 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place which has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any special meeting of any committee may be waived in writing at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the

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transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.

Section 26. Organization. At every meeting of the directors, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the President, or if the President is absent, the most senior Vice President, (if a director) or, in the absence of any such person, a chairman of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his absence, any Assistant Secretary directed to do so by the President, shall act as secretary of the meeting.

ARTICLE V

OFFICERS

Section 27. Officers Designated. The officers of the corporation shall include, if and when designated by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer, the Treasurer and the Controller, all of whom shall be elected at the annual organizational meeting of the Board of Directors. The Board of Directors may also appoint one or more Assistant Secretaries, Assistant Treasurers, Assistant Controllers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors.

Section 28. Tenure and Duties of Officers.

(a) General. All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

(b) Duties of Chairman of the Board of Directors. The Chairman of the Board of Directors, when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairman of the Board of Directors shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time. If there is no President, then the Chairman of the Board of Directors shall also serve as the Chief Executive Officer of the corporation and shall have the powers and duties prescribed in paragraph (c) of this Section 28.

(c) Duties of President. The President shall preside at all meetings of the stockholders and at all meetings of the Board of Directors, unless the Chairman of the Board of Directors has been appointed and is present. Unless some other officer has been elected Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. The President shall perform

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other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time.

(d) Duties of Vice Presidents. The Vice Presidents may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant. The Vice Presidents shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(e) Duties of Secretary. The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time. The President may direct any Assistant Secretary to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(f) Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to his office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time. The President may direct the Treasurer or any Assistant Treasurer, or the Controller or any Assistant Controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each Controller and Assistant Controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

Section 29. Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 30. Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission notice to the Board of Directors or to the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.

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Section 31. Removal. Any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written consent of the directors in office at the time, or by any committee or superior officers upon whom such power of removal may have been conferred by the Board of Directors.

ARTICLE VI

EXECUTION OF CORPORATE INSTRUMENTS AND VOTING

OF SECURITIES OWNED BY THE CORPORATION

Section 32. Execution of Corporate Instruments. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by law or these Bylaws, and such execution or signature shall be binding upon the corporation.

All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do.

Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 33. Voting of Securities Owned by the Corporation. All stock and other securities of other corporations owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairman of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

ARTICLE VII

SHARES OF STOCK

Section 34. Form and Execution of Certificates. The shares of the corporation shall be represented by certificates, or shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the corporation represented by certificate shall be entitled to have a certificate signed by or in the name of the corporation by the Chairman of the Board of Directors, or the President or any Vice President and by the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by him in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such

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certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

Section 35. Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section 36. Transfers.

(a) Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b) The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Section 37. Fixing Record Dates.

(a) In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b) In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the Secretary, request the Board of Directors to fix a record date. The Board of Directors shall promptly, but in all events within ten

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(10) days after the date on which such a request is received, adopt a resolution fixing the record date. If no record date has been fixed by the Board of Directors within ten (10) days of the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(c) In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 38. Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VIII

OTHER SECURITIES OF THE CORPORATION

Section 39. Execution of Other Securities. All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 34), may be signed by the Chairman of the Board of Directors, the President or any Vice President, or such other person as may be authorized by the Board of Directors, and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief Financial Officer or Treasurer or an Assistant Treasurer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant

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Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

ARTICLE IX

DIVIDENDS

Section 40. Declaration of Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 41. Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE X

FISCAL YEAR

Section 42. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

ARTICLE XI

INDEMNIFICATION

Section 43. Indemnification of Directors, Executive Officers, Other Officers, Employees and Other Agents.

(a) Directors and Executive Officers. The corporation shall indemnify its directors and executive officers (for the purposes of this Article XI, “executive officers” shall have the meaning defined in Rule 3b-7 promulgated under the 1934 Act) to the fullest extent not prohibited by the DGCL or any other applicable law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further, that the corporation shall not be required to indemnify

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any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the Delaware General Corporation Law or any other applicable law or (iv) such indemnification is required to be made under subsection (d).

(b) Other Officers, Employees and Other Agents. The corporation shall have power to indemnify its other officers, employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person, except executive officers, to such officers or other persons as the Board of Directors shall determine.

(c) Expenses. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or executive officer, of the corporation, or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or executive officer in connection with such proceeding, provided, however, that, if the DGCL requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Section 43 or otherwise.

Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (e) of this Bylaw, no advance shall be made by the corporation to an executive officer of the corporation (except by reason of the fact that such executive officer is or was a director of the corporation, in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of a quorum consisting of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

(d) Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or executive officer. Any right to indemnification or advances granted by this Bylaw to a director or executive officer shall be enforceable by or on behalf of the person holding such right in any court of competent

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jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. The claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an executive officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such executive officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this Article XI or otherwise shall be on the corporation.

(e) Non-Exclusivity of Rights. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL or any other applicable law.

(f) Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director or executive officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g) Insurance. To the fullest extent permitted by the DGCL, or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Bylaw.

(h) Amendments. Any repeal or modification of this Bylaw shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

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(i) Saving Clause. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this Bylaw that shall not have been invalidated, or by any other applicable law. If this Section 43 shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and executive officer to the full extent under applicable law.

(j) Certain Definitions. For the purposes of this Bylaw, the following definitions shall apply:

(1) The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(2) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(3) The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Bylaw with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(4) References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(5) References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Bylaw.

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ARTICLE XII

NOTICES

Section 44. Notices.

(a) Notice to Stockholders. Written notice to stockholders of stockholder meetings shall be given as provided in Section 7 herein. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by law, written notice to stockholders for purposes other than stockholder meetings may be sent by United States mail or nationally recognized overnight courier, or by facsimile, telegraph or telex or by electronic mail or other electronic means.

(b) Notice to Directors. Any notice required to be given to any director may be given by the method stated in subsection (a), or as provided for in Section 21 of these Bylaws. If such notice is not delivered personally, it shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.

(c) Affidavit of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d) Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e) Notice to Person with Whom Communication Is Unlawful. Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

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ARTICLE XIII

AMENDMENTS

Section 45. Amendments. The Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the corporation.

ARTICLE XIV

RIGHT OF FIRST REFUSAL

Section 46. Right of First Refusal. No stockholder shall sell, assign, pledge, or in any manner transfer any of the shares of stock of the corporation or any right or interest therein, whether voluntarily or by operation of law, or by gift or otherwise, except by a transfer which meets the requirements hereinafter set forth in this bylaw:

(a) If the stockholder desires to sell or otherwise transfer any of his shares of stock, then the stockholder shall first give written notice thereof to the corporation. The notice shall name the proposed transferee and state the number of shares to be transferred, the proposed consideration, and all other terms and conditions of the proposed transfer.

(b) For thirty (30) days following receipt of such notice, the corporation shall have the option to purchase any or all of the shares specified in the notice at the price and upon the terms set forth in such notice. In the event of a gift, property settlement or other transfer in which the proposed transferee is not paying the full price for the shares, and that is not otherwise exempted from the provisions of this Section 46, the price shall be deemed to be the fair market value of the stock at such time as determined in good faith by the Board of Directors. In the event the corporation elects to purchase any or all of the shares, it shall give written notice to the transferring stockholder of its election and settlement for said shares shall be made as provided below in paragraph (d).

(c) The corporation may assign its rights hereunder.

(d) In the event the corporation and/or its assignee(s) elect to acquire any of the shares of the transferring stockholder as specified in said transferring stockholder’s notice, the Secretary of the corporation shall so notify the transferring stockholder and settlement thereof shall be made in cash within thirty (30) days after the Secretary of the corporation receives said transferring stockholder’s notice; provided that if the terms of payment set forth in said transferring stockholder’s notice were other than cash against delivery, the corporation and/or its assignee(s) shall pay for said shares on the same terms and conditions set forth in said transferring stockholder’s notice.

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(e) In the event the corporation and/or its assignees(s) do not elect to acquire all of the shares specified in the transferring stockholder’s notice, said transferring stockholder may, within the sixty-day period following the expiration of the option rights granted to the corporation and/or its assignees(s) herein, transfer the shares specified in said transferring stockholder’s notice which were not acquired by the corporation and/or its assignees(s) as specified in said transferring stockholder’s notice. All shares so sold by said transferring stockholder shall continue to be subject to the provisions of this bylaw in the same manner as before said transfer.

(f) Anything to the contrary contained herein notwithstanding, the following transactions shall be exempt from the provisions of this bylaw:

(1) A stockholder’s transfer of any or all shares held either during such stockholder’s lifetime or on death by will or intestacy to such stockholder’s immediate family or to any custodian or trustee for the account of such stockholder or such stockholder’s immediate family or to any limited partnership of which the stockholder, members of such stockholder’s immediate family or any trust for the account of such stockholder or such stockholder’s immediate family will be the general or limited partner(s) of such partnership. “Immediate family” as used herein shall mean spouse, lineal descendant, father, mother, brother, or sister of the stockholder making such transfer.

(2) A stockholder’s bona fide pledge or mortgage of any shares with a commercial lending institution, provided that any subsequent transfer of said shares by said institution shall be conducted in the manner set forth in this bylaw.

(3) A stockholder’s transfer of any or all of such stockholder’s shares to the corporation or to any other stockholder of the corporation.

(4) A stockholder’s transfer of any or all of such stockholder’s shares to a person who, at the time of such transfer, is an officer or director of the corporation.

(5) A corporate stockholder’s transfer of any or all of its shares pursuant to and in accordance with the terms of any merger, consolidation, reclassification of shares or capital reorganization of the corporate stockholder, or pursuant to a sale of all or substantially all of the stock or assets of a corporate stockholder.

(6) A corporate stockholder’s transfer of any or all of its shares to any or all of its stockholders.

(7) A transfer by a stockholder which is a limited or general partnership or a limited liability company to any or all of its partners, former partners, members or former members, as applicable.

(8) A transfer by a stockholder that is an entity to another entity affiliated by common control (or other related entity) with such stockholder.

In any such case, the transferee, assignee, or other recipient shall receive and hold such stock subject to the provisions of this bylaw, and there shall be no further transfer of such stock except in accord with this bylaw.

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(g) The provisions of this bylaw may be waived with respect to any transfer either by the corporation, upon duly authorized action of its Board of Directors, or by the stockholders, upon the express written consent of the owners of a majority of the voting power of the corporation (excluding the votes represented by those shares to be transferred by the transferring stockholder). This bylaw may be amended or repealed either by a duly authorized action of the Board of Directors or by the stockholders, upon the express written consent of the owners of a majority of the voting power of the corporation.

(h) Any sale or transfer, or purported sale or transfer, of securities of the corporation shall be null and void unless the terms, conditions, and provisions of this bylaw are strictly observed and followed.

(i) The foregoing right of first refusal shall terminate on either of the following dates, whichever shall first occur:

(1) One day prior to the ten-year anniversary of the date of adoption of these Bylaws by the Company; or

(2) Upon the date securities of the corporation are first offered to the public pursuant to a registration statement filed with, and declared effective by, the United States Securities and Exchange Commission under the Securities Act of 1933, as amended.

(j) The certificates representing shares of stock of the corporation shall bear on their face the following legend so long as the foregoing right of first refusal remains in effect:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE

SUBJECT TO A RIGHT OF FIRST REFUSAL OPTION IN

FAVOR OF THE CORPORATION AND/OR ITS ASSIGNEE(S),

AS PROVIDED IN THE BYLAWS OF THE CORPORATION.”

ARTICLE XV

LOANS TO OFFICERS

Section 47. Loans to Officers. Except as otherwise prohibited under applicable law, the corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiaries, including any officer or employee who is a Director of the corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in these Bylaws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

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ARTICLE XVI

MISCELLANEOUS

Section 48. Annual Report.

(a) Subject to the provisions of paragraph (b) of this Bylaw, the Board of Directors shall cause an annual report to be sent to each stockholder of the corporation not later than one hundred twenty (120) days after the close of the corporation’s fiscal year. Such report shall include a balance sheet as of the end of such fiscal year and an income statement and statement of changes in financial position for such fiscal year, accompanied by any report thereon of independent accountants or, if there is no such report, the certificate of an authorized officer of the corporation that such statements were prepared without audit from the books and records of the corporation. When there are more than 100 stockholders of record of the corporation’s shares, as determined by Section 605 of the CGCL, additional information as required by Section 1501(b) of the CGCL shall also be contained in such report, provided that if the corporation has a class of securities registered under Section 12 of the 1934 Act, the 1934 Act shall take precedence. Such report shall be sent to stockholders at least fifteen (15) days prior to the next annual meeting of stockholders after the end of the fiscal year to which it relates.

(b) If and so long as there are fewer than 100 holders of record of the corporation’s shares, the requirement of sending of an annual report to the stockholders of the corporation is hereby expressly waived.

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Exhibit 10.2

REGULUS THERAPEUTICS INC.

2009 EQUITY INCENTIVE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: JANUARY 2, 2009

APPROVED BY THE STOCKHOLDERS: JANUARY 2, 2009

AMENDED BY THE BOARD OF DIRECTORS: MARCH 10, 2011

AMENDMENT APPROVED BY THE STOCKHOLDERS: MARCH 9, 2012

AMENDED BY THE BOARD OF DIRECTORS: MARCH 9, 2012

AMENDMENT APPROVED BY THE STOCKHOLDERS: MARCH 9, 2012

TERMINATION DATE: JANUARY 1, 2019

1. GENERAL.

(a) Eligible Stock Award Recipients. The persons eligible to receive Stock Awards are Employees, Directors and Consultants.

(b) Available Stock Awards. The Plan provides for the grant of the following Stock Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Restricted Stock Awards, (iv) Restricted Stock Unit Awards, and (v) Stock Appreciation Rights.

(c) Purpose. The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Stock Awards as set forth in Section 1(a), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate, and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Stock Awards.

2. ADMINISTRATION.

(a) Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee, as provided in Section 2(c).

(b) Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time (A) which of the persons eligible under the Plan shall be granted Stock Awards; (B) when and how each Stock Award shall be granted; (C) what type or combination of types of Stock Award shall be granted; (D) the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or Common Stock pursuant to a Stock Award; (E) the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person; and (F) the Fair Market Value applicable to a Stock Award.

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(ii) To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for administration of the Plan. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan or Stock Award fully effective.

(iii) To settle all controversies regarding the Plan and Stock Awards granted under it.

(iv) To accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

(v) To suspend or terminate the Plan at any time. Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vi) To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, relating to Incentive Stock Options and certain nonqualified deferred compensation under Section 409A of the Code and/or to bring the Plan or Stock Awards granted under the Plan into compliance therewith, subject to the limitations, if any, of applicable law. However, except as provided in Section 9(a) relating to Capitalization Adjustments, to the extent required by applicable law, stockholder approval shall be required for any amendment of the Plan that either (i) materially increases the number of shares of Common Stock available for issuance under the Plan, (ii) materially expands the class of individuals eligible to receive Stock Awards under the Plan, (iii) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (iv) materially extends the term of the Plan, or (v) expands the types of Stock Awards available for issuance under the Plan. Except as provided above, rights under any Stock Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing.

(vii) To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 422 of the Code regarding Incentive Stock Options.

(viii) To approve forms of Stock Award Agreements for use under the Plan and to amend the terms of any one or more Stock Awards, including, but not limited to, amendments to provide terms more favorable than previously provided in the Stock Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, the rights under any Stock Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing. Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without the affected Participant’s consent, the Board may amend the terms of any one

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or more Stock Awards if necessary to maintain the qualified status of the Stock Award as an Incentive Stock Option or to bring the Stock Award into compliance with Section 409A of the Code and the related guidance thereunder.

(ix) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Stock Awards.

(x) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States.

(xi) To effect, at any time and from time to time, with the consent of any adversely affected Optionholder, (1) the reduction of the exercise price of any outstanding Option under the Plan, (2) the cancellation of any outstanding Option under the Plan and the grant in substitution therefor of (A) a new Option under the Plan or another equity plan of the Company covering the same or a different number of shares of Common Stock, (B) a Restricted Stock Award, (C) a Stock Appreciation Right, (D) Restricted Stock Unit, (E) cash and/or (F) other valuable consideration (as determined by the Board, in its sole discretion), or (3) any other action that is treated as a repricing under generally accepted accounting principles; provided, however, that no such reduction or cancellation may be effected if it is determined, in the Company’s sole discretion, that such reduction or cancellation would result in any such outstanding Option becoming subject to the requirements of Section 409A of the Code.

(c) Delegation to Committee. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(d) Delegation to an Officer. The Board may delegate to one or more Officers of the Company the authority to do one or both of the following: (i) designate Officers (other than Officers of a Vice President level or senior thereto) and Employees of the Company or any of its Subsidiaries to be recipients of Options (and, to the extent permitted by applicable law, other Stock Awards) and the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Officers and Employees; provided, however, that the Board resolutions regarding such delegation shall specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Notwithstanding the foregoing, the Board may not delegate authority to an Officer to determine the Fair Market Value of the Common Stock pursuant to Section 13(t) below.

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(e) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

(f) Arbitration. Any dispute or claim concerning any Stock Awards granted (or not granted) pursuant to the Plan or any disputes or claims relating to or arising out of the Plan shall be fully, finally and exclusively resolved by binding and confidential arbitration conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association in San Diego, California. The Company shall pay all arbitration fees. In addition to any other relief, the arbitrator may award to the prevailing party recovery of its attorneys’ fees and costs. By accepting a Stock Award, Participants and the Company waive their respective rights to have any such disputes or claims tried by a judge or jury.

3. SHARES SUBJECT TO THE PLAN.

(a) Share Reserve; Evergreen. Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock of the Company that may be issued pursuant to Stock Awards after the Effective Date shall not exceed five million five hundred seventy-five thousand (5,575,000) shares. For clarity, the limitation in this Section 3(a) is a limitation in the number of shares of Common Stock that may be issued pursuant to the Plan. Accordingly, this Section 3(a) does not limit the granting of Stock Awards except as provided in Section 7(a). As of January 1, 2010 and as of January 1 of each calendar year thereafter, the members of the Board who are not employees of the Company, by majority vote, may automatically increase number of shares of Common Stock reserved for issuance pursuant to this Section 3(a) by the least of (i) five percent (5.0%) of the total number of shares of Common Stock outstanding (assuming conversion in full to Common Stock of all outstanding convertible Preferred Stock, indebtedness and/or other convertible securities and exercise in full of all outstanding options, warrants and the like exercisable directly or indirectly for shares of Common Stock, in each case without regard to any vesting or similar restrictions and assuming all shares reserved for issuance pursuant to this Plan but which have not then actually been issued and which are not then subject to outstanding Stock Awards) as of such January 1, or (ii) such other lesser number of shares as may be determined by a majority of the members of the Board who are not employees of the Company.

(b) Reversion of Shares to the Share Reserve. If any shares of Common Stock issued pursuant to a Stock Award are forfeited back to the Company because of the failure to meet a contingency or condition required to vest such shares in the Participant, then the shares which are forfeited shall revert to and again become available for issuance under the Plan. Also, any shares reacquired by the Company pursuant to Section 8(g) or as consideration for the exercise of an Option shall again become available for issuance under the Plan. Furthermore, if a Stock Award (i) expires or otherwise terminates without having been exercised in full or (ii) is settled in cash (i.e., the holder of the Stock Award receives cash rather than stock), such expiration, termination or settlement shall not reduce (or otherwise offset) the number of shares of Common Stock that may be issued pursuant to the Plan. Notwithstanding the provisions of

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this Section 3(b), any such shares shall not be subsequently issued pursuant to the exercise of Incentive Stock Options.

(c) Incentive Stock Option Limit. Notwithstanding anything to the contrary in this Section 3(c), subject to the provisions of Section 9(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options shall be twenty-five million (25,000,000) shares.

(d) Source of Shares. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

4. ELIGIBILITY.

(a) Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

(b) Ten Percent Stockholders. A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(c) Consultants. A Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, either the offer or the sale of the Company’s securities to such Consultant is not exempt under Rule 701 of the Securities Act (“Rule 701”) because of the nature of the services that the Consultant is providing to the Company, because the Consultant is not a natural person, or because of any other provision of Rule 701, unless the Company determines that such grant need not comply with the requirements of Rule 701 and will satisfy another exemption under the Securities Act as well as comply with the securities laws of all other relevant jurisdictions.

5. OPTION PROVISIONS.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, then the Option shall be a Nonstatutory Stock Option. The provisions of separate Options need not be identical; provided, however, that each Option Agreement shall include (through incorporation of provisions hereof by reference in the Option Agreement or otherwise) the substance of each of the following provisions:

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(a) Term. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, no Option shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Option Agreement.

(b) Exercise Price. Subject to the provisions of Section 4(b) regarding Incentive Stock Options granted to Ten Percent Stockholders, the exercise price of each Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Option may be granted with an exercise price lower than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option if such Option is granted pursuant to an assumption or substitution for another option in a manner consistent with the provisions of Section 424(a) of the Code (whether or not such options are Incentive Stock Options).

(c) Consideration. The purchase price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The permitted methods of payment are as follows:

(i) by cash, check, bank draft or money order payable to the Company;

(ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

(iv) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Common Stock will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (A) shares are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations;

(v) according to a deferred payment or similar arrangement approved by the Board between the Company and the Optionholder; provided, however, that interest shall compound at least annually and shall be charged at the minimum rate of interest necessary to avoid (A) the imputation of interest income to the Company and compensation income to the

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Optionholder under any applicable provisions of the Code, and (B) the classification of the Option as a liability for financial accounting purposes; or

(vi) in any other form of legal consideration that may be acceptable to the Board.

(d) Transferability of Options. The Board may, in its sole discretion, impose such limitations on the transferability of Options as the Board shall determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options shall apply:

(i) Restrictions on Transfer. An Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder; provided, however, that the Board may, in its sole discretion, permit transfer of the Option to such extent as permitted by Rule 701 of the Securities Act at the time of the grant of the Option and in a manner consistent with applicable tax and securities laws upon the Optionholder’s request.

(ii) Domestic Relations Orders. Notwithstanding the foregoing, an Option may be transferred pursuant to a domestic relations order, provided, however, that an Incentive Stock Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(iii) Beneficiary Designation. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be the beneficiary of an Option with the right to exercise the Option and receive the Common Stock or other consideration resulting from the Option exercise.

(e) Vesting of Options Generally. The total number of shares of Common Stock subject to an Option may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of performance goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this Section 5(e) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

(f) Termination of Continuous Service. Except as otherwise provided in the applicable Option Agreement or other agreement between the Optionholder and the Company, in the event that an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement, which period shall not be less than thirty (30) days unless such termination is for Cause), or (ii) the expiration of the term of the Option as

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set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(g) Extension of Termination Date. Except as otherwise provided in the applicable Option Agreement or other agreement between the Optionholder and the Company, if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than for Cause or upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option as set forth in the Option Agreement.

(h) Disability of Optionholder. Except as otherwise provided in the applicable Option Agreement or other agreement between the Optionholder and the Company, in the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Option Agreement, which period shall not be less than six (6) months), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(i) Death of Optionholder. Except as otherwise provided in the applicable Option Agreement or other agreement between the Optionholder and the Company, in the event that (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated as the beneficiary of the Option upon the Optionholder’s death, but only within the period ending on the earlier of (i) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement, which period shall not be less than six (6) months), or (ii) the expiration of the term of such Option as set forth in the Option Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate. If the Optionholder designates a third party beneficiary of the Option in accordance with Section 5(d)(iii), then upon the death of the Optionholder such designated beneficiary shall have the sole right to exercise the Option and receive the Common Stock or other consideration resulting from the Option exercise.

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(j) Termination for Cause. Except as explicitly provided otherwise in an Optionholder’s Option Agreement, in the event that an Optionholder’s Continuous Service is terminated for Cause, the Option shall terminate upon the termination date of such Optionholder’s Continuous Service, and the Optionholder shall be prohibited from exercising his or her Option from and after the time of such termination of Continuous Service.

(k) Non-Exempt Employees. No Option granted to an Employee that is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable for any shares of Common Stock until at least six months following the date of grant of the Option. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay.

(l) Early Exercise. The Option may, but need not, include a provision whereby the Optionholder may elect at any time before the Optionholder’s Continuous Service terminates to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the full vesting of the Option. Subject to the “Repurchase Limitation” in Section 8(l), any unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Board determines to be appropriate. Provided that the “Repurchase Limitation” in Section 8(l) is not violated, the Company shall not be required to exercise its repurchase option until at least six (6) months (or such longer or shorter period of time required to avoid classification of the Option as a liability for financial accounting purposes) have elapsed following exercise of the Option unless the Board otherwise specifically provides in the Option Agreement.

(m) Right of Repurchase. Subject to the “Repurchase Limitation” in Section 8(l), the Option may include a provision whereby the Company may elect to repurchase all or any part of the vested shares of Common Stock acquired by the Optionholder pursuant to the exercise of the Option.

(n) Right of First Refusal. The Option may include a provision whereby the Company may elect to exercise a right of first refusal following receipt of notice from the Optionholder of the intent to transfer all or any part of the shares of Common Stock received upon the exercise of the Option. Such right of first refusal shall be subject to the “Repurchase Limitation” in Section 8(l). Except as expressly provided in this Section 5(n) or in the Option Agreement, such right of first refusal shall otherwise comply with any applicable provisions of the Bylaws of the Company.

6. PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS.

(a) Restricted Stock Awards. Each Restricted Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock may be (x) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (y) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and

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conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical; provided, however, that each Restricted Stock Award Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. A Restricted Stock Award may be awarded in consideration for (A) past or future services actually or to be rendered to the Company or an Affiliate, or (B) any other form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii) Vesting. Subject to the “Repurchase Limitation” in Section 8(l), shares of Common Stock awarded under the Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii) Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, the Company may receive via a forfeiture condition, any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(iv) Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board shall determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.

(b) Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical, provided, however, that each Restricted Stock Unit Award Agreement shall include (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii) Vesting. At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

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(iii) Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv) Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v) Dividend Equivalents. Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

(vi) Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(vii) Compliance with Section 409A of the Code. Notwithstanding anything to the contrary set forth herein, any Restricted Stock Unit Award granted under the Plan that is not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Restricted Stock Unit Award will comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Board and contained in the Restricted Stock Unit Award Agreement evidencing such Restricted Stock Unit Award. For example, such restrictions may include, without limitation, a requirement that any Common Stock that is to be issued in a year following the year in which the Restricted Stock Unit Award vests must be issued in accordance with a fixed pre-determined schedule.

(c) Stock Appreciation Rights. Each Stock Appreciation Right Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. Stock Appreciation Rights may be granted as stand-alone Stock Awards or in tandem with other Stock Awards. The terms and conditions of Stock Appreciation Right Agreements may change from time to time, and the terms and conditions of separate Stock Appreciation Right Agreements need not be identical; provided, however, that each Stock Appreciation Right Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Term. No Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the date of grant or such shorter period specified in the Stock Appreciation Right Agreement.

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(ii) Strike Price. Each Stock Appreciation Right will be denominated in shares of Common Stock equivalents. The strike price of each Stock Appreciation Right granted as a stand-alone or tandem Stock Award shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock equivalents subject to the Stock Appreciation Right on the date of grant.

(iii) Calculation of Appreciation. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of shares of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) the strike price that will be determined by the Board on the date of grant.

(iv) Vesting. At the time of the grant of a Stock Appreciation Right, the Board may impose such restrictions or conditions to the vesting of such Stock Appreciation Right as it, in its sole discretion, deems appropriate.

(v) Exercise. To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(vi) Non-Exempt Employees. No Stock Appreciation Right granted to an Employee that is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable for any shares of Common Stock until at least six months following the date of grant of the Stock Appreciation Right. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise of a Stock Appreciation Right will be exempt from his or her regular rate of pay.

(vii) Payment. The appreciation distribution in respect to a Stock Appreciation Right may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(viii) Termination of Continuous Service. Except as otherwise provided in the applicable Stock Appreciation Right Agreement or other agreement between the Participant and the Company, in the event that a Participant’s Continuous Service terminates (other than for Cause or upon the Participant’s death or Disability), the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (A) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement, which period shall not be less than thirty (30) days unless such termination is for Cause), or (B) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after termination of Continuous Service,

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the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.

(ix) Disability of Participant. Except as otherwise provided in the applicable Stock Appreciation Right Agreement or other agreement between the Participant and the Company, in the event that a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (A) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement, which period shall not be less than six (6) months), or (B) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.

(x) Death of Participant. Except as otherwise provided in the applicable Stock Appreciation Right Agreement or other agreement between the Participant and the Company, in the event that (i) a Participant’s Continuous Service terminates as a result of the Participant’s death, or (ii) the Participant dies within the period (if any) specified in the Stock Appreciation Right Agreement after the termination of the Participant’s Continuous Service for a reason other than death, then the Stock Appreciation Right may be exercised (to the extent the Participant was entitled to exercise such Stock Appreciation Right as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Stock Appreciation Right by bequest or inheritance or by a person designated as the beneficiary of the Stock Appreciation Right upon the Participant’s death, but only within the period ending on the earlier of (i) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Stock Appreciation Right Agreement, which period shall not be less than six (6) months), or (ii) the expiration of the term of such Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after the Participant’s death, the Stock Appreciation Right is not exercised within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.

(xi) Termination for Cause. Except as explicitly provided otherwise in a Participant’s Stock Appreciation Right Agreement, in the event that a Participant’s Continuous Service is terminated for Cause, the Stock Appreciation Right shall terminate upon the termination date of such Participant’s Continuous Service, and the Participant shall be prohibited from exercising his or her Stock Appreciation Right from and after the time of such termination of Continuous Service.

(xii) Compliance with Section 409A of the Code. Notwithstanding anything to the contrary set forth herein, any Stock Appreciation Rights granted under the Plan that are not exempt from the requirements of Section 409A of the Code shall contain such provisions so that

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such Stock Appreciation Rights will comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right. For example, such restrictions may include, without limitation, a requirement that a Stock Appreciation Right that is to be paid wholly or partly in cash must be exercised and paid in accordance with a fixed pre-determined schedule.

7. COVENANTS OF THE COMPANY.

(a) Availability of Shares. During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock reasonably required to satisfy such Stock Awards.

(b) Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

(c) No Obligation to Notify. The Company shall have no duty or obligation to any holder of a Stock Award to advise such holder as to the time or manner of exercising such Stock Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.

8. MISCELLANEOUS.

(a) Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

(b) Corporate Action Constituting Grant of Stock Awards. Corporate action constituting a grant by the Company of a Stock Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant.

(c) Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has satisfied all requirements for exercise of the

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Stock Award pursuant to its terms and the Participant shall not be deemed to be a stockholder of record until the issuance of the Common Stock pursuant to such exercise has been entered into the books and records of the Company.

(d) No Employment or Other Service Rights. Nothing in the Plan, any Stock Award Agreement or any other instrument executed thereunder or in connection with any Stock Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(e) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(f) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (x) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (y) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(g) Withholding Obligations. To the extent provided by the terms of a Stock Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to a Stock Award by any of the following means (in addition to

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the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Stock Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding payment from any amounts otherwise payable to the Participant; (iv) withholding cash from a Stock Award settled in cash; or (v) by such other method as may be set forth in the Stock Award Agreement.

(h) Electronic Delivery. Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.

(i) Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Stock Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee. The Board is authorized to make deferrals of Stock Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of employment or retirement, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(j) Compliance with Section 409A. To the extent that the Board determines that any Stock Award granted hereunder is subject to Section 409A of the Code, the Stock Award Agreement evidencing such Stock Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Stock Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued or amended after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Board determines that any Stock Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Board may adopt such amendments to the Plan and the applicable Stock Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (1) exempt the Stock Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Stock Award, or (2) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

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(k) Compliance with Exemption Provided by Rule 12h-1(f). If: (i) the aggregate of the number of Optionholders and the number of holders of all other outstanding compensatory employee stock options to purchase shares of Common Stock equals or exceeds five hundred (500), and (ii) the assets of the Company at the end of the Company’s most recently completed fiscal year exceed $10 million, then the following restrictions shall apply during any period during which the Company does not have a class of its securities registered under Section 12 of the Exchange Act and is not required to file reports under Section 15(d) of the Exchange Act: (A) the Options and, prior to exercise, the shares of Common Stock acquired upon exercise of the Options may not be transferred until the Company is no longer relying on the exemption provided by Rule 12h-1(f) promulgated under the Exchange Act (“Rule 12h-1(f)”), except: (1) as permitted by Rule 701(c) promulgated under the Securities Act, (2) to a guardian upon the disability of the Optionholder, or (3) to an executor upon the death of the Optionholder (collectively, the “Permitted Transferees”); provided, however, the following transfers are permitted: (i) transfers by the Optionholder to the Company, and (ii) transfers in connection with a change of control or other acquisition involving the Company, if following such transaction, the Options no longer remain outstanding and the Company is no longer relying on the exemption provided by Rule 12h-1(f); provided further, that any Permitted Transferees may not further transfer the Options; (B) except as otherwise provided in (A) above, the Options and shares of Common Stock acquired upon exercise of the Options are restricted as to any pledge, hypothecation, or other transfer, including any short position, any “put equivalent position” as defined by Rule 16a-1(h) promulgated under the Exchange Act, or any “call equivalent position” as defined by Rule 16a-1(b) promulgated under the Exchange Act by the Optionholder prior to exercise of an Option until the Company is no longer relying on the exemption provided by Rule 12h-1(f); and (C) at any time that the Company is relying on the exemption provided by Rule 12h-1(f), the Company shall deliver to Optionholders (whether by physical or electronic delivery or written notice of the availability of the information on an internet site) the information required by Rule 701(e)(3), (4), and (5) promulgated under the Securities Act every six (6) months, including financial statements that are not more than one hundred eighty (180) days old; provided, however, that the Company may condition the delivery of such information upon the Optionholder’s agreement to maintain its confidentiality.

(l) Repurchase Limitation. The terms of any repurchase option shall be specified in the Stock Award Agreement. The repurchase price for vested shares of Common Stock shall be the Fair Market Value of the shares of Common Stock on the date of repurchase. The repurchase price for unvested shares of Common Stock shall be the lower of (i) the Fair Market Value of the shares of Common Stock on the date of repurchase or (ii) their original purchase price. However, the Company shall not exercise its repurchase option until at least six (6) months (or such longer or shorter period of time necessary to avoid classification of the Stock Award as a liability for financial accounting purposes) have elapsed following delivery of shares of Common Stock subject to the Stock Award, unless otherwise specifically provided by the Board.

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9. ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

(a) Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall proportionately and appropriately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(c), and (iii) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive.

(b) Dissolution or Liquidation. Except as otherwise provided in the Stock Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase option may be repurchased by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c) Corporate Transaction. The following provisions shall apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Stock Award or any other written agreement between the Company or any Affiliate and the holder of the Stock Award or unless otherwise expressly provided by the Board at the time of grant of a Stock Award.

(i) Stock Awards May Be Assumed. Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award. The terms of any assumption, continuation or substitution shall be set by the Board in accordance with the provisions of Section 2.

(ii) Stock Awards Held by Current Participants. Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding

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Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Stock Awards (and, if applicable, the time at which such Stock Awards may be exercised) shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Stock Awards shall terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall lapse (contingent upon the effectiveness of the Corporate Transaction).

(iii) Stock Awards Held by Persons other than Current Participants. Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Award may be exercised) shall not be accelerated and such Stock Awards (other than a Stock Award consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv) Payment for Stock Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event a Stock Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Stock Award may not exercise such Stock Award but will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of (A) the value of the property the holder of the Stock Award would have received upon the exercise of the Stock Award, over (B) any exercise price payable by such holder in connection with such exercise.

(d) Change in Control. A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement approved by the Board between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration shall occur.

10. TERMINATION OR SUSPENSION OF THE PLAN.

(a) Plan Term. The Board may suspend or terminate the Plan at any time. Unless sooner terminated by the Board pursuant to Section 2, the Plan shall automatically terminate on the day before the tenth (10th) anniversary of the earlier of (i) the date the Plan is adopted by the

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Board, or (ii) the date the Plan is approved by the stockholders of the Company. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the affected Participant.

11. EFFECTIVE DATE OF PLAN.

This Plan shall become effective on the Effective Date.

12. CHOICE OF LAW.

The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

13. DEFINITIONS. As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:

(a) “Affiliate” means, at the time of determination, any “parent” or “majority-owned subsidiary” of the Company, as such terms are defined in Rule 405 of the Securities Act. The Board shall have the authority to determine the time or times at which “parent” or “majority-owned subsidiary” status is determined within the foregoing definition.

(b) “Board” means the Board of Directors of the Company.

(c) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company). Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a transaction “without the receipt of consideration” by the Company.

(d) “Cause” means with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or of any statutory duty owed to the Company; (iv) such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) such Participant’s gross misconduct. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause shall be made by the Company in its sole discretion. Any determination by the Company that the Continuous Service

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of a Participant was terminated by reason of dismissal without Cause for the purposes of outstanding Stock Awards held by such Participant shall have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(e) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation; or

(iv) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in

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substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition.

Notwithstanding the foregoing definition or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Stock Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means a committee of one or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

(h) “Common Stock” means the common stock of the Company.

(i) “Company” means Regulus Therapeutics Inc., a Delaware corporation.

(j) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

(k) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director, or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service; provided, however, if the Entity for which a Participant is rendering service ceases to qualify as an Affiliate, as determined by the Board in its sole discretion, such Participant’s Continuous Service shall be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an employee of the Company to a consultant of an Affiliate or to a Director shall not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

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(l) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) the consummation of a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) the consummation of a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii) the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(m) “Director” means a member of the Board.

(n) “Disability” means the inability of a Participant to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, and shall be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(o) “Effective Date” means the effective date of this Plan, which is the earlier of (i) the date that this Plan is first approved by the Company’s stockholders, or (ii) the date this Plan is adopted by the Board.

(p) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(q) “Entity” means a corporation, partnership, limited liability company or other entity.

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv)

23.

an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date of the Plan as set forth in Section 11, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(t) “Fair Market Value” means, as of any date, the value of the Common Stock determined by the Board in compliance with Section 409A of the Code or, in the case of an Incentive Stock Option, in compliance with Section 422 of the Code.

(u) “Good Reason” means, with respect to any particular Participant, voluntary resignation of employment with the Company by such Participant within thirty (30) days of the occurrence of one or more of the following undertaken by the Company following the occurrence of a Change of Control without such Participant’s consent: (i) a change in such Participant’s title and reporting relationships together with the assignment to such Participant of duties or responsibilities that results in a material diminution in Participant’s primary function with the Company; (ii) a material reduction by the Company in Purchaser’s annual base salary; provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in Purchaser’s annual base salary that is pursuant to a salary reduction program affecting substantially all of the employees of the Company and that does not adversely affect Purchaser to a greater extent than other similarly situated employees; or (iii) a relocation of Participant’s principal business office to a location more than fifty (50) miles from the immediately preceding location, except for travel in connection with Company business.

(v) “Incentive Stock Option” means an Option that qualifies as an “incentive stock option” within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(w) “Nonstatutory Stock Option” means an Option that does not qualify as an Incentive Stock Option.

(x) “Officer” means any person designated by the Company as an officer.

(y) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(z) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(aa) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(bb) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if

24.

such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(cc) “Participant” means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(dd) “Plan” means this Regulus Therapeutics Inc. 2009 Equity Incentive Plan.

(ee) “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).

(ff) “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award. Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(gg) “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(b).

(hh) “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(ii) “Securities Act” means the Securities Act of 1933, as amended.

(jj) “Stock Appreciation Right” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 6(c).

(kk) “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(ll) “Stock Award” means any right to receive Common Stock granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, or a Stock Appreciation Right.

(mm) “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(nn) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time,

25.

stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) .

(oo) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

26.

REGULUS THERAPEUTICS INC.

OPTION GRANT NOTICE

(2009 EQUITY INCENTIVE PLAN)

Regulus Therapeutics Inc. (the “Company”), pursuant to its 2009 Equity Incentive Plan (the “Plan”), hereby grants to Optionholder an option to purchase the number of shares of the Company’s Common Stock set forth below. This option is subject to all of the terms and conditions as set forth herein and in the Option Agreement, the Plan and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety.

Optionholder:
Date of Grant:
Vesting Commencement Date:
Number of Shares Subject to Option:
Exercise Price (Per Share):
Total Exercise Price:
Expiration Date:

Type of Grant:	☐ Incentive Stock Option[1]	☐ Nonstatutory Stock Option

Exercise Schedule:	☐ Same as Vesting Schedule	☐ Early Exercise Permitted

Vesting Schedule:	[1/4th of the shares vest one year after the Vesting Commencement Date. 1/48th of the shares vest monthly thereafter over the next three years.][2]

Payment:	By one or a combination of the following items (described in the Option Agreement):

☐ By cash or check
☐ By bank draft or money order payable to the Company
☐ Pursuant to a Regulation T program if the Shares are publicly traded
☐ By delivery of already-owned shares if the Shares are publicly traded
☐ By net exercise if the Company has established a procedure for net exercise at the time of such exercise

Additional Terms/Acknowledgements: The undersigned Optionholder acknowledges receipt of, and understands and agrees to, this Stock Option Grant Notice, the Option Agreement and the Plan. Optionholder further acknowledges that as of the Date of Grant, this Stock Option Grant Notice, the Option Agreement and the Plan set forth the entire understanding between Optionholder and the Company regarding the acquisition of stock in the Company and supersede all prior oral and written agreements on that subject with the exception of (i) options previously granted and delivered to Optionholder under the Plan, and (ii) the following agreements only:

OTHER AGREEMENTS:

[Signatures on Following Page]

[1]

If this is an Incentive Stock Option, it (plus other outstanding incentive stock options granted to Optionholder by the Company) cannot be first exercisable for more than $100,000 in value (measured by exercise price) in any calendar year. Any excess over $100,000 is a Nonstatutory Stock Option.

[2]	Vesting Schedule to be based on individual grant as approved by the Board of Directors of the Company.

REGULUS THERAPEUTICS INC.		OPTIONHOLDER:

By:
	Signature		Signature
Title:		Date:

Date:

ATTACHMENTS: Option Agreement, 2009 Equity Incentive Plan and Notice of Exercise

ATTACHMENT I

REGULUS THERAPEUTICS INC.

2009 EQUITY INCENTIVE PLAN

OPTION AGREEMENT

(INCENTIVE STOCK OPTION OR NONSTATUTORY STOCK OPTION)

Pursuant to your Option Grant Notice (“Grant Notice”) and this Option Agreement, Regulus Therapeutics Inc. (the “Company”) has granted you an option under its 2009 Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. Defined terms not explicitly defined in this Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your option are as follows:

1. VESTING. Subject to the limitations contained herein, your option will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.

2. NUMBER OF SHARES AND EXERCISE PRICE. The number of shares of Common Stock subject to your option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for Capitalization Adjustments.

3. EXERCISE RESTRICTION FOR NON-EXEMPT EMPLOYEES. In the event that you are an Employee eligible for overtime compensation under the Fair Labor Standards Act of 1938, as amended (i.e., a “Non-Exempt Employee”), you may not exercise your option until you have completed at least six (6) months of Continuous Service measured from the Date of Grant specified in your Grant Notice, notwithstanding any other provision of your option.

4. METHOD OF PAYMENT. Payment of the exercise price is due in full upon exercise of all or any part of your option. You may elect to make payment of the exercise price in cash or by check or in any other manner permitted by your Grant Notice, which may include one or more of the following:

(a) Bank draft or money order payable to the Company.

(b) Provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.

(c) Provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, by delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. Notwithstanding the foregoing, you may not exercise your option by tender to the Company of Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

(d) By a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise of your option by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from you to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided further, however, that shares of Common Stock will no longer be outstanding under your option and will not be exercisable thereafter to the extent that (1) shares are used to pay the exercise price pursuant to the “net exercise,” (2) shares are delivered to you as a result of such exercise, and (3) shares are withheld to satisfy tax withholding obligations.

5. WHOLE SHARES. You may exercise your option only for whole shares of Common Stock.

6. SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act or, if such shares of Common Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

7. TERM. You may not exercise your option before the commencement or after the expiration of its term. The term of your option commences on the Date of Grant and expires upon the earliest of the following:

(a) immediately upon the termination of your Continuous Service for Cause;

(b) three (3) months after the termination of your Continuous Service for any reason other than Cause or your Disability or death; provided, however, that (i) if during any part of such three (3) month period your option is not exercisable solely because of the condition set forth in Section 6, your option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service and (ii) if (x) you are a Non-Exempt Employee, (y) you terminate your Continuous Service within six (6) months after the Date of Grant specified in your Grant Notice, and (z) you have vested in a portion of your option at the time of your termination of Continuous Service, your option shall not expire until the earlier of (A) the later of the date that is seven (7) months after the Date of Grant specified in your Grant Notice or the date that is three (3) months after the termination of your Continuous Service or (B) the Expiration Date;

(c) twelve (12) months after the termination of your Continuous Service due to your Disability;

(d) eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates for any reason other than Cause;

(e) the Expiration Date indicated in your Grant Notice; or

(f) the day before the tenth (10th) anniversary of the Date of Grant.

If your option is an Incentive Stock Option, note that to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the date of grant of your option and ending on the day three (3) months before the date of your option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or your permanent and total disability, as defined in Section 22(e) of the Code. (The definition of disability in Section 22(e) of the Code is different from the definition of Disability under the Plan). The Company has provided for extended exercisability of your option under certain circumstances for your benefit but cannot guarantee that your option will necessarily be treated as an Incentive Stock Option if you continue to provide services to the Company or an Affiliate as a Consultant or Director after your employment terminates or if you otherwise exercise your option more than three (3) months after the date your employment with the Company or an Affiliate terminates.

8. EXERCISE.

(a) You may exercise the vested portion of your option (and the unvested portion of your option if your Grant Notice so permits) during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

(b) By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of your option, (ii) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (iii) the disposition of shares of Common Stock acquired upon such exercise.

(c) If your option is an Incentive Stock Option, by exercising your option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your option that occurs within two (2) years after the date of your option grant or within one (1) year after such shares of Common Stock are transferred upon exercise of your option.

(d) By exercising your option you agree that you shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to, any shares of

Common Stock or other securities of the Company held by you, for a period of one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act or such longer period, not to exceed 34 days, as necessary to permit compliance with NASD Rule 2711 and similar or successor regulatory rules and regulations (the “Lock-Up Period”); provided, however, that nothing contained in this section shall prevent the exercise of a repurchase option, if any, in favor of the Company during the Lock-Up Period. You further agree to execute and deliver such other agreements as may be reasonably requested by the Company and/or the underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your shares of Common Stock until the end of such period. The underwriters of the Company’s stock are intended third party beneficiaries of this Section 8(d) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

(e) By exercising your option you agree that, in the event of a Buy-Out (a “Buy-Out”) under Article 4 of the Founding Investor Rights Agreement dated January 1, 2009 (as may be amended from time to time, the “IRA”) you agree to vote or act with respect to any shares of Common Stock or other securities of the Company held by you so as to authorize and approve the Buyout. You further agree to execute and deliver such other agreements as may be reasonably requested by the Company that are consistent with the foregoing or that are necessary to give further effect thereto. The Founding Investors (as defined in the IRA) are intended third party beneficiaries of this Section 8(e) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

9. TRANSFERABILITY.

(a) Restrictions on Transfer. Your option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during your lifetime only by you; provided, however, that the Board may, in its sole discretion, permit you to transfer your option in a manner consistent with applicable tax and securities laws upon your request. Additionally, if your option is an Incentive Stock Option, the Board may permit you to transfer your option only to the extent permitted by Sections 421, 422 and 424 of the Code and the regulations and other guidance thereunder.

(b) Domestic Relations Orders. Notwithstanding the foregoing, your option may be transferred pursuant to a domestic relations order; provided, however, that if your option is an Incentive Stock Option, your option shall be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(c) Beneficiary Designation. Notwithstanding the foregoing, you may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option and receive the Common Stock or other consideration resulting from an Option exercise. In the absence of such designation, the executor or administrator of your estate shall be entitled to exercise the Option and receive the Common Stock or other consideration resulting from an Option exercise.

10. EXERCISE PRIOR TO VESTING (“EARLY EXERCISE”). If permitted in your Grant Notice (i.e., the “Exercise Schedule” indicates that “Early Exercise” of your option is permitted) and subject to the provisions of your option, you may elect at any time that is both (i) during the period of your Continuous Service and (ii) during the term of your option, to exercise all or part of your option, including the nonvested portion of your option; provided, however, that:

(a) a partial exercise of your option shall be deemed to cover first vested shares of Common Stock and then the earliest vesting installment of unvested shares of Common Stock;

(b) any shares of Common Stock so purchased from installments that have not vested as of the date of exercise shall be subject to the purchase option in favor of the Company as described in the Company’s form of Early Exercise Stock Purchase Agreement;

(c) you shall enter into the Company’s form of Early Exercise Stock Purchase Agreement with a vesting schedule that will result in the same vesting as if no early exercise had occurred; and

(d) if your option is an Incentive Stock Option, then, to the extent that the aggregate Fair Market Value (determined at the time of grant) of the shares of Common Stock with respect to which your option plus all other Incentive Stock Options you hold are exercisable for the first time by you during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), your option(s) or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

11. RIGHT OF FIRST REFUSAL. Shares of Common Stock that you acquire upon exercise of your option are subject to any right of first refusal that may be described in the Company’s bylaws in effect at such time the Company elects to exercise its right; provided, however, that if your option is an Incentive Stock Option and the right of first refusal described in the Company’s bylaws in effect at the time the Company elects to exercise its right is more beneficial to you than the right of first refusal described in the Company’s bylaws on the Date of Grant, then the right of first refusal described in the Company’s bylaws on the Date of Grant shall apply. The Company’s right of first refusal shall expire on the Listing Date. For purposes of this Agreement, Listing Date shall mean the first date upon which any security of the Company is listed (or approved for listing) upon notice of issuance on a national securities exchange or traded on any established market.

12. RIGHT OF REPURCHASE. To the extent provided in the Company’s bylaws in effect at such time the Company elects to exercise its right, the Company shall have the right to repurchase all or any part of the shares of Common Stock you acquire pursuant to the exercise of your option.

13. OPTION NOT A SERVICE CONTRACT. Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option shall obligate the Company or an Affiliate, their respective stockholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

14.	WITHHOLDING OBLIGATIONS.

(a) At the time you exercise your option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of your option.

(b) Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid variable award accounting). If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Common Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your option. Notwithstanding the filing of such election, shares of Common Stock shall be withheld solely from fully vested shares of Common Stock determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

(c) You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein unless such obligations are satisfied.

15. NOTICES. Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

16. GOVERNING PLAN DOCUMENT. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control.

ATTACHMENT II

2009 EQUITY INCENTIVE PLAN

ATTACHMENT III

NOTICE OF EXERCISE

REGULUS THERAPEUTICS INC.

Date of Exercise: _______________

Ladies and Gentlemen:

This constitutes notice under my stock option that I elect to purchase the number of shares for the price set forth below.

Type of option (check one):	Incentive ☐	Nonstatutory ☐

Stock option dated:	______________

Number of shares as to which option is exercised:	______________

Certificates to be issued in name of:	______________

Total exercise price:	$______________

Value of payment delivered herewith:	$______________

Form of payment:

☐   By cash or check

☐   By bank draft or money order payable to the Company

☐   Pursuant to a Regulation T program if the Shares are publicly traded

☐   By delivery of already-owned shares if the Shares are publicly traded[3]

☐   By net exercise if the Company has established a procedure for net exercise at the time of such exercise

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the 2009 Equity Incentive Plan, (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option, and (iii) if this exercise relates to an incentive stock option, to notify you in writing within fifteen (15) days after the date of any disposition of any of the shares of Common Stock issued

[3]

Shares must meet the public trading requirements set forth in the option. Shares must be valued in accordance with the terms of the option being exercised and must be owned free and clear of any liens, claims, encumbrances or security interests. Certificates must be endorsed or accompanied by an executed assignment separate from certificate.

upon exercise of this option that occurs within two (2) years after the date of grant of this option or within one (1) year after such shares of Common Stock are issued upon exercise of this option.

I am aware of the Company’s business affairs and financial condition and have acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the shares of Common Stock of the Company listed above (the “Shares”). I hereby make the following certifications and representations with respect to the Shares, which are being acquired by me for my own account upon exercise of this Option as set forth above:

I acknowledge that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are deemed to constitute “restricted securities” under Rule 701 and Rule 144 promulgated under the Securities Act. I warrant and represent to the Company that I have no present intention of distributing or selling said Shares, except as permitted under the Securities Act and any applicable state securities laws. I understand that (i) the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available and (ii) the Company has no obligation to register the Shares.

I further acknowledge that I will not be able to resell the Shares for at least ninety (90) days after the stock of the Company becomes publicly traded (i.e., subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934) under Rule 701 and that more restrictive conditions apply to affiliates of the Company under Rule 144.

I further acknowledge that all certificates representing any of the Shares subject to the provisions of this Option shall have endorsed thereon appropriate legends reflecting the foregoing limitations, as well as any legends reflecting restrictions pursuant to the Company’s Certificate of Incorporation, Bylaws and/or applicable securities laws.

I further agree that I will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to, any shares of Common Stock or other securities of the Company held by me, for a period of one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act or such longer period, not to exceed 34 days, as necessary to permit compliance with NASD Rule 2711 and similar or successor regulatory rules and regulations (the “Lock Up Period”); provided, however, that nothing contained in this paragraph shall prevent the exercise of a repurchase option, if any, in favor of the Company during the Lock Up Period. I further agree to execute and deliver such other agreements as may be reasonably requested by the Company and/or the underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to my shares of Common Stock until the end of such period.

I further agree that by exercising my option that, in the event of a Buy-Out (a “Buy-Out”) under Article 4 of the Founding Investor Rights Agreement dated January 1, 2009 (as may be amended from time to time, the “IRA”) I agree to vote or act with respect to any shares of Common Stock or other securities of the Company held by me so as to authorize and approve the Buyout. I further agree to execute and deliver such other agreements as may be reasonably requested by the Company that are consistent with the foregoing or that are necessary to give further effect thereto. I acknowledge that the Founding Investors (as defined in the IRA) are intended third party beneficiaries of this Section 8(e) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

Very truly yours,

Exhibit 10.6

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of June 15, 2012 (the “Effective Date”), by and between REGULUS THERAPEUTICS INC., a Delaware corporation (the “Company”), and KLEANTHIS G. XANTHOPOULOS, PH.D. (the “Executive”). The Company and the Executive are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party”. From and following the Effective Date, this Agreement shall replace and supersede that certain Employment Agreement between Executive and Regulus Therapeutics LLC entered into as of December 29, 2008 (the “Prior Agreement”).

RECITALS

WHEREAS, Executive and the Company are currently parties to the Prior Agreement that is superseded and replaced in its entirety by this Agreement;

WHEREAS, the Company desires to continue to employ Executive to provide personal services to the Company in that capacity, and wishes to provide Executive with certain compensation and benefits in return for his services, and Executive wishes to be so employed and to receive such benefits; and

WHEREAS, the Company and Executive wish to enter into this Agreement to define their mutual rights and duties with respect to Executive’s compensation and benefits.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

AGREEMENT

1. EMPLOYMENT.

1.1 Term. The term of this Agreement shall begin on the Effective Date, and shall continue until terminated in accordance with Section 5 herein.

1.2 Title. The Executive shall continue in the role of President and Chief Executive Officer of the Company (“CEO”) and shall serve in such other capacity or capacities as the Board of Directors of the Company (the “Board”) may from time to time prescribe, but only as consistent with the customary duties of a CEO. During the term of this Agreement, unless otherwise agreed by the Parties, the Executive shall also continue to serve as a member of the Board. Upon termination of the Executive’s employment with the Company, for any reason or no reason, the Executive shall immediately resign as a member of the Board, unless the Board requests that the Executive continue to serve as a member of the Board.

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1.3 Duties. The Executive shall report to the Board and shall do and perform all reasonable services, acts or things necessary or advisable to manage and conduct the business of the Company and which are normally associated with the position of CEO, consistent with the bylaws of the Company and as required by the Board.

1.4 Location. The Executive shall perform services pursuant to this Agreement at the Company’s offices located in San Diego, California, or at any other place at which the Company maintains an office; provided, however, that the Company may from time to time require the Executive to travel temporarily to other locations in connection with the Company’s business.

2. LOYAL AND CONSCIENTIOUS PERFORMANCE.

2.1 Loyalty. During the Executive’s employment by the Company the Executive shall devote the Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of the Executive’s duties under this Agreement.

2.2 Non-Company Business. While employed by the Company, Executive shall not, without the Company’s prior written consent, (i) render to others, services of any kind for compensation, or engage in any other business activity that would materially interfere with the performance of Executive’s duties under this Agreement, or (ii) directly or indirectly, whether as a partner, employee, creditor, shareholder, or otherwise, promote, participate or engage in any activity or other business competitive with the Company’s business. Executive shall not invest in any company or business which competes in any manner with the Company; provided that, Executive may, without violating this section, own, as a passive investment, shares of capital stock of a publicly-held corporation that engages in competition if (i) such shares are actively traded on an established national securities market in the United States, (ii) the number of shares of such corporation’s capital stock that are owned beneficially (directly or indirectly) by the Executive represents less than one percent of the total number of shares of such corporation’s outstanding capital stock, and (iii) Executive is not otherwise associated directly or indirectly with such corporation or with any affiliate of such corporation.

3. COMPENSATION OF THE EXECUTIVE.

3.1 Base Salary. The Company shall pay the Executive a base salary at the rate of $515,500 per year (the “Base Salary”), less payroll deductions and all required withholdings, payable in regular bi-weekly payments or otherwise in accordance with Company policy. Such Base Salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year.

3.2 Discretionary Bonuses. In addition to the Base Salary, the Executive will be eligible to receive a yearly discretionary merit bonus pursuant to the Company’s annual performance bonus plan, with a target amount of such bonus equal to up to 40% of Executive’s Base Salary (the “Annual Bonus”). Whether Executive receives an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined by the Board in its sole discretion based upon the Company’s and Executive’s achievement of objectives and milestones

2.

to be determined on an annual basis by the Board. Executive must remain an active employee through the end of the applicable performance period in order to earn an Annual Bonus for that year and any such bonus will be paid in a lump sum prior to March 15 of the year following the year in which Executive’s right to such amount became vested.

3.3 Equity Compensation. Any stock, stock options, or other equity awards that Executive has already been granted by the Company shall continue to be governed in all respects by the terms of the applicable grant agreements, grant notices, plan documents and stock restriction agreements. The Board may grant additional stock, stock options, or other equity awards to Executive in its sole discretion.

3.4 Changes to Compensation. It is anticipated that the Executive will be considered on an annual basis for merit increases in base compensation consistent with performance and market trends but subject to Board approval in its sole discretion. Subject to Section 5.3 below, the Executive’s compensation may be changed from time to time in the Company’s sole discretion based upon Board approved changes to the Company’s operating plan after considering relevant business conditions.

3.5 Employment Taxes. All of the Executive’s compensation and payments under this Agreement shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

3.6 Benefits. The Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any executive benefit plan or arrangement which may be in effect from time to time and made available to the Company’s executive or key management employees.

3.7 Vacations and Holidays. In accordance with Company policies, Executive shall be entitled to accrue three weeks of paid vacation during each calendar year, subject to applicable maximum accrual caps; and Executive shall also be entitled to certain paid holidays. The Company may modify any of its benefit plans or policies, including its vacation and holiday policies, from time to time in its sole discretion.

3.8 Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in furtherance or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) to be eligible to obtain reimbursement for such expenses Executive must submit expense reports within 45 days after the expense is incurred, (b) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (c) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (d) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

3.

4. DEFINITIONS.

For purposes of this Agreement, the following terms shall have the following meanings:

4.1 Cause. “Cause” for the Company to terminate Executive’s employment hereunder means the occurrence of any of the following events: (i) Executive’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) Executive’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) Executive’s intentional, material violation of any contract or agreement between the Participant and the Company (including this Agreement) or of any statutory duty owed to the Company; (iv) Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) Executive’s gross misconduct.

4.2 Change in Control. For purposes of this Agreement, “Change in Control” means: the occurrence of any one or more of the following events: (i) any person (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), other than Isis Pharmaceuticals, Inc. or Alnylam Pharmaceuticals, becomes the owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities (other than in connection with a transaction involving the issuance of securities by the Company the principal purpose of which is to raise capital for the Company); (ii) there is consummated a merger, consolidation or similar transaction to which the Company is a party and the stockholders of the Company immediately prior thereto do not own outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity immediately following such merger, consolidation or similar transaction or more than 50% of the combined outstanding voting power of the parent of the surviving entity immediately following such merger, consolidation or similar transaction; or (iii) there is consummated a sale, lease exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity more than 50% of the combined voting power of which is owned immediately following such disposition by the stockholders of the Company immediately prior thereto.

4.3 Complete Disability. “Complete Disability” shall mean the inability of the Executive to perform the Executive’s duties under this Agreement because the Executive has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when the Executive becomes disabled, the term Complete Disability shall mean the inability of the Executive to perform the Executive’s duties under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines can be expected to result in death or expected to last for a continuous period of more than 12 months. Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such

4.

determination is made shall be the date of such Complete Disability for purposes of this Agreement. The Company shall act upon this Section in compliance with the Family Medical Leave Act (if applicable to the Company), the Americans with Disabilities Act (as amended), and applicable state and local laws.

4.4 Good Reason. “Good Reason” for the Executive to terminate the Executive’s employment hereunder shall mean the occurrence of any of the following events without the Executive’s consent; provided however, that any resignation by the Executive due to any of the following conditions shall only be deemed for Good Reason if: (i) the Executive gives the Company written notice of the intent to terminate for Good Reason within 90 days following the first occurrence of the condition(s) that the Executive believes constitutes Good Reason, which notice shall describe such condition(s); (ii) the Company fails to remedy, if remediable, such condition(s) within 30 days following receipt of the written notice (the “Cure Period”) of such condition(s) from the Executive; and (iii) Executive actually resigns his employment within the first 15 days after expiration of the Cure Period:

4.4.1 a material breach of this Agreement by the Company;

4.4.2 a material reduction by the Company of the Executive’s Base Salary as initially set forth herein or as the same may be increased from time to time;

4.4.3 a material reduction in the Executive’s authority, duties or responsibilities; or

4.4.4 the Company relocates the facility that is the Executive’s principal place of business with the Company to a location that requires an increase in the Executive’s one-way driving distance by more than 35 miles.

5. COMPENSATION UPON TERMINATION.

5.1 Death Or Complete Disability. If the Executive’s employment with the Company is terminated as a result of Executive’s death or Complete Disability, the Company shall pay to Executive, and/or Executive’s heirs, the Executive’s Base Salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings, and the Company shall thereafter have no further obligations to the Executive and/or Executive’s heirs under this Agreement.

5.2 With Cause or Without Good Reason. If the Executive’s employment with the Company is terminated by the Company for Cause or if the Executive terminates employment with the Company without Good Reason, the Company shall pay the Executive’s Base Salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings, and the Company shall thereafter have no further obligations to the Executive under this Agreement.

5.3 Without Cause or for Good Reason. If the Executive’s employment with the Company is terminated by the Company without Cause, or Executive resigns for Good

5.

Reason, and in either case Executive signs a waiver and release of claims (in substantially the form attached hereto as Exhibit A, or in such other form of release as the Company may require (the “Release”)) on or within the time period set forth therein, but in no event later than 45 days after Executive’s termination date, and allows such Release to become effective in accordance with its terms (such latest permitted date on which the Release could become effective, the “Release Deadline”), then Executive will receive the following benefits:

5.3.1 Severance Payment. A payment equal to the equivalent of 18 months of the Executive’s Base Salary (the “Severance Payment”), less standard deductions and withholdings. Fifty percent of the Severance Payment will be paid in a single lump sum within five days after the effective date of the Release and 50% of the Severance Payment will be paid in equal installments on the Company’s regular payroll schedule over the 12 month period following the date of Executive’s termination of employment; provided, however, that no payments will be made prior to the effective date of the Release. On the effective date of the Release, the Company will pay in a lump sum the portion of the Severance Payment that Executive would have received on or prior to such date under the original schedule but for the delay while waiting for the effectiveness of the Release, with the balance of the installment payments being paid as originally scheduled. For the avoidance of doubt, the Severance Payment shall relate to the Base Salary at the rate in effect during the last regularly scheduled payroll period immediately preceding the date of the termination, and prior to any reduction in Base Salary that would permit the Executive to voluntarily terminate employment for Good Reason.

5.3.2 Health Insurance. If Executive is eligible for and timely elects continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following Executive’s termination, and subject to Executive’s delivery to the Company of an effective Release, the Company will pay the Executive’s COBRA group health insurance premiums for the Executive and his eligible dependents until the earliest of (A) the close of the 18 month period following the termination of Executive’s employment (the “COBRA Payment Period”), (B) the expiration of Executive’s eligibility for the continuation coverage under COBRA, or (C) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. For purposes of this Section 5.3.2, references to COBRA premiums shall not include any amounts payable by Executive under an Internal Revenue Code Section 125 health care reimbursement plan. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether Executive elects continued health coverage under COBRA, and in lieu of providing the COBRA premiums, the Company will instead pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), which payments shall continue until the earlier of expiration of the COBRA Payment Period or the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. On the 60th day following Executive’s termination,

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the Company will make the first payment under this clause (and, in the case of the Special Severance Payment, such payment will be to Executive, in a lump sum) equal to the aggregate amount of payments that the Company would have paid through such date had such payments commenced on the date of Executive’s termination through the effective date of the Release, with the balance of the payments paid thereafter on the schedule described above. If Executive becomes eligible for coverage under another employer’s group health plan, Executive must immediately notify the Company of such event, and all payments and obligations under this Subsection shall cease.

5.3.3 Equity Acceleration. Contingent on the effective date of the Release, all of the outstanding stock options, restricted stock or other equity awards that Executive holds with respect to the Company’s common stock shall accelerate and vest such that all shares shall be vested and fully exercisable as of the effective date of Executive’s termination of employment. In order to give effect to the foregoing provision, notwithstanding anything to the contrary set forth in Executive’s equity award agreements, following any termination of Executive’s employment that is without Cause or for Good Reason, none of Executive’s equity awards shall terminate with respect to any vested or unvested portion subject to such award before the later of (A) the effective date of the Release, or (B) the Release Deadline.

5.4 Additional Change in Control Related Severance Benefits. In the event that Executive’s employment with the Company is terminated without Cause or Executive resigns for Good Reason within the one month period immediately preceding or the twelve month period immediately following the effective date of a Change in Control, then subject to the Executive’s delivery to the Company of an effective Release as required pursuant to Section 5.3, Executive shall be entitled to all of the severance benefits described under Section 5.3 above, provided that:

5.4.1 The Severance Payment described in Section 5.3.1 shall instead be equal to 24 months of Executive’s Base Salary; and

5.4.2 The Executive shall additionally be entitled to a lump sum payment equivalent to two times the Executive’s target Annual Bonus that was in effect at the time of Executive’s termination (the “Bonus Payment”). The Bonus Payment shall be subject to all standard deductions and withholdings and shall be paid in a single lump sum within five days after the later of (A) the effective date of the Release, or (B) the effective date of the Change in Control (if Executive’s termination occurs prior to the Change in Control), but in no event later than March 15 of the year following the year in which Executive’s termination of employment occurred.

5.5 Termination by Mutual Agreement of the Parties. The Executive’s employment pursuant to this Agreement may be terminated at any time upon mutual agreement, in writing, of the Parties. Any such termination of employment shall have the consequences specified in such writing.

5.6 Survival of Certain Provisions. Sections 6 and 18 shall survive the termination of this Agreement.

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6. CONFIDENTIAL AND PROPRIETARY INFORMATION; NONSOLICITATION.

6.1 As a condition of continued employment, Executive agrees to continue to abide by the Employee Confidential Information and Inventions Agreement entered into between the Company and Executive on January 9th, 2009.

6.2 While employed by the Company and for one year thereafter, the Executive agrees that in order to protect the Company’s trade secrets and confidential and proprietary information from unauthorized use, the Executive will not, either directly or through others, solicit or attempt to solicit any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity.

7. ASSIGNMENT AND BINDING EFFECT.

This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of the Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

8. CHOICE OF LAW.

This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California.

9. INTEGRATION.

This Agreement, including Exhibit A and the Employee Confidential Information and Inventions Agreement referenced in Section 6.1, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of the Executive’s employment and the termination of the Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties including the Prior Agreement except as indicated herein.

10. AMENDMENT.

Except as otherwise provided for in this Agreement, this Agreement cannot be amended or modified except by a written agreement signed by the Executive and the Company as directed by the Board.

11. WAIVER.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is

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claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

12. SEVERABILITY.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term or provision.

13. INTERPRETATION; CONSTRUCTION.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but the Executive has been encouraged to consult with, and have consulted with, the Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

14. REPRESENTATIONS AND WARRANTIES.

The Executive represents and warrants that the Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that the Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity.

15. COUNTERPARTS; FACSIMILE.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument. Facsimile signatures shall be treated the same as original signatures.

16. DISPUTE RESOLUTION.

To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, including but not limited to statutory claims, shall be resolved to the fullest extent permitted by law by final, binding and

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confidential arbitration, by a single arbitrator, in San Diego, California, conducted by JAMS, Inc. (“JAMS”) under the then applicable JAMS rules (which can be found at the following web address: http://www.jamsadr.com/rulesclauses). By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company acknowledges that Executive will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of the Executive if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

17. TRADE SECRETS.

It is the understanding of both the Company and the Executive that the Executive shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others, including the Executive’s former employers, nor shall the Company and/or its Affiliates seek to elicit from the Executive any such information. Consistent with the foregoing, the Executive shall not provide to the Company and/or its Affiliates, and the Company and/or its Affiliates shall not request, any documents or copies of documents containing such information.

18. ADVERTISING WAIVER.

The Executive agrees to permit the Company and/or its affiliates, subsidiaries, or joint ventures currently existing or which shall be established during Executive’s employment by the Company (collectively, “Affiliates”), and persons or other organizations authorized by the Company and/or its Affiliates, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company and/or its Affiliates, or the machinery and equipment used in the provision thereof, in which the Executive’s name and/or pictures of the Executive taken in the course of the Executive’s provision of services to the Company and/or its Affiliates, appear. The Executive hereby waives and releases any claim or right the Executive may otherwise have arising out of such use, publication or distribution. The Company agrees that, following termination of the Executive’s employment, it will not create any new such literature containing the Executive’s name and/or pictures without the Executive’s prior written consent.

19. APPLICATION OF SECTION 409A.

All benefits under this Agreement are intended to qualify for an exemption from application of Section 409A of the Code and the regulations and other guidance thereunder and

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any state law of similar effect (“Section 409A”) or to comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.

Notwithstanding anything to the contrary set forth herein, any severance benefits that constitute “deferred compensation” within the meaning of Section 409A shall not commence in connection with the Executive’s termination of employment unless and until the Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to the Executive without causing the Executive to incur the additional 20% tax under Section 409A.

It is intended that each installment of the severance benefit payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the severance benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that the severance benefits constitute “deferred compensation” under Section 409A and the Executive is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the severance benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after the Executive’s Separation From Service, or (ii) the date of the Executive’s death. None of the severance benefits will be paid or otherwise delivered prior to the effective date of the Release. If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which Executive’s Separation From Service occurs, the Release will not be deemed effective any earlier than the Release Deadline. Except to the minimum extent that payments must be delayed because Executive is a “specified employee” or until the effectiveness of the Release, all amounts will be paid as soon as practicable in accordance with the Company’s normal payroll practices.

The severance benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.

20. PARACHUTE PAYMENTS.

Except as otherwise provided in an agreement between the Executive and the Company, if any payment or benefit the Executive would receive from the Company or otherwise in connection with a Change in Control (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such

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Payment shall be equal to the Reduced Amount (as defined herein). The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit to Executive.

The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code shall perform the foregoing calculations. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting such event, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder. The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within thirty (30) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as reasonably requested by the Company or Executive. Any good faith determinations of the independent registered public accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

REGULUS THERAPEUTICS INC.

By: /s/ Mary Glanville
Name: Mary Glanville
Title: Senior VP, Human Capital

/s/ Kleanthis G. Xanthopoulos
KLEANTHIS G. XANTHOPOULOS, PH.D.

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

[EXHIBIT A]

RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and other benefits set forth in Section 5 of the Amended and Restated Employment Agreement dated __________________, 2012, to which this form is attached (the “Amended Employment Agreement”), I, Kleanthis G. Xanthopoulos, Ph.D., hereby furnish Regulus Therapeutics Inc. (the “Company”) with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Amended and Restated Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Family and Medical Leave Act (as amended), the California Labor Code, and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (b) any rights or claims to unemployment compensation, funds accrued in my 401k account, or any vested equity incentives; (c) any rights that are not waivable as a matter of law; or (d) any claims arising from the breach of this Release and Waiver. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and

Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; (c) I have twenty-one (21) days in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired without my having previously revoked this Release and Waiver.

If I am less than 40 years of age upon execution of this Release and Waiver, I acknowledge that I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and that I have ten (10) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier).

I acknowledge my continuing obligations under my Employee Confidentiality and Inventions Assignment Agreement a copy of which is attached hereto (the “CIAA”). Pursuant to the CIAA, I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I understand and agree that my right to the severance benefits I am receiving is in exchange for my agreement to the terms of this Release and Waiver and is contingent upon my continued compliance with my CIAA.

This Release and Waiver, including the CIAA, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:	By:
KLEANTHIS G. XANTHOPOULOS, PH.D.

Exhibit 10.7

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of June 15, 2012 (the “Effective Date”), by and between REGULUS THERAPEUTICS INC., a Delaware corporation (the “Company”), and GARRY E. MENZEL, PH.D. (the “Executive”). The Company and the Executive are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party”. From and following the Effective Date, this Agreement shall replace and supersede that certain Employment Agreement between Executive and Regulus Therapeutics LLC entered into as of December 29, 2008 (the “Prior Agreement”).

RECITALS

WHEREAS, Executive and the Company are currently parties to the Prior Agreement that is superseded and replaced in its entirety by this Agreement;

WHEREAS, the Company desires to continue to employ Executive to provide personal services to the Company in that capacity, and wishes to provide Executive with certain compensation and benefits in return for his services, and Executive wishes to be so employed and to receive such benefits; and

WHEREAS, the Company and Executive wish to enter into this Agreement to define their mutual rights and duties with respect to Executive’s compensation and benefits.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

AGREEMENT

1. EMPLOYMENT.

1.1 Term. The term of this Agreement shall begin on the Effective Date, and shall continue until terminated in accordance with Section 5 herein.

1.2 Title. The Executive shall continue in the role of Chief Operating Officer & Executive Vice President, Finance (“COO”) and shall serve in such other capacity or capacities as the Board of Directors of the Company (the “Board”) may from time to time prescribe, but only as consistent with the customary duties of a COO.

1.3 Duties. The Executive shall report to the Chief Executive Officer of the Company and shall do and perform all reasonable services, acts or things necessary or advisable to manage and conduct the business of the Company and which are normally associated with the position of COO, consistent with the bylaws of the Company and as required by the Chief Executive Officer of the Company.

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1.4 Location. The Executive shall perform services pursuant to this Agreement at the Company’s offices located in San Diego, California, or at any other place at which the Company maintains an office; provided, however, that the Company may from time to time require the Executive to travel temporarily to other locations in connection with the Company’s business.

2. LOYAL AND CONSCIENTIOUS PERFORMANCE.

2.1 Loyalty. During the Executive’s employment by the Company the Executive shall devote the Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of the Executive’s duties under this Agreement.

2.2 Non-Company Business. While employed by the Company, Executive shall not, without the Company’s prior written consent, (i) render to others, services of any kind for compensation, or engage in any other business activity that would materially interfere with the performance of Executive’s duties under this Agreement, or (ii) directly or indirectly, whether as a partner, employee, creditor, shareholder, or otherwise, promote, participate or engage in any activity or other business competitive with the Company’s business. Executive shall not invest in any company or business which competes in any manner with the Company; provided that, Executive may, without violating this section, own, as a passive investment, shares of capital stock of a publicly-held corporation that engages in competition if (i) such shares are actively traded on an established national securities market in the United States, (ii) the number of shares of such corporation’s capital stock that are owned beneficially (directly or indirectly) by the Executive represents less than one percent of the total number of shares of such corporation’s outstanding capital stock, and (iii) Executive is not otherwise associated directly or indirectly with such corporation or with any affiliate of such corporation.

3. COMPENSATION OF THE EXECUTIVE.

3.1 Base Salary. The Company shall pay the Executive a base salary at the rate of $327,659 per year (the “Base Salary”), less payroll deductions and all required withholdings, payable in regular bi-weekly payments or otherwise in accordance with Company policy. Such Base Salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year.

3.2 Discretionary Bonuses. In addition to the Base Salary, the Executive will be eligible to receive a yearly discretionary merit bonus pursuant to the Company’s annual performance bonus plan, with a target amount of such bonus equal to up to 30% of Executive’s Base Salary (the “Annual Bonus”). Whether Executive receives an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined by the Board in its sole discretion based upon the Company’s and Executive’s achievement of objectives and milestones to be determined on an annual basis by the Board. Executive must remain an active employee through the end of the applicable performance period in order to earn an Annual Bonus for that year and any such bonus will be paid in a lump sum prior to March 15 of the year following the year in which Executive’s right to such amount became vested.

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3.3 Equity Compensation. Any stock, stock options, or other equity awards that Executive has already been granted by the Company shall continue to be governed in all respects by the terms of the applicable grant agreements, grant notices, plan documents and stock restriction agreements. The Board may grant additional stock, stock options, or other equity awards to Executive in its sole discretion.

3.4 Changes to Compensation. It is anticipated that the Executive will be considered on an annual basis for merit increases in base compensation consistent with performance and market trends but subject to Board approval in its sole discretion. Subject to Section 5.3 below, the Executive’s compensation may be changed from time to time in the Company’s sole discretion based upon Board approved changes to the Company’s operating plan after considering relevant business conditions.

3.5 Employment Taxes. All of the Executive’s compensation and payments under this Agreement shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

3.6 Benefits. The Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any executive benefit plan or arrangement which may be in effect from time to time and made available to the Company’s executive or key management employees.

3.7 Vacations and Holidays. In accordance with Company policies, Executive shall be entitled to accrue three weeks of paid vacation during each calendar year, subject to applicable maximum accrual caps; and Executive shall also be entitled to certain paid holidays. The Company may modify any of its benefit plans or policies, including its vacation and holiday policies, from time to time in its sole discretion.

3.8 Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in furtherance or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) to be eligible to obtain reimbursement for such expenses Executive must submit expense reports within 45 days after the expense is incurred, (b) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (c) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (d) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

4. DEFINITIONS.

For purposes of this Agreement, the following terms shall have the following meanings:

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4.1 Cause. “Cause” for the Company to terminate Executive’s employment hereunder means the occurrence of any of the following events: (i) Executive’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) Executive’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) Executive’s intentional, material violation of any contract or agreement between the Participant and the Company (including this Agreement) or of any statutory duty owed to the Company; (iv) Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) Executive’s gross misconduct.

4.2 Change in Control. For purposes of this Agreement, “Change in Control” means: the occurrence of any one or more of the following events: (i) any person (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), other than Isis Pharmaceuticals, Inc. or Alnylam Pharmaceuticals, becomes the owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities (other than in connection with a transaction involving the issuance of securities by the Company the principal purpose of which is to raise capital for the Company); (ii) there is consummated a merger, consolidation or similar transaction to which the Company is a party and the stockholders of the Company immediately prior thereto do not own outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity immediately following such merger, consolidation or similar transaction or more than 50% of the combined outstanding voting power of the parent of the surviving entity immediately following such merger, consolidation or similar transaction; or (iii) there is consummated a sale, lease exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity more than 50% of the combined voting power of which is owned immediately following such disposition by the stockholders of the Company immediately prior thereto.

4.3 Complete Disability. “Complete Disability” shall mean the inability of the Executive to perform the Executive’s duties under this Agreement because the Executive has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when the Executive becomes disabled, the term Complete Disability shall mean the inability of the Executive to perform the Executive’s duties under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines can be expected to result in death or expected to last for a continuous period of more than 12 months. Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement. The Company shall act upon this Section in compliance with the Family Medical Leave Act (if applicable to the Company), the Americans with Disabilities Act (as amended), and applicable state and local laws.

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4.4 Good Reason. “Good Reason” for the Executive to terminate the Executive’s employment hereunder shall mean the occurrence of any of the following events without the Executive’s consent; provided however, that any resignation by the Executive due to any of the following conditions shall only be deemed for Good Reason if: (i) the Executive gives the Company written notice of the intent to terminate for Good Reason within 90 days following the first occurrence of the condition(s) that the Executive believes constitutes Good Reason, which notice shall describe such condition(s); (ii) the Company fails to remedy, if remediable, such condition(s) within 30 days following receipt of the written notice (the “Cure Period”) of such condition(s) from the Executive; and (iii) Executive actually resigns his employment within the first 15 days after expiration of the Cure Period:

4.4.1 a material breach of this Agreement by the Company;

4.4.2 a material reduction by the Company of the Executive’s Base Salary as initially set forth herein or as the same may be increased from time to time;

4.4.3 a material reduction in the Executive’s authority, duties or responsibilities; or

4.4.4 the Company relocates the facility that is the Executive’s principal place of business with the Company to a location that requires an increase in the Executive’s one-way driving distance by more than 35 miles.

5. COMPENSATION UPON TERMINATION.

5.1 Death Or Complete Disability. If the Executive’s employment with the Company is terminated as a result of Executive’s death or Complete Disability, the Company shall pay to Executive, and/or Executive’s heirs, the Executive’s Base Salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings, and the Company shall thereafter have no further obligations to the Executive and/or Executive’s heirs under this Agreement.

5.2 With Cause or Without Good Reason. If the Executive’s employment with the Company is terminated by the Company for Cause or if the Executive terminates employment with the Company without Good Reason, the Company shall pay the Executive’s Base Salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings, and the Company shall thereafter have no further obligations to the Executive under this Agreement.

5.3 Without Cause or for Good Reason. If the Executive’s employment with the Company is terminated by the Company without Cause, or Executive resigns for Good Reason, and in either case Executive signs a waiver and release of claims (in substantially the form attached hereto as Exhibit A, or in such other form of release as the Company may require (the “Release”)) on or within the time period set forth therein, but in no event later than 45 days after Executive’s termination date, and allows such Release to become effective in accordance

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with its terms (such latest permitted date on which the Release could become effective, the “Release Deadline”), then Executive will receive the following benefits:

5.3.1 Severance Payment. A payment equal to the equivalent of 12 months of the Executive’s Base Salary (the “Severance Payment”), less standard deductions and withholdings, which shall be paid in a single lump sum within five days after the effective date of the Release. For the avoidance of doubt, the Severance Payment shall relate to the Base Salary at the rate in effect during the last regularly scheduled payroll period immediately preceding the date of the termination, and prior to any reduction in Base Salary that would permit the Executive to voluntarily terminate employment for Good Reason.

5.3.2 Health Insurance. If Executive is eligible for and timely elects continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following Executive’s termination, and subject to Executive’s delivery to the Company of an effective Release, the Company will pay the Executive’s COBRA group health insurance premiums for the Executive and his eligible dependents until the earliest of (A) the close of the 12 month period following the termination of Executive’s employment (the “COBRA Payment Period”), (B) the expiration of Executive’s eligibility for the continuation coverage under COBRA, or (C) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. For purposes of this Section 5.3.2, references to COBRA premiums shall not include any amounts payable by Executive under an Internal Revenue Code Section 125 health care reimbursement plan. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether Executive elects continued health coverage under COBRA, and in lieu of providing the COBRA premiums, the Company will instead pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), which payments shall continue until the earlier of expiration of the COBRA Payment Period or the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. On the 60th day following Executive’s termination, the Company will make the first payment under this clause (and, in the case of the Special Severance Payment, such payment will be to Executive, in a lump sum) equal to the aggregate amount of payments that the Company would have paid through such date had such payments commenced on the date of Executive’s termination through the effective date of the Release, with the balance of the payments paid thereafter on the schedule described above. If Executive becomes eligible for coverage under another employer’s group health plan, Executive must immediately notify the Company of such event, and all payments and obligations under this Subsection shall cease.

5.3.3 Equity Acceleration. Contingent on the effective date of the Release, all of the outstanding stock options, restricted stock or other equity awards that Executive holds with respect to the Company’s common stock shall accelerate and vest such that

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all shares shall be vested and fully exercisable as of the effective date of Executive’s termination of employment. In order to give effect to the foregoing provision, notwithstanding anything to the contrary set forth in Executive’s equity award agreements, following any termination of Executive’s employment that is without Cause or for Good Reason, none of Executive’s equity awards shall terminate with respect to any vested or unvested portion subject to such award before the later of (A) the effective date of the Release, or (B) the Release Deadline.

5.4 Additional Change in Control Related Severance Benefits. In the event that Executive’s employment with the Company is terminated without Cause or Executive resigns for Good Reason within the one month period immediately preceding or the twelve month period immediately following the effective date of a Change in Control, then subject to the Executive’s delivery to the Company of an effective Release as required pursuant to Section 5.3, Executive shall be entitled to all of the severance benefits described under Section 5.3 above, provided that:

5.4.1 The Severance Payment described in Section 5.3.1 shall instead be equal to 18 months of Executive’s Base Salary; and

5.4.2 The Executive shall additionally be entitled to a lump sum payment equivalent to two times the Executive’s target Annual Bonus that was in effect at the time of Executive’s termination (the “Bonus Payment”). The Bonus Payment shall be subject to all standard deductions and withholdings and shall be paid in a single lump sum within five days after the later of (A) the effective date of the Release, or (B) the effective date of the Change in Control (if Executive’s termination occurs prior to the Change in Control), but in no event later than March 15 of the year following the year in which Executive’s termination of employment occurred.

5.5 Termination by Mutual Agreement of the Parties. The Executive’s employment pursuant to this Agreement may be terminated at any time upon mutual agreement, in writing, of the Parties. Any such termination of employment shall have the consequences specified in such writing.

5.6 Survival of Certain Provisions. Sections 6 and 18 shall survive the termination of this Agreement.

6. CONFIDENTIAL AND PROPRIETARY INFORMATION; NONSOLICITATION.

6.1 As a condition of continued employment, Executive agrees to continue to abide by the Employee Confidential Information and Inventions Agreement entered into between the Company and Executive on January 19, 2009.

6.2 While employed by the Company and for one year thereafter, the Executive agrees that in order to protect the Company’s trade secrets and confidential and proprietary information from unauthorized use, the Executive will not, either directly or through others, solicit or attempt to solicit any employee, consultant or independent contractor of the

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Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity.

7. ASSIGNMENT AND BINDING EFFECT.

This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of the Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

8. CHOICE OF LAW.

This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California.

9. INTEGRATION.

This Agreement, including Exhibit A and the Employee Confidential Information and Inventions Agreement referenced in Section 6.1, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of the Executive’s employment and the termination of the Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties including the Prior Agreement except as indicated herein.

10. AMENDMENT.

Except as otherwise provided for in this Agreement, this Agreement cannot be amended or modified except by a written agreement signed by the Executive and the Company as directed by the Board.

11. WAIVER.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

12. SEVERABILITY.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or

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provision which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term or provision.

13. INTERPRETATION; CONSTRUCTION.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but the Executive has been encouraged to consult with, and have consulted with, the Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

14. REPRESENTATIONS AND WARRANTIES.

The Executive represents and warrants that the Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that the Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity.

15. COUNTERPARTS; FACSIMILE.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument. Facsimile signatures shall be treated the same as original signatures.

16. DISPUTE RESOLUTION.

To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, including but not limited to statutory claims, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Diego, California, conducted by JAMS, Inc. (“JAMS”) under the then applicable JAMS rules (which can be found at the following web address: http://www.jamsadr.com/rulesclauses). By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company acknowledges that Executive will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Executive or the Company would

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be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of the Executive if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

17. TRADE SECRETS.

It is the understanding of both the Company and the Executive that the Executive shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others, including the Executive’s former employers, nor shall the Company and/or its Affiliates seek to elicit from the Executive any such information. Consistent with the foregoing, the Executive shall not provide to the Company and/or its Affiliates, and the Company and/or its Affiliates shall not request, any documents or copies of documents containing such information.

18. ADVERTISING WAIVER.

The Executive agrees to permit the Company and/or its affiliates, subsidiaries, or joint ventures currently existing or which shall be established during Executive’s employment by the Company (collectively, “Affiliates”), and persons or other organizations authorized by the Company and/or its Affiliates, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company and/or its Affiliates, or the machinery and equipment used in the provision thereof, in which the Executive’s name and/or pictures of the Executive taken in the course of the Executive’s provision of services to the Company and/or its Affiliates, appear. The Executive hereby waives and releases any claim or right the Executive may otherwise have arising out of such use, publication or distribution. The Company agrees that, following termination of the Executive’s employment, it will not create any new such literature containing the Executive’s name and/or pictures without the Executive’s prior written consent.

19. APPLICATION OF SECTION 409A.

All benefits under this Agreement are intended to qualify for an exemption from application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (“Section 409A”) or to comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.

Notwithstanding anything to the contrary set forth herein, any severance benefits that constitute “deferred compensation” within the meaning of Section 409A shall not commence in connection with the Executive’s termination of employment unless and until the Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)) (“Separation From Service”), unless the Company reasonably determines that

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such amounts may be provided to the Executive without causing the Executive to incur the additional 20% tax under Section 409A.

It is intended that each installment of the severance benefit payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the severance benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that the severance benefits constitute “deferred compensation” under Section 409A and the Executive is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the severance benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after the Executive’s Separation From Service, or (ii) the date of the Executive’s death. None of the severance benefits will be paid or otherwise delivered prior to the effective date of the Release. If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which Executive’s Separation From Service occurs, the Release will not be deemed effective any earlier than the Release Deadline. Except to the minimum extent that payments must be delayed because Executive is a “specified employee” or until the effectiveness of the Release, all amounts will be paid as soon as practicable in accordance with the Company’s normal payroll practices.

The severance benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.

20. PARACHUTE PAYMENTS.

Except as otherwise provided in an agreement between the Executive and the Company, if any payment or benefit the Executive would receive from the Company or otherwise in connection with a Change in Control (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount (as defined herein). The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is

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necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit to Executive.

The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code shall perform the foregoing calculations. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting such event, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder. The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within thirty (30) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as reasonably requested by the Company or Executive. Any good faith determinations of the independent registered public accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

REGULUS THERAPEUTICS INC.

By:	/s/ Kleanthis G. Xanthopoulos
Name:	Kleanthis G. Xanthopoulos, Ph.D.
Title:	President & CEO

/s/ Garry E. Menzel
GARRY E. MENZEL, PH.D.

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

[EXHIBIT A]

RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and other benefits set forth in Section 5 of the Amended and Restated Employment Agreement dated                         , 2012, to which this form is attached (the “Amended Employment Agreement”), I, Garry E. Menzel, Ph.D., hereby furnish Regulus Therapeutics Inc. (the “Company”) with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Amended and Restated Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Family and Medical Leave Act (as amended), the California Labor Code, and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (b) any rights or claims to unemployment compensation, funds accrued in my 401k account, or any vested equity incentives; (c) any rights that are not waivable as a matter of law; or (d) any claims arising from the breach of this Release and Waiver. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and

Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; (c) I have twenty-one (21) days in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired without my having previously revoked this Release and Waiver.

If I am less than 40 years of age upon execution of this Release and Waiver, I acknowledge that I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and that I have ten (10) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier).

I acknowledge my continuing obligations under my Employee Confidentiality and Inventions Assignment Agreement a copy of which is attached hereto (the “CIAA”). Pursuant to the CIAA, I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I understand and agree that my right to the severance benefits I am receiving is in exchange for my agreement to the terms of this Release and Waiver and is contingent upon my continued compliance with my CIAA.

This Release and Waiver, including the CIAA, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:	By:
GARRY E. MENZEL, PH.D.

Exhibit 10.8

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of June 15, 2012 (the “Effective Date”), by and between REGULUS THERAPEUTICS INC., a Delaware corporation (the “Company”), and NEIL W. GIBSON, PH.D. (the “Executive”). The Company and the Executive are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party”. From and following the Effective Date, this Agreement shall replace and supersede that certain Offer Letter Agreement between Executive and Regulus Therapeutics Inc. entered into as of March 15, 2011 (the “Prior Agreement”).

RECITALS

WHEREAS, Executive and the Company are currently parties to the Prior Agreement that is superseded and replaced in its entirety by this Agreement;

WHEREAS, the Company desires to continue to employ Executive to provide personal services to the Company in that capacity, and wishes to provide Executive with certain compensation and benefits in return for his services, and Executive wishes to be so employed and to receive such benefits; and

WHEREAS, the Company and Executive wish to enter into this Agreement to define their mutual rights and duties with respect to Executive’s compensation and benefits.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

AGREEMENT

1. EMPLOYMENT.

1.1 Term. The term of this Agreement shall begin on the Effective Date, and shall continue until terminated in accordance with Section 5 herein.

1.2 Title. The Executive shall continue in the role of Chief Scientific Officer (“CSO”) and shall serve in such other capacity or capacities as the Board of Directors of the Company (the “Board”) may from time to time prescribe, but only as consistent with the customary duties of a CSO.

1.3 Duties. The Executive shall report to the Chief Executive Officer of the Company and shall do and perform all reasonable services, acts or things necessary or advisable to manage and conduct the business of the Company and which are normally associated with the position of CSO, consistent with the bylaws of the Company and as required by the Chief Executive Officer of the Company.

1.4 Location. The Executive shall perform services pursuant to this Agreement at the Company’s offices located in San Diego, California, or at any other place at

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which the Company maintains an office; provided, however, that the Company may from time to time require the Executive to travel temporarily to other locations in connection with the Company’s business.

2. LOYAL AND CONSCIENTIOUS PERFORMANCE.

2.1 Loyalty. During the Executive’s employment by the Company the Executive shall devote the Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of the Executive’s duties under this Agreement.

2.2 Non-Company Business. While employed by the Company, Executive shall not, without the Company’s prior written consent, (i) render to others, services of any kind for compensation, or engage in any other business activity that would materially interfere with the performance of Executive’s duties under this Agreement, or (ii) directly or indirectly, whether as a partner, employee, creditor, shareholder, or otherwise, promote, participate or engage in any activity or other business competitive with the Company’s business. Executive shall not invest in any company or business which competes in any manner with the Company; provided that, Executive may, without violating this section, own, as a passive investment, shares of capital stock of a publicly-held corporation that engages in competition if (i) such shares are actively traded on an established national securities market in the United States, (ii) the number of shares of such corporation’s capital stock that are owned beneficially (directly or indirectly) by the Executive represents less than one percent of the total number of shares of such corporation’s outstanding capital stock, and (iii) Executive is not otherwise associated directly or indirectly with such corporation or with any affiliate of such corporation.

3. COMPENSATION OF THE EXECUTIVE.

3.1 Base Salary. The Company shall pay the Executive a base salary at the rate of $332,153 per year (the “Base Salary”), less payroll deductions and all required withholdings, payable in regular bi-weekly payments or otherwise in accordance with Company policy. Such Base Salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year.

3.2 Discretionary Bonuses. In addition to the Base Salary, the Executive will be eligible to receive a yearly discretionary merit bonus pursuant to the Company’s annual performance bonus plan, with a target amount of such bonus equal to up to 25% of Executive’s Base Salary (the “Annual Bonus”). Whether Executive receives an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined by the Board in its sole discretion based upon the Company’s and Executive’s achievement of objectives and milestones to be determined on an annual basis by the Board. Executive must remain an active employee through the end of the applicable performance period in order to earn an Annual Bonus for that year and any such bonus will be paid in a lump sum prior to March 15 of the year following the year in which Executive’s right to such amount became vested.

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3.3 Equity Compensation. Any stock, stock options, or other equity awards that Executive has already been granted by the Company shall continue to be governed in all respects by the terms of the applicable grant agreements, grant notices, plan documents and stock restriction agreements. The Board may grant additional stock, stock options, or other equity awards to Executive in its sole discretion.

3.4 Changes to Compensation. It is anticipated that the Executive will be considered on an annual basis for merit increases in base compensation consistent with performance and market trends but subject to Board approval in its sole discretion. Subject to Section 5.3 below, the Executive’s compensation may be changed from time to time in the Company’s sole discretion based upon Board approved changes to the Company’s operating plan after considering relevant business conditions.

3.5 Employment Taxes. All of the Executive’s compensation and payments under this Agreement shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

3.6 Benefits. The Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any executive benefit plan or arrangement which may be in effect from time to time and made available to the Company’s executive or key management employees.

3.7 Vacations and Holidays. In accordance with Company policies, Executive shall be entitled to accrue three weeks of paid vacation during each calendar year, subject to applicable maximum accrual caps; and Executive shall also be entitled to certain paid holidays. The Company may modify any of its benefit plans or policies, including its vacation and holiday policies, from time to time in its sole discretion.

3.8 Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in furtherance or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) to be eligible to obtain reimbursement for such expenses Executive must submit expense reports within 45 days after the expense is incurred, (b) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (c) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (d) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

4. DEFINITIONS.

For purposes of this Agreement, the following terms shall have the following meanings:

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4.1 Cause. “Cause” for the Company to terminate Executive’s employment hereunder means the occurrence of any of the following events: (i) Executive’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) Executive’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) Executive’s intentional, material violation of any contract or agreement between the Participant and the Company (including this Agreement) or of any statutory duty owed to the Company; (iv) Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) Executive’s gross misconduct.

4.2 Change in Control. For purposes of this Agreement, “Change in Control” means: the occurrence of any one or more of the following events: (i) any person (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), other than Isis Pharmaceuticals, Inc. or Alnylam Pharmaceuticals, becomes the owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities (other than in connection with a transaction involving the issuance of securities by the Company the principal purpose of which is to raise capital for the Company); (ii) there is consummated a merger, consolidation or similar transaction to which the Company is a party and the stockholders of the Company immediately prior thereto do not own outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity immediately following such merger, consolidation or similar transaction or more than 50% of the combined outstanding voting power of the parent of the surviving entity immediately following such merger, consolidation or similar transaction; or (iii) there is consummated a sale, lease exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity more than 50% of the combined voting power of which is owned immediately following such disposition by the stockholders of the Company immediately prior thereto.

4.3 Complete Disability. “Complete Disability” shall mean the inability of the Executive to perform the Executive’s duties under this Agreement because the Executive has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when the Executive becomes disabled, the term Complete Disability shall mean the inability of the Executive to perform the Executive’s duties under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines can be expected to result in death or expected to last for a continuous period of more than 12 months. Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement. The Company shall act upon this Section in compliance with the Family Medical

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Leave Act (if applicable to the Company), the Americans with Disabilities Act (as amended), and applicable state and local laws.

4.4 Good Reason. “Good Reason” for the Executive to terminate the Executive’s employment hereunder shall mean the occurrence of any of the following events without the Executive’s consent; provided however, that any resignation by the Executive due to any of the following conditions shall only be deemed for Good Reason if: (i) the Executive gives the Company written notice of the intent to terminate for Good Reason within 90 days following the first occurrence of the condition(s) that the Executive believes constitutes Good Reason, which notice shall describe such condition(s); (ii) the Company fails to remedy, if remediable, such condition(s) within 30 days following receipt of the written notice (the “Cure Period”) of such condition(s) from the Executive; and (iii) Executive actually resigns his employment within the first 15 days after expiration of the Cure Period:

4.4.1 a material breach of this Agreement by the Company;

4.4.2 a material reduction by the Company of the Executive’s Base Salary as initially set forth herein or as the same may be increased from time to time;

4.4.3 a material reduction in the Executive’s authority, duties or responsibilities; or

4.4.4 the Company relocates the facility that is the Executive’s principal place of business with the Company to a location that requires an increase in the Executive’s one-way driving distance by more than 35 miles.

5. COMPENSATION UPON TERMINATION.

5.1 Death Or Complete Disability. If the Executive’s employment with the Company is terminated as a result of Executive’s death or Complete Disability, the Company shall pay to Executive, and/or Executive’s heirs, the Executive’s Base Salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings, and the Company shall thereafter have no further obligations to the Executive and/or Executive’s heirs under this Agreement.

5.2 With Cause or Without Good Reason. If the Executive’s employment with the Company is terminated by the Company for Cause or if the Executive terminates employment with the Company without Good Reason, the Company shall pay the Executive’s Base Salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings, and the Company shall thereafter have no further obligations to the Executive under this Agreement.

5.3 Without Cause or for Good Reason. If the Executive’s employment with the Company is terminated by the Company without Cause, or Executive resigns for Good

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Reason, and in either case Executive signs a waiver and release of claims (in substantially the form attached hereto as Exhibit A, or in such other form of release as the Company may require (the “Release”)) on or within the time period set forth therein, but in no event later than 45 days after Executive’s termination date, and allows such Release to become effective in accordance with its terms (such latest permitted date on which the Release could become effective, the “Release Deadline”), then Executive will receive the following benefits:

5.3.1 Severance Payment. A payment equal to the equivalent of 12 months of the Executive’s Base Salary (the “Severance Payment”), less standard deductions and withholdings, which shall be paid in a single lump sum within five days after the effective date of the Release. For the avoidance of doubt, the Severance Payment shall relate to the Base Salary at the rate in effect during the last regularly scheduled payroll period immediately preceding the date of the termination, and prior to any reduction in Base Salary that would permit the Executive to voluntarily terminate employment for Good Reason.

5.3.2 Health Insurance. If Executive is eligible for and timely elects continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following Executive’s termination, and subject to Executive’s delivery to the Company of an effective Release, the Company will pay the Executive’s COBRA group health insurance premiums for the Executive and his eligible dependents until the earliest of (A) the close of the 12 month period following the termination of Executive’s employment (the “COBRA Payment Period”), (B) the expiration of Executive’s eligibility for the continuation coverage under COBRA, or (C) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. For purposes of this Section 5.3.2, references to COBRA premiums shall not include any amounts payable by Executive under an Internal Revenue Code Section 125 health care reimbursement plan. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether Executive elects continued health coverage under COBRA, and in lieu of providing the COBRA premiums, the Company will instead pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), which payments shall continue until the earlier of expiration of the COBRA Payment Period or the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. On the 60th day following Executive’s termination, the Company will make the first payment under this clause (and, in the case of the Special Severance Payment, such payment will be to Executive, in a lump sum) equal to the aggregate amount of payments that the Company would have paid through such date had such payments commenced on the date of Executive’s termination through the effective date of the Release, with the balance of the payments paid thereafter on the schedule described above. If Executive becomes eligible for coverage under another employer’s group health plan, Executive must

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immediately notify the Company of such event, and all payments and obligations under this Subsection shall cease.

5.3.3 Equity Acceleration. Contingent on the effective date of the Release, all of the outstanding stock options, restricted stock or other equity awards that Executive holds with respect to the Company’s common stock shall accelerate and vest such that all shares shall be vested and fully exercisable as of the effective date of Executive’s termination of employment. In order to give effect to the foregoing provision, notwithstanding anything to the contrary set forth in Executive’s equity award agreements, following any termination of Executive’s employment that is without Cause or for Good Reason, none of Executive’s equity awards shall terminate with respect to any vested or unvested portion subject to such award before the later of (A) the effective date of the Release, or (B) the Release Deadline.

5.4 Additional Change in Control Related Severance Benefits. In the event that Executive’s employment with the Company is terminated without Cause or Executive resigns for Good Reason within the one month period immediately preceding or the twelve month period immediately following the effective date of a Change in Control, then subject to the Executive’s delivery to the Company of an effective Release as required pursuant to Section 5.3, Executive shall be entitled to all of the severance benefits described under Section 5.3 above, provided that:

5.4.1 The Executive shall additionally be entitled to a lump sum payment equivalent to the Executive’s target Annual Bonus that was in effect at the time of Executive’s termination (the “Bonus Payment”). The Bonus Payment shall be subject to all standard deductions and withholdings and shall be paid in a single lump sum within five days after the later of (A) the effective date of the Release, or (B) the effective date of the Change in Control (if Executive’s termination occurs prior to the Change in Control), but in no event later than March 15 of the year following the year in which Executive’s termination of employment occurred.

5.5 Termination by Mutual Agreement of the Parties. The Executive’s employment pursuant to this Agreement may be terminated at any time upon mutual agreement, in writing, of the Parties. Any such termination of employment shall have the consequences specified in such writing.

5.6 Survival of Certain Provisions. Sections 6 and 18 shall survive the termination of this Agreement.

6. CONFIDENTIAL AND PROPRIETARY INFORMATION; NONSOLICITATION.

6.1 As a condition of continued employment, Executive agrees to continue to abide by the Employee Confidential Information and Inventions Agreement entered into between the Company and Executive on April 21, 2011.

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6.2 While employed by the Company and for one year thereafter, the Executive agrees that in order to protect the Company’s trade secrets and confidential and proprietary information from unauthorized use, the Executive will not, either directly or through others, solicit or attempt to solicit any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity.

7. ASSIGNMENT AND BINDING EFFECT.

This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of the Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

8. CHOICE OF LAW.

This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California.

9. INTEGRATION.

This Agreement, including Exhibit A and the Employee Confidential Information and Inventions Agreement referenced in Section 6.1, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of the Executive’s employment and the termination of the Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties including the Prior Agreement except as indicated herein.

10. AMENDMENT.

Except as otherwise provided for in this Agreement, this Agreement cannot be amended or modified except by a written agreement signed by the Executive and the Company as directed by the Board.

11. WAIVER.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

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12. SEVERABILITY.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term or provision.

13. INTERPRETATION; CONSTRUCTION.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but the Executive has been encouraged to consult with, and have consulted with, the Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

14. REPRESENTATIONS AND WARRANTIES.

The Executive represents and warrants that the Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that the Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity.

15. COUNTERPARTS; FACSIMILE.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument. Facsimile signatures shall be treated the same as original signatures.

16. DISPUTE RESOLUTION.

To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, including but not limited to statutory claims, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Diego, California, conducted by JAMS, Inc. (“JAMS”) under the then applicable JAMS rules (which can be found at the following web

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address: http://www.jamsadr.com/rulesclauses). By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company acknowledges that Executive will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of the Executive if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

17. TRADE SECRETS.

It is the understanding of both the Company and the Executive that the Executive shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others, including the Executive’s former employers, nor shall the Company and/or its Affiliates seek to elicit from the Executive any such information. Consistent with the foregoing, the Executive shall not provide to the Company and/or its Affiliates, and the Company and/or its Affiliates shall not request, any documents or copies of documents containing such information.

18. ADVERTISING WAIVER.

The Executive agrees to permit the Company and/or its affiliates, subsidiaries, or joint ventures currently existing or which shall be established during Executive’s employment by the Company (collectively, “Affiliates”), and persons or other organizations authorized by the Company and/or its Affiliates, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company and/or its Affiliates, or the machinery and equipment used in the provision thereof, in which the Executive’s name and/or pictures of the Executive taken in the course of the Executive’s provision of services to the Company and/or its Affiliates, appear. The Executive hereby waives and releases any claim or right the Executive may otherwise have arising out of such use, publication or distribution. The Company agrees that, following termination of the Executive’s employment, it will not create any new such literature containing the Executive’s name and/or pictures without the Executive’s prior written consent.

19. APPLICATION OF SECTION 409A.

All benefits under this Agreement are intended to qualify for an exemption from application of Section 409A of the Code and the regulations and other guidance thereunder and

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any state law of similar effect (“Section 409A”) or to comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.

Notwithstanding anything to the contrary set forth herein, any severance benefits that constitute “deferred compensation” within the meaning of Section 409A shall not commence in connection with the Executive’s termination of employment unless and until the Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to the Executive without causing the Executive to incur the additional 20% tax under Section 409A.

It is intended that each installment of the severance benefit payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the severance benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that the severance benefits constitute “deferred compensation” under Section 409A and the Executive is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the severance benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after the Executive’s Separation From Service, or (ii) the date of the Executive’s death. None of the severance benefits will be paid or otherwise delivered prior to the effective date of the Release. If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which Executive’s Separation From Service occurs, the Release will not be deemed effective any earlier than the Release Deadline. Except to the minimum extent that payments must be delayed because Executive is a “specified employee” or until the effectiveness of the Release, all amounts will be paid as soon as practicable in accordance with the Company’s normal payroll practices.

The severance benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.

20. PARACHUTE PAYMENTS.

Except as otherwise provided in an agreement between the Executive and the Company, if any payment or benefit the Executive would receive from the Company or otherwise in connection with a Change in Control (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be

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subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount (as defined herein). The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit to Executive.

The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code shall perform the foregoing calculations. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting such event, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder. The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within thirty (30) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as reasonably requested by the Company or Executive. Any good faith determinations of the independent registered public accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

REGULUS THERAPEUTICS INC.

By:	/s/ Kleanthis G. Xanthopoulos
Name:	Kleanthis G. Xanthopoulos, Ph.D.
Title:	President & CEO

/s/ Neil W. Gibson
NEIL W. GIBSON, PH.D.

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

[EXHIBIT A]

RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and other benefits set forth in Section 5 of the Employment Agreement dated __________________, 2012, to which this form is attached (the “Amended Employment Agreement”), I, Neil W. Gibson, Ph.D., hereby furnish Regulus Therapeutics Inc. (the “Company”) with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Family and Medical Leave Act (as amended), the California Labor Code, and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (b) any rights or claims to unemployment compensation, funds accrued in my 401k account, or any vested equity incentives; (c) any rights that are not waivable as a matter of law; or (d) any claims arising from the breach of this Release and Waiver. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; (c) I have twenty-one (21) days in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired without my having previously revoked this Release and Waiver.

If I am less than 40 years of age upon execution of this Release and Waiver, I acknowledge that I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and that I have ten (10) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier).

I acknowledge my continuing obligations under my Employee Confidentiality and Inventions Assignment Agreement a copy of which is attached hereto (the “CIAA”). Pursuant to the CIAA, I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I understand and agree that my right to the severance benefits I am receiving is in exchange for my agreement to the terms of this Release and Waiver and is contingent upon my continued compliance with my CIAA.

This Release and Waiver, including the CIAA, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:	By:
NEIL W. GIBSON, PH.D.

Exhibit 10.9

LEASE

by and between

BMR-John Hopkins Court LLC,

a Delaware limited liability company

and

Regulus Therapeutics Inc.,

a Delaware corporation

LEASE

THIS LEASE (this “Lease”) is entered into as of this 19th day of March, 2010 (the “Execution Date”), by and between BMR-John Hopkins Court LLC, a Delaware limited liability company (“Landlord”), and Regulus Therapeutics Inc., a Delaware corporation (“Tenant”).

RECITALS

A. WHEREAS, Landlord owns certain real property (the “Property”) and the improvements on the Property located at 3545-3575 John Hopkins Court, San Diego, California, including the building located thereon (the “Building”); and

B. WHEREAS, Landlord wishes to lease to Tenant, and Tenant desires to lease from Landlord, certain premises (the “Premises”) located in the Building, pursuant to the terms and conditions of this Lease, as detailed below.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Lease of Premises. Landlord will deliver possession of the Premises to Tenant promptly after the full execution and delivery of this Lease for the purpose of Tenant commencing construction of the Tenant Improvements, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, as shown on Exhibit A attached hereto, for use by Tenant in accordance with the Permitted Use (as defined below) and no other uses. The Property and all landscaping, parking facilities, private drives and other improvements and appurtenances related thereto, including the Building, are hereinafter collectively referred to as the “Project.” All portions of the Project that are for the non-exclusive use of tenants of the Building, including driveways, sidewalks, parking areas, landscaped areas, service corridors, stairways, elevators, public restrooms, public lobbies and the conference room are hereinafter referred to as “Common Area.”

2. Basic Lease Provisions. For convenience of the parties, certain basic provisions of this Lease are set forth herein. The provisions set forth herein are subject to the remaining terms and conditions of this Lease and are to be interpreted in light of such remaining terms and conditions.

2.1. This Lease shall take effect upon the Execution Date and, except as specifically otherwise provided within this Lease, each of the provisions hereof shall be binding upon and inure to the benefit of Landlord and Tenant from the date of execution and delivery hereof by all parties hereto.

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2.2. In the definitions below, each current Rentable Area (as defined below) is expressed in rentable square footage. Rentable Area and Tenant’s Pro Rata Share (as defined below) are both subject to adjustment as provided in this Lease.

Definition or Provision	Means the Following (As of the Term Commencement Date)
Rentable Area of Premises	21,470 square feet
Rentable Area of Project	72,192 square feet
Tenant’s Pro Rata Share of Project	29.74%

2.3. Initial monthly and annual installments of Base Rent for the Premises (“Base Rent”) as of the Term Commencement Date, shall be as set forth in Exhibit D attached hereto (the “Base Rent Schedule”), subject to adjustment under this Lease:

2.4. Estimated Term Commencement Date: July 1, 2010

2.5. Estimated Term Expiration Date: May 31, 2017

2.6. Security Deposit: $125,000.00

2.7. Permitted Use: Office and laboratory use in conformity with all federal, state, municipal and local laws, codes, ordinances, rules and regulations of Governmental Authorities (as defined below), committees, associations, or other regulatory committees, agencies or governing bodies having jurisdiction over the Premises, the Building, the Property, the Project, Landlord or Tenant, including both statutory and common law and hazardous waste rules and regulations (“Applicable Laws”)

2.8.	Address for Rent Payment:	BMR - John Hopkins Court
PO Box 511269
Los Angeles, CA 90051-7824

2.9.	Address for Notices to Landlord:	BMR-John Hopkins Court LLC
17190 Bernardo Center Drive
San Diego, California 92128
Attn: Vice President, Real Estate Counsel

2.10.	Address for Notices to Tenant:	Prior to Term Commencement Date:

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Regulus Therapeutics Inc.
1896 Rutherford Road
Carlsbad, California 92008
Attn: Garry Menzel, Executive Vice President

After Term Commencement Date:

Regulus Therapeutics Inc.
3545 John Hopkins Court
San Diego, California 92121
Attn: Garry Menzel, Executive Vice President

2.11. The following Exhibits are attached hereto and incorporated herein by reference:

Exhibit A	Premises
Exhibit A-l	Suite 210 Depiction
Exhibit B	Work Letter
Exhibit C	Acknowledgement of Term Commencement Date and Term Expiration Date
Exhibit D	Base Rent Schedule
Exhibit E	Rules and Regulations
Exhibit F	Tenant’s Personal Property
Exhibit G	Form of Estoppel Certificate
Exhibit H	Signage
Exhibit I	FF&E

3. Term. The actual term of this Lease (as the same may be extended pursuant to Article 42 hereof, and as the same may be earlier terminated in accordance with this Lease, the “Term”) shall commence on the actual Term Commencement Date (as defined in Article 4) and end on the date that is eighty-four (84) months after the actual Term Commencement Date (such date, the “Term Expiration Date”), subject to earlier termination of this Lease as provided herein. TENANT HEREBY WAIVES THE REQUIREMENTS OF SECTION 1933 OF THE CALIFORNIA CIVIL CODE, AS THE SAME MAY BE AMENDED FROM TIME TO TIME.

4. Possession and Commencement Date.

4.1. The “Term Commencement Date” shall be the earlier of (a) the Estimated Term Commencement Date and (b) the day the Tenant first occupies the Premises for the Permitted Use. Tenant shall execute and deliver to Landlord written acknowledgment of the actual Term Commencement Date and the Term Expiration Date within ten (10) days after Tenant takes occupancy of the Premises, in the form attached as Exhibit C hereto. Failure to execute and deliver such acknowledgment, however, shall not affect the Term Commencement Date or Landlord’s or Tenant’s liability hereunder. Failure by Tenant to obtain validation by any medical

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review board or other similar governmental licensing of the Premises required for the Permitted Use by Tenant shall not serve to extend the Term Commencement Date, unless such failure is due to the gross negligence or willful misconduct of Landlord, or Landlord’s failure to deliver the Premises in accordance with the terms and conditions of this Lease.

4.2. Tenant shall cause to be constructed the tenant improvements in the Premises (the “Tenant Improvements”) pursuant to the Work Letter attached hereto as Exhibit B (the “Work Letter”) at a cost to Landlord not to exceed Six Hundred Forty-Four Thousand One Hundred Dollars ($644,100.00) (based upon Thirty Dollars ($30.00) per rentable square foot) (the “TI Allowance”). The TI Allowance may be applied to the costs of (n) construction, (o) space planning, architect, engineering and other related services performed by third parties unaffiliated with Tenant, (p) building permits and other taxes, fees, charges and levies by Governmental Authorities (as defined below) for permits or for inspections of the Tenant Improvements and (q) costs and expenses for labor, material, equipment and fixtures. In no event shall the TI Allowance be used for (v) the cost of work that is not authorized by the Approved Plans (as defined in the Work Letter) or otherwise approved in writing by Landlord, (w) payments to Tenant or any affiliates of Tenant, (x) the purchase of any furniture, personal property or other non-building system equipment, (y) costs resulting from any default by Tenant of its obligations under this Lease or (z) costs that are recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors). In addition to the TI Allowance, Landlord will provide to Tenant a cash allowance (“Cash Payment”) in the amount of One Hundred Thousand Dollars ($100,000.00), which may be used by Tenant for the purpose of constructing the “H Shed” as defined in Section 17.1 (including soft costs and permitting fees) or constructing other Tenant Improvements in the Premises. The Cash Payment will be disbursed by Landlord in the same manner as the TI Allowance. The Cash Payment will not result in any increase in Base Rent (including pursuant to Section 4.3 below).

4.3. Base Rent shall be increased to include the amount of the TI Allowance actually disbursed by Landlord in accordance with this Lease amortized over the initial Term at a rate of six and one-half percent (6.5%) annually. Tenant shall have until December 31, 2010 (the “TI Deadline”), to expend the unused portion of the TI Allowance, after which date Landlord’s obligation to fund such costs shall expire. The amount by which Base Rent shall be increased shall be determined (and Base Rent shall be increased accordingly) as of the Term Commencement Date and, if such determination does not reflect use by Tenant of all of the TI Allowance, shall be determined again as of the TI Deadline. In the event that Landlord disburses any portion of the TI Allowance after the Term Commencement Date, then on the TI Deadline, Base Rent shall be increased to include the amount of the TI Allowance funded after the Term Commencement Date as amortized over the remainder of the initial Term (commencing on the TI Deadline) at six and one-half percent (6.5%) annually. Promptly after any adjustment to Base Rent as set forth herein, Landlord and Tenant shall amend this Lease to update the Base Rent Schedule attached hereto as Exhibit D.

4.4. To the extent Tenant is required to pay any Excess TI Costs (as defined in the Work Letter), Tenant shall pay the costs of the Tenant Improvements on a pari passu basis with Landlord as such costs are paid in the proportion of Excess TI Costs payable by Tenant to the TI

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Allowance payable by Landlord. In no event shall any unused TI Allowance entitle Tenant to a credit against Rent payable under this Lease. Tenant shall cause the Architect to deliver to Landlord and Tenant (i) a certificate of occupancy for the Premises suitable for the Permitted Use and (ii) a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, executed by the project architect and the general contractor.

4.5. Prior to entering upon the Premises, Tenant shall furnish to Landlord evidence satisfactory to Landlord that insurance coverages required of Tenant under the provisions of Article 23 are in effect, and such entry shall be subject to all the terms and conditions of this Lease other than the payment of Base Rent or Tenant’s Pro Rata Share of Operating Expenses (as defined below). Tenant shall be obligated to pay for all utility charges supplied to the Premises for use during Tenant’s construction of the Tenant Improvements and until the Term Commencement Date.

4.6. Tenant shall select (and Landlord shall reasonably approve) the architect, engineer, general contractor and major subcontractors, and Landlord and Tenant shall each participate in the review of the competitive bid process. Landlord may refuse to approve the use of any architects, consultants, contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony. Notwithstanding, Landlord hereby approves of DG Architects as the architect, Rudolph and Stetten as the contractor, Pacific Rim Mechanical as the mechanical and plumbing subcontractor, and Berg Electric Corp. as the electrical subcontractor.

5. Condition of Premises. Tenant acknowledges that, except as set forth in this Lease, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of the Premises, the Building or the Project, or with respect to the suitability of the Premises, the Building or the Project for the conduct of Tenant’s business. Notwithstanding the foregoing, Landlord represents and warrants that, as of the Execution Date, (a) the Premises are in compliance with all Applicable Laws (including without limitation the ADA and Title 24), and (b) the structural elements of the Building, the roof and roof membrane and the Building systems throughout the Building and serving the Premises (including without limitation the mechanical, electrical, HVAC and plumbing systems of the Building), are in working order, condition and repair, and to the extent that the representations are in (a) and (b) above are untrue as of the Execution Date, Landlord shall, at Landlord’s sole cost and expense and as Tenant’s sole remedy, correct any breach of such warranties promptly following receipt of written notice thereof from Tenant. In addition, in the event any legal requirements are triggered by reason of the Tenant Improvements being constructed by Tenant, Landlord will perform any required legal compliance work in the Premises or Building to the extent so triggered (provided that Tenant will ensure that the Tenant Improvements themselves comply with all applicable legal requirements). For example, in the event that Tenant upgrades an electrical panel, the work to the panel will be, done in compliance with all legal requirements and will be a charge against the TI Allowance or paid for by Tenant, as applicable; however, in the event that the agency issuing a permit for the Tenant Improvements requires that all lightbulbs be upgraded to meet a new Title 24 requirement, then Landlord will bear the cost of that upgrade. Tenant acknowledges that (x) it is fully familiar with the condition of the Premises and agrees to take the same in its condition “as

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is” as of the Execution Date (subject to the preceding sentence) and (y) Landlord shall, except as expressly set forth in this Lease (including without limitation Landlord’s obligation to provide the TI Allowance pursuant to Section 4.2 above), have no obligation to alter, repair or otherwise prepare the Premises for Tenant’s occupancy or to pay for or construct any improvements to the Premises. Tenant’s taking of possession of the Premises shall, except as otherwise agreed to in writing by Landlord and Tenant (including in this Lease), conclusively establish that the Premises, the Building and the Project were at such time in good, sanitary and satisfactory condition and repair.

6. Rentable Area.

6.1. The term “Rentable Area” shall reflect such areas as reasonably calculated by Landlord’s architect, as the same may be reasonably adjusted from time to time by Landlord in consultation with Landlord’s architect to reflect changes to the Premises, the Building or the Project, as applicable.

6.2. The term “Rentable Area,” when applied to the Premises, is that area equal to the usable area of the Premises, plus an equitable allocation of Rentable Area within the Building that is not then utilized or expected to be utilized as usable area (but specifically excepting any vacant space in the Building that Landlord reasonably deems to be leasable), including that portion of the Building devoted to corridors, equipment rooms, restrooms, elevator lobby, atrium and mailroom.

7. Rent.

7.1. Tenant shall pay to Landlord as Base Rent for the Premises, commencing on the Term Commencement Date, the sums set forth in Section 2.3, subject to the rental adjustments provided in Article 8 hereof. Base Rent shall be paid in equal monthly installments as set forth in Section 2.3, subject to the rental adjustments provided in Article 8 hereof, each in advance on the first day of each and every calendar month during the Term.

7.2. In addition to Base Rent, Tenant shall pay to Landlord as additional rent (“Additional Rent”) at times hereinafter specified in this Lease (a) Tenant’s pro rata share, as set forth in Section 2.2 (“Tenant’s Pro Rata Share”), of Operating Expenses (as defined below), (b) the Property Management Fee (as defined below) and (c) any other amounts that Tenant assumes or agrees to pay under the provisions of this Lease that are owed to Landlord, including any and all other sums that may become due by reason of any default of Tenant or failure on Tenant’s part to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after notice and the lapse of any applicable cure periods.

7.3. Base Rent and Additional Rent shall together be denominated “Rent.” Rent shall, except as otherwise provided in Sections 14.4, 16.2 or 24.5, be paid to Landlord, without abatement, deduction or offset, in lawful money of the United States of America at the office of Landlord as set forth in Section 2.8 or to such other person or at such other place as Landlord may from time designate in writing. In the event the Term commences or ends on a day other than the first day of a calendar month, then the Rent for such fraction of a month shall be

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prorated for such period on the basis of a thirty (30) day month and shall be paid at the then-current rate for such fractional month.

8. Rent Adjustments. Base Rent shall be subject to an annual upward adjustment of Twenty-Five Cents ($0.25) per rentable square foot per month, as more particularly set forth in Exhibit D attached hereto. The first such adjustment shall become effective commencing with that monthly rental installment that is due on or after the first (1st) annual anniversary of the Term Commencement Date, and subsequent adjustments shall become effective on every successive annual anniversary for the remainder of the initial Term. In the event of a conflict between this Article 8 and Exhibit D, Exhibit D shall control.

9. Operating Expenses.

9.1. As used herein, the term “Operating Expenses” shall include:

(a) Government impositions including property tax costs consisting of real and personal property taxes and assessments, including amounts due under any improvement bond upon the Building or the Project, including the parcel or parcels of real property upon which the Building and areas serving the Building are located or assessments in lieu thereof imposed by any federal, state, regional, local or municipal governmental authority, agency or subdivision (each, a “Governmental Authority”) are levied; taxes on or measured by gross rentals received from the rental of space in the Project; taxes based on the square footage of the Premises, the Building or the Project, as well as any parking charges, utilities surcharges or any other costs levied, assessed or imposed by, or at the direction of, or resulting from Applicable Laws or interpretations thereof, promulgated by any Governmental Authority in connection with the use or occupancy of the Project or the parking facilities serving the Project; taxes on this transaction or any document to which Tenant is a party creating or transferring an interest in the Premises; any fee for a business license to operate an office building; and any expenses, including the reasonable cost of attorneys or experts, reasonably incurred by Landlord in seeking reduction by, the taxing authority of the applicable taxes, less tax refunds obtained as a result of an application for review thereof (provided that any tax decrease obtained as a result of such expenditures will be credited against Operating Expenses). Notwithstanding anything to the contrary in this Lease, Operating Expenses shall not include any of the following: net income, franchise, capital stock, estate or inheritance taxes, or taxes that are the personal obligation of Tenant or of another tenant of the Project; Landlord’s general income taxes, succession, transfer or gift tax; any excise taxes imposed upon Landlord based upon rentals or income received by it (except if levied in lieu of real property taxes); taxes attributable to any period outside of the Term (provided that any holdover by Tenant will be considered within the Term for purposes of this provision); any assessments, charges, taxes, rents, fees, rates, levies, excises, license fees, permit fees, inspection fees, impact fees, concurrency fees or other fees or charges to the extent allocable to or caused by the development or installation of on- or off-site improvements or utilities (including without limitation street and intersection improvements, roads, rights of way, lighting and signalization) related solely to any future expansion of the Building, or any allocations, reserves or sinking fund relating to such expansion, unless the same are contained in the property tax bills for the Project; and

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(b) All other costs of any kind paid or incurred by Landlord in connection with the operation or maintenance of the Building and the Project (provided that any costs for services, maintenance, repairs, and the like, provided directly by Landlord or affiliates of Landlord shall be at commercially reasonable prices), including costs of repairs and replacements to improvements within the Project as appropriate to maintain the Project as required hereunder; costs of utilities furnished to the Common Areas; sewer fees; cable television; trash collection; cleaning, including windows; heating; ventilation; air-conditioning; maintenance of landscaping and grounds; maintenance of drives and parking areas; maintenance of the roof (not including replacement of any structural components thereof); security services and devices; building supplies; maintenance or replacement of equipment utilized for operation and maintenance of the Project; license, permit and inspection fees; sales, use and excise taxes on goods and services purchased by Landlord in connection with the operation, maintenance or repair of the Building or Project systems and equipment; telephone, postage, stationery supplies and other expenses incurred in connection with the operation, maintenance or repair of the Project; reasonable accounting, legal and other professional fees and expenses incurred in connection with the Project; costs of furniture, draperies, carpeting, landscaping and other customary and ordinary items of personal property provided by Landlord for use in Common Areas; capital expenditures (provided that capital expenditures will be includable in Operating Expenses only to the extent they are reasonably anticipated to result in a reduction of Operating Expenses or are necessary to comply with Applicable Laws (unless they are incurred to remedy a violation that exists as of the Term Commencement Date of any Applicable Law), with such capital expenditures amortized over their useful life); costs to keep the Project in compliance with, or fees otherwise required under, any CC&Rs (as defined below); insurance premiums, including premiums for public liability, property casualty, earthquake, terrorism and environmental coverages; portions of insured losses paid by Landlord as part of the deductible portion of a loss pursuant to the terms of insurance policies (provided that the amount of Landlord’s deductible that can be included in Operating Expenses will not exceed a commercially reasonable amount, as determined by Landlord’s insurance broker, regardless of whether Landlord elects to have higher deductibles) service contracts; costs of services of independent contractors retained to do work of a nature referenced above; and costs of compensation (including employment taxes and fringe benefits) of all persons who perform regular and recurring duties connected with the day-to-day operation and maintenance of the Project, its equipment, the adjacent walks, landscaped areas, drives and parking areas, including janitors, floor waxers, window washers, watchmen, gardeners, sweepers and handymen.

Notwithstanding the foregoing, Operating Expenses shall not include any leasing commissions or other costs incurred in procuring tenants, or any fee in lieu of commissions; expenses that relate to preparation of rental space for a tenant; expenses of initial development and construction, including grading, paving, landscaping and decorating (as distinguished from maintenance, repair and replacement of the foregoing); legal expenses relating to other tenants (including without limitation Landlord’s costs in having Chimeros, Inc., vacate the Premises); costs of any nature to the extent reimbursed by condemnation awards, another tenant of the Building (except as part of such tenant’s operating expense obligations), or payment of insurance proceeds received by Landlord; interest upon loans to Landlord or secured by a mortgage or deed of trust covering the Project or a portion thereof (provided that interest upon a government

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assessment or improvement bond payable in installments shall constitute an Operating Expense under Subsection 9.1(a)); salaries of executive officers of Landlord; depreciation claimed by Landlord for tax purposes (provided that this exclusion of depreciation is not intended to delete from Operating Expenses actual costs of repairs and replacements in regard thereto that are described in Subsection 9.1(b)); and taxes that are excluded from Operating Expenses by the last sentence of Subsection 9.1(a); the cost of providing any service directly to and paid directly by any tenant (outside of such tenant’s operating expense payments); ground lease payments (if any); Landlord’s general corporate overhead; any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord (other than in the parking facility for the Project); bad debt expenses and interest, principal, points and fees on debts or amortization on any ground lease, mortgage or mortgages or any other debt instrument encumbering the Building (including the Property); marketing costs, including attorneys’ fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building; and art work; expenses in connection with services or other benefits that are not offered to Tenant or for which Tenant is charged directly but that are provided to another tenant or occupant of the Building, without charge; electric power costs or other utility costs for which any tenant directly contracts with the local public service company; costs of correcting defects in or inadequacy of the initial design or construction of the Building or any future expansion of the Building or Project; costs incurred to comply with Applicable Laws relating to the removal of Hazardous Materials (as defined in Article 21 below) or to remove, remedy, treat or contain any Hazardous Material to the extent such costs (x) result from Landlord’s gross negligence or willful misconduct, (y) resulted from Hazardous Materials which existed in the Building or on the Property prior to the Execution Date (provided that any Hazardous Materials in the Premises which are made Tenant’s responsibility pursuant to Article 21 below shall remain Tenant’s direct obligation) and (z) as to any other Hazardous Materials-related costs, Landlord will first exhaust any available insurance proceeds and use good faith and commercially reasonable efforts (short of litigation) to pursue any third parties for reimbursement of any such costs prior to including such amounts in Operating Expenses; and costs of upgrades to the Building effectuated for the purpose of obtaining or upgrading a LEED certification or similar rating. To the extent that Tenant uses more than Tenant’s Pro Rata Share of any item of Operating Expenses, Tenant shall pay Landlord for such excess in addition to Tenant’s obligation to pay Tenant’s Pro Rata Share of Operating Expenses (provided that Landlord will provide Tenant with a detailed breakdown of how Landlord calculates such excess use by Tenant). Operating Expenses shall not include any property management fee or administrative fee, except for the Property Management Fee (as defined below). To the extent that Tenant uses more than Tenant’s Pro Rata Share of any item of Operating Expenses, Tenant shall pay Landlord for such excess in addition to Tenant’s obligation to pay Tenant’s Pro Rata Share of Operating Expenses.

9.2. Tenant shall pay to Landlord on the first day of each calendar month of the Term, as Additional Rent, (a) the Property Management Fee (as defined below) and (b) Landlord’s estimate of Tenant’s Pro Rata Share of Operating Expenses with respect to the Building and the Project, as applicable, for such month.

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(x) The “Property Management Fee” shall equal three percent (3.0%) of Base Rent due from Tenant.

(y) Within ninety (90) days after the conclusion of each calendar year (or such longer period as may be reasonably required by Landlord), Landlord shall furnish to Tenant a statement showing in reasonable detail the actual Operating Expenses and Tenant’s Pro Rata Share of Operating Expenses for the previous calendar year. Any additional sum due from Tenant to Landlord shall be due and payable within thirty (30) days after Tenant’s receipt of the statement. If the amounts paid, by Tenant pursuant to this Section exceed Tenant’s Pro Rata Share of Operating Expenses for the previous calendar year, then Landlord shall credit the difference against the Rent next due and owing from Tenant; provided that, if the Lease term has expired, Landlord shall accompany said statement with payment for the amount of such difference.

(z) Any amount due under this Section for any period that is less than a full month shall be prorated (based on a thirty (30)-day month) for such fractional month.

9.3. Landlord may, from time to time, modify Landlord’s calculation and allocation procedures for Operating Expenses, so long as such modifications produce Dollar results substantially consistent with Landlord’s then-current practice at the Project and do not materially increase Tenant’s monetary obligations hereunder.

9.4. Landlord’s annual statement shall be final and binding upon Tenant unless Tenant, within sixty (60) days after Tenant’s receipt thereof, shall contest any item therein by giving written notice to Landlord, specifying each item contested and the reasons therefor. If, during such sixty (60)-day period, Tenant reasonably and in good faith questions or contests the correctness of Landlord’s statement of Tenant’s Pro Rata Share of Operating Expenses, Landlord shall provide Tenant with reasonable access to Landlord’s books and records to the extent relevant to determination of Operating Expenses, and such information as Landlord reasonably determines to be responsive to Tenant’s written inquiries. In the event that, after Tenant’s review of such information, Landlord and Tenant cannot agree upon the amount of Tenant’s Pro Rata Share of Operating Expenses, then Tenant shall have the right to have an independent public accounting firm hired by Tenant on an hourly basis and not on a contingent-fee basis (at Tenant’s sole cost and expense) and approved by Landlord (which approval Landlord shall not unreasonably withhold or delay) audit and review such of Landlord’s books and records for the year in question as directly relate to the determination of Operating Expenses for such year (the “Independent Review”). Landlord shall make such books and records available at the location where Landlord maintains them in the ordinary course of its business (provided such location is within San Diego County). Landlord need not provide copies of any books or records. Tenant shall commence the Independent Review within fifteen (15) days after the date Landlord has given Tenant access to Landlord’s books and records for the Independent Review. Tenant shall complete the Independent Review and notify Landlord in writing of Tenant’s specific objections to Landlord’s calculation of Operating Expenses (including Tenant’s accounting firm’s written statement of the basis, nature and amount of each proposed adjustment) no later than sixty (60) days after Landlord has first given Tenant access to Landlord’s books and records for the

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Independent Review. Landlord shall review the results of any such Independent Review. The parties shall endeavor to agree promptly and reasonably upon Operating Expenses taking into account the results of such Independent Review. If, as of sixty (60) days after Tenant has submitted the Independent Review to Landlord, the parties have not agreed on the appropriate adjustments to Operating Expenses, then the parties shall engage a mutually agreeable independent third party accountant with at least ten (10) years’ experience in commercial real estate accounting in the San Diego, California area (the “Accountant”). If the parties cannot agree on the Accountant, each shall within ten (10) days after such impasse appoint an Accountant (different from the accountant and accounting firm that conducted the Independent Review) and, within ten (10) days after the appointment of both such Accountants, those two Accountants shall select a third (which cannot be the accountant and accounting firm that conducted the Independent Review). If either party fails to timely appoint an Accountant, then the Accountant the other party appoints shall be the sole Accountant. Within ten (10) days after appointment of the Accountant(s), Landlord and Tenant shall each simultaneously give the Accountants (with a copy to the other party) its determination of Operating Expenses, with such supporting data or information as each submitting party determines appropriate. Within ten (10) days after such submissions, the Accountants shall by majority vote select either Landlord’s or Tenant’s determination of Operating Expenses. The Accountants may not select or designate any other determination of Operating Expenses. The determination of the Accountant(s) shall bind the parties. If the parties agree or the Accountant(s) determine that Tenant’s Pro Rata Share of Operating Expenses actually paid for the calendar year in question exceeded Tenant’s obligations for such calendar year, then Landlord shall, at Tenant’s option, either (a) credit the excess to the next succeeding installments of estimated Additional Rent or (b) pay the excess to Tenant within thirty (30) days after delivery of such results. If the parties agree or the Accountant(s) determine that Tenant’s payments of Tenant’s Pro Rata Share of Operating Expenses for such calendar year were less than Tenant’s obligation for the calendar year, then Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of such results. If the Accountant(s) determine that Tenant’s Pro Rata Share of Operating Expenses actually paid for the calendar year in question exceeded by more than five percent (5%) Tenant’s obligations for such calendar year, then Landlord shall pay the reasonable cost of such Accountant(s) and the Independent Review; in all other events Tenant shall pay the costs of such Accountant(s) and the Independent Review.

9.5. Tenant shall not be responsible for Operating Expenses attributable to the time period prior to the Term Commencement Date; provided, however, that if Landlord shall permit Tenant possession of the Premises prior to the Term Commencement Date, Tenant shall be responsible for Operating Expenses from such earlier date of possession. Tenant’s responsibility for Tenant’s Pro Rata Share of Operating Expenses shall continue to the latest of (a) the date of termination of the Lease, (b) the date Tenant has fully vacated the Premises or (c) if termination of the Lease is due to a default by Tenant, the date of rental commencement of a replacement tenant.

9.6. Operating Expenses for the calendar year in which Tenant’s obligation to share therein commences and for the calendar year in which such obligation ceases shall be prorated on a basis reasonably determined by Landlord. Expenses such as taxes, assessments and insurance premiums that are incurred for an extended time period shall be prorated based upon the time

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periods to which they apply so that the amounts attributed to the Premises relate in a reasonable manner to the time period wherein Tenant has an obligation to share in Operating Expenses.

9.7. Within five (5) business days after the end of each calendar month, Tenant shall submit to Landlord an invoice, or, in the event an invoice is not available, an itemized list, of all costs and expenses that (a) Tenant has incurred (either internally or by employing third parties) during the prior month and (b) for which Tenant reasonably believes it is entitled to reimbursements from Landlord pursuant to the terms of this Lease or that Tenant reasonably believes is the responsibility of Landlord pursuant to this Lease.

9.8. In the event that the Building or Project is less than fully occupied, Tenant acknowledges that Landlord may extrapolate the Operating Expenses by dividing (a) the total cost of Operating Expenses by (b) the Rentable Area of the Building or Project (as applicable) that is occupied, then multiplying (y) the resulting quotient by (z) the total Rentable Area of the Building or Project (as applicable). Tenant shall pay Tenant’s Pro Rata Share of the product of (y) and (z), subject to adjustment as reasonably determined by Landlord; provided, however, that Landlord shall not recover more than one hundred percent (100%) of Operating Expenses. Notwithstanding the foregoing, in the event there is vacant space in the Building, to the extent it is feasible, Landlord will not provide services resulting in Operating Expenses to such vacant space.

10. Taxes on Tenant’s Property.

10.1. Tenant shall pay prior to delinquency any and all taxes levied against any personal property or trade fixtures placed by Tenant in or about the Premises.

10.2. If any such taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property or, if the assessed valuation of the Building, the Property or the Project is increased by inclusion therein of a value attributable to Tenant’s personal property or trade fixtures, and if Landlord, after written notice to Tenant, pays the taxes based upon any such increase in the assessed value of the Building, the Property or the Project, then Tenant shall, upon demand, repay to Landlord the taxes so paid by Landlord.

10.3. If any improvements in or alterations to the Premises, whether owned by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which improvements conforming to Landlord’s building standards (the “Building Standard”) in other spaces in the Building are assessed, then the real property taxes and assessments levied against Landlord or the Building, the Property or the Project by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 10.2. Any such excess assessed valuation due to improvements in or alterations to space in the Project leased by other tenants at the Project shall not be included in Operating Expenses. If the records of the County Assessor are available and sufficiently detailed to serve as a basis for determining whether said Tenant improvements or alterations are assessed at a higher valuation than the Building Standard, then such records shall be binding on both Landlord and Tenant.

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11. Security Deposit.

11.1. Tenant shall deposit with Landlord on or before the Execution Date the sum set forth in Section 2.6 (the “Security Deposit”), which sum shall be held by Landlord as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the period commencing on the Execution Date and ending upon the expiration or termination of Tenant’s obligations under this Lease. If Tenant defaults with respect to any provision of this Lease, including any provision relating to the payment of Rent, then Landlord may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, then Tenant shall, within ten (10) days following demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a material breach of this Lease. The provisions of this Article shall survive the expiration or earlier termination of this Lease. TENANT HEREBY WAIVES THE REQUIREMENTS OF SECTION 1950.7 OF THE CALIFORNIA CIVIL CODE, AS THE SAME MAY BE AMENDED FROM TIME TO TIME.

11.2. In the event of bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for all periods prior to the filing of such proceedings.

11.3. Landlord may deliver to any purchaser of Landlord’s interest in the Premises the funds deposited hereunder by Tenant, and thereupon Landlord shall be discharged from any further liability with respect to such deposit. This provision shall also apply to any subsequent transfers.

11.4. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, then the Security Deposit, or any balance thereof, shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within thirty (30) days after the expiration or earlier termination of this Lease.

11.5. If the Security Deposit shall be in cash, Landlord shall hold the Security Deposit in an account at a banking organization selected by Landlord; provided, however, that Landlord shall not be required to maintain a separate account for the Security Deposit, but may intermingle it with other funds of Landlord. Landlord shall be entitled to all interest and/or dividends, if any, accruing on the Security Deposit. Landlord shall not be required to credit Tenant with any interest for any period during which Landlord does not receive interest on the Security Deposit.

11.6. The Security Deposit may be in the form of cash, a letter of credit or any other security instrument acceptable to Landlord in its sole discretion. Tenant may at any time, deliver a letter of credit (the “L/C Security”) as the entire Security Deposit, as follows.

(a) If Tenant elects to deliver L/C Security, then Tenant shall provide Landlord, and maintain in full force and effect throughout the Term and until the date that is two

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(2) months after the then-current Term Expiration Date, a letter of credit in a form reasonably approved by Landlord and issued by an issuer reasonably satisfactory to Landlord, in the amount of the Security Deposit, with an initial term of at least one year. Landlord may require the L/C Security to be re-issued by a different issuer at any time during the Term if Landlord reasonably believes that the issuing bank of the L/C Security is or may soon become insolvent; provided, however, Landlord shall return the existing L/C Security to the existing issuer immediately upon receipt of the substitute L/C Security. If any issuer of the L/C Security shall become insolvent or placed into FDIC receivership, then Tenant shall, promptly after Tenant’s knowledge of such insolvency, deliver to Landlord (without the requirement of notice from Landlord) substitute L/C Security issued by an issuer reasonably satisfactory to Landlord, and otherwise conforming to the requirements set forth in this Article. As used herein with respect to the issuer of the L/C Security, “insolvent” shall mean the determination of insolvency as made by such issuer’s primary bank regulator (i.e., the state bank supervisor for state chartered banks; the OCC or OTS, respectively, for federally chartered banks or thrifts; or the Federal Reserve for its member banks). If, at the Term Expiration Date, any Rent remains uncalculated or unpaid, then: (i) Landlord shall with reasonable diligence complete any necessary calculations; (ii) Tenant shall extend the expiry date of such L/C Security from time to time as Landlord reasonably requires, but in no event shall such extension be later than the date which is ninety (90) days after the Term Expiration Date; and (iii) in such extended period, Landlord shall not unreasonably refuse to consent to an appropriate reduction of the L/C Security.

(b) If Tenant delivers to Landlord satisfactory L/C Security in place of the entire Security Deposit, Landlord shall remit to Tenant any cash Security Deposit Landlord previously held.

(c) Landlord may draw upon the L/C Security, and hold and apply the proceeds in the same manner and for the same purposes as the Security Deposit, if: (i) an uncured Default (as defined below) exists; (ii) as of the date thirty (30) days before any L/C Security expires (even if such scheduled expiry date is after the Term Expiration Date) Tenant has not delivered to Landlord an amendment or replacement for such L/C Security, reasonably satisfactory to Landlord, extending the expiry date to the earlier of (1) two (2) months after the then-current Term Expiration Date or (2) the date one year after the then-current expiry date of the L/C Security; (iii) the L/C Security provides for automatic renewals, Landlord asks the issuer to confirm the current L/C Security expiry date, and the issuer fails to do so within ten (10) business days; (iv) Tenant fails to pay (when and as Landlord reasonably requires) any bank charges for Landlord’s transfer of the L/C Security; or (v) the issuer of the L/C Security ceases, or announces that it will cease, to maintain an office in the city where Landlord may present drafts under the L/C Security (and fails to permit drawing upon the L/C by overnight courier or facsimile). This Section does not limit any other provisions of this Lease allowing Landlord to draw the L/C Security under specified circumstances.

(d) Tenant shall not seek to enjoin, prevent, or otherwise interfere with Landlord’s draw under L/C Security, even if it violates this Lease. Tenant acknowledges that the only effect of a wrongful draw would be to substitute a cash Security Deposit for L/C Security. Landlord shall hold the proceeds of any draw in the same manner and for the same purposes as a

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cash Security. Deposit. In the event of a wrongful draw, the parties shall cooperate to allow Tenant to post replacement L/C Security simultaneously with the return to Tenant of the wrongfully drawn sums, and Landlord shall upon request confirm in writing to the issuer of the L/C Security that Landlord’s draw was erroneous.

(e) If Landlord transfers its interest in the Premises, then Tenant shall at Tenant’s expense, within five (5) business days after receiving a request from Landlord, deliver (and, if the issuer requires, Landlord shall consent to) an amendment to the L/C Security naming Landlord’s grantee as substitute beneficiary. If the required Security Deposit changes while L/C Security is in force, then Tenant shall deliver (and, if the issuer requires, Landlord shall consent to) a corresponding amendment to the L/C Security.

12. Use.

12.1. Tenant shall use the Premises for the purpose set forth in Section 2.7, and shall not use the Premises, or permit or suffer the Premises to be used, for any other purpose without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

12.2. Tenant shall not use or occupy the Premises in violation of Applicable Laws; zoning ordinances; or the certificate of occupancy issued for the Building or the Project, and shall, upon five (5) days’ written notice from Landlord, discontinue any use of the Premises that is declared or claimed by any Governmental Authority having jurisdiction to be a violation of any of the above or that in Landlord’s reasonable opinion violates any of the above (provided that, in lieu of discontinuing such use, Tenant may contest the Governmental Authority’s declaration or claim, or alter such use in a way that is acceptable to such Governmental Authority or Landlord, as applicable). Tenant shall comply with any direction of any Governmental Authority having jurisdiction that shall, by reason of the nature of Tenant’s particular use or occupancy of the Premises, impose any duty upon Tenant or Landlord with respect to the Premises or with respect to the use or occupation thereof.

12.3. Tenant shall not do or permit to be done anything that will invalidate or increase the cost of any fire, environmental, extended coverage or any other insurance policy covering the Building or the Project, and shall comply with all rules, orders, regulations and requirements of the insurers of the Building and the Project, and Tenant shall promptly, upon demand, reimburse Landlord for any additional premium charged for such policy by reason of Tenant’s failure to comply with the provisions of this Article.

12.4. Tenant shall keep all doors opening onto public corridors closed, except when in use for ingress and egress,

12.5. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made to existing locks or the mechanisms thereof without Landlord’s prior written consent. Tenant shall, upon termination of this Lease, return to Landlord all keys to offices and restrooms either furnished to or otherwise procured by Tenant. In the event any key so furnished to Tenant is lost, Tenant shall pay to Landlord the cost of

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replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such change.

12.6. No awnings or other projections shall be attached to any outside wall of the Building. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord’s standard window coverings. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without Landlord’s prior written consent, nor shall any bottles, parcels or other articles be placed on the windowsills. No equipment, furniture or other items of personal property shall be placed on any exterior balcony without Landlord’s prior written consent.

12.7. Tenant shall be entitled to the following signage to the extent permitted by Applicable Laws and to the extent it does not prevent another tenant of the Building from receiving its pro rata share of the Building signage: (i) Building-top signage on the side facing Genesee Avenue, (ii) monument signage to replace the existing monument signage for Chimeros, Inc., and (iii) signage in the main lobby on the glass walls near the entry, all of which signage shall conform to the criteria and design set forth in Exhibit H attached hereto (collectively, “Signage”). Landlord will use commercially reasonable efforts to assist Tenant in obtaining the required approvals for the Signage at no cost to Landlord. For any Signage, Tenant shall, at Tenant’s own cost and expense, (a) acquire all permits for such Signage in compliance with Applicable Laws and (b) design, fabricate, install and maintain such Signage in a first-class condition. Tenant shall be responsible for reimbursing Landlord for costs incurred by Landlord in removing any of Tenant’s Signage upon the expiration or earlier termination of the Lease. Interior signs on doors and the directory tablet shall be inscribed, painted or affixed for Tenant by Landlord at Tenant’s sole cost and expense, and shall be of a size, color and type and be located in a place reasonably acceptable to Landlord. The directory tablet shall be provided exclusively for the display of the name and location of tenants only. Tenant shall not place anything on the exterior of the corridor walls or corridor doors other than Landlord’s standard lettering. At Landlord’s option, Landlord may install any Tenant Signage, and Tenant shall pay all costs associated with such installation within thirty (30) days after demand therefor.

12.8. Tenant shall only place equipment within the Premises with floor loading consistent with the Building’s structural design without Landlord’s prior written approval, and such equipment shall be placed in a location designed to carry the weight of such equipment.

12.9. Tenant shall cause any equipment or machinery to be installed in the Premises so as to reasonably minimize or prevent sounds or vibrations therefrom from extending into the Common Areas or other offices in the Project.

12.10. Tenant shall not (a) do or permit anything to be done in or about the Premises that shall unreasonably obstruct or interfere with the rights of other tenants or occupants of the Project, or injure or annoy them, (b) use or allow the Premises to be used for unlawful purposes, (c) cause, maintain or permit any nuisance or waste in, on or about the Project or (d) take any other action that would in Landlord’s reasonable determination in any manner adversely affect other tenants’ quiet use and enjoyment of their space or adversely impact their ability to conduct business in a professional and suitable work environment.

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12.11. Notwithstanding any other provision herein to the contrary, from and after the Execution Date, except as provided in Article 5 above, Tenant shall be responsible for all liabilities, costs and expenses arising out of or in connection with the compliance of the Premises with Title 24 and the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., and any state and local accessibility laws, codes, ordinances and rules (collectively, and together with regulations promulgated pursuant thereto, the “ADA”), and Tenant shall indemnify, save, defend and hold Landlord; its affiliates, employees, agents and contractors; and any lender, mortgagee or beneficiary (each, a “Lender”) harmless from and against any loss, cost, liability or expense (including reasonable attorneys’ fees and disbursements) arising out of any such failure of the Premises to comply with the ADA. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

12.12. Tenant shall have the right to use the furniture and personal property currently located in the portion of the Premises previously occupied by Chimeros, Inc., an inventory of which is attached hereto as Exhibit I (the “FF&E”), subject to the terms and conditions set forth in this Lease. Upon the expiration or earlier termination of this Lease, Tenant shall surrender the FF&E to Landlord in the same condition as the FF&E existed as of the Execution Date, ordinary wear and tear excepted.

12.13. Tenant shall have access to, and full use of, the Premises twenty-four (24) hours per day seven (7) days per week.

13. Rules and Regulations, CC&Rs, Parking Facilities and Common Areas.

13.1. Tenant shall have the non-exclusive right, in common with others, to use the Common Areas, subject to the rules and regulations reasonably adopted by Landlord and attached hereto as Exhibit G, together with such other reasonable and nondiscriminatory rules and regulations as are hereafter promulgated by Landlord in its sole and absolute discretion (the “Rules and Regulations”). Tenant shall faithfully observe and comply with the Rules and Regulations. Landlord shall not be responsible to Tenant for the violation or non-performance by any other tenant or any agent, employee or invitee thereof of any of the Rules and Regulations; provided that Landlord shall endeavor to enforce the Rules and Regulations in a non-discriminatory manner. Tenant’s use of the Common Area conference room shall be on a first come, first served basis with the other tenants of the Project.

13.2. Until such time as Landlord leases the carpeted portion of Suite 210 within the Building as depicted on attached Exhibit A-1, Tenant shall have the right to use such area for holding seminars and meetings, subject to the one-time execution and delivery to Landlord of a right of entry agreement reasonably acceptable to both Landlord and Tenant. Tenant will not be charged any rent for the use of Suite 210, but may be charged for costs incurred due to such use (e.g., additional cleaning fees). Until such time as another tenant leases space within the Building or Landlord is unable to do so, Landlord shall provide Tenant with an area within the Project to store Tenant’s replacement nitrogen tanks.

13.3. This Lease is subject to any recorded covenants, conditions or restrictions on the Project or Property, of which Tenant has been provided a copy (the “CC&Rs”), as the same may

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be amended, amended and restated, supplemented or otherwise modified from time to time; provided that any such amendments, restatements, supplements or modifications do not materially modify Tenant’s rights or obligations hereunder. Tenant shall comply with the CC&Rs.

13.4. Tenant shall, at no additional cost to Tenant during the Term or any extension thereof, have a non-exclusive, irrevocable license to use Tenant’s Pro Rata Share of parking facilities serving the Project (which shall include Tenant’s Pro Rata Share of any covered parking) in common on an unreserved basis with other tenants of the Project during the Term.

13.5. Tenant agrees not to unreasonably overburden the parking facilities and agrees to cooperate with Landlord and other tenants in the use of the parking facilities. Landlord reserves the right to determine that parking facilities are becoming overcrowded and to limit Tenant’s use thereof. Upon such determination, Landlord may reasonably allocate parking spaces among Tenant and other tenants of the Project. Nothing in this Section, however, is intended to create an affirmative duty on Landlord’s part to monitor parking.

13.6. Landlord reserves the right to modify the Common Areas, including the right to add or remove exterior and interior landscaping and to subdivide real property; provided, however, such modifications shall not materially increase Tenant’s costs under this Lease and shall not materially diminish Tenant’s use of, or access to, the Premises. Tenant acknowledges that Landlord specifically reserves the right to allow the exclusive use of corridors and restroom facilities located on specific floors to one or more tenants occupying such floors; provided, however, that Tenant shall not be deprived of the use of the corridors reasonably required to serve the Premises or of restroom facilities serving the floor upon which the Premises are located.

14. Project Control by Landlord.

14.1. Landlord reserves full control over the Building and the Project to the extent not inconsistent with Tenant’s access, use and enjoyment of the Premises as provided by this Lease. This reservation includes Landlord’s right to subdivide the Project; convert the Building to condominium units; grant easements and licenses to third parties; maintain or establish ownership of the Building separate from fee title to the Property; make additions to or reconstruct portions of the Building and the Project; install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building or the Project pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises, the Building or elsewhere at the Project; and alter or relocate any other Common Area or facility, including private drives, lobbies and entrances.

14.2. The right to access areas of the Premises necessary for utilities, services, safety and operation of the Building is reserved to Landlord.

14.3. Tenant shall, at Landlord’s request, promptly execute such further commercially reasonable documents as may be reasonably appropriate to assist Landlord in the performance of its obligations hereunder; provided that Tenant need not execute any document that creates

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additional liability for Tenant, that creates any costs for Tenant (unless reimbursed by Landlord), or that materially diminishes Tenant’s quiet enjoyment and use of the Premises as provided for in this Lease.

14.4. Landlord may, at any and all reasonable times during non-business hours (or during business hours if Tenant so requests), and upon twenty-four (24) hours’ prior notice (provided that no time restrictions shall apply or advance notice be required if an emergency that, in Landlord’s reasonable opinion, poses an immediate risk of harm to persons or property necessitates immediate entry), enter the Premises to (a) inspect the same and to determine whether Tenant is in compliance with its obligations hereunder, (b) supply any service Landlord is required to provide hereunder, (c) show the Premises to prospective purchasers or tenants during the final year of the Term, (d) post notices of nonresponsibility, (e) access the telephone equipment, electrical substation and fire risers and (f) alter, improve or repair any portion of the Building other than the Premises for which access to the Premises is reasonably necessary. In connection with any such alteration, improvement or repair as described in Subsection 14.4(f), Landlord may erect in the Premises or elsewhere in the Project scaffolding and other structures reasonably required for the alteration, improvement or repair work to be performed. In no event shall Tenant’s Rent abate as a result of Landlord’s activities pursuant to this Section; provided, however, that all such activities shall be conducted in such a manner so as to cause as little interference to Tenant as is reasonably possible and Landlord will perform all work diligently and continuously until completion. Landlord shall at all times retain a key with which to unlock all of the doors in the Premises. If an emergency that, in Landlord’s reasonable opinion, poses an immediate risk of harm to person or property necessitates immediate access to the Premises, Landlord may use whatever force is necessary to enter the Premises, and any such entry to the Premises shall not constitute a forcible or unlawful entry to the Premises, a detainer of the Premises, or an eviction of Tenant from the Premises or any portion thereof. Notwithstanding anything to the contrary contained herein, because of the proprietary nature of the materials and information in the Premises and the potential for material harm to Tenant’s business in the event such information were compromised, Tenant is hereby granted the right to designate certain portions of the Premises as “Secured Area(s)” and reserves the right to install door locks or other access control systems as necessary to secure such Secured Area(s), and Landlord agrees not to enter such Secured Area(s) except in the case of an emergency, unless it shall have first obtained Tenant’s consent and Tenant has a reasonable opportunity to have a representative present (at the option of Tenant). Tenant hereby releases Landlord and waives any Claim against Landlord arising out of or related to Landlord’s inability to gain timely access to the Secured Areas.

15. Quiet Enjoyment. So long as Tenant is not in default under this Lease, Landlord or anyone acting through or under Landlord shall not disturb Tenant’s occupancy of the Premises, except as permitted by this Lease.

16.	Utilities and Services.

16.1. Tenant shall pay for all water (including the cost to service, repair and replace reverse osmosis, de-ionized and other treated water), gas, heat, light, power, telephone, internet service, cable television, other telecommunications and other utilities supplied to the Premises,

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together with any applicable fees, surcharges and taxes thereon. If any such utility is not separately metered to Tenant, Tenant shall pay a reasonable proportion (to be determined by Landlord based on Tenant’s usage) of all charges of such utility jointly metered with other premises as Additional Rent or, in the alternative, Landlord may, at its option, monitor the usage of such utilities by Tenant with metering equipment (installed at Landlord’s sole cost and expense), which cost shall be paid by Tenant as Additional Rent. To the extent that Tenant uses more than Tenant’s proportional share of any item of Operating Expenses or utilities, then Tenant shall pay Landlord for such excess in addition to Tenant’s obligation to pay Tenant’s Pro Rata Share of Operating Expenses. In the event that the Building or Project is less than fully occupied, Tenant acknowledges that Landlord may extrapolate the utility usage by dividing (a) the total cost of utility usage by (b) the Rentable Area of the Building or Project (as applicable) that is occupied, then multiplying (y) the resulting quotient by (z) the total Rentable Area of the Building or Project (as applicable). Tenant shall pay Tenant’s Pro Rata Share of the product of (y) and (z), subject to adjustment based on actual usage as reasonably determined by Landlord; provided, however, that Landlord shall not recover more than one hundred percent (100%) of such utility costs. Further, in calculating utilities pursuant to the foregoing adjustment, Landlord will ensure that any vacant space is not being supplied with utilities, or if vacant space is being supplied with utilities, then such space will be deemed “occupied” for purposes of the foregoing calculation.

16.2. Except as provided in this Section 16.2, Landlord shall not be liable for, nor shall any eviction of Tenant result from, the failure to furnish any utility or service (including E-power (as defined below)), whether or not such failure is caused by accident; breakage; repair; strike, lockout or other labor disturbance or labor dispute of any character; act of terrorism; shortage of materials, which shortage is not unique to Landlord or Tenant, as the case may be; governmental regulation, moratorium or other governmental action, inaction or delay; other causes beyond Landlord’s control; or Landlord’s negligence (collectively, “Force Majeure”). In the event of such failure, except as provided in this Section 16.2, Tenant shall not be entitled to termination of this Lease or any abatement or reduction of Rent, nor shall Tenant be relieved from the operation of any covenant or agreement of this Lease. Notwithstanding anything to the contrary in this Lease, in the event that Tenant is prevented from using all or a portion of the Premises if, as a result of Landlord’s gross negligence or willful misconduct, Landlord fails to furnish any utility, or service and if such failure or circumstance continues for more than five (5) consecutive business days after written notice from Tenant, then Tenant’s obligation to pay Base Rent and Operating Expenses shall thereafter be abated to the extent of and for such time that Tenant continues to be so prevented from using the Premises or a portion thereof.

16.3. Tenant shall pay for, prior to delinquency of payment therefor, any utilities and services that may be furnished to the Premises during or, if Tenant occupies the Premises after the expiration or earlier termination of the Term, after the Term, beyond those utilities provided by Landlord, including telephone, internet service, cable television and other telecommunications, together with any fees, surcharges and taxes thereon. Upon Landlord’s demand, utilities and services provided to the Premises that are separately metered shall be paid by Tenant directly to the supplier of such utilities or services.

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16.4. Tenant shall not, without Landlord’s prior written consent, use any device in the Premises (excepting those devices commonly used for the Permitted Use) that will in any way increase the amount of ventilation, air exchange, gas, steam, electricity or water beyond the existing capacity of the Building or the Project except to the extent that Tenant pays the cost to increase the Building’s capacity to provide such ventilation, air exchange, gas, steam, electricity or water (whether as part of the Tenant Improvements or otherwise). Tenant shall, at all times during the Term and any extension thereof, have access to and use of at least Tenant’s Pro Rata Share of the Building’s ventilation, air exchange, gas, steam, electricity and water provided that Tenant’s Pro Rata Share shall in no event be less than is required to operate Tenant’s business as of the Term Commencement Date. Nothing in this Section 16.4 shall prohibit Tenant’s right to use any device (x) existing in the Premises prior to the Term Commencement Date, (y) commonly used for the Permitted Use and/or (z) included as part of the Tenant Improvements.

16.5. If Tenant shall require utilities or services in excess of those usually furnished or supplied for tenants in similar spaces in the Building or the Project by reason of Tenant’s equipment or extended hours of business operations, then Tenant shall first procure Landlord’s consent for the use thereof, which consent Landlord may condition upon the availability of such excess utilities or services, and Tenant shall pay as Additional Rent an amount equal to the cost of providing such excess utilities and services.

16.6. Upon Landlord’s demand, utilities and services provided to the Premises that are separately metered shall be paid by Tenant directly to the supplier of such utility or service.

16.7. Landlord shall provide water in Common Areas for lavatory purposes only; provided, however, that if Landlord determines that Tenant requires, uses or consumes water for any purpose other than ordinary lavatory purposes, Landlord may install a water meter and thereby measure Tenant’s water consumption for all purposes. Tenant shall pay Landlord for the costs of such meter and the installation thereof and, throughout the duration of Tenant’s occupancy of the Premises, Tenant shall keep said meter and installation equipment in good working order and repair at Tenant’s sole cost and expense. If Tenant fails to so maintain such meter and equipment, Landlord may repair or replace the same and shall collect the costs therefor from Tenant. Tenant agrees to pay for water consumed, as shown on said meter, as and when bills are rendered. If Tenant fails to timely make such payments, Landlord may pay such charges and collect the same from Tenant. Any such costs or expenses incurred, or payments made by Landlord for any of the reasons or purposes hereinabove stated, shall be deemed to be Additional Rent payment by Tenant and collectible by Landlord as such.

16.8. Upon reasonable prior notice, Landlord reserves the right to stop service of the elevator, plumbing, ventilation, air conditioning and electric systems, when Landlord reasonably deems necessary, due to accident, emergency or the need to make repairs, alterations or improvements, until such repairs, alterations or improvements shall have been completed, and, except as provided in Section 16.2 above, Landlord shall further have no responsibility or liability for failure to supply elevator facilities, plumbing, ventilation, air conditioning or electric service when prevented from doing so by Force Majeure; a failure by a third party to deliver gas, oil or another suitable fuel supply; or Landlord’s inability by exercise of reasonable diligence to

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obtain gas, oil or another suitable fuel. Without limiting the foregoing, it is expressly understood and agreed that any covenants on Landlord’s part to furnish any service pursuant to any of the terms, covenants, conditions, provisions or agreements of this Lease, or to perform any act or thing for the benefit of Tenant, shall not be deemed breached if Landlord is unable to furnish or perform the same by virtue of Force Majeure. Landlord shall use commercially reasonable efforts at all times in exercising its rights pursuant to this Section in a manner so as to minimize or prevent any interference with Tenant’s use of, or access to, the Premises and to perform such repairs outside of normal business hours.

16.9. For the Premises, Landlord shall (a) maintain and operate the heating, ventilating and air conditioning systems used for the Permitted Use only (“HVAC”) and (b) subject to clause (a) above, furnish HVAC as reasonably required (except as this Lease otherwise provides) for reasonably comfortable occupancy of the Premises twenty-four (24) hours a day, every day during the Term, subject to casualty, eminent domain or as otherwise specified in this Article. Notwithstanding anything to the contrary in this Section (but subject to Section 16.2 above), Landlord shall have no liability, and Tenant shall have no right or remedy, on account of any interruption or impairment in HVAC services; provided that Landlord diligently endeavors to cure any such interruption or impairment.

16.10. For any utilities serving the Premises for which Tenant is billed directly by such utility provider, Tenant agrees to furnish to Landlord (a) any invoices or statements for such utilities within thirty (30) days after Tenant’s receipt thereof, (b) within thirty (30) days after Landlord’s request, any other utility usage information reasonably requested by Landlord, and (c) within thirty (30) days after each calendar year during the Term, an ENERGY STAR® Statement of Performance (or similar comprehensive utility usage report (e.g., related to Labs 21), if requested by Landlord) and any other information reasonably requested by Landlord for the immediately preceding year. Tenant shall retain records of utility usage at the Premises, including invoices and statements from the utility provider, for at least sixty (60) months, or such other period of time as may be requested by Landlord. Tenant acknowledges that any utility information for the Premises, the Building and the Project may be shared with third parties, including Landlord’s consultants and Governmental Authorities. In the event that Tenant fails to comply with this Section, Tenant hereby authorizes Landlord to collect utility usage information directly from the applicable utility providers.

16.11. Tenant shall have the non-exclusive right in common with other tenants of the Building to connect Tenant’s laboratory equipment to the Building’s emergency power generators (“E-power”) and shall have the right to use Tenant’s Pro Rata Share of such E-power in the event that such generators are put into service when normal utility power is interrupted. Tenant shall submit the power requirements of its laboratory equipment to Landlord prior to making any connection to the E-Power and shall update Landlord from time to time as such requirements change. Landlord may deny Tenant’s right to connect any equipment to the E-Power that would exceed Tenant’s Pro Rata Share of the E-power, as determined by Landlord in Landlord’s reasonable discretion.

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17. Alterations.

17.1. Tenant shall make no alterations, additions or improvements in or to the Premises or engage in any construction, demolition, reconstruction, renovation, or other work (whether major or minor) of any kind in, at, or serving the Premises (“Alterations”) without Landlord’s prior written approval, which approval Landlord shall not unreasonably withhold; provided, however, that in the event any proposed Alteration affects (a) any structural portions of the Building, including exterior walls, roof, foundation, foundation systems (including barriers and subslab systems), or core of the Building, (b) the exterior of the Building or (c) any Building systems, including elevator, plumbing, air conditioning, heating, electrical, security, life safety and power, then Landlord may withhold its approval with respect thereto in its sole and absolute discretion. Tenant shall, in making any such Alterations, use only those architects, contractors, suppliers and mechanics of which Landlord has given prior written approval, which approval shall be in Landlord’s sole and absolute discretion (provided the architect and contractors who performed the initial Tenant Improvements will be approved). In seeking Landlord’s approval, Tenant shall provide Landlord, at least fourteen (14) days in advance of any proposed construction, with plans, specifications, bid proposals, certified stamped engineering drawings and calculations by Tenant’s engineer of record or architect or record, (including connections to the Building’s structural system, modifications to the Building’s envelope, non-structural penetrations in slabs or walls, and modifications or tie-ins to life safety systems), work contracts, requests for laydown areas and such other information concerning the nature and cost of the Alterations as Landlord may reasonably request. In no event shall Tenant use or Landlord be required to approve any architects, consultants, contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony. Notwithstanding anything to the contrary in this Lease, Tenant may make strictly cosmetic changes to the Premises (“Cosmetic Alterations”) without Landlord’s consent; provided that the cost of any Cosmetic Alterations does not exceed Fifty Thousand Dollars ($50,000) annually; and further provided that such Cosmetic Alterations do not (a) require any structural or other substantial modifications to the Premises, (b) require any changes to, or adversely affect, the Building systems, (c) affect the exterior of the Building or (d) trigger any legal requirement that would require Landlord to make any alteration or improvement to the Premises, the Building or the Project. Tenant shall give Landlord at least ten (10) days’ prior written notice of any Cosmetic Alterations. Notwithstanding anything to the contrary in this Lease, Tenant shall have the right, subject to compliance with Applicable Laws, to construct and install a structure or shed (including utilities to service the structure/shed) in a portion of the parking facilities allocated to Tenant as part of Tenant’s Pro Rata Share of parking classified by the UBC as an “H” occupancy area for the use and storage of Hazardous Materials (“the “H Shed”).

17.2. Tenant shall not construct or permit to be constructed partitions or other obstructions that might interfere with free access to mechanical installation or service facilities of the Building or with other tenants’ components located within the Building, or interfere with the moving of Landlord’s equipment to or from the enclosures containing such installations or facilities.

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17.3. Tenant shall accomplish any work performed on the Premises or the Building in such a manner as to permit any life safety systems to remain fully operable at all times.

17.4. Any work performed on the Premises, the Building or the Project by Tenant or Tenant’s contractors shall be done at such times and in such manner as Landlord may from time to time reasonably designate. Tenant covenants and agrees that all work done by Tenant or Tenant’s contractors shall be performed in full compliance with Applicable Laws. Within thirty (30) days after completion of any Alterations, Tenant shall provide Landlord with complete “as-built” drawing print sets and electronic CADD files on disc (or files in such other current format in common use as Landlord reasonably approves or requires) showing any changes in the Premises.

17.5. Before commencing any work, Tenant shall give Landlord at least fourteen (14) days’ prior written notice of the proposed commencement of such work and shall, if required by Landlord, secure, at Tenant’s own cost and expense, a completion and lien indemnity bond satisfactory to Landlord for said work. No completion and lien indemnity bond will be required for the initial Tenant Improvements or the H Shed.

17.6. All Alterations, attached equipment, decorations, fixtures, attached laboratory casework and related appliances, additions and improvements, subject to Section 17.8, attached to or built into the Premises, made by either of the Parties, including all floor and wall coverings, built-in cabinet work and paneling, sinks and related plumbing fixtures, laboratory benches, exterior venting fume hoods and walk-in freezers and refrigerators, ductwork, conduits, electrical panels and circuits, shall (unless, prior to such construction or installation, Landlord elects otherwise) become the property of Landlord upon the expiration or earlier termination of the Term, and shall remain upon and be surrendered with the Premises as a part thereof. The initial Tenant Improvements will be surrendered upon the expiration or earlier termination of this Lease and Tenant shall have no obligation to remove any portion of the initial Tenant Improvements. The Premises shall at all times remain the property of Landlord and shall be surrendered to Landlord upon the expiration or earlier termination of this Lease. Notwithstanding the foregoing, all trade fixtures, equipment affixed to the Premises, or other appliances or fixtures installed by or under Tenant and paid for by Tenant shall be and remain the property of Tenant; provided that Tenant must repair any damage to the Premises caused by the removal of such items. Any of Tenant’s personal property which is not affixed to the Premises will be and remain the property of Tenant and will be removed by Tenant on or before the expiration or earlier termination of this Lease.

17.7. Tenant shall repair any damage to the Premises caused by Tenant’s removal of any property from the Premises. During any such restoration period, Tenant shall pay Rent to Landlord as provided herein as if said space were otherwise occupied by Tenant. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

17.8. Except as to those items listed on Exhibit F attached hereto (as the same may be revised from time to time by written notice from Tenant to Landlord) or as otherwise provided in this Lease (including without limitation Section 17.6 above), all built-in machinery and equipment existing as of the Term Commencement Date or paid for by Landlord, built-in

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furniture and cabinets, together with all additions and accessories thereto, installed in and upon the Premises in part or wholly at Landlord’s cost shall be and remain the property of Landlord and shall not be moved by Tenant at any time during the Term. If Tenant shall fail to remove any of its effects from the Premises prior to termination of this Lease, then Landlord may, at its option, remove the same in any manner that Landlord shall choose and store said effects without liability to Tenant for loss thereof or damage thereto, and Tenant shall pay Landlord, upon demand, any costs and expenses incurred due to such removal and storage or Landlord may, at its sole option and without notice to Tenant, sell such property or any portion thereof at private sale and without legal process for such price as Landlord may obtain and apply the proceeds of such sale against any (a) amounts due by Tenant to Landlord under this Lease and (b) any expenses incident to the removal, storage and sale of said personal property, provided that any remaining amounts shall be promptly delivered to Tenant.

17.9. Notwithstanding any other provision of this Article to the contrary, in no event shall Tenant remove any improvement from the Premises as to which Landlord contributed payment, including the Tenant Improvements, without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

17.10. Tenant shall pay to Landlord an amount equal to three percent (3%) of the cost to Tenant of all Alterations installed by Tenant or its contractors or agents to cover Landlord’s overhead and expenses for plan review, coordination, scheduling and supervision thereof. For purposes of payment of such sum, Tenant shall submit to Landlord copies of all bills, invoices and statements covering the costs of such charges, accompanied by payment to Landlord of the fee set forth in this Section. Tenant shall reimburse Landlord for any extra expenses incurred by Landlord by reason of faulty work done by Tenant or its contractors, or by reason of delays caused by such work, or by reason of inadequate clean-up.

17.11. Within sixty (60) days after final completion of the Tenant Improvements (or any other Alterations performed by Tenant with respect to the Premises), Tenant shall submit to Landlord documentation showing the amounts expended by Tenant with respect to such Tenant Improvements (or any other Alterations performed by Tenant with respect to the Premises), together with supporting documentation reasonably acceptable to Landlord.

17.12. Tenant shall require its contractors and subcontractors performing work on the Premises to name Landlord and its affiliates and Lenders as additional insureds on their respective insurance policies.

18. Repairs and Maintenance.

18.1. Landlord shall repair and maintain the structural and exterior portions and Common Areas of the Building and the Project, including without limitation the roofing (including the structural portions of the roof as well as the roof membrane) and covering materials; foundations; floor/ceiling slabs, columns, beams, shafts, exterior walls; plumbing; fire sprinkler systems (if any); heating, ventilating, air conditioning systems; elevators; and electrical systems installed or furnished by Landlord.

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18.2. Except for services of Landlord, if any, required by Section 18.1, Tenant shall at Tenant’s sole cost and expense maintain and keep the Premises and every part thereof in good condition and repair, damage thereto from ordinary wear and tear excepted. Tenant shall, upon the expiration or sooner termination of the Term, surrender the Premises to Landlord in as good a condition as when received, ordinary wear and tear excepted. Tenant shall, at Landlord’s request, remove all telephone and data systems, wiring and equipment from the Premises, but only to the extent any of the foregoing were installed by Tenant (i.e. Tenant shall not be required to remove any telephone and data systems, wiring and equipment existing in the Premises as of the Execution Date) and repair any damage to the Premises caused thereby. Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof, other than pursuant to the terms and provisions of this Lease.

18.3. Subject to Section 16.2, Landlord shall not be liable for any failure to make any repairs or to perform any maintenance that is an obligation of Landlord unless such failure shall persist for an unreasonable time after Tenant provides Landlord with written notice of the need of such repairs or maintenance. Tenant waives its rights under Applicable Laws now or hereafter in effect to make repairs at Landlord’s expense.

18.4. If any excavation shall be made upon land adjacent to or under the Building, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter the Premises for the purpose of performing such work as said person shall deem necessary or desirable to preserve and protect the Building from injury or damage and to support the same by proper foundations, without any claim for damages or liability against Landlord and without reducing or otherwise affecting Tenant’s obligations under this Lease.

18.5. This Article relates to repairs and maintenance arising in the ordinary course of operation of the Building and the Project. In the event of a casualty described in Article 24, Article 24 shall apply in lieu of this Article. In the event of eminent domain, Article 25 shall apply in lieu of this Article.

18.6. Costs incurred by Landlord pursuant to this Article shall constitute Operating Expenses (but only to the extent included in the definition of Operating Expenses), unless such costs are incurred due in, whole or in part to any neglect, fault or omissions of Tenant or its employees, agents, contractors or invitees, in which case Tenant shall pay to Landlord the cost of such repairs and maintenance.

19. Liens.

19.1. Subject to the immediately succeeding sentence, Tenant shall keep the Premises, the Building and the Project free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant. Tenant further covenants and agrees that any mechanic’s lien filed against the Premises, the Building or the Project for work claimed to have been done for, or materials claimed to have been furnished to, shall be discharged or bonded by Tenant within ten (10) business days after the filing thereof, at Tenant’s sole cost and expense.

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19.2. Should Tenant fail to discharge or bond against any lien of the nature described in Section 19.1, Landlord may, at Landlord’s election, pay such claim or post a bond or otherwise provide security to eliminate the lien as a claim against title, and Tenant shall immediately reimburse Landlord for the costs thereof as Additional Rent. Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold Landlord and its affiliates, employees, agents, Lenders and contractors harmless from and against any loss, cost, liability or expense (including reasonable attorneys’ fees and disbursements) arising from any such liens, including any administrative, court or other legal proceedings related to such liens.

19.3. In the event that Tenant leases or finances the acquisition of office equipment, furnishings or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code financing statement shall, upon its face or by exhibit thereto, indicate that such financing statement is applicable only to removable personal property of Tenant located within the Premises. In no event shall the address of the Premises, the Building or the Project be furnished on a financing statement without qualifying language as to applicability of the lien only to removable personal property located in an identified suite leased by Tenant. Should any holder of a financing statement record or place of record a financing statement that appears to constitute a lien against any interest of Landlord or against equipment that may be located other than within an identified suite leased by Tenant, Tenant shall, within thirty (30) days after filing such financing statement, cause (a) a copy of the Lender security agreement or other documents to which the financing statement pertains to be furnished to Landlord to facilitate Landlord’s ability to demonstrate that the lien of such financing statement is not applicable to Landlord’s interest and (b) Tenant’s Lender to amend such financing statement and any other documents of record to clarify that any liens imposed thereby are not applicable to any interest of Landlord in the Premises, the Building or the Project.

20. Estoppel Certificate. Tenant shall, within ten (10) business days of receipt of written notice from Landlord, execute, acknowledge and deliver a statement in writing substantially in the form attached to this Lease as Exhibit G, or on any other form reasonably requested by a proposed Lender or purchaser, (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which rental and other charges are paid in advance, if any, (b) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (c) setting forth such further information with respect to this Lease or the Premises as may be requested thereon. Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part. Tenant’s failure to deliver such statement within such the prescribed time shall, at Landlord’s option, constitute a Default (as defined below) under this Lease, and, in any event, shall be binding upon Tenant that the Lease is in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant for execution.

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21. Hazardous Materials.

21.1. Tenant shall not cause or permit any Hazardous Materials (as defined below) to be brought upon, kept or used in or about the Premises, the Building or the Project in violation of Applicable Laws by Tenant or its employees, agents, contractors or invitees. If Tenant breaches such obligation, or if the presence of Hazardous Materials as a result of such a breach results in contamination of the Premises, the Building, the Project or any adjacent property, or if contamination of the Premises occurs during the Term or any extension or renewal hereof or holding over hereunder (other than if such contamination results from (a) migration of Hazardous Materials from outside the Premises not caused by Tenant or its employees, agents, contractors or invitees or (b) to the extent such contamination is solely caused by Landlord’s gross negligence or willful misconduct), then Tenant shall indemnify, save, defend and hold Landlord, its agents and contractors harmless from and against any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages or judgments, and all reasonable expenses (including reasonable attorneys’ fees, charges and disbursements) incurred in investigating or resisting the same (collectively, “Claims”), including (a) diminution in value of the Premises, the Building, the Project or any portion thereof, (b) damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises or Project, (c) damages arising from any adverse impact on marketing of space in the Premises, the Building or the Project and (d) sums paid in settlement of Claims, attorneys’ fees, consultants’ fees and experts’ fees) that arise during or after the Term as a result of such breach or contamination. This indemnification of Landlord by Tenant includes costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any Governmental Authority because of Hazardous Materials present in the air, soil or groundwater above, on or under the Premises. Without limiting the foregoing, if the presence of any Hazardous Materials in, on, under or about the Premises, the Building, the Project or any adjacent property caused or permitted by Tenant results in any contamination of the Premises, the Building, the Project or any adjacent property, then Tenant shall promptly take all actions at its sole cost and expense as are necessary to return the Premises, the Building, the Project and any adjacent property to their respective condition existing prior to the time of such contamination; provided that Landlord’s written approval of such action shall first be obtained, which approval Landlord shall not unreasonably withhold; and provided, further, that it shall be reasonable for Landlord to withhold its consent if such actions could have a material adverse long-term or short-term effect on the Premises, the Building or the Project. In the event Landlord receives notice of a Claim for which Tenant is obligated to indemnify Landlord pursuant to this Section 21.1, then Landlord shall (i) promptly provide notice to Tenant of such Claim, (ii) take all reasonable measures to mitigate any damages thereunder, and (iii) not enter into any settlement agreement without the express written consent of Tenant, which consent shall not be unreasonably withheld, conditioned or delayed.

21.2. Landlord acknowledges that it is not the intent of this Article to prohibit Tenant from operating its business for the Permitted Use. Tenant may operate its business according to the custom of Tenant’s industry so long as the use or presence of Hazardous Materials is strictly and properly monitored in accordance with Applicable Laws. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant

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agrees to deliver to Landlord prior to the Term Commencement Date a list identifying each type of Hazardous Material to be present on the Premises and setting forth any and all governmental approvals or permits required in connection with the presence of such Hazardous Material on the Premises (the “Hazardous Materials List”). Tenant shall deliver to Landlord an updated Hazardous Materials List on or prior to each annual anniversary of the Term Commencement Date and shall also deliver an updated Hazardous Materials List before any new Hazardous Materials are brought onto the Premises. Tenant shall deliver to Landlord true and correct copies of the following documents (hereinafter referred to as the “Documents”) relating to the handling, storage, disposal and emission of Hazardous Materials prior to the Term Commencement Date or, if unavailable at that time, concurrent with the receipt from or submission to any Governmental Authority: permits; approvals; reports and correspondence; storage and management plans; notices of violations of Applicable Laws; plans relating to the installation of any storage tanks to be installed in or under the Premises, the Building or the Project (provided that installation of storage tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent Landlord may withhold in its sole and absolute discretion except that Tenant shall have the right to keep dewars inside the Premises and to keep other compressed gas tanks (e.g. Nitrogen) on the Premises in compliance with Applicable Laws; and all closure plans or any other documents required by any and all Governmental Authorities for any storage tanks installed in, on or under the Premises, the Building or the Project for the closure of any such storage tanks. Tenant shall not be required, however, to provide Landlord with any portion of the Documents containing information of a proprietary nature that, in and of themselves, do not contain a reference to any Hazardous Materials or activities related to Hazardous Materials. Landlord agrees that, at all times during the Term and any extension thereof, Tenant shall be allocated one (1) fire control area (as defined in the Uniform Building Code as adopted by the city or municipality(ies) in which the Project is located (the “UBC”)) within the Building and the Project for the storage of Hazardous Materials. In addition, Tenant shall have the right, at Tenant’s sole cost and expense, or as part of the TI Allowance, to establish and maintain in the parking facilities serving the Project and allocated to Tenant (as part of Tenant’s Pro Rata share of such areas) the “H Shed” for additional storage of Hazardous Materials; or to demise an area of the Premises in accordance with the UBC and Applicable Laws for the use and storage of such Hazardous Materials, and subject to the approval of Landlord in Landlord’s reasonable discretion.

21.3. Landlord has provided Tenant with the Exit Assessment from the prior tenant of the Premises, Chimeros, Inc., prepared by Occupational Services, Inc. and dated March 1, 2010. Upon the expiration or earlier termination of this Lease, Tenant shall cause a similar exit assessment to be prepared and provided to Landlord as evidence that the Premises is being surrendered in the condition required hereunder.

21.4. At any time, and from time to time, prior to the expiration of the Term, Landlord shall have the right to conduct appropriate tests of the Premises, the Building and the Project to demonstrate that Hazardous Materials are present or that contamination has occurred due to Tenant or Tenant’s employees, agents, contractors or invitees. Tenant shall pay all reasonable costs of such tests of the Premises but only if such testing shows that Hazardous Materials are present in violation of this Lease or Applicable Laws.

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21.5. If underground or other storage tanks storing Hazardous Materials are hereafter placed on the Premises by any party under Tenant’s control, Tenant shall monitor the storage tanks, maintain appropriate records, implement reporting procedures, properly close any underground storage tanks, and take or cause to be taken all other steps necessary or required under the Applicable Laws.

21.6. Tenant’s obligations under this Article shall survive the expiration or earlier termination of the Lease. During any period of time needed by Tenant or Landlord after the termination of this Lease to complete the removal from the Premises of any such Hazardous Materials, Tenant shall be deemed a holdover tenant and subject to the provisions of Article 27 below.

21.7. As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste that is or becomes regulated by any Governmental Authority.

22. Odors and Exhaust. Landlord and Tenant acknowledge that the nature of Tenant’s business operations will result in wet lab odors and fumes, and such odors and fumes shall be permitted so long as they do not result in levels which are excessive given the Permitted Use. Landlord and Tenant therefore agree as follows:

22.1. The Building has a ventilation system that, in Landlord’s judgment, is adequate, suitable, and appropriate to vent the Premises in a manner that does not release odors affecting any indoor or outdoor part of the Project, and Tenant shall vent the Premises through such system. If Landlord at any time determines that any existing ventilation system is inadequate and fumes or odors from Tenant’s Premises are causing complaints from neighboring tenants or Governmental Authorities, Tenant shall use commercially reasonable efforts to promptly upgrade or modify the ventilation system in order to address the issues raised. The placement and configuration of all ventilation exhaust pipes, louvers and other equipment shall be subject to Landlord’s approval. Tenant acknowledges Landlord’s legitimate desire to maintain the Project (indoor and outdoor areas) in an odor-free manner, and Landlord may require Tenant to abate and remove unreasonable odors in a manner that goes beyond the requirements of Applicable Laws.

22.2. Tenant shall, at Tenant’s sole cost and expense, provide odor eliminators and other devices (such as filters, air cleaners, scrubbers and whatever other equipment may in Landlord’s judgment be necessary or appropriate from time to time) to remove, eliminate and abate any odors, fumes or other substances in Tenant’s exhaust stream that, in Landlord’s reasonable judgment, emanate from Tenant’s Premises. Any work Tenant performs under this Section shall constitute Alterations.

22.3. Tenant’s responsibility to remove, eliminate and abate odors, fumes and exhaust shall continue throughout the Term. Landlord’s approval of the Tenant Improvements shall not preclude Landlord from requiring additional measures to eliminate odors, fumes and other adverse impacts of Tenant’s exhaust stream (as Landlord may designate in Landlord’s discretion). Tenant shall install additional equipment as Landlord requires from time to time under the preceding sentence. Such installations shall constitute Alterations.

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22.4. If Tenant fails to install satisfactory odor control equipment within ten (10) business days after Landlord’s demand made at any time (provided that if longer than ten (10) business days is required to perform the odor abatement measures, then Tenant will be permitted additional time so long as Tenant diligently pursues the work), then Landlord may, without limiting Landlord’s other rights and remedies, require Tenant to cease and suspend any operations in the Premises that, in Landlord’s determination, cause odors, fumes or exhaust. For example, if Landlord determines that Tenant’s production of a certain type of product causes odors, fumes or exhaust, and Tenant does not commence to install satisfactory odor control equipment within ten (10) business days after Landlord’s request and diligently pursue such work to completion, then Landlord may require Tenant to stop producing such type of product in the Premises unless and until Tenant has installed odor control equipment satisfactory to Landlord.

23. Insurance; Waiver of Subrogation.

23.1. Landlord shall maintain insurance for the Building and the Project in amounts equal to full replacement cost (exclusive of the costs of excavation, foundations and footings, and without reference to depreciation taken by Landlord upon its books or tax returns), providing protection against any peril generally included within the classification “Fire and Extended Coverage,” together with insurance against sprinkler damage (if applicable), vandalism and malicious mischief. Landlord, subject to availability thereof, shall further insure, if Landlord deems it appropriate, coverage against flood, environmental hazard, earthquake, loss or failure of building equipment, rental loss during the period of repairs or rebuilding, workmen’s compensation insurance and fidelity bonds for employees employed to perform services. Notwithstanding the foregoing, Landlord may, but shall not be deemed required to, provide insurance for any improvements installed by Tenant or that are in addition to the standard improvements customarily furnished by Landlord, without regard to whether or not such are made a part of or are affixed to the Building.

23.2. In addition, Landlord shall carry public liability insurance with a single limit of not less than One Million Dollars ($1,000,000) for death or bodily injury, or property damage with respect to the Project.

23.3. Tenant shall, at its own cost and expense, procure and maintain in effect, beginning on the Term Commencement Date or the date of occupancy, whichever occurs first, and continuing throughout the Term (and occupancy by Tenant, if any, after termination of this Lease) comprehensive public liability insurance with limits of not less than Two Million Dollars ($2,000,000) per occurrence for death or bodily injury and for property damage with respect to the Premises (including $100,000 fire legal liability (each loss)).

23.4. The insurance required to be purchased and maintained by Tenant pursuant to this Lease shall name Landlord, BioMed Realty, L.P., BioMed Realty Trust, Inc., and their respective officers, directors, employees, agents, general partners, members, subsidiaries, affiliates and Lenders (“Landlord Parties”) as additional insureds. Said insurance shall be with companies having a rating of not less than policyholder rating of A and financial category rating of at least Class XII in “Best’s Insurance Guide.” Tenant shall obtain for Landlord from the insurance companies or cause the insurance companies to furnish certificates of coverage to Landlord. No

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such policy shall be cancelable or subject to reduction of coverage or other modification or cancellation except after thirty (30) days’ prior written notice to Landlord from the insurer (except in the event of non-payment of premium, in which case ten (10) days written notice shall be given). All such policies shall be written as primary policies, not contributing with and not in excess of the coverage that Landlord may carry. Tenant’s policy may be a “blanket policy” that specifically provides that the amount of insurance shall not be prejudiced by other losses covered by the policy. Tenant shall, prior to the expiration of such policies, furnish Landlord with renewals or binders. Tenant agrees that if Tenant does not take out and maintain such insurance, Landlord may (but shall not be required to) procure said insurance on Tenant’s behalf and at its cost to be paid by Tenant as Additional Rent.

23.5. Tenant assumes the risk of damage to any fixtures, goods, inventory, merchandise, equipment and leasehold improvements, and Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom, relative to such damage, all as more particularly set forth within this Lease. Tenant shall, at Tenant’s sole cost and expense, carry such insurance as Tenant desires for Tenant’s protection with respect to personal property of Tenant or business interruption.

23.6. In each instance where insurance is to name Landlord Parties as additional insureds, Tenant shall, upon Landlord’s written request, also designate and furnish certificates evidencing such Landlord Parties as additional insureds to (a) any Lender of Landlord holding a security interest in the Building, the Property or the Project, (b) the landlord under any lease whereunder Landlord is a tenant of the Property if the interest of Landlord is or shall become that of a tenant under a ground lease rather than that of a fee owner and (c) any management company retained by Landlord to manage the Project.

23.7. Landlord and Tenant each hereby waive any and all rights of recovery against the other or against the officers, directors, employees, agents, general partners, members, subsidiaries, affiliates and Lenders of the other on account of loss or damage occasioned by such waiving party or its property or the property of others under such waiving party’s control, in each case to the extent that such loss or damage is insured against under any fire and extended coverage insurance policy that either Landlord or Tenant may have in force at the time of such loss or damage, or would be insured against under any fire and extended coverage insurance policy that either Landlord or Tenant is required to obtain under this Lease. Landlord and Tenant, upon obtaining the policies of insurance required or permitted under this Lease, shall give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease. If the release of either Landlord or Tenant, as set forth in the first sentence of this Section, shall contravene Applicable Laws, then the liability of the party in question shall be deemed not released but shall be secondary to the other party’s insurer.

23.8. Landlord may require insurance policy limits required under this Lease to be raised to conform with requirements of Landlord’s Lender or to bring coverage limits to levels then being required of new tenants within the Project; provided that any such increase does not occur during the first three (3) years of the Term (unless required by Landlord’s Lender).

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23.9. Any costs incurred by Landlord pursuant to this Article shall constitute a portion of Operating Expenses.

24. Damage or Destruction.

24.1. In the event of a partial destruction of (a) the Premises or (b) Common Areas of the Building or the Project ((a) and (b) together, the “Affected Areas”) by fire or other perils covered by extended coverage insurance not exceeding twenty-five percent (25%) of the full insurable value thereof, and provided that (x) the damage thereto is such that the Affected Areas may be repaired, reconstructed or restored within a period of twelve (12) months from the date of the happening of such casualty, (y) Landlord shall receive insurance proceeds sufficient to cover the cost of such repairs (except for any deductible amount provided by Landlord’s policy, which deductible amount, if paid by Landlord, shall constitute an Operating Expense) and (z) such casualty was not intentionally caused by Tenant or its employees, agents or contractors, then Landlord shall commence and proceed diligently with the work of repair, reconstruction and restoration of the Affected Areas and this Lease shall continue in full force and effect.

24.2. In the event of any damage to or destruction of the Building or the Project other than as described in Section 24.1, Landlord may elect to repair, reconstruct and restore the Building or the Project, as applicable, in which case this Lease shall continue in full force and effect. If Landlord elects not to repair the Building or the Project, as applicable, then this Lease shall terminate as of the date of such damage or destruction. Within a commercially reasonable time after the date Landlord learns of the necessity for repairs as a result of a casualty, Landlord shall notify Tenant of Landlord’s estimated assessment of the period of time in which the repairs will be completed (“Damage Repair Estimate”), which assessment shall be based upon the opinion of a contractor reasonably selected by Landlord and experienced in comparable repairs of similar buildings. If Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and the Damage Repair Estimate indicates that repairs cannot be completed within twelve (12) months after the date of the Damage Repair Estimate, then Tenant, notwithstanding anything to the contrary in this Lease, may elect, not later than ten (10) days after Tenant’s receipt of the Damage Repair Estimate, to terminate this Lease by written notice to Landlord effective no later than thirty (30) days after the date of Landlord’s receipt of Tenant’s notice.

24.3. Landlord shall give written notice to Tenant within sixty (60) days following the date of damage or destruction of its election not to repair, reconstruct or restore the Building or the Project, as applicable.

24.4. Upon any termination of this Lease under any of the provisions of this Article, the parties shall be released thereby without further obligation to the other from the date possession of the Premises is surrendered to Landlord, except with regard to (a) items occurring prior to the damage or destruction and (b) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof.

24.5. In the event of a casualty governed by this Article, all Rent to be paid by Tenant under this Lease shall be abated proportionately based on the extent to which Tenant’s use of the

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Premises is impaired from and after the date of such damage, unless Landlord provides Tenant with other space during the period of repair that, in Tenant’s reasonable opinion, is suitable for the temporary conduct of Tenant’s business.

24.6. Notwithstanding anything to the contrary contained in this Article, should Landlord be, delayed or prevented from completing the repair, reconstruction or restoration of the damage or destruction to the Premises after the occurrence of such damage or destruction by Force Majeure, then the time for Landlord to commence or complete repairs shall be extended on a day-for-day basis; provided, however, that, at Landlord’s election, Landlord shall be relieved of its obligation to make such repair, reconstruction or restoration, in which event this Lease shall terminate.

24.7. If Landlord is obligated to or elects to repair, reconstruct or restore as herein provided, then Landlord shall be obligated to make such repair, reconstruction or restoration only with regard to (a) those portions of the Premises that were originally provided at Landlord’s expense and (b) the Common Area portion of the Affected Areas. The repair, reconstruction or restoration of improvements not originally provided by Landlord or at Landlord’s expense shall be the obligation of Tenant. In the event Tenant has elected to upgrade certain improvements from the Building Standard, Landlord shall, upon the need for replacement due to an insured loss, provide only the Building Standard, unless Tenant again elects to upgrade such improvements and pay any incremental costs related thereto, except to the extent that excess insurance proceeds, if received, are adequate to provide such upgrades, in addition to providing for basic repair, reconstruction and restoration of the Premises, the Building and the Project.

24.8. Notwithstanding anything to the contrary contained in this Article, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Premises if the damage resulting from any casualty covered under this Article occurs during the last twenty-four (24) months of the Term or any extension hereof, or to the extent that insurance proceeds are not available therefor. Additionally, if the damage resulting from any casualty covered under this Article 24 occurs during the last twelve (12) months of the Term or any extension thereof, such damage materially impairs Tenant’s use of or access to the Premises, and such damage shall take longer than six (6) months to repair, then, notwithstanding anything in this Article 24 to the, contrary, Tenant shall have the option to terminate this Lease by written notice thereof to Landlord within ten (10) days after Tenant learns of the necessity for repairs as the result of such damage or destruction.

24.9. Landlord’s obligation, should it elect or be obligated to repair or rebuild, shall be limited to the Affected Areas. Tenant may, at its expense, replace or fully repair all of Tenant’s personal property (provided that it shall, at its expense, replace or fully repair all of the FF&E) and shall, at its expense, replace or fully repair any Alterations installed by Tenant existing at the time of such damage or destruction. If Affected Areas are to be repaired in accordance with the foregoing, Landlord shall make available to Tenant any portion of insurance proceeds it receives that are allocable to the Alterations constructed by Tenant pursuant to this Lease; provided Tenant is not then in default under this Lease, and subject to the requirements of any Lender of Landlord.

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25. Eminent Domain.

25.1. In the event (a) the whole of all Affected Areas or (b) such part thereof as shall substantially interfere with Tenant’s use and occupancy of the Premises for the Permitted Use shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, Tenant or Landlord may terminate this Lease effective as of the date possession is required to be surrendered to said authority, except with regard to (y) items occurring prior to the damage or destruction and (z) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof.

25.2. In the event of a partial taking of (a) the Building or the Project or (b) drives, walkways or parking areas serving the Building or the Project for any public or quasi-public purpose by any lawful power or authority by exercise of right of appropriation, condemnation, or eminent domain, or sold to prevent such taking, then, without regard to whether any portion of the Premises occupied by Tenant was so taken, Landlord may elect to terminate this Lease (except with regard to (a) items occurring prior to the damage or destruction and (b) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof) as of such taking if such taking is, in Landlord’s sole opinion, of a material nature such as to make it uneconomical to continue use of the unappropriated portion for purposes of renting office or laboratory space.

25.3. Tenant shall be entitled to any award that is specifically awarded as compensation for (a) the taking of Tenant’s personal property that was installed at Tenant’s expense and (b) the costs of Tenant moving to a new location. Except as set forth in the previous sentence, any award for such taking shall be the property of Landlord.

25.4. If, upon any taking of the nature described in this Article, this Lease continues in effect, then Landlord shall promptly proceed with commercially reasonable due diligence to complete the restoration of the Affected Areas to substantially their same condition prior to such partial taking. To the extent such restoration is infeasible, as determined by Landlord in its sole and absolute discretion, the Rent shall be decreased proportionately to reflect the loss of any portion of the Premises no longer available to Tenant.

26. Surrender.

26.1. Prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall provide Landlord with (a) a facility decommissioning and Hazardous Materials closure plan for the Premises (“Exit Survey”), and (b) written evidence of all appropriate governmental releases obtained by Tenant in accordance with Applicable Laws, including laws pertaining to the surrender of the Premises. In addition, Tenant agrees to remain responsible after the surrender of the Premises for the remediation of any recognized environmental conditions set forth in the Exit Survey and compliance with any recommendations set forth in the Exit Survey but only to the extent such conditions or recommendations are Tenant’s responsibility pursuant to Article 21 above. Tenant’s obligations under this Section shall survive the expiration or earlier termination of the Lease.

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26.2. No surrender of possession of any part of the Premises shall release Tenant from any of its obligations hereunder, unless such surrender is accepted in writing by Landlord.

26.3. The voluntary or other surrender of this Lease by Tenant shall not effect a merger with Landlord’s fee title or leasehold interest in the Premises, the Building, the Property or the Project, unless Landlord consents in writing, and shall, at Landlord’s option, operate as an assignment to Landlord of any or all subleases.

26.4. The voluntary or other surrender of any ground or other underlying lease that now exists or may hereafter be executed affecting the Building or the Project, or a mutual cancellation thereof or of Landlord’s interest therein by Landlord and its lessor shall not effect a merger with Landlord’s fee title or leasehold interest in the Premises, the Building or the Property and shall, at the option of the successor to Landlord’s interest in the Building or the Project, as applicable, operate as an assignment of this Lease.

27. Holding Over.

27.1. If, with Landlord’s prior written consent, Tenant holds possession of all or any part of the Premises after the Term, Tenant shall become a tenant from month to month after the expiration or earlier termination of the Term, and in such case Tenant shall continue to pay (a) Base Rent in accordance with Article 7, as adjusted in accordance with Article 8, and (b) any amounts for which Tenant would otherwise be liable under this Lease if the Lease were still in effect, including payments for Tenant’s Pro Rata Share of Operating Expenses. Any such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein.

27.2. Notwithstanding the foregoing, if Tenant remains in possession of the Premises after the expiration or earlier termination of the Term without Landlord’s prior written consent, (a) Tenant shall become a tenant at sufferance subject to the terms and conditions of this Lease, except that the monthly rent shall be equal to one hundred fifty percent (150%) of the Rent in effect during the last thirty (30) days of the Term, and (b) in the event Tenant holds over in excess of 30 days, Tenant shall be liable to Landlord for any and all damages suffered by Landlord as a result of such holdover, including any lost rent or consequential, special and indirect damages.

27.3. Acceptance by Landlord of Rent after the expiration or earlier termination of the Term shall not result in an extension, renewal or reinstatement of this Lease.

27.4. The foregoing provisions of this Article are in addition to and do not affect Landlord’s right of reentry or any other rights of Landlord hereunder or as otherwise provided by Applicable Laws.

28. Indemnification and Exculpation.

28.1. Tenant agrees to indemnify, save, defend and hold Landlord harmless from and against any and all Claims arising from injury or death to any person or damage to any property occurring within or about the Premises, the Building, the Property or the Project arising directly

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or indirectly out of (a) Tenant’s or Tenant’s employees’, agents’, contractors’ or invitees’ use or occupancy of the Premises, or (b) a breach or default by Tenant in the performance of any of its obligations hereunder, except to the extent caused by Landlord’s negligence or willful misconduct. In the event Landlord receives notice of a Claim for which Tenant is obligated to indemnify Landlord pursuant to the preceding sentence, then Landlord shall (x) promptly provide notice to Tenant of such Claim, (y) take all reasonable measures to mitigate any damages thereunder, and (z) not enter into any settlement agreement without the express written consent of Tenant, which consent shall not be unreasonably withheld, conditioned or delayed.

28.2. Notwithstanding any provision of Section 28.1 to the contrary, Landlord shall not be liable to Tenant for, and Tenant assumes all risk of, damage to personal property or scientific research, including loss of records kept by Tenant within the Premises and damage or losses caused by fire, electrical malfunction, gas explosion or water damage of any type (including broken water lines, malfunctioning fire sprinkler systems, roof leaks or stoppages of lines), unless any such loss is due to Landlord’s willful disregard of written notice by Tenant of need for a repair that Landlord is responsible to make for an unreasonable period of time. Tenant further waives any claim for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property as described in this Section.

28.3. Landlord shall not be liable for any damages arising from any act, omission or neglect of any other tenant in the Building or the Project, or of any other third party.

28.4. Tenant acknowledges that security devices and services, if any, while intended to deter crime, may not in given instances prevent theft or other criminal acts. Landlord shall not be liable for injuries or losses caused by criminal acts of third parties, and Tenant assumes the risk that any security device or service may malfunction or otherwise be circumvented by a criminal. If Tenant desires protection against such criminal acts, then Tenant shall, at Tenant’s sole cost and expense, obtain appropriate insurance coverage.

28.5. The provisions of this Article shall survive the expiration or earlier termination of this Lease.

29. Assignment or Subletting.

29.1. Except as hereinafter expressly permitted, Tenant shall not, either voluntarily or by operation of Applicable Laws, directly or indirectly sell, hypothecate, assign, pledge, encumber or otherwise transfer this Lease, or sublet the Premises (each, a “Transfer”), without Landlord’s prior written consent which shall not be unreasonably withheld. Notwithstanding the foregoing, Tenant shall have the right to Transfer without Landlord’s prior written consent the Premises or any part thereof to any person that as of the date of determination directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Tenant, or that becomes a parent, successor or affiliate of Tenant, or is a successor of Tenant by reason of merger, consolidation, public offering, reorganization, dissolution or sale of stock, membership or partnership interests or assets (“Tenant’s Affiliate”), provided that Tenant shall notify Landlord in writing at least ten (10) days prior to the effectiveness of such Transfer to Tenant’s Affiliate; and provided, further that Tenant’s Affiliate shall be of equal or

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greater market capitalization or net worth (an “Exempt Transfer”) and otherwise comply with the requirements of this Lease regarding such Transfer. For purposes of Exempt Transfers, “control” requires both (a) owning (directly or indirectly) more than fifty percent (50%) of the stock or other equity interests of another person and (b) possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of such person. Notwithstanding the foregoing, the raising of capital by an offering of stock or ownership interest in Tenant shall not be deemed a Transfer for purposes of this Lease and shall not require Landlord’s consent. In no event shall Tenant perform a Transfer to or with an entity that is a tenant at the Project or that is in discussions or negotiations with Landlord or an affiliate of Landlord to lease premises at the Project or a property owned by Landlord or an affiliate of Landlord.

29.2. In the event Tenant desires to effect a Transfer, then, at least thirty (30) but not more than ninety (90) days prior to the date when Tenant desires the assignment or sublease to be effective (the “Transfer Date”), Tenant shall provide written notice to Landlord (the “Transfer Notice”) containing information (including references) concerning the character of the proposed transferee, assignee or sublessee; the Transfer Date; any ownership or commercial relationship between Tenant and the proposed transferee, assignee or sublessee; and the consideration and all other material terms and conditions of the proposed Transfer, all in such detail as Landlord shall reasonably require.

29.3. Landlord, in determining whether consent should be given to a proposed Transfer, may give consideration to (a) the financial strength of such transferee, assignee or sublessee (notwithstanding Tenant remaining liable for Tenant’s performance), (b) any change in use that such transferee, assignee or sublessee proposes to make in the use of the Premises and (c) Landlord’s desire to exercise its rights under Section 29.8 to cancel this Lease. In no event shall Landlord be deemed to be unreasonable for declining to consent to a Transfer to a transferee, assignee or sublessee of poor reputation, lacking financial qualifications or seeking a change in the Permitted Use to a use that is inconsistent with Landlord’s use or marketing of the Building, or jeopardizing directly or indirectly the status of Landlord or any of Landlord’s affiliates as a Real Estate Investment Trust under the Internal Revenue Code of 1986 (as the same may be amended from time to time, the “Revenue Code”). Notwithstanding anything contained in this Lease to the contrary, (w) no Transfer shall be consummated on any basis such that the rental or other amounts to be paid by the occupant, assignee, manager or other transferee thereunder would be based, in whole or in part, on the income or profits derived by the business activities of such occupant, assignee; manager or other transferee; (x) Tenant shall not furnish or render any services to an occupant, assignee, manager or other transferee with respect to whom transfer consideration is required to be paid, or manage or operate the Premises or any capital additions so transferred, with respect to which transfer consideration is being paid; (y) Tenant shall not consummate a Transfer with any person in which Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Revenue Code); and (z) Tenant shall not consummate a Transfer with any person or in any manner that could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease, license or other arrangement for the right to use, occupy or possess any portion of the Premises to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Revenue

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Code, or any similar or successor provision thereto or which could cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Revenue Code.

29.4. As conditions precedent to Tenant subleasing the Premises or to Landlord considering a request by Tenant to Tenant’s transfer of rights or sharing of the Premises, Landlord may require any or all of the following:

(a) Tenant shall remain fully liable under this Lease during the unexpired Term;

(b) Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord that the value of Landlord’s interest under this Lease shall not be diminished or reduced by the proposed Transfer. Such evidence shall include evidence respecting the relevant business experience and financial responsibility and status of the proposed transferee, assignee or sublessee;

(c) Tenant shall reimburse Landlord for Landlord’s actual costs and expenses, including reasonable attorneys’ fees, charges and disbursements incurred in connection with the review, processing and documentation of such request (provided that such costs and expenses do not exceed Three Thousand Dollars ($3,000) in any one instance);

(d) If Tenant’s transfer of rights or sharing of the Premises provides for the receipt by, on behalf of or on account of Tenant of any consideration of any kind whatsoever (including a premium rental for a sublease or lump sum payment for an assignment, but excluding Tenant’s reasonable costs in marketing and subleasing the Premises and provided that nothing in this Section 29.4(d) shall be construed to entitle Landlord to any consideration attributable to any intellectual property or goodwill of Tenant) in excess of the rental and other charges due to Landlord under this Lease, Tenant shall pay fifty percent (50%) of all of such excess to Landlord, after making deductions for any reasonable marketing expenses, tenant improvement funds expended by Tenant, alterations, cash concessions, brokerage commissions, attorneys’ fees and free rent actually paid by Tenant. If said consideration consists of cash paid to Tenant, payment to Landlord shall be made upon receipt by Tenant of such cash payment;

(e) The proposed transferee, assignee or sublessee shall agree that, in the event Landlord gives such proposed transferee, assignee or sublessee notice that Tenant is in default under this Lease, such proposed transferee, assignee or sublessee shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments shall be received by Landlord without any liability being incurred by Landlord, except to credit such payment against those due by Tenant under this Lease, and any such proposed transferee, assignee or sublessee shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, that in no event shall Landlord or its Lenders, successors or assigns be obligated to accept such attornment;

(f) Landlord’s consent to any such Transfer shall be effected on Landlord’s reasonable forms;

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(g) Tenant shall not then be in default hereunder in any respect;

(h) Such proposed transferee, assignee or sublessee’s use of the Premises shall be the same as the Permitted Use or shall not be inconsistent with Landlord’s use or marketing of the Building;

(i) Landlord shall not be bound by any provision of any agreement pertaining to the Transfer, except for Landlord’s written consent to the same;

(j) Tenant shall pay all transfer and other taxes (including interest and penalties) assessed or payable for any Transfer;

(k) Landlord’s consent (or waiver of its rights) for any Transfer shall not waive Landlord’s right to consent to any later Transfer;

(l) Tenant shall deliver to Landlord one executed copy of any and all written instruments evidencing or relating to the Transfer; and

(m) A list of Hazardous Materials (as defined in Section 21.7), certified by the proposed transferee, assignee or sublessee to be true and correct, that the proposed transferee, assignee or sublessee intends to use or store in the Premises. Additionally, Tenant shall deliver to Landlord, on or before the date any proposed transferee, assignee or sublessee takes occupancy of the Premises, all of the items relating to Hazardous Materials of such proposed transferee, assignee or sublessee as described in Section 21.2.

29.5. Any Transfer that is not in compliance with the provisions of this Article shall be void and shall, at the option of Landlord, terminate this Lease.

29.6. The consent by Landlord to a Transfer shall not relieve Tenant or proposed transferee, assignee or sublessee from obtaining Landlord’s consent to any further Transfer, nor shall it release Tenant or any proposed transferee, assignee or sublessee of Tenant from full and primary liability under this Lease.

29.7. Notwithstanding any Transfer, Tenant shall remain fully and primarily liable for the payment of all Rent and other sums due or to become due hereunder, and for the full performance of all other terms, conditions and covenants to be kept and performed by Tenant. The acceptance of Rent or any other sum due hereunder, or the acceptance of performance of any other term, covenant or condition thereof, from any person or entity other than Tenant shall not be deemed a waiver of any of the provisions of this Lease or a consent to any Transfer.

29.8. If Tenant delivers to Landlord a Transfer Notice indicating a desire to transfer this Lease to a proposed transferee, assignee or sublessee other than as provided within Section 29.4 or as permitted under this Lease as an Exempt Transfer, then Landlord shall have the option, exercisable by giving notice to Tenant at any time within ten (10) days after Landlord’s receipt of such Transfer Notice, to terminate this Lease as of the date specified in the Transfer Notice as the Transfer Date, except for those provisions that, by their express terms, survive the expiration or

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earlier termination hereof. If Landlord exercises such option, then Tenant shall have the right to withdraw such Transfer Notice by delivering to Landlord written notice of such election within five (5) days after Landlord’s delivery of notice electing to exercise Landlord’s option to terminate this Lease. In the event Tenant withdraws the Transfer Notice as provided in this Section, this Lease shall continue in full force and effect. No failure of Landlord to exercise its option to terminate this Lease shall be deemed to be Landlord’s consent to a proposed Transfer.

29.9. If Tenant sublets the Premises or any portion thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and appoints Landlord as assignee and attorney-in-fact for Tenant, and Landlord (or a receiver for Tenant appointed on Landlord’s application) may collect such rent and apply it toward Tenant’s obligations under this Lease; provided that, until the occurrence of a Default (as defined below) by Tenant, Tenant shall have the right to collect such rent.

30. Subordination and Attornment.

30.1. As of the Execution Date there is no loan encumbering the Building; however, this Lease shall be subject and subordinate to the lien of any mortgage, deed of trust, or lease in which Landlord is tenant now or hereafter in force against the Building or the Project and to all advances made or hereafter to be made upon the security thereof without the necessity of the execution and delivery of any further instruments on the part of Tenant to effectuate such subordination.

30.2. Notwithstanding the foregoing, Tenant shall execute and deliver upon demand such further instrument or instruments evidencing such subordination of this Lease to the lien of any such mortgage or mortgages or deeds of trust or lease in which Landlord is tenant as may be required by Landlord. If any such mortgagee, beneficiary or landlord under a lease wherein Landlord is tenant (each, a “Mortgagee”) so elects, however, this Lease shall be deemed prior in lien to any such lease, mortgage, or deed of trust upon or including the Premises regardless of date and Tenant shall execute a statement in writing to such effect at Landlord’s request, and in connection with such agreement, Landlord will use commercially reasonable efforts to obtain a non-disturbance agreement in favor of Tenant. If Tenant fails to execute any commercially reasonable document required from Tenant under this Section within ten (10) days after written request therefor, Tenant hereby constitutes and appoints Landlord or its special attorney-in-fact to execute and deliver any such document or documents in the name of Tenant. Such power is coupled with an interest and is irrevocable.

30.3. Upon written request of Landlord and opportunity for Tenant to review and approve (which Tenant shall not unreasonably withhold, condition or delay), Tenant agrees to execute any Lease amendments not materially altering the terms of this Lease, if required by a mortgagee or beneficiary of a deed of trust encumbering real property of which the Premises constitute a part incident to the financing of the real property of which the Premises constitute a part.

30.4. In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by Landlord covering the

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Premises, Tenant shall at the election of the purchaser at such foreclosure or sale attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as Landlord under this Lease.

31. Defaults and Remedies.

31.1. Late payment by Tenant to Landlord of Rent and other sums due shall cause Landlord to incur costs not contemplated by this Lease, the exact amount of which shall be extremely difficult and impracticable to ascertain. Such costs include processing and accounting charges and late charges that may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises. Therefore, if any installment of Rent due from Tenant is not received by Landlord within three (3) days after receiving written notice that such payment is due, Tenant shall pay to Landlord (a) an additional sum of six percent (6%) of the overdue Rent as a late charge plus (b) interest at an annual rate (the “Default Rate”) equal to the lesser of (a) twelve percent (12%) and (b) the highest rate permitted by Applicable Laws. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord shall incur by reason of late payment by Tenant and shall be payable as Additional Rent to Landlord due with the next installment of Rent or within five (5) business days after Landlord’s demand, whichever is earlier. Landlord’s acceptance of any Additional Rent (including a late charge or any other amount hereunder) shall not be deemed an extension of the date that Rent is due or prevent Landlord from pursuing any other rights or remedies under this Lease, at law or in equity.

31.2. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent payment herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease or in equity or at law. If a dispute shall arise as to any amount or sum of money to be paid by Tenant to Landlord hereunder, Tenant shall have the right to make payment “under protest,” such payment shall not be regarded as a voluntary payment, and there shall survive the right on the part of Tenant to institute suit for recovery of the payment paid under protest.

31.3. If Tenant fails to pay any sum of money required to be paid by it hereunder, or shall fail to perform any other act on its part to be performed hereunder, Landlord may, without waiving or releasing Tenant from any obligations of Tenant, but shall not be obligated to, make such payment or perform such act; provided that such failure by Tenant continues for three (3) days after Landlord delivers notice to Tenant demanding performance by Tenant; or provided that such failure by Tenant unreasonably interfered with the use of the Building or the Project by any other tenant or with the efficient operation of the Building or the Project, or resulted or could have resulted in a violation of Applicable Laws or the cancellation of an insurance policy maintained by Landlord. Notwithstanding the foregoing, in the event of an emergency, Landlord shall have the right to enter the Premises and act in accordance with its rights as provided elsewhere in this Lease. In addition to the late charge described in Section 31.1, Tenant shall pay

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to Landlord as Additional Rent all sums so paid or incurred by Landlord, together with interest at the Default Rate, computed from the date such sums were paid or incurred.

31.4. The occurrence of any one or more of the following events shall constitute a “Default” hereunder by Tenant:

(a) Tenant abandons or vacates the Premises and Tenant fails to pay Rent when due or to repair or maintain the Premises as required by this Lease;

(b) The failure by Tenant to make any payment of Rent, as and when due, or to satisfy its obligations under Article 19, where such failure shall continue for a period of three (3) business days after Tenant’s receipt of written notice thereof from Landlord to Tenant;

(c) The failure by Tenant to observe or perform any obligation or covenant contained herein (other than described in Subsections 31.4(a) and 31.4(b)) to be performed by Tenant, where such failure shall continue for a period of ten (10) days after written notice thereof from Landlord to Tenant; provided that, if the nature of Tenant’s default is such that it reasonably requires more than ten (10) days to cure, Tenant shall not be deemed to be in Default if Tenant shall commence such cure within said ten (10) day period and thereafter diligently prosecute the same to completion; and provided, further, that such cure is completed no later than thirty (30) days from the date of Tenant’s receipt of written notice from Landlord;

(d) Tenant makes an assignment for the benefit of creditors;

(e) A receiver, trustee or custodian is appointed to or does take title, possession or control of all or substantially all of Tenant’s assets and such action is not dismissed within thirty (30) days;

(f) Tenant files a voluntary petition under the United States Bankruptcy Code or any successor statute (as the same may be amended from time to time, the “Bankruptcy Code”) or an order for relief is entered against Tenant pursuant to a voluntary or involuntary proceeding commenced under any chapter of the Bankruptcy Code, and such petition is not dismissed within thirty (30) days after filing;

(g) Any involuntary petition is filed against Tenant under any chapter of the Bankruptcy Code and is not dismissed within one hundred twenty (120) days;

(h) Tenant fails to deliver an estoppel certificate in accordance with Article 20; or

(i) Tenant’s interest in this Lease is attached, executed upon or otherwise judicially seized and such action is not released within one hundred twenty (120) days of the action.

Notices given under this Section shall specify the alleged default and shall demand that Tenant perform the provisions of this Lease or pay the Rent that is in arrears, as the

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case may be, within the applicable period of time, or quit the Premises. No such notice shall be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice.

31.5. In the event of a Default by Tenant, and at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy that Landlord may have, Landlord shall be entitled to terminate Tenant’s right to possession of the Premises by written notice to Tenant or by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage that may be occasioned thereby. In the event that Landlord shall elect to so terminate this Lease, then Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including:

(a) The worth at the time of award of any unpaid Rent that had accrued at the time of such termination; plus

(b) The worth at the time of award of the amount by which the unpaid Rent that would have accrued during the period commencing with termination of the Lease and ending at the time of award exceeds that portion of the loss of Landlord’s rental income from the Premises that Tenant proves to Landlord’s reasonable satisfaction could have been reasonably avoided; plus

(c) The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds that portion of the loss of Landlord’s rental income from the Premises that Tenant proves to Landlord’s reasonable satisfaction could have been reasonably avoided; plus

(d) Any other amount necessary to compensate Landlord for all the detriment caused by Tenant’s failure to perform its obligations under this Lease or that in the ordinary course of things would be likely to result therefrom, including the cost of restoring the Premises to the condition required under the terms of this Lease; plus

(e) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Laws.

As used in Subsections 31.5(a) and 31.5(b), “worth at the time of award” shall be computed by allowing interest at the Default Rate. As used in Subsection 31.5(c), the “worth at the time of the award” shall be computed by taking the present value of such amount, using the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one (1) percentage point.

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31.6. In addition to any other remedies available to Landlord at law or in equity and under this Lease, Landlord shall have the remedy described in California Civil Code Section 1951.4 and may continue this Lease in effect after Tenant’s Default and abandonment and recover Rent as it becomes due, provided Tenant has the right to sublet or assign, subject only to reasonable limitations. In addition, Landlord shall not be liable in any way whatsoever for its failure or refusal to relet the Premises. For purposes of this Section, the following acts by Landlord will not constitute the termination of Tenant’s right to possession of the Premises:

(a) Acts of maintenance or preservation or efforts to relet the Premises, including alterations, remodeling, redecorating, repairs, replacements or painting as Landlord shall consider advisable for the purpose of reletting the Premises or any part thereof; or

(b) The appointment of a receiver upon the initiative of Landlord to protect Landlord’s interest under this Lease or in the Premises.

Notwithstanding the foregoing, in the event of a Default by Tenant, Landlord may elect at any time to terminate this Lease and to recover damages to which Landlord is entitled.

31.7. If Landlord does not elect to terminate this Lease as provided in Section 31.5, then Landlord may, from time to time, recover all Rent as it becomes due under this Lease. At any time thereafter, Landlord may elect to terminate this Lease and to recover damages to which Landlord is entitled.

31.8. In the event Landlord elects to terminate this Lease and relet the Premises, Landlord may execute any new lease in its own name. Tenant hereunder shall have no right or authority whatsoever to collect any Rent from such tenant. The proceeds of any such reletting shall be applied as follows:

(a) First, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord, including storage charges or brokerage commissions owing from Tenant to Landlord as the result of such reletting;

(b) Second, to the payment of the costs and expenses of reletting the Premises, including (i) alterations and repairs that Landlord deems reasonably necessary and advisable and (ii) reasonable attorneys’ fees, charges and disbursements incurred by Landlord in connection with the retaking of the Premises and such reletting;

(c) Third, to the payment of Rent and other charges due and unpaid hereunder; and

(d) Fourth, to the payment of future Rent and other damages payable by Tenant under this Lease.

31.9. All of Landlord’s rights, options and remedies hereunder shall be construed and held to be nonexclusive and cumulative. Landlord shall have the right to pursue any one or all of such remedies, or any other remedy or relief that may be provided by Applicable Laws, whether

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or not stated in this Lease. No waiver of any default of Tenant hereunder shall be implied from any acceptance by Landlord of any Rent or other payments due hereunder or any omission by Landlord to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect defaults other than as specified in said waiver.

31.10. Landlord’s termination of (a) this Lease or (b) Tenant’s right to possession of the Premises shall not relieve Tenant of any liability to Landlord that has previously accrued or that shall arise based upon events that occurred prior to the later to occur of (i) the date of Lease termination or (ii) the date Tenant surrenders possession of the Premises.

31.11. To the extent permitted by Applicable Laws, Tenant waives any and all rights of redemption granted by or under any present or future Applicable Laws if Tenant is evicted or dispossessed for any cause, or if Landlord obtains possession of the Premises due to Tenant’s default hereunder or otherwise.

31.12. Landlord shall not be in default under this Lease unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event shall such failure continue for more than thirty (30) days after written notice from Tenant specifying the nature of Landlord’s failure; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. Except as specifically provided in this Lease, in no event shall Tenant have the right to terminate or cancel this Lease or to withhold or abate rent or to set off any Claims against Rent as a result of any default or breach by Landlord of any of its covenants, obligations, representations, warranties or promises hereunder, except as may otherwise be expressly set forth in this Lease. Nothing in this Section 31.12 shall be construed to limit Tenant’s remedies in the event Tenant brings a lawsuit for any default by Landlord, in which case Tenant may pursue any remedies available at law or in equity (provided that Tenant’s recourse will be limited by Article 35 below).

31.13. In the event of any default by Landlord, Tenant shall give notice by registered or certified mail to any (a) beneficiary of a deed of trust or (b) mortgagee under a mortgage covering the Premises, the Building or the Project and to any landlord of any lease of land upon or within which the Premises, the Building or the Project is located, and shall offer such beneficiary, mortgagee or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Building or the Project by power of sale or a judicial action if such should prove necessary to effect a cure; provided that Landlord shall furnish to Tenant in writing, upon written request by Tenant, the names and addresses of all such persons who are to receive such notices.

32. Bankruptcy. In the event a debtor, trustee or debtor in possession under the Bankruptcy Code, or another person with similar rights, duties and powers under any other Applicable Laws, proposes to cure any default under this Lease or to assume or assign this Lease and is obliged to provide adequate assurance to Landlord that (a) a default shall be cured, (b) Landlord shall be compensated for its damages arising from any breach of this Lease and (c) future performance of

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Tenant’s obligations under this Lease shall occur, then such adequate assurances shall include any or all of the following, as designated by Landlord in its sole and absolute discretion:

32.1. Those acts specified in the Bankruptcy Code or other Applicable Laws as included within the meaning of “adequate assurance,” even if this Lease does not concern a shopping center or other facility described in such Applicable Laws;

32.2. A prompt cash payment to compensate Landlord for any monetary defaults or actual damages arising directly from a breach of this Lease;

32.3. A cash deposit in an amount at least equal to the then-current amount of the Security Deposit; or

32.4. The assumption or assignment of all of Tenant’s interest and obligations under this Lease.

33. Brokers.

33.1. Tenant represents and warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease other than Shaun Burnett of Irving Hughes (“Broker”), and that it knows of no other real estate broker or agent that is or might be entitled to a commission in connection with this Lease. Landlord shall compensate Broker in relation to this Lease pursuant to a separate agreement between Landlord and Broker.

33.2. Tenant represents and warrants that no broker or agent has made any representation or warranty relied upon by Tenant in Tenant’s decision to enter into this Lease, other than as contained in this Lease.

33.3. Tenant acknowledges and agrees that the employment of brokers by Landlord is for the purpose of solicitation of offers of leases from prospective tenants and that no authority is granted to any broker to furnish any representation (written or oral) or warranty from Landlord unless expressly contained within this Lease. Landlord is executing this Lease in reliance upon Tenant’s representations, warranties and agreements contained within Sections 33.1 and 33.2.

33.4. Tenant agrees to indemnify, save, defend and hold Landlord harmless from any and all cost or liability for compensation claimed by any other broker or agent, other than Broker, employed or engaged by it or claiming to have been employed or engaged by it.

34. Definition of Landlord. With regard to obligations imposed upon Landlord pursuant to this Lease, the term “Landlord,” as used in this Lease, shall refer only to Landlord or Landlord’s then-current successor-in-interest. In the event of any transfer, assignment or conveyance of Landlord’s interest in this Lease or in Landlord’s fee title to or leasehold interest in the Property, as applicable, Landlord herein named (and in case of any subsequent transfers or conveyances, the subsequent Landlord) shall be automatically freed and relieved, from and after the date of such transfer, assignment or conveyance, from all liability for the performance of any covenants or obligations contained in this Lease thereafter to be performed by Landlord and, provided the

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transferee, assignee or conveyee of Landlord’s in this Lease or in Landlord’s fee title to or leasehold interest in the Property, as applicable, has assumed and agreed to observe and perform any and all covenants and obligations of Landlord hereunder during the tenure of its interest in the Lease or the Property. Landlord or any subsequent Landlord may transfer its interest in the Premises or this Lease without Tenant’s consent.

35. Limitation of Landlord’s Liability.

35.1. If Landlord is in default under this Lease and, as a consequence, Tenant recovers a monetary judgment against Landlord, the judgment shall be satisfied only out of (a) the proceeds of sale received on execution of the judgment and levy against the right, title and interest of Landlord in the Building and the Project, (b) rent or other income or insurance or condemnation proceeds from such real property receivable by Landlord or (c) the consideration received by Landlord from the sale, financing, refinancing or other disposition of all or any part of Landlord’s right, title or interest in the Building or the Project.

35.2. Landlord shall not be personally liable for any deficiency under this Lease, except to the extent stated in Section 35.1. If Landlord is a partnership or joint venture, then the partners of such partnership shall not be personally liable for Landlord’s obligations under this Lease, and no partner of Landlord shall be sued or named as a party in any suit or action, and service of process shall not be made against any partner of Landlord except as may be necessary to secure jurisdiction of the partnership or joint venture. If Landlord is a corporation, then the shareholders, directors, officers, employees and agents of such corporation shall not be personally liable for Landlord’s obligations under this Lease, and no shareholder, director, officer, employee or agent of Landlord shall be sued or named as a party in any suit or action, and service of process shall not be made against any shareholder, director, officer, employee or agent of Landlord. If Landlord is a limited liability company, then the members of such limited liability company shall not be personally liable for Landlord’s obligations under this Lease, and no member of Landlord shall be sued or named as a party in any suit or action, and service of process shall not be made against any member of Landlord except as may be necessary to secure jurisdiction of the limited liability company. No partner, shareholder, director, employee, member or agent of Landlord shall be required to answer or otherwise plead to any service of process, and no judgment shall be taken or writ of execution levied against any partner, shareholder, director, employee, member or agent of Landlord.

35.3. Each of the covenants and agreements of this Article shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by Applicable Laws and shall survive the expiration or earlier termination of this Lease.

36. Joint and Several Obligations. If more than one person or entity executes this Lease as Tenant, then:

36.1. Each of them is jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions, provisions and agreements of this Lease to be kept, observed or performed by Tenant; and

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36.2. The term “Tenant,” as used in this Lease shall mean and include each of them, jointly and severally. The act of, notice from, notice to, refund to, or signature of any one or more of them with respect to the tenancy under this Lease, including any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the persons executing this Lease as Tenant with the same force and effect as if each and all of them had so acted, so given or received such notice or refund, or so signed.

37. Authority. Tenant guarantees, warrants and represents that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Property is located, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all Tenant’s obligations hereunder and (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of Tenant is duly and validly authorized to do so.

38. Confidentiality. Tenant shall keep the terms and conditions of this Lease and any information provided to Tenant or its employees, agents or contractors pursuant to Article 9 confidential and shall not (a) disclose to any third party any terms or conditions of this Lease or any other Lease-related document (including subleases, assignments, work letters, construction contracts, letters of credit, subordination agreements, non-disturbance agreements, brokerage agreements or estoppels) or (b) provide to any third party an original or copy of this Lease (or any Lease-related document). Landlord shall not release to any third party any non-public financial information or non-public information about Tenant’s ownership structure that Tenant gives Landlord. Notwithstanding the foregoing, confidential information under this Section may be released by Landlord or Tenant under the following circumstances: (x) if required by Applicable Laws (including without limitation to comply with SEC regulations) or in any judicial proceeding; provided that the releasing party has given the other party reasonable notice of such requirement, if feasible, (y) to a party’s attorneys, accountants, brokers and other bona fide consultants or advisers (with respect to this Lease only); provided such third parties agree to be bound by this Section or (z) to potential investors or bidders, or to bona fide prospective assignees or subtenants of this Lease; provided they agree to be bound by this Section.

39. Notices. Any notice, consent, demand, bill, statement or other communication required or permitted to be given hereunder shall be in writing and shall be given by personal delivery, overnight delivery with a reputable nationwide overnight delivery service, or certified mail (return receipt requested), and if given by personal delivery, shall be deemed delivered upon receipt; if given by overnight delivery, shall be deemed delivered one (1) day after deposit with a reputable nationwide overnight delivery service; and, if given by certified mail (return receipt requested), shall be deemed delivered three (3) business days after the time the notifying party deposits the notice with the United States Postal Service. Any notices given pursuant to this Lease shall be addressed to Tenant at the Premises, or to Landlord or Tenant at the addresses shown in Sections 2.9 and 2.10, respectively. Either party may, by notice to the other given pursuant to this Section, specify additional or different addresses for notice purposes.

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40.	Rooftop Installation Area.

40.1. Tenant may use those portions of the Building identified as a “Rooftop Installation Area” on Exhibit A attached hereto (the “Rooftop Installation Area”) solely to operate, maintain, repair and replace rooftop antennae, mechanical equipment, communications antennas and other equipment installed by Tenant in the Rooftop Installation Area in accordance with this Article (“Tenant’s Rooftop Equipment”). Tenant’s Rooftop Equipment shall be only for Tenant’s use of the Premises for the Permitted Use. Tenant shall have the right to install the following as part of Tenant’s Rooftop Equipment (provided that any such installations shall be made in compliance with this Lease and all Applicable Laws and subject to Landlord’s approval, in Landlord’s reasonable discretion): (a) exhaust fans and (b) security cameras.

40.2. Tenant shall install Tenant’s Rooftop Equipment at its sole cost and expense, at such times and in such manner as Landlord may reasonably designate, and in accordance with this Article and the applicable provisions of this Lease regarding Alterations. Tenant’s Rooftop Equipment and the installation thereof shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld. Landlord may withhold approval if the installation or operation of Tenant’s Rooftop Equipment could reasonably be expected to damage the structural integrity of the Building or to transmit vibrations or noise or cause other adverse effects beyond the Premises to an extent not customary in first class laboratory Buildings, unless Tenant implements measures that are acceptable to Landlord in its reasonable discretion to avoid any such damage or transmission.

40.3. Tenant shall comply with any roof or roof-related warranties. Tenant shall obtain a letter from Landlord’s roofing contractor within thirty (30) days after completion of any Tenant work on the rooftop stating that such work did not affect any such warranties. Tenant, at its sole cost and expense, shall inspect the Rooftop Installation Area at least annually, and correct any loose bolts, fittings or other appurtenances and repair any damage to the roof caused by the installation or operation of Tenant’s Rooftop Equipment. Tenant shall not permit the installation, maintenance or operation of Tenant’s Rooftop Equipment to violate any Applicable Laws or constitute a nuisance. Tenant shall pay Landlord within thirty (30) days after demand (a) all applicable taxes, charges, fees or impositions imposed on Landlord by Governmental Authorities as the result of Tenant’s use of the Rooftop Installation Areas in excess of those for which Landlord would otherwise be responsible for the use or installation of Tenant’s Rooftop Equipment and (b) the amount of any increase in Landlord’s insurance premiums as a result of the installation of Tenant’s Rooftop Equipment. Upon Tenant’s written request to Landlord, Landlord shall use commercially reasonable efforts to cause other tenants to remedy any interference in the operation of Tenant’s Rooftop Equipment caused by any such tenants’ equipment installed after the applicable piece of Tenant’s, Rooftop Equipment; provided, however, that Landlord shall not be required to request that such tenants waive their rights under their respective leases.

40.4. If Tenant’s Equipment (a) causes physical damage to the structural integrity of the Building, (b) interferes with any telecommunications, mechanical or other systems located at or near or servicing the Building or the Project that were installed prior to the installation of

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Tenant’s Rooftop Equipment, (c) interferes with any other service provided to other tenants in the Building or the Project by rooftop or penthouse installations that were installed prior to the installation of Tenant’s Rooftop Equipment or (d) interferes with any other tenants’ business, in each case in excess of that permissible under Federal Communications Commission regulations, then Tenant shall cooperate with Landlord to determine the source of the damage or interference and promptly repair such damage and eliminate such interference, in each case at Tenant’s sole cost and expense, within ten (10) days after receipt of notice of such damage or interference (which notice may be oral; provided that Landlord also delivers to Tenant written notice of such damage or interference within twenty-four (24) hours after providing oral notice).

40.5. Landlord reserves the right to cause Tenant to relocate Tenant’s Rooftop Equipment to comparably functional space on the roof or in the penthouse of the Building by giving Tenant prior written notice thereof. Landlord agrees to pay the reasonable costs thereof. Tenant shall arrange for the relocation of Tenant’s Rooftop Equipment within sixty (60) days after receipt of Landlord’s notification of such relocation. In the event Tenant fails to arrange for relocation within such sixty (60)-day period, Landlord shall have the right to arrange for the relocation of Tenant’s Rooftop Equipment in a manner that does not unnecessarily interrupt or interfere with Tenant’s use of the Premises for the Permitted Use.

41.	Miscellaneous.

41.1. Landlord reserves the right to change the name of the Building or the Project in its sole discretion.

41.2. To induce Landlord to enter into this Lease, Tenant agrees that it shall promptly furnish to Landlord, from time to time, upon Landlord’s written request, the most recent audited year-end financial statements reflecting Tenant’s current financial condition. Tenant shall, within ninety (90) days after the end of Tenant’s financial year, furnish Landlord with a certified copy of Tenant’s audited year-end financial statements for the previous year. Tenant represents and warrants that all financial statements, records and information furnished by Tenant to Landlord in connection with this Lease are true, correct and complete in all respects. If audited financials are not otherwise prepared, unaudited financials certified by the chief financial officer of Tenant as true, correct and complete in all respects shall suffice for purposes of this Section. This Section 41.2 shall not apply if Tenant is a publicly traded entity, and nothing in this Section 41.2 shall require Tenant to create audited financial statements if Tenant does not otherwise do so in the ordinary course of its business.

41.3. Where applicable in this Lease, the singular includes the plural and the masculine or neuter includes the masculine, feminine and neuter. The words “include,” “includes,” “included” and “including” shall mean “‘include,’ etc., without limitation.” The section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

41.4. If either party commences an action against the other party arising out of or in connection with this Lease, then the substantially prevailing party shall be entitled to have and

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recover from the other party reasonable attorneys’ fees, charges and disbursements and costs of suit.

41.5. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.

41.6. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

41.7. Each provision of this Lease performable by Tenant or Landlord shall be deemed both a covenant and a condition.

41.8. Whenever consent or approval of either party is required, that party shall not unreasonably withhold such consent or approval, except as may be expressly set forth to the contrary.

41.9. The terms of this Lease are intended by the parties as a final expression of their agreement with respect to the terms as are included herein, and may not be contradicted by evidence of any prior or contemporaneous agreement.

41.10. Any provision of this Lease that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Lease shall remain in full force and effect and shall be interpreted as if the invalid, void or illegal provision did not exist.

41.11. Landlord may, but shall not be obligated to, record a short form or memorandum hereof without Tenant’s consent. Neither party shall record this Lease.

41.12. The language in all parts of this Lease shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

41.13. Each of the covenants, conditions and agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs; legatees; devisees; executors; administrators; and permitted successors, assigns, sublessees. Nothing in this Section shall in any way alter the provisions of this Lease restricting assignment or subletting.

41.14. This Lease shall be governed by, construed and enforced in accordance with the laws of the state in which the Premises are located, without regard to such state’s conflict of law principles.

41.15. Landlord and Tenant guarantee, warrant and represent that the individual or individuals signing this Lease have the power, authority and legal capacity to sign this Lease on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint

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venturers or other organizations and entities on whose behalf said individual or individuals have signed.

41.16. This Lease may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

41.17. No provision of this Lease may be modified, amended or supplemented except by an agreement in writing signed by Landlord and Tenant. The waiver by Landlord or Tenant of any breach by the other party of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained.

41.18. To the extent permitted by Applicable Laws, the parties waive trial by jury in any action, proceeding or counterclaim brought by the other party hereto related to matters arising out of or in any way connected with this Lease; the relationship between Landlord and Tenant; Tenant’s use or occupancy of the Premises; or any claim of injury or damage related to this Lease or the Premises.

42. Options to Extend Term. Tenant shall have two (2) consecutive options (each, an “Option”) to extend the Term by three (3) years each as to the entire Premises (and no less than the entire Premises) upon the following terms and conditions. Any extension of the Term pursuant to an Option shall be on all the same terms and conditions as this Lease, except that Base Rent shall be at the then-current fair market value for the Premises to be determined as follows. If Tenant shall have timely exercised an Option, the parties shall endeavor to agree upon the fair market rental value of the Premises, as of the first day of each extension term. In determining fair market rental value, the parties shall take into account all relevant factors, including, without limitation, that the Base Rent is subject to an automatic annual increase, and the Premises shall be deemed to have Building standard improvements, notwithstanding that Tenant may have installed above standard improvements. In the event that the parties are unable to agree upon such fair market value for either extension term within thirty (30) days after the giving of the notice of exercise of such Option, as the case may be, then Tenant shall have the right at any time prior to the appointment of a Baseball Arbitrator (as defined below) to void the exercise of the applicable Option, upon notice to Landlord, or if Tenant does not so void such notice then either party may request that the same be determined as follows: A senior officer of a nationally recognized leasing brokerage firm with local knowledge of San Diego County laboratory / research and development leasing market (the “Baseball Arbitrator”) shall be selected and paid for jointly by Landlord and Tenant. If Landlord and Tenant are unable to agree upon the Baseball Arbitrator, then the same shall be designated by the San Diego Chapter of the American Arbitration Association or any successor organization thereto (the “AAA”). The Baseball Arbitrator, but not necessarily his or her employer, selected by the parties or designated by the President of the AAA shall (i) have at least ten (10) years experience in the leasing of office and laboratory / research and development space in San Diego County and (ii) not have done work for, or been employed or retained by, either Landlord or Tenant or any affiliate of either for a period of at least ten (10) years prior to his/her appointment pursuant hereto. Landlord and Tenant shall each submit to the Baseball Arbitrator and to the other its

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determination of the fair market rental value. The Baseball Arbitrator shall afford to Landlord and Tenant a hearing and the right to submit evidence. The Baseball Arbitrator shall determine which of the two (2) rent determinations more closely represents the fair market rental value of the Premises. The arbitrator may not select any other fair market rental value for the Premises other than one submitted by Landlord or Tenant. The determination of the party so selected or designated shall be binding upon Landlord and Tenant and shall serve as the basis for the determination of the Base Rent payable for the applicable extension term. If, as of the commencement date of the applicable extension term, the amount of the Base Rent payable during the applicable Renewal Term in accordance with this Article 42 shall not have been determined, then, pending such determination, Tenant shall pay Base Rent equal to the Base Rent payable in the immediately preceding year subject to escalation as provided in Article 8 or Section 42.1, as applicable. After the final determination of the Base Rent payable for such extension term, the parties promptly and appropriately shall adjust rental payments theretofore made during the applicable extension term and shall execute a written agreement specifying the amount of the Base Rent as so determined. Any failure of the parties to execute such written agreement shall not affect the validity of the Base Rent as so determined.

42.1. Base Rent shall be increased by three percent (3%) on the first (1st) anniversary of the first (1st) day of the applicable extension term and each annual anniversary date thereof.

42.2. No Option is assignable separate and apart from this Lease.

42.3. An Option is conditional upon Tenant giving Landlord written notice of its election to exercise such Option at least nine (9) months prior to the end of the expiration of the then-current Term. Time shall be of the essence as to Tenant’s exercise of an Option. Tenant assumes full responsibility for maintaining a record of the deadlines to exercise an Option. Tenant acknowledges that it would be inequitable to require Landlord to accept any exercise of an Option after the date provided for in this Section.

42.4. Notwithstanding anything contained in this Article to the contrary, Tenant shall not have the right to exercise an Option:

(a) During the time commencing from the date Landlord delivers to Tenant a written notice that Tenant is in default under any provisions of this Lease and continuing until Tenant has cured the specified default to Landlord’s reasonable satisfaction; or

(b) At any time after any Default as described in Article 31 of the Lease (provided, however, that, for purposes of this Subsection 42.4(b), Landlord shall not be required to provide Tenant with notice of such Default) and continuing until Tenant cures any such Default, if such Default is susceptible to being cured; or

(c) In the event that Tenant has defaulted in the performance of its obligations under this Lease more than two (2) times and a service or late charge has become payable under Section 31.1 for each of such defaults during the twelve (12)-month period immediately prior to the date that Tenant intends to exercise an Option, whether or not Tenant has cured such defaults.

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42.5. The period of time within which Tenant may exercise an Option shall not be extended or enlarged by reason of Tenant’s inability to exercise such Option because of the provisions of Section 42.4.

42.6. All of Tenant’s rights under the provisions of an Option shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of such Option if, after such exercise, but prior to the commencement date of the new term, (a) Tenant fails to pay to Landlord a monetary obligation of Tenant for a period of twenty (20) days after written notice from Landlord to Tenant, (b) Tenant fails to commence to cure a default (other than a monetary default) within thirty (30) days after the date Landlord gives notice to Tenant of such default or (c) Tenant has defaulted under this Lease two (2) or more times and a service or late charge under Section 31.1 has become payable for any such default, whether or not Tenant has cured such defaults.

43. Right of First Refusal. Tenant shall have a right of first refusal (“ROFR”) as to any rentable premises on the first floor of the Building for which Landlord is seeking a tenant (“Available ROFR Premises”); provided, however, that in no event shall Landlord be required to lease any Available ROFR Premises to Tenant for any period past the date on which this Lease expires or is terminated pursuant to its terms. To the extent that Landlord renews or extends a then-existing lease with any then-existing tenant of any space, or enters into a new lease with such then-existing tenant for the same premises, the affected space shall not be deemed to be Available ROFR Premises. In the event Landlord intends to lease Available ROFR Premises, Landlord shall provide written notice thereof to Tenant (the “Notice of Offer”), specifying the terms and conditions of a proposed lease to Tenant of the Available ROFR Premises.

43.1. Within ten (10) days following its receipt of a Notice of Offer, Tenant shall advise Landlord in writing whether Tenant elects to lease all (not just a portion) of the Available ROFR Premises on the terms and conditions set forth in the Notice of Offer. If Tenant fails to notify Landlord of Tenant’s election within said ten (10) day period, then Tenant shall be deemed to have elected not to lease the Available ROFR Premises.

43.2. If Tenant timely notifies Landlord that Tenant elects to lease the Available ROFR Premises on the terms and conditions set forth in the Notice of Offer, then Landlord shall lease the Available ROFR Premises to Tenant upon the terms and conditions set forth in the Notice of Offer.

43.3. If Tenant notifies Landlord that Tenant elects not to lease the Available ROFR Premises on the terms and conditions set forth in the Notice of Offer, or if Tenant fails to notify Landlord of Tenant’s election within the ten (10)-day period described above, then Landlord shall have the right to consummate the lease of the Available ROFR Premises on the same terms as set forth in the Notice of Offer following Tenant’s election (or deemed election) not to lease the Available ROFR Premises. If Landlord does not lease the Available ROFR Premises within one hundred eighty (180) days after Tenant’s election (or deemed election) not to lease the Available ROFR Premises, then the ROFR shall be fully reinstated, and Landlord shall not thereafter lease the Available ROFR Premises without first complying with the procedures set forth in this Article.

55

43.4. Notwithstanding anything in this Article to the contrary, Tenant shall not exercise the ROFR during such period of time that Tenant is in default under any provision of this Lease. Any attempted exercise of the ROFR during a period of time in which Tenant is so in default shall be void and of no effect. In addition, Tenant shall not be entitled to exercise the ROFR if Landlord has given Tenant more than two (2) notices of default under this Lease, whether or not the defaults are cured, during the twelve (12) month period prior to the date on which Tenant seeks to exercise the ROFR.

43.5. Notwithstanding anything in this Lease to the contrary, Tenant shall not assign or transfer the ROFR, either separately or in conjunction with an assignment or transfer of Tenant’s interest in the Lease, without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

43.6. If Tenant exercises the ROFR, Landlord does not guarantee that the Available ROFR Premises will be available on the anticipated commencement date for the Lease as to such Premises due to a holdover by the then-existing occupants of the Available ROFR Premises or for any other reason beyond Landlord’s reasonable control.

44. Early Termination Option. Tenant shall have the right to terminate this Lease (the “Early Termination Option”) at any time after the date that is sixty (60) months after the Term Commencement Date (the “Early Termination Date”), subject to the following terms and conditions:

44.1. Tenant shall not be in Default either on the date that Tenant exercises the Early Termination Option or on the designated Early Termination Date; and

44.2. Tenant must give Landlord no less than nine (9) months’ advance written notice of Tenant’s election to exercise the Early Termination Option (“Tenant’s Termination Notice”), time being of the essence, which notice will state the Early Termination Date and Tenant’s calculation of the Early Termination Fee (as defined below); and

44.3. Upon exercise of the Early Termination Option, Tenant shall pay Landlord, on or before the Early Termination Date, an early termination fee (the “Early Termination Fee”) equal to the unamortized balance of (a) all leasing commissions paid to Broker related to this Lease and (b) the TI Allowance still to be paid by Tenant to Landlord as of the Early Termination Date. The calculation of the Early Termination Fee shall be based on a straight line amortization of the above amounts commencing as of the Term Commencement Date and continuing through the scheduled Term Expiration Date. Rent shall continue to be payable through the Early Termination Date.

If Lessee properly exercises the Early Termination Option and performs all of its obligations through the Early Termination Date, then all Rent payable under this Lease shall be paid through and apportioned as of the Early Termination Date, the Term of this Lease shall terminate as of the Early Termination Date, and neither party shall thereafter have any further rights or obligations accruing after said Early Termination Date, except those which by the provisions of this Lease expressly survive the expiration or termination thereof.

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57

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.

LANDLORD:

BMR-JOHN HOPKINS COURT LLC,

a Delaware limited liability company

By:	/s/ John Bonanno
Name:	John Bonanno
Title:	Vice President, Development

TENANT:

REGULUS THERAPEUTICS INC.,

a Delaware corporation

By:	/s/ Kleanthis G. Xanthopoulos
Name:	Kleanthis G. Xanthopoulos, Ph.D.
Title:	CEO

58

EXHIBIT A

PREMISES

[attached hereto]

A-1

EXHIBIT A-1

SUITE 210 DEPICTION

[attached hereto]

A-1-1

EXHIBIT B

WORK LETTER

This Work Letter (this “Work Letter”) is made and entered into as of the 19th day of March, 2010, by and between BMR-John Hopkins Court LLC, a Delaware limited liability company (“Landlord”), and Regulus Therapeutics, Inc., a Delaware corporation (“Tenant”), and is attached to and made a part of that certain Lease dated as of March 19, 2010 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Lease”), by and between Landlord and Tenant for the Premises located at 3545-3575 John Hopkins Court, San Diego, California. All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Lease.

1. General Requirements.

1.1. Authorized Representatives.

(a) Landlord designates, as Landlord’s authorized representative (“Landlord’s Authorized Representative”), (a) Federico Mina as the person authorized to initial plans, drawings and approvals pursuant to this Work Letter and (b) John Bonanno as the person authorized to initial plans, drawings, approvals and to sign change orders pursuant to this Work Letter and any amendments to this Work Letter or the Lease. Tenant shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by the appropriate Landlord’s Authorized Representative. Landlord may change either Landlord’s Authorized Representative upon one (1) business day’s prior written notice to Tenant.

(b) Tenant designates Garry Menzel (“Tenant’s Authorized Representative”) as the person authorized to initial and sign all plans, drawings, change orders and approvals pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by Tenant’s Authorized Representative. Tenant may change Tenant’s Authorized Representative upon one (1) business day’s prior written notice to Landlord.

1.2. Schedule. The schedule for design and development of the Tenant Improvements, including the time periods for preparation and review of construction documents, approvals and performance, shall be in accordance with a schedule to be prepared by Tenant (the “Schedule”). Tenant shall prepare the Schedule so that it is a reasonable schedule for the completion of the Tenant Improvements. As soon as the Schedule is completed, Tenant shall deliver the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Such Schedule shall be approved or disapproved by Landlord within five (5) business days after delivery to Landlord. Landlord’s failure to respond within such five (5) business day period shall be deemed approval by Landlord. If Landlord disapproves the Schedule, then Landlord shall notify Tenant in writing of its objections to such Schedule, and the parties shall confer and negotiate in good faith to reach agreement on the Schedule. The Schedule shall be subject to adjustment as mutually agreed upon in writing by the parties, or as provided in this Work Letter.

1.3. Tenant’s Architects, Contractors and Consultants. The architect, engineering consultants, design team, general contractor and subcontractors responsible for the construction of the Tenant Improvements shall be selected by Tenant and approved by Landlord, which approval Landlord shall not unreasonably withhold, condition or delay (and subject to Section 4.6 of the Lease). Landlord may refuse to use any architects, consultants, contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony. All Tenant contracts related to the Tenant Improvements shall provide that Tenant may assign such contracts to Landlord and Landlord’s tenants at any time.

2. Tenant Improvements. All Tenant Improvements shall be performed by Tenant’s contractor, at Tenant’s sole cost and expense (subject to Landlord’s obligations with respect to any portion of the TI Allowance) and in accordance with the Approved Plans (as defined below), the Lease and this Work Letter. To the extent that the total projected cost of the Tenant Improvements (as reasonably projected by Landlord) exceeds the TI Allowance (such excess, the “Excess TI Costs”), Tenant shall pay the costs of the Tenant Improvements on a pari passu basis with Landlord (with Landlord providing the TI Allowance and Tenant providing the Excess TI Costs), as they become due to the applicable contractors (or to Landlord for payment by Landlord to such contractors). All material and equipment furnished by Tenant or its contractors as the Tenant Improvements shall be new or “like new;” the Tenant Improvements shall be performed in a first-class, workmanlike manner; and the quality of the Tenant Improvements shall be of a nature and character not less than the Building Standard.

2.1. Work Plans. Tenant shall prepare and submit to Landlord for approval schematics covering the Tenant Improvements prepared in conformity with the applicable provisions of this Work Letter (the “Draft Schematic Plans”). The Draft Schematic Plans shall contain sufficient information and detail to accurately describe the proposed design to Landlord and such other information as Landlord may reasonably request. Landlord shall notify Tenant in writing within five (5) business days after receipt of the Draft Schematic Plans whether Landlord approves or objects to the Draft Schematic Plans and of the manner, if any, in which the Draft Schematic Plans are unacceptable. Landlord’s failure to respond within such five (5) business day period shall be deemed approval by Landlord. If Landlord reasonably objects to the Draft Schematic Plans, then the parties will meet and confer and agree on any required changes within two (2) business days after such disapproval. Tenant shall then resubmit the revised Draft Schematic Plans to Landlord for approval, such approval not to be unreasonably withheld, conditioned or delayed. Landlord’s approval of or objection to revised Draft Schematic Plans and Tenant’s correction of the same shall be in accordance with this Section until Landlord has approved the Draft Schematic Plans in writing or been deemed to have approved them. The iteration of the Draft Schematic Plans that is approved or deemed approved by Landlord without objection shall be referred to herein as the “Approved Schematic Plans.”

2.2. Construction Plans. If required to obtain permits, Tenant shall prepare final plans and specifications for the Tenant Improvements that (a) are consistent with and are logical evolutions of the Approved Schematic Plans and (b) incorporate any other Tenant-requested (and Landlord-approved) Changes (as defined below). As soon as such final plans and specifications (“Construction Plans”) are completed, Tenant shall deliver the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Such

Construction Plans shall be approved or disapproved by Landlord within five (5) business days after delivery to Landlord. Landlord’s failure to respond within such five (5) business day period shall be deemed approval by Landlord. If the Construction Plans are disapproved by Landlord, then Landlord shall notify Tenant in writing of its objections to such Construction Plans, and the parties shall confer and negotiate in good faith to reach agreement on the Construction Plans within two (2) business days after such disapproval. Promptly after the Construction Plans are approved by Landlord and Tenant, two (2) copies of such Construction Plans shall be initialed and dated by Landlord and Tenant, and Tenant shall promptly submit such Construction Plans to all appropriate Governmental Authorities for approval. The Construction Plans so approved, and all change orders specifically permitted by this Work Letter, are referred to herein as the “Approved Plans.”

2.3. Changes to the Tenant Improvements. Any changes to the Approved Plans (each, a “Change”) shall be requested and instituted in accordance with the provisions of this Article 2 and shall be subject to the written approval of the non-requesting party in accordance with this Work Letter.

(a) Change Request. Either Landlord or Tenant may request Changes after Landlord approves the Approved Plans by notifying the other party thereof in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any requested Changes, including (a) the Change, (b) the party required to perform the Change and (c) any modification of the Approved Plans and the Schedule, as applicable, necessitated by the Change. If the nature of a Change requires revisions to the Approved Plans, then the requesting party shall be solely responsible for the cost and expense of such revisions and any increases in the cost of the Tenant Improvements as a result of such Change. Change Requests shall be signed by the requesting party’s Authorized Representative. Landlord will only be permitted to submit a Change Request to the extent such Change request is required to comply with Applicable Laws.

(b) Approval of Changes. All Change Requests shall be subject to the other party’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. The non-requesting party shall have five (5) business days after receipt of a Change Request to notify the requesting party in writing of the non-requesting party’s decision either to approve or object to the Change Request. The non-requesting party’s failure to respond within such five (5) business day period shall be deemed approval by the non-requesting party.

2.4. Preparation of Estimates. Either party shall, before proceeding with any Change, using its best efforts, prepare as soon as is reasonably practicable (but in no event more than five (5) business days after delivering a Change Request to the other party) an estimate of the increased costs or savings that would result from such Change, as well as an estimate on such Change’s effects on the Schedule. Either party shall have five (5) business days after receipt of such information from the requesting party to approve or reject such Change Request in writing. Any delay caused by a Landlord Change Request will extend the Term Commencement Date by the number of days such Change Request will delay substantial completion of the Tenant Improvements.

3. Completion of Tenant Improvements. Tenant, at its sole cost and expense (except for the TI Allowance and the Cash Payment), shall perform and complete the Tenant Improvements in all respects (a) in substantial conformance with the Approved Plans, (b) otherwise in compliance with provisions of the Lease and this Work Letter and (c) in accordance with Applicable Laws (except as required of Landlord pursuant to Article 5 of the Lease), the requirements of Tenant’s insurance carriers, the requirements of Landlord’s insurance carriers (to the extent Landlord provides its insurance carriers’ requirements to Tenant) and the board of fire underwriters having jurisdiction over the Premises. The Tenant Improvements shall be deemed completed at such time as Tenant shall furnish to Landlord (v) evidence satisfactory to Landlord that (i) all Tenant Improvements have been completed and paid for in full (which shall be evidenced by the architect’s certificate of completion and the general contractor’s and each subcontractor’s and material supplier’s final unconditional waivers and releases of liens, each in a form reasonably acceptable to Owner and complying with Applicable Laws), (ii) all Tenant Improvements have been reasonably accepted by Landlord, (iii) any and all liens related to the Tenant Improvements have either been discharged of record (by payment, bond, order of a court of competent jurisdiction or otherwise) or waived by the party filing such lien and (iv) no security interests relating to the Tenant Improvements are outstanding, (w) all certifications and approvals with respect to the Tenant Improvements that may be required from any Governmental Authority and any board of fire underwriters or similar body for the use and occupancy of the Premises, (x) certificates of insurance required by the Lease to be purchased and maintained by Tenant, (y) an affidavit from Tenant’s architect certifying that all work performed in, on or about the Premises is in accordance with the Approved Plans and (z) complete drawing print sets and electronic CADD files on disc of all contract documents for work performed by their architect and engineers in relation to the Tenant Improvements.

4. Insurance.

4.1. Property Insurance. At all times during the period beginning with commencement of construction of the Tenant Improvements and ending with final completion of the Tenant Improvements, Tenant shall maintain or shall cause Tenant’s contractor to maintain, or cause to be maintained (in addition to the insurance required of Tenant pursuant to the Lease), property insurance insuring Landlord and the Landlord Parties, as their interests may appear. Such policy shall, on a completed values basis for the full insurable value at all times, insure against loss or damage by fire, vandalism and malicious mischief and other such risks as are customarily covered by the so-called “broad form extended coverage endorsement” upon all Tenant Improvements and the general contractor’s and any subcontractors’ machinery, tools and equipment, all while each forms a part of, or is contained in, the Tenant Improvements or any temporary structures on the Premises, or is adjacent thereto; provided that, for the avoidance of doubt, insurance coverage with respect to the general contractor’s and any subcontractors’ machinery, tools and equipment shall be carried on a primary basis by such general contractor or the applicable subcontractor(s). Tenant agrees to pay any deductible, and Landlord is not responsible for any deductible, for a claim under such insurance. Said property insurance shall contain an express waiver of any right of subrogation by the insurer against Landlord and the Landlord Parties, and shall name Landlord and its affiliates as loss payees as their interests may appear.

4.2. Workers’ Compensation Insurance. At all times during the period of construction of the Tenant Improvements, Tenant shall, or shall cause its contractors or subcontractors to, maintain statutory workers’ compensation insurance as required by Applicable Laws.

5. Liability. Landlord shall not be liable for any injuries, loss, claim or damage suffered by Tenant or any persons in the Premises during the completion of the Tenant Improvements, except to the extent of Landlord’s gross negligence or willful misconduct and Tenant’s indemnity obligations pursuant to Section 28.1 of the Lease shall apply to the completion of the Tenant Improvements. Any deficiency in design or construction of the Tenant Improvements shall be solely the responsibility of Tenant, notwithstanding the fact that Landlord may have approved of the same in writing.

6. TI Allowance.

6.1. Application of TI Allowance. Landlord shall contribute the TI Allowance and Cash Payment toward the costs and expenses incurred in connection with the performance of the Tenant Improvements, in accordance with Article 4 of the Lease, with the Cash Payment being disbursed first. If the entire TI Allowance is not applied toward or reserved for the costs of the Tenant Improvements, then Tenant shall not be entitled to a credit of such unused portion of the TI Allowance. Tenant may apply the TI Allowance for the payment of construction and other costs in accordance with the terms and provisions of the Lease.

6.2. Approval of Budget for the Tenant Improvements. Notwithstanding anything to the contrary set forth elsewhere in this Work Letter or the Lease, Landlord shall not have any obligation to expend any portion of the TI Allowance until Landlord and Tenant shall have approved in writing the budget for the Tenant Improvements (the “Approved Budget”). Prior to Landlord’s approval of the Approved Budget, Tenant shall pay all of the costs and expenses incurred in connection with the Tenant Improvements as they become due. Landlord shall not be obligated to reimburse Tenant for costs or expenses relating to the Tenant Improvements that exceed the amount of the TI Allowance and the Cash Payment. Landlord shall not unreasonably withhold, condition or delay its approval of any budget for Tenant Improvements that is proposed by Tenant.

6.3. Advance Requests. Upon submission by Tenant to Landlord of (a) a statement (an “Advance Request”) setting forth the total amount of the TI Allowance requested, (b) a summary of the Tenant Improvements performed using AIA standard form Application for Payment (G 702) executed by the general contractor and by the architect, (c) conditional lien releases from the general contractor and each subcontractor and material supplier with respect to previous payments made by either Landlord or Tenant for the Tenant Improvements and (d) conditional lien releases from the general contractor and each subcontractor and material supplier with respect to the Tenant Improvements performed that correspond to the Advance Request, then Landlord shall, within thirty (30) days following receipt by Landlord of an Advance Request and the accompanying materials required by this Section, pay to the applicable contractors, subcontractors and material suppliers or to Tenant (for reimbursement for payments made by Tenant prior to Landlord’s approval of the Approved Budget to such contractors, subcontractors or material suppliers), as elected by Landlord, the amount of Tenant Improvement costs set forth in such Advance Request; provided, however, that Landlord shall not be obligated to make any payments under this Section until the budget for the Tenant Improvements is approved in accordance with Section 6.2 above, and any Advance Request under this Section shall be subject to the payment limits set forth in Section 6.2 above and Article 4 of the Lease.

7. Miscellaneous.

7.1. Number; Headings. Where applicable in this Work Letter, the singular includes the plural and the masculine or neuter includes the masculine, feminine and neuter. The section headings of this Work Letter are not a part of this Work Letter and shall have no effect upon the construction or interpretation of any part hereof.

7.2. Attorneys’ Fees. If either party commences an action against the other party arising out of or in connection with this Work Letter, then the substantially prevailing party shall be entitled to have and recover from the other party reasonable attorneys’ fees, charges and disbursements and costs of suit.

7.3. Time of Essence. Time is of the essence with respect to the performance of every provision of this Work Letter in which time of performance is a factor.

7.4. Covenant and Condition. Each provision of this Work Letter performable by Tenant shall be deemed both a covenant and a condition.

7.5. Withholding of Consent. Whenever consent or approval of either party is required, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth to the contrary.

7.6. Invalidity. Any provision of this Work Letter that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Work Letter shall remain in full force and effect and shall be interpreted as if the invalid, void or illegal provision did not exist.

7.7. Interpretation. The language in all parts of this Work Letter shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

7.8. Successors. Each of the covenants, conditions and agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs; legatees; devisees; executors; administrators; and permitted successors, assigns, sublessees. Nothing in this Section shall in any way alter the provisions of the Lease restricting assignment or subletting.

7.9. Governing Law. This Work Letter shall be governed by, construed and enforced in accordance with the laws of the state in which the Premises are located, without regard to such state’s conflict of law principles.

7.10. Power and Authority. Tenant guarantees, warrants and represents that the individual or individuals signing this Work Letter have the power, authority and legal capacity to sign this Work Letter on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf said individual or individuals have signed.

7.11. Counterparts. This Work Letter may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

7.12. Amendments; Waiver. No provision of this Work Letter may be modified, amended or supplemented except by an agreement in writing signed by Landlord and Tenant. The waiver by Landlord of any breach by Tenant of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained.

7.13. Waiver of Jury Trial. To the extent permitted by Applicable Laws, the parties waive trial by jury in any action, proceeding or counterclaim brought by the other party hereto related to matters arising out of or in any way connected with this Work Letter; the relationship between Landlord and Tenant; Tenant’s use or occupancy of the Premises; or any claim of injury or damage related to this Work Letter or the Premises.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Work Letter to be effective on the date first above written.

LANDLORD:

BMR-JOHN HOPKINS COURT LLC, a Delaware limited liability company

By:	/s/ John Bonanno
Name:	John Bonanno
Title:	Vice President, Development

TENANT:

REGULUS THERAPEUTICS, INC., a Delaware corporation

By:	/s/ Kleanthis Xanthopoulos
Name:	Kleanthis G. Xanthopoulos, Ph.D.
Title:	CEO

EXHIBIT D

BASE RENT SCHEDULE (EXCLUSIVE OF TI ALLOWANCE)

Dates	Square Feet of Rentable Area	Base Rent per Square Foot of Rentable Area		Monthly Base Rent	Annual Base Rent
Month 1-84	21,470	$1.50 monthly	*	$32,205.00	$386,460.00

*	Subject to annual increases as provided in Article 8 of the Lease.

D-1

EXHIBIT E

RULES AND REGULATIONS

NOTHING IN THESE RULES AND REGULATIONS (“RULES AND REGULATIONS”) SHALL SUPPLANT ANY PROVISION OF THE LEASE. IN THE EVENT OF A CONFLICT OR INCONSISTENCY BETWEEN THESE RULES AND REGULATIONS AND THE LEASE, THE LEASE SHALL PREVAIL.

1. Except as specifically provided in the Lease to which these Rules and Regulations are attached, no sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside of the Premises or the Building without Landlord’s prior written consent. Landlord shall have the right to remove, at Tenant’s sole cost and expense and without notice, any sign installed or displayed in violation of this rule.

2. If Landlord objects in writing to any curtains, blinds, shades, screens or hanging plants or other similar objects attached to or used in connection with any window or door of the Premises or placed on any windowsill, which window, door or windowsill is (a) visible from the exterior of the Premises and (b) not included in plans approved by Landlord, then Tenant shall promptly remove said curtains, blinds, shades, screens or hanging plants or other similar objects at its sole cost and expense.

3. Tenant shall not obstruct any sidewalks or entrances to the Building or the Project, or any halls, passages, exits, entrances or stairways within the Premises, in any case that are required to be kept clear for health and safety reasons.

4. Deliveries shall be made no later than 8 a.m. and no earlier than 6 p.m. No deliveries shall be made that impede or interfere with other tenants in or the operation of the Project.

5. Tenant shall not place a load upon any floor of the Premises that exceeds the load per square foot that (a) such floor was designed to carry or (b) that is allowed by Applicable Laws. Fixtures and equipment that cause noises or vibrations that may be transmitted to the structure of the Building to such a degree as to be unreasonably objectionable to other tenants shall be placed and maintained by Tenant, at Tenant’s sole cost and expense, on vibration eliminators or other devices sufficient to eliminate such noises and vibrations to levels reasonably acceptable to Landlord and other tenants of the Project.

6. Tenant shall not use any method of heating or air conditioning other than that shown in the Tenant Improvement plans or existing in the Premises as of the Term Commencement Date.

7. Tenant shall not install any radio, television or other antenna, cell or other communications equipment, or any other devices on the roof or exterior walls of the Premises except to the extent shown on approved Tenant Improvements plans or permitted under the terms and conditions of the Lease. Tenant shall not interfere with radio, television or other communications from or in the Premises or elsewhere.

8. Canvassing, peddling, soliciting and distributing handbills or any other written material within, on or around the Project (other than within the Premises) are prohibited, and Tenant shall cooperate to prevent such activities.

9. Tenant shall store all of its trash, garbage and Hazardous Materials within its Premises or in receptacles designated by Landlord outside of the Premises. Tenant shall not place in any such receptacle any material that cannot be disposed of in the ordinary and customary manner of trash, garbage and Hazardous Materials disposal.

10. The Premises shall not be used for any unlawful purpose. No cooking shall be done or permitted on the Premises; provided, however, that Tenant may use (a) equipment approved in accordance with the requirements of insurance policies that Landlord or Tenant is required to purchase and maintain pursuant to the Lease for brewing coffee, tea, hot chocolate and similar beverages, (b) microwave ovens for employees’ use and (c) equipment shown on Tenant Improvement plans approved by Landlord; provided, further, that any such equipment and microwave ovens are used in accordance with Applicable Laws.

11. Tenant shall not, without Landlord’s prior written consent, use the name of the Project, if any, in connection with or in promoting or advertising Tenant’s business except as Tenant’s address.

12. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any Governmental Authority.

13. Tenant assumes any and all responsibility for protecting the Premises from theft, robbery and pilferage, which responsibility includes keeping doors locked and other means of entry to the Premises closed.

14. Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of Tenant or any other tenant, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Project, including Tenant.

15. These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms covenants, agreements and conditions of the Lease.

16. Landlord reserves the right to make such other and reasonable rules and regulations as, in its judgment, may from time to time be needed for safety and security, the care and cleanliness of the Project, or the preservation of good order therein; provided, however, that Landlord shall provide written notice to Tenant of such rules and regulations prior to them taking effect. Tenant agrees to abide by these Rules and Regulations and any additional reasonable rules and regulations issued or adopted by Landlord.

17. Tenant shall be responsible for the observance of these Rules and Regulations by Tenant’s employees, agents, contractors and invitees.

18. Tenant shall furnish Landlord with copies of keys, pass cards or similar devices for locks to the Premises.

19. Tenant shall cooperate and participate in all reasonable security programs affecting the Premises.

EXHIBIT F

TENANT’S PERSONAL PROPERTY

F-1

EXHIBIT H

SIGNAGE

[attached hereto]

H-1

EXHIBIT I

FF&E

[attached hereto]

H-1

Exhibit 10.10

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 26th day of April, 2010, by and between BMR-John Hopkins Court LLC, a Delaware limited liability company (“Landlord”), and Regulus Therapeutics, Inc., a Delaware corporation (“Tenant”).

RECITALS

A. WHEREAS, Landlord and Tenant entered into that certain Lease dated as of March 19, 2010, (the “Original Lease”), whereby Tenant leases certain premises (the “Premises”) from Landlord at 3545-3575 John Hopkins Court in San Diego, California (the “Building”);

B. WHEREAS, Tenant desires to occupy a portion of the Premises prior to the Estimated Term Commencement Date; and

C. WHEREAS, Tenant has requested that Base Rent commence on July 1, 2010, after Tenant has commenced occupancy of a portion of the Premises; and

D. WHEREAS, Landlord and Tenant desire to modify and amend the Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Lease unless otherwise defined herein.

2. Rent Commencement Date. Section 2.3 of the Lease is hereby replaced in its entirety with the following:

“Initial monthly and annual installations of Base Rent for the Premises (“Base Rent”) as of the Rent commencement Date (as defined below), shall be as set forth in Exhibit D attached hereto (the “Base Rent Schedule”), subject to adjustment under this Lease.”

3. Term Expiration Date. The Term Expiration Date, set forth in Section 3 of the Original Lease is hereby amended to be June 30, 2017 (the “Term Expiration Date”)

4. Rent. The first sentence of Section 7.1 of the Lease is hereby replaced in its entirety with the following:

“Tenant shall pay to Landlord as Base Rent for the Premises, commencing on July 1, 2010, (the “Rent Commencement Date”), the sums set forth in Section 2.3, subject to the rental adjustments provided in Article 8 hereof.”

5. Operating Expenses. Tenant shall commence paying its Pro Rata Share of Operating Expenses for the entire Premises as of the actual Term Commencement Date.

6. No Default. Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

7. Effect of Amendment. Except as modified by this Amendment, the Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. The covenants, agreements, terms, provisions and conditions contained in this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease, their respective assigns. In the event of any conflict between the terms contained in this Amendment and the Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties. From and after the date hereof, the term “Lease” as used in the Lease shall mean the Lease, as modified by this Amendment.

8. Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference.

9. Counterparts. This Amendment may be executed in one or more counterparts that, when taken together, shall constitute one original.

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IN WITNESS WHEREOF, Landlord and Tenant have hereunto set their hands as of the date and year first above written, and acknowledge that they possess the requisite authority to enter into this transaction and to execute this Amendment.

LANDLORD:

BMR-JOHN HOPKINS COURT LLC, a Delaware limited liability company

By:	/s/ Kevin M. Simonsen
Name:	Kevin M. Simonsen
Title:	VP, Real Estate Counsel

TENANT:

REGULUS THERAPEUTICS, a Delaware corporation

By:	/s/ Garry E. Menzel
Name:	Garry Menzel
Title:	EVP

Exhibit 10.11

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Second Amendment”) is entered into as of this 26th day of January, 2011 (the “Execution Date”), by and between BMR-John Hopkins Court LLC, a Delaware limited liability company (“Landlord”), and Regulus Therapeutics, Inc., a Delaware corporation (“Tenant”).

RECITALS

A. WHEREAS, Landlord and Tenant entered into that certain Lease dated as of March 19, 2010, (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of April 26, 2010 (the “First Amendment, and together with the Original Lease, the “Lease”), whereby Tenant leases certain premises (the “Premises”) from Landlord in the building located at 3545-3575 John Hopkins Court in San Diego, California (the “Building”);

B. WHEREAS, pursuant to Section 4.3 of the Original Lease, Tenant has utilized Six Hundred Thirty-One Thousand Four Hundred Eighty-Six and 84/100s Dollars ($631,486.84) of the TI Allowance and the parties desire to memorialize the resultant increase in Base Rent payable under the Lease; and

C. WHEREAS, Tenant desires to modify the portion of the Building over which Tenant has a right of first refusal to lease from Landlord pursuant to Article 43 of the Original Lease;

D. WHEREAS, Landlord and Tenant are parties to that certain Right of Entry Agreement dated as of August 1, 2010 (the “ROE”) whereby Tenant has been granted the right to use certain space on the first floor of the Building for limited purposes as further set forth in the ROE; and

E. WHEREAS, Landlord and Tenant desire to modify and amend the Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Definitions. For purposes of this Second Amendment, capitalized terms shall have the meanings ascribed to them in the Lease unless otherwise defined herein.

2. Base Rent. The Base Rent Schedule attached to the Original Lease as Exhibit D, which set forth the initial monthly Base Rent for the Premises, is hereby deleted and replaced in its entirety with the Base Rent Schedule attached hereto as Second Amendment Exhibit D, which sets forth the Base Rent for the entire Term. Tenant acknowledges that the TI Allowance was disbursed by Landlord prior to the Term Commencement Date and that the Base Rent shall be increased retroactively as of the Rent Commencement Date. The increased amount of Base Rent from the Rent Commencement Date through January 31, 2011 has been paid by Tenant as of the Execution Date.

3. Available ROFR Premises. Effective as of the Execution Date, the first sentence of Article 43 of the Original Lease is deleted in its entirety and replaced with the following:

“Tenant shall have a right of first refusal (“ROFR”) as to that portion of the second floor of the Building, as depicted on Exhibit 2 attached to the Second Amendment for which Landlord is seeking a tenant (“Available ROFR Premises”); provided, however, that in no event shall Landlord be required to lease any Available ROFR Premises to Tenant for any period past the date on which this Lease expires or is terminated pursuant to its terms.”

4. No Default. Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

5. Effect of Amendment. Except as modified by this Second Amendment, the Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. The covenants, agreements, terms, provisions and conditions contained in this Second Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease, their respective assigns. In the event of any conflict between the terms contained in this Second Amendment and the Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties. From and after the date hereof, the term “Lease” as used in the Lease shall mean the Lease, as modified by this Second Amendment.

6. Miscellaneous. This Second Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Second Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference.

7. Counterparts. This Second Amendment may be executed in one or more counterparts that, when taken together, shall constitute one original.

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IN WITNESS WHEREOF, Landlord and Tenant have hereunto set their hands as of the date and year first above written, and acknowledge that they possess the requisite authority to enter into this transaction and to execute this Second Amendment to Lease.

LANDLORD:

BMR-JOHN HOPKINS COURT LLC, a Delaware limited liability company

By:	/s/ Kevin M. Simonsen
Name:	Kevin M. Simonsen
Title:	VP, Real Estate Counsel

TENANT:

REGULUS THERAPEUTICS, a Delaware corporation

By:	/s/ Garry E. Menzel
Name:	Garry Menzel
Title:	COO & EVP, FINANCE

SECOND AMENDMENT EXHIBIT D

BASE RENT SCHEDULE

Dates	Square Feet of Rentable Area	Base Rent per Square Foot of Rentable Area	Monthly Base Rent	Annual Base Rent*
July 1, 2010—June 30, 2011	21,470	$1.94 monthly	$41,582.22	$498,986.64
July 1, 2011—June 30, 2012	21,470	$2.19 monthly	$46,949.72	$563,396.64
July 1, 2012—June 30, 2013	21,470	$2.44 monthly	$52,317.22	$627,806.64
July 1, 2013—June 30, 2014	21,470	$2.69 monthly	$57,684.72	$692,216.64
July 1, 2014—June 30, 2015	21,470	$2.94 monthly	$63,052.22	$756,626.64
July 1, 2015—June 30, 2016	21,470	$3.19 monthly	$68,419.72	$821,036.64
July 1, 2016—June 30, 2017	21,470	$3.44 monthly	$73,787.22	$885,446.64

*	Based on a twelve-month calculation

EXHIBIT 2

AVAILABLE ROFR PREMISES

Exhibit 10.12

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 27th day of February, 2012, by and between BMR-3545-3575 JOHN HOPKINS LP, a Delaware limited partnership (“Landlord,” formerly known as BMR-John Hopkins Court LLC), and REGULUS THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

RECITALS

A. WHEREAS, Landlord and Tenant entered into that certain Lease dated as of March 19, 2010, as amended by that certain First Amendment to Lease dated as of April 26, 2010 and that certain Second Amendment to Lease dated as of January 26, 2011 (collectively, and as the same may have been further amended, amended and restated, supplemented or modified from time to time, the “Lease”), whereby Tenant leases certain premises (the “Original Premises”) from Landlord in the building located at 3545-3575 John Hopkins Court in San Diego, California (the “Building”);

B. WHEREAS, Landlord desires to lease to Tenant and Tenant desires to lease from Landlord additional premises; and

C. WHEREAS, Landlord and Tenant desire to modify and amend the Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Lease unless otherwise defined herein. The Lease, as amended by this Amendment, is referred to herein as the “Amended Lease.”

2. Additional Premises. Effective as of March 1, 2012 (the “Additional Premises Commencement Date”), Landlord hereby leases to Tenant approximately three hundred sixty-four (364) square feet of additional Rentable Area located on the first (1st) floor of the Building, as depicted on Exhibit A attached hereto (the “Additional Premises”). From and after the Additional Premises Commencement Date, the term “Premises,” as used in the Lease, shall mean the Original Premises plus the Additional Premises for a total of twenty-one thousand eight hundred thirty-four (21,834) square feet of Rentable Area.

3. Additional Premises Term. The term of the Lease that pertains to the Additional Premises shall commence on the Additional Premises Commencement Date and expire on the Term Expiration Date, subject to earlier termination pursuant to the terms of the Lease.

4. Base Rent. Notwithstanding anything in the Lease to the contrary, commencing on the Additional Premises Commencement Date, Base Rent for the Premises shall be as set forth in the chart below:

Dates	Square Feet of Rentable Area	Base Rent per Square Foot of Rentable Area	Monthly Base Rent	Annual Base Rent
March 1, 2012—June 30, 2012	21,834	$2.19 monthly	$47,816.46	N/A
July 1, 2012—June 30, 2013	21,834	$2.44 monthly	$53,274.96	$639,299.52
July 1, 2013—June 30, 2014	21,834	$2.69 monthly	$58,733.46	$704,801.52
July 1, 2014—June 30, 2015	21,834	$2.94 monthly	$64,191.96	$770,303.52
July 1, 2015—June 30, 2016	21,834	$3.19 monthly	$69,650.46	$835,805.52
July 1, 2016—June 30, 2017	21,834	$3.44 monthly	$75,108.96	$901,307.52

5. Tenant’s Pro Rata Share. From and after the Additional Premises Commencement Date, Tenant’s Pro Rata Share shall equal thirty and 24/100 percent (30.24%).

6. Condition of Premises. Tenant acknowledges that (a) it is fully familiar with the condition of the Premises and, notwithstanding anything contained in the Lease to the contrary, agrees to take the same in its condition “as is” as of the Additional Premises Commencement Date, and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Additional Premises for Tenant’s occupancy or to pay for any improvements to the Additional Premises.

7. Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment and agrees to indemnify, defend and hold Landlord harmless from any and all cost or liability for compensation claimed by any

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such broker or agent employed or engaged by it or claiming to have been employed or engaged by it.

8. No Default. Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

9. Effect of Amendment. Except as modified by this Amendment, the Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. The covenants, agreements, terms, provisions and conditions contained in this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease, their respective assigns. In the event of any conflict between the terms contained in this Amendment and the Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties. From and after the date hereof, the term “Lease” as used in the Lease shall mean the Lease, as modified by this Amendment.

10. Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.

11. Counterparts. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

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IN WITNESS WHEREOF, Landlord and Tenant have hereunto set their hands as of the date and year first above written, and acknowledge that they possess the requisite authority to enter into this transaction and to execute this Amendment.

LANDLORD:

BMR-3545-3575 JOHN HOPKINS LP, a Delaware limited partnership

By:	/s/ Jonathan P. Klassen
Name:	Jonathan P. Klassen
Title:	Vice President, Asst. Gen Counsel

TENANT:

REGULUS THERAPEUTICS, INC., a Delaware corporation

By:	/s/ Kleanthis G. Xanthopoulos
Name:	Kleanthis G. Xanthopoulos, Ph. D.
Title:	CEO and President

EXHIBIT A

ADDITIONAL PREMISES

[See attached]

Exhibit 10.13

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

Execution

REGULUS THERAPEUTICS INC.

FOUNDING INVESTOR RIGHTS AGREEMENT

REGULUS THERAPEUTICS INC.

FOUNDING INVESTOR RIGHTS AGREEMENT

THIS FOUNDING INVESTOR RIGHTS AGREEMENT (the “Agreement”) is entered into as of the 1st day of January 2009, by and among Regulus Therapeutics Inc., a Delaware corporation (the “Company”) on the one hand, and Isis Pharmaceuticals, Inc., a Delaware Corporation (“Isis”) and Alnylam Pharmaceuticals, Inc., a Delaware corporation (“Alnylam”) who are each holders of the Company’s Series A Preferred Stock (the “Preferred Stock”) on the other hand. Isis and Alnylam may be referred to hereinafter collectively as the “Founding Investors” and each individually as a “Founding Investor”. The Company, Isis and Alnylam may be referred to hereinafter collectively as the “Parties” and each individually as a “Party”.

RECITALS

WHEREAS, the Company was formerly a Delaware limited liability company with the Founding Investors as its only members;

WHEREAS, the Company converted to a Delaware corporation in January 2009;

WHEREAS, in connection with the Company’s conversion to a Delaware corporation, the Founding Investors received the Preferred Stock in exchange for their membership interests in the limited liability company; and

WHEREAS, in connection with the issuance of the Preferred Stock, the parties desire to enter into this Agreement in order to grant registration, information rights, buy-out rights and other rights to the Founding Investors as set forth below.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS.

Capitalized terms used herein and not defined elsewhere herein have the meanings set forth in Exhibit A.

SECTION 2. RESTRICTIONS ON TRANSFER.

No Founding Investor may directly or indirectly sell, assign, transfer, pledge, hypothecate, or otherwise deal with or encumber or dispose of in any way (each a “Transfer”) such Founding Investor’s Shares or Registrable Securities, whether in whole or in part, voluntarily or involuntarily, by operation of law or otherwise, except in accordance with the terms and conditions set forth in this Section 2.

2.1 Restrictions on Transfer Before Initial Offering. Except as provided in this Section 2, before the Company’s Initial Offering, each Founding Investor agrees that it may not

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and will not Transfer its Shares or Registrable Securities without the prior written consent of the other Founding Investor.

2.2 Restrictions on Transfer After Initial Offering. Each Holder agrees not to make any disposition of all or any portion of the Shares or Registrable Securities unless and until:

(a) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b) (i) The transferee has agreed in writing to be bound by the terms of this Agreement, (ii) such Holder will have notified the Company of the proposed disposition and will have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (iii) if reasonably requested by the Company, such Holder will have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144, except in unusual circumstances. After its Initial Offering, the Company will not require any transferee pursuant to Rule 144 to be bound by the terms of this Agreement if the shares so transferred do not remain Registrable Securities hereunder following such transfer.

2.3 Exempt Transfers. Notwithstanding the provisions of Sections 2.1 and 2.2 above, no such restriction will apply to a transfer by a Founding Investor that is:

(a) a Transfer by a Founding Investor to an Affiliate of such Founding Investor; provided, however, that (i) the Affiliate of such transferring Founding Investor must have the resources, assets, experience, qualifications, permits and other rights necessary to perform under this Agreement and each of the Ancillary Agreements and (ii) the transferee will agree in writing to be subject to the terms of this Agreement to the same extent as if it were an original Founding Investor hereunder.

(b) Transfer pursuant to a Change in Control of such Founding Investor. In the event of a Change in Control of a Founding Investor, the other Founding Investor may initiate a Buy-Out pursuant to Section 4.

2.4 Stock Legends. Each certificate representing Shares or Registrable Securities will be stamped or otherwise imprinted with legends substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH

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REGISTRATION IS NOT REQUIRED.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN INVESTOR RIGHTS AGREEMENT BY AND BETWEEN THE STOCKHOLDER AND THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

(a) The Company will be obligated to promptly reissue unlegended certificates at the request of any Holder thereof if the Company has completed its Initial Offering and the Holder has obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification and legend, provided that the second legend listed above will be removed only at such time as the Holder of such certificate is no longer subject to any restrictions hereunder.

(b) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities will be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

SECTION 3. COVENANTS OF THE COMPANY.

3.1 Financial Information and Reporting.

(a) The Company will cause to be maintained complete books and records accurately reflecting the accounts, business and transactions of the Company on a calendar-year basis and with sufficient detail and completeness customary and usual for businesses of the type engaged in by the Company. The Company’s books and records and financial statements will be kept using the accrual method of accounting and in accordance with U.S. generally accepted accounting principles. The Company will maintain a system of internal accounting controls which are sufficient to provide reasonable assurance that (w) transactions are executed in accordance with the Company’s signature authority policy; (x) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets; (y) access to the Company’s assets is permitted only in accordance with management’s authorization; and (z) the reporting of the Company’s assets is compared with existing assets at regular intervals. The Company’s financial statements will be audited annually by an independent nationally recognized public accounting firm approved by the Company’s Board of Directors.

(b) During Consolidation Period. For so long as (1) Isis’ independent auditors advise Isis that Isis should consolidate Regulus’ financial statements with Isis’ financial statements or (2) Regulus is using Isis’ financial systems (the “Consolidation Period”) Regulus will do the following:

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(i) Commencing with respect to the fiscal year ending December 31, 2008, and for each fiscal year during the term hereof, the Company will deliver or mail to each Founding Investor the audited annual financial statements of the Company at least [...***...] prior to the earliest date by which either Founding Investor is required to file its annual report on Form 10-K for such fiscal year (or such earlier time as may be required by either Founding Investor to satisfy its reporting obligations under law, including without limitation, the rules and regulations of the SEC), which financial statements will have been prepared in accordance with U.S. generally accepted accounting principles.

(ii) For each fiscal quarter during the term hereof, the Company will deliver or mail to each Founding Investor an unaudited balance sheet of the Company as at the end of such quarter and unaudited statements of income and cash flows of the Company for such quarter and for the current fiscal year to the end of such fiscal quarter within [...***...] days after the end of each fiscal quarter of the Company (or such earlier time as may be required by a Founding Investor to satisfy its reporting obligations under law, including without limitation, the rules and regulations of the SEC).

(iii) Commencing with the month ending on January 31, 2009, the Company will deliver to each Founding Investor an unaudited balance sheet of the Company as at the end of such month and unaudited statements of income and of cash flows of the Company for such month and for the current fiscal year to the end of such month promptly following the Company’s completion of the review of its financial statements for such month (other than the last month of any fiscal quarter) (or such earlier time as may be required by a Founding Investor to satisfy its reporting obligations under law, including without limitation, the rules and regulations of the SEC).

(iv) The income statements and balance sheets referred to in this Section 3.1 will be accompanied by the report thereon, if any, of any independent accountants engaged by the Company or by the certificate of the President that such financial statements were prepared without audit from the books and records of the Company.

(v) The Company will use the same accounting firm as Isis uses to audit its financial statements.

(vi) The Company’s principal executive officer and principal financial officer, or persons performing similar functions, will provide certifications to Isis corresponding to those required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, and the Company will provide to Isis an attestation report of its auditors with respect to the Company’s internal controls, as may be requested by Isis’ external auditors.

(vii) If after reasonable discussions in good faith, the Company’s audit committee and Isis’ audit committee cannot resolve any dispute with respect to accounting policies and practices for the Company’s financial reporting, the Parties agree that they will apply the accounting policy or practice proposed by Isis’ audit committee.

***Confidential Treatment Requested

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(c) After the Consolidation Period. After the Consolidation Period and until neither Isis nor Alnylam is required to record their respective share of Regulus’ profit/loss, Regulus will provide Isis and Alnylam the information as specified on EXHIBIT E attached hereto.

(d) Once Isis and Alnylam are no longer required to record their respective share of Regulus’ income/losses, Regulus will not be required to provide the information to Isis and Alnylam outlined in Section 3.1(c) above. However, Regulus will provide to Isis and/or Alnylam any financial information reasonably requested by either company so that such company can determine if an impairment in Regulus exists, and Regulus will make its management available to Isis and/or Alnylam for reasonable inquiries regarding its financials.

3.2 Tax Matters.

(a) The Company will prepare or cause to be prepared, at the Company’s expense, all tax returns and statements, if any, that must be filed on behalf of the Company with any taxing authority, and will make timely filing thereof, including filings pursuant to extensions permitted under applicable federal and state tax regulations. With respect to the Company’s tax return for the fiscal year ended December 31, 2008, the Company will provide a draft of such tax return to each Founding Investor within a reasonable amount of time prior to filing such return to allow each Founding Investor an opportunity to review and comment on such return. In addition, the Company will give due consideration to each Founding Investor’s comments regarding the tax return for the year ended December 31, 2008.

(b) Each Founding Investor may request from the Company any information reasonably necessary for the Founding Investor to complete any of its tax returns or compute estimated tax payments and the Company will, within a reasonable period of time following the request, provide such information to the requesting Founding Investor.

3.3 Confidentiality of Records. Each Founding Investor agrees to use the same degree of care as such Founding Investor uses to protect its own confidential information to keep confidential and not disclose to any party any information furnished to such Founding Investor pursuant to Section 3.1 and 3.2 hereof that the Company identifies as being confidential or proprietary (so long as such information is not in the public domain), except that such Founding Investor may disclose such proprietary or confidential information (i) to any partner, subsidiary or parent of such Founding Investor as long as such partner, subsidiary or parent is advised of and agrees or has agreed to be bound by the confidentiality provisions of this Section 3.3 or comparable restrictions; (ii) at such time as it enters the public domain through no fault of such Founding Investor; (iii) that is communicated to it free of any obligation of confidentiality; (iv) that is developed by Founding Investor or their respective agents independently of and without reference to any confidential information communicated by the Company; or (v) as required by applicable law. Upon request by the Company, each Founding Investor agrees to enter into a separate confidentiality agreement with the Company.

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3.4 Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Preferred Stock, all Common Stock issuable from time to time upon such conversion.

3.5 Board of Directors. The Board will consist of up to [...***...] directors (each, a “Director”). Alnylam will have the right to designate two (2) Directors who need not be Independent Directors (the “Alnylam Directors”). Isis will have the right to designate two (2) Directors who need not be Independent Directors (the “Isis Directors”). The President of the Company will, at all times while in office, be a Director. The remaining two members will be independent industry representatives approved by the other Directors then serving on the Board. Other than the President, each Director will serve at the pleasure of the Founding Investor designating such Director until such Director’s removal by the designating Founding Investor or such Director’s resignation. If there is a vacancy on the Board, the vacancy will be filled by the Founding Investor, if any, who initially designated the Director, except if the vacancy is caused by the termination of the President, such vacancy will be filled when the then existing Board appoints the new President. Any Founding Investor may remove, at any time and for any reason, any or all of the Directors designated by such Founding Investor and, subject to the Independent Director requirements, designate in lieu thereof any individual(s) to serve the remainder of the relevant term.

(a) Observers. The right to attend all or particular meetings of the Board (“Observer Rights”) may be granted to any Person designated by a Founding Investor upon the approval of the other Founding Investor (such approval not to be unreasonably withheld or delayed); provided, however, that any Person granted Observer Rights, and/or any representative of such Person attending meetings of the Board, will agree in writing to be subject to appropriate confidentiality obligations if requested by a Director; provided, further, that such holder of Observer Rights may be excluded from any meeting or any portion of a meeting for which any Director believes (i) such meeting or portion will involve a discussion of information that the Company or the Founding Investor designating such Director considers to be a trade secret or of a confidential or proprietary nature, (ii) exclusion of such holder of Observer Rights is desirable in order to preserve the attorney client-privilege or (iii) exclusion is otherwise merited.

(b) Other Attendees. Any Director may invite a subject matter expert to attend any meeting of the Board; provided, however, that any Person granted attendance rights will agree in writing to be subject to appropriate confidentiality obligations if requested by a Director and provided further that no other Director objects to such expert’s presence. Upon such objection, the expert will be excluded from any meeting or any portion of a meeting.

(c) The Directors designated as of the Effective Date are set forth on EXHIBIT B hereto.

3.6 Directors’ Liability and Indemnification. The Company’s Certificate of Incorporation and Bylaws will provide (a) for elimination of the liability of a Director to the maximum extent permitted by law and (b) for indemnification of Directors for acts on behalf of the Company to the maximum extent permitted by law. In addition, the Company will enter into and use its best efforts to at all times maintain reasonable and customary indemnification

***Confidential Treatment Requested

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agreements with each of its Directors to indemnify such directors to the maximum extent permissible under applicable law.

3.7 Operating Plan. The Company will use commercially reasonable efforts to operate the Company in accordance with the Approved Operating Plan (as defined below). The initial Operating Plan, dated April 30, 2008 attached hereto as EXHIBIT C (the “Initial Operating Plan”), will be deemed the “Approved Operating Plan” for the period beginning on September 6, 2007 and ending on December 31, 2009 (such period, the “Initial Commitment Period”).

(a) No later than September 30, 2009, and no later than September 30 in each fiscal year thereafter, Regulus’ management will prepare and submit to the Board a proposal for revising the Approved Operating Plan then in effect (“Proposed Operating Plan”), which will include a proposed Development Plan (“Proposed Development Plan”), proposed Operating Budget (“Proposed Operating Budget”).

(b) Each Proposed Operating Plan that has been prepared and submitted by Regulus’ management in accordance with Section 3.7(a) will be considered at the first meeting of the Board following its submission and will be subject to the approval of the Board. The Chairperson will call a special meeting of the Board for this purpose at the request of any Director if the next scheduled regular meeting is later than December 31 of the year in which submission is made. Any such Proposed Operating Plan (or any amendment thereto) that is approved by the Board will be considered the “Approved Operating Plan” for all purposes of this Agreement until amended or replaced.

(c) If, after the Initial Commitment Period, the Board is unable to approve a Proposed Operating Plan that has been prepared and submitted by Regulus’ management in accordance with Section 3.7(a) within three months following the date such Proposed Operating Plan is submitted for approval (a “Stalemate”), either Founding Investor may initiate a Buy-Out in accordance with Section 4; provided, however, that in the event sufficient funding is available to the Company to continue to carry out the Development Plan after the Initial Commitment Period, a Stalemate will not be deemed to have occurred, and neither Founding Investor may initiate a Buy-Out, until a date [...***...] days prior to the date on which all of the Company’s funds are expected to be depleted as determined based on the Approved Operating Plan then in effect.

3.8 Scientific Advisory Board. The Company will maintain a Scientific Advisory Board (“SAB”) consisting of at least three (3) members. The initial members and chairperson of the SAB will be as set forth on EXHIBIT B. Any changes to the composition of the Scientific Advisory Board, including the removal or appointment of the chairperson, will be approved by the Board. The SAB will meet at least at least three time a year until December 31, 2009 and will initially be responsible for (i) advising the Company as to research goals and plans, (ii) reviewing research data and advising the Company with respect to interpretation of such research data, as requested by the Board, President or Chief Scientific Officer; and (iii) advising the Company with respect to research and development decisions, as requested by the Board, President or Chief Scientific Officer.

***Confidential Treatment Requested

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3.9 Termination of Covenants. All covenants of the Company contained in Section 3 of this Agreement (other than the provisions of Section 3.1 and 3.3) will expire and terminate as to each Founding Investor upon the earlier of (i) the effective date of the registration statement pertaining to an Initial Offering or (ii) upon a Liquidation Event, Acquisition or Asset Transfer (in each case as defined in the Company’s Certificate of Incorporation as such may be amended from time to time).

SECTION 4. BUY-OUT.

4.1 Right to Initiate Buy-Out. Within (a) solely in the event of a Stalemate occurring after the end of the Initial Commitment Period (as further described in Section 3.7(c), the [...***...] day period following such Stalemate, (b) at any time, whether before or after the end of the Initial Commitment Period, during the [...***...] day period following notice from a Founding Investor that it has entered into a binding agreement providing for a Change of Control of such Founding Investor (such [...***...] or [...***...] day period, a “Buy-Out Notice Period”), or (c) as provided for in the License Agreement, either Founding Investor (in the case of (a)), the Founding Investor receiving the notice of a Change in Control (in the case of (b)), or the Founding Investor or Founding Investors as specified in the License Agreement (in the case of (c) (in each case, the “Initiating Founding Investor”) has the right, exercisable upon written notice to the Company and the other Founding Investor (the “Buy-Out Notice”), to initiate the sale of the Company or the distribution the Company’s assets, including the Company Intellectual Property and Company’s rights in Licensed IP, in accordance with the terms set forth on EXHIBIT D (the “Buy-Out”).

4.2 Voting Agreement; Cooperation. If any Founding Investor initiates a Buy-Out under Section 4.1, each Founding Investor agrees to vote or act with respect to their Shares, Registrable Securities and designated members of the Board so as to authorize and approve the Buyout unless Exhibit D expressly allows a Founding Investor to withhold such vote or action. Each Party further agrees to assist the other Parties in every proper way to consummate the Buy-Out, effect the Buy-Out, including but not limited to executing and delivering such documents and performing such other acts as a Party may reasonably request in connection with effecting the Buy-Out.

4.3 Preservation of Intent. If any term, covenant or condition of this Section 4 or Exhibit D or the application thereof to any Party or circumstance, to any extent, is invalid or unenforceable, then (a) the remainder of this Section 4 and Exhibit D, or the application of such term, covenant or condition to Parties or circumstances other than those as to which it is invalid or unenforceable, will not be affected thereby and each term, covenant or condition of this Section 4 and Exhibit D will be valid and be enforced to the fullest extent permitted by law; and (b) the Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Section 4 and Exhibit D or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Section 4 and Exhibit D are to be effectuated.

***Confidential Treatment Requested

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4.4 Termination of Buy-Out. The provisions set forth in this Section 4 will expire and terminate upon the effective date of the registration statement pertaining to an Initial Offering.

SECTION 5. RIGHTS OF FIRST REFUSAL.

5.1 Subsequent Offerings. Subject to applicable securities laws, each Founding Investor will have a right of first refusal to purchase its pro rata share of all Equity Securities, as defined below, that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 5.6 hereof. Each Founding Investor’s pro rata share is equal to the ratio of (a) the number of shares of the Company’s Common Stock (including all shares of Common Stock issuable or issued upon conversion of the Shares or upon the exercise of outstanding warrants or options) of which such Founding Investor is deemed to be a holder immediately prior to the issuance of such Equity Securities to (b) the total number of shares of the Company’s outstanding Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares or upon the exercise of any outstanding warrants or options) immediately prior to the issuance of the Equity Securities. The term “Equity Securities” will mean (i) any Common Stock, Preferred Stock or other security of the Company, (ii) any security convertible into or exercisable or exchangeable for, with or without consideration, any Common Stock, Preferred Stock, or other security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other security or (iv) any such warrant or right.

5.2 Exercise of Rights. If the Company proposes to issue any Equity Securities, it will give each Founding Investor written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Each Founding Investor will have [...***...] days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company will not be required to offer or sell such Equity Securities to any Founding Investor who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.

5.3 Issuance of Equity Securities to Other Persons. The Company will have [...***...] days thereafter to sell the Equity Securities in respect of which the Founding Investor’s rights were not exercised, at a price not lower and upon general terms and conditions not materially more favorable to the purchasers thereof than specified in the Company’s notice to the Founding Investors pursuant to Section 5.2 hereof. If the Company has not sold such Equity Securities within [...***...] days of the notice provided pursuant to Section 5.2, the Company will not thereafter issue or sell any Equity Securities, without first offering such securities to the Founding Investors in the manner provided above.

5.4 Termination and Waiver of Rights of First Refusal. The rights of first refusal established by this Section 5 will not apply to, and will terminate upon the earlier of (i) the effective date of the registration statement pertaining to the Company’s Initial Offering or (ii) an

***Confidential Treatment Requested

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Acquisition. Notwithstanding Section 7.5 hereof, the rights of first refusal established by this Section 5 may be amended, or any provision waived with and only with the written consent of the Company and the Founding Investors holding a majority of the Registrable Securities held by all Founding Investors.

5.5 Assignment of Rights of First Refusal. The rights of first refusal of each Founding Investor under this Section 5 may be assigned to the same parties, subject to the same restrictions as any transfer of registration rights pursuant to Section 6.7.

5.6 Excluded Securities. The rights of first refusal established by this Section 5 will have no application to any of the following Equity Securities:

(a) shares of Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights issued to employees, officers or directors of, or consultants or advisors to, the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors;

(b) stock issued or issuable pursuant to any rights or agreements, options, warrants or convertible securities outstanding as of the date of this Agreement; and stock issued pursuant to any such rights or agreements granted after the date of this Agreement, so long as the rights of first refusal established by this Section 5 were complied with, waived, or were inapplicable pursuant to any provision of this Section 5.6 with respect to the initial sale or grant by the Company of such rights or agreements;

(c) any Equity Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board of Directors;

(d) any Equity Securities issued in connection with any stock split, stock dividend or recapitalization by the Company;

(e) any Equity Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement, or debt financing from a bank or similar financial or lending institution approved by the Board of Directors;

(f) any Equity Securities that are issued by the Company pursuant to a registration statement filed under the Securities Act;

(g) any Equity Securities that are issued by the Company in connection with any underwritten public offering;

(h) any Equity Securities issued in connection with strategic transactions involving the Company and other entities, including, without limitation (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided that the issuance of shares therein has been approved by the Company’s Board of Directors; and

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(i) Any Equity Securities issued to third-party service providers in exchange for or as partial consideration for services rendered to the Company.

SECTION 6. REGISTRATION RIGHTS; MARKET STAND-OFF.

6.1 Piggyback Registrations. The Company will notify all Holders of Registrable Securities in writing at least fifteen (15) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding Special Registration Statements) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it will, within fifteen (15) days after the above-described notice from the Company, so notify the Company in writing. Such notice will state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder will nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a) Underwriting. If the registration statement of which the Company gives notice under this Section 6.3 is for an underwritten offering, the Company will so advise the Holders of Registrable Securities. In such event, the right of any such Holder to include Registrable Securities in a registration pursuant to this Section 6.3 will be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting will enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting will be allocated, first, to the Company; and second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; provided, however, that such reduction will not be permitted unless such registration does not include shares of any other selling stockholders. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting will be excluded and withdrawn from the registration. For any Holder which is a partnership, limited liability company or corporation, the partners, retired partners, members, retired members and stockholders of such Holder, or the estates and family members of any such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing persons will be deemed to be a single “Holder,” and any pro rata reduction with respect to

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such “Holder” will be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(b) Right to Terminate Registration. The Company will have the right to terminate or withdraw any registration initiated by it under this Section 6.1 whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration will be borne by the Company in accordance with Section 6.3 hereof.

6.2 Form S-3 Registration. In case the Company receives from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company will not be obligated to effect any such registration, qualification or compliance pursuant to this Section 6.2:

(i) if Form S-3 is not available for such offering by the Holders;

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than fifteen million dollars ($15,000,000);

(iii) if within thirty (30) days of receipt of a written request from any Holder or Holders pursuant to this Section 6.2, the Company gives notice to such Holder or Holders of the Company’s intention to make a public offering within ninety (90) days, other than pursuant to a Special Registration Statement;

(iv) if the Company will furnish to the Holders a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company will have the right to defer the filing of the Form S-3 registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 6.2; provided, that such right to delay a request will be exercised by the Company not more than twice in any twelve (12) month period;

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(v) if the Company has, within the twelve (12) month period preceding the date of such request, already effected one (1) registration on Form S-3 for the Holders pursuant to this Section 6.2, or

(vi) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) Subject to the foregoing, the Company will file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the requests of the Holders.

6.3 Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 6.1 or 6.2 herein will be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, will be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company will not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 6.2, the request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) the Holders of a majority of Registrable Securities agree to deem such registration to have been effected as of the date of such withdrawal for purposes of determining whether the Company will be obligated pursuant to Section 6.2(b)(v), as applicable, to undertake any subsequent registration, in which event such right will be forfeited by all Holders). If the Holders are required to pay the Registration Expenses, such expenses will be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then such registration will not be deemed to have been effected for purposes of determining whether the Company will be obligated pursuant to Section 6.2(b)(v) to undertake any subsequent registration.

6.4 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company will, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to thirty (30) days or, if earlier, until the Holders have completed the distribution related thereto; provided, however, that at any time, upon written notice to the participating Holders and for a period not to exceed sixty (60) days thereafter (the “Suspension Period”), the Company may delay the filing or effectiveness of any registration statement or suspend the use of any registration statement (and the Initiating Holders hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if the Company reasonably believes that there is or may be in existence material nonpublic

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information or events involving the Company, the failure of which to be disclosed in the prospectus included in the registration statement could result in a Violation (as defined below). In the event that the Company will exercise its right to delay the filing or effectiveness or suspend the use of a registration hereunder, the applicable time period during which the registration statement is to remain effective will be extended by a period of time equal to the duration of the Suspension Period. The Company may extend the Suspension Period for an additional consecutive sixty (60) days with the consent of the Holders of a majority of the Registrable Securities registered under the applicable registration statement, which consent will not be unreasonably withheld. If so directed by the Company, all Holders registering shares under such registration statement will (i) not offer to sell any Registrable Securities pursuant to the registration statement during the period in which the delay or suspension is in effect after receiving notice of such delay or suspension; and (ii) use their commercially reasonable efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holders’ possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. Notwithstanding the foregoing, the Company will not be required to file, cause to become effective or maintain the effectiveness of any registration statement other than a registration statement on Form S-3 that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above.

(c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as will be reasonably requested by the Holders; provided that the Company will not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting will also enter into and perform its obligations under such an agreement.

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make

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the statements therein not misleading in the light of the circumstances then existing. The Company will use commercially reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Use its commercially reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

6.5 Delay of Registration; Furnishing Information.

(a) No Holder will have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 6.

(b) It will be a condition precedent to the obligations of the Company to take any action pursuant to Section 6.1 or 6.2 that the selling Holders will furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as will be required to effect the registration of their Registrable Securities.

(c) The Company will have no obligation with respect to any registration requested pursuant to Section 6.2 if the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 6.2.

6.6 Indemnification. In the event any Registrable Securities are included in a registration statement under Section 6.1 or 6.2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers and directors of each Holder, as applicable, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated by reference therein,

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including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, member, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 6.6(a) will not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent will not be unreasonably withheld, nor will the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, member, officer, director, underwriter or controlling person of such Holder.

(b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder, as applicable, selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any of the following statements: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act (collectively, a “Holder Violation”), in each case to the extent (and only to the extent) that such Holder Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Holder Violation; provided, however, that the indemnity agreement contained in this Section 6.6(b) will not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent will not be

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unreasonably withheld; provided further, that in no event will any indemnity under this Section 6.6 exceed the net proceeds from the offering received by such Holder, as applicable.

(c) Promptly after receipt by an indemnified party under this Section 6.6 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 6.6, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party will have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party will have the right to retain its own counsel, with the fees and expenses thereof to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action will relieve such indemnifying party of any liability to the indemnified party under this Section 6.6 to the extent, and only to the extent, prejudicial to its ability to defend such action, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 6.6.

(d) If the indemnification provided for in this Section 6.6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, will to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) or Holder Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party will be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event will any contribution by a Holder, as applicable, hereunder exceed the net proceeds from the offering received by such Holder, as applicable.

(e) The obligations of the Company and Holders under this Section 6.6 will survive completion of any offering of Registrable Securities, as applicable, in a registration statement and, with respect to liability arising from an offering to which this Section 6.6 would apply that is covered by a registration filed before termination of this Agreement, such termination. No indemnifying party, in the defense of any such claim or litigation, will, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant

17

or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

6.7 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 6 may be assigned by a Holder to a transferee or assignee of Registrable Securities (for so long as such shares remain Registrable Securities) that (a) is a subsidiary, parent, general partner, limited partner, retired partner, member or retired member, stockholder or other affiliate of a Holder that is a corporation, partnership or limited liability company, (b) acquires all of such Holders Registrable Securities in connection with the sale of all or substantially all of such Holder’s business, or (c) acquires at least two hundred thousand (200,000) shares of Registrable Securities (as adjusted for stock splits and combinations); or (d) is an entity affiliated by common control (or other related entity) with such Holder provided, however, (i) the transferor will, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee will agree to be subject to all restrictions set forth in this Agreement.

6.8 Limitation on Subsequent Registration Rights. Other than as provided in Section 5.10, after the date of this Agreement, the Company will not enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder rights to demand the registration of shares of the Company’s capital stock, or to include such shares in a registration statement that would reduce the number of shares includable by the Holders.

6.9 “Market Stand-Off” Agreement. Each Holder hereby agrees that such Holder, as the case may be, will not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) during (i) the 180-day period following the effective date of the Initial Offering (or such longer period, not to exceed 34 days after the expiration of the 180-day period, as the underwriters or the Company will request in order to facilitate compliance with NASD Rule 2711 or NYSE Member Rule 472 or any successor rule), and (ii) the 90-day period following the effective date of a registration statement of the Company filed under the Securities Act (or such longer period, not to exceed 18 days after the expiration of the 90-day period, as the underwriters or the Company will request in order to facilitate compliance with NASD Rule 2711); provided, that, with respect to (i) and (ii) above, all officers, directors of the Company and all entities who hold Common Stock (or Securities Convertible into Common Stock) in an amount that is greater than 1% of the Company’s then issued and outstanding Common Stock are bound by and have entered into similar agreements. The obligations described in this Section 6.9 will not apply to a Special Registration Statement.

6.10 Agreement to Furnish Information. Each Holder hereby agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter that are consistent with such Holder’s obligations under Section 6.9, as applicable, or that are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder will provide, within ten (10) days of such request, such information as may be required by

18

the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in Section 6.9 and this Section 6.10 will not apply to a Special Registration Statement. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said day period. Each Holder agrees that any transferee of any shares of Registrable Securities will be bound by Sections 6.9 and 6.10. The underwriters of the Company’s stock are intended third party beneficiaries of Sections 6.9 and 6.10 and will have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

6.11 Rule 144 Reporting. With a view to making available to the Holders, as applicable, the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

(a) Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c) So long as a Holder owns any Registrable Securities, as applicable, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company filed with the Commission; and such other reports and documents as a Holder may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

6.12 Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Sections 6.1 or 6.2 hereof will terminate upon the earlier of: (i) the date three (3) years following an Initial Offering; or (ii) following the Initial Offering, such time as all Registrable Securities issuable or issued upon conversion of the Shares held by and issuable to such Holder (and its affiliates) may be sold pursuant to Rule 144 during any ninety (90) day period. Upon such termination, such shares will cease to be “Registrable Securities” hereunder for all purposes.

SECTION 7. MISCELLANEOUS.

7.1 Governing Law. This Agreement will in all respects be governed by and construed in accordance with the substantive laws of the State of Delaware, without regard to its choice of law rules.

7.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof will inure to the benefit of, and be binding upon, the parties hereto and their

19

respective successors, assigns, heirs, executors, and administrators and will inure to the benefit of and be enforceable by each person who will be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

7.3 Entire Agreement. This Agreement, together with the Ancillary Agreements, including the exhibits and schedules hereto and thereto, constitutes the entire agreement among the Founding Investors and the Company with respect to the specific subject matter hereof, and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties with respect to such specific subject matter. No party hereto will be liable or bound to the other in any manner by any warranties, representations or covenants with respect to the subject matter hereof except as specifically set forth herein. Notwithstanding the foregoing and except as provided herein or in any Ancillary Agreement, neither the dissolution of the Company nor the termination of any Ancillary Agreement will have any affect on any other agreement or contract between the Founding Investors, and the termination or cancellation of any such other agreement or contract will have no effect on this Agreement or any Ancillary Agreement.

7.4 Severability. If one or more provisions of this Agreement are held by a proper court or arbitral tribunal to be unenforceable under applicable law, the unenforceable portions of such provisions, or such provisions in their entirety, to the extent necessary and permitted by law, will be severed herefrom, and the balance of this Agreement will be enforceable in accordance with its terms.

7.5 Amendment and Waiver.

(a) Except as otherwise expressly provided, this Agreement may be amended or modified, and the obligations of the Company and the rights of the Holders under this Agreement may be waived, only upon the written consent of (i) the Company, and (ii) a 2/3 majority of shares held by the Founding Investors.

(b) For the purposes of determining the number of Holders or Founding Investors entitled to vote or exercise any rights hereunder, the Company will be entitled to rely solely on the list of record holders of its stock as maintained by or on behalf of the Company.

7.6 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement will impair any such right, power, or remedy, nor will it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any party’s part of any breach, default or noncompliance under the Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and will be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, will be cumulative and not alternative.

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7.7 Notices. Except where otherwise specifically provided in this Agreement, all notices, requests, consents, approvals and statements will be in writing and will be deemed to have been properly given by (i) personal delivery, (ii) electronic facsimile transmission, (iii) electronic mail, or by (iv) nationally recognized overnight courier service, addressed in each case, to the intended recipient as set forth below:

To the Company:	Regulus Therapeutics LLC 1896 Rutherford Road Carlsbad, California 92008 Attention: President

With a copy to:	Alnylam and/or Isis at the addresses below

To Alnylam:	Alnylam Pharmaceuticals, Inc. 300 Third Street, 3rd Floor Cambridge, MA 02142 Attention: Vice President, Legal

With a copy to:	WilmerHale 60 State Street Boston, MA 02109 Attention: Steven D. Singer, Esq.

To Isis:	Isis Pharmaceuticals, Inc. 1896 Rutherford Road Carlsbad, California 92008 Attention: Chief Financial Officer

With a copy to:	Isis Pharmaceuticals, Inc. 1896 Rutherford Road Carlsbad, California 92008 Attn: General Counsel (fax) 760-268-4922

Such notice, request, demand, claim or other communication will be deemed to have been duly given on (a) the date of personal delivery, (b) the date actually received if by facsimile or electronic mail; or (c) on the third business day after delivery to a nationally recognized overnight courier service, as the case may be. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

7.8 Fees and Expenses. Each party will pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. If any action

21

at law or in equity is necessary to enforce or interpret the terms of any of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. For purposes of this Section 7.8, “prevailing party” means the net winner of a dispute, taking into account the claims pursued, the claims on which the pursuing party was successful, the amount of money sought, the amount of money awarded, and offsets or counterclaims pursued (successfully or unsuccessfully) by the other Party. If a written settlement offer is rejected and the judgment or award finally obtained is equal to or more favorable to the offeror than an offer made in writing to settle, the offeror is deemed to be the prevailing party from the date of the offer forward.

7.9 Titles and Subtitles; Form of Pronouns; Construction and Definitions. The titles of the Sections and paragraphs of this Agreement are for convenience only and are not to be considered in construing this Agreement. All pronouns used in this Agreement will be deemed to include masculine, feminine and neuter forms, the singular number includes the plural and the plural number includes the singular and will not be interpreted to preclude the application of any provision of this Agreement to any individual or entity. Unless the context otherwise requires, (i) each reference in this Agreement to a designated “Section,” “Schedule,” “Exhibit,” or “Appendix” is to the corresponding Section, Schedule, Exhibit, or Appendix of or to this Agreement; (ii) the word “or” will not be applied in its exclusive sense; (iii) “including” will mean “including, without limitation”; (iv) references to “$” or “dollars” will mean the lawful currency of the United States; and (v) “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. References in this Agreement to particular sections of the Securities Act or to any provisions of Delaware law will be deemed to refer to such sections or provisions as they may be amended or succeeded after the date of this Agreement.

7.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument, and will become effective when there exist copies hereof which, when taken together, bear the authorized signatures of each of the parties hereto. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

7.11 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons or persons or entities under common management or control will be aggregated together for the purpose of determining the availability of any rights under this Agreement.

7.12 Specific Performance. The failure of any party to this Agreement to perform its agreements and covenants hereunder, including but not limited to Section 4, may cause irreparable injury to the other parties to this Agreement for which monetary damages, even if available, will not be an adequate remedy. Accordingly, each of the parties hereto hereby consents to the granting of equitable relief (including specific performance and injunctive relief) by any court of competent jurisdiction to enforce any Member’s obligations hereunder. The parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this Section 7.12 is without

22

prejudice to any other rights that the Founding Investors and the Company hereto may have for any failure to perform this Agreement.

7.13 Termination. This Agreement will terminate and be of no further force or effect upon the earlier of (i) a Liquidation Event, Acquisition or Asset Transfer; or (ii) the date three (3) years following the Closing of the Initial Offering that results in the conversion of all outstanding shares of Preferred Stock.

[THIS SPACE INTENTIONALLY LEFT BLANK]

23

IN WITNESS WHEREOF, the parties hereto have executed this FOUNDING INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY:

REGULUS THERAPEUTICS INC.

By:	/s/ Kleanthis G. Xanthopoulos

FOUNDING INVESTORS:

ISIS PHARMACEUTICALS, INC.

By:	/s/ B. Lynne Parshall

ALNYLAM PHARMACEUTICALS, INC.

By:	/s/ Barry Greene

EXHIBIT A

DEFINITONS

1.1 “Ancillary Agreements” means the License Agreement and the Services Agreement each as amended from time to time.

1.2 “Change of Control” means, with respect to a Founding Investor (the “Affected Founding Investor”), the earlier of (x) the public announcement of and (y) the closing of: (a) a merger, reorganization or consolidation involving the Affected Founding Investor in which its shareholders immediately prior to such transaction would hold less than 50% of the securities or other ownership or voting interests representing the equity of the surviving entity immediately after such merger, reorganization or consolidation, or (b) a sale to a Third Party of all or substantially all of the Affected Founding Investor’s assets or business relating to this Agreement. Any Founding Investor will notify each other Founding Investor within two (2) Business Days of entering into an agreement which, if consummated, would result in a Change of Control.

1.3 “Common Stock” means the Common Stock of the Company.

1.4 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.5 “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.6 “Holder” means any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 6.7 hereof.

1.7 “Independent Director” means a Director who is not an (i) Affiliate, director or officer of, or an immediate family member of, any director or officer of the Founding Investor designating such Director, or (ii) an officer or employee of, or immediate family member of any officer or employee of, the Company.

1.8 “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

1.9 “License Agreement” means that certain Amended and Restated License and Collaboration Agreement by and among the Company, Alnylam and Isis dated January 1, 2008, as amended from time to time.

1.10 “Person” means a natural person, company, corporation, partnership, trust or other organization or legal entity of any type, whether or not formally organized.

1.11 “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

1.12 “Registrable Securities” means (a) Common Stock issuable or issued upon conversion of the Shares and (b) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Registrable Securities will not include any securities (i) sold by a person to the public either pursuant to a registration statement or Rule 144, (ii) sold in a private transaction in which the transferor’s rights under Section 6 of this Agreement are not assigned or (iii) eligible for resale pursuant to Rule 144 without volume limitations.

1.13 “Registrable Securities then outstanding” will be the number of shares of Common Stock that are Registrable Securities and either (a) are then issued and outstanding or (b) are issuable pursuant to then exercisable or convertible securities.

1.14 “Registration Expenses” will mean all expenses incurred by the Company in complying with Sections 6.1 or 6.2, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements not to exceed ten thousand dollars ($10,000) of a single special counsel for the Holders, if applicable, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which will be paid in any event by the Company).

1.15 “SEC” or “Commission” means the Securities and Exchange Commission.

1.16 “Securities Act” will mean the Securities Act of 1933, as amended.

1.17 “Selling Expenses” will mean all underwriting discounts and selling commissions applicable to the sale.

1.18 “Shares” will mean the Company’s Preferred Stock issued pursuant to the Purchase Agreement held from time to time by the Founding Investors and their permitted assigns.

1.19 “Special Registration Statement” will mean (i) a registration statement relating to any employee benefit plan or (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act, any registration statements related to the issuance or resale of securities issued in such a transaction or (iii) a registration related to stock issued upon conversion of debt securities.

EXHIBIT B

INITIAL DIRECTORS

AND

INITIAL SAB MEMBERS

Board of Directors:

Name	Title

Kleanthis G. Xanthopoulos, Ph.D.	President, Regulus Therapeutics LLC

David Baltimore, Ph.D.	Independent Director nominated by Alnylam

Stelios Papadopoulos, Ph.D.	Independent Director nominated by Isis

John M. Maraganore, Ph.D.	Alnylam Director

Barry E. Greene	Alnylam Director

Stanley T. Crooke, M.D., Ph.D.	Isis Director

B. Lynne Parshall, J.D.	Isis Director

SAB Members:

Name	Title

David Baltimore, Ph.D.	Member and Chairperson

David Bartel, Ph.D.	Member

Scott Hammond, Ph.D.	Member

Markus Stoffel, M.D., Ph.D.	Member

Thomas Tuschl, Ph.D.	Member

Philip Zamore, Ph.D.	Member

EXHIBIT C

OPERATING PLAN

[...***...]

***Confidential Treatment Requested

EXHIBIT D

TERMS OF BUY-OUT

Capitalized terms used but not otherwise defined herein will have the meaning ascribed to them in the Agreement or the License Agreement.

1.1 Negotiated Resolution. Following the Company’s receipt of the Buy-Out Notice, the Founding Investors will take all actions necessary to cause the sale of the Company to a Third Party or a Founding Investor (whether through merger, acquisition of 100% of the Equity Securities or purchase of all or substantially all of the assets of the Company) (a “Sale”). The Company promptly thereafter will retain a reputable investment bank chosen by mutual agreement (such agreement not to be unreasonably withheld, conditioned or delayed) of the Founding Investors and the Company (the “Investment Banker”) to assist with the valuation and possible Sale of the Company; provided, however, that in the event that due to then-current market conditions a Sale would be impractical because it would be reasonably like to result in proceeds from such Sale to either Founding Investor that are substantially below such Founding Investor’s cost basis in its investment in the Company, as determined based on the written advice of the Investment Banker (“Poor Market Conditions”), then the Founding Investors will mutually determine whether notwithstanding such market conditions to attempt to Sell the Company to a Third Party or a Founding Investor; and, provided, further however, that, notwithstanding anything in this Exhibit D or Section 4.2 to the contrary, neither Founding Investor will be required to agree to enter into, or to approve the Company’s entering into, such a Sale. Any such Sale will be subject to all other terms agreed upon by the Founding Investors and the Company, which will be documented in a separate written agreement among the parties (a “Sale Agreement”).

1.2 Non-Negotiated Resolution.

(a) If (i) Poor Market Conditions exist and the Founding Investors do not determine pursuant to Section 1.1 to attempt a Sale of the Company, or (ii) the Founding Investors have not within [...***...] days after the Company’s receipt of the Buy-Out Notice, or such longer period as mutually agreed to by the Founding Investors (such period, the “Buy-Out Negotiation Period”), executed a Sale Agreement, the Company will, except as otherwise set forth in this Section 1.2, distribute and assign to the Founding Investors, or their designated Affiliate, jointly, in accordance with Pro Rata Share, all of the Company’s rights, interests and assets, other than any contracts and/or arrangements between the Company and Third Parties that the Board determines cannot or should not be assigned (“Third Party Contracts”) (provided that the Parties agree to use commercially reasonable efforts to provide for the assignment of all Third Party Contracts), and the provisions of this Section 1.2 will apply. For purposes of this Exhibit D, “Pro Rata Share” means, with respect to each Investor at any particular moment, the ratio of (a) the number of shares of the Company’s Common Stock (not including any shares of Common Stock issuable or issued upon conversion of the Shares or upon the exercise of outstanding warrants or options) of which such Investor is deemed to be a holder immediately prior to the moment in question to (b) the total number of shares of the Company’s

***Confidential Treatment Requested

outstanding Common Stock (not including any shares of Common Stock issued or issuable upon conversion of the Shares or upon the exercise of any outstanding warrants or options) immediately prior to the moment in question.

(b) Distribution of Intellectual Property.

(i) Upon the distribution of the Company’s assets pursuant to this Section 1.2, each Founding Investor or its designated Affiliate will receive, subject to Third Party Rights and Third Party Contracts, (1) a co-exclusive license under Company Intellectual Property Controlled by the Company at the end of the Buy-Out Negotiation Period, for any and all purposes, and (2) a co-exclusive license under Licensed IP licensed to the Company at the end of the Buy-Out Negotiation Period, for any and all purposes within the scope of the license granted to the Company (collectively, the “Distributed IP”); provided, however, that (y) to the extent that one Founding Investor has obtained a license in connection with an Opt-In Election or obtains a license pursuant to Section 1.2(d) or 1.2(e), the licenses to the Distributed IP under this Section 1.2(b) will not include the right to Develop, Manufacture or Commercialize the Program/Project Compounds or Program/Project Therapeutics subject to such Opt-In election or license pursuant to Section 1.2(d) or 1.2(e); and (z) to the extent that a Founding Investor has obtained a license in connection with Section 2.3 of the License Agreement, the licenses to the Distributed IP under this Section 1.2(b) will be subject to such license granted to such Founding Investor. For purposes of this Section 1.2(b)(i), “co-exclusive” means that such license is exercisable by each Founding Investor or its designated Affiliate, and that the Company retains no rights to exercise any such licensed Intellectual Property.

(ii) The rights granted to each Founding Investor in this Section 1.2(b) will be (1) royalty-bearing, as set forth in Section 1.2(b)(iii) below, and (2) sublicenseable solely (A) to such Founding Investor’s Affiliates or (B) by such Founding Investor or its Affiliates to a Third Party pursuant to a Bona Fide Collaboration; provided that, (x) each such sublicense will be subject and subordinate to, and consistent with, the terms and conditions of the License Agreement and this Exhibit D, and will provide that any such sublicensee will not further sublicense except on terms consistent with this clause; (y) such Founding Investor will remain responsible for the performance of its sublicensees, and will ensure that all such sublicensees comply with the relevant provisions of the License Agreement and this Exhibit D and (z) in the event of a material default by any of its sublicensees under a sublicense agreement, such Founding Investor will inform the Company and the other Founding Investor and will take such action, after consultation with such other parties, which, in such Founding Investor’s reasonable business judgment, will address such default.

(iii) Each Founding Investor will, to the extent it, its Affiliates and/or Sublicensees develop a Royalty-Bearing Product under Intellectual Property distributed from the Company to the Founding Investor pursuant to this Section 1.2(b) that does not become subject to Section 1.2(d) or 1.2(e): (x) pay to the other Founding Investor (or its designated Affiliate) a royalty of [...***...]% on Net Sales of such Royalty-Bearing Products sold by the selling Founding Investor, its Affiliates and/or Sublicensees, on a Royalty-Bearing Product-by-Royalty-Bearing Product and a country-by-country basis, during the Royalty Term (provided, however, that, for the remainder of the relevant Royalty Term following the end of both the relevant Exclusivity Period, the royalty rate will be [...***...]%), and (y) be responsible for all milestones, royalties and

***Confidential Treatment Requested

other payments payable to Third Parties in respect of the exercise of such license by such selling Founding Investor, its Affiliates and/or Sublicensees, including without limitation any amounts payable by either Founding Investor or the Company to its Third Party licensors with respect to the license and sublicense granted to such Founding Investor pursuant to this Section 1.2(b). The royalty-paying Founding Investor will use Commercially Reasonable Efforts to benefit from offsets to the amounts payable to such Founding Investor’s Third Party licensors.

(c) Retained Assets and Rights. Following the distribution of the Company’s assets pursuant to this Section 1.2, the Company will not maintain any interest in or right to any assets of the Company, including Intellectual Property, except to the extent the Board determines is necessary to maintain Third Party Contracts or its obligations to Opt-In Parties or Founding Investors pursuant to the Buy-Out. Notwithstanding the foregoing, the Parties will use their Commercially Reasonable Efforts to remove any restrictions on, and facilitate the distribution of, the Company’s assets pursuant to this Section 1.2.

(d) Research Program Selection and Transfer.

(i) Within [...***...] Business Days following the distribution of the Company’s assets in accordance with Section 1.2(a) and (b), the non-Initiating Founding Investor will submit a bid, consisting [...***...] (“First Selection Right Bid”), to the Initiating Founding Investor to obtain the first right to select a Research Program from the most recent Program/Project List with respect to which such Founding Investor desires to acquire exclusive rights; provided, however, that in the event the non-Initiating Founding Investor does not submit such a bid with [...***...] Business Days, the Initiating Founding Investor may assume the rights of the non-Initiating Founding Investor set forth in this Section 1.2(d) with respect to the First Selection Right Bid. The Initiating Founding Investor will have [...***...] Business Days to notify the non-Initiating Founding Investor of its acceptance or rejection of such First Selection Right Bid.

(ii) If the Initiating Founding Investor accepts such First Selection Right Bid,

(1) The non-Initiating Founding Investor will have the right, upon payment to the Initiating Founding Investor of the [...***...] set forth in the First Selection Right Bid (which [...***...] will be due and payable within [...***...] Business Days after acceptance of such bid), to select one Research Program (“Selected Program”). Upon such selection, the non-Initiating Founding Investor will obtain the license set forth in clause (vi) below under Intellectual Property directed to such Selected Program; and.

(2) Each of the Founding Investors, starting with the Initiating Founding Investor, will then take turns selecting (by written notice within [...***...] ([...***...]) Business Days following the last selection by the other Founding Investor) a Research Program (other than the Selected Program), until all Research Programs on the Program/Project List have been selected by the Founding Investors (and each such selected Research Program is a “Selected Program” hereunder), and each Founding Investor will obtain the rights set forth in clause (vi) below under Intellectual Property directed to the Research Program selected by such Founding Investor.

***Confidential Treatment Requested

(iii) If the Initiating Founding Investor rejects such First Selection Right Bid, such Founding Investor will submit to the non-Initiating Founding Investor, concurrently with such notice of rejection, a counterbid which is higher than such First Selection Right Bid by at least [...***...]% or $[...***...] (whichever is higher). The non-Initiating Founding Investor will have [...***...] Business Days to accept or reject such counterbid.

(iv) If the non-Initiating Founding Investor accepts such counterbid, the Initiating Founding Investor will have the right, upon payment to the non-Initiating Founding Investor of the amount set forth in such counterbid (which amount will be due and payable within [...***...] Business Days after acceptance of such counterbid), to select a Research Program (other than a Selected Program) and each such selected Research Program is a “Selected Program” hereunder. Upon completion of the Buy-Out, the Initiating Founding Investor will obtain from the non-Initiating Founding Investor the rights set forth in clause (vi) below with respect to the Research Program selected by such Founding Investor.

(v) If the non-Initiating Founding Investor rejects such counterbid, then such non-Initiating Founding Investor will submit, concurrently with such notice of rejection, its counterbid to the Initiating Founding Investor’s counterbid, which counterbid must be higher than the Initiating Founding Investor’s counterbid by at least [...***...]%, and the process will repeat itself until a bid is accepted or no counterbid exceeds the prior bid or counterbid by at least [...***...]%.

(vi) Each Founding Investor will grant to the other Founding Investor which purchased a Selected Program hereunder (the “Buy-Out Party”), subject to Third Party Rights, an exclusive (to the fullest extent possible) license under Distributed IP (which, with respect to Licensed IP therein, is within the scope of the license granted to the Founding Investor by the Company), to Develop, Manufacture and/or Commercialize the miRNA Compound(s) and miRNA Therapeutics included in such Selected Program in the Field.

(vii) Such licenses to Distributed IP will be (1) royalty-bearing as set forth in Section 1.2(d)(viii) below, and (2) sublicenseable; provided that, (x) each such sublicense will be subject and subordinate to, and consistent with, the terms and conditions of this Exhibit D, and will provide that any such Sublicensee will not further sublicense except on terms consistent with this clause; (y) such Founding Investor will remain responsible for the performance of its Sublicensees, and will ensure that all such Sublicensees comply with the relevant provisions of the License Agreement and this Exhibit D and (z) in the event of a material default by any of its Sublicensees under a sublicense agreement, such Founding Investor will inform the Company and the other Founding Investor and will take such action, after consultation with such other Parties, which, in such Founding Investor’s reasonable business judgment, will address such default.

(viii) Each Founding Investor selecting a Selected Program will (1) pay to the other Founding Investor (or its designated Affiliate) a royalty of [...***...]% on Net Sales of any Royalty-Bearing Product with respect to such Selected Program, on a Royalty-Bearing Product-by-Royalty-Bearing Product and a country-by-country basis, during the Royalty Term (provided, however, that, for the remainder of the relevant Exclusivity Period, the royalty rate will be [...***...]%, and (2) be responsible for milestones, royalties and other payments payable to

***Confidential Treatment Requested

Third Parties in respect of the exercise of such license by such selling Founding Investor, its Affiliates and/or Sublicensees, including without limitation any amounts payable by either Founding Investor or the Company to its Third Party licensors with respect to the licenses granted to such Founding Investor pursuant to Section 1.2(a). The royalty-paying Founding Investor will use Commercially Reasonable Efforts to benefit from offsets to the amounts payable to such Founding Investor’s Third Party licensors.

(ix) Each Founding Investor will assign or exclusively license to the other Founding Investor, to the fullest extent possible, all of its rights and obligations in assets, other than Intellectual Property, distributed by the Company to the Founding Investors pursuant to Section 1.2(a), to the extent such assets are solely related to any of the other Founding Investor’s Selected Programs. In the event any such assets are related to Selected Programs of both Founding Investors, each Founding Investors will assign to or exclusively license the other, to the fullest extent possible, the rights to such assets as they relate to the other Founding Investor’s Selected Programs.

(e) Development Project Selection and Transfer.

(i) Within [...***...] Business Days following the completion of the distribution of the Company’s assets pursuant to Section 1.2(a), the non-Initiating Party (the “Bidding Party”) will have the right to submit to the other Founding Investor a bid, which need not be limited to a [...***...] (“Project Bid”), with respect to one or more Development Projects included in the most recent Program/Project List; provided that, a separate Project Bid must be submitted for each and every Development Project for which the Party is bidding. Notwithstanding the foregoing, in the event the non-Initiating Party does not submit such a bid within [...***...] Business Days, the Initiating Party may assume the rights of the non-Initiating Party set forth in this Section 1.2(e) with respect to a Project Bid. The non-Bidding Party will have [...***...] Business Days to notify the Bidding Party of its acceptance or rejection of a Project Bid made by the Bidding Party, on a Project Bid-by-Project Bid basis.

(ii) If the non-Bidding Party accepts a Project Bid or does not reject a Project Bid and provide a counterbid in accordance with clause (iii) below (in which case the Project Bid is deemed accepted) within such [...***...] Business Day period, the Bidding Party, subject to compliance with its payment obligations under the terms of such Project Bid (including, without limitation, payment of any upfront fees to the non-Bidding Party), will obtain the rights set forth in clause (vi) below with respect to the Development Project covered by such accepted Project Bid.

(iii) If the non-Bidding Party rejects a Project Bid, the non-Bidding Party (“Counterbidding Party”) will submit to the Bidding Party, concurrently with its notice of rejection, a counterbid with terms which are more favorable, when taken as a whole, to the Bidding Party than the terms set forth in the Project Bid, by at least the greater of (1) [...***...]% (as measured by industry standards) or (2) $[...***...] (if the Project Bid is less than or equal to $[...***...]). The Bidding Party will have [...***...] Business Days to accept or reject such counterbid.

(iv) If the Bidding Party accepts such counterbid or does not reject such counterbid and provide a counterbid in accordance with clause (v) below (in which case the

***Confidential Treatment Requested

Counterbidding Party’s counterbid is deemed accepted) within such [...***...] Business Day period, the Counterbidding Party, subject to compliance with its payment obligations under the terms of such counterbid (including, without limitation, payment of any upfront fees to the Bidding Party), will obtain the rights set forth in clause (vi) below with respect to the Development Project covered by such accepted counterbid.

(v) If the Bidding Party rejects such counterbid, such Bidding Party will submit, concurrently with its notice of rejection, its counterbid to the Counterbidding Party’s counterbid, which counterbid must be higher than the Counterbidding Party’s counterbid by at least [...***...]% (as measured by industry standards), and the process will repeat itself until a bid for a Development Project is accepted; provided, however, that, if a Founding Investor to which a counterbid is submitted determines in good faith that the terms of such counterbid are not more favorable to such Founding Investor, taken as a whole, than the terms offered in such Founding Investor’s most-recent prior bid, by at least [...***...]% (as measured by industry standards), then at any time within the [...***...] day period during which such Founding Investor may accept or reject such counterbid, such Founding Investor (the “Contesting Party”) may notify the other Parties thereof and will have the right to submit such matter to a reputable investment bank (“Qualified Third Party”) chosen by mutual agreement of the Founding Investors. If the Founding Investors are unable to agree upon a Qualified Third Party within [...***...] Business Days after receipt of the Contesting Party’s notice, the Company (through a vote of its Board) will select a Qualified Third Party within [...***...] Business Days after the end of such initial [...***...] Business Day period and will promptly notify the Founding Investors of the Qualified Third Party selected. The Founding Investors will then submit the dispute to such Qualified Third Party and will instruct such Qualified Third Party to determine whether the counterbid most-recently proposed by the non-Contesting Party is more favorable, taken as a whole, than the terms proposed by the Contesting Party, by at least [...***...]% (as measured by industry standards) and to deliver a written report to both Founding Investors within [...***...] Business Days following submission of such dispute to such Qualified Third Party. Such Qualified Third Party’s determination will be binding on the Founding Investors. If such Qualified Third Party determines that the counterbid proposed by the non-Contesting Party constitutes a sufficient counterbid, such counterbid will be deemed accepted by the Contesting Party. If such Qualified Third Party determines that the counterbid proposed by the non-Contesting Party does not constitute a sufficient counterbid, then the immediately preceding bid or counterbid terms proposed by the Contesting Party will be deemed accepted by the non-Contesting Party. The Founding Investor against whom the Qualified Third Party finds will bear the costs of such Qualified Third Party.

(vi) Each Founding Investor will grant to the other Founding Investor that purchased a Development Project hereunder (the Buy-Out Party), subject to Third Party Rights, an exclusive (to the fullest extent possible) sublicense under Distributed IP (which, with respect to Licensed IP therein, is within the scope of the license granted to the Founding Investor by the Company), to Develop, Manufacture and/or Commercialize miRNA Compounds and miRNA Therapeutics included in the Development Project in the Field.

(vii) Such license to such Development Project will be (1) royalty-bearing in accordance with the terms of the accepted bid covering such Development Project, and (2) sublicenseable; provided that, (1) each such sublicense will be subject and subordinate to,

***Confidential Treatment Requested

and consistent with, the terms and conditions of this Exhibit D, and will provide that any such Sublicensee will not further sublicense except on terms consistent with this clause; (2) such Founding Investor will remain responsible for the performance of its Sublicensees, and will ensure that all such Sublicensees comply with the relevant provisions of the License Agreement and this Exhibit D and (3) in the event of a material default by any of its Sublicensees under a sublicense agreement, such Founding Investor will inform the Company and the other Founding Investor and will take such action, after consultation with such other Parties, which, in such Founding Investor’s reasonable business judgment, will address such default.

(viii) Each Founding Investor will assign or exclusively license to the other Founding Investor, to the fullest extent possible, all of its rights and obligations in assets, other than Intellectual Property, distributed by the Company to the Founding Investors pursuant to Section 1.2(a) to the extent such assets are solely related to any of the other Founding Investor’s Selected Development Projects. In the event any such assets are related to Development Programs of both Founding Investors, each Founding Investor will assign to the other, to the fullest extent possible, the rights to such assets as they relate to the other Founding Investor’s Development Programs.

(ix) The Parties will promptly negotiate in good faith and execute a written agreement substantially in accordance with the terms of the accepted bid covering each such Development Project.

(f) Company Following Buy-Out. In the event of a Buy-Out pursuant to this Section 1.2, the Company will not be dissolved if, in the discretion of the Board, it should continue to exist for the purpose of maintaining Third Party Contracts and/or receiving payments from Third Parties that may become due to the Company following the completion of the Buy-Out, making tax and other distributions, filing tax and other required reports and conducting any activity necessary for the purpose of dissolving the Company pursuant to Section 10 (the “Post Buy-Out Activities”). In the event the Company is not dissolved following the completion of a Buy-Out pursuant to this Section 1.2, the Company will be prohibited from engaging in any activities other than the Post Buy-Out Activities, and any assets acquired by the Company after the completion of the Buy-Out will be distributed as determined by the Managing Board, unless otherwise distributable under then-existing agreements.

(g) Diligence. Each Founding Investor will use Commercially Reasonable Efforts to Develop and Commercialize the miRNA Compounds and miRNA Therapeutics covered by the Research Program or Development Project purchased by such Founding Investor under this Section 1.2, at such Founding Investor’s own expense, in the Field, either by itself or with or through its Affiliates or Sublicensees.

(h) Non-Compete. With respect to any Research Program or Development Project, the non-Opt-In Party or non-Buy-Out Party will not, itself or through its Affiliates or with Third Parties, Discover, Develop, Manufacture or Commercialize the relevant Opt-In Products or Buy-Out Products during the period (i) prior to first commercial sale of an Opt-In Product or Buy-Out Product with respect to such Research Program or Development Project anywhere in the world, as long as the relevant Opt-In Party or Buy-Out Party reasonably believes that the Opt-In Product or Buy-Out Product would be a Royalty-Bearing Product upon first commercial sale, and (ii) after first commercial sale of a Royalty-Bearing Product with respect to such Research Program or Development Project anywhere in the world, until the expiration of all Royalty Terms for all Royalty-Bearing Products for such Research Program or Development Project; provided, however, that each Party will be entitled to grant Permitted Licenses.

1.3 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under this Exhibit D and Section 4 of this Agreement are and will otherwise be deemed to be for purposes of Section 365(n) of the United States Bankruptcy Code (Title 11, U.S. Code), as amended (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code. The Parties will retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. The Parties agree that each Party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code or any other provisions of Applicable Law outside the United States that provide similar protection for ‘intellectual property.’ The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the U.S. Bankruptcy Code or analogous provisions of applicable law outside the United States, the Party that is not subject to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) such intellectual property and all embodiments of such intellectual property, which, if not already in the non subject Party’s possession, will be promptly delivered to it upon the non subject Party’s written request thereof. Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the Bankruptcy Code.

EXHIBIT E

FINANCIAL REQUIREMENT FOR EQUITY ACCOUNTING

Once Regulus is no longer consolidated into Isis’ financials and is not using Isis’ financial systems, then Regulus may hire its own auditors subject to the requirements below that are necessary to ensure that Isis and Alnylam receive in a timely manner the information each needs to record its share of Regulus’ income/losses.

1.	Regulus’ auditors will be an independent registered public accounting firm of recognized national standing.

2.	Regulus will provide Isis and Alnylam the audited annual financial statements of Regulus no later than [...***...] weeks after the end of each fiscal year, including the related notes thereto. The financial statements include the following:

a.	A balance sheet of Regulus as of the close of such fiscal year.

b.	A statement of net income for such fiscal year.

c.	A statement of cash flows for such fiscal year.

d.	The related notes thereto.

e.	These financial statements will contain in comparative form the figures for the previous fiscal year.

f.	An opinion of Regulus’ auditors that the above financial statements present fairly, in all material respects, the financial position of Regulus and its results of operations and cash flows. Also, that the financial statements have been prepared in conformity with GAAP and that the audit by Regulus’ auditors has been made in accordance with generally accepted auditing standards and that audit provides a reasonable basis for the auditors’ opinion.

3.	Regulus will provide Isis and Alnylam an unaudited balance sheet of Regulus as of the end of each quarter and unaudited statements of income and cash flows of Regulus for such quarter and for the current fiscal year to the end of such fiscal quarter within [...***...] ([...***...]) calendar days after the end of each fiscal quarter of Regulus, including the related notes thereto.

a.	The financial statements will be those outlined in 2(a) — (f) above.

b.	These financial statements will be reviewed by Regulus’ auditors, which review will be complete prior to Regulus providing the above financial statements to Isis and Alnylam.

c.	These financial statements will include a certificate signed by the CEO and CFO of Regulus stating that these financial statements were prepared in conformity with GAAP from the books and records of Regulus and that there were no changes in the internal control environment of Regulus that would materially affect the integrity of these statements.

4.	Regulus will provide Isis and Alnylam with an unaudited balance sheet of Regulus as of the end of each month and unaudited statements of income and of cash flows of Regulus for such month and for the current fiscal year to the end of such month promptly following Regulus’ completion of the review of its financial statements for such month (other than the last month of any fiscal quarter).

***Confidential Treatment Requested

a.	The financial statements will be those outlined in 2(a) — (f) above, excluding 2(d).

5.	The financial statements referred to above will be accompanied by the report thereon of the independent accountants engaged by Regulus as described in 2(f) above. Additionally, Regulus will provide to Isis and/or Alnylam any supplemental schedules reasonably required by either company, and Regulus will make its management available to Isis and/or Alnylam for reasonable inquiries regarding its financials.

6.	Regulus will provide Isis and Alnylam with any certificate that may be reasonably necessary to meet Isis’ and Alnylam’s SOX 404 requirements.

7.	If Isis’ and/or Alnylam’s filing requirements change, all three companies together will review the timing outlined above. If filing requirements for either Isis or Alnylam are accelerated, Regulus agrees to provide the information in #2 and #3 above on the timeline that Isis and/or Alnylam reasonably determines is necessary to meet its filing requirements.

Exhibit 10.14

AMENDMENT NUMBER ONE

TO THE

FOUNDING INVESTOR RIGHTS AGREEMENT

This Amendment Number One (the “Amendment”) to the Founding Investor Rights Agreement dated January 1, 2009 (the “Investor Rights Agreement”) is entered into as of the 7th day of June, 2010 (the “Effective Date”) by and among ALNYLAM PHARMACEUTICALS, INC., a Delaware corporation, with its principal place of business at 300 Third Street, Cambridge, Massachusetts 02142 (“Alnylam”), ISIS PHARMACEUTICALS, INC., a Delaware corporation, with its principal place of business at 1896 Rutherford Road, Carlsbad, California 92008 (“Isis”, and each of Alnylam and Isis, a “Licensor” and together, the “Licensors”), and REGULUS THERAPEUTICS INC. (formerly Regulus Therapeutics LLC), a Delaware corporation, with its principal place of business at 1896 Rutherford Road, Carlsbad, California 92008 (“Regulus”).

RECITALS

WHEREAS, Regulus, Isis and Alnylam entered into the Investor Rights Agreement;

WHEREAS, Isis, Alnylam, and Regulus now desire to amend the Investor Rights Agreement as provided herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Isis, Alnylam and Regulus each agrees as follows:

1. DEFINITIONS

Capitalized terms used herein and not defined elsewhere herein have the meanings set forth in the Investor Rights Agreement.

2. DELETION OF BUY-OUT PROVISION

2.1 Elimination of Buy-Out Provision. Section 4 of the Investor Rights Agreement shall be deleted in its entirety and replaced with the following: “[Deliberately Omitted]”

2.2 Elimination of Exhibit D. Exhibit D of the Investor Rights Agreement shall be deleted in its entirety and replaced with the following: “[Deliberately Omitted]”

3. MISCELLANEOUS

3.1 Other Terms. All other terms and conditions of the Investor Rights Agreement shall remain in full force and effect.

3.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

2

IN WITNESS WHEREOF, the Parties hereby execute this Amendment Number One to the Founding Investor Rights Agreement as of the Effective Date.

ALNYLAM PHARMACEUTICALS, INC.

By:	/s/ Barry Greene
Name: Barry Greene
Title: President and Chief Operating Officer

ISIS PHARMACEUTICALS, INC.

By:	/s/ B. Lynne Parshall
Name: B. Lynne Parshall
Title: Chief Operating Officer and CFO

REGULUS THERAPEUTICS INC.

By:	/s/ Kleanthis G. Xanthopoulos
Name: Kleanthis G. Xanthopoulos, Ph.D.
Title: President and Chief Executive Officer

Exhibit 10.15

AMENDMENT NUMBER TWO

TO THE

FOUNDING INVESTOR RIGHTS AGREEMENT

This Amendment Number Two (the “Amendment”) to the Founding Investor Rights Agreement dated January 1, 2009, as amended on June 7, 2010 (the “Investor Rights Agreement”), is entered into as of the 27th day of October, 2010 (the “Effective Date”) by and among ALNYLAM PHARMACEUTICALS, INC., a Delaware corporation, with its principal place of business at 300 Third Street, Cambridge, Massachusetts 02142 (“Alnylam”), ISIS PHARMACEUTICALS, INC., a Delaware corporation, with its principal place of business at 1896 Rutherford Road, Carlsbad, California 92008 (“Isis”), and REGULUS THERAPEUTICS INC. (formerly Regulus Therapeutics LLC), a Delaware corporation, with its principal place of business at 3545 John Hopkins Court, Suite 210, San Diego, CA 92121 (“Regulus”).

RECITALS

WHEREAS, Regulus, Isis and Alnylam entered into the Investor Rights Agreement; and

WHEREAS, Isis, Alnylam, and Regulus now desire to amend the Investor Rights Agreement as provided herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Isis, Alnylam and Regulus each agrees as follows:

1.	DEFINITIONS

Capitalized terms used herein and not defined elsewhere herein have the meanings set forth in the Investor Rights Agreement.

2.	AMENDMENT TO SECTION 5.1

2.1 Section 5.1. The second sentence of Section 5.1 of the Investor Rights Agreement shall be amended and restated in its entirety as follows:

“Each Founding Investor’s pro rata share is equal to the ratio of (a) the number of shares of the Company’s Common Stock (including all shares of Common Stock issuable or issued upon conversion of the Shares or upon the exercise of any outstanding warrants or options) of which such Founding Investor is deemed to be a holder immediately prior to the issuance of such Equity Securities to (b) the total number of shares of the Company’s outstanding Common Stock (including all shares of Common Stock issued or issuable upon conversion of any outstanding preferred stock of the Company or upon the exercise of any outstanding warrants or options) immediately prior to the issuance of the Equity Securities.”

3.	MISCELLANEOUS

3.1 Other Terms. All other terms and conditions of the Investor Rights Agreement shall remain in full force and effect.

3.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

2

IN WITNESS WHEREOF, the Parties hereby execute this Amendment Number Two to the Founding Investor Rights Agreement as of the Effective Date.

ALNYLAM PHARMACEUTICALS, INC.

By:	/s/ illegible
Name:
Title:

ISIS PHARMACEUTICALS, INC.

By:	/s/ B. Lynne Parshall
Name: B. Lynne Parshall
Title: Chief Operating Officer and Chief Financial Officer

REGULUS THERAPEUTICS INC.

By:	/s/ Kleanthis G. Xanthopoulos
Name: Kleanthis G. Xanthopoulos
Title: President and CEO

Exhibit 10.17

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

Execution

AMENDED AND RESTATED LICENSE AND COLLABORATION AGREEMENT

This Amended and Restated License and Collaboration Agreement (the “Agreement”) is entered into as of the 1st day of January, 2009 (the “Amendment Effective Date”) by and among ALNYLAM PHARMACEUTICALS, INC., a Delaware corporation, with its principal place of business at 300 Third Street, Cambridge, Massachusetts 02142 (“Alnylam”), ISIS PHARMACEUTICALS, INC., a Delaware corporation, with its principal place of business at 1896 Rutherford Road, Carlsbad, California 92008 (“Isis”, and each of Alnylam and Isis, a “Licensor” and together, the “Licensors”), and REGULUS THERAPEUTICS INC. (formerly Regulus Therapeutics LLC), a Delaware corporation, with its principal place of business at 1896 Rutherford Road, Carlsbad, California 92008 (“Regulus”).

RECITALS

WHEREAS, Isis and Alnylam each granted a license to Regulus in accordance with that certain License and Collaboration Agreement dated September 6, 2007 (the “Original License Agreement”);

WHEREAS, as of the Amendment Effective Date, Alnylam, Isis and Regulus converted Regulus from a Delaware limited liability company into a Delaware corporation; and

WHEREAS, as a result of this corporate conversion, Isis, Alnylam, and Regulus now desire to amend and restate the Original License Agreement, as provided herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Isis, Alnylam and Regulus each agrees as follows:

1. DEFINITIONS

Capitalized terms used herein and not defined elsewhere herein have the meanings set forth in Exhibit 1.

2. ASSIGNMENT; LICENSES

2.1 Assignments to Regulus.

(a) Isis hereby grants, sells, conveys, transfers, assigns, releases and delivers to Regulus all right, title and interest in and to the Patent Rights and contracts listed on SCHEDULE 2.1(A) attached hereto, to have and hold the same unto itself, its successors and assigns forever, and Regulus hereby accepts such grant, sale, conveyance, etc.

(b) Alnylam hereby grants, sells, conveys, transfers, assigns, releases and delivers to Regulus all right, title and interest in and to the Patent Rights and contracts listed on SCHEDULE 2.1(B) attached hereto, to have and hold the same unto itself, its successors and assigns forever, and Regulus hereby accepts such grant, sale, conveyance, etc.

(c) Notwithstanding the foregoing, to the extent any contract for which assignment is provided for herein is not assignable pursuant to such contract without the written consent of another party or requires novation, if assigned, this Agreement will not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. To the extent a contract is not assigned pursuant to this provision, the applicable Licensor will cooperate with the other Parties and will use its Commercially Reasonable Efforts to provide Regulus the economic and other benefits intended to be assigned to Regulus under the relevant contract.

2.2 Licenses Granted to Regulus.

(a) Grants. Subject to the terms and conditions of this Agreement (including but not limited to Section 2.4), each Licensor hereby grants to Regulus a worldwide, royalty-bearing, sublicenseable (in accordance with Section 2.5) license in the Field, under such Licensor’s Licensed IP,

(i) to Develop miRNA Compounds and miRNA Therapeutics,

(ii) to Manufacture miRNA Compounds and miRNA Therapeutics, and

(iii) to Commercialize miRNA Therapeutics.

Subject to Section 2.4, the rights granted under clauses (i), (ii) and (iii) will be (y) exclusive with respect to miRNA Compounds which are miRNA Antagonists and miRNA Therapeutics containing such miRNA Compounds, and (z) non-exclusive with respect to miRNA Compounds which are Approved Precursor Antagonists and miRNA Therapeutics containing such miRNA Compounds.

(b) Request to License miRNA Mimics and Additional miRNA Precursor Antagonists. Regulus may request a worldwide, royalty-bearing, sublicenseable (in accordance with Section 2.5), non-exclusive license in the Field, under each Licensor’s Licensed IP, to Develop, Manufacture and Commercialize a specific miRNA Mimic or a specific miRNA Precursor Antagonist that is not then an Approved Precursor Antagonist, and miRNA Therapeutics containing such miRNA Mimic or miRNA Precursor Antagonist, by providing written notice to Licensors thereof on a miRNA Mimic-by-miRNA Mimic or miRNA Precursor Antagonist-by-miRNA Precursor Antagonist basis. Such license is subject to (i) review and affirmative approval by the Licensors, which approval may be withheld by a Licensor in such Party’s sole discretion, and (ii) compliance with relevant Third Party Rights ([...***...]). For the avoidance of doubt, Regulus will have no rights to such miRNA Mimic or miRNA Precursor Antagonist hereunder unless and until the affirmative approval of the relevant Licensor(s) and any required consents or approvals from Third Parties have been obtained and Regulus agrees to comply with all Third Party Rights, even to the extent inconsistent with the terms of this

2

***Confidential Treatment Requested

Agreement, following which such miRNA Mimic or miRNA Precursor Antagonist will be deemed to be an Approved Mimic or Approved Precursor Antagonist, respectively.

(c) Retained Rights. The exclusive license granted to Regulus by Alnylam pursuant to Section 2.2(a) is subject to Alnylam’s retained right to (i) use and exploit its Licensed IP solely to support its own internal Research in the Alnylam Field, and (ii) grant Permitted Licenses. The exclusive license granted to Regulus by Isis pursuant to Section 2.2(a) is subject to Isis’ retained right to (i) use and exploit its Licensed IP solely to support its own internal Research in the Isis Field, and (ii) grant Permitted Licenses. All rights in and to each Licensor’s Licensed IP not expressly licensed pursuant to Sections 2.2(a) and (b), and any other Patent Rights or Know-How of such Licensor, are hereby retained by such Licensor.

2.3 Licenses Granted to Licensors Under Regulus IP. Subject to the terms and conditions of this Agreement and to Third Party Rights:

(a) Regulus hereby grants to Alnylam a worldwide, exclusive, royalty-free, perpetual and irrevocable license, with the right to grant sublicenses, under the Regulus IP solely to the extent necessary or useful to research, discover, develop, make, have made, use, sell, offer to sell and/or otherwise commercialize double-stranded oligonucleotides (other than Approved Mimics) and any product containing double-stranded oligonucleotides (other than Approved Mimics) (the “Alnylam Field”).

(b) Regulus hereby grants to Isis a worldwide, exclusive, royalty-free, perpetual and irrevocable license, with the right to grant sublicenses, under the Regulus IP solely to the extent necessary or useful to research, discover, develop, make, have made, use, sell, offer to sell and/or otherwise commercialize single-stranded oligonucleotides (other than miRNA Antagonists, Approved Precursor Antagonists, or Approved Mimics) and any product containing single-stranded oligonucleotides (other than miRNA Antagonists, Approved Precursor Antagonists or Approved Mimics) (the “Isis Field”).

2.4 Third Party Rights; Additional Rights.

(a) Existing Out-License Agreements. The licenses granted under Section 2.2 and 2.3 are subject to and limited by the licenses granted, and other obligations owed, by each Licensor to a Third Party prior to the Effective Date under a Licensed Patent Right Controlled by such Licensor, pursuant to agreements described on (i) PART 1 OF SCHEDULE 2.4(A) in the case of Licensed Patent Rights Controlled by Isis, and (ii) PART 2 OF SCHEDULE 2.4(A) in the case of Licensed Patent Rights Controlled by Alnylam, and (iii) in an addendum transmittal instrument delivered by each Licensor within 30 days after the Effective Date. The schedules and instruments provided under this Section 2.4(a) will be collectively referred to as the “Out-License Summary”, and the agreements described therein will be collectively referred to as the “Out-License Agreements”).

(b) Existing In-Licenses from Third Parties.

(i) Certain of the Licensed Patent Rights as of the Effective Date that are licensed to Regulus under Section 2.2 are in-licensed or were acquired by the applicable Licensor under agreements with Third Party licensors or sellers that may contain restrictions on the scope of the licenses or trigger payment or other material obligations or restrictions (such

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license or purchase agreements in effect as of the Effective Date being the “In-License Agreements”). The licenses and other rights (including sublicense and disclosure rights) granted to a Party pursuant to this Agreement are subject to, and are limited to the extent of the terms of any (i) In-License Agreements between Isis and any Third Party licensor, as specifically described on PART 1 OF SCHEDULE 2.4(B) and (ii) any In-License Agreement between Alnylam and any Third Party, as specifically described on PART 2 OF SCHEDULE 2.4(B). The schedules provided under this Section 2.4(b) will be collectively referred to as “In-License Summary.” Each Part of the In-License Summary summarizes all material restrictions on the scope of the licenses, and all material payment obligations owed, under the In-License Agreements (other than the Previous Agreements) which the applicable Licensor reasonably believes apply to the licenses granted to Regulus hereunder as of the Effective Date. Except as provided in Section 5.6(d), Regulus will assume all financial and other obligations to the relevant Third Party, and be subject to all restrictions, set forth on the In-License Summary and arising from the grant to Regulus of the licenses pursuant to Section 2.2(a) as of the Effective Date.

(ii) In addition to the financial obligations and scope limitations set forth on the In-License Summary and the Out-License Summary, and to the extent access to such terms have been made available to such licensed Party in unredacted form (provided, however, that such licensed Party has not failed to request such access in accordance with Section 2.4(e)), a Party receiving a license or sublicense under Licensed IP hereunder will comply, and will cause its Affiliates and Sublicensees to comply, with all other terms of the In-License Agreements and Out-License Agreements, including without limitation diligence requirements, applicable to the licenses granted to such Party hereunder.

(c) Optional In-Licenses. Notwithstanding anything to the contrary herein, the licenses to Isis’ Licensed IP hereunder initially shall not include licenses to Patent Rights or Know-How licensed by Isis under the agreements listed and described on PART 1 OF SCHEDULE 2.4(C) and the licenses to Alnylam’s Licensed IP hereunder initially shall not include licenses to Patent Rights or Know-How licensed by Alnylam under the agreements listed and described on PART 2 OF SCHEDULE 2.4(C) (such agreements on Schedule 2.4(C) referred to as the “Optional In-Licenses”). Regulus is hereby granted the option of expanding its licenses under Section 2.2 to include Patent Rights and Know-How licensed to the relevant Licensor pursuant to [...***...] Optional In-Licenses, with respect to [...***...] miRNA Compounds and related miRNA Therapeutics, by notifying the Parties in writing of the relevant Optional In-License, and each miRNA Compound with respect thereto, for which such option is exercised. Upon such exercise and Regulus’ written agreement to assume all financial and other obligations and restrictions imposed by the desired Optional In-License (including, to the extent access to such terms have been made available to Regulus in unredacted form (provided, however, that Regulus has not failed to request such access in accordance with Section 2.4(e)), all other terms of such Optional In-License applicable to the licenses granted to Regulus hereunder), the Patent Rights and Know-How licensed to the relevant Licensor pursuant to the specified Optional In-License shall be deemed included in such Licensor’s Licensed IP solely with respect to the relevant miRNA Compounds and related miRNA Therapeutics.

(d) Additional Rights after Effective Date. If after the Effective Date, a Party (the “Controlling Party”) invents or acquires rights or title to an invention claimed by a Patent Right that would be included in the Licensed Patent Rights or Regulus Patent Rights (the “Additional Rights”), then, on the anniversary of the Effective Date following such invention or

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acquisition of such Additional Right, or as otherwise reasonably requested by a Party, the Controlling Party must notify each other Party (each, a “Non-Controlling Party”) of such acquisition or invention. If a Non-Controlling Party wishes to include such Additional Rights under the licenses granted pursuant to Sections 2.2, 2.3 or 5.6 (as the case may be), such Non-Controlling Party will notify the Controlling Party of its desire to do so, the Controlling Party will provide the Non-Controlling Party a summary of all material restrictions on the scope of the licenses granted, and all material payment obligations owed, under any Third Party Agreement applicable to such Additional Rights and the Non-Controlling Party may, upon written notice to the Controlling Party, obtain a license under such Additional Rights and will assume all financial and other obligations to, and be subject to all restrictions imposed by, the Controlling Party’s licensors or collaborators, if any, arising from the grant to such Non-Controlling Party of such license (including, to the extent access to such terms have been made available to such Non-Controlling Party in unredacted form (provided, however, that such Non-Controlling Party has not failed to request such access in accordance with Section 2.4(e)), all other terms of such Third Party Agreements applicable to the licenses granted to such Non-Controlling Party hereunder). Notwithstanding the foregoing, any Additional Rights that do not carry financial or other obligations or restrictions will be automatically included under the licenses granted pursuant to Section 2.2, 2.3 or 5.6. If the Controlling Party pays any upfront payments or similar acquisition costs to access Additional Rights, the Controlling Party and relevant Non-Controlling Party(ies) will negotiate in good faith regarding sharing such acquisition costs and payments. When acquiring or creating such Additional Rights pursuant to any agreement entered into after the Effective Date, each Party will endeavor in good faith to secure the right to sublicense such Additional Rights to the other Parties.

(e) Applicable Agreements. Each Party agrees to provide, upon the request of a Party, access to each Third Party Agreement that is the subject of any provision of this Section 2.4; provided, however, that the Parties agree and acknowledge that (i) the Third Party Agreements so provided may, to the extent necessary to protect confidential information of the relevant Third Party or financial information of the relevant Party, be redacted, and (ii) if so redacted, the Party assuming any obligations or accepting any limitations under a Third Party Agreement pursuant to this Section 2.4, will only be liable to the extent access to such terms have been made available to such licensed Party in unredacted form.

2.5 Sublicenses.

(a) Subject to Third Party Rights, Regulus will have the right to grant to its Affiliates and Third Parties sublicenses under the licenses granted in Sections 2.2(a) and (b).

(b) Subject to Third Party Rights, the Opt-In Party will have the right to grant to its Affiliates and Third Parties sublicenses under the rights granted to such Licensor in Section 5.6(a).

(c) Each such sublicense will be subject and subordinate to, and consistent with, the terms and conditions of this Agreement, and will provide that any such Affiliate and Sublicensee will not further sublicense except on terms consistent with this Section 2.5. Regulus or the Opt-In Party, as applicable, will provide the other Parties with a copy of any sublicense granted pursuant to this Section 2.5 within 30 days after the execution thereof. Such copy may be redacted to exclude confidential scientific information and other information

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required by a Sublicensee to be kept confidential; provided that all relevant financial terms and information will be retained. Regulus or the Opt-In Party, as applicable, will remain responsible for the performance of its Affiliates and Sublicensees, and will ensure that all such Affiliates and Sublicensees comply with the relevant provisions of this Agreement. In the event of a material default by any of its Affiliates or Sublicensees under a sublicense agreement, Regulus or the Opt-In Party, as applicable, will inform the other Parties and will take such action, after consultation with such other Parties, which, in Regulus’ or the Opt-in Party’s (as applicable) reasonable business judgment, will address such default.

3. TECHNOLOGY TRANSFER

3.1 Technology Transfer to Regulus. At each meeting of the Collaboration Working Group the representatives will discuss new Know-How and Patent Rights of Isis and Alnylam that are included in such Licensor’s Licensed Patents and Licensed Know-How hereunder at the level of detail necessary to enable Regulus to effectively practice such Patent Rights and Know-How.

3.2 Technology Transfer from Regulus; Identification and Improvements. At each Collaboration Working Group meeting Regulus will present a description of all Regulus IP developed by it or on its behalf, or over which Regulus otherwise acquired Control, since the last meeting. The description will be at a level of detail necessary to enable Isis, Alnylam or both, as appropriate, to effectively practice such Regulus IP in accordance with their respective licenses under Section 2.3.

4. DILIGENCE

4.1 General Diligence. Except to the extent a Licensor receives a license from Regulus pursuant to this Agreement to Develop, Manufacture and Commercialize miRNA Therapeutics, Regulus will use Commercially Reasonable Efforts to Develop, and Commercialize miRNA Compounds and miRNA Therapeutics in the Field.

4.2 Compliance with Laws. Each Party will, and will ensure that its Affiliates and Sublicensees will, comply with all relevant Laws in exercising their rights and fulfilling their obligations under this Agreement.

4.3 Reporting. By January 31st of each year, Regulus will prepare and furnish each Licensor with a written report summarizing Regulus’ activities conducted during the prior calendar year to Develop, Manufacture and Commercialize miRNA Therapeutics in the Field and identifying the results obtained or benchmarks achieved since the last report to the Licensors.

4.4 Designation of Research Programs and Development Projects. Regulus’ officers will be responsible for reviewing the results of Research and Development activities under the Operating Plan and designating (subject to the approval of the Managing Board) from time to time Research Programs and Development Projects. A “Research Program” will begin upon the commencement of discovery or characterization activities focused on one or more specific miRNA(s) after preliminary validation of the biological function of such miRNA(s) has been identified (i.e., compound discovery, not target validation) and will include all activities with respect to the Development, Manufacturing and Commercialization of miRNA Compounds and

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miRNA Therapeutics directed to such miRNA(s). A Research Program will become a “Development Project” (and thereafter will no longer be a Research Program) when Regulus’ officers recommend, and the Managing Board agrees, that a sufficient portfolio of data exists to support the initiation of a [...***...] on a miRNA Compound drug candidate targeting such miRNA(s). Regulus will maintain a written list of the then-current Research Programs and Development Projects (each, a “Program/Project List”).

5. RIGHT TO OPT-IN

5.1 Notice of Development Project Status. Concurrently with the conversion of a Research Program into a Development Project, Regulus will notify each Licensor of such conversion and whether or not Regulus will continue to pursue the Development and Commercialization of such newly designated Development Project.

5.2 Continued Development by Regulus of Development Projects. If Regulus notifies Licensors pursuant to Section 5.1 that Regulus will continue to pursue the Development and Commercialization of such Development Project, then, without limiting the generality of Section 4.1, Regulus will use Commercially Reasonable Efforts to Develop and Commercialize the relevant Development Compounds and Development Therapeutics in the Field. Regulus will also (a) pay to each Licensor a royalty of [...***...]% of Net Sales of such Development Therapeutics which are Royalty-Bearing Products, during the relevant Royalty Term (provided, however, that, for the remainder of the relevant Royalty Term following the end of the relevant Exclusivity Period, the royalty rate will be [...***...]%) and (b) be responsible for all milestones, royalties and other payments payable to Third Parties in respect of the Development, Manufacture and Commercialization of such Development Therapeutics in the Field, by Regulus, its Affiliates and Sublicensees, including any amounts payable by either Licensor to Third Parties under the Third Party Rights. The Parties will use reasonable efforts to [...***...]. Regulus agrees that the royalty described in clause (a) of this Section 5.2 is payable to each Licensor, regardless of whether a particular Royalty-Bearing Product is covered by such Licensor’s Licensed IP. Each Party agrees and acknowledges that such royalty structure (i) is freely entered into by such Party, (ii) is a fair reflection of the value received by Regulus from the licenses granted by the Licensors, and (iii) is a reasonable allocation of the value received by Regulus from each Licensor, due to the difficulty of determining the extent to which Licensor’s Licensed IP covers or has enabled each Royalty-Bearing Product.

5.3 Opt-In Election. If Regulus notifies Licensors pursuant to Section 5.1 that it will not continue to pursue the Development and Commercialization of such Development Project, each Licensor will have the right, exercisable by providing written notice to Regulus and the other Licensor within [...***...] days following receipt of such notice (“Initial Opt-In Election Period”), to elect to continue to pursue the Development and Commercialization of such Development Project (“Opt-In Election”).

(a) Opt-In by One Licensor. If only one, but not both, of the Licensors (the “Opt-In Party”) makes an Opt-In Election with respect to such Development Project within the Initial Opt-In Election Period, the High Terms set forth in Section 5.4 and the terms of Section 5.6 will apply following the end of such Initial Opt-In Election Period and the Licensor who did not elect to opt-in will waive its right to opt-in with respect to such Development Project.

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(b) No Opt-In; Second Opt-In Election. If, within the Initial Opt-In Election Period, neither Licensor makes an Opt-In Election (or both Licensors fail to submit any response), then Regulus will use diligent efforts to negotiate and finalize, within [...***...] months following the end of the Initial Opt-In Election Period, a term sheet with a Third Party pursuant to which such Third Party will Develop and Commercialize, either by itself or with or on behalf of Regulus, such Development Project in the Field.

(i)	If, despite diligent efforts, Regulus is unable to finalize such term sheet with a Third Party with respect to the Development Project within such [...***...] month period, or Regulus is able to finalize such term sheet with a Third Party with respect to the Development Project within such [...***...] month period, but Regulus is unable to execute a definitive agreement substantially in conformance with such term sheet within [...***...] months after finalizing such term sheet, Regulus will notify Licensors thereof and each Licensor will again have the right, exercisable by providing written notice to Regulus and the other Licensor, within [...***...] days following Regulus’ notice (“Second Opt-In Election Period”), to elect to continue to pursue the Development and Commercialization of such Development Project on the Low Terms set forth in Section 5.5.

(ii)	If only one, but not both, of the Licensors, makes an Opt-In Election within the Second Opt-In Election Period (the “Opt-In Party”), the Low Terms set forth in Section 5.5 and the terms of Section 5.6 will apply following the end of such Second Opt-In Election Period and the Licensor who did not make an Opt-In Election, within such Second Opt-In Election Period, will have waived its right to opt-in with respect to such Development Project.

(iii)	If, within the Second Opt-In Election Period, neither Licensor makes an Opt-In Election (or both Licensors fail to submit any response), then Regulus will retain all rights to such Development Project.

(c) Opt-In by Both Licensors. If, within the Initial Opt-In Election Period or Second Opt-In Election Period, both Licensors submit an Opt-In Election with respect to such Development Project, then the Parties will, to the extent mutually agreed, work together to amend the Operating Plan to support Regulus in Developing and Commercializing the Development Project, including, as applicable, creating a funding and early development plan, and the designation of roles and responsibilities of each Party in the execution of such Operating Plan.

5.4 Opt-In on High Terms. In the event that an Opt-In Election is made by only one of the Licensors during the Initial Opt-In Election Period pursuant to Section 5.3(a), the following terms will apply (“High Terms”):

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(a) Upfront Payment. The Opt-In Party will pay to Regulus, within 15 days following the end of the Initial Opt-In Election Period, a one-time payment of [...***...] Dollars ($[...***...]).

(b) Royalties. During the relevant Royalty Term, the Opt-In Party will pay to Regulus the following royalties on Net Sales (aggregated from all relevant countries) of each Royalty-Bearing Product in a calendar year:

On the portion of Net Sales during the calendar year:	Royalty Rate on Net Sales During Exclusivity Period	Royalty Rate on Net Sales After Exclusivity Period
Less than or equal to $[... ***...]:	[...***...]%	[...***...]%
Greater than $[... ***...]:	[...***...]%	[...***...]%

The Opt-In Party’s obligation to pay royalties under this Section 5.4(b) is imposed only once with respect to the same unit of Royalty-Bearing Product.

(c) Milestone Payments. Subject to Section 5.6(f), the Opt-In Party will pay to Regulus the following payments upon the achievement of the events set forth below by a Royalty-Bearing Product for the relevant Development Project:

Milestone Event:	Payment ([...***...]):
(i) Filing of IND for first Royalty-Bearing Product	$ [...***...]
(ii) Upon Completion of the first Phase IIa Clinical Trial	$ [...***...]
(iii) Initiation (i.e., dosing of first patient) of the first Phase III Clinical Trial	$ [...***...]
(iv) Filing of NDA in U.S. for first Royalty-Bearing Product	$ [...***...]
(v) Filing of NDA in the European Union for first Royalty-Bearing Product	$ [...***...]
(vi) Regulatory Approval in U.S. for the first Royalty-Bearing Product	$ [...***...]
(vii) Regulatory Approval in any Major Country in the European Union for the first Royalty-Bearing Product	$ [...***...]

The Opt-In Party will notify the other Parties within 15 days following achievement or occurrence of a milestone event. Each milestone payment under this Section 5.4(c) will be payable only once with respect to the first Royalty-Bearing Product under the relevant

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Development Project to achieve the milestone event. If an event in clause (ii), (iii), (iv) or (v) occurs before an event in a preceding clause (i), (ii) or (iii), the milestone payment described in such clause (i), (ii) or (iii) will be paid when the milestone payment described in such clause (ii), (iii), (iv) or (v) is paid.

Milestone payments will continue to be due for milestone events occurring after any grant by the Opt-In Party or its Affiliates to a Third Party of a sublicense of the Regulus IP or Licensed IP licensed to the Opt-In Party under Section 5.6(a) with respect to the relevant Development Project.

(d) Sublicense Income. Subject to Section 5.6(f), the Opt-In Party will pay to Regulus a portion of the Sublicense Income received by the Opt-In Party or its Affiliates, in accordance with the following table:

Sublicense agreement initially entered into during this timeframe:	Percentage of Sublicense Income
Prior to Completion of first Phase IIa Clinical Trial	[...***...]%
After Completion of first Phase IIa Clinical Trial, but prior to completion of first Phase III Clinical Trial	[...***...]%
After Completion of first Phase III Clinical Trial	[...***...]%

5.5 Opt-In on Low Terms. In the event that an Opt-In Election is made by only one, but not both, of the Licensors during the Second Opt-In Election Period pursuant to Section 5.3(b)(ii), the following terms will apply (“Low Terms”):

(a) Upfront Payment. The Opt-In Party will pay to Regulus, within 15 days following the end of the Second Opt-In Election Period, a one-time payment of [...***...] Dollars ($[...***...]).

(b) Royalties. During the relevant Royalty Term, the Opt-In Party will pay to Regulus the following royalties on Net Sales (aggregated from all relevant countries) of each Royalty-Bearing Product in a calendar year:

On the portion of Net Sales during the calendar year:	Royalty Rate on Net Sales During Exclusivity Period	Royalty Rate on Net Sales After Exclusivity Period
Less than or equal to $[... ***...]:	[...***...]%	[...***...]%
Greater than $[ ...***...]:	[...***...]%	[...***...]%

The Opt-In Party’s obligation to pay royalties under this Section 5.5(b) is imposed only once with respect to the same unit of Royalty-Bearing Product.

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(c) Milestone Payments. Subject to Section 5.6(f), the Opt-In Party will pay to Regulus the following payments upon the achievement of the events set forth below by a Royalty-Bearing Product for the relevant Development Project:

Payment for Royalty-Bearing Product ([...***...]):
Milestone Event:
(i) Filing of IND for first Royalty-Bearing Product	$ [...***...]
(ii) Upon Completion of the first Phase IIa Clinical Trial	$ [...***...]
(iii) Initiation (i.e., dosing of first patient) of the first Phase III Clinical Trial	$ [...***...]
(iv) Filing of NDA in U.S. for first Royalty-Bearing Product	$ [...***...]
(v) Regulatory Approval in U.S. for the first Royalty-Bearing Product	$ [...***...]

The Opt-In Party will notify the other Parties within 15 days following achievement or occurrence of a milestone event. Each milestone payment under this Section 5.4(c) will be payable only once with respect to the first Royalty-Bearing Product under the relevant Development Project to achieve the milestone event. If an event in clause (ii), (iii), (iv) or (v) occurs before an event in a preceding clause (i), (ii) or (iii), the milestone payment described in such clause (i), (ii) or (iii) will be paid when the milestone payment described in such clause (ii), (iii), (iv) or (v) is paid.

Milestone payments will continue to be due for milestone events occurring after any grant by the Opt-In Party or its Affiliates to a Third Party of a sublicense of the Regulus IP or Licensed IP licensed to the Opt-In Party under Section 5.6(a) with respect to the relevant Development Project.

(d) Sublicense Income. Subject to Section 5.6(f), the Opt-In Party will pay to Regulus a portion of the Sublicense Income received by the Opt-In Party or its Affiliates, in accordance with the following table:

Sublicense agreement initially entered into during this timeframe:	Percentage of Sublicense Income
Prior to Completion of first Phase IIa Clinical Trial	[...***...]%
After Completion of first Phase IIa Clinical Trial, but prior to completion of first Phase III Clinical Trial	[...***...]%
After Completion of first Phase III Clinical Trial	[...***...]%

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5.6 Other Terms Applicable to Opt-In Party.

(a) License Grant.

(i)	Regulus will, and hereby does, grant to the Opt-In Party, subject to and limited by the Third Party Rights, a worldwide, royalty-bearing, sublicenseable (in accordance with Section 2.5), (x) license under all Regulus IP, and (y) sublicense under all Licensed IP (within the scope of the license granted to Regulus under such Licensed IP pursuant to Sections 2.2(a) and 2.2(b)), solely for purposes of Developing, Manufacturing and Commercializing the relevant Development Project’s Development Compounds and Development Therapeutics in the Field on the terms set forth in this Section 5.6. Regulus shall comply with the provisions of Section 2.4 with respect to the disclosure of information with respect to the relevant Third Party Rights.

(ii)	Subject to Third Party Rights, the rights granted under Section 5.6(a)(i) to the Opt-In Party will be exclusive, to the fullest extent possible, under Regulus IP and under Licensed IP. For the sake of clarity, this means that Regulus IP will be exclusively licensed by Regulus to the Opt-In Party with respect to the relevant Development Project, and Regulus’ rights under the Licensed IP will be exclusively sublicensed by Regulus to the Opt-In Party with respect to the relevant Development Project, but any non-exclusive licenses grant by the relevant Licensor to Regulus with respect to Licensed IP shall not be deemed to have been expanded to exclusive licenses to Regulus.

(b) Diligence. The Opt-In Party will use Commercially Reasonable Efforts to Develop, Manufacture and Commercialize the relevant Development Compounds and Development Therapeutics, at such Opt-In Party’s own expense, in the Field, either by itself or with or through its Affiliates or Sublicensees.

(c) Non-Compete. The non-Opt-In Party with respect to a Development Project will not, itself or through its Affiliates or with Third Parties, Develop, Manufacture or Commercialize Development Compounds or Development Therapeutics with respect to such Development Project during the period (i) [...***...] of a Royalty-Bearing Product with respect to such Development Project anywhere in the world as long as such Opt-In Party reasonably believes that a Development Therapeutic would be a Royalty-Bearing Product upon first commercial sale, and (ii) [...***...] of a Royalty-Bearing Product with respect to such Development Project anywhere in the world, until the expiration of [...***...] for such Development Project; provided, however that each Party will be entitled to grant Permitted Licenses.

(d) Third Party and Inter-Licensor Payments. In addition to the royalties and milestones payable under Section 5.4 or 5.5 above, the Opt-In Party will be responsible for all

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milestones, royalties and other payments payable to Third Party Licensors and assumed under Section 2.4. The Parties will use reasonable efforts to [...***...]. In addition, the Opt-In Party will be responsible for any other payments to the Third Parties in respect of the Development, Manufacture and Commercialization of such Development Compounds and Development Therapeutics in the Field. In addition, the Licensors agree that any amounts otherwise owed by one Licensor to another pursuant to a Previous Agreement is hereby waived with respect to such Development Project.

(e) No Longer a Development Project. If one, but not both, Licensors make an Opt-In Election with respect to a Development Project, such Development Project will be permanently removed from the Program/Project List.

(f) Credit for Prepaid Amounts. The Parties agree that, with respect to any Development Project, the relevant Opt-In Party should pay the greater of the cumulative Guaranteed Payments and the cumulative Sublicense Income Payments as of the end of each calendar quarter, and, because the timing of the Guaranteed Payments and the Sublicense Income Payments with respect to any given Development Project may not align, the Parties agree that the relevant Opt-In Party will not, with respect to any calendar quarter, be required to pay more than the amount necessary to bring the cumulative payments made by such Opt-In Party with respect to such Development Project up to the greater of the cumulative Guaranteed Payments and the cumulative Sublicense Income Payments with respect to such calendar quarter. Therefore, with respect to any calendar quarter, the relevant Opt-In Party shall pay the difference (if positive) between (i) the Cumulative Amount Owed as of the end of such calendar quarter, minus (ii) the Cumulative Amount Owed (if any) as of the end of the immediately prior calendar quarter. Several examples are provided in Schedule 5.6(f).

(A)	“Cumulative Amount Owed” means, with respect to a Development Project and a calendar quarter, the greater of (1) the cumulative Guaranteed Payments as of the end of such calendar quarter, and (2) the cumulative Sublicense Income Payments as of the end of such calendar quarter.

(B)	“Guaranteed Payments” means, with respect to a Development Project and a calendar quarter, (1) if High Terms apply, the payments paid or payable pursuant to Sections 5.4(a) and 5.4(c) with respect to such calendar quarter, and (2) if Low Terms apply, the payments paid or payable pursuant to Section 5.5(a) and 5.5(c) with respect to such calendar quarter.

5.7 Payment of Royalties. Following any dissolution or winding-up of Regulus that results in no successor entity to Regulus, any royalties, milestones and/or sublicense fees due to Regulus by a Licensor in connection with an Opt-In Election under this Agreement, will be reduced by [...***...] percent ([...***...]%) and this amount will instead be payable by the Licensor required to pay such fee directly to the other Licensor (the “Receiving Licensor”); provided, however, if the Receiving Licensor has pass-through obligations with respect to a royalty

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payment, milestone or sublicense fee, the payment to the Receiving Licensor will not be reduced to an amount less than the amount of the pass-through obligation.1

6. [Intentionally Deleted]

7. [Intentionally Deleted]

8. PAYMENT TERMS; REPORTS; RECORD-KEEPING AND AUDIT RIGHTS

8.1 Reports and Payments. The Party paying any royalties, milestones or Sublicense Income Payments hereunder (the “Paying Party”) to another Party (each, a “Payee Party”) will deliver to such Payee Party(ies), within 15 days after the end of each calendar quarter, a report with a reasonably detailed written accounting of Net Sales of Royalty-Bearing Products that are subject to royalty payments due to the Payee Party(ies) for such calendar quarter, milestones payable and Sublicense Income received or accrued during such period. Such quarterly reports will indicate gross sales on a country-by-country and Royalty-Bearing Product-by-Royalty-Bearing Product basis, the deductions from gross sales used in calculating Net Sales and the resulting calculation of the royalties due to the Payee Party(ies). Royalties or other payments accrued for the period covered by each such quarterly report will be due and payable 45 days after the end of each relevant calendar quarter. All amounts in this Agreement are expressed in U.S. Dollars and all payments due to the Payee Party(ies) hereunder will be paid in U.S. Dollars. If any conversion of foreign currency to U.S. Dollars is required in connection with any such payments, such conversion will be made by using the conversion rate existing in the United States (as reported in The Wall Street Journal) on the last Business Day of the reporting period to which such payments relate, or such other publication as the Parties agree.

8.2 Tax Withholding. The Paying Party will use all reasonable and legal efforts to reduce tax withholding with respect to payments to be made to the Payee Party(ies). Notwithstanding such efforts, if the Paying Party concludes that tax withholdings are required with respect to payments to the Payee Party(ies), the Paying Party will withhold the required amount and pay it to the appropriate governmental authority. In any such case, the Paying Party will promptly provide the Payee Party(ies) with original receipts or other evidence reasonably sufficient to allow the Payee Party(ies) to document such tax withholdings for purposes of claiming foreign tax credits and similar benefits.

8.3 Late Payments. Any payments that are not made on or before the due date will bear interest at the lesser of (a) 1.5% per month or (b) the maximum permissible rate under applicable law, for the period from the date on which such payment was due through the date on which payment is actually made.

8.4 Financial Records. Unless otherwise required by the Investor Rights Agreement, the Paying Party will maintain, and will require its Affiliates and Sublicensees to maintain, for 3 years after the relevant reporting period all financial records relating to the transactions and activities contemplated by this Agreement in sufficient detail to verify compliance with the terms of this Agreement.

[1]	This Section 5.7 was taken from Section 10.7 of the LLC Agreement.

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8.5 Audit Right. Once during each calendar year, each Payee Party may retain an independent certified public accountant reasonably acceptable to the Paying Party to audit the financial records described in Section 8.4, upon reasonable notice to the Paying Party, during regular business hours and under an obligation of confidentiality to the Paying Party. Such Payee Party will bear all of the costs of such audit, except as provided below. The results of such audit will be made available to all Parties; provided, that, such results will be deemed the Confidential Information of the Paying Party hereunder. If the audit demonstrates that the payments owed under this Agreement have been understated, the Paying Party will pay the balance to the Payee Party, together with interest in accordance with Section 8.3. Further, if the amount of the understatement is greater than 5% of the amount owed to such Payee Party with respect to the audited period, then the Paying Party will reimburse the Payee Party for the reasonable cost of the audit. If the audit demonstrates that the payments owed under this Agreement have been overstated, the Payee Party will refund to the Paying Party the amount of such overpayment. All payments owed by the Paying Party or Payee Party under this Section 8.5 will be made within 30 days after the results of the audit are delivered to the Parties unless the Paying Party is disputing in good faith the results of the audit in which case the payment will be made within 30 days after resolution of such dispute.

9. INTELLECTUAL PROPERTY

9.1 Ownership.

(a) As among the Parties, (i) all of Alnylam’s Licensed IP will be owned solely by Alnylam, (ii) all of Isis’ Licensed IP will be owned solely by Isis, and (iii) subject to the Buy-Out process, all Work Product, and the Intellectual Property therein, will be owned by Regulus, and each Licensor hereby assigns, and will cause its Affiliates to assign, to Regulus all Work Product and the Intellectual Property therein.

(b) If Regulus enters into an agreement (other than the Services Agreement) with one of its Affiliates, a Licensor, an Affiliate of a Licensor or a Third Party pursuant to which Regulus IP could be developed, Regulus will use Commercially Reasonable Efforts to require such Person to assign to Regulus all right, title and interest to Regulus IP developed by such Person, or otherwise ensure that Regulus Controls all such Regulus IP.

9.2 Prosecution and Maintenance of Patent Rights.

(a) Regulus IP. As among the Parties, Regulus will have the sole right to file, prosecute and maintain Patent Rights covering any Regulus IP, at Regulus’ own expense.

(b) Licensor IP.

(i)	As among the Parties, each Licensor will have the initial right to file, prosecute and maintain such Licensor’s Licensed Patent Rights. Such activities will be at such Licensor’s expense.

(ii)	Subject to any Third Party Rights, in the event that a Licensor declines to file, prosecute or maintain such Licensor’s Licensed Patent Rights, elects to allow any such Patent Rights to lapse, or

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elects to abandon any such Patent Rights before all appeals within the respective patent office have been exhausted, then:

(A)	Such Licensor will provide Regulus with reasonable notice of its decision to decline to file, prosecute or maintain any such Patent Rights or its election to allow any such Patent Rights to lapse, or its election to abandon any such Patent Rights, so as to permit Regulus to decide whether to file, prosecute or maintain the same, and to take any necessary action.

(B)	Regulus may assume control of the filing, prosecution and/or maintenance of such Patent Rights in the name of such Licensor, at Regulus’ expense.

(C)	Such Licensor will, at Regulus’ expense and reasonable request, assist and cooperate in the filing, prosecution and maintenance of such Patent Rights.

(D)	Regulus will provide such Licensor, sufficiently in advance for such Licensor to comment, with copies of all patent applications and other material submissions and correspondence with any patent counsel or patent authorities pertaining to such Patent Rights.

(E)	Regulus will give due consideration to the comments of such Licensor, but will have the final say in determining whether or not to incorporate such comments.

(F)	Regulus and such Licensor will promptly provide the other with copies of all material correspondence received from any patent counsel or patent authorities pertaining to such Patent Rights.

9.3 Enforcement.

(a) Competitive Infringement. Subject to any Third Party Rights, the terms of this Section 9.3(a) will apply with respect to any actual or suspected infringement of a Licensor’s Licensed Patent Rights or Regulus Patent Rights by a Third Party making, using or selling a therapeutic product that contains or consists of (y) a miRNA Compound as an active ingredient [...***...] or (z) if clause (y) does not apply, an oligonucleotide(s) that falls within the field of a Party’s exclusive license under Section 2.3 of this Agreement. In the case of (z) above, the Party with the exclusive license in the field where the infringing product most reasonably falls will be considered the relevant Commercializing Party for purposes of this Section 9.3(a).

(i)

Each Party will promptly report in writing to the other Parties any such infringement of which it becomes aware, including, without limitation, receipt of any certification received under the United States Drug Price Competition and Patent Term Restoration Act of

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1984 (Pub. Law 98-471), as amended (the “Hatch-Waxman Act”), claiming that any of the Licensed Patent Rights or Regulus Patent Rights is invalid, unenforceable or that no infringement will arise from the manufacture, use or sale of such product (a “Paragraph IV Certification”).

(ii)	The relevant Commercializing Party will have the initial right, at such Commercializing Party’s expense, to initiate a legal action against such Third Party with respect to such infringement of the Regulus Patent Rights and, if such Commercializing Party is a Licensor, such Commercializing Party’s Licensed Patent Rights. At the Commercializing Party’s reasonable request and expense, the relevant Licensor(s) (if Regulus is the Commercializing Party) or the other Licensor (if a Licensor is the Commercializing Party) will use Commercially Reasonable Efforts to initiate a legal action against such Third Party with respect to an infringement described in clause (y) of this Section 9.3(a) of such other Licensor(s)’ Licensed Patent Rights. Each other Party will join in any such action(s) as a party at the Commercializing Party’s request and at the Commercializing Party’s expense in the event that an adverse party asserts, the court rules or other Laws then applicable provide, or the Commercializing Party determines in good faith, that a court would lack jurisdiction based on such other Party’s absence as a party in such suit. Each other Party may also at any time join in the Commercializing Party’s action and may be represented by counsel of its choice, at such Party’s expense; but in any event control of such action will remain with the Commercializing Party. At the Commercializing Party’s or enforcing Licensor’s reasonable request and expense, the other Parties will provide reasonable assistance to the Commercializing Party or enforcing Licensor, as the case may be, in connection with any such action. Without the prior written consent of the relevant other Party(ies), the Commercializing Party or enforcing Licensor, as the case may be, will not enter into any settlement admitting the invalidity of, impacting the scope or interpretation of or otherwise impairing such other Party(ies)’ rights, as the case may be, in any such Patent Rights.

(iii)	Any recoveries resulting from an action brought under Section 9.3(a)(ii) in connection with an infringement described in clause (y) of Section 9.3(a) (whether undertaken by the Commercializing Party or the enforcing Licensor) will be applied as follows:

(A)	First, to reimburse each Party for all litigation costs in connection with such proceeding paid by such Party (on a pro rata basis, based on each Party’s respective litigation costs, to the extent the recovery was less than all such litigation costs); and

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(B)	The remainder of the recovery will be retained by the Commercializing Party and [...***...].

Any recoveries resulting from an action brought under Section 9.3(a)(ii) in connection with an infringement described in clause (z) of Section 9.3(a) will be retained by the Commercializing Party.

(iv)	If the Commercializing Party does not, within 6 months of written notice from another Party or otherwise becoming aware of such infringement (or within 30 days of the Commercializing Party’s receipt of a Paragraph IV Certification), commence and reasonably pursue a legal action to prevent such infringement with respect to the Regulus Patent Rights, Regulus will be entitled, at its expense, to commence the action in its name. Each Licensor will join in such action as a party at Regulus’ request and expense in the event that an adverse party asserts, the court rules or other Laws then applicable provide, or Regulus determines in good faith, that a court would lack jurisdiction based on such Licensor’s absence as a party in such suit, but control of such action will remain with Regulus. Any recoveries resulting from such an action will be retained by Regulus.

(b) Non-Competitive Infringement.

(i)	As among the Parties, except as provided in Sections 9.3(a), Regulus will have the sole right to protect Regulus Patent Rights from any actual or suspected infringement or misappropriation, at Regulus’ own expense. Any recoveries resulting from such an action will be retained by Regulus [...***...].

(ii)	As among the Parties, except as provided in Section 9.3(a), each Licensor will have the sole right to protect such Licensor’s Licensed Patent Rights from any actual or suspected infringement or misappropriation. Such activities will be at such Licensor’s expense. Any recoveries resulting from such an action will be retained by such Licensor.

9.4 Invalidity Claims. Subject to any Third Party Rights, if a Third Party at any time asserts a claim that a Licensor’s Licensed IP or the Regulus IP is invalid or otherwise unenforceable (an “Invalidity Claim”), whether as a defense in an infringement action brought by a Party pursuant to Section 9.3 or in an action brought against a Party under Section 9.5, the general concepts of Section 9.3 will apply to such Invalidity Claim (i.e., each Party has the right to defend its own intellectual property, except that the Commercializing Party will have the initial right, to the extent provided in Section 9.3(a), to defend such Invalidity Claim, and Regulus will have a step-in right, to the extent provided in Section 9.3(a), to defend such Invalidity Claim).

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9.5 Claimed Infringement.

(a) Regulus will promptly notify the Licensors of the receipt of any claim that the Development or Manufacture of miRNA Compounds or miRNA Therapeutics or Commercialization of miRNA Therapeutics infringes the Patent Rights or misappropriates Know-How of any Third Party or the commencement of any action, suit or proceeding with respect thereto, enclosing a copy of the claim and all papers served.

(b) If a Party becomes aware that the Development or Manufacture of miRNA Compounds or miRNA Therapeutics or the Commercialization of miRNA Therapeutics in the Field, by a Commercializing Party, its Affiliates or Sublicensees, infringes or misappropriates, or is likely to or is alleged to infringe or misappropriate, the Patent Rights or Know-How of any Third Party, such Party will promptly notify intellectual property counsel to the other Parties, and such Commercializing Party will have the sole right and responsibility to take any action it deems appropriate with respect thereto; provided, however, that, to the extent that any action would involve the enforcement of another Party’s Licensed IP or the Regulus IP (if the Commercializing Party is a Licensor), or the defense of an Invalidity Claim with respect to such other Party’s Licensed IP or the Regulus IP, the general concepts of Section 9.3 will apply to the enforcement of such other Party’s Licensed IP or the Regulus IP or the defense of such Invalidity Claim (i.e., each Party has the right to enforce its own intellectual property, except that the relevant Commercializing Party will have the initial right, to the extent provided in Section 9.3(a), to enforce such Licensed IP or Regulus IP or defend such Invalidity Claim, and Regulus will have a step-in right, to the extent provided in Section 9.3(a), to enforce such Patent Right or defend such Invalidity Claim).

9.6 Additional Right. Notwithstanding any provision of Section 9, Isis will actively participate in the planning and conduct of any enforcement of Regulus IP or Isis IP and will take the lead of such enforcement to the extent that the scope or validity of any Licensed Patent Right Controlled by Isis [...***...].

10. CONFIDENTIAL INFORMATION

10.1 Permitted Disclosures. Each Party may make Permitted Disclosures of another Party’s Confidential Information.

10.2 Scientific Publications. No Party will publish, present or otherwise disclose to the public the results of any Research Program or Development Project (“Research Results”), except as specifically approved by the Collaboration Working Group or as provided in this Section 10.2 below or in Section 10.3. The Collaboration Working Group will agree upon the form and timing of any publication or presentation or other disclosure (such as an abstract, manuscript or presentation) to the public of the Research Results subject to the Collaboration Working Group’s approval. For clarification, this Section 10.2 and Section 10.3 will not apply with respect to the use and disclosure of another Party’s Confidential Information as specifically provided for in the Investor Rights Agreement or Section 10.1 of this Agreement or for disclosure of any Party’s own information to comply with Law.

10.3 Disclosures Regarding Royalty-Bearing Products. In addition, each Commercializing Party may, without the Collaboration Working Group’s approval, make

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disclosures pertaining solely to its Royalty-Bearing Products; provided, however, that, (i) Regulus will immediately notify (and provide as much advance notice as possible to) the other Parties of any event materially related to its Royalty-Bearing Products (including any regulatory approval) so that the Parties may analyze the need to or desirability of publicly disclosing or reporting such event and (ii) any press release or other similar public communication by any Party related to efficacy or safety data and/or results of a Royalty-Bearing Product will be submitted to the other Parties for review at least [...***...] Business Days (to the extent permitted by Law) in advance of such proposed public disclosure, the other Parties shall have the right to expeditiously review and recommend changes to such communication and the Party whose communication has been reviewed shall in good faith consider any changes that are timely recommended by the reviewing Parties. Notwithstanding the foregoing, in each case such right of review and recommendation shall only apply for the first time that specific information is to be disclosed, and shall not apply to the subsequent disclosure of information that (A) is substantially similar to a previously reviewed disclosure and (B) in the context of the subsequent disclosure, does not carry a substantially different qualitative message than that carried by the previously reviewed disclosure.

11.	INDEMNIFICATION

11.1 Indemnification by Regulus. Regulus agrees to defend each Licensor, the Affiliates of each Licensor, and their respective agents, directors, officers and employees (the “Licensor Indemnitees”), at Regulus’ cost and expense, and will indemnify and hold harmless the Licensor Indemnitees from and against any and all losses, costs, damages, fees or expenses (“Losses”) relating to or in connection with a Third Party claim arising out of (a) any actual or alleged death, personal bodily injury or damage to real or tangible personal property claimed to result, directly or indirectly, from the manufacture, storage, possession, use or consumption of, treatment with or sale, any miRNA Compound or miRNA Therapeutic (other than as set forth in Section 11.2(a) or in the Investor Rights Agreement), regardless of the form in which any such claim is made or whether actual negligence is found, (b) any actual or alleged infringement or unauthorized use or misappropriation of any Patent Right or other intellectual property right of a Third Party with respect to the activities of Regulus, its Affiliates or Sublicensees under this Agreement or the Services Agreement, (c) breach by Regulus of its representations, warranties or covenants made under this Agreement or the Services Agreement, or (d) any negligent act or omission or willful misconduct of Regulus, its Affiliates or Sublicensees or any of their employees, contractors or agents, in performing its obligations or exercising its rights under this Agreement or the Services Agreement; provided, however, that, with respect to each Licensor and its related Licensor Indemnitees, the foregoing indemnity will not apply to the extent that any such Losses (i) are attributable to the gross negligence or willful misconduct of such Licensor or its related Licensor Indemnitees, or (ii) are otherwise subject to an obligation by such Licensor to indemnify the Superset Indemnitees under Section 11.2(a)-(d).

11.2 Indemnification by Licensor(s). Each Licensor agrees to defend Regulus and its Affiliates, and their respective agents, directors, officers and employees (the “Regulus Indemnitees”) and the other Licensor, and its related Licensor Indemnitees (the Regulus Indemnitees, such other Licensor and its related Licensor Indemnitees, collectively, the “Superset Indemnitees”), at such Licensor’s cost and expense, and will indemnify and hold harmless the Superset Indemnitees from and against any and all Losses, relating to or in connection with a Third Party claim arising out of (a) any actual or alleged death, personal

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bodily injury or damage to real or tangible personal property claimed to result, directly or indirectly, from the manufacture, storage, possession, use or consumption of, treatment with or sale, any miRNA Compound or miRNA Therapeutic Developed, Manufactured and/or Commercialized by such Licensor, its Affiliates or Sublicensees pursuant to Section 5, regardless of the form in which any such claim is made or whether actual negligence is found, (b) any actual or alleged infringement or unauthorized use or misappropriation of any Patent Right or other intellectual property right of a Third Party with respect to the activities of such Licensor, its Affiliates or Sublicensees under this Agreement or the Services Agreement, (c) any breach by such Licensor of its representations, warranties or covenants under this Agreement or the Services Agreement given to the other Party seeking indemnification hereunder, or (d) any negligent act or omission or willful misconduct of such Licensor or its Affiliates, or any of their employees, contractors or agents, in performing its obligations or exercising its rights under this Agreement or the Services Agreement; provided, however, that with respect to Regulus or the indemnified Licensor, and the relevant Superset Indemnitees, the foregoing indemnity will not apply to the extent that any such Losses (i) are attributable to the gross negligence or willful misconduct of such Party or its Superset Indemnitees, or (ii) are otherwise subject to an obligation by such Party to indemnify the Licensor Indemnitees under Section 11.1(a)-(d).

11.3 Notification of Claims; Conditions to Indemnification Obligations. A Party entitled to indemnification under this Section 11 will (a) promptly notify the indemnifying Party as soon as it becomes aware of a claim or action for which indemnification may be sought pursuant hereto, (b) cooperate with the indemnifying Party in the defense of such claim or suit, and (c) permit the indemnifying Party to control the defense of such claim or suit, including without limitation the right to select defense counsel; provided that if the Party entitled to indemnification fails to promptly notify the indemnifying Party pursuant to the foregoing clause (a), the indemnifying Party will only be relieved of its indemnification obligation to the extent prejudiced by such failure. In no event, however, may the indemnifying Party compromise or settle any claim or suit in a manner which admits fault or negligence on the part of the indemnified Party, or which imposes obligations on the indemnified Party, other than financial obligations that are covered by the indemnifying Party’s indemnification obligation, without the prior written consent of the indemnified Party. The indemnifying Party will have no liability under this Section 11 with respect to claims or suits settled or compromised without its prior written consent and the indemnified Party may not, without the prior written consent of the indemnifying Party, compromise or settle any claim or suit in a manner which admits fault or negligence on the part of the indemnifying Party, or which imposes obligations on the indemnified Party.

11.4 Allocation. In the event a claim is based partially on an indemnified claim under this Agreement or the Investor Rights Agreement and partially on a non-indemnified claim or based partially on a claim indemnified by one Party under this Agreement or the Investor Rights Agreement and partially on a claim indemnified by another Party(ies) under this Agreement or the Investor Rights Agreement, any payments in connection with such claims are to be apportioned between the Parties in accordance with the degree of cause attributable to each Party.

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12. INSURANCE

12.1 Without limiting a Party’s undertaking to defend, indemnify, and hold the other Parties harmless as set forth in Section 11, to the extent available on commercially reasonable terms each Party will obtain and maintain a commercial general liability policy, including coverage for commercial general liability claims and coverage for products liability claims, taking into account the stage of development of the miRNA Compound or miRNA Therapeutic to which such Party has rights under this Agreement, in amounts reasonably sufficient to protect against liability under Section 11. The foregoing coverage will continue during the term of this Agreement and for a period of 3 years thereafter. The Parties have the right to ascertain from time to time that such coverage exists, such right to be exercised in a reasonable manner.

13. WARRANTIES

13.1 Mutual Warranties. Each Party warrants that as of the Amendment Effective Date: (a) it is a corporation duly organized and in good standing under the laws of the jurisdiction of its incorporation or organization, and it has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted under this Agreement and the Services Agreement; (b) it has the full right, power and authority to enter into this Agreement and the Services Agreement and to grant the rights and licenses granted by it under this Agreement and the Services Agreement; (c) there are no existing or, to its knowledge, threatened actions, suits or claims pending with respect to the subject matter hereof or its right to enter into and perform its obligations under this Agreement and the Services Agreement; (d) it has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the Services Agreement and the performance of its obligations under this Agreement and the Services Agreement; (e) this Agreement and the Services Agreement have been duly executed and delivered on behalf of it, and each constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof, subject to the general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors’ rights generally; (f) all necessary consents, approvals and authorizations of all regulatory and governmental authorities and other persons required to be obtained by it in connection with the execution and delivery of this Agreement and the Services Agreement and the performance of its obligations under this Agreement and the Services Agreement have been obtained; and (g) the execution and delivery of this Agreement and the Services Agreement and the performance of its obligations under this Agreement and the Services Agreement do not conflict with, or constitute a default under, any of its existing contractual obligations.

13.2 Additional Licensor Warranties.

(a) Each Licensor warrants to Regulus that, as of the Effective Date, except as set forth on Schedule 2.4(A) or in accordance with Section 2.4: (i) such Licensor has the right to grant to Regulus the rights granted to Regulus under such Licensor’s Licensed IP hereunder; and (ii) no written claim has been made against such Licensor alleging that such Licensor’s Licensed Patent Rights are invalid or unenforceable.

(b) Each Licensor further warrants to each other Party that such Licensor has prepared, or will prepare, as applicable, its respective In-License Summary, Out-License

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Summary and descriptions of Optional In-Licenses, in good faith and having used reasonable and diligent efforts to disclose, in summary form, all material issues relating to the scope of the license granted to Regulus and all material pass-through payment obligations. The Parties agree and acknowledge that a Licensor shall be deemed to be in breach of the warranty in this Section 13.2(b) if such Licensor knowingly omitted from, or knowingly misrepresented in, its In-License Summary, Out-License Summary or Optional In-License description any material issues relating to the scope of the license granted to Regulus or any material pass-through payment obligations. For the sake of clarity, the Parties agree and acknowledge, by way of example and not limitation, that a Licensor shall not be deemed to be in breach of the warranty in this Section 13.2(b) if its In-License Summary, Out-License Summary or Optional In-License description is incorrect or misleading in light of facts, issues or technology changes which occur or become known after the date such In-License Summary, Out-License Summary or Optional In-License description is provided to the other Licensor.

(c) Each Licensor further warrants to each other Party that such Licensor has set forth on Schedule 2.2(A), in good faith and having used reasonable and diligent efforts to identify, all Patent Rights Controlled by such Licensor on the Effective Date that (1) are reasonably necessary or useful to the research, development and commercialization of miRNA Compounds or miRNA Therapeutics as contemplated by the current Operating Plan and (2) claim (a) miRNA Compounds or miRNA Therapeutics in general, (b) specific miRNA Compounds or miRNA Therapeutics, (c) chemistry or delivery of miRNA Compounds or miRNA Therapeutics, (d) mechanism(s) of action by which a miRNA Antagonist directly prevents the production of the specific miRNA, or (e) methods of treating an Indication by modulating one or more miRNAs; except, in each case for manufacturing technology (including but not limited to analytical methods). In the event a Licensor is in breach of this warranty, the Parties will work in good faith to amend Schedule 2.2(A) such that the Patent Right that is the subject of the breach is including as a Licensed Patent Right under this Agreement.

13.3 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS SECTION 13, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF PATENT CLAIMS, WHETHER ISSUED OR PENDING.

14.	LIMITATION OF LIABILITY

14.1 UNLESS RESULTING FROM A PARTY’S WILLFUL MISCONDUCT OR FROM A PARTY’S WILLFUL BREACH OF SECTION 10, NO PARTY HERETO WILL BE LIABLE TO ANY OTHER PARTY OR ITS AFFILIATES FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, MULTIPLE OR OTHER INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, OR FOR LOSS OF PROFITS, LOSS OF DATA, LOSS OF REVENUE, OR LOSS OF USE DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT WHETHER BASED UPON WARRANTY, CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 14 IS INTENDED TO LIMIT OR

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RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER THIS AGREEMENT.

15. TERMINATION

15.1 Term. This Agreement will become effective as of the Amendment Effective Date, and will remain in effect until the earlier of (a) the termination of this Agreement in accordance with Section 15.2, (b) the cessation of all Development of potential Royalty-Bearing Products prior to the first commercial sale of a Royalty-Bearing Product anywhere in the world, or (c) following the first commercial sale of a Royalty-Bearing Product anywhere in the world, the expiration of the Royalty Terms for Royalty-Bearing Products on a country-by-country and a Royalty-Bearing Product-by-Royalty-Bearing Product basis.

15.2 Termination for Breach.

(a) If Regulus breaches any material provision of this Agreement (including any representation or warranty), and fails to remedy such breach within sixty (60) days after written notice from the Licensors, acting jointly, then the Licensors, acting jointly, shall have the right, but not the obligation, to initiate the Buy-Out. In such event, the Licensors will determine which Licensor will be considered the “Initiating Founding Investor” (as defined in the Investor Rights Agreement) for purposes of the Buy-Out.

(b) If an Opt-In Party breaches any material provision of this Agreement with respect to the relevant Development Project, and fails to remedy such breach within 60 days after written notice from Regulus, then Regulus will have the right, but not the obligation, to terminate such Opt-In Party’s rights and licenses with respect to such Development Project and the breaching Opt-In Party will promptly return to the aggrieved Party(ies) all related tangible Know-How and Confidential Information of such aggrieved Party(ies).

(c) Except as provided in Section 15.2(b), if a Licensor breaches any material provision of this Agreement (including any representation or warranty), and fails to remedy such breach within sixty (60) days after written notice from any other Party, then (i) if such other Party is a Licensor, such Licensor may initiate the Buy-Out, (ii) if such other Party is Regulus, Regulus may not terminate this Agreement, and (iii) whether such other Party is Regulus or a Licensor, such other Party has the right to seek other legal or equitable remedies with respect to such breach.

(d) Notwithstanding Section 15.2(b) or 15.2(c)(i), if a non-breaching Party gives the allegedly-breaching Party a notice pursuant to this Section 15.2 of a material breach by such alleged-breaching Party, and, as of the end of the cure period specified above, two or more Parties are engaged in an arbitration pursuant to Section 16.7 in which such allegedly-breaching Party is in good faith disputing the occurrence of the alleged material breach or the sufficiency of the cure with respect thereto, then the non-breaching Parties may not (i) initiate the Buy-Out in the case of Section 15.2(c)(i) or (ii) terminate the applicable license in the case of Section 15.2(b), as a result of such breach unless and until the arbitrator issues an award that such breach occurred (if that issue was in dispute) and/or that the cure was insufficient (if that issue was in dispute), following which the breaching Party shall have 60 days to cure such breach (or unless

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and until such allegedly-breaching Party is no longer disputing such issues in good faith, if earlier).

15.3 Effects of Termination.

(a) Any of Regulus’ direct Sublicensees may, by providing written notice to the Licensors within the 60 day period immediately following termination of this Agreement with respect to Regulus, in whole or in part, obtain from each Licensor a direct license from such Licensor, on the same terms as the sublicense granted by Regulus to such Sublicensee with respect to such Licensor’s Licensed IP, except to the extent that any such terms are inconsistent with the rights granted by such Licensor to Regulus under this Agreement, in which case any terms in this Agreement which are more protective of such Licensor’s rights will instead apply. If a Sublicensee provides such notice, the Licensors will negotiate in good faith with such Sublicensee a written agreement to reflect such terms; provided, that, (i) such Sublicensee is, at the time of termination of this Agreement, in compliance with its sublicense agreement with Regulus, and (ii) such Sublicensee cures any payment default of Regulus hereunder, with respect to any royalties or Sublicense Income Payments due to the Licensors with respect to the sublicense granted by Regulus to such Sublicensee hereunder.

15.4 Survival. Upon termination of this Agreement, the following sections of this Agreement will survive: Sections 2.1, 2.3, 8, 9.1(a), 9.3, 10, 11, 12, 14, 15.2, 15.3, 15.4 and 16, and, to the extent related to Section 9.3, Sections 9.4, 9.5 and 9.6. In addition, if this Agreement is terminated pursuant to a Buy-Out, then, with respect to each Development Project for which an Opt-In Party has obtained a license under Section 5.6 before the initiation of the Buy-Out, the following sections of this Agreement will survive with respect to such Development Project: Sections 5.4 or 5.5 (as applicable), and Section 5.6, unless and until terminated pursuant to Section 15.2(b), subject to Section 15.2(d) (with Regulus’ role in such termination sections being played by the other Founding Investor following the dissolution of Regulus). Upon any expiration of this Agreement with respect to a Royalty-Bearing Product under Section 15.1(c), the license granted under any Know-How that is part of the Licensed IP and/or Regulus IP to a Party with respect to such Royalty-Bearing Product will become a fully paid-up and perpetual license to Manufacture, import, use, sell or otherwise Commercialize such Royalty-Bearing Product.

16. MISCELLANEOUS

16.1 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by a Party without the prior written consent of the other Parties, except (a) Regulus shall assign both this Agreement and the Services Agreement to a Person that acquires, by merger, sale of assets or otherwise, all or substantially all of the business of Regulus to which the subject matter of this Agreement relates, (b) each Licensor shall assign both this Agreement and the Services Agreement along with the Transfer (as defined in the Investor Rights Agreement) of such Licensor’s Shares (as defined in the Investor Rights Agreement) and registerable securities, if any, and (c) each Party may assign or transfer its rights to receive royalties, milestones and Sublicense Income Payments under this Agreement (but no liabilities) to a Third Party in connection with [...***...]. Notwithstanding the foregoing, each Party will have the right to assign this Agreement, in whole or in part, to an Affiliate of such Party without the prior written consent of the other Parties; provided that such assignee assumes in writing all

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obligations of the assigning Party hereunder. Any assignment not in accordance with the foregoing will be void. This Agreement will be binding upon, and will inure to the benefit of, all permitted successors and assigns. Each Party agrees that, notwithstanding any provisions of this Agreement to the contrary, (y) in the event that this Agreement is assigned by a Party in connection with the sale or transfer of all or substantially all of the business of such Party to which the subject matter of this Agreement relates, such assignment will not provide the non-assigning Parties with rights or access to the Know-How or Patent Rights of the acquirer of such assigning Party, and (z) in the event of a Change of Control of a Party, the other Parties shall not acquire rights or access to the Know-How or Patent Rights of the acquirer of such acquired Party.

16.2 Force Majeure. No Party will be held liable or responsible to any other Party nor be deemed to have defaulted under or breached this Agreement for failure or reasonable delay in fulfilling or performing any term of this Agreement (except any obligation to pay upfront payments, milestones, royalties or Sublicense Income Payments) when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, which may include, without limitation, embargoes, acts of war (whether war be declared or not), insurrections, riots, civil commotions, acts of terrorism, strikes, lockouts or other labor disturbances, or acts of God. The affected Party will notify the other Parties of such force majeure circumstances as soon as reasonably practical and will make every reasonable effort to mitigate the effects of such force majeure circumstances.

16.3 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are and will otherwise be deemed to be for purposes of Section 365(n) of the United States Bankruptcy Code (Title 11, U.S. Code), as amended (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code. The Parties will retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. The Parties agree that each Party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code or any other provisions of Applicable Law outside the United States that provide similar protection for ‘intellectual property.’ The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the U.S. Bankruptcy Code or analogous provisions of applicable Law outside the United States, the Party that is not subject to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) such intellectual property and all embodiments of such intellectual property, which, if not already in the non subject Party’s possession, will be promptly delivered to it upon the non subject Party’s written request thereof. Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the Bankruptcy Code.

16.4 Notices. Any notice required or provided for by the terms of this Agreement or the Services Agreement shall be delivered in accordance with Section 13.9 of the Investor Rights Agreement.

16.5 Relationship of the Parties. It is expressly agreed that the Parties will be independent contractors hereunder and that the relationship among the Parties under this Agreement will not constitute a partnership, joint venture or agency. No Party will have the authority under this Agreement to make any statements, representations or commitments of any

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kind, or to take any action, which will be binding on any other Party, without the prior consent of such other Party. This Agreement will be understood to be a joint research agreement to discover miRNA Compounds and associated uses and to develop Royalty-Bearing Products in accordance with 35 U.S.C. § 103(c)(3).

16.6 Governing Law. This Agreement will be governed and interpreted in accordance with the substantive laws of the State of Delaware, excluding its conflicts of law rules; provided that matters of intellectual property law concerning the existence, validity, ownership, infringement or enforcement of intellectual property will be determined in accordance with the national intellectual property laws relevant to the intellectual property in question.

16.7 Dispute Resolution. Except (a) for matters of intellectual property law concerning the existence, validity, ownership, infringement or enforcement of intellectual property, which matters will not be subject to the terms of this Section 16.7, and (b) as other dispute resolution procedures are expressly provided herein, in the event of any dispute, controversy or claim arising out of or relating to this Agreement, the Parties will try to settle such dispute, controversy or claim amicably between themselves, including referring such dispute, controversy or claim to the Executive Officers of the Parties. If the Parties are unable to so settle such dispute, controversy or claim within a period of 60 days from the date of such referral, then upon notice by any Party to the other Parties, any such dispute, controversy or claim arising out of or relating to any provision of this Agreement, or the interpretation, enforceability, performance, breach, termination or validity hereof, will be finally resolved under the Commercial Arbitration Rules of the American Arbitration Association by a single arbitrator appointed in accordance with such rules. The Parties will be entitled to the same discovery as permitted under the U.S. Federal Rules of Civil Procedure; provided that the arbitrator will be entitled in its discretion to grant a request from a Party for expanded or more limited discovery. The place of arbitration will be New York, New York. The language of the arbitration will be English. At any time, a Party may seek or obtain preliminary, interim or conservatory measures from the arbitrators or from a court.

16.8 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affect the substantive rights of the Parties. The Parties will in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, maintains the balance of the rights and obligations of the Parties under this Agreement.

16.9 Entire Agreement. This Agreement (including all schedules and exhibits hereto), the Investor Rights Agreement and the Services Agreement constitute the entire agreement among the Parties with respect to the subject matter herein and supersedes all previous agreements (other than those listed in Schedule A (the “Previous Agreements”)), whether written or oral, with respect to such subject matter, including without limitation the Original License Agreement. For clarity, the Parties acknowledge and agree that the Original License Agreement remains in effect in accordance with its terms with respect to the period between September 6, 2007 and the Amendment Effective Date. Unless otherwise expressly indicated, references herein to sections, subsections, paragraphs and the like are to such items within this

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Agreement. The Parties acknowledge that this Agreement is being executed and delivered simultaneously with the execution and delivery by the Parties and/or their Affiliates of the Investor Rights Agreement and the Services Agreement. For purposes of clarity, nothing in this Agreement (other than Section 5.6(d)) will be deemed to modify or amend any provision of any of the Previous Agreements.

16.10 Amendment and Waiver. This Agreement may not be amended, nor any rights hereunder waived, except in a writing signed by the properly authorized representatives of each Party.

16.11 No Implied Waivers. The waiver by a Party of a breach or default of any provision of this Agreement by any other Party will not be construed as a waiver of any succeeding breach of the same or any other provision, nor will any delay or omission on the part of a Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.

16.12 Export Compliance. The Parties acknowledge that the exportation from the United States of materials, products and related technical data (and the re-export from elsewhere of United States origin items) may be subject to compliance with United States export Laws, including, without limitation, the United States Bureau of Export Administration’s Export Administration Regulations, the Federal Food, Drug and Cosmetic Act and regulations of the FDA issued thereunder, and the United States Department of State’s International Traffic and Arms Regulations which restrict export, re-export, and release of materials, products and their related technical data, and the direct products of such technical data. The Parties agree to comply with all exports Laws and to commit no act that, directly or indirectly, would violate any United States Law, or any other international treaty or agreement, relating to the export, re-export, or release of any materials, products or their related technical data to which the United States adheres or with which the United States complies.

16.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties hereby execute this Agreement as of the date first written above.

ALNYLAM PHARMACEUTICALS, INC.

By:	/s/ Barry Greene
Name: Barry Greene
Title: President & COO

ISIS PHARMACEUTICALS, INC.

By:	/s/ B. Lynne Parshall
Name: B. Lynne Parshall
Title: Chief Operating Officer & Chief Financial Officer

REGULUS THERAPEUTICS INC.

By:	/s/ Kleanthis G. Xanthopoulos
Name: Kleanthis G. Xanthopoulos
Title: President & CEO

Exhibit 1

Defined Terms

1.1 “Additional Rights” will have the meaning set forth in Section 2.4(d).

1.2 “Affiliate” of an entity means any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first entity. For purposes of this definition only, “control” (and, with correlative meanings, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance. For purposes of this Agreement (a) Regulus will not be deemed to be an Affiliate of any Licensor and (b) a Licensor and its Affiliates will not be considered an Affiliate of Regulus.

1.3 “Agreement” will have the meaning set forth in the Preamble.

1.4 “Alnylam” will have the meaning set forth in the Preamble.

1.5 “Alnylam Field” will have the meaning set forth in Section 2.3(a).

1.6 “Amendment Effective Date” has the meaning set forth in the Preamble.

1.7 “Approved Mimic” will have the meaning set forth in Section 1.61.

1.8 “Approved Precursor Antagonist” will have the meaning set forth in Section 1.61.

1.9 “Bankruptcy Code” will have the meaning set forth in Section 16.3.

1.10 “Business Day” means a day on which the banks in New York, New York are open for business.

1.11 “Buy-Out” will have the meaning set forth in the Investor Rights Agreement.

1.12 “Change of Control” means, with respect to a Licensor, the earlier of (x) the public announcement of or (y) the closing of: (a) a merger, reorganization or consolidation involving such Licensor in which its shareholders immediately prior to such transaction would hold less than 50% of the securities or other ownership or voting interests representing the equity of the surviving entity immediately after such merger, reorganization or consolidation, or (b) a sale to a Third Party of all or substantially all of such Licensor’s assets or business relating to this Agreement.

1.13 “Collaboration Working Group” means a group having equal representation from Isis, Alnylam and Regulus which will meet on a regular basis to share information about Know-How and Patent Rights relevant to the joint venture and to conduct the business necessary under this Agreement. Each Party will designate two Collaboration Working Group members within 30 days of the Effective Date.

1.14 “Combination Product” will have the meaning set forth in Section 1.67.

1.15 “Commercialization” or “Commercialize” means any and all activities directed to marketing, promoting, detailing, distributing, importing, having imported, exporting, having exported, selling or offering to sell a miRNA Therapeutic following receipt of Regulatory Approval for such miRNA Therapeutic.

1.16 “Commercializing Party” means the Party Manufacturing, Developing or Commercializing a miRNA Therapeutic under this Agreement pursuant to licenses granted under Sections 2.2 or 5.6.

1.17 “Commercially Reasonable Efforts” means, reasonable, diligent, good faith efforts to accomplish an objective as such Party would normally use to accomplish a similar objective, under similar circumstances exercising reasonable business judgment. With respect to the Development, Manufacturing or Commercialization of a miRNA Therapeutic, such efforts will be substantially equivalent to the efforts used by such Party with respect to other products at similar stages in their development or product life and of similar market potential, taking into account the profile of the miRNA Therapeutic, the competitive landscape and other relevant factors commonly considered in similar circumstances. For all Parties the level of effort will be at least that of a typical medium sized biopharmaceutical company.

1.18 “Completion” means, with respect to any clinical trial, the locking of the database pertaining to such clinical trial.

1.19 “Confidential Information” will have the meaning set forth in the Investor Rights Agreement.

1.20 “Control” or “Controlled” means the possession of the right (whether by ownership, license or otherwise) to assign, or grant a license, sublicense or other right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party; provided, however, that neither Licensor will be deemed to Control Regulus IP and no Party other than the relevant Licensor shall be deemed to Control such Licensor’s Licensed IP.

1.21 “Controlling Party” will have the meaning set forth in Section 2.4(d).

1.22 “Cover”, “Covered” or “Covering” means, (a) with respect to a patent, that, in the absence of a license granted to a Person under a Valid Claim included in such patent, the practice by such Person of an invention claimed in such patent would infringe such Valid Claim, or (b) with respect to a patent application, that, in the absence of a license granted to a Person under a Valid Claim included in such patent application, the practice by such Person of an invention claimed in such patent application would infringe such Valid Claim if it were to issue as a patent.

1.23 “Develop” or “Development” means, with respect to a miRNA Compound or miRNA Therapeutic, any discovery, characterization, preclinical or clinical activity with respect to such miRNA Compound or miRNA Therapeutic, including human clinical trials conducted after Regulatory Approval of such miRNA Therapeutic to seek Regulatory Approval for additional Indications for such miRNA Therapeutic.

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1.24 “Development Compound” means, with respect to a Development Project, any miRNA Compound directed to the miRNA(s) which is the focus of such Development Project.

1.25 “Development Project” will have the meaning set forth in Section 4.4.

1.26 “Development Therapeutic” means, with respect to a Development Project, any miRNA Therapeutic containing an miRNA Compound(s) directed to the miRNA(s) which is the focus of such Development Project.

1.27 “Disclosing Party” will have the meaning set forth in the Investor Rights Agreement.

1.28 “Effective Date” means September 6, 2007, the date on which the Parties entered into the Original License Agreement.

1.29 “Exclusivity Period” means, with respect to a Royalty-Bearing Product in a country, that period of time beginning with the first commercial sale of such Royalty-Bearing Product in such country and ending on the later to expire of (a) the time during which the applicable Regulatory Authority in such country is not permitted to grant Regulatory Approval for a generic equivalent of such Royalty-Bearing Product and (b):

•

with respect to a Royalty-Bearing Product being Commercialized by Regulus, the last Valid Claim of the Patent Rights licensed to Regulus pursuant to this Agreement or the Regulus Patent Rights Covering (i) the Manufacture of such Royalty-Bearing Product in such country or (ii) the use, sale or other Commercialization of such Royalty-Bearing Product in such country; or

•

with respect to a Royalty-Bearing Product being Commercialized by a Licensor, the last Valid Claim of the Patent Rights licensed to such Licensor pursuant to this Agreement Covering (i) the Manufacture of such Royalty-Bearing Product in such country or (ii) the use, sale or other Commercialization of such Royalty-Bearing Product in such country.

1.30 “Executive Officer” means, with respect to a Party, the Chief Executive Officer of such Party (or the officer or employee of such Party then serving in a substantially equivalent capacity) or his/her designee of substantially equivalent rank.

1.31 “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.32 “Field” means treatment and/or prophylaxis of any or all Indications.

1.33 “GAAP” means United States Generally Accepted Accounting Principles, consistently applied.

1.34 “GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and comparable foreign regulatory standards.

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1.35 “[...***...]” means a [...***...].

1.36 “Hatch-Waxman Act” will have the meaning set forth in Section 9.3(a)(i)(A).

1.37 “High Terms” will have the meaning set forth in Section 5.4.

1.38 “In-License Agreement” will have the meaning set forth in Section 2.4(b).

1.39 “In-License Summary” will have the meaning set forth in Section 2.4(b).

1.40 “IND” means an Investigational New Drug Application or similar foreign application or submission for approval to conduct human clinical investigations.

1.41 “Indication” means any disease or condition, or sign or symptom of a disease or condition, or symptom associated with a disease or syndrome.

1.42 “Initial Opt-In Election Period” will have the meaning set forth in Section 5.3.

1.43 “Intellectual Property” will have the meaning set forth in the Investor Rights Agreement.

1.44 “Invalidity Claim” will have the meaning set forth in Section 9.4.

1.45 “Investor Rights Agreement” means the Founding Investor Rights Agreement of Regulus among the Parties, dated as of the Amendment Effective Date, as the same may be amended from time to time after the Amendment Effective Date.

1.46 “Isis” will have the meaning set forth in the Preamble.

1.47 “Isis Field” will have the meaning set forth in Section 2.3(b).

1.48 “Know-How” means any information, inventions, trade secrets or technology (excluding Patent Rights), whether or not proprietary or patentable and whether stored or transmitted in oral, documentary, electronic or other form. Know-How includes ideas, concepts, formulas, methods, procedures, designs, compositions, plans, documents, data, discoveries, developments, techniques, protocols, specifications, works of authorship, biological materials, and any information relating to research and development plans, experiments, results, compounds, therapeutic leads, candidates and products, clinical and preclinical data, clinical trial results, and Manufacturing information and plans.

1.49 “Law” means any law, statute, rule, regulation, ordinance or other pronouncement having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

1.50 “Licensed IP” means, with respect to a Licensor, such Licensor’s Licensed Know-How and Licensed Patent Rights.

1.51 “Licensed Know-How” means, with respect to a Licensor, all Know-How Controlled by such Licensor on the Effective Date or during the term of this Agreement (except

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as otherwise expressly provided herein) that relates to (a) miRNA Compounds or miRNA Therapeutics in general, (b) specific miRNA Compounds or miRNA Therapeutics, (c) chemistry or delivery of miRNA Compounds or miRNA Therapeutics, (d) mechanism(s) of action by which a miRNA Antagonist directly prevents the production of a specific miRNA, or (e) methods of treating an Indication by modulating one or more miRNAs; provided, however, that in each case, (i) for any such Know-How that include financial or other obligations to a Third Party, the provisions of Section 2.4 will govern whether such Know-How will be included as Licensed Know-How and (ii) Licensed Know How does not include manufacturing technology (including but not limited to analytical methods).

1.52 “Licensed Patent Rights” means, with respect to a Licensor, (A) all Patent Rights Controlled by such Licensor on the Effective Date and listed on SCHEDULE 2.2(A), and (B) all Patent Rights Controlled by such Licensor during the term of this Agreement (except as otherwise expressly provided herein) that claim (a) miRNA Compounds or miRNA Therapeutics in general, (b) specific miRNA Compounds or miRNA Therapeutics, (c) chemistry or delivery of miRNA Compounds or miRNA Therapeutics, (d) mechanism(s) of action by which a miRNA Antagonist directly prevents the production of the specific miRNA, or (e) methods of treating an Indication by modulating one or more miRNAs; provided, however, that in each case, (i) for any such Patent Rights that include financial or other obligations to a Third Party, the provisions of Section 2.4 will govern whether such Patent Right will be included as a Licensed Patent Right and (ii) Licensed Patent Rights do not include manufacturing technology (including but not limited to analytical methods).

1.53 “Licensor” will have the meaning set forth in the Preamble.

1.54 “Licensor Indemnitees” will have the meaning set forth in Section 11.1.

1.55 “Losses” will have the meaning set forth in Section 11.1.

1.56 “Low Terms” will have the meaning set forth in Section 5.5.

1.57 “Major Country” means France, Germany, Italy, Spain and the United Kingdom.

1.58 “Manufacture” or “Manufacturing” means any activity involved in or relating to the manufacturing, quality control testing (including in-process, release and stability testing), releasing or packaging, for pre-clinical, clinical or commercial purposes, of a miRNA Compound or a miRNA Therapeutic.

1.59 “miRNA” means a structurally defined functional RNA molecule usually between 21 and 25 nucleotides in length, which is derived from genetically-encoded non-coding RNA which is predicted to be processed into a hairpin RNA structure that is a substrate for the double-stranded RNA-specific ribonuclease Drosha and subsequently is predicted to serve as a substrate for the enzyme Dicer, a member of the RNase III enzyme family; including, without limitation, those miRNAs exemplified in miRBase (http://microrna.sanger.ac.uk/). To the extent that [...***...] for purposes of this Agreement; provided, however, that nothing contained herein shall require any Party hereto to [...***...].

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1.60 “miRNA Antagonist” means a single-stranded oligonucleotide (or a single stranded analog thereof) that is designed to interfere with or inhibit a particular miRNA. For purposes of clarity, the definition of “miRNA Antagonist” is not intended to include oligonucleotides that function predominantly through the RNAi mechanism of action or the RNase H mechanism of action.

1.61 “miRNA Compound” means a compound consisting of (a) a miRNA Antagonist, (b) to the extent listed in Schedule 1.61 or otherwise agreed upon by Regulus and the relevant Licensor(s) pursuant to Section 2.2(b), a miRNA Precursor Antagonist (an “Approved Precursor Antagonist”), or (c) to the extent agreed upon by Regulus and the relevant Licensor(s) pursuant to Section 2.2(b), a miRNA Mimic (an “Approved Mimic”).

1.62 “miRNA Mimic” means a double-stranded or single-stranded oligonucleotide or analog thereof with a substantially similar base composition as a particular miRNA and which is designed to mimic the activity of such miRNA.

1.63 “miRNA Precursor” means a transcript that originates from a genomic DNA and that contains, but not necessarily exclusively, a non-coding, structured RNA comprising one or more mature miRNA sequences, including, without limitation, (a) polycistronic transcripts comprising more than one miRNA sequence, (b) miRNA clusters comprising more than one miRNA sequence, (c) pri-miRNAs, and/or (d) pre-miRNAs.

1.64 “miRNA Precursor Antagonist” means a single-stranded oligonucleotide (or a single stranded analog thereof) that is designed to bind to a miRNA Precursor to prevent the production of one or more miRNAs. For purposes of clarity, the definition of “miRNA Precursor Antagonist” is not intended to include oligonucleotides that function predominantly through the RNAi mechanism of action or the RNase H mechanism of action.

1.65 “miRNA Therapeutic” means a therapeutic product having one or more miRNA Compounds as an active ingredient(s).

1.66 “NDA” means a New Drug Application or similar application or submission for approval to market and sell a new pharmaceutical product filed with or submitted to a Regulatory Authority.

1.67 “Net Sales” means, with respect to a Royalty-Bearing Product, the gross invoice price of all units of such Royalty-Bearing Products sold by the relevant Commercializing Party, its Affiliates and/or their direct Sublicensees to any Third Party, less the following items: (a) trade discounts, credits or allowances, (b) credits or allowances additionally granted upon returns, rejections or recalls, (c) freight, shipping and insurance charges, (d) taxes, duties or other governmental tariffs (other than income taxes), (e) government-mandated rebates, and (f) a reasonable reserve for bad debts. “Net Sales” under the following circumstances will mean the fair market value of such Royalty-Bearing Product: (i) Royalty-Bearing Products which are used by such Commercializing Party, its Affiliates or direct Sublicensees for any commercial purpose without charge or provision of invoice, (ii) Royalty-Bearing Products which are sold or disposed of in whole or in part for non cash consideration, or (iii) Royalty-Bearing Products which are provided to a Third Party by such Commercializing Party, its Affiliates or direct Sublicensees

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without charge or provision of invoice and used by such Third Party except in the cases of Royalty-Bearing Products used to conduct clinical trials, reasonable amounts of Royalty-Bearing Products used as marketing samples and Royalty-Bearing Product provided without charge for compassionate or similar uses.

Net Sales will not include any transfer between or among a Party and any of its Affiliates or direct Sublicensees for resale.

In the event a Royalty-Bearing Product is sold as part of a Combination Product (as defined below), the Net Sales from the Combination Product, for the purposes of determining royalty payments, will be determined by multiplying the Net Sales (as determined without reference to this paragraph) of the Combination Product, by the fraction, A/A+B, where A is the average sale price of the Royalty-Bearing Product when sold separately in finished form and B is the average sale price of the other therapeutically active pharmaceutical compound(s) included in the Combination Product when sold separately in finished form, each during the applicable royalty period or, if sales of all compounds did not occur in such period, then in the most recent royalty reporting period in which sales of all occurred. In the event that such average sale price cannot be determined for both the Royalty-Bearing Product and all other therapeutically active pharmaceutical compounds included in the Combination Product, Net Sales for the purposes of determining royalty payments will be calculated as above, but the average sales price in the above equation will be replaced by a good faith estimate of the fair market value of the compound(s) for which no such price exists. As used above, the term “Combination Product” means any pharmaceutical product which consists of a Royalty-Bearing Product and other therapeutically active pharmaceutical compound(s).

1.68 “Non-Controlling Party” will have the meaning set forth in Section 2.4(d).

1.69 “[...***...]” means [...***...].

1.70 “[...***...]” means the [...***...].

1.71 “Operating Plan” has the meaning ascribed to it in the Investor Rights Agreement.

1.72 “Opt-In Election” will have the meaning set forth in Section 5.3.

1.73 “Opt-In Party” will have the meaning set forth in Section 5.3(a) and 5.3(c).

1.74 “Opt-In Product” means any miRNA Therapeutic that is Developed, Manufactured or Commercialized pursuant to a Development Project for which one and only one Licensor has exercised an Opt-In Election and which the relevant Opt-In Party subsequently licensed.

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1.75 “Optional In-License” will have the meaning set forth in Section 2.4(c).

1.76 “Out-License Agreement” will have the meaning set forth in Section 2.4(a).

1.77 “Out-License Summary” will have the meaning set forth in Section 2.4(a).

1.78 “Paragraph IV Certification” will have the meaning set forth in Section 9.3(a)(i)(A).

1.79 “Party” means Alnylam, Isis and/or Regulus; “Parties” means Alnylam, Isis and Regulus, or any combination thereof.

1.80 “Patent Rights” means (a) patent applications (including provisional applications and for certificates of invention); (b) any patents issuing from such patent applications (including certificates of invention); (c) all patents and patent applications based on, corresponding to, or claiming the priority date(s) of any of the foregoing; and (d) any substitutions, extensions (including supplemental protection certificates), registrations, confirmations, reissues, divisionals, continuations, continuations-in-part, re-examinations, renewals and foreign counterparts thereof.

1.81 “Payee Party” will have the meaning set forth in Section 8.1.

1.82 “Paying Party” will have the meaning set forth in Section 8.1.

1.83 “Permitted Disclosures” The following are Permitted Disclosures:

(a) To the extent that a Recipient has been granted the right to sublicense under the terms of this Agreement, such Party will have the right to provide a Disclosing Party’s Confidential Information to the employees, consultants and advisors of such Recipient’s Affiliate and Third Party sublicensees and potential sublicensees who have a need to know the Confidential Information for purposes of exercising such sublicense and are bound by an obligation to maintain in confidence the Confidential Information of the Disclosing Party; provided, that such Persons are bound to maintain the confidentiality of such information to the same extent as if they were parties hereto.

(b) Each Recipient will have the right to provide a Disclosing Party’s Confidential Information:

(i)	to governmental or other regulatory agencies in order to seek or obtain patents, to seek or obtain approval to conduct clinical trials, or to gain Regulatory Approval, as contemplated by this Agreement; provided that such disclosure may be made only to the extent reasonably necessary to seek or obtain such patents or approvals; and

(ii)	as necessary, if embodied in products, to develop and commercialize such products as contemplated by this Agreement.

1.84 “Permitted License” means a license granted by a Licensor to a Third Party to enable such Third Party to broadly manufacture or formulate oligonucleotides, where such Third Party is primarily engaged in [...***...]; provided, however, that any such license will not grant rights to research, manufacture or formulate miRNA Compounds or miRNA Therapeutics for which the other Licensor has obtained or later obtains a license pursuant to Section 5 or pursuant to the Buy-Out process in the Investor Rights Agreement.

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1.85 “Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

1.86 “Phase IIa Clinical Trial” means, with respect to a Royalty-Bearing Product, any human clinical trial conducted in patients with a particular Indication for the purpose of studying the pharmacokinetic or pharmacodynamic properties and preliminary assessment of safety and efficacy of such Royalty-Bearing Product over a measured dose response, as described in 21 C.F.R. §312.21(b) or its foreign counterpart.

1.87 “Phase III Clinical Trial” means, with respect to a Royalty-Bearing Product, a controlled pivotal clinical study of such Royalty-Bearing Product that is prospectively designed to demonstrate statistically whether such Royalty-Bearing Product is safe and effective to treat a particular Indication in a manner sufficient to obtain Regulatory Approval to market such Royalty-Bearing Product, as described in 21 CFR 312.21(c) or its foreign counterpart.

1.88 “Previous Agreements” will have the meaning set forth in Section 16.9.

1.89 “Program/Project List” will have the meaning set forth in Section 4.4.

1.90 “Recipient” will have the meaning set forth in the Investor Rights Agreement.

1.91 “Regulatory Approval” means the act of a Regulatory Authority necessary for the marketing and sale (including, if required for marketing and sales, pricing) of such product in a country or regulatory jurisdiction, including, without limitation, the approval of an NDA by the FDA.

1.92 “Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the marketing and/or pricing of a product in a country or regulatory jurisdiction including, without limitation, the FDA.

1.93 “Regulus” will have the meaning set forth in the Preamble.

1.94 “Regulus Indemnitees” will have the meaning set forth in Section 11.2.

1.95 “Regulus IP” means all Regulus Know-How and Regulus Patent Rights.

1.96 “Regulus Know-How” means all Know-How conceived and/or developed by or on behalf of Regulus (including by employees of a Licensor or its Affiliates in performance of the Services Agreement), or over which Regulus otherwise acquires Control, including but not limited to any Know-How assigned to Regulus by a Licensor under Section 9.1, but specifically excluding Licensed IP.

1.97 “Regulus Patent Rights” means any Patent Right claiming an invention conceived and/or developed by or on behalf of Regulus (including by employees of a Licensor or its Affiliates in performance of the Services Agreement), or over which Regulus otherwise acquires Control, including but not limited to any Patent Right assigned to Regulus by a Licensor under Sections 2.1 or 9.1, but specifically excluding Licensed IP.

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1.98 “Research” means pre-clinical research including gene function, gene expression and target validation research, which may include small pilot toxicology studies but excludes the pharmacokinetic and toxicology studies required to meet the regulations for filing an IND, clinical development and commercialization.

1.99 “Research Program” will have the meaning set forth in Section 4.4.

1.100 “Royalty-Bearing Product” means

(a)	a miRNA Therapeutic being Developed, Manufactured or Commercialized by Regulus that, on a country-by-country basis, is, or Regulus reasonably believes will be, at the time of first commercial sale of such miRNA Therapeutic, Covered in such country by a Valid Claim of a Patent Right or covered by Know-How of (i) a Licensed Patent Right licensed to it hereunder, or (ii) any Regulus IP (except any Regulus IP solely in-licensed or acquired by Regulus from a Third Party); or

(b)	an Opt-In Product that, on a country-by-country basis, is, or the relevant Opt-In Party reasonably believes will be, at the time of first commercial sale of such Opt-In Product, Covered in such country by a Valid Claim of a Patent Right or covered by Know-How, which Patent Right or Know-How is licensed to the applicable Opt-In Party hereunder.

1.101 “Royalty Term” means, with respect to each Royalty-Bearing Product in a country, the period commencing upon first commercial sale of such Royalty-Bearing Product in such country and ending upon the later of (a) the expiration of the Exclusivity Period, or (b) 10 years following first commercial sale of such Royalty-Bearing Product.

1.102 “Second Opt-In Election Period” will have the meaning set forth in Section 5.3(c)(i).

1.103 “Services Agreement” means that certain Amended and Restated Services Agreement by and between Regulus, Alnylam and Isis dated the Amendment Effective Date, as the same may be amended from time to time after the Amendment Effective Date.

1.104 “Sublicense Income” means all amounts received by the Opt-In Party or its Affiliates with respect to any sublicense granted to a Third Party by the Opt-In Party or its Affiliates of the Regulus IP or Licensed IP licensed to the Opt-In Party under Section 5.6(a), including, without limitation, upfront payments and milestones, but excluding:

(a) amounts received by the Opt-In Party or its Affiliates as payments for actual direct costs for performing future Development, Manufacturing or Commercialization activities undertaken by the Opt-In Party or its Affiliates for, or in collaboration with, such Sublicensee or its Affiliates with respect to the relevant Opt-In Products;

(b) amounts received by the Opt-In Party and/or its Affiliates from such Sublicensee or its Affiliates as the purchase price for the Opt-In Party’s or any of its Affiliates’

10

debt or equity securities, except that amounts which exceed the fair market value of such debt or equity securities will be considered Sublicense Income;

(c) royalties paid by such Sublicensee or its Affiliates with respect to Net Sales of Royalty-Bearing Products; and

(d) amounts paid by such Sublicensee or its Affiliates to the Opt-In Party or its Affiliates to purchase Royalty-Bearing Products; except that any amount greater than the actual cost of goods (with no profit added) of such Royalty-Bearing Products, determined in accordance with GAAP, will be considered Sublicense Income.

1.105 “Sublicense Income Payments” means, with respect to a Development Project and a calendar quarter, the Sublicense Income received by the relevant Opt-In Party or its Affiliates in such calendar quarter with respect to such Development Project, multiplied by the relevant percentage determined pursuant to Section 5.4(d) or 5.5(d), as applicable.

1.106 “Sublicensee” means a Third Party to whom a Party, or its Affiliates or Sublicensees, has granted a sublicense in accordance with the terms of this Agreement.

1.107 “Superset Indemnitees” will have the meaning set forth in Section 11.2.

1.108 “Third Party” means any Person other than the Parties or any of their Affiliates.

1.109 “Third Party Agreement” means either (i) an out-license agreement described in the Out-License Summary, (ii) an In-License Agreement described on the In-License Summary, (iii) an Optional In-License or (iv) an agreement pursuant to which a Controlling Party obtained Control over an Additional Right.

1.110 “Third Party Rights” means, with respect to a Party, any rights of, and any limitations, restrictions or obligations imposed by, Third Parties pursuant to Third Party Agreements.

1.111 “Valid Claim” means a claim (a) of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; or (b) of any patent application that has not been cancelled, withdrawn or abandoned, or been pending for more than [**] years.

1.112 “Work Product” means any data, documentation, inventions and other Know-How arising from or made in the performance of the Services (as defined in the Services Agreement) by a Licensor.

11

SCHEDULE A

Previous Agreements

Strategic Collaboration & License Agreement between Isis Pharmaceuticals, Inc. and Alnylam Pharmaceuticals, Inc., dated March 11, 2004, as supplemented or amended by letter agreements dated March 9, 2004 (as amended by letter agreement dated October 28, 2005), March 11, 2004, and June 10, 2005

License Agreement between Max Plank Innovation GmbH (formerly Garching Innovation GmbH), Isis Pharmaceuticals, Inc. and Alnylam Pharmaceuticals, Inc., dated October 18, 2004

Co-Exclusive License Agreement among The Board of Trustees of the Leland Stanford Junior University, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., dated August 31, 2005

Schedule 1.61

Initial miRNA Precursor Antagonists

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***Confidential Treatment Requested

Schedule 2.1(A)

Patents and License Agreements Assigned to Regulus by Isis

Isis Patent Applications to be Assigned to Regulus

IsisDocket Number	Country	Serial Number	Filing Date	Priority Date	Title
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Isis License Agreements to be Assigned to Regulus

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***Confidential Treatment Requested

Schedule 2.1(B)

Patents and License Agreements Assigned to Regulus by Alnylam

Alnylam Patent Applications to be Assigned to Regulus

CaseNumber	InvTitle	Country	CaseType	AppNumber	FilDate
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Alnylam License Agreements to be Assigned to Regulus

License Agreement between The Rockefeller University and Alnylam Pharmaceuticals, Inc. effective August 15, 2005

[summary is attached as Exhibit 2]

3

***Confidential Treatment Requested

Schedule 2.2(A)

Patents and Patent Applications Licensed to Regulus by Isis on the Effective Date

Isis Docket Number	Country	Serial Number	Filing Date	Priority Date	Title	Patent Number
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4

***Confidential Treatment Requested

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5

***Confidential Treatment Requested

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6

***Confidential Treatment Requested

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7

***Confidential Treatment Requested

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8

***Confidential Treatment Requested

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9

***Confidential Treatment Requested

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10

***Confidential Treatment Requested

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11

***Confidential Treatment Requested

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12

***Confidential Treatment Requested

Isis Docket Number	Country	Serial Number	Filing Date	Priority Date	Title	Patent Number
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13

***Confidential Treatment Requested

Isis Docket Number	Country	Serial Number	Filing Date	Priority Date	Title	Patent Number
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14

***Confidential Treatment Requested

Isis Docket Number	Country	Serial Number	Filing Date	Priority Date	Title	Patent Number
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15

***Confidential Treatment Requested

Isis Docket Number	Country	Serial Number	Filing Date	Priority Date	Title	Patent Number
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16

***Confidential Treatment Requested

Isis Docket Number	Country	Serial Number	Filing Date	Priority Date	Title	Patent Number
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17

***Confidential Treatment Requested

Isis Docket Number	Country	Serial Number	Filing Date	Priority Date	Title	Patent Number
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18

***Confidential Treatment Requested

Isis Docket Number	Country	Serial Number	Filing Date	Priority Date	Title	Patent Number
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19

***Confidential Treatment Requested

Isis Docket Number	Country	Serial Number	Filing Date	Priority Date	Title	Patent Number
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20

***Confidential Treatment Requested

Isis Docket Number	Country	Serial Number	Filing Date	Priority Date	Title	Patent Number
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21

***Confidential Treatment Requested

Isis Docket Number	Country	Serial Number	Filing Date	Priority Date	Title	Patent Number
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22

***Confidential Treatment Requested

Isis Docket Number	Country	Serial Number	Filing Date	Priority Date	Title	Patent Number
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23

***Confidential Treatment Requested

Isis Docket Number	Country	Serial Number	Filing Date	Priority Date	Title	Patent Number
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24

***Confidential Treatment Requested

Isis Docket Number	Country	Serial Number	Filing Date	Priority Date	Title	Patent Number
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25

***Confidential Treatment Requested

Isis Docket Number	Country	Serial Number	Filing Date	Priority Date	Title	Patent Number
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26

***Confidential Treatment Requested

Isis Docket Number	Country	Serial Number	Filing Date	Priority Date	Title	Patent Number
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27

***Confidential Treatment Requested

Isis Docket Number	Country	Serial Number	Filing Date	Priority Date	Title	Patent Number
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28

***Confidential Treatment Requested

Isis Docket Number	Country	Serial Number	Filing Date	Priority Date	Title	Patent Number
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29

***Confidential Treatment Requested

Isis Docket Number	Country	Serial Number	Filing Date	Priority Date	Title	Patent Number
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30

***Confidential Treatment Requested

Isis Docket Number	Country	Serial Number	Filing Date	Priority Date	Title	Patent Number
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31

***Confidential Treatment Requested

Isis Docket Number	Country	Serial Number	Filing Date	Priority Date	Title	Patent Number
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32

***Confidential Treatment Requested

Isis Docket Number	Country	Serial Number	Filing Date	Priority Date	Title	Patent Number
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33

***Confidential Treatment Requested

Isis Docket Number	Country	Serial Number	Filing Date	Priority Date	Title	Patent Number
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34

***Confidential Treatment Requested

Isis Docket Number	Country	Serial Number	Filing Date	Priority Date	Title	Patent Number
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35

***Confidential Treatment Requested

Isis Docket Number	Country	Serial Number	Filing Date	Priority Date	Title	Patent Number
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36

***Confidential Treatment Requested

Isis Docket Number	Country	Serial Number	Filing Date	Priority Date	Title	Patent Number
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37

***Confidential Treatment Requested

Isis Docket Number	Country	Serial Number	Filing Date	Priority Date	Title	Patent Number
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38

***Confidential Treatment Requested

Isis Docket Number	Country	Serial Number	Filing Date	Priority Date	Title	Patent Number
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39

***Confidential Treatment Requested

Isis Docket Number	Country	Serial Number	Filing Date	Priority Date	Title	Patent Number
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40

***Confidential Treatment Requested

Isis Docket Number	Country	Serial Number	Filing Date	Priority Date	Title	Patent Number
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41

***Confidential Treatment Requested

Isis Docket Number	Country	Serial Number	Filing Date	Priority Date	Title	Patent Number
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42

***Confidential Treatment Requested

Isis Docket Number	Country	Serial Number	Filing Date	Priority Date	Title	Patent Number
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43

***Confidential Treatment Requested

Isis Docket Number	Country	Serial Number	Filing Date	Priority Date	Title	Patent Number
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44

***Confidential Treatment Requested

Isis Docket Number	Country	Serial Number	Filing Date	Priority Date	Title	Patent Number
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45

***Confidential Treatment Requested

Isis Docket Number	Country	Serial Number	Filing Date	Priority Date	Title	Patent Number
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46

***Confidential Treatment Requested

Isis Docket Number	Country	Serial Number	Filing Date	Priority Date	Title	Patent Number
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47

***Confidential Treatment Requested

Isis Docket Number	Country	Serial Number	Filing Date	Priority Date	Title	Patent Number
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48

***Confidential Treatment Requested

Isis Docket Number	Country	Serial Number	Filing Date	Priority Date	Title	Patent Number
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49

***Confidential Treatment Requested

Isis Docket Number	Country	Serial Number	Filing Date	Priority Date	Title	Patent Number
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50

***Confidential Treatment Requested

Isis Docket Number	Country	Serial Number	Filing Date	Priority Date	Title	Patent Number
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51

***Confidential Treatment Requested

Isis Docket Number	Country	Serial Number	Filing Date	Priority Date	Title	Patent Number
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52

***Confidential Treatment Requested

Patents and Patent Applications Licensed to Regulus by Alnylam on the Effective Date

CaseNumber	InvTitle	Co.	AppNumber	FilDate	PubNumber	PubDate	PatNumber	IssDate
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53

***Confidential Treatment Requested

CaseNumber	InvTitle	Co.	AppNumber	FilDate	PubNumber	PubDate	PatNumber	IssDate
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54

***Confidential Treatment Requested

CaseNumber	InvTitle	Co.	AppNumber	FilDate	PubNumber	PubDate	PatNumber	IssDate
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		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]

55

***Confidential Treatment Requested

CaseNumber	InvTitle	Co.	AppNumber	FilDate	PubNumber	PubDate	PatNumber	IssDate
		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]

56

***Confidential Treatment Requested

CaseNumber	InvTitle	Co.	AppNumber	FilDate	PubNumber	PubDate	PatNumber	IssDate
		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]

57

***Confidential Treatment Requested

Schedule 2.4(A)

Part 1

Isis’ Existing Out-License Agreements

This Appendix 2.4(A) contains a list and summary of certain agreements in effect as of the Effective Date between Isis and certain Third Parties that may, as applicable, place certain encumbrances or limitations on the licenses or sublicenses granted to Regulus and the representations and warranties, where specified in the Agreement. Copies of the listed agreements will be provided at Regulus’ request for a complete disclosure of the encumbrances and limitations in each agreement.

As set forth in the Agreement, the information and disclosures contained in this Appendix are intended only to qualify and limit the licenses granted by Isis to Regulus, the exclusivity covenants, and the representations and warranties given by Isis under the Agreement and do not expand in any way the scope or effect of any such licenses, representations or warranties.

Nothing herein constitutes an admission of any liability or obligation of Isis nor an admission against any interest of Isis. The inclusion of this Appendix or the information contained in this Appendix does not indicate that Isis has determined that this Appendix or the information contained in this Appendix when considered individually or in the aggregate, is necessarily material to Isis.

Regulus acknowledges that certain information contained in this Appendix may constitute material Confidential Information relating to Isis which may not be used for any other purpose other than that contemplated by the Agreement.

Capitalized terms used herein below, but not otherwise defined herein below, have the meanings given to such terms in the applicable agreement listed below, unless it is clear from the context that the term has the meaning set forth in the Agreement.

[...***...]

58

***Confidential Treatment Requested

Schedule 2.4(A)

Part 2

Alnylam’s Existing Out-License Agreements

License and Collaboration Agreement between Tekmira Pharmaceuticals Corporation (formerly INEX Pharmaceuticals Corporation) and Alnylam, dated January 8, 2007

License and Collaboration Agreement dated July 8, 2007, by and among Alnylam Pharmaceuticals, Inc., F. Hoffmann-La Roche Ltd and Hoffmann-La Roche Inc., effective on August 9, 2007

Research Collaboration and License Agreement between Novartis Institutes for BioMedical Research, Inc. and Alnylam Pharmaceuticals, Inc., effective October 12, 2005, as amended by the Addendum Re: Influenza Program effective as of December 13, 2005, Amendment No. 1 to such Addendum effective as of March 14, 2006, and Amendment No. 2 to such Addendum effective as of May 5, 2006

[summaries are attached as Exhibit 2]

59

Schedule 2.4(B)

Part 1

Isis’ Existing In-License Agreements

This Appendix 2.4(B) contains a list and summary of certain agreements in effect as of the Effective Date between Isis and certain Third Parties that may, as applicable, place certain encumbrances or limitations on the licenses or sublicenses granted to Regulus and the representations and warranties, where specified in the Agreement. Copies of the listed agreements will be provided at Regulus’ request for a complete disclosure of the encumbrances and limitations in each agreement.

As set forth in the Agreement, the information and disclosures contained in this Appendix are intended only to qualify and limit the licenses granted by Isis to Regulus, the exclusivity covenants, and the representations and warranties given by Isis under the Agreement and do not expand in any way the scope or effect of any such licenses, representations or warranties.

Nothing herein constitutes an admission of any liability or obligation of Isis nor an admission against any interest of Isis. The inclusion of this Appendix or the information contained in this Appendix does not indicate that Isis has determined that this Appendix or the information contained in this Appendix when considered individually or in the aggregate, is necessarily material to Isis.

Regulus acknowledges that certain information contained in this Appendix may constitute material Confidential Information relating to Isis which may not be used for any other purpose other than that contemplated by the Agreement.

Capitalized terms used herein below, but not otherwise defined herein below, have the meanings given to such terms in the applicable agreement listed below, unless it is clear from the context that the term has the meaning set forth in the Agreement.

[...***...]

***Confidential Treatment Requested

Schedule 2.4(B)

Part 2

Alnylam’s Existing In-License Agreements

License Agreement between The Rockefeller University and Alnylam Pharmaceuticals, Inc. effective May 8, 2006 (the “Tuschl Agreement”)

Co-Exclusive License Agreement among The Board of Trustees of the Leland Stanford Junior University, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc. effective August 31, 2005

License Agreement among Garching Innovation GmbH, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc. effective October 18, 2004

[summaries are attached as Exhibit 2]

2

Schedule 2.4(C)

Part 1

Isis’ Optional In-Licenses

This Appendix 2.4(C) contains a list and summary of certain agreements in effect as of the Effective Date between Isis and certain Third Parties that may, as applicable, place certain encumbrances or limitations on the licenses or sublicenses granted to Regulus and the representations and warranties, where specified in the Agreement. Copies of the listed agreements will be provided at Regulus’ request for a complete disclosure of the encumbrances and limitations in each agreement.

As set forth in the Agreement, the information and disclosures contained in this Appendix are intended only to qualify and limit the licenses granted by Isis to Regulus, the exclusivity covenants, and the representations and warranties given by Isis under the Agreement and do not expand in any way the scope or effect of any such licenses, representations or warranties.

Nothing herein constitutes an admission of any liability or obligation of Isis nor an admission against any interest of Isis. The inclusion of this Appendix or the information contained in this Appendix does not indicate that Isis has determined that this Appendix or the information contained in this Appendix when considered individually or in the aggregate, is necessarily material to Isis.

Regulus acknowledges that certain information contained in this Appendix may constitute material Confidential Information relating to Isis which may not be used for any other purpose other than that contemplated by the Agreement.

Capitalized terms used herein below, but not otherwise defined herein below, have the meanings given to such terms in the applicable agreement listed below, unless it is clear from the context that the term has the meaning set forth in the Agreement.

[...***...]

***Confidential Treatment Requested

Schedule 2.4(C)

Part 2

Alnylam’s Optional In-Licenses

Amended and Restated Exclusive Patent License Agreement between Massachusetts Institute of Technology (“MIT”) and Alnylam, dated May 9, 2007

License and Collaboration Agreement between Tekmira Pharmaceuticals Corporation (formerly INEX Pharmaceuticals Corporation) (“Tekmira”) and Alnylam, dated January 8, 2007

The Sublicense Agreement between Tekmira and Alnylam, dated January 8, 2007

[summaries are attached as Exhibit 2]

2

Schedule 5.6(f)

Examples regarding Payments Due

Example 1: [...***...]

Party opts-in at [...***...]

Party responsible for High Terms

Party sublicenses product mid Phase IIb at terms below

Milestones	“Guaranteed Payments” Due Under High Terms	Paid Before Sublicense	Cumulative “Guaranteed Payments” Payable	Sublicense Milestones	“Sublicense Income”	“Sublicense Income Payments” Due ([...***...]%)	Cumulative “Sublicense Income Payments” Due	“Cumulative Amount Owed”	Payments Payable By Opt-in Party
Upfont	[...***...]	[...***...]	[...***...]				[...***...]	[...***...]	[...***...]
IND filing	[...***...]	[...***...]	[...***...]				[...***...]	[...***...]	[...***...]
Completion of Phase IIa	[...***...]	[...***...]	[...***...]			[...***...]	[...***...]	[...***...]	[...***...]
			[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
Phase III start	[...***...]		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
			[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
FDA filing	[...***...]		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
EU filing	[...***...]		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
FDA approval	[...***...]		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
EU approval	[...***...]		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
			[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]

Total	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]

***Confidential Treatment Requested

Example 2: [...***...]

Party opts-in at [...***...]

Party responsible for Low Terms

Party sublicenses product after IND at terms below

Milestones	“Guaranteed Payments” Due Under Low Terms	Paid Before Sublicense	Cumulative “Guaranteed Payments” Payable	Sublicense Milestones	“Sublicense Income”	“Sublicense Income Payments” Due ([...***...]%)	Cumulative “Sublicense Income Payments” Due	“Cumulative Amount Owed”	Payments Payable By Opt-in Party
Upfont	[...***...]	[...***...]	[...***...]				[...***...]	[...***...]	[...***...]
IND filing	[...***...]	[...***...]	[...***...]				[...***...]	[...***...]	[...***...]
Upfront sublicense	[...***...]		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
Completion of Phase IIa	[...***...]		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
Phase III start	[...***...]		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
P3 end	[...***...]		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
FDA filing	[...***...]		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
EU filing	[...***...]		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
FDA approval	[...***...]		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
EU approval	[...***...]		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
Japan approval	[...***...]		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]

Total	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]

2

***Confidential Treatment Requested

Example 3: [...***...]

Party opts-in at [...***...]

Party responsible for High Terms

Party sublicenses product mid Phase III at terms below

Milestones	“Guaranteed Payments” Due Under High Terms	Paid Before Sublicense	Cumulative “Guaranteed Payments” Payable	Sublicense Milestones	“Sublicense Income”	“Sublicense Income Payments” Due ([...***...]%)	Cumulative “Sublicense Income Payments” Due	“Cumulative Amount Owed”	Payments Payable By Opt-in Party
Upfont	[...***...]	[...***...]	[...***...]				[...***...]	[...***...]	[...***...]
IND filing	[...***...]	[...***...]	[...***...]				[...***...]	[...***...]	[...***...]
Completion of Phase IIa	[...***...]	[...***...]	[...***...]			[...***...]	[...***...]	[...***...]	[...***...]
Phase III start	[...***...]	[...***...]	[...***...]			[...***...]	[...***...]	[...***...]	[...***...]
			[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
			[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
FDA filing	[...***...]		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
EU filing	[...***...]		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
FDA approval	[...***...]		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
EU approval	[...***...]		[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
			[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]

Total	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]

3

***Confidential Treatment Requested

Exhibit 2

Alnylam Summaries

Attachments to Schedules 2.1(B), 2.4(A) Part 2, 2.4(B) Part 2 and 2.4(C) Part 2

Copies of the following agreements, some in redacted form, have been, or shall be, made available to Licensee as of the Effective Date:

Schedule 2.1(B): Patents and License Agreements Assigned to Regulus by Alnylam

• License Agreement between The Rockefeller University and Alnylam Pharmaceuticals, Inc. effective August 15, 2005

Schedule 2.4(A) Part 2: Alnylam’s Existing Out-License Agreements

• License and Collaboration Agreement between Tekmira Pharmaceuticals Corporation (formerly INEX Pharmaceuticals Corporation) and Alnylam Pharmaceuticals, Inc., dated January 8, 2007.

• License and Collaboration Agreement dated July 8, 2007, by and among Alnylam Pharmaceuticals, Inc., F. Hoffmann-La Roche Ltd and Hoffmann-La Roche Inc., effective on August 9, 2007

• Research Collaboration and License Agreement between Novartis Institutes for BioMedical Research, Inc. and Alnylam Pharmaceuticals, Inc., effective October 12, 2005, as amended by the Addendum Re: Influenza Program effective as of December 13, 2005, Amendment No. 1 to such Addendum effective as of March 14, 2006, and Amendment No. 2 to such Addendum effective as of May 5, 2006

Schedule 2.4(B) Part 2: Alnylam’s Existing In-License Agreements

• License Agreement between The Rockefeller University and Alnylam Pharmaceuticals, Inc. effective May 8, 2006

• Co-Exclusive License Agreement among The Board of Trustees of the Leland Stanford Junior University, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc. effective August 31, 2005

• License Agreement among Garching Innovation GmbH, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc. effective October 18, 2004

Schedule 2.4(C) Part 2: Alnylam’s Optional In-Licenses

• Amended and Restated Exclusive Patent License Agreement between Alnylam Pharmaceuticals, Inc. and Massachusetts Institute of Technology, dated May 9, 2007.

• The Sublicense Agreement between Tekmira Pharmaceuticals Corporation (formerly INEX Pharmaceuticals Corporation) and Alnylam Pharmaceuticals, Inc., dated January 8, 2007.

This In-License Summary, Out-License Summary and summary of assigned contracts and Optional In-Licenses highlights certain obligations of, or restrictions on, Alnylam and/or its assignees or sublicensees of Licensed IP under In-License Agreements, Out-License Agreements, assigned contracts and Optional In-Licenses, including without limitation In-License Agreement payment obligations, which are applicable to Regulus under the Agreement, in each case subject to the terms and conditions of such In-License Agreements. The summaries set forth in these summaries are not intended to be comprehensive or inclusive of all obligations or restrictions which may be applicable to assignees of such assigned contracts or sublicensees of Licensed IP under such In-License Agreements, Out-License Agreements or Optional In-Licenses.

Unless otherwise expressly stated, capitalized terms not otherwise defined in these summaries shall have the meanings ascribed to them in the applicable In-License Agreement, Out-License Agreement, assigned contract or Optional In-License and references to sections, articles, schedules or exhibits made in these summaries shall be to sections, articles, schedules or exhibits, as the case may be, in or to such applicable In-License Agreement, Out-License Agreement, assigned contract or Optional In-License.

ROCKEFELLER (Stoffel)

License Agreement between The Rockefeller University and Alnylam Pharmaceuticals, Inc. effective August 15, 2005 (“Stoffel Agreement”)

Brief Summary of Technology Covered by License:

• Alnylam and The Rockefeller University jointly own intellectual property relating to chemically modified oligonucleotides as therapeutic agents for reduction or elimination of microRNA expression. These oligonucleotides or “antagomirs” target a miRNA by complimentary base pairing to a miRNA or pre-miRNA nucleotide sequence. Antagomirs may be chemically modified to resist nucleolytic degradation, or to enhance delivery into cells (e.g. by conjugation to cholesterol).

Scope of License (Section 1.1)

• Alnylam’s worldwide, exclusive, sublicensable license is limited to a license to make, have made, use, have used, import, have imported, sell, offer for sale and have sold Licensed Products for all uses.

• Rockefeller reserves the right to use, and to permit other non-commercial entities to use the Rockefeller Patent Rights for educational and non-commercial research purposes.

• Rockefeller Patent Rights were developed with funding from the U.S. National Institutes of Health. The United States government retains rights in such intellectual property, including, but not limited to, requirements that products, which result from such intellectual property and are sold in the United States, must be substantially manufactured in the United States.

Certain Sublicense Terms (Section 1.5)

•	Alnylam will prohibit the sublicensee from further sublicensing and require the sublicensee to comply with the terms and conditions of the Stoffel Agreement.

■

Within thirty (30) days after Alnylam enters into a sublicense agreement, Alnylam will deliver to Rockefeller a copy of the sublicense agreement which may be redacted with respect to content that is not relevant to Alnylam’s obligations under the Stoffel Agreement.

■

Alnylam is primarily liable to Rockefeller for any act or omission of a sublicensee that would be a breach of the Stoffel Agreement if performed or omitted by Alnylam, and Alnylam will be deemed to be in breach of the Stoffel Agreement as a result of such act or omission.

Diligence (Section 2)

•	By end of the year 2007, Alnylam (or sublicensees) will select the method of delivery.

•	By the end of the year 2008, Alnylam (or sublicensees) will optimize the lead compound.

•	By the end of the year 2010, Alnylam (or sublicensees) will conclude preclinical development

Payment Obligations (Sections 3 and 4)

•	The following milestones are payable:

First issuance in the U.S. of a patent under the Rockefeller Patent Rights covering a Licensed Product	• $ [...***...]
First dosing of a subject in a Phase II clinical trial for the first Licensed Product	• $ [...***...]
Approval by the U.S. FDA of a New Drug Application for the first Licensed Product	• $ [...***...]

• A [...***...]% royalty is payable to Rockefeller on Net Sales of Licensed Products by Alnylam, its Affiliates and its sublicensees (no offsets).

• If Alnylam grants a sublicense under the Stoffel Agreement and receives payment in connection with such grant in the form of upfront fees, maintenance fees and milestone payments (net of any sums due to Rockefeller under this Agreement for the same milestone event), Alnylam will pay Rockefeller [...***...]% of such payments, excluding payments for costs incurred by Alnylam, Payments to Alnylam in the form of royalties paid by a sublicensee, equity investments in Alnylam by a sublicensee, loan proceeds paid to Alnylam by a sublicensee in an arms length transaction, full recourse debt financing and research and development funding paid to Alnylam in a bona fide transaction are also excluded from the sublicense income calculation.

• Payments are due to Rockefeller within 60 days after the end of the quarter in which the royalties or fees accrue.

Books and Records (Sections 4.3 and 4.4)

• Sub-licensees are required to keep complete and accurate books and records to verify Net Sales, and all of the royalties, fees, and other payments payable under the

***Confidential Treatment Requested

Stoffel Agreement. The records for each quarter will be maintained for at least three (3) years after submission of the applicable report required under the Stoffel Agreement.

• Upon reasonable prior written notice to Alnylam, sublicensees will provide an independent, reputable CPA appointed by Rockefeller and reasonably acceptable to Alnylam with access to all of the books and records required by the Stoffel Agreement to conduct a review or audit of Net Sales, and all of the royalties, fees, and other payments payable under the Stoffel Agreement. If the audit determines that Alnylam has underpaid any royalty payment by 5% or more, Alnylam will also promptly pay the costs of the review or audit.

Non-Use of Name (Section 5.4)

• Sublicensees may not use the name, logo, seal, trademark, or service mark (including any adaptation of them) of Rockefeller or any Rockefeller school, organization, employee, student or representative, without the prior written consent of Rockefeller, except for purposes of compliance with securities regulations.

Termination (Section 6.2)

• Alnylam may terminate for convenience

• Sublicenses will survive for 90 days following termination and Rockefeller agrees to enter into license agreement(s) directly with sublicensees upon the same terms as the terms of the Stoffel Agreement

• Alnylam must promptly inventory all finished product and works-in-product of Licensed Products of its sublicensees. Inventory may be sold off unless Rockefeller terminates for a breach by Alnylam or its sublicensees or Alnylam’s bankruptcy.

Prosecution and Enforcement (Section 7)

• Alnylam will prepare the Rockefeller Patent Rights, but Rockefeller will prosecute and maintain the Rockefeller Patent Rights with Alnylam’s input. Alnylam has a right to manage the prosecution and enforcement. Alnylam will reimburse Rockefeller’s prosecution and maintenance costs.

• Alnylam must inform Rockefeller promptly, but no later than 30 days, after learning of infringement of the Rockefeller Patent Rights. Alnylam and Rockefeller will consult each other concerning response to infringement. Alnylam may enforce the Rockefeller Patent Rights; recoveries, after the parties’ expenses are reimbursed, are treated as Net Sales subject to royalties. Rockefeller has step-in enforcement rights.

Definitions

“Licensed Products” means products that are made, made for, used, used for, imported, imported for, sold, sold for or offered for sale by Alnylam or its Affiliates or sublicensees and that either (i) in the absence of this Agreement, would infringe at least one Valid Claim of the Rockefeller Patent Rights, or (ii) use a process or machine covered by a Valid Claim of Rockefeller Patent Rights.

“Net Sales” means with respect to each Licensed Product the gross amount invoiced by Alnylam or its Affiliates or sublicensees on sales or other dispositions of such product to third parties less Qualifying Costs directly attributable to a sale and actually taken and/or identified on the invoice and borne by Company, or its Affiliates or sublicensees. “Qualifying Costs” means: (a) customary discounts in the trade for quantity purchased, prompt payment or wholesalers and distributors; (b) credits, allowances or refunds for claims or returns or retroactive price reductions (including government healthcare programs and similar types of rebates) that do not exceed the original invoice amount; (c) prepaid outbound transportation expenses and transportation insurance premiums; and (d) sales, transfer, excise and use taxes and other fees imposed by a governmental agency. Sales for clinical study purposes or compassionate, named patient or similar use shall not constitute Net Sales

“Rockefeller Patent Rights” means Rockefeller’s interests in a specified patent application ([...***...]) and related patent family relating to reduction or elimination of miRNA expression.

***Confidential Treatment Requested

TEKMIRA

License and Collaboration Agreement between Tekmira Pharmaceuticals Corporation (formerly INEX Pharmaceuticals Corporation) (“Tekmira”) and Alnylam, dated January 8, 2007 (“Effective Date”) (“Tekmira Agreement”)

Brief Summary of Technology Covered by License:

•

Tekmira (f.k.a. Inex Pharmaceuticals Corp.) granted Alnylam a license relating to liposomal delivery of siRNA and miRNA products. Alnylam granted Tekmira (i) an option to obtain exclusive, royalty-bearing, worldwide licenses under its fundamental siRNA intellectual property for 3 genetic targets and (ii) an exclusive, royalty bearing license to certain intellectual property relating to immunostimulatory RNA oligonucleotide compositions (“IOC Technology”). Alnylam retained certain rights to participate with Tekmira in commercialization of IOC Technology. In addition, Alnylam provided funding for a 2-year formulation development collaboration with Tekmira, a multi-year loan for capital expenditure purposes, and Tekmira will provide exclusive manufacturing services for Alnylam’s development programs up until completion of Phase 2 clinical studies.

Limitations on Scope of License (Sections 6.1 and 6.4)

• The license granted to Alnylam is limited to an exclusive, royalty-bearing, worldwide license under Inex Technology, Inex Collaboration IP and Tekmira’s interest in Joint Collaboration IP to Develop, Manufacture and Commercialize Alnylam Royalty Products in the Alnylam Field, subject to (a) Tekmira’s non-exclusive license under Alnylam’s rights in Inex Technology and Collaboration IP for purposes of performing Tekmira’s obligations under the Collaboration with respect to Alnylam Royalty Products, and the Manufacturing Activities, and (b) Tekmira’s exclusive, worldwide license under Alnylam’s rights in Inex Technology and Collaboration IP to Develop, Manufacture and Commercialize Inex Development Products (as defined below) in the Alnylam Field.

• Any license granted by Alnylam to a Third Party under Alnylam RNAi Technology and Alnylam Collaboration IP would be subject to a non-exclusive, worldwide license granted to Tekmira for purposes of performing Tekmira’s obligations under the Collaboration with respect to Alnylam Royalty Products, and the Manufacturing Activities.

• Any license granted by Alnylam to a Third Party under Alnylam Core Patent Rights, Alnylam Lipidoid Patent Rights, Alnylam Collaboration IP and Alnylam’s interest in Joint Collaboration IP would be subject to an exclusive, worldwide license granted to Tekmira to Develop, Manufacture and Commercialize RNAi Products directed to up to three (3) Targets (each such Target, an “Inex Development Target,” and such RNAi Products, the “Inex Development Products”) which Tekmira may select (as described below) in the Alnylam Field. During the Selection Term, Tekmira has the right to nominate a Target, subject to (a) Alnylam’s contractual obligation to a Third Party that would be breached by the inclusion of such Target as an Inex Development Target under the Tekmira Agreement, and (b) Alnylam’s determination after good faith review of its ongoing or planned scientific and/or business activities that such Target is a Target of interest to Alnylam. If neither of these criteria apply, the Target is deemed to have been successfully nominated as an “Inex Development Target” and Alnylam is obligated to use Commercially Reasonable Efforts consistent with the terms of the Novartis Agreement to obtain Novartis’ consent to such selection. If an Inex Development Target is not available for license, then Tekmira may nominate an additional Target, until an aggregate of 3 Inex Development Targets have been identified and approved for selection. If all 3 Inex Development Targets have not been approved for selection by the expiration of the Selection Term, the Selection Term will be extended until the earlier of (i) the date on which an aggregate of 3 such Inex Development Targets have been identified and approved for selection, and (ii) January 8, 2014.

• Any license granted by Alnylam to a Third Party under Alnylam IOC Technology, Alnylam Collaboration IP and Alnylam’s interest in Joint Collaboration IP would be subject to an exclusive license granted to Develop, Manufacture and Commercialize IOC Products in the Inex IOC Field in and for the United States.

Restrictions on Sublicensing by Alnylam (Sections 6.2 and 6.4)

• Alnylam may grant sublicenses to Third Parties to Develop, Manufacture and Commercialize Alnylam Royalty Products; provided, that (i) with respect to any sublicense of Alnylam’s rights under Section 6.1.1(a) (i.e., the exclusive license under Inex Technology to develop and commercialize Alnylam Royalty Products in the Alnylam Field) of the Tekmira Agreement in respect of any Alnylam Royalty Product for which Tekmira has not initiated Manufacturing of batches of finished dosage form for GLP toxicology studies, Alnylam is required to use Commercially Reasonable Efforts to facilitate a business discussion between Tekmira and Alnylam’s Sublicensee (other than Tekmira or its Affiliates) with respect to the provision of manufacturing services by Tekmira to such Sublicensee; and (ii) with respect to any sublicense of Alnylam’s rights under Section 6.1.1(a) of the Tekmira Agreement in respect of any Alnylam Royalty Product for which Tekmira has initiated Manufacturing of batches of finished dosage form for GLP toxicology studies, Alnylam’s Sublicensee (other than Tekmira or its Affiliates) will be required to obtain its requirements of the bulk finished dosage form of such Alnylam Royalty Product from Tekmira on the terms set forth in Article 5 of the Tekmira Agreement. However, Tekmira agrees to negotiate in good faith with Alnylam and/or Alnylam’s Sublicensee either an alternate or modified supply arrangement or the release of such Sublicensee from such exclusive supply obligation in return for reasonable compensation to Tekmira.

• Each license and/or sublicense granted by Alnylam under the Tekmira Agreement to develop, manufacture and commercialize Alnylam Royalty Products must be subject and subordinate to the terms and conditions of the Tekmira Agreement and must contain terms and conditions consistent with those in the Tekmira Agreement, including, without limitation, the requirements of Section 6.4 of the Tekmira Agreement (see below). Commercializing Sublicensees are also required to: (i) submit applicable sales or other reports consistent with those required under the Tekmira Agreement; (ii) comply with an audit requirement similar to the requirement set forth in Section 7.6 of the Tekmira Agreement; and (iii) comply with the confidentiality and non-use provisions of Article 8 of the Tekmira Agreement with respect to both Parties’ Confidential Information. If Alnylam becomes aware of a material breach of any sublicense by a Third Party Sublicensee, Alnylam is required to promptly notify Tekmira of the particulars of same and take all Commercially Reasonable Efforts to enforce the terms of such sublicense.

• Section 6.4 of the Tekmira Agreement states that all licenses and other rights granted to Alnylam with respect to Inex Technology under Article 6 of the Tekmira Agreement are subject to (i) the rights granted to Tekmira, and to Tekmira’s ability to grant rights to Alnylam under the Inex In-Licenses, and (ii) the provisions of the UBC Sublicense Documents governing or relating to the rights sublicensed to Alnylam.

Diligence and Annual Reports (Section 6.7)

• Alnylam is required to use Commercially Reasonable Efforts to Develop and Commercialize an Alnylam Royalty Product.

• Alnylam is required to deliver to Tekmira an annual report, due no later than December 31 of each Contract Year during the Agreement Term, which summarizes the major activities undertaken by Alnylam during the preceding 12 months to Develop and Commercialize its Royalty Products in the applicable field. The report will include an outline of the status of any such Royalty Products in clinical trials and the existence of any sublicenses with respect to such Royalty Products which have not been previously disclosed.

Financial Obligations (Sections 7.2-7.4 and 6.1.3)

Milestone Payments:

• (a) Alnylam will make milestone payments to Tekmira as set forth below on a Target-by-Target basis, no later than 30 calendar days after the earliest date on which the corresponding milestone event has been achieved with respect to the first Alnylam Royalty Product directed to a Target (other than a Biodefense Target) to achieve such milestone event:

Milestone Event	Payment
Initiation of first Phase I Study	$ [...***...]
Initiation of first Phase II Study	$ [...***...]
Acceptance by a Regulatory Authority in a Major Market of the first NDA for filing	$ [...***...]
First NDA Regulatory Approval in a Major Market	$ [...***...]
Aggregate worldwide cumulative Net Sales equals or exceeds $[...***...]	$ [...***...]

***Confidential Treatment Requested

• (b) If, however, the Target is a Biodefense Target, in lieu of the milestone payments set forth above, the following milestone payments will be payable, on a Target-by-Target basis, no later than 30 calendar days after the later of (i) the earliest date on which the corresponding milestone event has been achieved with respect to the first Alnylam Royalty Product directed to a Biodefense Target to achieve such milestone event and (ii) receipt by Alnylam of all funding from a Funding Authority that Alnylam is eligible to receive for the achievement of such milestone event:

Milestone Event	Payment
Approval of the first IND filed by Alnylam	$ [...***...]
Positive safety data from the first Phase I Study to be completed	$ [...***...]
First Commercial Sale	$ [...***...]

• Notwithstanding the foregoing: (i) if the first Alnylam Royalty Product directed to a Target to achieve a milestone event as set forth in clause (a) or (b) above is comprised of a formulation Covered by or employing any Third Party Liposome Patent Rights, then only [...***...]% of the corresponding milestone payment will be payable to Tekmira; and (ii) notwithstanding that a Target is a Biodefense Target, if Alnylam or its Related Parties Commercialize or sell an Alnylam Royalty Product directed to such Target other than to a Funding Authority, the milestone payment amounts set forth in clause (a) will then apply in lieu of the amounts set forth in clause (b).

• Each milestone payment by Alnylam to Tekmira hereunder will be payable only once for each Target, regardless of the number of times the milestone is achieved with respect to one or more Alnylam Royalty Products directed to such Target.

• On and after [...***...], Alnylam will be entitled to reduce each milestone payment payable by Alnylam under the Tekmira Agreement (after application of appropriate deductions by [...***...]% of such milestone payment, until such time as the aggregate amount of all such reductions hereunder equals $[...***...]. For clarity, Alnylam may offset (i) its obligation to pay the resulting milestone payment against (ii) certain obligations of Tekmira owed to Alnylam pursuant to the Loan Agreement, as provided in the Loan Agreement.

Royalty Payments:

• Royalties are payable to Tekmira on Net Sales of Alnylam Royalty Products worldwide as follows:

***Confidential Treatment Requested

Aggregate Calendar Year Net Sales of the Alnylam Royalty Product	Royalty (as a percentage of Net Sales)
on the first $[...***...] — $[...***...]	[...***...]%
On the subsequent $[...***...] — $[...***...]	[...***...]%
Greater than $[...***...]	[...***...]%

• Notwithstanding the foregoing, if an Alnylam Royalty Product is comprised of a formulation Covered by or employing any Third Party Liposome Patent Rights then royalties on Net Sales of Alnylam Royalty Products will be calculated as follows:

Aggregate Calendar Year Net Sales of the Alnylam Royalty Product	Royalty (as a percentage of Net Sales)
on the first $[...***...] — $[...***...]	[...***...]%
On the subsequent $[...***...] — $[...***...]	[...***...]%
Greater than $[...***...]	[...***...]%

• If the Development, Manufacture or Commercialization of an Alnylam Royalty Product in accordance with the Tekmira Agreement infringes Necessary Third Party IP, the applicable royalties in each country payable to Tekmira will be reduced by [...***...]% of the amount paid by Alnylam of any royalties under all licenses of such Necessary Third Party IP that are reasonably allocable to the Development, Manufacture and Commercialization of the Alnylam Royalty Product in or for such country in the Alnylam Field; provided, however, that, on a country-by-country basis, in no event will the royalties payable to Tekmira with respect to Net Sales in a country for any Calendar Quarter be reduced below the greater of: (i) [...***...]% of the royalties otherwise payable to Tekmira for such Calendar Quarter, and (ii) the amount of any royalties payable under the In-licenses of Alnylam that are reasonably allocable to the Commercialization or Manufacture of the Alnylam Royalty Product in or for such country in the Field (where the royalties are calculated by adding one percentage point to the applicable royalty rate(s) in the applicable In-License(s)).

• If Alnylam is required to make any payments to UBC in respect of the Inex Technology or Inex Collaboration IP licensed to Alnylam pursuant to the UBC Sublicense Agreement, then Alnylam will be entitled to offset any amounts payable by Alnylam to Tekmira under the Tekmira Agreement by the amount of Alnylam’s payments to UBC until such amounts have been credited in full.

Royalty Reports; Payment and Audit Rights (Sections 7.3.4 and 7.6)

• Commencing upon the First Commercial Sale of an Alnylam Royalty Product, Alnylam is required to provide to Tekmira a quarterly written report showing the quantity of Alnylam Royalty Products sold in each country (as measured in saleable units of product), the gross sales of such Alnylam Royalty Product in each country, total deductions for such Alnylam Royalty Product for each country included in the calculation of Net Sales, the Net Sales in each country of such Alnylam Royalty Product subject to royalty payments and the royalties payable with respect to such Alnylam Royalty

***Confidential Treatment Requested

Product. Quarterly reports are due no later than the 25th day following the close of each Calendar Quarter. Royalties shown to have accrued by each royalty report are due and payable on the date such royalty report is due.

• Complete and accurate records must be kept in sufficient detail to enable the royalties and other payments payable under the Tekmira Agreement to be determined.

• Upon the written request of Tekmira and not more than once in each Calendar Year, a Sublicensee must permit an independent certified public accounting firm of nationally recognized standing selected by Tekmira and reasonably acceptable to such Sublicensee to have access during normal business hours to such of the records of Sublicensee as may be reasonably necessary to verify the accuracy of the royalty and other financial reports required to be delivered under the Tekmira Agreement for any Calendar Year ending not more than [...***...] months prior to the date of such request, for the sole purpose of verifying the basis and accuracy of payments made under Article 7 of the Tekmira Agreement.

Prosecution and Enforcement (Sections 10.2, 10.3 and 10.4)

• Alnylam is solely responsible, at Alnylam’s discretion, for filing, prosecuting, conducting ex parte and inter partes proceedings (including the defense of any interference or opposition proceedings) and maintaining all Patent Rights comprising Alnylam RNAi Technology, Alnylam IOC Technology or Alnylam Collaboration IP, in Alnylam’s name.

• Tekmira, at Tekmira’s discretion, for filing, prosecuting, conducting ex parte and inter partes proceedings, (including the defense of any interference or opposition proceedings), and maintaining all Patent Rights comprising Inex Technology or Inex IOC Technology, in Tekmira’s name, or Inex Collaboration IP, in UBC’s name.

• Subject to Tekmira’s continuing right to the prior review of, comment on, revision to and approval of material documents, which will not be unreasonably delayed or withheld, Alnylam is solely responsible, at Alnylam’s discretion, for filing, conducting ex parte and inter partes prosecution, and maintaining (including the defense of any interference or opposition proceedings) all Patent Rights comprising Joint Collaboration IP, in the names of both Tekmira and Alnylam.

• If Alnylam elects not to seek or continue to seek or maintain patent protection on any Alnylam IOC Technology or Alnylam Collaboration IP which is subject to Tekmira’s licensed rights under the Tekmira Agreement, or Joint Collaboration IP, then Tekmira will have step-in rights. If Alnylam declines to file, prosecute and/or maintain Valid Claims at Tekmira’s request in Joint Collaboration IP, then Tekmira will have step-in rights.

• If Tekmira elects not to seek or continue to seek or maintain patent protection on any Inex Technology or Inex Collaboration IP, which is subject to Alnylam’s licensed rights under the Tekmira Agreement, then subject to the provisions of the UBC

***Confidential Treatment Requested

Sublicense Documents, Alnylam will have rights (but not the obligation), at its expense, to prosecute and maintain in any country patent protection on such Inex Technology in the name of Tekmira or Inex Collaboration IP in the name of UBC.

• Each Party agrees: (a) to make its employees, agents and consultants reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable such Party to undertake patent prosecution; (b) to provide the other Party with copies of all material correspondence pertaining to prosecution with the patent offices; (c) to cooperate, if necessary and appropriate, with the other Party in gaining patent term extensions wherever applicable to Patent Rights; and (d) to endeavor in good faith to coordinate its efforts with the other Party to minimize or avoid interference with the prosecution and maintenance of the other Party’s patent applications.

• The patent filing, prosecution and maintenance expenses incurred after the Effective Date with respect to Patent Rights comprised of Alnylam Core Patent Rights, Alnylam IOC Technology, Alnylam Lipidoid Patent Rights, Inex Technology, Inex IOC Technology and Collaboration IP will be borne by each Party having the right to file, prosecute and maintain such Patent Rights under the Tekmira Agreement.

• Subject to the provisions of any Inex In-License and the provisions of the UBC Sublicense Documents, in respect of the Alnylam Royalty Products in the Alnylam Field, Alnylam will have the sole and exclusive right to initiate an infringement or other appropriate suit anywhere in the world against any Third Party who at any time has infringed, or is suspected of infringing, any Patent Rights, or of using without proper authorization, any Know-How, comprising any Inex Technology or Collaboration IP that is licensed to Alnylam under the Tekmira Agreement.

• Alnylam will have the sole and exclusive right to initiate an infringement or other appropriate suit anywhere in the world against any Third Party who at any time has infringed, or is suspected of infringing, any Patent Rights, or of using without proper authorization any Know-How, comprising Alnylam RNAi Technology, Alnylam IOC Technology or Alnylam Collaboration IP; provided, that if Alnylam fails to initiate a suit or take other appropriate action with respect to Alnylam IOC Technology in the United States with respect to an IOC Product that it has the initial right to initiate or take pursuant thereto within 90 days after becoming aware of the basis for such suit or action, then Tekmira may, in its discretion, provide Alnylam with written notice of Tekmira’s intent to initiate a suit or take other appropriate action with respect to such IOC Product. If Alnylam fails to initiate a suit or take such other appropriate action within 30 days after receipt of such notice from Tekmira, then Tekmira will have the right to initiate a suit or take other appropriate action that it believes is reasonably required to protect its licensed interests under the Alnylam IOC Technology and Alnylam Collaboration IP with respect to such IOC Product.

• Alnylam may defend any Infringement Claim brought against either Party or its Affiliates or Sublicensees arising out of the Development, Manufacture or Commercialization of any Alnylam Royalty Product in the Alnylam Field. Tekmira may

defend any Infringement Claim brought against either Party or its Affiliates or Sublicensees arising out of the Development, Manufacture or Commercialization of any Inex Royalty Product and in (a) the Alnylam Field, in the case of Inex Development Products or (b) the Inex IOC Field, in the case of Inex IOC Products.

• As the responsible party, Alnylam must keep Tekmira informed, and from time to time consult with Tekmira regarding the status of any such claims and provide Tekmira with copies of all documents filed in, and all written communications relating to, any suit brought in connection with such claims. Tekmira also has the right to participate and to be presented in any such claim or related suit. If Alnylam fails to exercise its right to assume such defense within 30 days following written notice of such Infringement Claim, Tekmira has the sole and exclusive right to control the defense of such Infringement Claim.

Termination for Patent Challenge (Section 11.5)

• If any Sublicensee asserts in any court or other governmental agency of competent jurisdiction that an Inex Patent Right or a Patent Right Controlled by Tekmira by virtue of the Inex-UBC License Agreement and sublicensed to Alnylam pursuant to the UBC Sublicense (in either case, an “Inex Patent”) is invalid, unenforceable, or that no issued Valid Claim embodied in such Inex Patent excludes a Third Party from making, having made, using, selling, offering for sale, importing or having imported an Alnylam Royalty Product in such jurisdiction, then Tekmira may, upon written notice to Alnylam, terminate all licenses granted to Alnylam for such Alnylam Royalty Product(s) covered by such Inex Patent that is under challenge in the applicable jurisdiction; provided, however, that Tekmira will not terminate such license if within 30 days of Alnylam’s receipt of Tekmira’s notification under the Tekmira Agreement (a) it is confirmed by written notice to Tekmira that Sublicensee no longer intends to challenge the validity or enforceability of such Inex Patent; or (b) documentation is provided to Tekmira to confirm Sublicensee’s withdrawal of its filing, submission, or other process commenced in any court or other governmental agency of competent jurisdiction to challenge the validity or enforceability of any such Inex Patent.

Definitions

“Alnylam Collaboration IP” means, generally (a) any improvement, invention, or Know-How first discovered or developed by employees of Alnylam or its Affiliates or other persons not employed by Tekmira acting on behalf of Alnylam, in the performance of the Collaboration, the Manufacturing Activities, and/or Alnylam’s obligations under the Original Agreements, and (b) any Patent Rights which claim, cover or relate to such Know-How. Alnylam Collaboration IP excludes Alnylam’s interest in Joint Collaboration IP.

“Alnylam Core Patent Rights” means those Patent Rights set forth in Schedule 1.3 of the Tekmira Agreement, including various Tuschl I and Tuschl II patents and patent applications, as such Schedule is supplemented from time to time pursuant to Section 6.5.1 of the Tekmira Agreement.

“Alnylam Field” means the treatment, prophylaxis and diagnosis of diseases in humans using an RNAi Product or miRNA Product.

“Alnylam IOC Technology” mean, generally (a) Know-How Controlled by Alnylam as of the Effective Date that is useful or necessary to Develop, Commercialize and/or Manufacture an IOC Product in the Inex IOC Field (excluding any Alnylam Collaboration IP and Alnylam’s interest in Joint Collaboration IP), and (b) those Patent Rights set forth in Schedule 1.5 of the Tekmira Agreement, including USSN [...***...].

“Alnylam Lipidoid Patent Rights” means those Patent Rights Controlled by Alnylam under a license from the Massachusetts Institute of Technology pursuant to the MIT License Agreement and that are set forth in Schedule 1.6 of the Tekmira Agreement, including USSN [...***...].

“Alnylam RNAi Know-How” means, generally, Know-How Controlled by Alnylam that Alnylam determines in its reasonable judgment to be useful or necessary to Develop, Commercialize and/or Manufacture an Alnylam Royalty Product in the Alnylam Field (excluding any Alnylam Collaboration IP and Alnylam’s interest in Joint Collaboration IP).

“Alnylam RNAi Patent Rights” means, generally, Patent Rights Controlled by Alnylam that claim (a) Alnylam RNAi Know-How, or (b) the identification, characterization, optimization, construction, expression, formulation, use or production of an Alnylam Royalty Product, as the case may be, and which Alnylam determines in its reasonable judgment to be useful or necessary to Develop, Commercialize and/or Manufacture an Alnylam Royalty Product in the Alnylam Field (including, without limitation, the Alnylam Core Patent Rights and the Alnylam Lipidoid Patent Rights, but specifically excluding Alnylam IOC Technology and any Patent Rights included in Alnylam Collaboration IP or Alnylam’s interest in Joint Collaboration IP).

“Alnylam RNAi Technology” means, collectively, Alnylam RNAi Know-How and Alnylam RNAi Patent Rights.

“Alnylam Royalty Product” means any RNAi Product or a miRNA Product that, but for the licenses granted hereunder, would be Covered by one or more Valid Claims of the Inex Patent Rights.

“Biodefense Target” means (a) a Target within the genome of one or more Category A, B and C pathogens, as defined by the National Institute of Allergy and Infectious Diseases, including without limitation, pathogens listed on Schedule 1.12 of the Tekmira Agreement, but specifically excluding influenza virus, or (b) an endogenous cellular Target against which Alnylam Develops and/or Commercializes an Alnylam Royalty Product for commercial supply to one or more Funding Authorities.

“Collaboration IP” means, collectively, Alnylam Collaboration IP, Inex Collaboration IP and Joint Collaboration IP.

***Confidential Treatment Requested

“Existing Inex In-Licenses” means the Third Party agreements listed on Schedule 1.30 to the Tekmira Agreement.

“IOC” or “Immunostimulatory Oligonucleotide Composition” means a single-stranded or double-stranded ribonucleic acid (“RNA”) composition, or derivative thereof, that has activity solely through an immunostimulatory mechanism and has no RNAi activity against a human gene transcript or viral genomic sequence.

“IOC Product” means a product containing, comprised of or based on IOCs or IOC derivatives.

“Inex Collaboration IP” means, generally (a) any improvement, invention or Know-How first discovered or developed by employees of Tekmira or its Affiliates or other persons not employed by Alnylam acting on behalf of Tekmira, in the performance of the Collaboration, the Manufacturing Activities, and/or Tekmira’s obligations under the Original Agreements, and (b) any Patent Rights which claim, cover or relate to such Know-How. Inex Collaboration IP excludes Tekmira’s interest in Joint Collaboration IP.

“Inex In-License” means an agreement between Tekmira or its Affiliates, and a Third Party, pursuant to which Tekmira or any of its Affiliates Control(s) Inex Technology relating to the Alnylam Field under a license or sublicense from such Third Party, including without limitation, the Existing Inex In-Licenses.

“Inex IOC Field” means the treatment, prophylaxis and diagnosis of diseases in humans using an IOC Product.

“Inex IOC Technology” means, generally (a) Know-How Controlled by Tekmira or its Affiliates with respect to IOC Products and/or IOCs, and (b) Patent Rights Controlled by Tekmira and its Affiliates that claim such Know-How or the identification, characterization, optimization, construction, expression, formulation, delivery, use or production of an IOC Product and/or IOC, and are useful or necessary to Develop, Commercialize and/or Manufacture IOC Products in the Field.

“Inex Know-How” means, generally, Know-How Controlled by Tekmira or its Affiliates with respect to an RNAi Product or miRNA Product (excluding any Inex Collaboration IP, Tekmira’s interest in Joint Collaboration IP and any such Know-How sublicensed to Alnylam pursuant to the UBC Sublicense).

“Inex Patent Rights” means, generally, Patent Rights Controlled by Tekmira or its Affiliates that claim (a) Inex Know-How or (b) the identification, characterization, optimization, construction, expression, formulation, delivery, use or production of an RNAi Product or miRNA Product, and are useful or necessary to Develop, Commercialize and/or Manufacture RNAi Products or miRNA Products in the Alnylam Field (excluding any Patent Rights included in Inex Collaboration IP, Tekmira’s interest in Joint Collaboration IP and any such Patent Rights licensed to Alnylam pursuant to the UBC Sublicense).

“Inex Royalty Product” means any (a) Inex Development Product that, but for the licenses granted hereunder, would be Covered by one or more Valid Claims under the Alnylam Core Patent Rights or the Alnylam Lipidoid Patent Rights, or (b) IOC Product that but for the licenses granted hereunder, would be Covered by one or more Valid Claims under the Alnylam IOC Technology.

“Inex Technology” means, collectively, Inex Know-How and Inex Patent Rights.

“Inex-UBC License Agreement” means that certain license agreement between Tekmira and the University of British Columbia (“UBC”) dated effective July 1, 1998, as amended by Amendment Agreement between Tekmira and UBC dated effective July 11, 2006, and Second Amendment Agreement dated effective the Effective Date.

“Joint Collaboration IP” means, generally (a) any improvement, discovery or Know-How first discovered or developed jointly by the Parties or their Affiliates or others acting on behalf of Tekmira and Alnylam in the performance of the Collaboration, the Manufacturing Activities and/or the obligations of the Parties under the Original Agreements, and (b) any Patent Rights which claim, cover or relate to such Know-How.

“Manufacturing Activities” means those activities performed by a party relating to the manufacture and supply of Alnylam Royalty Products.

“miRNA Product” means a product containing, comprised of or based on native or chemically modified RNA oligomers designed to either modulate an miRNA and/or provide the function of an miRNA.

“Necessary Third Party IP” means, on a country-by-country basis, Know-How or Patent Rights in such country owned or controlled by a Third Party that cover a Royalty Product.

“Pre-Existing Alliance Agreements” are listed on Schedule 1.79 to the Tekmira Agreement.

“RNAi Product” means a product containing, comprised of or based on siRNAs or siRNA derivatives or other moieties effective in gene function modulation and designed to modulate the function of particular genes or gene products by causing degradation of a Target mRNA to which such siRNAs or siRNA derivatives are complementary (“RNAi Interference Mechanism”), and that is not an miRNA Product.

“Royalty Product” means, either (a) an Alnylam Royalty Product, or (b) an Inex Royalty Product.

“Selection Term” means the period commencing on the Effective Date and continuing for five (5) Contract Years thereafter, unless such period is extended pursuant to Section 2.2 of the Tekmira Agreement.

“Small Interfering RNA” or “siRNA” means a double-stranded ribonucleic acid (RNA) composition designed to act primarily through an RNA Interference Mechanism that consists of either (a) two separate oligomers of native or chemically modified RNA that are hybridized to one another along a substantial portion of their lengths, or (b) a single oligomer of native or chemically modified RNA that is hybridized to itself by self-complementary base-pairing along a substantial portion of its length to form a hairpin.

“Target” means: (a) a polypeptide or entity comprising a combination of at least one polypeptide and other macromolecules, that is a site or potential site of therapeutic intervention by a therapeutic agent; or a nucleic acid which is required for expression of such polypeptide; (b) variants of a polypeptide, cellular entity or nucleic acid described in clause (a); (c) a defined non-peptide entity, including a microorganism, virus, bacterium or single cell parasite; provided that the entire genome of a virus will be regarded as a single Target; or (d) a naturally occurring interfering RNA or miRNA or precursor thereof.

“Third Party Liposome Patent Rights” means, with respect to an Alnylam Royalty Product, (a) the Alnylam Lipidoid Patent Rights and/or (b) other technology comprising a lipid component or liposomal formulation useful or necessary for the Development, Manufacture or Commercialization of such Alnylam Royalty Product and Controlled by Alnylam under a license from a Third Party, and in each case with respect to which Intellectual Property Rights Alnylam has granted to Tekmira a non-exclusive, royalty- and milestone fee-bearing (on a pass-through basis) license to Develop, Manufacture and Commercialize Inex Royalty Products in the Alnylam Field in the case of Inex Development Product, and in the Inex IOC Field in the case of IOC Products.

“UBC Sublicense Documents” means the collective reference to (a) the Sublicense Agreement dated as of the Effective Date between the Parties (the “UBC Sublicense”), (b) the Consent and Agreement dated as of the Effective Date among the Parties and UBC, and (c) the Assignment dated the Effective Date between Tekmira and UBC.

ROCHE

License and Collaboration Agreement dated July 8, 2007, by and among Alnylam Pharmaceuticals, Inc., F. Hoffmann-La Roche Ltd (“Roche Basel”) and Hoffmann-La Roche Inc. (together with Roche Basel, “Roche”) (“Roche Agreement”), effective on August 9, 2007 (“Effective Date”)

Brief Description of Technology Covered by License

• Alnylam granted Roche and its Affiliates a non-exclusive, worldwide license under Alnylam’s rights to Architecture and Chemistry IP and Delivery IP as it existed at the effective time of the Agreement, to develop and commercialize RNAi Products for treatment/prophylaxis of indications in at least the fields of cancer, certain liver diseases, metabolic disease and pulmonary disease. Roche has the option to enter additional therapeutic fields and, prior to granting exclusive licenses in the other Fields, Alnylam must give Roche a right of first negotiation.

Limitations on Scope of License

Any license granted by Alnylam to a Third Party under Architecture and Chemistry IP or Delivery IP would be subject to the following limitations:

• License Grant to Roche. Roche and its Affiliates have a non-exclusive, worldwide license to develop and commercialize RNAi Products for the treatment/prophylaxis of indications in at least the primary fields of cancer, certain liver diseases, metabolic disease and pulmonary disease) and any additional fields (which are listed in a schedule to the Roche Agreement) to which Roche acquires non-exclusive rights (collectively, “Field”).

• Designated Targets. If Roche selects a Target which is not a Blocked Target and such Target is cleared through the Novartis ROFO mechanism, Roche has non-exclusive rights within the scope of its basic license grant to develop and commercialize RNAi Products directed to such “Designated Target” in the Field.

• Alnylam/Roche Discovery Collaboration. Roche and Alnylam have agreed to collaborate on a specified number of targets during the term of the agreement.

• ROFN. If Alnylam intends to grant to any Third Party an exclusive license to any particular additional field which has not yet been acquired by Roche, Alnylam must first offer Roche the right to extend its non-exclusive licenses into such additional field upon payment of a specified field option fee.

• Extension into Additional Fields. Roche may extend its development and commercialization activities directed to a Target into any additional field, provided that Roche notify Alnylam of such extension and pay certain milestone payments.

Prosecution and Enforcement

• Alnylam is obligated to take reasonable measures to protect and, to the extent Alnylam has such a right, to enforce the IP being licensed to Roche under the Roche Agreement.

• Alnylam is also obligated to assume control of the defense of any aspects of any third party infringement claim that involves the validity, scope and/or enforceability of such licensed IP. Roche has the right to control the defense of any other third party infringement claim or aspect thereof related to the licensed IP. Alnylam must keep Roche advised of status and consider Roche’s recommendations.

Definitions

• “Architecture and Chemistry Intellectual Property” refers, generally, to Know-How and Patent Rights listed on Schedule C to the Roche Agreement, in each case Controlled by Alnylam as of the Effective Date, and covering (a) the general structure, architecture, or design of double-stranded oligonucleotide molecules which engage RNAi mechanisms in a cell; (b) chemical modifications of double-stranded oligonucleotides (including any modification to the base, sugar or internucleoside linkage, nucleotide mimetics, and any end modifications) which do not abolish the RNAi activity of the double-stranded oligonucleotides in (a); (c) manufacturing techniques for the double-stranded oligonucleotide molecules or chemical modifications of (a) and (b); or (d) all uses or applications of double-stranded oligonucleotide molecules or chemical modifications in (a) or (b); but excluding (i) IP to the extent specifically related to Blocked Targets, and (ii) Delivery IP. Includes future Patent Rights that claim priority to or common priority with any of the aforementioned Patent Rights.

• “Blocked Target” means any Target that is subject to a contractual obligation of a Pre-Existing Alliance Agreement that would be breached by the inclusion of such Target as a Designated Target under this Agreement

• “Delivery Intellectual Property” refers, generally, to Know-How and Patent Rights listed on Schedule C to the Roche Agreement, in each case Controlled by Alnylam as of the Effective Date, and covering (a) delivery technologies necessary or useful for delivery of double-stranded oligonucleotide molecules; or (b) manufacturing techniques for such delivery technologies of (a); but excluding Patent Rights which relate specifically to Blocked Targets. Includes future Patent Rights that claim priority to or common priority with any of the aforementioned Patent Rights.

• “RNAi Compound” means any compound that, in vitro or otherwise, functions through the mechanism of RNAi and consists of or encodes double-stranded oligonucleotides, and which double-stranded oligonucelotides optionally may be chemically modified to contain modified nucleotide bases or non-RNA nucleotides, and optionally may be administered in conjunction with a delivery vehicle or vector.

• “RNAi Product” means any product that contains one or more RNAi Compounds as an active ingredient.

• “Target” means (a) a polypeptide or entity comprising a combination of at least one polypeptide and other macromolecules, that is a site or potential site of therapeutic intervention by a therapeutic agent; or a nucleic acid which is required for expression of such polypeptide; (b) variants of a polypeptide (including any splice variant thereof), cellular entity or nucleic acid described in clause (a); or (c) a defined non-peptide entity, including a microorganism, virus, bacterium or single cell parasite; provided that the entire genome of a virus shall be regarded as a single Target.

NOVARTIS

Research Collaboration and License Agreement between Novartis Institutes for BioMedical Research, Inc. and Alnylam Pharmaceuticals, Inc., effective October 12, 2005, as amended by the Addendum Re: Influenza Program effective as of December 13, 2005, Amendment No. 1 to such Addendum effective as of March 14, 2006, and Amendment No. 2 to such Addendum effective as of May 5, 2006 (“Novartis Agreement”)

Brief Description of Technology Covered by License

•	Alnylam granted Novartis a right to exclusively develop a certain number of Targets using intellectual property controlled by Alnylam during the term of the Agreement. Some of the Targets would be developed through collaborative work between Novartis and Alnylam. In addition, Novartis has the right to convert their license from an exclusive license with respect to certain Targets to a broad, non-exclusive license.

Scope of Rights

• Novartis may select a specified number of Targets (“Selected Targets”). Alnylam and Novartis entered into a Research Collaboration to identify and optimize RNAi Compounds directed against Selected Targets and develop improved RNAi technology to enable and enhance the utility of such RNAi Compounds. (Section 2)

• Alnylam granted Novartis and its Affiliates worldwide licenses under Alnylam Intellectual Property to (i) perform Novartis’s obligations under the Research Collaboration, (ii) Discover RNAi Compounds, (iii) Discover RNAi Compounds directed at the Selected Targets, and (iv) Discover, Develop, Commercialize or Manufacture Discovered RNAi Compounds and Collaboration Products. The rights under clauses (i) and (ii) are non-exclusive and non-sublicenseable, under clause (iii) are exclusive and non-sublicenseable, and under clause (iv) are exclusive and sublicenseable. (Sections 3.1(a) and (b))

• For a period of time, Novartis has an option, exercisable upon notice and payment of a fee, to obtain for itself and its Affiliates a non-exclusive, non-sublicenseable (except to third party contractors), worldwide, perpetual license under Broad RNAi Intellectual Property for any human, veterinary or agricultural applications (the “Adoption License”). Alnylam may not grant any exclusive rights or licenses under any Broad RNAi Intellectual Property except with respect to an opportunity Novartis does not acquire under the ROFO or in accordance with agreements existing before the effective date of the Novartis Agreement. (Section 3.1(c) and (e))

• Exclusivity: Alnylam and its Affiliates may not, either alone or directly or indirectly in conjunction with a Third Party, conduct Discovery of any RNAi Compound or RNAi Products directed to a Selected Target, or Discovery, Development, Commercialization or Manufacture of Discovered RNAi Compounds, Collaboration

Products, or RNAi Compounds or RNAi Products directed to Selected Targets. Alnylam and its Affiliates may not grant to any Third Party any rights under Alnylam Intellectual Property to engage in any of the foregoing activities. (Section 2.6(a))

• ROFO: If Alnylam or any of its Affiliates seek, directly or indirectly in conjunction with a Third Party (with limited exceptions), or to license a Third Party (with limited exceptions) the right, to Discover, Develop, Commercialize or Manufacture any RNAi Compounds or RNAi Products directed at a Target(s), Alnylam must first provide written notice to Novartis. Novartis has a period of time to accept or reject the opportunity. If Novartis rejects an opportunity for a program for which no IND has been filed in the US or Major Market Countries, or Novartis and Alnylam are unable to come to terms on a post-IND program, Alnylam may, within a specified period of time, enter an agreement with a Third Party, which can be no more favorable overall to such Third Party than those offered to Novartis under Section 2.6(c)(i). (Sections 2.6(b) and (c))

• In-Licensing IP: To the extent applicable, Alnylam must comply with Sections 2.6(b) and (c) when acquiring or licensing rights from Third Parties. In the course of acquiring or licensing additional Broad RNAi Intellectual Property or any other Alnylam Intellectual Property covering a Collaboration Product, Alnylam must use its best efforts to ensure that such rights include the right to sublicense to Novartis such Broad RNAi Intellectual Property or other Alnylam Intellectual Property. (Sections 2.6(d), 3.1(f))

• Technology Transfer: Alnylam will periodically deliver to Novartis all Alnylam Intellectual Property specifically relating to the Discovered RNAi Compounds, relating to the Research Collaboration, or otherwise necessary or useful to the Discovery, Development, Commercialization or Manufacture of Discovered RNAi Compounds or Collaboration Products. Once Novartis acquires the Adoption License, Alnylam will periodically deliver to Novartis all Broad RNAi Intellectual Property. The deliveries will include un-redacted copies of agreements that directly or indirectly grant or restrict rights in Alnylam Intellectual Property, which may be redacted to comply with confidentiality obligations and to exclude terms that do not relate to Novartis’s rights or obligations; provided, that Alnylam will use commercially reasonable efforts to ensure that Novartis is granted access to un-redacted copies of such agreements.

• Alnylam may not assign, license or otherwise grant any rights or dispose of any Broad RNAi Intellectual Property or other Alnylam Intellectual Property covering a Collaboration Product without making such disposition expressly subject to Novartis’s rights. (Section 3.1(g))

IP Ownership, Prosecution and Enforcement (Section 6)

• Novartis owns all IP jointly created by the parties in the Research Collaboration. Novartis grants Alnylam a worldwide, non-exclusive, sublicenseable (solely to Controlled Contractors) license under such jointly-created IP that is Broad RNAi Intellectual Property, to engage in any and all research activities directed to human, veterinary or agricultural applications.

• Novartis has a step-in right to prosecute Alnylam Patent Rights that pertain to a Discovered RNAi Compound or a Licensed Product.

• Alnylam will promptly report in writing to Novartis any known or suspected infringement or misappropriation of Alnylam Intellectual Property and will provide Novartis with all available evidence supporting such infringement or misappropriation.

• Alnylam has the right to protect the Alnylam Intellectual Property, and Alnylam will consult with Novartis regarding the status of any such action and will provide Novartis with copies of all material documents relating to such action. Notwithstanding the foregoing, Novartis has the sole and exclusive right to initiate a suit under Alnylam Intellectual Property to protect a Discovered RNAi Compound, a Licensed Product or IP created solely by Novartis or jointly by Novartis and Alnylam in the Research Collaboration; Alnylam must provide reasonable assistance at Novartis’ request. Recoveries will be shared in a specified manner.

• Novartis and Alnylam will cooperate in responding to a claim challenging the validity of any Alnylam Patent Right covering a Discovered RNAi Compound or a Licensed Product.

Definitions

“Adopted Product” means a product containing RNAi Compound(s) that are Discovered, Developed, Commercialized or Manufactured pursuant to the Adoption License.

“Alnylam Intellectual Property” means Know-How and Patent Rights now or in the future owned or licensed by Alnylam or its Affiliates, including Broad RNAi Intellectual Property.

“Broad RNAi Intellectual Property” means all Know-How and Patent Rights now or in the future owned or licensed by Alnylam or its Affiliates that relate to RNAi technology, products or processes, including (a) the general structure, architecture, or design of nucleic acid based molecules which engage RNAi mechanisms in a cell; (b) chemical modifications of nucleic acids (including any modification to the base, sugar or internucleoside linkage, nucleotide mimetics, and any end modifications) which do not abolish the RNAi activity of the nucleic acid molecules in (a); (c) manufacturing techniques for the nucleic acid based molecules or chemical modifications of (a) and (b); and (d) all uses or applications of nucleic acid based molecules or chemical modifications in (a) or (b); but excluding Patents which relates solely to (i) a specific Target or small group of Targets; or (ii) delivery technologies which may be broadly employed for delivery of nucleic acid based molecules.

“Collaboration Product” means any product that contains one or more Discovered RNAi Compound(s) as active ingredient(s).

“Discovered RNAi Compound” means an RNAi Compound directed to a Selected Target that is Discovered during the course of a program under the Novartis Agreement, together with all derivatives of such RNAi Compound, where “derivative” means a compound that may contain modified nucleotides or may have been modified by chemical or molecular genetic means but which still, at least in vitro, functions through an RNAi mechanism against the same Target.

“Licensed Products” means the Collaboration Products and the Adopted Products.

“RNAi Compound” means any compound that in vitro or otherwise functions through the mechanism of RNAi and consists of or encodes double-stranded RNA, and which double-stranded RNA is optionally chemically modified to contain modified nucleotide bases or non-RNA nucleotides, and optionally may be administered in conjunction with a delivery vehicle or vector.

“RNAi Product” means any product that contains one or more RNAi Compounds as an active ingredient.

“Target” means: (a) a polypeptide or entity comprising a combination of at least one polypeptide and other macromolecules, that is a site or potential site of therapeutic intervention by a therapeutic agent; or a nucleic acid which is required for expression of such polypeptide; (b) variants of a polypeptide, cellular entity or nucleic acid described in clause (a); (c) a defined non-peptide entity, including a microorganism, virus, bacterium or single cell parasite; provided that the entire genome of a virus shall be regarded as a single Target; or (d) a naturally occurring interfering RNA or microRNA or precursor thereof.

ROCKEFELLER (Tuschl)

License Agreement between The Rockefeller University and Alnylam Pharmaceuticals, Inc. effective May 8, 2006 (“Tuschl Agreement”)

Brief Summary of Technology Covered by License:

The Rockefeller University granted Alnylam a license to intellectual property developed by Dr. Thomas Tuschl relating to sequence-specific inhibition of microRNAs (RU 681) (also known as “Tuschl IV”).

Scope of License (Section 1.1)

• Alnylam’s non-exclusive, world-wide, sublicensable license is limited to a license to research, develop, make, have made, use, have used, import, have imported, sell, offer for sale and have sold Licensed Products for human and animal therapeutics.

• Rockefeller Patent Rights were developed with funding from the U.S. National Institutes of Health. The United States government retains rights in such intellectual property, including, but not limited to, requirements that products, which result from such intellectual property and are sold in the United States, must be substantially manufactured in the United States.

Certain Sublicense Terms (Section 1.5)

•	Alnylam will only have the right to grant sublicenses if such sublicense (a) is granted in conjunction with a license or sublicense of Alnylam’s rights under proprietary intellectual property that is in addition to the Rockefeller Patent Rights, and (b) is granted in connection with a bona fide collaboration with one or more third parties established by written agreement that is for purposes of research and/or development of products under a jointly prepared research plan.

•	Alnylam will prohibit the sublicensee from further sublicensing and require the sublicensee to comply with the terms and conditions of the Tuschl Agreement (other than Alnylam’s payment and reporting obligations).

■	Within thirty (30) days after Alnylam enters into a sublicense agreement, Alnylam will deliver to Rockefeller a copy of the sublicense agreement which may be redacted except with respect to terms, including financial terms that re not relevant to Alnylam’s obligations under the Tuschl Agreement.

• Upon an Alnylam bankruptcy event, payments due to Alnylam from its Affiliates or sublicensees under the sublicense agreement in the form of milestone payments and royalties on Licensed Products will, upon notice from Rockefeller to such Affiliate or sublicensee, become payable directly to Rockefeller for the account of Alnylam. Upon receipt of such funds, Rockefeller will remit to Alnylam the amount by which such payments exceed the amounts owed by Alnylam to Rockefeller.

■

Alnylam is primarily liable to Rockefeller for any act or omission of a sublicensee that would be a breach of the Stoffel Agreement if performed or omitted by Alnylam, and Alnylam will be deemed to be in breach of the Stoffel Agreement as a result of such act or omission.

Diligence (Section 2)

•	Alnylam must provide Rockefeller within 30 days of the third and each subsequent anniversary of the Effective Date with written progress reports discussing the development, evaluation, testing and commercialization of all Licensed Products.

Payment Obligations (Sections 3 and 4)

• The following milestones are payable for each Licensed Product against an individual Gene Target:

Receipt of IND approval.	$ [...***...]
Dosing of first patient in Phase II Clinical Trials.	$ [...***...]
Dosing of first patient in Phase III Clinical Trials.	$ [...***...]
Receipt of NDA approval.	$ [...***...]

• A [...***...]% royalty is payable to Rockefeller on Net Sales of Licensed Products by Alnylam, its Affiliates and its sublicensees (no offsets).

• If Rockefeller grants a license under the Rockefeller Patent Rights to any third party, which will permit such third party to manufacture or sell for any use within the scope of the license at a lower royalty rate than that provided in the Tuschl Agreement, Rockefeller will promptly notify Alnylam of such license, including all material terms and conditions of such license, and offer to Alnylam the lower royalty rates and all of the material terms and conditions of such license. If Alnylam accepts such terms in writing, the royalty rate and all material terms and conditions of such notice shall thereafter apply to Alnylam and the parties will promptly execute an amendment to the Tuschl Agreement reflecting such terms and conditions.

• Alnylam must pay Rockefeller a one-time fee of $[...***...] within 30 days after granting a sublicense to a permitted sublicensee.

• Payments are due to Rockefeller within 60 days after the end of the quarter in which the royalties or fees accrue.

Books and Records (Sections 4.3 and 4.4)

• Sub-licensees are required to keep complete and accurate books and records to verify Sales, Net Sales, and all of the royalties, fees, and other payments payable under

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the Tuschl Agreement. The records for each quarter will be maintained for at least 3 years after submission of the applicable report required under the Tuschl Agreement.

• Upon reasonable prior written notice to Alnylam, sublicensees will provide an independent, reputable CPA appointed by Rockefeller and reasonably acceptable to Alnylam with access to all of the books and records required by the Tuschl Agreement to conduct a review or audit of Sales, Net Sales, and all of the royalties, fees, and other payments payable under the Tuschl Agreement. If the audit determines that Alnylam has underpaid any royalty payment by 5% or more, Alnylam will also promptly pay the costs of the review or audit.

Non-Use of Name (Section 5.4)

• Sublicensees may not use the name, logo, seal, trademark, or service mark (including any adaptation of them) of Rockefeller or any Rockefeller school, organization, employee, student or representative, without the prior written consent of Rockefeller.

Termination (Section 6.2)

• Alnylam may terminate for convenience

• Alnylam must promptly inventory all finished product and works-in-product of Licensed Products of its sublicensees. Inventory may be sold off unless Rockefeller terminates for a breach by Alnylam or its sublicensees or Alnylam’s bankruptcy.

Prosecution and Enforcement (Section 7)

• Rockefeller controls the preparation, prosecution and maintenance of the Rockefeller Patent Rights and the selection of patent counsel, with input from Alnylam. Alnylam will be copied on, and allowed to comment upon, all substantive issues in the patent prosecution.

• Alnylam shall pay a pro rata share, not to exceed [...***...]%, for all reasonable out of pocket attorney charges and official fees incident to the preparation, prosecution, and maintenance of such patent applications and patents, not exceeding $[...***...]/year. If Rockefeller chooses not to prosecute or maintain the patent rights, Alnylam may do so and receive a credit against its royalty obligations in an amount equal to its expenses.

• Alnylam must inform Rockefeller promptly after learning of infringement of the Rockefeller Patent Rights. Alnylam and Rockefeller will consult each other concerning response to infringement. Rockefeller may enforce any infringement of the Rockefeller Patent Rights at Rockefeller’s expense and retain the recoveries. If Rockefeller requests Alnylam to join such enforcement litigation and Alnylam elects to do so, the recoveries will be shared between Company and Rockefeller in proportion with their respective shares of the aggregate litigation expenditures. Alnylam has step-in enforcement rights. Alnylam must not settle or compromise any such litigation in a manner that imposes any

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obligations or restrictions on Rockefeller or grants any rights to the Rockefeller Patent Rights without Rockefeller’s prior written permission. Step-in recoveries, after Alnylam’s expenses are reimbursed, are treated as Net Sales subject to royalties.

Definitions

“Gene Target” means a genomic microRNA locus, any portion thereof, any RNA transcribed from within or overlapping such locus or portion, and all transcript and allelic variants thereof.

“Licensed Products” means products that are researched, developed, made, made for, used, used for, imported, imported for, sold, sold for or offered for sale by Alnylam or its Affiliates or sublicensees and that either (i) in the absence of this Agreement, would infringe at least one Valid Claim of the Rockefeller Patent Rights, or (ii) use a process or machine covered by a Valid Claim of Rockefeller Patent Rights.

“Net Sales” means with respect to each Licensed Product the gross amount invoiced by Alnylam or its Affiliates or sublicensees on sales or other dispositions of such product to third parties less Qualifying Costs directly attributable to a sale and actually taken and/or identified on the invoice and borne by Company, or its Affiliates or sublicensees. “Qualifying Costs” means: (a) customary discounts in the trade for quantity purchased, prompt payment or wholesalers and distributors; (b) credits, allowances or refunds for claims or returns or retroactive price reductions (including government healthcare programs and similar types of rebates) that do not exceed the original invoice amount; (c) prepaid outbound transportation expenses and transportation insurance premiums; and (d) sales, transfer, excise and use taxes and other fees imposed by a governmental agency. Sales for clinical study purposes or compassionate, named patient or similar use shall not constitute Net Sales

“Rockefeller Patent Rights” means a patent application entitled “Anti Micro-RNA Oligonucleotide Molecules” and related patent family, relating to sequence-specific inhibition of microRNAs (RU 681).

STANFORD (Sarnow/miR-122)

Co-Exclusive License Agreement among The Board of Trustees of the Leland Stanford Junior University, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc. effective August 31, 2005 (each of Alnylam and Isis, a “Licensee”) (“Sarnow/miR-122”)

Brief Summary of Technology Covered by License:

• Co-exclusive license to use of mir-122 to reduce HCV replication (Stanford Docket S04-097); research done in Sarnow lab supported by NIAID.

Scope of License (Section 3):

• Stanford grants to each of the Licensees a co-exclusive, worldwide right and license under the Licensed Patents in the Exclusive Licensed Field of Use to develop, make, have made, use, have used, import, offer to sell, and sell Licensed Products in the Licensed Territory.

• Stanford grants to each of Licensees a non-exclusive, worldwide right and license under the Licensed Patent in the Non-Exclusive Licensed Field of Use to develop, make, have made, use, have used, import, offer to sell and sell Licensed Products in the Licensed Territory.

• Stanford retains the right, on behalf of itself and all other non-profit academic research institutions, to practice the Licensed Patents for any non-profit purpose, including sponsored research and collaborations. Licensee agrees that, notwithstanding any other provision of this Agreement, it has no right to enforce the Licensed Patents against any such institution. Stanford and any such other institution have the right to publish any information included in the Licensed Patents. If Stanford alters its requirements for license agreements with respect to the subjects addressed in this Section, or enters into a license agreement with terms more favorable to a licensee than those set forth in this Section, Stanford agrees to negotiate in good faith with the Licensees to amend the terms of this Section based upon the reasonable written request of either Licensee.

• The Bayh-Dole Act, including U.S. manufacturing obligations, applies.

Sublicensing Rights (Section 4):

• Each Licensee may grant sublicenses in connection with (Section 4.1):

• a bona fide collaboration with one or more third parties established by written agreement (i) for purposes of research and/or development of products under a jointly prepared research plan; and (ii) which includes a license or sublicense of such Licensee’s rights under related intellectual property covering proprietary know-how or patent rights in addition to a sublicense to the Licensed Patents; and/or

• provision of services to such Licensee, including without limitation contract manufacturing, and other services relating to development and commercialization of Licensed Products.

• If both of Licensees or their sublicensees are unable or unwilling to serve or develop a potential market or market territory for which there is a company willing to be a sublicensee, Stanford may request the Licensees to negotiate in good faith a sublicense under the Licensed Patents.

• Any sublicense:

• will prohibit any grant of a further sublicense by a sublicensee;

• will expressly include the provisions of Articles 8 (Royalty Reports, Payments, and Accounting), 9 (Exclusions and Negations of Warranties) and 10 (Indemnity) for the benefit of Stanford;

• will require the assumption of all obligations, including the payment of royalties specified in the sublicense, to Stanford or its designee, if this Agreement is terminated; and

• is subject to this Agreement.

• Each Licensee will submit to Stanford a copy of each sublicense after it becomes effective, which copy may be redacted except as to matters directly pertinent to such Licensee’s obligations under this Agreement.

• If either Licensee grants a sublicense pursuant to Section 4.1(A), and receives an upfront payment in connection therewith, the following amounts, if applicable, will be due to Stanford from such Licensee within 60 days of the full execution of the agreement establishing such collaboration:

• (A) if such agreement includes an upfront payment equal to or less than $[...***...], a payment will be due to Stanford in the amount of $[...***...];

• (B) if such agreement includes an upfront payment greater than $[...***...] and equal to or less than $[...***...], a payment will be due to Stanford in the amount of $[...***...];

• (C) if such agreement includes an upfront payment greater than $[...***...], a payment will be due to Stanford in the amount of $[...***...].

• If Licensees jointly enter into a bona fide collaboration with a third party, the relevant upfront payment shall be due only once for such collaboration. Any amounts representing the reimbursement of costs previously incurred by a Licensee, including fully burdened personnel costs and patent expenses, will not be included in determining the amount of any up front payment.

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• If Licensee pays all royalties due Stanford from a sublicensee’s Net Sales, Licensee may grant that sublicensee a royalty-free or non-cash sublicense or cross-license.

Diligence:

• Each Licensee will use commercially reasonable efforts to (a) develop, manufacture, and sell Licensed Products and develop markets for Licensed Products; and (b) meet the milestones shown in its respective Appendix (see below). If a Licensee does not meet a milestone in its Appendix by its corresponding date, it will have 30 days to submit to Stanford a specific written plan designed to meet its obligations under this Section as promptly as possible using commercially reasonable efforts. Each plan shall be subject to Stanford’s written approval, which will not be unreasonably withheld. Such Licensee will have 3 months to demonstrate to Stanford’s reasonable satisfaction its compliance with such plan.

• (Appendices) Each Licensee will be solely responsible for meeting the following diligence milestones in its development programs:

• By the end of the year 2006, such Licensee will commence optimization of miRNA inhibitors.

• By the end of the year 2007, such Licensee will select the method of delivery for such miRNA inhibitors.

• By the end of the year 2008, such Licensee (i) optimize a lead miRNA inhibitor and (ii) propose additional clinical milestones to Stanford.

• By the end of the year 2010, such Licensee will complete preclinical development

• If Alnylam and Isis are jointly developing a given Licensed Product, both will be deemed in compliance with their respective diligence obligations if either of Alnylam and Isis is fulfilling such obligations.

• By March 1 of each year, each Licensee will submit a written annual report to Stanford covering the preceding calendar year.

Payment Obligations (Section 7):

• The following annual maintenance fees are due under this Agreement:

• (A) $[...***...] on the first 4 anniversaries of the Effective Date;

• (B) $[...***...] on the 5th through 8th anniversaries of the Effective Date; and

• (C) $[...***...] on the 9th anniversary of the Effective Date and each anniversary thereafter.

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Unless instructed otherwise by Licensees, Stanford will send invoices for one half of the above amounts to each Licensee.

• (Section 7.3)The following milestones are payable for each Licensee for the first Licensed Product in the Exclusive Field of Use:

IND acceptance in U.S. or first dosing of a subject outside the U.S.	$ [...***...]
Dosing of first subject in first Phase III Clinical Trial	$ [...***...]
NDA approval in U.S. or a foreign equivalent	$ [...***...]

• Milestones payable with respect to the first Licensed Product of each Licensee in the Non-Exclusive Field of Use are [...***...]%) of those above.

• Milestones payable with respect to the second Licensed Product (i.e. a new molecular entity) of each Licensee in the Non-Exclusive Field of Use are [...***...]%) of those in the first chart above.

• For clarity, if Alnylam achieves any of the above milestone events, it does not relieve Isis of the obligation to pay similar milestones when Isis, or its sublicensee achieves the same milestone events; provided, however, that if Alnylam and Isis are jointly developing a given Licensed Product, payments are due only once in respect of the achievement of a milestone event for such Licensed Product.

• (Section 7.4) Each Licensee will pay Stanford earned royalties on Net Sales of [...***...]% of Net Sales of such Licensee’s Licensed Product. If a Licensee becomes obligated to pay royalties to any third parties in connection with the sale of a Licensed Product, the royalties due to Stanford from such Licensee under this Section for such Licensed Product will be reduced in connection with amounts paid to such third parties as follows: for every [...***...]% of Net Sales which is paid to such third parties (in the aggregate) in a given calendar year, the royalty rate due to Stanford will be reduced by [...***...]%. In no event, however, will the royalty payable to Stanford by such Licensee be reduced below a floor of [...***...]%. If the Licensees are jointly developing and/or commercializing a Licensed Product, the royalty set forth above shall be due only once with respect to such Licensed Product.

• Royalty payments due to Stanford under Section 7.4 above in a particular year will be reduced by the license maintenance fee paid by such Licensee and applicable to such year.

Non-Use of Names (Section 12.2):

• The Licensees will not identify Stanford in any promotional statement, or otherwise use the name of any Stanford faculty member, employee, or student, or any

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trademark, service mark, trade name, or symbol of Stanford or its affiliated hospitals and clinics, including the Stanford name, unless Stanford has given its prior written consent or as required by law, rule or regulation. Permission may be withheld at Stanford’s sole discretion.

Prosecution and Enforcement (Section 13):

• Subject to Stanford’s approval, Isis will coordinate and be responsible for preparing, filing, prosecuting and maintaining the Licensed Patents in Stanford’s name. The parties shall work together to develop a prosecution strategy and decide in which countries the Licensed Patents will be filed.

• Isis will

• (i) keep Stanford and Alnylam informed as to the filing, prosecution, maintenance and abandonment, as applicable, of the Licensed Patents;

• (ii) furnish Stanford and Alnylam copies of documents relevant to any such filing, prosecution maintenance and abandonment, as applicable;

• (iii) allow Stanford and Alnylam reasonable opportunity to timely comment on documents to be filed with any patent office which would affect the Licensed Patents;

• (iv) give good faith consideration to the comments and advice of Stanford and Alnylam; provided however that Stanford will have the opportunity to provide Isis with final approval on how to proceed in any response or taking any such action; and

• (v) provide copies of any official written communications relating to the Licensed Patents to Stanford and Alnylam within 10 days of Isis receiving such communication and Stanford and Alnylam will provide any applicable comments to Isis no later than 5 days prior to the first deadline (without extensions) to file a response or take any action relating to such communication.

• Isis may use counsel of its choice, which must be acceptable to Stanford and Alnylam, for the filing, prosecution and maintenance of the Licensed Patents and the Licensees shall be billed directly by such counsel.

• A Licensee or the Licensees will reimburse Stanford the following costs:

• all Stanford’s reasonable and actual out-of-pocket patenting expenses incurred after the Effective Date related to the Licensed Patents.

• If one and only one Licensee decides to abandon ongoing prosecution and/or maintenance of any of the Licensed Patents, on a country-by-country and Licensed Patent-by-Licensed Patent basis, the continuing Licensee will pay 100% of the ongoing expenses for such Licensed Patent. Stanford shall have the right to continue payment for such Licensed Patent in its own discretion and at its own expense if both Licensees decide to abandon ongoing prosecution and/or maintenance of the Licensed Patents. If Stanford decides to maintain such Licensed Patent, the license with respect to such Licensed Patent in such country under this Agreement shall terminate with respect to the ceasing Licensee(s). Cessation of payment by one Licensee as to a Licensed Patent will not affect the rights of the other Licensee with respect to such Licensed Patent. If Isis is the Licensee wishing to cease payment of a Licensed Patent, the responsibility for the prosecution of such Licensed Patent will transfer to Stanford.

• Each Licensee may assign its rights and obligations under Sections 13.1 and 13.2 to a sublicensee, subject to prior notification to and approval from Stanford.

• Stanford has the first right to institute action against a third party infringer which will be executed (if at all) within 90 days after Stanford first becomes aware of the infringing activity, and may name one or both Licensees as a party for standing purposes. Each Licensee may elect to jointly prosecute the action (with Stanford) by providing written notice within 30 days after the date of the notice from Stanford. If both Licensees elect not to jointly prosecute, Stanford may pursue the suit, at its sole cost (including costs of litigation) and in such event will be entitled to retain the entire amount of any recovery or settlement that is in excess of the parties’ costs; if one or both Licensees elect to jointly prosecute, Stanford and the jointly prosecuting Licensees will proceed in accordance with the Joint Suit provisions. If a Licensee elects not to join a suit, that Licensee will discuss in good faith with Stanford the assignment of rights, causes of action, and damages necessary for Stanford to prosecute the alleged infringement.

• Joint Suit. If Stanford and either or both Licensees are jointly prosecuting an action against a third party infringer, they will share the out-of-pocket costs and any recovery or settlement equally; and agree how they will exercise control over the action.

• (Sections 13.6 and 13.7) If Stanford elects not to participate in a suit, either or both Licensee(s) may institute and prosecute a suit so long as it conforms with the requirements of this Section. The Licensee(s) will reach agreement on the institution and prosecution of such suit and the sharing of such costs among themselves and will diligently pursue the suit and the Licensee(s) instituting the suit will bear the entire cost (including necessary expenses incurred by Stanford) of the litigation. The Licensee(s) will keep Stanford reasonably apprised of all developments in the suit, and will seek Stanford’s input and approval on any substantive submissions or positions taken in the litigation regarding the scope, validity and enforceability of the Licensed Patents. The Licensee(s) will not prosecute, settle or otherwise compromise any such suit in a manner that adversely affects Stanford’s interests without Stanford’s prior written consent. If either or both Licensees sue under Section 13.6, then any recovery in excess of any unrecovered litigation costs and fees will be shared with Stanford as follows:

• Any recovery for past sales by the infringer of products, which, if sold by a Licensee, would be Licensed Products will be deemed Net Sales for purposes of this Agreement, and such Licensees will pay Stanford royalties;

• Licensee and Stanford will negotiate in good faith appropriate compensation to Stanford for any non-cash settlement, non-cash cross-license or payment for the right to make future sales.

Term and Termination (Section 14, 18.1):

• Any termination shall only terminate this Agreement between Stanford and the affected Licensee, and it shall remain in full force and effect between Stanford and the non-affected Licensee.

• Each Licensee may terminate its rights and obligations under this Agreement by giving Stanford at least 30 days written notice.

• A breach by one Licensee of its obligations to Stanford under this Agreement may not be used as a basis for termination of this Agreement by the non-breaching Licensee, nor may a breach of any obligation arising between the Licensees under this Agreement be used as a basis for termination by one Licensee.

Assignment (Section 15):

• Each Licensee may assign this Agreement as part of a sale, regardless of whether such a sale occurs through an asset sale, stock sale, merger or other combination, or any other transfer of such Licensee’s entire business, or that part of the Licensee’s business to which this Agreement relates.

Definitions:

“Exclusive Licensed Field of Use” means the research, development, commercialization and monitoring of therapeutics for the treatment and prevention of Hepatitis C and directly related conditions and diseases (including without limitation chronic hepatitis, cirrhosis and primary liver cancer). The Exclusive Field of Use specifically excludes:

(A) diagnostics; and

(B) commercialization of reagents.

“Licensed Patents” means Stanford’s U.S. Provisional Patent Application, Serial Number [...***...], and the related patent family. “Licensed Patent” excludes any continuation-in-part (CIP) patent application or patent unless the subject matter of such CIP patent application is specifically described or claimed in another Licensed Patent and is filed within three (3) years of the Effective Date. Licensed Patents exclude any claims relating to new matter that is invented by Stanford after the Effective Date.

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“Licensed Product” means a product in either the Exclusive Licensed Field of Use or the Non-Exclusive Licensed Field of Use the making, using, importing or selling of which, absent this license, infringes a Valid Claim of a Licensed Patent.

“Non-Exclusive Licensed Field of Use” means the research, development, commercialization and monitoring of therapeutics for the treatment and prevention of all conditions or diseases other than Hepatitis C and directly related conditions or diseases.

GARCHING (Co-Exclusive)

License Agreement among Garching Innovation GmbH (“GI”), Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc. effective October 18, 2004

Brief Summary of Technology Covered by License:

•	The Max Planck Society granted co-exclusive rights Alnylam and Isis to patent applications (known as “Tuschl III”) based on the microRNA work of Dr. Thomas Tuschl. These microRNAs have the potential to be new drug targets or therapeutic products and are the subjects of the licensed patent applications.

Scope of License (Section 2.1):

• GI hereby grants to each Alnylam and ISIS and their Affiliates a royalty-bearing co-exclusive worldwide license, with the right to grant sublicenses, under the Patent Rights to develop, make, have made, use, sell and import Licensed Products in the Field.

• MPG retains the right to practice under the Patent Rights for non-commercial scientific research, teaching, education, non-commercial collaboration (including industry-sponsored scientific collaborations) and publication purposes.

• Alnylam and ISIS acknowledge that the German government retains a royalty-free, non-exclusive, non-transferable license to practice any government-funded invention claimed in any Patent Rights for government purposes.

Sublicensing (Section 2.2):

• Alnylam and ISIS may each grant sublicenses to the rights granted to them under Section 2.1 to Third Parties, however only (i) as Naked Sublicenses, (ii) in connection with a Drug Discovery Collaboration or Development Collaboration, or (iii) to a Sales Partner.

• Each Naked Sublicense shall be subject to the prior written approval of GI, which shall not unreasonably be withheld. Alnylam or ISIS, as applicable, shall inform GI in writing at least 30 days prior to the intended signature of any such sublicense agreement in sufficient detail (in particular regarding financial terms and other relevant information) to permit GI to decide whether or not to approve. Any requested approval is deemed to be granted if GI does not refuse the approval in writing within 30 days after receiving the necessary information; in particular, GI may withhold its approval if GI deems the received information not sufficient.

• Each sublicense granted under this Agreement shall be subject and subordinate to, and consistent with, the terms and conditions of this Agreement. Alnylam or ISIS, as applicable, shall be liable that any subsequent sublicenses granted by the Sublicensees are subject and subordinate to, and consistent with, the terms and conditions of this Agreement. In the event of a material default by any sublicensee under an Isis or

Alnylam sublicense, the applicable party will inform GI and take commercially reasonable efforts to cause the sublicensee to cure the default or will terminate the sublicense. (Section 4.6)

• Within 30 days after the signature of each sublicense granted under this Agreement, Alnylam or ISIS, as applicable, shall provide GI with a reasonably redacted copy of the signed sublicense agreement.

Diligence (Section 4):

• Alnylam and ISIS shall each use commercially reasonable efforts, and shall oblige their Affiliates and Sublicensees to use commercially reasonable efforts, to develop and commercialize their respective Licensed Products.

• Semi-annual progress reports. ALNYLAM and ISIS shall each furnish, and require their Affiliates to furnish to ALNYLAM and ISIS, to GI in writing, semi-annually, within 60 days after the end of each calendar half year, with a report, stating in reasonable detail the activities and the progress of their efforts (including the efforts of their Sublicensees) during the immediately preceding half year to develop and commercialize their respective Licensed Products, on a product-by-product and country-by-country basis. The report shall also contain a discussion of intended development and commercialisation efforts for the calendar half year in which the report is submitted.

Financial Obligations (Section 5):

• Alnylam and ISIS shall each pay to GI the following milestone payments for each of their respective Licensed Products (including Licensed Products of their Affiliates and Sublicensees) within 30 days:

Milestone Event	Milestone Payment
First Initiation of Phase I Clinical Study	$ [...***...]
First Initiation of Phase II Clinical Study	$ [...***...]
First Initiation of Phase III Clinical Study	$ [...***...]
Regulatory Approval in USA, Japan or Europe	$ [...***...]

Each of the above milestone payment is due from the Party that is engaged in the development and commercialization of such Licensed Product.

For each Licensed Product, milestone payments will only be due the first time such Licensed Product achieves such milestone. A Licensed Product will be considered the same Licensed Product as long as it has not been modified in such a way (unless as the result of stabilizing, formulation or delivery technology) that would require the filing of a different IND for such Licensed Product.

• Royalties (Section 5.3):

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• Alnylam and ISIS shall each pay to GI for each of their respective Licensed Products (including Licensed Products of their Affiliates and Sublicensees) covered by Valid Claims the following running royalties on the incremental portion of annual Net Sales:

• Less than or equal to $[...***...] US Dollars [...***...]%

• Between $[...***...] US Dollars and $[...***...] US Dollars [...***...]%

• Between $[...***...] US Dollars and $[...***...] US Dollars [...***...]%

• Greater than $[...***...] US Dollars [...***...]%

• Alnylam and ISIS shall each pay to GI for each of their respective Licensed Products (including Licensed Products of their Affiliates and Sublicensees) covered by Pending Claims [...***...]% of running royalties above

• If Alnylam or ISIS, or any of their Affiliates or Sublicensees, licenses any patents or patent applications Controlled by a Third Party in order to make, use, or sell a Licensed Product (explicitly excluding, without limitation, any Third Party patents and patent applications covering any formulation, stabilization, or delivery technology, or any target for a Licensed Product) the running royalties set forth in Sec. 5.3 will be reduced, on a country-by-country and product-by-product basis, from the date running royalties have to be actually paid to such Third Party, by [...***...]% of any running royalty owed to a Third Party for the manufacture, use or sale of a Licensed Product, provided however that the running royalties due to GI will not be reduced to less than [...***...]%.

• The running royalties stated in Section 5.3 shall in no event be reduced by the application of this Section 5.4 to less than a minimum royalty rate of (i) [...***...]% for Licensed Products covered by Valid Claims, and (ii) [...***...]% for Licensed Products covered by Pending Claims.

• In no event shall the total cumulative running royalty burden of Alnylam or Isis for a Licensed Product arising out of this Agreement and any Existing GI Licenses, calculated on a product-by-product and country-by-country basis, exceed [...***...]% for such a Licensed Product.

• Sublicense Revenues (Section 5.5):

• Subject to Section 5.5(d), in the event that Alnylam or ISIS grant a Naked Sublicense to a Third Party pursuant to Section 2.2 (a), Alnylam or ISIS, as applicable, shall pay to GI [...***...]% of their respective Sublicense Consideration received, due within 30 days after receipt.

• Subject to Section 5.5(d), in the event that Alnylam or ISIS grant a sublicense to a Third Party pursuant to Section 2.2 (a) in connection with a Drug Discovery Collaboration or Development Collaboration, Alnylam or ISIS, as applicable, shall pay to

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GI the following percentages of their respective Sublicense Consideration received, due within 30 days after receipt:

• Sublicense granted	Percentage due to GI
Up to, but not including, filing of an IND:	[...***...]%
After filing of an IND	[...***...]%
After initiation of Phase II Clinical Study	[...***...]%
After initiation of Phase III Clinical Study	[...***...]%
After filing of a NDA	[...***...]%

• If Alnylam or ISIS receives any non-cash Sublicense Consideration, Alnylam or ISIS, as applicable, shall pay GI, at GI’s election, either (i) a cash payment equal to the fair market value of the Sublicense Consideration, or (ii) the in-kind portion, if practicable, of the Sublicense Consideration.

• (Section 5.5(d)) If Alnylam or ISIS grant a sublicense that includes, in addition to the Patent Rights, patents or patent applications Controlled by Alnylam or ISIS, the percentage of the Sublicense Consideration due to GI shall be based on the value reasonably attributable to the Patent Rights relative to the value of the patents or patent applications Controlled by Alnylam or ISIS included in such sublicense (such relative value of the Patent Rights hereinafter the “Patent Rights Value”).

• Together with the copy of any sublicense agreement to be provided to GI according to Sec. 2.2, Alnylam or ISIS, as applicable, shall suggest to GI the Patent Rights Value based on a good faith fair market value determination, together with any information reasonably necessary or useful for GI to evaluate such suggestion.

• If a “fair market value” has to be determined, the Party obliged to suggest such fair market value shall provide the other Party in due time with a good faith determination of the fair market value, together with any information necessary or useful to support such determination. The other Party shall have the right to provide the suggesting Party in due time with a counter-determination of the fair market value, which shall include any information necessary or useful to support such counter-determination.

Prosecution and Enforcement (Section 6):

• GI shall, in its sole discretion, apply for, seek issuance of, maintain, or abandon the Patent Rights during the Term.

• Alnylam, ISIS and GI shall cooperate, if necessary and appropriate, with each other in gaining patent term extension wherever applicable to the Patent Rights, and shall use reasonable efforts to agree upon a joint strategy relating to patent term extensions.

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• Alnylam and ISIS shall together pay to GI [...***...]%, and each of Alnylam and ISIS shall pay [...***...]% of such [...***...]% share, of all fees and costs, including attorneys fees, relating to the filing, prosecution, maintenance and extension of the Patent Rights, which incur during the Term.

• If Alnylam or ISIS wish to cease payment for any of the Patent Rights, GI shall have the right to continue payment for such Patent Rights in its own discretion and at its own expense; such Patent Rights shall no longer be covered by this Agreement with respect to the ceasing party from the date Alnylam or ISIS informs GI of its cessation of payments.

• Enforcement (Section 6.3):

• Alnylam and ISIS shall each promptly inform GI in writing if they become aware of any suspected or actual infringement of the Patent Rights by any Third Party, and of any available evidence thereof.

• Subject to the right of each Alnylam and ISIS to join in the prosecution of infringements set forth below, GI shall have the right, but not the obligation, to prosecute (whether judicial or extrajudicial) in its own discretion and at its own expense, all infringements of the Patent Rights. The total costs of any such sole infringement action shall be borne by GI, and GI shall keep any recovery or damages (whether by way of settlement or otherwise) derived therefrom. In any such infringement suits, Alnylam and ISIS shall each, at GI’s expense, cooperate with GI in all respects.

• Alnylam and ISIS shall each have the right at their sole discretion to join GI’s prosecution of any infringements of the Patent Rights. GI and the joining Party(ies) will agree in good faith on the sharing of the total cost of any such joint infringement action and the sharing of any recovery or damages derived therefrom.

• If GI decides not to prosecute infringements of the Patent Rights, neither solely nor jointly with Alnylam or ISIS, GI shall offer to Alnylam and ISIS to prosecute (whether jointly by Alnylam and ISIS or solely by one of them) any such infringement in their own discretion and at their own expense. GI shall, at the expense of the prosecuting Party(ies), cooperate. The total cost of any such sole infringement action shall be borne by the prosecuting Party(ies), and the prosecuting Party(ies) shall keep any recovery or damages derived therefrom.

• If a Party prosecuting infringements intends to settle the infringement (such as granting a license or entering a settlement agreement), any such arrangement needs the prior written approval of the other Parties, which shall not unreasonably be withheld. Any sublicense granted by Alnylam or ISIS to a Third Party infringer shall be regarded and treated as a Naked Sublicense under this Agreement.

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Term and Termination (Section 9):

• Alnylam and ISIS shall each have the right to terminate this Agreement, for any reason, upon at least 3 months prior written notice to GI. Termination of this Agreement by either Isis or Alnylam shall not be deemed to be termination by the other.

• If at least 50% of issued and outstanding shares of Alnylam or ISIS are assigned or transferred to a Third Party, Alnylam or ISIS, as applicable, shall provide GI, upon GI’s request, with written reports in reasonable detail on the actual and intended future activities of Alnylam or ISIS, as applicable, to develop and commercialize Licensed Products. If the reports are not provided to GI in due time and/or in sufficient detail, after 60 days written notice from GI, such failure will be a material breach, and GI shall have the right to terminate this Agreement with respect to such breaching party in accordance with the procedures set forth in Section 9.6. Alnylam or ISIS, as applicable, shall inform GI promptly of the implementation of any such assignment or transfer.

• GI shall have the right to terminate this Agreement upon 30 days prior written notice to Alnylam or ISIS, if Alnylam or ISIS, as applicable, or any of their Affiliates, attack, or have attacked or support an attack through a Third Party, the validity of any of the Patent Rights.

• If any license granted to Alnylam or ISIS under this Agreement is terminated, any sublicense under such license granted prior to termination of said license shall remain in full force and effect, provided that (i) the Sublicensee is not then in breach of its sublicense agreement, and (ii) the Sublicensee agrees, in writing within 30 days after the effective date of termination, to be bound to GI as licensor under the terms and conditions of the sublicense agreement, provided that GI shall have no other obligation than to leave the sublicense granted by Alnylam or ISIS in place.

Non-Use of Names (Section 4.5):

• Neither Alnylam nor ISIS, nor their Affiliates or Sublicensees, may use the name of “Max Planck Institute”, “Max Planck Society”, “Garching Innovation” or any variation, adaptation, or abbreviation thereof, or of any of its trustees, officers, faculty, students, employees, or agents, or any trademark owned by any of the aforementioned, in any promotional material or other public announcement or disclosure without the prior written consent of GI or in the case of an individual, the consent of that individual.

Assignment (Section 10.4):

• Neither this Agreement no any rights or obligations may be assigned or otherwise transferred by Alnylam or ISIS to a Third Party without the prior written consent of GI. Notwithstanding the foregoing, Alnylam and ISIS each may assign this Agreement to a Third Party in connection with the merger, consolidation, or sale of all or substantially all of their assets or that portion of their business to which this Agreement relates; provided, however, that this Agreement shall immediately terminate if the proposed Third Party assignee fails to agree in writing to be bound by the terms and conditions of this

Agreement on or before the effective date of assignment. After the effective date of assignment, the Third Party assignee shall provide GI, upon GI’s request, with written reports in reasonable detail on the actual and intended future activities of the Third Party assignee to develop and commercialize Licensed Products. If the Third Party assignee does not maintain a program to develop and commercialize Licensed Products that is substantially similar or greater in scope to the program of Alnylam or ISIS after the effective date of assignment, then GI has the right to limit the scope of the co-exclusive license granted under this Agreement to such Licensed Products actually covered by the program of the Third Party assignee.

Definitions:

“Development Collaboration” means a collaboration by Alnylam and/or ISIS with a Third Party whose purpose is the (i) further development and/or commercialization of a Licensed Product discovered by Isis or Alnylam either on their own or as part of a Drug Discovery Collaboration or (ii) further joint development and/or joint commercialization of Licensed Products, in each case, beginning after the initiation of IND-Enabling Tox Studies for such Licensed Products. Collaborations that do not include or involve the licensed Patent Rights shall not constitute Development Collaborations.

“Drug Discovery Collaboration” means a collaboration by Alnylam and/or ISIS with a Third Party whose purpose is the joint discovery, joint development and/or joint optimization of Licensed Products up to, but not including, IND-Enabling Tox Studies for such Licensed Products.

“Existing GI Licenses” means any license agreement between Alnylam and GI in force and effect prior to the Effective Date of this Agreement and relating to patents or patent applications of MPG that also cover the manufacture, use and sale of Licensed Products.

“Field” means use of Licensed Products

(i) for each Party’s internal and collaborative research use, and

(ii) for all therapeutic and prophylactic uses in human diseases,

specifically excluding any commercial provision of Licensed Products as research reagents for research purposes, and any diagnostic use.

“Licensed Products” means any product, or part thereof, the manufacture, use or sale of which, absent the license granted hereunder, would infringe one or more Pending Claims or one or more Valid Claims of the Patent Rights.

“Naked Sublicenses” means any sublicense to the Patent Rights granted by Alnylam and/or ISIS to a Third Party that is not a license in connection with a Drug Discovery Collaboration, Development Collaboration or Sales Partner agreement. Licenses that do not include or involve rights to the Patents Rights shall not constitute Naked Sublicenses.

“Patent Rights” means the patents and applications listed on Exhibit A and the related patent family.

“Sales Partner” means any legal entity that is granted a sublicense to the Patent Rights by Alnylam, ISIS, their Affiliates or Sublicensees solely to market, promote, distribute or sell, or otherwise dispose of, Licensed Products in finished form.

“Sublicense Consideration” means any consideration, whether in cash (e.g. initial or upfront payments, technology access fees, annual fixed payments) or in kind (e.g. devices, services, use rights, equity), received by Alnylam or ISIS and their Affiliates from Sublicensees as consideration for the sublicense granted. Sublicense Consideration specifically excludes (i) any milestone payments relating to the achievement of certain clinical events, (ii) any running royalties on sales of products, (iii) payments specifically committed to reimburse Alnylam or ISIS for the fully-burdened cost of research and development, (iv) payments made by the Sublicensee in consideration of equity (shares, options, warrants or any other kind of securities) of Alnylam or ISIS at fair market value, and (iv) equity (shares, options, warrants or any other kind of securities) of the Sublicensee purchased by Alnylam or ISIS at fair market value.

MIT

Amended and Restated Exclusive Patent License Agreement between Massachusetts Institute of Technology (“MIT”) and Alnylam, dated May 9, 2007 (“MIT Agreement”)

Brief Summary of Technology Covered by License:

• M.I.T. granted Alnylam exclusive rights to develop and commercialize for human RNAi therapeutics certain technology relating to novel lipid compositions that are potential components of cationic liposomal formulations for cellular delivery of oligonucleotides. The technology was developed in the laboratory of Professor Robert Langer.

Limitations on Scope of License (Sections 2.1, 2.3 and 2.5)

• The license granted to Alnylam is limited to a exclusive (for the Exclusive Period), worldwide license under the Patent Rights to develop, make, have made, use and import Library Products and Licensed Processes to develop, make, have made, use, sell, offer to sell, lease, and import Licensed Products in the Field and to develop and perform Licensed Processes in the Field.

• Alnylam does not have the right to sell or offer for sale the Library Products separately from a sale or offer for sale of a Licensed Product.

• MIT retains the right to practice under the Patent Rights for research, teaching, and educational purposes. The U.S. federal government retains a royalty-free, non-exclusive, non-transferable license to practice any government-funded invention claimed in any Patent Rights as set forth in 35 USC 201-211, and the regulations promulgated thereunder, including the requirement that Library Products, whether or not part of Licensed Products, used or sold in the U.S. must be manufactured substantially in the U.S.

• The Patent Rights may not be asserted against non-for-profit research institutions that practice the Patent Rights for research funded by (i) the institutions themselves, (ii) not-for profit foundations, or (iii) any federal, state or municipal government. Alnylam may assert the Patent Rights against not-for-profit research institutions only if the infringement activity of the not-for-profit research institution was performed in the fulfillment of research sponsored by a for-profit entity and the assertion of infringement must be limited to those specific activities.

Restrictions on Sublicensing by Alnylam (Sections 2.1 and 2.3)

• Alnylam may grant sublicenses under commercially reasonable terms and conditions only during the Exclusive Period. Any sublicenses by Alnylam may extend past the expiration date of the Exclusive Period, but any exclusivity of such sublicense will expire upon the expiration of the Exclusive Period.

• The sublicense must incorporate terms and conditions sufficient to enable Alnylam and its Affiliates to comply with the MIT Agreement. Such sublicenses will also include provisions to provide that if Sublicensee brings a Patent Challenge against MIT (except as required under a court order or subpoena), Alnylam may terminate the sublicense.

• Upon termination of the MIT Agreement, any Sublicensee not then in default will have the right to seek a license from MIT, and MIT agrees to negotiate such licenses in good faith under reasonable terms and conditions.

• Alnylam may permit third parties (i) to use Library Products and Licensed Processes for the purpose of research with academic or nonprofit institutions and contract research, including for the conduct of clinical trials of a Licensed Product, and (ii) to sell Licensed Products under an agency, consignment or equivalent arrangement, wherein such rights are not sublicense rights.

• Alnylam will promptly furnish MIT with a fully signed photocopy of any sublicense agreement, which copy may be redacted except with respect to terms directly relevant to Alnylam’s obligations under the MIT Agreement.

Diligence and Reporting (Sections 3.1 and 3.2)

• Sublicensees are required to use diligent efforts to develop Library Products and Licensed Products and to introduce Licensed Products into the commercial market; thereafter Sublicensees are required to make Licensed Products reasonably available to the public. Specifically, the following obligations must be fulfilled:

• Written reports are due within [...***...] days after the end of each calendar year on the progress of efforts during the immediately preceding calendar year to develop and commercialize Licensed Products. Such reports will include the number of [...***...], a description of [...***...], and the [...***...]that have been tested. The report will also contain a discussion of intended efforts and sales projections for the year in which the report is submitted.

• Funding for research at MIT pursuant to the Budget set forth in Attachment C of the Research Agreement.

• By [...***...], Library Products will be evaluated for use in [...***...].

• Prior to [...***...], at least [...***...] will be advanced to [...***...] studies in support of [...***...] for [...***...] studies.

• Filing of [...***...] for Licensed Product [...***...]by [...***...].

• Commencement of [...***...] trial for a Licensed Product within [...***...] years of IND filing for such Licensed Product.

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• First Commercial Sale of a Licensed Product within [...***...] for each such Licensed Product.

• If any Sublicensee is determined to have failed to fulfill any obligation under Sections 3.1(a) and 3.1(c) — (g) above, MIT may treat such failure as a material breach, subject to any changes to such diligence requirements as may be mutually-agreed by the parties below.

• If Alnylam anticipates a failure to meet an obligation set forth in Section 3.1(c), (d), (e), (f) or (g) above will occur, Alnylam will promptly advise MIT, and representatives of each party will meet to review the reasons for anticipated failure. Alnylam and MIT will enter into a written amendment to the MIT Agreement with respect to any mutually agreed upon change(s) to the relevant obligation. If, after good faith discussion, Alnylam and MIT are unable to agree upon an amendment to the obligation, Alnylam, at its discretion, may elect to extend the due date to meet the obligation for such diligence obligation by one year by providing written notice to MIT along with payment in the amount of $[...***...]. Alnylam may extend the due date of each diligence obligation set forth in Section 3.1(c), (d), (e), (f) or (g) of the MIT Agreement only once during the term.

Financial Obligations (Section 4.1)

License Maintenance Fees:

• Alnylam will pay MIT the following license maintenance fees on the dates set forth below:

Each January 1st for 2008 and 2009	$ [...***...]
Each January 1st for 2010 and 2011	$ [...***...]
Each January 1st for 2012 and 2013	$ [...***...]
Each January 1st for 2014 and 2015	$ [...***...]
Each January 1st of every year thereafter	$ [...***...]

• The annual license maintenance fee is nonrefundable, but may be credited to running royalties subsequently due on Net Sales earned during the same calendar year, if any. License maintenance fees paid in excess of running royalties due in such calendar year will not be creditable to amounts due for future years.

Royalty Payments:

• Running royalties of [...***...]% of Net Sales of Licensed Products and Licensed Processes are due within [...***...] days of the end of each calendar quarter.

• If Alnylam or an Affiliate is legally required to pay royalties to one or more third parties in order to obtain a license or similar right necessary to practice the Patent Rights, Alnylam will be entitled to credit up to [...***...]% of the amounts payable to such third

***Confidential Treatment Requested

parties against the royalties due to MIT for the same reporting period; provided, however, that (i) in no event will the running royalties due to MIT, when aggregated with any other offsets and credits allowed under the MIT Agreement, be less than [...***...]% of Net Sales in any reporting period, and (ii) royalties due to third parties with respect to [...***...] patents (see Appendix B to MIT Agreement) will not qualify for purposes of the foregoing offset against royalties.

Milestone Payments:

• Alnylam will pay MIT the amounts set forth below upon achievement by Alnylam or any of its Affiliates or Sublicensees of certain milestone events as set forth below. Payments will be due in respect of the achievement of such milestone events for each first Licensed Product containing an miRNA Therapeutic(s) and/or an siRNA Therapeutic(s) towards a specific Target or a specific combination of Targets; provided, however, that if in the course of development a given Licensed Product is discontinued and replaced with a different Licensed Product for the same therapeutic indication containing an miRNA Therapeutic(s) and/or an siRNA Therapeutic(s) towards at least one Target that was also a Target of the discontinued Licensed Product, milestone payments already paid for the discontinued Licensed Product will not be due for achievement of the same milestone event(s) by the substituted Licensed Product.

Milestone Event	Payment
Filing of an Investigational New Drug Application (or equivalent)	$ [...***...]
Dosing of first patient in a Phase 2 clinical trial (or equivalent)	$ [...***...]
Dosing of first patient in a Phase 3 clinical trial (or equivalent)	$ [...***...]
First Commercial Sale	$ [...***...]

• In the event of an assignment as described in Article 10 of the MIT Agreement, the milestone payments set forth above that have not yet come due, will instead be replaced with the milestone events and payments set forth below.

Milestone Event	Payment
Filing of Investigational New Drug Application (or equivalent)	$ [...***...]
Dosing of first patient in a Phase 2 clinical trial (or equivalent)	$ [...***...]
Dosing of first patient in a Phase 3 clinical trial (or equivalent)	$ [...***...]
First Commercial Sale	$ [...***...]

***Confidential Treatment Requested

• The milestone events set forth in the two tables above are intended to be successive. In addition and notwithstanding the foregoing, if any milestone is reached without achieving a preceding milestone, then the amount which would have been payable on achievement of the preceding milestone will be payable upon achievement of the next successive milestone. Alnylam will notify MIT within ten (10) days of the achievement of any of the above milestones by Alnylam or any of its Affiliates or Sublicensees.

Sublicense Income:

• If Alnylam or an Affiliate grants a sublicense of its rights under Section 2.1 of the MIT Agreement, Alnylam will pay MIT, as applicable:

• [...***...]% of all Sublicense Income received by Alnylam or Affiliates from Sublicensees which are also receiving rights to substantial technology and/or patent rights owned or controlled by Alnylam or Affiliates related to the development of Licensed Products, whether such Sublicense Income is received under the same agreement as the sublicense to Alnylam’s rights under Section 2.1 of the MIT Agreement and/or in a separate agreement. (To the extent that the only other patents and/or technology rights received by Sublicensees are sublicense rights under the patent rights listed in Appendix B, then any sharing of Sublicense Income will fall under clause (b) below); and

• [...***...]% of all Sublicense Income received by Alnylam or Affiliates from Sublicensees if such Sublicensees are receiving a sublicense to Alnylam’s rights under Section 2.1 of the MIT Agreement alone or with a sublicense to the patent rights listed in Appendix B, without substantial additional technology and/or other patent rights from Alnylam or Affiliates, whether or not in the same agreement, as part of the same business arrangement related to Licensed Products.

• Such amount will be payable for each reporting period and will be due to MIT within [...***...] days of the end of each reporting period.

Reports (Sections 5.1 and 5.2)

• Prior to First Commercial Sale of a Licensed Product or first commercial performance of a Licensed Process, Alnylam is required to deliver annual reports within [...***...] days of the end of each calendar year, containing information concerning the immediately preceding year, as further described in Section 5.2 of the MIT Agreement (see below). The date of First Commercial Sale of a Licensed Product or commercial performance of a Licensed Process must be reported to MIT within [...***...] days of its occurrence.

• After First Commercial Sale of a Licensed Product or commercial performance of a Licensed Process, reports are required to be delivered to MIT within [...***...] days of the end of each reporting period containing information concerning the immediately preceding reporting period, as further described in Section 5.2 of the MIT Agreement (see below).

***Confidential Treatment Requested

• Section 5.2 states that reports must include at least the following information for the immediately preceding reporting period:

• the number of Licensed Products sold, leased, or distributed to independent third parties in each country and, if applicable, the number of [...***...] used in the provision of services in each country;

• a description of Licensed Processes performed in each country as may be pertinent to a royalty accounting under the MIT Agreement;

• gross price charged in each country and, if applicable, the gross price charged for each Licensed Product used to provide services in each country; and the gross price charged for each Licensed Process performed in each country;

• calculation of Net Sales in each country, including a listing of applicable deductions;

• total royalty payable on Net Sales in U.S. dollars, together with the exchange rate used for conversion;

• the amount of Sublicense Income received by Alnylam and its Affiliates and the amount due to MIT from such sublicense income, including an itemized breakdown of the sources of income comprising the Sublicense Income;

• [...***...] categorized by rights relating to [...***...];

• the dates on which milestone events are achieved and the milestone payments due; and

• [...***...] in accordance with the requirements of Article [...***...] of the MIT Agreement.

If no amounts are due to MIT for any reporting period, the report will so state.

Recordkeeping and Audit Rights (Section 5.4)

• Sublicensees are required to maintain complete and accurate records reasonably relating to (i) the rights and obligations under the MIT Agreement, and (ii) any amounts payable to MIT in relation to the MIT Agreement, which records will contain sufficient information to permit MIT to confirm the accuracy of any reports and payments delivered to MIT and compliance in other respects with the MIT Agreement. Such records will be retained for at least [...***...] years following the end of the calendar year to which they pertain, during which time a certified public accountant selected by MIT (who will be required to enter into a confidentiality obligation with Sublicensee) may inspect such records upon advance notice and during normal business hours solely for the purpose of verifying any reports and payments or compliance in other respects with the MIT Agreement.

***Confidential Treatment Requested

Prosecution and Enforcement (Sections 6.1, 7.1-7.3 and 7.7)

• MIT will prepare, file, prosecute, and maintain all of the Patent Rights. Alnylam will cooperate with MIT in such filing, prosecution and maintenance.

• So long as Alnylam remains the exclusive licensee of the Patent Rights in the Field, Alnylam, to the extent permitted by law, will have the right, under its own control and at its own expense, to prosecute any third party infringement of the Patent Rights in the Field, subject to Sections 2.5(c) (Non-assert), 7.4 (Offsets) and 7.5 (Recovery) of the MIT Agreement. Prior to commencing any such action, Alnylam will consult with MIT and will consider the views of MIT regarding the advisability of the proposed action and its effect on the public interest.

• If Alnylam is unsuccessful in persuading the alleged infringer to desist or fails to have initiated an infringement action within a reasonable time after Alnylam first becomes aware of the basis for such action, MIT will have the right, at its sole discretion, to prosecute such infringement under its sole control and at its sole expense, and to keep any recovery.

• If a Patent Challenge is brought against Alnylam by a third party, MIT, at its option, will have the right within 20 days after commencement of such action to take over the sole defense of the action. If MIT does not exercise this right, Alnylam may take over the sole defense of such action.

• So long as Alnylam remains the exclusive licensee of the Patent Rights in the Field, Alnylam will have the sole right to sublicense any alleged infringer in the Field for future use of the Patent Rights in accordance with Alnylam’s rights under and the terms and conditions of this Agreement. Any upfront fees as part of such sublicense will be shared equally between Alnylam and MIT; other revenues to Alnylam pursuant to such sublicense will be treated as set forth in Article 4 of the MIT Agreement.

Consequences of a Patent Challenge by Sublicensee (Sections 12.5 and 4.3)

• If a Sublicensee brings a Patent Challenge against MIT (except as required under a court order or subpoena), MIT may send a written demand to Alnylam to terminate the sublicense. If Alnylam fails to so terminate such sublicense within 30 days of MIT’s demand, MIT may immediately terminate the MIT Agreement and/or the license granted thereunder.

• Notwithstanding the foregoing, if MIT decides not to terminate the MIT Agreement and the Patent Challenge is successful, Alnylam will have no right to recoup any royalties paid during the period of challenge. If the Patent Challenge is unsuccessful, Alnylam will reimburse MIT for all of its costs and expenses it incurred as a result of such Patent Challenge, including without limitation attorneys fees, court costs, litigation related disbursements, and third party and expert witness fees (collectively, “Litigation Costs”). Reimbursement for Litigation Costs will be made within thirty (30) days of receipt of one or more invoices from MIT for such Litigation Costs.

Certain Termination Rights (Sections 12.1, 12.2 and 12.4)

• Alnylam has the right to terminate the MIT Agreement for any reason upon at least 6 months’ prior written notice to MIT and payment of all amounts due to MIT through the effective date of termination.

• If Alnylam ceases to carry on its business related to the MIT Agreement, MIT will have the right to terminate the MIT Agreement immediately upon written notice to Alnylam.

• MIT, at its sole discretion, may terminate the Exclusive Period upon ten (10) days written notice to Alnylam if any of the following events occurs: (a) Alnylam is in uncured material default under the Research Agreement, including uncured failure to make any payments due thereunder; or (b) the Research Agreement is terminated for any reason other than for (i) material breach by MIT, (ii) the inability of Dr. Robert Langer to continue to serve as Principal Investigator, and the inability of the parties to agree upon a replacement Principal Investigator, an interim Principal Investigator, or an alternate arrangement for the performance of the Research after Dr. Langer is no longer able to serve as Principal Investigator (capitalized terms used in the foregoing clause have the meanings ascribed to them in the Research Agreement); or (iii) circumstances beyond MIT’s reasonable control that preclude the continuation of the Research, as provided for under the Research Agreement.

Definitions

“Development Candidate” means a pre-clinical Licensed Product which possesses desirable properties of a therapeutic agent for the treatment of a clinical condition based on in vitro and animal proof-of-concept studies.

“Exclusive Period” means the term of the MIT Agreement.

“Field” means therapeutic use in humans.

“Immunomodulatory Nucleic Acid” means a nucleic acid molecule that (i) stimulates or blocks immune system functions, and (ii) the nucleotide sequence of which does not specifically target and modulate gene expression. Immunomodulatory Nucleic Acid specifically excludes siRNA, miRNA and nucleic acids that function through an RNA interference mechanism.

“Library Component” means a Library Product which is a set of reaction products formed by an addition reaction between two individual monomers, which set will include all reaction products and combinations within such set, including all isomers; and any compounds identical to any of the foregoing, including individual reaction products within such set, regardless of the means by which said compounds are prepared, manufactured or synthesized.

“Library Product” means any product that, in whole or in part: (i) absent the license granted hereunder, would infringe one or more Valid Claims of the Patent Rights; or

(ii) is manufactured by using a Licensed Process or that, when used, practices a Licensed Process.

“Licensed Process” means any process that, in whole or in part: (i) absent the license granted hereunder, would infringe one or more Valid Claims of the Patent Rights; or (ii) when practiced, uses a Library Product.

“Licensed Product” means any product that contains both (i) an RNAi Product and (ii) a Library Product. Licensed Product specifically excludes any products containing or incorporating any other therapeutically or pharmaceutically active agents, including without limitation proteins or peptides, antibodies, Small Molecules, non-siRNA and non-miRNA nucleic acids, and Immunomodulatory Nucleic Acids.

“miRNA” (“microRNA”) means a class of endogenous, non-coding, sequence specific ribonucleic acid (RNA) between 21 to 25 nucleotides in length that modulates gene expression. miRNA specifically excludes messenger RNA, and any other RNA that encodes a polypeptide, and Immunomodulatory Nucleic Acids.

“miRNA Therapeutic” means a therapeutic containing, composed of or based on oligomers of native or chemically modified RNA designed to either modulate an miRNA and/or provide the function of an miRNA.

“ND98 Library Component” means the Library Component which is described in Appendix C of the MIT Agreement.

“Patent Rights” means the patent applications listed on Appendix A to the MIT Agreement entitled “Amine-Containing Lipids and Uses Thereof” and “A Combination Library of Lipidoids: Efficient Systemic siRNA Delivery”, and resulting patents and patent applications.

“Research Agreement” means the sponsored research agreement between MIT and Alnylam effective on May 8, 2007.

“Research Support Payment” means payments to Alnylam or an Affiliate from a Sublicensee for the purposes of funding the costs of bona fide research and development of Licensed Products and/or Library Products under a jointly prepared research plan and only to the extent such payments were spent on such research and development of Licensed Products and/or Library Products, and only to fund or pay for direct and indirect costs and fully loaded personnel costs, all as calculated under GAAP. For the avoidance of doubt, Research Support Payments will mean payments that are expressly intended only to fund or pay for (i) equipment, supplies, products or services, and (ii) the use of employees and/or full time consultants, incurred or to be incurred on behalf of such Sublicensee to achieve a research or development goal for Licensed Products and/or Library Products.

“RNAi Product” means a product containing one or more siRNA Therapeutics and/or miRNA Therapeutics towards one or more Targets. For the avoidance of doubt, RNAi Product specifically includes siRNA Therapeutics and miRNA Therapeutics in association with other molecules which are not therapeutically or pharmaceutically active, but which function to improve delivery to cells, including, without limitation, siRNA and miRNA Therapeutics which are covalently linked to, or otherwise associated with, lipids, carbohydrates, peptides, proteins, aptamers and Small Molecules.

“siRNA” (“small interfering RNA”) means a double-stranded ribonucleic acid (RNA) molecule designed to act through an RNA interference mechanism that consists of either (a) two separate oligomers of native or chemically modified RNA that are hybridized to one another along a substantial portion of their lengths, or (b) a single oligomer of native or chemically modified RNA that is hybridized to itself by self-complementary base-pairing along a substantial portion of its length to form a hairpin. siRNA specifically excludes messenger RNA, and any other RNA that encodes a polypeptide, and Immunomodulatory Nucleic Acids.

“siRNA Therapeutic” means a therapeutic containing, composed of or based on siRNA and designed to modulate the function of particular genes or gene products by causing degradation of a messenger RNA to which such siRNA is complementary, and that is not an miRNA Therapeutic.

“Small Molecule” means a non-polymeric bioactive molecule that is not a peptide, protein, DNA, RNA or a complex carbohydrate.

“Sublicense Income” means any payments that Alnylam or an Affiliate receives from a Sublicensee in consideration of the sublicense of the rights granted Alnylam and Affiliates under Section 2.1 of the MIT Agreement, including without limitation equity, license fees, milestone payments (net of any sums due to MIT under this Agreement for the same milestone event), license maintenance fees, and other payments, but specifically excluding:

•	royalties on Net Sales;

•	minimum royalty upfront payments only to the extent such payments equal actual royalties due to Alnylam;

•	fair market value of equity investments in Alnylam or an Affiliate by a Sublicensee;

•	reimbursement of out of pocket patent expenses for the Patent Rights;

•	Research Support Payments;

•	loan proceeds paid to Alnylam by a Sublicensee in an arms length, full recourse debt financing; and

•	any amounts received under an indemnification obligation.

For clarity, the amounts received by Alnylam or its affiliates related to the development of Licensed Products will be considered Sublicense Income.

“Target” means (a) a single gene, as defined in the NCBI Entrez Gene database or any successor database thereto, or a product of such gene, that is a site or potential site of therapeutic intervention by an siRNA Therapeutic and/or an miRNA Therapeutic; (b) naturally occurring variants of a gene or gene product described in clause (a); or (c) a naturally occurring interfering RNA or miRNA or precursors thereof; provided that for the purposes of this definition a viral genome will be regarded as a single gene, and that the DNA sequence encoding a specific miRNA precursor will also be regarded as a single gene.

TEKMIRA/UBC

The Sublicense Agreement between Tekmira and Alnylam, dated January 8, 2007 (“UBC Sublicense Agreement”)

Brief Summary of Technology Covered by License: See Tekmira-Alnylam Agreement above.

Limitations on Scope of License (Sections 3.1 and 3.3)

• The sublicense granted to Alnylam is limited to an exclusive, worldwide license under the rights granted to Tekmira in the University License Agreement (see below) with respect to Technology to research, develop, manufacture, have made, distribute, import, use, sell and have sold Products in and for the Alnylam Field. In addition, any sublicense granted by Tekmira to Alnylam would be subject to Tekmira’s sublicense to Esperion Technologies, Inc. of certain technology relating to liposome compositions and methods for the treatment of atherosclerosis.

• Under the University License Agreement, Tekmira obtained from the University an exclusive, worldwide license to use and sublicense the Technology and to make, have made, distribute, import and use goods, the manufacture, use or sale of which would, but for the license granted herein, infringe a Valid Claim of any Patent, including a license to use and sublicense the Technology for (a) the delivery of and use with nucleic acid constructs, and (b) the treatment, prophylaxis and diagnosis of diseases in humans using an RNAi Product or miRNA Product, and to research, develop, make, have made, distribute, import, use, sell and have sold RNAi Products and miRNA Products.

• University retains the right to use the Technology without charge in any manner whatsoever for non-commercial research, scholarly publication, educational or other non-commercial use.

Restrictions on Sublicensing by Alnylam (Sections 3.2 and 4.2)

• Any further sublicense granted by Alnylam to a third party would be subject to the grant of the following licenses by Alnylam to Tekmira under Alnylam’s rights in the Technology: (a) to perform Tekmira’s obligations under the Collaboration with respect to Products, and the Manufacturing Activities, on a non-exclusive basis, and (b) to develop, manufacture and commercialize Inex Royalty Products for the treatment, prophylaxis and diagnosis of diseases in humans, on an exclusive basis.

• Alnylam may grant sublicenses to third parties with respect to the Technology only upon written notice to Tekmira and the University, and provided that the Sublicensee agrees (i) to perform the terms of the UBC Sublicense Agreement as if such Sublicensee were Alnylam under the UBC Sublicense Agreement; (ii) to represent that Sublicensee is not, as of the effective date of the relevant sublicense agreement, engaged in a dispute with the University; and (iii) to be subject to a written sublicense agreement that contains terms consistent with “the terms of this Agreement” described in Section

4.2(c) of the UBC Sublicense Agreement (see below) and that provides that the University is a third party beneficiary of, and has the right to enforce directly against the sublicensee, the terms in such sublicense agreement that are consistent with the terms listed in Section 4.2(c)(ii) of the UBC Sublicense Agreement.

• Section 4.2(c)(ii) of the UBC Sublicense Agreement states that the “terms of this Agreement” means (i) the terms set forth in the UBC Sublicense Agreement; (ii) terms in such sublicense agreement consistent with Sections 1.3 (Alnylam Consent to Certain Disclosures to the University), 1.7 (Rights of the University), 2.1 (Limited Warranties), 2.2 (Disclaimer of Product Liability), 2.3 (Indemnification of the University), 2.4 (Monetary Cap Respecting UBC License), 2.5 (Disclaimer of Consequential Losses by the University), 2.6 (Litigation), 2.7 (UBC Trademark), 2.8 (Confidentiality of Terms) and 2.13 (Alnylam Warranties) of the Consent Agreement among Alnylam, Tekmira and the University of even date with the UBC Sublicense Agreement (“Consent Agreement”); and (iii) other customary and reasonable terms, including but not limited to terms relating to breach and termination, that are consistent with Alnylam’s obligations to Tekmira under the UBC Sublicense Agreement and the Tekmira Agreement.

• Any sublicense granted by Alnylam under the UBC Sublicense Agreement will survive termination of the licenses or other rights granted to Alnylam under the UBC Sublicense Agreement, and be assumed by Tekmira, as long as (i) the sublicensee is not then in breach of its sublicense agreement, (ii) the sublicensee agrees in writing to be bound to Tekmira as a sublicensor and to the University under the terms and conditions of the UBC Sublicense Agreement, and (iii) the sublicensee agrees in writing that in no event will Tekmira assume any obligations or liabilities, or be under any obligation or requirement of performance, under any such sublicense extending beyond Tekmira’s obligations and liabilities under the UBC Sublicense Agreement.

• Alnylam is required to furnish Tekmira with a copy of each sublicense granted within 30 days after execution. Any such copy may contain reasonable redactions as Alnylam may make, provided that such redactions do not include provisions necessary to demonstrate compliance with the requirements of the UBC Sublicense Agreement. If University requests of Tekmira that a less redacted version of any sublicense be provided to University, Alnylam agrees to discuss in good faith with Tekmira and the University the University’s concerns.

Financial Obligations (Section 5.0)

• The consideration for the rights granted to Alnylam to the Technology under the UBC Sublicense Agreement, and the consideration for the rights granted by Tekmira to Alnylam to other technologies under the Tekmira Agreement, is the payment by Alnylam of milestones and royalties in accordance with Article 7 of the Tekmira Agreement.

Prosecution and Enforcement (Section 7.7)

• Tekmira will have the right, with reasonable input from Alnylam, to identify any process, use or products arising out of the Technology that may be patentable and will take all reasonable steps to apply for a patent in the name of the University, provided that Tekmira pays all costs of applying for, registering, and maintaining the patent in those jurisdictions in which Tekmira determines that a Patent is required.

• On the issuance of a patent for the Technology, Tekmira will have the right to become, and will become the licensee of the same, all pursuant to the terms contained in the University License Agreement, and Alnylam will have the right to become, and will become the sublicensee of such rights pursuant to the terms contained in the UBC Sublicense Agreement.

• Should Tekmira:

• discontinue pursuing one or more patent applications, patent protection or patent maintenance in relation to the Patent(s) or any continuation, continuation in-part, division, reissue, re-examination or extension thereof; or

• not pursue patent protection in relation to the Patent(s) in any specific jurisdiction; or

• discontinue or not pursue patent protection in relation to any further process, use or products arising out of the Technology in any jurisdiction;|

• then Tekmira will provide Alnylam with notice of its decision to discontinue or not to pursue such patent protection concurrently with the notice provided to the University by Tekmira pursuant to Section 6.6 of the University License Agreement.

• In the event of an alleged infringement by a third party of the Technology or any right with respect to the Technology, or any complaint by Alnylam alleging any infringement by a third party with respect to the Technology or any right with respect to the Technology, in each case that is licensed to Alnylam under the UBC Sublicense Agreement, Alnylam will, subject to Tekmira having first obtained the University’s consent as required by Article 7 of the University License Agreement, have the right to prosecute such litigation at Alnylam’s expense.

• In the event of any litigation, Alnylam will keep Tekmira fully informed of the actions and positions taken or proposed to be taken by Alnylam (on behalf of itself or a sublicensee) and actions and positions taken by all other parties to such litigation.

• In the event of an alleged infringement of the Technology or any third party use of the Technology which is Confidential Information, Alnylam and Tekmira agree that they will reasonably cooperate to enjoin such third party’s use of the Technology.

• If any complaint alleging infringement or violation of any patent or other proprietary rights is made against Alnylam (or a sublicensee of Alnylam) with respect to the manufacture, use or sale of Product, then:

• Alnylam will promptly notify Tekmira upon receipt of any such complaint and will keep Tekmira fully informed of the actions and positions taken by the complainant and taken or proposed to be taken by Tekmira (on behalf of itself or a sublicensee);

• Alnylam (or any sublicenseee, as the case may be) will pay all costs and expenses incurred by Alnylam (or any sublicensee of Alnylam) in investigating, resisting, litigating and settling such a complaint, including the payment of any award or damages and/or costs to any third party; and

• if as a result of such suit it is decided that a Product infringes any valid claim on a patent owned by another, Tekmira will consider fair distribution of Royalty Income.

Diligence and Reporting (Section 10.2)

• Alnylam is required to use its reasonable commercial efforts to promote, market and sell the Products and utilize the Technology and to meet or cause to be met the market demand for the Products and the utilization of the Technology.

• Alnylam is required to deliver to Tekmira an annual report, due on December 31 of each year, which summarizes the major activities Alnylam has undertaken in the course of the preceding 12 months to develop and commercialize and/or market the Technology. The report must include an outline of the status of any Products in clinical trials and the existence of any sublicenses of the Technology.

Certain Termination Rights (Section 16.1)

• If Alnylam’s rights to Inex Technology are terminated under the Tekmira Agreement, the UBC Sublicense Agreement and the license granted to Alnylam thereunder also terminates.

Definitions

Capitalized terms not otherwise defined below have the meanings given to them under the Tekmira Agreement.

“1999 CRA” means the Collaborative Research Agreement between Tekmira and the University dated effective January 1, 1999 and successor agreements to such Know-How.

“2007 CRA” means the Collaborative Research Agreement between Tekmira and the University dated effective January 1, 2007 and successor agreements to such Know-How.

“Alnylam Field” means the use of Products for the treatment, prophylaxis and diagnosis of diseases in humans.

“Improvements” means, generally (i) any and all patents and any and all patent applications that claim priority to Patents; and (ii) any and all inventions arising therefrom. Notwithstanding anything to the contrary in the University License Agreement, ownership of all Improvements (A) that fall within clause (i) above will be assigned to the University; and (B) that fall within clause (ii) above will follow inventorship as determined by U.S. patent law, except that the University will own all Improvements made by its employees, whether alone or jointly with Tekmira, under the 1999 CRA or 2007 CRA.

“miRNA Product” means a product containing, comprised of or based on native or chemically modified RNA oligomers designed to either modulate a micro RNA transcript and/or provide the function of a micro RNA transcript.

“Patent(s)” means, generally, the patents and patent applications, including certain “Wheeler Patents,” listed on Schedule A to the UBC Sublicense Agreement, and any claims of CIPs and of resulting patents which are to the UBC Sublicense Agreement, and any reissues of such patents.

“Product(s)” means any RNAi Product or miRNA Product that, the manufacture, use or sale of which would, but for the license granted herein, infringe a Valid Claim of one or more of the Patent(s).

“RNAi Product” means a product containing, comprised of or based on small interfering RNAs or small interfering RNA derivatives or other moieties effective in gene function modulation and designed to modulate the function of particular genes or gene products by causing degradation of a target mRNA to which such small interfering RNAs or small interfering RNA derivatives are complementary, and that is not an miRNA Product.

“Technology” means the Patent(s) and any and all knowledge, know-how and/or technique or techniques invented, developed and/or acquired, being invented, developed and/or acquired by the University solely or jointly with Tekmira relating to the Patent(s), including, without limitation, all research, data, specifications, instructions, manuals, papers or other materials of any nature whatsoever, whether written or otherwise, relating to same.

“University License Agreement” means the License Agreement dated effective July 1, 1998, as amended, pursuant to which Tekmira is the exclusive licensee of certain Patents owned by the University of British Columbia (the “University”).

Exhibit 10.18

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

AMENDMENT NUMBER ONE

TO THE

AMENDED AND RESTATED

LICENSE AND COLLABORATION AGREEMENT

This Amendment Number One (the “Amendment”) to the Amended and Restated License and Collaboration Agreement is entered into as of the 10th day of June, 2010 (the “Effective Date”) by and among ALNYLAM PHARMACEUTICALS, INC., a Delaware corporation, with its principal place of business at 300 Third Street, Cambridge, Massachusetts 02142 (“Alnylam”), ISIS PHARMACEUTICALS, INC., a Delaware corporation, with its principal place of business at 1896 Rutherford Road, Carlsbad, California 92008 (“Isis”, and each of Alnylam and Isis, a “Licensor” and together, the “Licensors”), and REGULUS THERAPEUTICS INC. (formerly Regulus Therapeutics LLC), a Delaware corporation, with its principal place of business at 1896 Rutherford Road, Carlsbad, California 92008 (“Regulus”).

RECITALS

WHEREAS, Isis and Alnylam each granted a license to Regulus in accordance with that certain License and Collaboration Agreement dated September 6, 2007 (the “Original License Agreement”), which Original License Agreement was amended and restated on January 1, 2009 (the “Amended License Agreement”);

WHEREAS, Isis, Alnylam, and Regulus now desire to amend the Amended License Agreement as provided herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Isis, Alnylam and Regulus each agrees as follows:

1. DEFINITIONS

Capitalized terms used herein and not defined elsewhere herein have the meanings set forth in the Amended License Agreement.

2. PAYMENTS

2.1 The following bullet point shall be added as a new second bullet point in the definition of “Exclusivity Period” in the Amended License Agreement:

“• with respect to a Royalty-Bearing Product being Commercialized by a Collaborator of Regulus (other than Alnylam or Isis), the Exclusivity Period shall expire at such time as such Collaborator is no longer required to pay Regulus any royalty (not including any amounts paid by Collaborator to Regulus arising from payment obligations to Third Parties) with respect to such Royalty-Bearing Product; or”

2.2 Section 5.2 of the Amended License Agreement shall be deleted and replaced in its entirety by the following:

“5.2 Continued Development by Regulus of Development Projects.

(a) Diligence. If Regulus notifies Licensors pursuant to Section 5.1 that Regulus will continue to pursue the Development and Commercialization of such Development Project (on its own or with a Collaborator, as defined below), then, without limiting the generality of Section 4.1, Regulus will use Commercially Reasonable Efforts to Develop and Commercialize the relevant Development Compounds and Development Therapeutics in the Field.

(b) Third Party Payments. Regulus will be responsible for all milestones, royalties and other payments payable to Third Parties in respect of the Development, Manufacture and Commercialization of Development Therapeutics in the Field, by Regulus, its Affiliates and Sublicensees, including any amounts payable by either Licensor to Third Parties under the Third Party Rights. The Parties will use reasonable efforts to [...***...].

(c) Net Sales by Regulus. Regulus will pay to each Licensor a royalty of [...***...]% of Net Sales of Development Therapeutics which are Royalty-Bearing Products which Net Sales are generated by Regulus rather than a Collaborator, during the relevant Royalty Term (provided, however, that, for the remainder of the relevant Royalty Term following the end of the relevant Exclusivity Period, the royalty rate will be [...***...]%). Regulus agrees that the royalty described in Section 5.2(c) is payable to each Licensor, regardless of whether a particular Royalty-Bearing Product is covered by such Licensor’s Licensed IP.

(d) Net Sales by a Collaborator of Regulus. With respect to Net Sales by a Collaborator of Regulus (other than Alnylam or Isis), Regulus will pay to each Licensor a royalty of [...***...]% of Net Sales of such Development Therapeutics which are Royalty-Bearing Products; provided, that (i) the agreement with such Collaborator requires such Collaborator to make royalty payments to Regulus of at least [...***...]% of Net Sales (after any payments required to be made by Regulus to Third Parties) and (ii) the length of the Exclusivity Period with respect to such Collaborator is no shorter than the Exclusivity Period which would apply to Net Sales by Regulus under Section 5.2(c) above ((i) and (ii) being collectively referred to as “Consistent Sublicense Terms”). Notwithstanding the foregoing, if the agreement with such Collaborator does not contain Consistent Sublicense Terms or if Regulus chooses at the time of, or prior to, entering into such agreement to have this sentence apply in lieu of the first sentence of this Section 5.2(d), such choice to be delivered in writing to Alnylam and Isis within thirty (30) days of entering into such sublicense agreement (a “Sublicense Income Agreement”), then (x) Isis, Alnylam and Regulus will each receive the [...***...] of (I) [...***...]% of [...***...] (A) [...***...] received by Regulus on the basis of such [...***...] pursuant to such Sublicense Income Agreement, and (B) [...***...] made to Third Parties as described in [...***...], and (II) [...***...]%

***Confidential Treatment Requested

of Net Sales of such Development Therapeutics, and (y) Alnylam and Isis will be entitled to receive additional payments from Regulus in accordance with Section 5.2(e) below. “Collaborator” means a Third Party sublicensee or other partner of Regulus which partner receives from Regulus a sublicense, participates with Regulus in a collaboration, receives from Regulus a technology transfer or otherwise obtains from Regulus rights related to Develop or Commercialize miRNA Compounds, miRNA Therapeutics, or miRNA Antagonists. A “Collaborator” will be considered a “Sublicensee” for purposes of this Agreement.

(e) Sublicense Income. With respect to each Sublicense Income Agreement, Regulus shall pay [...***...] of Sublicense Income received by Regulus to Alnylam and [...***...] of Sublicense Income received by Regulus to Isis. “Sublicense Income” means all fees and other payments received by Regulus from a Collaborator in connection with a Sublicense Income Agreement, but excluding (i) debt, credit or lease financing (provided, however, that (x) any discount to market will not be excluded from the definition of Sublicense Income and (y) in the event that any portion of such debt, credit or lease is forgiven, such debt, credit, or lease will be deemed Sublicense Income in the amount of such forgiveness), (ii) the fair market value of any equity investments in Regulus, (iii) the bona fide reimbursement of future research and development funding by a third party (as specified in the Sublicense Income Agreement) at direct cost, (iv) the bona fide reimbursement of future out-of-pocket costs of patent filing, prosecution and maintenance, and patent defense, and (v) royalties for which compensation is paid to Alnylam and Isis pursuant to Section 5.2(d). For purposes of clarity, payments for specific events associated with sales such as net sales-based milestones or unit-based milestones will not be excluded from Sublicense Income. Notwithstanding the foregoing, the $[...***...] [...***...] payments to Regulus from [...***...] pursuant to [...***...] research collaboration will not be considered Sublicense Income.

(f) Full Consideration. Regulus agrees that the royalties described in Sections 5.2(c) and 5.2(d) and the Sublicense Income provisions contained in Section 5.2(e) are payable to each Licensor, regardless of whether a particular Royalty-Bearing Product is covered by such Licensor’s Licensed IP. Each Party agrees and acknowledges that such royalty structure (i) is freely entered into by such Party, (ii) is a fair reflection of the value received by Regulus from the licenses granted by the Licensors, and (iii) is a reasonable allocation of the value received by Regulus from each Licensor, due to the difficulty of determining the extent to which Licensor’s Licensed IP covers or has enabled each Royalty-Bearing Product.”

3. BUY OUT

3.1 Buy-Out. Any and all references in the Amended License Agreement to the term “Buy-Out” are null and void.

***Confidential Treatment Requested

4. MISCELLANEOUS

4.1 Other Terms. All other terms and conditions of the Amended License Agreement shall remain in full force and effect. The Amendment Number One to the Amended and Restated License and Collaboration Agreement entered into among Regulus and the Licensors on June 7, 2010 is superseded and replaced by this Amendment and is deemed void ab initio.

4.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereby execute this Amendment Number One to the Amended and Restated License and Collaboration Agreement as of the date first written above.

ALNYLAM PHARMACEUTICALS, INC.

By:	/s/ Barry Greene
Name: Barry Greene
Title: President and Chief Operating Officer

ISIS PHARMACEUTICALS, INC.

By:	/s/ B. Lynne Parshall
Name: B. Lynne Parshall
Title: Chief Operating Officer and CFO

REGULUS THERAPEUTICS INC.

By:	/s/ Kleanthis G. Xanthopoulos
Name: Kleanthis G. Xanthopoulos, Ph.D.
Title: President and Chief Executive Officer

Exhibit 10.19

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

EXECUTION COPY

AMENDMENT NUMBER TWO

TO THE

AMENDED AND RESTATED

LICENSE AND COLLABORATION AGREEMENT

This Amendment Number Two (the “Amendment”) to the Amended and Restated License and Collaboration Agreement is entered into as of the 25th day of October, 2011 (the “Effective Date”) by and among ALNYLAM PHARMACEUTICALS, INC., a Delaware corporation, with its principal place of business at 300 Third Street, Cambridge, Massachusetts 01242 (“Alnylam”), ISIS PHARMACEUTICALS, INC., a Delaware corporation, with its principal place of business at 2855 Gazelle Court, Carlsbad, California 92010 (“Isis”, and each of Alnylam and Isis, a “Licensor” and together, the “Licensors”), and REGULUS THERAPEUTICS INC. (formerly Regulus Therapeutics LLC), a Delaware corporation, with its principal place of business at 3545 John Hopkins Court, San Diego, California 92121 (“Regulus”).

RECITALS

WHEREAS, Isis and Alnylam each granted a license to Regulus in accordance with that certain License and Collaboration Agreement dated September 6, 2007 (the “Original License Agreement”), which Original License Agreement was amended and restated on January 2, 2009, and further amended on June 10, 2010 (the “Amended License Agreement”); and

WHEREAS, Isis, Alnylam, and Regulus now desire to further amend the Amended License Agreement to, among other things, allow Regulus to perform research and development with respect to miRNA Mimics as provided below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Isis, Alnylam and Regulus each agrees as follows:

1. DEFINITIONS

Capitalized terms used herein and not defined elsewhere herein have the meanings set forth in the Amended License Agreement.

2. LICENSES

2.1 Section 2.2(b) of the Amended License Agreement shall be deleted and replaced in its entirety by the following:

1.

“(b) Request to License miRNA Mimics and Additional miRNA Precursor Antagonists. Regulus may request a worldwide, royalty-bearing, sublicenseable (in accordance with Section 2.5), exclusive license in the Field, under each Licensor’s Licensed IP, to Develop, Manufacture and Commercialize specific miRNA Mimics or specific miRNA Precursor Antagonists that are not then Approved Mimics or Approved Precursor Antagonists, and miRNA Therapeutics containing such miRNA Mimics or miRNA Precursor Antagonists, by providing written notice to the applicable Licensor(s) thereof on a miRNA Mimic-by-miRNA Mimic or miRNA Precursor Antagonist by-miRNA Precursor Antagonist basis. Such license is subject to (i) review and affirmative approval by the applicable Licensor(s), which approval may be withheld by a Licensor in such Licensor’s sole discretion, and (ii) compliance with relevant Third Party Rights. […***…]. For the avoidance of doubt, Regulus’ rights to such miRNA Mimic or miRNA Precursor Antagonist will be limited as set forth in Section 2.2(d) unless and until the affirmative approval of the relevant Licensor(s) and any required consents or approvals from Third Parties have been obtained and Regulus agrees to comply with all Third Party Rights with respect to each such miRNA Mimic or miRNA Precursor Antagonist, even to the extent inconsistent with this Agreement. Each miRNA Mimic and miRNA Precursor Antagonist that is approved by both Licensors pursuant to this Section 2.2(b) shall upon such approval be deemed an “Approved Mimic” or “Approved Precursor Antagonist” for all purposes under this Agreement.”

2.2 The following will be added to the Amended License Agreement as Section 2.2(d);

“(d) Research Grant. Subject to the terms and conditions of this Agreement (including but not limited to Section 2.4), Isis and Alnylam hereby grant to Regulus a worldwide, royalty-bearing, sublicensable (in accordance with Section 2.5) nonexclusive license in the Field, under each Licensor’s Licensed IP, to Research miRNA Mimics; provided, however, that in exercising its rights under this Section 2.2(d) or under Section 2.2(b) hereof using the Alnylam Licensed IP, Regulus shall at all times comply with Alnylam’s “Guidelines for Evaluation of Clinical Candidates” (the “Clinical Candidate Guidelines”)”, attached to this Agreement as Schedule 2.2(d), as such Clinical Candidate Guidelines may be reasonably revised by Alnylam from time to time and provided to Regulus.

2.3 Section 2.3 of the Amended License Agreement shall be deleted and replaced in its entirety by the following:

“2.3 Licenses Granted to Licensors Under Regulus IP. Subject to the terms and conditions of this Agreement, including but not limited to the license granted to Regulus under Section 2.2(d) and to Third Party Rights:

(a) Regulus hereby grants to Alnylam a worldwide, exclusive, royalty-free, perpetual and irrevocable license, with the right to grant sublicenses, under the Regulus IP (except for Regulus IP claiming the exact composition, i.e. specific sequence combined with chemistry, of a miRNA Mimic discovered by Regulus) a solely to the extent necessary or useful to research, discover, develop, make, have made, use, sell, offer to sell and/or otherwise commercialize (i) a double-stranded oligonucleotide or analog thereof that are not miRNA Antagonists, Approved

2.

***Confidential Treatment Requested

Precursor Antagonists, or Approved Mimics (“Double-Stranded Oligos”) and (ii) any product containing a Double-Stranded Oligo that are not miRNA Antagonists, Approved Precursor Antagonists, or Approved Mimics (the “Alnylam Field”); provided that in no event shall the rights granted above in any way restrict or otherwise prohibit Regulus from Researching, Developing, Manufacturing and Commercializing miRNA Mimics covered by such Regulus IP.

(b) Regulus hereby grants to Isis a worldwide, exclusive, royalty-free perpetual and irrevocable license, with the right to grant sublicenses, under the Regulus IP (except for Regulus IP claiming the exact composition, i.e. specific sequence combined with chemistry, of a miRNA Mimic discovered by Regulus) solely to the extent necessary or useful to research, discover, develop, make, have made, use, sell, offer to sell and/or otherwise commercialize (i) single-stranded oligonucleotide or analogs thereof that are not miRNA Antagonists, Approved Precursor Antagonists, or Approved Mimics and (ii) any product containing single-stranded oligonucleotides or analogs thereof that are not miRNA Antagonists, Approved Precursor Antagonists, or Approved Mimics (the “Isis Field”); provided that in no event shall the rights granted above in any way restrict or otherwise prohibit Regulus from Researching, Developing, Manufacturing and Commercializing miRNA Mimics covered by such Regulus IP.

2.4 Section 2.5(a) is hereby deleted and replaced in its entirety by the following:

“(a)” Right to Sublicense

(i) Subject to Third Party Rights, Regulus will have the right to grant to its Affiliates and Third Parties sublicenses under the licenses granted in Section 2.2(a)(i), 2.2(a)(ii), 2.2(a)(iii) and 2.2(b).

(ii) Subject to Third Party Rights, Regulus will have the right to grant to its Affiliates and Third Parties sublicenses under the licenses granted in Section 2.2(d); provided, however, that (x) any such sublicense to a Third Party shall be solely for the purposes of allowing such Third Party to evaluate the technology being so sublicensed and (y) such sublicense shall not include any technology transfer from Regulus to such Third Party nor shall Regulus convey to such Third Party detailed information about any chemistry or delivery technology licensed to Regulus by Alnylam.”

2.5 Section 3.1 is hereby deleted and replaced in its entirety by the following:

“3.1 Technology Transfer to Regulus. At each meeting of the Collaboration Working Group the representatives will discuss new Know-How and Patent Rights of Isis and Alnylam that are included in such Licensor’s Licensed Patents and Licensed Know-How hereunder at the level of detail necessary to enable Regulus to effectively practice such Patent Rights and Know-How; provided, however, that Regulus shall not transfer, sublicense, disclose details of, or otherwise convey to any Third Party any details regarding Know-How and Patent Rights licensed to Regulus by Alnylam with respect to the delivery of oligonucleotides except with respect to a Development Therapeutic

3.

containing an Approved Mimic on a product-by-product basis for the sublicenses granted to such Third Parties.”

2.6 Exhibit 1 to the Amended License Agreement is hereby amended by adding the following Defined Term:

“Double-Stranded Oligo” will have the meaning set forth in Section 2.3(a).”

2.7 Section 1.59 of Exhibit 1 of the Amended License Agreement shall be deleted and replaced in its entirety by the following:

“miRNA” means a structurally defined functional RNA molecule usually between […***…] and […***…] nucleotides in length, which is derived from an endogenous, genetically-encoded non-coding RNA which is predicted to be processed into a hairpin RNA structure that is a substrate for the double-stranded RNA-specific ribonuclease Drosha and subsequently is predicted to serve as a substrate for the enzyme Dicer, a member of the RNase III enzyme family; including, without limitation, those miRNAs exemplified in miRBase (http://microrna.sanger.ac.uk/). To the extent […***…] for purposes of this Agreement; provided, however, that nothing contained herein shall require any Party hereto to […***…].

3. Section 1.62 of Exhibit 1 of the Amended License Agreement shall be deleted and replaced in its entirety by the following:

“miRNA Mimic” means a single-stranded or double-stranded oligonucleotide with the same or substantially similar-base composition and sequence (including chemically modified bases) as a particular natural miRNA and which is designed to mimic the activity of such miRNA. For clarity, miRNA Mimic excludes a double-stranded oligonucleotide which functions or is designed to function as an siRNA.

4. MISCELLANEOUS

4.1 Other Terms. All other terms and conditions of the Amended License Agreement shall remain in full force and effect.

4.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

4.

***Confidential Treatment Requested

IN WITNESS WHEREOF, the Parties hereby execute this Amendment Number Two to the Amended and Restated License and Collaboration Agreement as of the date first written above.

ALNYLAM PHARMACEUTICALS, INC.

By:	/s/ Laurence E. Reid
Name:	L. Reid
Title:	Chief Business Officer

ISIS PHARMACEUTICALS, INC.

By:	/s/ B. Lynne Parshall
Name:	B. Lynne Parshall
Title:	Chief Operating Officer and Chief Financial Officer

REGULUS THERAPEUTICS INC.

By:	/s/ Kleanthis G. Xanthopoulos
Name:	Kleanthis G. Xanthopoulos
Title:	President and CEO

Schedule 2.2(d)

Guidelines for Evaluation of Clinical Candidates

In vivo Dosing Requirements:

Formulation […***…]

•	May be tested at Regulus or collaborators in […***…]

➢ […***…]

➢ […***…]

➢ […***…]

•	Need approval for testing in […***…]

➢ Written approval may be obtained from Alnylam after the following information is provided: a very brief description on the experiment with the following information:

-   Purpose of experiment

-   Specify formulation (and microRNA)

-   What type of testing (in vitro or in vivo with details of which cell-line/species)

-   […***…]

Publication Guidelines:

•

All draft publications, including but not limited to manuscripts, abstracts, posters, PowerPoint (or any other presentation media format) presentations disclosing data related to a formulation component must be submitted for approval, […***…] in advance of being submitted to any outside entity, to […***…].

•	Each draft publication submitted for approval should be in its final form taking into consideration the following guidelines:

To the extent allowable, no […***…], such as […***…] shall be included

[…***…]

***Confidential Treatment Requested

Exhibit 10.20

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

CONFIDENTIAL	EXECUTION VERSION

PRODUCT DEVELOPMENT AND

COMMERCIALIZATION AGREEMENT

BETWEEN

GLAXO GROUP LIMITED

AND

REGULUS THERAPEUTICS LLC

This PRODUCT DEVELOPMENT AND COMMERCIALIZATION AGREEMENT (this “Agreement”) is entered into and made effective as of the 17th day of April, 2008 (the “Effective Date”) by and between Regulus Therapeutics LLC, a Delaware limited liability company having its principal place of business at 1896 Rutherford Road, Carlsbad, CA 92008 (“Regulus”), and Glaxo Group Limited, a company existing under the laws of England and Wales, having its registered office at Glaxo Wellcome House, Berkeley Avenue, Greenford, Middlesex, UB6 0NN, England (“GSK”). Regulus and GSK are each referred to herein by name or as a “Party” or, collectively, as “Parties.”

RECITALS

WHEREAS, Regulus is a limited liability company that was formed in 2007 by Isis Pharmaceuticals, Inc. (“Isis”) and Alnylam Pharmaceuticals, Inc. (“Alnylam” and together with Isis, Regulus’ “Parent Companies”) as a joint venture pursuant to a Limited Liability Company Agreement dated September 6, 2007 between Alnylam and Isis (the “Regulus LLC Agreement”), the License and Collaboration Agreement dated September 6, 2007 entered into between Alnylam, Isis and Regulus (the “Regulus License Agreement”) and the Services Agreement dated September 6, 2007 entered into between Alnylam, Isis and Regulus (the “Services Agreement” and together with the Regulus LLC Agreement and Regulus License Agreement, the “JV Agreements”);

WHEREAS, Regulus possesses proprietary technology and know-how related to the research, discovery, identification, synthesis and development of single-stranded oligonucleotide miRNA Antagonists (as defined below);

WHEREAS, GSK possesses expertise in the pharmaceutical research, development, manufacturing and commercialization of human pharmaceuticals, and GSK is interested in developing miRNA Antagonists as drug products;

WHEREAS, GSK desires to engage in a collaborative effort with Regulus, wherein (i) Regulus will conduct four (4) different Programs (as defined below) each directed against a particular Target (as defined below) to be identified in accordance with the procedures described herein, in order to discover, research and develop miRNA Antagonists, through to certain agreed-upon stages, and (ii) GSK shall have exclusive options, exercisable at GSK’s sole discretion, at either the [...***...] (as defined below) or at [...***...] (as defined below), to further develop and commercialize Collaboration Compounds (as defined below) resulting from each of the four (4) Programs on an exclusive basis for any and

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all uses in the Field (as defined below) and in the Territory (as defined below), all on the terms and conditions set forth herein;

WHEREAS, upon GSK’s exercise of any of its options to such Collaboration Compounds, Regulus desires to grant and will grant to GSK, and GSK desires to obtain and will obtain, an exclusive license in the Territory and in the Field under this Agreement to make, have made, use, sell, offer for sale, and import [...***...] Licensed Products (as defined herein) throughout the Territory, all on the terms and conditions set forth herein; and

WHEREAS, contemporaneously with the execution of this Agreement, the Parties have executed a separate Side Agreement with the Parent Companies (“Side Agreement”) regarding certain matters pertaining to the relationship between the JV Agreements and this Agreement, and on or about the Effective Date, Regulus shall deliver to GSK a Convertible Promissory Note pursuant to which GSK shall lend Regulus the amount specified therein (“Convertible Promissory Note”).

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be hereby bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth in this Article 1 unless context dictates otherwise. All references to “Dollars” mean U.S. Dollars. The use of the singular form of a defined term also includes the plural form and vice versa, except where expressly noted. The use of the word “including” shall mean “including without limitation”. The use of the words “herein,” “hereof” or “hereunder,” and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof.

1.1 “Acceptance” means, with respect to an NDA filed for a Licensed Product, (a) in the United States, the receipt of written notice from the FDA in accordance with 21 CFR 314.101(a)(2) that such NDA is officially “filed”, (b) in the European Union, receipt by GSK of written notice of acceptance by the EMEA of such NDA for filing under the centralized European procedure in accordance with any feedback received from European Regulatory Authorities; provided, that if the centralized filing procedure is not used, then Acceptance shall be determined upon the acceptance of such NDA by the applicable Regulatory Authority in a

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Major Country in the EU, and (c) in Japan, receipt by GSK of written notice of acceptance of filing of such NDA from the Japanese Ministry of Health, Labour and Welfare (“MHLW”).

1.2 “Affiliate” shall mean any Person, whether de jure or de facto, which directly or indirectly through one (1) or more intermediaries controls, is controlled by or is under common control with another Person. A Person shall be deemed to “control” another Person if it (a) owns, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by a Person in a particular jurisdiction) of such other Person, or has other comparable ownership interest with respect to any Person other than a corporation; or (b) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the Person. Notwithstanding the above, neither of the Parent Companies of Regulus shall be deemed an Affiliate of Regulus for the purposes of this Agreement under any circumstances.

1.3 “Agreement” shall have the meaning assigned to such term in the Recitals.

1.4 “Agreement Term” shall have the meaning assigned to such term in Section 12.1.4.

1.5 “Alliance Manager” shall have the meaning assigned to such term in Section 2.3.

1.6 “Alnylam” shall have the meaning assigned to such term in the Recitals.

1.7 “ANDA” shall mean an Abbreviated New Drug Application and all amendments and supplements thereto filed with the FDA, or the equivalent application filed with any equivalent agency or governmental authority outside the U.S. (including any supra-national agency such as the EMEA in the EU).

1.8 “Annual” or “Annually” shall mean Calendar Year.

1.9 “Back-up Compound” shall mean, with respect to a given Leading Compound for a given Program, any other Collaboration Compound Developed under such Program that is designed to inhibit (i.e. directed to or directed against) the same Collaboration Target as the Leading Compound and [...***...] the Leading Compound.

1.10 “Bankruptcy Code” shall have the meaning assigned to such term in Section 12.6.2.

1.11 “Blocked Target” shall mean a miRNA from [...***...] that Regulus elects, by written notice to GSK, [...***...] and that GSK does not, in accordance with [...***...].

1.12 “Breaching Party” shall have the meaning assigned to such term in Section 12.2.1 or Section 12.2.2, as the case may be.

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1.13 “Business Day” shall mean any day other than a Saturday or Sunday on which banking institutions in both New York, New York and London, England are open for business.

1.14 “Calendar Quarter” shall mean a period of three (3) consecutive months ending on the last day of March, June, September, or December, respectively and will also include the period beginning on the Effective Date and ending on the last day of the calendar quarter in which the Effective Date falls.

1.15 “Calendar Year” shall mean a year of 365 days (or 366 days in a leap year) beginning on January 1st (or, with respect to 2008, the Effective Date) and ending December 31st, and so on year-by-year.

1.16 “Candidate Selection Criteria” shall mean the criteria for advancement of a Collaboration Compound [...***...], which provisional criteria are included in the Initial Research Plan with respect to Programs directed against the Initial Collaboration Targets (as such provisional criteria may be [...***...] in accordance with Section 2.1.6) and, with respect to Programs directed against the Subsequent Collaboration Targets, as confirmed by the JSC with respect to each such Program in accordance with Section 2.1.6. By way of guideline only, the Candidate Selection Criteria will typically include (a) data regarding the [...***...] of the Collaboration Compound and other [...***...] of the Collaboration Compound in [...***...] as well as a preliminary assessment of the [...***...], as well as evaluation of [...***...] models. An assessment of [...***...] should be typically included with preliminary [...***...], [...***...]; (b) the properties of the Collaboration Compound regarding [...***...]; (c) assessment of the [...***...]; and (d) a preliminary assessment of [...***...], (provided, however, that nothing herein shall require Regulus to resolve any such issues if they are identified).

1.17 “[...***...]” shall have the meaning assigned to such term in Section 4.1.1.

1.18 “[...***...]” shall have the meaning assigned to such term in Section 6.4.

1.19 “[...***...]” shall have the meaning assigned to such term in Section 4.2.1.

1.20 “[...***...]” shall have the meaning assigned to such term in Section 4.2.1.

1.21 “[...***...]” shall have the meaning assigned to such term in Section 4.2.1.

1.22 “Candidate Selection Stage” shall mean, as applicable, that stage of progression of a Research Program, or a Collaboration Compound within a Research Program, which is defined by the demonstration by Regulus (as confirmed by the JSC) that a Collaboration Compound within such Research Program has met the Candidate Selection Criteria and is ready for advancement into a [...***...]. For purposes of clarity, notwithstanding the foregoing, the Candidate

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Selection Stage shall be deemed to have been achieved if, at any time during the Research Collaboration Term for a Research Program, GSK or the JSC requests that Regulus begin a [...***...] of a Collaboration Compound under such Research Program prior to Regulus’ demonstration (and the JSC’s confirmation) that a Collaboration Compound meets the Candidate Selection Criteria.

1.23 “cGMP” shall mean all applicable standards relating to manufacturing practices for fine chemicals, intermediates, bulk products or finished pharmaceutical products. For purposes of this Agreement, cGMPs shall mean the principles (a) detailed in the U.S. Current Good Manufacturing Practices, 21 CFR Parts 210, and The Rules Governing Medicinal Products in the European Community, Volume IV Good Manufacturing Practice for Medicinal Products, as each may be amended from time to time or (b) promulgated by any governmental body having jurisdiction over the manufacture of a Collaboration Compound, in the form of laws or regulations.

1.24 “Chairperson” shall have the meaning assigned to such term in Section 2.1.3.

1.25 “Claims” shall have the meaning assigned to such term in Section 11.1

1.26 “Clinical Studies” shall mean human studies designed to measure the safety, efficacy, tolerability and/or appropriate dosage of a Collaboration Compound or Licensed Product, as the context requires, including without limitation Phase 1 Clinical Trials, Phase 2 Clinical Trials (including any PoC Trial), Phase 3 Clinical Trials and any post-Regulatory Approval studies (such as Phase 4 Clinical Trials).

1.27 “Collaboration Compound” shall mean any miRNA Compound [...***...] to [...***...] a Collaboration Target, which compound was either identified or discovered by Regulus or any of its Affiliates or any of its Parent Companies prior to the Effective Date or is discovered or identified by or on behalf of Regulus or any of its Affiliates during the Research Collaboration Term, and [...***...] of such miRNA Compound which is identified or discovered by or on behalf of Regulus or GSK pursuant to the Agreement.

1.28 “Collaboration Know-How” shall mean any Know-How pertaining to a Collaboration Compound or Licensed Product that is discovered, developed, invented or created solely by a Party and/or its Affiliates (or on behalf of such Party and/or its Affiliates by such Party’s or its Affiliates’ agents or contractors in accordance with Section 3.10), or jointly by or on behalf of the Parties and/or a Party’s Affiliates (or on behalf of such Party and/or its Affiliates by such Party’s or its Affiliates’ agents or contractors in accordance with Section 3.10), in each case pursuant to activities conducted with respect to a Program during the relevant Program

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Term in accordance with the Initial Research Plan, the relevant Research Plan or, if applicable, the relevant Early Development Plan.

1.29 “Collaboration Patent” shall mean any Patent Rights that claim or cover Collaboration Know-How.

1.30 “Collaboration Target(s)” shall have the meaning assigned to such term in Section 3.2.1 below.

1.31 “Collaboration Technology” shall mean the Collaboration Know-How and the Collaboration Patents.

1.32 “Collaboration Term” shall mean the period from the Effective Date until the end of the [...***...] with respect to all Programs hereunder.

1.33 “Combination Product” shall have the meaning assigned to such term in the definition of “Net Sales” below.

1.34 “Commercialize” or “Commercialization” shall mean any and all activities directed to marketing, promoting, detailing, distributing, importing, having imported, exporting, having exported, selling or offering to sell a miRNA Therapeutic following receipt of Regulatory Approval for such miRNA Therapeutic.

1.35 “Commercializing Party” shall mean (a) GSK, with respect to any Collaboration Compounds other than Refused Candidates, and any Licensed Products other than Refused Candidate Products and Returned Licensed Products, in each case which are being Developed and Commercialized by or on behalf of GSK, its Affiliates or Sublicensees hereunder, and (b) Regulus, with respect to any Refused Candidates, Refused Candidate Products and/or Returned Licensed Products, in each case which are being Developed and Commercialized by or on behalf of Regulus, its Affiliates or Sublicensees hereunder.

1.36 “Competitive Infringement” shall have the meaning assigned to such term in Section 8.5.1.

1.37 “[...***...]” shall mean the [...***...] by Regulus of a [...***...] for such PoC Trial.

1.38 “Confidential Information” shall have the meaning assigned to such term in Section 9.1.

1.39 “Control,” “Controls,” “Controlled” or “Controlling” shall mean the possession of the right (whether by ownership, license or otherwise) to assign, or grant a license, sublicense or other right, as provided for herein without violating the terms of any agreement or other arrangement with any Third Party or with any Parent Company of Regulus.

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1.40 “Convertible Promissory Note” shall have the meaning assigned to such term in the Recitals.

1.41 “CREATE Act” shall have the meaning assigned to such term in Section 8.8.

1.42 “[...***...]” shall mean, with respect to any Collaboration Compound, a compound that is [...***...] from such Collaboration Compound or that is an [...***...] based thereupon, and that has, or is intended at the time of its synthesis to have, [...***...] the properties of the Collaboration Compound from which it was [...***...] and that is designed to [...***...] the same Collaboration Target as such Collaboration Compound.

1.43 “Develop” or “Development” shall mean, with respect to a miRNA Compound or miRNA Therapeutic, any and all discovery, characterization, preclinical or clinical activity with respect to such miRNA Compound or miRNA Therapeutic, including human clinical trials conducted after Regulatory Approval of such miRNA Therapeutic to seek Regulatory Approval for additional Indications for such miRNA Therapeutic.

1.44 “Development Candidate” shall mean a Collaboration Compound that has been confirmed by the JSC to have satisfied the [...***...]. For purposes of clarity, (a) a Collaboration Compound shall be deemed a Development Candidate if, at any time during the Research Collaboration Term for a Research Program, GSK or the JSC by mutual agreement requests that Regulus begin [...***...] of such Collaboration Compound under such Research Program prior to confirmation by the JSC that such Collaboration Compound has met the [...***...] and (b) if Regulus has [...***...] a Collaboration Compound as a Development Candidate on or before [...***...] with respect to such Research Program, in which case, upon such expiration, Regulus shall provide a [...***...] with respect to the Leading Compound under such Research Program.

1.45 “Diligent Efforts” shall mean, with respect to the efforts to be expended by a Party with respect to any objective or obligation under this Agreement, such commercially reasonable, diligent and good faith efforts as such Party would normally use to accomplish a similar objective or perform a similar obligation under similar circumstances, acting reasonably promptly and in a sustained manner, and taking into account scientific, medical and commercially relevant factors such as (as applicable) stage of development, product life, patent position, strategic value, [...***...] market potential, medical, safety and regulatory issues, in accordance with the following:

1.45.1 For Regulus: Regulus shall apply its commercially reasonable Diligent Efforts in the conduct of all activities and obligations for which Regulus is responsible under this Agreement, in accordance with (a) the Initial Research Plan, (b) each Research Plan for each

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Research Program, and (c) if GSK has not exercised its [...***...] with respect to a Program, the Early Development Plan for the relevant Early Development Program, in each case as established hereunder. Such efforts will be consistent at all times with the efforts and resources normally used by Regulus or, where one of its Parent Companies has already conducted or is actively conducting activities similar to those described in the Initial Research Plan, the relevant Research Plan or the relevant Early Development Plan, as applicable, but Regulus has not previously conducted such activities, the efforts and resources normally used by Regulus’ Parent Company, in the exercise of Regulus’ or its Parent Company’s (as applicable) reasonable business discretion relating to the research and development progression of a compound in its own pipeline at a [...***...] as compared to the Collaboration Compound or Licensed Product in question.

1.45.2 For GSK: GSK shall apply commercially reasonable Diligent Efforts in the conduct of all activities and obligations for which GSK is responsible under this Agreement, including with respect to the further Development and Commercialization of a Leading Compound Developed under each Program for which GSK has exercised its Program Option hereunder. Such efforts will be consistent at all times with the manner and degree in which GSK in its reasonable business discretion would apply efforts and resources for a compound in its own pipeline, at a [...***...] as compared to the Collaboration Compound or Licensed Product in question.

1.45.3 A Party that is required to use Diligent Efforts with respect to an obligation shall, consistent with the standard described above: (a) promptly assign responsibility for such obligation to specific employee(s) or permitted contractors who are held accountable for progress and monitor such progress on an on-going basis, (b) establish and consistently seek to achieve specific, meaningful and measurable objectives for carrying out such obligation, and (c) consistently make and implement decisions and allocate reasonably sufficient personnel and financial resources designed to advance progress with respect to such objective.

1.46 “Disclosing Party” shall have the meaning assigned to such term in Section 9.1.

1.47 “Discovery Milestone” shall mean, on a Program-by-Program basis, the milestone event that is achieved hereunder upon the later of (i) demonstration of [...***...] confirmed by the JSC (subject to the dispute resolution provisions in Section 2.1.7, if necessary) or (ii) [...***...] for a given Program.

1.48 “Early Development Plan” shall mean an overall Development plan (including all subsequent amendments or updates thereto) for the Development of a Development Candidate through to Completion of the PoC Trial.

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1.49 “Early Development Program” shall have the meaning set forth in Section 3.5.1.

1.50 “Early Development Program Term” shall define the duration of each Early Development Program hereunder and shall be determined on an Early Development Program-by-Early Development Program basis as follows: the period commencing upon the earlier of (a) the expiration of the [...***...] Exercise Period without GSK’s exercise of the [...***...] for such Program, or (b) GSK’s notice to Regulus of its decision not to exercise such [...***...], and ending upon [...***...]; provided, however, that such period shall terminate when GSK exercises the relevant [...***...] unless such Program is terminated earlier.

1.51 “Effective Date” shall have the meaning assigned to such term in the Recitals.

1.52 “EMEA” shall mean the European Medicines Evaluation Agency, and any successor entity thereto.

1.53 “Enabling Studies” shall have the meaning assigned to such term in Section 3.8.

1.54 “European Union” or “EU” shall include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, The Netherlands, Portugal, Spain, Sweden, United Kingdom, Cyprus, Czech Republic, Estonia, Hungary, Latvia, Lithuania, Malta, Poland, Slovakia, Slovenia, and any such other country or territory that may officially become part of the European Union after the Effective Date.

1.55 “Executive Officers” shall mean the Chief Executive Officer of Regulus (or a senior executive officer designated by such Person) and either the Chief Executive Officer or the Chairman of R&D at GSK (or another senior executive officer designated by such Persons).

1.56 “Existing In-License Agreements” shall have the meaning assigned to such term in Section 10.3.3.

1.57 “Expert Panel” shall have the meaning assigned to such term in Section 2.4.

1.58 “FDA” shall mean the U.S. Food and Drug Administration, and any successor entity thereto.

1.59 “Field” shall mean (a) the [...***...] of any or all Indications and (b) also, to the extent that Regulus or GSK, whichever is the licensing Party hereunder, Controls [...***...] any or all Indications, to the extent such [...***...] are [...***...] to Commercialize a Licensed Product or where the absence of Control by the Commercializing Party, of [...***...] could reasonably be considered to materially adversely affect the sales of the Licensed Product.

1.60 “Final Target Selection Date” shall have the meaning assigned to such term in Section 3.2.1.

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1.61 “First Commercial Sale” means, with respect to a Royalty-Bearing Product in a country in the Territory, the first sale, transfer or disposition for value to an end user of such Royalty-Bearing Product in such country; provided, that, the following shall not constitute a First Commercial Sale: (a) any sale to an Affiliate, Parent Company or Sublicensee unless the Affiliate, Parent Company or Sublicensee is the last entity in the distribution chain of the Royalty-Bearing Product, (b) any use of such Royalty-Bearing Product in Clinical Studies, pre-clinical studies or other research or development activities, or disposal or transfer of Products for a bona fide charitable purpose, (c) compassionate use, (d) so called “treatment IND sales” and “named patient sales,” and (e) use under the ATU system in France and/or the International Pharmi system in Europe.

1.62 “Former Target” shall have the meaning assigned to such term in Section 3.2.1.

1.63 “FTC” shall have the meaning assigned to such term in Section 4.2.6.

1.64 “Fully Absorbed Costs of Goods” shall mean, with respect to the Manufacture of units or components of Collaboration Compounds or Licensed Products (including bulk drug substance), the fully-absorbed actual cost of supplying the Collaboration Compounds or Licensed Products to Regulus, GSK or a designee of either such Party as calculated under US GAAP or IFRS, as applicable, and consistent with such Party’s or, with respect to Regulus, the applicable Parent Company’s, methodology for other products. Specifically this shall include:

(a) if Manufactured by Regulus (or its Parent Company) or GSK, the Fully Absorbed Manufacturing Cost (“FAMC”) as described in Schedule 1.64, including without limitation incremental and/or reasonably allocable overhead costs incurred including: [...***...] provided, however, that with respect to Manufacture by Regulus or one of its Parent Companies and if [...***...], the Parties shall agree in good faith to the costs with respect to the Manufacture of Collaboration Compounds or Licensed Products, based, at least in part, on such definition; or

(b) if Manufactured by a Third Party contract manufacturer, the actual costs of procuring such Collaboration Compounds or Licensed Products from such Third Party contract manufacturer, including any [...***...] payable to such Third Party contract manufacturer.

1.65 “Fundamental IP” shall have the meaning assigned to such term in Section 6.8.1.

1.66 “Generic Product” shall mean a Third Party’s product(s) or Third Parties’ product(s) having the same or substantially the same active pharmaceutical ingredient as a Royalty-Bearing Product and for which in the US an ANDA has been filed naming the Royalty-Bearing Product as the reference listed drug or ex-US, an equivalent process where bioequivalence to the Royalty-Bearing Product has been asserted.

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1.67 “GLP” shall mean the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and comparable foreign regulatory standards.

1.68 “[...***...]” shall mean a [...***...] study that is conducted in [...***...] that is conducted in compliance with GLP and is required to meet the requirements for filing an IND.

1.69 “GSK” shall have the meaning assigned to such term in the Recitals.

1.70 “GSK Collaboration Know-How” shall have the meaning assigned to such term in Section 8.1.2.

1.71 “GSK Collaboration Patents” shall have the meaning assigned to such term in Section 8.1.2.

1.72 “GSK Collaboration Technology” shall have the meaning assigned to such term in Section 8.1.2.

1.73 “GSK Diligence Failure Event” shall have the meaning assigned to such term in Section 12.2.4.

1.74 “GSK Enabling Studies Know-How” shall mean any Know-How conceived or reduced to practice by or on behalf of GSK or its Affiliates during the course of conducting Enabling Studies.

1.75 “GSK Enabling Studies Patents” shall mean all Patent Rights which claim or cover GSK Enabling Studies Know-How.

1.76 “GSK Know-How” shall mean any Know-How to the extent pertaining specifically and primarily to a Collaboration Compound or Licensed Product that (a) is Controlled by GSK and/or its Affiliates on the Effective Date or during the Agreement Term; and (b) is [...***...] for Regulus (i) to conduct activities for which Regulus is responsible under the Initial Research Plan, Research Plan and/or Early Development Plan during the Collaboration Term; or (ii) to Develop, Manufacture or Commercialize Refused Candidates, Refused Candidate Products and Returned Licensed Products. GSK Know-How shall exclude Collaboration Know-How, but shall include GSK Enabling Studies Know-How.

1.77 “GSK Patents” shall mean all Patent Rights in the Territory Controlled by GSK and/or its Affiliates as of the Effective Date or during the Agreement Term, to the extent containing a claim which [...***...] to a Collaboration Compound and which is [...***...] for Regulus (a) to conduct activities for which Regulus is responsible under the Initial Research Plan, Research Plan and/or Early Development Plan during the Collaboration Term; or (b) to Develop,

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Manufacture or Commercialize Refused Candidates, Refused Candidate Products and Returned Licensed Products. GSK Patents shall exclude Collaboration Patents, but shall include GSK Enabling Studies Patents.

1.78 “GSK Patent Royalty” shall have the meaning assigned to such term in Section 6.6.1.

1.79 “GSK Technology” shall mean any GSK Patents and GSK Know-How, excluding any Collaboration Technology owned by GSK either jointly or solely.

1.80 “HSR” shall have the meaning assigned to such term in Section 4.2.6.

1.81 “IND” shall mean any investigational new drug application filed with the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations, including any amendments thereto. References herein to IND shall include, to the extent applicable, any comparable filing(s) outside the U.S. (such as a Clinical Trial Application in the European Union).

1.82 “Indemnitee” shall have the meaning assigned to such term in Section 11.3.

1.83 “Indication” shall mean any [...***...] (to the extent that Regulus or GSK, whichever is the licensing Party hereunder, Controls [...***...]) [...***...], or [...***...], or [...***...].

1.84 “Initial Collaboration Target” shall have the meaning assigned to such term in Section 3.2.1.

1.85 “Initial Research Plan” shall mean the preliminary research plan attached hereto as Exhibit A, which plan sets forth (a) the activities of the Parties commencing on the Effective Date until the Final Target Selection Date, including the Collaboration Target selection process, Screening Assays to be conducted, and contemplated time periods associated with such activities, and (b) a general description of the types of activities to be conducted by the Parties during the remainder of the Collaboration Term. For purposes of clarity, upon final JSC approval of the Research Plan with respect to any Program, the terms of such Research Plan shall supersede the terms of the Initial Research Plan with respect to such Program.

1.86 “Initiation” shall mean, with respect to any human Clinical Studies set forth in Section 6.4, the first dosing of the first patient or subject in such study.

1.87 “Isis” shall have the meaning assigned to such term in the Recitals.

1.88 “Joint Patent Subcommittee” shall have the meaning assigned to such term in Section 2.2.2.

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1.89 “Joint Program Subcommittee” or “JPS” shall have the meaning assigned to such term in Section 2.2.1.

1.90 “Joint Steering Committee” or “JSC” shall have the meaning assigned to such term in Section 2.1.

1.91 “Jointly-Owned Collaboration Know-How” shall have the meaning assigned to such term in Section 8.1.2.

1.92 “Jointly-Owned Collaboration Patents” shall have the meaning assigned to such term in Section 8.1.2.

1.93 “Jointly-Owned Collaboration Technology” shall have the meaning assigned to such term in Section 8.1.2.

1.94 “JV Agreements” shall have the meaning assigned to such term in the Recitals.

1.95 “Know-How” shall mean any information, inventions, trade secrets or technology (excluding Patent Rights), whether or not proprietary or patentable and whether stored or transmitted in oral, documentary, electronic or other form. Know-How includes ideas, concepts, formulas, methods, procedures, designs, compositions, plans, documents, data, discoveries, developments, techniques, protocols, specifications, works of authorship, biological materials, and any information relating to research and development plans, experiments, results, compounds, therapeutic leads, candidates and products, clinical and preclinical data, clinical trial results, and Manufacturing information and plans.

1.96 “Leading Compound” shall mean the furthest advanced Collaboration Compound under a given Program.

1.97 “Licensed Product(s)” shall mean any miRNA Therapeutic having one or more Collaboration Compounds as an active ingredient(s). For purposes of clarity, Licensed Products include Combination Products.

1.98 “Losses” shall have the meaning assigned to such term in Section 11.1.

1.99 “Major Country” shall mean any of the following countries: the [...***...]

1.100 “Manufacture” or “Manufacturing” shall mean any activity involved in or relating to the manufacturing, quality control testing (including in-process, release and stability testing), releasing or packaging, for pre-clinical, clinical or commercial purposes, of a miRNA Compound or a miRNA Therapeutic.

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1.101 “Manufacturing Patents” shall have the meaning assigned to such term in Section 6.6.2.

1.102 “Milestone Event” shall have the meaning assigned to such term in Section 6.4.

1.103 “miRNA” shall mean a structurally defined functional RNA molecule usually between [...***...] and [...***...] nucleotides in length, which is derived from genetically-encoded non-coding RNA which is predicted to be processed into a hairpin RNA structure that is a substrate for the double-stranded RNA-specific ribonuclease Drosha and subsequently is predicted to serve as a substrate for the enzyme Dicer, a member of the RNase III enzyme family; including, without limitation, those miRNAs exemplified in miRBase (http://microrna.sanger.ac.uk/). To the extent [...***...] for purposes of this Agreement; provided, however, that nothing contained herein shall require any Party hereto to [...***...]. The miRNAs exemplified in miRBase (http://microrna.sanger.ac.uk/) as of the Effective Date are specified in Schedule 1.103, however, the Parties understand that the content of such database may change after the Effective Date.

1.104 “miRNA Antagonist” shall mean a single-stranded oligonucleotide (or a single stranded analog thereof) that [...***...] interfere with or inhibit a particular miRNA. For purposes of clarity, the definition of “miRNA Antagonist” is not intended to include oligonucleotides that function predominantly through [...***...].

1.105 “miRNA Compound” shall mean a compound consisting of a miRNA Antagonist. For purposes of clarity, miRNA Compound [...***...].

1.106 “miRNA Library” shall mean a library of oligonucleotides [...***...] modulate the activity of miRNAs [...***...], from which library Regulus shall identify the miRNA Pool through the conduct of Screening Assays in accordance with the Initial Research Plan. The library of oligonucleotides [...***...] however, the Parties understand that the content of such [...***...] may change after the Effective Date.

1.107 “miRNA Mimic” shall mean a double-stranded or single-stranded oligonucleotide or analog thereof with a substantially similar base composition as a particular miRNA and which [...***...] mimic the activity of such miRNA.

1.108 “miRNA Pool” shall mean a prioritized list of [...***...] miRNAs to be identified in accordance with the procedures set forth in the Initial Research Plan and from which list GSK shall select up to four (4) Collaboration Targets in accordance with the terms hereof, which list shall exclude (a) any Collaboration Target once selected by GSK, including any Former Targets,

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Initial Collaboration Targets and Subsequent Collaboration Targets, and (b) any Blocked Targets.

1.109 “miRNA Precursor” shall mean a transcript that originates from a genomic DNA and that contains, but not necessarily exclusively, a non-coding, structured RNA comprising one or more mature miRNA sequences, including, without limitation, (a) polycistronic transcripts comprising more than one miRNA sequence, (b) miRNA clusters comprising more than one miRNA sequence, (c) pri-miRNAs, and/or (d) pre-miRNAs.

1.110 “miRNA Precursor Antagonist” shall mean a single-stranded oligonucleotide (or a single stranded analog thereof) that [...***...] bind to a miRNA Precursor to prevent the production of one or more miRNAs. For purposes of clarity, the definition of “miRNA Precursor Antagonist” is not intended to include oligonucleotides that function predominantly through the RNAi mechanism of action or the RNase H mechanism of action.

1.111 “miRNA Therapeutic” shall mean a therapeutic product having one or more miRNA Compounds as an active ingredient(s).

1.112 “NDA” shall mean a New Drug Application (as more fully defined in 21 C.F.R. 314.5 et seq. or its successor regulation) and all amendments and supplements thereto filed with the FDA, or the equivalent application filed with any equivalent agency or governmental authority outside the U.S. (including any supra-national agency such as the EMEA in the EU).

1.113 “Net Sales” shall mean, with respect to any Royalty-Bearing Product, the gross invoiced sales of such Royalty-Bearing Product sold by either (i) GSK, its Affiliates or Sublicensees or (ii), as the case requires, Regulus, its Affiliates or Sublicensees (in each case, the “Selling Party”), in finished product form, packaged and labelled for sale, under this Agreement in arm’s length sales to Third Parties, less the following deductions which are actually incurred, allowed, paid, accrued or specifically allocated to the Third Party customer by the Selling Party, to the extent actually taken by such Third Party customer, on such sales for: (a) [...***...]trade, quantity, and cash discounts; (b) [...***...]credits, rebates and chargebacks (including those to [...***...]including [...***...], and allowances or credits to customers on account of [...***...] or on account of [...***...] affecting such Royalty-Bearing Product; (c) [...***...] charges relating to such Royalty-Bearing Product, including [...***...] thereto; (d) [...***...] directly linked to the sales of such Royalty-Bearing Product to the extent included in the gross amount invoiced; (e) the lesser or [...***...] of Net Sales or [...***...]; (f) [...***...]allowed or paid to [...***...] employed by the Selling Party; and (g) any other items actually deducted from gross invoiced sales amounts as reported by such Party in its financial statements in accordance with, in the case of GSK’s Net Sales, the International

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Financial Reporting Standards, applied on a consistent basis, and, in the case of Regulus’ Net Sales, the U.S. generally accepted accounting principles applied on a consistent basis.

Net Sales will not include any transfer or sale between or among a Party and any of its Affiliates or Parent Companies or direct Sublicensees.

Licensed Product provided to patients for [...***...] will not be included in Net Sales.

In the event a Royalty-Bearing Product is sold as part of a Combination Product (as defined below), the Net Sales from the Royalty-Bearing Product, for the purposes of determining royalty payments, will be determined by multiplying the Net Sales (as determined without reference to this paragraph) of the Combination Product, by the fraction, A/A+B, where A is the [...***...] price (determined substantially in accordance with the above) of the Royalty-Bearing Product when sold separately in finished form and B is the [...***...] price (determined substantially in accordance with the above) [...***...] in the Combination Product when sold separately in finished form, each during the applicable royalty period or, if sales of all compounds did not occur in such period, then in the most recent royalty reporting period in which sales of all occurred. In the event that such [...***...] price cannot be determined for both the Royalty-Bearing Product and all other therapeutically active pharmaceutical compounds included in the Combination Product, Net Sales for the purposes of determining royalty payments will be calculated as above, but the [...***...] price in the above equation will be replaced by a good faith estimate of the [...***...] for which no such price exists. As used above, the term “Combination Product” shall mean any pharmaceutical product which consists of a Royalty-Bearing Product and other therapeutically active pharmaceutical compound(s).

1.114 “Non-breaching Party” shall have the meaning assigned to such term in Section 12.2.1 or Section 12.2.2, as the case may be.

1.115 “Option Compound” shall mean (a) a Collaboration Compound which has qualified as a Development Candidate under a Program, with respect to which Program GSK has notified Regulus that it plans to exercise its [...***...] Option, (b) if GSK has not exercised its [...***...] Option for a Program, a Collaboration Compound for which Regulus has Completed a PoC Trial conducted with such Collaboration Compound under such Program, with respect to which Program GSK has notified Regulus that it plans to exercise its [...***...], and (c) all other Collaboration Compounds Developed under, or that is otherwise [...***...] to interfere with or inhibit (i.e. is directed to or directed against) the Collaboration Target that is the subject of, the same Program as the Collaboration Compound set forth in the foregoing clauses (a) or (b), including any Back-up Compounds and Derivatives of any of the foregoing. For purposes of clarity, “Option Compounds” shall include all Collaboration Compounds Developed under a Program

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with respect to which GSK has exercised a Program Option or where pursuant to the termination of a Program, GSK acquired exclusive rights to the Collaboration Compounds of such Program in accordance with Article 12, regardless of whether or not any such Collaboration Compound has qualified as a Development Candidate or has satisfied the PoC Criteria.

1.116 “Option Period” shall mean any option exercise period applicable with respect to a Program Option hereunder.

1.117 “Option Period Extension” shall have the meaning assigned to such term in Section 4.2.6.

1.118 “Parent Company” shall have the meaning assigned to such term in the Recitals.

1.119 “Parent Company Know-How” shall mean, with respect to each Parent Company, all Know-How Controlled by such Parent Company on the Effective Date or during the term of the Regulus License Agreement (except as otherwise expressly provided therein) that relates to:

(a) miRNA Compounds or miRNA Therapeutics in general,

(b) specific miRNA Compounds or miRNA Therapeutics,

(c) [...***...] of miRNA Compounds or miRNA Therapeutics,

(d) [...***...] by which a miRNA Antagonist directly prevents the production of a specific miRNA, or

(e) [...***...], by modulating one or more miRNAs;

provided, however, that in each case (i) for any such Know-How that include [...***...] (as defined in the Regulus License Agreement), the provisions of Section 2.4 of the Regulus License Agreement will govern whether, with respect to Know-How licensed under an Optional In-License (as defined in the Regulus License Agreement) or as an Additional Right (as defined in the Regulus License Agreement), such Know-How will be included as Parent Company Know-How and (ii) Parent Company Know-How does not include [...***...]).[...***...]

1.120 “Parent Company Patents” shall mean, with respect to each Parent Company,

(a) all Patent Rights Controlled by such Parent Company on the Effective Date and listed on Exhibit B hereto, and

(b) all Patent Rights Controlled by such Parent Company during the term of the Regulus License Agreement (except as otherwise expressly provided therein) that claim

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(i) miRNA Compounds or miRNA Therapeutics in general,

(ii) specific miRNA Compounds or miRNA Therapeutics,

(iii) [...***...] of miRNA Compounds or miRNA Therapeutics,

(iv) [...***...] by which a miRNA Antagonist directly prevents the production of the specific miRNA, or

(v) [...***...], by modulating one or more miRNAs;

provided, however, that in each case of (a) and (b), (x) for any such Patent Rights that include [...***...] (as defined in the Regulus License Agreement), the provisions of Section 2.4 of the Regulus License Agreement will govern whether, with respect to a Patent Right licensed under an Optional In-License (as defined in the Regulus License Agreement) or as an Additional Right (as defined in the Regulus License Agreement), such Patent Right will be included as a Parent Company Patents, and (y) Parent Company Patents do not include [...***...]).

1.121 “Party” or “Parties” shall have the meaning assigned to such term in the Recitals.

1.122 “Patent Costs” shall mean the reasonable fees and expenses paid to [...***...] and [...***...] and other reasonable [...***...]expenses paid to[...***...] incurred in connection with the Prosecution and Maintenance of Patent Rights.

1.123 “Patent Rights” shall mean (a) patent applications (including provisional applications and for certificates of invention), (b) any patents issuing from such patent applications (including certificates of invention), (c) all patents and patent applications based on, corresponding to, or claiming the priority date(s) of any of the foregoing, and (c) any substitutions, extensions (including supplemental protection certificates), registrations, confirmations, reissues, divisionals, continuations, continuations-in-part, re-examinations, renewals and foreign counterparts thereof.

1.124 “Payee” shall mean the Party to whom milestone payments or royalties are payable hereunder.

1.125 “Payor” shall mean the Commercializing Party and, with respect to milestone payments, GSK.

1.126 “Pending Claim” shall have the meaning assigned to such term in Section 6.6.2.

1.127 “Permitted Licenses” shall mean a license granted by a Parent Company to a Third Party to enable such Third Party to [...***...] but not to engage in any [...***...], where such Third Party is primarily engaged in [...***...] and is not engaged in any [...***...] activities with respect to any

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Collaboration Targets. As used in this definition, the term “drug” includes, in addition to [...***...] and other [...***...].

1.128 “Person” shall mean any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

1.129 “Phase 1 Clinical Trial” means a Clinical Study in any country, the principal purpose of which is a preliminary determination of safety in healthy individuals or patients that would satisfy the requirements of 21 CFR 312.21(a), or an equivalent clinical study required by a Regulatory Authority in a jurisdiction outside of the United States.

1.130 “Phase 2 Clinical Trial” means a Clinical Study conducted in any country that is intended to explore a variety of doses, dose response and duration of effect to generate initial evidence of clinical safety and activity in a target patient population, that would satisfy the requirements of 21 CFR 312.21(b), or an equivalent clinical study required by a Regulatory Authority in a jurisdiction outside of the United States.

1.131 “Phase 3 Clinical Trial” means a Clinical Study in any country performed after preliminary evidence of efficacy has been obtained, which if successful, would provide sufficient evidence of the safety and efficacy of a product to support a Regulatory Approval, and that would satisfy the requirements of 21 CFR 312.21(c), or an equivalent clinical study required by Regulatory Authority in a jurisdiction outside of the United States.

1.132 “Phase 4 Clinical Trial” means a Clinical Study in any country which is conducted after Regulatory Approval of a product has been obtained from an appropriate Regulatory Authority, consisting of trials conducted voluntarily for enhancing marketing or scientific knowledge of an approved indication and trials conducted due to request or requirement of a Regulatory Authority.

1.133 “PoC” shall mean the confirmation by the JSC or by GSK in accordance with the applicable PoC Criteria that a Collaboration Compound has met (i) the primary, and, if relevant, secondary endpoints regarding clinical efficacy and safety after Completion of the PoC Trial and (ii) any other PoC Criteria.

1.134 “PoC Costs” shall have the meaning assigned to such term in Section 1.136.

1.135 “PoC Criteria” shall mean the clinical and non-clinical criteria to be established by the Joint Program Subcommittee, subject to the agreement of the JSC and the final approval of GSK, to establish proof of concept for a given Development Candidate through the PoC Trial in a Program. The PoC Criteria shall set forth: (a) the [...***...] and relevant [...***...] for the PoC Trial

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in such a manner that, following the PoC Trial, a determination can reasonably be made that such [...***...]; (b) where reasonable and appropriate, a [...***...]; (c) appropriate and validated [...***...] (d) [...***...] (i) which is appropriate [...***...] as to which there is no[...***...]which would prevent the compound from being developed into a [...***...] (i.e., there is no known impediment which would render [...***...] the [...***...]) and (ii) that show [...***...]safety and tolerability profile in view of relevant clinical and regulatory considerations; (e) a [...***...] which is in a [...***...] that is suitable for [...***...] (i.e., there is no known impediment which would render [...***...]); (f) a [...***...] taking into account suitable [...***...] who could run such [...***...], any such contractors to be agreed by the JSC are understood and controlled [...***...] is reasonable for such indication; and (g) a [...***...] that is consistent with the applicable Target Product Profile.

1.136 “PoC Financial Cap” shall mean the limitation on the total [...***...] costs and expenditures, including [...***...], all of which are specifically attributable to the PoC Trial for each Program (such costs and expenditures, the “PoC Costs”), which shall not exceed [...***...], except as provided in Section 3.5.5.

1.137 “[...***...]” shall have the meaning assigned to such term in Section 4.1.1.

1.138 “[...***...] Exercise Fee” shall have the meaning assigned to such term in Section 6.4.

1.139 “[...***...] Exercise Period” shall have the meaning assigned to such term in Section 4.2.2.

1.140 “PoC Report Date” shall have the meaning assigned to such term in Section 4.2.2.

1.141 “PoC Trial” shall mean, with respect to a Program, the first human in-patient study designed to provide evidence of efficacy, safety and tolerability of a Collaboration Compound within such Program, which if conducted by Regulus, shall be consistent with the [...***...]agreed upon by the Parties and the PoC Financial Cap, subject to Section 3.5.5. For purposes of clarity, the PoC Trial is intended only to demonstrate the [...***...] of a particular Development Candidate, and is not intended to be a [...***...], or intended to otherwise provide data [...***...].

1.142 “PoC Trial Report” shall have the meaning assigned to such term in Section 4.2.2.

1.143 “Pre-Clinical Studies” shall mean in vitro and in vivo studies of a Collaboration Compound, not in humans, including those studies conducted in whole animals and other test systems, designed to determine the toxicity, bioavailability, and pharmacokinetics of a Collaboration Compound and whether the Collaboration Compound has a desired effect.

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1.144 “Preliminary PoC Plan” shall have the meaning assigned to such term in Section 3.4.4.

1.145 “Proceeding” shall mean an action, suit or proceeding.

1.146 “Program” shall mean, with respect to a Collaboration Target, the Research Program and, if GSK has not exercised its [...***...] Option, the Early Development Program, taken together. For purposes of clarity, except as stated to the contrary in this Agreement, all references to rights and obligations in connection with a Program which has been terminated under the Agreement or with respect to which GSK has exercised a Program Option, shall refer to the continuing or surviving rights and obligations of the Parties as applicable in accordance with the relevant provisions of the Agreement with respect to Collaboration Compounds Developed under such Program, and any Derivatives of such Collaboration Compounds Developed thereafter by the Commercializing Party.

1.147 “Program Data” shall have the meaning assigned to such term in Section 3.7.1.

1.148 “Program Option” shall have the meaning assigned to such term in Section 4.1.1.

1.149 “Program Option Exercise Fee” shall mean either the [...***...] Option Exercise Fee or the [...***...] Exercise Fee.

1.150 “Program-Specific Technology” shall have the meaning assigned to such term in Section 6.8.

1.151 “Program Term” shall define the duration of each Program hereunder and shall be determined on a Program-by-Program basis. For each Program, the Program Term shall consist of: (a) the Research Collaboration Term and (b), if GSK has not exercised its [...***...] Option for such Program, the Early Development Program Term; provided, however, that the Program Term shall terminate when GSK exercises a Program Option with respect to such Program, or GSK’s right to exercise the [...***...] with respect to such Program has expired without GSK’s exercise of such Program Option, or such Program is otherwise earlier terminated.

1.152 “Prosecution and Maintenance” or “Prosecute and Maintain” shall mean, with regard to a Patent Right, the preparing, filing, prosecuting and maintenance of such Patent Right, as well as handling re-examinations, reissues, and requests for patent term extensions with respect to such Patent Right, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to the particular Patent. For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” shall not include any other enforcement actions taken with respect to a Patent Right.

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1.153 “Receiving Party” shall have the meaning assigned to such term in Section 9.1.

1.154 “Refused Candidate” shall have the meaning assigned to such term in Section 4.2.7.

1.155 “Refused Candidate Product” shall have the meaning assigned to such term in Section 4.2.7.

1.156 “Regulatory Approval” shall mean any and all approvals (including price and reimbursement approvals, if required prior to sale in the applicable jurisdiction), licenses, registrations, or authorizations of any country, federal, supranational, state or local regulatory agency, department, bureau or other government entity that are necessary for the manufacture, use, storage, import, transport and/or sale of a particular Licensed Product in the applicable jurisdiction.

1.157 “Regulatory Authority” or “Regulatory Authorities” shall mean the FDA in the U.S., and any health regulatory authority(ies) in any country in the Territory that is a counterpart to the FDA and holds responsibility for granting Regulatory Approval for a Licensed Product in such country, and any successor(s) thereto.

1.158 “Regulus” shall have the meaning assigned to such term in the Recitals.

1.159 “Regulus Collaboration Know-How” shall have the meaning assigned to such term in Section 8.1.2.

1.160 “Regulus Collaboration Patents” shall have the meaning assigned to such term in Section 8.1.2.

1.161 “Regulus Collaboration Technology” shall have the meaning assigned to such in Section 8.1.2.

1.162 “Regulus Diligence Failure Event” or “Regulus Exclusivity Breach” shall have the respective meanings set forth in Section 12.2.3.

1.163 “Regulus Know-How” shall mean:

(a) all Parent Company Know-How Controlled by Regulus or any of its Affiliates as of the Effective Date or during the Agreement Term,

(b) all Know-How, other than Parent Company Know-How, Controlled by Regulus or any of its Affiliates as of the Effective Date or during the Agreement Term (except as otherwise expressly provided herein) that relates to:

(i) miRNA Compounds or miRNA Therapeutics in general,

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(ii) specific miRNA Compounds or miRNA Therapeutics,

(iii) [...***...] of miRNA Compounds or miRNA Therapeutics,

(iv) [...***...] by which a miRNA Antagonist directly prevents the production of a specific miRNA,

(v) [...***...], by modulating one or more miRNAs, and

(vi) [...***...] relating to miRNA Compounds or miRNA Therapeutics (including but not limited to [...***...]);

provided, however, that in each case of (a) and (b), (x) for any such Know-How other than Parent Company Know-How that includes [...***...] and which is not [...***...] as defined in Section [...***...] the provisions of Section 6.8.2 will govern whether such Know-How will be included as Regulus Know-How, and (y) Regulus Know-How shall exclude Collaboration Know-How.

1.164 “Regulus License Agreement” shall have the meaning assigned to such term in the Recitals.

1.165 “Regulus LLC Agreement” shall have the meaning assigned to such term in the Recitals.

1.166 “Regulus Patents” shall mean:

(a) all Parent Company Patents Controlled by Regulus or any of its Affiliates as of the Effective Date or during the Agreement Term, including all Parent Company Patents licensed to Regulus or any of its Affiliates under the Regulus License Agreement and listed on Exhibit B,

(b) all Patent Rights, other than Parent Company Patents, owned by Regulus or any of its Affiliates as of the Effective Date and listed on Exhibit C or otherwise Controlled by Regulus or any of its Affiliates as of the Effective Date and listed on Exhibit D, and

(c) all Patent Rights, other than Parent Company Patents, Controlled by Regulus or any of its Affiliates during the Agreement Term (except as otherwise expressly provided herein) that claim:

(i) miRNA Compounds or miRNA Therapeutics in general,

(ii) specific miRNA Compounds or miRNA Therapeutics,

(iii) [...***...] of miRNA Compounds or miRNA Therapeutics,

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(iv) [...***...] by which a miRNA Antagonist [...***...] of the specific miRNA,

(v) [...***...], by modulating one or more miRNAs, or

(vi) [...***...] relating to miRNA Compounds or miRNA Therapeutics (including but not limited to [...***...]);

1.167 provided, however, that in each case of (a) through (c), (x) for any such Patent Rights other than Parent Company Patents and which is not [...***...] as defined in Section [...***...] that include [...***...], the provisions of Section 6.8.2 will govern whether such Patent Right will be included as a Regulus Patent hereunder, and (y) Regulus Patents shall exclude Collaboration Patent Rights. “Regulus Technology” shall mean the Regulus Patents and Regulus Know-How, excluding any Collaboration Technology owned by Regulus either solely or jointly (including by assignment from any permitted subcontractor of Regulus pursuant to Section 3.10).

1.168 “Replaceable Target” shall have the meaning assigned to such term in Section 3.2.1.

1.169 “Reports” shall have the meaning assigned to such term in Section 4.2.2.

1.170 “Research Collaboration Term” shall define the duration of each Research Program hereunder and shall be determined on a Research Program-by-Research Program basis as follows: the period ending upon the later of (a) [...***...] years following the Final Target Selection Date, or (b) the date on which the activities set forth under the Research Plan for a given Research Program are all completed; provided, however, that such period shall terminate when (i) GSK exercises the relevant [...***...] Option, (ii) the JSC ([...***...] as applicable) terminates such Program, (iii) the Collaboration Compound which is the subject of such Research Program is confirmed by the JSC as a Development Candidate, or (iv) the date on which such Program is terminated earlier in accordance with the applicable provisions of this Agreement.

1.171 “Research Plan” shall mean a research plan (including any subsequent updates or amendments thereto) for each given Research Program that sets forth the outline of activities to be conducted by Regulus comprising such Research Program. Such Research Plan shall be based on the activities outlined in the Initial Research Plan.

1.172 “Research Program” shall mean, with respect to a Collaboration Target, the Development activities performed or to be performed by Regulus in accordance with the Research Plan during the Research Collaboration Term directed to identifying a Development Candidate for such Collaboration Target, including research, identification, characterization, optimization and pre-clinical testing of Collaboration Compounds up until initiation of a [...***...]

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1.173 “Returned Licensed Product” shall have the meaning assigned to such term in Section 4.3.2.

1.174 “Reverse Royalty” shall have the meaning set forth in Section 6.7.

1.175 “Royalty-Bearing Product” shall mean (a) any Licensed Product Commercialized by or on behalf of GSK, its Affiliates or Sublicensees hereunder, upon the sale of which GSK would owe Regulus a royalty pursuant to Section 6.6; and (b) any Refused Candidate Product or Returned Licensed Product Commercialized by or on behalf of Regulus, its Affiliates or Sublicensees hereunder, upon the sale of which Regulus would owe a royalty to GSK pursuant to Section 6.7. For purposes of clarity, Royalty-Bearing Product includes the relevant Combination Products.

1.176 [...***...].

1.177 “Screening Assays” shall mean the screening assays as defined in the Initial Research Plan.

1.178 “SEC” shall mean the U.S. Securities and Exchange Commission.

1.179 “Selling Party” shall have the meaning assigned to such term in Section 1.113.

1.180 “Services Agreement” shall have the meaning assigned to such term in the Recitals.

1.181 “Side Agreement” shall have the meaning assigned to such term in the Recitals.

1.182 “Subcommittee” shall have the meaning assigned to such term in Section 2.2.

1.183 “Sublicensee” shall mean a Third Party or Parent Company to whom a Party or its Affiliates or Sublicensees has granted a sublicense or license under any Collaboration Technology and/or Regulus Technology or GSK Technology, as the case may be, licensed to such Party in accordance with the terms of this Agreement.

1.184 “Subsequent Collaboration Target” shall have the meaning assigned to such term in Section 3.2.1.

1.185 “Target” shall mean a miRNA.

1.186 “Target Product Profile” or “TPP” shall mean, with respect to a given Development Candidate or class of compounds, and a given Indication, the targeted attributes for an aspirational drug product for the treatment and/or prophylaxis of such Indication. These attributes will be determined through an understanding of current and future unmet medical and market needs, and of the product performance necessary for Regulatory Approval and

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competitive differentiation at the time of anticipated launch. By way of guideline only, a TPP typically contains information on at least the following parameters: [...***...].

1.187 “Target Selection Period” shall have the meaning assigned to such term in Section 3.2.1.

1.188 “Terminated Program Option” shall have the meaning assigned to such term in Section 4.1.1.

1.189 “Territory” shall mean all of the countries and territories of the world.

1.190 “Third Party” shall mean any Person other than Regulus or GSK or an Affiliate of Regulus or GSK or a Parent Company of Regulus.

1.191 “Third Party License Pass-Through Costs” shall mean, (a) with respect to Regulus, the licensing costs and payments that Regulus owes to Third Parties, but excluding any costs and payments of any kind owed by Regulus to [...***...], or (b) with respect to GSK, the licensing costs and payments that GSK owes to Third Parties, in each case as a result of the practice of intellectual property licensed from such Third Parties in the Development, Manufacture and/or Commercialization of Collaboration Compounds and/or Licensed Products hereunder, including, without limitation, [...***...] payments. For clarity, any such costs and payments owed to Third Parties by a Party (x) shall only include the share of such costs and payments which is [...***...], and not by any of its Affiliates or by [...***...], as applicable (although, for clarity, if such costs and payments are paid by [...***...], as applicable, solely in order for such [...***...] to the relevant Third Party in those situations in which (i) GSK is a sublicensee of such Third Party, through its Affiliate, then such costs and payments shall be [...***...], or (ii) Regulus is a sublicensee of such Third Party through its Affiliate or Parent Company, then such costs and payments shall be [...***...], in each case subject to the following clause (y)), and (y) shall only include any such costs and payments to the [...***...].

1.192 “Third Party and Parent-Originated Rights and Obligations” shall mean the rights of, and any limitations, restrictions or obligations imposed by, (a) Parent Companies pursuant to the Regulus License Agreement and (b) Third Parties pursuant to (i) the contracts assigned to Regulus pursuant to Section 2.1 of the Regulus License Agreement, [...***...](as defined in the Regulus License Agreement)[...***...](as defined in the Regulus License Agreement)[...***...](as defined in the Regulus License Agreement)[...***...](each as defined in the Regulus License Agreement)[...***...].

1.193 “Total License Pass-Through Costs” shall mean the licensing costs and payments that [...***...] as a result of the practice of intellectual property licensed from any such

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[...***...] in the Development, Manufacture and/or Commercialization of Collaboration Compounds and/or Licensed Products hereunder, including, without limitation, all upfront fees, annual payments, milestone payments and royalty payments. For clarity, any such costs and payments (a) shall only include the share of such costs and payments which is [...***...], and not by any [...***...] (although, for clarity, if such costs and payments are [...***...] solely in order for [...***...] to the relevant Third Party in those situations in which [...***...], of such Third Party, then such costs and payments shall be [...***...], subject to clause (b)), and (b) shall only include any such costs and payments to the [...***...].

1.194 “United States” or “U.S.” shall mean the fifty states of the United States of America and all of its territories and possessions and the District of Columbia.

1.195 “Upfront Payment” shall have the meaning assigned to such term in Section 6.1.

1.196 “Valid Claim” shall mean a claim (a) of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; [...***...].

1.197 [...***...] shall have the meaning assigned to such term in Section 12.7.7(a).

ARTICLE 2

GOVERNANCE OF THE COLLABORATION

2.1 The Joint Steering Committee.

2.1.1 Generally. Promptly, and in any event within [...***...] days, after the Effective Date, the Parties shall establish and convene a committee (the “Joint Steering Committee” or “JSC”) as more fully described in this Section 2.1. The JSC shall have review and oversight responsibilities, including the responsibilities set forth in Section 2.1.6 below, for all Development activities performed by the Parties under the Initial Research Plan, the Research Plans and, if applicable, the Early Development Plans during the Collaboration Term. After the exercise by GSK of a Program Option for a Program, the JSC shall remain in place solely to serve as a vehicle to facilitate the communication of information between the Parties with respect to any subsequent Development activities by GSK with respect to the Option Compounds and related Licensed Products Developed under such Program and, once Commercialization is underway with respect to such Program (as measured by the Regulatory Approval, in any country of the world, of a Licensed Product with respect to such Program), GSK will keep

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Regulus informed of activities through an annual progress report and the JSC shall no longer be required to meet with respect to such Program. Each Party agrees to keep the JSC informed of the progress of the Development and/or Commercialization activities for which such Party is responsible hereunder with respect to each Program.

2.1.2 Regulus’ Right to Discontinue Participation. Notwithstanding anything in this Agreement to the contrary, at any time following the end of the Program Term with respect to a Program hereunder, Regulus shall have the right, upon written notice to GSK, to discontinue its participation in the Joint Steering Committee or any Subcommittee thereof with respect to such Program, and such discontinuation by Regulus shall not constitute a breach of Regulus’ obligations hereunder. For the avoidance of doubt, the exercise by Regulus of its right to discontinue its participation in the JSC pursuant to this Section 2.1.2 will not relieve Regulus of the obligation to perform any of its activities under any Program hereunder, and GSK shall have the right in such event to make decisions on matters where the JSC would have had such right and authority with respect to such Program, as necessary in order to continue such Programs. For clarity, in the event that Regulus obtains rights to Refused Candidates, Refused Candidate Products or Returned Licensed Products hereunder, Regulus shall have the right in such event to make decisions on all matters related to the Development, Manufacture and/or Commercialization of such Refused Candidates, Refused Candidate Products or Returned Licensed Products.

2.1.3 Membership. The JSC shall be comprised of [...***...] representatives (or such other number of representatives as the Parties may agree) from each of GSK and Regulus. Each Party shall provide the other with a list of its initial members of the JSC on the Effective Date. Each Party may replace any or all of its representatives on the JSC at any time upon written notice to the other Party in accordance with Section 13.6 of this Agreement. Each representative of each Party shall be of the seniority and have expertise (either individually or collectively) in business and pharmaceutical drug discovery and development appropriate for service on the JSC in light of the functions, responsibilities and authority of the JSC and the status of Development of the Collaboration Compounds and related Licensed Products. Any member of the JSC may designate a substitute to attend and perform the functions of that member at any meeting of the JSC. Each member of the JSC, and any such substitute, shall be subject to the confidentiality obligations of Article 9. Each Party may, in its reasonable discretion, invite non-member representatives of such Party to attend meetings of the JSC as a non-voting participant, subject to the confidentiality obligations of Article 9. The Parties shall designate a chairperson (each, a “Chairperson”) to oversee the operation of the JSC, each such

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Chairperson to serve a twelve (12) month term. The right to name the Chairperson shall alternate between the Parties, with [...***...] designating the first such Chairperson.

2.1.4 Meetings. During the Collaboration Term (subject to Section 2.1.2), the JSC shall meet in person or otherwise once each Calendar Quarter, and less or more frequently as the Parties mutually deem appropriate, on such dates, and at such places and times, as provided herein or as the Parties shall agree. Upon the conclusion of the Collaboration Term (subject to Section 2.1.2), the JSC shall meet, in person or otherwise, once every two (2) Calendar Quarters or more or less frequently as mutually agreed between the Parties, to provide Regulus an update regarding GSK’s efforts after exercise of its Program Option(s) and otherwise to perform the responsibilities assigned to it under this Agreement while a Collaboration Compound is in Development; provided, however, that the Parties agree to periodically discuss in good faith the frequency and scope of such ongoing meetings and such JSC meetings will not occur once all Programs are in Commercialization (as measured by the Regulatory Approval, in any country of the world, of a Licensed Product with respect to each such Program). Meetings of the JSC that are held in person shall alternate between the offices of the Parties, or such other place as the Parties may agree. The members of the JSC also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate.

2.1.5 Minutes. During the Collaboration Term (subject to Section 2.1.2), the Chairperson shall designate to the Alliance Manager of the other Party, responsibility for preparing and circulating minutes within [...***...] days after such meeting setting forth, a brief summary of the discussions at the meeting and a list of any actions, decisions or determinations approved by the JSC and a list of any issues to be resolved by the Executive Officers pursuant to Section 2.1.7. Such minutes shall be effective only after written approval of such minutes by both Parties. With the sole exception of specific items of the meeting minutes to which the members cannot agree and which are escalated to the Executive Officers as provided in Section 2.1.7 below, definitive minutes of all JSC meetings shall be finalized no later than [...***...] days after the meeting to which the minutes pertain. If at any time during the preparation and finalization of the JSC minutes, the Parties do not agree on any issue with respect to the minutes, such issue shall be resolved by the escalation process as provided in Section 2.1.7. The decision resulting from the escalation process shall be recorded by the designated Alliance Manager in amended finalized minutes for said meeting. Notwithstanding any of the foregoing, in no event shall such minutes be deemed to amend, or be incorporated into, the terms of this Agreement.

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2.1.6 Specific Responsibilities of the JSC. Without limiting any of the foregoing, subject to Sections 2.1.7 and 2.2.2, the JSC shall perform the following functions for any given Program, some or all of which may be addressed directly at any given meeting of the JSC:

(a) Review [...***...] each Research Plan and any amendments thereto as it relates to either an Initial Collaboration Target or a Subsequent Collaboration Target;

(b) Confirm that the Discovery Milestone has been achieved for a Program, [...***...];

(c) review, update [...***...] (upon unanimous agreement of the Parties) the Candidate Selection Criteria within [...***...] days of recommendation by the JPS, including any amendments thereto proposed by either Party (through the JPS, JSC or otherwise);

(d) amend ([...***...] of the Parties) the Candidate Selection Criteria from time to time;

(e) confirm ([...***...] of the Parties) whether a Collaboration Compound meets the Candidate Selection Criteria;

(f) review, update [...***...] (upon unanimous agreement of the Parties) the (i) design and content of the PoC Criteria, (ii) Target Product Profile upon which such PoC Criteria was based, and (iii) design, content and endpoints of the PoC Trial, in each case within [...***...] days of recommendation by the JPS, including any amendments to the PoC Criteria design and content, Target Profit Profile or PoC Trial design, content and endpoints which may be proposed by either Party (through the JPS, JSC or otherwise), each of (i), (ii) and (iii) shall be subject to GSK final decision-making authority as described in Section 2.1.7(b);

(g) review the overall progress of Regulus’ efforts to discover, identify, optimize and otherwise Develop Collaboration Compounds under each Program, including review and [...***...] of any proposal for termination of a Program;

(h) review [...***...] the Development of any Collaboration Compound for the treatment of any potential additional Indications;

(i) review, update [...***...] (upon unanimous agreement of the Parties) the Initial Research Plan, the Research Plans and, if applicable, the Early Development Plans, including any technical changes or amendments thereto which may be proposed by either Party (through the JPS, JSC or otherwise) to reflect [...***...], with the aim of achieving the [...***...] Criteria and [...***...] Criteria;

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(j) discuss and attempt to resolve (by unanimous agreement of the Parties) any deadlock issues submitted to it by any Subcommittee, including the resolution of any disputes regarding [...***...]; and

(k) such other responsibilities as may be assigned to the JSC pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time;

provided, however, that in no event shall the JSC have any authority to (x) resolve any disputes involving the breach or alleged breach of this Agreement, (y) amend any budget or allocation of costs between the Parties, or require either Party to expend additional resources, whether internal or external, except as stated under this Agreement pursuant to the exercise of discretionary authority expressly granted to the JSC or (z) otherwise amend or modify this Agreement or the Parties’ respective rights and obligations hereunder.

2.1.7 Decision-Making Authority and Escalation Process.

(a) Generally, except as otherwise expressly provided herein, all decisions of the JSC shall be made by consensus, with each Party having collectively [...***...] in all decisions.

(b) Prior to the exercise by GSK of its Program Option for a given Program, unless such Program is earlier terminated, if the JSC cannot agree on a matter within its purview, the matter will be escalated to the Parties’ Executive Officers, who shall have a period of [...***...] days (unless extended by mutual agreement of the Executive Officers) to resolve such dispute by cooperating in good faith. Except as otherwise stated below in this Section 2.1.7, if the Parties still cannot agree on a matter after such escalation to the Executive Officers, the Parties will submit such matter to binding arbitration in accordance with Section 13.1; provided, however, that, in lieu of binding arbitration, (i) if the dispute relates primarily to [...***...], the dispute will instead be resolved by [...***...] in accordance with [...***...] and (ii) for each Program, GSK will have final decision-making authority with respect to any disputes between the Parties concerning (A) the [...***...], (B) the [...***...], and/or (C) the [...***...], and none of such disputes listed in [...***...] above will be subject to arbitration under Section 13.1 or any other form of review, provided, that, in the case of any dispute regarding (ii) above GSK asserts such final decision-making right in good faith, based upon [...***...] or upon some other rational basis in light of [...***...], and subject to Section 3.5.5 with respect to the [...***...].

(c) After the exercise by GSK of its Program Option for a given Program, GSK will have sole decision-making authority on all decisions relating to the Development and Commercialization of any Option Compounds and related Licensed Products

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under such Program. If Regulus disagrees with any such decisions taken by GSK, such disagreement will not be escalated to the Executive Officers nor shall any such disagreement be submitted to arbitration under Section 13.1 or any other form of review; provided, however, that GSK will comply with its diligence obligations (as described below in Article 4) and other relevant obligations as expressly stated hereunder (including payment obligations) and any dispute with respect to whether there has been a material breach by GSK of such obligation may be escalated to the Executive Officers and, if the Executive Officers are unable to resolve such dispute within thirty (30) days thereof, to binding arbitration under Section 13.1.

(d) Regulus shall not have the right to progress any [...***...] without the express prior unanimous approval of the JSC, and shall not have the right to research or pursue any [...***...] for any Collaboration Compound (other than [...***...] applicable to such Collaboration Compound) without the express prior unanimous approval of the JSC, except with respect to Refused Candidates, Refused Candidate Products and Returned Licensed Products.

(e) Notwithstanding anything in this Agreement to the contrary, if the JSC is unable to unanimously agree on any matter before it (including the resolution of any dispute arising at any Subcommittee level), such matter shall be subject to escalation to the Executive Officers and resolution as described in this Section 2.1.7, except in the case of matters which pertain to Prosecution and Maintenance which shall be resolved in accordance with Article 8.

2.2 Subcommittee(s). From time to time, the JSC may establish subcommittees to oversee particular projects or activities, as it deems necessary or advisable (each, a “Subcommittee”). Each Subcommittee shall consist of such number of members as the JSC determines is appropriate from time to time. Such members shall be individuals with expertise and responsibilities in the areas relevant to the function and purpose of the proposed Subcommittee. Generally, except as otherwise expressly provided herein (including Section 2.2.2), all decisions of any Subcommittee shall be made by consensus, with each Party having collectively one (1) vote in all decisions.

2.2.1 Joint Program Subcommittee.

(a) Promptly after the establishment of the JSC pursuant to Section 2.1, the JSC shall establish the Joint Program Subcommittee (the “JPS”). The JPS shall be comprised of [...***...] representatives (or such other number of representatives as the Parties may agree) from each of GSK and Regulus and shall meet once every Calendar Quarter or more or less frequently as the Parties mutually agree (subject to Section 2.1.2). The JPS will report to the JSC and will be responsible for the recommendation to the JSC with respect to each Program of

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(i) the Candidate Selection Criteria for such Program, which shall be recommended to the JSC no more than [...***...] days following the selection of the relevant Collaboration Target, (ii) the design and content of all PoC Criteria and Target Product Profiles for such Program as set forth below, which shall be recommended to the JSC no more than [...***...] days following the nomination of a Development Candidate, and (iii) the design, content and endpoints of all PoC Trials, which shall be recommended to the JSC no more than [...***...] days following the nomination of a Development Candidate. In the event of a dispute within the JPS on any matter, such matter shall be submitted to the JSC for resolution in accordance with the provisions of Section 2.1.7(b).

(b) For each Program, a Target Product Profile shall be prepared by GSK, in consultation with Regulus and through the JPS, for adoption by the Joint Steering Committee; provided, that each TPP shall (i) be consistent with and no broader than the Indication and Collaboration Targets for its corresponding Program, and (ii) set as the objective for the Program competitiveness in the applicable market, but not necessarily superiority in all aspects relevant to pharmaceutical commercialization. Upon nomination of a Development Candidate, each such aspirational TPP shall be updated, amended or modified to specifically address the particular qualities and features of such Development Candidate. In the event of a disagreement at the JSC level, GSK shall have the final decision-making authority on the content of the Target Product Profile or any amended TPP as set forth in Section 2.1.7(b). It is understood and agreed that the Target Product Profile is aspirational in nature, and that any given Development Candidate may not meet all targeted features and requirements of a given TPP, and that certain features of the TPP may only apply to later stages of Development of a given Development Candidate (such as development of a sustained release formulation, etc.).

2.2.2 Joint Patent Subcommittee. Promptly after the establishment of the JSC pursuant to Section 2.1, the JSC shall establish a Joint Patent Subcommittee (the “Joint Patent Subcommittee”). The Joint Patent Subcommittee shall be comprised of an equal number of representatives from each of GSK and Regulus. The Joint Patent Subcommittee will report to the JSC and will be responsible for the coordination of the Parties’ efforts in accordance with the provisions set forth in Article 8 of this Agreement (subject to Section 2.1.2). In the event of a dispute within the Joint Patent Subcommittee, such matter shall be submitted to the JSC for resolution; provided, however, that the provisions of Article 8 shall determine which Party shall have control and the final decision-making authority with respect to matters related to Prosecution and Maintenance, enforcement of Patent Rights, the determination of inventorship, and patent listing obligations.

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2.3 Alliance Managers. Promptly after the Effective Date, each Party shall appoint an individual (other than an existing member of the JSC) to act as the project leader for such Party (each, an “Alliance Manager”). Each Alliance Manager shall thereafter be permitted to attend meetings of the JSC and any other Subcommittee as a nonvoting observer, subject to the confidentiality provisions of Article 9. The Alliance Managers shall be the primary point of contact for the Parties regarding the activities of the Parties contemplated by this Agreement during the Agreement Term and shall facilitate all such activities hereunder, including, but not limited to, communications between the Parties following any decisions made by the JSC, and the exchange of information between the Parties as described in Section 3.9.2. The Alliance Managers shall also be responsible for assisting the JSC and the Joint Program Subcommittee in performing their respective responsibilities. The name and contact information for such Alliance Manager, as well as any replacement(s) chosen by Regulus or GSK, in each such Party’s sole discretion, from time to time, shall be promptly provided to the other Party in accordance with Section 13.6 of this Agreement.

2.4 Certain Matters Subject to Expert Panel. If, at any time during the relevant Program Term, the JSC is unable to agree whether to [...***...], the Parties shall submit such matter to a panel of three (3) experts who are experienced in the field of biopharmaceuticals (an “Expert Panel”). All members of the Expert Panel must be mutually agreed by the Parties in good faith and as promptly as possible and must be free of any conflicts of interest with respect to either or both Parties. The Expert Panel shall promptly hold a hearing to review the matter, at which they will consider briefs submitted by each Party at least [...***...] days before the hearing, as well as reasonable presentations that each Party may present. The Parties may elect to use separate Expert Panels for different Programs in order to align the expertise of the members of the Expert Panels with the subject matter of the respective Programs. The Expert Panel will only [...***...] if the Expert Panel unanimously agrees that [...***...] is [...***...]. The Expert Panel shall not be permitted to take into account [...***...]. The determination of the relevant Expert Panel as to such dispute shall be binding on both Parties. The Parties shall share equally in the costs of the Expert Panel, and each Party shall bear its own costs associated with preparing for and presenting to the Expert Panel. The Parties may also elect by mutual agreement to use an Expert Panel (or other panels of key opinion leaders) for guidance on other issues that may arise during the Collaboration Term.

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ARTICLE 3

THE CONDUCT OF THE COLLABORATION; REGULUS DILIGENCE

3.1 Overview. Subject to and in accordance with the terms of this Agreement, Regulus will be responsible for conducting four (4) Programs, each to be directed at a different Collaboration Target to be selected as set forth in Section 3.2 below, with the goal of researching, identifying and otherwise Developing [...***...] Collaboration Compounds under each Program through to [...***...], subject to earlier termination of such Program or the exercise of the [...***...] Option as described in this Agreement.

3.2 Selection of Targets.

3.2.1 Initial Collaboration Targets; Subsequent Collaboration Targets. As of the Effective Date, GSK has selected [...***...] Targets to be the subject of Programs to be progressed by Regulus under Section 3.3 (each such Target, an “Initial Collaboration Target”), which [...***...] Initial Collaboration Targets are listed on Exhibit E hereto. GSK shall have the right to identify an additional [...***...] Targets (each, a “Subsequent Collaboration Target”, and together with the Initial Collaboration Targets, the “Collaboration Targets”) from the miRNA Pool within [...***...] months of identification of such miRNA Pool from within the miRNA Library in accordance with the Initial Research Plan (such [...***...] period, the “Target Selection Period” and the end of such [...***...] period being the “Final Target Selection Date”); provided, further, that GSK may, at any time during the Target Selection Period, replace up to [...***...] previously-identified Collaboration Targets which have not reached [...***...] (each, a “Replaceable Target”) with a different Target from the miRNA Pool, in which case, such different Target shall become a Collaboration Target and such previously-identified Collaboration Target (as such, a “Former Target”) shall no longer be a Collaboration Target. For purposes of clarity, notwithstanding anything in this Agreement to the contrary, in no event shall GSK have the ability to replace more than [...***...] previously-identified Collaboration Targets under this Agreement, nor shall there be more than a total of four (4) Collaboration Targets as of the Final Target Selection Date. Any Target which is not a Collaboration Target as of the Final Target Selection Date shall thereafter be a Former Target.

3.2.2 Selection to be Completed by Final Target Selection Date. After the selection of the Subsequent Collaboration Targets by GSK from the miRNA Pool, to be completed by the Final Target Selection Date, Regulus will progress Programs against such Subsequent Collaboration Targets in accordance with the Research Plan for each Program as set forth in Section 3.3. If any Subsequent Collaboration Target is not selected within the Target

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Selection Period, GSK’s rights and Regulus’ obligations under the Agreement with respect to such Subsequent Collaboration Target and related Program shall terminate.

3.2.3 Blocked Targets. Additionally, if during the Target Selection Period, Regulus intends to work outside of the Research Program, along with or for the benefit of an Affiliate, Parent Company or a Third Party, to identify, research, optimize, otherwise Develop or Commercialize any [...***...] prior to the selection by GSK of all four (4) final Collaboration Targets, then Regulus shall first offer in writing to GSK the right to select such miRNA as one of the remaining Collaboration Targets hereunder, including as a replacement for any Replaceable Target, in each case solely to the extent that GSK has the right to do so under Section 3.2.1 above (including the [...***...] limitation set forth therein), such right to expire [...***...] days after GSK’s receipt of such written offer. If GSK does not select such miRNA as a Collaboration Target hereunder, such miRNA shall thereafter be excluded from the miRNA Pool and deemed a Blocked Target; provided, however, that no more than [...***...] of the number of miRNAs in the miRNA Pool may be deemed to be a Blocked Target under the Agreement.

3.2.4 Expansion of Agreement. The Parties hereby agree that, on or about the date that is [...***...] years after the Effective Date as may be mutually agreed by the Parties, the Parties shall meet to discuss and consider in good faith the possible expansion of the Agreement to include additional Targets, on [...***...], but without any obligation on either Party to enter into any such expanded Agreement.

3.3 Commencement of the Programs; Research Program; Research Plan.

3.3.1 Commencement of Program. Commencing on the Effective Date, Regulus will progress Programs directed against the Initial Collaboration Targets in accordance with the Research Plan for each such Program. The Programs directed against the Subsequent Collaboration Targets shall each commence as soon as practicable after the selection of such Subsequent Collaboration Targets and the final JSC approval of the Research Plan with respect to such Program.

3.3.2 Research Program. Subject to the oversight of the JSC and except as may be mutually agreed by the Parties, Regulus shall be solely responsible for conducting all Development activities set forth in the Research Plan with respect to Collaboration Compounds under each Research Program, and for all costs and expenses associated therewith, during the relevant Research Collaboration Term.

3.3.3 Research Plan. Each Research Program will be carried out by Regulus pursuant to a Research Plan, which will outline (subject to JSC [...***...] and/or amendment as set

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forth in Section 2.1.6), for each Collaboration Target, as appropriate: discovery, research and optimization activities in connection with the identification and progression of Collaboration Compound to Candidate Selection Stage; and estimated timelines for completion of the studies and activities to be undertaken by Regulus thereunder. The Research Plan shall be updated by Regulus as needed, but at least once Annually and submitted to the JSC for its review and comment and may be further amended, at any time and from time to time, by Regulus, to reflect material events or changes under the then-current Research Plan. It is expected that the level of detail required for activities with respect to each Collaboration Target will vary depending on the state of progression of Regulus’ efforts with regard to such Collaboration Target.

3.4 Development Candidate Selection; Preliminary PoC Plan.

3.4.1 Selection of Development Candidate. During the relevant Research Collaboration Term, using the Candidate Selection Criteria and Target Product Profile as a guide, Regulus shall use Diligent Efforts to conduct studies under each Research Program that it determines appropriate to Develop a Development Candidate, and to select [...***...] Collaboration Compound that it determines has met the Candidate Selection Criteria. Upon such determination, Regulus shall seek confirmation by the JSC that such Collaboration Compound meets the Candidate Selection Criteria. The JSC shall review all relevant information and study results concerning each such proposed Development Candidate, and, if the JSC unanimously confirms such selection, then (x) such Collaboration Compound shall be designated a Development Candidate, (y) the Parties shall agree upon an Early Development Plan for such Development Candidate, and (z) following JSC approval of such Early Development Plan, the Early Development Program for such Development Candidate shall commence in accordance with Section 3.5. If the JSC does not confirm that such Collaboration Compound meets the Candidate Selection Criteria, then the procedures set forth in Section 3.4.3 shall apply.

3.4.2 Identification of Back-Up Compounds. Upon JSC confirmation of a Development Candidate, Regulus may also identify Collaboration Compounds as preliminary Back-up Compounds to such Development Candidate. With respect to any Back-up Compound for such Program, if such Back-up Compound has not yet reached the [...***...] Stage as of the expiration of the [...***...] Option Exercise Period with respect to such Program, Regulus shall have the right, but not the obligation, to conduct Development activities to advance such Back-up Compound to the [...***...] Stage [...***...] .

3.4.3 If No [...***...] is Selected. For clarity, if no Collaboration Compound under a Program meets the [...***...] Criteria, or the JSC does not confirm Regulus’ nomination of a Collaboration Compound as a [...***...] after completion of the activities outlined in the applicable

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Research Plan or otherwise decides to terminate the Program by the end of the Research Collaboration Term, the Program shall be deemed terminated by the JSC, Regulus shall not be required to conduct any activities under any Early Development Program with respect to such Collaboration Target, and the Collaboration Compounds directed against such Collaboration Target shall be deemed Refused Candidates and revert to Regulus, subject to Section 4.2.7; provided, however, that GSK shall have the right to exercise its Terminated Program Option for any Program in accordance with Section 4.2.3.

3.4.4 Preliminary PoC Plan. At the time of, and as part of the process of selection of the Development Candidate as provided in Section 3.4.1, the Parties, through the JSC and/or JPS, shall discuss and agree upon the appropriate preliminary development strategy and a preliminary plan for establishing PoC for such Development Candidate, including the possible trial design and protocol for the PoC Trial, and estimated associated costs and timelines, it being understood that such trial design and timelines are merely provisional and preliminary, and are subject to modification (the “Preliminary PoC Plan”). Regulus shall have the right, but not the obligation, to reasonably rely on such Preliminary PoC Plan in undertaking any Phase 1 Clinical Trials of such Development Candidate under any Early Development Program for such Development Candidate. Notwithstanding the foregoing, and Regulus’ discretion in the overall conduct of the Research Program and Early Development Programs, the final PoC Criteria and the final PoC Trial for such Development Candidate shall be subject to the further design of the JPS and the review and unanimous approval of the JSC as set forth in Section 2.1.6, and any disputes related thereto shall be resolved in accordance with Section 2.1.7.

3.5 Early Development Program; Early Development Plan.

3.5.1 Early Development Program. Unless GSK exercises its [...***...] Option for a given Research Program within the [...***...] Option Exercise Period, Regulus shall proceed with conducting Development activities directed toward progressing the Development Candidate for such Research Program through Completion of the PoC Trial, including the conduct of a Phase 1 Clinical Trial and such PoC Trial, in accordance with the Early Development Plan (“Early Development Program”). In such case, subject to the oversight of the JSC and except as may be mutually agreed by the Parties, Regulus shall be solely responsible for conducting all Development activities set forth in the Early Development Plan with respect to Collaboration Compounds under each Early Development Program, and for all costs and expenses associated therewith, during the Early Development Program Term. GSK, through the JSC, shall have the right to provide consultation and advice with respect to such activities, which shall be considered in good faith by Regulus.

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3.5.2 Early Development Plan. Each Early Development Program will be carried out by Regulus pursuant to an Early Development Plan, subject to JSC approval and/or amendment as set forth in Section 2.1.6. The Early Development Plan shall be updated by Regulus as needed, but at least once Annually and submitted to the JSC for its review and comment and may be further amended, at any time and from time to time, by Regulus, to reflect material events or changes under the current Early Development Plan, subject to JSC approval and GSK final decision-making authority on the PoC Criteria and the PoC Trial design. It is expected that the level of detail required for activities with respect to each Development Candidate will vary depending on the state of progression of Regulus’ efforts with regard to such Development Candidate.

3.5.3 Substitution of Development Candidate with Back-Up Compound. If, at any time during the Early Development Program prior to initiation of the [...***...], the Parties mutually agree through the JSC to substitute for the Development Candidate any Back-up Compound for further Development, including without limitation mutual agreement in good faith with respect to the [...***...] and GSK’s ability to [...***...], then Regulus shall undertake such substitution and Development of the Back-up Compound upon such mutually-agreed terms.

3.5.4 Completion of PoC Trial. Following the conduct of the PoC Trial by Regulus for any Development Candidate, Regulus shall promptly notify GSK in writing thereof and provide to the JSC and GSK the PoC Trial Report which will initiate the [...***...] Exercise Period. Regulus shall endeavor in good faith to provide GSK with a reasonably accurate estimate of the time that the PoC Trial Report will be available at least [...***...] months in advance. In the event that such estimate of delivery date is found to be more than [...***...] months past the estimated date, GSK shall have a [...***...] extension for the time allowed hereunder to exercise the PoC Option.

3.5.5 Conduct of PoC Trial within PoC Financial Cap. In the event that (a) GSK, in accordance with Section 2.1.7, exercises its final decision-making authority with respect to the PoC Criteria or the design, content and end points of any PoC Trial, and the JSC agrees (such agreement not to be unreasonably withheld) that the [...***...] of such PoC Trial would [...***...] or (b) the [...***...] of such PoC Trial actually [...***...] except to the extent due to [...***...], then, in each case, (i) Regulus shall use its Diligent Efforts to conduct such PoC Trial and [...***...], the amount of such [...***...] to be agreed prior to the initiation of the PoC Trial (to the extent possible), and in such event any [...***...] on account of such PoC Trial [...***...] shall be [...***...] of GSK arising under the relevant Program hereunder, or (ii) if Regulus does not have [...***...] to conduct such PoC Trial which has been [...***...], then GSK shall either, such choice to be made at GSK’s sole discretion,

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(A) agree to [...***...] such agreement not subject to [...***...] in making such decision, the PoC Trial, and then [...***...] as would have been required of Regulus hereunder, and Regulus shall be required to [...***...] attributable to the PoC Trial which would have been equivalent to [...***...] for conducting the PoC Trial if a good-faith estimate of such [...***...] based on the PoC Trial design, content and end points, plus, the first [...***...] in PoC Costs of such PoC Trial, and [...***...] on account of such PoC Trial above [...***...] shall be [...***...] of GSK arising under the relevant Program hereunder or (B) revise the PoC Criteria or the design, content and end points of any PoC Trial to [...***...].

3.6 Regulus Diligence. The common objective of the Parties is to identify and Develop [...***...] Collaboration Compound for each Program for Development and Commercialization as Licensed Products containing such Collaboration Compound(s) in the Field in the Territory under the terms of this Agreement. Regulus shall use its Diligent Efforts to conduct the identification, screening, characterization, optimization and other discovery and research activities in accordance with the Initial Research Plan during the Target Selection Period, and to carry out and conduct each Research Program and Development in accordance with the Research Plan, and, if GSK has not exercised its [...***...] Option for such Program, each Early Development Program in accordance with the relevant Early Development Plan during the Program Term. To that end, Regulus shall dedicate to the conduct of the initial discovery and research activities under the Initial Research Plan, and the Development activities under each Program, appropriate resources and allocate personnel with an appropriate level of education, experience and training in order to achieve the objectives of this Agreement efficiently and expeditiously, which resources and personnel shall be consistent with the applicable requirements of the Initial Research Plan, the Research Plan and any Early Development Plan and shall be consistent always with the standard under this Agreement applicable to Regulus for its Diligent Efforts. For purposes of clarity, Regulus shall be deemed to have met its diligence obligation hereunder with respect to each Program (a) upon achievement of the [...***...] Stage if GSK exercises the relevant Program Option at the [...***...] Stage or (b) if GSK does not exercise the relevant Program Option before [...***...], upon Completion of the PoC Trial and completion of all other activities set forth in the Early Development Program; provided, however, that the Parties acknowledge that such clauses (a) and (b) may not be the only proof that Regulus has met its diligence obligations.

3.7 Specific Regulus Responsibilities. During the Program Term with respect to each Program, and consistent with and subject to the applicable Research Plan and Early Development Plan (as each such plan may be updated or amended from time to time hereunder), Regulus shall be responsible for the following activities.

3.7.1 General. Regulus shall use its Diligent Efforts to:

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(a) conduct Development activities to identify, research, optimize, and otherwise Develop Collaboration Compounds under such Program, including, without limitation, screening for new Collaboration Compounds against the relevant Collaboration Target as necessary and conducting medicinal chemistry with respect to a potential Development Candidate under the Program with the aim of achieving Candidate Selection Criteria and PoC Criteria;

(b) if GSK has not exercised the Candidate Selection Option, conduct Pre-Clinical Studies and Clinical Studies through and including the Completion of the PoC Trial for a Development Candidate and conduct formulation development of such Development Candidate for each Program;

(c) provide to the JSC reasonable progress updates at each Calendar Quarter meeting of the JSC on the status of each Program, summaries of data associated with Regulus’ Development activities (“Program Data”), and the likelihood of and general timetable for completion of such Development activities and advancement of Collaboration Compounds to the next phase of Development, as applicable;

(d) consider in good faith all reasonable suggestions received from GSK regarding the Initial Research Plan and any Research Plan, Research Program, Early Development Plan and/or Early Development Program; and

(e) perform such other obligations with respect to each Research Program and each Early Development Program as the JSC may assign to Regulus from time to time under the Initial Research Plan and any Research Plan, Research Program, Early Development Plan and/or Early Development Program.

3.7.2 Data Integrity.

(a) Regulus acknowledges the importance to GSK of ensuring that the activities under the Initial Research Plan, Research Programs and any Early Development Programs are undertaken in accordance with the following good data management practices (“Good Data Management Practices”):

(i) Data are being generated using sound scientific techniques and processes;

(ii) Data are being accurately recorded in accordance with good scientific practices by persons conducting research hereunder;

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(iii) Data are being analyzed appropriately without bias in accordance with good scientific practices;

(iv) Data and results are being stored securely and can be easily retrieved, and

(v) where, pursuant to then-existing policies and procedures, Regulus’ senior management documents in writing its key decisions, it will follow its internal procedures and policy, so as to demonstrate and/or reconstruct key decisions made by such senior management during the conduct of the research and development activities under this Agreement.

(b) Regulus agrees that it shall carry out the Research Programs, Initial Research Plan, and the Early Development Programs and collect and record any data generated therefrom in a manner consistent with the above requirements as set forth in (a) above, and shall, upon reasonable request by GSK, permit review of relevant notebooks and records as needed as a result of GSK responsibilities under Article 8 in relation to Prosecution and Maintenance.

3.7.3 Regulatory Matters. During the Collaboration Term, with respect to any Program for which the Program Options have not yet been exercised or expired and which Program has not otherwise been terminated, and the Collaboration Compounds therein, Regulus shall use its Diligent Efforts to:

(a) own and maintain all regulatory filings filed by or on behalf of Regulus for Collaboration Compounds Developed pursuant to this Agreement, including all INDs filed by Regulus. Upon exercise by GSK of its Program Option with respect to a Program, Regulus shall transfer to GSK ownership of such regulatory filings for all Option Compounds Developed under such Program, as further described in Section 5.3;

(b) report all adverse drug reaction experiences related to Collaboration Compounds in connection with the activities of Regulus under this Agreement to the appropriate Regulatory Authorities in the countries in the Territory in which such Collaboration Compounds are being Developed, in accordance with the applicable laws and regulations of the relevant countries and Regulatory Authorities, and to provide GSK notice of such event and provide copies of all reports to GSK as promptly as practicable, which GSK shall use solely for purposes of facilitating GSK’s decision-making with respect to its exercise of any relevant Program Option hereunder, and for no other purpose unless and until GSK exercises such Program Option. Through the JSC, GSK shall have the right, upon reasonable request, to review from time to time Regulus’ pharmacovigilance policies and procedures. GSK and

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Regulus agree to cooperate and use good faith efforts to ensure that Regulus’ adverse event database is organized in a format that is reasonably compatible with GSK’s adverse event databases. The Parties will consider in good faith from time to time whether a safety data exchange agreement is required.

3.7.4 Manufacturing Obligations. Regulus shall [...***...] use its Diligent Efforts to manufacture pre-clinical supplies and clinical supplies of Collaboration Compounds, including all bulk drug substance, for all Pre-Clinical Studies and Clinical Studies, including process development and scale-up, conducted by Regulus under such Program during the Program Term for such Program. At GSK’s request, Regulus shall also supply to GSK reasonable (as determined by the Joint Steering Committee) quantities of bulk drug substance for Collaboration Compounds as reasonably required by GSK for certain supplemental Enabling Studies which GSK may from time to time undertake pursuant to Section 3.8, unless Regulus is unable to do so due to [...***...], provided, that the determination of whether [...***...] shall not take into account [...***...]. Regulus shall carry out its manufacturing obligations consistent with Regulus’ reasonable internal practices, industry standards, cGMP requirements, and all applicable laws and regulations. For purposes of clarity, upon GSK’s exercise of its Program Option for a Program, GSK will thereafter be responsible for manufacturing, [...***...] all pre-clinical, clinical and commercial supplies of the Option Compounds and related Licensed Products under such Program, as set forth in Section 4.4.2. The Parties shall discuss in good faith at the JSC the manufacturing process as then being used or planned to be used by Regulus for Collaboration Compounds under each Program well in advance of the Program reaching the Candidate Selection Stage, in order that, wherever practical, (a) the Parties can plan together to minimize [...***...], and (b) the Parties can [...***...] for Commercialization by GSK in the event that GSK exercises its Program Option.

3.8 GSK Enabling Studies. GSK shall have the right at all times during the Research Collaboration Term and during any relevant Early Development Program Term, to conduct, at its sole cost and expense, certain reasonable supplemental enabling activities such as additional formulation development, additional pre-clinical animal studies and/or compound scale-up (“Enabling Studies”) which GSK reasonably deems as useful for supplementing pre-clinical and/or clinical activities conducted by Regulus pursuant to the Research Program and the Early Development Program and relating to one or more of the Collaboration Compounds. At GSK’s request, Regulus shall offer GSK reasonable cooperation in relation to such Enabling Studies, including, subject to availability and Section 3.7.4, the transfer of reasonable quantities of Collaboration Compounds, if necessary. It is understood and agreed by the Parties that any such supplemental Enabling Studies are to be conducted by GSK in its reasonable discretion and not

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as part of any Program, Pre-Clinical Study, PoC Trial or other Clinical Study conducted by Regulus and that Regulus shall not be permitted or required to delay the progress of any Research Program or Early Development Program to await the results of any such supplemental Enabling Studies or to transfer any responsibility to GSK for the conduct of any activities under the Research Plan or Early Development Plan and that GSK shall not be permitted (without Regulus’ consent) to transfer any responsibility to Regulus for the conduct of any Enabling Studies.

3.9 Cooperation; Exchange of Information.

3.9.1 Cooperation. The Parties agree to cooperate in good faith during the Collaboration Term in identifying and implementing opportunities to reduce the costs incurred in the conduct of the Programs, including costs of equipment, consumables such as laboratory supplies, and Third Party services such as toxicology, clinical studies, drug substance and drug product process development, or manufacturing services, provided, that such cooperation does not delay or hamper Regulus in the performance of its activities thereunder and in no event shall Regulus be obligated to incur additional costs or expenses as a result of such new opportunities. These attempts may include exploration of [...***...].

3.9.2 Exchange of Information. During the Research Collaboration Term and the Early Development Term, Regulus shall provide to the JSC reasonable progress updates at each Calendar Quarter meeting of the JSC on the status of the Research Program for each Collaboration Target and of the Early Development Programs, summaries of data associated with Regulus’ research and development efforts and the likelihood of and timetable for completion of the respective Programs or Development activities and advancement of Collaboration Compounds to the next phase of research or Development, as applicable. Any such written summaries shall be provided to JSC members at least [...***...] Business Days in advance of the upcoming JSC meeting. Regulus will use Diligent Efforts to share any data or information, as well as any correspondence received from or submitted to any Regulatory Authority, directly relating to Collaboration Compounds that is generated in the course of Regulus’ activities hereunder, with the JSC, on an ongoing basis, regardless of whether such data or information would have a positive, neutral or negative impact on the potential commercial, scientific or strategic value of such Collaboration Compounds, in order to facilitate GSK’s decision-making in connection with the exercise of an applicable Program Option and to monitor Regulus’ obligations during the applicable Program Term. The provision of all such data or information shall be performed in a timely matter to accommodate all regulatory deadlines and ensure compliance with the timelines set forth in any agreed plan.

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3.9.3 Publication of Clinical Trials Results. Each of GSK and Regulus shall have the right to publish summaries of results from any human clinical trials conducted by such Party under this Agreement, without requiring the consent of the other Party; provided however that GSK shall have no right, without the consent of Regulus, to so publish data generated by Regulus prior to GSK’s exercise of its Program Option with respect to the relevant Collaboration Compounds, and, after the exercise of its Program Option, GSK shall have the right to so publish any such existing and future data generated by Regulus or GSK with respect to the relevant Collaboration Compound(s) without obtaining the consent of Regulus except with respect to any Refused Candidates, Refused Candidate Products or Returned Licensed Products. In addition, after the exercise of its Program Option by GSK, Regulus shall not have the right to publish any of such data, without the prior consent of GSK, for any data pertaining to the relevant Collaboration Compounds, except (a) with respect to any Refused Candidates, Refused Candidate Products or Returned Licensed Products and (b) as described in Section 9.2(ii). The Parties shall discuss and reasonably cooperate in order to facilitate the process to be employed in order to ensure the publication of any such summaries of human clinical trials data and results as required on the clinical trial registry of each respective Party, and shall provide the other Party via submission to the Joint Patent Subcommittee established under Section 2.2.2, at least [...***...] days prior notice to review the clinical trials results to be published for the purposes of preparing any necessary Patent Right filings.

3.10 Subcontracting. Each Party shall have the right to engage Third Party subcontractors and, in the case of Regulus, its Parent Companies, to perform certain of its obligations under this Agreement; provided that Regulus shall not have the right to subcontract, in whole or in part, the discovery, research or optimization of miRNA Antagonists against Collaboration Targets except to its Parent Companies pursuant to the Services Agreement. Any subcontractor to be engaged by a Party to perform a Party’s obligations set forth in the Agreement shall meet the qualifications typically required by such Party for the performance of work similar in scope and complexity to the subcontracted activity. Notwithstanding the preceding, any Party engaging a subcontractor hereunder (including, without limitation, for the performance of clinical trials) shall remain responsible and obligated for such activities and shall in all cases retain or obtain exclusive [...***...], at the sole cost and expense of the Party engaging such subcontractor, and any such costs and expenses [...***...], unless the JSC agrees, in advance as documented in the relevant meeting minutes, to engage such subcontractor and to assume the proposed financial obligations that would result under any agreement with such subcontractor, in which case the allocation of such costs and expenses between the Parties shall be governed by [...***...] . To the extent that such exclusive [...***...] cannot be obtained by Regulus with respect to

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[...***...] of Regulus, prior to entering into any such arrangement with any such subcontractor, Regulus shall bring such matter to GSK in writing in a timely fashion in order to seek the prior written consent from GSK to enter into such an arrangement, such consent not to be unreasonably withheld. For clarity, this Section 3.10 shall not apply to restrict or otherwise limit the rights of GSK to use a subcontractor after the exercise of its Program Option or the acquisition of exclusive rights to the Collaboration Compounds of a Program pursuant to the express provisions of Article 12 for the relevant Program beyond the restrictions and limitations expressly stated in Section 5.2.2.

ARTICLE 4

GSK’S PROGRAM OPTION RIGHTS; EXERCISE OF PROGRAM OPTIONS;

GSK DILIGENCE

4.1 Program Options.

4.1.1 Program Options. For each Program, Regulus hereby grants to GSK the exclusive right, exercisable in accordance with this Article 4, to assume the Development, Manufacture and Commercialization of Collaboration Compounds Developed under such Program and to obtain the licenses described in Section 5.2 under the terms and conditions set forth in this Agreement (each, a “Program Option”), which right is exercisable, at GSK’s sole discretion in accordance with the procedures set forth below, (a) at the [...***...] Stage (“[...***...]Option”), (b) if GSK does not exercise its Candidate Selection Option for a Program, upon Completion of the PoC Trial (the “[...***...] Option”) which may include GSK’s immediate termination of the Leading Compound in accordance with Section 4.2.4, (c) upon termination of such Program by the JSC [...***...], or otherwise for a termination of such Program pursuant to Section 3.4.3 on or before the Completion of the PoC Trial (the “Terminated Program Option”), or (d) as provided in Section 4.2.5. For the sake of clarity, the Program Option may be exercised once per Program, and, upon such exercise, all Collaboration Compounds under such Program are licensed to GSK under the terms and conditions set forth in this Agreement. GSK may exercise a Program Option as permitted herein by providing written notice thereof to Regulus.

4.1.2 Upon Exercise of Program Option. Upon exercise of a Program Option for a Program and payment of the Program Option Exercise Fee as set forth in Article 6 (as applicable), GSK shall receive the license grant described in Section 5.2 for all Collaboration Compounds which were Developed pursuant to such Program and GSK shall be responsible for

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the milestone and royalty payments described in Article 6 with respect to such Collaboration Compounds and related Licensed Products and for diligence obligations with respect thereto as set forth in Section 4.4.

4.1.3 During the relevant Program Term, Regulus will not grant to any Third Party or to any of its Parent Companies rights to any Regulus Technology which are inconsistent with or which would interfere with the grant of the licenses resulting from the exercise of the Program Options to GSK hereunder. For the avoidance of doubt, the Parties understand and agree that GSK’s Program Option rights, as described herein, shall be exclusive options over the Collaboration Compounds that are the subject of a given Research Program and/or Early Development Program, and unless and until such time (if any) as GSK declines to exercise or permits to lapse all of its pending or outstanding Program Option rights with respect to any such Research Program or Early Development Programs or the relevant Program is otherwise terminated, Regulus shall not have the right to offer or negotiate with any Third Party or any of its Parent Companies with respect to the grant to such Third Party or Parent Company of any right or license or other encumbrance of any kind in or to any of such Collaboration Compounds.

4.2 Exercise of Program Options.

4.2.1 [...***...] Option.

(a) On a Program-by-Program basis, Regulus will notify GSK, through the JSC, when it has Developed a Collaboration Compound that meets the [...***...] Criteria for nomination as a Development Candidate, and shall provide to GSK, through the JSC, within [...***...] days of such occurrence (to be reasonably extended if impractical depending on the nature of the Pre-Clinical Studies and the data generated thereunder), a complete data package containing all material analysis, results and preclinical data or any related material correspondence or information received from or sent to any Regulatory Authority relating to the Collaboration Compounds at issue (the “Candidate Selection Report”), in each case as would be reasonably expected to be material to assist and enable GSK to make its decision on whether to elect to exercise its [...***...] Option with respect to the Program under which such Development Candidate is Developed. In addition, GSK shall have the right to review, to the extent practical and reasonable, the original records and documentation containing such material data, results and information. The JSC shall confirm whether the [...***...] Criteria have been met.

(b) GSK may exercise its [...***...] Option with respect to a Program by delivering to Regulus a written notice of exercise not later than [...***...] days (unless extended by the mutual written agreement of the Parties or as permitted herein pending HSR clearance by the FTC as set forth in Section 4.2.6) after the date of receipt by GSK from Regulus of the

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completed [...***...] Report (such [...***...] -day period, as it may be extended, the “[...***...] Option Exercise Period”), with respect to the Collaboration Compound at issue (such date of receipt by GSK, the “[...***...] Report Date”), specifying the Program for which the Program Option is being exercised. After providing to Regulus such written notice of its election to exercise the [...***...] Option, GSK shall, within [...***...] days of receipt of an invoice therefore from Regulus, pay the [...***...] Option Exercise Fee. Notwithstanding the foregoing, in GSK’s sole discretion, it shall have the right to exercise a Program Option prior to the [...***...] Report Date but during the [...***...] Option Exercise Period by providing Regulus written notice thereof, in which case the Table 1 Rates will still apply to the milestone payments and royalties owed by GSK to Regulus hereunder.

(c) Notwithstanding any of the foregoing, if, at any time during the Research Collaboration Term for a Research Program, the JSC (by mutual agreement) or GSK requests that Regulus begin a [...***...] of a Collaboration Compound under such Research Program prior to Regulus’ notification to GSK of a Collaboration Compound that meets the [...***...] Criteria, the [...***...] Criteria shall be deemed to have been met and, upon such request, the [...***...] Option Exercise Period shall begin.

4.2.2 PoC Option.

(a) If GSK does not exercise the [...***...] Option within the [...***...] Option Exercise Period, then, on a Program-by-Program basis, Regulus will continue to use Diligent Efforts to progress the Program through to the [...***...]. On a Program-by-Program basis, Regulus will notify GSK when it has completed a PoC Trial with respect to a Development Candidate, and shall provide to GSK, within [...***...] days of such occurrence (to be reasonably extended if impractical depending on the nature of the Clinical Studies, Pre-Clinical Studies and the other data generated thereunder), a reasonably complete data package containing all material analysis, results and clinical data or any related material correspondence or information received from or sent to any Regulatory Authority relating to the Development Candidate at issue (which data package need not include any information or data generated in the course of GSK’s conduct of the PoC Trial, or portion thereof, under Section 3.5.5) (the “[...***...] Report”, and referred to collectively with the [...***...] Report as the “Reports”), in each case as would be reasonably expected to be material to assist and enable GSK to make its decision on whether to elect to exercise its [...***...] with respect to the Program under which such Development Candidate is Developed. In addition, GSK shall have the right to review, to the extent practical and reasonable, the original records and documentation containing such material data, results and information.

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(b) GSK may exercise its [...***...] with respect to a Program by delivering to Regulus a written notice of exercise, not later than [...***...] days (unless extended by the mutual written agreement of the Parties or as permitted herein pending HSR clearance by the FTC as set forth in Section 4.2.6) after the date of receipt by GSK from Regulus of the PoC Trial Report (such [...***...] -day period, as it may be extended, the “[...***...] Exercise Period”), with respect to the applicable Development Candidate at issue (such date of receipt by GSK, the “[...***...] Date”), specifying the Program for which the Program Option is being exercised, subject to the tolling of such payment obligation pursuant to Section 4.2.6. After providing to Regulus such written notice of its election to exercise the [...***...], GSK shall, within [...***...] days of receipt of an invoice therefore from Regulus, pay the [...***...] Exercise Fee as described in Section 6.4. Notwithstanding the foregoing, in GSK’s sole discretion, it shall have the right to exercise a Program Option prior to the [...***...] Date by providing Regulus written notice thereof.

4.2.3 Terminated Program Option. Subject to GSK’s obligation to pay milestones and royalties pursuant to Section 6.4, subject to Section 6.5.3, Section 6.6.1(d) and Section 6.6.2, GSK shall have the right to exercise its Terminated Program Option for a Program by providing Regulus written notice within an exercise period of [...***...] days (extendable to [...***...] days at GSK’s request if made within such initial [...***...] day period) after the provision of a data package to GSK by Regulus (comparable to the [...***...] Report) for a terminated Program in accordance with GSK’s Terminated Program Options as described under Section 4.1.1 (the “Terminated Program Option Report”); provided, that GSK’s obligation to pay Regulus milestones and royalties shall vary, as set forth in Section 6.4, subject to Section 6.5.3, Section 6.6.1(d) and Section 6.6.2, depending on the stage of Development at which the termination occurred.

4.2.4 Program Option Upon Completion of the [...***...] where the Leading Compound is immediately terminated. If GSK exercises its Program Option in accordance with Section 4.2.2 after Completion of the [...***...] for a Leading Compound under a Program but immediately terminates the Leading Compound in order to progress a Back-up Compound under the same Program (provided that GSK provides written notice to Regulus of such decision along with or within [...***...] Business Days of notice of GSK’s exercise of its Program Option), then GSK shall pay Regulus the royalties and milestones in accordance with the applicable [...***...] provided, however, that, if GSK later undertakes the Development or Commercialization of such terminated Leading Compound, then GSK shall thereafter pay Regulus the applicable royalties and milestones in accordance with the [...***...] with respect to all Licensed Products under the relevant Program, except that, with respect to any Milestone Event which had already been achieved by a Back-up Compound under such Program for which GSK had already paid Regulus

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the relevant milestone payment in accordance with the [...***...], then, as such terminated Leading Compound (or another Option Compound) achieves such Milestone Event, GSK shall pay to Regulus the difference between the [...***...] and the [...***...] with respect to such Milestone Event.

4.2.5 Early Program Option Exercise. For purposes of clarity, upon exercise of any Program Option by GSK hereunder, GSK shall pay Regulus the Program Option Exercise Fee applicable to the exercise of such Program Option (as applicable), in addition to any other milestones and royalties which may be due in the future as a result of the Development and/or Commercialization of the Option Compounds and related Licensed Products by GSK and/or its Affiliates and Sublicensees. Notwithstanding any of the foregoing, regardless of whether or not the Development activities or stages necessary to trigger a particular Program Option for a Program have been completed or achieved (e.g., regardless of whether a Collaboration Compound Developed under a Program has qualified as a Development Candidate or has satisfied the [...***...] Criteria, or [...***...] has occurred for such Collaboration Compound), GSK shall have the right, at any time prior to the completion of such Development activities which might otherwise trigger a particular Program Option (but in no event after the end of the Option Period that would otherwise apply with respect to such Program Option), to exercise its Program Option early for such Program by paying Regulus (or its successors or assigns) the Program Option Exercise Fee in accordance with the provisions of Section 6.5.5 depending upon the time at which GSK exercises its Program Option and the remaining milestone and royalty obligations shall be payable in accordance with Section 6.5.5, Section 6.6.1(f) and Section 6.6.2, depending on the time that GSK exercises its Program Option.

4.2.6 HSR; Option Period Extension. In the event that GSK reasonably determines in good faith that the exercise of any Program Option by GSK under this Agreement requires a filing with the Federal Trade Commission and the Department of Justice, as applicable, (collectively, the “FTC”) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C. §18a) (“HSR”), or any successor thereto or under any similar premerger notification provision in the EU or other jurisdiction, GSK shall make such filing [...***...], and the Option Period applicable to such Program Option shall be extended automatically for [...***...] from the expiration of the original Option Period (the “Option Period Extension”) in the event that: (a) the HSR initial waiting period is still pending upon expiration of the original Option Period; or (b) a “Second Request” that GSK intends to respond to is received from the FTC in connection with such filing and final clearance has not been granted upon expiration of the Option Period; provided, that if the HSR initial waiting period ends during the original Option Period, such Option Period shall be extended for no more than an additional [...***...] following the end of such HSR initial waiting period. During such Option Period Extension, all rights and

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obligations of the respective Parties related to the exercise of such Program Option or to make any otherwise required Program Option Exercise Fee payment shall be tolled. In the event that HSR clearance has still not been granted upon expiration of the Option Period Extension, Regulus and GSK shall promptly meet to discuss in good faith whether an additional extension of the Option Period is reasonable, with the presumption being that the Option Period shall be extended for no more than an additional [...***...] period, unless there is no [...***...], in which case no such extension shall be granted.

4.2.7 Refused Candidates. If GSK does not exercise its Program Option for a Program when triggered within the applicable Option Period, as may be extended by Section 4.2.6 or by the mutual written agreement of the Parties, and GSK has not exercised its Program Option early pursuant to Section 4.2.5, and does not exercise any of its Terminated Program Options under Section 4.2.3, then such Program Option shall expire with respect to such Program and except if the expired Program Option is a [...***...] Option (in which event Section 4.2.2(a) shall apply), and then, except if GSK acquires exclusive license rights to the relevant Collaboration Compounds under the applicable termination provisions of Article 12, any Collaboration Compounds resulting from such Program shall be referred to as “Refused Candidates” and any Licensed Products having any such Refused Candidate(s) as an active pharmaceutical ingredient(s) as “Refused Candidate Products” and GSK shall no longer have any rights with respect to such Refused Candidates and Refused Candidate Products. Regulus will thereafter have all rights as set forth in Section 12.1.5(c), itself or with a Third Party or through a Sublicensee and without regard to Article 7 (except to the extent set forth in Section 12.1.5(c)), to Develop, Manufacture and Commercialize the Refused Candidates and any Refused Candidate Products at Regulus’ sole expense, and Regulus shall no longer have any obligations with respect to such Refused Candidates and any Refused Candidate Products other than the Reverse Royalty payment obligation to GSK as set forth in Section 6.7 and Section 12.1.5(c). In addition, Regulus will take responsibility for all licensing costs and payments incurred by GSK after the date that such Collaboration Compounds became Refused Candidates or Refused Candidate Products and that are owed by GSK to Third Parties (excluding any costs that were already due as payable by GSK as of the date that such Collaboration Compounds became Refused Candidates or Refused Candidate Products) as a result of the practice of intellectual property licensed from any such Third Parties in the Development, Manufacture and/or Commercialization of Refused Candidates and Refused Candidate Products hereunder, including, without limitation, all upfront fees, annual payments, milestone payments and royalty payments to the extent allocable to such Refused Candidates and Refused Candidate Products. For clarity, any such costs and payments shall only include the share of such costs and payments

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attributable to such Refused Candidates and Refused Candidate Products and not to any other compounds licensed by GSK. For purposes of clarity, upon reversion of such rights to Regulus with respect to any Refused Candidates or Refused Candidate Products hereunder, such Refused Candidates shall no longer be deemed Option Compounds and/or Collaboration Compounds and such Refused Candidate Products shall no longer be deemed Licensed Products, in each case to which GSK has any rights under this Agreement, except that, upon the exercise by GSK of any Terminated Program Option under Section 4.2.3 or early exercise of a Program Option under Section 4.2.5, this Section 4.2.7 shall not apply.

4.2.8 Right to Exercise Program Options for Development Candidates after Expiration of the Research Collaboration Term. For clarity, it is understood and agreed by the Parties that, with respect to each Collaboration Target, GSK’s rights to exercise its Program Option with respect to any Collaboration Compounds that are at the [...***...] Stage or later but have not yet completed or entered an Early Development Program at the time of expiration of the Research Collaboration Term, shall remain exercisable in accordance with this Article 4 until termination of the last to expire Option Period with respect to such Program, unless such Program is earlier terminated as provided hereunder.

4.3 Activities Post-Option Exercise by GSK.

4.3.1 Commencement of Activities. As soon as practicable after the exercise by GSK of a Program Option for a Program and receipt from Regulus of the information and materials set forth in Sections 5.3.1 and 5.3.2, GSK shall promptly commence and pursue a program of ongoing Development and Commercialization for the Option Compounds under such Program, in accordance with GSK’s diligence obligations set forth below. GSK shall be solely responsible for all Development and Commercialization activities, and for all [...***...] associated therewith, with respect to the Development, Manufacture and Commercialization of Option Compounds and related Licensed Products of a Program, following exercise of its Program Option for such Program.

4.3.2 Returned Licensed Products. In the event that GSK exercises its Program Option for a Program and thereafter determines in good faith, for any reason, to cease the Development and Commercialization of all Option Compounds and related Licensed Products, on a Collaboration Target-by-Collaboration Target basis, or GSK’s rights to such Option Compounds and related Licensed Products terminates for any reason other than as a result of the termination of this Agreement by GSK for Regulus’ uncured material breach under Section 12.2 or for Regulus’ insolvency under Section 12.6, or a termination by the JSC [...***...] for scientific or safety concerns pursuant to Section 12.5, then each Option Compound and related Licensed

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Product resulting from such Program shall thereafter be referred to as a “Returned Licensed Product”, and GSK shall no longer have any rights with respect to such Returned Licensed Product, except for the right to receive Reverse Royalties under Section 6.7 (except to the extent otherwise expressly set forth in Article 12). Regulus will thereafter have all rights as set forth in Section 12.7.1, 12.7.2 or 12.7.4, as applicable, itself or with a Third Party or through a Sublicensee and without regard to Article 7, to Develop, Manufacture and Commercialize the Returned Licensed Products at Regulus’ sole expense, and Regulus shall have no obligations with respect to such Returned Licensed Products other than the Reverse Royalty payment obligation to GSK as set forth in Section 6.7 (except to the extent otherwise expressly set forth in Article 12). In addition, Regulus will take responsibility for all licensing costs and payments incurred by GSK after the date that such Collaboration Compounds became Returned Licensed Products and that are owed by GSK to Third Parties (excluding any costs that were already due as payable by GSK as of the date that such Collaboration Compounds became Returned Licensed Products) as a result of the practice of intellectual property licensed from any such Third Party in the Development, Manufacture and/or Commercialization of Returned Licensed Products hereunder, including, without limitation, all upfront fees, annual payments, milestone payments and royalty payments to the extent allocable to such Returned Licensed Product. For clarity, any such costs and payments shall only include the share of such costs and payments which is attributable directly to such Returned Licensed Products and not to any other compounds licensed by GSK. For purposes of clarity, upon reversion of such rights to Regulus with respect to any Returned Licensed Products hereunder, such Returned Licensed Products shall no longer be deemed Option Compounds and/or Licensed Product to which GSK has any rights under this Agreement. For purposes of clarity, upon the exercise by GSK of any Terminated Program Option under Section 4.2.3, or the termination of a Program otherwise under Section 3.4.3 or the early exercise of a Program Option under Section 4.2.5, this Section 4.3.2 shall not apply.

4.4 GSK Diligence; Responsibilities.

4.4.1 GSK Diligence. GSK shall exercise its Diligent Efforts in Developing and Commercializing at least one Licensed Product in the Field [...***...] for each Program for which GSK exercises the Program Option. For purposes of clarity, (a) GSK shall not be required to Develop and Commercialize, with respect to a Program, more than one Option Compound resulting from a Program, provided, that GSK exerts its Diligent Efforts to Develop and Commercialize at least one Option Compound resulting from such Program, and (b) following GSK’s exercise of its Program Option for a Program, GSK may, in its sole discretion, substitute the Leading Compound with another Option Compound Developed in the same Program or Develop and Commercialize other Option Compounds resulting from such Program, provided,

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that GSK exerts Diligent Efforts to Develop and Commercialize such Back-up Compound or other Option Compound as the new Leading Compound in a manner that is consistent always with the standard under this Agreement applicable to GSK for its Diligent Efforts. Notwithstanding the above or any provision or interpretation of this Agreement to the contrary, GSK shall have no obligation to exercise its Diligent Efforts with respect to any Program for which GSK has exercised a Terminated Program Option or which has otherwise been terminated and to which GSK acquires exclusive rights to Develop and Commercialize the Collaboration Compounds resulting from such Program under Article 12.

4.4.2 Specific GSK Responsibilities. Without limiting any of the foregoing, following the exercise of a Program Option for a Program hereunder, GSK shall use its Diligent Efforts to:

(a) conduct all Pre-Clinical Studies and Clinical Studies on the Option Compounds, as deemed necessary or desirable by GSK, in accordance with this Section 4.4.2;

(b) conduct additional formulation Development of the Option Compounds as and if deemed necessary or appropriate by GSK;

(c) provide to the JSC reasonable progress updates at each regular meeting of the JSC on the status of GSK’s Development efforts with respect to the Option Compounds and related Licensed Products;

(d) prepare and file all regulatory filings for the Option Compounds or related Licensed Products, including all NDAs;

(e) Manufacture or have Manufactured (including process development and scale up) all bulk drug substance or drug product material with respect to the Option Compounds and related Licensed Products for ongoing Development and Commercialization requirements, consistent with GSK’s reasonable internal practices, industry standards and all applicable laws and regulations;

(f) own and maintain all NDAs, Regulatory Approvals and other regulatory filings and approvals, and all brands and trademarks for any resulting Licensed Products in the Field in the Territory;

(g) maintain a safety database with respect to all Option Compounds and related Licensed Products Developed and Commercialized by GSK, and report all adverse drug reaction experiences related to such Option Compounds and Licensed Products in connection with the activities of GSK under this Agreement to the appropriate Regulatory Authorities in the countries in the Territory in which the Option Compounds and Licensed

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Products are being Developed and Commercialized, in accordance with applicable laws and regulations of the relevant countries and Regulatory Authorities and in accordance with GSK’s internal policies; and

(h) conduct, at [...***...] all Commercialization activities in connection with the sales of Licensed Products.

ARTICLE 5

GRANT OF LICENSE RIGHTS; TECHNOLOGY TRANSFER

5.1 License Grants to Regulus.

5.1.1 Development License. GSK hereby grants to Regulus a [...***...] license, which shall not be sublicenseable without the prior written consent of GSK (except such consent shall not be required for a sublicense to the Parent Companies solely to the extent necessary for Regulus to perform its obligations for a Program hereunder), under the GSK Technology and GSK’s rights to the Collaboration Technology, solely to the extent necessary for Regulus to perform its obligations hereunder during the Collaboration Term.

5.1.2 License to Refused Candidates and Refused Candidate Products. GSK hereby grants to Regulus, (a) subject to obtaining HSR clearance (if Regulus reasonably determines in good faith that such grant of license requires an HSR filing), (b) conditional upon (i) the expiration of all applicable Program Options without GSK’s exercise thereof as set forth in Section 4.2.7, and subject to the payment by Regulus of the Reverse Royalty to GSK as set forth in Section 12.1.5(c), or (ii) the termination of the Agreement with respect to any Program(s) without GSK’s exercise of any Program Options for such Program(s) on or before the end of the applicable [...***...] Option Exercise Period, by GSK pursuant to Section 12.3 or by Regulus pursuant to Section 12.2, 12.4 or 12.6, and subject to the payment by Regulus of the Reverse Royalty to GSK as set forth in Section 12.7.1, 12.7.2, 12.7.4 or 12.7.7, as applicable, and (c) subject to Section 12.7.4(b), an exclusive license in the relevant country(ies) of the Territory, as applicable, under the GSK Technology which was used in connection with the Program, if any (unless the Parties have mutually agreed to exclude it), and any GSK Technology covering a [...***...] with respect to a specific Collaboration Target that is the subject of such Program, and GSK’s rights to the Collaboration Technology, solely to the extent necessary to Develop, Manufacture and Commercialize all Refused Candidates and Refused Candidate Products in the Field in the Territory. The license granted under this Section 5.1.2 shall [...***...] by Regulus (in accordance with Section [...***...], its Affiliates and Sublicensees in connection with the

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further Development, Manufacture or Commercialization of such Refused Candidates and Refused Candidate Products.

5.1.3 License to Returned Licensed Products. GSK hereby grants to Regulus, (a) subject to obtaining HSR clearance (if Regulus reasonably determines in good faith that such grant of license requires an HSR filing), (b) conditional upon the termination of the Agreement with respect to any Program(s) after the exercise by GSK of its Program Option with respect to such Program on or before the end of the applicable PoC Program Option Exercise Period, by GSK pursuant to Section 12.3 or by Regulus pursuant to Section 12.2, 12.4 or 12.6, and subject to the payment by Regulus of the Reverse Royalty to GSK as set forth in Section 12.7.1, 12.7.2, 12.7.4 or 12.7.7, as applicable, and (c) subject to Section 12.7.4(b), an exclusive license in the relevant country(ies) of the Territory, as applicable, under the GSK Technology which was used in connection with the Program or in connection with the Option Compounds or Licensed Products resulting from the Program, if any (unless the Parties have mutually agreed to exclude it), and any GSK Technology covering a [...***...] with respect to a specific Collaboration Target that is the subject of such Program, and GSK’s rights to the Collaboration Technology, solely to the extent necessary to Develop, Manufacture and Commercialize all Returned Licensed Products in the Field in the Territory. The license granted under this Section 5.1.3 shall be [...***...] by Regulus (in accordance with Section [...***...]), its Affiliates and Sublicensees in connection with the further Development, Manufacture or Commercialization of such Returned Licensed Products. For clarity, this provision shall not apply to any scenario wherein, as the result of termination of a Program under the applicable provisions of Article 12, GSK obtains exclusive license rights to the relevant Collaboration Compounds of a Program.

5.1.4 Sublicense Rights. As set forth in Sections 5[...***...] subject to Section 12.7.4(b), Regulus shall have the right to grant certain sublicenses; provided, that, each such sublicense shall be subject and subordinate to, and consistent with, the applicable terms and conditions of this Agreement. Regulus shall provide GSK with a copy of any sublicense granted pursuant to Sections 5.1.2 or 5.1.3 within thirty (30) days after the execution thereof. Such copy may be redacted to exclude confidential scientific information and other information required by a Sublicensee to be kept confidential; provided, that for Agreements entered into by Regulus after the Effective Date, [...***...], Regulus will [...***...] obtain the consent to disclose relevant material financial terms and material non-technical information to the extent required by GSK. GSK may share such copy or information with its Affiliates and relevant Third Party licensors under obligations of confidentiality which are no less strict than the confidentiality obligations imposed upon GSK hereunder. Regulus will remain responsible for the performance of its

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Affiliates and Sublicensees, and will ensure that all such Affiliates and Sublicensees comply with the relevant provisions of this Agreement.

5.1.5 Retained Rights. All rights in and to GSK Technology and GSK’s rights in Collaboration Technology not expressly licensed to Regulus hereunder, and any other Patent Rights or Know-How of GSK or its Affiliates, are hereby retained by GSK or such Affiliate.

5.2 License Grants to GSK.

5.2.1 Development and Commercialization License. On a Program-by-Program basis, subject to the terms and conditions of this Agreement (including without limitation Section 12.7.3(d)) and the Third Party and Parent-Originated Rights and Obligations, solely upon GSK’s exercise of any of its Program Options in accordance with the provisions of Article 4 or by operation of the applicable termination provisions of Article 12 wherein the effect of such termination is the grant of an exclusive license to GSK under this Section 5.2, and solely with respect to the Collaboration Compounds, Option Compounds and Licensed Products under the Program for which GSK exercises its Program Option or to which such Program termination under Article 12 applies, Regulus hereby grants to GSK, effective as of the date of such exercise of the relevant Program Option (except to the extent set forth in Section 12.7.3(d)) or the date of operation of such provision under Article 12, a worldwide, exclusive, royalty-bearing (only in accordance with Section 6.6.1 and Section 6.6.2 and subject to Sections 12.7.3(a), 12.7.3(b), 12.7.3(c), 12.7.5 and 12.7.7(d)), sublicenseable (in accordance with Section 5.2.2 below) license in the Field, under the Regulus Technology and Regulus’ rights under any Collaboration Technology,

(a) to Develop miRNA Compounds and miRNA Therapeutics,

(b) to Manufacture miRNA Compounds and miRNA Therapeutics, and

(c) to Commercialize miRNA Compounds and miRNA Therapeutics.

5.2.2 Sublicense Rights. Subject to Third Party and Parent-Originated Rights and Obligations and to the terms and conditions of this Agreement (including without limitation Section 12.7.3(d)), GSK shall have the right to grant to its Affiliates and/or Third Parties sublicenses under the licenses granted under Section 5.2.1 above; provided, that, each such sublicense shall be subject and subordinate to, and consistent with, the applicable terms and conditions of this Agreement. [...***...]; provided, that for Agreements that are entered into by GSK or its Affiliates after the Effective Date, where GSK has or can readily [...***...] under obligations of confidentiality which are no less strict than the confidentiality obligations imposed upon Regulus

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hereunder. GSK will remain responsible for the performance of its Affiliates and Sublicensees, and will ensure that all such Affiliates and Sublicensees comply with the relevant provisions of this Agreement.

5.2.3 Trademarks for Licensed Products. If GSK has exercised its Program Option with respect to a Program hereunder, to the extent that Regulus owns any trademark(s) which were used prior to the exercise of the Program Option by GSK that are specific to any Option Compound Developed under such Program and GSK reasonably believes such trademark(s) would be reasonably necessary or useful for the marketing and sale in the Field in the Territory of such Option Compound or related Licensed Products, Regulus shall, upon GSK’s request [...***...], assign its rights and title to such trademark(s) to GSK reasonably in advance of the First Commercial Sale of such Licensed Products. Other than the trademarks described above which are owned by Regulus prior to the exercise of a Program Option by GSK, the Commercializing Party shall be solely responsible for developing, selecting, searching, registration and maintenance of, and shall be the exclusive owner of all trademark(s), trade dress, logos, slogans, designs, copyrights and domain names used on and/or in connection with any of the Option Compounds and Licensed Products resulting from a Program.

5.2.4 Retained Rights. The exclusive license granted to Regulus by Alnylam pursuant to Section 2.2(a) of the Regulus License Agreement is subject to Alnylam’s retained right to [...***...] in the Alnylam Field (each as defined in the Regulus License Agreement). The exclusive license granted to Regulus by Isis pursuant to Section 2.2(a) of the Regulus License Agreement is subject to Isis’ retained right to [...***...] in the Isis Field (each as defined in the Regulus License Agreement). All rights in and to Regulus Technology and Regulus’ rights in Collaboration Technology not expressly licensed to GSK hereunder or pursuant to the operation of the relevant applicable express provisions of this Agreement, and any other Patent Rights or Know-How of Regulus or its Parent Companies or Affiliates, are hereby retained by Regulus or such Parent Company or Affiliate.

5.3 Technology Transfer after Exercise by GSK of a Program Option.

5.3.1 Generally. After GSK exercises its Program Option for a Program hereunder, and during a period not to exceed [...***...] thereafter, Regulus shall promptly deliver to GSK, at no cost to GSK (except as set forth in Section 5.3.2 below), all Regulus Technology and Regulus Collaboration Technology in Regulus’ possession or Control relating to the Option Compounds Developed under such Program, including, but not limited to (a) information regarding the bulk drug substance and methods of manufacturing the same, including bulk and final product manufacturing processes, manufacturing data, batch records, vendor information

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and validation documentation, which is necessary or useful for the exercise by GSK of the Manufacturing rights granted under Section 5.2.1, (b) pre-clinical and clinical data and results (including pharmacology, toxicology, emulation and stability studies), adverse event data, protocol results, analytical methodologies, (c) copies of patent applications and patents included within Regulus Patents and Regulus Collaboration Patents and other relevant patent information, (d) regulatory filings (including all relevant INDs and Regulatory Approvals), regulatory documentation, regulatory correspondence, and applicable reference standards; and (e) bulk drug substance or other materials, including drug substance, drug product and intermediate stocks, reference standards and analytical specification and testing methods used to Manufacture the applicable Option Compounds, as further described in and subject to Section 5.3.2 below. All information should be supplied to GSK in electronic format to the extent possible. Without limiting the foregoing, Regulus shall use Diligent Efforts to perform the transfer of such information and materials to GSK in an orderly manner and without undue interruption of GSK’s Development of Option Compounds and related Licensed Products hereunder, and, upon delivery of such information and materials to GSK, GSK shall use Diligent Efforts to promptly implement such information and materials into its Development and Commercialization activities with respect to such Option Compounds and related Licensed Products hereunder. For the avoidance of doubt, the obligation on Regulus to deliver to GSK all Regulus Technology and other Know-How and information in accordance with this Section 5.3.1 shall include (i) the procurement of any Regulus Technology in the possession of any Regulus Affiliate or Parent Company engaged by Regulus as a subcontractor in accordance with Section 3.10 and (ii) the use of Diligent Efforts to procure any Regulus Technology in the possession of any Third Party subcontractor engaged by Regulus as a subcontractor in accordance with Section 3.10.

5.3.2 Certain Regulus Responsibilities. After exercise by GSK of a Program Option, within the [...***...] month period set forth in Section 5.3.1, Regulus shall use its Diligent Efforts to:

(a) transfer to GSK, at no cost to GSK, ownership of all relevant regulatory filings relating to the applicable Option Compounds, including all INDs, to the extent permitted under applicable law; provided, that, at GSK’s reasonable discretion if no such transfer is reasonably practical, then Regulus shall grant to GSK a right of reference to such regulatory filings; and

(b) at GSK’s request, transfer to GSK or its designee, subject to the payment [...***...] then existing supplies, which are deemed suitable by GSK, of such Option Compounds, including Back-up Compounds and other Collaboration Compounds under such

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Program, and the Parties will use good faith efforts to work together to have any Third Party manufacturing arrangements solely covering the Manufacture of such Option Compounds assigned to GSK (it being understood that no such assignment shall be required if such assignment is conditional upon [...***...]). If such bulk drug substance or other materials are not in Regulus’ possession and Control or are not reasonably transferable, Regulus shall provide notice to GSK and, upon reasonable request by GSK, use good faith efforts to assist GSK in obtaining access to such materials.

5.3.3 Continuing Cooperation. For a [...***...] month period and thereafter for such time as is reasonably requested by GSK acting in good faith to transfer and reproduce the Manufacturing process for the Option Compounds after the transfer described in Section 5.3.1 and 5.3.2 above, Regulus shall use reasonable efforts, which shall not exceed the equivalent of [...***...] (unless mutually agreed by the Parties where reasonably necessary), to cooperate fully with GSK to conduct any additional transfer of the Manufacturing process for the Option Compounds to GSK or to a Third Party as nominated by GSK and to provide GSK with any other Regulus Technology or Regulus Collaboration Technology, as it may be developed or identified to which GSK has a right or license under this Agreement that is necessary or useful for GSK to further Develop, Manufacture, Commercialize or otherwise exploit the progression of Collaboration Compounds into Licensed Product(s) as permitted under this Agreement.

5.3.4 Additional Services. In the event that GSK reasonably requests Regulus to provide GSK with any materials or services beyond those set forth in Sections 5.3.1, 5.3.2, and 5.3.3, such materials and/or services may be scheduled and provided by Regulus to GSK on such terms and conditions as may be mutually agreed between the Parties at the time of any such request, if the Parties mutually desire to engage in the transfer or provision of such additional materials or services.

ARTICLE 6

MILESTONES AND ROYALTIES; PAYMENTS

6.1 Upfront Payment to Regulus. In partial consideration for GSK’s Program Options hereunder, GSK shall pay to Regulus, by wire transfer of immediately available funds to an account designated by Regulus in writing, a one-time-only initial non-refundable, non-creditable fee of Fifteen Million U.S. Dollars ($15,000,000) no later than [...***...] Business Days after receipt by GSK of an invoice sent from Regulus on or after the Effective Date of this Agreement (the “Upfront Payment”).

6.2 Purchase of Regulus Promissory Note. GSK agrees to lend Regulus Five Million Dollars ($5,000,000). The loan shall be evidenced by a convertible promissory note, in the form

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of the Convertible Promissory Note, attached hereto as Exhibit H. Within [...***...] Business Days of the date on or after the Effective Date that GSK receives an invoice from Regulus therefor, (a) GSK shall pay Regulus Five Million Dollars ($5,000,000) by wire transfer of immediately available funds to an account designated by Regulus in writing and (b) Regulus shall deliver to GSK the Convertible Promissory Note in the amount of Five Million Dollars ($5,000,000).

6.3 Program Option Exercise Fees. Upon the exercise by GSK of its Program Option for a given Program in accordance with the provisions of Section 4.2, GSK shall pay to Regulus the applicable Program Option Exercise Fee as shown in the table in Section 6.4 within [...***...] days of receipt by GSK of an invoice sent from Regulus on or after the date that Regulus receives written notice from GSK of GSK’s decision to exercise its Program Option.

6.4 Milestone Payments for Achievement of Milestone Events. GSK shall pay to Regulus the applicable milestone payments as set forth in the table below in this Section 6.4 after written notice of the achievement by or on behalf of Regulus or GSK (as applicable) is provided to the other Party of each of the listed events (each, a “Milestone Event”) and within [...***...] days of receipt by GSK of an invoice sent from Regulus on or after the date of achievement of such Milestone Event. GSK shall send Regulus a written notice thereof promptly following the date of achievement of each Milestone Event by or on behalf of GSK.

Milestone Event	GSK exercises its Program Option at [...***...] Stage (“Table 1 Rates”) US$Million (“m”)	(“Table 2 Rates”) US$Million (“m”)	GSK exercises its Program Option at [...***...] (“Table 3 Rates”) US$Million (“m”)
Development Milestone Events:

[...***...]*	[...***...]	[...***...]	[...***...]

Reaching [...***...]*	[...***...]	[...***...]	[...***...]

[...***...]**	[...***...]	[...***...]	[...***...]

[...***...]**	[...***...]	[...***...]	[...***...]

[...***...]***	[...***...]	[...***...]	—

[...***...]	—	—	[...***...]

[...***...]	[...***...]	[...***...]	[...***...]

[...***...]	[...***...]	[...***...]	[...***...]

[...***...] Milestone Events:

[...***...]	[...***...]	[...***...]	[...***...]

[...***...]	[...***...]	[...***...]	[...***...]

TOTAL Potential Milestones	[...***...]	[...***...]	[...***...]

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*These milestones are payable upon achievement of the event, regardless of whether [...***...] or not.

The [...***...] Milestone Event shall occur upon [...***...] that the Discovery Milestone has been met.

**For each of these milestones, GSK pays the Table 1 Rate or Table 2 Rate, as applicable, if GSK achieves the Milestone Event (i.e., if GSK had exercised its Program Option at [...***...] Stage or otherwise prior to [...***...]) or the Table 3 Rate if Regulus achieves the Milestone Event (i.e., if GSK had not so exercised its Program Option but Regulus continued developing the Collaboration Compound).

***This milestone is only payable where GSK exercises the Program Option prior to [...***...] .. This Milestone Event will be met as determined by GSK; provided, however, that the Milestone Event will be deemed to have been met if, after conducting a [...***...], GSK moves the relevant Program forward through clinical development by Initiating either a [...***...] with respect to such Program. In addition, if GSK has not [...***...] but has not terminated the Program and returned the Collaboration Compounds under such Program to Regulus as Returned Licensed Products, then this Milestone Event will be deemed to have been met.

6.5 Limitations on Milestone Payments

6.5.1 No milestone payments are owed for any Milestone Event that is not achieved and in the case where one Option Compound or Licensed Product is substituted for another, then the milestones payable with respect to the new Option Compound or Licensed Product are only for future Milestone Events.

6.5.2 Each milestone will be paid only once per Program upon the first achievement of the Milestone Event, regardless of the number of Option Compounds or Licensed Products resulting under the Program, and regardless of whether any such Option Compound or Licensed Product constitutes a [...***...] product or any combination of the foregoing. The Discovery Milestone will be paid a maximum of four (4) times, once for each of the four (4) Programs, upon the first achievement of such Milestone Event for each Program, and will not be paid again for the Initial Collaboration Targets in the event that either or both such Initial Collaboration Targets are substituted with other Targets pursuant to Section 3.2.

6.5.3 Notwithstanding any of the foregoing, upon GSK’s exercise of a Terminated Program Option pursuant to Section 4.2.3:

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(a) before the achievement of the [...***...], GSK shall pay Regulus milestones at [...***...] of the [...***...] set forth above;

(b) after the achievement of the [...***...] but prior to the [...***...] for such Program, then GSK shall pay Regulus milestones at [...***...] set forth above; and

(c) after [...***...] for such Program, but prior to the [...***...], then GSK shall pay Regulus milestones at [...***...] set forth above.

6.5.4 If GSK exercises its Program Option after [...***...] by the Leading Compound under the Program but GSK immediately substitutes such Leading Compound by a Back-up Compound under such Program in accordance with Section 4.2.4, then GSK shall pay Regulus milestones at the [...***...] set forth above, except as set forth in Section 4.2.4.

6.5.5 Upon GSK’s exercise of a Program Option pursuant to Section 4.2.5:

(a) before the achievement of [...***...], GSK shall pay Regulus milestones at the [...***...] set forth above;

(b) after the achievement of [...***...] but prior to the [...***...] for such Program, then GSK shall pay Regulus milestones at the [...***...] Rates set forth above; and

(c) after [...***...] for such Program, but prior to the [...***...], then GSK shall pay Regulus milestones at the [...***...] set forth above.

6.5.6 For purposes of clarity, milestones shall be payable by GSK to Regulus under Section 6.4, subject to Section 6.5 and Article 12, with respect to the achievement of any Milestone Event set forth in Section 6.4 by a Collaboration Compound for [...***...] in the Field, to the same extent as would be payable with respect to the achievement of such Milestone Event by a Collaboration Compound or Licensed Product for [...***...] Indication hereunder. With respect to any Collaboration Compound or Licensed Product for use as an [...***...] product in the Field, the Parties shall negotiate in good faith the [...***...] upon achievement of which milestone payments would be payable with respect to such [...***...] product.

6.6 Royalty Payments to Regulus.

6.6.1 GSK Patent Royalty. As partial consideration for the rights granted to GSK hereunder, GSK will pay to Regulus royalties on Annual Net Sales of the Royalty-Bearing Products sold by GSK, its Affiliates or Sublicensees during a calendar year, on a country-by-country basis and Royalty-Bearing Product-by-Royalty-Bearing Product basis, in the countries of the Territory in which there is a Valid Claim within the Regulus Technology or Collaboration Technology (excluding GSK Collaboration Technology [...***...] of the Licensed Product being

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sold, in the amounts as follow (the “GSK Patent Royalty”). For purposes of clarity, royalties shall be payable by GSK to Regulus under this Section 6.6.1, subject to Section 6.6.2, 6.8 and Article 12, with respect to sales of a Collaboration Compound or Licensed Product that has obtained Regulatory Approval as [...***...] to the same extent as would be payable with respect to Net Sales of a Licensed Product that has obtained Regulatory Approval for the treatment of [...***...] Indication hereunder, provided, that, in no event shall GSK be obligated to pay royalties more than once with respect to the same unit of such Collaboration Compound or Licensed Product, as applicable.

(a) Subject to the provisions of Sections 6.6.1, 6.6.2 and 6.8, GSK shall pay to Regulus the royalties at the percentages as described in the table below:

Annual Net Sales (U.S. $ Million) of Licensed Products per Program per calendar year US$Million (“m”)	GSK exercises its Program Option at [...***...] Stage “Table 1 Rates”	“Table 2 Rates”	GSK exercises its Program Option at [...***...] “Table 3 Rates”
Up to $[...***...]m	[...***...]	[...***...]	[...***...]

>[...***...] up to [...***...]	[...***...]	[...***...]	[...***...]

>[...***...] up to [...***...]	[...***...]	[...***...]	[...***...]

> [...***...]	[...***...]	[...***...]	[...***...]

(b) In the event any Combination Product(s) are sold, royalties on such Combination Products will be determined pursuant to Section 1.113.

(c) The royalty rates in the table above are incremental rates, which apply only for the respective increment of Annual Net Sales described in the Annual Net Sales column. Thus, once a total Annual Net Sales figure is achieved for the year, the royalties owed on any lower tier portion of Annual Net Sales are not adjusted up to the higher tier rate.

(d) Notwithstanding any of the foregoing, upon GSK’s exercise of a Terminated Program Option pursuant to Section 4.2.3:

(i) before the achievement of [...***...], GSK shall pay Regulus royalties at [...***...] of the [...***...] set forth above;

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(ii) after the achievement of [...***...], but prior to the [...***...] for such Program, then GSK shall pay Regulus royalties at the [...***...] set forth above; and

(iii) after [...***...] for such Program, but prior to the [...***...], then GSK shall pay Regulus royalties at the Table 2 Rates set forth above.

(e) If GSK exercises its Program Option after [...***...] by the Leading Compound under the Program but GSK immediately substitutes such Leading Compound by a Back-up Compound under such Program in accordance with Section 4.2.4, then GSK shall pay Regulus royalties at the [...***...] set forth above, except as set forth in Section 4.2.4.

(f) Upon GSK’s exercise of a Program Option pursuant to Section 4.2.5:

(i) before the achievement of the [...***...], GSK shall pay Regulus royalties at the [...***...] set forth above;

(ii) after the achievement of the [...***...] but prior to the [...***...] for such Program, then GSK shall pay Regulus royalties at the [...***...] set forth above; and

(iii) after [...***...] for such Program, but prior to the [...***...], then GSK shall pay Regulus royalties at the [...***...] set forth above.

6.6.2 Application of Royalty Rates. All royalties set forth under Section 6.6 shall always be subject to the provisions of this Section 6.6.2, and shall only be payable as follows, on a Licensed Product-by-Licensed Product and country-by-country basis:

(a) Patent Royalty Term: GSK’s obligation to pay the GSK Patent Royalty above with respect to a Licensed Product and/or Combination Product will continue on a country-by-country and Licensed Product-by-Licensed Product basis from the date of First Commercial Sale of the Licensed Product or Combination Product until the date of [...***...] within the [...***...] of the Licensed Product; provided, however, that with respect to those cases where (i) the only Valid Claim is [...***...], or (ii) the only Valid Claim within the [...***...] of the Licensed Product or (B) a claim that covers the [...***...] of a miRNA Compound or a miRNA Therapeutic) (such claim in clauses (i) or (ii) [...***...] of a Licensed Product or Combination Product, the rates with respect to such Licensed Product or Combination Product shall be reduced by [...***...] of the applicable rates specified in Section 6.6.1.

(b) Pending Patents: If, on a country-by-country and Licensed Product-by-Licensed Product basis, there is, at any time during the period within [...***...] years after the date of First Commercial Sale of such Licensed Product in such country, no Valid

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Claim as described in paragraph (a) within the [...***...] in each case which covers the Licensed Product, but there is a pending patent application within the [...***...] in each case with a claim which covers the [...***...] of the Licensed Product which has been pending for more [...***...] years but for less than [...***...] years from the filing date of such patent application (a “Pending Claim”), then, during such time, not to extend beyond [...***...] years from the date of [...***...] of such Licensed Product in the relevant country, GSK will pay [...***...] of the otherwise applicable GSK Patent Royalty rates set forth in Section 6.6.1. In addition, where the only Pending Claim covering the Licensed Product would, if issued, be a [...***...], then the rates shall be reduced to be [...***...] of the otherwise applicable GSK Patent Royalty rates set forth in Section 6.6.1. Notwithstanding any of the foregoing, if the Pending Claim [...***...], then the applicable royalty rate will be, going forward from the time that such [...***...] and not retroactively, and GSK shall pay Regulus, [...***...] Royalty rates as set forth in the table in Section 6.6.1 above (subject to the [...***...] reduction if such Valid Claim qualifying under Section 1.196(a) resulting from the Pending Claim is a [...***...]) and for the duration stated under the “Patent Royalty Term” paragraph (a) above, but if the Pending Claim does not issue within [...***...] years of the date of filing of such patent application, then thereafter, GSK will no longer pay any royalty to Regulus with respect to such Pending Claim under this paragraph (b).

(c) Know-How Royalty: If, on a country-by-country and Licensed Product-by-Licensed Product basis, (i) at any time during the period within [...***...] years after the date of First Commercial Sale of such Licensed Product in such country, the only Valid Claims or Pending Claims within the [...***...] in each case which cover the [...***...] of the Licensed Product, are claims that cover [...***...] a miRNA Compound or a miRNA Therapeutic, or (ii) there [...***...], at any time during the period within [...***...] years after the date of First Commercial Sale of such Licensed Product in such country, Valid Claims or Pending Claims within the [...***...] in each case which covered the [...***...]of the Licensed Product, but such Valid Claims and Pending Claims [...***...], then, during such time described in clauses (i) or (ii), not to extend beyond [...***...] years from the date of First Commercial Sale of such Licensed Product in such country, GSK will pay Regulus a royalty at the rate of [...***...] of the GSK Patent Royalty rates as described in Section 6.6.1 above. For example, but not limitation, if at the time of First Commercial Sale of a Licensed Product in a given country Regulus has a Valid Claim described in paragraph (a) above that has been pending for [...***...] years, then for the first [...***...] years after such First Commercial Sale the royalty rate shall be determined under paragraph (a) above and, if such claim does not issue within such [...***...] year period, then for a period of [...***...] years the royalty rate shall be determined under paragraph (b) above, and for the remaining [...***...] years after such First Commercial Sale, the royalty rate shall be determined under this paragraph (c). In no event shall

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the royalty described in this paragraph (c) be paid for more than [...***...] years after First Commercial Sale of such Licensed Product in the relevant country, and in all cases the royalty shall be subject to paragraphs (d), (e) and (f) below. For the sake of clarity, the [...***...] year period described in this paragraph (c) shall not reduce the period during which royalties are payable pursuant to paragraphs (a) or (b) above, as applicable.

(d) Reduction of Royalty for Competition from Generic Products: If at any time during the Agreement Term any Generic Products enter the market for a Royalty-Bearing Product and during the applicable Calendar Quarter, on a country-by-country and Licensed Product-by-Licensed Product basis, such Generic Products taken in the aggregate have a market share (measured in scripts with the numerator of such fractional share being the Generic Products taken in the aggregate, and the denominator being the total of the Generic Products taken in the aggregate plus the Licensed Products taken in the aggregate, as provided by IMS) in such country of (a) at least [...***...], up to and including [...***...], GSK’s obligation to pay royalties to Regulus on sales of the relevant Royalty-Bearing Products in such market will be reduced on a country-by-country basis to the amount which is [...***...] of the otherwise applicable royalty rate under clauses (a) through (c) of this Section 6.6.2, and (b) greater than [...***...] GSK’s obligation to pay royalties to Regulus on sales of the relevant Products in such market will be reduced on a country-by-country basis to the amount which is [...***...] of the otherwise applicable royalty rate under clauses (a) through (c) of this Section 6.6.2.

(e) For purposes of clarity, no royalty is payable by GSK, its Affiliates or Sublicensees to Regulus, its Affiliates, Sublicensees, successors, assigns or Parent Companies at all under this Section 6.6 with respect to a Royalty-Bearing Product in a country, in the event that neither subsection (a), (b) nor (c) above applies at the time of sale and in the country of sale for such Royalty-Bearing Product.

(f) Limitation on Aggregate Reduction for GSK Royalties. Notwithstanding anything in this Agreement to the contrary, on a Program-by-Program basis, in no event will Regulus receive royalties for Annual Net Sales of Licensed Products by GSK or its Affiliate or Sublicensee, with respect to any Calendar Quarter, less than the sum of [...***...], except where there has been an uncured material breach of the Agreement by Regulus, in which case, the royalty that Regulus will receive shall not be less than the sum of [...***...], and in any case under this subsection (f), the period for which payment of such [...***...] is required shall end when the royalty payment term would have ended under subsection (a), (b) or (c) above, as applicable.

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6.7 Refused Candidate Products, Returned Licensed Products and Reverse Royalty Payments to GSK.

6.7.1 Reverse Royalty. In the event that Regulus or any of its Parent Companies or any of its or their Affiliates or Third Party licensees or Sublicensees Develops and Commercializes any Refused Candidate as a Refused Candidate Product, or any Returned Licensed Product, it shall pay the following royalty payments to GSK, following the First Commercial Sale by Regulus, its Affiliates or Sublicensees, on a country-by-country basis, for Annual Net Sales of all such products within the relevant Program (“Reverse Royalties”) as follows:

(I) Upon Termination [...***...] of a Program due to [...***...]	Reverse Royalty Rate (paid to GSK) US$Million (“m”)

(A) For Refused Candidate Products with respect to such Program, if [...***...] occurs prior to [...***...]	[...***...]

(B) For Returned Licensed Products with respect to such Program, if [...***...] occurs after [...***...]	[...***...]

(II) Upon [...***...] Termination [...***...] of a Program [...***...]	Reverse Royalty Rate (paid to GSK)

(A) For Refused Candidate Products with respect to such Program, if [...***...] occurs [...***...]	[...***...]

(B) For Refused Candidate Products with respect to such Program, if [...***...] occurs [...***...]	[...***...]

(C) For Returned Licensed Products with respect to such Program, if [...***...] occurs after [...***...], but before [...***...].	[...***...]

(D) For Returned Licensed Products with respect to such Program, if [...***...] occurs after [...***...] and after [...***...].	[...***...]

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6.7.2 Commercialization by Regulus’ Affiliates and Sublicensees. Regulus’ obligation to pay the Reverse Royalty to GSK above on Net Sales of Refused Candidate Products or Returned Licensed Products will apply regardless of whether such sales are made by Regulus or by any of its Affiliates, Parent Companies (to the extent that they are selling such Refused Candidate Product or Returned Licensed Product) or Sublicensees, and will continue on a country-by-country and product-by-product basis for the Agreement Term. For purposes of clarity, royalties shall be payable by Regulus to GSK under this Section 6.7, subject to the remainder of this Section 6.7 and Article 12, with respect to sales of any Refused Candidate, Refused Candidate Product or Returned Licensed Product that has obtained Regulatory Approval [...***...] or for the treatment [...***...] Indication to the same extent as would be payable with respect to Net Sales of a Refused Candidate Product or Returned Licensed Product that has obtained Regulatory Approval for the treatment [...***...] Indication hereunder, provided, that, in no event shall Regulus be obligated to pay royalties more than once with respect to the same unit of such Refused Candidate, Refused Candidate Product or Returned Licensed Product, as applicable.

6.7.3 Limitation on Reverse Royalties. The Reverse Royalties payable under Section 6.7.1(I)(B), (II)(B) and (II)(C) above with respect to any Refused Candidate Product or Returned Licensed Product shall be payable by Regulus to GSK up to, and in no event in excess of, an amount equal to [...***...] which such Refused Candidate Product or Returned Licensed Product was subject [...***...], (b) any [...***...] activities conducted by Regulus under such Program, (c) any [...***...] with respect to Licensed Products arising from such Program and Commercialized by GSK [...***...], plus (d) any [...***...] attributable to such Program. Within [...***...] days after the date on which Regulus obtains rights to the Refused Candidate Product or Returned Licensed Product with respect to a Program pursuant to this Agreement, GSK shall provide to Regulus a written notice [...***...]. For purposes of clarity, the Reverse Royalties payable under Section 6.7.1(II)(D) above shall not be subject to the foregoing limitation.

6.8 Fundamental and Program Specific Intellectual Property.

6.8.1 Fundamental IP. Regulus will be solely responsible for paying its Total License Pass-Through Costs for any Regulus Technology (a) owned by Regulus or its Affiliates or any of the Parent Companies as of the Effective Date, (b) invented by any of the Parent Companies during the Agreement Term, or (c) [...***...] as of the Effective Date or during the Agreement Term as [...***...] for the use or exploitation of miRNA Antagonist technology generally as contemplated under the Program(s) during the Collaboration Term, and which is not [...***...] hereunder (the foregoing clauses (a), (b) and (c), collectively, the “Fundamental IP”).

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6.8.2 Program-Specific Technology. The Parties shall [...***...] all [...***...] incurred after the Effective Date and included within [...***...] for any [...***...] as of the Effective Date or during the Agreement Term to the extent such [...***...] (a) pertains [...***...], or (b) relates to [...***...] (clauses (a) and (b), collectively, the “Program-Specific Technology”; provided, however, that any of the same under clauses (a) or (b) would instead be Fundamental IP if the terms and conditions of Section 6.8.1 are met for any such intellectual property), which GSK agrees (such agreement not to be unreasonably withheld, conditioned or delayed) is [...***...] under a Program hereunder. By way of illustration but not limitation, the Parties agree that the [...***...] Controlled by Regulus as of the Effective Date (which Patent Rights are set forth on [...***...]) will be deemed Program-Specific Technology. Any [...***...] described herein which apply to a Program(s) as well as other activities shall be reasonably allocated to the relevant Program. Notwithstanding the foregoing, Regulus will be [...***...] for paying all [...***...] owed to the relevant Third Party licensors pursuant to the [...***...] . GSK [...***...] of such amounts within [...***...] days after GSK’s [...***...] from Regulus therefor.

6.8.3 Reduction by GSK for Third Party Licenses. If GSK reasonably determines that it needs to obtain one or more licenses from one or more Third Parties (other than any license described in the paragraphs in this Section 6.8 above) to Develop, Manufacture or Commercialize any Option Compound or related Licensed Product, GSK may obtain such license [...***...] (a) [...***...] of such license reasonably in advance of entering into such license, to enable [...***...] on such license terms, and (b) considering in good faith [...***...] with respect thereto. GSK may then obtain such license, which shall be deemed included in GSK Technology hereunder, and may offset [...***...] of GSK’s Third Party License Pass-Through Costs associated with acquiring such Third Party license(s) against any [...***...] due to Regulus; provided, that in no event will Regulus receive, with respect to any Calendar Quarter, less than [...***...] . GSK shall have the right to carry forward and apply in future Calendar Quarters or years any such unused offset to which GSK is entitled in the event that such [...***...] would be exceeded, until [...***...] of offset or deduction to which GSK is entitled is fully satisfied. Notwithstanding any of the foregoing, GSK may, without having to comply with clause (a) or (b) above, unilaterally decide to include as GSK Technology any Third Party license(s) for [...***...], provided, however, that GSK shall not have the right to offset against any [...***...] due to Regulus hereunder any Third Party License Pass-Through Costs associated with acquiring any such Third Party license(s) (it being understood that if Regulus agrees in advance, as set forth in the first sentence of this Section 6.8.3, that GSK should obtain such Third Party license(s) for [...***...] and implement such intellectual property rights into GSK’s Development, Manufacture and/or Commercialization activities with respect to Option Compounds or related Licensed Products hereunder, then GSK

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shall have the right to offset against [...***...] due to Regulus any such Third Party License Pass-Through Costs).

6.9 Payments.

6.9.1 Commencement. Beginning with the Calendar Quarter in which the First Commercial Sale for an applicable Licensed Product is made and for each Calendar Quarter thereafter, royalty payments shall be made by the Commercializing Party to the other Party under this Agreement within [...***...] days following the end of each such Calendar Quarter. Each royalty payment shall be accompanied by a report, summarizing Net Sales for the applicable Licensed Product during the relevant Calendar Quarter and the calculation of royalties, if any, due thereon. Notwithstanding the foregoing, in the event that no royalties are payable in respect of a given Calendar Quarter, the Payor shall submit a royalty report so indicating.

6.9.2 Mode of Payment. All payments under this Agreement shall be payable, in full, in U.S. dollars, regardless of the country(ies) in which sales are made. For the purposes of computing Net Sales of Licensed Products sold in a currency other than U.S. dollars, such currency shall be converted into U.S. dollars as calculated at the [...***...] for the pertinent quarter or year to date, as the case may be, as used by the Payor in producing its quarterly and annual accounts. Such payments shall be without deduction of exchange, collection or other charges.

6.9.3 Records Retention. Commencing with the First Commercial Sale of a Licensed Product, the Payor shall keep complete and accurate records pertaining to the sale of such Licensed Products, for a period of [...***...] calendar years after the year in which such sales occurred, and in sufficient detail to permit the Payee to confirm the accuracy of the Net Sales or royalties paid by the Payor hereunder.

6.10 Audits. During the term of this Agreement and for a period of [...***...] years thereafter, at the request and expense of the Payee, the Payor shall permit an independent, certified public accountant of nationally recognized standing appointed by the Payee, and reasonably acceptable to the Payor, at reasonable times and upon reasonable notice, but in no case more than once per calendar year thereafter, to examine such records as may be necessary for the sole purpose of verifying the calculation and reporting of Net Sales and the correctness of any royalty payment and [...***...] made under this Agreement for any period within the preceding [...***...] years. The independent, certified public accountant shall disclose to the Payee only the royalty and, if applicable, [...***...] amounts which the independent auditor believes to be due and payable hereunder to the Payee and shall disclose no other information revealed in such audit. Regulus shall also have the right to have audited, in accordance with this Section 6.10, the relevant books and records of GSK as may be necessary for the sole purpose of verifying the

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amount of (a) [...***...] GSK shall also have the right to have audited, in accordance with this Section 6.10, the relevant books and records of [...***...] Any and all records of the audited Party examined by such independent accountant shall be deemed such audited Party’s Confidential Information which may not be disclosed by said independent, certified public accountant to any [...***...] or (except for the information expressly sought to be confirmed by the auditing Party as set forth in this Section 6.10) to the auditing Party. If, as a result of any inspection of the books and records of the audited Party, it is shown that (x) the audited Party’s payments under this Agreement were less than the royalty or, if applicable, milestone amount which should have been paid, then such audited Party shall make all payments required to be made, or (y) the amount paid to [...***...] by the audited Party as pass-through costs is less than the amount for which reimbursement was requested from the auditing Party to cover such pass-through costs, then the audited Party shall pay the auditing Party the difference between such amounts, to eliminate any discrepancy revealed by said inspection within [...***...] days and shall be entitled to a credit with respect to any overpayment made by such audited Party. The auditing Party shall pay for such audits, except that in the event that the royalty and, if applicable, [...***...] made by the audited Party were less than [...***...] of the undisputed amounts (or the amount requested to be reimbursed by the auditing Party, with respect to pass-through costs) that should have been paid during the period in question, the audited Party shall pay the reasonable costs of the audit.

6.11 Taxes.

6.11.1 Sales or Other Transfers. The recipient of any transfer under this Agreement of Regulus Technology, GSK Technology, Confidential Information, Collaboration Compounds, Licensed Products (including Returned Licensed Products), as the case may be, shall be solely responsible for any sales, use, value added, excise or other taxes applicable to such transfer.

6.11.2 Withholding Tax. The Parties acknowledge and agree that, under applicable laws in effect as of the Effective Date, [...***...] from [...***...] under this Agreement. Consequently, GSK agrees [...***...] . Any tax paid or required to be withheld by GSK for the benefit of Regulus on account of any royalties or other payments (other than the upfront payment) payable to Regulus under this Agreement shall be deducted from the amount of royalties or other payments otherwise due. GSK shall secure and send to Regulus proof of any such taxes withheld and paid by GSK for the benefit of Regulus, and shall, at Regulus’ request, provide reasonable assistance to Regulus in recovering such taxes. Regulus warrants that Regulus is limited liability company as of the Effective Date and, prior to the payment of royalties by GSK hereunder, shall be a resident for tax purposes in the US and that, as of such

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time, Regulus shall be [...***...]. Regulus shall notify GSK immediately in writing in the event that Regulus ceases to be [...***...]. Pending receipt of formal certification from the UK Inland Revenue, GSK may pay royalty income and any other payments (other than the upfront payment) under this Agreement to Regulus by deducting tax at the applicable rate specified in the double tax treaty between the UK and US. Regulus agrees to indemnify and hold harmless GSK against any loss, damage, expense or liability arising in any way from a breach of the above warranties [...***...] or other similar body alleging that GSK was [...***...], except that Regulus’ indemnification obligation under this Section 6.11.2 shall not apply to GSK’s payment of the [...***...]. GSK shall indemnify and hold harmless Regulus and its Parent Companies against any loss, damage, expense or liability arising in any way from a claim [...***...].

ARTICLE 7

EXCLUSIVITY

7.1 Exclusivity Binding on Both Parties. Except as set forth in Section 7.3 below or in Article 12, during the Agreement Term, neither Party nor its Affiliates, nor any of Regulus’ Parent Companies, will work with (or for the benefit of or grant any license to) any Third Party or independently outside this Agreement to [...***...] that is [...***...] any Collaboration Target hereunder.

7.2 Additional Regulus Exclusivity Obligations. Except as set forth in Section 7.3 below or in Article 12, during the Research Collaboration Term for each Program, neither Regulus nor its Affiliates will work with (or for the benefit of or grant any license to) any Third Party or independently outside of this Agreement to [...***...] any [...***...] any Collaboration Target hereunder.

7.3 Exclusions.

7.3.1 [...***...] For purposes of clarity, the foregoing covenants in Sections 7.1 and 7.2 shall not apply to either Party, each Party’s Affiliates or Regulus’ Parent Companies with respect to any [...***...] in accordance with the provisions of Section [...***...].

7.3.2 Refused Candidates; Refused Candidate Products; Returned Licensed Products. In addition, in no event shall the covenants in Sections 7.1 and 7.2 apply to bind or restrict Regulus, its Affiliates or Parent Companies with respect to any Blocked Target, Refused Candidate, Refused Candidate Product or Returned Licensed Product.

7.3.3 Permitted Uses by Parent Companies. Notwithstanding any of the foregoing, (a) each Parent Company shall have the right to grant Permitted Licenses as contemplated under the Regulus License Agreement and as defined herein (it being understood

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that the exception set forth in this clause (a) to the Parent Company’s exclusivity obligations under Section 7.1 shall not apply with respect to a right granted to a Third Party if such right does not satisfy the definition of “Permitted License” under this Agreement at the time in question), (b) Alnylam shall have the right to perform its own internal Research in the Alnylam Field (each as defined in the Regulus License Agreement), and (c) Isis shall have the right to perform its own internal Research in the Isis Field (as defined in the Regulus License Agreement).

ARTICLE 8

OWNERSHIP OF INTELLECTUAL PROPERTY AND PATENT PROSECUTION

8.1 Ownership.

8.1.1 Regulus Technology and GSK Technology. As between the Parties, Regulus shall own and retain all of its rights, title and interest in and to the Regulus Know-How and Regulus Patents and GSK shall own and retain all of its rights, title and interest in and to the GSK Know-How and GSK Patents, subject to any rights or licenses expressly granted by one Party to the other Party under this Agreement.

8.1.2 Collaboration Technology. As between the Parties, GSK shall be the sole owner of any Collaboration Know-How discovered, developed, invented or created solely by or on behalf of GSK and/or its Affiliates (“GSK Collaboration Know-How”) and any Patent Rights that claim or cover GSK Collaboration Know-How (“GSK Collaboration Patents” and, together with the GSK Collaboration Know-How, the “GSK Collaboration Technology”), and shall retain all of its rights, title and interest thereto, subject to any rights or licenses expressly granted by GSK to Regulus under this Agreement. As between the Parties, Regulus shall be the sole owner of any Collaboration Know-How discovered, developed, invented or created solely by or on behalf of Regulus and/or its Affiliates (“Regulus Collaboration Know-How”) and any Patent Rights that claim or cover Regulus Collaboration Know-How (“Regulus Collaboration Patents” and, together with the Regulus Collaboration Know-How, the “Regulus Collaboration Technology”), and shall retain all of its rights, title and interest thereto, subject to any rights or licenses expressly granted by Regulus to GSK under this Agreement. Any Collaboration Know-How that is discovered, developed, invented or created jointly by or on behalf of a Party or its Affiliates, on the one hand, and the other Party or such other Party’s Affiliates, on the other hand (“Jointly-Owned Collaboration Know-How”), and any Patent Rights that claim or cover such Jointly-Owned Collaboration Know-How (“Jointly-Owned Collaboration Patents” and together with the Jointly-Owned Collaboration Know-How, the “Jointly-Owned Collaboration Technology”), shall be owned jointly by GSK and Regulus on an equal and undivided basis,

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including all rights, title and interest thereto, subject to any rights or licenses expressly granted by one Party to the other Party under this Agreement. Except as expressly provided in this Agreement, neither Party shall have any obligation to account to the other for profits with respect to, or to obtain any consent of the other Party to license or exploit, Jointly-Owned Collaboration Technology, by reason of joint ownership thereof, and each Party hereby waives any right it may have under the laws of any jurisdiction to require any such consent or accounting. Each Party shall promptly disclose to the other Party in writing, and shall cause its Affiliates to so disclose, the discovery, development, invention or creation of any Jointly-Owned Collaboration Technology.

8.1.3 Determining Inventorship. The determination of inventorship shall be made in accordance with United States patent laws. The Joint Patent Subcommittee shall discuss all matters pertaining to the determination of inventorship and, in case of a dispute in the Joint Patent Subcommittee (or otherwise between Regulus and GSK) over inventorship and, as a result, whether (i) any particular Collaboration Technology is solely owned by one Party or the other or jointly owned by both Parties or (ii) whether any particular Know-How is Regulus Know-How, GSK Know-How or Collaboration Know-How, such dispute shall be resolved by independent patent counsel not regularly employed in the past two (2) years by either Party and reasonably acceptable to both Parties to resolve such dispute. The decision of such independent patent counsel shall be binding on the Parties with respect to the issue of inventorship. Expenses of such patent counsel shall be shared equally by the Parties.

8.2 Prosecution and Maintenance of Patents.

8.2.1 Patent Filings. The Party responsible for Prosecution and Maintenance of any Collaboration Patents as set forth in Sections 8.2.2 and 8.2.3 shall use Diligent Efforts to obtain patent protection for Collaboration Compounds and Licensed Products, if and as applicable, using counsel of its own choice but reasonably acceptable to the other Party (provided, that GSK acknowledges and agrees that it has been advised of Regulus’ patent counsel as of the Effective Date and that such patent counsel is reasonably acceptable to GSK), in the Major Countries and such other countries as the responsible Party shall see fit. If subsequent to the Effective Date, GSK determines that such patent counsel is not satisfactory, GSK will raise such concerns with the Joint Patent Subcommittee and GSK may request that such patent counsel be changed, such request shall not be unreasonably refused by Regulus.

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8.2.2 Regulus Patents and GSK Patents.

(a) Regulus shall control and be responsible for all aspects of the Prosecution and Maintenance of all Regulus Patents and all Regulus Collaboration Patents, subject to Section 8.2.4.

(b) GSK shall control and be responsible for all aspects of the Prosecution and Maintenance of all GSK Patents and all GSK Collaboration Patents, subject to Section 8.2.4.

8.2.3 Jointly-Owned Collaboration Patents. The strategy for Prosecution and Maintenance of all Jointly-Owned Collaboration Patents shall be discussed by GSK and Regulus through the Joint Patent Subcommittee. Subject to Section 8.2.4, GSK shall have the first right to control and be responsible for the Prosecution and Maintenance of all Jointly-Owned Collaboration Patents, unless Regulus has obtained the licenses under Sections 5.1.2 or 5.1.3 with respect to the Program to which such Jointly-Owned Collaboration Patent primarily relates, in which event Regulus shall have the first right to control and be responsible for the Prosecution and Maintenance of such Jointly-Owned Collaboration Patents.

8.2.4 Other Matters Pertaining to Prosecution and Maintenance of Patents.

(a) Subject to Third Party and Parent-Originated Rights and Obligations, each Party shall keep the other Party informed through the Joint Patent Subcommittee as to material developments with respect to the Prosecution and Maintenance of such Collaboration Patents, Regulus Patents or GSK Patents for which such Party has responsibility for Prosecution and Maintenance pursuant to Sections 8.2.2, 8.2.3 or this Section 8.2.4, including without limitation, by providing copies of material data as it arises, any office actions or office action response or other correspondence that such Party provides to or receives from any patent office, including notice of all interferences, reissues, re-examinations, oppositions or requests for patent term extensions, and all patent related filings, and by providing the other Party the timely opportunity to have reasonable input into the strategic aspects of such Prosecution and Maintenance.

(b) If, during the Agreement Term, GSK intends to allow any GSK Patent or any Collaboration Patent with respect to which GSK is responsible for Prosecution and Maintenance to lapse or become abandoned without having first filed a continuation or substitution and such GSK Patent or Collaboration Patent primarily relates to any Refused Candidate, Refused Candidate Product or Returned Licensed Product, GSK shall notify Regulus of such intention at least [...***...] days prior to the date upon which such Patent Right shall lapse or

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become abandoned, and Regulus shall thereupon have the right, but not the obligation, to assume responsibility for the Prosecution and Maintenance thereof at its own expense (subject to Section 8.3.1) with counsel of its own choice.

(c) If, during the Agreement Term, Regulus intends to allow any Regulus Patent or any Collaboration Patent with respect to which Regulus is responsible for Prosecution and Maintenance to lapse or become abandoned without having first filed a continuation or substitution, then, if GSK has exercised, or has not yet exercised but retains the right to exercise, its Program Option with respect to the Program to which such Regulus Patent or Collaboration Patent primarily relates (other than any Refused Candidate, Refused Candidate Product or Returned Licensed Product), Regulus shall notify GSK of such intention at least [...***...] days prior to the date upon which such Patent Right shall lapse or become abandoned, and GSK shall thereupon have the right, but not the obligation, to assume responsibility for the Prosecution and Maintenance thereof [...***...] (subject to Section 8.3.1) with counsel of its own choice.

(d) The Parties, through the Joint Patent Subcommittee, will cooperate in good faith to determine if and when any divisional applications shall be filed with respect to any Collaboration Patents or Regulus Patents, and where a divisional patent application filing would be practical and reasonable, then such a divisional filing shall be made and (i) GSK shall have the first right to control the Prosecution and Maintenance of such claims within Collaboration Patents or Regulus Patents which solely cover Collaboration Compounds with respect to a Program after exercise of a Program Option by GSK, or (ii) Regulus shall have the first right to control the Prosecution and Maintenance of such claims within Collaboration Patents or Regulus Patents which solely cover Refused Candidates, Refused Candidate Products or Returned Licensed Products. If the Party responsible for Prosecution and Maintenance pursuant to this Section 8.2.4(d) is an owner or co-owner of such Collaboration Patent or Regulus Patent, the other Party shall have the step-in right described in clauses 8.2.4(b) or (c), as applicable. If the Party responsible for Prosecution and Maintenance pursuant to this Section 8.2.4(d) is neither an owner nor co-owner of such Collaboration Patent or Regulus Patent and if such Party intends to allow such Collaboration Patent to lapse or become abandoned without having first filed a continuation or substitution, then such Party shall notify the other Party of such intention at least [...***...] days prior to the date upon which such Patent Right shall lapse or become abandoned, and such other Party shall thereupon have the right, but not the obligation, to assume responsibility for the Prosecution and Maintenance thereof [...***...] (subject to Section 8.3.1) with counsel of its own choice.

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(e) In addition, the Parties shall consult, through the Joint Patent Subcommittee, and take into consideration the comments of the other Party for all matters relating to interferences, reissues, re-examinations and oppositions with respect to those Patent Rights in which such other Party has an ownership interest, is licensed or sublicensed thereunder or may in the future, in accordance with this Agreement, obtain a license or sublicense thereunder.

8.3 Patent Costs.

8.3.1 Jointly-Owned Collaboration Patents. Regulus and GSK shall [...***...] the Patent Costs associated with the Prosecution and Maintenance of Jointly-Owned Collaboration Patents, unless the Parties otherwise agree; provided, that either Party may decline to pay its [...***...] for filing, prosecuting and maintaining any Jointly-Owned Collaboration Patents in a particular country or particular countries, in which case the declining Party shall, and shall cause its Affiliates to, assign to the other Party (or, if such assignment is not possible, grant a fully-paid exclusive license in) all of their rights, titles and interests in and to such Jointly-Owned Collaboration Patents.

8.3.2 Regulus Patents and GSK Patents. Except as set forth in Sections 8.2.4 and 8.3.1, each Party shall be responsible [...***...] incurred by such Party prior to and after the Effective Date in all countries in the Territory in the Prosecution and Maintenance of Patent Rights for which such Party is responsible under Section 8.2.

8.4 Defense of Claims Brought by Third Parties.

8.4.1 Prior to Exercise of Program Option. If a Third Party initiates a Proceeding claiming that any Patent Right or Know-How owned by or licensed to such Third Party is infringed by the Development, Manufacture or Commercialization of any Collaboration Compound (and related Licensed Products) being Developed under a Program with respect to which GSK has not yet exercised its Program Option (except for any Refused Candidate, Refused Candidate Product or Returned Licensed Product, which shall be subject to Section 8.4.3), Regulus shall have the first right, but not the obligation, to defend against such Proceeding at its sole cost and expense. In the event Regulus elects to defend against such Proceeding, Regulus shall have the sole right to direct the defense and to elect whether to settle such claim (but only with the prior written consent of GSK, not to be unreasonably withheld). In the event that Regulus elects not to defend against such Proceeding within [...***...] days after it first received written notice of the actual initiation of such Proceeding, GSK shall have the right, but not the obligation, to defend against such Proceeding at its sole cost and expense, which right GSK may exercise by providing Regulus with a written notice thereof within [...***...] days after

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GSK’s receipt of Regulus’ notice of its election not to defend such Proceeding. After such exercise, GSK shall have the right to direct the defense of such Proceeding, including, without limitation the right to settle such claim (but only with the prior written consent of Regulus, not to be unreasonably withheld). In any event, the Party not defending such Proceeding shall reasonably assist the Party defending such Proceeding and cooperate in any such litigation at the request and expense of the Party defending such Proceeding. Each Party may at its own expense and with its own counsel join any defense directed by the other Party. Each Party shall provide the other Party with prompt written notice of the commencement of any such Proceeding, or of any allegation of infringement of which such Party becomes aware, and shall promptly furnish the other Party with a copy of each communication relating to the alleged infringement that is received by such Party. Notwithstanding any of the above, in the event that one of the Parent Companies brings a claim against GSK, GSK shall have the sole right to control the defense of any such claim at its sole cost.

8.4.2 Following Exercise of Program Option. If a Third Party initiates a Proceeding claiming that any Patent Right or Know-How owned by or licensed to such Third Party is infringed by the Development, Manufacture or Commercialization of any Collaboration Compound (and related Licensed Products) being Developed or Commercialized under a Program with respect to which GSK has exercised its Program Option (except for a Refused Candidate, Refused Candidate Product or Returned Licensed Product, which shall be subject to Section 8.4.3), GSK shall have the first right, but not the obligation, to defend against any such Proceeding at its sole cost and expense. In the event GSK elects to defend against such Proceeding, GSK shall have the sole right to direct the defense and to elect whether to settle such claim (but only with the prior written consent of Regulus, not to be unreasonably withheld). In the event that GSK elects not to defend against a particular proceeding, then it shall so notify Regulus in writing within [...***...] days after it first received written notice of the actual initiation of such Proceeding and, during such sixty-day period, shall take such reasonable measures as may be necessary to preserve Regulus’ legal right to defend against such Proceeding. In such event, Regulus shall have the right, but not the obligation, to defend against such Proceeding at its sole cost and expense and thereafter shall have the sole right to direct the defense thereof, including, without limitation the right to settle such claim (but only with the prior written consent of GSK, not to be unreasonably withheld). In any event, the Party not defending such Proceeding shall reasonably assist the Party defending such Proceeding and cooperate in any such litigation at the request and expense of the Party defending such Proceeding. Each Party may at its own expense and with its own counsel join any defense directed by the other Party. Each Party shall provide the other Party with prompt written notice of the commencement of any

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such Proceeding, or of any allegation of infringement of which such Party becomes aware, and shall promptly furnish the other Party with a copy of each communication relating to the alleged infringement that is received by such Party.

8.4.3 Refused Candidates, Refused Candidate Products and Returned Licensed Products. If a Third Party initiates a Proceeding claiming that any Patent Right or Know-How owned by or licensed to such Third Party is infringed by the Development, Manufacture or Commercialization of any Refused Candidate, Refused Candidate Product or Returned Licensed Product, Regulus shall have the sole and exclusive right, but not the obligation, to defend against and settle such Proceeding at its sole cost and expense. In any event, GSK shall reasonably assist Regulus in defending such Proceeding and cooperate in any such litigation at the request and expense of Regulus. Each Party may at its own expense and with its own counsel join any defense directed by the other Party. GSK shall provide Regulus with prompt written notice of the commencement of any such Proceeding, or of any allegation of infringement of which GSK becomes aware, and shall promptly furnish Regulus with a copy of each communication relating to the alleged infringement that is received by GSK.

8.4.4 Interplay between Enforcement of IP and Defense of Third Party Claims. Notwithstanding the provisions of Section 8.4.1 through 8.4.3, to the extent that any action would involve the enforcement of the other Party’s Know-How or Patent Rights, or the defense of an invalidity claim with respect to such other Party’s Know-How or Patent Rights, the general concepts of Section 8.5 will apply to the enforcement of such other Party’s Know-How or Patent Rights or the defense of such invalidity claim (i.e., each Party has the right to enforce its own intellectual property, except that the relevant Commercializing Party will have the initial right, to the extent provided in Section 8.5, to enforce such Know-How or Patent Rights or defend such invalidity claim, and the other Party will have a step-in right, to the extent provided in Section 8.5, to enforce such Know-How or Patent Rights or defend such invalidity claim).

8.5 Enforcement of Patents against Competitive Infringement.

8.5.1 Duty to Notify of Competitive Infringement. If either Party learns of an infringement, unauthorized use, misappropriation or threatened infringement by a Third Party with respect to any Regulus Collaboration Technology, Jointly-Owned Collaboration Technology, Regulus Technology or, solely for purposes of Section 8.5.4, GSK Technology or GSK Collaboration Technology, by reason of the Development, Manufacture, use or Commercialization of a product that contains or consists of a miRNA Compound as an active ingredient that is substantially identical in structure, sequence or composition to a miRNA Compound in any Collaboration Compound or Licensed Product (including Refused Candidates,

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Refused Candidate Products or Returned Licensed Products, which are subject to Section 8.5.4) in the Field within the Territory (“Competitive Infringement”), such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such Competitive Infringement.

8.5.2 Prior to Exercise of Program Option. For any Competitive Infringement with respect to a Collaboration Compound (and any related Licensed Product) (except for any Refused Candidate, Refused Candidate Product or Returned Licensed Product, which shall be subject to Section 8.5.4) that occurs after the Effective Date but prior to Program Option exercise in reference to the Program under which such Collaboration Compound is being Developed, Regulus shall have the first right, but not the obligation, to institute, prosecute, and control a Proceeding (including, without limitation, with respect to any defense or counterclaim brought in connection therewith that the Regulus Patents or Regulus Collaboration Patents are invalid or unenforceable), by counsel of its own choice, and GSK shall have the right to be represented in that action by counsel of its own choice at its own expense, however, Regulus shall have the right to control such litigation, irrespective of whether GSK is represented by counsel of its own choice. Notwithstanding the foregoing, GSK shall have the first right, but not the obligation, to institute, prosecute, and control a Proceeding (including, without limitation, with respect to any defense or counterclaim brought in connection therewith) in which the only claims are that Jointly-Owned Collaboration Patents are invalid or unenforceable, by counsel of its own choice, and Regulus shall have the right to be represented in that action by counsel of its own choice at its own expense, however, GSK shall have the right to control such litigation, irrespective of whether Regulus is represented by counsel of its own choice. If Regulus fails to initiate a Proceeding (other than a Proceeding described in the second (2nd) sentence of this Section 8.5.2) within a period of [...***...] days after receipt of written notice from GSK or within a period of [...***...] days after the date Regulus first becomes aware of such Competitive Infringement (subject to a [...***...] day extension to conclude negotiations, if Regulus has commenced good faith negotiations with an alleged infringer for elimination of such Competitive Infringement within such [...***...] day period) and, within such [...***...] day or extended period, GSK has exercised its Program Option with respect to the relevant Program, then GSK shall have the right, but not the obligation, to initiate and control a Proceeding with respect to such Competitive Infringement by counsel of its own choice, and Regulus shall have the right to be represented in any such action by counsel of its own choice at its own expense. If GSK fails to initiate a Proceeding for Jointly-Owned Collaboration Patents, as provided in the second (2nd) sentence of this Section 8.5.2, within a period of [...***...] days after receipt of written notice from Regulus or within a period of [...***...] days after the date GSK first becomes aware of such Competitive Infringement (subject to a [...***...] day

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extension to conclude negotiations, if GSK has commenced good faith negotiations with an alleged infringer for elimination of such Competitive Infringement within such [...***...] day period), then Regulus shall have the right, but not the obligation, to initiate and control a Proceeding with respect to such Competitive Infringement by counsel of its own choice, and GSK shall have the right to be represented in any such action by counsel of its own choice at its own expense.

8.5.3 Following Exercise of Program Option. For any Competitive Infringement with respect to any Option Compound (and any related Licensed Product) (except for any Refused Candidate, Refused Candidate Product or Returned Licensed Product, which shall be subject to Section 8.5.4) that occurs after GSK’s exercise of a Program Option in reference to the Program under which such Option Compounds were Developed, GSK shall have the first right, but not the obligation, to institute, prosecute, and control a Proceeding with respect thereto (including, without limitation, with respect to any defense or counterclaim brought in connection therewith that the Regulus Patents, Regulus Collaboration Patents or Jointly-Owned Collaboration Patents are invalid or unenforceable) by counsel of its own choice at its own expense, and Regulus shall have the right, at its own expense, to be represented in that action by counsel of its own choice, however, GSK shall have the right to control such litigation, irrespective of whether Regulus is represented by counsel of its own choice. If GSK fails to initiate a Proceeding within a period of [...***...] days after receipt of written notice of such Competitive Infringement (subject to a [...***...] day extension to conclude negotiations, if GSK has commenced good faith negotiations with an alleged infringer for elimination of such Competitive Infringement within such [...***...] day period), Regulus shall have the right to initiate and control a Proceeding with respect to such Competitive Infringement by counsel of its own choice, and GSK shall have the right to be represented in any such action by counsel of its own choice at its own expense.

8.5.4 Refused Candidates, Refused Candidate Products and Returned Licensed Products.

(a) For any Competitive Infringement of any Regulus Technology, Regulus Collaboration Technology or Jointly-Owned Collaboration Technology with respect to a Refused Candidate, Refused Candidate Product or Returned Licensed Product, Regulus shall have the sole and exclusive right, but not the obligation, to institute, prosecute, and control a Proceeding with respect thereto (including, without limitation, with respect to any defense or counterclaim brought in connection therewith the Regulus Patents, Regulus Collaboration

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Patents or Jointly-Owned Collaboration Patents are invalid or unenforceable), by counsel of its own choice at its own expense.

(b) For any Competitive Infringement of any GSK Technology or GSK Collaboration Technology with respect to a Refused Candidate, Refused Candidate Product or Returned Licensed Product, GSK shall have the first right, but not the obligation, to institute, prosecute, and control a Proceeding with respect thereto (including, without limitation, with respect to any defense or counterclaim brought in connection therewith the GSK Technology or GSK Collaboration Technology are invalid or unenforceable), by counsel of its own choice at its own expense, and Regulus shall have the right to be represented in that action by counsel of its own choice at its own expense. If GSK fails to initiate a Proceeding within a period of [...***...] days after receipt of written notice of such Competitive Infringement (subject to a [...***...] day extension to conclude negotiations, if GSK has commenced good faith negotiations with an alleged infringer for elimination of such Competitive Infringement within such [...***...] day period) Regulus shall have the right, but not the obligation, to initiate and control a Proceeding by counsel of its own choice, and GSK shall have the right to be represented in any such action by counsel of its own choice at its own expense.

8.5.5 Joinder.

(a) If one Party initiates a Proceeding in accordance with this Section 8.5, the other Party agrees to be joined as a party plaintiff where necessary and to give the first Party reasonable assistance and authority to file and prosecute the Proceeding. Subject to Section 8.5.6, the costs and expenses of the Party initiating the Proceeding under this Section 8.5(a), and the costs and expenses of the other Party incurred pursuant to this Section 8.5.5(a), shall be borne by the Party initiating such Proceeding.

(b) If one Party initiates a Proceeding in accordance with this Section 8.5, the other Party may join such Proceeding as a party plaintiff where necessary for such other Party to seek lost profits with respect to such infringement.

8.5.6 Share of Recoveries. Any damages or other monetary awards recovered with respect to a Proceeding brought pursuant to this Section 8.5 shall be shared as follows: (i) the amount of such recovery shall first be applied to the Parties’ reasonable out-of-pocket costs incurred in connection with such Proceeding (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses); and then (ii) any remaining proceeds shall be allocated between the Parties as follows: (A) if Regulus initiates the Proceeding pursuant to Sections 8.5.2, 8.5.3 or 8.5.4(a), [...***...]; (B) if GSK initiates the Proceeding pursuant to Sections 8.5.2 (except as described in the second (2nd) sentence thereof) or 8.5.4(b), [...***...]; (C) if GSK

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initiates the Proceeding pursuant to Sections 8.5.2 (as described in the second (2nd) sentence thereof) or 8.5.3, [...***...], and [...***...] on such amount in accordance with [...***...]; and (D) if Regulus initiates the Proceeding pursuant to Section 8.5.4(b), such remaining proceeds [...***...], with [...***...] on such amount in accordance with [...***...] 7 and [...***...] receiving the remainder.

8.5.7 Settlement. A settlement, consent judgment or other voluntary final disposition of a suit under this Section 8.5 may not be entered into without the consent of the Party not bringing the suit if such suit relates to those Patent Rights in which such Party not bringing the suit has an ownership interest, is licensed or sublicensed thereunder or may in the future, in accordance with this Agreement, obtain a license or sublicense thereunder.

8.5.8 35 USC 271(e)(2) Infringement. Notwithstanding anything to the contrary in this Section 8.5, for a Competitive Infringement under 35 USC 271(e)(2) the time periods set forth in Sections 8.5.2, 8.5.3 and 8.5.4(b) during which a Party shall have the initial right to bring a Proceeding shall be shortened to a total of twenty-five (25) days, so that, to the extent the other Party has the right, pursuant to such Sections, to initiate a Proceeding if the first Party does not initiate a Proceeding, such other Party shall have such right if the first Party does not initiate a Proceeding within twenty-five (25) days after such first Party’s receipt of written notice of such Competitive Infringement.

8.6 Other Infringement.

8.6.1 Jointly-Owned Collaboration Patents. With respect to the infringement of a Jointly-Owned Collaboration Patent which is not a Competitive Infringement, the Parties shall cooperate in good faith to bring suit together against such infringing party or the Parties may decide to permit one Party to bring suit solely. Any damages or other monetary awards recovered with respect to a Proceeding brought pursuant to this Section 8.6.1 shall be shared as follows: (i) the amount of such recovery shall first be applied to the Parties’ reasonable out-of-pocket costs incurred in connection with such Proceeding (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses); and then (ii) (A) if the Parties jointly initiated a Proceeding pursuant to this Section 8.6.1, each Party shall retain or receive [...***...]; and (B) if only one Party initiates the Proceeding pursuant to Section 8.6.1, such Party shall [...***...] .

8.6.2 Patents Solely-Owned by Regulus. Regulus shall retain all rights to pursue an infringement of any Patent Right solely owned by Regulus which is other than a Competitive Infringement and Regulus shall retain all recoveries with respect thereto.

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8.6.3 Patents Solely-Owned by GSK. GSK shall retain all rights to pursue an infringement of any Patent Right solely owned by GSK which is other than a Competitive Infringement and GSK shall retain all recoveries with respect thereto.

8.7 Patent Listing.

8.7.1 GSK’s Obligations. To the extent required or permitted by law, GSK will use Diligent Efforts to promptly, accurately and completely list, with the applicable Regulatory Authorities during the Agreement Term, all applicable Patent Rights for any Licensed Product being Developed by GSK hereunder that GSK intends to, or has begun to Commercialize, and that have become the subject of an NDA submitted to any applicable Regulatory Authority, such listings to include all so-called “Orange Book” listings required under the Hatch-Waxman Act and all so called “Patent Register” listings as required in Canada. Prior to such listings, the Parties will meet, through the Joint Patent Subcommittee, to evaluate and identify all applicable Patent Rights, and GSK shall have the right to review, where reasonable, original records relating to any invention for which Patent Rights are being considered by the Joint Patent Subcommittee for any such listing. Notwithstanding the preceding sentence, GSK will retain final decision making authority as to the listing of all applicable Patent Rights for such Licensed Product, regardless of which Party owns such Patent Right, and any such final decision made in good-faith on the matter shall not be subject to any further review under Section 13.1 or otherwise under this Agreement.

8.7.2 Regulus’ Obligations. To the extent required or permitted by law, Regulus will use Diligent Efforts to promptly, accurately and completely list, with the applicable Regulatory Authorities during the Agreement Term, all applicable Patent Rights for any Refused Candidate Products and Returned Licensed Products being Developed by Regulus hereunder that Regulus intends to, or has begun to Commercialize, and that have become the subject of an NDA submitted to any applicable Regulatory Authority, such listings to include all so-called “Orange Book” listings required under the Hatch-Waxman Act and all so called “Patent Register” listings as required in Canada. Prior to such listings, the Parties will meet, through the Joint Patent Subcommittee, to evaluate and identify all applicable Patent Rights, and Regulus shall have the right to review, where reasonable, original records relating to any invention for which Patent Rights are being considered by the Joint Patent Subcommittee for any such listing. Notwithstanding the preceding sentence, Regulus will retain final decision making authority as to the listing of all applicable Patent Rights for such Refused Candidate Product or Returned Licensed Product, as applicable, regardless of which Party owns such Patent Right, and any such

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final decision made in good-faith on the matter shall not be subject to any further review under Section 13.1 or otherwise under this Agreement.

8.8 CREATE Act. Notwithstanding anything to the contrary in this Article 8, neither Party shall have the right to make an election under the Cooperative Research and Technology Enhancement Act of 2004, 35 U.S.C. 103(c)(2)-(c)(3) (the “CREATE Act”) when exercising its rights under this Article 8 without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed. With respect to any such permitted election, the Parties shall use reasonable efforts to cooperate and coordinate their activities with respect to any submissions, filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in the CREATE Act.

8.9 Obligations to Third Parties. Notwithstanding any of the foregoing, each Party’s rights and obligations with respect to Regulus Technology under this Article 8 shall be subject to Third Party and Parent-Originated Rights and Obligations.

8.10 Additional Right. Notwithstanding any provision of this Article 8, Isis will actively participate in the planning and conduct of any enforcement of Regulus Technology and will take the lead of such enforcement solely to the extent that the scope or validity of any Parent Company Patent Controlled by Isis and covering a [...***...] chemical modification is at risk. Such Parent Company Patents Controlled by Isis as of the Effective Date are set forth on Schedule 8.10.

ARTICLE 9

CONFIDENTIALITY

9.1 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the Agreement Term and for [...***...] years thereafter, the receiving Party (the “Receiving Party”), its Affiliates and, with respect to Regulus, its Parent Companies, shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Know-How or other confidential and proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) which is disclosed to it by the other Party (the “Disclosing Party”), its Affiliates or, with respect to Regulus, its Parent Companies or otherwise received or accessed by a Receiving Party in the course of performing its obligations or exercising its rights under this Agreement, including, but not limited to trade secrets, know-how, inventions or discoveries, proprietary information,

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formulae, processes, techniques and information relating to the past, present and future marketing, financial, and research and development activities of any product or potential product or useful technology of the Disclosing Party, its Affiliates or Parent Companies and the pricing thereof (collectively, “Confidential Information”), except to the extent that it can be established by the Receiving Party that such Confidential Information:

9.1.1 was in the lawful knowledge and possession of the Receiving Party, its Affiliates or Parent Companies prior to the time it was disclosed to, or learned by, the Receiving Party, its Affiliates or Parent Companies, or was otherwise developed independently by the Receiving Party, its Affiliates or Parent Companies, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party, its Affiliates or Parent Companies;

9.1.2 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party, its Affiliates or Parent Companies;

9.1.3 became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party, its Affiliates or Parent Companies in breach of this Agreement; or

9.1.4 was disclosed to the Receiving Party, its Affiliates or Parent Companies, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party, its Affiliates or Parent Companies not to disclose such information to others.

9.2 Authorized Disclosure. Except as expressly provided otherwise in this Agreement, a Receiving Party or its Affiliates may use and disclose, to Third Parties or the Parent Companies, Confidential Information of the Disclosing Party as follows: (i) with respect to any such disclosure of Confidential Information, under confidentiality provisions no less restrictive than those in this Agreement, and solely in connection with the performance of its obligations or exercise of rights granted or reserved in this Agreement (including, without limitation, the rights to Develop and Commercialize Collaboration Compounds, Licensed Products, Refused Candidates, Refused Candidate Products and/or Returned Licensed Products, and to grant licenses and sublicenses hereunder), provided, that Confidential Information may be disclosed by a Receiving Party to a governmental entity or agency without requiring such entity or agency to enter into a confidentiality agreement with such Receiving Party if such Receiving Party has used reasonable efforts to impose such requirement without success and disclosure to such governmental entity or agency is necessary for the performance of the Receiving Party’s obligations hereunder; (ii) to the extent such disclosure is reasonably necessary in filing or prosecuting patent, copyright and trademark applications (subject to Section 9.6 below),

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complying with applicable governmental regulations, obtaining Regulatory Approvals, conducting Pre-Clinical Studies or Clinical Studies, marketing Licensed Products, or as otherwise required by applicable law, regulation, rule or legal process (including the rules of the SEC and any stock exchange); provided, however, that if a Receiving Party or any of its Affiliates or Parent Companies is required by law or regulation to make any such disclosure of a Disclosing Party’s Confidential Information it will, except where impracticable for necessary disclosures, for example, but without limitation, in the event of medical emergency, give reasonable advance notice to the Disclosing Party of such disclosure requirement and will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed; (iii) in communication with actual or potential investors, merger partners, acquirers, consultants, or professional advisors on a need to know basis, in each case under confidentiality provisions no less restrictive than those of this Agreement; (iv) to the extent and only to the extent that such disclosure is required to comply with existing expressly stated contractual obligations owed to such Party’s, its Affiliate’s or Parent Company’s licensor with respect to any intellectual property licensed under this Agreement; or (v) to the extent mutually agreed to in writing by the Parties. If a Parent Company receives GSK’s Confidential Information as permitted pursuant to this Section 9.2, such Parent Company may only use and disclose GSK’s Confidential Information solely in accordance with this Section 9.2 under confidentiality provisions no less restrictive than those in this Agreement and solely as and to the extent required (x) by law, court order or an existing expressly stated contractual requirement, (y) for such Parent Company to perform its obligations in connection with this Agreement (including without limitation the provision of services to Regulus under the Services Agreement) or the Side Agreement, or (z) for such Parent Company to make a determination to exercise, and to exercise, any of its rights with respect to Refused Candidates, Refused Candidate Products or Returned Licensed Products under the JV Agreements.

9.3 Press Release; Disclosure of Agreement. On or promptly after the Effective Date, the Parties shall individually or jointly issue a public announcement of the execution of this Agreement in form and substance substantially as set forth on Exhibit G. Except to the extent required to comply with applicable law, regulation, rule or legal process or as otherwise permitted in accordance with this Section 9.3, neither Party nor such Party’s Affiliates or Parent Companies shall make any public announcements, press releases or other public disclosures concerning this Agreement, the Side Agreement or the Convertible Promissory Note, or the terms or the subject matter hereof or thereof, without the prior written consent of the other, which shall not be unreasonably withheld. Notwithstanding the foregoing, (a) each Commercializing Party, its Affiliates and Parent Companies may, without the other Party’s

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approval, make disclosures pertaining solely to its Royalty-Bearing Products, provided, however, that the Commercializing Party will immediately notify (and provide as much advance notice as possible to) the other Party of any event materially related to such other Party’s Royalty-Bearing Products (including any Regulatory Approval) so that the Parties may analyze the need for or desirability of publicly disclosing or reporting such event, any press release or other similar public communication by any Party related to efficacy or safety data and/or results of a Royalty-Bearing Product will be submitted to the other Party for review at least [...***...] Business Days (to the extent permitted by law) in advance of such proposed public disclosure, the other Party shall have the right to expeditiously review and recommend changes to such communication and the Party whose communication has been reviewed shall in good faith consider any changes that are timely recommended by the reviewing Parties and (b) to the extent information regarding this Agreement has already been publicly disclosed, either Party (or its Affiliates or the Parent Companies) may subsequently disclose the same information to the public without the consent of the other Party. In addition, GSK understands that Regulus is a private company, and that Regulus may disclose the financial terms of this Agreement, the Side Agreement or the Convertible Promissory Note to potential, bona fide investors and investment bankers, in each case, where practicable, under confidentiality provisions similar to and no less restrictive than those of this Agreement. Each Party shall give the other Party a reasonable opportunity (to the extent consistent with law) to review all material filings with the SEC describing the terms of this Agreement, the Side Agreement or the Convertible Promissory Note prior to submission of such filings, and shall give due consideration to any reasonable comments by the non-filing Party relating to such filing, including without limitation the provisions of this Agreement, the Side Agreement or the Convertible Promissory Note for which confidential treatment should be sought.

9.4 Prior Confidentiality Agreement Superseded. This Agreement supersedes the Confidential Disclosure Agreement executed by Regulus, its Parent Companies and GSK on [...***...] (including any and all amendments thereto). All information exchanged between the Parties under that agreement shall be deemed Confidential Information hereunder and shall be subject to the terms of this Article 9.

9.5 Remedies. Notwithstanding Section 13.1, each Party shall be entitled to seek, in addition to any other right or remedy it may have, at law or in equity, a temporary injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this Article 9.

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9.6 Publications. The Parties acknowledge that scientific lead time is a key element of the value of the collaboration under this Agreement and further agree to use Diligent Efforts to control public scientific disclosures of the results of the Development activities under this Agreement to prevent any potential adverse effect of any premature public disclosure of such results. The Parties shall establish a procedure for publication review and each Party shall first submit to the other Party through the Joint Patent Subcommittee an early draft of all such publications, whether they are to be presented orally or in written form, at least [...***...] days prior to submission for publication. Each Party shall review such proposed publication in order to avoid the unauthorized disclosure of a Party’s Confidential Information and to preserve the patentability of inventions arising from the collaboration. If, as soon as reasonably possible, but no longer than [...***...] days following receipt of an advance copy of a Party’s proposed publication, the other Party informs such Party that its proposed publication contains Confidential Information of the other Party, then such Party shall delete such Confidential Information from its proposed publication. In addition, if at any time during such [...***...] day period, the other Party informs such Party that its proposed publication discloses inventions made by either Party in the course of the collaboration under this Agreement that have not yet been protected through the filing of patent application, or the public disclosure of such proposed publication could be expected to have a material adverse effect on any Patent Rights or Know-How solely owned or Controlled by such other Party, then such Party shall either (a) delay such proposed publication, for up to [...***...] days from the date the other Party informed such party of its objection to the proposed publication, to permit the timely preparation and first filing of patent application(s) on the information involved or (b) remove the identified disclosures prior to publication. The Parties agree that all publications of results of the Development activities by either Party shall acknowledge the contribution of the other Party, its Affiliates, Parent Companies and Third Party collaborators, as applicable, to such results.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

10.1 Representations and Warranties of Both Parties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:

10.1.1 such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

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10.1.2 such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

10.1.3 this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof;

10.1.4 the execution, delivery and performance of this Agreement by such Party will not constitute a default under nor conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party;

10.1.5 no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable laws, rules or regulations currently in effect, is or will be necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements except as may be required under the Convertible Promissory Note or to obtain HSR clearance; and

10.1.6 it has not employed (and, to the best of its knowledge, has not used a contractor or consultant that has employed) and in the future will not employ (or, to the best of its knowledge, use any contractor or consultant that employs; provided, that, such Party may reasonably rely on a representation made by such contractor or consultant) any person debarred by the FDA (or subject to a similar sanction of EMEA or foreign equivalent), or any person which is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMEA or foreign equivalent), in the conduct of the Pre-Clinical Studies or Clinical Studies of Collaboration Compounds and related Licensed Products and its activities under each Program.

10.2 Representations and Warranties of Regulus. Regulus hereby represents and warrants to GSK, as of the Effective Date, that:

10.2.1 To the best of its knowledge and belief, without having conducted any special inquiry, Regulus is the owner of, or otherwise has the right to grant all rights and licenses it purports to grant to GSK with respect to the Regulus Technology under this Agreement for all Programs hereunder;

10.2.2 To the best of its knowledge and belief, without having conducted any special inquiry, Regulus does not require any additional licenses or other intellectual property

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rights owned by any of its Parent Companies in order for Regulus to conduct the identification, research, optimization and other Development activities contemplated to be conducted by Regulus with respect to human therapeutics pursuant to the Programs hereunder;

10.2.3 To the best of its knowledge and belief, without having conducted any special inquiry, no written claims have been made against Regulus or its Parent Companies alleging that any of the Regulus Patents are invalid or unenforceable or infringe any intellectual property rights of a Third Party; and

10.2.4 Regulus has not withheld from GSK any material data or any material correspondence, including to or from any Regulatory Authority, in Regulus’ possession as of the Effective Date that would be material and relevant to a reasonable assessment of the scientific, commercial, safety, regulatory and commercial liabilities and commercial value of the collaboration between the Parties and any Collaboration Compound hereunder.

10.3 Regulus Covenants. Regulus hereby covenants to GSK that:

10.3.1 all employees of Regulus and all employees of Regulus’ Parent Companies or Affiliates performing Development activities hereunder on behalf of Regulus shall be obligated to assign all right, title and interest in and to any inventions developed by them, whether or not patentable, to Regulus or such Parent Company or Affiliate, respectively, as the sole owner thereof, and each Parent Company shall be obligated under the Services Agreement to assign all right, title and interest in and to any such inventions developed by its employees, whether or not patentable, to Regulus thereunder;

10.3.2 Regulus shall, as appropriate, hire and maintain sufficient staff and management to meet its Diligent Efforts in order to support and conduct all the Programs hereunder in a timely fashion, or use its Diligent Efforts to support and conduct certain activities under the Programs hereunder through the Services Agreement;

10.3.3 if reasonably requested by GSK in writing, Regulus will take reasonable, good faith measures and cooperate with GSK to help to facilitate a good faith negotiation between GSK and any Parent Company or Third Party licensor of Regulus under the agreements listed on Exhibit F hereto (collectively, the “Existing In-License Agreements”) in the event that GSK desires to pursue the Development or Commercialization of any Collaboration Compound or Licensed Product and would require a license directly from any such Third Party, unless the Parent Companies have achieved the results described in Section 6 of the Side Agreement with respect to the applicable Existing In-License Agreement;

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10.3.4 it will not withhold from GSK any material information or correspondence, including to or from any Regulatory Authority, that would be material and relevant to a reasonable assessment of the scientific, commercial, safety, and regulatory liabilities or commercial value of the Collaboration Compounds and Option Compounds included in a Program for which GSK is considering whether to exercise its Program Option with respect to each Option Compound and the related Collaboration Compounds; and

10.3.5 Regulus shall perform its activities pursuant to this Agreement in compliance with good laboratory and clinical practices and cGMP, in each case as applicable under the laws and regulations of the country and the state and local government wherein such activities are conducted, and with respect to the care, handling and use in Development activities hereunder of any non-human animals by or on behalf of Regulus, shall at all times comply (and shall ensure compliance by any of its subcontractors or its Parent Companies under the Services Agreement) with all applicable federal, state and local laws, regulations and ordinances and the guiding principles of the “3R’s”, namely, wherever reasonably possible, reducing the number of animals used, replacing animals with non-animal methods and refining the research techniques used for the proper care, handling and use of animals in pharmaceutical research and development activities, subject to GSK’s reasonable right to conduct reasonable inspections (but not to audit) with advance notice, and Regulus shall promptly and in good faith undertake reasonable corrective steps and measures to remedy the situation to the extent that any significant deficiencies in complying with the “3R’s” or applicable law or regulation are identified as the result of any such inspection.

10.4 GSK Covenants. GSK hereby covenants to Regulus that:

10.4.1 GSK shall perform its activities pursuant to this Agreement in compliance with good laboratory and clinical practices and cGMP, in each case as applicable under the laws and regulations of the country and the state and local government wherein such activities are conducted, and with respect to the care, handling and use in Development activities hereunder of any non-human animals by or on behalf of GSK, shall at all times comply (and shall ensure compliance by any of its subcontractors or Affiliates) with all applicable federal, state and local laws, regulations and ordinances and the guiding principles of the “3R’s”, namely, wherever reasonably possible, reducing the number of animals used, replacing animals with non-animal methods and refining the research techniques used for the proper care, handling and use of animals in pharmaceutical research and development activities, subject to Regulus’ reasonable right to conduct reasonable inspections (but not to audit) with advance notice, and GSK shall promptly and in good faith undertake reasonable corrective steps and measures to remedy the

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situation to the extent that any significant deficiencies in complying with the “3R’s” or applicable law or regulation are identified as the result of any such inspection; and

10.4.2 GSK shall notify Regulus in writing within [...***...] Business Days of the date that GSK or its Affiliate [...***...]. The Parties acknowledge and agree that [...***...] Compounds shall not trigger the obligation under this covenant.

10.5 DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE SIDE AGREEMENT, NEITHER PARTY NOR ITS AFFILIATES OR PARENT COMPANIES MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY WARRANTY THAT ANY PATENTS RIGHTS LICENSED TO THE OTHER PARTY HEREUNDER ARE VALID OR ENFORCEABLE OR THAT THEIR EXERCISE DOES NOT INFRINGE OR MISAPPROPRIATE ANY PATENT RIGHTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. GSK UNDERSTANDS THAT THE COLLABORATION COMPOUNDS ARE THE SUBJECT OF ONGOING CLINICAL RESEARCH AND DEVELOPMENT AND THAT REGULUS CANNOT ASSURE THE SAFETY, USEFULNESS OR COMMERCIAL OR TECHNICAL VIABILITY OF RESULTING DEVELOPMENT CANDIDATES, OPTION COMPOUNDS, AND/OR LICENSED PRODUCTS.

ARTICLE 11

INDEMNIFICATION; INSURANCE

11.1 Indemnification by GSK. GSK shall indemnify, defend and hold harmless Regulus, and its Affiliates and Parent Companies, and its or their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses including, but not limited to, the reasonable fees of attorneys and other professionals (collectively “Losses”), arising out of or resulting from any and all Third Party suits, claims, actions, proceedings or demands (“Claims”) based upon:

11.1.1 the negligence, recklessness or wrongful intentional acts or omissions of GSK and/or its Affiliates and its or their respective directors, officers, employees and agents, in connection with GSK’s performance of its obligations or exercise of its rights under this Agreement;

11.1.2 any breach of any representation or warranty or express covenant made by GSK under Article 10 or any other provision under this Agreement;

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11.1.3 the Development or Manufacturing activities that are conducted by and/or on behalf of GSK or its Affiliates or Sublicensees (which shall exclude any Development or Manufacturing activities that are conducted by and/or on behalf of Regulus hereunder), including handling and storage and manufacture by and/or on behalf of GSK or its Affiliates or Sublicensees of any Collaboration Compounds for the purpose of conducting Development or Commercialization by or on behalf of GSK or its Affiliates or Sublicensees; or

11.1.4 the Commercialization by or on behalf of GSK, its Affiliates or Sublicensees of any Collaboration Compound or Licensed Product pursuant to the exercise by GSK of the relevant Program Option;

except, in each case above, to the extent such Claim arose out of or resulted from or is attributable to the negligence, recklessness or wrongful intentional acts or omissions of Regulus and/or its Affiliate, Parent Company, licensee, Sublicensee or contractor, and its or their respective directors, officers, employees and agents, or breach of any representation or warranty or express covenant made by Regulus or any of its Parent Companies hereunder, or under the Side Agreement.

11.2 Indemnification by Regulus. Regulus shall indemnify, defend and hold harmless GSK, and its Affiliates, and its or their respective directors, officers, employees and agents, from and against any and all Losses, arising out of or resulting from any and all Claims based upon:

11.2.1 the negligence, recklessness or wrongful intentional acts or omissions of Regulus and/or any of its Parent Companies and/or its or their Affiliates and/or its or their respective directors, officers, employees and agents, in connection with Regulus’ performance of its obligations or exercise of its rights under this Agreement or any of its Parent Company’s obligations under the Side Agreement;

11.2.2 any breach of any representation or warranty or express covenant made by Regulus under Article 10 or any other provision under this Agreement or made by any of its Parent Companies under the Side Agreement;

11.2.3 the Development or Manufacturing activities actually conducted by or on behalf of Regulus (which shall exclude any Development or Manufacturing activities conducted by or on behalf of GSK hereunder), including the storage and handling and manufacture by and/or on behalf of Regulus and/or its Affiliates, Parent Companies and/or its Sublicensees or subcontractors of any Collaboration Compounds for the purpose of Development or Commercialization by or on behalf of Regulus; or

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11.2.4 the Commercialization of any Refused Candidates, Refused Candidate Products or Returned Licensed Products by or on behalf of Regulus and/or its Affiliates, or any of its Parent Companies or its Sublicensees;

except, in each case above, to the extent such Claim arose out of or resulted from or is attributable to the negligence, recklessness or wrongful intentional acts or omissions of GSK and/or its Affiliate, licensee, Sublicensee or contractor and its or their respective directors, officers, employees and agents or breach of any representation or warranty or express covenant made by GSK hereunder.

11.3 Procedure. In the event that any Person entitled to indemnification under Section 11.1 or Section 11.2 (an “Indemnitee”) is seeking such indemnification, such Indemnitee shall (i) inform, in writing, the indemnifying Party of a Claim as soon as reasonably practicable after such Indemnitee receives notice of such Claim, (ii) permit the indemnifying Party to assume direction and control of the defense of the Claim (including the sole right to settle it at the sole discretion of the indemnifying Party, provided, that such settlement or compromise does not admit any fault or negligence on the part of the Indemnitee, nor impose any obligation on, or otherwise materially adversely affect, the Indemnitee or other Party), (iii) cooperate as reasonably requested (at the expense of the indemnifying Party) in the defense of the Claim, and (iv) undertake reasonable steps to mitigate any loss, damage or expense with respect to the Claim(s). The provisions of Section 8.4 shall govern the procedures for responding to a Claim of infringement described therein. Notwithstanding anything in this Agreement to the contrary, the indemnifying Party shall have no liability under Section 11.1 or 11.2, as the case may be, with respect to Claims settled or compromised by the Indemnitee without the indemnifying Party’s prior written consent.

11.4 Insurance.

11.4.1 Regulus’ Insurance Obligations. Regulus shall maintain, at its cost, reasonable insurance against liability and other risks associated with its activities contemplated by this Agreement, including but not limited to its clinical trials and its indemnification obligations herein, in such amounts and on such terms as are customary for prudent practices for biotech companies of similar size and with similar resources in the pharmaceutical industry for the activities to be conducted by it under this Agreement taking into account the scope of development of products, provided, that, at a minimum, Regulus shall maintain, in force from thirty (30) days prior to enrollment of the first patient in a Clinical Study, at its sole cost, a general liability insurance policy providing coverage of at least [...***...] per claim and annual aggregate, provided that such coverage is increased to at least [...***...] at least thirty (30) days

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before Regulus initiates the First Commercial Sale of any Refused Candidate, Refused Candidate Product or Returned Licensed Product hereunder. Regulus shall furnish to GSK evidence of such insurance, upon request.

11.4.2 GSK’s Insurance Obligations. GSK hereby represents and warrants to Regulus that it is self-insured against liability and other risks associated with its activities and obligations under this Agreement in such amounts and on such terms as are customary for prudent practices for large companies in the pharmaceutical industry for the activities to be conducted by GSK under this Agreement. GSK shall furnish to Regulus evidence of such self-insurance, upon request.

11.5 LIMITATION OF CONSEQUENTIAL DAMAGES. EXCEPT FOR A BREACH OF ARTICLE 7 OR ARTICLE 9 OR FOR CLAIMS OF A THIRD PARTY WHICH ARE SUBJECT TO INDEMNIFICATION UNDER THIS ARTICLE 11 OR AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NEITHER REGULUS NOR GSK, NOR ANY OF THEIR AFFILIATES OR SUBLICENSEES NOR THE PARENT COMPANIES WILL BE LIABLE TO THE OTHER PARTY TO THIS AGREEMENT, ITS AFFILIATES OR ANY OF THEIR SUBLICENSEES NOR THE PARENT COMPANIES, FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR OTHER INDIRECT DAMAGES OR LOST OR IMPUTED PROFITS OR ROYALTIES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.

ARTICLE 12

TERM AND TERMINATION

12.1 Agreement Term; Expiration. This Agreement shall be effective as of the Effective Date and shall continue in force and effect during the Collaboration Term and shall continue thereafter until expiration as described in this Section 12.1, unless earlier terminated pursuant to the other provisions of this Article 12, and shall expire as follows:

12.1.1 on a Licensed Product-by-Licensed Product and country-by-country basis, on the date of expiration of all payment obligations by the Commercializing Party under this Agreement with respect to such Licensed Product (including Refused Candidate Products and Returned Licensed Products) in such country;

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12.1.2 in its entirety upon the expiration of all payment obligations under this Agreement with respect to the last Licensed Product (including Refused Candidate Products and Returned Licensed Products) in all countries in the Territory pursuant to Section 12.1.1; and

12.1.3 where GSK declines to exercise all of its Program Options on or before the end of the applicable PoC Option Exercise Period for a given Program, on a Program-by-Program basis, the rights and obligations of each Party with respect to such Program shall terminate (except, in each case, subject to Section 12.1.5(c)) upon expiration of the PoC Option Exercise Period with respect to the relevant Program.

12.1.4 The period from the Effective Date until the date of expiration of the entire Agreement or as the case may be, until the date of expiration of the Agreement in part with respect to a given Licensed Product, pursuant to this Section 12.1 shall be the “Agreement Term” of the Agreement in its entirety or with respect to a given Licensed Product, respectively.

12.1.5 Effect of Expiration of the Term.

(a) Following the expiration of the Agreement Term with respect to a Licensed Product (including any Refused Candidate Product or Returned Licensed Product) in a country pursuant to Section 12.1.1, (i) if GSK is the Commercializing Party, the license granted to GSK pursuant to Section 5.2.1 with respect to such Licensed Product shall convert to an exclusive (subject to clause (iii) and subparagraph (b) below), fully-paid and royalty-free, right and license, with the right to grant sublicenses (as set forth in Section 5.2.2), under all of Regulus’ rights in and to the Regulus Technology and the Collaboration Technology, to continue to Develop, Manufacture and Commercialize such Licensed Product in the Field in such country, for so long as it continues to do so; (ii) if Regulus is the Commercializing Party, the license granted to Regulus pursuant to Section 5.1.2 or 5.1.3, as applicable, with respect to such Refused Candidate Product or Returned Licensed Product, respectively, shall convert to an exclusive (subject to clause (iii) and subparagraph (b) below), fully-paid and royalty-free, right and license, with the right to grant sublicenses (as set forth in Section 5.1.4), under all of GSK’s rights in and to the GSK Technology and the Collaboration Technology, solely as necessary to continue to Develop, Manufacture and Commercialize such Refused Candidate Product or Returned Licensed Product in the Field in such country, for so long as it continues to do so; and (iii) any remaining exclusivity obligation under Sections 7.1 and 7.2 (it being understood that such exclusivity obligations may have terminated earlier pursuant to Section 12.7 below) shall no longer apply to bind or restrict either Party or its Affiliates, or Regulus’ Parent Companies, with respect to the Collaboration Target against which such Licensed Product, or Refused Candidate Product or Returned Licensed Product, as the case may be, is directed, provided, however, that if

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there are other Licensed Products being Developed, Manufactured and/or Commercialized by the Commercializing Party that are directed to such Collaboration Target, and the Agreement Term remains in effect with respect to such Licensed Products, then, subject to the remainder of this Article 12, this clause (iii) shall not apply unless and until the Agreement Term has expired with respect to all such Licensed Products.

(b) [Intentionally Left Blank]

(c) Where GSK declines to exercise all of its Program Options for a given Program, on a Program-by-Program basis, on or before the end of the applicable PoC Option Exercise Period, then, following the lapse of such Program Options with respect to such Program pursuant to Section 12.1.3, subject to the applicable terms and conditions of this Agreement, (i) such Program(s) shall be deemed terminated hereunder, (ii) the exclusive license granted to Regulus pursuant to Section 5.1.2 shall apply with respect to any Refused Candidates and Refused Candidate Products resulting from such terminated Program(s), (iii) Regulus shall be obligated to make Reverse Royalty payments to GSK in accordance with Section 6.7 with respect to any Refused Candidate Products resulting from such terminated Program(s), (iv) GSK shall have no further rights in, or options to, any Collaboration Compounds Developed under (or Licensed Products resulting from) such terminated Program(s), (v) Regulus shall have no further obligation to GSK to perform any Development activities hereunder with respect to such Program(s), (vi) Regulus shall not be required to comply with any diligence obligations with respect to any Refused Candidates or Refused Candidate Products resulting from such terminated Program(s), (vii) all licenses granted hereunder to GSK with respect to such Program(s), or any Collaboration Compounds Developed under (or Licensed Products resulting from) such terminated Program(s), shall terminate and be of no further force and effect, (viii) any remaining exclusivity obligation set forth in Section 7.1 or 7.2 shall terminate with respect to the Collaboration Target to which such terminated Program(s) was directed, and (ix) during a period not to exceed [...***...] months thereafter, GSK will promptly deliver or disclose, as appropriate, to Regulus, at no cost to Regulus, (A) all the pre-clinical and clinical data and results (including pharmacology, toxicology, emulation and stability studies), adverse event data, protocol results, analytical methodologies, arising from the Enabling Studies, (B) copies of patent applications and patents included within GSK Enabling Studies Patents, and (C) regulatory filings (including all relevant INDs and Regulatory Approvals), regulatory documentation, regulatory correspondence, and applicable reference standards with respect to the Enabling Studies, ownership of which regulatory filings shall be transferred to Regulus or, if such transfer is not reasonably practical, a right of reference shall be granted to Regulus.

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***Confidential Treatment Requested

12.2 Termination for Cause.

12.2.1 During the Collaboration Term and Prior to any GSK Exercise of Program Options. Except as set forth in Section 12.2.3 or Section 12.2.4, either Party (in such capacity, the “Non-breaching Party”) may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement during the Collaboration Term prior to GSK’s exercise of a Program Option, on a Collaboration Target-by-Collaboration Target basis, or in its entirety in the case of a material breach that pertains to the Agreement as a whole or with respect to [...***...] or more Collaboration Targets to protect the interest of the Non-Breaching Party arising from such alleged breach, in the event the other Party (in such capacity, the “Breaching Party”) shall have materially breached or defaulted in the performance of any of its material obligations hereunder either with respect to such Collaboration Target, or the Agreement as a whole or with respect to [...***...] or more Collaboration Targets, as the case may be, and such default shall have continued for ninety (90) days after written notice thereof was provided to the Breaching Party by the Non-breaching Party, such notice describing with particularity and in detail the alleged material breach.

12.2.2 Following GSK Exercise of a Program Option. Except as set forth in Section 12.2.3 or 12.2.4 below, either Party (in such capacity, the “Non-breaching Party”) may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in its entirety, or in part on a Collaboration Target-by-Collaboration Target basis, following GSK’s exercise of a Program Option with respect to the relevant Program, in the event the other Party (in such capacity, the “Breaching Party”) shall have materially breached or defaulted in the performance of any of its material obligations hereunder either with respect to such Collaboration Target, or, for a termination of the entire Agreement, for a material breach which relates either to [...***...] Collaboration Targets or which pertains to the Agreement as a whole, and such default shall have continued for ninety (90) days after written notice thereof was provided to the Breaching Party by the Non-breaching Party, such notice describing with particularity and in detail the alleged material breach.
12.2.3 Termination by GSK due to a Regulus Diligence Failure Event or Regulus Exclusivity Breach. In the event that Regulus materially breaches its diligence obligations under Section 3.6 (a “Regulus Diligence Failure Event”) or its exclusivity obligations under Section 7.1 or 7.2 (a “Regulus Exclusivity Breach”), and Regulus fails to cure such material breach in accordance with the provisions for notice and cure as set forth under Section 12.2.1 or Section 12.2.2, as applicable, and the provisions for dispute resolution as set forth under Section 12.2.5, GSK shall have the right, at its sole discretion, to terminate the Agreement in part on a Program-

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***Confidential Treatment Requested

by-Program basis or in its entirety (in the case of an uncured Regulus Diligence Failure Event [...***...] or a Regulus Exclusivity Breach for any Program). The rights and obligations of the respective Parties in the event of termination by GSK for an uncured Regulus Diligence Failure Event or a Regulus Exclusivity Breach shall be as specifically set forth in Section 12.7.3(c) below and/or in the Side Agreement. Notwithstanding anything in this Agreement to the contrary, such termination by GSK, and the consequences set forth in Section 12.7.3(c) below and/or in the Side Agreement, shall be [...***...] with respect to any Regulus Diligence Failure Event.

12.2.4 Termination by Regulus due to a GSK Diligence Failure Event. In the event that, after the exercise by GSK of its Program Option for a Program, GSK materially breaches its diligence obligation under Section 4.4.1 (a “GSK Diligence Failure Event”), and GSK fails to cure such material breach in accordance with the provisions for notice and cure as set forth under Section 12.2.1 or Section 12.2.2, as applicable, and the provisions for dispute resolution as set forth under Section 12.2.5, then Regulus shall have the right, at its sole discretion, to terminate this Agreement in part on a Collaboration Target-by-Collaboration Target basis or in its entirety (in the case of an uncured GSK Diligence Failure Event [...***...]). The rights and obligations of the respective Parties in the event of termination by Regulus for an uncured GSK Diligence Failure Event shall be as specifically set forth in Section 12.7.4 below. Notwithstanding anything in this Agreement to the contrary, such termination by Regulus, and the consequences set forth in Section 12.7.4 below, shall be [...***...] with respect to any GSK Diligence Failure Event.

12.2.5 Disagreement. Notwithstanding any of the foregoing, if the Parties reasonably and in good faith disagree as to whether there has been a material breach under Section 12.2.1, Section 12.2.2, Section 12.2.3 or Section 12.2.4 above, the Party which seeks to dispute that there has been a material breach may contest the allegation in accordance with Section 13.1. Notwithstanding the above sentence, the cure period for any allegation made in good faith as to a material breach under this Agreement will run from the date that written notice was first provided to the Breaching Party by the Non-breaching Party, except that such cure period shall be tolled (as more specifically set forth in Section 12.7.3(d) or Section 12.7.4(b), as applicable) during the pendency of any arbitration with respect to a dispute concerning any Regulus Diligence Failure Event or a Regulus Exclusivity Breach under Section 12.2.3, or a GSK Diligence Failure Event under Section 12.2.4. Subject to Section 12.7.3(d) and 12.7.4(b), any termination of the Agreement under this Section 12.2 shall become effective at the end of such ninety (90) day period, unless the Breaching Party has cured any such breach or default prior to the expiration of such ninety (90) day period. The right of either Party to terminate this

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Agreement, or a Collaboration Target(s) under this Agreement, as provided in this Section 12.2 shall not be affected in any way by such Party’s waiver or failure to take action with respect to any previous default.

12.3 GSK Unilateral Termination Rights. GSK shall have the right, at its sole discretion, exercisable at any time during the Agreement Term, to terminate this Agreement in its entirety or in part on a Collaboration Target-by-Collaboration Target basis, for any reason or for no reason at all, upon [...***...] days written notice to Regulus, subject to the rights and obligations of the Parties set forth in Sections 12.7.1, 12.7.6, 12.7.7 and 12.8. Except as set forth in Section 12.7.1, 12.7.6, 12.7.7 or 12.8, GSK shall not have any additional cost, liability, expense, or obligation of any kind whatsoever on account of any termination under this Section 12.3. Notwithstanding the above, in the event of a disagreement between the Parties regarding safety concerns where GSK believes in good faith that such concerns merit the immediate termination of a Program, GSK shall have the right pursuant to this Section 12.3 to terminate such Program immediately upon written notice to Regulus and without the [...***...] day notice period for termination. For purposes of clarity, in no event shall GSK have the right to exercise its right to terminate the Agreement under this Section 12.3 following Regulus’ notice of termination under Section 12.2, 12.4 or 12.6.

12.4 Regulus’ Limited [...***...] Termination Rights. Regulus shall have the right, exercisable upon written notice to GSK and at Regulus’ sole discretion, to immediately terminate one or more Collaboration Targets or the entire Agreement (in which event Section 12.7.2 shall apply), but only in the event that GSK or one of its Affiliates [...***...]; provided, however, that such termination right shall not apply in the event that [...***...]. Regulus shall only be permitted to exercise such termination right until the date that is [...***...] months from the date that GSK or its Affiliate [...***...] or within [...***...] months of the date that GSK notifies Regulus that GSK or its Affiliate has [...***...] accordance with Section 10.4.2, whichever is latest. The Parties acknowledge and agree [...***...] shall not trigger Regulus’ termination right under this Section 12.4. For purposes of this Section 12.4, an [...***...].

12.5 Termination Pursuant to JSC or [...***...] or Otherwise under Section 3.4.3. In the event that the JSC [...***...] decides to terminate a Program, on a Program-by-Program basis, due to [...***...], or in the event that a Program otherwise terminates under Section 3.4.3, the Agreement shall terminate with respect to such Program as set forth in Section 12.7.5, subject to the exercise by GSK of its Terminated Program Option under Section 4.2.3 and its rights and obligations pursuant thereto.

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***Confidential Treatment Requested

12.6 Termination for Insolvency.

12.6.1 Either Party may terminate this Agreement, if, at any time, the other Party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of substantially all of its assets, or if the other Party proposes a written agreement of composition or extension of substantially all of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within ninety (90) days after the filing thereof, or if the other Party shall propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment of substantially all of its assets for the benefit of creditors.

12.6.2 All rights and licenses granted under or pursuant to any section of this Agreement are and shall otherwise be deemed to be for purposes of Section 365(n) of Title 11, United States Code (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined in Section 101(56) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. Upon the bankruptcy of any Party, the non-bankrupt Party shall further be entitled to a complete duplicate of, or complete access to, any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

12.6.3 If GSK terminates this Agreement pursuant to Section 12.6.1, the provisions of Section 12.7.3 shall apply.

12.6.4 If Regulus terminates this Agreement pursuant to Section 12.6.1, the provisions of Section 12.7.4 shall apply.

12.7 Effects of Termination.

12.7.1 Upon Unilateral Termination by GSK under Section 12.3. In the event of a unilateral termination of this Agreement by GSK in its entirety or with respect to any Collaboration Target(s) pursuant to Section 12.3:

(a) Notwithstanding anything contained herein to the contrary, all licenses granted to GSK with respect to Collaboration Compounds and Licensed Products directed to such terminated Collaboration Target(s) shall terminate, and all such Collaboration Compounds and Licensed Products shall be deemed Refused Candidates, Refused Candidate Products or (if GSK has previously exercised its Program Option as of the effective date of such termination) Returned Licensed Products, and the exclusive licenses granted to Regulus under

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Section 5.1.2 and Section 5.1.3 shall apply with respect to such Refused Candidates and Refused Candidate Products, and Returned Licensed Products, respectively;

(b) the Reverse Royalty payment obligations of Regulus under Section 6.7 with respect to any Refused Candidate Products or Returned Licensed Products shall apply, subject to Section 12.7.7;

(c) Regulus shall have no further obligation to GSK to perform any Development or Manufacturing activities hereunder with respect to the terminated Collaboration Target(s);

(d) GSK shall have no further obligation to Regulus to perform any Development, Manufacturing or Commercialization activities hereunder with respect to the terminated Collaboration Target(s), except as set forth in Section 12.7.6;

(e) Regulus shall not be required to comply with any diligence obligations with respect to any Refused Candidates, Refused Candidate Products or Returned Licensed Products directed to such terminated Collaboration Target(s);

(f) All Program Options that are not exercised by GSK under Section 4.2 with respect to any Program(s) terminated under this Section 12.7.1 before the date of GSK’s notice of termination shall be cancelled and of no force and effect;

(g) All of Regulus’ and GSK’s exclusivity obligations (including those of each Party’s Affiliates and, with respect to Regulus, Parent Companies) under Article 7 shall immediately terminate and no longer be of any force or effect with respect to the Collaboration Target(s) being terminated (including all Collaboration Compounds and Licensed Products directed to such terminated Collaboration Target(s)); and

(h) Section 12.7.6 shall apply.

12.7.2 Upon Unilateral Termination by Regulus under Section 12.4; Termination by Regulus for [...***...] In the event of any unilateral termination by Regulus of this Agreement in its entirety or with respect to any Collaboration Target(s) in accordance with Section 12.4, or a termination by Regulus of this Agreement in its entirety or with respect to any Collaboration Target(s) in accordance with Section 12.2 for an uncured material breach by GSK of [...***...], then and in such event:

(a) Notwithstanding anything contained herein to the contrary, all licenses granted to GSK with respect to Collaboration Compounds and Licensed Products directed to such terminated Collaboration Target(s) shall terminate and all such Collaboration

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***Confidential Treatment Requested

Compounds and Licensed Products shall be deemed Refused Candidates, Refused Candidate Products or (if GSK has previously exercised its Program Option as of the effective date of such termination) Returned Licensed Products, as applicable, and the exclusive licenses granted to Regulus under Section 5.1.2 and Section 5.1.3 shall apply with respect to such Refused Candidates and Refused Candidate Products, and Returned Licensed Products, respectively;

(b) Such termination shall be without any right of GSK to receive from Regulus, or any obligation of Regulus to pay to GSK, any Reverse Royalties which would otherwise be applicable under Section 6.7 with respect to such Refused Candidates and Refused Candidate Products, and Returned Licensed Products;

(c) Regulus shall have no further obligation to GSK to perform any Development or Manufacturing activities hereunder with respect to the terminated Collaboration Target(s);

(d) GSK shall have no further obligation to Regulus to perform any Development, Manufacturing or Commercialization activities hereunder with respect to the terminated Collaboration Target(s), except as set forth in Section 12.7.6;

(e) Regulus shall not be required to comply with any diligence obligations with respect to any Refused Candidates, Refused Candidate Products or Returned Licensed Products directed to such terminated Collaboration Target(s);

(f) All Program Options that are not exercised by GSK under Section 4.2 with respect to any Program(s) terminated under this Section 12.7.2 before the date of Regulus’ notice of termination shall be cancelled and of no force and effect;

(g) All of Regulus’ and GSK’s exclusivity obligations (including those of each Party’s Affiliates and, with respect to Regulus, Parent Companies) under Article 7 shall immediately terminate and no longer be of any force or effect with respect to the Collaboration Target(s) being terminated (including all Collaboration Compounds and Licensed Products directed to such terminated Collaboration Target(s)); and

(h) Section 12.7.6 shall apply.

12.7.3 Upon Termination by GSK for Cause under Section 12.2; Termination by GSK for Regulus Insolvency under Section 12.6. In the event of a termination of this Agreement either in its entirety or on a Program-by-Program basis by GSK pursuant to Section 12.2 or 12.6, then for each Program, subparagraph (a) shall apply for all such Programs for which GSK has not exercised its Program Option, and subparagraph (b) shall apply for all such Programs for which GSK has exercised its Program Option, except that for all Programs for which (i) a

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Regulus Diligence Failure Event has occurred or (ii) a Regulus Exclusivity Breach has occurred, subsection 12.7.3(c) shall apply.

(a) For each Program which is terminated by GSK under Section 12.2.1, or under Section 12.6 if GSK has not exercised its Program Option with respect to such Program, then:

(i) The Collaboration Term shall terminate with respect to such terminated Collaboration Target(s) with no additional amounts owed to Regulus (except as set forth in clause (v) below or in Section 12.8);

(ii) Notwithstanding anything contained herein to the contrary, GSK shall have and Regulus hereby grants, conditional upon such event, with respect to each Program terminated under this subparagraph (a), the exclusive licenses granted to GSK under Section 5.2.1 with respect to the Collaboration Target, Collaboration Compounds, Option Compounds, and Licensed Products resulting from such Program, and, depending upon the progress of such Program as of the date of such termination, the scope of such license shall be modified as necessary in accordance with the clarifications stated in Section 12.7.7(d), which exclusive license shall become effective immediately upon the termination of such terminated Program(s);

(iii) If the Regulus uncured material breach or Regulus insolvency occurs with respect to such Program prior to the final selection of the four (4) Collaboration Targets in accordance with Section 3.2, GSK shall have the right to select, within the [...***...] period following any such termination, the remaining four (4) final Collaboration Targets (from the miRNA Pool or, if the miRNA Pool has not been finalized as of the effective date of termination, the miRNA Library, but in each case excluding any Blocked Targets), upon the final selection of which GSK shall have and Regulus hereby grants, conditional upon such event, the exclusive, worldwide and sublicenseable license described in Section 5.2.1, with respect to the Collaboration Target and any Collaboration Compounds, Option Compounds, and Licensed Products resulting from such Program, and the scope of such license shall be modified as necessary in accordance with the clarifications stated in Section 12.7.7(d). Such exclusive license shall become effective with respect to such final Collaboration Targets and any miRNA Antagonists, miRNA Compounds and miRNA Therapeutics directed to any such final Collaboration Target in the Field;

(iv) in no event shall any Collaboration Compounds Developed under such terminated Program(s) be deemed Refused Candidates, nor shall any Licensed Products containing any such Collaboration Compound(s) as an active ingredient(s) be deemed

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***Confidential Treatment Requested

Refused Candidate Products, to which Regulus would otherwise have rights under Section 4.2.7 of this Agreement;

(v) GSK shall (A) be obligated to pay Regulus [...***...] of any [...***...] that would otherwise be payable under [...***...] upon the acquisition by GSK of an exclusive license to the Collaboration Compounds resulting from the terminated Program(s) in accordance with the applicable provisions of this Article 12 for the terminated Program(s) under clause (ii), (iii) of this Section 12.7.3(a), and (B) be obligated to pay Regulus [...***...] subject to Section [...***...]; such that, in the case of each of clause (A) or (B) above, if the Leading Compound has not yet reached [...***...] shall apply, but reduced by [...***...], and if the Leading Compound has entered a [...***...] but has not [...***...], then [...***...] shall apply, but reduced by [...***...], and if a [...***...] has been Initiated, then [...***...] shall apply, but reduced by [...***...] in each case (1) with respect to the Collaboration Compounds and Licensed Products resulting from the terminated Program(s) for which GSK acquires such exclusive license under clause (ii) or clause (iii) hereof, including any miRNA Antagonists, miRNA Compounds and miRNA Therapeutics directed to the final [...***...] Collaboration Targets selected under clause (iii) of this Section 12.7.3(a) (which miRNA Antagonists, miRNA Compounds and miRNA Therapeutics shall be deemed Collaboration Compounds and Licensed Products for purposes of determining the royalties payable to Regulus hereunder), and (2) in no event shall the [...***...] hereunder be less than [...***...] of [...***...] [...***...] with respect to Licensed Products resulting from the terminated Program(s) for which GSK acquires an exclusive license pursuant to the provisions of this Section 12.7.3(a). Notwithstanding any other provision under this Agreement or the Side Agreement, or any of the JV Agreements, or any interpretation of any one or any combination of the above to the contrary, no [...***...] shall be owed to Regulus, its Affiliates or to any of Regulus’ Parent Companies, successors or assigns on account of the exclusive license acquired by GSK as described in this Section 12.7.3(a) as clarified in section 12.7.7(d), and the provisions of Article 6 regarding milestone and royalty payments shall not apply, except as expressly set forth in this Section 12.7.3(a);

(vi) Regulus shall have no further obligation to GSK to perform any Development or Manufacturing activities hereunder with respect to such terminated Collaboration Targets (including any of the [...***...] final Collaboration Targets selected by GSK under clause (iii) above), except in the event that GSK exercises its Program Option under clause (ii) or (iii) above, in which case Section 5.3 shall apply;

(vii) GSK shall not be required to comply with any diligence obligations with respect to the terminated Collaboration Target(s) (including any of the [...***...] final Collaboration Targets selected by GSK under clause (iii) above); and

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(viii) All of Regulus’ and GSK’s exclusivity obligations (including those of each Party’s Affiliates and, with respect to Regulus, Parent Companies) under Article 7 shall immediately terminate and no longer be of any force or effect with respect to the Collaboration Target(s) (including any of the final four (4) Collaboration Targets selected by GSK under clause (iii) above) being terminated (including all Collaboration Compounds and Licensed Products directed to such terminated Collaboration Target(s)).

(b) For each Program which is terminated by GSK pursuant to Section 12.2.2 or under Section 12.6 if GSK has exercised its Program Option with respect to such Program, then:

(i) The Agreement shall terminate with respect to such terminated Collaboration Target(s) with no additional amounts owed to Regulus (except as set forth in clause (iii) below or in Section 12.8);

(ii) Notwithstanding anything contained herein to the contrary, GSK shall have or retain and, if not earlier granted, Regulus hereby grants, conditional upon such event, with respect to any Program(s) terminated under subparagraph (b) above, the exclusive licenses granted to GSK under Section 5.2.1 with respect to the Collaboration Target, Collaboration Compounds, Option Compounds, and Licensed Products resulting from such Program;

(iii) in no event shall any Collaboration Compounds Developed under such terminated Program(s) be deemed Refused Candidates, nor shall any Licensed Products containing any such Collaboration Compound(s) as an active ingredient(s) be deemed Refused Candidate Products, to which Regulus would otherwise have rights under Section 4.2.7 of this Agreement;

(iv) GSK shall (A) be obligated to pay Regulus [...***...] of any [...***...] under the Agreement that would otherwise be payable under Section [...***...], subject to Section [...***...], with respect to the terminated Program(s) under this Section 12.7.3(b), and (B) be obligated to pay Regulus [...***...] of the [...***...], as applicable, under the relevant Program Option in accordance with Section 4.2, in each case (1) with respect to the Collaboration Compounds and Licensed Products resulting from the terminated Program(s) for which GSK retains or acquires such exclusive license under clause (ii) hereof, and (2) in no event shall the [...***...] of [...***...] with respect to Licensed Products resulting from the terminated Program(s) for which GSK acquires an exclusive license pursuant to the provisions of this Section 12.7.3(b). Notwithstanding any other provision under this Agreement or the Side Agreement, or any of the JV Agreements, or any interpretation of any one or any combination of the above to the contrary, [...***...] shall be

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***Confidential Treatment Requested

owed to Regulus, its Affiliates or to any of Regulus’ Parent Companies, successors or assigns on account of the exclusive license acquired by GSK as described in this Section 12.7.3(b) as clarified in section 12.7.7(d), and the provisions of Article 6 regarding [...***...] shall not apply, except as expressly set forth in this Section 12.7.3(b);

(v) Regulus shall have no further obligation to GSK to perform any Development or Manufacturing activities hereunder with respect to such terminated Collaboration Target(s), except pursuant to Section 5.3;

(vi) GSK shall not be required to comply with any diligence obligations with respect to the terminated Collaboration Target(s) or any Collaboration Compounds, Option Compounds or Licensed Products directed thereto;

(vii) All of Regulus’ and GSK’s exclusivity obligations (including those of each Party’s Affiliates and, with respect to Regulus, Parent Companies) under Article 7 shall immediately terminate and no longer be of any force or effect with respect to the Collaboration Target(s) being terminated (including all Collaboration Compounds and Licensed Products directed to such terminated Collaboration Target(s)); and

(viii) Notwithstanding anything contained herein to the contrary, all licenses granted to GSK under Article 5 with respect to Collaboration Compounds, Option Compounds or Licensed Products directed to the Collaboration Target that is the subject of any Program(s) for which GSK has previously exercised its Program Option as of the effective date of such termination, and which were not directed to the same Collaboration Target as the Program to which the Regulus uncured material breach relates, shall continue in full force, in accordance with the terms and conditions of this Agreement, including without limitation, GSK’s payment obligations under Article 6 with respect to any Collaboration Compounds, Option Compounds or Licensed Products resulting from such Program(s).

(c) In the case of a termination by GSK of any Program(s) or the entire Agreement under Section 12.2 as a result of (i) an [...***...] then the effects set forth in Section 12.7.3(a) or 12.7.3(b) above shall apply, as applicable depending upon whether GSK had exercised its Program Option for such Program, except that GSK shall be obligated to pay Regulus, in lieu of the royalties set forth in Section 12.7.3(a) or Section 12.7.3(b), a [...***...] with respect to Licensed Products resulting from the terminated Program(s) for which GSK acquires an exclusive license pursuant to the provisions of this Section 12.7.3. Notwithstanding any other provision under this Agreement or the Side Agreement, or any of the JV Agreements, or any interpretation of any one or any combination of the above to the contrary, no milestone payments or other fees, costs, other royalties or payments of any kind shall be owed to Regulus, its

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Affiliates or to any of Regulus’ Parent Companies, successors or assigns on account of the exclusive license acquired by GSK as described in this Section 12.7.3 as clarified in section 12.7.7(d), and the provisions of Article 6 regarding milestone and royalty payments shall not apply, except as expressly set forth in this Section 12.7.3(c).

(d) Dispute. Notwithstanding anything in this Agreement to the contrary, in the event that Regulus disputes the allegation of a Regulus Diligence Failure Event in good faith and pursues such dispute in accordance with Section 13.1, upon initiation of the arbitration process as described in Section 13.1, (i) the cure period set forth in Section 12.2.1 or 12.2.2, as applicable, shall be tolled until the conclusion of the arbitration process and, if such conclusion is in GSK’s favor, such cure period shall be extended as set forth in clause (A) below, and (ii) GSK shall be granted the licenses set forth in Section 5.2.1 solely for [...***...]; provided, however, that (A) upon the conclusion of the arbitration process in GSK’s favor, if Regulus fails to comply with the arbitrator’s final award on or before the end of the sixty (60) day period following the end of the initial cure period (as tolled as set forth in clause (i) above), termination shall become effective under Section 12.2.3 and the [...***...] license granted under clause (ii) above shall automatically convert to an exclusive license, with the right to grant sublicenses as set forth in Section 5.2.2, and (B) upon the conclusion of the arbitration process in Regulus’ favor, or Regulus’ compliance with the arbitrator’s final award within the cure period set forth in clause (A) above if the conclusion is in GSK’s favor, the [...***...] license granted under clause (ii) above shall terminate and revert to Regulus. During the entire time pending the final resolution of any such dispute, Regulus shall not grant any license to any Third Party under the Regulus Technology or Collaboration Technology with respect to the same subject matter, which would materially conflict or otherwise materially interfere with the potential exclusive license to GSK under this Section 12.7.3(d).

(e) The Parties understand and agree that, due to the nature of the collaboration under this Agreement, damages to GSK resulting from [...***...] Event under this Agreement would be difficult to calculate accurately, and thus the remedy set forth in Sections [...***...] represents a rational relationship between the damages from [...***...] on the one hand, and the cumulative loss to GSK of its expectation interest and its lost investment and lost potential return on investment.

12.7.4 Upon Termination by Regulus for Cause (other than [...***...] under Section 12.2; Termination by Regulus for GSK Insolvency under Section 12.6.

(a) In the event of a termination of this Agreement by Regulus pursuant to Section 12.2.1 or 12.2.2, as applicable, with respect to any Collaboration Target(s),

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or in its entirety, upon the uncured material breach of GSK [...***...], in which event Section 12.7.2 shall apply) where such material breach pertains to [...***...] or more Collaboration Targets, or to the Agreement as a whole, or in the event of a termination of this Agreement in its entirety by Regulus pursuant to Section 12.6 upon the insolvency of GSK:

(i) Notwithstanding anything contained herein to the contrary, all licenses granted to GSK with respect to Collaboration Compounds and Licensed Products directed to such terminated Collaboration Target(s) shall terminate and all such Collaboration Compounds and Licensed Products shall be deemed Refused Candidates, Refused Candidate Products or (if GSK has previously exercised its Program Option as of the effective date of such termination) Returned Licensed Products, and the exclusive licenses granted to Regulus under Section 5.1.2 and Section 5.1.3 shall apply with respect to such Refused Candidates and Refused Candidate Products, and Returned Licensed Products, respectively;

(ii) Regulus shall be obligated to pay GSK any applicable Reverse Royalties under Section [...***...] with respect to any such Refused Candidate Products, and under Section [...***...] with respect to any such Returned Licensed Products;

(iii) Regulus shall have no further obligation to GSK to perform any Development or Manufacturing activities hereunder with respect to the terminated Collaboration Target(s);

(iv) GSK shall have no further obligation to Regulus to perform any Development, Manufacturing or Commercialization activities hereunder with respect to the terminated Collaboration Target(s), except as set forth in Section 12.7.6;

(v) Regulus shall not be required to comply with any diligence obligations with respect to any Refused Candidates, Refused Candidate Products or Returned Licensed Products directed to such terminated Collaboration Target(s);

(vi) All Program Options that are not exercised by GSK under Section 4.2 with respect to any Program(s) terminated pursuant to this Section 12.7.4(a) before the date of Regulus’ notice of termination shall be cancelled and of no force and effect;

(vii) All of Regulus’ and GSK’s exclusivity obligations (including those of each Party’s Affiliates and, with respect to Regulus, Parent Companies) under Article 7 shall immediately terminate and no longer be of any force or effect with respect to the Collaboration Target(s) being terminated (including all Collaboration Compounds and Licensed Products directed to such terminated Collaboration Target(s)); and

(viii) Section 12.7.6 shall apply.

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(b) Notwithstanding anything in this Agreement to the contrary, in the event that GSK disputes the allegation of any GSK Diligence Failure Event in good faith and pursues such dispute in accordance with Section 13.1, upon initiation of the arbitration process as described in Section 13.1, (i) the cure period set forth in Section 12.2.1 or 12.2.2, as applicable, shall be tolled until the conclusion of the arbitration process and, if such conclusion is in Regulus’ favor, such cure period shall be extended as set forth in clause (A) below, and (ii) Regulus shall be granted the licenses set forth in Section 5.1.2 or 5.1.3, as the case may be, solely [...***...]; provided, however, that (A) upon the conclusion of the arbitration process in Regulus’ favor, if GSK fails to comply with the arbitrator’s final award on or before the end of the sixty (60) day period following the end of the initial cure period (as tolled as set forth in clause (i) above), termination shall become effective under Section 12.2.4 and the [...***...] license granted under clause (ii) above shall automatically convert to an exclusive license, with the right to grant sublicenses as set forth in Section 5.1.4, and (B) upon the conclusion of the arbitration process in GSK’s favor, or GSK’s compliance with the arbitrator’s final award within the cure period set forth in clause (A) above if the conclusion is in Regulus’ favor, the [...***...] license granted under clause (ii) above shall terminate and revert to GSK. During the entire time pending the final resolution of any such dispute, GSK shall not grant any license to any Third Party under the GSK Technology or Collaboration Technology with respect to the same subject matter, which would materially conflict or otherwise materially interfere with the potential exclusive license to Regulus under this Section 12.7.4(b).

(c) The Parties understand and agree that, due to the nature of the relationship of the Parties under this Agreement, damages to Regulus resulting from a [...***...] under this Agreement would be difficult to calculate accurately, and thus the remedy set forth in this Section 12.7.4 represents a rational relationship between the damages from the [...***...] on the one hand, and the cumulative loss to Regulus of its expectation interest and its lost investment and lost potential return on investment.

12.7.5 Upon Termination by JSC [...***...] for [...***...] Otherwise under Section 3.4.3; Terminated Program Options. In the event that this Agreement is terminated with respect to any Program(s) as a result of a decision of the JSC [...***...] for [...***...] concerns, or a Program is otherwise terminated under Section 3.4.3:

(a) Notwithstanding anything contained herein to the contrary, GSK shall have the right, in its sole discretion, to exercise its Terminated Program Option with respect to such terminated Program(s) as set forth in Section 4.2.3, upon which exercise the exclusive licenses granted to GSK under Section 5.2.1 shall become effective with respect to Collaboration

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Compounds, Option Compounds and Licensed Products resulting from such terminated Program(s), and the scope of such license shall be as modified and clarified under Section 12.7.7(d);

(b) with respect to any such terminated Program(s) in no event shall any Collaboration Compounds Developed under such terminated Program(s) be deemed Refused Candidates, nor shall any Licensed Products containing any such Collaboration Compound(s) as an active ingredient(s) be deemed Refused Candidate Products, to which Regulus would otherwise have rights under Section 4.2.7 of this Agreement;

(c) GSK shall be obligated to pay Regulus milestones as set forth in Section 6.5.3 and royalties as set forth in Section 6.6.1(d) (subject to Section 6.6.2), in each case depending on the stage of Development at which the termination occurred;

(d) Regulus shall have no further obligation to GSK to perform any Development or Manufacturing activities hereunder with respect to such terminated Program(s) (including any Collaboration Compounds or Licensed Products resulting from such terminated Program(s)), except in the event that GSK exercises its Terminated Program Option under clause (a) above, in which case Section 5.3 shall apply;

(e) GSK shall not be required to comply with any diligence obligations with respect to any Option Compounds or Licensed Products resulting from such terminated Program(s); and

(f) All of Regulus’ and GSK’s exclusivity obligations (including those of each Party’s Affiliates and, with respect to Regulus, Parent Companies) under Article 7 shall immediately terminate and no longer be of any force or effect with respect to such terminated Program(s) (including any Collaboration Compounds and Licensed Products resulting from such terminated Program(s)).

12.7.6 Technology Transfer. Upon termination of this Agreement, or any Collaboration Target(s) hereunder, by Regulus pursuant to Section 12.2, 12.4 or 12.6, or by GSK pursuant to Section 12.3, then paragraph (a) below shall apply, and for any termination by GSK pursuant to Section 12.2, 12.5 or 12.6, then Section 5.3 shall apply for all terminated Programs:

(a) If such termination occurs prior to First Commercial Sale of the Licensed Product(s) directed to the terminated Collaboration Target(s), during a period not to exceed [...***...] months thereafter, GSK will promptly deliver or disclose, as appropriate, to Regulus, [...***...] to Regulus ([...***...]), the GSK Technology and Collaboration Technology in GSK’s possession or Control to the extent (A) relating specifically and primarily to Refused

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Candidates, Refused Candidate Products and/or Returned Licensed Products if such GSK Technology and Collaboration Technology was used in connection with the Program (unless the Parties have mutually agreed to exclude it) or (B) [...***...] with respect to a specific Collaboration Target that is the subject of such Program, including but not limited to: (i) information regarding the [...***...], which is necessary for the exercise by Regulus of the Manufacturing rights granted under Section 5.1.2 or 5.1.3, as applicable, (ii) pre-clinical and clinical data and results (including pharmacology, toxicology, emulation and stability studies), adverse event data, protocol results, analytical methodologies, (iii) copies of patent applications and patents included within GSK Patents and GSK Collaboration Patents and other relevant patent information to the extent of any claims directed to subject matter which was used in connection with the Program (unless the Parties have mutually agreed to exclude it) or covering a method of treatment or use with respect to a specific Collaboration Target that is the subject of such Program, (iv) regulatory filings (including all relevant INDs and Regulatory Approvals), regulatory documentation, regulatory correspondence, and applicable reference standards, ownership of which regulatory filings shall be transferred to Regulus or, if such transfer is not reasonably practical, a right of reference shall be granted to Regulus, and (v) at Regulus’ request, any then existing supplies as shall be deemed suitable by Regulus of bulk drug substance or other materials, including drug substance, drug product and intermediate stocks, reference standards and analytical specification and testing methods used to Manufacture the applicable Refused Candidates, Refused Candidate Products or Returned Licensed Products, at GSK’s Fully Absorbed Cost of Goods; in each case above to the extent pertaining specifically to any Refused Candidates, Refused Candidate Products and Returned Licensed Products and which are necessary to enable Regulus to Develop, Manufacture and Commercialize such Refused Candidates, Refused Candidate Products and/or Returned Licensed Products in the Field in the Territory. In addition, the Parties will consider in good faith from time to time whether a safety data exchange agreement is required. Without limiting any of the foregoing, GSK shall use Diligent Efforts to perform the transfer of such information and materials to Regulus in an orderly manner, and, upon delivery or disclosure, as appropriate, of such information and materials to Regulus, Regulus shall use Diligent Efforts to promptly implement such information and materials into its Development and Commercialization activities with respect to such Refused Candidates, Refused Candidate Products and/or Returned Licensed Products hereunder. For the avoidance of doubt, the obligation on GSK to deliver or disclose, as appropriate, to Regulus the GSK Technology and other Know-How and information to the extent relating specifically and primarily to Refused Candidates, Refused Candidate Products and/or Returned Licensed Products if such GSK Technology and Collaboration Technology was used in connection with the Program (unless the

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Parties have mutually agreed to exclude it), or covering a method of treatment or use with respect to a specific Collaboration Target that is the subject of such Program, in accordance with this Section 12.7.6 shall include (x) the transfer or license of any GSK Technology in the possession of any GSK Affiliate engaged by GSK as a subcontractor in accordance with Section 3.10, and (ii) the use of Diligent Efforts to transfer or license any GSK Technology in the possession of any Third Party subcontractor engaged by GSK as a subcontractor in accordance with Section 3.10.

(b) If termination occurs following First Commercial Sale of the Licensed Product(s) directed to such terminated Collaboration Target(s), with respect to all affected countries, in addition to the items listed in clause (a) above, to the extent that GSK owns any trademark(s) that are specific to any Licensed Product(s), if GSK has used any such trademark extensively, publicly and exclusively in connection with the Licensed Product(s) and not any other products of GSK which are not Licensed Product(s), then GSK agrees to assign such trademark to Regulus, in each country where the Agreement is terminated with respect to such Licensed Product and where GSK has rights in the trademark. In such event, Regulus shall be responsible for recording the assignment in a timely manner and for any and all costs associated with the assignment and recordation in such country.

(c) In addition to clause (a) or (b), GSK shall provide for reasonable transitional support, at [...***...], up to a maximum of [...***...], as is reasonably required by Regulus, for up to an additional [...***...] months with respect to Returned Licensed Products, and any additional support as reasonably required by Regulus shall be charged to Regulus at rates to be agreed between the Parties.

12.7.7 Special Consequences for Certain Scenarios and Clarifications

(a) Notwithstanding anything in this Agreement to the contrary, if GSK unilaterally terminates this Agreement under Section 12.3 in its entirety or with respect to any Collaboration Target(s) and in the absence of an uncured material breach of the Agreement by Regulus with respect to such Collaboration Target(s), and GSK or its Affiliates or sublicensees [...***...], then Regulus shall no longer be obligated to [...***...] with respect to any Refused Candidate Products or Returned Licensed Products to which Regulus obtains rights under Section 12.7.1 arising from such termination of this Agreement by GSK pursuant to Section 12.3.

(b) In addition, if, at any time prior to any termination of this Agreement with respect to any Collaboration Target(s) and in the absence of an uncured material breach of the Agreement by Regulus with respect to such Collaboration Target(s), GSK or its

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Affiliates or sublicensees [...***...] and then GSK unilaterally terminates this Agreement under Section 12.3 in its entirety or with respect to any Collaboration Target(s), then the consequences of termination set forth in clause (a) above shall apply.

(c) For clarity, upon termination of any Collaboration Target or Program under Article 12 or Section 3.4.3 or 4.2.3, or where GSK declines to exercise all of its Program Options on or before the end of the applicable PoC Option Exercise Period for a given Program, the exclusivity obligations under Section 7.1 or Section 7.2 shall no longer apply to bind or restrict GSK or its Affiliates, or Regulus or its Affiliates or Parent Companies, with respect to the terminated Collaboration Target or Program.

(d) For the sake of clarity, the Parties understand and agree that, in the event that pursuant to the provisions of Sections 12.7.3(a), 12.7.3(c) or 12.7.5, GSK acquires an exclusive license from Regulus under Section 5.2.1 with respect to a terminated Program and the Collaboration Target and Collaboration Compounds relating to such Program, then, if such Program as of the date of such termination has not yet progressed to the point where any Collaboration Compounds at all or any Development Candidates or any Option Compounds or Licensed Products have been identified, then, notwithstanding any interpretation of Section 5.2.1 or any other provision of this Agreement or the Side Agreement or any of the JV Agreements or any combination of any of those to the contrary, GSK shall have the exclusive, sublicenseable right and license in the Field and in the Territory, under the exclusive license granted in Section 5.2.1, to use the Regulus Technology and Regulus’ rights in the Collaboration Technology, to identify and discover new (as well as any then-existing) Collaboration Compounds directed to such Collaboration Target, and to Develop, Manufacture and Commercialize any new and existing Collaboration Compounds as and into Licensed Products, and the license granted to GSK under Section 5.2.1 shall not be construed as limiting GSK only to use Regulus Technology and Collaboration Technology pertaining to Collaboration Compounds which are existing as of the date of such Program termination under Article 12.

12.8 Accrued Rights; Surviving Provisions of the Agreement; Certain Clarifications.

(a) Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination, relinquishment or expiration including, without limitation, the payment obligations under Article 6 hereof and any and all damages arising from any breach hereunder. Such termination, relinquishment or expiration shall not relieve any Party from obligations which are expressly indicated to survive termination of this Agreement.

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(b) For purposes of clarity, the Parties understand and agree that, (i) unless the exclusivity obligations under Article 7 are expressly stated as binding upon a Party beyond the termination or expiration of this Agreement with respect to a Program or Collaboration Target, no such obligation(s) shall survive such termination or expiration; (ii) all Program Options for any Program(s) that is not terminated under Section 12.2 shall remain in effect in accordance with the terms of Article 4; and (iii) unless otherwise expressly stated, references in this Article 12 to “on a Collaboration Target-by-Collaboration Target basis” (and related references to “Collaboration Target” in such context) shall mean with respect to a Program that is directed to a particular Collaboration Target if such Program actually exists at the point that the relevant determination is made under Article 12, or with respect to all Collaboration Compounds and Licensed Products directed against a particular Collaboration Target, if the Program for such Collaboration Target has not yet commenced or if GSK has already exercised its Program Option for such Program at the point that the relevant determination is made under Article 12.

(c) The provisions of Sections 4.2.3, 4.2.7 and 4.3.2 (solely with respect to the effects of termination set forth therein in connection with Article 12), Articles 5 and 6 (in each case in accordance with the provisions of Article 12 or to the extent any payment payable hereunder is owed to a Party but unpaid as of the effective date of termination), Sections 6.9.3 and 6.10, Article 8 (with respect to (i) Jointly-Owned Collaboration Technology and (ii) any Know-How or Patent Rights Controlled by one Party but for which licenses granted to the other Party survive termination or expiration of this Agreement), and Articles 9, 11, 12, and 13 shall survive the termination or expiration of this Agreement for any reason, in accordance with their respective terms and conditions, and for the duration stated, and where no duration is stated, shall survive indefinitely.

ARTICLE 13

MISCELLANEOUS

13.1 Dispute Resolution by Binding Arbitration. Any controversy or claim arising out of or under this Agreement, or the breach thereof, which is not settled under the procedures set forth in the appropriate provisions of Article 2 or Article 3 and which is not subject to the final decision-making authority of a Party under the provisions of Article 2 or Article 3, shall be finally resolved by binding arbitration, held in New York City, New York, and administered by the American Arbitration Association under its Commercial Arbitration Rules. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Parties shall make reasonable efforts to appoint three (3) arbitrators, who are each mutually

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acceptable to GSK and Regulus, within [...***...] days of the initiation of the arbitration; in the event they are unsuccessful and do not agree to extend the time period, then the arbitrators shall be appointed in accordance with the rules. The Parties shall share the expenses for the arbitrators, but shall otherwise be responsible for their own fees in relation to such arbitration. Until such time as arbitrators are appointed, the Parties may seek judicial relief for interim measures, such as injunctive relief, in any court having competent jurisdiction. For clarity, the Parties understand and agree that binding arbitration pursuant to this Section 13.1 shall not apply to alter or modify the indemnity obligations of the respective Parties under Article 11, but arbitration may be sought to interpret such obligations. For clarity, the Arbitrators shall not have authority or discretion to decide any matter other than the matter for decision before them, and any such decision shall not include any award or determination which would amend the applicable terms of the Agreement.

13.2 Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, U.S.A., without reference to conflicts of laws principles.

13.3 Assignment. This Agreement shall not be assignable by either Party to any Third Party or Parent Company, in the case of Regulus, (except as expressly stated below) without the prior written consent of the other Party hereto, such consent not to be unreasonably withheld. Notwithstanding the foregoing, (a) either Party may assign this Agreement, without any consent of the other Party, to an Affiliate, to a Third Party, or to the Parent Company of such Party, in the case of Regulus, that acquires all or substantially all of the business or assets of such Party to which the subject matter of this Agreement pertains (whether by merger, reorganization, acquisition, sale or otherwise), and (b) either Party may assign or transfer its rights to receive royalties and milestones under this Agreement (but no liabilities), without any consent of the other Party, to an Affiliate, to its Parent Company, or to a Third Party in connection with a payment factoring transaction. Notwithstanding the foregoing, each Party shall have the right to assign this Agreement, in whole or in part, to its Affiliate or Parent Company without the prior written consent of the other Party; provided, that, such assignee is able to exercise Diligent Efforts equivalent to those required to be exercised by such assigning Party and otherwise perform all of the obligations of the assigning Party hereunder and assumes in writing all of the relevant liabilities and obligations of the assigning Party hereunder. No assignment and transfer shall be valid and effective unless and until the assignee/transferee shall agree in writing to be bound by the provisions of this Agreement. The terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the successors, heirs, administrators and permitted assigns of the Parties. Any assignment not in accordance with the foregoing shall be void.

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13.4 Performance Warranty. Each Party hereby acknowledges and agrees that it shall be responsible for the full and timely performance as and when due under, and observance of all the covenants, terms, conditions and agreements set forth in, this Agreement by its Affiliate(s) and Sublicensees.

13.5 Force Majeure. No Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure is defined as causes beyond the reasonable control of a Party, which may include, without limitation, acts of God; acts, regulations, or laws of any government; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic and failure of public utilities or common carriers. In such event the Party so failing or delaying shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled for up to a maximum of ninety (90) days, after which time the Parties will negotiate in good faith any modifications of the terms of this Agreement that may be necessary to arrive at an equitable solution, unless the Party giving such notice has set out a reasonable timeframe and plan to resolve the effects of such force majeure and executes such plan within such timeframe. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.

13.6 Notices. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

If to Regulus, addressed to:	Regulus Therapeutics, LLC
1896 Rutherford Road
Carlsbad, California 92008
Attention: President
Fax: 760-268-6868

with a copy to:	Isis Pharmaceuticals, Inc.
1896 Rutherford Road
Carlsbad, California 92008
Attention: General Counsel
Fax: 760-268-4922

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Alnylam Pharmaceuticals, Inc.
300 Third Street, 3rd Floor
Cambridge, MA 02142
Attention: Vice President, Legal
Fax: 617-551-8109

WilmerHale
60 State Street
Boston, MA 02109
Attention: Steven D. Singer, Esq.
Fax: 617-526-5000

If to GSK, addressed to:	[...***...]

with a copy to:	[...***...]

or to such other address for such Party as it shall have specified by like notice to the other Party; provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next Business Day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery shall be deemed to be the third Business Day after such notice or request was deposited with the U.S. Postal Service.

13.7 Export Clause. Each Party acknowledges that the laws and regulations of the United States restrict the export and re-export of commodities and technical data of United States origin. Each Party agrees that it will not export or re-export restricted commodities or the technical data of the other Party in any form without the appropriate United States and foreign government licenses.

13.8 Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver or subsequent waiver of such condition or term or of another condition or term.

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13.9 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

13.10 Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto, the Side Agreement, the Convertible Promissory Note and the relevant applicable cited provisions of the JV Agreements, set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties and supersede and terminate all prior agreements and understanding between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

13.11 Independent Contractors. Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties. Each Party is an independent contractor. Neither Party shall assume, either directly or indirectly, any liability of or for the other Party. Neither Party shall have the authority to bind or obligate the other Party and neither Party shall represent that it has such authority.

13.12 Headings. Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement.

13.13 Books and Records. Any books and records to be maintained under this Agreement by a Party or its Affiliates or Sublicensees shall be maintained in accordance with U.S. generally accepted accounting principles in the case of Regulus, and shall be maintained in accordance with International Financial Reporting Standards (IFRS) in the case of GSK, consistently applied, except that the same need not be audited.

13.14 Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

13.15 Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between the Parties and their representatives, each of which

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has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement. For clarity, the relevant applicable provisions of the JV Agreements shall not be construed under this paragraph.

13.16 Supremacy. In the event of any express conflict or inconsistency between this Agreement and the Initial Research Plan, any Research Plan or any Early Development Plan or of any Schedule or Exhibit hereto, the terms of this Agreement and of the Side Agreement shall control. The Parties understand and agree that the Schedules and Exhibits hereto are not intended to be the final and complete embodiment of any terms or provisions of this Agreement, and are to be updated from time to time during the Agreement Term, as appropriate and in accordance with the provisions of this Agreement.

13.17 Counterparts. This Agreement may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.

13.18 Compliance with Laws: Each Party shall and shall ensure that its Affiliates, Parent Companies and Sublicensees will, comply with all relevant laws and regulations in exercising their rights and fulfilling their obligations under this Agreement.

* * * *

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Regulus Therapeutics LLC

By:	/s/ Kleanthis G. Xanthopoulos

Name:	Kleanthis G. Xanthopoulos, Ph.D.
Title:	President & CEO
Date:	April 17, 2008

Glaxo Group Limited

By:	/s/ Paul Williamson

Name:	Paul Wiliamson
Title:	For and on behalf of Edinburgh Pharmaceutical Industries Limited Corporate Director
Date:	April 17, 2008

LIST OF SCHEDULES AND EXHIBITS

SCHEDULE 1.64 — Proposed Definition of Fully Absorbed Manufacturing Cost

SCHEDULE 1.103 — The miRNAs [...***...] as of the Effective Date

SCHEDULE 1.106 — The library of oligonucleotides [...***...] as of the Effective Date

SCHEDULE 6.8.2 — [...***...] Patent Rights Controlled by Regulus as of the Effective Date

SCHEDULE 8.10 — Parent Company Patents Controlled by Isis as of the Effective Date and covering [...***...] chemical modification

EXHIBIT A — Initial Research Plan

EXHIBIT B — Listing of Patent Rights Licensed to Regulus from its Parent Companies as of the Effective Date

EXHIBIT C — Listing of Patent Rights Assigned to Regulus from its Parent Companies or otherwise owned by Regulus as of the Effective Date

EXHIBIT D — Listing of Patent Rights Licensed to Regulus

EXHIBIT E — Initial Collaboration Targets

EXHIBIT F — Listing of Existing In-License Agreements

EXHIBIT G — Press Release

EXHIBIT H — Convertible Promissory Note

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SCHEDULE 1.64

[...***...]

***Confidential Treatment Requested

SCHEDULE 1.103

The miRNAs [...***...] as of the Effective Date (Release 10.1, December 2007)

[...***...]

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SCHEDULE 1.106

The library of oligonucleotides [...***...] as of the Effective Date

(Release 10.1, December 2007)

[...***...]

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SCHEDULE 6.8.2

[...***...] Patent Rights as of the Effective Date

[...***...]

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SCHEDULE 8.10

Parent Company Patents Controlled by Isis as of the Effective Date

and covering [...***...] chemical modification

[...***...]

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EXHIBIT A

Initial Research Plan

[...***...]

A-1

***Confidential Treatment Requested

EXHIBIT B

Listing of Patent Rights Licensed to Regulus from its Parent Companies as of the Effective Date

[...***...]

B-1

***Confidential Treatment Requested

EXHIBIT C

Listing of Patent Rights Assigned to Regulus from its Parent Companies or otherwise owned by Regulus as of the

Effective Date

[...***...]

C-1

***Confidential Treatment Requested

EXHIBIT D

Listing of Patent Rights Licensed to Regulus

[...***...]

D-1

***Confidential Treatment Requested

EXHIBIT E

Initial Collaboration Targets

[...***...]

E-1

***Confidential Treatment Requested

EXHIBIT F

Listing of Existing In-License Agreements

[...***...]

F-1

***Confidential Treatment Requested

EXHIBIT G

Press Release

GlaxoSmithKline and Regulus Therapeutics Form Strategic Alliance To Develop MicroRNA Targeted Therapeutics to Treat Inflammatory Diseases

Companies Announce Significant microRNA Therapeutics Collaboration

LONDON & PHILADELPHIA & CARLSBAD, Calif., Apr 17, 2008 (BUSINESS WIRE) — GlaxoSmithKline (GSK) and Regulus Therapeutics LLC (Regulus) today announced a worldwide strategic alliance to discover, develop and market novel microRNA-targeted therapeutics to treat inflammatory diseases such as rheumatoid arthritis and inflammatory bowel disease. Regulus is a joint venture between Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY) and Isis Pharmaceuticals, Inc. (Nasdaq: ISIS).

The alliance leverages Regulus’ unique expertise and intellectual property position in the discovery and development of microRNA-targeted therapeutics and provides GSK with an option to license product candidates directed at four different microRNA targets with relevance in inflammatory disease. Regulus will be responsible for the discovery and development of the microRNA antagonists through completion of clinical proof of concept, unless GSK chooses to exercise its option earlier. After exercise of the option, GSK will have an exclusive license to drugs developed under each program by Regulus for the relevant microRNA target for further development and commercialization on a worldwide basis. Regulus will have the right to further develop and commercialize any microRNA therapeutics which GSK chooses not to develop or commercialize.

Regulus will receive $20 million in upfront payments from GSK, including a $15 million option fee and a $5 million note (guaranteed by Isis and Alnylam) that will convert into Regulus common stock in the future under certain specified circumstances. Regulus could also be eligible to receive up to $144.5 million in development, regulatory and sales milestone payments for each of the four microRNA-targeted therapeutics discovered and developed as part of the alliance. In addition to the potential of nearly $600 million Regulus could receive in option, license and milestone payments, Regulus would also receive tiered royalties up to double digits on worldwide sales of products resulting from the alliance.

“We are focused on finding innovative medicines through both internal efforts and by ‘virtualizing’ a portion of the inflammatory diseases pipeline. We are very excited to be working with Regulus and exploring the therapeutic opportunities in inflammation offered by targeting microRNAs, an exciting new area of biology,” said Jose Carlos Gutierrez-Ramos, Ph.D., Senior Vice President and head of the Immuno-Inflammation Center of Excellence for Drug Discovery of GSK. “When associated with an aberrant inflammatory response, microRNAs represent disease targets whose therapeutic modulation could revolutionize the way we treat immune diseases and provide benefits not readily achievable with today’s medicines.”

“GSK is an outstanding partner for Regulus, and we look forward to expanding our efforts in inflammation where a new class of therapeutics could offer novel options to treat disease,” said Kleanthis G. Xanthopoulos, Ph.D., President and Chief Executive Officer of Regulus. “microRNA therapeutics represent an exciting new frontier for pharmaceutical research, opening many opportunities including those present in inflammation and immune diseases. As a leading microRNA therapeutics company, Regulus has the expertise and access to proprietary antisense technologies, which provide the tools and potential to quickly move therapeutic programs toward the clinic. Through its relationship with Alnylam and Isis, Regulus also has a vast patent estate in microRNAs.”

About microRNAs

microRNAs are a recently discovered class of genetically encoded small RNAs, approximately 20 nucleotides in length, and are believed to regulate the expression of a large number of human genes. microRNA therapeutics represent a new approach for the treatment of a wide range of human diseases. The inappropriate absence or presence of specific microRNAs in various cells has been shown to be associated with specific human diseases including cancer, viral infection, and metabolic disorders. Targeting microRNAs with novel therapeutic agents could result in high-impact and broadly acting treatments for human diseases.

About Regulus Therapeutics LLC

Regulus is a biopharmaceutical company formed to discover, develop and commercialize microRNA therapeutics. Regulus was founded in late 2007 as a joint venture between Alnylam Pharmaceuticals, a leader in RNAi therapeutics, and Isis Pharmaceuticals, a leader in antisense technologies and therapeutics. Isis and Alnylam scientists and collaborators were the first to discover microRNA antagonist strategies that work in vivo in animal studies (Krutzfeldt et al. Nature 438, 685-689 (2005); Esau et al. Cell Metab., 3, 87-98 (2006)). Isis and Alnylam have also created and consolidated key intellectual property for the development and commercialization of microRNA therapeutics. Regulus maintains facilities in Carlsbad, California. For more information, visit www.regulusrx.com.

About Alnylam Pharmaceuticals, Inc.

Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is applying its therapeutic expertise in RNAi to address significant medical needs, many of which cannot effectively be addressed with small molecules or antibodies, the current major classes of drugs. Alnylam is leading the translation of RNAi as a new class of innovative medicines with peer-reviewed research efforts published in the world’s top scientific journals including Nature, Nature Medicine, and Cell. The company is leveraging these capabilities to build a broad pipeline of RNAi therapeutics; its most advanced program is in Phase II human clinical trials for the treatment of respiratory syncytial virus (RSV) infection. In addition, the company is developing RNAi therapeutics for the treatment of influenza, hypercholesterolemia, and liver cancers, among other diseases. The company’s leadership position in fundamental patents, technology, and know-how relating to RNAi has enabled it to form major alliances with leading companies including Medtronic, Novartis, Biogen Idec, and Roche. The company, founded in 2002, maintains headquarters in Cambridge, Massachusetts. For more information, visit www.alnylam.com.

About Isis Pharmaceuticals, Inc.

Isis is exploiting its expertise in RNA to discover and develop novel drugs for its product pipeline and for its partners. The Company has successfully commercialized the world’s first antisense drug and has 19 drugs in development. Isis’ drug development programs are focused on treating cardiovascular and metabolic diseases. Isis’ partners are developing antisense drugs invented by Isis to treat a wide variety of diseases. Ibis Biosciences, Inc., Isis’ majority-owned subsidiary, is developing and commercializing the Ibis T5000(TM) Biosensor System, a revolutionary system to identify infectious organisms. Isis is a joint owner of Regulus Therapeutics LLC, a joint venture focused on the discovery, development and commercialization of microRNA therapeutics. As an innovator in RNA-based drug discovery and development, Isis is the owner or exclusive licensee of over 1,500 issued patents worldwide. Additional information about Isis is available at www.isispharm.com.

Alnylam/Isis Forward Looking Statements

This press release includes forward-looking statements regarding the future therapeutic and commercial potential of Isis’, Alnylam’s and Regulus’ business plans, technologies and intellectual property related to microRNA therapeutics being discovered and developed by Regulus, including statements regarding expectations around the newly formed relationship between Regulus and GSK. Any statement describing Isis’, Alnylam’s or Regulus’ goals, expectations, financial or other projections, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement, including those statements that are described as such parties’ goals. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such products. Such parties’ forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although these forward-looking statements reflect the good faith judgment of the management of each such party, these statements are based only on facts and factors currently known by Isis, Alnylam or Regulus, as the case may be. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Isis’, Alnylam’s and Regulus’ programs are described in additional detail in Isis’ annual report on Form 10-K for the year ended December 31, 2007 and in Alnylam’s annual report on Form 10-K for the year ended December 31, 2007, which are on file with the SEC. Copies of this and other documents are available from Isis, Alnylam or Regulus.

About GlaxoSmithKline

GlaxoSmithKline—one of the world’s leading research-based pharmaceutical and healthcare companies—is committed to improving the quality of human life by enabling people to do more, feel better and live longer.

About the II CEDD

The Immuno-Inflammation Centre of Excellence for Drug Discovery is dedicated to discovering therapies for inflammatory diseases such as rheumatoid arthritis, inflammatory bowel disease and psoriasis. It is designed to integrate and better coordinate the progression of inflammatory disease medicines from therapeutic hypothesis to clinical proof of concept. It focuses on building an innovative pipeline through both internal efforts and external alliances with other companies and research institutions and will focus on ‘virtualizing’ a portion of the inflammatory diseases pipeline by forming multiple risk-sharing/reward-sharing alliances.

EXHIBIT H

Convertible Promissory Note

H-1

Exhibit 10.21

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

EXECUTION COPY

AMENDMENT #1 TO THE PRODUCT DEVELOPMENT AND

COMMERCIALIZATION AGREEMENT

This AMENDMENT #1 TO THE PRODUCT DEVELOPMENT AND COMMERCIALIZATION AGREEMENT (this “Amendment”) is entered into and made effective as of the 24th day of February 2010 (the “Amendment Date”) by and between Regulus Therapeutics Inc., a Delaware corporation having its principal place of business at 1896 Rutherford Road, Carlsbad, CA 92008 (“Regulus”), and Glaxo Group Limited, a company existing under the laws of England and Wales, having its registered office at Glaxo Wellcome House, Berkeley Avenue, Greenford, Middlesex, UB6 0NN, England (“GSK”). Regulus and GSK are each referred to herein by name or as a “Party” or, collectively, as “Parties.”

RECITALS

WHEREAS, Regulus and GSK are parties to the Product Development and Commercialization Agreement dated April 17, 2008 (the “Agreement”) and the Exclusive License and NonExclusive Option Agreement dated February 24, 2010 (the “SPC-3649 Agreement”;

WHEREAS, GSK desires to include mir-122 as one of the four Collaboration Targets (and thereby including Regulus’ drug discovery and development program focused on mir-122) under the Agreement, and Regulus desires to grant GSK such inclusion;

WHEREAS, the Parties desire to waive Section 12.4 of the Agreement in its entirely in connection with such inclusion of mir-122 as one of the four Collaboration Targets; and

WHEREAS, on or about the Amendment Date, Regulus shall deliver to GSK a convertible promissory note pursuant to which GSK shall lend Regulus the amount specified therein (the “Second Convertible Promissory Note”).

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be hereby bound, do hereby agree as follows:

1.1 Interpretation.

1.1.1 The capitalized terms used and not otherwise defined in this Amendment shall have the meanings set forth in the Agreement.

1.1.2 Other Defined Terms.

(a) “Lead Compound” means the Collaboration Compound in the Regulus Mir-122 Program that is most advanced with respect to the Research Plan and Early Development Plan for the Regulus Mir-122 Program.

(b) “Mir-122” means the miRNA having the miRBase Accession Number […***…], and the sequence […***…].

(c) “Regulus(’) Mir-122 Program” shall mean any miRNA Compound designed to interfere with or inhibit (i.e. “directed to” or “directed against”) Mir-122, which compound was either (i) identified or discovered by Regulus or any of its Affiliates or any of its Founding Companies prior to the Amendment Date or (ii) is discovered or identified by or on behalf of Regulus or any of its Affiliates in accordance with the applicable Research Program).

(d) “SPC 3649” means (a) the proprietary […***…] compound […***…] on the Amendment Date as SPC-3649, and (b) any and all salts, crystalline and amorphous forms, and solvates (including hydrates) thereof. The sequence and chemistry of SPC-3649 is described in PCT Publication […***…], published […***…]. Solely with respect to Section 1.4 of this Amendment, the definition of SPC 3649 may be expanded as set forth in Section 1.4.2 of this Amendment.

(e) “Stanford” means The Board of Trustees of the Leland Stanford Junior University.

(f) “Stanford License Agreement” means the Co-Exclusive License Agreement dated August 31, 2005 among Stanford and the Parent Companies (as assigned by Isis to Regulus on July 13, 2009).

(g) “Stanford Patent(s)” means any Patent Right licensed under the Stanford License Agreement. A list of the Stanford Patents as of the Amendment Date is attached hereto under Exhibit I.

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1.1.3 Amendment and Restatement of Section 1.59 of Agreement. Section 1.59 (definition of Field) of the Agreement, is hereby amended, restated and replaced in its entirety by the following:

“1.59 “Field” shall mean (a) the treatment and/or prophylaxis of any or all Indications and (b) also, to the extent that Regulus or GSK, whichever is the licensing Party hereunder, Controls diagnostic rights, the diagnosis of any or all Indications, to the extent such diagnostic rights are necessary or important to Commercialize a Licensed Product or where the absence of Control by the Commercializing Party, of diagnostic rights could reasonably be considered to materially adversely affect the sales of the Licensed Product; provided, however, that solely with respect to SPC 3649, “Field” shall be limited to the treatment and/or prophylaxis of hepatitis C virus.”

1.1.4 All references to “Dollars” mean U.S. Dollars. The use of the singular form of a defined term also includes the plural form and vice versa, except where expressly noted. The use of the word “including” shall mean “including without limitation”. The use of the words “herein,” “hereof” or “hereunder,” and words of similar import, refer to this Amendment in its entirety and not to any particular provision hereof.

1.2 Addition of Mir-122 as Collaboration Target and Program.

1.2.1 The Parties hereby agree that, effective as of the Amendment Date, Mir-122 shall be added as one of the four Collaboration Targets and that Regulus’ Mir-122 Program will be added as a Program under the Agreement. The Parties agree that for purposes of adding the Regulus Mir-122 Program to the Agreement, the provisions of Section 3.2.1 will be deemed to be satisfied. Regulus will conduct the Regulus Mir-122 Program in accordance with the terms and conditions of the Agreement, including the provisions of Article 3 of the Agreement. Regulus will prepare and present a Research Plan for the Regulus Mir-122 Program to the Mir-122 Joint Program Subcommittee for approval within sixty (60) days of the Amendment Date. The Research Collaboration Term for the Regulus Mir-122 Program will commence as of the Amendment Date. GSK shall have a Program Option with respect to Regulus’ Mir-122 Program, in accordance with the terms and conditions of the Agreement; provided, however, the restrictions set forth in Section 4.1.3 and Article 7 of the Agreement will not restrict or prevent Regulus or its Parent Companies from practicing outside the Field with respect to SPC-3649.

1.2.2 Within thirty (30) days of the Amendment Date, the parties will form a Joint Program Subcommittee under Section 2.2.1 of the Agreement that is specifically related to Regulus’ Mir-122 Program (the “Mir-122 Joint Program

Subcommittee”). For purposes of clarity, with respect to the Regulus Mir-122 Program, any reference in the Agreement to the Joint Program Subcommittee will be a reference to the Mir-122 Joint Program Subcommittee.

1.3 Waiver. For so long as GSK has not breached its payment obligation under Section 5.1, 5.3 and 5.4 of the SPC-3649 Agreement (and such breach has not been cured by the ninetieth (90th) day following Regulus’ written notice to GSK of such breach), Regulus hereby waives all of its right under Section 12.4 of the Agreement.

1.4 Future Rights.

1.4.1 If, at any point, after the Amendment Date, Regulus, or any of its Affiliates or Parent Companies engages […***…] in discussions of an arrangement likely to result in the creation of Third Party License Pass-Through Costs related to the acquisition of the right to Develop or Commercialize SPC 3649, Regulus will notify GSK of such discussions, and Regulus will keep GSK reasonably informed as to the status and contents of such discussions and will consider in good faith any GSK comments with regard to the amount or structure of any Third Party License Pass-Through Costs payable for SPC-3649; provided, however, this obligation will not apply to confidential discussions related to the acquisition of all or substantially all of […***…] business. Also, if, at any point, after the Amendment Date Regulus, or any of its Affiliates or Parent Companies Controls the right to Develop and/or Commercialize SPC 3649 in the Field, then Regulus will promptly (but in any case within thirty (30) days) provide written notice to GSK and GSK will then have forty-five (45) days to conduct a due diligence evaluation of SPC 3649 and notify Regulus in writing whether GSK elects that SPC 3649 be added as a part of the Regulus Mir-122 Program as a Collaboration Compound. Along with such notice Regulus will send to GSK all information and data related to SPC-3649, including details of any Third Party License Pass-Through Costs payable for SPC-3649 reasonably necessary for GSK to conduct an evaluation of SPC-3649. If GSK fails to notify Regulus within such forty- five (45) day period that GSK would like to add SPC 3649 to the Regulus Mir-122 Program, Regulus (or the applicable Parent Company) will be free to Develop and/or Commercialize SPC- 3649 without any obligation to GSK. If GSK elects to add SPC 3649 to the Regulus Mir-122 Program, GSK shall obtain the rights thereto as set forth in Section 1.2 herein; provided, GSK agrees to pay […***…] the costs (including but not limited to any upfront payments and equity premiums) to acquire control of SPC 3649 and […***…] any Third Party License

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Pass-Through Costs applicable to SPC 3649, as Program-Specific Technology in accordance with Section 6.8.2 of the Agreement. Once SPC 3649 becomes a Collaboration Compound, GSK will pay to Regulus all previously unpaid milestones set forth in Section 6.4 of the Agreement, and as amended by Section 1.6 hereto for Milestone Events that have been achieved by SPC-3649 prior to the time it became a Collaboration Compound. By way of example only, if Regulus acquires Control of SPC-3649 after Phase 2 Clinical Trials have been initiated with SPC-3649 and GSK has not yet paid Regulus any milestones for the Regulus Mir-122 Program, GSK would pay Regulus the amounts corresponding to the Candidate Selection, Initiation of Phase 1 Clinical Trials and Initiation of Phase 2 Clinical Trials Milestone Events. For clarity purposes, such milestone(s) shall not be paid more than once with respect to Collaboration Compounds in the Regulus Mir-122 Program. If, prior to GSK’s exercise of its Program Option for the Regulus Mir-122 Program, Regulus’ Mir-122 Program is terminated such that it is no longer a Program under the Agreement, then GSK’s right to add SPC 3649 to the Regulus Mir-122 Program under this Section 1.4 shall automatically terminate.

1.4.2 If in the same transaction (or series of transactions) that Regulus, its Affiliate or Parent Companies (as the case may be) obtained Control of SPC 3649, such Person also acquired Control of another miRNA Compound designed to interfere with or inhibit (i.e. “directed to” or “directed against”) Mir-122 (each a “Backup Mir-122 Compound”) in the Field, then solely with respect to this Section 1.4, the definition of SPC 3649 will include such Backup Mir-122 Compound(s).

1.5 Purchase of Regulus Promissory Note. GSK agrees to lend Regulus an additional Five Million U.S. Dollars ($5,000,000). The loan shall be evidenced by a convertible promissory note, in the form of the Second Convertible Promissory Note, attached hereto as Exhibit A. Within […***…] Business Days of the date on or after the Amendment Date that GSK receives an invoice from Regulus therefor, (a) GSK shall pay Regulus Five Million U.S. Dollars ($5,000,000) by wire transfer of immediately available funds to an account designated by Regulus in writing and (b) Regulus shall simultaneously deliver to GSK the executed Second Convertible Promissory Note in the amount of Five Million U.S. Dollars ($5,000,000).

1.6 Amendment to Milestone Payments. Notwithstanding Section 6.4 of the Agreement, there shall be no Discovery Milestone payment with respect to the Regulus Mir-122 Program, and instead the payment due upon the Regulus Mir-122 Program reaching Candidate Selection Stage shall be […***…], payable within […***…] days of

***Confidential Treatment Requested

receipt by GSK of an invoice sent from Regulus on or after the date of achievement of such Milestone Event.

1.7 Press Release; Disclosure of Amendment. On or promptly after the Amendment Date, the Parties shall individually or jointly issue a public announcement of the execution of this Amendment in form and substance substantially as set forth on Exhibit B.

1.8 Representations and Warranties of Regulus. Regulus hereby represents and warrants to GSK, as of the Amendment Date, that:

1.8.1 Regulus is the owner of, or otherwise has the right to grant all rights and licenses it purports to grant to GSK with respect to Regulus’ Mir-122 Program under this Amendment;

1.8.2 Regulus has not withheld from GSK any material data or any material correspondence, including to or from any Regulatory Authority in Regulus’ possession that would be material and relevant to a reasonable assessment of the scientific, commercial, safety, regulatory and commercial liabilities and commercial value of Regulus’ Mir-122 Program; and

1.8.3 To the best of its knowledge and belief, without having conducted any special inquiry, no written claims have been made against Regulus or its Founding Companies alleging that any of the Regulus Patents are invalid or unenforceable or infringe any intellectual property rights of a Third Party.

1.9 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

1.10 Headings. Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Amendment.

1.11 Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Amendment.

1.12 Counterparts. This Amendment may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Amendment from separate computers or printers. Facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.

1.13 Effect of the Agreement. Unless otherwise explicitly amended or changed hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

1.14 Stanford License Considerations. For purposes of clarification, with respect to any sublicense granted by Regulus to GSK under the Stanford Patents, GSK acknowledges and agrees that (a) such sublicense is subject and subordinate to the terms and conditions of the Stanford License Agreement, (b) Stanford is a third party beneficiary to this Agreement as it relates to Articles 8, 9 and 10 of the Stanford License Agreement, such that Stanford may directly enforce Articles 8, 9 and 10 of the Stanford License Agreement against GSK, and (c) if Stanford terminates the Stanford License Agreement as it relates to Regulus (but not as it relates to the Agreement or this Amendment, GSK will assume (and be directly liable to Stanford for) all Third Party License Pass-Through Costs and all Third Party and Parent-Originated Rights and Obligations due Stanford in connection with the Agreement and this Amendment; provided, that if, by operation of this Section 1.14 GSK actually pays any such costs or fees to Stanford in satisfaction of any amounts owed under Section 4.5, Article 7 or Section 13.2 of the Stanford License Agreement, then GSK shall have the right, in addition to all other rights available at law and in equity, to […***…] such payments against any other amounts GSK may owe to Regulus under the Agreement or this Amendment. If GSK exercises its right of […***…] under this Section 1.14, then GSK will provide written notice to Regulus of such […***…] claim.

1.15. Updates to Certain Schedules and Exhibits.

1.15.1 Schedule 6.8.2 of the Agreement is amended to include the Patent Rights listed in Exhibit C-1 attached to this Amendment.

1.15.2 Exhibit B of the Agreement is amended to include the Patent Rights listed in Exhibit C -2 attached to this Amendment.

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1.15.3 Exhibit C of the Agreement is amended to include the Patent Rights listed in Exhibit C -3 attached to this Amendment.

1.15.4 Exhibit D of the Agreement is amended to include the Patent Rights listed in Exhibit C -4 attached to this Amendment.

1.15.5 Exhibit F of the Agreement is amended to include the In-License Agreement listed in Exhibit C -5 attached to this Amendment.

1.16 Candidate Selection Criteria; Target Product Profile, PoC Criteria. The parties agree that (i) the Candidate Selection Criteria for Regulus’ Mir-122 Program are set forth on Exhibit J attached to this Amendment; (ii) the initial draft Target Product Profile for Regulus’ Mir-122 Program is set forth on Exhibit K attached to this Amendment; and (iii) the initial draft PoC Criteria for Regulus’ Mir-122 Program are set forth on Exhibit L attached to this Amendment.

* – * – * – *

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives as of the Amendment Date.

Regulus Therapeutics Inc.

By:	/s/ Kleanthis G. Xanthopoulos

Name:	Kleanthis G. Xanthopoulos

Title:	President & CEO

Date:

Glaxo Group Limited

By:	/s/ Victoria Whyte

Name:	Victoria Whyte

Title:	Corporate Director

Date:

EXHIBIT A

Second Convertible Promissory Note

See attached.

EXHIBIT B

(Press Release)

Regulus Therapeutics and GlaxoSmithKline Establish New Collaboration

to Develop and Commercialize microRNA Therapeutics Targeting miR-122

- miR-122 Represents a Novel “Host Factor” Strategy for Treatment of Hepatitis C

Infection –

- Further Demonstration of Regulus Leadership in microRNA Science, Technology and

Intellectual Property -

Carlsbad, CA., February XX, 2010 – Regulus Therapeutics Inc. today announced the establishment of a new collaboration with GlaxoSmithKline (GSK) to develop and commercialize microRNA therapeutics targeting microRNA-122 in all fields with Hepatitis C Viral infection (HCV) as the lead indication. Under the terms of the new collaboration, Regulus will receive additional upfront and early-stage milestone payments with the potential to earn more than $150 million in miR-122-related combined payments, and tiered royalties up to double digits on worldwide sales of products.

“This new collaboration with GSK demonstrates the clear scientific leadership that Regulus has established in advancing a whole new frontier of pharmaceutical research. microRNA therapeutics target the pathways of human diseases, not just single disease targets, and hold considerable promise as novel therapies across a broad range of unmet medical needs,” said Kleanthis G. Xanthopoulos, Ph.D., President and Chief Executive Officer of Regulus. “It also further validates Regulus’ microRNA product platform built on fundamental biology of human diseases and intellectual property, and also extends the therapeutic scope of our existing collaboration formed with GSK in 2008. Furthermore, the funding from this alliance supports Regulus’ efforts in advancing high impact, novel medicines based on microRNA biology to patients.”

The collaboration provides GSK with access to Regulus’ comprehensive and robust intellectual property estate. Regulus exclusively controls patent rights covering miR-122 antagonists and their use as HCV therapeutics in the United States, Europe, and Japan, including but not limited to the patent families which encompass: the ‘Sarnow’ patent pertaining to the method of use of anti-miR-122 to inhibit HCV replication, the ‘Esau’ patent application claiming the use of anti-miRs targeting miR-122 as inhibitory agents, the ‘Tuschl III’ patent claiming composition of matter for miR-122 and complementary oligonucleotides, and the ‘Manoharan’ patent claiming antagomirs, including antagomirs targeting miR-122.

miR-122 is a liver-expressed microRNA that has been shown to be a critical endogenous “host factor” for the replication of HCV, and anti-miRs targeting miR-122 have been shown to block HCV infection (Jopling et al. (2005) Science 309, 1577-81). In earlier work, scientists at Alnylam and Isis demonstrated the ability to antagonize miR-122 in vivo using chemically modified single-stranded anti-miR oligonucleotides. Further, work by Regulus scientists and collaborators showed that inhibiting miR-122 results in significant inhibition of HCV replication in human liver cells, suggesting that antagonism of miR-122 may comprise a novel “host factor” therapeutic strategy. Regulus scientists have shown in multiple preclinical studies a robust HCV antiviral effect following inhibition of miR-122. Regulus plans to identify a clinical development candidate in the second half of 2010 and file an investigational new drug (IND) application in 2011.

About microRNAs

The discovery of microRNA in humans is one of the most exciting scientific breakthroughs in the last decade. microRNAs are small RNA molecules, typically 20 to 25 nucleotides in length, that do not encode proteins but instead regulate gene expression. Nearly 700 microRNAs have been identified in the human genome, and more than one-third of all human genes are believed to be regulated by microRNAs. As a single microRNA can regulate entire networks of genes, these new molecules are considered the master regulators of the genome. microRNAs have been shown to play an integral role in numerous biological processes including the immune response, cell-cycle control, metabolism, viral replication, stem cell differentiation and human development. Many microRNAs are conserved across multiple species indicating the evolutionary importance of these molecules as modulators of critical biological pathways. Indeed, microRNA expression or function has been shown to be significantly altered in many disease states, including cancer, heart failure and viral infections. Targeting microRNAs opens the possibility of a novel class of therapeutics and a unique approach to treating disease by modulating entire biological pathways.

About Hepatitis C Virus (HCV)

HCV infection is a disease with an estimated prevalence of 170 million patients worldwide, with more than 3 million patients in the United States. HCV shows significant genetic variation in worldwide populations due to its frequent rates of mutation and rapid evolution. There are six genotypes of HCV, with several subtypes within each genotype, which vary in prevalence across the different regions of the world. The response to treatment varies from individual to individual underscoring the inadequacy of existing therapies and highlights the need for combination therapies that not only target the virus but endogenous “host factors” as well. Strategies that include the Regulus miR-122 antagonist as part of emerging combination therapies to shorten duration of treatment and interferon use, improve the safety profile and sustained virologic response (SVR), increase the barrier to drug resistance, and address difficult-to-treat genotypes hold significant potential to expand the limited therapies available to physicians treating HCV patients.

About Regulus Therapeutics Inc.

Regulus Therapeutics is a biopharmaceutical company leading the discovery and development of innovative new medicines based on microRNAs. Regulus is targeting microRNAs as a new class of therapeutics by working with a broad network of academic collaborators and leveraging oligonucleotide drug discovery and development expertise from its founding companies Alnylam Pharmaceuticals (Nasdaq:ALNY) and Isis Pharmaceuticals (Nasdaq:ISIS). Regulus is advancing microRNA therapeutics towards the clinic in several areas including hepatitis C infection, cardiovascular disease, fibrosis, oncology, immuno-inflammatory diseases, and metabolic diseases. Regulus’ intellectual property estate contains both the fundamental and core patents in the field as well as over 600 patents and more than 300 pending patent applications pertaining primarily to chemical modifications of oligonucleotides targeting microRNAs for therapeutic applications. In 2008, Regulus entered into a major alliance with GlaxoSmithKline to discover and develop microRNA therapeutics for immuno-inflammatory diseases. For more information, visit www.regulusrx.com.

Forward-Looking Statements

This press release includes forward-looking statements regarding the future therapeutic and commercial potential of Regulus’, Alnylam’s, and Isis’ business plans, technologies and intellectual property related to microRNA therapeutics being discovered and developed by Regulus, including statements regarding expectations around the relationship between GSK and Regulus. Any statement describing Regulus’, Alnylam’s, and Isis’ goals, expectations, financial or other projections, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement, including those statements that are described as such parties’ goals. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such products. Such parties’ forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause their results to differ materially from those expressed or implied by such forward-looking statements. Although these forward-looking statements reflect the good faith judgment of the management of each such party, these statements are based only on facts and factors currently known by Regulus’, Alnylam’s, and Isis’ management as the case may be. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Regulus’, Alnylam’s, and Isis’ programs are described in additional detail in Alnylam’s and Isis’ annual reports on Form 10-K for the year ended December 31, 2008, and their most recent quarterly reports on Form 10-Q which are on file with the SEC. Copies of these and other documents are available from Alnylam or Isis.

EXHIBIT C-1

Additions to Schedule 6.8.2 of the Agreement

[…***…]

Title	Country	Serial Number	Filing Date	Priority Date
	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]	[…***…]	[…***…]

***Confidential Treatment Requested

EXHIBIT C-2

Additions to Exhibit B of the Agreement

Patents and Applications Licensed to Regulus by Isis on the Effective Date

Isis Docket Number	Country	Serial Number	Filing Date	Priority Date	Title
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

Patents and Applications Licensed to Regulus by Alnylam on the Effective Date

Alnylam Docket Number	Country	Serial Number	Filing Date	Priority Date	Title
[...***...]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

[...***...]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

***Confidential Treatment Requested

EXHIBIT C-3

Additions to Exhibit C of the Agreement

Listing of Patent Rights Assigned to Regulus

Regulus Docket Number	Country	Serial Number	Filing Date	Priority Date	Title
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

***Confidential Treatment Requested

Regulus Docket Number	Country	Serial Number	Filing Date	Priority Date	Title
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

***Confidential Treatment Requested

EXHIBIT C-4

Additions to Exhibit D of the Agreement

Listing of Patent Rights Licensed to Regulus

Title	Regulus Docket Number	Country	Serial Number	Filing Date	Publication/ Patent Number
	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

***Confidential Treatment Requested

EXHIBIT C-5

Additions to Exhibit F of the Agreement

[…***…]

[…***…]

***Confidential Treatment Requested

EXHIBIT I

[…***…]

	[... ***... ]	[... *** ...]	[... *** ...]	[... *** ...]
	[…***…]	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]	[…***…]	[…***…]
[...***...]	[…***…]	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

***Confidential Treatment Requested

EXHIBIT J

Candidate Selection Criteria for Regulus’ Mir-122 Program

[…***…]

***Confidential Treatment Requested

EXHIBIT K

Draft Target Product Profile for Regulus’ Mir-122 Program

[…***…]

***Confidential Treatment Requested

EXHIBIT L

Draft PoC Criteria for Regulus’ Mir-122 Program

[...***…]

***Confidential Treatment Requested

Exhibit 10.22

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

EXECUTION COPY

AMENDMENT #2 TO THE PRODUCT DEVELOPMENT AND

COMMERCIALIZATION AGREEMENT

This AMENDMENT #2 TO THE PRODUCT DEVELOPMENT AND COMMERCIALIZATION AGREEMENT (this “Amendment”) is entered into and made effective as of the 16th day of June 2010 (the “Amendment Date”) by and between Regulus Therapeutics Inc., a Delaware corporation having its principal place of business at 1896 Rutherford Road, Carlsbad, CA 92008 (“Regulus”), and Glaxo Group Limited, a company existing under the laws of England and Wales, having its registered office at Glaxo Wellcome House, Berkeley Avenue, Greenford, Middlesex, UB6 0NN, England (“GSK”). Regulus and GSK are each referred to herein by name or as a “Party” or, collectively, as “Parties.”

RECITALS

WHEREAS, Regulus and GSK are parties to the Product Development and Commercialization Agreement dated April 17, 2008, as amended (the “Agreement”); and

WHEREAS, GSK and Regulus mutually desire to make certain amendments to the Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be hereby bound, do hereby agree as follows:

1.	[…***…]. Regulus and GSK acknowledge and agree that […***…] is a Collaboration Target in accordance with the terms of the Agreement.

2.	[…***…]. Through […***…] Regulus will reserve […***…] and […***…] for potential selection by GSK as a Collaboration Target.

3.	Target Exploration. Through […***…], Regulus will continue to search for and identify miRNAs as potential Collaboration Targets consistent with the Research Plan; provided, for clarity, after […***…] Regulus will perform this work on a nonexclusive basis.

4.

Immunology Field. Except as set forth in Section 7.3 or Article 12 of the Agreement, and notwithstanding the provisions of Section 7.1 or Section 7.2 of the Agreement, from the date of this letter amendment until […***…], Regulus will not work with (or for the benefit of or grant any license to) any Third Party outside the Agreement to identify, research, optimize, or otherwise Develop, Manufacture or Commercialize any (i) single-stranded oligonucleotide miRNA

1.

***Confidential Treatment Requested

Antagonist, miRNA Therapeutics or miRNA Compound, or (ii) biological or chemical compound of any kind operating through any modality whatsoever, in each case that is designed to interfere with or inhibit (i.e., is directed to or directed against) any miRNA (other than […***…]) that is primarily associated with, or is otherwise known in the published scientific literature to be associated with, or is deemed by the JSC as evidenced by final, mutually-approved JSC minutes to be associated with, the field of Immunology. “Immunology” means the scientific field concerning all aspects of the immune system in both healthy and disease states, including but not restricted to the response of an organism to antigenic challenge, inflammation, the ability to distinguish self-components from foreign antigens, and biological, serological, and physical chemical effects of immune phenomena.

5.	Exclusivity Periods. Except as set forth in Section 7.3 or Article 12 of the Agreement, and notwithstanding anything to the contrary in Section 7.1 or Section 7.2, during the period:

(i)	beginning […***…], the exclusivity covenants set forth in Section 7.1 and Section 7.2 of the Agreement will apply only to […***…], […***…] and any Collaboration Target(s);

(ii)	after […***…], the exclusivity covenants set forth in Section 7.1 and Section 7.2 of the Agreement will apply only to any Collaboration Target(s), and a mutually agreed (in writing between the Parties) limited hotlist of targets, that may be added to from time to time by mutual written agreement with miRNA targets resulting from the collaborative profiling effort as currently conducted by Regulus and GSK; and

(iii)	after […***…] the provisions of Paragraph 4 of this Amendment above shall no longer apply to modify or amend_Section 7.1 and/or Section 7.2 of the Agreement, and the exclusivity covenants set forth in Section 7.1 and Section 7.2 of the Agreement shall revert back to the provisions as they were as of the Effective Date of the Agreement, and will apply only to any Collaboration Target(s) in accordance with the terms of the Agreement.

6.	Selection of Targets. Notwithstanding anything to the contrary in Section 3.2 of the Agreement:

(i)	[…***….]

2.

***Confidential Treatment Requested

(ii)	beginning […***…], except for […***…] and […***…], GSK may select a particular miRNA as a new or replacement Collaboration Target only if mutually agreed by Regulus in writing. If Regulus rejects a particular miRNA, GSK may request another miRNA until GSK and Regulus mutually agree upon the miRNA that will become a Collaboration Target; and

(iii)	after […***…] through […***…], GSK may select a new […***…] Collaboration Target only if mutually agreed by Regulus in writing. If Regulus rejects a particular miRNA, GSK may request another miRNA until GSK and Regulus mutually agree upon the miRNA that will become a Collaboration Target.

(iv)	after […***…], and only if, on or before […***…] GSK has not selected a Collaboration Target to fill […***…], only if the identity of such newly selected Collaboration Target is mutually agreed by Regulus in writing. If GSK selects a new Collaboration Target under Section 6(iv) of this letter on or before the fifth anniversary of the Effective Date of the Agreement, GSK will be deemed to have exercised its Program Option for such Collaboration Target at the Candidate Selection Stage and the terms of the Agreement will apply accordingly, including the payment of milestones and royalties on such program at Table 1 Rates. If GSK selects a new Collaboration Target under Section 6(iv) of this letter after the fifth anniversary of the Effective Date of the Agreement, GSK and Regulus will negotiate in good faith the applicable licensing and financial terms for such program, it being understood and agreed by the Parties that Regulus’ technology will have advanced and therefore will be more valuable as of such date.

Capitalized terms not otherwise defined herein will have the meanings given in the Agreement. Except as otherwise expressly amended by this Amendment, the Agreement remains in full force and effect in accordance with its terms.

* * * *

3.

***Confidential Treatment Requested

IN WITNESS WEHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives as of the Amendment Date.

Regulus Therapeutics Inc.

By:	/s/ Kleanthis. G. Xanthopoulos
Name: Kleanthis G. Xanthopoulos, Ph.D.
Title: President & CEO

Date: June 15, 2010

Glaxo Group Limited

By:	/s/ Paul Williamson

Name:	Paul Williamson
Authorised Signatory
For and on behalf of
Edinburgh Pharmaceutical Industries Limited
Title:	Corporate Director

Date:	June 18, 2010

Exhibit 10.23

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

Execution Copy

Confidential

AMENDMENT #3 TO THE PRODUCT DEVELOPMENT AND

COMMERCIALIZATION AGREEMENT

This AMENDMENT #3 TO THE PRODUCT DEVELOPMENT AND COMMERCIALIZATION AGREEMENT (the “Amendment No. 3”) is entered into and made effective as of the 30th day of June 2011 (the “Amendment No. 3 Effective Date”) by and between Regulus Therapeutics Inc., a Delaware corporation having its principal place of business at 3545 John Hopkins Court, Suite 210, San Diego, CA 92121 (“Regulus”) and Glaxo Group Limited, a company existing under the laws of England and Wales, having its registered office at Glaxo Wellcome House, Berkeley Avenue, Greenford, Middlesex, UB6 0NN, England (“GSK”). Regulus and GSK are each referred to herein by name of as a “Party” or, collectively, as the “Parties”.

RECITALS

WHEREAS, Regulus and GSK are parties to that certain Product Development and Commercialization Agreement dated April 17, 2008, as amended by that certain Amendment No. 1 on February 24, 2010 and by that certain Amendment No. 2 on June 16, 2010 (collectively, the “Agreement”); and

WHEREAS, Regulus and GSK mutually desire to make certain further amendments to the Agreement as set forth in this Amendment No. 3.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be bound, do hereby agree as follows:

AGREEMENT

1.	GSK and Regulus acknowledge and agree that […***…] shall become a Collaboration Target in accordance with the terms of the Agreement as of June 30, 2011, with the provision that upon June 30, 2011, […***…] will be deemed a Replaceable Target until either the earlier of: (a) achievement of the Success Criteria, as determined solely by GSK, set out in Appendix A of this Amendment 3, attached hereto and incorporated herein by reference or (b) that date that is two (2) months after the date that the Final […***…] report has been received by GSK. For the avoidance of doubt GSK shall pay Regulus the Discovery Milestone of $[…***…] for the selection of […***…] as a Collaboration Target in accordance with the terms of Section 6.4 of the Agreement. Appendix A may be amended from time to time, by mutual consent of the JSC. GSK may select a new Collaboration Target to replace […***…] within the time set forth herein only if the identity of such newly selected Collaboration Target is mutually agreed by Regulus in writing. If Regulus rejects a particular miRNA, GSK may request another miRNA until GSK and Regulus mutually agree upon the miRNA that will become a Collaboration Target

1.

***Confidential Treatment Requested

Execution Copy

Confidential

2.	Amendment of Paragraph 6 (Selection of Targets) set forth in Amendment No. 2. Paragraph 6 (Selection of Targets) shall be amended by deleting clauses (i), (iii) and (iv) in their entirety and replacing them with the following:

“(i) this section intentionally left blank.

“(iii) after […***…] through […***…], GSK may select a new Collaboration Target only if mutually agreed by Regulus in writing. If Regulus rejects a particular miRNA, GSK may request another miRNA until GSK and Regulus mutually agree upon the miRNA that will become a Collaboration Target; and

(iv) after […***…], and only if, on or before […***…] GSK has not selected a Collaboration Target to fill the […***…], then GSK may select a new Collaboration Target to fill such […***…], only if the identity of such newly selected Collaboration Target is mutually agreed by Regulus in writing. If GSK selects a new Collaboration Target under this Paragraph 6(iv), on or before the fifth anniversary of the Effective Date of the Agreement, GSK will be deemed to have exercised its Program Option for such Collaboration Target at the Candidate Selection Stage and the terms of the Agreement will apply accordingly, including the payment of milestones and royalties on such program at Table 1 Rates. If GSK selects a new Collaboration Target under this Paragraph 6(iv) after the fifth anniversary of the Effective Date of the Agreement, GSK and Regulus will negotiate in good faith the applicable licensing and financial terms for such program, it being understood and agreed by the Parties that Regulus’ technology likely will have advance and may therefore will be more valuable as of such date. For the avoidance of doubt, for any Targets selected up to and including […***…], GSK will pay the Discovery Milestone of […***…] dollars ($[…***…]).”

3.	Capitalized terms not otherwise defined herein will have the meanings given in the Agreement. Except as otherwise expressly amended by this Amendment No. 3, the Agreement shall remain in full force and effect in accordance with its terms.

[Signatures Follow on Next Page]

2.

***Confidential Treatment Requested

IN WITNESS WHEREFORE, the Parties have caused this Amendment No. 3 to be executed by their duly authorized representatives as of the Amendment No. 3 Effective Date.

REGULUS THERAPEUTICS INC.

By:	/s/ Neil W. Gibson
Neil W. Gibson, Ph.D.
Chief Scientific Officer
Date: June 30, 2011

GLAXO GROUP LIMITED

By:	/s/ Vaughn Walton
Name:
Title:
Date:

Appendix A

The decision to select […***…] shall be based on the following criteria:

[…***…]

***Confidential Treatment Requested

Exhibit 10.24

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

CONFIDENTIAL

EXCLUSIVE LICENSE AND

NONEXCLUSIVE OPTION AGREEMENT

BETWEEN

GLAXO GROUP LIMITED

AND

REGULUS THERAPEUTICS INC.

This EXCLUSIVE LICENSE AND NONEXCLUSIVE OPTION AGREEMENT (this “Agreement”) is entered into and made effective as of the 24th day of February 2010 (the “Effective Date”) by and between Regulus Therapeutics Inc., a Delaware corporation having its principal place of business at 1896 Rutherford Road, Carlsbad, CA 92008 (“Regulus”), and Glaxo Group Limited, a company existing under the laws of England and Wales, having its registered office at Glaxo Wellcome House, Berkeley Avenue, Greenford, Middlesex, UB6 0NN, England (“GSK”). Regulus and GSK are each referred to herein by name or as a “Party” or, collectively, as “Parties.”

RECITALS

WHEREAS, Regulus is a Delaware corporation that is jointly owned by Isis Pharmaceuticals, Inc. (“Isis”) and Alnylam Pharmaceuticals, Inc. (“Alnylam” and together with Isis, Regulus’ “Founding Companies”, and each a “Founding Company”);

WHEREAS, Regulus and GSK are parties to the Product Development and Commercialization Agreement dated April 17, 2008, as amended (the “Existing Collaboration”);

WHEREAS, Regulus possesses proprietary technology and know-how related to the research, discovery, identification, synthesis and development of single-stranded oligonucleotide miRNA Antagonists in the Field (each as defined below);

WHEREAS, GSK possesses expertise in the pharmaceutical research, development, manufacturing and commercialization of human pharmaceuticals, and GSK is interested in developing miRNA Antagonists as drug products in the Field;

WHEREAS, GSK may obtain from Santaris a license to commercialize the miRNA Compound known as SPC-3649;

WHEREAS, GSK desires, upon obtaining certain rights to SPC-3649 from Santaris, to obtain from Regulus an exclusive license to develop and commercialize SPC-3649 in the Field; and Regulus desires to grant GSK such rights, all on the terms and conditions set forth herein; and

WHEREAS, GSK may, during the term of this Agreement, desire to obtain from Regulus a nonexclusive license to certain other patents in the Field, and in such case, GSK and Regulus agree to negotiate in good faith, in accordance with the terms and conditions of this Agreement to the extent possible, and in accordance with the Agreement between Regulus and Garching Innovation GmbH, as appropriate.

1

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be hereby bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 The capitalized terms used and not otherwise defined in this Agreement shall have the meanings set forth in Exhibit A attached hereto unless context dictates otherwise. All references to “Dollars” mean U.S. Dollars. The use of the singular form of a defined term also includes the plural form and vice versa, except where expressly noted. The use of the word “including” shall mean “including without limitation”. The use of the words “herein,” “hereof” or “hereunder,” and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof.

ARTICLE 2

[...***...] OPTION

2.1 Option to License the [...***...] Patents. If GSK provides Regulus with written notice of a desire to negotiate in good faith to obtain a nonexclusive license to the [...***...] Patents, then Regulus and GSK shall, in good faith, use commercially reasonable efforts to conclude a written license agreement (the “[...***...] Sublicense”) within sixty (60) days of such written notice for the grant by Regulus to GSK of a worldwide, nonexclusive, royalty-bearing, sublicenseable (in accordance with Section 3.1.2 below) license, under the [...***...] Patents solely to Develop, Manufacture and Commercialize SPC-3649 in the Field; provided, that, such license will (a) be subject to the terms and conditions of those certain agreements between Regulus and those certain Third Parties in effect as of the Effective Date and as listed on Exhibit G, and (b) have a maximum royalty rate to be paid by GSK under such agreement capped at the Third Party License Pass-Through Costs under the [...***...]. Upon GSK’s and Regulus’ execution of the [...***...]Sublicense, and subject to the terms and conditions of the [...***...] Sublicense, (i) the [...***...] shall be deemed listed on Exhibit G, and (ii) the [...***...] Patents shall be deemed included in the definition of Regulus Patents and therefore subject to ARTICLE 3.

ARTICLE 3

GRANT OF LICENSE RIGHTS

3.1 License Grants to GSK.

3.1.1 Development and Commercialization License. Subject to the terms and conditions of this Agreement (including but not limited to the limitations set forth in this ARTICLE 3) and those certain agreements between Regulus and those certain Third Parties in effect as of the Effective Date and as listed on Exhibit G, Regulus hereby grants to GSK a worldwide, exclusive, royalty-bearing, sublicenseable (in accordance with Section 3.1.2 below) license, under the Regulus Patents solely to Develop, Manufacture and Commercialize SPC-3649 in the Field.

2

***Confidential Treatment Requested

3.1.2 Sublicense Rights. Subject to the terms and conditions of this Agreement (including but not limited to the limitations set forth in this ARTICLE 3) and those certain agreements between Regulus and those certain Third Parties in effect as of the Effective Date and as listed on Exhibit G, GSK shall have the right to grant to its Affiliates and/or Third Parties sublicenses under the license granted under Section 3.1.1 above solely to continue the Development, Manufacture or Commercialization of SPC-3649; provided, that, (a) each such sublicense shall be subject and subordinate to, and consistent with, the applicable terms and conditions of this Agreement; (b) GSK may not grant a sublicense to Santaris or any of Santaris’ Affiliates; and (c) GSK cannot sublicense the Stanford Patents. GSK shall provide Regulus with a copy of any sublicense granted pursuant to this Section 3.1.2 within thirty (30) days after the execution thereof. Such copy may be redacted to exclude confidential scientific information and other sensitive information required by a Sublicensee or GSK to be kept confidential; provided, that for agreements that are entered into by GSK or its Affiliates after the Effective Date that materially relate to the Regulus Patents, GSK will reasonably endeavor to facilitate the communication of information between the Parties with respect to any subsequent Development activities by GSK to the extent required by those certain agreements between Regulus and those certain Third Parties in effect as of the Effective Date and as listed on Exhibit G. Regulus may share such copy or information with its Founding Companies and relevant Third Party licensors who have a contractual right and material need to know such information under obligations of confidentiality which are no less strict than the confidentiality obligations imposed upon Regulus hereunder. GSK will remain responsible for the performance of its Affiliates and Sublicensees, and will ensure that all such Affiliates and Sublicensees comply with the relevant provisions of this Agreement.

3.1.3 Retained Rights; No Implied Licenses. The exclusive license granted to Regulus by Alnylam pursuant to Section 2.2(a) of the Regulus License Agreement is subject to Alnylam’s retained right to use and exploit Alnylam’s Founding Company Know-How and Founding Company Patents solely to support its own internal Research in the Alnylam Field (each as defined in the Regulus License Agreement). The exclusive license granted to Regulus by Isis pursuant to Section 2.2(a) of the Regulus License Agreement is subject to Isis’ retained right to use and exploit Isis’ Founding Company Know-How and Founding Company Patents solely to support its own internal Research in the Isis Field (each as defined in the Regulus License Agreement). All rights in and to Regulus Patents not expressly licensed to GSK

3

hereunder, under the Existing Collaboration or pursuant to the operation of the relevant applicable express provisions of this Agreement or the Existing Collaboration, and any other Patent Rights or Know-How of Regulus or its Founding Companies or Affiliates, are hereby retained by Regulus or such Founding Company or Affiliate. Except as expressly provided in this Agreement, no Party will be deemed by estoppel or implication to have granted the other Parties any license or other right with respect to any intellectual property of such Party.

3.1.4 Stanford License Considerations. For purposes of clarification, with respect to the sublicense granted by Regulus to GSK under the Stanford Patents, GSK acknowledges and agrees that (a) such sublicense is subject and subordinate to the terms and conditions of the Stanford License Agreement, (b) Stanford is a third party beneficiary to this Agreement as it relates to Articles 8, 9 and 10 of the Stanford License Agreement, such that Stanford may directly enforce Articles 8, 9 and 10 of the Stanford License Agreement against GSK, and (c) if Stanford terminates the Stanford License Agreement as it relates to Regulus (but not as it relates to this Agreement), GSK will assume (and be directly liable to Stanford for) all Third Party License Pass-Through Costs and all Third Party and Founding Company-Originated Rights and Obligations due Stanford in connection with this Agreement; provided, that if, by operation of this Section 3.1.4 GSK actually pays any such costs or fees to Stanford in satisfaction of any amounts owed under Section 4.5, Article 7 or Section 13.2 of the Stanford License Agreement, then GSK shall have the right, in addition to all other rights available at law and in equity, to [...***...]. If GSK exercises its right of [...***...] under this Section 3.1.4, then GSK will provide written notice to Regulus of such [...***...] claim.

3.2 Santaris Option to [...***...] Patents. Regulus hereby agrees that it will grant Santaris an exclusive license under the [...***...] Patents to develop and commercialize SPC-3649 within the Field (the “Santaris License”) if (a) GSK obtains rights to Develop and/or Commercialize SPC-3649 from Santaris or its Affiliates (“SPC-3649 Rights”), and (b) if GSK subsequently ceases development of SPC-3649 and returns rights to SPC-3649 to Santaris (the “Santaris Option Trigger Date”); provided, (a) Santaris gives Regulus a written notice electing to obtain the Santaris License on or before 5:00 p.m. Pacific time on the sixtieth (60th) day following the Santaris Option Trigger Date, and (b) Regulus and Santaris execute the Santaris License within sixty (60) days following Regulus’ receipt of such election notice. The Santaris License, if granted, will include the material terms listed in Exhibit H attached hereto. Regulus and GSK agree that if GSK obtains the SPC-3649 Rights, then Santaris is an intended third party beneficiary of this Agreement with respect to the rights granted to Santaris pursuant to this Section 3.2 and that Santaris may exercise its rights under this Section 3.2 independently. For clarity, if Santaris does not give Regulus a written notice electing to obtain the Santaris License on or before 5:00 p.m. Pacific time on the 60th day following the Santaris Option Trigger Date, or if Regulus and Santaris have not executed the Santaris License within sixty (60) days following Regulus’ receipt of such election notice, then in each case this Section 3.2 will be null and void.

4

***Confidential Treatment Requested

ARTICLE 4

[Intentionally Left Blank]

ARTICLE 5

SPC-3649 MILESTONES AND ROYALTIES; SPC-3649 PAYMENTS

5.1 Upfront Payment to Regulus. In partial consideration for the license and option granted to GSK under Section 2.1 and ARTICLE 3 of this Agreement, GSK shall pay to Regulus, by wire transfer of immediately available funds to an account designated by Regulus in writing, a one-time-only initial non-refundable, non-creditable fee of Three Million U.S. Dollars ($3,000,000) no later than ten (10) Business Days after receipt by GSK of an invoice sent from Regulus on or after the Effective Date of this Agreement (the “Upfront Payment”).

5.2 [Intentionally Left Blank].

5.3 SPC-3649 Exclusive License Fees. If (a) GSK obtains the SPC-3649 Rights; and (b) [...***...] GSK obtaining such SPC-3649 Rights, then GSK shall pay to Regulus a non-refundable, non-creditable fee of [...***...] within thirty (30) days of receipt by GSK of an invoice sent from Regulus regarding such fee; provided, however, if [...***...] GSK obtaining such SPC-3649 Rights and GSK subsequently [...***...]], then GSK shall pay to Regulus a non-refundable, non-creditable fee [...***...] within thirty (30) days of receipt by GSK of an invoice sent from Regulus regarding such fee. Notwithstanding the foregoing, if GSK either: (i) holds the SPC-3649 Rights as of [...***...] and GSK has not previously paid Regulus the [...***...] fee under this Section 5.3 or (ii) GSK licenses the SPC-3649 Rights after [...***...], GSK shall pay to Regulus a non-refundable, non-creditable fee of [...***...] within thirty (30) days of receipt of an invoice from Regulus for such fee.

5.4 Milestone Payments for Achievement of Milestone Events. GSK shall pay to Regulus the applicable milestone payments as set forth in the table below in this Section 5.4 within thirty (30) days of receipt by GSK of an invoice sent from Regulus on or after the date of first achievement of such Milestone Event by SPC-3649 or an SPC-3649 Product. GSK shall send Regulus a written notice thereof promptly following the date of achievement of each Milestone Event.

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Milestone Event (each a “Milestone Event”)	Milestone Payment* US$Million (“m”)
[...***...]	$	[...***...]
[...***...]	$	[...***...]
[...***...]	$	[...***...]
[...***...]	$	[...***...]
[...***...]	$	[...***...]
TOTAL Potential Milestones	$	[...***...]

*	Each milestone will be paid only once upon the first achievement of the Milestone Event.

†	Such milestone will only be payable if, at the time such milestone is achieved there is a Valid Claim within the Regulus Patents, which covers the [...***...] of SPC-3649 or an SPC-3649 Product; provided, however, that if there is no Valid Claim at the time of such Milestone Event, then (a) GSK must pay to Regulus [...***...] percent ([...***...]%) of such milestone payment upon [...***...] of an SPC-3649 Product in any country in the [...***...]; and (b) if a Pending Claim within the Regulus Patents issues such that it is a Valid Claim in the [...***...] prior to the [...***...] anniversary of the date of the First Commercial Sale described in clause (a) above, then GSK will pay Regulus the remaining [...***...] percent ([...***...]%) of such milestone within thirty (30) days of receipt by GSK of an invoice sent from Regulus on or after the date of the issuance of the applicable Pending Claim.

5.5 Royalty Payments for SPC-3649 to Regulus.

5.5.1 GSK Patent Royalty. As partial consideration for the license granted to GSK hereunder, GSK will pay to Regulus royalties on Annual worldwide Net Sales of any SPC-3649 Product sold by GSK, its Affiliates or Sublicensees during a calendar year, on a country-by-country basis, in the Field in the countries of the Territory in which there is a Valid Claim in the Field within the Regulus Patents, which covers the [[...***...] SPC-3649 or such SPC-3649 Product, in the amounts as follow (the “GSK Patent Royalty”). For purposes of clarity, in no event shall GSK be obligated to pay royalties more than once with respect to the same unit of SPC-3649 Product and GSK shall owe no royalties or milestones to Regulus, its Affiliates, Founding Companies, or anyone on behalf of Regulus, its Affiliates, or Founding Companies, on SPC-3649 Product under any terms of the Existing Collaboration.

(a) GSK shall pay to Regulus the royalties at the percentages as described in the table below:

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Annual Worldwide Net Sales (U.S. $ Million) of SPC-3649 Product per Calendar Year US$Million (“m”)	Applicable Royalty Rate
up to $1000m	[...***...]	%
$1000m up to $2000m	[...***...]	%
$2000m up to $3000m	[...***...]	%
> $3000m	[...***...]	%

(b) In the event any Combination Product(s) are sold, royalties on such Combination Products will be determined pursuant to the definition of “Net Sales” on Exhibit A.

(c) The royalty rates in the table above are incremental rates, which apply only for the respective increment of Annual worldwide Net Sales described in the Annual worldwide Net Sales column. Thus, once a total Annual worldwide Net Sales figure is achieved for the year, the royalties owed on any lower tier portion of Annual worldwide Net Sales are not adjusted up to the higher tier rate.

5.5.2 Royalty Adjustment. If there are no Valid Claims within the Regulus Patents that [...***...] an SPC-3649 Product sold in a particular country, the GSK Patent Royalty set forth in Section 5.5.1 shall be reduced to [...***...] percent ([...***...]%) of the GSK Patent Royalty rates above in such countries where a Pending Claim within the Regulus Patents claims [...***...] an SPC-3649 Product has not yet been issued. For the avoidance of doubt, for such Pending Claims, GSK shall pay Regulus [...***...] percent ([...***...]%) of the GSK Patent Royalty set forth in Section 5.5.1 above, and shall pay the remaining [...***...] percent ([...***...]%) of the GSK Patent Royalty into an escrow account, until such time as a Valid Claim within the Regulus Patents issues that covers [...***...] an SPC-3649 Product being sold in the country of sale, provided that such Valid Claim must issue within [...***...] years of date of First Commercial Sale of an SPC-3649 Product (the “Royalty Tail Period”). In the event such Valid Claim issues during the Royalty Tail Period, (i) the escrow account and any interest thereon shall be paid to Regulus and (ii) GSK will pay the full GSK Patent Royalty in such countries starting only from the date of such issuance of the Valid Claim and shall not owe any GSK Patent Royalty in such countries for any preceding period. In the event that no such Valid Claim issues during the Royalty Tail Period, then the escrowed amounts and any interest thereon shall be returned to GSK and any obligations GSK may have had with respect to the Pending Claims shall cease. If GSK maintains sole control over such escrow account then GSK shall be solely responsible for the costs and expenses associated with maintaining such escrow account, otherwise GSK and Regulus shall be

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mutually responsible for the costs and expenses associated with maintaining such escrow account; provided, that the Parties must mutually agree (such agreement not to be unreasonably withheld) before taking any action that would cause GSK to lose sole control of such escrow account. If a Valid Claim within the Regulus Patents that [...***...] an SPC-3649 Product issues after the Royalty Tail Period, then GSK will pay Regulus the full GSK Patent Royalty in such countries starting only from the date of such issuance of the Valid Claim and shall not owe any GSK Patent Royalty in such countries for any preceding period.

5.5.3 Patent Royalty Term.

(a) For Pending Claims, GSK’s obligation to pay the GSK reduced GSK Patent Royalty in Section 5.5.2 above with respect to SPC-3649 Product or Combination Product will continue on a country-by-country basis from the date of First Commercial Sale of an SPC-3649 Product or Combination Product in the Field until the end of the Royalty Tail Period.

(b) For Valid Claims, GSK’s obligation to pay the GSK Patent Royalty Rate above with respect to SPC-3649 Product or Combination Product will continue on a country-by-country basis from the date of First Commercial Sale of an SPC-3649 Product or Combination Product in the Field until the date of expiration of the last Valid Claim in the Field within the Regulus Patents, which covers [...***...] of an SPC-3649 Product or Combination Product. In no circumstance will GSK pay a GSK Patent Royalty or any other royalty hereunder beyond the date of expiration of the last Valid Claim in the Field.

5.6 Pass Through Payments.

5.6.1 Regulus Obligations. Regulus will be solely responsible for paying [...***...] Total License Pass-Through Costs (a) [...***...] (as such term is defined in the Existing Collaboration) except pursuant to the terms of Section 5.6.2 herein, and (b) due under the [...***...].

5.6.2 Obligations for Future IP. After the Effective Date, Regulus may wish to in-license or acquire rights to Patent Rights controlled by a Third Party (such a Third Party in-license or acquisition agreement being an “Additional Third Party Agreement”) which, if so licensed or acquired, may be included in the Regulus Patents licensed to GSK under Section 3.1. Once Regulus has executed such Additional Third Party Agreement, Regulus will offer such Third Party Patent Rights to GSK (including a description of the payments paid or potentially payable by Regulus thereunder). At such time, if GSK wishes to include such Third Party Patents under the licenses granted under Section 3.1, GSK will notify Regulus of its desire to do so and the Parties will fairly and in good faith allocate upfront payments or ongoing payment obligations between SPC-3649 and compounds that are not SPC-3649. If GSK does not agree to

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reimburse Regulus for the amount of any upfront or similar acquisition payments fairly allocated to SPC-3649, and to be responsible for the payment of GSK’s share of any [...***...] payments under the Additional Third Party Agreement, then the Third Party Patents acquired or in-licensed by Regulus under the Additional Third Party Agreement will not be considered a Regulus Patent licensed to GSK under this Agreement. Should the Parties agree, then GSK shall reimburse Regulus for GSK’s share of such amounts within forty-five (45) days after GSK’s receipt of an invoice from Regulus therefor.

5.6.3 Regulus Obtains Rights to SPC-3649. Should Regulus obtain SPC-3649 Rights from Santaris or its Affiliate(s), then this Agreement shall automatically terminate, and the provisions of [...***...] the Product Development and Commercialization Agreement between the Parties of even date herewith shall apply.

5.7 Third Party Licenses. Subject to Section 5.6.2, GSK shall be solely responsible for obtaining any licenses from Third Parties that GSK determines, in its sole discretion, are required in order to lawfully develop, manufacture, and commercialize SPC-3649 in the Field for patents (i) not included within the license grants to GSK as set forth in Section 3.1 of this Agreement and/or (ii) not included within Regulus Patents.

5.8 Minimum Royalty Payment. Notwithstanding any other provision of this Agreement, at a minimum, GSK will pay Regulus a minimum royalty on Net Sales of SPC-3649 Product by GSK, its Affiliates or Sublicensees equal to (a) the Total Pass Through Costs that are royalty obligations Regulus must pay under [...***...]; and (b) any royalty payments GSK agrees to pay under Section 2.1 and/or Section 5.6.2.

5.9 Payments.

5.9.1 Commencement. Beginning with the Calendar Quarter in which the First Commercial Sale of an SPC-3649 Product is made and for each Calendar Quarter thereafter, royalty payments shall be made by GSK to Regulus under this Agreement within forty-five (45) days following the end of each such Calendar Quarter. Each royalty payment shall be accompanied by a report, summarizing Net Sales for each SPC-3649 Product during the relevant Calendar Quarter and the calculation of royalties (including the details of any adjustments or credits permitted under this Agreement), if any, due thereon. Notwithstanding the foregoing, in the event that no royalties are payable in respect of a given Calendar Quarter, the Payor shall submit a royalty report so indicating.

5.9.2 Mode of Payment. All payments under this Agreement shall be payable, in full, in U.S. Dollars, regardless of the country(ies) in which sales are made. For the purposes of computing Net Sales of SPC-3649 Product sold in a currency other than U.S. Dollars, such

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currency shall be converted into U.S. Dollars as calculated at the actual average rates of exchange for the pertinent quarter or year to date, as the case may be, as reasonably used by the Payor in producing its quarterly and annual accounts. Such payments shall be without deduction of exchange, collection or other charges.

5.9.3 Records Retention. Commencing with the First Commercial Sale of SPC-3649 Product, the Payor shall keep complete and accurate records pertaining to the sale of SPC-3649 Product, for a period of three (3) calendar years after the year in which such sales occurred, and in sufficient detail to permit the Payee to confirm the accuracy of the Net Sales or royalties paid by the Payor hereunder.

5.10 Audits. During the term of this Agreement and for a period of three (3) years thereafter, at the request and expense of the Payee, the Payor shall permit an independent, certified public accountant of nationally recognized standing appointed by the Payee, and reasonably acceptable to the Payor, at reasonable times and upon reasonable notice, but in no case more than once per calendar year thereafter, to examine such records as may be necessary for the sole purpose of verifying the calculation and reporting of Net Sales and the correctness of any royalty payment and Annual worldwide Net Sales payments made under this Agreement for any period within the preceding three (3) years. The independent, certified public accountant shall disclose to the Payee only the royalty amounts which the independent auditor believes to be due and payable hereunder to the Payee and shall disclose no other information revealed in such audit. GSK shall also have the right to have audited, in accordance with this Section 5.10, the relevant books and records of Regulus as may be necessary for the sole purpose of verifying the amount of Third Party License Pass-Through Costs or Total License Pass-Through Costs actually being paid by Regulus. Any and all records of the audited Party examined by such independent accountant shall be deemed such audited Party’s Confidential Information which may not be disclosed by said independent, certified public accountant to any Third Party or (except for the information expressly sought to be confirmed by the auditing Party as set forth in this Section 5.5) to the auditing Party. If, as a result of any inspection of the books and records of the audited Party, it is shown that (x) the audited Party’s payments under this Agreement were less than the royalty amount which should have been paid, then such audited Party shall make all payments required to be made, or (y) the amount paid to Third Parties by the audited Party as pass-through costs is less than the amount for which reimbursement was requested from the auditing Party to cover such pass-through costs, then the audited Party shall pay the auditing Party the difference between such amounts, to eliminate any discrepancy revealed by said inspection, within sixty (60) days and shall be entitled to a credit with respect to any overpayment made by such audited Party. The auditing Party shall pay for such audits, except

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that in the event that the royalty payments and/or the amount of pass-through costs made by the audited Party were less than ninety percent (90%) of the undisputed amounts (or the amount requested to be reimbursed by the auditing Party, with respect to pass-through costs) that should have been paid during the period in question, the audited Party shall pay the reasonable costs of the audit.

5.11 Taxes.

5.11.1 Sales or Other Transfers. The recipient of any transfer under this Agreement of Regulus Patents, GSK Technology, and/or Confidential Information, as the case may be, shall be solely responsible for any sales, use, value added, excise or other taxes applicable to such transfer.

5.11.2 Withholding Tax. The Parties acknowledge and agree that, under applicable laws in effect as of the Effective Date, GSK shall not be required to withhold any taxes from the Withholding-Free Payments payable to Regulus under this Agreement. Consequently, GSK agrees not to withhold any taxes from payment of the Withholding-Free Payments hereunder. Any tax paid or required to be withheld by GSK for the benefit of Regulus on account of any royalties or other payments (other than the Withholding-Free Payments) payable to Regulus under this Agreement shall be deducted from the amount of royalties or other payments otherwise due. GSK shall secure and send to Regulus proof of any such taxes withheld and paid by GSK for the benefit of Regulus, and shall, at Regulus’ request, provide reasonable assistance to Regulus in recovering such taxes. Regulus warrants that Regulus is a Delaware corporation as of the Effective Date and, prior to the payment of royalties by GSK hereunder, shall be a resident for tax purposes in the US and that, as of such time, Regulus shall be entitled to relief from United Kingdom income tax under the terms of the double tax agreement between the UK and the US. Regulus shall notify GSK immediately in writing in the event that Regulus ceases to be entitled to such relief. Pending receipt of formal certification from the UK Inland Revenue, GSK may pay royalty income and any other payments (other than the Withholding-Free Payments) under this Agreement to Regulus by deducting tax at the applicable rate specified in the double tax treaty between the UK and US. Regulus agrees to indemnify and hold harmless GSK against any loss, damage, expense or liability arising in any way from a breach of the above warranties or any future claim by a UK tax authority or other similar body alleging that GSK was not entitled to deduct withholding tax on such payments at source at the treaty rate, except that Regulus’ indemnification obligation under this Section 5.11.2 shall not apply to GSK’s payment of the Withholding-Free Payments. Regulus shall timely complete all US and UK tax forms as reasonably requested by GSK with respect to taxes withheld pursuant to this Section 5.11.2. Notwithstanding the foregoing, if UK tax law

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changes after the Effective Date and GSK has a good faith belief that such change requires GSK to withhold taxes from any Withholding-Free Payment, then GSK will first notify Regulus in writing thereof, and GSK may withhold taxes from the Withholding-Free Payments that GSK reasonably believes is necessary to comply with the new UK tax law, consistently applied by GSK to similarly situated licensing arrangements.

ARTICLE 6

OWNERSHIP OF INTELLECTUAL PROPERTY AND PATENT PROSECUTION

6.1 Ownership. The determination of inventorship shall be made in accordance with United States patent laws.

6.2 Prosecution and Maintenance of Patents.

6.2.1 Regulus Patents. At Regulus’ expense, Regulus shall (but shall not be obligated to) control and be responsible for all aspects of the Prosecution, Maintenance, enforcement and defense of all Regulus Patents.

6.2.2 Duty to Notify of Competitive Infringement. If either Party learns of an infringement, unauthorized use, misappropriation or threatened infringement by a Third Party with respect to any Regulus Patent in the Field, by reason of the Development, Manufacture, use or Commercialization in the Field of a product that contains or consists of a miRNA Compound as an active ingredient that is substantially identical in structure, sequence or composition to SPC-3649 (“Competitive Infringement”), such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such Competitive Infringement.

6.3 [...***...]

ARTICLE 7

CONFIDENTIALITY

7.1 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the Agreement Term and for five (5) years thereafter, the receiving Party (the “Receiving Party”), its Affiliates and, with respect to Regulus, its Founding Companies, shall keep confidential and shall not publish or

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otherwise disclose or use for any purpose other than as provided for in this Agreement any Know-How or other confidential and proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) which is disclosed to it by the other Party (the “Disclosing Party”), its Affiliates or, with respect to Regulus, its Founding Companies or otherwise received or accessed by a Receiving Party in the course of performing its obligations or exercising its rights under this Agreement, including, but not limited to trade secrets, know-how, inventions or discoveries, proprietary information, formulae, processes, techniques and information relating to the past, present and future marketing, financial, and research and development activities of any product or potential product or useful technology of the Disclosing Party, its Affiliates or Founding Companies and the pricing thereof (collectively, “Confidential Information”), except to the extent that it can be established by the Receiving Party that such Confidential Information:

7.1.1 was in the lawful knowledge and possession of the Receiving Party, its Affiliates or Founding Companies prior to the time it was disclosed to, or learned by, the Receiving Party, its Affiliates or Founding Companies, or was otherwise developed independently by the Receiving Party, its Affiliates or Founding Companies, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party, its Affiliates or Founding Companies;

7.1.2 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party, its Affiliates or Founding Companies;

7.1.3 became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party, its Affiliates or Founding Companies in breach of this Agreement; or

7.1.4 was disclosed to the Receiving Party, its Affiliates or Founding Companies, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party, its Affiliates or Founding Companies not to disclose such information to others.

7.2 Authorized Disclosure. Except as expressly provided otherwise in this Agreement, a Receiving Party or its Affiliates may use and disclose, to Third Parties or the Founding Companies, Confidential Information of the Disclosing Party as follows: (i) with respect to any such disclosure of Confidential Information, under confidentiality provisions no less restrictive than those in this Agreement, and solely in connection with the performance of its obligations or exercise of rights granted or reserved in this Agreement (including, without limitation, the rights to Develop and Commercialize SPC-3649, and to grant licenses and sublicenses hereunder), provided, that Confidential Information may be disclosed by a Receiving Party to a governmental entity or agency without requiring such entity or agency to enter into a confidentiality agreement with such Receiving Party if such Receiving Party has used reasonable efforts to impose such requirement without success and disclosure to such governmental entity or agency is necessary for the performance of the Receiving Party’s obligations hereunder; (ii) to the extent such disclosure is reasonably necessary in filing or prosecuting patent, copyright and trademark applications, complying with applicable governmental regulations, obtaining

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Regulatory Approvals, conducting Pre-Clinical Studies or Clinical Studies, marketing SPC-3649, or as otherwise required by applicable law, regulation, rule or legal process (including the rules of the SEC and any stock exchange); provided, however, that if a Receiving Party or any of its Affiliates or Founding Companies is required by law or regulation (including the rules of the SEC and any stock exchange) to make any such disclosure of a Disclosing Party’s Confidential Information it will, except where impracticable for necessary disclosures, for example, but without limitation, in the event of medical emergency, give reasonable advance notice to the Disclosing Party of such disclosure requirement and will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed; (iii) in communication with actual or potential investors, merger partners, acquirers, consultants, or professional advisors on a need to know basis, in each case under confidentiality provisions no less restrictive than those of this Agreement; (iv) in communication with actual or potential licensees outside the Field on a need to know basis, in each case under confidentiality provisions no less restrictive than those of this Agreement and such Confidential Information may be redacted to exclude confidential scientific information, the name of the Disclosing Party and other sensitive information reasonably required by the Disclosing Party to be kept confidential; (v) to the extent and only to the extent that such disclosure is required to comply with existing expressly stated contractual obligations owed to such Party’s, its Affiliate’s or Founding Company’s licensor with respect to any intellectual property licensed under this Agreement; or (vi) to the extent mutually agreed to in writing by the Parties. If a Founding Company receives GSK’s Confidential Information as permitted pursuant to this Section 7.2, such Founding Company may only use and disclose GSK’s Confidential Information solely in accordance with this Section 7.2 under confidentiality provisions no less restrictive than those in this Agreement and solely as and to the extent required (x) by law, court order or an existing expressly stated contractual requirement of a licensor to Regulus Patents, or (y) for such Founding Company to perform its rights or obligations in connection with this Agreement.

7.3 Press Release; Disclosure of Agreement. On or promptly after the Effective Date, the Parties shall individually or jointly issue a public announcement of the execution of this Agreement in form and substance substantially as set forth on Exhibit D. Except to the extent required to comply with applicable law, regulation, rule or legal process or as otherwise permitted in accordance with this Section 7.3, neither Party nor such Party’s Affiliates or Founding Companies shall make any public announcements, press releases or other public disclosures concerning this Agreement or the terms or the subject matter hereof or thereof, without the prior written consent of the other, which shall not be unreasonably withheld. Notwithstanding the foregoing, (a) GSK and its Affiliates may make disclosures pertaining

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solely to SPC-3649, provided, however, that GSK will immediately notify (and provide as much advance notice as possible to) Regulus of any event materially related to SPC-3649 (including any Regulatory Approval) so that the Parties may analyze the need for or desirability of publicly disclosing or reporting such event; provided any press release or other similar public communication by GSK related to efficacy or safety data and/or results of SPC-3649 will be submitted to Regulus for review at least five (5) Business Days (to the extent permitted by law) in advance of such proposed public disclosure, Regulus shall have the right to expeditiously review and recommend changes to such communication and the Party whose communication has been reviewed shall in good faith consider any changes that are timely recommended by the reviewing Parties and (b) to the extent information regarding this Agreement has already been publicly disclosed, either Party (or its Affiliates or the Founding Companies) may subsequently disclose the same information to the public without the consent of the other Party. In addition, GSK understands that Regulus is a private company, and that Regulus may disclose the financial terms of this Agreement to potential, investors and investment bankers, in each case, under confidentiality provisions similar to and no less restrictive than those of this Agreement. Each Party shall give the other Party a reasonable opportunity (to the extent consistent with law) to review all material filings with the SEC describing the terms of this Agreement prior to submission of such filings, and shall give due consideration to any reasonable comments by the non-filing Party relating to such filing, including without limitation the provisions of this Agreement for which confidential treatment should be sought.

7.4 Remedies. Notwithstanding Section 11.1, each Party shall be entitled to seek, in addition to any other right or remedy it may have, at law or in equity, a temporary injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this ARTICLE 7.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1 Representations and Warranties of Both Parties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:

8.1.1 such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

8.1.2 such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

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8.1.3 this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof;

8.1.4 the execution, delivery and performance of this Agreement by such Party will not constitute a default under nor conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party; and

8.1.5 no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable laws, rules or regulations currently in effect, is or will be necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements except as may be required to obtain HSR clearance.

8.2 Representations and Warranties of Regulus. Regulus hereby represents and warrants to GSK, as of the Effective Date, that:

8.2.1 Regulus is the owner of, or otherwise has the right to grant all rights and licenses it purports to grant to GSK with respect to the Regulus Patents under this Agreement;

8.2.2 To the best of its knowledge and belief, without having conducted any special inquiry, Regulus is not aware of any other intellectual property rights owned or controlled by Regulus or any of its Founding Companies that are necessary for GSK to develop, manufacture, or commercialize SPC-3649 in the Field; and

8.2.3 To the best of its knowledge and belief, without having conducted any special inquiry, no written claims have been made against Regulus or its Founding Companies alleging that any of the Regulus Patents are invalid or unenforceable or infringe any intellectual property rights of a Third Party.

8.3 Regulus Covenants. Regulus hereby covenants to GSK, that:

8.3.1 [Intentionally Left Blank]; and

8.3.2 with respect to the rights to Regulus Patents existing as of the Effective Date, Regulus will not enter into any agreement after the Effective Date with a Founding Company or a Third Party that would restrict or limit (i) the licenses granted by Regulus to GSK under Section 3.1 above, or (ii) the options granted by Regulus to GSK under Section 2.1. For purposes of clarification, this Section 8.3.2 will not restrict Regulus’ ability to Prosecute and Maintain the Regulus Patent Rights in accordance with Section 6.2.

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8.4 GSK Covenants. GSK hereby covenants to Regulus that:

8.4.1 GSK shall notify Regulus in writing within ten (10) Business Days of the date that GSK or its Affiliate acquires from Santaris or one of Santaris’ Affiliates the SPC-3649 Rights; and

8.4.2 If GSK or its Affiliate acquires from Santaris or one of Santaris’ Affiliates a license to develop and/or commercialize SPC-3649, Regulus and GSK will jointly prepare a research plan for SPC-3649; provided, that (i) GSK shall not be required to share with Regulus or any Founding Company any confidential information if doing so would result in a breach of an agreement between GSK and Santaris; and (ii) GSK will have the sole decision making authority with respect to such research plan.

8.5 DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY NOR ITS AFFILIATES OR PARENT COMPANIES MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY WARRANTY THAT ANY PATENT RIGHTS LICENSED TO THE OTHER PARTY HEREUNDER ARE VALID OR ENFORCEABLE OR THAT THEIR EXERCISE DOES NOT INFRINGE OR MISAPPROPRIATE ANY PATENT RIGHTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. GSK UNDERSTANDS THAT SPC-3649 IS THE SUBJECT OF ONGOING CLINICAL RESEARCH AND DEVELOPMENT AND THAT REGULUS CANNOT ASSURE THE SAFETY, USEFULNESS OR COMMERCIAL OR TECHNICAL VIABILITY OF SUCH COMPOUNDS.

ARTICLE 9

INDEMNIFICATION; INSURANCE

9.1 Indemnification by GSK. Subject to this ARTICLE 9, GSK shall indemnify, defend and hold harmless Regulus, and its Affiliates and Founding Companies, and its or their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses including, but not limited to, the reasonable fees of attorneys and other professionals (collectively “Losses”), arising out of or resulting from any and all Third Party suits, claims, actions, proceedings or demands (“Claims”) based upon:

9.1.1 the negligence, recklessness or wrongful intentional acts or omissions of GSK and/or its Affiliates and its or their respective directors, officers, employees and agents, in connection with GSK’s performance of its obligations or exercise of its rights under this Agreement;

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9.1.2 any breach of any representation or warranty or express covenant made by GSK under ARTICLE 8 or any other provision under this Agreement;

9.1.3 the Development or Manufacturing activities that are conducted by and/or on behalf of GSK or its Affiliates or Sublicensees, including handling and storage and manufacture by and/or on behalf of GSK or its Affiliates or Sublicensees of SPC-3649 or SPC-3649 Product for the purpose of conducting Development or Commercialization by or on behalf of GSK or its Affiliates or Sublicensees; or

9.1.4 the Commercialization by or on behalf of GSK, its Affiliates or Sublicensees of SPC-3649 or SPC-3649 Product;

except, in each case above, to the extent such Claim arose out of or resulted from or is attributable to the negligence, recklessness or wrongful intentional acts or omissions of Regulus and/or its Affiliate, Founding Company, licensee, Sublicensee or contractor, and its or their respective directors, officers, employees and agents, or breach of any representation or warranty or express covenant made by Regulus or any of its Founding Companies hereunder.

9.1.5 For the avoidance of doubt, (i) the term “Loss” or “Losses” of Section 9.1 does not include liabilities, damages, losses, costs, expenses, or fees of attorneys and other professionals arising out of or resulting from any suit brought by a Founding Company to enforce any patent or claim thereof owned by or controlled by said Founding Company; and (ii) the term “Claim” or “Claims” of Section 9.1 does not include suits, claims, actions, proceedings or demands brought by a Founding Company to enforce any patent or claim thereof owned by or controlled by said Founding Company.

9.2 Indemnification by Regulus. Regulus shall indemnify, defend and hold harmless GSK, and its Affiliates, and its or their respective directors, officers, employees and agents, from and against any and all Losses, arising out of or resulting from any and all Claims based upon any breach of any representation or warranty or express covenant made by Regulus under ARTICLE 8 or any other provision under this Agreement; except, to the extent such Claim arose out of or resulted from or is attributable to the negligence, recklessness or wrongful intentional acts or omissions of GSK and/or its Affiliate, licensee, Sublicensee or contractor and its or their respective directors, officers, employees and agents or breach of any representation or warranty or express covenant made by GSK hereunder.

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9.3 Procedure. In the event that any Person entitled to indemnification under Section 9.1 or Section 9.2 (an “Indemnitee”) is seeking such indemnification, such Indemnitee shall (i) inform, in writing, the indemnifying Party of a Claim as soon as reasonably practicable after such Indemnitee receives notice of such Claim, (ii) permit the indemnifying Party to assume direction and control of the defense of the Claim (including the sole right to settle it at the sole discretion of the indemnifying Party, provided, that such settlement or compromise does not admit any fault or negligence on the part of the Indemnitee, nor impose any obligation on, or otherwise materially adversely affect, the Indemnitee or other Party), (iii) cooperate as reasonably requested (at the expense of the indemnifying Party) in the defense of the Claim, and (iv) undertake reasonable steps to mitigate any loss, damage or expense with respect to the Claim(s). Notwithstanding anything in this Agreement to the contrary, the indemnifying Party shall have no liability under Section 9.1 or 9.2, as the case may be, with respect to Claims settled or compromised by the Indemnitee without the indemnifying Party’s prior written consent.

9.4 Insurance. GSK hereby represents and warrants to Regulus that it is self-insured against liability and other risks associated with its activities and obligations under this Agreement in such amounts and on such terms as are customary for prudent practices for large companies in the pharmaceutical industry for the activities to be conducted by GSK under this Agreement. GSK shall furnish to Regulus evidence of such self-insurance, upon request.

9.5 LIMITATION OF CONSEQUENTIAL DAMAGES. EXCEPT FOR CLAIMS OF A THIRD PARTY WHICH ARE SUBJECT TO INDEMNIFICATION UNDER THIS ARTICLE 9 OR AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NEITHER REGULUS NOR GSK, NOR ANY OF THEIR AFFILIATES OR SUBLICENSEES NOR THE PARENT COMPANIES WILL BE LIABLE TO THE OTHER PARTY TO THIS AGREEMENT, ITS AFFILIATES OR ANY OF THEIR SUBLICENSEES NOR THE PARENT COMPANIES, FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR OTHER INDIRECT DAMAGES OR LOST OR IMPUTED PROFITS OR ROYALTIES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.

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ARTICLE 10

TERM AND TERMINATION

10.1 Agreement Term; Expiration. Unless earlier terminated pursuant to Section 5.6.3 or the other provisions of this ARTICLE 10, this Agreement shall be effective as of the Effective Date and shall continue in full force and effect until the date of the expiration of all payment obligations by GSK under this Agreement, (the “Agreement Term”).

10.2 Termination for Cause.

10.2.1 Either Party (in such capacity, the “Non-breaching Party”) may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in the event the other Party (in such capacity, the “Breaching Party”) shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for ninety (90) days after written notice thereof was provided to the Breaching Party by the Non-breaching Party, such notice describing with particularity and in detail the alleged material breach.

10.2.2 Disagreement. Notwithstanding any of the foregoing, if the Parties reasonably and in good faith disagree as to whether there has been a material breach under Section 10.2.1 above, the Party which seeks to dispute that there has been a material breach may contest the allegation in accordance with Section 11.1. Notwithstanding the above sentence, the cure period for any allegation made in good faith as to a material breach under this Agreement will run from the date that written notice was first provided to the Breaching Party by the Non-breaching Party. Any termination of the Agreement under this Section 10.2 shall become effective at the end of such ninety (90) day period, unless the Breaching Party has cured any such breach or default prior to the expiration of such ninety (90) day period. The right of either Party to terminate this Agreement shall not be affected in any way by such Party’s waiver or failure to take action with respect to any previous default.

10.3 GSK Unilateral Termination Rights. GSK shall have the right, at its sole discretion, exercisable at any time during the Agreement Term, to terminate (i) its license under ARTICLE 3 (including all other provisions of this Agreement related thereto), or (ii) this Agreement in its entirety, for any reason or for no reason at all, upon ninety (90) days written notice to Regulus. Except as set forth in Section 10.5, GSK shall not have any additional cost, liability, expense, or obligation of any kind whatsoever on account of any termination under this Section 10.3. For purposes of clarity, in no event shall GSK have the right to exercise its right to terminate the Agreement under this Section 10.3 following Regulus’ notice of termination under Section 10.2.

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10.4 Termination for Insolvency.

10.4.1 Either Party may terminate this Agreement, if, at any time, the other Party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of substantially all of its assets, or if the other Party proposes a written agreement of composition or extension of substantially all of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within ninety (90) days after the filing thereof, or if the other Party shall propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment of substantially all of its assets for the benefit of creditors.

10.4.2 All rights and licenses granted under or pursuant to any Section of this Agreement are and shall otherwise be deemed to be for purposes of Section 365(n) of Title 11, United States Code (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined in Section 101(56) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. Upon the bankruptcy of any Party, the non-bankrupt Party shall further be entitled to a complete duplicate of, or complete access to, any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

10.5 Accrued Rights; Surviving Provisions of the Agreement; Certain Clarifications.

(a) Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination, relinquishment or expiration including, without limitation, the payment obligations under ARTICLE 5 hereof and any and all damages arising from any breach hereunder. Such termination, relinquishment or expiration shall not relieve any Party from obligations which are expressly indicated to survive termination of this Agreement.

(b) The provisions of Sections 3.1.4 (solely to the extent Articles 8, 9 or 10 of the Stanford Agreement survive and are applicable to GSK as a current or former sublicensee under the Stanford Agreement), 5.9.3, 5.10, 5.11, 8.5, 10.5 and ARTICLE 6, ARTICLE 7, ARTICLE 9, and ARTICLE 11 shall survive the termination or expiration of this Agreement for any reason, in accordance with their respective terms and conditions, and for the duration stated, and where no duration is stated, shall survive indefinitely.

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ARTICLE 11

MISCELLANEOUS

11.1 Dispute Resolution by Binding Arbitration. Any controversy or claim arising out of or under this Agreement, or the breach thereof, shall be finally resolved by binding arbitration, held in New York City, New York, and administered by the American Arbitration Association under its Commercial Arbitration Rules. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Parties shall make reasonable efforts to appoint three (3) arbitrators, who are each mutually acceptable to GSK and Regulus, within forty-five (45) days of the initiation of the arbitration; in the event they are unsuccessful and do not agree to extend the time period, then the arbitrators shall be appointed in accordance with the rules. The Parties shall share the expenses for the arbitrators, but shall otherwise be responsible for their own fees in relation to such arbitration. Until such time as arbitrators are appointed, the Parties may seek judicial relief for interim measures, such as injunctive relief, in any court having competent jurisdiction. For clarity, the Parties understand and agree that binding arbitration pursuant to this Section 11.1 shall not apply to alter or modify the indemnity obligations of the respective Parties under ARTICLE 9, but arbitration may be sought to interpret such obligations. For clarity, the Arbitrators shall not have authority or discretion to decide any matter other than the matter for decision before them, and any such decision shall not include any award or determination which would amend the applicable terms of the Agreement.

11.2 Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, U.S.A., without reference to conflicts of laws principles.

11.3 Assignment. This Agreement shall not be assignable by either Party to any Third Party or Founding Company, in the case of Regulus, (except as expressly stated below) without the prior written consent of the other Party hereto, such consent not to be unreasonably withheld. Notwithstanding the foregoing, (a) either Party may assign this Agreement, without any consent of the other Party, to an Affiliate, to a Third Party, or to the Founding Company of such Party, in the case of Regulus, that acquires all or substantially all of the business or assets of such Party to which the subject matter of this Agreement pertains (whether by merger, reorganization, acquisition, sale or otherwise), and (b) Regulus may assign or transfer its rights to receive royalties and milestones under this Agreement (but no liabilities), without GSK’s consent, to an Affiliate, to its Founding Company, or to a Third Party in connection with a payment factoring transaction. Notwithstanding the foregoing, each Party shall have the right to assign this Agreement, in whole or in part, to its Affiliate or Founding Company, in the case of Regulus,

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without the prior written consent of the other Party; provided, that, such assignee is able to exercise diligent efforts equivalent to those required to be exercised by such assigning Party and otherwise perform all of the obligations of the assigning Party hereunder and assumes in writing all of the relevant liabilities and obligations of the assigning Party hereunder. No assignment and transfer shall be valid and effective unless and until the assignee/transferee shall agree in writing to be bound by the provisions of this Agreement. Notwithstanding anything in this Section 11.3 to the contrary, any Person to whom Regulus assigns this Agreement or any of its rights under this Agreement shall be required to complete any paperwork requested by GSK pursuant to Section 5.11.2; such obligations shall continue to any other Person(s) thereafter, if any, to whom this Agreement and any rights hereunder are assigned. The terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the successors, heirs, administrators and permitted assigns of the Parties. Any assignment not in accordance with the foregoing shall be void.

11.4 Performance Warranty. Each Party hereby acknowledges and agrees that it shall be responsible for the full and timely performance as and when due under, and observance of all the covenants, terms, conditions and agreements set forth in, this Agreement by its Affiliate(s) and Sublicensees.

11.5 Force Majeure. No Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure is defined as causes beyond the reasonable control of a Party, which may include, without limitation, acts of God; acts, regulations, or laws of any government; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic and failure of public utilities or common carriers. In such event the Party so failing or delaying shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled for up to a maximum of ninety (90) days, after which time the Parties will negotiate in good faith any modifications of the terms of this Agreement that may be necessary to arrive at an equitable solution, unless the Party giving such notice has set out a reasonable timeframe and plan to resolve the effects of such force majeure and executes such plan within such timeframe. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.

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11.6 Notices. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

If to Regulus, addressed to:	Regulus Therapeutics Inc.
1896 Rutherford Road
Carlsbad, California 92008
Attention: Chief Executive Officer
Fax: 760-268-6868

with a copy to:	Isis Pharmaceuticals, Inc.
1896 Rutherford Road
Carlsbad, California 92008
Attention: General Counsel
Fax: 760-268-4922

Cooley Godward Kronish LLP
4401 Eastgate Mall
San Diego, CA 92121-1909
Attention: Thomas A. Coll
Fax: 858-550-6420

Alnylam Pharmaceuticals, Inc.
300 Third Street, 3rd Floor
Cambridge, MA 02142
Attention: Vice President, Legal
Fax: 617-551-8109

WilmerHale
60 State Street
Boston, MA 02109
Attention: Steven D. Singer, Esq.
Fax: 617-526-5000

If to GSK, addressed to:	Attention: Business Development
GlaxoSmithKline
Greenford Road
Greenford
Middlesex
UB6 0HE, United Kingdom
Fax: +44 208 966 5371

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with a copy to:	Attention: Vice President and
Associate General Counsel,
R&D Legal Operations
GlaxoSmithKline301
Renaissance Boulevard
Mail Code RN0220
King of Prussia, PA 19406
Telecopy: (610) 787-7084

or to such other address for such Party as it shall have specified by like notice to the other Party; provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next Business Day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery shall be deemed to be the third Business Day after such notice or request was deposited with the U.S. Postal Service.

11.7 Export Clause. Each Party acknowledges that the laws and regulations of the United States restrict the export and re-export of commodities and technical data of United States origin. Each Party agrees that it will not export or re-export restricted commodities or the technical data of the other Party in any form without the appropriate United States and foreign government licenses.

11.8 Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver or subsequent waiver of such condition or term or of another condition or term.

11.9 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

11.10 Entire Agreement; Existing Collaboration. This Agreement, together with the Schedules and Exhibits hereto, and the relevant applicable cited provisions of the Existing

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Collaboration, set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties and supersede and terminate all prior agreements and understanding between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties. Notwithstanding the first sentence of this Section 11.10, except as explicitly stated in this Agreement, all the terms and conditions of the Existing Collaboration and the existing convertible promissory note by Regulus and its Founding Companies to GSK, dated April 24, 2008, shall remain unchanged and will continue in full force and effect.

11.11 Independent Contractors. Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties. Each Party is an independent contractor. Neither Party shall assume, either directly or indirectly, any liability of or for the other Party. Neither Party shall have the authority to bind or obligate the other Party and neither Party shall represent that it has such authority.

11.12 Headings. Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement.

11.13 Books and Records. Any books and records to be maintained under this Agreement by a Party or its Affiliates or Sublicensees shall be maintained in accordance with U.S. generally accepted accounting principles (or any successor standard) in the case of Regulus, and shall be maintained in accordance with International Financial Reporting Standards (IFRS) in the case of GSK, consistently applied, except that the same need not be audited.

11.14 Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

11.15 Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.

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11.16 Counterparts. This Agreement may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.

11.17 Compliance with Laws: Each Party shall and shall ensure that its Affiliates, Founding Companies, in the case of Regulus, and Sublicensees will, comply with all relevant laws and regulations in exercising their rights and fulfilling their obligations under this Agreement.

*–*–*–*

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Regulus Therapeutics Inc.

By:	/s/ Kleanthis G. Xanthopoulos
Name:	Kleanthis G. Xanthopoulos
Title:	President and CEO
Date:

Glaxo Group Limited

By:	/s/ Victoria Whyte
Name:	Victoria Whyte
Title:	For and on behalf of the Wellcome Foundation Limited
Date:

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LIST OF SCHEDULES AND EXHIBITS

EXHIBIT A — Definitions

EXHIBIT B — Representative List of Regulus Patents

EXHIBIT C — [...***...] Patent Rights

EXHIBIT D — Press Release

EXHIBIT E — [Intentionally Left Blank]

EXHIBIT F — Stanford Patents

EXHIBIT G — Relevant In-Licenses

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***Confidential Treatment Requested

DEFINITIONS

1. “Acceptance” means, with respect to an NDA filed for SPC-3649 or an SPC-3649 Product, (a) in the United States, the receipt by GSK, its Affiliates or Sublicensees of written notice from the FDA in accordance with 21 CFR 314.101(a)(2) that such NDA is officially “filed”, (b) in the European Union, receipt by GSK of written notice of acceptance by the EMEA of such NDA for filing under the centralized European procedure in accordance with any feedback received from European Regulatory Authorities; provided, that if the centralized filing procedure is not used, then Acceptance shall be determined upon the acceptance of such NDA by the applicable Regulatory Authority in a Major Country in the EU, and (c) in Japan, receipt by GSK of written notice of acceptance of filing of such NDA from the Japanese Ministry of Health, Labour and Welfare (“MHLW”).

2. “Additional Third Party Agreement” shall have the meaning assigned to such term in Section 5.6.2.

3. “Affiliate” shall mean any Person, whether de jure or de facto, which directly or indirectly through one (1) or more intermediaries controls, is controlled by or is under common control with another Person. A Person shall be deemed to “control” another Person if it (a) owns, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by a Person in a particular jurisdiction) of such other Person, or has other comparable ownership interest with respect to any Person other than a corporation; or (b) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the Person. Notwithstanding the above, neither of the Founding Companies of Regulus shall be deemed an Affiliate of Regulus for the purposes of this Agreement under any circumstances.

4. “Agreement” shall have the meaning assigned to such term in the Recitals.

5. “Agreement Term” shall have the meaning assigned to such term in Section 10.1

6. “Alnylam” shall have the meaning assigned to such term in the Recitals.

7. “Annual” or “Annually” shall mean Calendar Year.

8. “Bankruptcy Code” shall have the meaning assigned to such term in Section 10.4.2.

9. “Breaching Party” shall have the meaning assigned to such term in Section 10.2.1.

10. “Business Day” shall mean any day other than a Saturday or Sunday on which banking institutions in both New York, New York and London, England are open for business.

11. “Calendar Quarter” shall mean a period of three (3) consecutive months ending on the last day of March, June, September, or December, respectively and will also include the period beginning on the Effective Date and ending on the last day of the calendar quarter in which the Effective Date falls.

12. “Calendar Year” shall mean a year of 365 days (or 366 days in a leap year) beginning on January 1st (or, with respect to 2010, the Effective Date) and ending December 31st, and so on year-by-year.

13. “Claims” shall have the meaning assigned to such term in Section 9.1.

14. “Clinical Studies” shall mean human studies designed to measure the safety, efficacy, tolerability and/or appropriate dosage of SPC-3649, as the context requires, including without limitation Phase 1 Clinical Trials, Phase 2 Clinical Trials (including any PoC Trial), Phase 3 Clinical Trials and any post-Regulatory Approval studies (such as Phase 4 Clinical Trials).

15. “Collaboration Target” shall have the meaning assigned to such term in the Existing Collaboration.

16. “Combination Product” shall have the meaning assigned to such term in the definition of “Net Sales” below.

17. “Commercialize” or “Commercialization” shall mean any and all activities directed to marketing, promoting, detailing, distributing, importing, having imported, exporting, having exported, selling or offering to sell an SPC-3649 Product following receipt of Regulatory Approval for such SPC-3649 Product.

18. “Competitive Infringement” shall have the meaning assigned to such term in Section 6.2.2.

19. “Confidential Information” shall have the meaning assigned to such term in Section 7.1.

20. “Control,” “Controls,” “Controlled” or “Controlling” shall mean the possession of the right (whether by ownership, license or otherwise) to assign, or grant a license, sublicense or other right, as provided for herein without violating the terms of any agreement or other arrangement with any Third Party or with any Founding Company of Regulus.

21. “Develop” or “Development” shall mean, with respect to a miRNA Compound or miRNA Therapeutic, any and all discovery, characterization, preclinical or clinical activity with respect to such miRNA Compound or miRNA Therapeutic, including human clinical trials conducted after Regulatory Approval of such miRNA Therapeutic to seek Regulatory Approval for additional indications for such miRNA Therapeutic.

22. “Disclosing Party” shall have the meaning assigned to such term in Section 7.1.

23. “Effective Date” shall have the meaning assigned to such term in the Recitals.

24. “EMEA” shall mean the European Medicines Evaluation Agency, and any successor entity thereto.

25. “European Union” or “EU” shall include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, The Netherlands, Portugal, Spain, Sweden, United Kingdom, Cyprus, Czech Republic, Estonia, Hungary, Latvia, Lithuania, Malta, Poland, Slovakia, Slovenia, and any such other country or territory that may officially become part of the European Union after the Effective Date.

26. “Executive Officers” shall mean the Chief Executive Officer of Regulus (or a senior executive officer designated by such Person) and either the Chief Executive Officer or the Chairman of R&D at GSK (or another senior executive officer designated by such Persons).

27. “Existing Collaboration” shall have the meaning assigned to such term in the Recitals.

28. “FDA” shall mean the U.S. Food and Drug Administration, and any successor entity thereto.

29. “Field” shall mean the treatment and/or prophylaxis of hepatitis C virus.

30. “First Commercial Sale” means, with respect to an SPC-3649 Product in a country in the Territory, the first sale, transfer or disposition for value by GSK, its Affiliates or Sublicensees to an end user of an SPC-3649 Product in such country; provided, that, the following shall not constitute a First Commercial Sale: (a) any sale to an Affiliate, Founding Company or Sublicensee unless the Affiliate, Founding Company or Sublicensee is the last entity in the distribution chain the SPC-3649 Product, (b) any use of SPC-3649 or an SPC-3649 Product in Clinical Studies, pre-clinical studies or other research or development activities, or disposal or transfer of SPC-3649 or an SPC-3649 Product for a bona fide charitable purpose, (c) compassionate use, (d) so called “treatment IND sales” and “named patient sales,” and (e) use under the ATU system in France and/or the International Pharmi system in Europe.

31. “Founding Company” shall have the meaning assigned to such term in the Recitals.

32. “Founding Company Patents” shall mean, with respect to each Founding Company,

(a)	all Patent Rights Controlled by such Founding Company on the Effective Date that claim:

(i)	miRNA Compounds or miRNA Therapeutics in general,

(ii)	specific miRNA Compounds or miRNA Therapeutics,

(iii)	[...***...] of miRNA Compounds or miRNA Therapeutics,

***Confidential Treatment Requested

(iv)	[...***...] by which a miRNA Antagonist directly prevents the production of the specific miRNA, or

(v)	[...***...], by modulating one or more miRNAs;

provided, however, that in each case of (a) and (b), (x) for any such Patent Rights that include [...***...] (as defined in the Regulus License Agreement), the provisions of Section 2.4 of the Regulus License Agreement will govern whether, with respect to a Patent Right licensed under an Optional In-License (as defined in the Regulus License Agreement) or as an Additional Right (as defined in the Regulus License Agreement), such Patent Right will be included as a Founding Company Patents, and (y) Founding Company Patents do not include [...***...].

33. “Garching Agreement” means the Amended License Agreement dated October 18, 2004 among Max Plank Innovation GmbH (formerly Garching Innovation GmbH), Isis and Alnylam

34. “GSK” shall have the meaning assigned to such term in the Recitals.

35. “IND” shall mean any investigational new drug application filed with the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations, including any amendments thereto. References herein to IND shall include, to the extent applicable, any comparable filing(s) outside the U.S. (such as a Clinical Trial Application in the European Union).

36. “Indemnitee” shall have the meaning assigned to such term in Section 9.3.

37. “Initiation” shall mean, with respect to any human Clinical Studies set forth in Section 6.4, the first dosing of the first patient or subject in such study.

38. “Isis” shall have the meaning assigned to such term in the Recitals.

39. “Know-How” shall mean any information, inventions, trade secrets or technology (excluding Patent Rights), whether or not proprietary or patentable and whether stored or transmitted in oral, documentary, electronic or other form. Know-How includes ideas, concepts, formulas, methods, procedures, designs, compositions, plans, documents, data, discoveries, developments, techniques, protocols, specifications, works of authorship, biological materials, and any information relating to research and development plans, experiments, results, compounds, therapeutic leads, candidates and products, clinical and preclinical data, clinical trial results, and Manufacturing information and plans.

40. “Losses” shall have the meaning assigned to such term in Section 9.1.

41. “Major Country” shall mean any of the following countries: the [...***...].

42. “Manufacture” or “Manufacturing” shall mean any activity involved in or relating to the manufacturing, quality control testing (including in-process, release and

***Confidential Treatment Requested

stability testing), releasing or packaging, for pre-clinical, clinical or commercial purposes, of a miRNA Compound or a miRNA Therapeutic.

43. “Milestone Event” shall have the meaning assigned to such term in Section 5.4.

44. “miRNA” shall mean a structurally defined functional RNA molecule usually between [...***...] and [...***...] nucleotides in length, which is derived from genetically-encoded non-coding RNA which is predicted to be processed into a hairpin RNA structure that is a substrate for the double-stranded RNA-specific ribonuclease Drosha and subsequently is predicted to serve as a substrate for the enzyme Dicer, a member of the RNase III enzyme family; including, without limitation, those miRNAs exemplified in miRBase (http://microrna.sanger.ac.uk/). To the extent [...***...] for purposes of this Agreement; provided, however, that nothing contained herein shall require any Party hereto to expand this definition.

45. “miRNA Antagonist” shall mean a single-stranded oligonucleotide (or a single stranded analog thereof) that [...***...] interfere with or inhibit a particular miRNA. For purposes of clarity, the definition of “miRNA Antagonist” is not intended to include oligonucleotides that function predominantly through [...***...].

46. “miRNA Compound” shall mean a compound consisting of a miRNA Antagonist. For purposes of clarity, miRNA Compound [...***...].

47. “miRNA Mimic” shall mean a double-stranded or single-stranded oligonucleotide or analog thereof with a substantially similar base composition as a particular miRNA and which [...***...] mimic the activity of such miRNA.

48. “miRNA Precursor” shall mean a transcript that originates from a genomic DNA and that contains, but not necessarily exclusively, a non-coding, structured RNA comprising one or more mature miRNA sequences, including, without limitation, (a) polycistronic transcripts comprising more than one miRNA sequence, (b) miRNA clusters comprising more than one miRNA sequence, (c) pri-miRNAs, and/or (d) pre-miRNAs.

49. “miRNA Precursor Antagonist” shall mean a single-stranded oligonucleotide (or a single stranded analog thereof) that [...***...] bind to a miRNA Precursor to prevent the production of one or more miRNAs. For purposes of clarity, the definition of “miRNA Precursor Antagonist” is not intended to include oligonucleotides that function predominantly through the RNAi mechanism of action or the RNase H mechanism of action.

50. “miRNA Therapeutic” shall mean a therapeutic product having one or more miRNA Compounds as an active ingredient(s).

51. “NDA” shall mean a New Drug Application (as more fully defined in 21 C.F.R. 314.5 et seq. or its successor regulation) and all amendments and supplements thereto filed with the FDA, or the equivalent application filed with any equivalent agency or governmental authority outside the U.S. (including any supra-national agency such as the EMEA in the EU).

52. “Net Sales” shall mean, with respect to any SPC-3649 Product, the gross invoiced sales of SPC-3649 Product sold by GSK, its Affiliates or Sublicensees (in each case, the “Selling

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Party”), in finished product form, packaged and labeled for sale, under this Agreement in arm’s length sales to Third Parties, less the following deductions which are actually incurred, allowed, paid, accrued or specifically allocated to the Third Party customer by the Selling Party, to the extent actually taken by such Third Party customer, on such sales for: (a) [...***...] trade, quantity, and cash discounts; (b) [...***...] credits, rebates and chargebacks (including those to [...***...] including [[...***...], and allowances or credits to customers on account of [...***...] or on account of [...***...] affecting such SPC-3649 Product; (c) [...***...] charges relating to such SPC-3649 Product, including [...***...] thereto; (d) [...***...] directly linked to the sales of such SPC-3649 Product to the extent included in the gross amount invoiced; (e) the lesser or [...***...] of Net Sales or [...***...]; (f) [...***...] allowed or paid to [...***...] employed by the Selling Party; and (g) any other items actually deducted from gross invoiced sales amounts as reported by such Party in its financial statements in accordance with, in the case of GSK’s Net Sales, the International Financial Reporting Standards, applied on a consistent basis, and, in the case of Regulus’ Net Sales, the U.S. generally accepted accounting principles applied on a consistent basis.

Net Sales will not include any transfer or sale between or among a Party and any of its Affiliates or Founding Companies or direct Sublicensees.

SPC-3649 Product provided to patients for [...***...] will not be included in Net Sales.

In the event SPC-3649 is sold as part of a Combination Product (as defined below), the Net Sales from the SPC-3649, for the purposes of determining royalty payments, will be determined by multiplying the Net Sales (as determined without reference to this paragraph) of the Combination Product, by the fraction, A/A+B, where A is the [...***...] price (determined substantially in accordance with the above) of the SPC-3649 when sold separately in finished form and B is the [...***...] price (determined substantially in accordance with the above) [...***...] in the Combination Product when sold separately in finished form, each during the applicable royalty period or, if sales of all compounds did not occur in such period, then in the most recent royalty reporting period in which sales of all occurred. In the event that such [...***...] price cannot be determined for both the SPC-3649 and all other therapeutically active pharmaceutical compounds included in the Combination Product, Net Sales for the purposes of determining royalty payments will be calculated as above, but the [...***...] price in the above equation will be replaced by a good faith estimate of the [...***...] for which no such price exists. As used above, the term “Combination Product” shall mean any pharmaceutical product which consists of SPC-3649 and other therapeutically active pharmaceutical compound(s).

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53. “Non-breaching Party” shall have the meaning assigned to such term in Section 10.2.1.

54. “Party” or “Parties” shall have the meaning assigned to such term in the Recitals.

55. “Patent Rights” shall mean (a) patent applications (including provisional applications and for certificates of invention), (b) any patents issuing from such patent applications (including certificates of invention), (c) all patents and patent applications based on, corresponding to, or claiming the priority date(s) of any of the foregoing, and (c) any substitutions, extensions (including supplemental protection certificates), registrations, confirmations, reissues, divisionals, continuations, continuations-in-part, re-examinations, renewals and foreign counterparts thereof.

56. “Payee” shall mean the Party to whom milestone payments or royalties are payable hereunder.

57. “Payor” shall mean GSK and, with respect to milestone payments, GSK.

58. “Pending Claim” means a claim within any patent application in the Regulus Patents that has not been cancelled, withdrawn, or abandoned. For purposes of clarity, if any Pending Claim of a patent application subsequently issues, such claim shall be deemed to qualify as a Valid Claim (as defined herein).

59. “Person” shall mean any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

60. “Phase 1 Clinical Trial” means a Clinical Study in any country, the principal purpose of which is a preliminary determination of safety in healthy individuals or patients that would satisfy the requirements of 21 CFR 312.21(a), or an equivalent clinical study required by a Regulatory Authority in a jurisdiction outside of the United States.

61. “Phase 2 Clinical Trial” means a Clinical Study conducted in any country that is intended to explore a variety of doses, dose response and duration of effect to generate initial evidence of clinical safety and activity in a target patient population, that would satisfy the requirements of 21 CFR 312.21(b), or an equivalent clinical study required by a Regulatory Authority in a jurisdiction outside of the United States.

62. “Phase 3 Clinical Trial” means a Clinical Study in any country performed after preliminary evidence of efficacy has been obtained, which if successful, would provide sufficient evidence of the safety and efficacy of a product to support a Regulatory Approval, and that would satisfy the requirements of 21 CFR 312.21(c), or an equivalent clinical study required by Regulatory Authority in a jurisdiction outside of the United States.

63. “Phase 4 Clinical Trial” means a Clinical Study in any country which is conducted after Regulatory Approval of a product has been obtained from an appropriate Regulatory Authority, consisting of trials conducted voluntarily for enhancing marketing or scientific knowledge of an approved indication and trials conducted due to request or requirement of a Regulatory Authority.

64. “PoC Trial” shall mean the first human in-patient study designed to provide evidence of efficacy, safety and tolerability of SPC-3649 or an SPC-3649 Product.

65. “PoC Trial Reports” shall mean a reasonably complete data package containing all material analysis, results and clinical data or any related material correspondence or information received from or sent to any Regulatory Authority relating to SPC-3649 or an SPC-3649 Product.

66. “Proceeding” shall mean an action, suit or proceeding.

67. “Prosecution and Maintenance” or “Prosecute and Maintain” shall mean, with regard to a Patent Right, the preparing, filing, prosecuting and maintenance of such Patent Right, as well as handling re-examinations, reissues, and requests for patent term extensions with respect to such Patent Right, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to the particular Patent. For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” shall not include any other enforcement actions taken with respect to a Patent Right.

68. “Receiving Party” shall have the meaning assigned to such term in Section 7.1.

69. “Regulatory Approval” shall mean any and all approvals (including price and reimbursement approvals, if required prior to sale in the applicable jurisdiction), licenses, registrations, or authorizations of any country, federal, supranational, state or local regulatory agency, department, bureau or other government entity that are necessary for the manufacture, use, storage, import, transport and/or sale of SPC-3649 or an SPC-3649 Product in the applicable jurisdiction.

70. “Regulatory Authority” or “Regulatory Authorities” shall mean the FDA in the U.S., and any health regulatory authority(ies) in any country in the Territory that is a counterpart to the FDA and holds responsibility for granting Regulatory Approval for SPC-3649 or an SPC-3649 Product in such country, and any successor(s) thereto.

71. “Regulus” shall have the meaning assigned to such term in the Recitals.

72. “Regulus License Agreement” means the Amended and Restated License and Collaboration Agreement dated January 1, 2009 among Regulus, Isis and Alnylam.

73. “Regulus Patents” shall mean:

(a) all Founding Company Patents Controlled by Regulus or any of its Affiliates as of the Effective Date and/or after the Effective Date and having an earliest priority date of no later than the Effective Date, including without limitation those listed on Exhibit B,

(b) all Patent Rights, other than Founding Company Patents, Controlled by Regulus or any of its Affiliates as of the Effective Date and/or after the Effective Date and having an earliest priority date of no later than the Effective Date, including without limitation the Patent Rights listed on Exhibit F, in each case, that are necessary to Development, Manufacture or Commercialize SPC-3649 in the Field: provided, however, that in each case of (a) through (b), (y) for any Patent Right that is the subject of an Additional Third Party Agreement, the provisions of Section 5.6.2 will govern whether such Patent Right will be included as a Regulus Patent hereunder, and (z) unless the Parties enter into a Tuschl 3 Sublicense under Section 2.1 of this Agreement , Regulus Patents will exclude the Tuschl 3 Patents.

74. “Royalty Tail Period” shall have the meaning assigned to such term in Section 5.5.2.

75. “Santaris” shall mean Santaris Pharma A/S.

76. “Santaris Agreement” shall mean that certain Research and Development Collaboration and License Agreement between SmithKline Beecham Corporation d/b/a/ GlaxoSmithKline and Santaris, dated December 18, 2007.

77. “SEC” shall mean the U.S. Securities and Exchange Commission.

78. “Selling Party” shall have the meaning assigned to such term in Section 52 .

79. “SPC-3649” shall mean (a) the proprietary Santaris compound known on the Effective Date as SPC-3649, and (b) any and all salts, crystalline and amorphous forms, and solvates (including hydrates) thereof. The sequence and chemistry of SPC-3649 is described in [...***...].

80. “SPC-3649 Product” means any product that includes SPC-3649 as an active ingredient, or includes SPC-3649 in any base form, salt form, prodrug, ester, crystalline polymorph, hydrate or solvate thereof, whether or not as the sole active ingredient and in any dosage, form or formulation, sold by GSK, its Affiliates or Sublicensees, in finished product form, packaged and labeled for sale. Unless otherwise indicated by context, “Product” or “SPC-3649 Product” includes Combination Products.

81. “SPC-3649 Rights” shall have the meaning assigned to such term in Section 3.2(a).

82. “Stanford” means The Board of Trustees of the Leland Stanford Junior University.

83. “Stanford License Agreement” means the Co-Exclusive License Agreement dated August 31, 2005 among Stanford and the Founding Companies (as assigned by Isis to Regulus on July 13, 2009).

84. “Stanford Patent(s)” means any Patent Right licensed under the Stanford License Agreement. A list of the Stanford Patents as of the Effective Date is attached hereto under Exhibit F.

85. “Sublicensee” shall mean a Third Party or Founding Company to whom a Party or its Affiliates or Sublicensees has granted a sublicense or license under any Regulus Patents, licensed to such Party in accordance with the terms of this Agreement.

86. “Territory” shall mean all of the countries and territories of the world.

87. “Third Party” shall mean any Person other than Regulus or GSK or an Affiliate of Regulus or GSK or a Founding Company of Regulus.

88. “Third Party License Pass-Through Costs” shall mean, (a) with respect to Regulus, the licensing costs and payments that Regulus owes to Third Parties, but excluding any costs and payments of any kind owed by Regulus to [...***...], or (b) with respect to GSK, the

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licensing costs and payments that GSK owes to Third Parties, in each case as a result of the practice of intellectual property licensed from such Third Parties in the Development, Manufacture and/or Commercialization of SPC-3649 hereunder, including, without limitation, all [...***...] payments. For clarity, any such costs and payments owed to Third Parties by a Party (x) shall only include the share of such costs and payments which is [...***...], and not by any of its Affiliates or by Regulus, [...***...], as applicable (although, for clarity, if such costs and payments are paid by [...***...], as applicable, solely in order for such [...***...] to the relevant Third Party in those situations in which (i) GSK is a sublicensee of such Third Party, through its Affiliate, then such costs and payments shall be [...***...], or (ii) Regulus is a sublicensee of such Third Party through its Affiliate or Founding Company, then such costs and payments shall be [...***...], in each case subject to the following clause (y)), and (y) shall only include any such costs and payments to the [...***...].

89. “Third Party and Founding Company-Originated Rights and Obligations” shall mean the rights of, and any limitations, restrictions or obligations imposed by, (a) Founding Companies pursuant to the Regulus License Agreement and (b) Third Parties pursuant to (i) the contracts assigned to Regulus pursuant to Section 2.1 of the Regulus License Agreement, including but not limited to the Stanford License Agreement, [...***...] (as defined in the Regulus License Agreement), [...***...] (as defined in the Regulus License Agreement), [...***...] (as defined in the Regulus License Agreement), [...***...] (each as defined in the Regulus License Agreement) [...***...]

90. “Total License Pass-Through Costs” shall mean the licensing costs and payments that [...***...] as a result of the practice of intellectual property licensed from any such [...***...] in the Development, Manufacture and/or Commercialization of SPC-3649 or an SPC-3649 Product hereunder, including, without limitation, all upfront fees, annual payments, milestone payments and royalty payments. For clarity, any such costs and payments (a) shall only include the share of such costs and payments which is [...***...], and not by any of [...***...] (although, for clarity, if such costs and payments are paid [...***...] solely in order for [...***...] to the relevant Third Party in those situations in which [...***...], of such Third Party, then such costs and payments shall be

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[...***...], subject to clause (b)), and (b) shall only include any such costs and payments to the [...***...].

91. “[...***...] Patents” means all Patent Rights licensed by Isis and/or Alnylam under the License Agreement among [...***...], Isis and Alnylam dated [...***...], as amended. A representative list of the [...***...] Patents as of the Effective Date is attached hereto under Exhibit C.

92. “[...***...] Sublicense” will have the meaning assigned to such term in Section 2.1.

93. “United States” or “U.S.” shall mean the fifty states of the United States of America and all of its territories and possessions and the District of Columbia.

94. “Upfront Payment” shall have the meaning assigned to such term in Section 5.1.

95. “Valid Claim” means a claim within an issued Patent in the Regulus Patents that has not expired, lapsed, been cancelled or abandoned, and that has not been dedicated to the public, disclaimed or been revoked, cancelled or held unenforceable or invalid by a decision of a court or governmental administrative agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable including through opposition, re-examination, reissue, disclaimer or otherwise.

96. “Withholding-Free Payments” means the [...***...] and [...***...] payments payable to Regulus under Sections [...***...] and [...***...] of this Agreement.

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EXHIBIT B

Representative List of Regulus Patents as of the Effective Date

[...***...]

B-1

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EXHIBIT C

[...***...] Patents as of the Effective Date

[...***...]

C-1

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EXHIBIT D

Press Release

Regulus Therapeutics and GlaxoSmithKline Establish New Collaboration to Develop and Commercialize

microRNA Therapeutics Targeting miR-122

- miR-122 Represents a Novel “Host Factor” Strategy for Treatment of Hepatitis C Infection —

- Further Demonstration of Regulus Leadership in microRNA Science, Technology and Intellectual Property -

Carlsbad, CA., February 24, 2010 — Regulus Therapeutics Inc. today announced the establishment of a new collaboration with GlaxoSmithKline (GSK) to develop and commercialize microRNA therapeutics targeting microRNA-122 in all fields with Hepatitis C Viral infection (HCV) as the lead indication. Under the terms of the new collaboration, Regulus will receive additional upfront and early-stage milestone payments with the potential to earn more than $150 million in miR-122-related combined payments, and tiered royalties up to double digits on worldwide sales of products.

“This new collaboration with GSK demonstrates the clear scientific leadership that Regulus has established in advancing a whole new frontier of pharmaceutical research. microRNA therapeutics target the pathways of human diseases, not just single disease targets, and hold considerable promise as novel therapies across a broad range of unmet medical needs,” said Kleanthis G. Xanthopoulos, Ph.D., President and Chief Executive Officer of Regulus. “It also further validates Regulus’ microRNA product platform built on fundamental biology of human diseases and intellectual property, and also extends the therapeutic scope of our existing collaboration formed with GSK in 2008. Furthermore, the funding from this alliance supports Regulus’ efforts in advancing high impact, novel medicines based on microRNA biology to patients.”

The collaboration provides GSK with access to Regulus’ comprehensive and robust intellectual property estate. Regulus exclusively controls patent rights covering miR-122 antagonists and their use as HCV therapeutics in the United States, Europe, and Japan, including but not limited to the patent families which encompass: the ‘Sarnow’ patent pertaining to the method of use of anti-miR-122 to inhibit HCV replication, the ‘Esau’ patent application claiming the use of anti-miRs targeting miR-122 as inhibitory agents, the ‘Tuschl III’ patent claiming composition of matter for miR-122 and complementary oligonucleotides, and the ‘Manoharan’ patent claiming antagomirs, including antagomirs targeting miR-122.

miR-122 is a liver-expressed microRNA that has been shown to be a critical endogenous “host factor” for the replication of HCV, and anti-miRs targeting miR-122 have been shown to block HCV infection (Jopling et al. (2005) Science 309, 1577-81). In earlier work, scientists at Alnylam and Isis demonstrated the ability to antagonize miR-122 in vivo using chemically modified single-stranded anti-miR oligonucleotides. Further, work by Regulus scientists and collaborators showed that inhibiting miR-122 results in significant inhibition of HCV replication in human liver cells, suggesting that antagonism of miR-122 may comprise a novel “host factor”

therapeutic strategy. Regulus scientists have shown in multiple preclinical studies a robust HCV antiviral effect following inhibition of miR-122. Regulus plans to identify a clinical development candidate in the second half of 2010 and file an investigational new drug (IND) application in 2011.

About microRNAs

The discovery of microRNA in humans is one of the most exciting scientific breakthroughs in the last decade. microRNAs are small RNA molecules, typically 20 to 25 nucleotides in length, that do not encode proteins but instead regulate gene expression. Nearly 700 microRNAs have been identified in the human genome, and more than one-third of all human genes are believed to be regulated by microRNAs. As a single microRNA can regulate entire networks of genes, these new molecules are considered the master regulators of the genome. microRNAs have been shown to play an integral role in numerous biological processes including the immune response, cell-cycle control, metabolism, viral replication, stem cell differentiation and human development. Many microRNAs are conserved across multiple species indicating the evolutionary importance of these molecules as modulators of critical biological pathways. Indeed, microRNA expression or function has been shown to be significantly altered in many disease states, including cancer, heart failure and viral infections. Targeting microRNAs opens the possibility of a novel class of therapeutics and a unique approach to treating disease by modulating entire biological pathways.

About Hepatitis C Virus (HCV)

HCV infection is a disease with an estimated prevalence of 170 million patients worldwide, with more than 3 million patients in the United States. HCV shows significant genetic variation in worldwide populations due to its frequent rates of mutation and rapid evolution. There are six genotypes of HCV, with several subtypes within each genotype, which vary in prevalence across the different regions of the world. The response to treatment varies from individual to individual underscoring the inadequacy of existing therapies and highlights the need for combination therapies that not only target the virus but endogenous “host factors” as well. Strategies that include the Regulus miR-122 antagonist as part of emerging combination therapies to shorten duration of treatment and interferon use, improve the safety profile and sustained virologic response (SVR), increase the barrier to drug resistance, and address difficult-to-treat genotypes hold significant potential to expand the limited therapies available to physicians treating HCV patients.

About Regulus Therapeutics Inc.

Regulus Therapeutics is a biopharmaceutical company leading the discovery and development of innovative new medicines based on microRNAs. Regulus is targeting microRNAs as a new class of therapeutics by working with a broad network of academic collaborators and leveraging oligonucleotide drug discovery and development expertise from its founding companies Alnylam Pharmaceuticals (Nasdaq:ALNY) and Isis Pharmaceuticals (Nasdaq:ISIS). Regulus is advancing microRNA therapeutics towards the clinic in several areas including hepatitis C infection, cardiovascular disease, fibrosis, oncology, immuno-inflammatory diseases, and metabolic diseases. Regulus’ intellectual property estate contains both the fundamental and core patents in the field as well as over 600 patents and more than 300 pending patent applications pertaining primarily to chemical modifications of oligonucleotides targeting microRNAs for therapeutic applications. In 2008, Regulus entered into a major alliance with GlaxoSmithKline to discover and develop microRNA therapeutics for immuno-inflammatory diseases. For more information, visit www.regulusrx.com.

Forward-Looking Statements

This press release includes forward-looking statements regarding the future therapeutic and commercial potential of Regulus’, Alnylam’s, and Isis’ business plans, technologies and intellectual property related to microRNA therapeutics being discovered and developed by Regulus, including statements regarding expectations around the relationship between GSK and Regulus. Any statement describing Regulus’, Alnylam’s, and Isis’ goals, expectations, financial or other projections, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement, including those statements that are described as such parties’ goals. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such products. Such parties’ forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause their results to differ materially from those expressed or implied by such forward-looking statements. Although these forward-looking statements reflect the good faith judgment of the management of each such party, these statements are based only on facts and factors currently known by Regulus’, Alnylam’s, and Isis’ management as the case may be. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Regulus’, Alnylam’s, and Isis’ programs are described in additional detail in Alnylam’s and Isis’ annual reports on Form 10-K for the year ended December 31, 2008, and their most recent quarterly reports on Form 10-Q which are on file with the SEC. Copies of these and other documents are available from Alnylam or Isis.

EXHIBIT E

[Intentionally Left Blank]

E-1

EXHIBIT F

Stanford Patents as of the Effective Date

[...***...]

F-1

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EXHIBIT G

Third Party In-Licenses

[...***...]

G-1

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EXHIBIT H

[...***...] License Terms

The following is a summary of material terms that would apply to a license under [...***...] Patents (as set forth in Appendix 1) for SPC-3649, in relation to SPC-3649 Rights. Terms used herein and not otherwise defined shall have the meaning assigned to such term in the Agreement.

Licensor	Regulus Therapeutics Inc.

Licensee	Santaris A/S

Field	The treatment and/or prophylaxis of hepatitis C virus

Territory	Worldwide

Santaris Option	Santaris’ option (the “Santaris Option”) to take an exclusive license from Regulus under the [...***...] Patents to develop and commercialize only SPC-3649 within the Field.

The Santaris Option can be exercised by Santaris:
1. if after GSK takes a license to SPC-3649 it subsequently ceases development of SPC-3649 and returns rights to SPC-3649 to Santaris.

The Santaris Option would expire sixty (60) days following the event above.

[...***...]
Up-front Payment	[...***...]] however if GSK has taken license to SPC-3649 and made the corresponding $[...***...] payment to Regulus following completion of the PoC Trial, then this payment would be waived.

Milestones to Regulus	Santaris would pay the following milestones to Regulus, based upon the achievement of the milestone event by SPC-3649:

Milestone Event	Milestone Payment* US$Million (“m”)
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]

*	Each milestone will be paid only once upon the first achievement of the Milestone Event by SPC-3649. For clarity, if GSK had paid a milestone, then the milestone would not be payable a second time by Santaris.

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†Such milestone will only be payable if, at the time such milestone is achieved there is a Valid Claim within the [...***...] Patents, which covers [...***...]; provided, however, that if there is no Valid Claim at the time of such Milestone Event, then (a) Santaris must pay to Regulus [...***...] of such milestone payment upon the First Commercial Sale of an SPC-3649 Product in any country in the [...***...]; and (b) if a Pending Claim within the [...***...] Patents issues such that it is a Valid Claim in the [...***...] prior to the [...***...] anniversary of the date of the First Commercial Sale described in clause (a) above, then Santaris will pay Regulus the remaining [...***...] of such milestone within thirty (30) days of receipt by Santaris of an invoice sent from Regulus on or after the date of the issuance of the applicable Pending Claim.

“Clinical Studies” shall mean human studies designed to measure the safety, efficacy, tolerability and/or appropriate dosage of SPC-3649, as the context requires, including without limitation Phase 1 Clinical Trials, Phase 2 Clinical Trials (including any PoC Trial), Phase 3 Clinical Trials and any post-Regulatory Approval studies (such as Phase 4 Clinical Trials).

“First Commercial Sale” means, with respect to an SPC-3649 Product in a country in the Territory, the first sale, transfer or disposition for value by Santaris, its Affiliates or Sublicensees to an end user of an SPC-3649 Product in such country; provided, that, the following shall not constitute a First Commercial Sale: (a) any sale to an Affiliate, Founding Company or Sublicensee unless the Affiliate, Founding Company or Sublicensee is the last entity in the distribution chain the SPC-3649 Product, (b) any use of SPC-3649 or an SPC-3649 Product in Clinical Studies, pre-clinical studies or other research or development activities, or disposal or transfer of SPC-3649 or an SPC-3649 Product for a bona fide charitable purpose, (c) compassionate use, (d) so called “treatment IND sales” and “named patient sales,” and (e) use under the ATU system in France and/or the International Pharmi system in Europe.

“Pending Claim” means a claim within any patent application in the [ ...***... ] Patents that has not been cancelled, withdrawn, or abandoned. For purposes of clarity, if any Pending Claim of a patent application subsequently issues, such claim shall be deemed to qualify as a Valid Claim.

“Regulatory Approval” shall mean any and all approvals (including price and reimbursement approvals, if required prior to sale in the applicable jurisdiction), licenses, registrations, or authorizations of any country, federal, supranational, state or local regulatory agency,

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department, bureau or other government entity that are necessary for the manufacture, use, storage, import, transport and/or sale of SPC-3649 or an SPC-3649 Product in the applicable jurisdiction.

“SPC-3649 Product” means any product that includes SPC-3649 as an active ingredient, or includes SPC-3649 in any base form, salt form, prodrug, ester, crystalline polymorph, hydrate or solvate thereof, whether or not as the sole active ingredient and in any dosage, form or formulation, sold by Santaris, its Affiliates or Sublicensees, in finished product form, packaged and labeled for sale. Unless otherwise indicated by context, “Product” or “SPC-3649 Product” includes Combination Products.

“Valid Claim” means a claim within an issued Patent in the [...***...] Patents that has not expired, lapsed, been cancelled or abandoned, and that has not been dedicated to the public, disclaimed or been revoked, cancelled or held unenforceable or invalid by a decision of a court or governmental administrative agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable including through opposition, re-examination, reissue, disclaimer or otherwise.

Royalties to Regulus	Santaris will pay to Regulus royalties on Annual worldwide Net Sales of any SPC-3649 Product sold by Santaris, its Affiliates or Sublicensees (“Santaris Patent Royalty”) during a calendar year, on a country-by-country basis, in the Field in the countries of the Territory in which there is a Valid Claim in the Field within the [...***...] Patents, which [...***...], in the amounts as follows:

Annual Worldwide Net Sales (U.S. $ Million) of SPC-3649 Product per Calendar Year US$Million (“m”)	Applicable Royalty Rate
up to $1000m	[...***...]%
$1000m up to $2000m	[...***...]%
$2000m up to $3000m	[...***...]%
> $3000m	[...***...]%

The royalty rates in the table above are incremental rates, which apply only for the respective increment of Annual worldwide Net Sales described in the Annual worldwide Net Sales column. Thus, once a total Annual worldwide Net Sales figure is achieved for the year, the

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royalties owed on any lower tier portion of Annual worldwide Net Sales are not adjusted up to the higher tier rate.

Royalty Adjustment. If there are no Valid Claims within the [...***...] Patents that claim [...***...] SPC-3649 Product sold in a particular country, the Santaris Patent Royalty set forth above shall be reduced to [...***...] of the Santaris Patent Royalty rates above in such countries where a Pending Claim within the [...***...] Patents claims [...***...] has not yet been issued. For the avoidance of doubt, for such Pending Claims, Santaris shall pay Regulus [...***...] of the Santaris Patent Royalty set forth in the table above, and shall pay the remaining [...***...] of the Santaris Patent Royalty into an escrow account, until such time as a Valid Claim within the [...***...] Patents issues that covers the [...***...] being sold in the country of sale, provided that such Valid Claim must issue within [...***...] years of date of First Commercial Sale of an SPC-3649 Product (the “Royalty Tail Period”). In the event such Valid Claim issues during the Royalty Tail Period, (i) the escrow account and any interest thereon shall be paid to Regulus and (ii) Santaris will pay the full Santaris Patent Royalty in such countries starting only from the date of such issuance of the Valid Claim and shall not owe any Santaris Patent Royalty in such countries for any preceding period. In the event that no such Valid Claim issues during the Royalty Tail Period, then the escrowed amounts and any interest thereon shall be returned to Santaris and any obligations Santaris may have had with respect to the Pending Claims shall cease. If Santaris maintains sole control over such escrow account then Santaris shall be solely responsible for the costs and expenses associated with maintaining such escrow account, otherwise Santaris and Regulus shall be mutually responsible for the costs and expenses associated with maintaining such escrow account; provided, that the Parties must mutually agree (such agreement not to be unreasonably withheld) before taking any action that would cause Santaris to lose sole control of such escrow account. If a Valid Claim within the [...***...] Patents that [...***...] issues after the Royalty Tail Period, then Santaris will pay Regulus the full Santaris Patent Royalty in such countries starting only from the date of such issuance of the Valid Claim and shall not owe any Santaris Patent Royalty in such countries for any preceding period.

Prosecution and Maintenance of Sarnow Patents	At Regulus’ expense, Regulus shall (but shall not be obligated to) control and be responsible for all aspects of the Prosecution, Maintenance, enforcement and defense of all Sarnow Patents

No Challenge	Santaris covenants to Regulus that pursuant to the Santaris Option to take a license to the [...***...] Patents, that during the term of the Santaris Option and any license agreement granted thereunder, solely with respect to claims within the Regulus Patent Rights to the [...***...] Patents that are to be included in the license to be granted to Santaris pursuant to the terms set forth in this Exhibit H, Santaris, its Affiliates or

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Sublicensees will not, in the U.S. or any other Major Country, (a) commence or otherwise voluntarily determine to participate in (other than as may be necessary or reasonably required to assert a cross-claim or a counter-claim or to respond to a court request or order or administrative law request or order) any action or proceeding, challenging or denying the validity of any claim within an issued patent or patent application within the [...***...] Patents, or (b) direct, support or actively assist any other Person (other than as may be necessary or reasonably required to assert a cross-claim or a counter-claim or to respond to a court request or order or administrative law request or order) in bringing or prosecuting any action or proceeding challenging or denying the validity of any claim within an issued patent or patent application within the [...***...] Patents. For purposes of clarification, any breach of these terms will be a material breach of the license granted to Santaris, and will be grounds for termination by Regulus of the license.

“Patent Rights” shall mean (a) patent applications (including provisional applications and for certificates of invention), (b) any patents issuing from such patent applications (including certificates of invention), (c) all patents and patent applications based on, corresponding to, or claiming the priority date(s) of any of the foregoing, and (c) any substitutions, extensions (including supplemental protection certificates), registrations, confirmations, reissues, divisionals, continuations, continuations-in-part, re-examinations, renewals and foreign counterparts thereof.

Research Plan	If Santaris exercises the Santaris Option to take a license to the [...***...] Patents, Regulus and Santaris will jointly prepare a research plan for SPC-3649; provided, that (i) Santaris shall not be required to share with Regulus or any confidential information; and (ii) Santaris will have the sole decision making authority with respect to such research plan.

Stanford License Considerations	With respect to the sublicense granted by Regulus under the [...***...] Patents, Santaris acknowledges and agrees that (a) such sublicense is subject and subordinate to the terms and conditions of the Stanford License Agreement, (b) Stanford is a third party beneficiary to this Agreement as it relates to Articles 8, 9 and 10 of the Stanford License Agreement, such that Stanford may directly enforce Articles 8, 9 and 10 of the Stanford License Agreement against Santaris, and (c) if Stanford terminates the Stanford License Agreement as it relates to Regulus (but not as it relates to this Agreement), Santaris will assume (and be directly liable to Stanford for) all Third Party License Pass-Through Costs and all Third Party and Founding Company-Originated Rights and Obligations due Stanford in connection with this Agreement.

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Term	Unless earlier terminated pursuant to Santaris’ termination rights below, the license agreement would continue in full force and effect until the date of expiration of all payment obligations by Santaris under such license agreement (the “Santaris Agreement Term”).

Santaris termination rights	Santaris would have the right, at its sole discretion, exercisable at any time during the Santaris Agreement Term, to terminate the license agreement in its entirety, for any reason or for no reason at all, upon ninety (90) days written notice to Regulus.

Appendix 1

The [...***...] Patents are all Patent Rights related to the following:

[...***...]

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Exhibit 10.25

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

Execution Version

CO-EXCLUSIVE LICENSE AGREEMENT

This Agreement by and among THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY (“Stanford”), an institution of higher education having powers under the laws of the State of California, ALNYLAM PHARMACEUTICALS, INC., a corporation having a principal place of business at 300 Third Street, Cambridge MA 02142, and its Affiliates (“Alnylam”), and ISIS PHARMACEUTICALS, INC., a corporation having a principal place of business at 1896 Rutherford Road, Carlsbad, CA 92008, and its Affiliates (“Isis”) (individually, Alnylam and Isis and their respective Affiliates are each a “Licensee” and collectively, the “Licensees”) is effective on the 31st day of August, 2005 (“Effective Date”).

1. BACKGROUND

Stanford has an assignment of an invention relating to the use of mir-122 to reduce the replication of Hepatitis C Virus. It is entitled “[…***…],” was invented in the laboratory of Dr. Peter Sarnow, and is described in Stanford Docket […***…]. The invention was made in the course of research supported by the National Institute Of Allergy and Infectious Disease, which is an institute of the National Institute of Health. Stanford wants to have the invention perfected and marketed as soon as possible so that resulting products may be available for public use and benefit.

Alnylam and Isis are pharmaceutical companies engaged in the development of therapeutics for the treatment of a variety of human diseases. Alnylam and Isis each desire to obtain a license to practice the above referenced invention for use in pharmaceutical development and commercialization. Alnylam and Isis are parties to a pre-existing agreement that established a strategic alliance between the companies with respect to research and development activities. Each company desires a license to practice the above-referenced invention for purposes of its own research and development efforts and potentially in connection with the strategic alliance.

2. DEFINITIONS

2.1 “Affiliates” means any individual or entity owning, directly or indirectly, fifty percent (50%) or more of the voting capital shares or similar voting securities of a Licensee; any individual or entity fifty percent (50%) or more of the voting capital shares or similar voting rights of which is owned, directly or indirectly, by a Licensee; or any individual or entity fifty percent (50%) or more of the voting capital shares or similar voting rights of which is owned, directly or indirectly, by an individual or entity which owns, directly or indirectly, fifty percent (50%) or more of the voting capital shares or similar voting securities of a Licensee.

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2.2 “Confidential Information” means any confidential information relating to any composition of matter, analytical methods, product specifications, research project, work in process, future development, scientific, engineering, manufacturing, marketing, business plan, financial or personnel matter relating to any party, its present or future products, sales, suppliers, customers, employees, investors or business, whether in oral, written, graphic or electronic form and marked as “confidential.” (Confidential information provided in oral form must be reduced to writing and labeled as “confidential.”) Confidential Information will not include any information which the receiving party can prove by competent evidence:

(A) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available to the public;

(B) is known by the receiving party at the time of receiving such information;

(C) is hereafter furnished to the receiving party by a third party having no obligation of confidentiality;

(D) is independently developed by the receiving party without the aid, application or use of Confidential Information of the other party; or

(E) is the subject of a written permission to disclose provided by the disclosing party.

2.3 “Co-Exclusive” means that; subject to Articles 3 and 5, Stanford will not grant further licenses under the Licensed Patents in the Exclusive Licensed Field of Use in the Licensed Territory.

2.4 “Exclusive Licensed Field of Use” means the research, development, commercialization and monitoring of therapeutics for the treatment and prevention of Hepatitis C and directly related conditions and diseases (including without limitation chronic hepatitis, cirrhosis and primary liver cancer). The Exclusive Field of Use specifically excludes:

(A) diagnostics; and

(B) commercialization of reagents.

2.5 “Licensed Patents” means Stanford’s U.S. Provisional Patent Application, Serial Number […***…], filed […***…], U.S. Patent Application […***…], filed […***…], PCT U.S. […***…] filed […***…], and any foreign patent application corresponding thereto, and any divisional, continuation, or reexamination application, and each patent that issues or reissues from any of these patent applications. Any claim of an issued and unexpired Licensed Patent is presumed to be valid unless it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken. “Licensed Patent” excludes any continuation-in-part (CIP) patent application or patent unless the subject matter of such CIP patent application is specifically described or claimed in another Licensed Patent and is filed within […***…] years of the Effective Date. For clarity, Licensed Patents exclude any claims relating to new matter that is invented by Stanford after the Effective Date.

2.6 “Licensed Product” means a product in either the Exclusive Licensed Field of Use or the Non-Exclusive Licensed Field of Use the making, using, importing or selling of which, absent this license, infringes a Valid Claim of a Licensed Patent.

2.7 “Licensed Territory” means worldwide.

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2.8 “Net Sales” means all gross sales derived by a Licensee or sublicensees from sales of Licensed Products to a third party or parties. Net Sales excludes the following items (but only as they pertain to the making, using, importing or selling of Licensed Products, are included in gross revenue, and are separately billed):

(A) import, export, excise and sales taxes, and custom duties;

(B) costs of insurance, packing, and transportation from the place of manufacture to the customer’s premises or point of installation;

(C) costs of installation at the place of use;

(D) credit for returns, allowances, or trades;

(E) customary trade, quantity or cash discounts actually allowed or taken, (including retroactive price reductions, and rebates such as government healthcare programs and similar types of rebates); and

(F) Licensed Product distributed, to conduct clinical trials, as marketing samples, or provided for compassionate or similar uses.

2.9 “Non-Exclusive Licensed Field of Use” means the research, development, commercialization and monitoring of therapeutics for the treatment and prevention of all conditions or diseases other than Hepatitis C and directly related conditions or diseases.

2.10 “Stanford Indemnitees” means Stanford and its affiliated hospitals and clinics, and their respective trustees, officers, employees, and students.

2.11 “Valid Claim” means:

(A) a claim in a pending patent application of a Licensed Patent that has not been pending for more than […***…] years from the earliest priority date claimed for such application, or

(B) a claim of an issued and unexpired patent under a Licensed Patent, which patent has not been held invalid or unenforceable by a court or other governmental agency of competent jurisdiction in a decision or order that is not subject to an appeal.

3. GRANT

3.1 Grant of Co-Exclusive License.

Subject-to the terms and conditions of this Agreement, Stanford grants to each of the Licensees a Co-Exclusive right and license (as to the other Licensee) under the Licensed Patents in the Exclusive Licensed Field of Use to develop, make, have made, use, have used, import; offer to sell, and sell Licensed Products in the Licensed Territory. The term of the right and license granted in this Section 3.1 begins on the Effective Date and continues until the last to expire of the Licensed Patents in the Licensed Territory. Upon expiration of the last to expire of the Licensed Patents, the license herein will be nonexclusive, perpetual and fully paid up subject to Section 7.8.

3.2 Grant of Non-Exclusive License.

Subject to the terms and conditions of this Agreement, Stanford grants to each of Licensees a non-exclusive right and license under the Licensed Patent in the Non-Exclusive Licensed Field of Use to develop, make, have made, use, have used, import, offer to sell and

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sell Licensed Products in the Licensed Territory. The term of the right and license granted in this Section 3.2 begins on the Effective Date of this Agreement and continues until the last to expire of Licensed Patents. Upon expiration of the last to expire of the Licensed Patents, the license herein will continue to be non-exclusive and will become perpetual and fully paid up subject to Section 7.8.

3.3 Sublicenses. The licenses granted in Sections 3.1 and 3.2 of this Agreement include the right to grant sublicenses subject to Article 4.

3.4 Retained Rights. Stanford retains the right, on behalf of itself and all other non-profit academic research institutions, to practice the Licensed Patents for any non-profit purpose, including sponsored research and collaborations. Licensee agrees that, notwithstanding any other provision of this Agreement, it has no right to enforce the Licensed Patents against any such institution. Nothing in this Agreement is intended to prevent Licensees from enforcing their rights under patents, other than Licensed Patents, against such non-profit academic research institutions. Stanford and any such other institution have the right to publish any information included in the Licensed Patents. If Stanford alters its requirements for license agreements with respect to the subjects addressed in this Section 3.4, or enters into a license agreement with terms more favorable to a licensee than those set forth in this Section 3.4, Stanford agrees to negotiate in good faith with the Licensees to amend the terms of this Section 3.4 based upon the reasonable written request of either Licensee.

3.5 Specific Exclusion. Stanford does not:

(A) grant to either Licensee any other licenses, implied or otherwise, to any patents or other rights of Stanford other than those rights granted under Licensed Patents, regardless of whether the patents or other rights are dominant or subordinate to any Licensed Patent, or are required to exploit any Licensed Patent; provided however, that if Stanford’s Office of Technology Licensing (OTL) learns of other patents or other rights controlled by Stanford that are necessary to exploit the Licensed Patents it will (i) inform the Licensees, and (ii) if rights under such other patents or other rights are available, negotiate in good faith licenses to such-patents and/or rights on commercially reasonable terms;

(B) commit to either Licensee to bring suit against third parties for infringement, except as described in Article 13; and

(C) agree to furnish to either Licensee any technology or technological information or to provide Licensee with any assistance.

4. SUBLICENSING

4.1 Permitted Sublicensing. Each Licensee may grant sublicenses under the licenses granted in Section 3.1 and 3.2 in connection with:

(A) a bona fide collaboration with one or more third parties established by written agreement (i) for purposes of research and/or development of products under a jointly prepared research plan; and (ii) which includes a license or sublicense of such Licensee’s rights under related intellectual property covering proprietary know-how or patent rights in addition to a sublicense to the Licensed Patents; and/or

(B) provision of services to such Licensee, including without limitation contract manufacturing, and other services relating to development and commercialization of Licensed Products.

4.2 Required Sublicensing.

(A) If both of Licensees or their sublicensees are unable or unwilling to serve or develop a potential market or market territory for which there is a company willing to be a sublicensee, Stanford may request the Licensees to negotiate in good faith a sublicense under the Licensed Patents.

(B) If one of the Licensees or one of their sublicensees is already developing a product in the market or market territory for which there is a willing sublicensee, neither Licensee will be required to sublicense to such party.

(C) Stanford agrees to discuss and use reasonable efforts to resolve, in good faith, any concerns or issues that may be identified by Alnylam and/or Isis with respect to the terms of this Section 4.2.

4.3 Sublicense Requirements. Any sublicense:

(A) will prohibit any grant of a further sublicense by a sublicensee;

(B) will expressly include the provisions of Articles 8, 9 and 10 for the benefit of Stanford;

(C) will require the assumption of all obligations, including the payment of royalties specified in the sublicense, to Stanford or its designee, if this Agreement is terminated; and

(D) is subject to this Agreement.

4.4 Copy of Sublicenses. Each Licensee will submit to Stanford a copy of each sublicense after it becomes effective, which copy may be redacted except as to matters directly pertinent to such Licensee’s obligations under this Agreement.

4.5 Sharing of Sublicensing Income. In the event either Licensee grants a sublicense pursuant to Section 4.1(A) above, and receives an upfront payment in connection therewith, the following amounts, if applicable, will be due to Stanford from such Licensee within sixty (60) days of the full execution of the agreement establishing such collaboration:

(A) if such agreement includes an upfront payment equal to or less than […***…] dollars ($[…***…]), a payment will be due to Stanford in the amount of […***…] dollars ($[…***…]);

(B) if such agreement includes an upfront payment greater than […***…] dollars ($[…***…]) and equal to or less than […***…] dollars ($[…***…]), a payment will be due to Stanford in the amount of […***…] dollars ($[…***…]);

(C) if such agreement includes an upfront payment greater than […***…] dollars ($[…***…]), a payment will be due to Stanford in the amount of […***…] dollars ($[…***…]).

For the avoidance of doubt, in the event Licensees jointly enter into a bona fide collaboration with a third party as described above, the relevant upfront payment shall be due only once for such collaboration. Any amounts representing the reimbursement of costs

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previously incurred by a Licensee, including fully burdened personnel costs and patent expenses, will not be included in determining the amount of any up front payment.

4.6 Royalty-Free Sublicenses. If Licensee pays all royalties due Stanford from a sublicensee’s Net Sales, Licensee may grant that sublicensee a royalty-free or non-cash:

(A) sublicense or

(B) cross-license.

5. GOVERNMENT RIGHTS

This Agreement is subject to Title 35 Sections 200-204 of the United States Code (the Bayh-Dole Act). Among other things, these provisions provide the United States Government with nonexclusive rights in the Licensed Patent. They also impose the obligation that Licensed Products sold or produced in the United States be “manufactured substantially in the United States.” Each Licensee will ensure all obligations of these provisions are met and Stanford agrees to provide reasonable assistance to Licensees in the event a waiver of any requirements under such regulations is desired. Stanford shall be responsible for all necessary reports to the United States Government or any other applicable funding agency.

6. DILIGENCE

6.1 Alnylam Milestones. Alnylam will use commercially reasonable efforts to (a) develop, manufacture, and sell Licensed Products and develop markets for Licensed Products; and (b) meet the milestones shown in Appendix A. If Alnylam does not meet a milestone in Appendix A by its corresponding date, Alnylam will have thirty (30) days after such date to submit to Stanford a specific written plan designed to meet its obligations under this Section 6.1 as promptly as possible using commercially reasonable efforts. Each plan required pursuant to this Section 6.1 (each, an “Alnylam Diligence Plan”) shall be subject to Stanford’s written approval, which will not be unreasonably withheld. Alnylam will have three (3) months to demonstrate to Stanford’s reasonable satisfaction Alnylam’s compliance with the Alnylam Diligence Plan.

6.2 Isis Milestones. Isis will use commercially reasonable efforts to (a) develop, manufacture; and sell Licensed Products and develop markets for Licensed Products; and (b) meet the milestones shown in Appendix B. If Isis does not meet a milestone in Appendix B by its corresponding date, Isis will have thirty (30) days after such date to submit to Stanford a specific written plan designed to meet its obligations under this Section 6.2 as promptly as possible using commercially reasonable efforts. Each plan required pursuant to this Section 6.2 (each, an “Isis Diligence Plan”) shall be subject to Stanford’s written approval, which will not be unreasonably withheld. Isis will have three (3) months to demonstrate to Stanford’s reasonable satisfaction Isis’s compliance with the Isis Diligence Plan,

6.3 Joint Development. If Alnylam and Isis are jointly developing a given Licensed Product, both will be deemed in compliance with their respective obligations under Sections 6.1 and 6.2 above if either of Alnylam and Isis is fulfilling such obligations.

6.4 Progress Report. By March 1 of each year, each Licensee will submit a written annual report to Stanford covering the preceding calendar year. Each Licensee will ensure that such report will include information sufficient to satisfy Stanford’s reporting requirements to the U.S. Government and enable Stanford to ascertain progress by such Licensee toward meeting this Agreement’s diligence requirements. Each report will describe, where relevant: Licensee’s progress toward development of a Licensed Product based upon the milestone events identified in Appendix A or Appendix B, market plans for introductions of a Licensed Product, and significant corporate transactions involving Licensed Products. Such annual reports will be deemed the Confidential Information of the Licensee providing such annual report to Stanford, though Stanford may provide information from the report to the U.S. Government as required by Stanford’s reporting requirements in accordance with the Bayh-Dole Act.

7. FEES AND ROYALTIES

7.1 Issue Fee. Each Licensee will pay to Stanford a noncreditable, nonrefundable license issue fee of twenty thousand dollars ($20,000) within forty-five (45) days after the full execution of this Agreement.

7.2 License Maintenance Fee. The following annual maintenance fees are due under this Agreement:

(A) $25,000 on the 1st, 2nd, 3rd and 4th anniversaries of the Effective Date;

(B) $35,000 on the 5th, 6th, 7th and 8th anniversaries of the Effective Date;

(C) $[…***…] on the 9th anniversary of the Effective Date and each anniversary thereafter.

Unless instructed otherwise by Licensees, Stanford will send invoices for one half of the above amounts to each Licensee.

Annual maintenance fee payments are due within forty-five (45) days of the applicable anniversary and are nonrefundable, but such maintenance fee payments are creditable each year as described in-Section 7.5.

7.3 Milestones.

(A) With respect to the first Licensed Product of each Licensee in the Exclusive Licensed Field of Use, the Licensee whose Licensed Product achieves the following milestone events will pay Stanford the following payments upon achievement of the indicated milestone event by such Licensee, or its sublicensee:

[...***...]	$[...***...]
[...***...]	$[...***...]
[...***...]	$[...***...]

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(B) With respect to the first Licensed Product of each Licensee in the Non-Exclusive Field of Use, the Licensee whose Licensed Product achieves the following milestone events will pay Stanford the following payments upon achievement of the indicated milestone event by such Licensee, or its sublicensee:

[...***...]	$[...***...]
[...***...]	$[...***...]
[...***...]	$[...***...]

(C) With respect to the second Licensed Product (i.e. a new molecular entity) of each Licensee in the Non-Exclusive Field of Use, the Licensee whose Licensed Product achieves the following milestone events will pay Stanford the following payments upon achievement of the indicated milestone event by such Licensee, or its sublicensee:

[...***...]	$[...***...]
[...***...]	$[...***...]
[...***...]	$[...***...]

(D) For clarity, if Alnylam achieves the milestone events in Section 7.3 (A), it does not relieve Isis of the obligation to: pay per Section 7.3 (A) when Isis, or its sublicensee achieves the same milestone events; provided, however, that if Alnylam and Isis are jointly developing a given Licensed Product, payments under this Section 7.3 will be due only once in respect of the achievement of a milestone event for such Licensed Product.

7.4 Earned Royalty. As applicable, each Licensee will pay Stanford earned royalties on Net Sales of […***…] percent ([…***…]%) of Net Sales of such Licensee’s Licensed Product. If a Licensee becomes obligated to pay royalties to any third parties in connection with the sale of a Licensed Product, the royalties due to Stanford from such Licensee under this Section 7.4 for such Licensed Product will be reduced in connection with amounts paid to such third parties as follows: for every […***…] percent ([…***…]%) of Net Sales which is paid to such third parties (in the aggregate) in a given calendar year, the royalty rate due to Stanford will be reduced by […***…] percent ([…***…]%). In no event, however, will the royalty payable to Stanford by such Licensee be reduced by more than […***…] percent ([…***…]%) to a floor of […***…] percent ([…***…]%). For the avoidance of doubt, in the event the Licensees are jointly developing and/or commercializing a Licensed Product, the royalty set forth above shall be due only once with respect to such Licensed Product.

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7.5 Creditable Payments. Royalty payments due to Stanford under Section 7.4 above in a particular year will be reduced by the license maintenance fee paid by such Licensee and applicable to such year.

For example:

if a Licensee pays Stanford a $[…***…] maintenance payment for year Y, and according to Section 7.4 $[…***…] in earned royalties are due Stanford for Net Sales in year Y, such Licensee will only need to pay Stanford an additional $[…***…] for that year’s earned royalties.

if a Licensee pays Stanford a $[…***…] maintenance payment for year Y, and according to Section 7.4 $[…***…] in earned royalties are due Stanford for Net Sales in year Y, Licensee will not need to pay Stanford any earned royalty payment for that year. Such Licensee will not be able to offset the remaining $[…***…] against a future year’s earned royalties.

7.6 Currency. Net Sales will be determined based on U.S. Dollars. Each Licensee will calculate the royalty on sales in currencies other than U.S. Dollars using the appropriate foreign exchange rate for the currency quoted by the Wall Street Journal East Coast Edition, on the close of business on the last banking day of each calendar quarter. Each Licensee will make royalty payments to Stanford in U.S. Dollars.

7.7 Interest. Any payments not made when due will bear interest at the lower of (a) the Prime Rate published in the Wall Street Journal plus […***…] basis points or (b) the maximum rate permitted by law.

7.8 Obligation to Pay Royalties. If certain Licensed Products are manufactured before the date Licensed Patents covering such Licensed Products expire, and are sold after such Licensed Patents expire, a payment will nevertheless be due to Stanford on such sales and such payment will be determined on the same basis as-the royalty due on Net Sales.

7.9 Non-US. Taxes. Licensees will pay all non-U.S. taxes related to royalty payments. These payments are not deductible-from any payments due to Stanford. The parties will cooperate with one another in claiming exemption from non-U.S. withholding and deductions under any agreement or treat that may be in effect.

8. ROYALTY REPORTS, PAYMENTS, AND ACCOUNTING

8.1 Quarterly Earned Royalty Payment and Report. Beginning with the first commercial sale of a Licensed Product, as applicable, a Licensee will submit to Stanford a written report (even if there are no sales) and an earned royalty payment within ninety (90) days after the end of each calendar quarter. This report will state the number, description, and aggregate Net Sales during the completed calendar quarter. With each report, the Licensee will include any earned royalty payment due Stanford for the completed calendar quarter (as calculated under Sections 7.4 and 7.5)

8.2 Termination Report. Each Licensee will pay to Stanford all applicable royalties and submit to Stanford a written report within ninety (90) days after the license terminates. Such Licensee will continue to submit earned royalty payments and payment reports to Stanford as described in Section 8.1 after its license terminates until all Licensed Products inventory on hand at the date of termination has been sold.

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8.3 Accounting. Each Licensee will maintain records showing manufacture, importation, sale, and use of Licensed Products for three (3) years from the date of sale of such Licensed Products. Records will include information in sufficient detail to enable Stanford to determine the royalties payable under this Agreement.

8.4 Audit by Stanford. Each Licensee will allow Stanford or its designee to examine such Licensee’s records to verify payments made by such Licensee under this Agreement, during reasonable business hours and subject to the requirement that:

(A) any examination be conducted by a certified public accountant (reasonably acceptable to the applicable Licensee) who executes a written confidentiality agreement with the Licensee; and

(B) the purpose of such examination shall be solely for verifying royalty payments due under this Agreement. Any information provided to Stanford as a result of any such audit will be deemed Confidential Information of the Licensee so audited.

8.5 Paying for Audit. Stanford will pay for any audit done under Section 8.4. But if the audit reveals an underreporting of earned royalties due Stanford of 5% or more for the period being audited, the applicable Licensee will pay reasonable audit costs.

9. EXCLUSIONS AND NEGATION OF WARRANTIES

9.1 Negation of Warranties. Stanford provides each Licensee the rights granted in this Agreement AS IS and WITH ALL FAULTS. Other than the warranties in Section 3.5 and 9.3, Stanford makes no representations and extends no warranties of any kind, either express or implied. Among other things, Stanford disclaims any express or implied warranty:

(A) of merchantability, of fitness for a particular purpose,

(B) of non-infringement or

(C) arising out of any course of dealing.

9.2 No Representation of Licensed Patent. Each Licensee acknowledges that Stanford does not represent or warrant:

(A) the validity or scope of any Licensed Patent, or

(B) that the exploitation of Licensed Patents will be successful.

9.3 Warranties. To the best of Stanford OTL’s knowledge, other than any rights granted to the United States Government, it holds sole title to the Licensed Patents and that it has the power and authority to execute, deliver and perform this Agreement.

10. INDEMNITY

10.1 Indemnification. Each Licensee will indemnify, hold harmless, and defend all Stanford Indemnitees against any claim of any kind arising out of or related to the exercise of any rights granted to such Licensee under this Agreement. In the event such claim or liability arises in whole or in part out of the negligent or reckless or knowing or willful conduct of any Stanford Indemnitee, the duty to indemnify shall be limited to that portion of any claim that does not arise out of the negligent or reckless or knowing or willful conduct of any Stanford Indemnitee. The foregoing notwithstanding, each Licensee’s indemnification obligation is conditioned on Stanford promptly notifying the applicable Licensee of any claim for which it intends to seek indemnification under this Article 10 and will allow such Licensee, in its sole discretion, to control the defense of such claim, with counsel of its choosing, and settle such claim or action.

10.2 No Indirect Liability. Stanford is not liable for any special, consequential, lost profit, expectation, punitive or other indirect damages in connection with any claim arising out of or related to this Agreement.

10.3 Insurance. During the term of this Agreement, each. Licensee will maintain Comprehensive General Liability Insurance with minimum-limits of liability of […***…] Dollars ($[…***…]). Before the introduction of a Licensed Product into humans, each Licensee (if applicable) will obtain Product Liability Insurance with minimum limits of liability of […***…] Dollars ($[…***…]) and such Product Liability policy will include Stanford Indemnitees as additional insureds. Insurance will cover the activities of such Licensee and sublicensees and be with a reputable and financially secure insurance carrier with ratings of at least A- as rated by A.M. Best. Insurance must cover claims made during or after the term of this Agreement. Within fifteen (15) days of the Effective Date, each Licensee will furnish a Certificate of Insurance evidencing the insurance required by this Section 10.3. Each Licensee will provide to Stanford prompt prior written notice of cancellation or material change to this insurance coverage. Each Licensee will advise Stanford in writing that it maintains excess liability coverage (following form) over primary insurance for at least the minimum limits set forth above. The insurance of each Licensee will be primary coverage; insurance of Stanford Indemnitees will be excess and noncontributory.

10.4 Workers’ Compensation. Licensees will comply with all statutory workers’ compensation and employers’ liability requirements for activities performed under this Agreement.

11. MARKING

As applicable, each Licensee will mark Licensed Product or package inserts with the number of any issued Licensed Patent or with “Patent Pending” prior to the issuance of a Licensed Patent.

12. CONFIDENTIALITY AND NON-USE OF NAMES

12.1 Confidentiality. During the term of this Agreement and for a period of five (5) years thereafter, each party will maintain all Confidential Information of the other parties as confidential and will not disclose any such Confidential Information to any third party or use any such Confidential Information for any purpose, except (a) as expressly authorized by this Agreement (including disclosure of the terms of this Agreement to a potential sublicensee), (b) as required by law, rule, regulation or court order (provided that the disclosing party will use commercially reasonable efforts to obtain confidential treatment of any such information required to be disclosed). A party may disclose the other’s Confidential Information to its employees, agents, consultants and other representatives as necessary to accomplish the purposes of this Agreement so long as such persons are under an obligation of confidentiality no less stringent than as set forth herein. Each party will use at least the same standard of care, but in no event less than reasonable care, to protect the other’s Confidential Information

***Confidential Treatment Requested

as it uses to protect its own Confidential Information. Each party will promptly notify the other party upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.

12.2 Non-use of Names. The Licensees will not identify Stanford in any promotional statement, or otherwise use the name of any Stanford faculty member, employee, or student, or any trademark, service mark, trade name, or symbol of Stanford or its affiliated hospitals and clinics, including the Stanford name, unless Stanford has given its prior written consent or as required by law, rule or regulation. Permission may be withheld at Stanford’s sole discretion.

Stanford will not identify either Licensee in any promotional statement, or otherwise use the name of any Licensee employee, or any trademark, service mark, trade name, or symbol of either Licensee, unless Stanford has received such Licensee’s prior written consent. Permission may be withheld at such Licensee’s sole discretion.

Notwithstanding anything herein to the contrary, Stanford agrees to promptly review and consent to a press release that makes reference to the scientific publication relating to Licensed Patents (simultaneous with its publication) and to this Agreement.

The Licensees may disclose the existence and terms and conditions of this Agreement to potential sublicensees.

13. PROSECUTION AND PROTECTION OF PATENTS

13.1 Patent Prosecution.

(A) Following the Effective Date and subject to Stanford’s approval, Isis will coordinate and be responsible for preparing, filing, prosecuting and maintaining the Licensed Patents in Stanford’s name in the Licensed Territory: The parties shall work together to develop a prosecution strategy and decide in which countries the Licensed Patents will be filed.

(B) Isis will

(i) keep Stanford and Alnylam informed as to the filing, prosecution, maintenance and abandonment, as applicable, of the Licensed Patents;

(ii) furnish Stanford and Alnylam copies of documents relevant to any such filing, prosecution maintenance and abandonment, as applicable;

(iii) allow Stanford and Alnylam reasonable opportunity to timely comment on documents to be filed with any patent office which would affect the Licensed Patents;

(iv) give good faith consideration to the comments and advice of Stanford and Alnylam; provided however that Stanford will have the opportunity to provide Isis with final approval on how to proceed in any response or taking any such action; and

(v) provide copies of any official written communications relating to the Licensed Patents to Stanford and Alnylam within ten (10) days of Isis receiving such communication and Stanford and Alnylam will provide any applicable comments to Isis no later than five (5) days prior to the first deadline (without extensions) to file a response or take any action relating to such communication. If Stanford or Alnylam, as the case may be, do not provide comments within this time period to Isis, Isis may respond or take such action as it sees fit.

(C) To aid Isis in this process, Stanford will provide information, execute and deliver documents and do other acts as the Licensees shall reasonably request from time to time. Isis may use counsel of its choice, which must be acceptable to Stanford and Alnylam, for the filing, prosecution and maintenance of the Licensed Patents and the Licensees shall be billed directly by such counsel. Each Licensee may assign its rights and obligations under this Section 13.1 to a sublicensee, subject to prior notification to and approval from Stanford.

13.2 Patent Costs.

(A) Within forty-five (45) days after receiving a statement from Stanford, a Licensee or the Licensees will reimburse Stanford the following costs:

(i) eleven thousand three hundred dollars ($11,300) to offset Stanford’s reasonable and actual out-of-pocket patenting expenses incurred in the drafting and prosecuting the Licensed Patents before the Effective Date; and

(ii) for all Stanford’s reasonable and actual out-of-pocket patenting expenses incurred after the Effective Date related to the Licensed Patents.

(B) Unless otherwise between the Parties, Stanford will invoice each Licensee for 50% of the expenses described in Section 13.2 (A). Stanford and Licensees agree to the terms detailed in Appendix C and agree to have Appendix C fully executed by the appropriate parties.

(C) In the event that either or both Licensee(s) decide to abandon ongoing prosecution and/or maintenance of any of the Licensed patents, on a country-by-country and Licensed Patent-by-Licensed Patent basis, such Licensee(s) wishing to cease such patent prosecution and payment shall notify Stanford thereof in writing in due time, but in any event at least 1 month prior to any deadline for responding or taking action relating to such Licensed Patent. If only one Licensee is ceasing payment the continuing Licensee will pay 100% of the ongoing expenses for such Licensed Patent. Stanford shall have the right to continue payment for such Licensed Patent in its own discretion and at its own expense if both Licensees decide to abandon ongoing prosecution and/or maintenance of the Licensed Patents. If Stanford decides to maintain such Licensed Patent, the license set forth in Sections 3.1 and 3.2 with respect to such Licensed Patent in such country under this Agreement shall terminate with respect to the ceasing Licensee(s). Cessation of payment by one Licensee as to a Licensed Patent will not affect the rights of the other Licensee with respect to such Licensed Patent. If Isis is the Licensee wishing to cease payment of a Licensed Patent, the responsibility for the prosecution of such Licensed Patent will transfer to Stanford. Isis will work with Stanford to provide for the transfer of such responsibility in a timely mariner.

(D) Each Licensee may assign its rights and obligations under this Section 13.2 to a sublicensee subject to prior notification to Stanford.

13.3 Notice of Infringement. If any party to this Agreement believes a third party is infringing a Licensed Patent, it will promptly notify the other parties to this Agreement in writing.

13.4 Stanford Suit. Stanford has the first right to institute action against a third party infringer which will be executed (if at all) within ninety (90) days after Stanford first becomes aware of the infringing activity, and may name one or both Licensees as a party for standing purposes. If Stanford decides to institute such action, it will promptly notify the Licensees in writing within such ninety (90)- day period. Each Licensee may elect to jointly prosecute the action (with Stanford) by providing written notice within thirty (30) days after the date of the notice from Stanford. If both Licensees elect not to jointly prosecute, Stanford may pursue the suit, at its sole cost (including costs of litigation) and in such event will be entitled to retain the entire amount of any recovery or settlement that is in excess of the parties’ costs; if one or both Licensees elect to jointly prosecute, Stanford and the jointly prosecuting Licensees will proceed in accordance with the Joint Suit provisions in Section 13.5. If a Licensee elects not to join a suit, that Licensee will discuss in good faith with Stanford the assignment of rights, causes of action, and damages necessary for Stanford to prosecute the alleged infringement.

13.5 Joint Suit. If Stanford and either or both Licensees are jointly prosecuting an action against a third party infringer, they will:

(A)	Prosecute the suit in both/all of their-names;

(B)	Share the out-of-pocket costs equally;

(C)	Share any recovery or settlement equally; and

(D)	Agree how they will exercise control over the action.

13.6 Licensee Suit. If neither Section 13.4 nor 13.5 apply in that Stanford elects not to participate in a suit, either or both Licensee(s) may institute and prosecute a suit so long as it conforms with the requirements of this Section 13.6. The Licensee(s) will reach agreement on the institution and prosecution of such suit and the sharing of such costs among themselves and will diligently pursue the suit and the Licensee(s) instituting the suit will bear the entire cost (including necessary expenses incurred by Stanford) of the litigation. The Licensee(s) will keep Stanford reasonably apprised of all developments in the suit, and will seek Stanford’s input and approval on any substantive submissions or positions taken in the litigation regarding the scope, validity and enforceability of the Licensed Patents. The Licensee(s) will not prosecute, settle or otherwise compromise any such suit in a manner that adversely affects Stanford’s interests without Stanford’s prior written consent. Stanford may be named as a party only if

(A) The Licensee(s) and Stanford’s respective counsel recommend that such action is necessary in their reasonable opinion to achieve standing;

(B) Stanford is not the first named party in the action; and

(C) the pleadings and any public statements about the action state that the Licensee(s) is pursuing the action and that the Licensee(s) has the right to join Stanford as a party.

13.7 Recovery. If either or both Licensees sue under Section 13.6, then any recovery in excess of any unrecovered litigation costs and fees will be shared with Stanford as follows:

(A)	Any recovery by such Licensee(s) for past sales by the infringer of products, which, if sold by a Licensee, would be Licensed Products will be deemed Net Sales for purposes of this Agreement, and such Licensees will pay Stanford royalties at the rates specified in Section 7.4;

(B)	Licensee and Stanford will negotiate in good faith appropriate compensation to Stanford for any non-cash settlement, non-cash cross-license or payment for the right to make future sales.

13.8 Abandonment of Suit. If either Stanford or the Licensees commence a suit (or notifies a party that it will commence a suit) and then wants to abandon the suit, it will give timely notice to the other parties. The other parties may continue prosecution of the suit after the parties negotiate in good faith to reach agreement on the sharing of expenses and any recovery in the suit.

14. TERMINATION

14.1 Distinction between Licensees. Any termination according to this Article 14 shall only terminate this Agreement between Stanford and the affected Licensee, and it shall remain in full force and effect between Stanford and the non-affected Licensee. For purposes of clarification, a breach by Alnylam will not equal a breach by Isis and vice versa.

14.2 Term. Unless terminated earlier pursuant to this Article 14, this Agreement will terminate upon the last to expire of the Licensed Patents.

14.3 Termination by Licensee. Each Licensee may terminate its rights and obligations under this Agreement by giving Stanford written notice at least thirty (30) days in advance of the effective date of termination by such Licensee. Termination by one Licensee will not be deemed a termination by the other Licensee and will not affect any rights or obligations of the non-terminating Licensee under this Agreement

14.4 Termination by Stanford.

Stanford may also terminate this Agreement with respect to a Licensee:

(A) if such Licensee is delinquent on any payment or report;

(B) if such Licensee misses a milestone described in Appendix A or Appendix B and fails to demonstrate to Stanford’s reasonable satisfaction compliance with the Alnylam Diligence Plan or Isis Diligence Plan, as the case may be; or

(C) if such Licensee is in breach of any material provision; or

(D) if such Licensee knowingly provides a false report.

Termination under this Section 14.4 will take effect sixty (60) days after written notice by Stanford unless the applicable Licensee remedies the problem in such period.

14.5 Surviving Provisions. Surviving any termination or expiration are:

(A) each Licensee’s obligation to pay royalties accrued;

(B) Any claim of a Licensee or Stanford, accrued or to accrue, because of any breach or default by the other party; and

(C) The provisions of Articles 7.8, 8 (but not Section 8.1), 9, 10, 12, 14, 16, 17 and 18.

15. ASSIGNMENT

15.1 Permitted Assignment by Each Licensee. Each Licensee may assign this Agreement as part of a sale, regardless of whether such a sale occurs through an asset sale, stock sale, merger or other combination, or any other transfer of

(A) such Licensee’s entire business; or

(B) that part of the Licensee’s business to which this Agreement relates.

15.2 Any Other Assignment by Licensee. Any other attempt to assign this Agreement by a Licensee is null and void.

15.3 After the Assignment. Upon a permitted assignment of this Agreement pursuant to Section 15.1, the applicable Licensee will be released of liability under this Agreement and, as applicable, the term “Licensee” in this Agreement will mean the assignee.

16. ARBITRATION

16.1 Dispute Resolution by Arbitration. Subject to Section 18.2 below, any dispute between the parties regarding any payments made or due under this Agreement will be settled by arbitration in accordance with the Licensing Agreement Arbitration Rules of the American Arbitration Association. The parties are not obligated to settle any other dispute that may arise under this Agreement by arbitration.

16.2 Request for Arbitration. Either Licensee or Stanford may request such arbitration per Section 16.1. Stanford and the applicable Licensee will mutually agree in writing on a third party arbitrator within thirty (30) days of the arbitration request. The arbitrator’s decision will be final and nonappealable and may be entered in any court having jurisdiction.

16.3 Discovery. The parties will be entitled to discovery as if the arbitration were a civil suit in the California Superior Court. The arbitrator may limit the scope, time, and issues involved in discovery.

16.4 Place of Arbitration. If a Licensee requests arbitration, the arbitration will be held in Stanford, California unless the parties involved in such arbitration mutually agree in writing to another place. If Stanford requests arbitration with Isis, the arbitration will be held in San Diego, California unless the parties involved in such arbitration mutually agree in writing to another place. If Stanford requests arbitration with Alnylam, the arbitration will be held in Cambridge, Massachusetts unless the parties involved in such arbitration mutually agree in writing to another place. If Stanford requests arbitration with both Licensees, the arbitration will be held m Stanford, California unless the parties mutually agree in writing to another place.

17. NOTICES

All notices under this Agreement are deemed fully given when received by the party to which the correspondence is addressed. All correspondence to a party will be written, addressed, and sent as follows:

All general notices to Alnylam are mailed to

Alnylam Pharmaceuticals, Inc.

300 Third Street

Cambridge, MA 02142

Attention: Chief Executive Officer

All general notices to Isis are mailed to:

Attention: Executive Vice President

Isis Pharmaceuticals, Inc.

1896 Rutherford Road

Carlsbad, CA 92008 USA

Fax: (760) 932-3861

With a copy to:

Attention: General Counsel

Isis Pharmaceuticals, Inc.

1896 Rutherford Road

Carlsbad, CA 92008 USA

Fax: (760) 268-4922

All financial invoices to Alnylam (i.e., accounting contact) are mailed to:

Attention: Accounts Payable

Alnylam Pharmaceuticals, Inc.

300 Third Street

Cambridge, MA 02142

All financial invoices to Isis (i.e., accounting contact) are mailed to:

Attention:. Accounts Payable

Isis Pharmaceuticals, Inc.

1896 Rutherford Road

Carlsbad, CA 92008 USA

All progress report invoices to Alnylam (i.e., technical contact) are mailed to:

Attention:. Accounts Payable

Alnylam Pharmaceuticals, Inc.

300 Third Street

Cambridge, MA 02142

All progress report invoices to Isis (i.e., technical contact) are mailed to:

Attention Vice President, Antisense Research

Isis Pharmaceuticals, Inc.

1896 Rutherford Road

Carlsbad, CA 92008 USA

All general notices to Stanford are e-mailed or mailed to:

Office of Technology Licensing

1705 El Camino Real

Palo Alto, CA 94306-1106

info@otlmail.Stanford.edu

All payments to Stanford are mailed to:

Stanford University

Office of Technology Licensing

Department #44439

P.O. Box 44000

San Francisco, CA 94144-4439

All progress reports to Stanford are e-mailed or mailed to:

Office of Technology Licensing

1705 El Camino Real

Palo Alto, CA 94306-1106

info@otlmail.Stanford.edu

Each party may change its address with written notice to the other parties.

18. MISCELLANEOUS

18.1 Agreement with Stanford. This Agreement includes obligations that each Licensee has to Stanford. For clarity, a breach by one Licensee of its obligations to Stanford under this Agreement may not be used as a basis for termination of this Agreement by the non-breaching Licensee, nor may a breach of any obligation arising between the Licensees under this Agreement be used as a basis for termination by one Licensee.

18.2 Dispute Resolution. The parties agree that any dispute arising under this Agreement will first be submitted for resolution to the President of Stanford and the Chief Executive Officers of Alnylam and Isis or their respective authorized designees or representatives. If such dispute has not been resolved with forty-five (45) days, the parties may pursue other remedies available under law or as otherwise required under this Agreement.

18.3 Waiver. No term of this Agreement can be waived except by the written consent of the party waiving compliance.

18.4 Choice of Law. This Agreement and any dispute arising under it is governed by the laws of the State of California, United States of America, applicable to agreements negotiated, executed, and performed within California.

18.5 Headings. No headings in this Agreement affect its interpretation.

The remainder

of this page

is intentionally left blank.

The parties execute this Agreement in duplicate originals by their duly authorized officers or representatives.

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY

Signature	/s/ Katharine Ku
Name	Katharine Ku
Title	Director, Technology Licenses
Date	September 9, 2005

Alnylam Pharmaceuticals,

Signature	/s/ Vincent J. Miles
Name	Vincent J. Miles
Title	Senior Vice President, Business Development
Date	September 9, 2005

Isis Pharmaceuticals/Inc

Signature	/s/ B. Lynne Parshall
Name	B. Lynne Parshall
Title	Executive Vice President & CFO
Date	September 9, 2005

APPENDIX A

Alnylam Diligence Milestones

Alnylam will be solely responsible for meeting the following diligence milestones in its development programs:

By […***…], Alnylam will […***…].

By […***…], Alnylam will […***…].

By […***…], Alnylam (i) […***…] and (ii) […***…].

By […***…], Alnylam will […***…].

***Confidential Treatment Requested

APPENDIX B

Isis Diligence Milestones

Isis will be solely responsible for meeting the following diligence milestones in its development programs:

By […***…], Isis will […***…].

By […***…], Isis will […***…].

By […***…], Isis will (i) […***…] and (ii) […***…].

By […***…], Isis will […***…].

***Confidential Treatment Requested

APPENDIX C

CLIENT AND BILLING AGREEMENT

The Board of Trustees of the Stanford Leland Junior University (“STANFORD”); an institution of higher education having powers under the laws of the State of California, ALNYLAM PHARMACEUTICALS, INC., a’ corporation having a principal place of business at 300 Third Street, Cambridge MA 02142 (“Alnylam”), and ISIS PHARMACEUTICALS, INC., a corporation having a principal place of business at 1896 Rutherford Road, Carlsbad, CA 92008, (“Isis”) have agreed to use the law firm of                                      (“FIRM”) to prepare, file and prosecute the pending patent applications listed in Exhibit A attached hereto and maintain the patents that issue thereon (“Patents”).

WHEREAS, FIRM desires to perform the legal services related to obtaining and maintaining the Patents; and

WHEREAS, STANFORD remains the client of the FIRM;

WHEREAS, ALNYLAM and ISIS are the Licensees of STANFORD’s interest in the Patents;

NOW THEREFORE, in consideration of the premises and the faithful performance of the covenants herein contained, IT IS AGREED:

1.	FIRM can interact directly with ALNYLAM and ISIS on all patent prosecution matters related. to the Patents and will copy STANFORD on all correspondence. STANFORD will be notified by FIRM prior to any substantive actions and will have final approval on proceeding with such actions.

2.	ALNYLAM and ISIS are responsible for the payment of all charges and fees by FIRM related to the prosecution and maintenance of the Patents. FIRM will invoice ALNYLAM and ISIS and must copy STANFORD on all invoices. ALNYLAM and ISIS must pay FIRM directly for all charges.

3.	Notices and copies of all correspondence should be sent to the following:

ALNYLAM:

Name, Title

Company Name

Address

To ISIS:

Name, Title

Company Name

Address

To STANFORD:

Name

Office of Technology Licensing

Stanford University

1705 El Camino Real

Palo Alto, CA 94306-1106

To FIRM:

Attorney Name

Law Firm Address

ACCEPTED AND AGREED TO:

STANFORD

By:

Name: Katharine Ku

Title: Director

Date:

Alnylam

By:

Name:

Title:

Date:

Isis

By:

Name:

Title:

Date:

Law Firm Name

By:

Name:

Title:

Date:

Exhibit 10.26

July 17, 2009	Via U.S. Mail and Electronic Mail

Stanford University

Office of Technology Licensing

1705 El Camino Real

Palo Alto, CA 94306-1106

Re:	Notice of Assignment

Dear Sir or Madam:

The purpose of this letter is to notify you that in accordance with Article 15 (Assignment) of the Co-Exclusive License Agreement dated August 31, 2005 (the “Agreement”), Isis Pharmaceuticals, Inc. assigned the Agreement to Regulus Therapeutics Inc. A copy of the Assignment Agreement between Regulus and Isis dated July 13, 2009 is enclosed for your records.

If you have any questions please do not hesitate to contact me.

Sincerely,

ISIS PHARMACEUTICALS, INC.

/s/ Joshua F. Patterson

Joshua F. Patterson

Director, Legal and Associate General Counsel

Cc:	Frances R. Putkey, Ph.D. (Regulus Therapeutics Inc.)

ASSIGNMENT AGREEMENT

This Assignment Agreement (“Assignment”) is entered into and made effective as of July13, 2009 (the “Assignment Effective Date”) by and between REGULUS THERAPEUTICS INC., a Delaware corporation (“Regulus”) and ISIS PHARMACEUTICALS, INC., a Delaware corporation (“Isis”). Regulus and Isis each may be referred to herein individually as a “Party” or collectively as the “Parties.”

All capitalized terms used but not otherwise defined herein will have the meanings set forth in the Stanford Agreement (as defined below).

WHEREAS, in September 2007, Isis and Alnylam Pharmaceuticals, Inc. (“Alnylam”) formed Regulus as a joint venture focused on the discovery, development, and commercialization of microRNA therapeutics, and as part of that formation Isis and Alnylam transferred to Regulus the part of their respective businesses relating to microRNA therapeutics, (the “Transfer”);

WHEREAS, prior to Regulus’ formation, Isis and Alnylam entered into that certain Co-Exclusive License Agreement with The Board of Trustees of the Leland Stanford Junior University (“Stanford”) dated August 31, 2005 (the “Stanford Agreement”) for certain intellectual property relating to the use of mir-122 to reduce the replication of Hepatitis C Virus;

WHEREAS, as an Affiliate of Isis, Regulus has a license under the Stanford Agreement, however, Isis and Regulus now desire to assign the Stanford Agreement from Isis to Regulus as part of the Transfer;

NOW THEREFORE, be it resolved, that for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as of the Assignment Effective Date as follows:

1. Assignment. Isis hereby assigns to Regulus, and Regulus hereby accepts and assumes from Isis, the Stanford Agreement and all of Isis’ rights and obligations under the Stanford Agreement.

2. Liabilities. As between Isis and Regulus, Isis will be and remain solely responsible for any liabilities resulting from Isis’ activities under the Stanford Agreement, and Regulus will be and remain solely responsible for any liabilities resulting from Regulus’ activities under the Stanford Agreement.

3. Disclosure of Assignment. Regulus acknowledges that Isis is required to disclose to Stanford any assignment by Isis of the Stanford Agreement, and agrees that Isis may make such a disclosure to Stanford in accordance with the terms of the Stanford Agreement.

IN WITNESS WHEREOF, the Parties have caused this Assignment to be executed by their officers thereunto duly authorized as of the Assignment Effective Date.

Regulus Therapeutics Inc.		Isis Pharmaceuticals, Inc.

By:	/s/ Garry E. Menzel	By:	/s/ B. Lynne Parshall
Name:	Garry E. Menzel	Name:	B. Lynne Parshall
Title:	EVP	Title:	CFO and COO

Exhibit 10.27

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

LICENSE AGREEMENT

by and between

Max-Planck-Innovation GmbH

a German corporation having a principal place of business at

Marstallstraße 8, 80539 Muenchen, Germany

-hereinafter called “MI”

and

Regulus Therapeutics Inc.

a U.S. corporation having a principal place of business at

1896 Rutherford road, Carlsbad, CA 92008, U.S.A., including its Affiliates

-hereinafter collectively called “COMPANY”-

-MI and COMPANY hereinafter also individually called “Party”,

or collectively called the “Parties”-.

PREAMBLE

At the Max-Planck-Institute for Biophysical Chemistry in Goettingen, an institute of the Max-Planck-Gesellschaft zur Foerderung der Wissenschaften e.V. (hereinafter “MPG”), a German non-profit scientific research organisation, Dr. Thomas Tuschi and other scientists of MPG have discovered certain microRNA sequences (internal MI file no. […****…]). MPG has filed certain MPG Patent Rights (as later defined herein) relating thereto.

MI has already granted a co-exclusive license under the MPG Patent Rights to develop and commercialize products for Therapeutic Purposes (as later defined herein) to Alnylam Pharmaceuticals, Inc., and to Isis Pharmaceuticals, Inc. (hereinafter the “Therapeutic Licenses”, or the “Therapeutic Licensees”, as applicable). In addition, MI has already granted, and will grant in the future, non-exclusive licenses under the MPG Patent Rights to develop and commercialize products for Research Purposes (as later defined herein) to various companies.

COMPANY is a biopharmaceutical company founded in late 2007 and formed to discover, develop and commercialize microRNA therapeutics and diagnostics. COMPANY desires to obtain one of four co-exclusive licenses under the MPG Patent Rights to develop and commercialize products and services for Diagnostic Purposes (as later defined herein).

MPG has authorized MI, its technology transfer agency, to act as its sole agent for patenting and licensing the MPG Patent Rights, and to sign this Agreement in MI’s own name.

Now, therefore, COMPANY and MI agree as follows:

***Confidential Treatment Requested

1.

ARTICLE 1 – DEFINITIONS

1.1 “Affiliates”

shall mean any legal entity (including, without limitation, a corporation, partnership, or limited liability company) that is controlled by Regulus Therapeutics Inc. For the purposes of this definition, the term “controlled by” means (i) direct or indirect ownership of at least fifty percent (50%) of the voting securities of a legal entity, or (ii) a fifty percent (50%) or greater interest in the net assets or profits of a legal entity, or (iii) possession, directly or indirectly, of the power to elect or direct the management of a legal entity.

1.2 “Agreement”

shall mean the present agreement between MI and COMPANY, including all of its Annexes.

1.3 “Analyze Specific Reagents” (or “ASRs”)

shall mean antibodies, both polyclonal and monoclonal, specific receptor proteins, ligands, nucleic acid sequences, and similar reagents which, through specific binding or chemical reaction with substances in a specimen, are intended for use in a diagnostic application for identification and quantification of an individual chemical substance or ligand in biological specimens. ASR’s that otherwise fall within this definition shall not fall within this definition when they are sold to (i) in vitro diagnostic manufacturers for the purpose of manufacturing in vitro diagnostic products, or (ii) organizations that use the reagents to make tests for purposes other than providing diagnostic information to patients and practitioners, e.g., forensic, academic, research, and other non-clinical laboratories.

1.4 “Confidential Information”

shall mean any information which is of a confidential and proprietary nature (including without limitation information in relation to the business of a Party to which this Agreement relates, and information in relation to patents, patent applications or other intellectual property rights Controlled by a Party), which information is disclosed by a Party to the other Party under or in connection with this Agreement. Confidential Information will not include any information that the receiving party can prove by written records (i) was known by the receiving Party prior to the receipt of Confidential Information from the disclosing Party, (ii) was disclosed to the receiving Party by a Third Party having the right to do so, (iii) was, or subsequently became, part of the public domain through no fault of the receiving Party, or (iv) was subsequently and independently developed by personnel of the receiving Party without having had access to or making use of the disclosing Party’s Confidential Information.

1.5 “Control” or “Controlled”

shall mean, with respect to any patents, patent applications, or other intellectual property rights, possession of the right (whether by ownership, license or otherwise), to assign, or grant a license to, such patents, patent applications, or other intellectual property rights without violating the terms of any agreement with any Third Party, or any applicable law or governmental regulation.

1.6 “Diagnostic Purposes”

shall mean use

(a)	where the medical management of a human is involved, for (aa) the measurement, observation or determination of (i) the presence of a human disease, (ii) the stage, progression or severity of a human disease, (iii) the risk of contracting a disease, or (iv) the effect of a particular treatment on a human disease; and/or (bb) the selection of patients for a particular treatment with respect to a human disease; and/or

2.

(b)	in clinical laboratory for tracking, testing or quality controlling of human body fluids or tissue samples and/or

(c)	designated and regulated by the FDA as a diagnostic test or ASR, to the extent used according to (a) and/or (b) above

1.7 “Effective Date”

shall mean the date when this Agreement comes into force and effect, which shall be June 5, 2009.

1.8 “FDA”

Shall mean (i) the United States Food and Drug Administration or any successor agency thereto, and (ii) any non-United States agency or commission performing comparable functions (e.g. the European Medicines Agency EMEA) or any successor agency thereto.

1.9 “Field”

shall mean sale and use of Licensed Products, or performance and sale of Licensed Services, for

(a) COMPANY’s internal and collaborative research and development purposes, and

(b) Diagnostic Purposes, specifically excluding any sale and use of Licensed Products, or performance and sale of Licensed Services, for Research Purposes or for Therapeutic Purposes.

1.10 “Licensed Products”

shall mean any product (i) that, or the development, manufacture, use or sale of which, absent the license granted hereunder, would infringe one or more Pending Claims or Valid Claims of the MPG Patent Rights, or (ii) which is developed or manufactured by using a Licensed Process or that, when used, practices a Licensed Process. For the purpose of this Agreement, diagnostic kits shall be considered as Licensed Products, and Net Sales of diagnostic kits shall be considered as Net Sales of Licensed Products, if and to the extent such diagnostic kits contain Licensed Products as a diagnostically active product component, together with other diagnostically non-active product components (including without limitation buffers, purification components, or hardware such as tubes, plates, glassware).

1.11 “Licensed Process”

shall mean any service (i) that, absent the license granted hereunder, would infringe one or more Pending Claims or Valid Claims of the MPG Patent Rights, or (ii) which uses a Licensed Product.

1.12 “Licensed Service”

shall mean any service (i) that, or the performance or sale of which, absent the license granted hereunder, would infringe one or more Pending Claims or Valid Claims of the MPG Patent Rights, or (ii) which, when performed, uses a Licensed Process or a Licensed Product.

1.13 “MPG Patent Rights”

shall mean:

(a)	the patent applications filed by MPG listed in Annex 1, and the resulting patents,

(b)	any subsequent patent applications in any jurisdiction claiming the same priority date and directed to the same subject matter as the patent applications listed in Annex 1, and any divisionals, continuations, continuations-in-part applications, and continued prosecution applications (and their relevant international equivalents) of the patent applications listed in Annex 1, and the resulting patents, and

(c)	any patents resulting from reissues, reexaminations (and their relevant international

3.

equivalents) of the patents described in (a) and (b) above.

1.14 “Net Sales”

(a)	shall mean the gross amount invoiced by each of COMPANY, Affiliates and Sales Partners to independent Third Parties for the sale, use, lease, transfer or other disposition of Licensed Products (including the amounts invoiced for diagnostic kits) and Licensed Services in a first commercial sale at arm’s length transaction, less the following: (i) to the extent separately stated, any taxes or duties imposed on the sale or import of Licensed Products and Licensed Services which are actually paid, (ii) to the extent separately stated, any outbound transportation costs of insurance in transit, (iii) customary trade, cash or quantity discounts or rebates, to the extent actually allowed and taken, (iv) amounts repaid or credited by reason of rejection or return.

(b)	COMPANY, Affiliates and Sales Partners will be treated as having sold Licensed Products and Licensed Services for an amount equal to the fair market value of such Licensed Products, if (i) Licensed Products and Licensed Services are internally used by each of COMPANY, Affiliates or Sales Partners (excluding Licensed Products used by COMPANY for COMPANY’S internal and collaborative research and development purposes) without charge or provision of invoice, or (ii) Licensed Products and Licensed Services are provided to a Third Party by each of COMPANY, Affiliates or Sales Partners without charge or provision of invoice and used by such Third Party, except in the case of reasonable amounts of Licensed Products and Licensed Services used as promotional free samples, free goods, or other marketing programs to induce sales.

(c)	If COMPANY, Affiliates or Sales Partners sell a Licensed Product to a Third Party in a first commercial sale at arm’s length transaction for further resale, and if the relation between COMPANY and such Third Party is a pure seller-buyer relationship (i.e. if the agreement between COMPANY, Affiliates or Sales Partners and such Third Party does not provide for any obligation to share costs or revenues, or a reporting obligation, or responsibility for sales and/or marketing efforts in a country), then the gross amount to be included in the calculation of Net Sales shall be the amount invoiced by COMPANY, Affiliates or Sales Partners to such Third Party, not the amount invoiced by such Third Party upon resale.

(d)	No deductions shall be made for commissions paid to individuals or entities, or for cost of collections. Net Sales shall occur on the date of invoice for a Licensed Product or a Licensed Service.

(e)	Sales of Licensed Products between COMPANY and its Affiliates or Sales Partners, or among such Affiliates and Sales Partners, for a subsequent resale of such Licensed Product to a Third Party, shall not be included in the calculation of Net Sales, but in such cases the Net Sales shall be calculated on the amount invoiced by such Affiliates or Sales Partners to a Third Party upon resale.

1.15 “Pending Claim”

shall mean any claim in a pending patent application in the country in question within the MPG Patent Rights that (i) has not been pending for more than […****…] years after the Effective Date (provided, however, that if the Parties agree on a joint patent strategy which sets forth that certain patent applications (e.g. divisionals, continuations-in-part) within the MPG Patent Rights will be prosecuted with a certain delay, such […****…]-years-period will be prolonged accordingly), and (ii) has not be abandoned by MPG, or finally rejected by a competent administrative agency or court of competent jurisdiction from which no appeal can be or is taken.

1.16 “Platform Technologies”

shall mean any technology for qualitative and/or quantitative detection or quantification of nucleic acids and genotyping used in the performance of a Licensed Service or offered as part of a Licensed Product, including, without limitation, RNA extraction and/or PCR technologies,

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including, without limitation, realtime based, microarray technologies, or any current or future technology providing substantially similar results by any means.

1.17 “Research Purposes”

shall mean use as a research reagent for basic or applied research purposes only, specifically excluding (i) any use for Diagnostic Purposes or Therapeutic Purposes, whether said uses are excluding (i) any use for Diagnostic Purposes or Therapeutic Purposes, whether said uses are in vivo or in vitro, and (ii) any use in humans for whatever purpose. Specifically excluded from Research Purposes are ASR products, to the extent the ASR products are used for Diagnostic Purposes.

1.18 “Sales Partners”

shall mean any person or legal entity that is authorized by COMPANY or its Affiliates and Sublicensees (as permitted by Section 2.2(a)(iii)) by any kind of agreement to market, promote, distribute or sell, or otherwise dispose of, Licensed Products and/or Licensed Services to a Third Party and that is contractually required to (at least) share the revenues from sales with COMPANY or its Affiliates. Sales Partner shall not include wholesale distributors who purchase Licensed Products from COMPANY or its Affiliates in a first commercial sale at arm’s length transaction for further resale, and who have no obligation to (at least) share revenues with COMPANY or its Affiliates.

1.19 “Sublicense Consideration”

shall mean any consideration, whether in cash (including, without limitation, initial or upfront payments, technology access fees, annual fixed payments, running royalties on net sales of products sold by the Sublicensee or its sublicensees) or in kind (including, without limitation, devices, services, licenses or any other use rights, shares, options, warrants or any other kind of securities), received by COMPANY from Sublicensees to the extent it is paid pursuant to and directly attributable to the sublicense granted. Sublicense Consideration specifically excludes (i) payments made by the Sublicensee to COMPANY as consideration for COMPANY’s equity (shares, options, warrants or any other kind of securities) at fair market value, (ii) equity (shares, options, warrants or any other kind of securities) of the Sublicensee purchased by COMPANY at fair market value, (iii) equity investments made by, or loans granted by, Sublicensee to COMPANY In the course of the further financing of COMPANY, (iv) payments made by the Sublicensee to COMPANY specifically committed and allocated to reimburse COMPANY for its actually spent prosecution and maintenance costs of the MPG Patent Rights, and (v) payments made by the Sublicensee to COMPANY specifically committed and allocated to reimburse COMPANY for its actually spent costs of actually performed research and development activities under a research agreement with the Sublicensee specifically and directly in connection with the sublicense granted.

1.20 “Sublicensee”

shall mean any Third Party that is granted a sublicense to the MPG Patent Rights in accordance with Section 2.2.

1.21 “Term”

shall have the meaning set forth in Section 9.1 of this Agreement.

1.22 “Therapeutic Purposes”

shall mean all prophylactic and therapeutic uses in human diseases, in particular to treat and/or prevent the cause and/or symptoms of human diseases.

1.23 “Third Party”

shall mean any person or entity other than MI and COMPANY and their respective Affiliates.

5.

1.24 “Valid Claim”

shall mean any claim in an issued patent in the country in question within the MPG Patent Rights that (i) has not lapsed, or (ii) has not been held invalid by a final judgment of a competent administrative agency or a court of competent jurisdiction from which no appeal can be or is taken, or (iii) has not been abandoned by MPG.

ARTICLE 2 – GRANT OF RIGHTS

2.1 License Grant

(a) MI grants to COMPANY during the Term a co-exclusive, worldwide, royalty-bearing license under the MPG Patent Rights to develop, have developed, make, have made, use, have used, import, have imported, offer for sale, sell and have sold Licensed Products, and to develop, perform, have performed, offer for sale, sell and have sold Licensed Services, each in the Field.

(b) In order to establish co-exclusivity, MI shall not grant, during the Term, more than three other co-exclusive licenses to the MPG Patent Rights in the Field (hereinafter the “Other Diagnostic Licenses”, or the “Other Diagnostic Licensees”, as applicable).

2.2 Sublicenses

(a) COMPANY shall have the right to grant sublicenses to the rights granted to it under Section 2.1 to Third Parties, without seeking consent from MI, provided that the sublicense cumulatively

(i)

also includes a license to substantial intellectual property rights (e.g. pending or issued patents that are dominant or subordinate to the MPG Patent Rights) Controlled[1] (whether solely or jointly) by COMPANY in the field of “microRNAs”

(ii)	is for specific products or indications, and would, absent the license granted under Subsection (i) above, neither legally nor factually allow the Sublicensee to manufacture, use and sell such products;

(iii)	permits no more than one further tier of sublicensing (which further sublicense shall comply with this Section 2.2(a), mutatis mutandis, and shall contain financial terms that result in no less Sublicense Consideration being payable to MI than would be due if the initial Sublicensee sold the Licensed Products or Licensed Services directly).

(iv)	contains provisions substantially equivalent (mutatis mutandis) to Sections 2.3, 2.4, 3.2, 3.3, 4.4, 5.10, 9.5, and 10.4 and Articles 7 and 8;

(v)	complies with Sections 4.2, 4.3, 4.5, 4.6, 5.5; and

(vi)	is otherwise consistent with this Agreement.

Any such sublicense that complies with this Section 2.2(a) shall be deemed to have received the approval of MI. Any intended sublicense that fails to comply with this Section 2.2(a) shall have no effect unless and until approved in writing by MI.

(b) Within 30 days after the signature of such sublicense granted under this Agreement, COMPANY shall provide MI with a copy of the signed sublicense agreement. If MI fails to respond within 30 days after its receipt of a sublicense, the sublicense shall be deemed accepted by MI.

(c) Notwithstanding Subsection (a) above, if an insolvency event according to Section 9.8

6.

occurs, and this Agreement is not automatically terminated according to Section 9.8, each sublicense that COMPANY, or, as the case may be, the insolvency administrator intends to grant after the date that the insolvency event occurs, shall be subject to the prior written approval of MI, which shall not unreasonably be withheld.

2.3 Retained Rights

MPG (including each and all of its Max-Planck-Institutes and other scientific research organisations affiliated with MPG) retains the right to practice under the MPG Patent Rights for non-commercial scientific research, teaching, education, non-commercial collaboration (including scientific collaborations with and/or sponsored by industry) and publication purposes.

2.4 No Additional Rights

Nothing in this Agreement shall be construed to confer any rights upon COMPANY, by implication, estoppel, or otherwise, as to any intellectual property rights, including without limitation patents and patent applications, trademarks, copyrights and know-how, of MPG other than the MPG Patent Rights.

2.5 Most Favored Licensee

If, before or after the Effective Date, MI grants an Other Diagnostic License under substantially more favorable economic terms as a whole than those in this Agreement, then MI will notify COMPANY of such Other Diagnostic License granted. The notice will include all material terms and conditions of such Other Diagnostic License, including degree of co-exclusivity, duration, field, territory, audit rights, right to sublicense, right to administer, prosecute and enforce patents, and all license fees (e.g. initial payment, maintenance fees, royalty rates, sublicense fees). Whether the economic terms of the Other Diagnostic License are substantially more favorable or not shall be mutually determined by COMPANY and MI. In the event that COMPANY elects to take all fees and royalty rates, and all material terms and conditions of such Other Diagnostic License, all fees and royalty rates, and all material terms and conditions of such Other Diagnostic License shall apply as a whole to COMPANY upon the date COMPANY provides MI with its written notice of such election.

COMPANY acknowledges and agrees that MI may provide a copy of this Agreement to any Other Diagnostic Licensee upon request of such Other Diagnostic Licensee, and MI agrees to provide COMPANY with a copy of any Other Diagnostic License upon COMPANY’s request.

This Section 2.5 shall not apply to (i) the settlement of a lawsuit or other dispute between MI and a Third Party (including Other Diagnostic Licensees) with respect to past infringements of the MPG Patent Rights, and (ii) any license granted by MI to any scientific or other non-profit research organisations for non-commercial purposes,

ARTICLE 3 – REPRESENTATIONS AND WARRANTIES

3.1 MI and COMPANY each represent that, to the best of their knowledge as of the Effective Date, they have the legal right and authority to enter into this Agreement, and to perform all obligations hereunder. MI further represents and warrants that, to the best of its knowledge as of the Effective Date, the MPG Patent Rights listed in Annex 1 have been assigned to MPG by the inventors named therein, and MI is the exclusive licensor of the entire right, title and interest in and to the MPG Patent Rights, and MI has the full right to grant to COMPANY rights under the MPG Patent Rights as set forth in this Agreement.

3.2 COMPANY is informed of the MPG Patent Rights, and that it might need additional licenses from Third Parties to practice the rights granted herein. OTHER THAN AS EXPRESSLY PROVIDED HEREIN, MI AND MPG MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE MPG PATENT RIGHTS AND LICENSED

7.

PRODUCTS, EXPRESS OR IMPLIED, AND THE ABSENCE OF ANY LEGAL OR ACTUAL DEFECTS, WHETHER OR NOT DISCOVERABLE. Specifically, and not to limit the foregoing, MI and MPG make no warranty or representation (i) regarding the merchantability or fitness for a particular purpose of the MPG Patent Rights, (ii) regarding the patentability, validity or scope of the MPG Patent Rights, (iii) that the commercialisation of the MPG Patent Rights, or any Licensed Product or Licensed Service, will not infringe any patents or other intellectual property rights of MPG or of a Third Party, and (iv) that the commercialisation of the MPG Patent Rights, or any Licensed Product or Licensed Service, will not cause any damages of any kind to COMPANY or to a Third Party.

3.3 TO THE EXTENT LEGALLY PERMISSIBLE, IN NO EVENT SHALL MI, MPG, THEIR TRUSTEES, DIRECTORS, OFFICERS AND EMPLOYEES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGES OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER MI OR MPG SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

ARTICLE 4 – COMPANY DILIGENCE OBLIGATIONS AND REPORTS

4.1	Development and Commercialization Responsibilities and Due Diligence

(a) As between the COMPANY and MI, COMPANY shall have full responsibility to use commercially reasonable efforts to develop and commercialize, solely or jointly with or through its Sublicensees, Licensed Products and Licensed Services in the Field.

(b) In particular, COMPANY shall use commercially reasonable efforts, and shall oblige its Sublicensees to use commercially reasonable efforts, to obtain all regulatory registrations or approvals necessary to manufacture, market and sell Licensed Products worldwide, and to manufacture, or have manufactured, Licensed Products, and to sell, or have sold, Licensed Products in the Field worldwide, following receipt, on a country-by-country basis, of all required regulatory registrations or approvals.

4.2 Development and Commercialisation Reports

COMPANY shall furnish to MI, and shall oblige its Affiliates and Sublicensees to furnish to COMPANY for inclusion in its reports to MI, in writing semi-annually, within 30 (thirty) days after the end of each calendar half year, with a development and commercialisation report, stating in reasonable detail the activities and the progress of its efforts (including the efforts of its Affiliates and Sublicensees) during the immediately preceding calendar half year to develop and commercialize Licensed Products and Licensed Services, on a product-by-product and country-by-country basis. The report shall also contain a discussion of intended development and commercialisation efforts for the calendar half year in which the report is submitted. The first report shall be provided to MI for the second calendar half year of 2009.

Any reports furnished to MI under this Section 4.2 shall constitute COMPANY’S Confidential Information, and shall be treated by MI according to Article 8.

4.3 Compliance with Laws

COMPANY shall use commercially reasonable efforts to comply with, and shall use commercially reasonable efforts to oblige its Affiliates and Sublicensees to comply with, all local, state, federal, and international laws and regulations relating to the development, manufacture, use and sale of Licensed Products, and the performance and sale of Licensed Services.

4.4 Non-Use of Names

Neither COMPANY nor its Affiliates and Sublicensees may use the name of “Max Planck

8.

Institute”, “Max Planck Society”, “Max-Planck-Innovation” or any variation, adaptation, or abbreviation thereof, or of any of its trustees, officers, faculty, students, employees, or agents, or any trademark owned by any of the aforementioned, in any promotional material or other public announcement or disclosure without the prior written consent of MI or, in the case of an individual, the consent of that individual. Provided, however, that this section 4.4 shall not apply in the event that the use of the name of “Max Planck Institute”, “Max Planck Society”, or “Max-Planck-Innovation” is required by law or regulation (including without limitation by rules or regulations of any securities exchange), provided that prior to such disclosure, COMPANY promptly notifies MI of such requirement.

4.5 Liability for Affiliates and Sublicensees

If Affiliates or Sublicensees of COMPANY develop, manufacture, use and/or sell Licensed Products or Licensed Services, COMPANY warrants and is liable towards MI that its Affiliates and Sublicensees perform their rights and obligations in accordance with the terms and conditions of this Agreement, and COMPANY shall be responsible and liable for any acts and omissions, e.g. payments and reports, of its Affiliates and Sublicensees.

The grant of any such sublicense hereunder will not relieve COMPANY of its obligations under this Agreement. In the event that COMPANY becomes aware of a material default by any Sublicensee, COMPANY shall inform MI and take commercially reasonable efforts to cause the Sublicensee to cure the default; in the event of non-cure, COMPANY will terminate the agreement with its Sublicense.

4.6 Effect of Failure

In the event that COMPANY or any of its Affiliates and Sublicensees have failed to fulfill any of their obligations under sections 4.1, 4.2, 4.3, 4.4, and 4.5 of this Article 4, then MI may treat such failure as a material breach of COMPANY in accordance with Section 9.6. However, with respect to any failure to fulfill the obligations under section 4.1, MI may treat such failure as a material breach only if MI can reasonably demonstrate that the commercially reasonable efforts used by COMPANY are significantly below the average commercially reasonable efforts used by the Other Diagnostic Licensees to develop and commercialize similar Licensed Products and similar Licensed Services in the Field,

ARTICLE 5 – FINANCIAL PROVISIONS

5.1 Initial Payment

COMPANY shall pay to MI an initial payment of in total EUR 175,000 (Euro one hundred and seventy five thousand), which is due and payable as follows:

(a)	EUR 75,000 (Euro seventy five thousand) (the “First Tranche”) in cash, and

(b)	EUR 50,000 (Euro fifty thousand) plus applicable interest accrued at the time of payment (the “Second Tranche”) in cash; and

(c)	EUR 50,000 (Euro fifty thousand) plus applicable interest accrued at the time of payment (the “Third Tranche”) in cash.

The First Tranche is due within 30 days after the Effective Date; the Second Tranche is due within 30 days after the first anniversary of the Effective Date; and the Third Tranche is due within 30 days after the second anniversary of the Effective Date.

COMPANY shall pay to MI interest on any unpaid cash payments under this Section 5.1 according to Section 5.8 (d) below, which interest starts in each case for each installment of each tranche on the Effective Date; provided, however, that COMPANY may, in its sole discretion and without penalty, pre-pay the Second Tranche and/or the Third Tranche prior to

9.

the due dates set forth in this Section 5.1.

In the event this Agreement is terminated prematurely, and not all of the cash payments under this Section 5.1 have become due until the effective date of termination, all unpaid cash payments shall become due on the effective date of termination, together with the respective interest as set forth above.

5.2 Annual Maintenance Fees

COMPANY shall pay to MI annual license maintenance fees as set forth in the table below. The respective maintenance fees are due on each January 1st of the respective calendar year.

Calendar Year	Maintenance Fee
2009	EUR 0
2010	EUR 0
2011	EUR 10,000
2012	EUR 20,000
2013 and each calendar year thereafter	EUR […****…]

COMPANY’s actual earned royalties payable to MI under Section 5.3 for a certain calendar year may be credited against the respective annual maintenance fee for the same calendar year.

5.3 Running Royalties

(a) COMPANY shall pay to Ml for each Licensed Product and Licensed Service running royalties on Net Sales of

(i) […****…]% ([…****…] percent) in the event of a sale by COMPANY (or its Affiliates and Sales Partners) to end users, and

(ii) […****…]% ([…****…] percent) in the event of a sale by COMPANY (or its Affiliates and Sales Partners) to distributors (that are not Sales Partners)

(b) In the event of any sale of Licensed Products for non-cash consideration (including, without limitation, devices, services, licenses or any other use rights, shares, options, warrants or any other kind of securities), Net Sales and the resulting running royalties shall be calculated on the fair market value of the consideration received.

5.4 Reduction of Running Royalties

(a) Third Party Licenses

If COMPANY is a party to one or more license agreements with one or more Third Parties, which license is employed in connection with the MPG Patent Rights for the manufacture, use and/or sale of a Licensed Products, or the performance and/or sale of a Licensed Services, and, in the aggregate, COMPANY owes running royalties of more than […****…]% ([…****…] percent) of Net Sales to MI and such Third Parties, the running royalties set forth in Section 5.3 (a) will be reduced, on a country-by-country and product-by-product basis, from the date running royalties have to be actually paid to such Third Party, by MI’s share in the total royalties payable by COMPANY multiplied by the difference between the total royalties due to all Third Parties and MI and […****…]% ([…****…] percent); provided, however, that the running royalties due to MI will not be reduced to less than […****…]% of the royalty rate set forth in Section 5.3(a), and provided further that the initial royalty owed to all other Third Parties (excluding licensors of Platform Technologies) will also be reduced pursuant to the agreement between COMPANY and such Third Parties. For the purpose of illustration, if COMPANY owed aggregate royalties of […****…]%, then the royalties owed to MI under Section 5.3(a) would be reduced by […****…]

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(which is […****…]%), for a reduced royalty due under Section 5.3(a) of […****…]%.

5.5	Sublicense Revenues

(a)	Sublicense Consideration

In the event that COMPANY grants a sublicense to a Third Party pursuant to Section 2.2, COMPANY shall, within thirty (30) days after its respective receipt by COMPANY, pay to MI (i) with respect to royalty components of Sublicense Consideration, the greater of […****…]% ([…****…] percent) of such royalty components of Sublicense Consideration received by COMPANY, or […****…]% ([…****…] percent) of the Sublicensee’s net sales of Licensed Products and Licensed Services; MI agrees that for ease of administration, net sales by Sublicensees may be calculated using the deductions set forth in the applicable sublicense agreement instead of the deductions set forth in the definition of Net Sales used herein, as long as such deductions are commercially reasonable, and (ii) with respect to non-royalty components of Sublicense Consideration, […****…]% ([…****…] percent) of such non-royalty components of Sublicense Consideration received by COMPANY; provided, however, that MI shall in any event receive a minimum participation in such non-royalty components of Sublicense Consideration of […****…]% ([…****…] percent) as set forth in Subsection (c) below.

(b)	Non-cash Consideration

If COMPANY receives any non-cash Sublicense Consideration, COMPANY shall pay MI, at MI’s election, either (i) a cash payment equal to the fair market value of the Sublicense Consideration, or (ii) the in-kind portion, if practicable, of the Sublicense Consideration.

(c)	Anti-stacking of Sublicense Consideration

If COMPANY is a party to one or more license agreements with one or more Third Parties, which license is employed in connection with the MPG Patent Rights for the manufacture, use and/or sale of a Licensed Products, or the performance and/or sale of a Licensed Service, and, in the aggregate, COMPANY owes more than […****…]% ([…****…] percent) of the total Sublicense Consideration to MI and such Third Parties, the share of MI in the Sublicense Consideration set forth in Section 5.5(a) will be reduced, on a country-by-country and product-by-product basis, from the date any such share of Sublicense Consideration must be actually paid to such Third Parties, by MI’s share in the total Sublicense Consideration payable by COMPANY multiplied by the difference between the total percentage of Sublicense Consideration due to all Third Parties and MI, and […****…]% ([…****…] percent); provided, however, that in no event, MI shall receive (i) regarding royalty components of Sublicense Consideration, less than […****…]% ([…****…] percent) of the Sublicensee’s net sales of Licensed Products and Licensed Services (as set forth in Section 5.5 (a) (i) above), and (ii) regarding non-royalty components of Sublicense Consideration, less than in total […****…]% ([…****…] percent) of the non-royalty components of Sublicense Consideration. For the purpose of illustration, if COMPANY owed […****…]% in aggregate for the non-royalty components of the Sublicense Consideration to MI and to Third Parties, then the percentage owed to MI under Section 5.5(a) (ii) for such non-royalty components would be reduced by […****…] (which is […****…]%), for a reduced percentage due under Section 5.5(a) (ii) of […****…]%.

5.6	Fair Market Value Determination

In the event that, according to this Agreement, a “fair market value” has to be determined, the Party obliged to suggest such fair market value shall provide the other Party in due time with a good faith determination of the fair market value, together with any information necessary or useful to support such determination. The other Party shall have the right to provide the suggesting Party in due time with a counter-determination of the fair market value, which shall include any information necessary or useful to support such counter-determination. If the

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Parties are unable to agree on a fair market value determination within 30 days after receipt of such counter-determination, Section 10.3 applies. If either party fails to respond to a fair market value determination provided by the other party within 30 days of receipt, such party will be deemed to have accepted the other party’s fair market value determination.

5.7	Reports

Commencing with the first commercial sale of a Licensed Product or a Licensed Service, within 30 (thirty) days of the end of each calendar half year, COMPANY shall deliver a detailed report to MI for the immediately preceding calendar half year showing at least, on a product-by product, service-by-service and country-by-country basis, (i) the kind and number of Licensed Products and Licensed Services sold by COMPANY, Affiliates, Sublicensees and Sales Partner, (ii) the gross price charged, (iii) the calculation of Net Sales, and (iv) the resulting running royalties or Sublicense Consideration due to MI according to those figures. If no running royalties or Sublicense Consideration are due to MI, the report shall so state.

5.8	Payments

(a)	Accounting and Payments

Running royalties shall be payable for each calendar half year, and shall be due to MI within 30 (thirty) days of the end of each calendar half year.

(b)	Method of Payment

All payments under this Agreement shall be made to “Max-Planck-Innovation GmbH” to the following account:

[...****...]

Account No.:	[…****…]
Bank code:	[…****…]
SWIFT (BIC):	[…****…]
IBAN	[…****…]

Each payment shall reference this Agreement and the obligation under this Agreement that the payment satisfies.

(c)	Payments in Euro

Unless otherwise expressly stated in this Agreement, all payments due under this Agreement shall be payable in Euro and, if legally required, shall be paid with the additional value added tax. Conversion of foreign currency to Euro shall be made at the official conversion rate existing in Germany (as reported in the Wall Street Journal) on the last working day of the relevant calendar half year. Such payments shall be without deduction of exchange, collection, or other charges, except for deduction of withholding or similar taxes. The Parties shall use all reasonable and legal efforts to reduce tax withholding on payments made to MI hereunder. Notwithstanding such efforts, if COMPANY concludes that tax withholdings under the laws of any country are required with respect to payments to MI, COMPANY shall withhold the required amount and pay it to the appropriate governmental authority. In such a case, COMPANY will promptly provide MI with original receipts or other evidence reasonably desirable and sufficient to allow MI to document such tax withholdings adequately for purposes of claiming foreign tax credits and similar benefits.

(d)	Late Payments

Any payments that are not paid on or before the date such payments are due under this

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Agreement shall bear interest on arrears at […****…]% ([…****…] percent) per year.

5.9	Bookkeeping and Auditing

COMPANY is obliged to keep, and shall oblige its Affiliates and Sublicensees and Sales Partners to keep, complete and accurate books on any reports and payments due to MI under this Agreement, which books shall contain sufficient information to permit MI to confirm the accuracy of any reports and payments made to MI. MI is authorized to check the books of COMPANY by an independent certified public accountant, and, upon MI’s request, COMPANY, or agents appointed by MI for COMPANY, shall check the books of its Affiliates and Sublicensees and Sales Partners for MI, once a year. The charges for such a check shall be borne by MI. In the event that such check reveals an underpayment in excess of 5% (five percent), COMPANY shall bear the full cost of such check and shall remit any amounts due to MI within thirty days of receiving notice thereof from MI, together with interest calculated in the manner provided in Section 5.8 (d). Any information acquired by the auditor may only be used to confirm whether or not COMPANY (or its Affiliates, Sublicensees and Sales Partners) is in compliance with the obligations set forth in this Agreement.

The right of auditing by MI under this Section shall expire 5 (five) years after each report or payment has been made. Sublicenses granted by COMPANY shall provide that COMPANY shall have the right to check the books of its Sublicensees according to this Section 5.9. The same shall apply in respect of Sales Partners.

5.10	No Refund

All payments made by COMPANY (or, as the case may be, by Affiliates and Sublicenses and Sales Partners) under this Agreement are non-refundable and, except in the event of an overpayment or as set forth in Section 5.2, noncreditable against each other. This Section 5.10 shall apply, without limitation, in the event this Agreement is terminated prematurely in accordance with Article 9.

ARTICLE 6 – PATENT PROSECUTION AND INFRINGEMENT

6.1	Responsibility for MPG Patent Rights

(a) MI shall be responsible, in its sole discretion, to apply for, seek issuance of, and maintain the MPG Patent Rights during the Term. MI shall (i) keep COMPANY reasonably and timely informed as to the filing, prosecution, and maintenance of the MPG Patent Rights, (ii) furnish COMPANY copies of documents relevant to any such filing, prosecution, and maintenance, (iii) allow COMPANY reasonable opportunity to timely comment and advise on patent attorneys to be used and on documents to be filed with any patent office which would affect the MPG Patent Rights in the Field and (iv) give good faith consideration to the comments and advice of COMPANY. COMPANY shall be permitted to supply copies of the correspondence between the patent attorneys and the patent offices provided under subsections (i) and (ii) to its Affiliates, Sublicensees and Sales Partners, subject to Section 8.2(b) hereof.

(b) MI is obliged, on a country-by-country basis, to file, prosecute and maintain the MPG Patent Rights during the Term if and to the extent each and all of COMPANY, the Other Diagnostic Licensees and the Therapeutic Licensees pay all their respective patent cost shares. In the event that one or more, but not all of COMPANY, the Other Diagnostic Licensees and the Therapeutic Licensees are willing to pay all their respective patent cost shares, subject to Section 6.3 below, the party or parties that intend to file, prosecute and maintain the respective patent application or patent within MPG Patent Rights are obliged to assume, on a pro-rata basis, the patent cost shares of the party or parties that are not willing to file, prosecute and maintain the respective patent application or patent within MPG Patent Rights.

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13.

(c) MI, COMPANY, and the Other Diagnostic Licensees shall cooperate in good faith with each other, and shall use reasonable efforts to agree upon a joint strategy relating to the further filing, prosecution and maintenance of the MPG Patent Rights. MI shall use reasonable efforts to induce the Therapeutic Licensees to participate in such joint strategy.

6.2	Patent Costs

COMPANY shall pay […****…]% ([…****…] percent) of all fees and costs, including attorneys fees, relating to the filing, prosecution, and maintenance of the MPG Patent Rights, which incur during the Term in accordance with Section 6.1.

MI will decide, in its sole discretion, if the fees and costs due pursuant to this Section 6.2 shall be paid directly by COMPANY to the creditor, or if COMPANY, shall reimburse MI for all amounts due pursuant to this Section 6.2 within 30 (thirty) days after receiving MI’s respective invoice.

6.3	Abandonment of MPG Patent Rights

In the event that COMPANY wishes not to file or wishes to abandon (e.g. by non-payment of fees) any of the MPG Patent Rights, COMPANY shall notify Ml thereof in writing in due time, at least 3 months prior to any deadline. MI shall have the right, but not the obligation, to file or to continue payment for such MPG Patent Rights in its own discretion and at its own expense. In any event, such MPG Patent Rights shall no longer be covered by this Agreement after three months from the date COMPANY informs MI of its non-filing or its abandonment, and COMPANY shall be obliged to pay […****…]% of all fees and costs that incur during such 3-months-period.

6.4	Infringement of MPG Patent Rights by Third Party and Third Party Objections

COMPANY shall promptly inform MI in writing if it becomes aware of any suspected or actual infringement of the MPG Patent Rights by any Third Party, and of any available evidence thereof. The same shall apply in the case of an opposition, revocation action or any other Third Party objection against the MPG Patent Rights.

MI shall have the right, but not the obligation, to prosecute (whether judicially or extra-judicially) in its own discretion and at its own expense, any and all infringements of the MPG Patent Rights, and to defend the MPG Patent Rights against any Third Party objection.

MI, COMPANY, and the Other Diagnostic Licensees shall cooperate in good faith, if necessary and appropriate, with each other, and use reasonable efforts to agree upon a joint strategy relating to the prosecution of any infringement of the MPG Patent Rights by any Third Party, and the defense of the MPG Patent Rights against any Third Party objection. MI shall use reasonable efforts to induce the Therapeutic Licensees to participate in such joint strategy.

ARTICLE 7 – INDEMNIFICATION AND INSURANCE

7.1	Indemnification

COMPANY shall indemnify, defend and hold harmless MI, MPG and their trustees, officers, faculty, students, employees, and agents and their respective successors, heirs and assigns (collectively, the “lndemnitees”), against any and all claims, suits, actions (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis), demands, judgments, liabilities, losses, damages, costs, fees or expenses (collectively, the “Claims”) incurred by or imposed upon any of the Indemnitees by a Third Party, to the extent resulting from or arising out of (i) any use of the MPG Patent Rights by COMPANY, its Affiliates, Sublicensees and Sales Partners, or (ii) any product, process, or service that is developed, made, used, sold, or performed by COMPANY, its Affiliates, Sublicensees or Sales Partners pursuant to any right or license granted under this Agreement,

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or (iii) any Third Party use of any products, processes or services sold by COMPANY, its Affiliates, Sublicensees or Sales Partners to such Third Party.

7.2	Procedures

The Indemnitees agree to provide COMPANY with written notice of any Claims for which indemnification is sought under this Agreement within 15 days after the Indemnitees have knowledge of such Claims.

COMPANY agrees, at its own expense, to provide attorneys acceptable to MI (and MI may not unreasonably withhold the acceptance of such attorneys) to defend the lndemnitees against any such Claims; provided, however, that any Indemnitee shall have the right to retain its own counsel, at its own expense, if representation of such Indemnitee by the counsel retained by COMPANY would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel.

The Indemnitees shall (i) permit COMPANY to assume full responsibility to investigate, prepare for and defend against any such Claims (including all decisions relative to Iitigation, appeal, and settlement), and (ii) assist COMPANY at the expense of COMPANY in the investigation, preparation and defense of any such Claims, and (iii) not compromise or settle such Claims without the prior consent of COMPANY.

COMPANY shall keep MI informed of the progress in the defense and disposition of such Claims, and COMPANY shall consult with MI with regard to any proposed settlement. COMPANY shall not compromise or settle such Claims without the prior written consent of MI.

7.3	Insurance

COMPANY shall obtain and carry in full force and effect commercial general, liability insurance, including product liability and errors and omissions insurance, which shall protect COMPANY and the Indemnitees with respect to events covered by Section 7.1 above. The limit of insurance shall not be less than […****…] USD ([…****…] US Dollar) per incident. COMPANY shall provide MI with certificates of insurance evidencing compliance with this Section 7.3.

ARTICLE 8 – CONFIDENTIALITY

8.1	Confidentiality Obligation

This Agreement and any Confidential Information disclosed to a Party under this Agreement by the other Party shall be treated confidential by the receiving Party during the Term and for 5 (five) years thereafter. The receiving Party shall not use the Confidential Information for any purposes other than those necessary to directly further the purpose of this Agreement.

8.2	Permitted Disclosures

A Party may disclose Confidential Information received from a disclosing Party under this Agreement:

(a)	to Regulatory Authorities in connection with regulatory filings, provided that such disclosures may be made only to the extent reasonably necessary to make such filings;

(b)	to Sublicensees, agents, consultants, attorneys and/or other Third Parties for the development, manufacturing and/or marketing of Licensed Products (or for such parties to determine their interest in performing such activities), and as permitted under Section 6.1, in each case in accordance with this Agreement on the condition that such Sublicensees and Third Parties agree to be bound by the confidentiality obligations contained in this Agreement;

(c)	If such disclosure is required by law or regulation (including without limitation by rules or regulations of any securities exchange), provided that prior to such disclosure, the obligated Party promptly notifies the disclosing Party of such requirement, and provided further that

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15.

the obligated Party will furnish only that portion of the disclosing Party’s Confidential Information that it is legally required to furnish.

Regarding the disclosure of this Agreement, (i) COMPANY may disclose a mutually agreed upon redacted copy of this Agreement on a confidential basis to prospective investors and collaborators, and (ii) MI may disclose a copy of this Agreement on a confidential basis to MPG and to the Other Diagnostic Licensees as set forth in Sec. 2.5.

ARTICLE 9 – TERM AND TERMINATION

9.1	Term

This Agreement shall come into effect on the Effective Date. It shall remain in effect until the expiration or abandonment of all issued patents and filed patent applications within the MPG Patent Rights, unless it is earlier terminated in accordance with the provisions of this Agreement.

9.2	Voluntary Termination by COMPANY

COMPANY shall have the right to terminate this Agreement, for any reason, (i) upon at least 3 (three) months prior written notice to MI, such notice to state the date at least 3 (three) months in the future upon which termination is to be effective, and (ii) upon payment of all amounts due to MI accrued until such termination effective date.

9.3	Cessation of Business

If COMPANY ceases to carry on its business related to this Agreement, COMPANY has to inform MI thereof immediately. COMPANY and MI shall each have the right to terminate this Agreement upon three months prior written notice to each other.

9.4	Change of Control

In the event that a Third Party acquires, in a single transaction or a series of related transactions, at least 50% (fifty percent) of the issued and outstanding securities of COMPANY, COMPANY shall provide MI, upon MI’s request, with written reports in reasonable detail on the actual and intended future activities of COMPANY to develop and commercialize Licensed Products. If COMPANY does not maintain, after such change of control event, a program to develop and commercialize Licensed Products that is substantially similar or greater in scope to the program of COMPANY prior to such change of control event, then MI has the right to limit the scope and exclusivity of the license granted under this Agreement to such Licensed Products actually covered by the program of COMPANY. COMPANY shall inform MI promptly of the implementation of any such change of control event.

9.5	Attack on MPG Patent Rights

MI shall have the right to terminate this Agreement upon 30 days prior written notice to COMPANY, if COMPANY attacks (e.g., by opposition, revocation or nullity actions), or have attacked or supports an attack through a Third Party, the validity of any of the MPG Patent Rights. For the avoidance of doubt, participation of COMPANY in an interference proceeding between the MPG Patent Rights and patents owned by COMPANY shall not be deemed as an attack of MPG Patent Rights under this Section 9.5; provided that such interference proceeding is initiated by the patent office, and not by, or induced or triggered by, COMPANY.

9.6	Termination for Default

(a) In the event COMPANY fails to pay any undisputed amounts due and payable to MI hereunder, and fails to make such payments within 30 (thirty) days after receiving written notice of such failure, MI may terminate this Agreement immediately upon written notice to

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COMPANY. Notwithstanding the foregoing, in the event COMPANY commits a material breach of its obligations under this Agreement (other than a failure to pay), and fails to cure that undisputed material breach within 60 (sixty) days after receiving written notice thereof, MI may terminate this Agreement immediately upon written notice to COMPANY.

(b) Notwithstanding the foregoing, if COMPANY disputes in good faith the existence or materiality of any such breach or alleged payment failure, and provides notice to MI of such dispute within such 30 (thirty) day period for alleged payment failures, or within such 60 (sixty) day period for other alleged material breaches, MI shall not have the right to terminate this Agreement in accordance with this Section 9.6 unless and until it has been determined in accordance with Section 10.3 (b) that this Agreement was materially breached by COMPANY, and COMPANY fails to cure such breach within 30 (thirty) days following such determination. It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

9.7	Effect of Termination

The following provisions shall survive the expiration or termination of this Agreement: Articles 1, 3, 5.7, 5.8, 5.9, 5.10, 7, 8, 10 and Section 9.7. In no event shall termination of this Agreement release COMPANY (including its Affiliates and Sublicensees) from the obligation to pay any amounts that became due on or before the effective date of termination.

In the event that any license granted by MI to COMPANY under this Agreement is terminated, any sublicense granted by COMPANY to a Sublicensee prior to termination of this Agreement shall remain in full force and effect, provided that (i) the Sublicensee is not then in breach of its sublicense agreement, and (ii) the Sublicensee agrees in writing, within thirty (30) days after the effective date of termination, to be bound to MI as licensor under the terms and conditions of the sublicense agreement, provided that MI shall have no other obligation than to leave the sublicense granted by COMPANY in place.

9.8	Insolvency

Upon (i) the filing or institution of bankruptcy, reorganization, liquidation, insolvency or receivership proceedings by or against COMPANY, or (ii) the assignment of all or a substantial portion of the assets of COMPANY for the benefit of creditors, MI may terminate this Agreement immediately if COMPANY is unable to satisfy any of its payment obligations. Provided COMPANY can reasonably demonstrate that the conditions in Section 9.8 (i) and (ii) do not affect its ability to satisfy the obligations set forth in this Agreement, MI agrees that COMPANY shall be entitled to retain, assume or otherwise continue this Agreement.

ARTICLE 10 – MISCELLANEOUS

10.1	Notice

Any notices required or permitted under this Agreement shall be in English and in writing, shall specifically refer to this Agreement, and shall be sent to the following addresses or facsimile numbers of the Parties:

If to MI:	Max-Planck-Innovation GmbH
Marstallstrasse 8
80539 Muenchen/Germany
Fax: +49/89/290919-99

If to COMPANY:	Regulus Therapeutics, Inc.
1896 Rutherford Road
Carlsbad, CA 92008, U.S.A.
Fax: +1-760-268-4922

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A Party may change its contact information immediately upon written notice to the other Party in the manner provided in this Section.

10.2	Governing Law

This Agreement and all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the Federal Republic of Germany, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.

10.3	Dispute Resolution

(a) The Parties recognize that disputes may from time to arise between the Parties during the Term. In the event of such a dispute, a Party, by written notice to the other Party, may have such dispute referred to the Parties’ respective officers or directors designated below or their successors, for attempted resolution by good faith negotiations within 30 days after such notice is received. Said designated officers or directors are as follows:

For COMPANY:	Chief Executive Officer
For MI:	Managing Director

(b) In the event the designated officers or directors are not able to resolve such dispute during such 30-day period, then the affected Party may initiate arbitration under the procedural arbitration rules of the American Arbitration Association in accordance with its International Arbitration Rules. The venue for the arbitration procedure shall be London, United Kingdom, the language shall be English, German substantive law shall be applied, and the panel shall consist of three arbitrators appointed in accordance with such arbitration rules. The award of the arbitrators shall be the sole and exclusive remedy between the affected Parties regarding any such dispute. An award rendered in connection with an arbitration pursuant to this Section 10.3 shall be final and binding upon the affected Parties.

If the Parties are in dispute as to whether COMPANY is in material breach of this Agreement according to Section 9.6, then the arbitrators will first determine if a material breach has in fact occurred according to an expedited arbitration review process taking no longer than 60 days to make a definitive determination as the existence and/or materiality of the alleged breach, and if so, will grant COMPANY the cure period of 30 days provided pursuant to Section 9.6 (b). During such cure period, the arbitration will continue, and if the material breach is not cured within such cure period, the arbitrator may, as part of the same arbitration, award actual direct damages to MI, in addition to any other remedies MI may have. For purposes of clarity, if the arbitrator specifies a cure for any such breach or a monetary remedy for any such breach, then, so long as COMPANY satisfies its obligation to cure or pays such monetary remedy to MI, MI will not also have the right to terminate this Agreement for such breach.

(c)	In the event of a dispute relating to

(i)	whether a Licensed Product would, absent the license granted hereunder, infringe the MPG Patent Rights, or

(ii)	the determination of a fair market value,

the disputing Party shall, in connection with its attempt according to Subsection (a) above to resolve such disputes, include or involve experienced Third Parties appointed by them (e.g. certified public accountants, patent attorneys, lawyers) in their good faith negotiations, and in rendering judgment, the arbitrators will be instructed by the Parties that they can only select from between the proposals for resolution of the relevant issue presented by each Party, and not any other proposal.

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(d)	Nothing in this Section 10.3 shall be construed as limiting in any way the right of a Party to seek an injunction or interlocutory relief with respect to any actual or threatened breach of this Agreement.

10.4	Assignment and Transfer

This Agreement is personal to COMPANY, and neither this Agreement nor any rights or obligations may be assigned or otherwise transferred by COMPANY to a Third Party without the prior written consent of MI. Notwithstanding the foregoing, COMPANY may assign this Agreement to a Third Party in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of their business to which this Agreement relates; provided, however, that this Agreement shall immediately terminate if the proposed Third Party assignee fails to agree in writing to be bound by the terms and conditions of this Agreement on or before the effective date of assignment. After the effective date of assignment, the Third Party assignee shall provide MI, upon MI’s request, with written reports in reasonable detail on the actual and intended future activities of the Third Party assignee to develop and commercialize Licensed Products. If the Third Party assignee does not maintain a program to develop and commercialize Licensed Products that is substantially similar or greater in scope to the program of COMPANY after the effective date of assignment, then MI has the right to limit the scope of the exclusive license granted under this Agreement to such Licensed Products actually covered by the program of the Third Party assignee.

10.5	Amendment and Waiver

This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by all Parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

10.6	Severability

Should one ore more of the provisions of this Agreement be held void, invalid or unenforceable under applicable law, the remaining provisions of this Agreement will not cease to be effective. The Parties shall negotiate in good faith to replace such void, invalid or unenforceable provision by a new provision which reflects, to the extent possible, the original intent of the Parties.

10.7	Headings

All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

10.8	Entire Agreement

This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof, and any previous agreements and understandings, whether oral or written, made by the Parties on the same subject matter are expressly superseded by this Agreement.

10.9	Force Majeure

Neither Party will be deemed to be in default of this Agreement for failure or delay of the performance of its obligations or attempts to cure any breach of this Agreement, when such failure or delay is caused by or results from causes beyond the reasonable control of or not reasonably avoidable by the affected Party, including, without limitation, embargoes, acts of war, strikes, lockouts or other labour disturbances. The affected Party will notify the other Party of such force majeure circumstances as soon as reasonably practical and will make every reasonable effort to mitigate the effects of such force majeure circumstances. In case of such a force majeure event, the time for performance or cure will be extended for the period equal to the duration of such force majeure event. Should the duration of the force majeure event

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CONFIDENTIAL

exceed more than three (3) months, each party shall be entitled to terminate this Agreement upon three (3) months prior written notice.

10.10	Relationship of the Parties

It is expressly agreed that MI and COMPANY will be independent contractors and that the relationship among the Parties will not constitute a partnership, joint venture or agency.

10.11	Press release

Each Party may make public announcements with respect to the execution, nature and general subject matter of this Agreement. The Party which intends to make such public announcement shall provide to the other Party a copy thereof as soon as reasonably practicable under the circumstances, but not less than one week, prior to its scheduled release, requesting the approval of the other Party, which shall not be unreasonably withheld.

In witness whereof, the Parties have caused this Agreement to be executed by their duly authorized representatives.

Max-Planck-Innovation GmbH		Regulus Therapeutics Inc.

By:	/s/ Joern Erselius	By:	/s/ Kleanthis G. Xanthopoulos
Name:	Dr. Joern Erselius	Name:	Kleanthis G. Xanthopoulos, Ph.D.
Title:	Managing Director/ Geschäftsführer	Title:	President and Chief Executive Officer

Date:	25/5/2009	Date:	6/5/09

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ANNEX 1

MPG PATENT RIGHTS

Patent applications filed by MPG entitled “[…****…]”:

•	European Application No. […****…], filed […****…],

•	European Application No. […****…] filed […****…],

•	European Application No. […****…] filed […****…] and

•	International Application No. […****…], published as […****…],

•	US Patent Application No. […****…] filed […****…] (resulting from the PCT appl.)

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Exhibit 10.28

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

AMENDED AND RESTATED LICENSE AGREEMENT

between

MAX-PLANCK-INNOVATION GMBH

(formerly known as Garching Innovation GmbH),

a German corporation having a principal place of business at

Marstallstrasse 8, 80539 MÜnchen, Germany,

represented by the Managing Director, Dr. Joern Erselius,

– as licensor, hereinafter “MI”-

on the one hand

and

ISIS PHARMACEUTICALS, INC.,

a Delaware corporation having a principal place of business at

1896 Rutherford Road, Carlsbad, CA 92008, USA,

represented by the Chief Operating Officer, B. Lynne Parshall,

– as licensee, hereinafter “Isis” –

and

ALNYLAM PHARMACEUTICALS, INC.,

a Delaware corporation having a principal place of business at

330 Third Street, Cambridge, MA 02142, USA,

represented by the Chief Executive Officer, John Maraganore,

– as licensee, hereinafter “Alnylam” –

and

REGULUS THERAPEUTICS INC.,

a Delaware corporation having a. principal place of business at

3545 John Hopkins Ct. San Diego, CA 92121, USA,

represented by the Chief Executive Officer, Kleanthis Xanthopoulos,

– as licensee; hereinafter “Regulus” –

Alnylam, Isis and Regulus hereinafter also individually a “Licensee”,

or collectively the “Licensees”.

on the other hand

Ml, Alnylam, Isis and Regulus hereinafter also individually a “Party”,

or collectively the “Parties”.

PREAMBLE

Max-Planck-Gesellschaft zur Foerderung der Wissenschaften e.V. (“MPG”), a German, non-profit scientific research organisation, is the applicant of certain Patent Rights (as later defined herein) relating to “MicroRNA Molecules” by Thomas Tuschl, […***…], […***…] and […***…] (MI case No. […***…]). The described nucleic acid molecules may be used, for example, as modulators or targets of developmental processes or disorders associated with developmental disorders such as cancer. To the best of MI’s knowledge, MPG is the owner of the Patent Rights.

MPG has the right to grant licenses under the Patent Rights, subject to a royalty-free, nonexclusive license to be granted to the German government to practice the Patent Rights for government purposes. MPG has authorized Ml, its technology transfer agency, to act as Its sole agent for patenting and licensing the Patent Rights, and to sign this Agreement in MI’s own name.

In July 2003, Alnylam Pharmaceuticals, Inc., Cambridge, USA (now Alnylam US Inc.) and Ribopharma AG, Kulmbach, Germany (now Alnylam Europe AG), two early-stage therapeutics companies in the field of RNA interference, have combined their business by way of a merger. The execution of the merger resulted in Alnylam as US-based parent holding with its two subsidiaries Alnylam US Inc. and Alnylam Europe AG.

In March 2004, Alnylam and Isis entered into a Strategic Collaboration and License Agreement to create a long-term strategic relationship that will enhance the positions of both companies in RNA-based drug discovery.

In October 2004, MI, Alnylam and Isis entered into a License Agreement with an effective date of 18 October 2004 (the “Original Agreement”), pursuant to which Ml granted Alnylam and Isis a co-exclusive license under the Patent Rights for the purpose of developing and commercializing therapeutic products.

MI has granted four co-exclusive licenses under the Patent Rights to Third Parties (as later defined herein) to develop and commercialize products for diagnostic purposes (the “Diagnostic Licensees”, or the “Diagnostic Licenses”, as applicable). Under each of the Diagnostic Licenses, each of the Diagnostic Licensees bears […***…]% of the patent costs in respect of the Patent Rights.

The Parties now wish to amend and restate the Original Agreement for the purposes of (i) making Regulus a co-exclusive (with Alnylam and Isis) licensee under the Patent Rights and (ii) in connection therewith, modifying certain provisions of the Original Agreement.

Now, therefore, the Parties hereby agree as follows:

ARTICLE 1 – DEFINITIONS

1.1 “Active Licensee” shall mean Regulus; provided, however, that if, after the Restatement Date, one or both of the other Licensees (or any of their respective Affiliates or Sublicensees) initiates any drug discovery or development efforts with respect to any Licensed Product, then each of Regulus and such other Licensee(s) shall be deemed an “Active Licensee.”

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1.2 “Affiliate” of a Licensee shall mean any legal entity (such as a corporation, partnership, or limited liability company) that is controlled by such Licensee. For the purposes of this definition, the term “control” means (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a legal entity with voting securities or (ii) a fifty percent (50%) or greater interest in the net assets or profits of a legal entity without voting securities, or (iii) possession, directly or indirectly, of the power to elect or direct the management of a legal entity. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, Regulus shall not be considered an Affiliate of Alnylam and/or Isis for purposes of this Agreement.

1.3 “Agreement” shall mean the present agreement between Ml, Alnylam, Isis and Regulus, including any Appendixes hereto.

1.4 “Confidential Information” of a Party shall mean any information which is of a confidential and proprietary nature and not readily available to a Third Party, including without limitation information in relation to the business of such Party to which this Agreement relates, and information in relation to patents, patent applications or other intellectual property rights Controlled by such Party, that, in each case, is disclosed by such Party (a “Disclosing Party”) to the other Party(ies) (each, a “Receiving Party”) under this Agreement.

Confidential Information of a Disclosing Party will not include any information that a Receiving Party can establish by written records (i) was known by the Receiving Party prior to the receipt of Confidential Information from the Disclosing Party, (ii) was disclosed to the Receiving Party by a Third Party having the right to do so, (iii) was, or subsequently became, in the public domain through no fault of the Receiving Party; or (iv) was subsequently and independently developed by personnel of the Receiving Party without having had access to or making use of the Disclosing Party’s Confidential Information.

1.5 “Control” or “Controlled” shall mean, with respect to any patents, patent applications, or other intellectual property rights, possession of the right (whether by ownership, license or otherwise), to assign, or grant a license to, such patents, patent applications, or other intellectual property rights without violating the terms of any agreement or other arrangement with any Third Party.

1.6 “Effective Date” shall mean October 18, 2004.

1.7 “Existing MI Licenses” shall mean any license agreement between Alnylam and MI in force and effect prior to the Effective Date and relating to patents or patent applications of MPG that also cover the manufacture, use and sale of Licensed Products.

1.8 “Existing Regulus Sublicense(s)” shall mean any or all of the following:

(a) that certain Product Development and Commercialization Agreement between Regulus and Glaxo Group Limited dated April 17, 2008, as amended on February 24, 2010;

(b) that certain Exclusive License and Nonexclusive Option Agreement between Regulus and Glaxo Group Limited dated February 24, 2010; and

(c) that certain Collaboration and License Agreement between Regulus and sanofi-aventis dated June 21, 2010, together with that certain Non-Exclusive Technology

Alliance and Option Agreement between Regulus and sanofi-aventis entered into concurrently therewith.

1.9 “FDA” shall mean (a) the United States Food and Drug Administration or any successor agency thereto, and (b) any non-United States agency or commission performing comparable functions.

1.10 “Field” shall mean use of Licensed Products

(i) for each Party’s internal and collaborative research use, and

(ii) for all therapeutic and prophylactic uses in human diseases,

specifically excluding any commercial provision of Licensed Products as research reagents for research purposes, and any diagnostic use.

1.11 “IND” shall mean an application submitted to a Regulatory Authority for approval to conduct human clinical investigations, including (a) an investigational new drug application or any successor application or procedure filed with the United States FDA, and (b) any foreign equivalent of a United States IND.

1.12 “Licensed Product” shall mean any product, or part thereof, the manufacture, use or sale of which, absent the license granted hereunder, would infringe one or more Pending Claims or one or more Valid Claims of the Patent Rights.

1.13 “Platform Alliance” shall mean an agreement between one or more Licensees, on the one hand, and a Third Party/Sublicensee, on the other hand, in the field of microRNAs in which multiple patents (including the Patent Rights granted as a sublicense in accordance with Section 2.2 below, and other patent rights relevant for the development and/or commercialisation of a Licensed Product that are Controlled by the Licensee), are bundled together and pursuant to which:

(a) such Licensee(s) and such Sublicensee have agreed to conduct joint discovery, joint optimization, and/or joint preclinical and/or clinical development of Licensed Products; and/or

(b) such Sublicensee is granted a license, or an option to obtain a license, to further develop, make, have made, use, sell, have sold, offer for sale, and/or import a Licensed Product that either (i) was discovered or acquired by such Licensee(s) prior to entering into a sublicense agreement with such Sublicensee, or (ii) was or is jointly discovered, jointly optimized, and/or jointly developed (preclinically and/or clinically) by such Licensee(s) and such Sublicensee;

Agreements between one or more Licensees, on the one hand, and a Third Party, on the other hand, that do not include or involve the Patent Rights, or that solely include the Patent Rights as relevant patent rights in the field of microRNAs, or that do not fulfill Subsections (a) and/or (b) above, shall not constitute Platform Alliances. For the avoidance of doubt, the Parties acknowledge and agree that each of the Existing Regulus Sublicenses is a Platform Alliance.

1.14 “Licensees’ Agreement” shall mean the Amended and Restated License and Collaboration Agreement among the Licensees dated January 1, 2009, as amended.

1.15 “Naked Sublicenses” shall mean any sublicense to the Patent Rights granted by one or more Licensees to a Third Party that is not a license in connection with a Platform Alliance. Licenses that do not include or involve rights to the Patents Rights shall not constitute Naked Sublicenses.

1.16 “NDA” shall mean an application submitted to a Regulatory Authority for marketing approval of a pharmaceutical product, including (a) a new drug application, product license application or biologics license application filed with the United States FDA or any successor applications or procedures, and (b) any foreign equivalent of a new drug application, product license application or biologics license application.

1.17 “Net Sales” of a Licensee shall mean the gross amount invoiced by such Licensee, its Affiliates and its Sublicensees to independent Third Parties for sales or other dispositions of Licensed Products, less the following: (i) to the extent separately stated on the document of sale, any taxes or duties imposed on the manufacture, use, sale or import of Licensed Products which are actually paid, (ii) outbound transportation costs and costs of insurance in transit, (iii) customary trade, cash or quantity discounts or rebates, to the extent actually allowed and taken, (iv) amounts repaid or credited by reason of rejection or return, (v) government-mandated rebates and (vi) a reasonable allowance for bad debts.

Each of a Licensee, its Affiliates and its Sublicensees will be treated as having sold Licensed Products for an amount equal to the fair market value of such Licensed Products if (i) Licensed Products are used by such Licensee, its Affiliates and its Sublicensees without charge or provision of invoice, or (ii) Licensed Products are provided to a Third Party by such Licensee, its Affiliates and its Sublicensees without charge or provision of invoice and used by such Third Party, except in the cases of Licensed Products used to conduct clinical trials, reasonable amounts of Licensed Products used as marketing samples, and Licensed Products provided without charge for compassionate or similar uses.

If a Licensee, its Affiliate or its Sublicensees sells a Licensed Product in unfinished form (i.e., bulk active pharmaceutical ingredient or bulk drug product) to a Third Party for resale, then the gross amount to be included in the calculation of Net Sales arising from such sale shall be the amount invoiced by the Third Party upon resale, in lieu of the amounts invoiced by the Licensee, its Affiliates or its Sublicensee when selling the Licensed Product in unfinished form. Otherwise, where a Licensee, its Affiliate or its Sublicensees sells a Licensed Product in finished form in a manner and at a price consistent with industry standards for such sales to a Third Party for further resale, the amount to be included in the calculation of Net Sales shall be the amount invoiced from such Licensee, its Affiliate or its Sublicensees to such Third Party, not the amount invoiced by such Third Party upon resale.

No deductions shall be made for commissions paid to individuals or entities, or for cost of collections. Not Sales shall occur on the date of invoice for a Licensed Product.

In the case of any sale of Licensed Products for non-cash consideration (e.g., devices, services, use rights, equity, etc.), Net Sales shall be calculated on the fair market value of the consideration received. Section 5.6 applies.

Sales of Licensed Products between a Licensee and its Affiliates or Sublicensees, or among such Affiliates and Sublicensees, for a subsequent resale of such Licensed Product to a Third Party, shall not be included in the calculation of Net Sales, but in such cases the Net

Sales shall be calculated on the amount invoiced by such Affiliates or Sublicensees to a Third Party upon resale.

In the event that a Licensed Product is sold in a combination product form (with one or more other therapeutically active ingredients (excluding, without limitation, any formulation, stabilisation and delivery components) which are not Licensed Products), which therapeutically active ingredients are also independently marketed during the royalty period in question in the country in question, then Net Sales, for purposes of determining royalty payments on the combination product, shall be calculated by multiplying the Net Sales of the combination product by the fraction A/(A+B), where A is the average gross selling price of the Licensed Products sold separately in finished form in similar quantities in the country in question during the royalty period in question, and B is the average gross selling price of the other therapeutically active ingredient(s) sold separately in finished form in similar quantities in the country in question during the royalty period in question. In the event that a Licensed Product is sold in combination with other therapeutically active ingredient(s), and the Licensed Product or one or more other therapeutically active ingredients are not sold separately, Net Sales for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the combination product by the fraction of C/(C+D), where C is the fair market value of the Licensed Products and D is the fair market value of all other therapeutically active ingredient(s) included in the combination product.

1.18 “Patent Rights” shall mean:

(a) the German and international patent and provisional patent applications listed on Appendix A and the resulting patents,

(b) any patent applications resulting from the provisional applications listed on Appendix A, and any divisional, continuations, continuation-in-part applications, and continued prosecution applications (and their relevant international equivalents) of the patent applications listed on Appendix A and of such patent applications that result from the provisional applications listed on Appendix A, to the extent the claims are directed to subject matter specifically described in the patent applications listed on Appendix A, and the resulting patents,

(c) any patents resulting from reissues, reexaminations, or extensions (including supplemental protection certificates) (and their relevant international equivalents) of the patents described in (a) and (b) above, and

(d) international (non-German) patent applications and provisional applications filed after the Effective Date and the relevant international equivalents to divisionals, continuations, continuations-in-part applications and continued prosecution applications of the patent applications to the extent the claims are directed to subject matter specifically described in the patents or patent applications referred to in (a), (b), and (c) above, and the resulting patents.

1.19 “Pending Claims” shall mean any claim within the Patent Rights which has been pending for more than […***…] years but less than 10 years after filing a national patent application in the country in question, and has not been finally rejected by the patent office in the country where the Licensed Product is being manufactured, used or sold.

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1.20 “Phase I Clinical Study” shall mean a clinical investigation of a Licensed Product in human healthy persons or patients designed and conducted to evaluate safety.

1.21 “Phase II Clinical Study” shall mean a clinical investigation of a Licensed Product in human patients to determine initial efficacy for a particular indication, short-term side effects and/or dose range finding.

1.22 “Phase Ill Clinical Study” shall mean a clinical investigation of a Licensed Product in human patients to establish efficacy and safety and required to file a NDA application of a Licensed Product with Regulatory Authorities.

1.23 “Regulatory Approval” shall mean any and all approvals (including any applicable governmental price and reimbursement approvals), licenses, registrations or authorizations of any Regulatory Authority necessary for the manufacture, use, storage, import, promotion, marketing, pricing and/or sale of a pharmaceutical product in a country.

1.24 “Regulatory Authority” shall mean any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the testing, manufacture, use, storage, import, promotion, marketing, pricing and/or sale of a pharmaceutical product in a country, including without limitation the FDA.

1.25 “Restatement Date” shall mean the date of signature to this Agreement by the Party last to sign.

1.26 “Sublicense Consideration” shall mean any consideration, whether in cash (e.g., initial or upfront payments, technology access fees, annual fixed payments) or in kind (e.g., devices, services, use rights, equity), received by a Licensee and its Affiliates from a Sublicensee as consideration for a sublicense, or an option to obtain a sublicense, under the Patent Rights (regardless of whether or not such sublicense includes, in addition to the Patent Rights, a license or sublicense, or option to obtain a license or sublicense, under other patents or patent applications Controlled by such Licensee or its Affiliates). Sublicense Consideration specifically excludes (i) any milestone payments relating to the achievement of clinical or regulatory events by any product (including, without limitation, any Licensed Product), (ii) any running royalties on sales of products (including, without limitation, any Licensed Product), (iii) payments specifically committed to reimburse a Licensee for the fully-burdened cost of research and development, (iv) payments made by the Sublicensee in consideration of equity (shares, options, warrants or any other kind of securities) of a Licensee at fair market value, and (iv) equity (shares, options, warrants or any other kind of securities) of the Sublicensee purchased by a Licensee at or above fair market value.

1.27 “Sublicensee” shall mean any Third Party that is granted a sublicense under the Patent Rights by one or more Licensees, either in connection with a Naked Sublicense or in connection with a Platform Alliance.

1.28 “Term” shall have the meaning set forth in Section 9.1 of this Agreement.

1.29 “Third Party” shall mean any person or entity other than MI, MPG, the Licensees and their Affiliates.

1.30 “Valid Claims” shall mean (i) any claim within the Patent Rights which is issued and unexpired, has not been revoked, held unenforceable or invalid by an unappealed or unappealable decision of a court or other governmental agency of competent jurisdiction, and has not been admitted by the owner of such claim to be invalid or unenforceable, and (ii) any claim within the Patent Rights which has been pending for less than […***…] years after filing a national patent application in the country in question, and has not been finally rejected by the patent office in the country where the Licensed Product is being manufactured, used or sold.

ARTICLE 2 – GRANT OF RIGHTS

2.1 License Grant

Subject to the terms of this Agreement, Ml hereby grants to each Licensee and its Affiliates for the Term a royalty-bearing, co-exclusive (among the Licensees), worldwide license, with the right to grant sublicenses through multiple tiers, under the Patent Rights to develop, make, have made, use, sell, have sold, offer for sale and import Licensed Products in the Field.

Notwithstanding the foregoing, Regulus stipulates to Alnylam and Isis that Regulus’ rights to conduct research, development and commercialization of Licensed Products containing or comprising microRNA Mimics (as defined in the Licensees’ Agreement) are limited by, and subject to, the terms of the Licensees’ Agreement.

For the avoidance of doubt, the co-exclusive nature of the license granted under this Section 2.1 means that as long as this Agreement remains in effect: (a) MI shall not grant to any Third Party any license or other right under the Patent Rights to develop, make, have made, use, sell, have sold, offer for sale and import Licensed Products in the Field; and (b) except to the extent expressly permitted by Section 2.3, neither MI nor MPG shall have the right under the Patent Rights to develop, make, have made, use, sell, have sold, offer for sale and import Licensed Products in the Field.

2.2 Sublicenses

Each Licensee and its Affiliates shall have the right to grant sublicenses to the rights granted to it under Section 2.1 to Third Parties, however only (i) as Naked Sublicenses, or (ii) in connection with a Platform Alliance.

Each Naked Sublicense shall be subject to the prior written approval of MI, which shall not unreasonably be withheld. A Licensee proposing to grant a Naked Sublicense shall inform MI in writing at least 30 days prior to the intended signature of any such sublicense agreement in sufficient detail (in particular regarding financial terms and other relevant information) to permit MI to decide whether or not to approve. Any requested approval is deemed to be granted if MI does not refuse the approval in writing within 30 (thirty) days after receiving the necessary information; in particular, MI may withhold its approval if MI deems the received information not sufficient.

Each sublicense granted under this Agreement shall be subject and subordinate to, and consistent with, the terms and conditions of this Agreement. The applicable Licensee shall be liable that any subsequent sublicenses granted by its Sublicensees are subject and subordinate to, and consistent with, the terms and conditions of this Agreement.

Within 30 days after the signature of each sublicense granted under this Agreement, the applicable Licensee shall provide Ml with a reasonably redacted copy of the signed sublicense agreement.

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For the avoidance of doubt, and notwithstanding the existence or terms of the Licensees’ Agreement, the Parties acknowledge and agree that Regulus shall not be considered a Sublicensee of Alnylam and/or Isis for purposes of this Agreement.

2.3 Retained Rights

MPG retains the right to practice under the Patent Rights for non-commercial scientific research, teaching, education, non-commercial collaboration (including industry-sponsored scientific collaborations) and publication purposes. The Licensees acknowledge that the German government retains a royalty-free, non-exclusive, non-transferable license to practice any government-funded invention claimed in any Patent Rights for government purposes.

2.4 No Additional Rights

Nothing in this Agreement shall be construed to confer any rights upon any Licensee by implication, estoppel, or otherwise as to any intellectual property rights, including without limitation patents and patent applications, trademarks, copyrights and know-how, of MPG other than the Patent Rights, regardless of whether such intellectual property rights shall be dominant or subordinate to any Patent Rights.

ARTICLE 3 – NO REPRESENTATIONS OR WARRANTIES

Each Licensee is informed of the Patent Rights and the difficult patent situation in the field of RNA interference, and that such Licensee might need additional licenses from Third Parties to have freedom to operate. MI and MPG MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE PATENT RIGHTS, EXPRESS OR IMPLIED, AND THE ABSENCE OF ANY LEGAL OR ACTUAL DEFECTS, WHETHER OR NOT DISCOVERABLE. Specifically, and not to limit the foregoing, MI and MPG make no warranty or representation (i) regarding the merchantability or fitness for a particular purpose of the Patent Rights, (ii) regarding the patentability, validity or scope of the Patent Rights, (iii) that the exploitation of the Patent Rights or any Licensed Product will not infringe any patents or other intellectual property rights of MPG or of a Third Party, and (iv) that the exploitation of the Patent Rights or any Licensed Product will not cause any damages of any kind to a Licensee or a Third Party.

TO THE EXTENT LEGALLY PERMISSIBLE, IN NO EVENT SHALL MI, MPG, THEIR TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGES OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER MI OR MPG SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

ARTICLE 4 – DILIGENCE OBLIGATIONS AND REPORTS

4.1 Development Responsibilities and Due Diligence in the Field

(a) Each Active Licensee shall use commercially reasonable efforts to develop, solely or jointly with its Sublicensees, their respective Licensed Products. Such development includes preclinical and clinical drug development activities, including test method development and stability testing, toxicology, formulation, quality assurance/quality control development, statistical analysis, clinical studies and regulatory affairs, product approval and registration.

(b) In particular, each Active Licensee shall use commercially reasonable efforts, and shall oblige its Affiliates and Sublicensees to use commercially reasonable efforts, to develop their respective Licensed Products in compliance with this Section 4.1, in particular to carry out the following responsibilities:

(i) conduct all clinical trials that are required to obtain Regulatory Approval to manufacture, market and sell their respective Licensed Products worldwide;

(ii) determine the nature and content of. any submissions to Regulatory Authorities that are necessary to obtain approval to manufacture, market and sell their respective Licensed Products worldwide and prepare and file any such submissions; and

(iii) obtain all Regulatory Approvals necessary to manufacture, market and sell their respective Licensed Products worldwide.

4.2 Commercialization Responsibilities and Due Diligence in the Field

(a) Each Active Licensee shall use commercially reasonable efforts to commercialize, solely or jointly with its Sublicensees, their respective Licensed Products. Such commercialization includes the producing, manufacturing, processing, filling, finishing, marketing, promoting, distributing, importing and/or selling of their respective Licensed Products.

(b) In particular, each Active Licensee shall use commercially reasonable efforts, and shall oblige its Affiliates and Sublicensees to use commercially reasonable efforts, to commercialize their respective Licensed Products in compliance with this Section 4.2, in particular to carry out the following responsibilities:

(i) manufacture, or have manufactured, Licensed Products to be used or sold by such Active Licensee, its Affiliates and its Sublicensees for all commercial purposes within the Field, and

(ii) commercialize each of their respective Licensed Products worldwide, following receipt, on a country-by-country basis, of all required Regulatory Approvals.

4.3 Development and Commercialisation Reports in the Field

Each Active Licensee shall furnish, and shall oblige its Affiliates to furnish to such Active Licensee for inclusion in its reports to MI, to MI in writing, semi-annually, within 60 (sixty) days after the end of each calendar half year, with a development and commercialisation report, stating in reasonable detail the activities and the progress of its efforts (including the efforts of its Sublicensees) during the immediately preceding calendar half year to develop and commercialize their respective Licensed Products, on a product-by-product and country-by-country basis. The report shall also contain a discussion of intended development and commercialisation efforts for the calendar half year in which the report is submitted.

4.4 Compliance with Laws

Each Active Licensee shall use, and shall oblige its Affiliates and Sublicensees to use, commercially reasonable efforts to comply with all local, state, federal, and international laws and regulations relating to the development, manufacture, use and sale of Licensed Products.

4.5 Non-Use of Names

Neither a Licensee, nor its Affiliates or Sublicensees, may use the name of “Max Planck Institute”, “Max Planck Society”, “Max-Planck-Innovation” or any variation, adaptation, or abbreviation thereof, or of any of its trustees, officers, faculty, students, employees, or agents, or any trademark owned by any of the aforementioned, in any promotional material or other public announcement or disclosure without the prior written consent of MI or in the case of an individual, the consent of that individual. Each Licensee may disclose the existence of this license in any of its regulatory filings.

4.6 Liability for Affiliates and Sublicensees

If Affiliates of a Licensee develop, manufacture, use and/or sell Licensed Products under the Patent Rights, such Licensee warrants and is liable towards MI that its Affiliates perform this Agreement in accordance with the terms and conditions of this Agreement, and such Licensee shall be responsible and liable for any acts and omissions, e.g., payments and reports, of its Affiliates.

Any sublicense granted by a Licensee under this Agreement is subject to and will be consistent with the terms and conditions of this Agreement. The grant of any such sublicense hereunder will not relieve the sublicensing Licensee of its obligations under this Agreement. In the event of a material default by any sublicensee of a Licensee, such Licensee will inform MI and take commercially reasonable efforts to cause the sublicensee to cure the default or will terminate the sublicense.

4.7 Effect of Failure

In the event that a Licensee or any of its Affiliates has materially failed to fulfill any of such Licensee’s obligations under this Article 4, then MI may treat such material failure as a material breach of such Licensee in accordance with Section 9.6.

ARTICLE 5 – FINANCIAL PROVISIONS

5.1 Upfront Payment

Regulus shall pay to MI an upfront payment of US $400,000 (four hundred thousand United States Dollars), due within 30 days after the Restatement Date.

The Parties acknowledge and agree that such payment will be in complete satisfaction of any and all amounts that may have become due and payable to Ml by any Licensee with respect to Sublicense Consideration received by Regulus prior to the Restatement Date pursuant to any Existing Regulus Sublicense (“Past Regulus Sublicense Consideration”) or any payment made by Regulus to Alnylam and/or Isis with respect to any Past Regulus Sublicense Consideration (“Past Alnylam/Isis Sublicense Consideration”). In consideration of Regulus’ payment in full to MI of such upfront payment, MI, on behalf of itself and MPG, hereby irrevocably waives any claim that any Licensee was obligated to pay to MI and/or MPG any portion of Past Regulus Sublicense Consideration and/or Past Alnylam/Isis Sublicense Consideration, including, without limitation, any claim that the failure by any Licensee to pay MI any portion of Past Regulus Sublicense Consideration and/or Past Alnylam/Isis Sublicense Consideration constituted a breach of any Licensee’s or its Affiliate’s obligations under the Original Agreement or this Agreement. For the avoidance of doubt, such upfront payment shall not be regarded as any kind of satisfaction for any amounts that may become due and payable to MI by any Licensee with respect to Sublicense Consideration (including, without limitation, pursuant to any Existing Regulus Sublicense) received by any Licensee on or after the Restatement Date; such amounts shall be treated according to Section 5.5.

5.2 Milestone Payments

Within 30 days after the first achievement of each of the following milestone events by a Licensed Product, the Licensee that is engaged in the development of such Licensed Product (directly and/or through any of its Affiliates or its Sublicensees) shall pay to MI the corresponding milestone payment set forth in the table below:

Milestone Event	Milestone Payment
[…***…]	US$[…***…]
[…***…]	US$[…***…]
[…***…]	US$[…***…]
[…***…]	US$[…***…]

Each of the above milestone payments for a particular Licensed Product is due and payable by the Licensee that is engaged in the development and commercialization of such Licensed Product.

Initiation of the respective phase of the clinical study shall be deemed to be achieved after the dosing of the first patient (or, in the event of a Phase I Clinical Study, of the first healthy person) in such clinical study.

For each Licensed Product, milestone payments will only be due the first time such Licensed Product achieves such milestone. A Licensed Product will be considered the same Licensed Product as long as it has not been modified in such a way (unless as the result of stabilizing, formulation or delivery technology) that would require the filing of a different IND for such Licensed Product.

5.3 Running Royalties

(a) Licensed Products Covered by Valid Claims

Each Licensee shall pay running royalties to Ml on annual Net Sales by such Licensee, its Affiliates and its Sublicensees of each Licensed Product covered by Valid Claims, at the applicable rate(s) set forth below:

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Incremental Portion of Annual Net Sales	Applicable Royalty Rate
Less than or equal to $100 Million US Dollars	[…***…]%
Between $100 Million US Dollars and $250 Million US Dollars	[…***…]%
Between $250 Million US Dollars and $500 Million US Dollars	[…***…]%
Greater than $500 Million US Dollars	[…***…]%

Annual Net Sales shall be calculated based on the cumulative annual Net Sales of the respective Licensed Product in countries where one or more Valid Claims cover such Licensed Product. For purposes of clarity, examples of royalty calculations are attached hereto as Appendix B.

(b) Licensed Products Covered by Pending Claims

Each Licensee shall pay running royalties to Ml on annual Net Sales by such Licensee, its Affiliates and its Sublicensees of each Licensed Product covered by Pending Claims (and not covered by any Valid Claim), at the applicable rate(s) set forth below:

Incremental Portion of Annual Net Sales	Applicable Royalty Rate
Less than or equal to $100 Million US Dollars	[…***…]%
Between $100 Million US Dollars and $250 Million US Dollars	[…***…]%
Between $250 Million US Dollars and $500 Million US Dollars	[…***…]%
Greater than $500 Million US Dollars	[…***…]%

Annual Net Sales shall be calculated based on the cumulative annual Net Sales of the respective Licensed Product in countries where one or more Pending Claims (but no Valid Claims) cover such Licensed Product.

(c) Applicability. Royalties on Net Sales of a Licensed Product in a country shall be payable either under Section 5.3(a) (if at least one Valid Claim covers such Licensed Product in such country, regardless of whether or not any Pending Claim also covers such Licensed Product in such country) or under Section 5.3(b) (if at least one Pending Claim covers such Licensed Product in such country and no Valid Claim covers such Licensed Product in such country). In no event shall Net Sales of a Licensed Product in a country be subject to royalties under both Section 5.3(a) and Section 5.3(b). No royalties shall be payable with respect to sales of a product in a country if no Valid Claim or Pending Claim covers the manufacture, use or sale of such product in such country. Royalties on Net Sales of a particular Licensed Product shall be due and payable only by the Licensee that is engaged, either directly or through any of its Affiliates or its Sublicensees, in the commercialization of such Licensed Product.

5.4 Reduction of Running Royalties

(a) Third Party Licenses

In the event a Licensee, or any of its Affiliates or its Sublicensees, licenses any patents or patent applications Controlled by a Third Party in order to make, use, or sell a Licensed Product (explicitly excluding, without limitation, any Third Party patents and patent applications

***Confidential Treatment Requested

covering any formulation, stabilization, or delivery technology, or any target for a Licensed Product), the running royalties set forth in Section 5.3(a) or Section 5.3(b), as applicable to such Licensed Product, will be reduced, on a country-by-country and product-by-product basis, from the date running royalties have to be actually paid to such Third Party, by […***…]% of any running royalty owed to a Third Party for the manufacture, use or sale of such Licensed Product, provided however that the running royalties due to MI for such Licensed Product will not be reduced to less than […***…]% of the royalties that would otherwise have been payable under Section 5.3(a) or Section 5.3(b), as applicable, in the absence of this Section 5.4(a). MI has a right to challenge in writing (and in accordance with Section 10.3) whether such Third Party license is required for objective commercial and/or legal reasons and therefore should result in a reduction in the royalties.

(b) Minimum Royalty Floor

The running royalties stated in Section 5.3 shall in no event be reduced by the application of this Section 5.4 to less than a minimum royalty rate of (i) […***…]% ([…***…] percent) for Licensed Products subject to Section 5.3(a), and (ii) […***…]% ([…***…] percent) for Licensed Products subject to Section 5.3(b).

(c) Cumulative Royalties Due to MI

In no event shall the total cumulative running royalty burden of a Licensee for a Licensed Product arising out of this Agreement and any Existing MI Licenses, calculated on a product-by-product and country-by-country basis, exceed […***…]% ([…***…] percent) for such a Licensed Product.

5.5 Sublicense Revenues

(a) Naked Sublicenses

In the event that a Licensee grants a Naked Sublicense to a Third Party pursuant to Section 2.2, such Licensee shall pay to MI […***…]% ([…***…] percent) of the Sublicense Consideration it receives from such Third Party, due within thirty (30) days after receipt; provided, however, that if such Naked Sublicense includes, in addition to the Patent Rights, patents or patent applications Controlled by such Licensee, then such Licensee shall pay to MI […***…]% ([…***…] percent) of that portion of the Sublicense Consideration that is reasonably attributable to the value of the Patent Rights relative to the value of the other patents or patent applications Controlled by such Licensee included in such Naked Sublicense (such relative value of the Patent Rights hereinafter the “Patent Rights Value”). Together with the copy of any Naked Sublicense agreement to be provided to MI according to Section 2.2, such Licensee shall suggest to MI the Patent Rights Value based on a good faith fair market value determination, together with any information reasonably necessary or useful for MI to evaluate such suggestion. If, within 30 days after receipt of the information, MI objects for cause to the suggested Patent Rights Value, Section 10.3 applies.

(b) Platform Alliances

In the event that a Licensee grants a sublicense, or an option to obtain a sublicense, to a Third Party pursuant to Section 2.2 in connection with a Platform Alliance, such Licensee shall pay to MI […***…]% ([…***…] percent) of the Sublicense Consideration it receives from such Third Party, due within thirty (30) days after receipt. For purposes of clarification, the calculation

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of the amount due to MI under this Section 5.5(b) with respect to a Platform Alliance shall be based on the total amount of Sublicense Consideration received by the applicable Licensee from such Third Party with respect to any and all patents and patent applications (including, without limitation, the Patent Rights) Controlled by such Licensee that are included in such Platform Alliance, without regard to (i) any allocation of Sublicense Consideration between the sublicensed Patent Rights, on the one hand, and the other patents or patent applications Controlled by such Licensee that are included in such sublicense, on the other hand (“Other Patents”), that may be set forth in the Platform Alliance agreement or otherwise agreed to by such Licensee and such Third Party, and (ii) any determination by such Licensee, such Third Party or any other person or entity of the value of such sublicensed Patent Rights relative to the value of such Other Patents.

(c) Non-cash Consideration

If a Licensee receives any non-cash Sublicense Consideration, such Licensee shall pay MI, at MI’s election, either (i) a cash payment equal to the fair market value of the Sublicense Consideration, or (ii) the in-kind portion, if practicable, of the Sublicense Consideration.

5.6 Fair Market Value Determination

In the event that, according to this Agreement, a “fair market value” has to be determined, the Party obliged to suggest such fair market value shall provide the other Party in due time with a good faith determination of the fair market value, together with any information necessary or useful to support such determination. The other Party shall have the right to provide the suggesting Party in due time with a counter-determination of the fair market value, which shall include any information necessary or useful to support such counter-determination. If the Parties are unable to agree on a fair market value determination within 30 days after receipt of such counter-determination, Section 10.3 applies.

5.7 Reports

Starting with the first commercial sale of a Licensed Product by or on behalf of a Licensee, its Affiliates or its Sublicensees, within 60 (sixty) days of the end of each calendar half year, such Licensee shall deliver a detailed report to MI for the immediately preceding calendar half year showing at least, on a product-by-product and country-by-country basis, (i) the kind and number of Licensed Products sold by such Licensee, its Affiliates and its Sublicensees, (ii) the gross price charged, (iii) the calculation of Net Sales, and (iv) the resulting running royalties due to MI according to those figures. If no running royalties are due to MI, the report shall so state.

5.8 Payments

(a) Accounting and Payments

Running royalties shall be payable for each calendar half year, and shall be due to MI within 60 (sixty) days of the end of each calendar half year.

(b) Method of Payment

All payments under this Agreement shall be made payable to “Max-Planck-Innovation GmbH” to the following account: […***…]; account number

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[…***…]; bank code […***…]; SWIFT address: […***…]. Each payment shall reference this Agreement and the obligation under this Agreement that the payment satisfies.

(c) Payments in US Dollars

All payments due under this Agreement shall be payable in US Dollars and, if legally required, shall be paid with the additional value added tax. Conversion of foreign currency to US Dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the relevant calendar half year. Such payments shall be without deduction of exchange, collection, or other charges, except for deduction of withholding or similar taxes. The Parties shall use all reasonable and legal efforts to reduce tax withholding on payments made to MI hereunder. Notwithstanding such efforts, if a Licensee concludes that tax withholdings under the laws of any country are required with respect to payments to MI, such Licensee shall withhold the required amount and pay it to the appropriate governmental authority. In such a case, such Licensee will promptly provide MI with original receipts or other evidence reasonably desirable and sufficient to allow MI to document such tax withholdings adequately for purposes of claiming foreign tax credits and similar benefits.

(d) Late Payments

Any payments that are not paid on or before the date such payments are due under this Agreement shall bear Interest on arrears at […***…]% ([…***…] percentage points) per year.

5.9 Bookkeeping and Auditing

Each Licensee is obliged to keep, and shall oblige its Affiliates and its Sublicensees to keep, complete and accurate books on any reports and payments due to MI under this Agreement, which books shall contain sufficient information to permit MI to confirm the accuracy of any reports and payments made to MI. MI, or MI’s appointed agents, is authorized to check the books of each Licensee, and, upon MI’s request, each Licensee, or agents appointed by such Licensee, shall check the books of such Licensee’s Affiliates and Sublicensees for MI, once a year. The charges for such a check shall be borne by MI. Once Ml has checked a particular year, it cannot subsequently re-check such year. In the event that such check of a Licensee’s or its Affiliates’ or its Sublicensees’ books reveals an underpayment in excess of 5% (five percent), the audited Licensee shall bear the full cost of such check and shall remit any amounts due to MI within thirty days of receiving notice thereof from MI, together with interest calculated in the manner provided in Section 5.8(d).

The right of auditing by MI under this Section shall expire three years after each report or payment has been made. Sublicenses granted by a Licensee shall provide that such Licensee shall have the right to check the books of its Sublicensees according to this Section 5.9.

5.10 No Refund

All payments made by a Licensee (or, as the case may be, by its Affiliates and Sublicensees) under this Agreement are nonrefundable and noncreditable against each other.

***Confidential Treatment Requested

ARTICLE 6 – PATENT PROSECUTION AND INFRINGEMENT

6.1 Responsibility for Patent Rights

MI shall, in its sole discretion, apply for, seek issuance of, maintain, or abandon the Patent Rights during the Term. MI shall (i) keep each Active Licensee reasonably informed as to the filing, prosecution, maintenance and abandonment of the Patent Rights, (ii) furnish each Active Licensee copies of documents relevant to any such filing, prosecution maintenance and abandonment, and (iii) allow each Active Licensee reasonable opportunity to timely comment and advise on patent attorneys to be used and on documents to be filed with any patent office which would affect the Patent Rights in the Field, and (iv) give good faith consideration to the comments and advice of each Active Licensee.

Each Active Licensee shall cooperate in good faith with MI, in order to allow MI to implement, together with the Diagnostic Licensees, a joint strategy relating to the filing, prosecution and maintenance of the Patent Rights.

Each Active Licensee and MI shall cooperate, if necessary and appropriate, with each other in gaining patent term extension wherever applicable to the Patent Rights, and shall use reasonable efforts to agree upon a joint strategy relating to patent term extensions.

6.2 Patent Costs

Effective as of the Restatement Date and thereafter during the Term, the Active Licensee(s) shall pay to MI, on a country-by-country basis, in the aggregate […***…]% of all fees and costs, including attorneys fees, relating to the filing, prosecution, maintenance and extension of the Patent Rights, which MI incurs during the Term. For the avoidance of doubt, such […***…]% share shall apply as long as all four Diagnostic Licenses remain in effect; in the event that one or more of the Diagnostic Licenses is terminated, the share to be paid by the Active Licensee(s) shall be increased to in the aggregate […***…]%, unless all four Diagnostic Licenses are again in full force and effect. If there is more than one Active Licensee, then the obligation to pay such […***…]% share (or […***…]% share, as applicable) shall be divided equally between or among such Active Licensees. MI shall decide, in its sole discretion, if the fees and costs due pursuant to this Section 6.2 shall be paid directly by the Active Licensee(s) to the creditor, or if the Active Licensee(s) shall reimburse MI for all amounts due pursuant to this Section 6.2 within 30 (thirty) days after receiving MI’s respective invoice.

In the event that an Active Licensee wishes to cease payment for any of the Patent Rights, such Active Licensee shall notify MI thereof in writing (with a copy to each other Licensee) in due time, at least 3 months prior to any deadline. MI shall have the right to continue payment for such Patent Rights in its own discretion and at its own expense. In any event, such Patent Rights shall no longer be covered by this Agreement with respect to the ceasing Active Licensee from the date such Active Licensee informs MI of its cessation of payments.

6.3 Infringement of Patent Rights by Third Party

A Licensee shall promptly inform MI in writing if such Licensee becomes aware of any suspected or actual infringement of the Patent Rights by any Third Party, and of any available evidence thereof.

***Confidential Treatment Requested

Subject to the right of an Active Licensee to join in the prosecution of infringements set forth below, MI shall have the right, but not the obligation, to prosecute (whether judicial or extrajudicial) in its own discretion and at its own expense, all infringements of the Patent Rights. The total costs of any such sole infringement action shall be borne by MI, and MI shall keep any recovery or damages (whether by way of settlement or otherwise) derived therefrom. In any such infringement suits, each Licensee shall, at Ml’s expense, cooperate with MI in all respects.

Each Licensee shall have the right at its sole discretion to join MI’s prosecution of any infringements of the Patent Rights, provided that to the extent the infringing activity competes with a Licensed Product being commercialized by an Active Licensee, then only such Active Licensee shall be permitted to join MI’s prosecution of such infringement. In any such joint infringement suits, MI and joining Active Licensee(s) will cooperate in all respects. MI and the joining Active Licensee(s) will agree in good faith on the sharing of the total cost of any such joint infringement action and the sharing of any recovery or damages derived therefrom.

In the event that MI decides not to prosecute infringements of the Patent Rights, neither solely nor jointly with any Licensee(s), MI shall offer to the Licensee(s) the right to prosecute (whether jointly by two or more Licensees or solely by one Licensee) any such infringement in their own discretion and at their own expense, provided that to the extent the infringing activity competes with a Licensed Product being commercialized by an Active Licensee, then only such Active Licensee shall have the right to prosecute such infringement. Ml shall, at the expense of the prosecuting Licensee(s), cooperate. The total cost of any such infringement action shall be borne by the prosecuting Licensee(s), and the prosecuting Licensee(s) shall keep any recovery or damages derived therefrom.

In the event that a Party prosecuting infringements according to this Section 6.3 intends to make any arrangements with the infringer to settle the infringement (such as granting a license or entering a settlement agreement), any such arrangement needs the prior written approval of each other Party, which shall not unreasonably be withheld. Any sublicense granted by any Licensee to a Third Party infringer shall be regarded and treated as a Naked Sublicense under this Agreement.

ARTICLE 7 – INDEMNIFICATION AND INSURANCE

7.1 Indemnification

Each Licensee shall indemnify, defend, and hold harmless MI, MPG and their trustees, officers, faculty, students, employees, and agents and their respective successors, heirs and assigns (collectively the “Indemnitees”), against any and all claims, suits, actions (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis), demands, judgments, liabilities, losses, damages, costs, fees or expenses (collectively, “Claims”) incurred by or imposed upon any of the Indemnitees to the extent resulting from or arising out of (i) any use of the Patent Rights by such Licensee, or its Affiliates and Sublicensees, or (ii) any product, process, or service that is developed, made, used, sold, or performed by such Licensee, or its Affiliates and Sublicensees, pursuant to any right or license granted under this Agreement, or (iii) any use by end users and other Third Parties of any such Licensee’s, or its Affiliates’ and Sublicensees’, products, processes or services.

7.2 Procedures

The Indemnitees agree to provide written notice of any Claims to the Licensee from which indemnification is sought under this Agreement (an “Indemnifying Licensee”) within 30 days after the Indemnitees have knowledge of such Claims.

The Indemnifying Licensee agrees, at its own expense, to provide attorneys reasonably acceptable to MI to defend against any such Claims; provided, however, that any Indemnitee shall have the right to retain its own counsel, at its own expense, if representation of such lndemnitee by the counsel retained by the Indemnifying Licensee would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other Party represented by such counsel.

The Indemnitees shall (i) permit the Indemnifying Licensee to assume full responsibility to investigate, prepare for and defend against any such Claims (including all decisions relative to litigation, appeal, and settlement), and (ii) assist the Indemnifying Licensee at the Indemnifying Licensee’s expense, in the investigation, preparation and defense of any such Claims, and (iii) not compromise or settle such Claims without the prior consent of the Indemnifying Licensee.

The Indemnifying Licensee shall keep MI informed of the progress in the defense and disposition of such Claims, and to consult with MI with regard to any proposed settlement.

7.3 Insurance

Each Licensee shall obtain and carry in full force and effect commercial general liability insurance, including product liability and errors and omissions insurance, which shall protect such Licensee and the Indemnitees with respect to events covered by Section 7.1 above. The limit of insurance shall not be less than […***…] US$ ([…***…] US Dollars) per incident and […***…] US$ ([…***…] US Dollars) aggregate. Upon request, a Licensee shall provide MI with certificates of insurance evidencing compliance with this Section 7.3.

ARTICLE 8 – CONFIDENTIALITY

8.1 Confidentiality Obligation

This Agreement and any Confidential Information disclosed to a Party under this Agreement by another Party shall be treated confidential by the Receiving Party during the Term and for 5 (five) years thereafter. The Receiving Party shall not use the Confidential Information for any purposes other than those necessary to directly further the purpose of this Agreement.

8.2 Permitted Disclosures

A Party may disclose Confidential Information received from a Disclosing Party under this Agreement:

(a) to Regulatory Authorities in connection with IND or NDA filings, provided that such disclosures may be made only to the extent reasonably necessary to make such filings;

***Confidential Treatment Requested

(b) to Affiliates, Sublicensees, agents, consultants, attorneys and/or other Third Parties for the development, manufacturing and/or marketing of Licensed Products (or for such parties to determine their interest in performing such activities) in accordance with this Agreement on the condition that such Affiliates, Sublicensees and Third Parties agree to be bound by the confidentiality obligations contained in this Agreement;

(c) if such disclosure is required by law or regulation (including without limitation by rules or regulations of any securities exchange), provided that prior to such disclosure, the obligated Party promptly notifies the Disclosing Party of such requirement, and provided further that the obligated Party will furnish only that portion of the Disclosing Party’s Confidential Information that it is legally required to furnish.

Regarding the disclosure of this Agreement, (i) each Licensee may disclose a copy of this Agreement on a confidential basis to prospective lenders and investors, and a mutually agreed upon redacted copy of this Agreement on a confidential basis to prospective collaborators or as part of any regulatory filing, and (ii) MI may disclose a copy of this Agreement on a confidential basis to MPG.

ARTICLE 9 – TERM AND TERMINATION

9.1 Term

This Agreement shall commence on the Effective Date and shall remain in effect until the expiration or abandonment of all issued patents and filed patent applications within the Patent Rights, unless earlier terminated in accordance with the provisions of this Agreement.

9.2 Voluntary Termination by Licensee

Each Licensee shall have the right to terminate this Agreement, for any reason, (i) upon at least 3 (three) months prior written notice to MI and the other Licensees, such notice to state the date at least 3 (three) months in the future upon which termination is to be effective, and (ii) upon payment of all amounts due by such Licensee to MI accrued prior to such termination effective date. Termination of this Agreement by a Licensee shall not be deemed to terminate this Agreement for any other Licensee.

9.3 Cessation of Business

If a Licensee ceases to carry on its business related to this Agreement, the ceasing Licensee has to inform MI thereof immediately; and in such event, the ceasing Licensee and MI shall each have the right to terminate this Agreement immediately upon written notice to each other.

9.4 Change of Ownership

In the event of a Change of Control (defined below) of a Licensee, such Licensee shall provide MI, upon MI’s request, with written reports in reasonable detail on the actual and intended future activities of such Licensee to develop and commercialize Licensed Products. If the reports are not provided to MI in due time and/or in sufficient detail, after 60 days written notice from MI, such failure will be a material breach under Section 9.6, and MI shall have the right to terminate this Agreement with respect to such breaching Licensee in accordance with the procedures set forth in Section 9.6. Such Licensee shall inform MI promptly of the implementation of any such assignment or transfer. For purposes of this Section, “Change of Control” shall mean any transaction or series of related transactions to which a Licensee is a party in which 50% or more of the issued and outstanding shares of such Licensee are assigned or transferred to a Third Party; but excluding: (i) any public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended; and (ii) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by such Licensee or indebtedness of such Licensee is cancelled or converted, or a combination thereof.

9.5 Attack on Patent Rights

MI shall have the right to terminate this Agreement with respect to a Licensee upon 30 days prior written notice to such Licensee, if such Licensee or any of its Affiliates attacks, or has attacked or supports an attack through a Third Party, on the validity of any of the Patent Rights.

9.6 Termination for Default

In the event a Licensee fails to pay any amounts due and payable to MI hereunder, and fails to make such payments within 30 (thirty) days after receiving written notice of such failure, MI may terminate this Agreement with respect to the breaching Licensee immediately upon written notice to such Licensee. Notwithstanding the foregoing, in the event a Licensee commits a material breach of its obligations under this Agreement, and fails to cure that breach within 60 (sixty) days after receiving written notice thereof, MI may terminate this Agreement with respect to the breaching Licensee immediately upon written notice to such Licensee.

9.7 Effect of Termination

Any termination according to this Article 9 shall only terminate this Agreement between MI and the affected Licensee, and it shall remain in full force and effect between MI and the non-affected Licensees. For purposes of clarification, a breach by one Licensee will not equal a breach by any other Licensee.

The following provisions shall survive the expiration or termination of this Agreement: Article 1, Article 3, Article 7, Article 8 and Article 10 and Sections 5.7, 5,8, 5.9, 5.10 and 9.7. In no event shall termination or expiration of this Agreement release any Party of any obligation accruing prior to such termination or expiration, including, without limitation, the obligation to pay any amounts that became due by such Party (or its Affiliates and Sublicensees) on or before the effective date of termination or expiration.

In the event that any license granted to a Licensee under this Agreement is terminated, any sublicense under such license granted prior to termination of said license shall remain in full force and effect, provided that (i) the Sublicensee is not then in breach of its sublicense agreement, and (ii) the Sublicensee agrees, in writing within thirty (30) days after the effective date of termination, to be bound to MI as licensor under the terms and conditions of the sublicense agreement, provided that MI shall have no other obligation than to leave the sublicense granted by such Licensee in place.

9.8 Bankruptcy

This Agreement shall terminate automatically as to a Licensee upon (i) the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings by or against such Licensee, or (ii) the assignment of a substantial portion of the assets of such Licensee for the benefit of creditors; provided, however, in the case of any involuntary bankruptcy proceeding such automatic termination will only become effective if the affected Licensee consents to the involuntary bankruptcy, or such proceeding is not dismissed within 90 (ninety) days of the filing thereof.

ARTICLE 10 – MISCELLANEOUS

10.1 Notice

Any notices required or permitted under this Agreement shall be in English and in writing (by certified or registered mail, or through a major overnight courier, or by facsimile), shall specifically refer to this Agreement, and shall be sent to the following addresses or facsimile numbers of the Parties:

If to MI:	Max-Planck-Innovation GmbH Amalienstrasse 33 D-80799 Muenchen/Germany Fax: +49/89/290919-99

If to Alnylam:	Alnylam Pharmaceuticals, Inc. 330 Third Street Cambridge, MA 02142, USA Fax; +1-617-551-8101

If to Isis:	Isis Pharmaceuticals, Inc. 1896 Rutherford Road Carlsbad, CA 92008, USA Fax: +1-760-931-3861

If to Regulus:	Regulus Therapeutics Inc. 3545 John Hopkins Ct. San Diego, CA 92121, USA Fax: +1-858-202-6363

A Party may change its contact information immediately upon written notice to the other Parties in the manner provided in this Section.

10.2 Governing Law

This Agreement will be governed by and construed under the laws of the State of New York, USA without giving effect to its conflict of laws rules. Questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.

10.3 Dispute Resolution

(a) The Parties recognize that disputes may from time to time arise between the Parties during the Term. In the event of such a dispute, a Party, by written notice to the affected other Party, may have such dispute referred to the Parties’ respective officers or directors designated below or their successors, for attempted resolution by good faith negotiations within 30 days after such notice is received. Said designated officers or directors are as follows:

For Isis:	Chief Operating Officer
For Alnylam:	President of Board of Directors
For Regulus:	Chief Executive Officer
For MI:	Managing Director

(b) In the event the designated officers or directors are not able to resolve such dispute during such 30-day period, then each affected Party may initiate arbitration under the Commercial Arbitration Rules of the American Arbitration Association. The venue for the arbitration procedure shall be London, United Kingdom, the language shall be English, and the panel shall consist of three arbitrators appointed in accordance with such arbitration rules. The award of the arbitrators shall be the sole and exclusive remedy between the affected Parties regarding any such dispute. An award rendered in connection with an arbitration pursuant to this Section 10.3 shall be final and binding upon the affected Parties, and any judgment upon such award may be enforced in any court of competent jurisdiction

(c) In the event of a dispute relating to

(i) whether a Licensed Product would, absent the license granted hereunder, infringe the Patent Rights, or

(ii) whether a Licensed Product is sold in a combination product form, or

(iii) whether a Licensed Product is covered by Existing MI Licenses, or

(iv) whether a Third Party license is required in order to make, use, or sell a Licensed Product, or

(v) the determination of a Patent Rights Value in the event of Naked Sublicenses for pooled technologies, or

(vi) the determination of a fair market value,

(I) the disputing Parties shall, in connection with their attempt according to Subsection (a) above to resolve such disputes, include or involve experienced Third Parties appointed by them (e.g. certified public accountants, patent attorneys, lawyers) in their good faith negotiations and (II) in rendering judgment, the arbitrators will be instructed by the Parties that they can only select from between the proposals for resolution of the relevant issue presented by each Party, and not any other proposal.

(d) Nothing in this Section 10.3 shall be construed as limiting in any way the right of a Party to seek an injunction or interlocutory relief with respect to any actual or threatened breach of this Agreement.

10.4 Assignment and Transfer

This Agreement is personal to each Licensee, and neither this Agreement no any rights or obligations may be assigned or otherwise transferred by a Licensee to a Third Party without the prior written consent of MI. Notwithstanding the foregoing, a Licensee may assign this Agreement to a Third Party in connection with the merger, consolidation, or sale of all or substantially all of such Licensee’s assets or that portion of such Licensee’s business to which this Agreement relates; provided, however, that this Agreement shall immediately terminate if the proposed Third Party assignee fails to agree in writing to be bound by the terms and conditions of this Agreement on or before the effective date of assignment. After the effective date of assignment, the Third Party assignee shall provide MI, upon MI’s request, with written reports in reasonable detail on the actual and intended future activities of the Third Party assignee to develop and commercialize Licensed Products. If the Third Party assignee does not maintain a program to develop and commercialize Licensed Products that is substantially similar or greater in scope to the program of the assigning Licensee after the effective date of assignment, then MI has the right to limit the scope of the co-exclusive license granted under this Agreement to such Licensed Products actually covered by the program of the Third Party assignee.

10.5 Amendment and Waiver

This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by all Parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

10.6 Severability

Should one or more of the provisions of this Agreement be held void, invalid or unenforceable under applicable law, the remaining provisions of this Agreement will not cease to be effective. The Parties shall negotiate in good faith to replace such void, invalid or unenforceable provision by a new provision which reflects, to the extent possible, the original intent of the Parties.

10.7 Headings

All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

10.8 Entire Agreement

This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof, and any previous agreements and understandings, whether oral or written, made by the Parties on the same subject matter, including, without limitation, the Original Agreement, are expressly superseded by this Agreement.

10.9 Force Majeure

No Party will be deemed to be in default of this Agreement for failure or delay of the performance of its obligations or attempts to cure any breach of this Agreement, when such failure or delay is caused by or results from causes beyond the reasonable control of or not reasonably avoidable by such Party, including, without limitation, embargoes, acts of war, strikes, lockouts or other labor disturbances, or acts of God. The affected Party will notify the other Parties of such force majeure circumstances as soon as reasonably practical and will make every reasonable effort to mitigate the effects of such force majeure circumstances. In case of such a force majeure event, the time for performance or cure will be extended for the period equal to the duration of such force majeure event, but not in excess of three (3) months.

10.10 Relationship of the Parties

It is expressly agreed that MI and the Licensees will be independent contractors and that the relationship among the Parties and among the Licensees will not constitute a partnership, joint venture or agency. Specifically, and not to limit the foregoing, (i) the rights and obligations contained in this Agreement shall, except as expressly stated otherwise, apply to the Licensees severally, and (ii) no Licensee will have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding on any other Licensee.

10.11 Press release

Each Party may make public announcements with respect to the nature and general subject matter of this Agreement. Each Party shall provide to the other Parties a copy of any such public announcement as soon as reasonably practicable under the circumstances, but not less than one week, prior to its scheduled release. The other Parties shall have the right to review and recommend changes to any announcement, and the Party whose press release has been reviewed shall in good faith consider any changes that are timely recommended by the reviewing Parties.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

MAX-PLANCK-INNOVATION GMBH		ALNYLAM PHARMACEUTICALS, INC.

By:	/s/ Joern Erselius	By:	/s/ John Maraganore
Name:	Dr. Joern Erselius	Name:	John Maraganore
Title:	Managing Director	Title:	Chief Executive Officer

Date:	12 April 2011	Date:

ISIS PHARMACEUTICALS, INC.		REGULUS THERAPEUTICS INC.

By:	/s/ B. Lynne Parshall	By:	/s/ Kleanthis G. Xanthopoulos
Name:	B. Lynne Parshall	Name:	Kleanthis G. Xanthopoulos, Ph.D.
Title:	Chief Operating Officer	Title:	President and Chief Executive Officer

Date:	April 18, 2011	Date:	11 April 2011

APPENDIX A

PATENT RIGHTS

Country	Serial Number	Filing Date	Patent Number	Issue Date	Title

[…***…]	[…***…]	[…***…]			[…***…]

[…***…]	[…***…]	[…***…]			[…***…]

[…***…]	[…***…]	[…***…]			[…***…]

[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

[…***…]	[…***…]	[…***…]			[…***…]

[…***…]	[…***…]	[…***…]			[…***…]

[…***…]	[…***…]	[…***…]			[…***…]

[…***…]	[…***…]	[…***…]			[…***…]

[…***…]	[…***…]	[…***…]			[…***…]

[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

[…***…]	[…***…]	[…***…]			[…***…]

[…***…]	[…***…]	[…***…]			[…***…]

[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

[…***…]	[…***…]	[…***…]			[…***…]

[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

[…***…]	[…***…]	[…***…]			[…***…]

[…***…]	[…***…]	[…***…]			[…***…]

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APPENDIX B

ROYALTY EXAMPLES

Example 1:

If the Net Sales of a Licensed Product covered by a Valid Claim for a particular year where US$300 Million, the royalties would be calculated as follows:

Portion of Royalties		Applicable Rate	Extended
First	$100,000,000	[…***…]%	[…***…]
Next	$150,000,000	[…***…]%	[…***…]
Next	$50,000,000	[…***…]%	[…***…]
Total	$300,000,000		$ […***…]

Example 2:

If the Net Sales of a Licensed Product covered by a Pending Claim for a particular year where US$550 Million, the royalties would be calculated as follows:

Portion of Royalties		Applicable Rate	Extended
First	$100,000,000	[…***…]%	[…***…]
Next	$150,000,000	[…***…]%	[…***…]
Next	$250,000,000	[…***…]%	[…***…]
Next	$50,000,000	[…***…]%	[…***…]
Total	$500,000,000	[…***…]%	$ […***…]

***Confidential Treatment Requested

Exhibit 10.29

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

NYU-REGULUS

LICENSE AGREEMENT

This Agreement, effective as of March 28, 2011 (the “Effective Date”), is by and between:

NEW YORK UNIVERSITY (hereinafter “NYU”), a corporation organized and existing under the laws of the State of New York and having a place of business at 70 Washington Square South, New York, New York 10012

AND

Regulus Therapeutics Inc. (hereinafter “CORPORATION”), a corporation organized and existing under the laws of the State of Delaware having its principal office at 3545 John Hopkins Ct., San Diego, CA 92121-1121.

RECITALS

WHEREAS, Dr. Kathryn Moore and Dr. Carlos Fernandez-Hernando of NYU (hereinafter “the NYU Scientists”) have made certain inventions relating to microRNA 33, metabolic disorders, and atherosclerosis, all as more particularly described in U.S. patent applications US provisional patent application number […***…], filed […***…], and US provisional patent application number […***…], filed […***…], both titled “[…***…]” owned by NYU (hereinafter “the Pre-Existing Patent Applications”);

WHEREAS, subject to the terms and conditions hereinafter set forth, NYU is willing to grant to CORPORATION and CORPORATION is willing to accept from NYU the License (as hereinafter defined);

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereto hereby agree as follows:

1. Definitions.

1.01. “Affiliate” shall mean any company or other legal entity which controls, or is controlled by, or is under common control with, CORPORATION; control means the holding of twenty five and one tenth percent (25.1%) or more of (i) the capital and/or (ii) the voting rights and/or (iii) the right to elect or appoint directors.

1.02. “Calendar Year” shall mean any consecutive period of twelve months commencing on the first day of January of any year.

1.03. “Date of First Commercial Sale” shall mean the date on which a Licensed Product is first offered for sale by CORPORATION or an Affiliate or sublicensee of CORPORATION.

1.

***Confidential Treatment Requested

1.04. “Dominant Patent” shall mean a patent CORPORATION would be required to license to practice the Therapeutic Claims in the NYU Patents.

1.05. “Field” shall mean the prophylactic or therapeutic reduction of microRNA 33 levels or activity for the treatment or prevention of metabolic disorders or atherosclerotic plaque in humans.

1.06. “License” shall mean the exclusive worldwide license to practice the NYU Patents (as hereinafter defined) for the development, manufacture, use and sale of the Licensed Products (as hereinafter defined) in the Field.

1.07. “Licensed Products” shall mean all products in-the Field, covered by a claim of any unexpired NYU Patent (as hereinafter defined) which has not been disclaimed or held invalid by a court of competent jurisdiction from which no appeal can be taken.

1.08. “Net Sales” shall mean the total amount invoiced in connection with sales of the Licensed Products to any person or entity that is not an Affiliate or a sublicensee of CORPORATION under the License, after deduction of all the following to the extent applicable to such sales;

i)	all trade, case and quantity credits, discounts, refunds or rebates;

ii)	allowances or credits for returns;

iii)	sales taxes (including value-added tax);

provided that such deductions do not in the aggregate exceed five percent (5%) of such sales.

1.09. “NYU Patents” shall mean the Pre-Existing Patent Applications, and any non-provisional or foreign patent applications claiming priority thereto, and any divisions, continuations, and continuations-in-part thereof, and any patents issuing thereon, and any reissues, renewals and extensions thereof.

1.10. “Therapeutic Claims” shall mean any claims on a method of treating or preventing a disease or a composition of matter of a therapeutic or prophylactic product contained in the NYU Patents.

2. Effective Date.

This Agreement shall be effective as of the Effective Date and shall remain in full force and effect until it expires or is terminated in accordance with Section 13 hereof.

3. Title.

3.01. Subject to the License granted to CORPORATION hereunder, it is hereby agreed that all right, title and interest, in and to the NYU Patents, shall vest solely in NYU.

2.

3.02. For so long as each NYU Scientist is employed by NYU, any and all inventions made by such NYU Scientist and relating to the Field shall be owned solely by NYU.

4. Patents and Patent Applications.

4.01. Upon the issuance of any Therapeutic Claims of an NYU Patent, CORPORATION shall pay NYU a one-time, non-refundable, non-creditable license fee of twenty five thousand dollars ($25,000).

4.02. At the initiative of CORPORATION or NYU, the parties shall consult with each other regarding the prosecution of all patent applications within the NYU Patents. Such patent applications shall be filed, prosecuted and maintained by a Law firm jointly selected by NYU and CORPORATION. Copies of all such patent applications and patent office actions shall be forwarded to each of NYU and CORRORATION. NYU and CORPORATION shall each also have the right to have such patent applications and patent office actions independently reviewed by other patent counsel separately retained by NYU or CORPORATION and at such party’s expense, upon prior notice to and consent of the other party, which consent shall not unreasonably be withheld.

4.03. All applications and proceedings with respect to the NYU Patents shall be filed, prosecuted and maintained by NYU at the expense of CORPORATION. Against the submission of invoices, CORPORATION shall reimburse NYU for all reasonable costs and fees incurred by NYU during the term of this Agreement, in connection with the work authorized by the parties pertaining to the filing, maintenance, prosecution, protection and the like of the NYU Patents.

4.04. If at any time during the term of this Agreement, CORPORATION decides that it is undesirable, as to one or more countries, to prosecute or maintain any patents or patent applications within the NYU Patents, it shall give prompt written notice thereof to NYU, and upon receipt of such notice CORPORATION shall be released from its obligations to bear all of the expenses to be incurred thereafter as to such countries in conjunction with such patent(s) or patent application(s) and such patent(s) or application(s) shall be deleted from the NYU Patents and NYU shall be free to grant rights in and to the NYU Patents in such countries to third parties, without further notice or obligation to CORPORATION, and the CORPORATION shall have no rights whatsoever to exploit the NYU Patents in such countries.

4.05. Nothing herein contained shall be deemed to be a warranty by NYU that

i) NYU can or will be able to obtain any patent or patents on any patent application or applications in the NYU Patents or any portion thereof, or that any of the NYU Patents will afford adequate or commercially worthwhile protection, or

ii) that the manufacture, use, or sale of any element of the NYU Patents or any Licensed Product will not infringe any patent(s) of a third party.

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4.06. CORPORATION and any Affiliates and sublicensees of CORPORATION shall insure that they apply patent markings that meet all requirements of U.S. law, 35 U.S.C. § 287, with respect to all Licensed Products.

5. Grant of License.

5.01. Subject to the terms and conditions hereinafter set forth, NYU hereby grants to CORPORATION and CORPORATION hereby accepts from NYU the License.

5.02. NYU reserves the right to use, and to permit other non-profit academic institutions to use, the NYU Patents for educational and research purposes.

5.03. The parties acknowledge that the United States government retains rights in intellectual property funded under any grant or similar contract with a Federal agency. The License is expressly subject to all applicable United States government rights, including, but not limited to, any applicable requirement that products, which result from such intellectual property and are sold in the United States, must be substantially manufactured in the United, States.

5.04. The License granted to CORPORATION in Section 5.01 hereto shall commence upon the Effective Date and shall remain in force on a country-by-country basis, if not previously terminated under the terms of this Agreement, until the expiration date of the last to expire of the NYU Patents in such country. CORPORATION shall inform NYU in writing of the Date of First Commercial Sale with respect to each Licensed Product in each country as soon as practicable after the making of each such first commercial sale.

5.05. CORPORATION shall be entitled to grant sublicenses under the License on terms and conditions in compliance and not inconsistent with the terms and conditions of this Agreement (except that the rate of royalty may be at higher rates than those set forth in this Agreement) (i) to an Affiliate or (ii) to other third parties for consideration and in an arms-length transaction. All sublicenses shall only be granted by CORPORATION under a written agreement, a copy of which shall be provided by CORPORATION to NYU as soon as practicable after the signing thereof. CORPORATION may redact the copy provided to NYU to remove confidential information so long as such redactions will not prevent NYU’s reasonable determination as to (i) whether such sublicense was entered into in accordance with this Agreement, and (ii) the consideration due to NYU from such sublicense. Each sublicense granted by CORPORATION hereunder shall be subject and subordinate to the terms and conditions of this License Agreement and shall contain (inter-alia) the following provisions:

(1) the sublicense shall expire automatically on the termination of the License;

(2) the sublicense shall not be assignable, in whole or in part;

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(3) the sublicensee shall not grant further sublicenses; and

(4) both during the term of the sublicense and thereafter the sublicensee shall agree to a confidentiality obligation similar to that imposed on CORPORATION in Section 9 below, and that the sublicensee shall impose on its employees, both during the terms of their employment and thereafter, a similar undertaking of confidentiality; and

(5) the sublicense agreement shall include the text of Sections 11 and 12 of this Agreement and shall state that NYU is an intended third party beneficiary of such sublicense agreement for the purpose of enforcing such indemnification and insurance provisions.

6. Payments for License.

6.01. In consideration for the grant and during the term of the License with respect to each Licensed Product, CORPORATION shall pay to NYU:

(a) CORPORATION will pay to NYU a one-timer, non-creditable, nonrefundable license issue fee of $25,000.00 within 45 days after full execution of this Agreement and presentation by NYU of an invoice for such amount;

(b) upon the achievement of the following technical milestones and the issuance of any Therapeutic Claim in an NYU Patent, with respect to each Licensed Product, provided that with respect to any Therapeutic Claim which is a composition of matter claim, such composition of matter claim covers the Licensed Product achieving the technical milestone the payments as indicated below:·

Milestone Payments

i) […***…]	$[…***…]
ii) […***…]	$[…***…]
iii) […***…]	$[…***…]
[…***…]	$[…***…]

If a particular technical milestone is achieved before the issuance of a Therapeutic Claim, then the milestone payment for such milestone will be made upon issuance of a Therapeutic Claim. If a Therapeutic Claim issues before a particular technical milestone, then the milestone payment for such milestone will be made upon achievement of such technical milestone.

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(c) a royalty of […***…] percent ([…***…]%) of the Net Sales of CORPORATION and each Affiliate and sublicensee of CORPORATION. If there is a Dominant Patent for miRNA 33 which cover a Licensed Product in a particular country, royalties on such Licensed Product shall be reduced to […***…] percent ([…***…]%) in such country, during the period in which such dominant patent is in force. If no such dominating patent is in force, and CORPORATION is required to make royalty payments to a third party in order to manufacture, use or sell a particular Licensed Product, then the amount of royalties due to NYU on such Licensed Product will be reduced by an amount equal to fifty percent (50%) of the royalty owed to such third party for such Licensed Product during the same period, but such royalty shall not be reduced to less than […***…] percent ([…***…]%) of the Net Sales of CORPORATION and each Affiliate and sublicensee of CORPORATION.

(d) a percentage of any consideration, monetary or otherwise (not including, however, consideration received for royalties on net sales, amounts representing the reimbursement of out-of—pocket costs and expenses for future research and development of Licensed Products under a written agreement including a research plan: and budget, or any equity investment by a Sublicensee in the CORPORATION at fair market value), received by CORPORATION and allocated to a microRNA 33 program from a sublicensee of CORPORATION (not being a Affiliate) under the terms of, or as a consideration for the grant of, a sublicense of any rights or for grant of an option to acquire such a sublicense as indicated below. Consideration received from a sublicensee shall be allocated equally among the bona fide microRNA programs included in such sublicense.

Date Sublicense or Option to Sublicense is Signed	Percentage to NYU
[…***…]	[…***…]%
[…***…]	[…***…]%
[…***…]	[…***…]%
[…***…]	[…***…]%

If, in order to manufacture, use or sell the Licensed Product, a sublicensee is required to either license or sublicense other patents from CORPORATION, then the percentages above shall be reduced based upon the comparable values reasonably attributable to such other CORPORATION and/or CORPORATION licensed patents and the NYU Patents, provided that such

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percentages shall be no less than […***…] percent ([…***…]%) of the percentages above (i.e. […***…]%, […***…]%, […***…]%, or […***…]% respectively).

6.02. For the purpose of computing the royalties due to NYU hereunder, the year shall be divided into four parts ending on March 31, June 30, September 30, and December 31. Not later than sixty (60) days after each December, March, June, and September in each Calendar Year during the term of the License, CORPORATION shall submit to NYU a full and detailed report of royalties or payments due NYU under the terms of this Agreement for the preceding quarter year (hereinafter “the Quarter-Year Report”), setting forth the Net Sales and/or lump sum payments and all other payments or consideration from sublicensees upon which such royalties are computed and including at least ·

i) the quantity of Licensed Products used, sold, transferred or otherwise disposed of;

ii) the selling price of each Licensed Product;

iii) the deductions permitted under subsection 1.08 hereof to arrive at Net Sales; and

iv) the royalty computations and subject of payment.

If no royalties or other payments are due, a statement shall be sent to NYU stating such fact. Payment of the full amount of any royalties or other payments due to NYU for the preceding quarter year shall accompany each Quarter-Year Report on royalties and payments. CORPORATION shall keep for a period of at least six (6) years after the date of entry, full, accurate and complete books and records consistent with sound business and accounting practices and in such form and in such detail as to enable the determination of the amounts due to NYU from CORPORATION pursuant to the terms of this Agreement.

6.03. On reasonable notice and during regular business hours, NYU or the authorized representative of NYU shall each have the right to inspect the books of accounts, records and other relevant documentation of CORPORATION or of Affiliate and the sublicensees of CORPORATION insofar as they relate to the production, marketing and sale of the Licensed Products, in order to ascertain or verify the amount of royalties and other payments due to NYU hereunder, and the accuracy of the information provided to NYU in the aforementioned reports. The cost of such inspection shall be borne by NYU, unless it is determined in such inspection that NYU has been underpaid in any period by more than five percent (5%) of the amount which NYU should have been paid, in which case the cost of such inspection shall be reimbursed to NYU by CORPORATION.

7. Method of Payment.

7.01. Royalties and other payments due to NYU hereunder shall be paid to NYU in United States dollars. Any such royalties on or other payments relating to transactions in a foreign currency shall be converted into United States dollars based on the closing buying rate of the Morgan Guaranty Trust Company of New York applicable to transactions under exchange regulations for the particular currency on

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the last business day of the accounting period for which such royalty or other payment is due.

7.02. CORPORATION shall be responsible for payment to NYU of all royalties due on sale, transfer or disposition of Licensed Products by each Affiliate and sublicensee of CORPORATION.

7.03. Any amount payable hereunder by one of the parties to the other, which has not been paid by the date on which such payment is due, shall bear interest from such date until the date on which such payment is made, at the rate of […***…] percent ([…***…]%) per annum in excess of the prime rate prevailing at the Citibank, N.A., in New York, during the period of arrears and such amount and the interest thereon may be set off against any amount due, whether in terms of this Agreement or otherwise, to the party in default by any non-defaulting party.

8. Development and Commercialization.

8.01. CORPORATION undertakes to use reasonable diligence to carry out the Development Plan (annexed hereto as Appendix I and which is an integral part of this Agreement), including but not limited to, the performance of all efficacy, pharmaceutical, safety, toxicological and clinical tests, trials and studies and all other activities necessary in order to obtain the approval of the FDA for the production, use and sale of the Licensed Products, all as set forth in the Development Plan and within all timetables set forth therein. CORPORATION further undertakes to exercise due diligence and to employ its reasonable diligence to· obtain or to cause its sublicensees to obtain, the appropriate approvals of the health authorities for the production, use and sale of the Licensed Products, in each of the other countries of the world in which CORPORATION or its sublicensees intend to produce, use, and/or sell Licensed Products.

8.02. Provided that applicable laws, rules and regulations require that the performance of the tests, trials, studies and other activities specified in Paragraph 8.01 above shall be carried out in accordance with FDA Good Laboratory Practices and in a manner acceptable to the relevant health authorities, CORPORATION shall carry out such tests, trials, studies and other activities in accordance with FDA Good Laboratory Practices and in a manner acceptable to the relevant health authorities. Furthermore, the Licensed Products shall be produced in accordance with FDA Good Manufacturing Practice (“GMP”) procedures in a facility which has been certified by the FDA as complying with GMP, provided that applicable laws, rules and regulations so require.

8.03. CORPORATION undertakes to begin the regular commercial production, use, and sale of the Licensed Products in good faith in accordance with the Development Plan and to continue diligently thereafter to commercialize the Licensed Products.

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8.04. CORPORATION shall provide NYU with written reports on all activities and actions undertaken by CORPORATION to develop and commercialize the Licensed Products; such reports shall be made within sixty (60) days after each anniversary of the Effective Date of this Agreement, commencing one year after the Effective Date.

8.05. If CORPORATION shall not commercialize the Licensed Products within a reasonable time frame, unless such delay is necessitated by FDA or other regulatory agencies or unless NYU and CORPORATION have mutually agreed to amend the Development Plan because of unforeseen circumstances, NYU shall notify CORPORATION in writing of CORPORATION’s failure to commercialize and shall allow CORPORATION sixty (60) days to cure its failure to commercialize. CORPORATION’s failure to cure such delay to NYU’s reasonable satisfaction within such 60-day period shall be a material breach of this Agreement.

9. CONFIDENTIAL INFORMATION.

9.01. Except as otherwise provided in Section 9.02 and 9.03 below CORPORATION shall maintain any and all of the NYU Patents in confidence and shall not release or disclose any tangible or intangible component thereof to any third party without first receiving the prior written consent of NYU to said release or disclosure.

9.02. The obligations of confidentiality set forth in Sections 9.01 shall not apply to any component of the NYU Patents which was part of the public domain prior to the Effective Date of this Agreement or which becomes a part of the public domain not due to some unauthorized act by or omission of CORPORATION after the effective date of this Agreement or which is disclosed the CORPORATION by a third party who has the right to make such disclosure.

9.03. The provisions of Section 9.01 notwithstanding, CORPORATION may disclose the NYU Patents to such third parties with a bona fide interest in pursuing a sublicense from CORPQRATION, or a party seeking to purchase equity in the CORPORATION and who are under obligations of confidentiality to CORPORATION or third parties who need to know the same in order to secure regulatory approval for the sale of Licensed Products.

10. Infringement of NYU Patent.

10.01. In the event a party to this Agreement acquires information that a third party is infringing one or more of the NYU Patents, the party acquiring such information shall promptly notify the other party to the Agreement in writing of such infringement.

10.02. In the event of an infringement of an NYU Patent, CORPORATION shall be privileged but not required to bring suit against the infringer. Should CORPORATION elect to bring suit against an infringer and NYU is joined as a party plaintiff in any such suit, NYU shall have the right to approve the counsel selected by CORPORATION to represent CORPORATION and NYU. The expenses of such suit or suits that CORPORATION elects to bring, including any expenses of NYU incurred

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in conjunction with the prosecution of such suit or the settlement thereof, shall be paid for entirely by CORPORATION and CORPORATION shall hold NYU free, clear and harmless from and against any and all costs of such litigation, including attorneys’ fees. CORPORATION shall not compromise or settle such litigation without the prior written consent of NYU which shall not be unreasonably withheld.

10.03. In the event CORPORATION exercises the right to sue herein conferred, it shall have the right to first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees, necessarily involved in the prosecution of any such suit, and if after such reimbursement, any funds shall remain from said recovery, CORPORATION shall promptly pay to NYU an amount equal to fifty percent (50%) of such remainder and CORPORATION shall be entitled to receive and retain the balance of the remainder of such recovery. Notwithstanding the foregoing, for any recovery by CORPORATION for lost profits on past sales of product, which if sold by CORPORATION, would be Licensed Products, such lost profits shall be converted into lost sales based on CORPORATION’s profit margin for such Licensed Product during the same period, for the purposes of this Agreement, and CORPORATION shall pay NYU royalties as specified in Section 6.

10.04. If CORPORATION does not bring suit against said infringer pursuant to Section 10.02 herein, or has not commenced negotiations with said infringer for discontinuance of said infringement within ninety (90) days after receipt of such notice, NYU shall have the right, but shall not be obligated, to bring suit for such infringement. Should NYU elect to bring suit against an infringer and CORPORATION is joined as a party plaintiff in any such suit, CORPORATION shall have the right to approve the counsel selected by NYU to represent NYU and CORPORATION, and NYU shall hold CORPDRATION free, clear and harmless from and against any and all costs and expenses of such litigation, including attorneys’ fees. If CORPORATION has commenced negotiations with an alleged infringer of the NYU Patent for discontinuance of such infringement within such 90-day period, CORPORATION shall have an additional ninety (90) days from the termination of such initial 90-day period to conclude its negotiations before NYU may bring suit for such infringement. In the event NYU brings suit for infringement of any NYU Patent, NYU shall have the right to settle any such suit by licensing the alleged infringer. In the event NYU brings suit for infringement of any NYU Patent, NYU shall have the right to first reimburse itself out of any sums-recovered in such suit or settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees necessarily involved in the prosecution of such suit, and if after such reimbursement, any funds shall remain from said recovery, NYU shall promptly pay to CORPORATION an amount equal to fifty percent (50%) of such remainder and NYU shall be entitled to receive and retain the balance of the remainder of such recovery.

10.05. Each party shall always have the right to be represented by counsel of its own selection in any suit for infringement of the NYU Patents instituted by the other

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party to this Agreement under the terms hereof. The expense of such counsel shall be borne by the party initiating such infringement suit.

10.06. CORPORATION agrees to cooperate fully with NYU at the request of NYU, including, by giving testimony and producing documents lawfully requested in the prosecution of any suit by NYU for infringement of the NYU patents; provided, NYU shall pay all reasonable expenses (including attorneys’ fees) incurred by CORPORATION in connection with such cooperation. NYU shall cooperate and shall endeavor to cause the NYU Scientist to cooperate with CORPORATION at the request of CORPORATION, including by giving testimony and producing documents lawfully requested, in the prosecution of any suit by CORPORATION for infringement of the NYU Patents; provided, that CORPORATION shall pay all reasonable expenses (including attorneys’ fees) incurred by NYU in connection with such cooperation.

11. Liability and Indemnification.

11.01. CORPORATION shall indemnify, defend and hold harmless NYU and its trustees, officers, medical and professional staff, employees, students and agents and their respective successors, heirs and assign( (the “lndemnitees”), against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions; demands or judgments (i) arising out of the design, production, manufacture, sale, use in commerce or in human clinical trials, lease, or promotion by CORPORATlON or by a licensee, Affiliate or agent of CORPORATION of any Licensed Product, process or service relating to, or developed pursuant to, this Agreement or (ii) arising out of any other activities to be carried out pursuant to this Agreement.

11.02. With respect to an Indemnitee, CORPORATION’s indemnification under subsection 11.01(i) shall apply to any liability, damage, loss or expense whether or not it is attributable to the negligent activities of such Indemnitee. CORPORATION’s indemnification obligation under subsection 11.01(ii) shall not apply to any liability, damage, loss or expense to the extent that it is attributable to the negligent activities of any such lndemnitee.

11.03. CORPORATION agrees, at its own expense, to provide attorneys reasonably acceptable to NYU to defend against any actions brought or filed against any Indemnitee with respect to the subject of indemnity to which such Indemnitee is entitled hereunder, whether or not such actions are rightfully brought.

12. Security for Indemnification.

12.01. At such time as any Licensed Product, process or service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold or tested in clinical trials by CORPORATION or by a licensee, Affiliate or agent of CORPORATION, CORPORATION shall at its sole cost and expense, procure and maintain policies of comprehensive general liability insurance in amounts not less than (i) $[…***…] per incident and $[…***…] annual aggregate during the period that

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such Licensed Product, process, or service is being tested in clinical trials prior to commercial sale, and (ii) $[…***…] per incident and $[…***…] annual aggregate during the period that such Licensed Product, process, or service is being commercially distributed or sold, and in each case naming the lndemnitees as additional insureds. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for CORPORATION’s indemnification under Section 11 of this Agreement. If CORPORATION elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $[…***…] annual aggregate) such self-insurance program shall include assets or reserves which have been actuarially determined for the liabilities associated with this Agreement and must be acceptable to NYU.

The minimum amounts of insurance coverage required under this Section 12 shall not be construed to create a limit of CORPORATION’s liability the respect to its indemnification under Section 11 of this Agreement.

12.02. CORPORATION shall provide NYU with written evidence of such insurance upon request of NYU. CORPORATION shall provide NYU with written notice at least sixty (60) days prior to the cancellation, non-renewal or material change in such insurance; if CORPORATION does not obtain replacement insurance providing comparable coverage within such sixty (60) day period, NYU shall have the right to terminate this Agreement effective at the end of such sixty (60) day period without notice or any additional waiting periods.

12.03. CORPORATION shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold or tested in clinical trials by CORPORATION or by a sublicensee, Affiliate or agent of CORPORATION and (ii) a reasonable period after the period referred to in (i) above which in no event shall be less than fifteen (15) years.

13. Expiry and Termination

13.01. Unless earlier terminated pursuant to this Section 13 or Section 5.04 hereof, this Agreement shall expire upon the expiration of the period of the License in all countries as set forth in Section 5.04 above.

13.02. At any time prior to expiration of this Agreement, either party may terminate this Agreement forthwith for cause, as “cause” is described below, by giving written notice to the other party. Cause for termination by one party of this Agreement shall be deemed to exist if the other party materially breaches or defaults in the performance or observance of any of the provisions of this Agreement and such breach or default is not cured within sixty (60) days or, in the case of failure to pay any amounts due hereunder, thirty (30) days (unless otherwise specified herein) after the giving of notice by the other party specifying such breach or default, or if either NYU or CORPORATION discontinues its business or becomes insolvent or bankrupt.

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13.03. Upon sixty (60) days written notice by CORPORATION to NYU if CORPORATION, at its sole discretion, determines development of the Licensed Product is not scientifically or commercially feasible, CORPORATION may terminate this agreement.

13.04. Upon termination of this Agreement for any reason and prior to expiration as set forth in Section 13.01 hereof, all rights in and to the NYU Patents shall revert to NYU, and CORPORATION shall not be entitled to make any further use whatsoever of the NYU Patents.

13.05. Termination of this Agreement shall not relieve either party of any obligation to the other party incurred prior to such termination.

13.06. Sections 3, 9, 11, 12, 13 and 17 hereof shall survive and remain in full force and effect after any termination, cancellation or expiration of this Agreement.

14. Representations and Warranties by CORPORATION.

CORPORATION hereby represents and warrants to NYU as follow:

(1) CORPORATION is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. CORPORATION has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets. The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors CORPORATION.

(2) There is no pending or, to CORPORATION’s knowledge, threatened litigation involving CORPORATION which would have any effect on this Agreement or on CORPORATION’s ability to perform its obligations hereunder; and

(3) There is no indenture, contract, or agreement to which CORPORATION is a party or by which CORPORATION is bound which prohibits or would prohibit the execution and delivery by CORPORATION of this Agreement or the performance or observance by CORPORATION of any term or condition of this Agreement.

15. Representations and Warranties by NYU.

NYU hereby-represents and warrants to CORPORATION as follows:

(1) NYU hereby a corporation duly organized, validly existing and in good standing under the laws of the State of New York. NYU has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets. The execution, delivery and performance of this Agreement have been duly authorized by the Board of Trustees of NYU.

(2) There is no pending or, to NYU’s knowledge, threatened litigation involving NYU which would have any effect on this Agreement or on NYU’s ability to perform its obligations hereunder; and

(3) There is no indenture, contract, or agreement to which NYU is a party or by which NYU is bound which prohibits or would prohibit the execution and delivery by NYU of this Agreement or the performance or observance by NYU of any term or condition of this Agreement. ·

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16. No Assignment.

Neither CORPORATION nor NYU shall have the right to assign, delegate or transfer at any time to any party, in whole or in part, any or all of the rights, duties and interest herein granted without first obtaining the written consent of the other to such assignment, except that CORPORATION may assign this Agreement without the consent of NYU as part of a sale, merger or any other transfer of CORPORATION’S entire business

17. Use of Name.

Without the prior written consent of the other party, neither CORPORATION nor NYU shall use the name of the other party or any adaptation thereof or of any staff member, employee or student of the other party:

i) in any product labeling, advertising, promotional or sales literature;

ii) in connection with any public or private offering or in conjunction with any application for regulatory approval, unless disclosure is otherwise required by law, in which case either party may make factual statements concerning the Agreement or file copies of the Agreement after providing the other party with an opportunity to comment and reasonable time within which to do so on such statement in draft.

Except as provided herein, neither NYU nor CORPORATION will issue public announcements about this Agreement without prior written approval of the other party, not to be unreasonably withheld.

18. Miscellaneous.

18.01. In carrying out this Agreement the parties shall comply with all local, state and federal laws and regulations including but not limited to, the provisions of Title 35 United States Code §200 et seq. and 15 CFR §368 et seq.

18.02. If any provision of this Agreement is determined to be invalid or void, the remaining provisions shall remain in effect.

18.03. This Agreement shall be governed by and construed in accordance with the laws of New York, without regard to principles relating to conflicts of law. The courts of the State of New York in New York County and the United States District Court for the Southern District of New York shall have exclusive jurisdiction over the parties with respect to any dispute or controversy between them arising under or in connection with this Agreement and, by execution and delivery of this Agreement, the parties to this Agreement submit to the jurisdiction of those courts, including, but not limited to, the in personam and subject matter jurisdiction of those courts, waive any objection to such jurisdiction on the grounds of venue or forum non conveniens, the absence of in personam or subject matter jurisdiction and any similar grounds, consent to service of process by mail in accordance with paragraph 18.04 or any other manner permitted by law and irrevocably agree to be bound by any such judgment rendered thereby in connection with this Agreement. These consents to jurisdiction shall not be deemed to confer rights on any person other than the parties to this Agreement.

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18.04. All payments or notices required or permitted to be given under this Agreement shall be given in writing and shall be effective when either personally delivered or deposited, postage prepaid, in the United States registered or certified mail, addressed as follows:

To NYU:

New York University

Office of Industrial Liaison

650 First Avenue, 6th Floor

New York, NY 10016

Attention: Abram M. Goldfinger

Executive Director,

Industrial Liaison/Technology Transfer

and

Office of Legal Counsel

New York University

Bobst Library

70 Washington Square South

New York, NY 10012

Attention: Annette Johnson, Esq

Vice Dean and Senior Counsel for Medical School Affairs

To CORPORATION:

Regulus Therapeutics Inc.

3545 John Hopkins Court, Suite 210

San Diego, CA 92121

Attention: CEO

and

Regulus Therapeutics Inc.

3545 John Hopkins Court, Suite 210

San Diego, CA 92121

Attention: Corporate Counsel

or such other address or addresses as either party may hereafter specify by written notice to the other. Such notices and communications shall be deemed effective on the date of delivery or fourteen (14) days after having been sent by registered or certified mail, whichever is earlier.

18.05. This Agreement (and the annexed Appendix) constitute the entire Agreement between the parties and no variation, modification or waiver of any of the terms or conditions hereof shall be deemed valid unless made in writing and signed by

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both parties hereto. This Agreement supersedes any and all prior agreements or understandings, whether oral or written, between CORPORATION and NYU.

18.06. No waiver by either party of any non-performance or violation by the other party of any of the covenants, obligations or agreements of such other party hereunder shall be deemed to be a waiver of any subsequent violation or nonperformance of the same or any other covenant, agreement or obligation, nor shall forbearance by any party be deemed to be a waiver by such party of its rights or remedies with respect to such violation or non-performance.

18.07. The descriptive headings contained in this Agreement are included for convenience and reference only and shall not be held to expand, modify or aid in the interpretation, construction or meaning of this Agreement.

18.08. It is not the intent of the parties to create a partnership or joint venture or to assume partnership responsibility or liability. The obligations of the parties shall be limited to those set out herein and such obligations shall be several and not joint.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first above written.

NEW YORK UNIVERSITY

By:	/s/ Abram M. Goldfinger
Abram M. Goldfinger
Executive Director,
Industrial Liaison/Technology Transfer

Date:	3/27/11

REGULUS THERAPEUTIC INC.

By:	/s/ Kleanthis G. Xanthopoulos
Kleanthis G. Xanthopoulos, Ph.D.
Title:	President and CEO

Date:	29 March 2011

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Appendix I

Development Plan

1.	Within […***…] of Effective Date, CORPORATION will identify a development candidate and initiate IND-enabling studies.

2.	Within 2 years of Effective Date, CORPORATION will file an IND or IDE.

3.	Within […***…] of Effective Date, CORPORATION will […***…].

4.	Within […***…] of Effective Date, CORPORATION will […***…].

5.	Within […***…] of Effective Date, CORPORATION will […***…].

6.	Within […***…] of Effective Date, CORPORATION will […***…].

7.	[…***…] within […***…] of Effective Date.

17.

***Confidential Treatment Requested

Exhibit 10.30

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

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EXCLUSIVE PATENT LICENSE AGREEMENT

This Exclusive Patent License Agreement (hereinafter “Agreement”), effective as of 18th May, 2010 (hereinafter the “Effective Date”), is by and between the BAYERISCHE PATENT ALLIANZ GMBH, having a place of business located at Destouchesstr. 68, 80796 Munich, Germany, commissioned by JULIUS-MAXIMILIANS-UNIVERSITÄT WÜRZBURG, having its principal place of business at Sanderring 2, 97070 Wuerzburg, Germany (collectively, “University”) and REGULUS THERAPEUTICS INC., a corporation organized and existing under the laws of the State of Delaware and having a place of business located at 1896 Rutherford Road, Carlsbad, CA 92008 (hereinafter “Regulus”).

1.0	Preamble

1.1	University is the owner of the Licensed IP as defined below.

1.2	University desires that the Licensed IP be used for the development of products and processes for public use and benefit, and to this end desires to license the Licensed IP to Regulus.

1.3	Regulus desires to acquire a license to the Licensed IP so that it can develop products and processes for public use and benefit.

2.0	Definitions

2.1	Terms defined on Appendix A of this Agreement, and parenthetically defined elsewhere in this Agreement, will throughout this Agreement have the meaning here or there provided. Defined terms may be used in the singular or in the plural, as sense requires.

3.0	Grant of Rights

3.1	Grant. Subject to the terms of this Agreement, including but not limited to the reservation of right’ in Section 3.2, University hereby grants to Regulus, and Regulus accepts, an exclusive, royalty-bearing license, with the right to Sublicense, under the Licensed IP, limited to the Field, to research, develop and Commercialize the Licensed Products in the Territory.

3.2

Reservation of Rights. The University expressly reserves the right to use the Licensed IP (i) for University’s academic, non-commercial research, teaching and educational purposes, including for the avoidance of doubt contract research for commercial

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entities; and (ii) to transfer or distribute tangible property which is the subject of the Licensed IP to other German universities, academic institutions and non-profit organizations to practice and use such tangible property for academic research and educational purposes only; provided that any such use will not include the right to Develop or Market Licensed Products (i.e., any use will focus on research only and may not be performed in conjunction with the Development of a Licensed Product). For purposes of this Section 3.2, the term “Market” means activities directed to manufacturing, obtaining pricing and reimbursement approvals, carrying out Phase 4 trials, or marketing, promoting, distributing, importing or selling a Licensed Product, and the term “Development” or “Develop” means human clinical trials and other development activities reasonably related to supporting the approval of a drug by a Regulatory Authority.

3.3	No Other Rights Implied. This Agreement confers no license or rights by implication, estoppel, or otherwise under any Patents or Know-How of University other than the Licensed IP under Section 3.1 of this Agreement, regardless of whether such Patents are dominant or subordinate to the Patent Rights.

4.0	Sublicensing

4.1	Right to Sublicense. During the term of the license granted in Section 3.1 of this Agreement, Regulus may grant Sublicenses of its rights under Section 3.1, provided such Sublicenses are for the purpose of developing or Commercializing a Licensed Product and Regulus has obtained prior written approval from University which shall not be unreasonably withheld. All Sublicenses executed by Regulus pursuant to this Section 4.1. will expressly state that such Sublicense is subject to the terms of this. Agreement (including for the avoidance of doubt the direct obligation vis-A-vis University to provide reports in accordance with Article 9.0, and to keep records as set forth in Article 10.0). Notwithstanding the foregoing, without written approval from University, Regulus may grant Sublicenses of; its rights under Section 3,1-to a Qualified Partner for the purpose of developing or Commercializing a Licensed Product; provided such Sublicense expressly states that such ,Sublicense is, subject to the terms of this Agreement (including for the avoidance of doubt the direct obligation vis-à-vis University to provide reports in accordance with Article 9.0, and to keep records as set forth in Article 10.0).

4.2	Obligations of Regulus. With respect to the right to Sublicense granted pursuant to this Section; Regulus will

4.2.1	assume responsibility for ensuring its Sublicensees comply with the terms of this Agreement and that such Sublicense does not grant any rights that are inconsistent with the rights and obligations of this Agreement; and

4.2.2

promptly provide University the name and address of each Sublicensee with whom it concludes a Sublicense, and forward to University a copy of each executed Sublicense within thirty (30) days of the date of execution of such Sublicense (which copy may be redacted to remove confidential information so long as such redactions will not prevent University’s reasonable

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determination as to whether such Sublicense was entered into in accordance with this Agreement).

4.3	Sublicense Survival. Any Sublicense entered into in accordance with the terms of this Agreement prior to the date of any notice of termination under Article 11 will survive any such termination of this Agreement if (1) the relevant Sublicensee is not in breach of this Agreement; and (ii) the relevant Sublicensee agrees in writing to make any payments required under this Agreement directly to University and to comply with the terms of this Agreement (including for the avoidance of doubt the direct obligation vis-à-vis University to provide reports in accordance with Article 9.0, and to keep records as set forth in Article 10.0). In such event, the provisions of this Agreement will survive in full force and effect insofar as necessary to preserve such Sublicense.

5.0	Confidential Information

5.1	Confidentiality Obligation. Beginning on the Effective Date of this Agreement and continuing throughout the term of this Agreement and thereafter for a period of five (5) years, neither party wilt at any time, without the express prior written consent of the other, disclose or otherwise make known or available to any Third Party any Confidential Information of the other party. The receiving party will utilize reasonable procedure:4 to safeguard the Confidential Information of the disclosing party, including releasing such Confidential Information only to its employees, agents, or Affiliates on a “need-to-know” basis. Regulus is authorized to release Confidential Information to potential Sublicensees or potential investors for the purpose of negotiating and granting a Sublicense or financing (as the case may be), provided that Regulus takes reasonable precautions to safeguard such Confidential Information: of University.

5.2	Regulus’ Confidential Information. Except as required by law, University will maintain in confidence all Confidential Information designated in writing or dearly identified by Regulus as Regulus’ Confidential Information. In the event of a request for such information, University agrees to inform Regulus of such request. Any report furnished by Regulus to University in accordance with Section 6.1, below and the terms of this Agreement are considered Regulus’ Confidential Information without requiring a designation in writing or clear identification.

6.0	Diligence

6.1

Diligence Obligations. Regulus, during the term of this Agreement, will use its Commercially Reasonable Efforts to diligently develop, manufacture, sell, and commercialize the Licensed IP, including achieving the milestones by the dates set forth on Appendix C attached hereto. The efforts of a Regulus Affiliate or Sublicensee will be considered the efforts of Regulus. Within sixty (60) days after the Effective Date, Regulus will furnish University with a written commercial development plan and benchmarks (“Commercial Development Plan”), including

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the timetable set forth on Appendix C, according to which Regulus intends as of the Effective Date to develop Licensed Products. University acknowledges and agrees that this Commercial Development Plan is a statement of Regulus’ current intention regarding the development of Licensed Products and that Regulus’ plans regarding the development of Licensed Products may have to be changed due to scientific challenges or requirements imposed by a Regulatory Authority or other circumstances that are outside of Regulus’ control. Regulus will keep the University adequately apprised of any changes to the Commercial Development Plan and the reasons for them. Without limiting the foregoing, in any year where Regulus or a sublicensee either (a) achieves any of the milestones specified in Section 8.7, or (b) spends an aggregate amount equal to or greater than the applicable Minimum Investment in such year, Regulus will be deemed to have complied with this Section 6.1.

6.2	Failure to Meet Diligence Obligations. If University determines that Regulus has failed to use Commercially Reasonable Efforts to meet the diligence obligations set forth in Section 6.1, University may furnish Regulus with written notice of such determination. Within sixty (60) days after receipt of the notice, Regulus will either (a) fulfill the relevant obligation, or (b) negotiate with University a mutually acceptable resolution of such matter. In the event University and Regulus are unable to reach a mutually acceptable resolution, either party may, upon written notice to the other party, initiate arbitration pursuant to Section 6.3 below.

6.3

If the parties are in dispute as to whether Regulus has breached its diligence obligation under Section 6, then the dispute will be resolved according to an expedited arbitration review process in, accordance with Section 17.2, except (a) the arbitration will be with a single independent arbitrator mutually agreed by the parties, (b) will take no longer than 60 days; and (c) will held in London, England. At such arbitration, the arbitrator will first determine if Regulus has in fact breached such obligation (giving due consideration to any scientific challenges or re4uirements imposed by a Regulatory Authority or other circumstances that are outside of Regulus’ control), and will make a definitive determination as to the existence of the alleged diligence breach, and if so, will grant Regulus a cure period of 6,0 days. During such cure period, the arbitration will continue, and if the material breach is not cured within such cure period, the arbitrator may, as part-of the same arbitration, (i) set specific development plan and milestones that must he met by Regulus; or (ii) allow University to terminate the exclusive license granted to Regulus under Section 3.1 by delivering a written notice to Regulus of such termination within 30 days of the arbitrator’s determination. For purposes of clarity, if the arbitrator specifies a cure for any such breach or a monetary remedy for any such breach, then, so long as Regulus satisfies its obligation to cure or pays such monetary remedy to the University, the University will not also have the right to terminate the exclusive license granted to Regulus under Section 3.1. The decision of the arbitrator will be the sole and exclusive remedy between the affected parties regarding any such dispute. Any decision

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rendered in connection with arbitration pursuant to this Section 6.3 will be final and binding upon the parties.

7.0	Patent Prosecution, and Enforcement

7.1	Patent Prosecution. Following the Effective Date, Regulus, at Regulus’ expense and in the name of University will have sole control over the filing, prosecution, maintenance, and management of any and all Patents encompassing the Patent Rights; provided that Regulus shall exercise due care in prosecuting the Patent Rights to grant; and further provided that Regulus will not be obligated to file, prosecute, or maintain any of the Patent Rights outside of the Identified Countries. University and Regulus will mutually select all outside counsel for prosecution of the Patent Rights and such counsel will represent University in such prosecution. Regulus will keep University fully informed, of all prosecution related actions, including submitting to University copies of all official actions and responses, and University will reasonably cooperate with Regulus upon Regulus’ request and upon Regulus’ reimbursement of its expenses to whatever extent is reasonably necessary to provide Regulus the full benefit of the license granted herein. Each party will promptly inform the other as to all matters that come to its attention that may affect the preparation, filing, prosecution, or maintenance of the Patent Rights in the Identified Countries and permit a reasonable amount of time for each other to provide comments and suggestions with respect to the preparation, filing, and prosecution of Patent Rights in the Identified Countries, which comments and suggestions will be considered. by the other party and which Regulus will not Unreasonably refuse to incorporate in prosecution documents and/or matters. Regulus shall in particular take into consideration University’s interest in the prosecution to grant of subject matter outside the Field and upon University’s request shall file divisional applications covering such subject matter which if solely covering subject matter outside the Field, shall be further prosecuted, maintained, and managed at University’s expense and under its sole control.

7.2	Election to Discontinue Patent Rights. Regulus may discontinue or abandon the filing, prosecution and maintenance of any of the Patent Rights only upon providing University with at least four (4) months written notice or upon University’s express written approval. In such case, University may elect to take over the filing, prosecution, and/or maintenance of such Patents at University’s sole discretion and expense by providing Regulus an express written notice to this effect. If University elects to take over the filing, prosecution, and/or maintenance of such Patents, such Patents will not be considered as Patent Rights licensed to Regulus hereunder. Should University upon expiry of the four (4) months notice period not have granted its approval or taken over the filing, prosecution, or maintenance of such Patents, Regulus shall submit a second notice to University and file, prosecute, or maintain such Patents at University’s expense until the earlier of the date (i) that is 60 days following the date Regulus sent such second

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notice; and (ii) University either grants the approval or takes over the filing, prosecution, and/or maintenance of such Patents.

7.3	Extension of Patent Rights. The parties will cooperate to extend the normal term of any Patent Rights under a country’s procedure of extending patent term for time lost in governmental regulatory approval processes, and will take whatever reasonable action is requested by the other party to obtain such patent term extension, and the expense of doing so will be borne by Regulus. In the event that Regulus does not elect to extend Patent Rights, University may, at its own discretion and expense, effect the extension of such patents. If University elects to pay such expenses, such extended Patent Rights will not be considered Patent Rights granted to Regulus hereunder unless and until Regulus has fully reimbursed any such expenses, at which tune such Patent Rights will resume being Patent Rights under this Agreement. Should Regulus have the opportunity to extend a Patent that (i) is controlled by Regulus, (ii) covers a Licensed Product, and (iii) has a longer normal term than the Patent Rights, Regulus may decide to extend that patent. However, in ease that such extension precludes an extension of the Patent Right under the respective applicable laws, Regulus shall pay University a lump-sum compensation, calculated as 50% of the royalties set forth in Article 8 over the time the Patent Right could have been extended, based on the average Net Sales Revenues during the last full Calendar year before the expiry of the Patent Rights.

7.4	Notification of Infringement. University and Regulus will promptly notify each other of any infringement or possible infringement of the Patent Rights, as well as any facts that May affect the validity, scope, or enforceability of the Patent Rights, of which either party becomes aware. Both parties will use reasonable efforts and cooperation to terminate infringement without litigation.

7.5	Rights to Sue for Infringement. Pursuant to this Agreement and the provisions of Chapter 29 of Title 35, United States Code, Regulus may a) bring suit in its own name, at its own expense, and on its own behalf for infringement of presumably Valid Claims in the Patent Rights within the Field and defend in its own name, at its own expense, any allegation of invalidity or non-infringement of any of the Patent Rights brought-in a declaratory judgment action or raised by way of counterclaim or affirmative defense in an infringement suit brought by Regulus; b) In any such suit, enjoin infringement and collect for its use, damages, profits, and awards of whatever nature recoverable for such infringement; and c) settle any claim or suit for infringement of the Patent Rights (for the avoidance of doubt only with regard to the Field). Regulus will have the first right to bring or defend such suit(s). If necessary to avoid dismissal of a suit, Regulus may request University to initiate or join any such suit. Should University be made a party to any such suit at the request of Regulus, Regulus will immediately secure and reimburse University for any costs, expenses, or fees that University may incur as a result of such motion or other action, including any and all costs incurred by University in opposing any such motion or other action. In all cases, Regulus will keep University reasonably apprised of the status and progress of any litigation.

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Before Regulus commences an infringement action, Regulus will notify University and give careful consideration to the views of University in deciding whether to bring suit, If Regulus notifies the University that it will not be bringing suit for infringement of claims of Patent Rights, University will have the right to bring and control any such action at its own expense and by counsel of its own choosing. If Regulus elects not to defend against any declaratory judgment action alleging invalidity or non-infringement of any of the Patent Rights, University, at its option, may do so at its own expense.

7.6	Application of Amounts Recovered. Any recovery made by a party, through court judgment or settlement, first will be applied to reimburse that party for its litigation expense and any remaining recoveries will be retained by that party; provided that Regulus will pay royalties to University on such retained amounts as Net Sales Revenue in accordance with Section 8.3.

7.7	Cooperation. University will cooperate fully with Regulus in connection with an infringement action initiated under Section 7.5, University will promptly provide access to all necessary documents which can be written in German language and render reasonable assistance in response to a request by Regulus and upon Regulus’ reimbursement of its expenses.

8.0	Licensing Fees and Royalties

8.1	License Issue Fee. As partial consideration for the rights conveyed by University under this Agreement, Regulus agrees to pay to University a one-time, non-refundable, non-creditable license issue fee of three hundred thousand EURO (€300,000) due and payable within ten (10) business days of the Effective Date.

8.2	Earned Royalties. During the term of this Agreement, commencing on the date of First Commercial Sale of a Licensed Product, Regulus agrees to pay to University a royalty of […***…] percent ([…***…]%) of the Net Sales Revenue for Licensed Products sold by Regulus, a Sublicensee or any of their Affiliates until the expiration of the last Valid Claim within the Patent Rights covering the Commercialization of such Licensed Product in such country in the Field. Should a Licensed Product not or no longer be covered by a Valid Claim in such country in the Field, the royalty is reduced to […***…] percent ([…***…]%) of the Net Sales Revenue as consideration for the Know-How license. Should the respective Licensed Product (a) neither be covered by a Valid Claim in such country in the Field and (b) the Know-How have become public knowledge, Regulus shall no longer be required to make any payments for the Commercialization of Licensed Products in such country, unless Regulus, affiliates, sublicensees, or assignees are solely or jointly responsible for the Know How having fallen into the public domain.

8.3	Earned royalties shall be due and payable in accordance with Section 8.2 for the respective country until the later of:

8.3.1	expiration of the last Valid Claim within the Patent Rights; or

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8.3.2	ten (10) years after the First Commercial Sale of a Licensed Product in such country

8.4	Earned Royalties will accrue when Licensed Products are invoiced, or if not invoiced, when delivered to a Third Party. Accrued earned royalties are due and payable within forty-five (45) days of the end of each calendar quarter.

8.5	Partnership Bonus. In the event Regulus enters an agreement with a Third Party for the continued development and commercialization of a Licensed Product, pursuant to which Regulus grants a Sublicense under Section 4.1 above, and receives any payments in connection therewith, a payment on each such collaboration in the amount of two hundred thousand EURO (€200,000), if applicable, will be due and payable to University by Regulus within sixty (60) days after Regulus has received such payments.

8.6	Minimum Royalty.

8.6.1	Prior to NDA Approval. Within sixty (60) days after the beginning of each calendar year during the term of this Agreement, beginning January 1, 2020 and ending on the date of NDA Approval of a Licensed Product, an annual minimum royalty of One Hundred Fifty Thousand Euros (€150,000) shall accrue but not be payable to University until NDA Approval of a Licensed Product. Any minimum royalties accrued under this Section 8.6.1 will be payable within 60 days following NDA Approval of a Licensed Product.

8.6.2	After NDA Approval. Within sixty (60) days after the beginning of each calendar year during the term of this Agreement following NDA Approval of a Licensed Product, Regulus will pay University an annual minimum royalty according to the following schedule:

Years 1 and 2 following NDA Approval:	€450,000
Years 3 and 4 following NDA Approval:	€1,200,000
Year 5 following NDA Approval:	€1,500,000
After year 5 following NDA Approval:	€3,000,000

8.6.3	Regulus may credit any minimum royalty paid under this Section 8.6 against actual royalties due and payable for the same calendar year in which such minimum royalty is paid.

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8.7	Milestone Payments. Regulus furthermore agrees to pay to University the following milestone payments upon the occurrence of the milestone or latest by the Due Date

Milestone Event	Milestone Payment	Due Date
[...***...]	€[...***...]	[...***...]
[...***...]	€[...***...]	[...***...]
[...***...]	€[...***...]	[...***...]
[...***...]	€[...***...]	[...***...]
[...***...]	€[...***...]	[...***...]
[...***...]	€[...***...]	[...***...]

*The Due Dates set forth in the table above will be automatically extended by any delay caused by (i) scientific challenges, (ii) requirements imposed by a Regulatory Authority, or (iii) other circumstances that are outside of Regulus’ control. In such event, Regulus will notify University in writing, and will propose a revised set of Due Dates based on such delay. University will have 30 days from its receipt of such notice to accept or dispute the revised Due Dates. If University accepts the revised Due Dates, or fails to respond within such thirty (30) day period, the revised due Dates set forth in Regulus’ notice will be deemed accepted by University. If University disputes the revised Due Dates within the applicable thirty (30) day period, an arbitrator will resolve such dispute and set the revised Due Dates utilizing the same dispute resolution procedure as set forth in Section 6.3.

Should Regulus Initiate a Phase II Clinical Trial for a second or further Indication in the Field, 50% of the above milestone payments beginning with Initiation of Phase II Clinical Trial shall also be payable upon occurrence of each respective milestone with regard to such second or further Indication in the Field.

With regard to, any or the above milestone payment, unless already paid on the respective clue date, Regulus will report to University in writing within forty-five (45) days upon the achievement of each milestone event, such notice to be accompanied by payment of the applicable milestone payment.

8.8	No Duplication of Royalty Payment Due to Patent Rights. No multiple royalties will be payable to University because any Licensed Product or its Commercialization are or will be covered by more than one Patent as part of Patent Rights.

9.0	Reports

9.1	Reports.

9.1.1	Progress Reports. Until the First Commercial Sale of a Licensed Product by Regulus, its Affiliate or any Sublicensee, Regulus will prepare and submit to University within thirty (30) days after June 30 of each year a

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report regarding the progress of Regulus and any Sublicensees in developing Licensed Products for commercial exploitation. This report will include such particulars as are necessary to demonstrate compliance with the diligence obligations set forth in Article 6.0 (Diligence) of this Agreement, including but not limited to, a summary of work completed, summary of work in progress, and current schedule of anticipated events or milestones.

9.1.2	Royalty Reports. With each royalty payment, Regulus will include a report setting forth such particulars of the business conducted by Regulus, its Sublicensees and their respective Affiliates during the preceding calendar quarter as will be pertinent to royalty accounting as specified in this Agreement. This report will include at least (a) names and addresses of the respective sellers (Regulus, Sublicensee, Affiliate); (b) the country(ies) in which the respective products were Commercialized; (c) number of the respective units of Licensed Products; (d) gross amounts billed or invoiced for Licensed Products; (e) the nature and amounts of the respective deductions allowable under the definition of Net Sates Revenue; and (f) calculation of total royalties clue University. If no sales of Licensed Products were made during any reporting period, Regulus will so report,

9.2	Payments.

9.2.1	Form of Payments; Taxes. All payments required under this Agreement will be made in EUROs, in each case by check, money order, or wire transfer payable to the University, and delivered to University to such account as University may designate in writing. The royalties on sales in currencies other than Euros will be calculated using the interbank exchange rate provided by www.oanda.com (or if this service should at any time be discontinued, a comparable service agreed upon by the parties) for the last clay of the accounting period. If legally required, all payments will he paid net of any additional value added tax. Such payments will be without deduction of exchange, collection, or other charges, except for deduction of withholding, value added or similar taxes. The Parties will use all reasonable and legal efforts to reduce tax withholding on payments made hereunder. Notwithstanding such efforts, if Regulus concludes that tax withholdings under the laws of any country are required with respect to payments to University, then Regulus will withhold the required amount and pay it to the appropriate governmental authority. In such a ease, Regulus will promptly provide University with original receipts or other evidence reasonably desirable and sufficient to allow University to document such tax withholdings adequately for purposes of claiming foreign tax credits and similar benefits.

9.2.2	Late Fee. Any overdue payment due to University under terms of this Agreement that is more than thirty (30) days past due will bear Interest until paid. The payment of such interest amount will be made at the time

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the overdue payment is made. The payment of such interest amount will not foreclose or limit University from exercising any other rights it may have as a consequence of the lateness of any payment.

10.0	Record Keeping

10.1	Records. Regulus will keep complete and accurate records and beaks of account containing all information necessary for the computation and verification of the amounts to be paid hereunder, also with regard to all its Affiliates and Sublicensees. Regulus will keep these records and books for a period of ten (10) years following the end of the period to which the information pertains.

10.2	Audit Rights. Regulus will, at the request of University, permit one or more accountants selected by University (“Accountant”) to have access to Regulus’ records and books of account during ordinary working hours to audit with respect to any payment period ending no later-than five (5) years (or ten (10) years to the extent such audit is necessary to comply with an audit of University by the German government) prior to such request, the correctness of any report or payment made under this Agreement, or to obtain information as to the payments due for any such period in which Regulus failed to report or make payment pursuant to the terms of this Agreement.

10.3	Confidentiality of Audit. The Accountant will not disclose to University any information relating to the business of Regulus except that which is necessary to inform University of: (a) the accuracy or inaccuracy of Regulus’ reports and payments; (b) compliance or noncompliance by Regulus with the terms and conditions of this Agreement.; (c) the extent of any inaccuracy or noncompliance; and (d) any information that the accountant believes materially relates to Section 10.2 of this. Agreement.

10.4	Audit Findings. Should the Accountant believe there is an inaccuracy in any of the Regulus’ payments or noncompliance by Regulus with any of such terms and conditions, the Accountant will have the right to make and retain copies (including photocopies) of any pertinent portions of the records and books of account. In addition to the payment of any overdue payments and the late fees in accordance with Section 9.2.2, In the event that Regulus’ royalties calculated for any quarterly period are underreported by more than […***…] Five Percent (5%) […***…], the costs of any audit and review initiated by University will be borne by Regulus; otherwise, University will bear the costs of any audit initiated by University. University may exercise its audit rights under this Article 10 only once every year and only with reasonable prior notice to Regulus.

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11.0	Term and Termination of Agreement

11.1	Term. The term of this Agreement will commence on the Effective Date and, unless sooner terminated in accordance with the provisions set forth in this Article 11.0, will expire on (a) the date the last Patent Right has expired (such expiration to occur only after expiration of extensions of any nature to such patents which may be obtained under applicable statutes or regulations in the respective countries of territory, such as the Drug Price Competition and Patent Term Restoration Act of 1984 in the U.S.A. and similar patent extension laws in other countries); or (b) the date when in the last country the First Commercial Sale has taken place ten (10) years before; whichever is later. Upon expiration of the term of this Agreement in accordance with Section 11.1 and payment of all amounts owed pursuant to this Agreement, the licenses granted by University to Regulus under this Agreement will automatically become perpetual, irrevocable, fully-paid non-exclusive licenses.

11.2	Termination for Breach. Subject to the terms of this Section 11.2, University may terminate this Agreement with immediate effect for due cause by providing Regulus with written notice of termination,

11.2.1	if Regulus has not used Commercially Reasonable Efforts in accordance with Section 6.1 where the arbitrator determines University may terminate this Agreement under Section 6.3; and/or

11.2.2	if Regulus is in default with regard to any payment obligation under this Agreement, and, in each case, does not cure such breach within sixty (60) days after receiving the notice of such breach from University;

11.2.3	if Regulus has intentionally or fraudulently withheld or concealed information relating to any payment obligation under this agreement, unless only with regard to an insignificant amount;

11.2.4	Regulus merges with another company or there is a change in the person or entity who has Control of Regulus without University’s prior consent, unless such company or entity is (a) a Qualified Partner and (b) agrees in writing to be bound by the terms and conditions of this Agreement (including for the avoidance of doubt the direct obligation vis-à-vis University to provide reports in accordance with Article 9.0, and to keep records as set forth in Article 10.0); and/or

11.2.5	Regulus, its Affiliate and/or Sublicensee challenges or assists a Third Party in challenging the validity of a Patent Right, unless (a) Regulus’ assistance was necessary to comply with a subpoena duly issued in good faith by a Third Party, court or administrative order, or similar legal process for testimony or the production of documents; or (b) Regulus is responding to an interference proceeding that was not initiated by Regulus or any of its Affiliates.

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11.3	Termination for Bankruptcy. This Agreement and the license granted hereunder will terminate immediately in the event that: (a) Regulus seeks liquidation, reorganization, dissolution or winding-up of itself, is insolvent or evidence exists as to its insolvency, or Regulus makes any general assignment for the benefit of its creditors; (b) a petition is filed by or against Regulus, or any proceeding is initiated by or against Regulus, or any proceeding is initiated against Regulus as a debtor, under any bankruptcy or insolvency law, unless the laws then in effect void the effectiveness of this provision, and such petition will not be dismissed within ninety (90) days after the filing thereof; (c) a receiver, trustee, or any similar officer is appointed to take possession, custody, or control of all or any part of Regulus’ assets or property; or (d) Regulus adopts any resolution of its Board of Directors or stockholders for the purpose of effecting any of the foregoing.

11.4	Regulus’ Right to Terminate. Upon payment of the license issue fee in accordance with Section 8.1, Regulus has a right to terminate this Agreement with or without cause, upon thirty (30) days prior written notice to University.

11.5	No Other Remedies Affected. The provisions under which this Agreement may be terminated will be in addition to any and all other legal remedies which either party may have for the enforcement of any and all terms hereof, and do not in any way limit any other legal remedy such party may have.

11.6	Termination Ends Grant of Rights. Termination of this Agreement will terminate all rights and licenses granted to Regulus under Section 3.0 of this Agreement.

11.7	Effect of Termination on Sublicense. Upon termination of this Agreement, any and all existing Sublicenses will survive pursuant to Section 4.3 of this Agreement so long as the relevant Sublicensee agrees in writing to make any payments required under this Agreement directly to University and to comply with the terms of this Agreement (including for the avoidance of doubt the direct obligation vis-à-vis University to provide reports in accordance with Article 9.0, and to keep records as set forth in Article 10.0).

11.8	Effect of Termination on Financial Obligations. Termination by University or Regulus under the options set forth in this Agreement will not relieve Regulus from. any financial obligation to University arising from this Agreement that accrue prior to termination, or from performing according to any and all other provisions of this Agreement that survive termination.

11.9	Final Report. Within ninety (90) days of termination of this Agreement, Regulus will submit a final royalty report in accordance with Section 9.1.

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12.0	Notices

Any notice or other communication will be in writing and will be deemed to have been properly given and be effective upon the date of delivery if delivered in person or by facsimile to the respective addresses set forth below, or to such other address- as either party will designate by written notice given to the other party. If notice or other communication is given by facsimile transmission, said notice will be confirmed by prompt delivery of the hardcopy original.

In the case of Regulus:

Regulus Therapeutics Inc.

1896 Rutherford Road

Carlsbad, CA 92008

Facsimile No.: 760-268-6868

ATTN: EVP & CFO

With a copy to:	General Counsel Same address as above Facsimile No.: 760-268-4922

In the case of University:

Bayerische Patentallianz GmbH

Destouchesstr. 68

80796 Munich, Germany

[...***...]

[...***...]

[...***...]

[...***...]

13.0	Use of Names

Nothing contained in this Agreement will be construed as conferring any right to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of a party hereto including any contraction, abbreviation or simulation of any of the foregoing, unless the express written permission of the other party has been obtained, provided that both parties may state the existence of this Agreement and the fact that both parties entered into it. For any other use other than the foregoing, Regulus hereby expressly agrees not to use the name “Julius-Maximilians-Universität Würzburg” without prior written approval from University.

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14.0	Representations and Warranties

14.1	University Representations. University represents and warrants as of the Effective Date that: (a) its employees have assigned to University their entire right, title, and interest in the Patent Rights, (b) University owns all right, title, and interest in the Licensed IP; (c) the list of the Patent Rights contained in Appendix B is accurate and complete in all respects; (d) it has the right to grant the license in and to the Licensed IP set forth in this Agreement; (e) it has not granted any licenses under the Licensed IP which would conflict with the rights granted herein; and (f) there are no Patents (other than the Patent Rights) owned or Controlled by University on the Effective Date related to the. Field that would be infringed by Regulus by practicing the inventions claimed within the Patent Rights.

14.2	Disclaimers. Except as otherwise expressly provided in Section 14.1, nothing in this Agreement will be construed as:

a)	A representation or warranty by University as to the patentability, validity, scope, or usefulness of Licensed IP;

b)	A representation or warranty by University that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of third-party patents or other proprietary rights, or University patents or other proprietary rights not included in Licensed IP;

c)	An obligation to bring or prosecute actions or suits against Third Parties for patent infringement; or

d)	An obligation to furnish any know-how not provided in the Licensed IP.

EXCEPT ASOTHF,RWISE, EXPRESSLY PROVIDED IN SECTION 14.1, UNIVERSFFY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, PERTAINING TO THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE LICENSED IP, THE LICENSED PRODUCTS OR ANYTHING ELSE LICENSED, DISCLOSED, OR OTHERWISE PROVIDED TO REGULUS UNDER THIS AGREEMENT.

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15.0	Indemnification

15.1	Indemnification by Regulus. Each party will notify the other of any claim, lawsuit or other proceeding related to the Licensed IP. Regulus agrees that it will defend, indemnify and hold harmless University, its faculty members, scientists, researchers, employees, officers, trustees and agents and each of them (the “University-Indemnified Parties”), from and against any and all claims, causes of action, lawsuits or other proceedings (the “claims”) filed or otherwise instituted by a Third Party against any of the University-Indemnified Parties to the extent arising out of the Commercialization of a Licensed Product by Regulus, its Affiliates or Sublicensees; provided, however, that such indemnity will not apply to any claims arising from the negligence, gross negligence or willful misconduct of any University-Indemnified Party, or from University’s breach of this Agreement. Regulus will also assume responsibility for all costs and expenses related to such claims for which it is obligated to indemnify the indemnified Parties pursuant to this Section 15.0, including, but not limited to, the payment of all reasonable attorneys’ fees and costs of litigation or other defense.

15.2	Notice; Procedure. It will be a condition precedent to an indemnified party’s right to seek indemnification under Section 15.1 that such party will (a) promptly notify the indemnifying party of a claim as soon as it becomes aware of such claim, (b) allow the indemnifying party to assume control of the defense of such claim, and (c) cooperate with the indemnifying party in such defense. The indemnifying party agrees, at its own expense, to provide attorneys reasonably acceptable to the indemnified party to defend against any claim. The indemnified party will cooperate fully with the indemnifying party in the defense and will permit the indemnifying party to conduct and control the defense and the disposition of the claim (including all decisions relative to litigation, appeal, and settlement). However, any indemnified party may retain its own counsel, at the expense of the indemnifying party, if representation of the indemnified party by the counsel retained by the indemnifying would be inappropriate because of actual or potential conflicts it the interests of the indemnified party and any other party represented by that counsel. The indemnifying party agrees to keep the indemnified party informed of the progress in the defense and disposition of the claim and to consult with the indemnified party regarding any proposed settlement Notwithstanding anything in this agreement to the contrary, the indemnifying party will have no liability under Section 15.1 as the case may be, with respect to claims settled or compromised by the indemnified party without the indemnifying party’s prior written consent.

15.3	Special Damages. NEITHER PARTY WILL BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR OTHER SIMILAR DAMAGES WHATSOEVER WHETHER GROUNDED IN TORT, STRICT LIABILITY, CONTRACT OR OTHERWISE. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, THE UNIVERSITY WILL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WHATSOEVER WITH RESPECT TO LICENSED PRODUCTS.

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16.0	Applicable Laws

16.1	Compliance with Laws. Regulus will abide by all applicable federal, state, and local laws and regulations pertaining to the management and commercial deployment of Licensed Products under this Agreement.

16.2	Governing Law. This Agreement and all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, will be construed governed, interpreted and applied in accordance with the laws of the Federal Republic of Germany, except that questions affecting the construction and effect of any patent will be determined by the law of the country in which the patent will have been granted.

17.0	Dispute Resolution

17.1	The parties will negotiate in good faith any controversy or disputed claim by either party arising under or related to this Agreement. If no resolution of such controversy or disputed claim is reached between the parties within ninety (90) days of the commencement of negotiations, then either party may proceed to arbitration pursuant to the terms set forth below.

17.2	Any controversy arising under or related to this Agreement, and any disputed claim by either party against the other under this Agreement shall be finally settled under. the Rules of Arbitration of the International Chamber of Commerce by three (a) arbitrators appointed in accordance with the said Rules. The seat of the arbitration shall be Munich; the arbitral proceedings and the award will be in English language. Judgment upon the award rendered by the arbitrator will be final and non-appealable and may be entered in any court having jurisdiction thereof.

18.0	General

18.1	Severability. If any provision of this Agreement will be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not be in any way affected or impaired thereby.

18.2	No Waiver. No omission or delay of either party hereto in requiring due and punctual fulfillment of the obligations of any other party hereto will be deemed to constitute a waiver by such party of its rights to require such due and punctual fulfillment, or of any other of its remedies hereunder.

18.3	Amendments. No amendment or modification hereof will be valid or binding upon the parties unless it is made in writing, cites this Agreement, and is signed by duly authorized representatives of University and Regulus.

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18.4	Assignment. This Agreement, and any rights or obligations hereunder, may be assigned by University but will not be assigned, transferred, or delegated in whole or in part by Regulus without University’s express written approval, such approval not to be unreasonably withheld. Notwithstanding the foregoing, Regulus may assign this Agreement (i) to an Affiliate, or (ii) in connection with a merger of Regulus with a Qualified Partner or a sale to a Qualified Partner of all or substantially all of Regulus’ assets to which this Agreement relates, so long as in each case the Affiliate or Qualified Partner agrees in writing to be bound by the terms and conditions of this Agreement, and further provided that in this case of an assignment to an Affiliate Regulus will remain jointly and severally liable for the assignee’s performance of its obligations under this Agreement. Any attempted assignment, transfer or delegation in breach of this provision will be deemed to be void and no effect. Except as otherwise provided, this Agreement will be binding upon and inure to the benefit of the parties’ successors and lawful assigns.

18.5	Headings. The headings of the several sections of this Agreement are inserted for convenience and reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

18.6	University’s Disclaimers. Neither University, not any of its faculty members, scientists, researchers,- employees, officers, trustees or agents assume any responsibility for the Manufacture, product specifications, sale, or use of the Licensed Products that are manufactured by or sold by Regulus.

18.7	No Endorsement. By entering into this Agreement, University neither directly not indirectly endorses any product or service provided, or to be provided, by Regulus, whether directly or indirectly related to this Agreement. Regulus will not state or imply that this Agreement is an endorsement by University or its employees.

18.8	Independent Contractors. The parties hereby acknowledge and agree that each is independent contractor and that neither party will be considered to be the agent, representative, master or servant of the other party for any purpose whatsoever, and that neither party has any authority to enter into a contract, to assume any obligation, or to give warranties or representations on behalf of the other party. Nothing in this relationship will be construed to create a relationship of joint venture, partnership, fiduciary or other similar relationship between the Parties.

18.9	Reformation. The parties hereby agree that neither party intends to violate any public policy, statutory or common law, rule, regulation, treaty or decision of any government agency or executive body thereof of any country or community or association of countries, and that if any word, sentence, paragraph or clause or combination thereof of this Agreement is found, by a court or executive body with judicial powers having jurisdiction over this Agreement or any of the parties hereto, in a final, unappealable order to be in violation of any such provision in any country

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or community or association of countries, such words, sentences, paragraphs or clauses or combination will be inoperative in such country or community or association of countries, and the remainder of this Agreement will remain binding upon the parties hereto.

18.10	Force Majeure. No liability hereunder will result to a party by reason of delay in performance caused by force majeure, that is circumstances beyond the reasonable control of the Party, including, without limitation, acts of God, fire, flood, earthquake, war, terrorism, civil unrest, labor unrest, or shortage of or inability to obtain material or equipment.

18.11	Survival. Sections 4.3 (Sublicenses), 5 (Confidential Information), 7.2 (Election to Discontinue Patent Rights) and 11.7, 1L8 and 11.10. (Term and Termination); and Articles 2.0 (Definitions), 10.0 (Record Keeping); 13.0 (Use of Names), 14.0 (Representations and Warranties), 15.0 (Indemnification), 16.0 (Applicable Law), 17.0 (Dispute Resolution) and 18.0 (General), and other provisions that by their context would survive, will survive the expiration or earlier termination of this Agreement.

18.12	Entire Agreement. This Agreement embodies the entire understanding of the parties relating to the subject matter hereof and supersedes all previous communications, representations, or understandings, either oral or written, between the parties relating to the subject matter hereof.

18.13	Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, University and Regulus have executed this Agreement, in duplicate originals but collectively evidencing only a single contract, by their respective duly authorized officers, on the Effective Date.

Regulus Therapeutics Inc.		Bayerische Patentallianz GmbH

By:	/s/ Kleanthis G. Xanthopoulos	By:	/s/ Peer Biskup
Name:	Kleanthis G. Xanthopoulos, Ph.D.	Name:	Peer Biskup
Title:	CEO	Title:	CEO

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APPENDIX A

Definitions

“Affiliate” means with respect to a person or entity any and all persons or entities, Controlling that person or entity, being Controlled by that person or entity or being under the common Control by the same third person or entity as that person or entity. “Controlling,” “Control” or “Controlled” as used in this paragraph means direct or indirect ownership of more than fifty percent (50%) of the voting stock of such corporation, or more than a fifty percent (50%) interest, direct or indirect, in the decision-making authority of such other unincorporated business entity.

“Approval” means, with respect to any Licensed Product, approval from the applicable Regulatory Authority sufficient for the manufacture, distribution, use and sale of the Licensed Product in accordance with applicable laws.

“Commercially Reasonable Efforts” means, with respect to the exploitation of the Patent Rights, the carrying out of research and development activities using efforts Regulus (or its Affiliate or Sublicensee) would reasonably devote to early-stage technology that is not well understood at a similar stage in the technology’s life cycle resulting from its own research and development efforts, based on conditions then prevailing and taking into account, without limitation, the availability or unavailability of technical or scientific information, scientific understanding of the technology, the likelihood of the technology’s success, the competitiveness of alternative technologies, the patent and other proprietary position, the likelihood of regulatory approval for a product covered by the technology, and other relevant scientific, technical and commercial factors.

“Commercialize” means to make, have made, use, sell; offer for sale, have sold, import, export and/or otherwise commercialize a product.

“Confidential Information” means information that is marked as confidential, or, if orally or visually disclosed, is indicated at the time of disclosure as confidential and provided in written form within thirty days. Notwithstanding the foregoing, the receiving party will have no obligation of confidentiality relating to any information of the disclosing party that:

(i)	is disclosed by the disclosing party without restriction on further dissemination or is otherwise disclosed by the receiving party in compliance with the terms of the disclosing party’s prior written approval; or

(ii)	at the time of receipt by the receiving party was independently known or developed by the receiving party; or

(iii)	at any time becomes generally known to the public or otherwise publicly available through no fault of receiving party; or

(iv)	has been or is made available to receiving party (directly or indirectly) by a Third Party having the lawful right to do so without breaching any obligation of nonuse or confidentiality to disclosing party; or

(v)	the receiving party is obligated to disclose in order to comply with applicable laws or regulations, or with a court or administrative order, provided that the receiving party (i) promptly notifies the disclosing party, and (ii) cooperates reasonably with the disclosing party’s efforts to contest or limit the scope of such disclosure.

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The burden of proof shall be on the receiving party to establish the existence of facts giving rise to any of the foregoing exceptions

“Field” means products based on miR-21 for the treatment or prevention or amelioration of a disease, disorder or medical condition in humans for an Indication.

“First Commercial Sale” means the initial transfer by or on behalf of Regulus, its Affiliate or a Sublicensee of Licensed Products after Approval of such Licensed Product in exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales Revenue.

“First Human Dose” means the first instance in which a dose of a Licensed Product is administered to a human being in a clinical trial.

“Identified Countries” means the United States, Japan Australia, France, Germany, Italy, Spain, and the United Kingdom.

“IND” means an Investigational New Drug Application as defined in the Food, Drug and Cosmetic Act, as amended) filed with the FDA or its foreign counterparts.

“IND-Enabling Studies” means the pharmacokinetic and toxicology studies required to meet the regulations for filing an IND.

“Indication” means failure and/or diseases of the heart, liver, and kidney, and/or fibrosis including but not limited to fibrosis in heart, liver and kidney tissue.

“Interest” means interest at a per annum rate equal to […***…] percentage points above the basic interest rate of the German Bundesbank

“Initiation of Phase II Clinical Trial” means the first visit by the first human subject in a Phase II Clinical Trial during which dosing of a Licensed Product occurs.

“Initiation of Phase III Clinical Trial” means the first visit by the first human subject in a Phase III Clinical Trial during which dosing of a Licensed Product occurs.

“Know-How” means all of University’s know-how related to the inventions disclosed in the Patent Rights to which as of the Effective Date University can grant exclusive use rights, and which may include, without limitation, specifications, technical data, other information relating to the inventions, discoveries, developments and other proprietary ideas, whether or not protectable under patent, trademark, copyright or other legal principles. The Know-How is more fully described on Appendix D attached hereto.

“Licensed IP” means the Patent Rights and the Know-How.

“Licensed Product” means any product in the Field that cannot be manufactured, used, or sold without infringing one or more Valid Claims of the Patent Rights in the country in which such product is manufactured, used, or sold.

“Minimum Investment” means an investment on a calendar year basis consisting of internal and/or external costs in the research, development, manufacture or commercialization of a

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Licensed Product by Regulus, its Affiliates or Sublicensees in at least the amount specified below depending on the latest stage of development actually achieved by the Licensed Product before the start of such calendar year:

[…***…]	US$	[	…***…]
[…***…]	US$	[	…***…]
[…***…]	US$	[	…***…]
[…***…]	US$	[	…***…]
[…***…]	US$	[	…***…]

“NDA” means a New Drug Application as described in 21 C.F.R. Part 314 (as amended from time to time), filed with the FDA after completion of clinical trials to obtain Approval for a Licensed Product in the United States, or an equivalent application filed with a foreign Regulatory Authority outside of the United States,

“NDA Filing” means submission of an NDA to the FDA or a foreign Regulatory Authority outside the United States) for a Licensed Product.

“NDA Approval” means approval of the FDA (or a foreign Regulatory Authority outside the United States) for a Licensed Product.

“Net Sales Revenue” means the gross amount of monies or cash equivalent or other consideration that is invoiced by Regulus, its Affiliates or Sublicensees to unrelated Third Parties for sale of Licensed Products, less (a) all trade, quantity, and cash discounts actually allowed and taken; (b) credits and allowances actually granted and taken on account of rejections, returns, or billing errors; (c) freight, shipping and insurance charges, and (f) sales taxes, duties, tariffs, or other governmental charges imposed on the sale of the Licensed Product, including value added taxes or other governmental charges otherwise measured by the amount paid for the Licensed Product, but specifically excluding taxes based on the net income of the seller, provided that the total amount of deductions shall not be more than 20% of the gross amount. In any transfers of Licensed Products between any of Regulus, its Sublicensees and their Affiliates, Net Sales Revenue is calculated based on the final sale of the Licensed Product to a Third Party. If Regulus, its Sublicensee or any of their Affiliates receives non-monetary consideration for any Licensed Products, Net Sales Revenue is calculated based on the fair market value of that consideration, whereby, for the avoidance of doubt, Net Sales Revenue will not be due with regard to Licensed Products supplied without monetary consideration for (i) use in clinical trials, pre-clinical studies or other research or development activities, or (ii) for a bona fide charitable purpose or commercially reasonable sampling program.

Notwithstanding the foregoing, if (i) Regulus enters an arms-length Sublicense with a Third Party and (ii) the definition of Net Sales is different in such Sublicense than as set forth above in this Agreement, then, the Parties will use the definition of Net Sales described in the applicable Sublicense for the calculation of royalties hereunder.

“Patent” means any patents and patent applications, whether domestic or foreign, including all provisionals, and all divisionals, continuations, continuations-in-part, reissues; reexaminations, renewals, extensions, and supplementary protection certificates of any such patents and patent applications.

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“Patent Rights” means those Patents listed in Appendix B and all Patents claiming priority thereto or arising therefrom.

“Phase II Clinical Trial” means a human clinical trial of a Licensed Product that is intended to explore a variety of doses, dose response and duration of effect to generate initial evidence of clinical safety and activity in a target patient population, that would satisfy the requirements of 21 CFR 312.21(b).

“Phase III Clinical Trial” means a human clinical trial of a Licensed Product on a sufficient number of subjects that is designed to establish that a pharmaceutical product is safe and efficacious for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such pharmaceutical product in the dosage range to be prescribed, which trial is intended by Regulus to support Approval of a Licensed Product in the United States (as described in 21 C.F.R. 312.21(c)), or another jurisdiction in accordance with applicable law.

“Qualified Partner” means a company that is engaged in the business of developing and commercializing pharmaceutical products, where such company either (i) has a market capitalization of at least US$1 billion as measured on a national stock exchange (such as Nasdaq or NYSE); or (ii) working capital of at least US$100 million (as calculated in accordance with US generally accepted accounting principles).

“Regulatory Authority” means any governmental authority, including the FDA, EMEA or Koseisho (i.e., the Japanese Ministry of Health and Welfare), or any successor agency thereto, that has responsibility for granting any licenses or approvals or granting pricing and/or reimbursement approvals necessary for the marketing and sale of a Licensed Product in any country.

“Sublicense” means the present, future or contingent transfer of any license (including for the avoidance of doubt also any cross-licenses, non-assertion agreements, etc.), other right, or option granted by Regulus to a person or entity which is not an Affiliate under the Licensed IP, in whole or in part.

“Sublicensee” means any person or entity which is not an Affiliate to whom Regulus has granted a Sublicense pursuant to Article 4.0 of this Agreement to make, have made, use, and/or sell the Licensed Product under the Licensed IP.

“Territory” means worldwide,

“Third Party” means any person or entity other than University or Regulus, its Sublicensees or any of their Affiliates.

“Valid Claim” means:

(a)	an issued claim of an unexpired Patent within the Patent Rights related to Field held by University that has not been donated to the public, disclaimed, nor held invalid or unenforceable by a court or government agency of competent jurisdiction in an unappealed or unappealable decision, including through opposition, reexamination, reissue or disclaimer; and/or

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(b)	a pending claim in a pending patent application, unless more than eight (8) years have passed since the earliest date from which such pending patent application claims priority,

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APPENDIX B

Patent Rights as of the Effective Date

BayPat Reference	Serial No.	Filing Date	Title
[…***…]	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]
	[…***…]	[…***…]
	[…***…]	[…***…]
	[…***…]	[…***…]
	[…***…]	[…***…]

[…***…]	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]
	[…***…]	[…***…]
	[…***…]	[…***…]
	[…***…]	[…***…]

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APPENDIX C

Mir-21 R&D Timetable

ACTIVITY	TIMETABLE (estimates)	TARGET COMPLETION DATE
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]		[…***…]

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APPENDIX D

Know-How

[…***…]

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Fig. 1

[…***…]

Fig. 2

[…***…]

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Fig. 3

[…***…]

Fig. 4

[…***…]

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Fig. 5

[…***…]

Fig. 6

[…***…]

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Fig. 7

[…***…]

Fig. 8

[…***…]

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Fig. 9

[…***…]

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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and the use of our report dated February 9, 2012, except for the retrospective adoption of amendments to the accounting standard relating to the reporting and display of comprehensive loss as described in Note 1, as to which the date is June 21, 2012, in the Registration Statement (Form S-1 No. 333-00000) and related Prospectus of Regulus Therapeutics Inc. dated June 22, 2012.